Form 10-K405, Exhibit 13
period 1994-12-30
MERRILL LYNCH & CO INC
filed 1995-03-28
CIK 65100

                                                                      EXHIBIT 13

=======================================================================================================

                                       FINANCIAL HIGHLIGHTS

- -------------------------------------------------------------------------------------------------------
(Dollars in Thousands,                                               Year Ended Last Friday in December
Except Per Share Amounts)                  1990          1991          1992          1993          1994
- -------------------------------------------------------------------------------------------------------
                                     (52 Weeks)    (52 Weeks)    (52 Weeks)    (53 Weeks)    (52 Weeks)
OPERATING RESULTS
Total Revenues                     $ 11,147,229  $ 12,352,812  $ 13,412,668  $ 16,588,177  $ 18,233,091
Net Revenues                       $  5,783,329  $  7,246,468  $  8,577,401  $ 10,558,230  $  9,624,521
Net Earnings                       $    191,856  $    696,117  $    893,825  $  1,358,939  $  1,016,761
Pretax Margin (a)                           4.9%         14.0%         18.9%         23.0%         18.0%
Profit Margin (b)                           3.3%          9.6%         11.1%         13.2%         10.6%
Return on Average Common
  Stockholders' Equity                      5.8%         20.8%         22.0%         27.3%         18.6%
- -------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
Total Assets                       $ 68,129,527  $ 86,259,343  $107,024,173  $152,910,362  $163,749,327
Total Stockholders' Equity         $  3,225,430  $  3,818,088  $  4,569,104  $  5,485,913  $  5,817,545
- -------------------------------------------------------------------------------------------------------

PER COMMON SHARE
Primary Earnings                   $        .80  $       3.01  $       3.92  $       5.98  $       4.75
Fully Diluted Earnings             $        .80  $       2.95  $       3.91  $       5.95  $       4.74
Dividends Paid                     $        .50  $        .50  $       .575  $        .70  $        .89
Book Value                         $      14.99  $      17.88  $      21.37  $      26.17  $      28.87
- -------------------------------------------------------------------------------------------------------

OTHER STATISTICS(c)
Assets Under Management            $110,000,000  $124,000,000  $139,000,000  $161,000,000  $164,000,000
Assets in Domestic Private
   Client Accounts                 $361,000,000  $422,000,000  $463,000,000  $527,000,000  $537,000,000
Assets in Worldwide Private
   Client Accounts                 $377,000,000  $440,000,000  $487,000,000  $557,000,000  $568,000,000
- -------------------------------------------------------------------------------------------------------

COMMON SHARES
   OUTSTANDING(d)                   199,669,270   205,443,636   207,202,688   203,989,691   181,479,127
- -------------------------------------------------------------------------------------------------------

(a) Earnings Before Income Taxes and Cumulative Effect of Changes in Accounting Principles to Net Revenues.
(b) Earnings Before Cumulative Effect of Changes in Accounting Principles to Net Revenues.
(c) Client accounts have been redefined to include certain institutional private portfolio accounts.
(d) Does not include 16,071,968, 13,636,820, 11,201,672, 8,932,332, and
    6,427,091 unallocated reversion shares held in the Employee Stock Ownership Plan at year-end 1990, 1991, 1992, 1993, and 1994, respectively, which are not considered outstanding for accounting purposes.

- --------------------------------------------------------------------------------

Graph titled "NET EARNINGS AND PER SHARE AMOUNTS"

Presented is side by side bar graphs (in millions, except per share amounts) showing Merrill Lynch & Co., Inc.'s earnings per share amounts of $0.80, $3.01, $3.92, $5.98, and $4.75 for the years ended 1990 through 1994, respectively and Merrill Lynch & Co., Inc.'s net earnings of $192, $696, $894, $1,359, and $1,017 for the years ended 1990 through 1994, respectively.

- --------------------------------------------------------------------------------

Graph titled "BOOK VALUE PER COMMON SHARE"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s book value per common share for the past five years of $14.99, $17.88, $21.37, $26.17, and $28.87 at year-end 1990 through 1994, respectively.

- --------------------------------------------------------------------------------

================================================================================
SELECTED FINANCIAL DATA


- --------------------------------------------------------------------------------

                                                                                        Year Ended Last Friday in December
                                                       -------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)              1994          1993          1992          1991          1990
- --------------------------------------------------------------------------------------------------------------------------
                                                        (52 Weeks)    (53 Weeks)    (52 Weeks)    (52 Weeks)    (52 Weeks)
OPERATING RESULTS
Revenues                                              $ 18,233,091  $ 16,588,177  $ 13,412,668  $ 12,352,812  $ 11,147,229
  Interest Expense                                       8,608,570     6,029,947     4,835,267     5,106,344     5,363,900
                                                      ------------  ------------  ------------  ------------  ------------
Net Revenues                                             9,624,521    10,558,230     8,577,401     7,246,468     5,783,329
Non-Interest Expenses                                    7,894,917     8,133,422     6,956,012     6,229,050     5,501,001
                                                      ------------  ------------  ------------  ------------  ------------
Earnings Before Income Taxes and Cumulative Effect
  of Changes in Accounting Principles                    1,729,604     2,424,808     1,621,389     1,017,418       282,328
Income Tax Expense                                         712,843     1,030,449       668,984       321,301        90,472
                                                      ------------  ------------  ------------  ------------  ------------
Earnings Before Cumulative Effect of Changes in
  Accounting Principles                               $  1,016,761  $  1,394,359  $    952,405  $    696,117  $    191,856
                                                      ============  ============  ============  ============  ============
Net Earnings                                          $  1,016,761  $  1,358,939  $    893,825  $    696,117  $    191,856
                                                      ============  ============  ============  ============  ============
Net Earnings Applicable to Common Stockholders        $  1,004,050  $  1,353,558  $    887,486  $    678,392  $    167,932
                                                      ============  ============  ============  ============  ============
- --------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Total Assets                                          $163,749,327  $152,910,362  $107,024,173  $ 86,259,343  $ 68,129,527
Short-Term Borrowings (a)                             $ 78,304,239  $ 79,632,477  $ 51,179,530  $ 38,697,544  $ 27,340,915
Long-Term Borrowings                                  $ 14,863,383  $ 13,468,900  $ 10,871,100  $  7,964,424  $  6,341,559
Total Stockholders' Equity                            $  5,817,545  $  5,485,913  $  4,569,104  $  3,818,088  $  3,225,430
- --------------------------------------------------------------------------------------------------------------------------
TAX INFORMATION
Other Taxes, Principally Payroll and Property         $    254,862  $    223,377  $    221,930  $    191,291  $    169,457
Total Taxes (b)                                       $    967,705  $  1,253,826  $    890,914  $    512,592  $    259,929
- --------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA
Primary:
  Earnings Before Cumulative Effect of Changes in
    Accounting Principles                             $       4.75  $       6.14  $       4.18  $       3.01  $        .80
                                                      ============  ============  ============  ============  ============
  Net Earnings                                        $       4.75  $       5.98  $       3.92  $       3.01  $        .80
                                                      ============  ============  ============  ============  ============
Fully Diluted:
  Earnings Before Cumulative Effect of Changes in
    Accounting Principles                             $       4.74  $       6.11  $       4.17  $       2.95  $        .80
                                                      ============  ============  ============  ============  ============
  Net Earnings                                        $       4.74  $       5.95  $       3.91  $       2.95  $        .80
                                                      ============  ============  ============  ============  ============
Weighted Average Shares Outstanding:
  Primary                                              211,241,000   226,331,000   226,402,000   225,350,000   211,052,000
  Fully Diluted                                        211,695,000   227,480,000   226,854,000   229,916,000   211,052,000
Shares Outstanding at Year-End (c)                     181,479,127   203,989,691   207,202,688   205,443,636   199,669,270
Shares Repurchased                                      29,988,523    16,345,568    10,653,858     5,919,852    11,779,712
Average Share Repurchase Price                        $      37.96  $      42.55  $      24.36  $      19.70  $      10.32
Book Value                                            $      28.87  $      26.17  $      21.37  $      17.88  $      14.99
Total Taxes (b)                                       $       4.58  $       5.54  $       3.94  $       2.27  $       1.23
Dividends Paid                                        $        .89  $        .70  $       .575  $        .50  $        .50
- --------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Pretax Margin (d)                                             18.0%         23.0%         18.9%         14.0%          4.9%
Profit Margin (e)                                             10.6%         13.2%         11.1%          9.6%          3.3%
Common Dividend Payout Ratio                                  17.5%         10.9%         13.5%         15.2%         61.8%
Return on Average Assets                                       0.6%          1.0%          0.8%          0.8%          0.3%
Return on Average Common Stockholders' Equity                 18.6%         27.3%         22.0%         20.8%          5.8%
Leverage                                                      32.0x         27.4x         25.1x         24.1x         22.9x
Adjusted Leverage (f)                                         18.9x         16.6x         15.9x         16.3x         15.3x
- --------------------------------------------------------------------------------------------------------------------------
OTHER STATISTICS
Number of Full-Time Employees                               43,800        41,900        40,100        38,300        39,000
Number of Financial Consultants and Account
  Executives                                                13,400        13,100        12,700        12,100        11,800
- --------------------------------------------------------------------------------------------------------------------------

(a) Short-Term Borrowings include repurchase agreements, and commercial paper and other short-term borrowings.
(b) Excludes $25,075 and $73,065 of income taxes in 1993 and 1992, respectively, related to the cumulative effect of changes in accounting principles.
(c)  Does not include 6,427,091, 8,932,332, 11,201,672, 13,636,820, and
     16,071,968 unallocated reversion shares held in the Employee Stock Ownership Plan at year-end 1994, 1993, 1992, 1991, and 1990, respectively, which are not considered outstanding for accounting purposes.
(d) Earnings Before Income Taxes and Cumulative Effect of Changes in Accounting Principles to Net Revenues.
(e) Earnings Before Cumulative Effect of Changes in Accounting Principles to Net Revenues.
(f) Average total assets less resale agreements and securities borrowed, to average total stockholders' equity.

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS


- --------------------------------------------------------------------------------
BUSINESS ENVIRONMENT

Merrill Lynch & Co., Inc. and its subsidiaries (collectively referred to as the "Corporation") conduct their businesses in global financial markets that are influenced by a number of factors including economic and market conditions, political events, and investor sentiment. The reaction of issuers and investors to a particular condition or event is unpredictable and can create volatility in the marketplace. While higher volatility can increase risk, it may also increase order flow, which drives many of the Corporation's businesses. Other global market and economic conditions, including the liquidity of secondary markets, the level and volatility of interest rates, currency and security valuations, competitive conditions, and the size, number, and timing of transactions may also affect earnings. As a result, revenues and net earnings can vary significantly from year to year, and from quarter to quarter.

     Financial markets, strong from 1991 through the first six weeks of 1994, changed significantly after inflationary fears prompted the Federal Reserve to increase short-term interest rates in February 1994. As the U.S. economy continued to expand, the Federal Reserve acted to further curb inflation and to moderate growth by increasing short-term interest rates five additional times during the year. The combination of rising interest rates, a falling U.S. dollar, unsettled global stock, bond, and currency markets, reduced foreign investment in U.S. financial markets, and overall investor caution contributed to lower earnings for most U.S. securities firms.

     Institutional trading results were affected by rising interest rates and volatility in world currency and securities markets. Trading in interest-sensitive products and equities, particularly convertible securities, was generally lower industrywide. Foreign exchange trading decreased due to a weakening in the U.S. dollar versus other major currencies. Values of emerging market inventories declined due primarily to higher interest rates, increased political uncertainty, and the devaluation of the Mexican peso in the 1994 fourth quarter. Trading in swaps and other derivative products continued at relatively strong levels as global investors continued to use these instruments to manage exposure to changes in interest rates and currency values. Reaction to highly publicized losses, however, resulted in reduced activity in certain complex or structured derivatives transactions.

     Investment banking results were mixed in 1994. Underwriting volumes were down sharply, while merger and acquisition and advisory assignments increased, approaching the record transaction value levels of 1988. Domestic underwriting volumes for debt and equity securities declined to their lowest levels since 1991. In 1994, new domestic stock and bond issuance volume fell 33% to $711 billion industrywide, with initial public offerings down 41% from last year. Worldwide, aggregate underwriting volume for new stock and bond issues decreased 27% from 1993.

     Strategic services revenues were strong in 1994 and benefited from increased merger and acquisition and advisory services activity, primarily in the healthcare, communication, defense, and financial services industries. Companies seeking strategic alliances were helped by a stronger economy, higher cash flows related to recent balance sheet restructurings and improved operating results, and attractive market values of target companies. Many European multinational companies continued to increase their presence in the U.S. through acquisition or joint venture activities. Cross-border merger and acquisition activity, particularly in Europe, increased as global financial markets developed and trade liberalization continued. Frontier barriers were lowered within Europe and Latin America, the European Union expanded to 15 countries, and the North American Free Trade Agreement entered its second year. Further development of global financial markets improved the access to capital. The privatization of state-run enterprises by a record number of countries continued to provide financing for reinvestment to stimulate economic growth.

     Institutional and individual investors continued to diversify their portfolios, but remained cautious as market conditions changed. As interest rates increased throughout 1994, investors redirected assets from longer-term bond funds to stock funds and more liquid investments, such as short-term U.S. Treasury securities and money market instruments. Foreign investors were less active in U.S. markets, while international mutual funds continued to attract new U.S. investors.

     The financial services industry is cyclical. As a result, the Corporation's businesses are evaluated across market cycles for profitability and alignment with long-term strategic objectives. Fiscal 1994 was characterized by adverse financial markets and changing economic conditions. The Corporation seeks to mitigate the effect of market cycles by closely monitoring costs and risks, continuing to diversify revenue sources, and expanding its global presence.

- --------------------------------------------------------------------------------
RESULTS OF OPERATIONS

Unsettled global financial markets in 1994 contributed to reduced volumes for many of the Corporation's businesses. These business conditions contributed to progressively lower quarterly net earnings for the Corporation in 1994. Net earnings for 1994 were $1.02 billion or $4.75 per common share primary ($4.74 fully diluted), down 25% from record 1993 earnings of $1.36 billion or $5.98 per common share primary ($5.95 fully diluted). In 1992, net earnings were $893.8 million or $3.92 per common share primary ($3.91 fully diluted).


     The 1993 results included the adoption of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of this change in accounting principle decreased 1993 net earnings by $35.4 million or $.16 per common share primary and fully diluted. Earnings before the cumulative effect charge were $1.39 billion or $6.14 per common share primary ($6.11 fully diluted).

     Results for 1993 also included a non-recurring first quarter pretax lease charge totaling $103.0 million ($59.7 million after income taxes), related to the Corporation's decision not to occupy certain space at the World Financial Center Headquarters ("Headquarters") facility. This space was sublet during 1994.

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


     In 1992, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of these changes in accounting principles reduced 1992 net earnings by $58.6 million or $.26 per common share primary and fully diluted. Earnings before the cumulative effect adjustment were $952.4 million or $4.18 per common share primary ($4.17 fully diluted).

     Pretax earnings in 1994 were $1.73 billion, down 29% from $2.42 billion reported in 1993. In 1992, pretax earnings were $1.62 billion. The pretax profit margin on net revenues was 18.0% in 1994, compared with 23.0% in 1993 and 18.9% in 1992.

     Total revenues for 1994 were $18.23 billion, up 10% and 36%, respectively, from the previous record levels of 1993 and 1992. In 1994, net revenues (revenues after interest expense) totaled $9.62 billion, down 9% from $10.56 billion in 1993. Net revenues in 1992 were $8.58 billion.

- --------------------------------------------------------------------------------

Graph titled "NET REVENUE CATEGORIES AND COMPENSATION AND BENEFITS"

Presented are side by side bar graphs comparing Merrill Lynch & Co., Inc.'s net revenue categories with compensation and benefits expense levels for the past five years. Graph is presented in billions with net revenues comprised of commissions, principal transactions, investment banking, asset management and portfolio service fees, net interest, and other. The graph shows total net revenues of $5.8, $7.2, $8.6, $10.6, and $9.6 for the years ended 1990 through 1994, respectively, and compensation and benefits of $3.1, $3.9, $4.4, $5.3, and $5.0 for the years ended 1990 through 1994, respectively.

- --------------------------------------------------------------------------------

     Non-interest expenses were $7.89 billion in 1994, down 3% from 1993 and up 13% from 1992. Excluding the non-recurring 1993 pretax lease charge of $103.0 million, non-interest expenses declined 2% from 1993. In
1994, many expense categories decreased as business activity slowed.
Incentive compensation declined due to lower profitability, while production-related Financial Consultant compensation and advertising expenses were affected by lower business volumes. Occupancy costs benefited from relocations to lower-cost facilities and last year's decision to vacate and sublet additional Headquarters space.

     The Corporation actively manages its expense structure by monitoring the mix of variable and fixed expenses. In 1994, certain discretionary projects were reduced based on market conditions.

     The after-tax profit margin in 1994 was 10.6%, compared with 13.2%
(12.9% after the cumulative effect of accounting change) in 1993 and 11.1% (10.4% after the cumulative effect of accounting changes) in 1992. The Corporation's return on average common stockholders' equity was 18.6% in 1994, compared with 27.3% and 22.0% in 1993 and 1992, respectively.

     The 1994 financial statements contain limited reclassification and format changes. Prior years' financial statements have been reclassified to conform to the presentation for the current period. (See Basis of Presentation in the Notes to Consolidated Financial Statements.)

     The following discussion provides details of major categories of revenues and expenses and other pertinent information regarding the Corporation's business activities, financial condition, liquidity, and risks.

- --------------------------------------------------------------------------------
COMMISSIONS

Commission revenues were $2.87 billion in 1994, virtually unchanged from $2.89 billion reported in 1993. Higher commission revenues from mutual funds and commodity transactions were offset by lower revenues from money market instruments, particularly medium-term notes, and listed securities transactions.

     Mutual fund commissions increased 4% in 1994 to $879 million due primarily to higher distribution and redemption fees offset by lower levels of mutual fund sales. Revenues from front-end mutual funds were down 31% to $343 million. As stock and bond mutual fund net asset values declined during 1994, investors became more conservative, directing both existing and new funds into alternative short-term investments such as U.S. Treasury bills and other money market instruments. For the first time since 1974, both stock and bond funds fell in value, on average, in the same year. U.S. stock funds, including dividends, lost 1.69% in value and taxable bond funds fell 3.70%, industrywide. For global investors, stock funds declined 0.71% and bond funds fell 7.45% in 1994. Distribution fees from deferred-charge funds increased 58% to $460 million based on increased asset levels primarily attributable to strong fund sales in prior periods. Redemption fees increased 34% to $76 million as clients repositioned invested assets.

     Commissions from listed securities were $1.36 billion, down 3% from 1993. Although volume was up on domestic stock exchanges, the Corporation's domestic listed securities commission revenues were 5% lower in 1994. This decline reflects a change in the relative amount of transactions by institutional clients versus retail clients. In 1994, domestic stock market activity, as measured by New York Stock Exchange ("NYSE") average daily trading volume, was 291 million shares. This average daily trading volume was 10% higher than 1993. The Dow Jones Industrial Average ("DJIA") daily closing index for 1994 averaged 3,794, 8% above the 1993 daily average close. Revenues from listed

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


securities on international stock exchanges increased as a result of higher demand and the Corporation's expanded presence in financial markets worldwide.

     Commissions on commodities transactions increased 21% to $217 million due to an increase in commodity-related hedge activities. Commissions on money market instruments declined 34% in 1994 to $109 million primarily due to lower demand for higher commission products. The continued rise in interest rates during the period led investors to seek liquidity and principal protection in shorter-term instruments.

     Other commission revenues, consisting primarily of over-the-counter, option, and insurance products, increased 2% to $305 million from $300 million in 1993.

     In 1993, commission revenues advanced 19% from 1992 due primarily to the continued growth of listed securities transactions and increased sales of mutual funds, regulated commodities contracts, and over-the-counter securities. Listed securities commissions benefited from increased market participation as investors repositioned their investment portfolios to enhance potential yield and growth opportunities. Mutual fund commissions rose as individual investors shifted maturing certificates of deposit and other low-yielding cash investments into domestic and global equity mutual funds and, to a lesser extent, fixed-income mutual funds. Other commission revenues advanced 9% from 1992 levels.

- --------------------------------------------------------------------------------
INTEREST AND DIVIDENDS

Significant components of interest and dividend revenues and interest expense for 1994, 1993, and 1992, follow:

================================================================================
(IN MILLIONS)                                          1994      1993      1992
- --------------------------------------------------------------------------------
Interest and dividend revenues:
Trading assets                                       $3,431    $2,493    $2,007
Securities borrowed                                   2,285     1,521       823
Resale agreements                                     1,807     1,161     1,066
Margin lending                                        1,018       779       598
Other                                                 1,037     1,145     1,312
- --------------------------------------------------------------------------------
Subtotal                                              9,578     7,099     5,806
- --------------------------------------------------------------------------------
Interest expense:
Borrowings                                            3,381     2,515     1,697
Repurchase agreements                                 2,414     1,383     1,225
Trading liabilities                                   1,997     1,252       931
Other                                                   817       880       982
- --------------------------------------------------------------------------------
Subtotal                                              8,609     6,030     4,835
- --------------------------------------------------------------------------------
Net interest and dividend profit                     $  969    $1,069    $  971
                                                     ======    ======    ======
- --------------------------------------------------------------------------------

     Included in the "Borrowings" caption above is interest related to hedges on the Corporation's borrowings. As part of the Corporation's asset, liability, and liquidity management strategies, substantially all fixed-rate, long-term borrowings are swapped into floating interest rates, while virtually all foreign currency-denominated fixed-rate obligations are swapped into U.S. dollar variable rate liabilities. These liability hedges are in the form of interest rate and currency swap agreements. Interest obligations on variable rate debt may also be modified through swap agreements that change the underlying interest rate basis or reset frequency. Contractual agreements used to modify payment obligations, principally related to long-term borrowings, reduced interest expense for 1994, 1993, and 1992 by $153 million, $326 million, and $246 million, respectively.

     Interest and dividend revenues increased 35% in 1994 to $9.58 billion due to higher average levels of interest-earning assets, principally inventories and resale agreements, as well as increased interest rates. Interest expense, which includes dividend expense, increased 43% to $8.61 billion due to increased levels of interest-bearing liabilities, primarily related to the Corporation's funding and hedging activities, and higher interest rates. Net interest and dividend profit declined 9% to $969 million as a significant increase in short-term interest rates, year over year, led to a substantial flattening of the yield curve. The change in the yield curve, the relationship between interest rates and maturities, resulted from short-term interest rates rising faster than long-term interest rates during 1994. The one-year U.S. Treasury bill rate, for example, increased from 3.58% at December 31, 1993 to 7.16% at December 30, 1994, while the
30-year U.S. Treasury bond yield increased from 6.35% to 7.88% during the same period. As a result, interest spreads declined, while financing and hedging costs increased from 1993.

     In 1993, net interest and dividend profit increased 10% over 1992 to $1.07 billion. Contributing to this increase were the expansion of collateralized borrowing and lending activities, growth in trading inventories and on-balance-sheet hedges, the increased availability of interest-free funds due to a larger equity base, and reduced funding costs due to lower interest rates and improved credit ratings.

- --------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS

Principal transactions revenues fell 20% from 1993 record levels to $2.33 billion in 1994. Rising interest rates, a declining U.S. dollar, and volatile world financial markets led to lower trading results in many products. Revenues from taxable fixed-income securities, equities and equity derivatives, and foreign exchange and commodities decreased, while interest rate and currency swaps, and municipal securities revenues increased.

     Taxable fixed-income trading revenues declined 52% in 1994 to $462 million as higher interest rates, wider credit spreads, and uncertainty in emerging markets led to reduced demand and lower inventory values. U.S. Government and agencies securities revenues were down 7% to $253 million. Corporate bonds and preferred stock revenues, in the aggregate, decreased 72% to $111 million and were affected by wider credit spreads and lower trading volume. Non-U.S. governments and agencies revenues were down 89% to $20 million due primarily to increased interest rates, political uncertainty, and the devaluation of the Mexican peso in the 1994 fourth quarter. High-yield bond revenues declined 61% to $27 million. Rising interest rates reduced inventory values and market liquidity, and renewed credit concerns related to lower quality issues.

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


     Equities and equity derivatives trading revenues were $627 million, 28% lower than 1993. Trading revenues were down in virtually all categories, including convertible securities, which reported a $66 million loss for the year. Rising interest rates combined with falling equity values contributed to the loss. Approximately 40% of this loss occurred in the 1994 fourth quarter as the Corporation reduced inventory levels to limit exposure to interest rate volatility. Lower revenues were also reported for foreign and over-the-counter equities.

     Foreign exchange and commodities revenues, in the aggregate, declined 31% to $109 million. Weakness in the U.S. dollar versus other major currencies depressed foreign exchange trading, while commodities trading revenues benefited from increased volume.

     Revenues from interest rate and currency swaps rose 24% to $749 million due to the continued growth of these products as effective risk management tools, enhanced market liquidity, and increased global demand. (See discussion of Derivative Financial Instruments.) The revenue increase is primarily attributable to U.S. dollar-denominated swap trading activities. U.S. dollar-denominated swap trading revenues increased as institutional clients continued to use these instruments to manage interest rate risk, which included the restructuring of existing contracts as the interest rate environment changed. Non-dollar swap trading revenues declined due to currency and interest rate volatility, particularly in European markets, partially offset by higher volume.

     Municipal securities revenues increased 20% to $388 million due to strong retail investor demand for tax-exempt investments. Higher interest rates led to increased after-tax returns for this product in 1994.

     In 1993, principal transactions revenues reached record levels, up 35% from 1992 to $2.92 billion. Taxable fixed-income trading revenues increased 31% due to favorable market conditions for corporate bonds and preferred stocks, and non-U.S. governments and agencies securities. Revenues from interest rate and currency swaps advanced 55%, benefiting from increased volume and market growth, as well as an expanding product base. Equities and equity derivatives revenues rose 42% principally on the strength of increases in revenues from international equities and improvement in revenues from U.S. over-the-counter markets. Municipal securities revenues increased 20% based on increased client demand for tax-exempt securities.

     Trading, hedging, and financing activities affect the recognition of both principal transactions revenues and net interest and dividend profit. In assessing the profitability of financial instruments, the Corporation views net interest and principal transactions components in the aggregate. For financial reporting purposes, however, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues. The net interest carry (i.e., the spread representing interest earned versus financing costs on financial instruments) for trading positions, including hedges, is recorded either as principal transactions revenues or net interest profit, depending on the nature of the specific position. Interest income or expense on a U.S. Treasury security, for example, is reflected in net interest, while any realized or unrealized gain or loss is included in principal transactions. Financial instruments requiring forward settlement, such as "to be announced" mortgage pools, have interest components built into their market value; any change in market value, however, is recorded in principal transactions revenues. Changes in the composition of trading inventories and hedge positions can cause the recognition of revenues within these categories to fluctuate. Consequently, net interest and principal transactions revenue components should be evaluated collectively.

     The table that follows provides information on aggregate trading profits, including net interest. Principal transactions revenues are based on financial reporting categories. Interest revenue and expense components are based on financial reporting categories and management's assessment of the cost to finance trading positions, which considers the underlying liquidity of these positions.

- --------------------------------------------------------------------------------
                                           PRINCIPAL  NET INTEREST       NET
                                        TRANSACTIONS       REVENUE   TRADING
(IN MILLIONS)                                REVENUE     (EXPENSE)   REVENUE
- --------------------------------------------------------------------------------
1994

Taxable fixed-income                          $  462          $371    $  833
Interest rate and currency
  swaps                                          749           (24)      725
Equities and equity derivatives                  627          (107)      520
Municipals                                       388             7       395
Foreign exchange and
  commodities                                    109            (9)      100
                                              ------          ----    ------
TOTAL                                         $2,335          $238    $2,573
                                              ======          ====    ======
- --------------------------------------------------------------------------------
1993

Taxable fixed-income                          $  964          $412    $1,376
Interest rate and currency
  swaps                                          605            28       633
Equities and equity derivatives                  871           (45)      826
Municipals                                       322            --       322
Foreign exchange and
  commodities                                    158            (1)      157
                                              ------          ----    ------
TOTAL                                         $2,920          $394    $3,314
                                              ======          ====    ======
- --------------------------------------------------------------------------------
1992

Taxable fixed-income                          $  736          $366    $1,102
Interest rate and currency
  swaps                                          390            75       465
Equities and equity derivatives                  614           (23)      591
Municipals                                       268            (1)      267
Foreign exchange and
  commodities                                    158             2       160
                                              ------          ----    ------
TOTAL                                         $2,166          $419    $2,585
                                              ======          ====    ======
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
INVESTMENT BANKING

Investment banking revenues were $1.24 billion in 1994, down 32% from record 1993 levels. Market conditions were significantly different in 1994 compared with the prior two

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


years. In 1992 and 1993, low interest rates were the key factor behind the surge in underwriting activity. As interest rates moved higher and share prices fell, issuers and investors became more selective, leading to reduced volumes for most products. As a result, underwriting of domestic debt and equity securities declined industrywide to the lowest level since 1991. Underwriting revenues declined in almost all categories, with significant decreases in equities, corporate bonds and preferred stock, and convertible securities. Partially offsetting these declines were higher underwriting revenues from asset-backed securities. Equity issuances, especially initial public stock offerings, were adversely affected by reduced demand attributable primarily to investor caution. Higher interest rates curtailed debt issuance, particularly refinancings. In 1994, new stocks and bonds issued in domestic markets totaled $711 billion, a 33% decline from 1993. Domestic initial public offerings were 41% lower in 1994 compared with 1993.

     Despite unfavorable market conditions and lower volumes, the Corporation retained its position as top underwriter for the seventh consecutive year domestically and sixth consecutive year globally. The Corporation's domestic and global share of underwriting volume in 1994 was 16.5% and 12.6%, respectively, versus 16.4% and 12.8% in the year-earlier period, according to Securities Data Co.

     Foreign issuers continued to access U.S. capital markets in 1994. New issues from outside the U.S. accounted for more than 30% of equities sold in domestic markets industrywide. International underwriting activity also benefited from privatizations of state-owned industries in Europe and Latin America. In 1994, international equity underwritings represented 16% of the Corporation's total equity underwritings, compared with 5% in 1993.

     Strategic services revenues, which include fees for debt restructuring, merger and acquisition activity, and other advisory services, increased 36% to $251 million. Companies worldwide sought strategic partners to capitalize on business opportunities attributable to lower trade barriers and to promote growth and financial strength. In 1994, the volume of announced global mergers and acquisitions advisory deals reached $534 billion industrywide. The Corporation's market share of announced global deals was 10.3% in 1994, up from 7.9% in 1993, according to Securities Data Co.

     In 1993, investment banking revenues increased 23% from 1992 to a record $1.83 billion, as lower interest rates and higher share prices spurred underwriting activity. These favorable conditions led to significant balance sheet refinancings and reissuance of debt by corporate treasurers, and increased demand for equity securities. Strategic services revenues grew 5% to $184 million in 1993.

- --------------------------------------------------------------------------------
ASSET MANAGEMENT AND
PORTFOLIO SERVICE FEES

Revenues from asset management and portfolio service fees rose 12% in 1994 to a record $1.74 billion as a result of higher fees earned from asset management activities and other fee-based services.

     Asset management fees, which include fees earned on mutual funds sponsored by the Corporation and third parties, increased 12% from 1993 to $794 million. In 1994, approximately 90% of asset management fees were attributable to Merrill Lynch-sponsored funds. During the period, assets under management increased in money market and equity funds, but decreased in bond funds as investors redeployed assets. Despite lower asset values, assets under management by Merrill Lynch Asset Management ("MLAM") increased due principally to new money investments in 1994.

     The Corporation's strategy of advising clients to (i) prepare a plan to establish financial objectives; (ii) begin saving early and methodically to achieve short- and long-term financial goals; (iii) use mutual funds as long-term investments; and (iv) allocate assets by type (i.e., stocks, bonds, cash) and by region (i.e., domestic and international) to achieve greater after-tax returns and diversification, contributed to increased levels of assets under management.

     Assets under management by MLAM increased 2%, or $3 billion, to $164 billion. As indicated earlier, the increase was attributable to money market and stock funds, which grew by $8 billion to $104 billion. Bond funds, representing 22% of assets under management, declined $6 billion in 1994 to $36 billion. Assets under management also include private portfolio assets of $20 billion and investments of insurance subsidiaries totaling $4 billion. Private portfolio assets represent funds related to privately managed individual and institutional accounts. Investments of insurance subsidiaries support the insurance liabilities for fixed-rate life insurance and annuity products.

     Portfolio service fees increased 19% in 1994 to $438 million based on the continued growth of products offering multiple investment services. Fees from Merrill Lynch Consults (Registered Trademark) ("ML Consults"), a portfolio management service, increased 4% in 1994 to $306 million due primarily to higher asset levels during the 1994 first quarter. Fee levels during the remainder of the year declined due to a reduction in asset levels and a decrease in the number of accounts. At December 30, 1994, asset values for ML Consults were $14.4 billion, down 15% from 1993. The approximate number of accounts totaled 78,500, compared with 87,000 at year-end 1993. Fee revenues also advanced in Mutual Fund Advisor ("MFA (Service Mark)"), a personalized portfolio management service, and Asset Power (Registered Trademark), a product with fees and transaction limits based on asset levels. Combined revenues from MFA and Asset Power accounts increased 177% to $36 million. Assets under management for these products totaled $3 billion representing approximately 22,900 accounts. Other portfolio service fees, principally insurance and trust fees, increased 57% to $96 million.

     Other fee-based revenues were up 5% from 1993 to $508 million due primarily to increased revenues from transfer agency, CMA (Registered Trademark), IRA, and Keogh fees.

     Total client assets in worldwide private client accounts were $568 billion at year-end 1994 compared with $557 billion at year-end 1993. In 1994, client accounts were redefined to include certain institutional private portfolio accounts
                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


managed by the Corporation. Prior years' client account assets have been restated.

     In 1993, asset management and portfolio service fee revenues rose 24% to $1.56 billion, principally as a result of increased fees earned from asset management activities, the ML Consults portfolio management service, and other fee-based services. Asset management fees increased 21% to $706 million due principally to growth in stock and bond funds. In 1993, revenues from ML Consults advanced 66% to $294 million as the total number of accounts grew 36% to 87,000. Other fee-based revenues were up 8% to $483 million due to increased revenues from mortgage servicing, insurance, and custodial fees for retirement accounts.

- --------------------------------------------------------------------------------
OTHER REVENUES

Other revenues increased 65% in 1994 to $471 million. Other revenues include investment gains and losses, transaction processing fees, and proxy activities.

     In 1994, net realized investment gains related to merchant banking activities were $81 million, compared with $133 million of net investment losses a year ago. In certain instances, sales of merchant banking positions are subject to restrictions, limiting the Corporation's ability to dispose of these investments until required holding periods expire. In 1994, restrictions applicable to certain investments lapsed and market conditions changed, enabling the Corporation to dispose of certain merchant banking investments. Merchant banking positions are carried at the lower of cost or estimated net realizable value. Loss provisions related to these investments are established, as appropriate, to reduce the carrying value to estimated net realizable value. (See discussion of Non-Investment Grade Holdings and Highly Leveraged Transactions.) Revenues generated from transaction processing, proxy services, and other activities declined 7% in 1994 to $390 million.

     In 1993, other revenues were up 1% to $285 million due primarily to higher fees generated from growth in home equity loan activity, partially offset by higher net investment losses related primarily to provisions for merchant banking investments.

- --------------------------------------------------------------------------------
NON-INTEREST EXPENSES

Non-interest expenses declined 3% in 1994 to $7.89 billion. Excluding the 1993 first quarter non-recurring lease charge of $103.0 million, non-interest expenses declined 2%.

     Compensation and benefits, the largest expense, declined 6% to $4.95 billion as lower incentive and production-related Financial Consultant compensation was partially offset by increases in base wages, severance, and Financial Consultant up-front hiring bonuses. Incentive compensation decreased with lower profitability, while production-related compensation was down due to volume declines in certain products.

     The Corporation regularly evaluates its staffing levels given business conditions. At year-end 1994, full-time personnel totaled 43,800 compared with 41,900 at year-end 1993. Hirings in 1994 consisted primarily of producers and selected support staff in private client and international business areas. The increase in personnel was concentrated in early 1994 with nearly 70% of the hirings occurring before July. In the second half of 1994, approximately 53% of the additional hirings were recent graduates, the result of the annual recruiting cycle. Selected reductions in personnel related to overall business contraction contributed to a charge for severance expense totaling $66 million in 1994. Compensation and benefits, as a percentage of net revenues, was 51.5% compared with 49.8% in 1993. The Corporation's ratio of support employees and sales assistants to producers increased to 1.46 to 1 in 1994, from 1.43 to 1 in 1993.

     Occupancy costs declined 24% (7% excluding the non-recurring lease charge), benefiting from continued relocation of support staff to lower-cost facilities and reduced space requirements at the Headquarters facility. Communications and equipment rental expenses were 12% higher in 1994 due to increased use of market data, news, and statistical services. Depreciation and amortization expense rose 5% due primarily to the acquisition of technology-related equipment that is depreciated over shorter useful lives.

     Advertising and market development expenses were down 1% with discretionary costs decreasing as business conditions became less favorable. Lower sales promotion costs and a reduction in advertising campaigns were partially offset by increased travel related to international business activities.

     Professional fees increased 26% from a year ago, due primarily to the use of system and management consultants to upgrade technology and processing capabilities in trading, credit, and customer systems, as well as higher legal fees.

     Brokerage, clearing, and exchange fees increased 20% from 1993 due to higher international equity volume and expanded risk management activities related to volatile global market conditions. Other expenses were up 1% due primarily to an increase in office supplies and postage costs.

     In 1993, non-interest expenses increased 17% to $8.13 billion. Excluding the 1993 first quarter non-recurring lease charge, non-interest expenses rose 15%. Favorable markets, increased business volumes, and record profitability contributed to a 20% increase in compensation and benefits expense. Occupancy costs rose 20% as a result of the non-recurring lease charge (down 2% excluding the non-recurring lease charge). Communications and equipment rental expense increased 5% due to the expanded use of telephone, market data, and news services. Depreciation and amortization expense rose 10% due to replacement of technology-related equipment. Advertising and market development expenses rose 25% reflecting higher sales promotion costs, recognition programs, and business travel. Professional fees increased 13% due to increased use of system and management consultants, and higher employment agency fees. Brokerage, clearing, and exchange fees were up 1% as a result of increased trading volume. Other expenses rose 5% in 1993 principally as a result of additions to loss provisions related to litigation and claims, offset by a reduction in loss provisions related to specific business activities.

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


- --------------------------------------------------------------------------------
INCOME TAXES

The Corporation's 1994 income tax provision was $713 million and represented a 41.2% effective tax rate. In 1993 and 1992, income tax provisions were $1.03 billion and $669 million, respectively, representing effective tax rates of 42.5% in 1993 and 41.3% in 1992. The effective tax rate in 1994 decreased primarily as a result of lower state income taxes. In 1993, the effective tax rate was higher as legislation increased the Federal statutory tax rate from 34.0% to 35.0%.

     The Corporation records deferred tax assets for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. To recognize these deferred tax assets, the Corporation anticipates future taxable income. The Corporation assessed its ability to realize its deferred tax assets primarily on a strong earnings history and the absence of negative evidence as discussed in SFAS No. 109, "Accounting for Income Taxes." During the last 12 years, average pretax earnings were $788 million per year. Accordingly, the Corporation believes it is more likely than not that its deferred tax asset will be realized.

     In 1992, the Corporation adopted SFAS No. 109. As a result of adopting this accounting pronouncement, the Corporation recorded a $17.8 million cumulative effect benefit in 1992. The cumulative effect adjustment recognizes the utilization of previously unrecorded state and local tax benefits. All available alternative minimum tax credits and net operating loss tax benefit carryforwards from prior years were utilized by the end of 1992.

- --------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

Stockholders' equity at December 30, 1994 increased 6% to $5.82 billion from $5.49 billion at year-end 1993. The increase in 1994 was principally the result of net earnings and the issuance of $425 million 9% Preferred Stock, Series A (see Stockholders' Equity in the Notes to Consolidated Financial Statements). These advances were primarily offset by an increase in treasury stock related to the Corporation's share repurchase program, common and preferred dividends declared by the Corporation, and a fair value adjustment related to SFAS No. 115, "Accounting for Investments in Certain Debt and Equity Securities."

     In 1994, the Corporation repurchased approximately 30 million common shares at an average price of $37.96 per share to meet share requirements under employee benefit plans, to make appropriate adjustments to the Corporation's capital structure, and for other general corporate purposes.

     The Corporation granted a total of approximately 1.4 million shares of common stock during 1994 to certain employees under the Long-Term Incentive Compensation Plan and the Equity Capital Accumulation Plan.

     In 1993, the Corporation adopted SFAS No. 115, which increased stockholders' equity by $21 million (see Accounting Changes in the Notes to Consolidated Financial Statements). In the 1993 fourth quarter, the Corporation's Board of Directors declared a two-for-one common stock split effected in the form of a 100% stock dividend. In the second quarter of 1993, stockholders of the Corporation approved an increase in the authorized number of common shares from 200 million to 500 million shares. In addition, 1,637,314 shares of common stock were issued in 1993 under certain employee benefit plans.

     At December 30, 1994, total common shares outstanding, excluding the unallocated Employee Stock Ownership Plan ("ESOP") reversion common shares, amounted to 181.5 million, 11% lower than the 204.0 million shares outstanding at December 31, 1993. The decrease was principally attributable to common stock repurchases. Including unallocated ESOP reversion shares, total outstanding common shares were 187.9 million at the end of 1994. Total outstanding common shares, including unallocated ESOP reversion shares, and commitments for shares related to employee benefit plans (whether or not specific awards of such shares have been made) approximated 300.6 million at December 30, 1994. Subsequent to year-end, the Corporation amended the Incentive Equity Purchase Plan by reducing the number of shares authorized to zero. This amendment reduced committed amounts by approximately 24 million shares.

- --------------------------------------------------------------------------------
LIQUIDITY AND LIABILITY MANAGEMENT

The primary objective of the Corporation's funding policies is to assure liquidity at all times. To strengthen liquidity, the Corporation maintains a strong capital base, obtains committed, unsecured, revolving credit facilities (the "Credit Facilities"), issues term debt, concentrates debt issuance through Merrill Lynch & Co., Inc. (the "Parent"), and pursues expansion and diversification of funding sources.

     There are three key elements to the Corporation's liquidity strategy. The first is to maintain alternative funding sources such that all debt obligations maturing within one year, including commercial paper and the current portion of term debt, can be funded when due without issuing new unsecured debt or liquidating any business assets. The most significant alternative funding sources are the proceeds from executing repurchase agreements ("repos") and obtaining secured bank loans, both principally employing unencumbered investment-grade marketable securities. The calculation of proceeds available from repos and secured bank loans takes into account both a conservative estimate of excess collateral required by secured lenders, and restrictions on upstreaming cash from regulated subsidiaries to the Parent. The ability to execute this secured funding is demonstrated by the Corporation's routine use of repo markets to finance inventory and by periodic tests of secured borrowing procedures with banks. Other alternative funding sources include liquidating cash equivalents, securitizing additional home equity and other mortgage loan assets, and drawing on Credit Facilities. At December 30, 1994, the Credit Facilities totaled $5.3 billion and have not been drawn upon.

     As an additional measure, the Corporation regularly reviews the level and mix of its assets and liabilities to ascertain its ability to conduct core businesses beyond one year

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


without reliance on issuing new unsecured debt or drawing upon Credit Facilities. The composition of the Corporation's asset mix provides a great degree of flexibility in managing liquidity. The Corporation's liquidity position is enhanced since most of the Corporation's assets turn over frequently or are match-funded with a liability whose cash flow characteristics closely match those of the asset. At December 30, 1994, approximately 3% of the Corporation's assets, principally certain other investments, and fixed and other assets, were considered not readily marketable by management. The Corporation monitors the liquidity of assets, the quality of Credit Facilities, and the overall level of equity and term debt in assessing financial strength and capital adequacy at any point in time.

     The second element of the Corporation's liquidity strategy is to concentrate all general purpose borrowings at the Parent level, except where tax regulations, time differences, or other business considerations make this impractical. The benefits of this strategy are: a) lower financing costs from the reduced risks of a diversified asset and business base; b) simplicity, control, and wider name recognition by banks, creditors, and rating agencies; and c) flexibility to meet varying funding requirements within subsidiaries.

     The third element is to expand and diversify the Corporation's funding instruments and its investor and creditor base. The Corporation maintains strict concentration standards for short-term lenders, which include limits for any single investor. The Corporation's funding programs benefit from the ability to market commercial paper through its own sales force to a large, diversified customer base and the financial creativity of the Corporation's capital markets and private client operations. Commercial paper remains the Corporation's major source of short-term general purpose funding. Commercial paper outstanding totaled $14.8 billion at December 30, 1994 and $14.9 billion at December 31, 1993, which represented 9% and 10% of total assets at year-end 1994 and 1993, respectively.

     Total term debt issuance in 1994 exceeded 1993 levels as the Corporation continued to be active in both domestic debt markets and Euro markets through public issues and private placements. Foreign currency denominations and interest rate indices were hedged, as required, to match the economic characteristics of the Corporation's assets. Outstanding term debt at December 30, 1994 grew to $14.9 billion from $13.5 billion at December 31, 1993.

     At December 30, 1994, the Corporation's senior long-term debt was rated by seven recognized credit rating agencies, as follows:

- --------------------------------------------------------------------------------

RATING AGENCY                                             RATING
- -------------                                             ------
Duff & Phelps Credit Rating Co.                              AA-
Fitch Investors Service, Inc.                                AA
IBCA Ltd.                                                    AA-
The Japan Bond Research Institute                            AA
Moody's Investors Service, Inc.                              A1
Standard & Poor's Ratings Group                              A+
Thomson BankWatch, Inc.                                      AA
- --------------------------------------------------------------------------------

     The Corporation issued $8.5 billion of long-term debt during 1994. During the same period, maturities and repurchases were $6.9 billion. In addition, approximately $1.9 billion of the Corporation's securities held by subsidiaries were sold and $2.2 billion were purchased. At December 30, 1994, $6.1 billion of term debt had maturity dates in 1995 and $8.8 billion of term debt had maturity dates beyond one year. The average maturity on all outstanding term debt was 3.0 years, compared with 2.9 years at year-end 1993. Approximately $30.5 billion of the Corporation's indebtedness at December 30, 1994 is considered senior indebtedness as defined under various indentures.

     As part of the Corporation's overall liquidity program, its insurance subsidiaries regularly review the funding requirements of their contractual obligations for in-force, fixed-rate life insurance and annuity contracts and expected future acquisition and maintenance expenses for all contracts. The liquidity and duration of the fixed-rate asset and liability portfolios are closely monitored.

     During the past few years, the Corporation's insurance subsidiaries have changed the mix of products offered to policyholders. Currently, variable life insurance and variable annuity products are actively marketed. These products do not subject the insurance subsidiaries to the interest rate, asset/liability matching, and credit risks attributable to fixed-rate products, thereby reducing the risk profile and liquidity demands on the insurance subsidiaries. The insurance subsidiaries maintain predominantly high quality, liquid investment portfolios to fund their various business activities. At December 30, 1994, approximately 81% of invested assets of insurance subsidiaries were considered liquid by management.

- --------------------------------------------------------------------------------
CAPITAL RESOURCES AND
CAPITAL ADEQUACY

The Corporation remains one of the most highly capitalized institutions in the U.S. securities industry with an equity base of $5.82 billion at December 30, 1994, including $5.20 billion in common equity supplemented by $619 million in preferred stock. The Corporation's average leverage ratios, computed as the ratio of average month-end assets to average month-end stockholders' equity, were 32.0x and 27.4x for 1994 and 1993, respectively. The Corporation's leverage ratios at the end of 1994 and 1993 were 28.1x and 27.9x, respectively. During 1994, leverage ratios were affected by the adoption of Financial Accounting Standards Board Interpretation ("Interpretation") No. 39, "Offsetting of Amounts Related to Certain Contracts," as modified by Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." The effect of these Interpretations increased assets by approximately $8.5 billion at December 30, 1994.

     To compute the Corporation's average adjusted leverage ratio, resale agreements and securities borrowed transactions are subtracted from total assets. The average adjusted leverage ratios were 18.9x and 16.6x for 1994 and 1993, respectively. The Corporation's adjusted leverage ratios at the end of 1994 and 1993 were 16.9x and 17.5x, respectively.

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


     The Corporation operates in many regulated businesses that require various minimum levels of capital to conduct business (see Regulatory Requirements and Dividend Restrictions in the Notes to Consolidated Financial Statements). The Corporation's broker-dealer, insurance, and futures commission merchant activities are subject to regulatory requirements which may restrict the free flow of funds to affiliates. Regulatory approval is required for certain transactions, including payment of dividends in excess of certain established levels, making affiliated investments, and entering into management and service agreements with affiliated companies.

     The Corporation's overall capital needs are continually reviewed to ensure that its capital base can support the estimated risks of its businesses as well as the regulatory and legal capital requirements of subsidiaries. Based upon these analyses, management believes that the Corporation's equity base is adequate.

- --------------------------------------------------------------------------------
ASSETS AND LIABILITIES

The Corporation manages its balance sheet and risk limits according to market conditions and business needs, subject to profitability and control of risk. Asset and liability levels are primarily determined by order flow and fluctuate daily, sometimes significantly, depending upon volume and demand. The liquidity and maturity characteristics of assets and liabilities are monitored continually. The Corporation monitors and manages the change of its balance sheet using point-in-time average daily balances. Average daily balances are derived from the Corporation's management information system which summarizes balances on a settlement date basis. Financial statement balances, as required under generally accepted accounting principles, are recorded on a trade date basis. The discussion that follows compares the changes in settlement date average daily balances, not year-end balances. The reasons underlying changes in average balances, however, are similar to those underlying changes in year-end balances.

     The increase in average balance sheet levels in 1994 was attributable to many factors, including the effect of Interpretation No. 39, expanded match-funding of repurchase and resale agreements, and increased trading activity, particularly in the 1994 first quarter. In 1994, average daily assets were $182 billion, up 29% from $141 billion in 1993. Average daily liabilities in 1994 rose 30% to $177 billion from $137 billion in 1993. Excluding the effect of Interpretation No. 39, average assets and liabilities increased by approximately $28 billion, or 20%, in 1994. Interpretation No. 39 primarily affected balances related to contractual agreements and resale and repurchase agreements. Although average asset and liability levels have increased year over year, these balances have each declined 4% from first quarter 1994 peak levels. The decrease corresponds with lower levels of business activity after the 1994 first quarter.

     The major components in the growth of average daily assets and liabilities are summarized as follows:

- --------------------------------------------------------------------------------

                                                INCREASE
                                              IN AVERAGE   PERCENT
                                            DAILY ASSETS  INCREASE
                                          --------------  --------
(IN MILLIONS)
Resale agreements                                $17,856       48%
Trading assets                                    17,217       37
Securities borrowed                                2,489       11
Customer receivables                               2,397       21
- --------------------------------------------------------------------------------

                                                INCREASE
                                              IN AVERAGE   PERCENT
                                       DAILY LIABILITIES  INCREASE
                                       -----------------  --------
Repurchase agreements                            $20,345       39%
Trading liabilities                               12,393       56
Commercial paper and other
  short-term borrowings                            3,142       14
Long-term borrowings                               2,941       23
- --------------------------------------------------------------------------------

     In managing its balance sheet, the Corporation strives to match-fund its interest-earning assets with interest-bearing liabilities having similar maturities. The Corporation match-funds its repurchase agreements/resale agreements and its securities borrowed/securities loaned business, for example, earning an interest spread on these transactions. Repurchase and resale agreements rose during 1994 as a result of an increase in match-funded transactions involving foreign securities and an increase in collateralized lending activities to facilitate client demand.

     In 1994, inventory levels were up due to the effect of Interpretation
No. 39 and increases in trading activity. On-balance-sheet hedges included in trading liabilities also advanced due, in part, to increased market volatility during 1994. The Corporation uses hedges principally to reduce risk in connection with its trading activities. Securities borrowed increased primarily to facilitate deliveries to customers. Customer receivables also advanced as trading volume, on average, was higher.

     The Corporation's assets, based on liquidity and maturity characteristics, are funded through diversified sources which include repurchase agreements, commercial paper and other short-term borrowings, long-term borrowings, and equity.

- --------------------------------------------------------------------------------
NON-INVESTMENT GRADE HOLDINGS AND
HIGHLY LEVERAGED TRANSACTIONS

In the normal course of business, the Corporation underwrites, trades, and holds non-investment grade securities in connection with its investment banking, market-making, and derivative structuring activities. During the past three years, the Corporation increased its non-investment grade trading inventories to satisfy client demand for higher-yielding investments, including emerging market and other international securities.

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


     Non-investment grade securities have been defined as debt and preferred equity securities rated as BB+ or lower, or equivalent ratings by recognized credit rating agencies, certain sovereign debt in emerging markets, amounts due under various derivative contracts from non-investment grade counterparties, and non-rated securities which, in the opinion of management, are non-investment grade. At December 30, 1994, long and short non-investment grade inventories accounted for 4.3% of aggregate consolidated trading inventories, compared with 4.6% at year-end 1993 and 4.2% at year-end 1992. Non-investment grade trading inventories are carried at fair value.

     The Corporation provides financing and advisory services to, and invests in, companies entering into leveraged transactions. Examples of leveraged transactions may include leveraged buyouts, recapitalizations, and mergers and acquisitions. The Corporation provides extensions of credit to leveraged companies in the form of senior and subordinated debt, as well as bridge financing on a select and limited basis. In addition, the Corporation syndicates loans for non-investment grade counterparties or counterparties engaged in highly leveraged transactions. Loans to highly leveraged companies are carried at unpaid principal balances less a reserve for estimated losses. The allowance for loan losses is estimated based on a review of each loan, and considerations of economic, market, and credit conditions. At year-end 1994, 1993, and 1992, no bridge loans were outstanding.

     The Corporation holds non-investment grade securities, direct equity investments in leveraged companies, and interests in partnerships that invest in leveraged transactions. Equity investments in privately held companies for which sale is restricted by government or contractual requirements are carried at the lower of cost or estimated net realizable value. Prior to July 1, 1994, the Corporation had a co-investment arrangement to enter into direct equity investments. The Corporation also has committed to participate in limited partnerships that invest in leveraged transactions. Future commitments to participate in limited partnerships and other direct equity investments will be determined on a select and limited basis.

     The Corporation's involvement in non-investment grade securities and highly leveraged transactions is subject to risks related to the creditworthiness of the issuers and the liquidity of the market for such securities, in addition to the usual risks associated with investing in, financing, underwriting, and trading investment grade instruments. The Corporation recognizes such risks and, whenever possible, employs strategies to mitigate exposures.

     The specific components and overall level of non-investment grade and highly leveraged positions may vary significantly from period to period as a result of inventory turnover, investment sales, and asset redeployment. The Corporation continually monitors credit risk by individual issuer and industry concentration. In addition, valuation policies provide for recognition of market liquidity, as well as the trading pattern of specific securities. In certain instances, the Corporation will hedge the exposure associated with owning a high-yield or non-investment grade position by selling short the related equity security. The Corporation also uses certain non-investment grade trading inventories, principally non-U.S. governments and agencies securities, to hedge the exposure arising from structured derivative transactions. Collateral, consisting principally of U.S. Government securities, may be obtained to reduce credit risk related to these transactions.

     The Corporation's insurance subsidiaries hold non-investment grade securities to support fixed-rate liabilities. As a percentage of total insurance investments, non-investment grade securities were 5.5% at year-end 1994, compared with 5.8% at year-end 1993 and 4.5% at year-end 1992. Non-investment grade securities of insurance subsidiaries are classified as available-for-sale and are carried at fair value. Prior to year-end 1993, investments of insurance subsidiaries were carried at amortized cost.

     A summary of the Corporation's non-investment grade holdings and highly leveraged transactions at year-end 1994, 1993, and 1992 follows:

- --------------------------------------------------------------------------------
(IN MILLIONS)                                           1994     1993    1992
- --------------------------------------------------------------------------------
Non-investment grade
  trading assets                                      $3,309   $3,129  $1,723
Non-investment grade
  trading liabilities                                    456      214     209
Non-investment grade investments
  of insurance subsidiaries                              314      458     409
Loans (net of allowance for loan
  losses) (a)                                            257      435     822
Equity investments (b)                                   289      276     360
Partnership interests                                     93       92     120
- --------------------------------------------------------------------------------
Additional commitments to invest
  in partnerships                                     $   80   $   19  $   27
Additional co-investment
  commitments                                             --       49      89
Unutilized revolving lines of credit
  and other lending commitments                           50       49      75
- --------------------------------------------------------------------------------

(a) Represented outstanding loans to 35, 42, and 50 medium-sized companies at year-end 1994, 1993, and 1992, respectively.
(b) Invested in 80, 82, and 103 enterprises at year-end 1994, 1993, and 1992, respectively.

     At December 30, 1994, the largest non-investment grade concentration consisted of various issues of a South American sovereign totaling $235 million, of which $60 million represented on-balance-sheet hedges for off-balance-sheet instruments. No one industry sector accounted for more than 21% of total non-investment grade positions. Included in the table above are debt and equity securities of issuers in various stages of bankruptcy proceedings or in default. At December 30, 1994, the carrying value of these securities totaled $292 million, of which 71% resulted from the Corporation's market-making activities in such securities.

- --------------------------------------------------------------------------------
CASH FLOWS

The Statements of Consolidated Cash Flows classifies the flow of cash into three broad activities: operating, investing, and financing. The Corporation's net cash flows are principally associated with operating and financing activities, which

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


support the Corporation's trading, customer, and investment banking activities. Cash flows from investing activities are primarily related to the Corporation's insurance business.

     The Corporation's cash and cash equivalents totaled $2.3 billion at December 30, 1994, an increase of $0.5 billion and $1.1 billion, respectively, from the end of 1993 and 1992.

     Cash flows from operating activities in 1994 totaled $7.4 billion. Cash was provided from an increase in trading liabilities totaling $5.6 billion, primarily related to hedge activities, and a decrease in trading assets consistent with business levels, totaling $6.6 billion. Trading assets and trading liabilities exclude the effect of Interpretation No. 39. Net earnings adjusted for noncash items also provided cash of $2.4 billion. Cash used for remaining operating assets and liabilities totaled $7.2 billion and related primarily to securities borrowed transactions, insurance liabilities, and customer-related activity.

     Cash flows from investing activities in 1994 totaled $0.3 billion. Cash of $1.1 billion, principally related to net proceeds from sales and maturities of investment securities, was provided from investing activities. Cash used to acquire property, leasehold improvements, equipment, and other assets totaled $0.8 billion.

     The Corporation's financing activities used cash of $7.2 billion in 1994. Cash of $12.1 billion was used for payments under repurchase agreements, net of resale agreements, repurchases of common stock, and stock dividend payments. Offsetting these amounts was cash totaling $4.9 billion provided by proceeds from commercial paper and issuance of long-term borrowings and preferred stock.

     In 1993, cash and cash equivalents increased $0.5 billion to $1.8 billion. Cash used for operating activities totaled $17.1 billion, cash provided by investing activities totaled $0.4 billion, and cash provided by financing activities totaled $17.2 billion. In 1993, the decrease in cash from operating activities reflected net increases in operating assets consistent with an increase in the level of business activity. Cash provided from investing activities represented a reduction in insurance investments offset by net purchases of marketable investment securities, property, leasehold improvements, and equipment, and other assets. Cash provided from financing activities was used to fund the growth in the Corporation's balance sheet to accommodate business levels. Cash was provided from repurchase agreements, net of resale agreements, commercial paper, and other short- and long-term borrowings. Financing activities used cash for share repurchases and stock dividends.

     Cash and cash equivalents increased $0.2 billion to $1.3 billion in 1992. Cash used for operating activities totaled $5.2 billion, while financing activities provided cash of $5.4 billion. Cash from investing activities was virtually unchanged.

- --------------------------------------------------------------------------------
RECENT DEVELOPMENTS
New Accounting Pronouncements

In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114, effective for fiscal years beginning after December 15, 1994, establishes accounting standards for creditors to measure the impairment of certain loans.

     In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 to allow creditors to use existing methods for recognizing interest income on an impaired loan, rather than the method originally required by SFAS No. 114.

     The Corporation has evaluated the impact of these pronouncements on its financial statements as of December 30, 1994 and has determined that the effect is not material.

- -------------------------------------------------------------------------------
Business

As disclosed in the Corporation's Current Report on Form 8-K dated January 12, 1995 filed pursuant to the Securities Exchange Act of 1934, certain actions have been filed against the Corporation by Orange County, California and The Orange County Investment Pools as well as by others in connection with the Corporation's business activities with Orange County or from the purchase of debt instruments issued by Orange County that were underwritten by the Corporation's subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The information set forth under the caption "Litigation" in the Notes to Consolidated Financial Statements is incorporated by reference herein. Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition or the results of operations of the Corporation as set forth in the consolidated financial statements contained herein. The Corporation does not believe that the Orange County matter will have a material impact on its business activities.

- --------------------------------------------------------------------------------
GLOBAL OPERATIONS

The Corporation has continued to strategically expand its international business activities in 1994 to capitalize on the further globalization of financial markets, the increase in cross-border transactions, and the demand for global investments. The Corporation's international activities are organized as follows: Europe and the Middle East, Latin America and Canada, and the Asia Pacific region which includes Japan and Australia. In 1994, the Corporation's international businesses were influenced by market conditions comparable to those that negatively affected the Corporation's U.S. operating results, including rising interest rates, volatile world currency and securities markets, and investor sentiment. Accordingly, international results in each of the Corporation's primary geographic regions decreased from 1993 levels. (See Industry and Global Operations in the Notes to Consolidated Financial Statements.)

- --------------------------------------------------------------------------------
Europe and the Middle East

The Corporation operates in Europe and the Middle East as a dealer in fixed-income securities, swaps and other derivatives, foreign exchange, equities, commodities, and Eurobonds. The Corporation also provides investment banking, private banking, and research services.

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


     The Corporation continued to expand its businesses in Europe and the Middle East. In 1994, the Corporation's capital market activities spread to the emerging markets of Eastern Europe, Russia, Portugal, Greece, and South Africa. These markets will require additional capital and investment, providing financing opportunities for the Corporation. The Corporation has also expanded its trading and banking activities in Western Europe through memberships on major European exchanges such as the London, Frankfurt, and Zurich stock exchanges, and the Paris and German futures exchanges. Moreover, the Corporation became a gilt-edged market-maker in the United Kingdom and established a French government bond trading presence in Paris during the year.

     In 1994, total revenues for Europe and the Middle East were $3.5 billion, up 11% from 1993. Net revenues totaled $1.1 billion, down 16% from 1993. The region's earnings before income taxes were $176 million for 1994, compared with $481 million in 1993, a decrease of 63%.

     Trading results for the region declined from 1993. Fixed-income securities were negatively affected by rising interest rates. Losses were recorded in structured money market products and equity-linked warrants. Partially offsetting these declines were higher revenues from commodities trading activities. Investment banking revenues were virtually unchanged although volume in sovereign and equity issuances increased.

     The decrease in earnings before income taxes is attributable to higher financing and other trading-related costs and an increase in compensation and benefits expense. The number of full-time employees increased from 2,449 at year-end 1993 to 2,857 at the end of 1994 to support business expansion.

     In 1993, total revenues were $3.1 billion, up 67% from $1.9 billion in 1992, while net revenues were $1.4 billion, up 42% from $953 million in 1992. Earnings before income taxes were $481 million in 1993 compared with $181 million in 1992, an increase of 166%.

     In 1993, this region benefited from market volatility in Europe and falling interest rates. As a result, corporate debt, government bonds, and swaps and other derivatives trading revenues increased. Customer lending revenues, portfolio management fees, and commissions also rose during the period. In 1993, the Corporation increased staffing by 14% to support strategic expansion in this region.

- --------------------------------------------------------------------------------
Canada and Latin America

In Canada, the Corporation provides investment banking and research, securities and commodities brokerage, and market-making services, particularly in corporate and government bonds and money market instruments. In Latin America, the Corporation provides international banking, brokerage, trust, and investment banking services. Included in the Latin America region are certain offices located in the U.S. which primarily service Latin American clients. Latin America has been a region of growth for the Corporation. The Corporation has expanded its presence in this region primarily through increased private client, investment banking, and equity trading activities.

     Total revenues for Canada and Latin America increased to $617 million for 1994, up 17% from $526 million in 1993, while net revenues decreased 12% to $333 million in 1994. Earnings before income taxes were $137 million, down 2% from 1993. Investment banking activities in Latin America were lower than a year ago due to market and political uncertainties in the region. The devaluation of the Mexican peso affected securities valuations and investor demand, particularly in the 1994 fourth quarter. This trend continued into the 1995 first quarter. The region benefited from the continued growth of matched-book activity and fixed-income trading in Canada, as well as equity sales to private banking clients in Latin America. Staffing increased from 751 at year-end 1993 to 834 at December 30, 1994. The staffing increase was primarily in Latin America, which continued to expand its range of products and client services. Certain of these hires represented the foundation for an expanded equity trading operation, which commenced in Brazil during early 1995.

     In 1993, total revenues were $526 million, up 39% from $378 million in 1992. Net revenues were $377 million in 1993, up 46% from $259 million in 1992. Earnings before income taxes were $139 million versus $89 million in 1992, a 56% increase. Most of the growth was in principal transactions revenues, primarily Canadian government bonds, as well as increases in commission revenues related to private banking clients in Latin America.

     Staffing increased to 751 in 1993, compared with 663 in 1992 to facilitate expansion.

- --------------------------------------------------------------------------------
Asia Pacific

In the Asia Pacific region, the Corporation has a variety of operating centers serving a broad retail and institutional client base. In Japan and China, the focus is principally on institutional business opportunities, while in other locations, such as Taiwan, Korea, Hong Kong, Singapore, and Australia, both retail and institutional businesses are conducted. The Corporation has securities and futures exchange memberships in the major financial centers and has increased its trading and product capacity in Tokyo, Hong Kong, and Singapore. Moreover, the Corporation recently expanded its presence in India, Indonesia, and Thailand through strategic investments and joint ventures.

     Total revenues for the Asia Pacific region in 1994 were $963 million, up 10% from 1993. Net revenues and earnings before income taxes were $554 million and $75 million, down 19% and 61% from 1993, respectively. Trading results in this region were mixed, with higher revenues from non-dollar swaps, equity derivatives, and Australian debt offset by lower revenues from Japanese Government Bonds ("JGB"). The decline in JGB trading revenues was attributable to rising interest rates which also affected net interest profit in 1994.

     In 1994, the number of full-time employees increased 17% to 1,383. This strategic growth increased expense levels during 1994 contributing to lower earnings before income taxes.

     Total revenues for 1993 were $879 million versus $374 million in 1992. Net revenues were $683 million in 1993

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


compared with $309 million in 1992. Earnings before income taxes were $191 million in 1993 versus a $3 million loss in 1992. Higher revenues in 1993, primarily in equity arbitrage and JGB and Australian debt trading, contributed to these improved results.

- --------------------------------------------------------------------------------
DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation, as a dealer, trades derivatives and provides clients with customized products. These transactions allow clients to manage their exposure to interest rate, currency, and security and commodity price risks. The Corporation also uses derivative financial instruments to manage and hedge its own interest rate, currency, and other risks related to its proprietary trading strategies, client transactions, and non-trading activities.

     SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," defines derivative financial instruments as futures, forwards, swaps, or option contracts, or other financial instruments with similar characteristics.

     The definition excludes all on-balance-sheet receivables and payables, including those that "derive" their values or contractually required cash flows from the price of some other security or index, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments. Derivative financial instruments, unlike non-derivative (or cash) financial instruments, have both on- and off-balance-sheet implications, depending upon the nature of the contract. Forward contracts, for example, are treated as off-balance-sheet in terms of notional amounts, with only unrealized gains and losses included in trading assets or liabilities. Derivatives can be traded on an exchange or negotiated in the over-the-counter markets. Futures contracts and certain options are examples of exchange-listed derivatives traded or issued by the Corporation. Swap contracts, including swap options, caps, collars, and floors, forward contracts, and certain equity derivatives are examples of over-the-counter derivatives traded, issued, and used by the Corporation.

     The Corporation conducts derivative activities through a number of wholly owned subsidiaries as part of its client-driven and proprietary business transactions. Merrill Lynch Capital Services, Inc. ("MLCS") is the Corporation's principal swaps dealer. Merrill Lynch Capital Markets PLC ("MLCM") is the primary equity derivatives dealer of the Corporation. Merrill Lynch Derivative Products, Inc., a "AAA" rated entity, is the Corporation's swap subsidiary which provides credit intermediation for interest rate and currency swaps, options, and similar transactions between highly rated counterparties and MLCS. In connection with these derivative activities, certain of these subsidiaries purchase and sell interest-bearing and equity securities for hedging purposes.

     The Corporation, directly or through its subsidiaries, enters into derivatives transactions to hedge certain trading positions, including other derivatives. As an end-user, the Corporation also hedges its fixed-rate and foreign currency-denominated debt issuances by entering into variable interest rate swaps and foreign currency agreements with MLCS. MLCS then enters into other contracts with third parties as part of the Corporation's trading and risk management strategies. The Corporation also hedges equity-related exposures embedded in certain of its debt instruments with equity derivatives transacted primarily through MLCM.

     Derivatives facilitate risk transfer and enhance liquidity in the marketplace. For issuers, derivatives provide cost-effective funding alternatives, while for investors, derivatives provide alternative investment options and the ability to hedge risk. Market participants include dealers, such as banks and other financial institutions, and end-users such as corporations, governments, pension funds, government agencies, and other institutions.

     Increased market participation and competition has helped to increase liquidity in conventional derivatives, such as interest rate swaps. Widespread acceptance has also contributed to the development of more complex products structured for specific clients. Rapid growth, complexity, and highly publicized losses have contributed to a perception that these products possess additional risk to users and to financial markets. Although different in form, both derivative and non-derivative financial instruments are subject to market, credit, operational, and other similar risks. Credit considerations, for example, exist for a corporate bond and an interest rate swap. In addition, both of these instruments are sensitive to market risk due to movements in interest rates which affect their respective pricing. The risks inherent in both types of instruments need to be managed in a manner consistent with a company's overall risk management policies.

- --------------------------------------------------------------------------------
Management Review

Management plays an important role in monitoring the Corporation's derivative activities by setting market risk and credit limits, reviewing new products, and establishing accounting, credit, and risk policies. Similar to other financial products, presentations on derivatives are made to senior management and the Board of Directors. These presentations include reviews of pricing models and may address current business issues and industry developments and provide details of other specific issues that are important to the Corporation in managing its derivatives business.

- -------------------------------------------------------------------------------
Accounting and Valuation

Notional amounts of derivative contracts provide a common basis for compiling outstanding transactions. Notional amounts are not recorded on the balance sheet and do not represent a measure of the Corporation's risk. Derivatives used in a dealer capacity and to hedge other trading positions are marked-to-market. The unrealized gain or loss is recorded in trading assets or liabilities on the Consolidated Balance Sheets with the related income or loss reported in principal transactions revenues. Derivatives used to hedge the issuance of borrowings by the Corporation are generally recorded on an accrual basis. Interest is accrued into income or expense over the life of the contract, which generally matches the maturity of the related debt issue.


                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


     The fair value of a derivative contract represents the amount the Corporation would have to pay a third party to assume its obligations under the contract or the amount a third party would pay to receive the Corporation's benefits under the contract. The Corporation's derivative transactions are generally marked-to-market by pricing models based on the present value of future cash flows using mid-market valuations with adjustments, as required, for credit, liquidity, and ongoing costs. These adjustments are integral components of the mark-to-market process.

     Certain products may require additional market valuation adjustments. New, complex products, where no established two-way market exists, may create a need for liquidity adjustments. Modeling a complex product involves multiple variables and assumptions, the precision of which will evolve over time. The Corporation does not recognize the market value of these contracts determined solely by the pricing model during the early stages of a product's life. Due to limited markets for certain new, complex products, the pricing model may not have the precision associated with a model for an existing product. As these products develop, pricing models will be refined and hedging strategies modified, based on experience, to more closely correlate the market movement of these instruments.

     Further valuation adjustments are recorded for significant derivative product positions. These adjustments acknowledge the difficulty in disposing of any large trading position in a short time period.

     Most of the Corporation's derivative products are relatively short-term in nature. At year-end 1994, the weighted average maturity of the Corporation's derivative contracts, based on notional or contractual amounts, was 2.29 years, compared with 2.62 years at year-end 1993. Administrative costs are incurred to service periodic cash streams and maintain hedges over the life of the contract. A portion of income related to longer-term contracts is recognized as the costs related to these contracts are incurred.

     Sources of derivative revenues and their related components are regularly reviewed by product, with profitability measured net of related hedging activities.

     The Corporation has an independent Global Risk Management Group which develops pricing and risk management models to measure market risk. (See Risk Management discussion.)

     Operational risks for derivative instruments require ongoing review. These instruments reset periodically based on variable interest rates, amortizing principals, or variations in other factors. The Corporation ensures that periodic payments/receipts on these instruments are based on appropriate variables and that mark-to-market valuations reflect the most current data.

- --------------------------------------------------------------------------------
Credit

The Corporation actively manages its credit risk for derivative activities.
The Credit Division ("Corporate Credit") is responsible for establishing client limits and collateral requirements and for monitoring credit exposures. Corporate Credit works with the business units to develop and refine credit risk measurement models, analyze potential credit exposures for complex transactions, and establish credit enhancement provisions. Credit enhancements protect the Corporation against counterparty credit difficulties. Such provisions generally require counterparties to post additional collateral if the counterparty credit rating is downgraded, or if certain key ratios or covenants are not met.

     The notional or contractual values of derivative transactions do not represent exposure to credit risk. Credit risk represents the amount of accounting loss that the Corporation would incur if a counterparty failed to perform its obligations under contractual terms and the collateral held, if any, was deemed worthless. The Corporation, however, requires collateral from its counterparties to mitigate credit risk, when appropriate. From an economic standpoint, credit risk is evaluated net of related collateral. Credit exposures are analyzed to assess current and potential credit risk. Current credit exposure represents the replacement cost of those contracts in a gain position, while potential credit exposures are based on estimates of future replacement costs over the remaining life of the contract. Credit exposure considerations are embedded in the mark-to-market process.

     Whenever possible, the Corporation executes the International Swaps and Derivatives Association, Inc. master agreement, or its equivalent, which contains netting provisions ("master netting agreements"). Master netting agreements help reduce overall credit exposure to counterparties. Master netting agreements provide, in certain instances, protection in bankruptcy and may enable receivables and payables with the same counterparty to be presented net on the Consolidated Balance Sheets. This provides for a more meaningful balance sheet presentation of credit exposure. Obtaining executed master netting agreements, however, remains a problem for the industry. Often several months will elapse before a master netting agreement is executed. The industry is actively trying to resolve this issue and determine whether such agreements provide bankruptcy protection across all jurisdictions.

     Derivative credit exposures are aggregated with credit exposures related to non-derivative transactions to assess the total exposure to each counterparty and compliance with country, industry, and product limits. Specific reserves may be required for exposures to weaker counterparties, as appropriate, and are reviewed as part of the Corporation's Reserve Committee process.

- --------------------------------------------------------------------------------
RISK MANAGEMENT

The Corporation operates in dynamic businesses that are subject to many risks that are continually monitored and evaluated. The Corporation's management has developed corporate governance policies and procedures that require specific areas and units to assist in the identification, assessment, and control of these risks. The Corporation's independent Global Risk Management Group
("Risk Management") is primarily responsible for monitoring market exposure, trading limits, and concentration levels (see Market Risk below). Credit risk is monitored primarily by Corporate

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


Credit in conjunction with business unit personnel (see Credit Risk below). Other units, including Finance, Corporate Audit, Operations, and Law and Compliance ("Units"), perform oversight reviews, each critical to managing risk.

     In addition to independent risk management responsibilities, senior management from these Units takes an active role in the oversight of the risk management process through, among other things, the Reserve Committee of Senior Management ("Reserve Committee"). The Reserve Committee monitors valuation and certain other risks associated with assets and liabilities. The Corporation establishes reserves in the Consolidated Balance Sheets for existing conditions, events, or circumstances that may reduce the carrying value of an asset or incur a liability. The Reserve Committee, chaired by the Chief Financial Officer, reviews and approves firmwide reserve levels, as well as reserve methodologies. The Reserve Committee meets monthly to review current market conditions and act on specific issues brought to its attention by Finance, Corporate Credit, Risk Management, and business unit personnel.

     The Corporation's reserves take into account management's judgment and are generally recorded based on (i) specific identification of risks and exposures,
(ii) formulas, (iii) aging, concentration, and liquidity analyses, or (iv) combinations of these three methods.

     Finance personnel, who report to the Chief Financial Officer, work closely with business managers to establish appropriate levels of reserves commensurate with business risks and activities. Reserves may be established as a result of changes in counterparty credit rating or status, market volatility, the liquidity of a product in a particular market, significant product concentration, or the age of an inventory position. Trading inventories are monitored for aging and concentration levels in specific issues and issuers.

     Finance personnel independently review the pricing of trading inventories and contractual arrangements, as well as monitor other asset and liability valuations. Any specific issues requiring action are brought to the attention of trading management and, as appropriate, the Reserve Committee.

     Corporate Audit, which reports to the Audit and Finance Committee of the Board of Directors, provides management with an independent assessment of the Corporation's operations and control environment through reviews of business and operational areas.

     Within the Law and Compliance Division, Compliance establishes procedures and policies encompassing conduct, ethics, and business practices. The Corporation also maintains policies governing external regulatory requirements. Law and Compliance conducts education programs, monitors the Corporation's businesses, evaluates supervisory procedures, and recommends internal disciplinary action when necessary. The Corporation's training and awareness programs emphasize protection of clients' interests and preservation of the Corporation's integrity. Law and Compliance reports to the Vice Chairman and General Counsel.

     Legal counsel within the organization are responsible for establishing reserves for potential litigation exposures based on specific reviews of cases or claims and consultations with outside counsel. The Corporation evaluates potential claims and assesses the likelihood of loss. Other loss contingencies are evaluated individually with reserves estimated based on the Corporation's assessment of probable loss exposure.

- --------------------------------------------------------------------------------
Market Risk

The Corporation incurs market risk primarily in connection with its trading activities. Disclosing methods for assessing and managing risk provide useful information on market risk exposures. Disclosures of derivatives alone, however, do not provide users of financial statements with a complete analysis of market risk. Derivative and cash financial instruments are subject to similar market and credit risks and are used together as part of trading and risk management strategies.

     Market risk affects trading inventory values through changes in interest rates, credit spreads, equity, commodity, and currency prices, liquidity, and market volatility. The Corporation's trading activities are primarily client order flow driven rather than proprietary, with hedging transactions executed when appropriate. This strategy helps reduce market risk and volatility in principal transactions revenues.

     Risk Management monitors the Corporation's exposure to potential losses in the value of its trading inventories due to adverse market movements. Risk Management is headed by a Senior Vice President, who is a member of the Executive Management Committee and reports directly to the President and Chief Operating Officer. Risk Management sets and monitors all trading limits, actively monitors trading and inventory exposures, approves new products in conjunction with the Corporation's new product review process, and has the authority to require changes in limits and specific trading desk exposures or to veto proposed transactions.

     Risk Management is organized along product lines with independent professionals responsible for maintaining daily contact with specific trading areas. Trading systems and complementary risk monitoring systems allow these professionals to track established limit levels and exposures. Certain classes of transactions, including new financial products, proposed equity, emerging market, and high-yield underwritings, and bridge loans are subject to prior approval from Risk Management.

     Trading limits are customized for each product. Existing trading positions are regularly compared with limits established by Risk Management. In addition, individual product areas have established more specific trading limits. Risk Management information systems monitor compliance with trading limits.

     Trading systems are designed to assist traders in mitigating market and other risks prevalent in trading. Risk Management also has access to trading systems to allow for monitoring of positions and for performing computerized analytics on various market situations and conditions.

     Risk Management uses an analytical technique known as stress simulations to measure and monitor exposure to market risk across all trading areas. Stress simulations estimate gains or losses each trading area could experience under both moderate and severe market movements.

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


     Each simulation considers a specific change in interest rates, credit spreads, equity prices, foreign exchange rates, commodity prices, or volatilities, holding all other variables constant. Each trading area provides Risk Management with daily information on the expected gain or loss from these different stress scenarios. Based on these simulations, market risks can be monitored firmwide and portfolios rebalanced, as necessary.

     Stress simulations provide hypothetical results under different market scenarios. The Corporation, however, views actual results as the best indicator of risk management performance. Analyzing actual net product revenues over time best illustrates the Corporation's tolerance for risk and the effectiveness of its risk management strategies. The nature of the Corporation's trading-related activities, principally client order flow, combined with its risk management strategies, helps reduce volatility in net product revenues. A distribution of weekly net product revenues (primarily principal transactions revenues, net interest, and selling concessions) for the last two years prior to the balance sheet date is presented in the graph below.

- --------------------------------------------------------------------------------

Graph titled "DISTRIBUTION OF WEEKLY NET REVENUES BY PRODUCT"

Presented is a bar graph showing Merrill Lynch & Co. Inc.'s distribution of weekly net product revenues by product for the past two years. The graph illustrates the number of weeks that net product revenues (primarily principal transactions revenues, net interest, and selling concessions) fell within the specified dollar ranges for each product presented below.

                                    $(10)-0  $0-20  $20-40  $40-60  over $60
Foreign Exchange & Commodities           16     89       0       0         0
Municipals                                2    103       0       0         0
Interest Rate & Currency Swaps            3     91      11       0         0
Equities & Equity Derivatives             0      6      57      34         8
Taxable Fixed-Income                      1     11      53      30        10

- --------------------------------------------------------------------------------
Credit Risk

Credit risk, the risk that a counterparty will fail to perform under its contractual commitments, is monitored primarily by Corporate Credit in conjunction with business unit personnel. Corporate Credit is headed by a Senior Vice President who reports directly to the Executive Vice President responsible for Corporate Strategy, Credit, and Research.

     Corporate Credit is centralized and organized geographically, and within each region, along industry lines. Credit officers perform credit analysis, set credit limits by country and by counterparty, approve specific transactions, recommend credit reserves, manage credit exposures, and participate in the new product review process. Credit analysis, in many cases, is enhanced by due diligence meetings with counterparties. Many types of transactions, including most derivatives, are reviewed and subject to prior approval from Corporate Credit.

     Within Corporate Credit, prescribed levels of authority have been established for approval of standard transactions. Required authority levels are governed by the counterparty's credit quality, as well as the maturity and potential risk of the transaction. Transactions which exceed prescribed levels must be approved by the Credit Committee, which is composed of several Directors of Credit and the Chief Credit Officer.

     The credit system tracks information from automated and manual sources. This system aggregates credit exposure with each counterparty for various legal entities and maintains overall counterparty limits, specific product limits, and identifies limit review dates by counterparty. Detailed information on firmwide inventory positions and transactions executed, including current and potential credit exposure, is updated frequently and compared with limits. Collateral, which reduces the Corporation's credit exposure, is obtained as needed and tracked on the credit system. The system enables Corporate Credit, in conjunction with the business units, to monitor counterparty, product, industry, country, and credit quality concentrations.

     Corporate Credit also monitors credit exposures related to the Corporation's loan services, including mortgages and home equity lines of credit, customer margin accounts, extensions of credit to high-net-worth individuals, and working capital facilities to small businesses, as well as merchant banking-related activities from prior periods. Reserves are estimated based on specific identification of exposures, formulas, and aging analyses.

                             --------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


- --------------------------------------------------------------------------------
Concentration Risk

Concentration risk, the risk that the Corporation's businesses will be dependent upon a single source of revenue, product, or market, is periodically reviewed as part of the Corporation's ongoing strategic and business planning process. In recent years, the Corporation has diversified its revenue sources to ensure that it is less dependent on any single financial product, customer base, or market to generate revenues.

- --------------------------------------------------------------------------------

Graph titled "FEE-BASED REVENUES AS A PERCENTAGE OF FIXED AND SEMI-FIXED
              EXPENSES"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s fee-based revenues as a percentage of fixed and semi-fixed expenses. The graph is presented in millions with fixed and semi-fixed expenses of $3,392, $3,338, $3,656, $4,103, and $4,320 for the years ended 1990 through 1994 respectively. Fee-based revenues as a percentage of fixed and semi-fixed expenses are expressed as lines across the bars and were 43%, 51%, 55%, 59%, and 68% for the years ended 1990 through 1994, respectively. Fee-based revenues include principally asset management and portfolio service fees and net margin interest.

- --------------------------------------------------------------------------------
Operational Risk

Operational risk focuses on the Corporation's ability to accumulate, process, and communicate information necessary to conduct business in a global market environment. These risks are monitored on both a local and centralized basis. Central to management of its operational risk, the Corporation maintains backup facilities worldwide. Information systems provide operational risk assessments on transactions in major markets. This technology allows the Corporation to promptly respond to changing market conditions worldwide. As required, systems and equipment are updated for changes in technology. This enables the Corporation to compete effectively in the dynamic financial services industry. Exception reports are also used to manage operational risk, highlight reconciliation issues, and enable the Corporation to identify instances where additional collateral is required. These reports also help identify potential business risk exposures and promote compliance with both internal management policies and regulatory requirements. Operations personnel provide support and control for trading, clearance, and settlement activities, and perform custodial functions for customer and proprietary assets. Operations personnel who are responsible for entering trades report to an operations or business manager, not to the traders.

     Reserves for operational errors are established based on the nature of the transaction and specific identification of exposure. Many of these reserves are based on an aging analysis. Reserves on dividend and interest receivables, for example, gradually accrete to 100% over specified time frames in accordance with internal guidelines. Other operational exposures related to processing errors are analyzed for potential reserves on a case-by-case basis.

                             --------------------

================================================================================
STATEMENTS OF CONSOLIDATED EARNINGS


- --------------------------------------------------------------------------------

                                                                                  Year Ended Last Friday in December
                                                                               -------------------------------------
(Dollars in Thousands,
Except Per Share Amounts)                                                             1994         1993         1992
- --------------------------------------------------------------------------------------------------------------------
                                                                                (52 Weeks)   (53 Weeks)   (52 Weeks)
REVENUES
  Commissions                                                                  $ 2,870,541  $ 2,894,228  $ 2,422,084
  Interest and dividends                                                         9,577,561    7,099,155    5,806,710
  Principal transactions                                                         2,334,924    2,920,439    2,165,725
  Investment banking                                                             1,239,465    1,831,253    1,484,067
  Asset management and portfolio service fees                                    1,739,452    1,557,778    1,252,829
  Other                                                                            471,148      285,324      281,253
                                                                               -----------  -----------  -----------
  Total Revenues                                                                18,233,091   16,588,177   13,412,668
  Interest Expense                                                               8,608,570    6,029,947    4,835,267
                                                                               -----------  -----------  -----------
  NET REVENUES                                                                   9,624,521   10,558,230    8,577,401
                                                                               -----------  -----------  -----------
NON-INTEREST EXPENSES
  Compensation and benefits                                                      4,951,839    5,255,258    4,364,454
  Occupancy                                                                        436,168      572,936      477,754
  Communications and equipment rental                                              432,214      385,809      366,161
  Depreciation and amortization                                                    325,121      308,499      281,228
  Advertising and market development                                               374,619      376,881      301,146
  Professional fees                                                                367,003      290,324      256,887
  Brokerage, clearing, and exchange fees                                           337,512      280,712      277,166
  Other                                                                            670,441      663,003      631,216
                                                                               -----------  -----------  -----------
  TOTAL NON-INTEREST EXPENSES                                                    7,894,917    8,133,422    6,956,012
                                                                               -----------  -----------  -----------
EARNINGS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGES
  IN ACCOUNTING PRINCIPLES                                                       1,729,604    2,424,808    1,621,389
  Income tax expense                                                               712,843    1,030,449      668,984
                                                                               -----------  -----------  -----------
EARNINGS BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES            1,016,761    1,394,359      952,405
  Cumulative Effect of Changes in Accounting Principles
    (net of applicable income taxes of $25,075 in 1993 and $55,291 in 1992)             --      (35,420)     (58,580)
                                                                               -----------  -----------  -----------
NET EARNINGS                                                                   $ 1,016,761  $ 1,358,939  $   893,825
                                                                               ===========  ===========  ===========
NET EARNINGS APPLICABLE TO COMMON STOCKHOLDERS                                 $ 1,004,050  $ 1,353,558  $   887,486
                                                                               ===========  ===========  ===========
- --------------------------------------------------------------------------------------------------------------------
PRIMARY EARNINGS PER COMMON SHARE
  Earnings Before Cumulative Effect of Changes in Accounting Principles        $      4.75  $      6.14  $      4.18
  Cumulative Effect of Changes in Accounting Principles                                 --         (.16)        (.26)
                                                                               -----------  -----------  -----------
  NET EARNINGS                                                                 $      4.75  $      5.98  $      3.92
                                                                               ===========  ===========  ===========
FULLY DILUTED EARNINGS PER COMMON SHARE
  Earnings Before Cumulative Effect of Changes in Accounting Principles        $      4.74  $      6.11  $      4.17
  Cumulative Effect of Changes in Accounting Principles                                 --         (.16)        (.26)
                                                                               -----------  -----------  -----------
  NET EARNINGS                                                                 $      4.74  $      5.95  $      3.91
                                                                               ===========  ===========  ===========
- --------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                             --------------------

================================================================================
CONSOLIDATED BALANCE SHEETS


- --------------------------------------------------------------------------------

                                                                                         December 30,       December 31,
                                                                                        -------------------------------
(Dollars in Thousands,
Except Per Share Amounts)                                                                       1994               1993
- -----------------------------------------------------------------------------------------------------------------------
ASSETS

CASH AND CASH EQUIVALENTS                                                               $  2,311,743       $  1,783,408
                                                                                        ------------       ------------
CASH AND SECURITIES SEGREGATED FOR REGULATORY PURPOSES OR DEPOSITED WITH CLEARING
  ORGANIZATIONS                                                                            4,953,062          4,069,424
                                                                                        ------------       ------------
MARKETABLE INVESTMENT SECURITIES                                                           2,325,453          1,749,254
                                                                                        ------------       ------------
TRADING ASSETS, AT FAIR VALUE
  Corporate debt and preferred stock                                                      14,818,157         15,758,207
  Contractual agreements                                                                   9,519,105          1,005,877
  U.S. Government and agencies                                                             8,196,584          7,287,081
  Non-U.S. governments and agencies                                                        6,468,341          9,260,725
  Equities and convertible debentures                                                      6,263,492          6,806,539
  Mortgages and mortgage-backed                                                            5,223,809          6,486,464
  Municipals                                                                               1,291,688          1,606,097
  Money markets                                                                              957,589          3,337,839
                                                                                        ------------       ------------

  TOTAL                                                                                   52,738,765         51,548,829
                                                                                        ------------       ------------

RESALE AGREEMENTS                                                                         44,459,036         38,137,528
                                                                                        ------------       ------------

SECURITIES BORROWED                                                                       20,993,302         19,001,061
                                                                                        ------------       ------------
RECEIVABLES
  Customers (net of allowance for doubtful accounts of $42,290 in 1994 and
    $47,953 in 1993)                                                                      14,030,466         13,242,875
  Brokers and dealers                                                                      6,486,879          7,292,332
  Interest and other                                                                       4,360,693          2,758,768
                                                                                        ------------       ------------

  TOTAL                                                                                   24,878,038         23,293,975
                                                                                        ------------       ------------

INVESTMENTS OF INSURANCE SUBSIDIARIES                                                      5,719,345          7,841,444

LOANS, NOTES, AND MORTGAGES (NET OF ALLOWANCE FOR LOAN LOSSES OF $180,799 IN 1994 AND
  $142,414 IN 1993)                                                                        1,586,718          2,083,553

OTHER INVESTMENTS                                                                            887,626            873,806

PROPERTY, LEASEHOLD IMPROVEMENTS, AND EQUIPMENT (NET OF ACCUMULATED DEPRECIATION AND
  AMORTIZATION OF $1,867,476 IN 1994 AND $1,677,334 IN 1993)                               1,587,639          1,506,964

OTHER ASSETS                                                                               1,308,600          1,021,116
                                                                                        ------------       ------------

TOTAL ASSETS                                                                            $163,749,327       $152,910,362
                                                                                        ============       ============
- -----------------------------------------------------------------------------------------------------------------------

                             --------------------

================================================================================



- --------------------------------------------------------------------------------

                                                                                         December 30,       December 31,
                                                                                        -------------------------------
                                                                                                1994               1993
- -----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

REPURCHASE AGREEMENTS                                                                   $ 51,864,594       $ 56,418,148
                                                                                        ------------       ------------

COMMERCIAL PAPER AND OTHER SHORT-TERM BORROWINGS                                          26,439,645         23,214,329
                                                                                        ------------       ------------
TRADING LIABILITIES, AT FAIR VALUE
  U.S. Government and agencies                                                            15,989,928         12,183,271
  Contractual agreements                                                                   8,381,946            351,025
  Non-U.S. governments and agencies                                                        4,009,757          1,762,154
  Equities and convertible debentures                                                      3,990,146          3,953,850
  Corporate debt and preferred stock                                                       2,564,192          3,226,031
  Municipals                                                                                 165,906            184,041
                                                                                        ------------       ------------
  TOTAL                                                                                   35,101,875         21,660,372
                                                                                        ------------       ------------

CUSTOMERS                                                                                 11,608,891         13,571,379

INSURANCE                                                                                  5,689,513          7,405,673

BROKERS AND DEALERS                                                                        4,637,957          4,862,584

OTHER LIABILITIES AND ACCRUED INTEREST                                                     7,725,924          6,823,064

LONG-TERM BORROWINGS                                                                      14,863,383         13,468,900
                                                                                        ------------       ------------
TOTAL LIABILITIES                                                                        157,931,782        147,424,449
                                                                                        ------------       ------------
STOCKHOLDERS' EQUITY
Preferred Stockholders' Equity                                                               618,800            193,800
                                                                                        ------------       ------------
Common Stockholders' Equity
  Common stock, par value $1.33 1/3 per share; authorized: 500,000,000 shares;
    issued: 1994 and 1993--236,330,162 shares                                                315,105            315,105
  Paid-in capital                                                                          1,196,093          1,156,367
  Foreign currency translation adjustment                                                      3,703            (18,305)
  Net unrealized (losses) gains on investment securities available-for-sale (net of
    applicable income tax (benefit) expense of $(30,924) in 1994 and $12,493 in 1993)        (56,957)            21,355
  Retained earnings                                                                        5,605,616          4,777,142
                                                                                        ------------       ------------
  Subtotal                                                                                 7,063,560          6,251,664

Less:
  Treasury stock, at cost:
                     1994--48,423,944 shares
                     1993--23,408,139 shares                                               1,627,108            695,788
  Unallocated ESOP reversion shares, at cost:
                     1994-- 6,427,091 shares
                     1993-- 8,932,332 shares                                                 101,227            140,684
  Employee stock transactions                                                                136,480            123,079
                                                                                        ------------       ------------
TOTAL COMMON STOCKHOLDERS' EQUITY                                                          5,198,745          5,292,113
                                                                                        ------------       ------------
TOTAL STOCKHOLDERS' EQUITY                                                                 5,817,545          5,485,913
                                                                                        ------------       ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $163,749,327       $152,910,362
                                                                                        ============       ============
- -----------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

                             --------------------

================================================================================
STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY


- --------------------------------------------------------------------------------

                                                                                Year Ended Last Friday in December
                                                                            --------------------------------------
(Dollars in Thousands,
Except Per Share Amounts)                                                         1994          1993          1992
- ------------------------------------------------------------------------------------------------------------------
PREFERRED STOCKHOLDERS' EQUITY
9% CUMULATIVE PREFERRED STOCK, SERIES A
  $10,000 LIQUIDATION PREFERENCE PER SHARE
  Balance, beginning of year                                                $       --    $       --    $       --
  Issued (42,500 shares in 1994)                                               425,000            --            --
                                                                            ----------    ----------    ----------
  BALANCE, END OF YEAR (42,500 SHARES IN 1994)                                 425,000            --            --
                                                                            ----------    ----------    ----------
REMARKETED PREFERRED STOCK, SERIES C
  $100,000 LIQUIDATION PREFERENCE PER SHARE
  Balance, beginning and end of year (3,000 shares in 1994,
    1993, and 1992)                                                            300,000       300,000       300,000
                                                                            ----------    ----------    ----------

REMARKETED PREFERRED TREASURY STOCK, AT COST
  Balance, beginning of year (1,062 shares in 1994 and 1993;
    945 shares in 1992)                                                       (106,200)     (106,200)      (94,500)
  Treasury stock purchased (117 shares in 1992)                                     --            --       (11,700)
                                                                            ----------    ----------    ----------
  BALANCE, END OF YEAR (1,062 SHARES IN 1994, 1993,
    AND 1992)                                                                 (106,200)     (106,200)     (106,200)
                                                                            ----------    ----------    ----------
  BALANCE, END OF YEAR                                                         193,800       193,800       193,800
                                                                            ----------    ----------    ----------
TOTAL PREFERRED STOCKHOLDERS' EQUITY                                        $  618,800    $  193,800    $  193,800
                                                                            ==========    ==========    ==========
COMMON STOCKHOLDERS' EQUITY
COMMON STOCK, PAR VALUE $1.33 1/3
  Balance, beginning of year (236,330,162 shares in 1994;
    234,692,848 in 1993 and 1992)                                           $  315,105    $  312,922    $  312,922
  Issued for employee benefit plans (1,637,314 shares in 1993)                      --         2,183            --
                                                                            ----------    ----------    ----------
  BALANCE, END OF YEAR (236,330,162 SHARES IN 1994
    AND 1993; 234,692,848 IN 1992)                                          $  315,105    $  315,105    $  312,922
                                                                            ==========    ==========    ==========
PAID-IN CAPITAL
  Balance, beginning of year                                                $1,156,367    $1,081,469      $999,612
  Issuance of stock:
    To employees                                                                (9,290)       (2,456)       (6,116)
    For other activity, including employee stock grants                         12,827        13,645        56,326
    To ESOP (including allocation of shares in 1994, 1993,
      and 1992)                                                                 36,189        63,709        31,647
                                                                            ----------    ----------    ----------
  BALANCE, END OF YEAR                                                      $1,196,093    $1,156,367    $1,081,469
                                                                            ==========    ==========    ==========
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
  Balance, beginning of year                                                $  (18,305)   $   (6,129)   $   10,219
  Translation adjustment (a)                                                    22,008       (12,176)      (16,348)
                                                                            ----------    ----------    ----------
  BALANCE, END OF YEAR                                                      $    3,703    $  (18,305)   $   (6,129)
                                                                            ==========    ==========    ==========
- ------------------------------------------------------------------------------------------------------------------

                             --------------------

================================================================================



- --------------------------------------------------------------------------------

                                                                               Year Ended Last Friday in December
                                                                            --------------------------------------
                                                                                 1994           1993          1992
- ------------------------------------------------------------------------------------------------------------------
NET UNREALIZED (LOSSES) GAINS ON INVESTMENT SECURITIES
  AVAILABLE-FOR-SALE (NET OF APPLICABLE INCOME TAXES)
  Balance, beginning of year                                               $    21,355    $       --    $       --
  Net unrealized (losses) gains on investment securities
    available-for-sale                                                        (410,068)      254,030            --
  Other adjustments (b)                                                        331,756      (232,675)           --
                                                                           -----------    ----------    ----------
  BALANCE, END OF YEAR                                                     $   (56,957)   $   21,355    $       --
                                                                           ===========    ==========    ==========
RETAINED EARNINGS
  Balance, beginning of year                                               $ 4,777,142    $3,570,980    $2,803,392
  Net earnings                                                               1,016,761     1,358,939       893,825
  Cash dividends declared:
    9% Cumulative Preferred stock                                               (6,163)           --            --
    Remarketed Preferred stock                                                  (6,391)       (5,290)       (6,745)
    Common stock ($.89 per share in 1994; $.70 in 1993;
      $.575 in 1992)                                                          (175,733)     (147,487)     (119,492)
                                                                           -----------    ----------    ----------
  BALANCE, END OF YEAR                                                     $ 5,605,616    $4,777,142    $3,570,980
                                                                           ===========    ==========    ==========
COMMON TREASURY STOCK, AT COST
  Balance, beginning of year (23,408,139 shares in 1994;
    16,288,488 in 1993; 15,612,392 in 1992)                                $  (695,788)   $ (286,599)   $ (167,507)
  Treasury stock purchased (29,988,523 shares in 1994;
    16,345,568 in 1993; 10,653,858 in 1992)                                 (1,138,467)     (695,431)     (259,526)
  Issued out of treasury (net of reacquisitions):
    Employees (1,026,321 shares in 1994; 955,391 in 1993;
      1,272,014 in 1992)                                                        42,509        33,299        34,421
    Employee stock grants (3,946,397 shares in 1994;
      8,270,526 in 1993; 8,705,748 in 1992)                                    164,638       252,943       106,013
                                                                           -----------    ----------    ----------
  BALANCE, END OF YEAR (48,423,944 SHARES IN 1994;
    23,408,139 IN 1993; 16,288,488 IN 1992)                                $(1,627,108)   $ (695,788)   $ (286,599)
                                                                           ===========    ==========    ==========
UNALLOCATED ESOP REVERSION SHARES, AT COST
  Balance, beginning of year (8,932,332 shares in 1994;
    11,201,672 in 1993; 13,636,820 in 1992)                                $  (140,684)   $ (176,426)   $ (214,780)
  Allocation of shares to participants (2,505,241 shares in 1994;
    2,269,340 in 1993; 2,435,148 in 1992)                                       39,457        35,742        38,354
                                                                           -----------    ----------    ----------
  BALANCE, END OF YEAR (6,427,091 SHARES IN 1994;
    8,932,332 IN 1993; 11,201,672 IN 1992)                                 $  (101,227)   $ (140,684)   $ (176,426)
                                                                           ===========    ==========    ==========
EMPLOYEE STOCK TRANSACTIONS
  Balance, beginning of year                                               $  (123,079)   $ (120,913)   $ (131,270)
  Net issuance of employee stock grants                                       (120,512)     (115,251)     (105,342)
  Amortization of employee stock grants                                        100,367       106,867       109,908
  Repayment of employee loans                                                    6,744         6,218         5,791
                                                                           -----------    ----------    ----------
  BALANCE, END OF YEAR                                                     $  (136,480)   $ (123,079)   $ (120,913)
                                                                           ===========    ==========    ==========
TOTAL COMMON STOCKHOLDERS' EQUITY                                          $ 5,198,745    $5,292,113    $4,375,304
                                                                           ===========    ==========    ==========
TOTAL STOCKHOLDERS' EQUITY                                                 $ 5,817,545    $5,485,913    $4,569,104
                                                                           ===========    ==========    ==========
- ------------------------------------------------------------------------------------------------------------------

(a) Net of income tax (expense) benefit of $(7,513) in 1994, $(1,837) in 1993, and $386 in 1992.
(b) Other adjustments consist of policyholder liabilities, deferred policy acquisition costs, and deferred income taxes.

See Notes to Consolidated Financial Statements

                             --------------------

================================================================================
STATEMENTS OF CONSOLIDATED CASH FLOWS


- --------------------------------------------------------------------------------

                                                                                           Year Ended Last Friday in December
                                                                                   ------------------------------------------
(Dollars in Thousands)                                                                     1994           1993           1992
- -----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings                                                                       $  1,016,761   $  1,358,939   $    893,825
Noncash items included in earnings:
   Cumulative effect of changes in accounting principles                                     --         35,420         58,580
   Depreciation and amortization                                                        325,121        308,499        281,228
   Policyholder reserves                                                                353,871        516,741        624,012
   Other                                                                                658,372        683,276        795,220
(Increase) decrease in operating assets:
   Trading assets                                                                     6,610,064    (19,829,640)    (6,794,804)
   Cash and securities segregated for regulatory purposes or
     deposited with clearing organizations                                             (883,638)      (644,713)       (70,120)
   Securities borrowed                                                               (1,992,241)    (5,435,258)    (1,734,088)
   Customers                                                                           (826,440)    (3,481,056)    (2,409,415)
   Maturities and sales of trading investment securities                                197,376             --             --
   Purchases of trading investment securities                                          (213,040)            --             --
   Other                                                                               (272,544)    (3,708,028)      (550,705)
Increase (decrease) in operating liabilities:
   Trading liabilities                                                                5,641,503      7,088,268      4,977,122
   Customers                                                                         (1,962,488)     3,673,980       (340,505)
   Insurance                                                                         (1,855,494)    (2,028,539)    (1,221,883)
   Other                                                                                607,296      4,354,789        276,785
                                                                                   ------------   ------------   ------------
   CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                                   7,404,479    (17,107,322)    (5,214,748)
                                                                                   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from (payments for):
   Maturities of available-for-sale securities                                        2,609,577             --             --
   Sales of available-for-sale securities                                             1,377,234             --             --
   Purchases of available-for-sale securities                                        (2,296,355)            --             --
   Maturities of held-to-maturity securities                                          1,964,580             --             --
   Purchases of held-to-maturity securities                                          (2,536,824)            --             --
   Maturities and sales of investments by insurance subsidiaries                             --      3,983,077      3,904,587
   Purchases of investments by insurance subsidiaries                                        --     (2,438,571)    (3,304,652)
   Marketable investment securities                                                          --       (575,284)      (828,647)
   Other investments and other assets                                                  (390,651)      (176,322)       344,263
   Property, leasehold improvements, and equipment                                     (405,796)      (406,348)      (131,246)
                                                                                   ------------   ------------   ------------
   CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES                                     321,765        386,552        (15,695)
                                                                                   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments for):
   Repurchase agreements, net of resale agreements                                  (10,875,062)    10,872,443     (1,770,519)
   Commercial paper and other short-term borrowings                                   3,225,316      4,445,206      4,593,854
   Issuance and resale of long-term borrowings                                       10,352,802      7,861,813      6,773,739
   Settlement and repurchases of long-term borrowings                                (9,089,491)    (5,263,104)    (3,861,745)
   Issuance of 9% Cumulative Preferred stock                                            425,000             --             --
   Repurchases of Remarketed Preferred stock                                                 --             --        (11,700)
   Common stock transactions                                                         (1,048,187)      (510,975)      (189,301)
   Dividends                                                                           (188,287)      (152,777)      (126,237)
                                                                                   ------------   ------------   ------------
   CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES                                  (7,197,909)    17,252,606      5,408,091
                                                                                   ------------   ------------   ------------
INCREASE IN CASH AND CASH EQUIVALENTS                                                   528,335        531,836        177,648
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                          1,783,408      1,251,572      1,073,924
                                                                                   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                             $  2,311,743   $  1,783,408   $  1,251,572
                                                                                   ============   ============   ============
- -----------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Income taxes totaled $1,189,999 in 1994, $1,031,980 in 1993, and $590,481 in
1992.
Interest totaled $8,452,103 in 1994, $5,788,218 in 1993, and $4,753,336 in 1992.

See Notes to Consolidated Financial Statements




                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)

================================================================================
SUMMARY OF SIGNIFICANT

ACCOUNTING POLICIES

Merrill Lynch & Co., Inc. has established comprehensive accounting policies for the parent company and its subsidiaries. These policies, which incorporate prevailing industry practices, are in accordance with generally accepted accounting principles and provide guidance on the recognition of revenues and expenses, the valuation of assets, and the recording of liabilities and reserves. A description of significant accounting policies follows.

- --------------------------------------------------------------------------------
Basis of Presentation

The consolidated financial statements include the accounts of Merrill Lynch & Co., Inc. and all significant subsidiaries (collectively referred to as the "Corporation"). All material intercompany balances and transactions have been eliminated.

     Certain limited classification and format changes have been implemented in the 1994 consolidated financial statements. Prior years' financial statements have been reclassified to conform to the 1994 presentation.

- --------------------------------------------------------------------------------
Trading Instruments

Trading assets and trading liabilities, including commitments for securities sold but not yet purchased, are recorded on a trade date basis at fair value. Fair value is based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management's estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time.

     Derivative financial instruments include futures, forwards, options, and swaps including swap options, caps, collars, and floors. Derivatives held for trading or to hedge trading inventory positions are marked-to-market daily. Market values for exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Market values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, are based on pricing models using mid-market valuations adjusted, as required, to reflect amounts which would be received from or paid to a third party in settlement of the contracts. These adjustments are integral components of the mark-to-market process and relate to credit spreads, market liquidity, concentrations, close-out costs associated with unmatched positions, and funding and administrative costs incurred over the life of the instrument.

     Unrealized gains and losses from derivative transactions are reported separately as assets and liabilities unless a legal right of setoff exists under a master netting arrangement enforceable at law. Balances related to swap and forward transactions and foreign currency options are included in "Contractual agreements" on the Consolidated Balance Sheets. All other contract balances are recorded with the related trading asset or liability. The fair value of equity options purchased, for example, is recorded in the "Equities and convertible debentures" trading asset caption.

     The Corporation enters into when-issued and delayed delivery transactions. Unrealized gains and losses from these transactions are recorded in the related trading asset or liability account, respectively.

     Principal transactions revenues are recognized on a trade date basis and include net unrealized gains or losses from marking-to-market trading instruments, including derivative contracts, when-issued and delayed delivery transactions, and hedge positions related to trading activities. Realized trading gains and losses and the interest amounts on the related instruments are also included in current period earnings as principal transactions revenues and interest revenues and expenses, respectively.

- --------------------------------------------------------------------------------
Financing and Related Activities

The Corporation's objective is to match-fund the interest sensitivity of its assets and liabilities. Funding is principally obtained from commercial paper, repurchase agreements, and long-term borrowings. The Corporation uses derivative financial instruments to manage interest rate, foreign currency, and other exposures. Derivatives which modify the interest rate characteristics of specified assets and liabilities are accounted for on an accrual basis, with amounts to be paid or received recognized as adjustments to interest income or expense. Realized gains and losses on early terminations of interest rate contracts are deferred and amortized over the remaining lives of the hedged assets or liabilities. Unrealized gains and losses on all other derivatives are recognized currently. At December 30, 1994, there were no deferred amounts related to terminated contracts.

     Repurchase and resale agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts, plus accrued interest. The Corporation's policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. Collateral is valued daily and the Corporation may require counterparties to deposit additional collateral or return collateral pledged, when appropriate, to ensure that the market value of the underlying collateral remains sufficient.

     Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Corporation to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. The Corporation receives collateral in the form of cash or other securities for securities loaned transactions. For cash and noncash collateral transactions, the fee received or paid by the Corporation is recorded in the Statements of Consolidated Earnings as interest income or interest expense. The Corporation monitors the market value of securities borrowed or loaned against the collateral value daily.

     Substantially all collateralized financing activities are transacted under master netting agreements which give the Corporation the right, in the event of default, to liquidate collateral held and to setoff receivables and payables with the same counterparty. For financial reporting purposes, the

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)



Corporation offsets certain receivables and payables with the same counterparty on the Consolidated Balance Sheets.

- --------------------------------------------------------------------------------
Investment Securities

The Corporation holds debt and equity investments principally in non-broker-dealer subsidiaries. These investments are classified as held-to-maturity, trading, or available-for-sale. Held-to-maturity investments are debt securities which the Corporation has the positive intent and ability to hold to maturity. These investments are recorded at amortized cost unless a decline in value is deemed other than temporary, in which case the carrying value is adjusted. The amortization of premium or accretion of discount, as well as any unrealized loss deemed other than temporary, is included in current period earnings.

     Debt and equity securities purchased principally for the purpose of resale in the near term are recorded as trading investments at fair value. Unrealized gains or losses on these investments are included in earnings of the current period.

     Other debt and equity securities which are not categorized as held-to-maturity or trading are classified as available-for-sale and reported at fair value. Unrealized gains or losses on these securities are reported as a separate component of stockholders' equity, net of applicable income taxes and other related items.

     Restricted equity investment securities or equity investment securities without available market quotations are reported at the lower of cost or estimated net realizable value. Realized gains and losses and unrealized losses resulting from adjustments in carrying values are included in current period earnings.

     The Corporation periodically reviews its investment securities for appropriate classification. Investment securities transferred among categories, although infrequent, are recorded at fair value. The cost basis of each investment sold is specifically identified for purposes of computing realized gains and losses.

- --------------------------------------------------------------------------------
Commissions and Related Expenses

Commissions charged for executing customer transactions are accrued on a trade date basis and included in current period earnings. Production-related compensation and benefits expense is accrued to match revenue recognition.

- --------------------------------------------------------------------------------
Investment Banking

Underwriting revenues and fees for mergers and acquisitions and advisory assignments are recorded when services for the transaction are substantially completed. Deal-related expenses are deferred and later expensed to match revenue recognition.

- --------------------------------------------------------------------------------
Income Taxes

Merrill Lynch & Co., Inc. and certain of its wholly owned subsidiaries file a consolidated Federal income tax return. The Corporation uses the asset and liability method in providing income taxes on all transactions that have been recognized in the consolidated financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Corporation does not provide for deferred income taxes on the undistributed earnings of foreign subsidiaries that are considered to be permanent in duration.

- --------------------------------------------------------------------------------
Property, Leasehold Improvements, and Equipment

Property (excluding land), leasehold improvements, and equipment are reported at historical cost, net of accumulated depreciation and amortization. Land is reported at historical cost.

     Depreciation and amortization are computed using the straight-line method. Property and equipment are depreciated over the estimated useful lives of the assets, while leasehold improvements are amortized over the lesser of the estimated economic useful life of the asset or the term of the lease. Most of the Corporation's fixed assets are technology-based and have shorter lives, generally three to five years. Maintenance and repair costs are expensed as incurred.

     Facilities-related depreciation and amortization expense was $135,485, $140,340, and $130,448 in 1994, 1993, and 1992, respectively. Non-facilities-
related depreciation and amortization expense for 1994, 1993, and 1992 was $189,636, $168,159, and $150,780, respectively.

- --------------------------------------------------------------------------------
Insurance

Insurance liabilities are future benefits payable under annuity and interest-sensitive life contracts and include deposits received plus interest credited during the contract accumulation period, the present value of future payments for contracts which have annuitized, and a mortality provision for certain products. Certain policyholder liabilities are also adjusted for those investments classified as available-for-sale (see discussion that follows). Interest crediting rates range from 2.8% to 10.0%. Liabilities for unpaid claims and claim adjustment expenses are based on the experience of the Corporation. Policy deposits are recorded as insurance liabilities when received. Policy withdrawal, maintenance, and other fees are recognized as revenue when earned.

     Substantially all investments of insurance subsidiaries, principally debt securities, are classified as available-for-sale and recorded at fair value. These investments support the Corporation's in-force, universal life-type contracts as defined by Statement of Financial Accounting Standards ("SFAS")
No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments." The Corporation records an adjustment to deferred acquisition costs and policyholder account balances which, when combined, are equal to the adjustment that would have been recorded if those available-for-sale investments had been sold at their estimated


                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


fair values and the proceeds reinvested at current yields. The corresponding credits or charges for these adjustments are recorded as unrealized gains or losses in stockholders' equity, net of applicable income tax expense or benefit. Prior to December 31, 1993, these investments were recorded at amortized cost.

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

- --------------------------------------------------------------------------------
Translation of Foreign Currencies

Assets and liabilities of foreign subsidiaries are translated at year-end currency exchange rates, while revenues and expenses are translated at average currency exchange rates during the year. Adjustments that result from translating foreign currency financial statements, net of hedging gains or losses and related tax effects, are reported as a separate component of stockholders' equity. Gains or losses resulting from the effect of exchange rate changes on foreign currency transactions are included in earnings of the current period.

- --------------------------------------------------------------------------------
Cash Flows

For purposes of the Statements of Consolidated Cash Flows, the Corporation defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of less than 90 days.

- --------------------------------------------------------------------------------
Interest Expense

Interest expense includes payments in lieu of dividends of $22,738, $21,436, and $12,556 in 1994, 1993, and 1992, respectively.

================================================================================
OTHER SIGNIFICANT EVENTS
Accounting Changes

On January 1, 1994, the Corporation adopted FASB Interpretation ("Interpreta-tion") No. 39, "Offsetting of Amounts Related to Certain Contracts." Interpretation No. 39 affects the financial statement presentation of balances related to swap, forward, and other similar exchange or conditional type contracts, and unconditional type contracts. The Corporation is generally required to report separately on the Consolidated Balance Sheets unrealized gains as assets, and unrealized losses as liabilities. For exchange or conditional contracts, netting is permitted only when a legal right of setoff exists with the same counterparty under a master netting arrangement enforceable at law. To offset unconditional contracts, such as resale and repurchase agreements, net cash settlement of the related receivable and payable balances is also required by Interpretation No. 39, as modified by Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements."

     Prior to the adoption of these Interpretations, the Corporation followed industry practice in reporting balances related to certain types of contracts on a net basis. Unrealized gains and losses for swap, forward, and other similar contracts were reported net on the Consolidated Balance Sheets by contract type, while certain receivables and payables related to resale and repurchase agreements were reported net by counterparty. At December 30, 1994, assets and liabilities increased approximately $8,500,000 for the effect of these Interpretations.

     In 1993, the Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     SFAS No. 112 establishes accrual accounting standards for employer-provided benefits which cover former or inactive employees after employment but before retirement ("postemployment benefits"). Prior to 1993, the Corporation accounted for such costs on a modified "pay-as-you-go" basis. The cumulative effect of this change in accounting principle reported in the 1993 Statement of Consolidated Earnings resulted in a charge of $35,420 (net of applicable income tax benefits of $25,075). The incremental effect of adopting SFAS No. 112 on the 1993 results of operations was not material.

     SFAS No. 115 requires certain subsidiaries of the Corporation, principally insurance and banking, to classify their investments in debt and qualifying equity securities into three categories: held-to-maturity, trading, or available-for-sale. Prior to adoption, these subsidiaries recorded investments in debt securities at amortized cost and investments in equity securities at the lower of cost or estimated net realizable value. At December 31, 1993, the increase to stockholders' equity for available-for-sale investments totaled $21,355 (net of $12,493 applicable income taxes). The impact of trading investments on the Corporation's financial statements was not material.

     In 1992, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes."

     SFAS No. 106 requires accrual accounting for postretirement benefits, primarily health care and life insurance benefits. The cumulative effect of this change in accounting principle, reported in the 1992 Statement of Consolidated Earnings, resulted in a charge of $76,354 (net of related income tax benefits of $55,291). The adoption of SFAS No. 106 increased compensation and benefits expense in 1992 by $8,500.

     SFAS No. 109 changed the conditions under which deferred tax assets are recognized. The cumulative effect of this change in accounting principle reported in the 1992

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


Statement of Consolidated Earnings was an increase to earnings of $17,774, and related principally to recognition of deferred state and local tax benefits.

- --------------------------------------------------------------------------------
Occupancy Charge

The Corporation recorded a non-recurring pretax charge totaling $103,000 ($59,700 after income taxes) in the 1993 first quarter. The non-recurring charge related to the Corporation's decision not to occupy certain office space at its World Financial Center Headquarters facility and, instead, to sublease the unused space to third parties. This space was sublet in 1994.

================================================================================
TRADING ACTIVITIES

The Corporation trades both derivative and cash financial instruments. While trading activities are primarily generated by client order flow, the Corporation also takes proprietary positions in interest rate, foreign exchange, debt, equity, and commodity instruments based on expectations of future market movements and conditions. The Corporation's trading strategies rely on the joint management of its client-driven and proprietary transactions, along with the hedging and financing of these positions.

     Detailed information on principal transactions revenues by product category follows/(1)/:

========================================================================
(In Millions)                                     1994     1993     1992
- ------------------------------------------------------------------------
Interest rate and currency swaps                $  749   $  605   $  390
Equities and equity derivatives                    627      871      614
Taxable fixed-income                               462      964      736
Municipals                                         388      322      268
Foreign exchange and commodities                   109      158      158
                                                ------   ------   ------
TOTAL                                           $2,335   $2,920   $2,166
                                                ======   ======   ======
- ------------------------------------------------------------------------

/(1)/ The revenue amounts presented include gains and losses from cash instruments and related derivatives, including swaps, forwards, futures, and options.

     Interest revenues and expense are integral components of trading activities. In assessing the profitability of financial instruments, the Corporation views net interest and principal transactions activity in the aggregate. (See "Principal Transactions" section of Management's Discussion and Analysis-unaudited for further information on the Corporation's net trading results.)

================================================================================
FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Certain trading-related financial instruments have market and/or credit risk in excess of amounts recorded on the Consolidated Balance Sheets. Financial instruments with off-balance-sheet risk include derivatives, securities sold but not yet purchased, and certain commitments.

     SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," defines a derivative as a futures, forward, swap, or option contract, or other financial instrument with similar characteristics. The SFAS No. 119 definition excludes all on-balance-sheet receivables and payables, including those that "derive" their values or contractually required cash flows from the price of some other security or index, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments. It also excludes option features embedded in on-balance-sheet receivables or payables. Conversion features and call provisions embedded in a convertible bond, for example, would not qualify as a derivative under the SFAS No. 119 definition.

     Derivative contracts often involve future commitments to exchange interest payment streams, to purchase or sell other financial instruments (including mortgage-backed securities) at specified terms on a specified date, or to exchange currencies. In addition, the Corporation purchases and writes options on a wide range of financial instruments such as securities, currencies, futures, and various market indices. Options can require the writer to purchase or sell a specified financial instrument or commodity, or to make a cash payment based on changes in a reference index or interest rate. Different forward commitment and option terms can also be combined to meet specialized needs. Interest rate caps and floors provide the purchaser with protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Swap options provide the purchaser with an option to enter into or to cancel an existing swap contract in the future. The Corporation enters into various derivative financial instruments to meet clients' needs and to manage its own interest rate, currency, and market risks. (See "Derivative Financial Instruments" and "Risk Management" sections of Management's Discussion and Analysis-unaudited.)

- --------------------------------------------------------------------------------
Market Risk

Market risk is the potential change in value caused by movements in interest rates, foreign exchange rates, or market prices of the underlying financial instrument. The level of market risk is influenced by the volatility and liquidity in the markets in which financial instruments are traded.

     The Corporation seeks to control market risk by developing and refining hedging strategies that correlate price and currency movements of trading inventories and related hedges. In many cases, derivative financial instruments are used to hedge other on- and off-balance-sheet transactions. The notional or contractual amounts of derivative financial instruments provide only a measure of involvement in these types of transactions and do not represent the amounts subject to market risk.

     A discussion of market risk related to derivative financial instruments used for trading purposes by risk type and class of instrument as of December 30, 1994 follows.

Interest Rate Risk

Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. Interest rate swap contracts are a common interest rate risk management tool. Eurodollar and U.S. Treasury securities

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


futures are also effective in managing interest rate risk. The decision to manage interest rate risk using futures or swap contracts, as opposed to buying or selling short U.S. Treasury securities, depends on current market conditions and funding considerations.

     The table that follows summarizes the Corporation's derivative financial instruments with interest rate risk:

================================================================
(In Billions)                                    NOTIONAL AMOUNT
- ----------------------------------------------------------------
Swap agreements                                       $653
Futures contracts                                     $172
Options held                                          $ 75
Options written                                       $ 74
Forward contracts                                     $ 29
- ----------------------------------------------------------------

     Included in interest rate swap agreements are caps, collars, and floors, swap options, basis swaps, and leveraged swap contracts. Basis swaps are a type of interest rate swap agreement where rates received and paid are variable based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered Rate). The Corporation's exposure to interest rate risk resulting from these leverage factors is hedged with other financial instruments.

     The forward contracts category principally contains "To Be Announced" mortgage pools which bear interest rate as well as principal prepayment risk.


Currency Risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will affect the value of financial instruments. Foreign exchange forwards and options are commonly used to manage currency risk. Currency swaps are also used primarily in situations where a long-dated forward market is not available or where the end-user needs a customized instrument to hedge a foreign currency cash flow stream. Parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and agreed-upon rate.

     The Corporation's derivative financial instruments with currency risk are presented below:

===============================================================
(In Billions)                                   NOTIONAL AMOUNT
- ---------------------------------------------------------------
Forward contracts                                    $103
Swap agreements                                      $ 73
Options held                                         $ 22
Options written                                      $ 22
- ---------------------------------------------------------------

     A number of the Corporation's foreign currency contracts included above are subject to both interest rate and currency risk. The Corporation's foreign exchange contracts relate primarily to major currencies such as the Japanese yen, German mark, and British pound.


Equity Price Risk

Equity price risk arises from the possibility that equity prices will fluctuate, affecting the value of contracts which derive their value from a stock index, a particular stock, or a defined basket of stocks.

     The notional amounts of derivative financial instruments subject to equity price risk follow:

===============================================================
(In Billions)                                   NOTIONAL AMOUNT
- ---------------------------------------------------------------
Options held                                          $22
Options written                                       $21
Swap agreements                                       $ 2
Futures contracts                                     $ 2
- ---------------------------------------------------------------

Commodity Price Risk

The Corporation views its commodity contracts as financial instruments since they are generally settled in cash and not by delivery of the underlying commodity. Market risk results from the possibility that the price of the underlying commodity may rise or fall. The notional amounts of derivative financial instruments subject to commodity price risk are summarized as follows:

===============================================================
(In Billions)                                   NOTIONAL AMOUNT
===============================================================
Options held                                          $12
Options written                                       $ 7
Forward contracts                                     $ 7
Swap agreements                                       $ 2
Futures contracts                                     $ 2
- ---------------------------------------------------------------

     Cash flows from commodity swaps are based on the difference between an agreed-upon fixed price, and a price that varies with changes in a specified commodity index. Commodity contracts held relate principally to natural resources and base metals.

     Most of the Corporation's off-balance-sheet derivative trading transactions are short-term with a weighted average maturity of approximately 2.29 years as of December 30, 1994 and 2.62 years as of December 31, 1993. The remaining maturities for notional or contractual amounts outstanding for swaps, futures, forwards, and other derivatives follow:

- --------------------------------------------------------------------------------

Graph titled "REMAINING MATURITIES OF SWAPS AND DERIVATIVES"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s remaining maturities of swaps and derivatives. The graph is presented in billions with swaps and derivatives comprised of swap contracts, futures contracts, forward contracts, options written, and options purchased. Remaining maturities for these products in the aggregate total $1,300, $729, $511, $359, $251, $169, $136, and $103 at year-end December 1994 through December 2000, and after 2000, respectively.

- --------------------------------------------------------------------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


     At December 31, 1993, the notional amount of swap agreements including swap options, caps, collars, and floors was $560 billion. Notional amounts of forward, futures, and written option contracts were $154 billion, $105 billion, and $72 billion, respectively, at December 31, 1993.

     In addition to futures, forward, swap, and option contracts, the Corporation enters into commitments to sell securities not yet purchased which are recorded as trading liabilities on the Consolidated Balance Sheets. The Corporation is exposed to off-balance-sheet risk that potential market price increases will cause the ultimate obligations under these commitments to exceed the amount recognized on the balance sheet.

================================================================================
FINANCING AND OTHER NON-TRADING ACTIVITIES

The Corporation issues dollar and foreign currency-denominated debt with both variable and fixed-rate interest payment obligations. The Corporation enters into swap agreements to convert fixed-rate interest payments on its debt obligations into variable rate payments, while virtually all foreign currency-denominated fixed-rate obligations are swapped into variable rate dollar liabilities. Interest obligations on variable rate long-term debt and commercial paper may also be modified through basis swaps, which change the underlying interest rate basis or reset frequency. The Corporation also issues callable debt and debt which is linked to the performance of an equity or commodity index (e.g., S&P 500 or ENMET (Service Mark)) or an industry basket of stocks (e.g., telecommunication stocks). These features in a debt instrument are often referred to as embedded options. The contingent components of these indexed and callable debt issuances and the related hedges are recorded at amounts which approximate fair value.

     For other non-trading activities, the Corporation uses interest rate swaps to modify the interest rate characteristics of specified repurchase, resale, and certain customer transactions. The Corporation also uses currency swaps to hedge investments in and loans to international subsidiaries.

     The notional amounts of derivative financial instruments used by the Corporation for purposes other than trading as of December 30, 1994 follow:

========================================================
(In Billions)                            NOTIONAL AMOUNT
- --------------------------------------------------------
Interest rate swap contracts/(1)/              $22
Foreign exchange swap contracts/(1)/           $ 3
Equity options held                            $ 1
- --------------------------------------------------------

/(1)/ Includes options embedded in swap contracts on callable debt totaling
      $1 billion notional.

     Most of the above transactions are entered into with the Corporation's swaps and foreign exchange dealer subsidiaries which intermediate the interest rate and currency risk with third parties in the normal course of their trading activities.

================================================================================
CREDIT RISK AND CONCENTRATIONS OF CREDIT RISK

Credit Risk

Credit risk is the amount of accounting loss that the Corporation would incur if a counterparty failed to perform its obligations under contractual terms and the collateral held, if any, was deemed worthless. From an economic standpoint, however, credit risk is evaluated net of collateral. The Corporation also attempts to control credit risk by monitoring credit exposures, limiting transactions with specific counterparties, and continually assessing the creditworthiness of counterparties.

     Credit risk is limited to the current cost of replacing those contracts in a gain position (i.e., the accounting loss). The notional or contractual values of futures, forward, and swap contracts do not represent exposure to credit risk. For futures contracts, the Corporation usually does not intend to take or make physical delivery of the underlying security, asset, or index. Since futures contracts are exchange-traded and require daily cash settlement, the related risk of accounting loss is limited to a one-day net positive change in market value. Option contracts can be exchange-traded or OTC contracts. Purchased options have credit risk to the extent of their replacement cost. Written options represent a potential obligation of the Corporation and, accordingly, do not subject the Corporation to credit risk.

     At December 30, 1994, credit risk related to trading derivatives is recorded on the Consolidated Balance Sheet. At December 31, 1993, prior to the adoption of Interpretation No. 39, $6.7 billion of credit risk was not required to be recorded on the Consolidated Balance Sheet.

     To reduce credit risk, the Corporation requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. Presented below is a table of counterparty credit ratings for the replacement cost (net of $863,000 collateral) of derivatives contracts in a gain position by maturity at December 30, 1994.

================================================================================
                            Years to Maturity              CROSS-
                     ---------------------------------    MATURITY
(In Millions)        0-3      3-5      5-7      Over 7   NETTING/(1)/      TOTAL
- --------------------------------------------------------------------------------
CREDIT
RATING/(2)/
AAA                $  602   $  337   $   10     $    7     $   (60)       $  896
AA+/AA                448      125       84        288        (177)          768
AA-                 1,307      467      237        625        (163)        2,473
A+/A                  842    1,022      314        531        (251)        2,458
A-                    770      204      142        543        (309)        1,350
BBB                   483      215       32         82         (31)          781
BB+                   290       53      230         82         (85)          570
Other                 155       15        5          9          (1)          183
                   ------   ------   ------     ------     -------        ------
TOTAL              $4,897   $2,438   $1,054     $2,167     $(1,077)       $9,479
                   ======   ======   ======     ======     =======        ======
- --------------------------------------------------------------------------------

/(1)/ Represents netting of payable balances with receivable balances for the same counterparty across maturity year categories. Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.
/(2)/ Represents rating agency equivalent.

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


     At December 30, 1994, 92% of such contracts were with investment grade counterparties. Counterparty credit ratings for the replacement cost (net of collateral) of contracts in a gain position, after consideration of master netting agreements, are summarized by contract in the graph that follows:

- --------------------------------------------------------------------------------

Graph titled "CREDIT QUALITY OF DERIVATIVE COUNTERPARTIES"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s credit quality of derivatives counterparties. The graph, presented in millions is comprised of the replacement cost of swap contracts, forward contracts, and options purchased at year-end 1994 totaling $896, $768, $2,473, $2,458, $1,350, $781, $570, and $183
with counterparties rated AAA (rating agency equivalent), AA+/AA, AA-, A+/A, A-, BBB, BB+, and other, respectively.

- --------------------------------------------------------------------------------

     In the normal course of business, the Corporation incurs credit risk when executing, settling, and financing various customer security and commodity transactions. Execution of these transactions includes the purchase and sale (including "short sales") of securities, the writing of options, and the purchase and sale of commodity and financial futures contracts. These activities may expose the Corporation to off-balance-sheet risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, the Corporation may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to its customers or counterparties. The Corporation seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines.

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

     The Corporation borrows and lends securities to finance securities transactions and to facilitate the settlement process, utilizing both securities owned by the Corporation and securities owned by customers collateralizing margin debt. In addition, securities transactions are financed through resale and repurchase agreements, generally collateralized by U.S. Government and agencies securities, medium-term notes, asset-backed securities, or certain non-U.S. governments and agencies securities.

     The market value of securities owned by the Corporation that have been loaned or were collateralizing either repurchase agreements or obligations associated with various settlement processes at December 30, 1994 and December 31, 1993, was $37,350,000, and $45,373,000, respectively.

     The Corporation is also exposed to off-balance-sheet credit risk from various commitments and guarantees. In the normal course of business, the Corporation enters into commitments to extend credit, predominantly at variable interest rates, in connection with certain merchant banking and loan syndication transactions. Customers may also be extended lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. The Corporation also issues various guarantees to counterparties in connection with certain leasing, securitization, and other transactions. These commitments and guarantees usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon or guarantees are issued, the Corporation may require the counterparty to post collateral depending upon creditworthiness and market conditions. The contractual amounts of these commitments and guarantees represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of the existing collateral become worthless.

     The total amount of outstanding commitments and guarantees may not represent future cash requirements as guarantees and commitments may expire without being drawn upon.

     At December 30, 1994 and December 31, 1993, the Corporation had the following commitments and guarantees:

==================================================================
(In Millions)                                     1994       1993
- ------------------------------------------------------------------
Commitments to extend credit                     $2,072     $1,248
Third party guarantees                           $  520     $  587
- ------------------------------------------------------------------

     The fair value of the outstanding guarantees was $22,000 at December 30, 1994 and $39,000 at December 31, 1993.

- --------------------------------------------------------------------------------
Concentrations of Credit Risk

The Corporation provides brokerage, investment, financing, insurance, and related services to a diverse group of domestic and foreign clients that includes governments, corporations, and institutional and individual investors. As a market-maker, the Corporation takes principal positions in U.S. and non-U.S. government securities and corporate obligations.

     The Corporation measures its exposure to credit risk associated with these transactions on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in geographic, industry, or economic factors. To alleviate the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

     At December 30, 1994, the Corporation's most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration arises from trading and holding investment securities. Total holdings of U.S.

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


Government and agencies securities were $8,648,000 or 5% of total assets at December 30, 1994 and $8,533,000 or 6% of total assets at December 31, 1993.

     At December 30, 1994, the Corporation had concentrations of credit risk with other counterparties including an Asian and two European sovereigns, each rated AA or above, or having equivalent ratings by recognized credit rating agencies. The total exposure to these counterparties, excluding collateral held, was $2,615,000 or 1.6% of total assets. In addition, at December 30, 1994, the Corporation had concentrations of credit risk related to resale agreements with two financial institutions and two pension programs totaling $2,401,000 and $1,988,000, respectively. The Corporation held collateral, consisting of U.S. Government and agencies securities, with market values in excess of contractual amounts. Excluding the collateral, these concentrations represented 2.7% of total assets.

     At December 31, 1993, the Corporation had concentrations of credit risk with an Asian, a European, and a Latin American sovereign totaling $3,498,000 or 2.3% of total assets, excluding collateral held.

     In addition to these specific exposures, the Corporation's most significant industry credit concentration is domestic and foreign financial institutions. Financial institutions include other brokers and dealers, commercial banks, automobile financing companies, insurance companies, and mutual funds. This concentration arises in the normal course of the Corporation's brokerage, trading, financing, and underwriting activities.

     In connection with its mortgage trading activities, the Corporation had resale agreements collateralized by whole loans totaling $1,900,000 and $3,400,000 with mortgage bankers, banks, and thrifts at December 30, 1994 and December 31, 1993, respectively. The collateral had a market value of $2,100,000 at December 30, 1994 and $3,800,000 at December 31, 1993.

     Additionally, the Corporation monitors regional exposures worldwide. Within these regions, sovereign governments represent the most significant credit concentration, followed by financial and non-financial institutions.

     In conjunction with its investment and merchant banking activities, the Corporation, from time to time, provides short-term bridge financing, other extensions of credit, and equity investments to facilitate leveraged transactions. In the normal course of business, the Corporation also purchases, sells, and makes markets in non-investment grade securities. These activities expose the Corporation to a higher degree of credit risk than is associated with investing, extending credit, underwriting, and trading in investment grade instruments. At December 30, 1994, the Corporation's aggregate exposure to credit risk (both on- and off-balance-sheet) associated with non-investment grade securities, high-yield financings, and highly leveraged transactions amounted to $4,848,000. (See "Non-Investment Grade Holdings and Highly Leveraged Transactions" section of Management's Discussion and Analysis-unaudited.)

================================================================================
FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 30, 1994 and December 31, 1993, approximately 99% and 98% of financial instrument assets are carried at fair value or amounts which approximate fair value. Assets carried at amounts which approximate fair value consist predominantly of short-term financial instruments, which include cash and cash equivalents, cash and securities segregated for regulatory purposes or deposited with clearing organizations, resale agreements, securities borrowed, and receivables. Similarly, short-term liabilities, including repurchase agreements, other short-term borrowings, customers, brokers and dealers, and other liabilities and accrued interest, are carried at amounts which approximate fair value.

     Trading assets and liabilities, including derivative financial instruments, are carried at fair value. Fair value for these instruments is estimated using market quotations for traded instruments, market quotations of similarly traded instruments, and pricing models. Market quotations for traded instruments are obtained from various sources, including the major securities exchanges and dealers. Pricing models, which consider the time value and volatility of the underlying financial instrument, are used to value derivatives and other contractual agreements.

     The table below presents the 1994 12-month average fair values for the Corporation's derivative financial instruments used for trading purposes:

- ---------------------------------------------------------
                                           AVERAGE
                                         FAIR VALUE
                                   ----------------------
(In Millions)                        ASSETS   LIABILITIES
- ---------------------------------------------------------
Swap agreements                      $8,349     $7,023
Forward contracts                    $1,358     $1,365
Options                              $1,714     $1,643
- ---------------------------------------------------------

     Derivative financial instruments used to hedge borrowings and other non-trading activities are recorded on an accrual basis. The fair value of these instruments and the related hedges is estimated using current market prices and pricing models. At December 30, 1994, the carrying and fair values of these instruments were as follows:

=========================================================
(In Thousands)               CARRYING VALUE    FAIR VALUE
- ---------------------------------------------------------
Long-term borrowings            $14,863,383   $14,368,524
Related derivative assets          (133,343)     (168,371)
Related derivative liabilities       65,703       546,884
                                -----------   -----------
TOTAL                           $14,795,743   $14,747,037
                                ===========   ===========

Commercial paper                $14,758,830   $14,754,630
Related derivative liabilities         (144)        6,116
                                -----------   -----------
TOTAL                           $14,758,686   $14,760,746
                                ===========   ===========

Other non-trading liabilities   $ 1,634,800   $ 1,605,477
Related derivative assets               282        (3,587)
Related derivative liabilities       (3,237)       23,337
                                -----------   -----------
TOTAL                           $ 1,631,845   $ 1,625,227
                                ===========   ===========
- ---------------------------------------------------------

     The fair value of derivative assets hedging matched-book financing activity was $966 and exceeded the carrying value by $1,467 at December 30, 1994.

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


     At December 31, 1993, the combined fair value of each non-trading activity, including related hedges, approximated their combined carrying value.

     Marketable investment securities principally include U.S. Government and agencies securities, municipal securities, commercial paper, medium-term notes, and corporate debt held by subsidiaries of the Corporation to meet rating agency and other requirements. The fair value of these investment securities is estimated using market quotations. At December 30, 1994 and December 31, 1993, carrying value approximated fair value.

     Insurance subsidiaries' investments are carried at fair value, which is generally estimated by market quotes obtained from exchanges for listed securities or dealers for unlisted securities.

     Other financial instruments with carrying values different than fair values are presented below:

====================================================================================================
                                                         DECEMBER 30, 1994         DECEMBER 31, 1993
                                                 -------------------------  ------------------------
                                                    CARRYING          FAIR     CARRYING         FAIR
                                                       VALUE         VALUE        VALUE        VALUE
                                                 -----------   -----------  -----------  -----------
Merchant banking equity and debt portfolio       $   556,458   $   763,524  $   780,665  $   996,581
Loans, notes, and mortgages (excluding loans
  related to merchant banking)                   $ 1,417,202   $ 1,428,412  $ 1,628,225  $ 1,639,551
Excess mortgage servicing rights                 $   107,022   $   154,207  $    72,117  $   117,823
- ----------------------------------------------------------------------------------------------------

     In connection with its merchant banking activities, the Corporation holds certain equity instruments, including partnership interests (included in other investments in the Consolidated Balance Sheets), and loans consisting primarily of senior and subordinated debt. Fair value for equity instruments is estimated using various methods including earnings multiples, cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., minority ownership, consent of other investors) which may limit the Corporation's ability to realize currently the estimated fair value. Accordingly, the Corporation's current estimate of fair value and its ultimate realization on these instruments may differ. Loans made in connection with merchant banking activities are carried at unpaid principal balances less a reserve for estimated losses. Fair value is estimated using discounted cash flows.

     The Corporation's estimate of fair value for its loans, notes, and mortgages (excluding loans made in connection with merchant banking activities) is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans adjusted for credit risk and other individual loan characteristics. For the Corporation's variable rate loan receivables, carrying value approximates fair value.

     Other assets include capitalized excess mortgage servicing rights. Capitalized excess servicing represents the net present value of estimated future servicing rights for mortgages securitized by the Corporation. Fair value is computed based on the present value of estimated future servicing revenues, using current market assumptions for discount rates, prepayment speeds, default estimates, and interest rates.

     The Corporation holds a passive minority interest in a privately-held limited partnership that provides information services. Due to the lack of a ready market for this investment and contractual restrictions on the disposition of the Corporation's interest, the fair value of this investment is not readily determinable as of December 30, 1994. It is the opinion of management, however, that the fair value of this investment significantly exceeds the carrying value of $38,513.

================================================================================
INVESTMENTS

The Corporation has several broad categories of investments on its Consolidated Balance Sheets, including investments of insurance subsidiaries, marketable investment securities, and other investments.

     The Corporation's insurance subsidiaries have investments which are used to fund policyholder liabilities. Marketable investment securities consist of equity and debt securities held for rating agency purposes or to manage cash flows related to certain liabilities of the Corporation's banking subsidiaries. Other investments consist principally of equity and debt securities which were acquired primarily in connection with prior years' merchant banking activities. Certain merchant banking investments are subject to restrictions which may limit the Corporation's ability to realize its investment until such restrictions expire.

     A reconciliation of the Corporation's investment securities to those reported on the Consolidated Balance Sheets follows:

======================================================================
                                          DECEMBER 30,    DECEMBER 31,
                                              1994            1993
- ----------------------------------------------------------------------
Investments of
 insurance subsidiaries:
  Available-for-sale                      $4,189,653      $6,088,443
  Trading                                         --         164,620
  Non-qualifying                           1,529,692       1,588,381
                                          ----------      ----------
TOTAL                                     $5,719,345      $7,841,444
                                          ==========      ==========
Marketable investment
 securities:
  Available-for-sale                      $  486,071      $  471,862
  Trading                                     32,139              --
  Held-to-maturity                         1,807,243       1,277,392
                                          ----------      ----------
TOTAL                                     $2,325,453      $1,749,254
                                          ==========      ==========
Other investments:
  Available-for-sale                      $  105,665      $  151,801
  Held-to-maturity                            26,377          16,635
  Non-qualifying                             755,584         705,370
                                          ----------      ----------
TOTAL                                     $  887,626      $  873,806
                                          ==========      ==========
- ----------------------------------------------------------------------

                             --------------------
                                      34

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


  Information regarding investment securities subject to SFAS No. 115 follows:

================================================================================
                                                 AVAILABLE-FOR-SALE
                                    --------------------------------------------
                                        COST/      GROSS      GROSS    ESTIMATED
                                    AMORTIZED UNREALIZED UNREALIZED         FAIR
                                         COST      GAINS     LOSSES        VALUE
- --------------------------------------------------------------------------------
1994
Corporate debt                     $3,009,029    $21,194  $(142,926)  $2,887,297
U.S. Government and agencies          365,055      1,260     (6,473)     359,842
Municipals                            225,034      7,587    (11,174)     221,447
Mortgage-backed securities          1,239,498     11,897    (40,592)   1,210,803
Foreign government debt                 4,198         --       (213)       3,985
Other debt securities                  49,427        990         --       50,417
                                   ----------    -------  ---------   ----------
Total debt securities               4,892,241     42,928   (201,378)   4,733,791
Equity securities                      45,186      6,181     (3,769)      47,598
                                   ----------    -------  ---------   ----------
TOTAL                              $4,937,427    $49,109  $(205,147)  $4,781,389
                                   ==========    =======  =========   ==========
- --------------------------------------------------------------------------------

================================================================================
                                                  HELD-TO-MATURITY
- --------------------------------------------------------------------------------
                                                   GROSS      GROSS    ESTIMATED
                                    AMORTIZED UNREALIZED UNREALIZED         FAIR
                                         COST      GAINS     LOSSES        VALUE
- --------------------------------------------------------------------------------
1994
Corporate debt                     $1,187,784     $  179   $(17,138)  $1,170,825
U.S. Government and agencies          104,127         18     (1,146)     102,999
Municipals                                783         10         --          793
Foreign government debt                27,725         --       (429)      27,296
Mortgage-backed securities            496,679          5    (15,608)     481,076
Other debt securities                  16,522          6         --       16,528
                                   ----------     ------   --------   ----------
TOTAL                              $1,833,620     $  218   $(34,321)  $1,799,517
                                   ==========     ======   ========   ==========
- --------------------------------------------------------------------------------

================================================================================
                                                 AVAILABLE-FOR-SALE
                                    --------------------------------------------
                                        COST/      GROSS      GROSS    ESTIMATED
                                    AMORTIZED UNREALIZED UNREALIZED         FAIR
                                         COST      GAINS     LOSSES        VALUE
- --------------------------------------------------------------------------------
1993
Corporate debt                     $3,516,922   $173,206   $(21,644)  $3,668,484
U.S. Government and agencies          366,690      1,128        (55)     367,763
Municipals                            233,595     12,646     (1,152)     245,089
Mortgage-backed securities          2,294,935     91,144     (4,214)   2,381,865
Foreign government debt                    --         --         --           --
Other debt securities                      --         --         --           --
                                   ----------   --------   --------   ----------
Total debt securities               6,412,142    278,124    (27,065)   6,663,201
Equity securities                      45,934      6,591     (3,620)      48,905
                                   ----------   --------   --------   ----------
TOTAL                              $6,458,076   $284,715   $(30,685)  $6,712,106
                                   ==========   ========   ========   ==========
- --------------------------------------------------------------------------------

================================================================================
                                                  HELD-TO-MATURITY
                                   ---------------------------------------------
                                                   GROSS      GROSS    ESTIMATED
                                    AMORTIZED UNREALIZED UNREALIZED         FAIR
                                         COST      GAINS     LOSSES        VALUE
- --------------------------------------------------------------------------------
1993
Corporate debt                     $  601,452    $ 1,455     $ (648)  $  602,259
U.S. Government and agencies          203,992        246        (42)     204,196
Municipals                                778         46         --          824
Foreign government debt                 2,992         40         --        3,032
Mortgage-backed securities            483,966      7,887         --      491,853
Other debt securities                     847         41         (1)         887
                                   ----------    -------     ------   ----------
TOTAL                              $1,294,027    $ 9,715     $ (691)  $1,303,051
                                   ==========    =======     ======   ==========
- --------------------------------------------------------------------------------

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


     The carrying value and estimated fair value of debt securities at December 30, 1994 by contractual maturity for available-for-sale and held-to-maturity investment securities follow:

=========================================================================================
                                               AVAILABLE-FOR-SALE        HELD-TO-MATURITY
                                           ----------------------------------------------
                                                        ESTIMATED               ESTIMATED
                                            AMORTIZED        FAIR   AMORTIZED        FAIR
                                                 COST       VALUE        COST       VALUE
                                           ----------  ----------  ----------  ----------
Due in one year or less                    $  424,562  $  425,091  $  783,695  $  775,635
Due after one year through five years       1,491,434   1,449,079     551,271     540,831
Due after five years through ten years      1,332,579   1,260,251         181         181
Due after ten years                           404,168     388,567       1,794       1,794
                                           ----------  ----------  ----------  ----------
   Subtotal                                 3,652,743   3,522,988   1,336,941   1,318,441
Mortgage-backed securities                  1,239,498   1,210,803     496,679     481,076
                                           ----------  ----------  ----------  ----------
TOTAL/(1)/                                 $4,892,241  $4,733,791  $1,833,620  $1,799,517
                                           ==========  ==========  ==========  ==========
- -----------------------------------------------------------------------------------------

/(1)/ Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     For registrants subject to the information reporting requirements of the Securities Exchange Act of 1934, there are additional requirements under SFAS No. 115. The Corporation's insurance subsidiaries are required to adjust deferred acquisition costs and certain policyholder liabilities associated with investments classified as available-for-sale. These investments primarily support in-force, universal life-type contracts under SFAS No. 97. These adjustments are recorded in stockholders' equity and assume that the unrealized gain or loss on available-for-sale securities were realized. The table that follows provides the components of the amount recorded in stockholders' equity for available-for-sale investments.

================================================================================
                                                                 1994       1993
- --------------------------------------------------------------------------------
Net unrealized (losses) gains on investment securities
  available-for-sale                                        $(410,068) $ 254,030
Adjustments for policyholder liabilities                      214,537   (205,495)
Adjustments for deferred policy acquisition costs              73,802    (14,687)
Deferred income tax benefit (expense)                          43,417    (12,493)
                                                            ---------  ---------
Net activity                                                  (78,312)    21,355
Net unrealized gains on investment securities classified
  as available-for-sale, beginning of year                     21,355         --
                                                            ---------  ---------
Net unrealized (losses) gains on investment securities
  classified as available-for-sale, end of year             $ (56,957) $  21,355
                                                            =========  =========
- --------------------------------------------------------------------------------

     During 1994, certain available-for-sale investments were sold. The gross proceeds from the sale of these investments were $1,377,234 with gross realized gains and losses totaling $30,593 and $33,737, respectively. At December 30, 1994, the Corporation had $32,139 of trading investment securities which were recorded at fair value. The Corporation's insurance subsidiaries hold policy loans and other non-qualifying investments totaling $1,529,692. The estimated fair value of all investments of insurance subsidiaries was $5,719,345 at December 30, 1994, with gross unrealized gains of $33,439 and gross unrealized losses of $190,752. Net unrealized losses from trading investment securities included in the 1994 Statement of Consolidated Earnings was $7,331.

================================================================================
STOCKHOLDERS' EQUITY

Preferred Equity

The Corporation is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. In 1994, the Corporation's Board of Directors (the "Board") delegated to the Executive Committee of the Board the authority to authorize the issuance, from time to time, of up to 100,000 shares of previously undesignated preferred stock having an aggregate liquidation preference not to exceed $600,000.

- --------------------------------------------------------------------------------
9% Cumulative Preferred Stock, Series A

In the 1994 fourth quarter, the Corporation issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, $10,000 liquidation preference per share ("9% Preferred Stock"). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425,000. At December 30, 1994, 42,500 shares, represented by 17,000,000 Depositary Shares, were outstanding. At December 30, 1994, Depositary Shares held by the Corporation for market-making purposes were not material.

     Dividends on the 9% Preferred Stock are cumulative from the date of original issue and are payable quarterly when declared by the authority of the Board. Total dividends declared on the 9% Preferred Stock in 1994 were $6,163. The 9% Preferred Stock is redeemable on or after December 30, 2004 at the option of the Corporation. The Corporation may redeem the 9% Preferred Stock, in whole or in part, at a redemption price equal to $10,000 per share, plus accrued and unpaid dividends (whether or not declared), to the date fixed for redemption.

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


- --------------------------------------------------------------------------------
Remarketed Preferred(Service Mark) Stock, Series C

The Corporation previously issued 3,000 shares of Remarketed Preferred ("RP(Registered Trademark)") stock, Series C of which 1,938 shares were outstanding as of December 30, 1994.

     At the end of each dividend period, the RP stock is subject to a remarketing process. As part of the remarketing process, both the dividend period and the dividend rate may be adjusted for periods of generally seven or 49 days with a maximum dividend rate payable dependent on the credit rating assigned to the RP stock. Dividends on the RP stock are cumulative and payable when declared by the authority of the Board. Dividend rates in effect during 1994 on the RP stock ranged from 2.40% to 5.20% per annum. The maximum dividend rate on the RP stock ranges from 115% to 250% of the "AA" Composite Commercial Paper Rate based on the Standard & Poor's Ratings Group and Moody's Investors Service, Inc. credit ratings on the date on which the dividend rate is reset. Total dividends declared in 1994 on shares of RP stock were $6,391. The Corporation may redeem the RP stock, in whole or in part, on any dividend payment date at a redemption price of $100,000 per share, plus accumulated dividends.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of the Corporation, acts as one of the remarketing agents for the RP stock. As a market-maker, MLPF&S may occasionally acquire a temporary position in the RP stock. At December 30, 1994, the RP stock held by MLPF&S for the purpose of resale was not material.

- --------------------------------------------------------------------------------
Stockholder Rights Plan

The Corporation's Stockholder Rights Plan provides for the distribution of preferred purchase rights ("Rights") to common stockholders which separate from the common stock ten days following: (a) an announcement of an acquisition by a person or group ("acquiring party") of 20% or more of the outstanding common shares of the Corporation; or (b) the commencement of a tender or exchange offer for 30% or more of the common shares outstanding. One-half of a Right is attached to each outstanding share of common stock and will attach to all subsequently issued shares. The Rights entitle the holder to purchase fractions of a share ("Units") of Series A Junior Preferred Stock, par value $1.00 per share, at an exercise price of $100 per Unit. The Units are nonredeemable and have voting privileges and certain preferential dividend rights. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

     If, after the Rights have been distributed either the acquiring party holds 25% or more of the Corporation's outstanding shares or the Corporation is a party to a business combination or other specifically defined transaction, each Right (other than those held by the acquiring party) will entitle the holder to receive, upon exercise, Units of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the Right. The Rights expire December 16, 1997 and are redeemable at the option of a majority of the independent directors of the Corporation at $.01 per Right at any time until the tenth day following an announcement of the acquisition of 20% or more of the Corporation's common stock.

     Shares outstanding and balances for each issue of preferred stock are presented below:

=================================================================================
                                         SHARES OUTSTANDING       BALANCE AT
- ---------------------------------------------------------------------------------
                                            DEC. 30,  DEC. 31,  DEC. 30,  DEC. 31,
                                              1994      1993      1994      1993
- ---------------------------------------------------------------------------------
9% Cumulative Preferred Stock, Series A     42,500        --  $425,000  $     --
Remarketed Preferred Stock, Series C         1,938     1,938   193,800   193,800
                                            ------     -----  --------  --------
TOTAL                                       44,438     1,938  $618,800  $193,800
                                            ======     =====  ========  ========
- ---------------------------------------------------------------------------------

     All shares of currently outstanding preferred stock constitute one and the same class and have equal rank and priority over common stockholders as to dividends and in the event of liquidation.

- --------------------------------------------------------------------------------
Common Equity

On October 11, 1993, the Board declared a two-for-one common stock split, effected in the form of a 100% dividend. The new shares were distributed on November 24, 1993 to stockholders of record on October 22, 1993. The par value of these shares remained at $1.33 1/3 per share. Accordingly, an adjustment totaling $157,553 from paid-in capital to common stock was required to preserve the par value of the post-split shares. All share and per share data presented in this Annual Report to Stockholders reflect the effect of the split.

     In 1993, stockholders of the Corporation approved an increase in the authorized number of shares of common stock from 200 million to 500 million shares. In addition, the Corporation issued 1,637,314 shares of common stock in connection with certain employee benefit plans.

================================================================================
PER COMMON SHARE COMPUTATION

The Corporation computed earnings per common share using the modified treasury stock method ("modified method") in accordance with Accounting Principles
Board Opinion No. 15. The modified method is used when the number of shares obtainable upon exercise of outstanding options, warrants, and their equivalents exceed 20% of the Corporation's outstanding common stock.

     Under this method, all options, warrants, and their equivalents are assumed exercised (whether dilutive or anti-dilutive) with the aggregate proceeds obtained used to repurchase up to 20% of the Corporation's outstanding common stock, subject to certain limitations. If the combined effect of the assumed exercise is dilutive, all options, warrants, and their equivalents are included in the computation.

     Primary earnings per common share is computed by dividing net earnings, after deducting preferred stock dividend requirements of $12,711, $5,381, and $6,339 for 1994, 1993, and 1992, respectively, by the weighted average number of common shares and common stock equivalents outstanding during each year. Shares of common stock issuable under various employee stock plans are considered common stock equivalents (incremental shares).

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)



     The weighted average number of common shares and incremental shares included in the primary and fully diluted per common share computations follow:

================================================================================
                                                  1994         1993         1992
- --------------------------------------------------------------------------------
Primary:
  Weighted average common shares           195,661,000  209,276,000  207,730,000
  Incremental shares                        15,580,000   17,055,000   18,672,000
                                           -----------  -----------  -----------
TOTAL                                      211,241,000  226,331,000  226,402,000
                                           ===========  ===========  ===========
Fully Diluted:
  Weighted average common shares           195,661,000  209,276,000  207,730,000
  Incremental shares                        16,034,000   18,204,000   19,124,000
                                           -----------  -----------  -----------
TOTAL                                      211,695,000  227,480,000  226,854,000
                                           ===========  ===========  ===========
- --------------------------------------------------------------------------------

================================================================================
COMMERCIAL PAPER AND OTHER SHORT-TERM BORROWINGS

Commercial paper and other short-term borrowings at December 30, 1994 and December 31, 1993 are presented below:

================================================================================
                                                               1994         1993
- --------------------------------------------------------------------------------
Commercial paper                                        $14,758,830  $14,895,540
Demand and time deposits                                  7,577,492    5,946,244
Securities loaned                                         2,180,186    1,047,059
Bank loans and other                                      1,923,137    1,325,486
                                                        -----------  -----------
TOTAL                                                   $26,439,645  $23,214,329
                                                        ===========  ===========
- --------------------------------------------------------------------------------

     The Corporation's weighted average interest rate on commercial paper and other short-term borrowings, including repurchase agreements, was 4.74% in 1994 and 4.20% in 1993.

     The weighted average interest rate on these borrowings modified through swap agreements was 4.76% and 4.18% in 1994 and 1993, respectively.

================================================================================
LONG-TERM BORROWINGS

Long-term borrowings at December 30, 1994 and December 31, 1993 consisted of the following:

================================================================================
                                                               1994         1993
- --------------------------------------------------------------------------------
U.S. dollar-denominated fixed-rate obligations
  due 1995 to 2019 at interest rates ranging
  from 4.75% to 10.375%                                 $ 4,982,736  $ 5,814,146
Foreign currency-denominated fixed-rate obligations
  due 1995 to 2001 at interest rates ranging from
  4.40% to 12.10%                                           725,425      684,637
U.S. dollar-denominated variable rate obligations           890,457      782,055
Foreign currency-denominated variable rate obligations      110,058       97,554
U.S. dollar-denominated medium-term notes                 6,934,075    5,983,837
Foreign currency-denominated medium-term notes            1,220,632      106,671
                                                        -----------  -----------
TOTAL                                                   $14,863,383  $13,468,900
                                                        ===========  ===========
- --------------------------------------------------------------------------------

Rates and maturities presented are as of December 30, 1994.

     Maturities of long-term borrowings at December 30, 1994 consisted of the following:

=================================================
MATURITIES
- -------------------------------------------------
1995                                  $ 6,136,504
1996                                    1,466,360
1997                                    1,300,051
1998                                      722,806
1999                                    2,187,600
2000 and thereafter                     3,050,062
                                      -----------
TOTAL                                 $14,863,383
                                      ===========
- -------------------------------------------------

     At December 30, 1994, variable interest rates were obtained through interest rate and foreign currency swap contracts on $5,623,511 or 99% of the Corporation's $5,708,161 total U.S. dollar-denominated and foreign currency-denominated fixed-rate obligations. The effective weighted average interest rate on these fixed-rate obligations swapped into variable rate obligations was 4.54% in 1994. The Corporation's remaining fixed-rate long-term obligation totaled $84,650 and had an interest rate of 11.93% in 1994.

     Included in U.S. dollar-denominated variable rate obligations are various equity-linked indexed instruments issued by the Corporation. Payments on these instruments may be linked to a specific index (e.g., S&P 500) or industry basket of stocks (e.g., telecommunications stocks). These instruments may be exchange listed or sold privately.

     The effective weighted average interest rates on the Corporation's U.S. dollar-denominated variable rate

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


obligations and the Corporation's foreign currency-denominated variable rate obligations were 4.53% and 4.54%, respectively, in 1994. Variable interest rates are generally based on rates such as LIBOR, the "AA" Commercial Paper
Composite Rate, the U.S. Treasury Bill Rate, or the Federal Funds Rate ("Fed Funds").

     The effective weighted average interest rate on all medium-term notes was 4.40% in 1994. Maturities of medium-term notes currently range from nine months to 30 years from the date of issue.

     Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Pursuant to these provisions, long-term borrowings that may be redeemed prior to maturity in 1995 and 1996 total $159,500 and $24,764, respectively. Management believes, however, that a significant portion of such borrowings may remain outstanding beyond their earliest redemption date.

     Subsequent to year-end 1994 and through February 21, 1995, long-term borrowings, net of new issuances and resales, decreased approximately $417,770. (See Financing and Other Non-Trading Activities Note to the Consolidated Financial Statements.)

================================================================================
INCOME TAXES

Income tax provisions (benefits) on earnings before the cumulative effect of changes in accounting principles consisted of:

===========================================================================
                                            1994         1993          1992
- ---------------------------------------------------------------------------
Federal:      Current                  $ 679,816   $  877,903     $ 435,093
              Deferred                  (149,925)    (274,517)      (59,007)
State and
    Local:    Current                    158,287      376,085       252,498
              Deferred                     2,332      (57,760)      (20,868)
Foreign:      Current                      4,603      163,690        65,271
              Deferred                    17,730      (54,952)       (4,003)
                                       ---------   ----------     ---------
TOTAL                                  $ 712,843   $1,030,449     $ 668,984
                                       =========   ==========     =========
- --------------------------------------------------------------------------------

     A reconciliation of the statutory Federal income tax to the Corporation's income tax provision for earnings before the cumulative effect of accounting changes follows:


===========================================================================
                                            1994         1993          1992
- ---------------------------------------------------------------------------
Federal income tax at statutory rates   $605,361   $  848,683      $551,272
State and local income taxes, net        104,402      206,911       152,876
Tax-exempt interest                      (18,351)     (16,228)      (13,706)
Dividends received deduction             (17,284)      (8,249)      (23,730)
Foreign operations                        22,663        2,704         5,636
Pension plan transaction                  14,445       13,705        14,885
Other, net                                 1,607      (17,077)      (18,249)
                                        --------   ----------      --------
TOTAL                                   $712,843   $1,030,449      $668,984
                                        ========   ==========      ========
- ---------------------------------------------------------------------------

     The Omnibus Budget Reconciliation Act of 1993 increased the corporate statutory tax rate to 35.0% retroactive to January 1, 1993.

     For financial reporting purposes, the Corporation had no unrecognized net operating loss or alternative minimum tax benefit carryforwards at December 30, 1994.

     Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. These temporary differences result in taxable or deductible amounts in future years. Details of the Corporation's deferred tax assets and liabilities follow:

===========================================================================
                                            1994         1993          1992
- ---------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Valuation of inventory, investments,
  and receivables                     $  638,448   $  658,768    $  441,656
Deferred compensation                    192,245       91,200       114,390
Other                                    337,449      246,682       148,047
                                      ----------   ----------    ----------
Subtotal                               1,168,142      996,650       704,093
Valuation allowance                           --       (2,500)           --
                                      ----------   ----------    ----------
Deferred tax asset net of valuation
  allowance                            1,168,142      994,150       704,093
                                      ----------   ----------    ----------
DEFERRED TAX LIABILITIES:
Lease transactions                       112,956       74,445       141,149
Accelerated tax depreciation              92,048      113,578       137,881
Unrealized gains on trading inventory     29,007       35,707        41,019
Other                                     73,398       87,409       136,461
                                      ----------   ----------    ----------
Subtotal                                 307,409      311,139       456,510
                                      ----------   ----------    ----------
Net deferred tax asset                $  860,733   $  683,011    $  247,583
                                      ==========   ==========    ==========
- --------------------------------------------------------------------------------

     Income tax benefits of $5,095, $75,150, and $114,487 were allocated to stockholders' equity related to employee compensation transactions for 1994, 1993, and 1992, respectively.

     Earnings before income taxes include approximately $48,000, $395,000, and $130,000 of earnings attributable to foreign entities for 1994, 1993, and 1992, respectively. Cumulative undistributed earnings of foreign subsidiaries were approximately $674,000 at December 30, 1994. No deferred Federal income taxes have been provided for the undistributed earnings as these earnings have been, and will continue to be, reinvested in the Corporation's foreign operations. Assuming utilization of foreign tax credits, the Corporation estimates that approximately $86,000 of Federal income taxes and $28,000 of foreign withholding taxes would be incurred on the repatriation of the foreign subsidiaries' earnings.

================================================================================
REVOLVING CREDIT FACILITIES

The Corporation has obtained committed, unsecured, revolving credit facilities aggregating $5,330,000 under agreements with 85 banks. The agreements contain covenants that require, among other things, that the Corporation maintain specified levels of net worth, as defined in the agreements, on

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


the date of an advance. To date, there have never been any borrowings under current or prior revolving credit facilities.

     The credit quality, amounts, and terms of the credit facilities are continually monitored and modified as warranted by business conditions. Under the existing agreements, the credit facilities mature as follows: $1,060,000 in March 1995; $1,325,000 in May 1995; $1,230,000 in June 1995; and $1,715,000 in
October 1995. At maturity, the Corporation may convert amounts then borrowed, if any, into term loans which would mature in two years.

================================================================================
REGULATORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

MLPF&S, a registered broker-dealer, is subject to Net Capital Rule 15c3-1 under the Securities Exchange Act of 1934 ("SEA"). Under the alternative method permitted by this rule, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items arising from customer transactions. At December 30, 1994, MLPF&S's regulatory net capital of $1,422,766 was 12% of aggregate debit items, and its regulatory net capital in excess of the minimum required was $1,178,873.

     In addition to amounts presented in the accompanying Consolidated Balance Sheets as cash and securities segregated for regulatory purposes or deposited with clearing organizations, securities with a market value of $168,148, primarily collateralizing resale agreements, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the Reserve Formula requirements of SEA Rule 15c3-3.

     Merrill Lynch Government Securities Inc. ("MLGSI"), a primary dealer in U.S. Government securities and a subsidiary of the Corporation, is subject to the Capital Adequacy Rule under the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 30, 1994, MLGSI's liquid capital of $931,869 was 307% of its total market and credit risk, and liquid capital in excess of the minimum required was $568,117.

     Merrill Lynch International Limited ("MLIL") is a United Kingdom registered broker-dealer and is subject to capital requirements of the Securities and Futures Authority ("SFA"). Regulatory capital, as defined, must exceed the total financial resources requirement of the SFA. At December 30, 1994, MLIL's regulatory capital was $1,325,054, and exceeded the minimum requirement by $382,422.

     The Corporation's insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. As of December 30, 1994, $489,513, representing 85% of the insurance subsidiaries' net assets, was unavailable for distribution to the Corporation.

     In addition, over 40 U.S. and non-U.S. subsidiaries are subject to regulatory requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These regulatory restrictions may limit the amounts that these subsidiaries can pay in dividends or advance to the Corporation. At December 30, 1994, restricted net assets of all subsidiaries were $4,190,608. In addition, to satisfy rating agency standards, a subsidiary of the Corporation must also meet certain minimum capital requirements. At December 30, 1994, this minimum capital requirement was $368,111.

     There are no restrictions on the Corporation's present ability to pay dividends on common stock, other than (a) the Corporation's obligation first to make dividend payments on its preferred stock; and (b) the governing provisions of the Delaware General Corporation Law.

================================================================================
EMPLOYEE BENEFIT PLANS

The Corporation provides retirement benefits to its employees worldwide through defined contribution plans, a group annuity contract, and international defined benefit plans. The Corporation reserves the right to amend or terminate these plans at any time.

- --------------------------------------------------------------------------------
Defined Contribution Plans

The U.S. defined contribution plans consist of the Retirement Accumulation Plan ("RAP"), the Employee Stock Ownership Plan ("ESOP"), and the 401(k) Savings
& Investment Plan ("SIP"). The RAP, ESOP, and SIP cover substantially all U.S. employees who have met the age and service requirements.

     In 1989, the Corporation established the RAP and the ESOP, collectively known as the "Retirement Program," for the benefit of eligible employees. An employee becomes eligible for participation and is automatically enrolled in the Retirement Program as of the enrollment date coincident with, or next following, the attainment of age 21 and the completion of one year of service. A separate retirement account is maintained for each participant. Participants become vested upon completion of five years of service or upon attaining age 65. Vesting also occurs immediately upon death or disability.

     In 1989, the Corporation sold 24,341,470 shares of common stock to the ESOP trust. The ESOP trust acquired the shares with residual funds from a terminated defined benefit pension plan ("Reversion Shares") and loan proceeds from a subsidiary of the Corporation ("Leveraged Shares").

     The Corporation credits a participant's account and records pension expense in conjunction with the Retirement Program based on years of service, age, and eligible compensation. Allocations to participants' accounts of Leveraged Shares, Reversion Shares, and cash, if necessary, are made quarterly to fund this expense. Quarterly ESOP allocations are based on participants' receipt of Basic and Supplemental Credits under the Retirement Program, multiplied by the fair market value of the shares released. In addition, certain participants are eligible to receive Additional Supplemental Credits which are provided only through cash contributions to the RAP. Leveraged and Reversion Shares are released in accordance with the terms of the ESOP. If the fair market value of ESOP shares released does not fund the Retirement Program liability, cash contributions are made to the RAP. Generally, only cash contributions are deductible for tax

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


purposes. Reversion Shares held in the ESOP are being allocated to participants' accounts over a period of not more than eight years, ending in 1997. Leveraged Shares held in the ESOP are allocated to participants' accounts as principal on the loan is repaid. The loan to the ESOP trust, due September 5, 1999, bears interest at 9.1% per annum, with principal and interest payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions.

     ESOP shares are considered allocated, committed, or unallocated. Allocated shares have been assigned to individual participants' accounts, committed shares will be released at a future scheduled date and are not legally released at the date of the balance sheet, and unallocated shares have not been released, committed, or allocated to participants' accounts. As of December 30, 1994, the ESOP had 13,082,396 allocated, 387,539 committed, and 6,427,091 unallocated Reversion Shares. In addition, the ESOP had 1,812,906 allocated, 92,958 committed, and 2,538,580 unallocated Leveraged Shares. The unallocated portion of shares purchased with the remaining residual funds of $101,227 from the terminated defined benefit pension plan and the $39,835 outstanding loan to the ESOP trust, which is included in employee stock transactions, are included as reductions to stockholders' equity.

     Interest incurred on the ESOP debt during 1994, 1993, and 1992 amounted to $3,977, $4,675, and $5,119, respectively. Dividends on all Leveraged and unallocated and committed Reversion ESOP shares used for debt service amounted to $10,531, $10,044, and $9,678 in 1994, 1993, and 1992, respectively. Dividends on allocated Reversion ESOP shares are credited to participants' accounts. Com-pensation costs funded with ESOP shares amounted to $109,463, $109,655, and $77,451 in 1994, 1993, and 1992, respectively.

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

- --------------------------------------------------------------------------------
Group Annuity Contract

In the U.S., the Corporation has purchased a group annuity contract from Metropolitan Life Insurance Company ("Metropolitan") which guarantees the payment of benefits vested under a defined benefit plan terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974. At December 30, 1994, a substantial portion of the assets of Metropolitan supporting the annuity were invested in U.S. Government and agencies securities. The Corporation, under a supplemental agreement, may be responsible for, or benefit from, actuarial experience and investment performance of these annuity assets.

- --------------------------------------------------------------------------------
International Defined Benefit Plans

Employees of certain non-U.S. subsidiaries participate in various local plans. These pension plans provide benefits that are generally based on years of credited service and a percentage of the employee's eligible compensation during the final years of employment. The Corporation's funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

- --------------------------------------------------------------------------------
Pension Plan Cost and Funded Status

Pension cost includes the following components:

================================================================================
                                                 1994        1993        1992
- --------------------------------------------------------------------------------
Defined benefit plans/(1)/:
   Service cost for benefits earned during
     the year/(2)/                          $  16,345   $  12,328   $  11,333
   Interest cost on projected benefit
     obligation                                91,529      89,115      84,366
   Actual return on plan assets               146,134    (281,022)   (107,549)
   Deferral and amortization of
     unrecognized items                      (243,702)    188,700      21,441
                                            ---------   ---------   ---------
Total defined benefit plan cost                10,306       9,121       9,591
Defined contribution plan cost                164,025     146,148     133,264
                                            ---------   ---------   ---------
Total pension cost/(3)/                     $ 174,331   $ 155,269   $ 142,855
                                            =========   =========   =========
- --------------------------------------------------------------------------------

/(1)/ The following actuarial assumptions were used in calculating the defined benefit cost (credit) and benefit obligations. Weighted average rates as of the beginning of the year are:

================================================================================
                                                 1995        1994        1993
- --------------------------------------------------------------------------------
  Discount rate                                  8.1%        6.7%        7.9%
  Rate of compensation increase (not
    applicable to terminated plan)               6.0%        5.9%        6.3%
  Expected long-term rate of return
    on plan assets                               8.2%        6.7%        7.6%
- --------------------------------------------------------------------------------

/(2)/ The Corporation calculated service cost using the projected unit credit method based on years of service to date.
/(3)/ Total pension cost excludes supplemental retirement and other benefit plan costs.

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


The funded status of the defined benefit plans (including the terminated plan) follows:

=========================================================================================================
                                                                          1994                       1993
                                                      ------------------------   ------------------------
                                                       PENSION PLANS IN WHICH:    PENSION PLANS IN WHICH:
                                                      ------------------------   ------------------------
                                                           ASSETS  ACCUMULATED        ASSETS  ACCUMULATED
                                                         EXCEEDED     BENEFITS      EXCEEDED     BENEFITS
                                                      ACCUMULATED     EXCEEDED   ACCUMULATED     EXCEEDED
                                                         BENEFITS       ASSETS      BENEFITS       ASSETS
                                                      -----------  -----------   -----------  -----------
Actuarial present value of:
  Vested accumulated benefit obligation               $(1,189,096)    $(32,826)  $(1,266,994)    $(33,072)
  Non-vested accumulated benefit obligation                (1,817)      (4,024)       (3,903)      (4,877)
                                                      -----------     --------   -----------     --------
  Accumulated benefit obligation                       (1,190,913)     (36,850)   (1,270,897)     (37,949)
  Effect of assumed increase in compensation levels       (13,291)     (18,369)      (17,430)     (17,309)
                                                      -----------     --------   -----------     --------
  Projected benefit obligation                         (1,204,204)     (55,219)   (1,288,327)     (55,258)
Plan assets at fair value                               1,284,467       14,630     1,445,016       12,503
                                                      -----------     --------   -----------     --------
Plan assets in excess of (less than) projected
  benefit obligation                                       80,263      (40,589)      156,689      (42,755)
Unrecognized net liability at transition                    3,542        2,707         3,460        1,368
Unrecognized net loss (gain)                               73,872        3,335       (13,526)      13,224
Unrecognized prior service cost (benefit)                   4,369       (1,612)       (2,833)      (1,594)
                                                      -----------     --------   -----------     --------
Prepaid (accrued) benefit cost                        $   162,046     $(36,159)  $   143,790     $(29,757)
                                                      ===========     ========   ===========     ========
- ---------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
Supplemental Retirement and Other Benefit Plans

The Corporation also has supplemental retirement and other benefit plans. The unfunded projected benefit obligation was $7,987 and $8,959 in 1994 and 1993, respectively. Supplemental retirement and other benefit plan costs were $1,408, $1,469, and $1,305 in 1994, 1993, and 1992, respectively.

- --------------------------------------------------------------------------------
Postretirement Benefits Other Than Pensions

The Corporation provides health and life insurance benefits to retired employees. The health care component is contributory, with retiree contributions adjusted periodically. The life insurance component of the plan is noncontributory. The accounting for health care anticipates future changes in cost-sharing provisions. The Corporation pays claims as incurred. Full-time employees of the Corporation become eligible for these benefits upon attainment of age 55 and completion of ten years of service. The Corporation reserves the right to amend or terminate these programs at any time. As of December 30, 1994, the plan had not been funded. Net periodic postretirement benefit expense included the following components:

============================================================
                                          1994          1993
- ------------------------------------------------------------
Service cost                           $ 3,947       $ 4,593
Amortization of unrecognized gain         (235)           --
Interest cost on accumulated
  postretirement benefit obligation      9,074        11,254
                                       -------       -------
TOTAL                                  $12,786       $15,847
                                       =======       =======
- ------------------------------------------------------------

     The amounts recognized for the Corporation's postretirement benefit plans follow:

================================================================================
                                                               1994         1993
- --------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                $ 52,486     $ 58,597
   Fully eligible active plan participants                   34,627       36,769
   Other active plan participants                            40,749       42,254
                                                           --------     --------
   Subtotal                                                 127,862      137,620

   Unrecognized net gain from past experience
    different from that assumed and from
    changes in assumptions                                   31,660       16,900
                                                           --------     --------
Postretirement benefits accrued liability                  $159,522     $154,520
                                                           ========     ========
- --------------------------------------------------------------------------------

     The following actuarial assumptions were used in calculating the postretirement benefit cost and obligations. Rates as of the beginning of the year are:

===========================================================================
                                                               1995    1994
- ---------------------------------------------------------------------------
Discount rate                                                  8.2%    6.8%
Health care cost trend rates (assumed to decrease
  gradually until the year 2000 and remain constant
  thereafter):
    Pre-65                                                    11.0%-  12.0%-
                                                               6.0%    5.5%
    Post-65                                                    9.0%-  10.0%-
                                                               6.0%    4.5%
- ---------------------------------------------------------------------------

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


     The assumed health care cost trend rate has a significant effect on the amounts reported above. Increasing the assumed trend rate by one percentage point per year would increase the accumulated postretirement benefit obligation as of December 30, 1994 and December 31, 1993 by $16,807 and $19,312,
respectively, and increase the aggregate of service and interest costs for 1994 and 1993 by $1,948 and $2,659, respectively.

- --------------------------------------------------------------------------------
Postemployment Benefits

The Corporation provides certain postemployment benefits for employees on extended leave due to injury or illness and for terminated employees. The Corporation is mandated by state regulation to provide reimbursements for medical costs, rehabilitation costs, and certain lost wages to employees in the event of work-related illness or injury. Employees that are disabled due to non-work-related illness or injury are entitled to salary continuation, medical coverage, and life insurance. Federal law requires the Corporation to offer continued medical coverage to all terminated employees for up to 18 months. The Corporation also provides severance benefits to terminated employees. Full-time employees are eligible for all of these benefits as of their first day of employment. Nevertheless, the Corporation reserves the right to amend or terminate its internal plans at any time. The Corporation funds these benefit requirements through a combination of self-insured and insured plans.

     The Corporation recognized $75,703 and $79,199 in 1994 and 1993, respectively (excluding the 1993 cumulative effect adjustment), of postemployment benefits expense, which included severance costs for terminated employees of $65,763 in 1994 and $59,500 in 1993. Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 30, 1994 since future severance costs are not reasonably estimable.

================================================================================
EMPLOYEE STOCK PLANS

The Corporation's primary employee incentive stock plans are: (i) the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan ("LTICP"); (ii) the Merrill Lynch & Co., Inc. Equity Capital Accumulation Plan ("ECAP"); and (iii) the Financial Consultant Capital Accumulation Award Plan ("FCCAAP"). The Corporation also offers its employees the option of purchasing shares of common stock under the Merrill Lynch & Co., Inc. Employee Stock Purchase Plan ("ESPP").

- --------------------------------------------------------------------------------
LTICP AND ECAP

Restricted Shares and Units

LTICP and ECAP provide for grants of equity and equity-related instruments to certain key employees of the Corporation. LTICP provides for the issuance of, among other instruments, Restricted Shares and Restricted Units. ECAP provides for the issuance of, among other instruments, Restricted Shares. Restricted Shares and Restricted Units are restricted from being sold, transferred, or assigned until the end of a restricted period and are subject to forfeiture during a vesting period for LTICP grants or the restricted period for ECAP grants. Restricted Shares, which may be issued under LTICP and ECAP, are shares of common stock of the Corporation and are subject to identical restrictions. Restricted Units, which are issued under LTICP, are also subject to these restrictions and are payable in cash. Each Restricted Unit is deemed equivalent in fair market value to one share of common stock of the Corporation. Restricted Shares are entitled to the same dividends as other shares of common stock of the Corporation. Amounts equivalent to cash dividends payable on Restricted Shares are payable to holders of Restricted Units. LTICP also allows for the issuance of Nonqualified Stock Options (discussion to follow), Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, and other ML & Co. Securities. As of December 30, 1994, no grants of these additional instruments, other than Nonqualified Stock Options, had been granted under LTICP. ECAP also provides for the issuance of Performance Shares. At December 30, 1994 and December 31, 1993, there were no ECAP Performance Shares outstanding.

     Up to 80,000,000 shares of the Corporation's common stock and 80,000,000 units payable in cash had been authorized for issuance under LTICP and up to 26,200,000 shares of the Corporation's common stock had been authorized for issuance under ECAP. At December 30, 1994, there were 25,818,379 shares available (net of shares reserved for issuance upon the exercise of stock options) for issuance under LTICP. At December 30, 1994, there were 3,342,439 shares available for issuance to employees under ECAP. The activity with respect to Restricted Shares and Restricted Units for LTICP and Restricted Shares for ECAP for the years ended December 30, 1994 and December 31, 1993 follows:

===================================================================================
                                                        LTICP              ECAP
                                                ----------------------   ----------
                                                RESTRICTED  RESTRICTED   RESTRICTED
                                                  SHARES       UNITS       SHARES
- -----------------------------------------------------------------------------------
Outstanding, beginning of 1993                   4,918,230   5,083,318    6,962,698
Granted--1993                                    1,720,818   1,765,306       67,638
Paid, forfeited, or released from
  contingencies                                 (4,906,894) (4,950,356)  (4,938,546)
                                                 ---------   ---------    ---------
Outstanding, end of 1993                         1,732,154   1,898,268    2,091,790
Granted--1994                                    1,355,638   1,495,948        6,360
Paid, forfeited, or released from
  contingencies                                   (136,991)   (180,822)    (157,654)
                                                 ---------   ---------    ---------
Outstanding, end of 1994                         2,950,801   3,213,394    1,940,496
                                                 =========   =========    =========
- -----------------------------------------------------------------------------------

In 1995, 1,677,394 and 1,692,028 LTICP Restricted Shares and Units, respectively, and 39,588 ECAP Restricted Shares were granted to eligible employees.

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in Thousands, Except Per Share Amounts)


- --------------------------------------------------------------------------------
Stock Options

LTICP also provides for the issuance of Nonqualified Stock Options. Stock Options granted in 1989 through 1994 generally become exercisable over four years in equal installments commencing one year after the date of grant. The exercise price of these options is equal to 100% of the fair market value of a share of common stock on the date of grant. The Stock Options expire ten years after their grant date.

     At December 30, 1994, 14,301,246 options were exercisable at prices ranging from $10.6875 to $40.6250. During 1994, the fair market value of shares acquired by the exercise of Stock Options ranged from $33.000 to $44.625. The activity for Nonqualified Stock Options under LTICP for the years ended December 30, 1994 and December 31, 1993 was as follows:

============================================================
                                    SHARES SUBJECT TO OPTION
                                    ------------------------
                                            1994        1993
- ------------------------------------------------------------
Balance, beginning of year            27,004,771  27,408,324
Granted                                4,527,100   5,862,666
Exercised                             (2,649,411) (5,742,374)
Forfeited or surrendered                (474,527)   (523,845)
                                      ----------  ----------
Balance, end of year                  28,407,933  27,004,771
                                      ==========  ==========
- ------------------------------------------------------------

In January 1995, eligible participants were granted Nonqualified Stock Options for 5,330,212 common shares.

- --------------------------------------------------------------------------------
FCCAAP

Under FCCAAP and its predecessor plans, eligible employees in the Corporation's private client group are granted awards generally based upon their prior year's performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. The award is payable ten years from the date of grant in either common shares of the Corporation or in cash, whichever is greater, based on the market value of the Corporation's common stock. Although the first grant is scheduled to be paid in 1996, under certain circumstances partially vested grants may be partially paid, but only in cash, prior to the scheduled payment dates.

     A total of 20,222,830 shares of the Corporation's common stock are authorized for issuance under the FCCAAP. Shares of common stock issuable under the FCCAAP and predecessor plans may only be from shares held as treasury stock. At December 30, 1994, shares subject to awards made to eligible employees totaled 14,302,494 under such plans, with 5,589,439 shares available for issuance.

- --------------------------------------------------------------------------------
ESPP

ESPP allows eligible employees to invest from 1% to 10% of their eligible compensation to purchase the Corporation's common stock at a price equal to 85% of its fair market value. These purchases are made on four quarterly investment dates through payroll deductions. Up to 25,000,000 shares of the Corporation's common stock have been authorized for issuance under ESPP.

     The activity in ESPP for the two most recent fiscal years was as follows:

- ------------------------------------------------------------
                                            ESPP SHARES
                                       ---------------------
                                             1994       1993
- ------------------------------------------------------------
Available, beginning of year            6,930,356  7,914,788
Purchased through plan                 (1,072,907)  (984,432)
                                       ----------  ---------
Available, end of year                  5,857,449  6,930,356
                                       ==========  =========
- ------------------------------------------------------------

- --------------------------------------------------------------------------------
Incentive Equity Purchase Plan

The Incentive Equity Purchase Plan ("IEPP") allows selected employees to purchase shares of the Corporation's common stock ("Book Value Shares") at a price equal to book value per share (as of a valuation date preceding the purchase date). These shares, once held for six months, may be sold back to the Corporation at book value (adjusted for certain nonrecurring events) as of a date preceding the sale, or exchanged at any time for a specified number of freely transferable shares of common stock of the Corporation, the number of which is determined by the ratio of book value to market value at the time of the purchase. Up to 30,000,000 shares of the Corporation's common stock have been authorized for issuance under IEPP. At December 30, 1994, 23,967,799 shares of the Corporation's common stock were available for purchase under IEPP. Book Value Shares outstanding as of December 30, 1994 and December 31, 1993 were 1,372,700 and 1,464,900, respectively. Subsequent to year-end, the Corporation amended IEPP by reducing the remaining number of shares authorized to zero. In addition, Book Value Shares surrendered under IEPP, including Book Value Shares resold to the Corporation and any net difference between Book Value Shares surrendered and market shares received, may not be reused under IEPP. No further offerings under IEPP will be made; however, Book Value Shares outstanding under IEPP remain unaffected by the amendment.

================================================================================
COMMITMENTS AND CONTINGENCIES

Litigation

There are numerous civil actions, arbitration proceedings, and claims pending against the Corporation as of December 30, 1994, some of which involve claims for substantial amounts.

     In addition, on January 12, 1995, an action was commenced in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") by Orange County, California (the "County") and The Orange County Investment Pools (the "Pools"), both of which filed bankruptcy petitions in the Bankruptcy Court on December 6, 1994, against the Corporation and certain of its subsidiaries in connection with the Corporation's business activities with the County.

     The County and the Pools seek relief totaling in excess of $2 billion in connection with various securities transactions between the County and/or the Pools and the Corporation

                             --------------------

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in Thousands, Except Per Share Amounts)

and its subsidiaries. The complaint alleges, among other things, that these transactions violated California law and should be adjudged null and void, that the Corporation and its subsidiaries violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and that the Corporation and its subsidiaries breached a fiduciary duty owed to the County and/or the Pools.

     In addition, other actions have been brought against the Corporation and/or certain of its officers, directors, and employees and certain of its subsidiaries in the United States District Court for the Central District of California, the United States District Court for the Southern District of New York, and in the state courts in California and New York. These include class actions and stockholder derivative actions brought by persons alleging harm to themselves or to the Corporation arising out of the Corporation's dealings with the County and the Pools, or from the purchase of debt instruments issued by the County that were underwritten by the Corporation's subsidiary, MLPF&S.

     Although the ultimate outcome of these matters cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these matters will not have a material adverse effect on the consolidated financial statements of the Corporation contained herein. Item 3, "Legal Proceedings," in the Corporation's 1994 Annual Report on Form 10-K, which is unaudited and available upon request after filing, contains additional information concerning pending lawsuits.

- --------------------------------------------------------------------------------
Leases

The Corporation has entered into various noncancelable long-term lease agreements for premises and equipment that expire through 2024, including the World Financial Center ("WFC") headquarters. The Corporation has also entered into various noncancelable short-term lease agreements which are primarily monthly commitments of less than one year under equipment leases. Future minimum rental commitments with initial or remaining noncancelable lease terms exceeding one year are presented below:

====================================================================
                                         WFC       OTHER       TOTAL
- --------------------------------------------------------------------
Minimum Rental
Commitments:
1995                               $  124,553  $181,826   $  306,379
1996                               $  125,067  $174,137   $  299,204
1997                               $  125,580  $156,350   $  281,930
1998                               $  129,766  $139,735   $  269,501
1999                               $  142,503  $125,746   $  268,249
Thereafter                         $2,303,293  $621,554   $2,924,847
- --------------------------------------------------------------------

     Total minimum rental commitments have not been reduced by $1,086,576 of minimum sublease rentals to be received in the future under noncancelable subleases.

     Rent expense after sublease revenue for each of the last three years is presented below:

====================================================================
                                        1994        1993        1992
- --------------------------------------------------------------------
Rent expense                        $394,782    $412,623    $416,692
Less: sublease revenue               (78,634)    (60,239)    (55,988)
                                    --------    --------    --------
Net rent expense                    $316,148    $352,384    $360,704
                                    ========    ========    ========
- --------------------------------------------------------------------

================================================================================
Other Commitments

In the normal course of business, the Corporation enters into when-issued transactions and underwriting commitments. Settlement of these transactions as of December 30, 1994, would not have a material effect on the consolidated financial condition of the Corporation.

     In the normal course of business, the Corporation obtains letters of credit to satisfy various collateral requirements in lieu of the Corporation depositing securities or cash. A standby letter of credit represents the guarantee of an obligation to a beneficiary on the part of an issuer. Letters of credit aggregated $1,161,093 at December 30, 1994.

     The Corporation provides an investment certificate program for Financial Consultants. Under this program, Financial Consultants meeting minimum production and asset gathering criteria are issued an investment certificate with a face amount of $100. Such certificates mature ten years from date issued and are payable if certain performance requirements are achieved. Failure to achieve such performance requirements and to be continuously employed by the Corporation for the ten-year period results, with certain exceptions, in the certificates expiring. The certificates bear interest commencing with the date the performance requirements are achieved. Financial Consultants who do not initially meet the eligibility requirements become eligible to receive similar certificates upon meeting such requirements. As of December 30, 1994, the Corporation had $147,372 accrued under this plan.

     The Corporation has service agreements with providers of communications and data processing services. Under the terms of these agreements, the Corporation receives various communications and market data services. As of December 30, 1994, minimum fee commitments under these contracts aggregated $54,600.

================================================================================
INDUSTRY AND GLOBAL OPERATIONS

The Corporation operates principally in the financial services industry and services individual and institutional clients. These services, due to certain legal requirements, are conducted through various subsidiaries including those operating as brokers and dealers, insurance companies, and banks.

     The Corporation operates in both international and domestic markets. The Corporation's international business activities operate through regional offices in the Americas, including Latin America and Canada; Europe and the Middle

                             --------------------

================================================================================



East; and Asia Pacific. In Canada, the Corporation is a broker for securities and commodities and a market-maker for bonds and money market instruments. The Corporation also provides investment banking and research for Canadian customers.

     The Latin American region provides international banking, brokerage, and trust services and has been instrumental in the privatization of many Latin American companies. Europe and Middle Eastern operations offer international investment and private banking services, research, and dealer services in Eurobonds, derivatives, equity and fixed-income securities, futures, commodity contracts, and options.

     The Corporation's Asia Pacific operations conduct business throughout various countries including Japan, Australia, Hong Kong, Singapore, and China. The Corporation has exchange memberships in the region's major financial centers. Traditional retail and institutional services are provided in virtually all locations.

     Although no one method of allocating revenues, expenses, and assets is completely precise, the principal methodology used in preparing international data set forth below includes the following: (i) commission revenues are recorded at the location of the sales force; (ii) trading revenues are principally recorded at the location of the trader; (iii) investment banking revenues are recorded at the location of the client; and (iv) asset management and portfolio service fees are recorded at the location of the fund manager. Earnings before income taxes include the allocation of certain shared expenses among regions. In addition, intercompany transfers are based primarily on service agreements.

     The information presented below, in management's judgment, provides a reasonable representation of each region's contribution to the consolidated amounts.

=================================================================================================
GLOBAL
OPERATIONS                             1994      1993       1992       1994       1993       1992
- -------------------------------------------------------------------------------------------------
(In Millions)                             TOTAL REVENUES                    NET REVENUES
                                          --------------                    ------------
Canada and Latin America            $   617   $   526    $   378   $    333   $    377   $    259
Europe and Middle East                3,464     3,111      1,867      1,134      1,358        953
Asia Pacific                            963       879        374        554        683        309
                                    -------   -------    -------   --------   --------   --------
  Subtotal                            5,044     4,516      2,619      2,021      2,418      1,521
United States                        13,754    13,475     11,685      7,703      9,309      7,833
Eliminations                           (565)   (1,403)      (891)       (99)    (1,169)      (777)
                                    -------   -------    -------   --------   --------   --------
TOTAL                               $18,233   $16,588    $13,413   $  9,625   $ 10,558   $  8,577
                                    =======   =======    =======   ========   ========   ========
                                          EARNINGS BEFORE
                                           INCOME TAXES                     TOTAL ASSETS
                                          ---------------                   ------------
Canada and Latin America            $   137   $   139    $    89   $  4,216   $  5,658   $  2,145
Europe and Middle East                  176       481        181     44,297     37,107     15,645
Asia Pacific                             75       191         (3)    11,389      8,546      2,865
                                    -------   -------    -------   --------   --------   --------
  Subtotal                              388       811        267     59,902     51,311     20,655
United States                         1,342     1,614      1,354    108,147    106,132     88,835
Eliminations                             --        --         --     (4,300)    (4,533)    (2,466)
                                    -------   -------    -------   --------   --------   --------
TOTAL                               $ 1,730   $ 2,425    $ 1,621   $163,749   $152,910   $107,024
                                    =======   =======    =======   ========   ========   ========
- -------------------------------------------------------------------------------------------------


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries as of December 30, 1994 and December 31, 1993 and the related statements of consolidated earnings, changes in consolidated stockholders' equity and consolidated cash flows for each of the three years in the period ended December 30, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation and its subsidiaries at December 30, 1994 and December 31, 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 1994 in conformity with generally accepted accounting principles.

     As discussed in the note to the consolidated financial statements entitled "Accounting Changes," in 1993 the Corporation and its subsidiaries changed their method of accounting for postemployment benefits and their method of accounting for certain investments in debt and equity securities to conform with Statements of Financial Accounting Standards No. 112 and No. 115, respectively, and in 1992 changed their method of accounting for postretirement benefits other than pensions and their method of accounting for income taxes to conform with Statements of Financial Accounting Standards No. 106 and No. 109, respectively.

/s/ Deloitte & Touche LLP

New York, New York
February 27, 1995

                             --------------------

================================================================================
FIVE-YEAR FINANCIAL SUMMARY


- --------------------------------------------------------------------------------

                                                                                               Year Ended Last Friday in December
                            -----------------------------------------------------------------------------------------------------
(Dollars in Thousands)          1990                 1991                 1992                 1993                 1994
- ---------------------------------------------------------------------------------------------------------------------------------
REVENUES                     (52 Weeks)           (52 Weeks)           (52 Weeks)           (53 Weeks)           (52 Weeks)
COMMISSIONS
  Listed securities          $  840,650   7.6%    $1,064,977   8.6%    $1,147,142   8.6%    $1,404,110   8.5%    $1,361,144   7.5%
  Mutual funds                  389,524   3.5        519,089   4.2        667,519   5.0        846,213   5.1        878,741   4.8
  Commodities                   144,916   1.3        146,704   1.2        142,509   1.1        178,733   1.1        216,613   1.2
  Money market instruments      189,963   1.7        175,980   1.4        190,525   1.4        165,028   1.0        109,278   0.6
  Other                         204,101   1.8        259,551   2.1        274,389   2.0        300,144   1.8        304,765   1.7
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----
  Total                       1,769,154  15.9      2,166,301  17.5      2,422,084  18.1      2,894,228  17.5      2,870,541  15.8

INTEREST AND DIVIDENDS        5,944,706  53.3      5,761,061  46.7      5,806,710  43.3      7,099,155  42.8      9,577,561  52.5
PRINCIPAL TRANSACTIONS
  Interest rate and currency
   swaps                        170,430   1.5        239,895   2.0        389,460   2.9        605,293   3.7        749,167   4.1
  Equities and equity
   derivatives                  332,380   3.0        533,763   4.3        614,445   4.6        870,603   5.2        626,293   3.4
  Taxable fixed-income          594,970   5.4        818,841   6.6        735,724   5.5        963,847   5.8        462,450   2.6
  Municipals                    258,370   2.3        246,605   2.0        268,020   2.0        322,543   1.9        387,735   2.1
  Foreign exchange and
   commodities                  102,831   0.9         66,624   0.5        158,076   1.1        158,153   1.0        109,279   0.6
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----
  Total                       1,458,981  13.1      1,905,728  15.4      2,165,725  16.1      2,920,439  17.6      2,334,924  12.8
INVESTMENT BANKING
  Underwriting                  534,835   4.8      1,020,310   8.2      1,308,787   9.8      1,646,960   9.9        988,454   5.4
  Strategic services            260,609   2.3        155,682   1.3        175,280   1.3        184,293   1.1        251,011   1.4
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----
  Total                         795,444   7.1      1,175,992   9.5      1,484,067  11.1      1,831,253  11.0      1,239,465   6.8
ASSET MANAGEMENT AND
  PORTFOLIO SERVICE FEES        815,739   7.3      1,003,904   8.1      1,252,829   9.3      1,557,778   9.4      1,739,452   9.5
OTHER                           363,205   3.3        339,826   2.8        281,253   2.1        285,324   1.7        471,148   2.6
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----
TOTAL REVENUES               11,147,229 100.0     12,352,812 100.0     13,412,668 100.0     16,588,177 100.0     18,233,091 100.0
  INTEREST EXPENSE            5,363,900  48.1      5,106,344  41.3      4,835,267  36.0      6,029,947  36.4      8,608,570  47.2
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----
NET REVENUES                  5,783,329  51.9      7,246,468  58.7      8,577,401  64.0     10,558,230  63.6      9,624,521  52.8
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----

NON-INTEREST
  EXPENSES
  Compensation and
   benefits                   3,077,485  53.2      3,867,849  53.4      4,364,454  50.9      5,255,258  49.8      4,951,839  51.5
  Occupancy                     519,156   9.0        473,562   6.5        477,754   5.6        572,936   5.4        436,168   4.5
  Communications and
   equipment rental             375,432   6.5        356,850   4.9        366,161   4.3        385,809   3.6        432,214   4.5
  Depreciation and
   amortization                 289,361   5.0        276,125   3.8        281,228   3.3        308,499   2.9        325,121   3.4
  Advertising and market
   development                  225,712   3.9        249,844   3.5        301,146   3.5        376,881   3.6        374,619   3.9
  Professional fees             233,565   4.0        235,344   3.3        256,887   3.0        290,324   2.7        367,003   3.8
  Brokerage, clearing, and
   exchange fees                234,031   4.1        239,828   3.3        277,166   3.2        280,712   2.7        337,512   3.5
  Other                         546,259   9.4        529,648   7.3        631,216   7.3        663,003   6.3        670,441   6.9
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----
TOTAL NON-INTEREST EXPENSES   5,501,001  95.1      6,229,050  86.0      6,956,012  81.1      8,133,422  77.0      7,894,917  82.0
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----

EARNINGS BEFORE INCOME
  TAXES AND CUMULATIVE
  EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES         282,328   4.9      1,017,418  14.0      1,621,389  18.9      2,424,808  23.0      1,729,604  18.0
  Income Tax Expense             90,472   1.6        321,301   4.4        668,984   7.8      1,030,449   9.8        712,843   7.4
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----
EARNINGS BEFORE CUMULATIVE
  EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES         191,856   3.3        696,117   9.6        952,405  11.1      1,394,359  13.2      1,016,761  10.6

  Cumulative Effect of
   Changes in Accounting
   Principles, Net of
   Income Taxes                      --    --             --    --        (58,580)  (.7)       (35,420)  (.3)            --    --
                             ---------- -----     ---------- -----     ---------- -----     ---------- -----     ---------- -----
NET EARNINGS                 $  191,856   3.3%    $  696,117   9.6%    $  893,825  10.4%    $1,358,939  12.9%    $1,016,761  10.6%
                             ========== =====     ========== =====     ========== =====     ========== =====     ========== =====

- --------------------------------------------------------------------------------
*Revenues and Interest Expense are presented as a percentage of Total Revenues.
 Non-Interest Expenses, Cumulative Effect of Changes in Accounting Principles, and Earnings are presented as a percentage of Net Revenues.

                             --------------------

================================================================================
STATISTICAL DATA


Selected statistical data for the last five fiscal years is presented for informational purposes below.
- --------------------------------------------------------------------------------

                                                                                          Year Ended Last Friday in December
                                                      ----------------------------------------------------------------------
(Dollars in Millions)                                      1990           1991           1992            1993           1994
- ----------------------------------------------------------------------------------------------------------------------------
                                                      (52 Weeks)     (52 Weeks)     (52 Weeks)      (53 Weeks)     (52 Weeks)
PRIVATE CLIENT ACCOUNTS (a):
  Assets in Worldwide Private Client Accounts          $377,000       $440,000       $487,000        $557,000       $568,000
  Assets in Domestic Private Client Accounts           $361,000       $422,000       $463,000        $527,000       $537,000
  Assets under Professional Management:
    Money Markets                                      $ 66,000       $ 67,000       $ 67,000        $ 66,000       $ 67,000
    Equities                                              9,000         12,000         16,000          30,000         37,000
    Fixed Income                                         20,000         27,000         35,000          42,000         36,000
    Private Portfolio                                     8,000         11,000         13,000          17,000         20,000
    Insurance                                             7,000          7,000          8,000           6,000          4,000
                                                       --------       --------       --------        --------       --------
    Subtotal                                            110,000        124,000        139,000         161,000        164,000

    ML Consults                                           2,100          5,200         12,200          16,900         14,400
                                                       --------       --------       --------        --------       --------
    TOTAL                                              $112,100       $129,200       $151,200        $177,900       $178,400
                                                       ========       ========       ========        ========       ========
- ----------------------------------------------------------------------------------------------------------------------------
UNDERWRITING (b):
  Global Debt and Equity:
    Volume                                             $ 60,600       $110,500       $151,000        $193,200       $137,800
    Market Share                                           11.5%          12.7%          13.0%           12.8%          12.6%
  U.S. Domestic Debt and Equity:
    Volume                                             $ 55,000       $100,300       $140,600        $173,800       $117,000
    Market Share                                           17.5%          17.0%          16.5%           16.4%          16.5%
- ----------------------------------------------------------------------------------------------------------------------------
FULL-TIME EMPLOYEES:
  Domestic                                               35,323         34,721         36,111          37,513         38,726
  International                                           3,677          3,579          3,989           4,387          5,074
                                                       --------       --------       --------        --------       --------
  TOTAL                                                  39,000         38,300         40,100          41,900         43,800
                                                       ========       ========       ========        ========       ========
  Financial Consultants and Account Executives
    Worldwide                                            11,800         12,100         12,700          13,100         13,400

COMPENSATION MEASURES:
  Support Personnel to Producer Ratio (c)                  1.55           1.47           1.44            1.43           1.46
  Net Revenues per Employee (d)                            $148           $189           $214            $252           $220
  Pretax Earnings per Employee (d)                         $  7           $ 27           $ 40            $ 58           $ 39
  Compensation and Benefits Expense as a % of
    Net Revenues                                           53.2%          53.4%          50.9%           49.8%          51.5%
  Compensation and Benefits Expense as a % of
    Total Non-Interest Expenses                            55.9%          62.1%          62.7%           64.6%         62.7%
- ----------------------------------------------------------------------------------------------------------------------------

(a) Client accounts have been redefined to include certain institutional private portfolio accounts.
(b) Full credit to book manager. All market share data is derived from Securities Data Co.
(c)  Support personnel includes sales assistants.
(d)  Dollars in thousands.

                             --------------------

================================================================================
QUARTERLY INFORMATION


- --------------------------------------------------------------------------------
Presented below are the unaudited results of operations of the Corporation by quarter for 1994 and 1993. The first quarter of 1993 has been restated for the adoption of Statement of Financial Accounting Standards No. 112 (see Accounting Changes in the Notes to Consolidated Financial Statements). The quarterly information is prepared in conformity with generally accepted accounting principles and reflects all adjustments (which consist of only normal recurring adjustments except as noted above, and the 1993 first quarter non-recurring $103,000 pretax lease charge related to the Corporation's decision not to occupy certain floors at its headquarters facility) that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. The nature of the Corporation's business is such that the results of an interim period are not necessarily indicative of results for a full year.

================================================================================

                                                                                                             For the Quarter Ended
                                    ----------------------------------------------------------------------------------------------
(Dollars in Thousands,                 DEC. 30,   SEPT. 30,     JULY 1,    APRIL 1,    DEC. 31,   SEPT. 24,    JUNE 25,    MAR. 26,
Except Per Share Amounts)                 1994        1994        1994        1994        1993        1993        1993        1993
- ----------------------------------------------------------------------------------------------------------------------------------
                                    (13 Weeks)  (13 Weeks)  (13 Weeks)  (13 Weeks)  (14 Weeks)  (13 Weeks)  (13 Weeks)  (13 Weeks)

Total Revenues                      $4,483,757  $4,530,223  $4,480,300  $4,738,811  $4,526,136  $4,140,048  $3,963,009  $3,958,984

  Interest Expense                   2,391,028   2,227,978   2,082,581   1,906,983   1,768,139   1,506,428   1,408,512   1,346,868

                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net Revenues                         2,092,729   2,302,245   2,397,719   2,831,828   2,757,997   2,633,620   2,554,497   2,612,116

Non-Interest Expenses                1,837,517   1,912,723   1,965,057   2,179,620   2,160,717   1,991,321   1,959,589   2,021,795

                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings Before Income Taxes and
  Cumulative Effect of Change in
  Accounting Principle                 255,212     389,522     432,662     652,208     597,280     642,299     594,908     590,321

Income Tax Expense                      93,598     157,943     180,853     280,449     250,041     282,612     249,861     247,935
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings Before Cumulative Effect
  of Change in Accounting Principle    161,614     231,579     251,809     371,759     347,239     359,687     345,047     342,386

Cumulative Effect of Change in
  Accounting Principle (Net of
  Applicable Income Taxes)                  --          --          --          --          --          --          --     (35,420)

                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net Earnings                        $  161,614  $  231,579  $  251,809  $  371,759  $  347,239  $  359,687  $  345,047  $  306,966
                                    ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========
==================================================================================================================================
Earnings Per Common Share:
Primary                             $      .76  $     1.10  $     1.18  $     1.68  $     1.53  $     1.57  $     1.52  $     1.35
                                    ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========
Fully Diluted                       $      .75  $     1.10  $     1.18  $     1.68  $     1.53  $     1.56  $     1.51  $     1.35
                                    ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========
- ----------------------------------------------------------------------------------------------------------------------------------

The 1993 first quarter includes the cumulative effect of a change in accounting principle of $(.16) per common share primary and fully diluted.

================================================================================
DIVIDENDS PER COMMON SHARE
(Declared and paid)

==============================================================================
                  1ST QTR.          2ND QTR.          3RD QTR.        4TH QTR.
- ------------------------------------------------------------------------------
1994                 $.20             $.23              $.23              $.23
- ------------------------------------------------------------------------------
1993                 $.15             $.175             $.175             $.20
- ------------------------------------------------------------------------------

There are no restrictions on the Corporation's present ability to pay dividends on common stock, other than (a) the Corporation's obligation first to make dividend payments on its preferred stock and (b) the governing provisions of the Delaware General Corporation Law. Certain subsidiaries' ability to declare dividends may also be limited (see Regulatory Requirements and Dividend Restrictions in the Notes to Consolidated Financial Statements).


================================================================================
STOCKHOLDER INFORMATION

Consolidated Transaction Reporting System prices for the specified calendar quarters are noted below.
================================================================================

                1ST QTR.                2ND QTR.               3RD QTR.               4TH QTR.
            HIGH        LOW         HIGH        LOW        HIGH        LOW        HIGH        LOW
- ----------------------------------------------------------------------------------------------------
1994       $45 5/8     $36 1/2     $40 1/2     $34 1/4    $40 7/8     $34 1/4    $41 1/8     $32 1/4
- ----------------------------------------------------------------------------------------------------
1993       $37 1/16    $28         $40 15/16   $33 5/8    $50 7/8     $39 9/16   $51 3/16    $41 3/4
- ----------------------------------------------------------------------------------------------------

The approximate number of record holders of common stock as of February 3, 1995 was 12,160.


                             --------------------