Form 10-K, Exhibit 13
period 1995-12-29
MERRILL LYNCH & CO INC
filed 1996-03-22
CIK 65100

Exhibit 13



--------------------------------------------------------------------------------
                                FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Graph titled "NET EARNINGS"

Presented is a bar graph (in millions) showing Merrill Lynch & Co., Inc.'s net earnings for the past five years of $696, $894, $1,359, $1,017, and $1,114 for the years ended 1991, 1992, 1993, 1994 and 1995, respectively.

--------------------------------------------------------------------------------

Graph titled "STOCKHOLDERS' EQUITY"

Presented is a bar graph (in millions) showing Merrill Lynch & Co., Inc.'s stockholders' equity for the past five years of $3,818, $4,569, $5,486, $5,818 and $6,141 at year-end 1991, 1992, 1993, 1994 and 1995, respectively.

--------------------------------------------------------------------------------

Graph titled "RETURN ON AVERAGE COMMON STOCKHOLDERS' EQUITY"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s return on average common stockholders' equity for the past five years of 20.8%, 22.0%, 27.3%, 18.6% and 20.1% for the years ended 1991, 1992, 1993, 1994 and 1995, respectively.


--------------------------------------------------------------------------------

Graph titled "PRIMARY EARNINGS PER SHARE"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s primary earnings per share for the past five years of $3.01, $3.92, $5.98, $4.75 and $5.44 for the years ended 1991, 1992, 1993, 1994 and 1995, respectively.


--------------------------------------------------------------------------------

Graph titled "DIVIDENDS PAID PER COMMON SHARE"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s dividends paid per common share for the past five years of $.50, $.575, $.70, $.89 and $1.01 for the years ended 1991, 1992, 1993, 1994 and 1995, respectively.

--------------------------------------------------------------------------------

Graph titled "BOOK VALUE PER COMMON SHARE"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s book value per common share for the past five years of $17.88, $21.37, $26.17, $28.87 and $32.41 for the years ended 1991, 1992, 1993, 1994 and 1995, respectively.

                                                                  Year Ended Last Friday in December
                                                   ------------------------------------------------------
(Dollars in Millions, Except Per Share Amounts)         1991      1992        1993       1994       1995
---------------------------------------------------------------------------------------------------------
                                                   (52 Weeks) (52 Weeks) (53 Weeks) (52 Weeks) (52 Weeks)

Operating Results
  Total Revenues                                     $12,353   $ 13,413   $ 16,588   $ 18,234   $ 21,513
  Net Revenues                                       $ 7,246   $  8,577   $ 10,558   $  9,625   $ 10,265
  Net Earnings                                       $   696   $    894   $  1,359   $  1,017   $  1,114
  Pretax Margin (a)                                     14.0%      18.9%      23.0%      18.0%      17.6%
  Profit Margin (b)                                      9.6%      11.1%      13.2%      10.6%      10.8%
  Return on Average Common
    Stockholders' Equity                                20.8%      22.0%      27.3%      18.6%      20.1%
---------------------------------------------------------------------------------------------------------
Financial Position
  Total Assets                                       $86,259   $107,024   $152,910   $163,749   $176,857
  Total Stockholders' Equity                         $ 3,818   $  4,569   $  5,486   $  5,818   $  6,141
---------------------------------------------------------------------------------------------------------
Per Common Share
  Primary Earnings                                   $  3.01   $   3.92   $   5.98   $   4.75   $   5.44
  Fully Diluted Earnings                             $  2.95   $   3.91   $   5.95   $   4.74   $   5.42
  Dividends Paid                                     $   .50   $   .575   $    .70   $    .89   $   1.01
  Book Value                                         $ 17.88   $  21.37   $  26.17   $  28.87   $  32.41
---------------------------------------------------------------------------------------------------------
Private Client Assets (in Billions)
  Assets in Worldwide Private
        Client Accounts                              $   440   $    487   $    557   $    568   $    703
  Assets Under Management                            $   124   $    139   $    161   $    164   $    196

---------------------------------------------------------------------------------------------------------
Global Debt and Equity
  Underwriting (c)
    Volume (in Billions)                             $ 109.9   $  149.9   $  191.9   $  137.2   $  147.7
    Market Share                                        12.7%      13.0%      12.8%      12.6%      13.8%
---------------------------------------------------------------------------------------------------------
Full-Time Employees                                   38,300     40,100     41,900     43,800     46,000
---------------------------------------------------------------------------------------------------------
Common Shares
  Outstanding (d) (in Millions)                        205.4      207.2      204.0      181.5      171.4

(a) Earnings Before Income Taxes and Cumulative Effect of Changes in Accounting Principles to Net Revenues.
(b) Earnings Before Cumulative Effect of Changes in Accounting Principles to Net Revenues.
(c) Full credit to book manager. All market share data are derived from Securities Data Co.
(d) Does not include unallocated reversion shares held in the Employee Stock Ownership Plan, which are not considered outstanding for accounting purposes.

SELECTED FINANCIAL DATA

                                                                             Year Ended Last Friday in December
                                                            ----------------------------------------------------------
(Dollars in Millions, Except Per Share Amounts)                  1995        1994        1993        1992        1991
----------------------------------------------------------------------------------------------------------------------
                                                            (52 Weeks)  (52 Weeks)  (53 Weeks)  (52 Weeks)  (52 Weeks)
Operating Results
Revenues                                                     $ 21,513    $ 18,234    $ 16,588    $ 13,413    $ 12,353
Interest Expense                                               11,248       8,609       6,030       4,836       5,107
                                                             --------    --------    --------    --------    --------
Net Revenues                                                   10,265       9,625      10,558       8,577       7,246
                                                             --------    --------    --------    --------    --------
Non-Interest Expenses                                           8,454       7,895       8,133       6,956       6,229
                                                             --------    --------    --------    --------    --------
Earnings Before Income Taxes and Cumulative Effect
  of Changes in Accounting Principles                           1,811       1,730       2,425       1,621       1,017
Income Tax Expense                                                697         713       1,031         669         321
                                                             --------    --------    --------    --------    --------
Earnings Before Cumulative Effect of Changes in
  Accounting Principles                                      $  1,114    $  1,017    $  1,394    $    952    $    696
                                                             ========    ========    ========    ========    ========
Net Earnings                                                 $  1,114    $  1,017    $  1,359    $    894    $    696
                                                             ========    ========    ========    ========    ========
Net Earnings Applicable to Common Stockholders               $  1,066    $  1,004    $  1,354    $    887    $    678
                                                             ========    ========    ========    ========    ========
----------------------------------------------------------------------------------------------------------------------
Financial Position
Total Assets                                                 $176,857    $163,749    $152,910    $107,024    $ 86,259
Short-Term Borrowings (a)                                    $ 86,363    $ 78,304    $ 79,632    $ 51,180    $ 38,698
Long-Term Borrowings                                         $ 17,340    $ 14,863    $ 13,469    $ 10,871    $  7,964
Total Stockholders' Equity                                   $  6,141    $  5,818    $  5,486    $  4,569    $  3,818
----------------------------------------------------------------------------------------------------------------------
Tax Information
Other Taxes, Principally Payroll and Property                $    291    $    255    $    223    $    222    $    191
Total Taxes (b)                                              $    988    $    968    $  1,254    $    891    $    513
----------------------------------------------------------------------------------------------------------------------
Common Share Data
(In Thousands, Except Per Share Amounts)
Primary:
   Earnings Before Cumulative Effect of Changes in
      Accounting Principles                                  $   5.44     $   4.75    $   6.14    $   4.18    $   3.01
   Net Earnings                                              $   5.44     $   4.75    $   5.98    $   3.92    $   3.01
Fully Diluted:
   Earnings Before Cumulative Effect of Changes in
      Accounting Principles                                  $   5.42     $   4.74    $   6.11    $   4.17    $   2.95
   Net Earnings                                              $   5.42     $   4.74    $   5.95    $   3.91    $   2.95
Weighted-Average Shares Outstanding:
   Primary                                                    195,997      211,241     226,331     226,402     225,350
   Fully Diluted                                              196,660      211,695     227,480     226,854     229,916
Shares Outstanding at Year-End (c)                            171,388      181,479     203,990     207,203     205,444
Shares Repurchased                                             20,012       29,989      16,346      10,654       5,920
Average Share Repurchase Price                               $  46.95     $  37.96    $  42.55    $  24.36    $  19.70
Book Value                                                   $  32.41     $  28.87    $  26.17    $  21.37    $  17.88
Total Taxes (b)                                              $   5.04     $   4.58    $   5.54    $   3.94    $   2.27
Dividends Paid                                               $   1.01     $    .89    $    .70    $   .575    $    .50
----------------------------------------------------------------------------------------------------------------------
Financial Ratios
Pretax Margin (d)                                                17.6%        18.0%       23.0%       18.9%       14.0%
Profit Margin (e)                                                10.8%        10.6%       13.2%       11.1%        9.6%
Common Dividend Payout                                           16.9%        17.5%       10.9%       13.5%       15.2%
Return on Average Assets                                          0.6%         0.6%        1.0%        0.8%        0.8%
Return on Average Common Stockholders' Equity                    20.1%        18.6%       27.3%       22.0%       20.8%
Average Leverage                                                 32.7x        32.0x       27.4x       25.1x       24.1x
Average Adjusted Leverage (f)                                    19.5x        18.9x       16.6x       15.9x       16.3x
----------------------------------------------------------------------------------------------------------------------
Other Statistics
Number of Full-Time Employees                                  46,000       43,800      41,900      40,100      38,300
Number of Financial Consultants and Account
  Executives                                                   13,800       13,400      13,100      12,700      12,100

(a) Short-Term Borrowings include repurchase agreements, and commercial paper and other short-term borrowings.

(b) Excludes $25 and $73 of income taxes in 1993 and 1992, respectively, related to the cumulative effect of changes in accounting principles.

(c)  Does not include 4,013, 6,427, 8,932, 11,202, and 13,637 unallocated reversion shares held in the Employee Stock Ownership Plan at year-end 1995, 1994, 1993, 1992, and 1991, respectively, which are not considered outstanding for accounting purposes.

(d) Earnings Before Income Taxes and Cumulative Effect of Changes in Accounting Principles to Net Revenues.

(e) Earnings Before Cumulative Effect of Changes in Accounting Principles to Net Revenues.

(f) Average total assets less average resale agreements and securities borrowed to average total stockholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
BUSINESS ENVIRONMENT

Merrill Lynch & Co., Inc. and its subsidiaries (collectively referred to as the "Corporation") conduct their businesses in global financial markets that are influenced by a number of factors, including economic and market conditions, political events, and investor sentiment. The reaction of issuers and investors to a particular condition or event is unpredictable and can increase volatility in the marketplace. While higher volatility increases risk, it may also increase order flow, which drives many of the Corporation's businesses. Other global market and economic conditions, including the liquidity of secondary markets, the level and volatility of interest rates, currency exchange rates, and security valuations, competitive conditions, and the size, number, and timing of transactions may also affect earnings. As a result, revenues and net earnings can vary significantly from year to year, and from quarter to quarter.

     Global financial markets, which steadily weakened during most of 1994, generally improved during 1995, led by a more stable U.S. economy, declining interest rates, and heightened investor activity. Inflationary fears eased throughout 1995 as key U.S. economic statistics indicated slow to moderate growth. The Federal Reserve decreased short-term interest rates in July and December 1995 following seven rate increases between February 1994 and February 1995. Investors reacted favorably to these events and were more active in stock and bond markets during 1995, contributing to higher earnings for most U.S. securities firms.

     U.S. equity markets posted significant gains in 1995, reflecting increases in most industry sectors. The Dow Jones Industrial Average ("DJIA") daily closing index reached a record high close of 5,216 during the 1995 fourth quarter. The Nasdaq Composite Index also showed significant gains, particularly in the technology sector, advancing 35% from year-end 1994, to close at 1,052. In addition, the New York Stock Exchange ("NYSE") and Nasdaq average daily trading volumes reached record levels in 1995.

     The U.S. Treasury yield curve, the relationship between interest rates and maturities, flattened during 1995 as long-term interest rates declined more than short-term rates. The decline in long-term interest rates contributed to a rally in the U.S. bond market and the third best year for fixed-income investors as 30-year U.S. Treasury bonds returned 34%, including reinvested interest. Nevertheless, certain short duration fixed-income products were negatively impacted throughout most of the year due to the flattening yield curve.

     In many European countries, interest rates declined while stocks rose an average of 12% in 1995, as measured by the Financial Times-Stock Exchange Eurotrack 100 Index. In Asia, market performance was mixed. Hong Kong's Hang Seng Index rose 23% during 1995, as short-term interest rates declined. Conversely, Japan's Nikkei 225 Index was virtually unchanged for the year, although the Japanese market rebounded in the second half of 1995 after hitting a low for the year in July. Financial markets in the Americas (excluding the U.S.) also experienced varied results. Toronto's Stock Exchange Index rose 12%, as positive effects of declining interest rates were somewhat offset by political uncertainty due to the independence referendum in Canada's Quebec province. In Mexico, the Bolsa Index rose 17% in 1995. Nevertheless, economic reforms, recession, and an exodus by foreign investors led to a substantial devaluation of the peso in 1995, causing the Bolsa to drop 23% in U.S. dollar terms.

     The stronger U.S. and international financial markets in 1995 led to increased retail investor activity, higher fee-based revenues, and improved trading profits industrywide.

     U.S. underwriting volume, which weakened industrywide throughout the last three quarters of 1994 and the first quarter of 1995, improved steadily throughout the remainder of 1995, leading to a slight increase over 1994. Issuer activity increased, primarily in the last three quarters of 1995, due to rising stock prices, lower interest rates, and heightened investor demand.

     Strategic services revenues improved in 1995 due to record merger and acquisition volume. Companies seeking strategic alliances were helped by a stronger economy, higher cash flows related to improved operating results and balance sheet restructurings, and continued globalization trends.

     Fiscal 1995 was characterized by strong financial markets and improved economic conditions. Nevertheless, the financial services industry is cyclical. As a result, the Corporation's businesses are evaluated across market cycles for profitability and alignment with long-term strategic objectives. The Corporation seeks to mitigate the effect of market downturns by expanding its global presence, monitoring costs and risks, and continuing to diversify revenue sources.
--------------------------------------------------------------------------------
RESULTS OF OPERATIONS

Net earnings for 1995 were $1.1 billion or $5.44 per common share primary
($5.42 fully diluted), up 10% from 1994 earnings of $1.0 billion or $4.75 per common share primary ($4.74 fully diluted). In 1993, net earnings reached a record $1.4 billion or $5.98 per common share primary ($5.95 fully diluted). The Corporation's return on average common stockholders' equity was 20.1% in 1995, compared with 18.6% in 1994 and 27.3% in 1993.

     Results for 1993 included a non-recurring pretax lease charge totaling $103 million ($60 million after income taxes), related to the Corporation's decision to vacate certain space at the World Financial Center Headquarters facility. The 1993 results also included an after-tax charge of $35 million ($.16 per common share primary and fully diluted) for the adoption of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits".

     In 1995, the Corporation acquired Smith New Court PLC ("Smith New Court"), a U.K.-based global securities firm, for approximately $800 million. The Corporation recorded approximately $530 million of goodwill related to the acquisition. The Corporation's 1995 results included Smith New Court operations since mid-August 1995 and related goodwill amortization.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

     Total revenues for 1995 were a record $21.5 billion, up 18% from 1994 and up 30% from 1993. In 1995, net revenues (revenues after interest expense) totaled $10.3 billion, up 7% from $9.6 billion in 1994 and down 3% from $10.6 billion in 1993. Non-interest expenses were $8.5 billion in 1995, up 7% from 1994 and up 4% from 1993.

     The following discussion provides details of major categories of revenues and expenses and other pertinent information regarding the Corporation's business activities, financial condition, liquidity, and risks. Certain limited reclassification and format changes have been made to prior years' amounts to conform to the current year presentation.

--------------------------------------------------------------------------------
COMMISSIONS

Commission revenues advanced 9% in 1995 to a record $3.1 billion due primarily to higher levels of listed and over-the-counter securities transactions and mutual fund commissions, partially offset by lower revenues from commodities.


     Commissions from listed and over-the-counter securities advanced 17% from 1994 to $1.7 billion, due primarily to higher trading volumes on most major U.S. and international exchanges and the Corporation's expanded global market presence.

     Mutual fund commissions increased 3% in 1995 to $906 million due primarily to higher distribution and redemption fees. Distribution fees from deferred-charge funds increased due to strong fund sales in prior periods and higher asset levels. Redemption fees increased as clients repositioned invested assets. Revenues from front-end mutual fund sales were virtually unchanged. Increased sales of domestic stock and bond funds were substantially offset by decreased sales of offshore funds as investors shifted assets to the strong U.S. financial markets.

     Other commission revenues decreased 2% to $542 million in 1995 due to declines in commodity and money market instrument commission revenues, partially offset by improved sales of over-the-counter options and third party annuity contracts.

     Commission revenues of $2.9 billion in 1994 remained virtually unchanged from 1993. Higher revenues from mutual fund and commodity transactions were offset by lower revenues from money market instruments and listed securities transactions.

-------------------------------------------------------------------------------
INTEREST AND DIVIDENDS

Significant components of interest and dividend revenues and interest expense for 1995, 1994, and 1993 follow:

(in millions)                                           1995     1994    1993
-------------------------------------------------------------------------------
INTEREST AND DIVIDEND REVENUES
Trading assets                                        $ 3,832   $3,431   $2,493
Securities borrowed                                     2,940    2,285    1,521
Resale agreements                                       2,810    1,807    1,161
Margin lending                                          1,394    1,018      779
Other                                                   1,245    1,037    1,145
-------------------------------------------------------------------------------
Subtotal                                               12,221    9,578    7,099
-------------------------------------------------------------------------------
INTEREST EXPENSE
Borrowings                                              4,330    3,381    2,515
Repurchase agreements                                   3,680    2,414    1,383
Trading liabilities                                     2,205    1,997    1,252
Other                                                   1,033      817      880
-------------------------------------------------------------------------------
Subtotal                                               11,248    8,609    6,030
-------------------------------------------------------------------------------
Net interest and dividend profit                       $  973   $  969   $1,069
                                                       ======   ======   ======

-------------------------------------------------------------------------------

     The Corporation hedges its long-term payment obligations with interest rate and currency swaps. The effect of these hedges, which is included in the "Borrowings" caption above, reduced interest expense for 1995, 1994, and 1993 by $45 million, $153 million, and $326 million, respectively. See "Financing and Other Non-Trading Derivatives" in Note 4 to the Consolidated Financial Statements for further information.

     Interest and dividend revenues and expenses are a function of the level and mix of interest-earning assets and interest-bearing liabilities and the prevailing level, term structure, and volatility of interest rates. Net interest and dividend profit was $973 million, virtually unchanged from $969 million in 1994, with increases in net interest-earning assets offset by declining interest spreads due to the flattening of the U.S. Treasury yield curve.

     In 1994, net interest and dividend profit declined 9% from 1993 to $969 million. A significant increase in short-term relative to long-term interest rates, year over year, led to a substantial flattening of the yield curve, causing interest spreads to decline, and financing and hedging costs to increase in 1994.

--------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS

Principal transactions revenues rose 8% from 1994 to $2.5 billion in 1995. Increases in equities and equity derivatives and taxable fixed-income trading revenues were partially offset by decreases in trading revenues from municipal securities, foreign exchange and commodities, and interest rate and currency swaps.

     Trading, hedging, and financing activities affect the recognition of both principal transactions revenues and net interest and dividend profit. In assessing the profitability of its trading activities, the Corporation views net interest and principal transactions revenues in the aggregate. For financial reporting purposes, however, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

     The net interest carry (i.e., the spread representing interest earned versus financing costs) for trading positions, including hedges, is recorded either as principal transactions revenues or net interest profit, depending on the nature of the specific instruments. Changes in the composition of trading inventories and hedge positions can cause the recognition of revenues within these categories to fluctuate.

     The following table provides information on aggregate trading profits, including related net interest. Interest revenue and expense components are based on financial reporting categories and management's assessment of the cost to finance trading positions, after consideration of the underlying liquidity of these positions.

                                                      NET
                                    PRINCIPAL    INTEREST        NET
                                 TRANSACTIONS     REVENUE    TRADING
(in millions)                         REVENUE    (EXPENSE)   REVENUE
--------------------------------------------------------------------
1995
Equities and equity derivatives        $  912       $ (89)    $  823
Taxable fixed-income                      516         255        771
Interest rate and currency swaps          732         (63)       669
Municipals                                273           -        273
Foreign exchange and
 commodities                               86          (6)        80
                                       ------       -----     ------
Total                                  $2,519       $  97     $2,616
                                       ======       =====     ======


1994
Equities and equity derivatives        $  625       $(106)    $  519
Taxable fixed-income                      471         352        823
Interest rate and currency swaps          750          (8)       742
Municipals                                380           7        387
Foreign exchange and
 commodities                              109          (8)       101
                                       ------       -----     ------
Total                                  $2,335       $ 237     $2,572
                                       ======       =====     ======

1993
Equities and equity derivatives        $  872       $ (44)    $  828
Taxable fixed-income                      972         411      1,383
Interest rate and currency swaps          604          30        634
Municipals                                315           1        316
Foreign exchange and
 commodities                              158          (9)       149
                                       ------       -----     ------
Total                                  $2,921       $ 389     $3,310
                                       ======       =====     ======


     Equities and equity derivatives trading revenues, in the aggregate, were $912 million, up 46% from 1994, as trading revenues from most equity products increased. Convertible and over-the-counter securities trading revenues advanced significantly as a result of higher stock prices, lower interest rates, and increased demand. International equities trading revenues benefited from improved United Kingdom market conditions and the contribution of Smith New Court in the latter part of 1995. Equity derivatives declined in 1995 due to reduced demand for structured derivative transactions.

     Taxable fixed-income trading revenues increased 10% in 1995 to $516 million as lower interest rates and tighter credit spreads led to increased demand and higher inventory values. Corporate bond and preferred stock trading revenues benefited from lower interest rates and higher trading volume in U.S. and international markets, as well as increased investor demand for fixed-rate preferred stock issuances. Trading revenues from high-yield bonds increased as a result of declining interest rates and improved credit ratings of certain issuers. Non-U.S. governments and agencies trading revenues also advanced from 1994 levels due to increased trading activity in European, Australian, and certain South American emerging market government instruments. These increases were partially offset by lower revenues from Canadian government instruments, which were affected by ongoing political uncertainty. Taxable fixed-income trading revenues were negatively affected by a loss in mortgage-backed securities due to reduced market liquidity for non-generic products. Nevertheless, trading results from mortgage-backed products, which include net interest revenues, were positive. U.S. Government and agencies securities trading revenues were down, due to tighter spreads between U.S. Treasury securities and related futures hedges, as well as reduced retail investor demand attributable to lower interest rates.

     Municipal securities revenues decreased 28% to $273 million. This decrease resulted from reduced demand as investors remained wary of continuing discussions on possible U.S. tax law revisions that would eliminate tax advantages of municipal securities, and sought higher returns from equity and taxable fixed-income securities.

     Foreign exchange and commodities revenues, in the aggregate, declined 22% to $86 million. Commodities trading revenues decreased due to lower volumes. Increases in foreign exchange trading revenues resulted from higher customer volume caused by the strengthening of the U.S. dollar versus other major currencies during 1995.

     Trading revenues from interest rate and currency swaps were down 2% to $732 million. A decrease in revenues from U.S. dollar-denominated transactions, resulting from lower margins and reduced volume in structured products, was substantially offset by an increase in revenues from non-U.S. dollar-denominated transactions, particularly in Japanese and European markets.

     In 1994, principal transactions revenues were down 20% from 1993 record levels to $2.3 billion. Rising interest rates, a declining U.S. dollar, and volatile world financial markets led to lower trading revenues in many products, including taxable fixed-income securities (down 52%), equities and equity derivatives (down 28%), and foreign exchange and commodities (down 31%). Offsetting these declines were increases in trading revenues from interest rate and currency swaps (up 24%) and municipal securities (up 21%) due to increased demand.


------------------------------------------------------
INVESTMENT BANKING
------------------------------------------------------
(in millions)                   1995     1994     1993
                                ----     ----     ----

Underwriting revenues         $  964   $  989   $1,647
Strategic services revenues      344      251      184
                              ------   ------   ------
Total                         $1,308   $1,240   $1,831
                              ======   ======   ======

Overall, investment banking revenues increased 5% from 1994. Underwriting revenues declined 3%, due to lower revenues from equities, private placements, high-yield debt,

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

and mortgage-backed securities underwriting, partially offset by increased revenues from corporate bonds and preferred stock and defined asset funds. Rising interest rates and falling share prices in an uncertain economic environment caused a steady decline in industrywide underwriting activity after the first six weeks of 1994 that continued through the first quarter of 1995. Thereafter, declining interest rates and rising equity values increased issuer and investor demand, leading to an increase in underwriting revenues each quarter, both sequentially and year over year, during the last three quarters of 1995.

     The Corporation retained its position as top underwriter of total debt and equity issuances for the eighth consecutive year in the U.S., and for the seventh consecutive year globally. The Corporation's domestic and global market shares of debt and equity underwriting volume increased in 1995 to 17.9% and 13.8%, respectively, versus 16.5% and 12.6% in 1994 according to Securities Data Co.

     Strategic services revenues, which include fees for merger and acquisition activity, debt restructuring, and other advisory services, increased 37% to a record $344 million in 1995 as companies worldwide sought strategic partners to promote growth while cutting costs and increasing efficiencies.

     Investment banking revenues decreased 32% in 1994 as market conditions deteriorated from more favorable 1993 conditions. Higher interest rates and lower share prices in 1994 led to a decline industrywide in underwriting of domestic debt and equity securities to its lowest level since 1991.

--------------------------------------------------------------------------------
ASSET MANAGEMENT AND PORTFOLIO
SERVICE FEES
--------------------------------------------------------------------------------
(in millions)              1995     1994     1993
                         ------   ------   ------
Asset management fees    $  856   $  794   $  706
Portfolio service fees      477      437      369
Other fees                  557      508      483
                         ------   ------   ------
Total                    $1,890   $1,739   $1,558
                         ======   ======   ======

Revenues from asset management and portfolio service fees rose 9% in 1995 to a record $1.9 billion.

     Asset management fees, which include fees earned on mutual funds sponsored by the Corporation and third parties, increased 8% from 1994 due primarily to growth in client assets. Total client assets in worldwide private client accounts were $703 billion at year-end 1995, compared with $568 billion at year-end 1994. New money investments accounted for approximately 40% of the increase. Assets under management by Merrill Lynch Asset Management increased $32 billion to a record $196 billion in 1995, with growth in money market, equity, and bond funds. New money investments accounted for approximately 75% of the increase. In 1995, approximately 91% of asset management fees were attributable to Merrill Lynch-sponsored funds, as compared with 90% in 1994.

     Portfolio service fees increased 9% in 1995. Fee revenues from Asset Power(Registered Trademark), an asset-based fee product, and Mutual Fund Advisor(Service Mark), a personalized portfolio management service, advanced due to increases in the number of accounts and asset values. Fees from Merrill Lynch Consults(Registered Trademark) ("ML Consults"), a portfolio management service, decreased in 1995 due to lower average asset levels during the year as well as a reduction in the number of accounts. Other portfolio service fees, principally insurance and trust fees, increased from 1994.

     Other fee-based revenues were up 10%, due primarily to increased revenues from mutual fund transfer agency, custody, and mortgage servicing activities.

     In 1994, asset management and portfolio service fees increased 12% from 1993 due principally to growth in money market and stock funds, higher revenues from ML Consults, and increased revenues from mutual fund transfer agency, CMA(Registered Trademark), IRA, and Keogh fees.

--------------------------------------------------------------------------------
OTHER REVENUES

Other revenues decreased 5% in 1995 to $449 million. Other revenues include investment gains and losses, partnership distributions, transaction processing fees, and proxy activities.

     In 1995, net investment gains related to merchant banking activities were $23 million, compared with $81 million a year ago. Merchant banking positions are carried at the lower of cost or estimated net realizable value. Loss provisions related to these investments are established, as appropriate, to reduce the carrying value to estimated net realizable value. In certain instances, sales of merchant banking positions are subject to restrictions, limiting the Corporation's ability to dispose of these instruments until required holding periods expire (see "Non-Investment Grade Holdings and Highly Leveraged Transactions"). Distributions from partnerships held as investments increased 45% to $64 million in 1995. Revenues generated from transaction processing and other activities increased 5% to $362 million.

     In 1994, other revenues were up 65% to $471 million. Net investment gains related to merchant banking activities were $81 million, compared with losses of $133 million in 1993, as restrictions on certain investments lapsed and market conditions changed, enabling the Corporation to dispose of certain merchant banking investments.

--------------------------------------------------------------------------------
NON-INTEREST EXPENSES

Non-interest expenses totaled $8.5 billion in 1995, up 7% over the prior year. The largest expense category, compensation and benefits, increased 6% from 1994 to $5.3 billion due to increased production-related compensation, a rise in incentive compensation, and a 5% increase in the number of full-time employees.

     Production-related compensation was up due to heightened business activity and strong volumes in many businesses, while incentive compensation increased due to the Corporation's improved profitability and return on average common stockholders' equity.

     Overall, full-time personnel totaled 46,000, compared with 43,800 at year-end 1994, mainly due to the addition of employees through business acquisitions, including Smith New Court. Selective hiring in 1995 consisted primarily of

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

revenue producers and sales assistants in private client and international business areas. Compensation and benefits as a percentage of net revenues was 51.3% in 1995, slightly lower than 51.5% in 1994. The Corporation's ratio of support employees and sales assistants to producers decreased to 1.43 to 1 in 1995, from 1.46 to 1 in 1994.

--------------------------------------------------------------------------------
Graph titled "NET REVENUE CATEGORIES AND COMPENSATION AND BENEFITS"

     Presented are side by side bar graphs comparing Merrill Lynch & Co., Inc.'s net revenue categories with compensation and benefits expense levels for the past five years. Graph is presented in billions, with net revenues comprised of commissions, principal transactions, investment banking, asset management and portfolio services fees, net interest and other. The graph shows total net revenues of $7.2, $8.6, $10.6, $9.6, and $10.3 and compensation and benefits of $3.9, $4.4, $5.3, $5.0, and $5.3 for the years ended 1991, 1992, 1993, 1994, and 1995, respectively.
--------------------------------------------------------------------------------

     Communications and equipment rental expense was up 13% due to increased levels of business activity and expanded use of market data services. Occupancy costs rose 3% in 1995 due to international growth and the addition of Smith New Court facilities. Depreciation and amortization expense increased 13% due primarily to purchases of technology-related assets during the past year.

     Professional fees advanced 16% from a year ago, due primarily to higher legal fees and to increased systems development costs related to upgrading technology and processing capabilities in customer, trading, and transaction processing systems.

     Advertising and market development expenses rose 6% as a result of increased advertising, international travel, and sales promotion, primarily related to international growth and the integration of Smith New Court.

     Brokerage, clearing, and exchange fees increased 7% as a result of higher securities volume, particularly in international markets. Other expenses were up 4%, due primarily to a $26 million first quarter charge for the write-off of assets related to a technology contract and $14 million of goodwill amortization related to Smith New Court.

     In 1994, non-interest expenses declined 3% to $7.9 billion. Excluding the 1993 first quarter non-recurring lease charge of $103 million, non-interest expenses declined 2%. Lower incentive and production-related compensation, partially offset by increases in base wages, severance, and Financial Consultant up-front hiring bonuses, led to a 6% decline in compensation and benefits expense. Communications and equipment rental expense increased 12% due to expanded use of market data, news, and statistical services. Occupancy costs declined 7% (excluding the 1993 non-recurring lease charge) as a result of continued relocation of support staff to lower-cost facilities. Depreciation and amortization expense rose 5% due primarily to the acquisition of technology-related equipment. Professional fees increased 26% due to the use of systems and management consultants, as well as higher legal fees. Brokerage, clearing, and exchange fees were up 20% as a result of increased international equity volume and expanded risk management activities related to volatile global market conditions.

--------------------------------------------------------------------------------
INCOME TAXES

The Corporation's 1995 income tax provision of $697 million represented a 38.5% effective tax rate. In 1994 and 1993, income tax provisions were $713 million and $1.0 billion, respectively, representing effective tax rates of 41.2% in 1994 and 42.5% in 1993. The effective tax rate in 1995 decreased primarily as a result of lower state income taxes, expanded international business activities in jurisdictions with lower tax rates, and increases in deductions for dividends received.

     The Corporation records deferred tax assets for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The Corporation assessed its ability to realize deferred tax assets based primarily on a strong earnings history and the absence of negative evidence as discussed in SFAS No. 109, "Accounting for Income Taxes". During the last 10 years, average pretax earnings were $1.0 billion per year. Accordingly, the Corporation believes it is more likely than not that its deferred tax assets will be realized.

--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

Stockholders' equity at December 29, 1995 increased 6% to $6.1 billion from $5.8 billion reported at year-end 1994. The increase in 1995 resulted from net earnings and a fair value adjustment related to SFAS No. 115, "Accounting for Investments in Certain Debt and Equity Securities", offset by common share repurchases and common and preferred dividends declared by the Corporation.

     In 1995, the Corporation repurchased approximately 20 million common shares at an average price of $46.95 per share for employee benefit plans and general corporate purposes.

     At December 29, 1995, total common shares outstanding, excluding the unallocated Employee Stock Ownership Plan ("ESOP") reversion shares, amounted to
171.4 million, 6% lower than the 181.5 million shares outstanding at December 30, 1994. The decrease was principally attributable to common stock repurchases, partially offset by employee stock grants and option exercises.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

--------------------------------------------------------------------------------
LIQUIDITY AND LIABILITY MANAGEMENT

The primary objective of the Corporation's funding policies is to assure liquidity at all times. There are three key elements to the Corporation's liquidity strategy. The first element is to maintain alternative funding sources such that all debt obligations maturing within one year, including commercial paper, uncommitted bank loans, and the current portion of long-term debt, can be funded when due without issuing new unsecured debt or liquidating any business assets. The most significant alternative funding sources are the proceeds from executing repurchase agreements and obtaining secured bank loans, both principally employing unencumbered investment grade marketable securities. Other alternative funding sources include liquidating cash equivalents; securitizing additional home equity and other mortgage loan assets; and drawing on committed, unsecured, revolving credit facilities ("Credit Facilities"), which at December 29, 1995 totaled $5.6 billion and have not been drawn upon.

     As an additional measure, the Corporation regularly reviews the level and mix of its assets and liabilities to ascertain its ability to conduct core businesses beyond one year without reliance on issuing new unsecured debt or drawing upon Credit Facilities. The composition of the Corporation's asset mix provides a great degree of flexibility in managing liquidity. The Corporation's liquidity position is enhanced since a significant portion of the Corporation's assets turn over frequently and are typically match-funded with liabilities whose cash flow characteristics closely match those of the assets. At December 29, 1995, approximately 97% of the Corporation's assets were considered readily marketable by management.

     As part of the Corporation's overall liquidity program, its insurance subsidiaries regularly review the funding requirements of their contractual obligations for in-force, fixed-rate life insurance and annuity contracts and expected future acquisition and maintenance expenses for all contracts. The Corporation's insurance subsidiaries primarily market variable life insurance and variable annuity products. These products are not subject to the interest rate, asset/liability matching, and credit risks attributable to fixed-rate products, thereby reducing the risk profile and liquidity demands on the insurance subsidiaries. At December 29, 1995, approximately 84% of invested assets of insurance subsidiaries were considered liquid by management.

     The second element of the Corporation's liquidity strategy is to concentrate general purpose borrowings at the Merrill Lynch & Co., Inc. level, except where tax regulations, time zone differences, or other business considerations make this impractical. The benefits of this strategy are lower financing costs; simplicity, control, and wider name recognition by creditors; and flexibility to meet varying funding requirements within subsidiaries.

     The third element is to expand and diversify the Corporation's funding instruments and its investor and creditor base. The Corporation's funding programs benefit from the ability to market its debt instruments through its own sales force to a large, diversified customer base. The Corporation maintains strict concentration standards for short-term lenders, which include limits for any single investor. Commercial paper remains the Corporation's major source of short-term general purpose funding. Commercial paper outstanding totaled $17.0 billion at December 29, 1995 and $14.8 billion at December 30, 1994, which represented 10% and 9% of total assets at year-end 1995 and 1994, respectively.

     Total term debt issuance in 1995 exceeded 1994 levels as the Corporation continued to be active in both domestic and Euro debt markets, primarily through public issues. Outstanding term debt at December 29, 1995 grew to $17.3 billion from $14.9 billion at December 30, 1994.

     At December 29, 1995, the Corporation's senior long-term debt was rated by seven recognized credit rating agencies, as follows:

RATING AGENCY                     RATING
---------------------------------------
Duff & Phelps Credit Rating Co.     AA-
Fitch Investors Service, Inc.       AA
IBCA Ltd.                           AA-
The Japan Bond Research Institute   AA
Moody's Investors Service, Inc.     A1
Standard & Poor's Ratings Group     A+
Thomson BankWatch, Inc.             AA
---------------------------------------

     The Corporation issued $9.6 billion of long-term debt during 1995. During the same period, maturities and repurchases were $6.9 billion. In addition, approximately $894 million of the Corporation's securities held by subsidiaries were sold and $1.1 billion were purchased. At December 29, 1995, $11.7 billion of term debt had maturity dates beyond one year. The average maturity on all outstanding term debt was 3.5 years at both year-end 1995 and 1994 when measured to maturity, and 3.1 and 3.0 years at year-end 1995 and 1994, respectively, when measured to the earlier of call or put date.

     Approximately $35.9 billion of the Corporation's indebtedness at December 29, 1995 is considered senior indebtedness as defined under various indentures.

--------------------------------------------------------------------------------
CAPITAL RESOURCES AND CAPITAL ADEQUACY

The Corporation remains one of the most highly capitalized institutions whose business is primarily in the U.S. securities industry. The Corporation has an equity base of $6.1 billion at December 29, 1995, including $5.5 billion in common equity, supplemented by $619 million in preferred stock. Average leverage ratios, computed as the ratio of average month-end assets to average month-end stockholders' equity, were 32.7x and 32.0x for 1995 and 1994, respectively. Leverage ratios at the end of 1995 and 1994 were 28.8x and 28.1x, respectively.

    To compute the Corporation's adjusted leverage ratios, resale agreements and securities borrowed balances are subtracted from total assets. The average adjusted leverage ratios were 19.5x and 18.9x for 1995 and 1994, respectively. The Corporation's adjusted leverage ratios at the end of 1995 and 1994 were 18.2x and 16.9x, respectively.

     The Corporation operates in many regulated businesses that require various minimum levels of capital to conduct

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

business (see Note 14 to the Consolidated Financial Statements). The Corporation's broker-dealer, banking, insurance, and Futures Commission Merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is required for payment of dividends in excess of certain established levels, making affiliated investments, and entering into management and service agreements with affiliated companies.

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

--------------------------------------------------------------------------------
ASSETS AND LIABILITIES

The Corporation manages its balance sheet and risk limits according to market conditions and business needs, subject to profitability and control of risk. Asset and liability levels are primarily determined by order flow and fluctuate daily, sometimes significantly, depending upon volume and demand. The liquidity and maturity characteristics of assets and liabilities are monitored continually. The Corporation monitors and manages the change of its balance sheet using point-in-time average daily balances. Average daily balances are derived from the Corporation's management information system, which summarizes balances on a settlement date basis. Financial statement balances, as required under generally accepted accounting principles, are recorded on a trade date basis. The discussion that follows compares the changes in settlement date average daily balances, not year-end financial statement balances.

     In 1995, average daily assets were $191 billion, up 5% from $182 billion in 1994. Average daily liabilities in 1995 rose 5% to $186 billion from $177 billion in 1994.

     The major components in the growth of average daily assets and liabilities are summarized as follows:

---------------------------------------------
                      INCREASE
                    IN AVERAGE        PERCENT
(in millions)           ASSETS       INCREASE
                    -----------      --------
Resale agreements       $3,438              8%
Securities borrowed      2,364              7
Customer receivables     2,177             12
Trading assets           1,515              2
---------------------------------------------
                       INCREASE
                     IN AVERAGE       PERCENT
                    LIABILITIES      INCREASE
                    -----------      --------
Repurchase agreements    $4,303             6%
Trading liabilities       3,339            10
Customer payables         1,716            36
---------------------------------------------

     In managing its balance sheet, the Corporation strives to match-fund its interest-earning assets with interest-bearing liabilities having similar maturities and cash flow characteristics, such as repurchase and resale agreements. Repurchase and resale agreements rose during 1995 as a result of an increase in match-funded transactions involving U.S. Government and agencies securities.

     In 1995, trading assets and liabilities were up due to increases in trading activity. On-balance-sheet hedges, included in trading liabilities, which are used to reduce trading risks, also advanced due to increased market activity during 1995. Securities borrowed increased primarily to facilitate security deliveries to customers. Customer receivables and payables also advanced as trading volume, on average, was higher.

--------------------------------------------------------------------------------
NON-INVESTMENT GRADE HOLDINGS
AND HIGHLY LEVERAGED TRANSACTIONS

In the normal course of business, the Corporation underwrites, trades, and holds non-investment grade securities in connection with its investment banking, market making, and derivative structuring activities. During the past three years, the Corporation has increased its non-investment grade trading inventories to satisfy client demand for higher-yielding investments, including emerging market and other international securities.

   Non-investment grade securities have been defined as debt and preferred equity securities rated as BB+ or lower, or equivalent ratings by recognized credit rating agencies, certain sovereign debt in emerging markets, amounts due under various derivative contracts from non-investment grade counterparties, and other instruments that, in the opinion of management, are non-investment grade. At December 29, 1995, long and short non-investment grade inventories accounted for 6.3% of aggregate consolidated trading inventories, compared with 4.3% at year-end 1994. Non-investment grade trading inventories are carried at fair value.

   The Corporation provides financing and advisory services to, and invests in, companies entering into leveraged transactions, which may include leveraged buyouts, recapitalizations, and mergers and acquisitions. The Corporation provides extensions of credit to leveraged companies in the form of senior and subordinated debt, as well as bridge financing on a select and limited basis. In addition, the Corporation syndicates loans for non-investment grade counterparties or in connection with highly leveraged transactions. In connection with these syndications, the Corporation may retain a residual portion of these loans. At year-end 1995 and 1994, no bridge loans were outstanding.

   The Corporation holds direct equity investments in leveraged companies and interests in partnerships that invest in leveraged transactions. The Corporation has also committed to participate in limited partnerships that invest in leveraged transactions. Future commitments to participate in limited partnerships and other direct equity investments will be determined on a select and limited basis.

   Investment in non-investment grade securities and involvement in highly leveraged transactions subject the Corporation to additional risks related to the creditworthiness of the issuers and the liquidity of the market for such securities. The Corporation recognizes such risks and, whenever possible, employs strategies to mitigate exposures.

   The specific components and overall level of non-investment grade and highly leveraged positions may vary significantly from period to period as a result of inventory turnover, investment sales, and asset redeployment. The Corporation continually monitors credit risk by individual issuer and industry concentration.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

   In certain instances, the Corporation engages in hedging strategies to reduce its exposure associated with owning a non-investment grade position by selling short the related equity security or by entering into an offsetting derivative contract. The Corporation also uses certain non-investment grade trading inventories, principally non-U.S. governments and agencies securities, to hedge the exposure arising from structured derivative transactions. Collateral, consisting principally of U.S. Government securities, may be obtained to reduce credit risk related to these transactions.

   The Corporation's insurance subsidiaries hold non-investment grade securities. As a percentage of total insurance investments, non-investment grade securities were 4.2%, compared with 5.5% at year-end 1994. Non-investment grade securities of insurance subsidiaries are classified as available-for-sale and are carried at fair value.
     A summary of the Corporation's highly leveraged transactions and non-investment grade holdings follows:
-------------------------------------------------------------
(in millions)                                   1995     1994
-------------------------------------------------------------
Trading assets                                $5,489   $3,309
Trading liabilities                              353      456
Insurance subsidiaries' investments              234      314
Loans (net of allowance for loan losses)(1)      489      257
Equity investments(2)                            211      289
Partnership interests                             91       93
-------------------------------------------------------------
Additional commitments to invest in
  partnerships                                $   79   $   80
Unutilized revolving lines of credit and other
  lending commitments                            127       62
-------------------------------------------------------------
(1) Represented outstanding loans to 30 and 35 medium-sized companies at year-end 1995 and 1994, respectively.
(2)  Invested in 62 and 80 enterprises at year-end 1995 and 1994, respectively.

     At December 29, 1995, the largest non-investment grade concentration consisted of various issues of a South American sovereign totaling $674 million, which primarily represented on-balance-sheet hedges for off-balance-sheet instruments. No one industry sector accounted for more than 35% of total non-investment grade positions. Included in the preceding table are debt and equity securities of issuers in various stages of bankruptcy proceedings or in default. At December 29, 1995, the carrying value of these securities totaled $164 million, of which 75% resulted from the Corporation's market making activities in such securities.

--------------------------------------------------------------------------------
LITIGATION

Certain actions have been filed against the Corporation by Orange County, California and others in connection with the Corporation's business activities with the Orange County Treasurer-Tax Collector or from the purchase of debt instruments issued by Orange County that were underwritten by the Corporation's subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The information set forth under the caption "Litigation" in Note 17 to the Consolidated Financial Statements is incorporated by reference herein. Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition or the results of operations of the Corporation as set forth in the Consolidated Financial Statements contained herein.

--------------------------------------------------------------------------------
CASH FLOWS

The Corporation's net cash flows are principally associated with operating and financing activities, which support the Corporation's trading, customer, and investment banking activities.

   The Corporation's cash and cash equivalents totaled $3.1 billion at December 29, 1995, an increase of $779 million and $1.3 billion, respectively, from the end of 1994 and 1993.

   Cash flows of $7.9 billion in 1995 were used for operating activities, primarily to fund increases in net trading assets consistent with an increase in the level of business activity. The Corporation's investing activities used cash of $873 million in 1995, primarily for the purchase of Smith New Court.

   Financing activities provided the Corporation with $9.5 billion of cash in 1995, reflecting proceeds from net increases in repurchase/resale agreements and net issuances of commercial paper and long-term borrowings, partially offset by repurchases of common stock.

   In 1994, cash and cash equivalents increased $529 million to $2.3 billion. Cash provided by operating and investing activities totaled $7.4 billion and $322 million, respectively, while cash used for financing activities totaled $7.2 billion.

   Cash and cash equivalents increased $531 million to $1.8 billion in 1993. Cash used for operating activities totaled $17.1 billion, while investing and financing activities provided cash of $386 million and $17.3 billion, respectively.

--------------------------------------------------------------------------------
RECENT DEVELOPMENTS

New Accounting Pronouncements

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. The Corporation did not adopt SFAS No. 123 in 1995, and has not decided whether to adopt the cost recognition provisions of SFAS No. 123 for 1996. The effect of adopting the cost recognition provisions has not been computed.

--------------------------------------------------------------------------------
GLOBAL OPERATIONS

The Corporation's international activities outside the U.S. are organized into the following geographic regions: Europe, Africa, and the Middle East; Asia, which includes Japan and Australia; and the Americas, excluding the U.S. In 1995, the Corporation continued to strategically expand its international activities to further benefit from the ongo-

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

ing globalization of financial markets, the increase in cross-border transactions, and the demand for global investments.

   In 1995, the Corporation's international businesses were influenced by many of the same market conditions that positively affected U.S. operating results, including declining interest rates, improved stock and bond markets, and increased investor demand. These improved market conditions, combined with the Corporation's expanded global presence, led to increases in both total and net revenues in each geographic region from 1994 levels (see Note 18 to the Consolidated Financial Statements).

--------------------------------------------------------------------------------
EUROPE, AFRICA, AND THE MIDDLE EAST

The Corporation operates in Europe, Africa, and the Middle East as a dealer in most products. The Corporation also provides investment banking, private banking, and research services.

   The Corporation continued its commitment to expand its businesses in Europe, Africa, and the Middle East through the acquisition of Smith New Court, its investment in Smith Borkum Hare in South Africa, and the establishment of a new international banking operation in Dublin, Ireland. The acquisition of Smith New Court, a major equity market maker and agency trader in the European market, has enabled the Corporation to significantly expand its global equity trading and research capabilities. The successful integration of Smith New Court has enhanced the Corporation's ability to develop and capitalize on future business opportunities within the region and beyond.

   In 1995, total revenues for Europe, Africa, and the Middle East were $4.0 billion, up 15% from 1994. Net revenues totaled $1.3 billion, up 16% from 1994. The region's earnings before income taxes decreased 12% to $155 million.

   Trading results for the region improved from 1994. Higher trading revenues in equities resulted from both the strong performance of European equity markets in 1995, and the added capacity achieved through the acquisition of Smith New Court. Money market trading revenues and investment banking revenues also increased from 1994. These improvements were offset by reductions in equity-linked warrants and fixed-income trading revenues resulting from reduced market volatility.

   The decrease in earnings before income taxes is attributable to increased trading-related costs, compensation and benefits expenses, start-up costs resulting from ongoing expansion, and the amortization of goodwill. The number of full-time employees in the region increased from 2,857 at year-end 1994 to 3,953 at the end of 1995, due primarily to personnel added through business acquisitions.

   In 1994, total revenues for Europe, Africa, and the Middle East were $3.5 billion, up 11% from 1993. Net revenues totaled $1.1 billion, down 16% from 1993. The region's earnings before income taxes were down 63% to $176 million.

   Trading results for the region declined from 1993 due to decreases in fixed-income securities trading revenues, as a result of rising interest rates in 1994, and losses in structured money market products and equity-linked warrants. Earnings before income taxes decreased due to higher financing and other trading-related costs and an increase in compensation and benefits expense.

--------------------------------------------------------------------------------
ASIA

In Asia, the Corporation has a variety of operating centers serving a broad retail and institutional client base. In Japan and China, the focus is principally on institutional business opportunities, while in other locations, such as Australia, Hong Kong, Korea, Singapore, and Taiwan, both retail and institutional businesses are conducted. The Corporation has securities and futures exchange memberships in the major financial centers and has increased its trading and product capacity in Australia, Hong Kong, Japan, and Singapore. In 1995, the Corporation also entered into strategic investments and joint ventures in India, Indonesia, Malaysia, and Thailand.

   Total revenues for Asia in 1995 were $1.2 billion, up 28% from 1994. Net revenues and earnings before income taxes were $701 million and $81 million, up 27% and 8%, respectively.

   Results in Asia benefited from an improved bond market, which led to increased trading revenues for Japanese Government Bonds ("JGB") and other fixed-income securities. After a slow start in 1995, equity trading increased significantly with improved earnings and more favorable market conditions. The acquisition of Smith New Court added significantly to the Corporation's equity trading capabilities in the region.

   In 1995, the number of full-time employees increased 22% to 1,805, almost entirely due to the addition of personnel from the Smith New Court operations in Hong Kong, Japan, and Singapore.

   Total revenues in Asia in 1994 were $963 million, up 10% from 1993. Net revenues and earnings before income taxes were $554 million and $75 million, down 19% and 61% from 1993, respectively. Higher trading revenues from non-dollar swaps, equity derivatives, and Australian debt were offset by reduced JGB trading revenues and lower net interest profits.

--------------------------------------------------------------------------------
AMERICAS

In Latin America, the Corporation provides varied brokerage and investment services. Included in the Latin American region are certain offices located in the U.S. which primarily service Latin American clients. In 1995, the Corporation expanded its equity trading operations in Brazil and, in the fourth quarter, became the first U.S.-based firm to engage in broker-dealer activities on the Mexican Bolsa. In Canada, the Corporation provides investment banking and fixed-income sales and trading services.

   Total revenues for the Americas increased to $704 million in 1995, up 14% from 1994, and net revenues increased 4% to $347 million in 1995. Earnings before income taxes were $127 million, down 7% from 1994.

   The region benefited from increased high-yield financing and advisory activity, mergers and acquisitions, global bond issuance, and growth of cross-border activity, particularly in Canada. Latin American results also benefited from equity and fixed-income sales to private banking

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

clients. Investment banking activities in the Americas were down from 1994 levels due to market and political uncertainties. The devaluation of the Mexican peso, which began in the fourth quarter of 1994 and continued into 1995, also negatively affected securities valuations and investor demand.

   The reduction in earnings before taxes resulted from increased compensation and benefits expenses and initial start-up costs, both associated with the growth in this region. Staffing increased from 914 at year-end 1994 to 978 at December 29, 1995, primarily to meet the needs of the expanded equity trading operations in Brazil and Mexico.

   Total revenues in the Americas increased to $617 million in 1994, up 17% from 1993, while net revenues decreased 12% to $333 million in 1994. Earnings before income taxes were $137 million, down 2% from 1993. Investment banking activities in Latin America were lower than in 1993, while the region benefited from the continued growth of matched-book activity and fixed-income trading in Canada, and equity sales to private banking clients in Latin America.

-------------------------------------------------------------------------------
DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation, as a dealer, trades derivative financial instruments and provides clients with customized derivative products. These transactions allow clients to manage their exposure to interest rate, currency, security and commodity price, and credit risks. The Corporation also uses derivative financial instruments to manage and hedge its own risks related to its proprietary trading strategies, client transactions, and non-trading activities.

   Accounting standards define a derivative financial instrument as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. Derivatives can be traded on an exchange or negotiated directly between buyers and sellers in the over-the-counter markets. Derivative financial instruments, unlike non-derivative (or cash) financial instruments, have both on-and off- balance-sheet implications, depending upon the nature of the contract. Forward contracts, for example, are treated as off-balance-sheet in terms of notional amounts, with only unrealized gains and losses included in trading assets or liabilities.

   The Corporation conducts derivative activities through a number of wholly-owned subsidiaries as part of its client-driven and proprietary business transactions. Merrill Lynch Capital Services, Inc. ("MLCS") is the Corporation's principal swaps dealer. Merrill Lynch Capital Markets PLC ("MLCM") is the primary equity derivatives dealer of the Corporation. Merrill Lynch Derivatives Products, Inc., a "AAA" rated entity, is the Corporation's swap subsidiary that provides credit intermediation for interest rate and currency swaps, options, and similar transactions between highly rated counterparties and MLCS. In connection with these derivative activities, certain of these subsidiaries purchase and sell cash instruments (debt and equity securities) for hedging purposes.

   The Corporation, directly or through its subsidiaries, enters into derivative transactions to hedge certain proprietary positions, including other derivatives. As an end-user, the Corporation also hedges its fixed-rate and foreign currency-denominated debt issuances by entering into variable interest rate swaps and foreign currency agreements with MLCS. MLCS then enters into offsetting contracts with third parties as part of the Corporation's trading and risk management strategies. The Corporation also hedges equity-related exposures embedded in certain of its debt issuances with equity derivatives transacted primarily through MLCM.

   Derivatives facilitate risk transfer and enhance liquidity in the marketplace. For issuers, derivatives may provide cost-effective funding alternatives, while for investors, derivatives may provide alternative investment options and the ability to hedge risk. Market participants include dealers, such as banks and other financial institutions, and end-users such as corporations, governments, pension funds, mutual funds, and other institutions.

   Increased market participation and competition have helped increase liquidity in conventional derivatives, such as interest rate swaps. Widespread acceptance has also contributed to the development of more complex products structured for specific clients. Rapid growth, complexity, and highly publicized losses, particularly in 1994, have contributed to a perception that these products possess additional risk to users and to financial markets. Although different in form, both derivative and non-derivative financial instruments are subject to market, credit, operational, and other similar risks. Credit considerations, for example, exist for a corporate bond and an interest rate swap. In addition, both of these instruments are sensitive to market risk due to movements in interest rates that affect their respective pricing. The risks inherent in both types of instruments need to be managed in a manner consistent with a company's overall risk management policies (see "Risk Management").

--------------------------------------------------------------------------------
ACCOUNTING AND VALUATION

Notional amounts of derivative instruments provide a common basis for compiling and reporting outstanding transactions. Notional amounts do not represent a measure of the Corporation's risk and are not recorded on the balance sheet. Derivatives used in a dealer capacity and to hedge other trading positions are marked-to-market. The unrealized gain or loss is recorded in trading assets or liabilities on the Consolidated Balance Sheets with the related income or loss reported in principal transactions revenues. Derivatives used to hedge the Corporation's borrowings are generally recorded on an accrual basis. Interest is accrued into income or expense over the life of the contract, which generally matches the maturity of the related debt issue. Unrealized gains and losses on derivatives used to hedge currency risk on borrowings are recognized currently.

   The fair value of a derivative contract represents the amount the Corporation would have to pay a third party to assume its obligations under the contract or the amount a third party would pay to receive the Corporation's benefits under the contract. The Corporation's derivative transactions are generally marked-to-market by pricing models

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

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

   Most of the Corporation's derivative products are relatively short-term in nature. At year-end 1995, the weighted-average maturity of the Corporation's derivative contracts was 2.24 years, compared with 2.29 years at year-end 1994. Administrative costs are incurred to service periodic cash streams and maintain hedges over the life of the contract. A portion of income related to longer-term contracts is recognized as the costs related to these contracts are incurred.

   Sources of derivative revenues and their related components are regularly reviewed by product, with profitability measured net of related hedging activities.

--------------------------------------------------------------------------------
CREDIT

The notional or contractual values of derivative transactions do not directly represent credit risk exposure. Credit risk represents the amount of accounting loss that the Corporation would incur if a counterparty failed to perform its obligations under contractual terms and the collateral held, if any, were deemed worthless. The Corporation, however, requires collateral from its counterparties to mitigate credit risk, when appropriate. From an economic standpoint, credit risk is evaluated net of related collateral. Credit exposures are analyzed to assess current and potential credit risk. Current credit exposure represents the replacement cost of those contracts in a gain position, while potential credit exposures are based on estimates of future replacement costs over the remaining life of the contract. Credit exposure considerations are embedded in the mark-to-market process.

   The Corporation attempts to enter into International Swaps and Derivatives Association, Inc. master agreements or their equivalent ("master netting agreements") with each of its counterparties; however, in some cases the Corporation encounters practical difficulties in obtaining executed agreements. Master netting agreements provide protection in bankruptcy in certain circumstances and in some cases enable receivables and payables with the same counterparty to be presented net on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

   Derivative credit exposures are aggregated with credit exposures related to non-derivative transactions to assess the total exposure to each counterparty and compliance with country, industry, and product limits. Specific reserves may be required for exposures to less creditworthy counterparties, as appropriate, and are reviewed as part of the Corporation's Reserve Committee process (see "Risk Management").

--------------------------------------------------------------------------------
RISK MANAGEMENT

The Corporation operates in dynamic businesses that are subject to many risks that are continually monitored and evaluated. The Corporation's management has developed corporate governance policies and procedures which require specific areas and units to assist in the identification, assessment, and control of these risks. The Corporation's Global Risk Management Group ("Risk Management") is primarily responsible for monitoring market exposure, trading limits, and concentration levels (see "Market Risk"). Risk Management is headed by a Senior Vice President who is a member of the Executive Management Committee and reports directly to the President and Chief Operating Officer. Credit risk is monitored primarily by the Credit Division ("Corporate Credit") in conjunction with business unit personnel (see "Credit Risk"). Other units, including Finance, Corporate Audit, Operations, and Law and Compliance ("Units"), perform oversight reviews or other functions critical to managing risk.

   In addition to independent risk management responsibilities, senior management from these Units take an active role in the oversight of the risk management process through the Risk Control Committee and the Reserve Committee.

   The Risk Control Committee, which was established in 1995 to provide general oversight of risk management for all institutional trading activities, is chaired by the head of Risk Management and includes senior representatives from each of the other Units. The Risk Control Committee is chartered by and reports periodically to the Audit and Finance Committee of the Board of Directors, and is independent of the Corporation's business units. Its activities are designed to ensure compliance with the Corporation's commitment under the Derivatives Policy Group's Framework for Voluntary Oversight.

   The Reserve Committee monitors valuation and certain other risks associated with assets and liabilities. The Corporation establishes reserves in the Consolidated Balance Sheets for existing conditions, events, or circumstances that may reduce the carrying value of an asset or incur a liability. The Reserve Committee, chaired by the Chief Financial Officer, reviews and approves firmwide reserve levels, as well as changes in reserve methodologies. The Reserve Committee meets monthly to review current market conditions and act on specific issues brought to its attention by Finance, Corporate Credit, Risk Management, and business unit personnel.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

   The Corporation's reserves take into account management's judgment and are generally recorded based on (i) identification of risks and exposures, (ii) formulas, (iii) aging, concentration, and liquidity analyses, or (iv) combinations of these three methods.

--------------------------------------------------------------------------------
MARKET RISK

The Corporation incurs market risk primarily in connection with its trading activities. Disclosure of methods for assessing and managing risk provides useful information on market risk exposures. Disclosure of derivatives alone, however, does not provide users of financial statements with a complete analysis of market risk. Derivative and cash financial instruments are subject to similar market and credit risks and are used together as part of trading and risk management strategies.

   Market risk affects trading inventory values through changes in interest rates, credit spreads, prices, currency exchange rates, liquidity, and market volatility. The Corporation's trading activities are primarily client order flow-driven rather than proprietary, with hedging transactions executed when appropriate. This strategy helps reduce market risk and volatility in principal transactions revenues.

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

   Risk Management is organized along product lines with independent professionals responsible for maintaining daily contact with specific trading areas. Trading systems and complementary risk monitoring systems allow these professionals to track established limit levels and exposures. Certain classes of transactions, including new financial products, certain proposed equity, emerging market, and high-yield underwritings, and bridge loans are subject to prior approval from Risk Management.

   Trading systems are designed to assist traders in mitigating market and other risks prevalent in trading. Risk Management also has access to trading systems to allow for monitoring of positions and for performing computerized analytics on various market situations and conditions.

   Risk Management uses an analytical technique known as stress simulations to measure and monitor exposure to market risk across all trading areas. Stress simulations estimate gains or losses that each trading area could experience under both moderate and severe market movements.

   Each simulation considers a specific change in interest rates, credit spreads, equity prices, currency exchange rates, commodity prices, or volatilities, holding all other variables constant. Each trading area provides Risk Management with daily information on the expected gain or loss from different stress scenarios. Based on these simulations, market risks can be monitored firmwide and portfolios rebalanced, as necessary.

   Stress simulations provide hypothetical results under different market scenarios. The Corporation, however, views actual results as the best indicator of risk management performance. Analyzing actual net revenues over time best illustrates the Corporation's tolerance for risk and the effectiveness of its risk management strategies. The nature of the Corporation's trading-related activities, which are principally client order flow-driven, combined with its risk management strategies, help reduce volatility in net revenues. A distribution of weekly net revenues (which includes principal transactions revenues, net interest, and selling concessions) by product for the last three years is presented in the graph below:


--------------------------------------------------------------------------------
Graph titled "DISTRIBUTION OF WEEKLY NET REVENUES BY PRODUCT"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s distribution of weekly net revenues by product for the past three years. The graph illustrated the percentage of weeks that net revenues fell within the specified dollar ranges for each product presented below.


                                  $(10) - 0     $0 - 20     $20 - 40     $40 - 60      over $60

Taxable Fixed-Income                    .64%     15.92%       56.05%       21.02%          6.37%

Municipals                             1.91%     98.09%           -            -              -

Interest Rate & Currency Swaps         1.91%     87.26%       10.83%           -              -

Foreign Exchange & Commodities        14.01%     85.99%           -            -              -

Equities & Equity Derivatives             -       4.46%       50.96%       37.58%          7.01%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CREDIT RISK

Credit risk is monitored primarily by Corporate Credit in conjunction with business unit personnel. Corporate Credit is headed by a Senior Vice President who reports directly to the Chief Financial Officer.

   Corporate Credit is organized geographically and along industry lines. Credit officers perform credit analysis, set credit limits by country and by counterparty, approve specific transactions, recommend credit reserves, manage credit exposures, and participate in the new product review process. Credit analysis, in many cases, is enhanced by due diligence meetings with counterparties. Many types of transactions, including most derivatives, are reviewed and are subject to prior approval from Corporate Credit. Corporate Credit also works with the business units to develop and refine credit risk measurement models and to analyze potential credit exposures for complex derivative transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(continued)

   Within Corporate Credit, prescribed levels of authority have been established for approval of standard transactions. Required authority levels are governed by the counterparty's credit quality, as well as the maturity and potential risk of the transaction. Transactions that exceed prescribed levels must be approved by the Credit Committee, which is composed of several Directors of Credit and the Chief Credit Officer.

   The credit system tracks information from automated and manual sources. This system aggregates credit exposure with each counterparty for various legal entities, maintains overall counterparty and specific product limits, and identifies limit review dates by counterparty. Detailed information on firmwide inventory positions and executed transactions, including current and potential credit exposure, is updated frequently and compared with limits. Collateral, which reduces the Corporation's credit exposure, is obtained as needed and tracked on the credit system. The system enables Corporate Credit, in conjunction with the business units, to monitor counterparty, product, industry, country, and credit quality concentrations.

   Corporate Credit also monitors credit exposures related to the Corporation's loan products, including mortgages and home equity lines of credit, customer margin accounts, extensions of credit to high-net-worth individuals, and working capital facilities to small businesses, as well as merchant banking-related activities. Reserves are estimated based on specific identification of exposures, formulas, and aging analyses.

--------------------------------------------------------------------------------
CONCENTRATION RISK

Concentration risk, the risk that the Corporation's businesses will be dependent upon a single source of revenue, product, or market, is periodically reviewed as part of the Corporation's ongoing strategic and business planning process. In recent years, the Corporation has diversified its global revenue sources to ensure that it is less dependent on any single financial product, customer base, or market to generate revenues.

--------------------------------------------------------------------------------
OPERATIONAL RISK

Operational risk focuses on the Corporation's ability to accumulate, process, and communicate information necessary to conduct business in a global market environment. These risks are monitored on both a local and centralized basis. Central to managing its operational risk, the Corporation maintains backup facilities worldwide. Information systems provide operational risk assessments on transactions in major markets. This technology allows the Corporation to promptly respond to changing market conditions worldwide. As necessary, systems and equipment are updated for changes in technology. This enables the Corporation to compete effectively in the dynamic financial services industry. Exception reports are also used to manage operational risk, highlight reconciliation issues, and enable the Corporation to identify instances where additional collateral is required. These reports also help identify potential business risk exposures and promote compliance with both internal management policies and regulatory requirements. Operations personnel provide support and control for trading, clearance, and settlement activities, and perform custodial functions for customer and proprietary assets. Operations personnel who are responsible for entering trades report to operations or business managers, not to traders.

STATEMENTS OF CONSOLIDATED EARNINGS

                                                                            Year Ended Last Friday in December
(Dollars in Millions, Except Per Share Amounts)                                  1995        1994       1993
--------------------------------------------------------------------------------------------------------------
                                                                            (52 Weeks)  (52 Weeks) (53 Weeks)

Revenues
Commissions                                                                   $ 3,126     $ 2,871   $  2,894
Interest and dividends                                                         12,221       9,578      7,099
Principal transactions                                                          2,519       2,335      2,921
Investment banking                                                              1,308       1,240      1,831
Asset management and portfolio service fees                                     1,890       1,739      1,558
Other                                                                             449         471        285
                                                                              -------     -------    -------
Total Revenues                                                                 21,513      18,234     16,588
Interest Expense                                                               11,248       8,609      6,030
                                                                              -------     -------    -------
Net Revenues                                                                   10,265       9,625     10,558
                                                                              -------     -------    -------

Non-Interest Expenses
Compensation and benefits                                                       5,270       4,952      5,255
Communications and equipment rental                                               487         432        386
Occupancy                                                                         449         436        573
Depreciation and amortization                                                     367         325        308
Professional fees                                                                 425         367        290
Advertising and market development                                                398         375        377
Brokerage, clearing, and exchange fees                                            361         338        281
Other                                                                             697         670        663
                                                                              -------     -------    -------
Total Non-Interest Expenses                                                     8,454       7,895      8,133
                                                                              -------     -------    -------
Earnings Before Income Taxes and Cumulative Effect of Change
  in Accounting Principle                                                       1,811       1,730      2,425
  Income Tax Expense                                                              697         713      1,031
                                                                              -------     -------    -------
Earnings Before Cumulative Effect of Change in Accounting Principle             1,114       1,017      1,394
  Cumulative Effect of Change in Accounting Principle
    (net of applicable income taxes of $25)                                         -           -        (35)
                                                                              -------     -------    -------
Net Earnings                                                                  $ 1,114     $ 1,017   $  1,359
                                                                              =======     =======   ========
Net Earnings Applicable to Common Stockholders                                $ 1,066     $ 1,004   $  1,354
                                                                              =======     =======   ========
------------------------------------------------------------------------------------------------------------
Primary Earnings Per Common Share
  Earnings Before Cumulative Effect of Change in Accounting Principle         $  5.44     $  4.75   $   6.14
  Cumulative Effect of Change in Accounting Principle                               -           -       (.16)
                                                                              -------     -------    -------
  Net Earnings                                                                $  5.44     $  4.75   $   5.98
                                                                              =======     =======   ========
Fully Diluted Earnings Per Common Share
  Earnings Before Cumulative Effect of Change in Accounting Principle         $  5.42     $  4.74   $   6.11
  Cumulative Effect of Change in Accounting Principle                               -           -       (.16)
                                                                              -------     -------    -------
  Net Earnings                                                                $  5.42     $  4.74   $   5.95
                                                                              =======     =======   ========
------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

                                                                                          December 29, December 30,
                                                                                          -------------------------
(Dollars in Millions, Except Per Share Amounts)                                               1995       1994
-------------------------------------------------------------------------------------------------------------------

Assets
Cash and cash equivalents                                                                    $ 3,091   $ 2,312
                                                                                             -------   -------
Cash and securities segregated for regulatory purposes or deposited
  with clearing organizations                                                                  5,412     4,953
                                                                                             -------   -------
Marketable investment securities                                                               2,365     2,325
                                                                                             -------   -------
Trading assets, at fair value
  Corporate debt and preferred stock                                                          17,581    14,818
  Contractual agreements                                                                      11,833     9,519
  Equities and convertible debentures                                                         10,843     6,263
  Non-U.S. governments and agencies                                                            6,744     6,468
  U.S. Government and agencies                                                                 6,672     8,197
  Mortgages, mortgage-backed, and asset-backed                                                 3,749     5,224
  Money markets                                                                                1,680       958
  Municipals                                                                                   1,001     1,292
                                                                                             -------   -------
  Total                                                                                       60,103    52,739
                                                                                             -------   -------
Resale agreements                                                                             44,257    44,459
                                                                                             -------   -------
Securities borrowed                                                                           20,645    20,993
                                                                                             -------   -------
Receivables
  Customers (net of allowance for doubtful accounts of $37 in 1995 and $42 in 1994)           14,783    14,030
  Brokers and dealers                                                                          9,267     6,487
  Interest and other                                                                           4,741     4,361
                                                                                             -------   -------
  Total                                                                                       28,791    24,878
                                                                                             -------   -------
Investments of insurance subsidiaries                                                          5,619     5,719
Loans, notes, and mortgages (net of allowance for loan losses of $131 in 1995
  and $181 in 1994)                                                                            2,172     1,587
Other investments                                                                                961       888
Property, leasehold improvements, and equipment (net of accumulated depreciation
  and amortization of $2,239 in 1995 and $1,867 in 1994)                                       1,605     1,588
Other assets                                                                                   1,836     1,308
                                                                                            --------  --------
Total Assets                                                                                $176,857  $163,749
                                                                                            ========  ========

                                                                                          December 29,  December 30,
                                                                                               1995       1994
--------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Liabilities
Repurchase agreements                                                                         $56,817   $ 51,864
                                                                                              -------   --------
Commercial paper and other short-term borrowings                                               29,546     26,440
                                                                                              -------   --------
Trading liabilities, at fair value
  Contractual agreements                                                                       10,907      8,382
  U.S. Government and agencies                                                                  9,089     15,990
  Equities and convertible debentures                                                           6,642      3,990
  Non-U.S. governments and agencies                                                             4,418      4,010
  Corporate debt and preferred stock                                                            2,199      2,564
  Municipals                                                                                       95        166
                                                                                              -------    -------
  Total                                                                                        33,350     35,102
                                                                                              -------    -------
Customers                                                                                      11,391     11,609
Insurance                                                                                       5,391      5,689
Brokers and dealers                                                                             6,366      4,638
Other liabilities and accrued interest                                                         10,515      7,726
Long-term borrowings                                                                           17,340     14,863
                                                                                              -------    -------
Total Liabilities                                                                             170,716    157,931
                                                                                              -------    -------
Stockholders' Equity
Preferred Stockholders' Equity                                                                    619        619
                                                                                              -------    -------
Common Stockholders' Equity
  Common stock, par value $1.33 1/3 per share; authorized: 500,000,000 shares;
    issued: 1995 and 1994 - 236,330,162 shares                                                    315        315
  Paid-in capital                                                                               1,237      1,196
  Foreign currency translation adjustment                                                          11          4
  Net unrealized gains (losses) on investment securities available-for-sale (net of
    applicable income tax expense (benefit) of $13 in 1995 and $(31) in 1994)                      25        (57)
  Retained earnings                                                                             6,492      5,606
                                                                                              -------    -------
    Subtotal                                                                                    8,080      7,064
  Less:
    Treasury stock, at cost:
      1995 - 60,929,278 shares
      1994 - 48,423,944 shares                                                                  2,241      1,627
    Unallocated ESOP reversion shares, at cost:
      1995 - 4,012,519 shares
      1994 - 6,427,091 shares                                                                      63        101
    Employee stock transactions                                                                   254        137
                                                                                              -------    -------
Total Common Stockholders' Equity                                                               5,522      5,199
                                                                                              -------    -------
Total Stockholders' Equity                                                                      6,141      5,818
                                                                                              -------    -------
Total Liabilities and Stockholders' Equity                                                   $176,857   $163,749
                                                                                             ========   ========


See Notes to Consolidated Financial Statements

STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY



                                                                       Year Ended Last Friday in December
                                                                       ----------------------------------
(Dollars in Millions, Except Per Share Amounts)                                1995      1994      1993
---------------------------------------------------------------------------------------------------------

Preferred Stockholders' Equity

9% Cumulative Preferred Stock, Series A
  $10,000 liquidation preference per share
  Balance, beginning of year                                                $   425   $     -    $    -
  Issued (42,500 shares in 1994)                                                  -       425         -
                                                                            -------   -------    -------
  Balance, end of year (42,500 shares in 1995 and 1994)                         425       425         -
                                                                            -------   -------    -------
Remarketed Preferred Stock, Series C
  $100,000 liquidation preference per share
  Balance, beginning and end of year (3,000 shares in 1995,
     1994, and 1993)                                                            300       300        300
Remarketed Preferred Treasury Stock, at cost
  Balance, beginning and end of year (1,062 shares in 1995,
     1994, and 1993)                                                           (106)     (106)      (106)
                                                                            -------   -------    -------
  Balance, end of year                                                          194       194        194
                                                                            -------   -------    -------
Total Preferred Stockholders' Equity                                        $   619   $   619    $   194
                                                                            =======   =======    =======

Common Stockholders' Equity
Common Stock, par value $1.33 1/3
  Balance, beginning of year (236,330,162 shares in 1995
     and 1994; 234,692,848 shares in 1993)                                  $   315   $   315    $   313
  Issued for employee benefit plans (1,637,314 shares in 1993)                    -         -          2
                                                                            -------   -------    -------


  Balance, end of year (236,330,162 shares in 1995,
     1994, and 1993)                                                        $   315   $   315    $   315
                                                                            =======   =======    =======

Paid-In Capital
  Balance, beginning of year                                                $ 1,196   $ 1,156    $ 1,081
  Issuance of stock:
    To employees                                                                 (2)       (9)        (3)
    For other activity, including employee stock grants                         (13)       13         14
    To ESOP, including share allocations                                         56        36         64
                                                                            -------   -------    -------
  Balance, end of year                                                      $ 1,237   $ 1,196    $ 1,156
                                                                            =======   =======    =======
Foreign Currency Translation Adjustment
  Balance, beginning of year                                                $     4   $   (18)   $    (6)
  Translation adjustment (a)                                                      7        22        (12)
                                                                            -------   -------    -------
  Balance, end of year                                                      $    11   $     4    $   (18)
                                                                            =======   =======    =======

                                                                            Year Ended Last Friday in December
                                                                            ----------------------------------
                                                                                    1995       1994      1993
---------------------------------------------------------------------------------------------------------------
Net Unrealized Gains (Losses) on Investment Securities
  Available-for-Sale (net of applicable income taxes)
  Balance, beginning of year                                                     $   (57)    $   21    $   --
  Net unrealized gains (losses) on  investment securities
    available-for-sale                                                               335       (410)      254
  Other adjustments (b)                                                             (253)       332      (233)
                                                                                 -------    -------    ------
  Balance, end of year                                                           $    25     $  (57)   $   21
                                                                                 =======    =======    ======
Retained Earnings
  Balance, beginning of year                                                     $ 5,606     $4,777    $3,571
  Net earnings                                                                     1,114      1,017     1,359
  Cash dividends declared:
    9% Cumulative Preferred stock                                                    (38)        (6)       --
    Remarketed Preferred stock                                                       (10)        (7)       (5)
    Common stock ($1.01 per share in 1995; $.89 in 1994;
     $.70 in 1993)                                                                  (180)      (175)     (148)
                                                                                 -------    -------    ------
  Balance, end of year                                                           $ 6,492     $5,606    $4,777
                                                                                 =======    =======    ======
Common Treasury Stock, at cost
  Balance, beginning of year (48,423,944 shares in 1995;
     23,408,139 in 1994; 16,288,488 in 1993)                                     $(1,627)    $ (696)   $ (287)
  Treasury stock purchased (20,011,821 shares in 1995;
     29,988,523 in 1994; 16,345,568 in 1993)                                        (939)    (1,138)     (695)
  Issued out of treasury (net of reacquisitions):
     Employees (822,818 shares in 1995; 1,026,321 in 1994;
      955,391 in 1993)                                                                37         42        33
     Employee stock grants (6,683,669 shares in 1995;
      3,946,397 in 1994; 8,270,526 in 1993)                                          288        165       253
                                                                                 -------    -------    ------
  Balance, end of year (60,929,278 shares in 1995;
      48,423,944 in 1994; 23,408,139 in 1993)                                    $(2,241)   $(1,627)   $ (696)
                                                                                 =======    =======    ======
Unallocated ESOP Reversion Shares, at cost
  Balance, beginning of year (6,427,091 shares in 1995;
     8,932,332 in 1994; 11,201,672 in 1993)                                      $  (101)   $  (140)   $ (176)
  Allocation of shares to participants (2,414,572 shares in 1995;
     2,505,241 in 1994; 2,269,340 in 1993)                                            38         39        36
                                                                                 -------    -------    ------
  Balance, end of year (4,012,519 shares in 1995;
     6,427,091 in 1994; 8,932,332 in 1993)                                       $   (63)   $  (101)   $ (140)
                                                                                 =======    =======    ======
Employee Stock Transactions
  Balance, beginning of year                                                     $  (137)   $  (123)   $ (121)
  Net issuance of employee stock grants                                             (192)      (121)     (115)
  Amortization of employee stock grants                                               68        100       107
  Repayment of employee loans                                                          7          7         6
                                                                                 -------    -------    ------
  Balance, end of year                                                           $  (254)   $  (137)   $ (123)
                                                                                 =======    =======    ======
Total Common Stockholders' Equity                                                $ 5,522    $ 5,199    $5,292
                                                                                 =======    =======    ======
Total Stockholders' Equity                                                       $ 6,141    $ 5,818    $5,486
                                                                                 =======    =======    ======


(a) Net of income tax benefit (expense) of $19 in 1995, $(8) in 1994, and $(2) in 1993.
(b) Other adjustments consist of policyholder liabilities, deferred policy acquisition costs, and deferred income taxes.

See Notes to Consolidated Financial Statements

STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                 Year Ended Last Friday in December
                                                                                 ----------------------------------
(Dollars in Millions)                                                                 1995        1994         1993
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net Earnings                                                                       $ 1,114    $  1,017     $  1,359
Noncash items included in earnings:
  Cumulative effect of change in accounting principle                                    -           -           35
  Depreciation and amortization                                                        367         325          308
  Policyholder reserves                                                                297         354          517
  Other                                                                                672         658          683
(Increase) decrease in operating assets:
  Trading assets                                                                    (6,375)      6,610      (19,830)
  Cash and securities segregated for regulatory purposes or deposited with
     clearing organizations                                                           (459)       (884)        (645)
  Securities borrowed                                                                  348      (1,992)      (5,435)
  Customers                                                                           (771)       (826)      (3,481)
  Maturities and sales of trading investment securities                                  -         197            -
  Purchases of trading investment securities                                             -        (213)           -
  Other                                                                                250        (273)      (3,708)
Increase (decrease) in operating liabilities:
  Trading liabilities                                                               (2,608)      5,642        7,088
  Customers                                                                         (1,377)     (1,962)       3,674
  Insurance                                                                           (732)     (1,855)      (2,028)
  Other                                                                              1,405         607        4,355
                                                                                    ------      ------       ------
  Cash (Used for) Provided by Operating Activities                                  (7,869)      7,405      (17,108)
                                                                                    ------      ------       ------
Cash Flows from Investing Activities:
Proceeds from (payments for):
  Maturities of available-for-sale securities                                        1,453       2,610            -
  Sales of available-for-sale securities                                             1,029       1,377            -
  Purchases of available-for-sale securities                                        (2,387)     (2,296)           -
  Maturities of held-to-maturity securities                                          1,217       1,965            -
  Purchases of held-to-maturity securities                                          (1,094)     (2,537)           -
  Maturities and sales of investments by insurance subsidiaries                          -           -        3,983
  Purchases of investments by insurance subsidiaries                                     -           -       (2,439)
  Marketable investment securities                                                       -           -         (575)
  Purchase of Smith New Court, net of cash acquired                                   (601)          -            -
  Other investments and other assets                                                  (138)       (391)        (176)
  Property, leasehold improvements, and equipment                                     (352)       (406)        (407)
                                                                                    ------      ------       ------
  Cash (Used for) Provided by Investing Activities                                    (873)        322          386
                                                                                    ------      ------       ------

Cash Flows from Financing Activities:
Proceeds from (payments for):
  Repurchase agreements, net of resale agreements                                    5,155     (10,875)      10,873
  Commercial paper and other short-term borrowings                                   3,106       3,225        4,445
  Issuance and resale of long-term borrowings                                       10,353      10,353        7,862
  Settlement and repurchases of long-term borrowings                                (7,971)     (9,090)      (5,263)
  Issuance of 9% Cumulative Preferred Stock                                              -         425            -
  Common stock transactions                                                           (894)     (1,048)        (511)
  Dividends                                                                           (228)       (188)        (153)
                                                                                    ------     -------       ------
  Cash Provided by (Used for) Financing Activities                                   9,521      (7,198)      17,253
                                                                                    ------     -------       ------
Increase in Cash and Cash Equivalents                                                  779         529          531
Cash and Cash Equivalents, beginning of year                                         2,312       1,783        1,252
                                                                                    ------     -------       ------

Cash and Cash Equivalents, end of year                                             $ 3,091    $  2,312     $  1,783
                                                                                    ======     =======      =======

-------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
Cash paid for:
  Income taxes totaled $557 in 1995, $1,190 in 1994, and $1,032 in 1993.
  Interest totaled $11,229 in 1995, $8,452 in 1994, and $5,788 in 1993.

Supplemental Disclosure of Noncash Investing and Financing Activity
As part of the consideration for Smith New Court, the Corporation issued approximately $115 of unsecured floating-rate notes due December 31, 2000 (the "Notes"). The Notes are redeemable at the option of the holders on any quarterly interest payment date on or after December 31, 1996.

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Millions, Except Per Share Amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Merrill Lynch & Co., Inc. and subsidiaries (collectively, the "Corporation"). All material intercompany balances have been eliminated. Certain limited reclassification and format changes have been made to prior years' amounts to conform to the current year presentation.

     The Corporation provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its principal broker-dealer subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), and its broker, dealer, insurance, banking, and other financial services subsidiaries. Such services include securities brokerage, trading, underwriting, and clearance; investment banking and other corporate finance advisory activities; investment advisory and other asset management services; trading of foreign exchange instruments, futures, commodities, and other derivatives; banking, trust, and lending services; and insurance sales and underwriting services.

     The consolidated financial statements are presented in accordance with generally accepted accounting principles and prevailing industry practices, both of which require management to make estimates regarding certain trading inventory valuations, the outcome of litigation, goodwill, deferred tax asset realization, insurance deferred acquisition costs, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. As such, actual results could differ materially from those estimates.

-------------------------------------------------------------------------------
TRADING INSTRUMENTS

Trading assets and trading liabilities, which include securities sold but not yet purchased and derivative instruments held for trading or to hedge trading inventory positions, are recorded on a trade date basis at fair value. Fair value is based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management's estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time.

     Derivative instruments include futures, forwards, options, and swaps including swap options, caps, collars, and floors. Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, are based on mid-market valuations adjusted, as required, to reflect amounts which would be received from or paid to a third party in settlement of the instruments.
These adjustments are integral components of the mark-to-market process and relate to credit spreads, market liquidity, concentrations, close-out costs associated with unmatched positions, and funding and administrative costs incurred over the life of the instrument.

     Unrealized gains and losses from derivatives are reported separately as assets and liabilities unless a legal right of setoff exists under a master netting agreement enforceable at law. Balances related to swap and forward transactions and foreign currency options are included in "Contractual agreements" on the Consolidated Balance Sheets. All other derivative instrument balances are recorded with the related trading asset or liability. The fair value of equity security options purchased, for example, is recorded in the "Equities and convertible debentures" trading asset caption.

     The Corporation enters into when-issued and delayed delivery transactions. Unrealized gains and losses from these transactions are recorded in the related trading asset or liability account, respectively.

     Principal transactions revenues are recognized on a trade date basis and include net unrealized gains or losses from marking-to-market all trading instruments. Realized gains and losses on trading instruments and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, respectively.

------------------------------------------------------------------------------
FINANCING AND RELATED ACTIVITIES

     The Corporation's objective is to match-fund the interest sensitivity of its assets and liabilities. Funding is principally obtained from commercial paper, repurchase agreements, and long-term borrowings. The Corporation utilizes derivatives to reduce risk by managing interest rate, foreign currency, and other exposures. Derivatives which modify the interest rate characteristics of specified assets and liabilities are accounted for on an accrual basis, with amounts to be paid or received recognized as adjustments to the specified assets and liabilities and the related interest income or expense. Unrealized gains and losses on all other financing derivatives are recognized currently. Realized gains and losses on early terminations of interest rate contracts are deferred over the remaining lives of the hedged assets or liabilities. At December 29, 1995, there were no deferred amounts related to terminated contracts.

     Repurchase and resale agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts, plus accrued interest. The Corporation's policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. Collateral is valued daily, and the Corporation may require counterparties to deposit additional collateral or return collateral pledged, when appropriate, to ensure that the market value of the underlying collateral remains sufficient. Substantially all repurchase and resale agreement activities are transacted under master netting agreements that give the Corporation the right, in the event of default, to liquidate collateral held and to set off receivables and payables with the same counterparty. The Corporation offsets certain repurchase and resale agreement balances with the same counterparty on the Consolidated Balance Sheets.

     Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Corporation to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. The Corporation receives collateral in the form of cash or other securities for

(Dollars in Millions, Except Per Share Amounts)

securities loaned transactions. For these transactions, the fee received or paid by the Corporation is recorded as interest revenue or expense. The Corporation monitors the market value of securities borrowed or loaned against the collateral value daily. Although substantially all securities borrowing and lending activities are transacted under master netting agreements, the Corporation does not offset the related receivables and payables with the same counterparty on the Consolidated Balance Sheets.

-------------------------------------------------------------------------------
INVESTMENT SECURITIES

The Corporation holds debt and equity investments principally in non-broker-dealer subsidiaries. These investments are classified as held-to-maturity, trading, or available-for-sale.

     Held-to-maturity investments are debt securities that the Corporation has the positive intent and ability to hold to maturity. These investments are recorded at amortized cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is adjusted. The amortization of premium or accretion of discount and any unrealized loss deemed other-than-temporary are included in current period earnings.

     Debt and equity securities purchased principally for the purpose of resale in the near term are recorded as trading investments and are reported at fair value. Unrealized gains or losses on these investments are included in current period earnings.

     Other debt and equity securities that are not categorized as held-to-maturity or trading are classified as available-for-sale and reported at fair value. Unrealized gains or losses on these securities are reported as a separate component of stockholders' equity, net of applicable income taxes and other related items.

     Restricted equity investment securities or equity investment securities without available market quotations are reported at the lower of cost or estimated net realizable value. Adjustments in carrying values are included in current period earnings.

     Realized gains and losses on investments are included in current period earnings. The cost basis of each investment sold is specifically identified for purposes of computing realized gains and losses.

-------------------------------------------------------------------------------
COMMISSIONS AND RELATED EXPENSES

Commissions charged for executing customer transactions are accrued on a trade date basis and included in current period earnings. Production-related compensation and benefits expense is accrued to match revenue recognition.

-------------------------------------------------------------------------------
INVESTMENT BANKING

Underwriting revenues and fees for mergers and acquisitions and advisory assignments are recorded when services for the transaction are substantially completed. Deal-related expenses are deferred and later expensed to match revenue recognition.

-------------------------------------------------------------------------------
INCOME TAXES

Merrill Lynch & Co., Inc. and certain of its wholly-owned subsidiaries file a consolidated Federal income tax return. The Corporation uses the asset and liability method in providing income taxes on all transactions that have been recognized in the consolidated financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Corporation does not provide for deferred income taxes on the undistributed earnings of foreign subsidiaries, which are considered to be permanently reinvested.

-------------------------------------------------------------------------------
PROPERTY, LEASEHOLD IMPROVEMENTS, AND EQUIPMENT

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

     Facilities-related depreciation and amortization expense was $142, $135, and $140 in 1995, 1994, and 1993, respectively. Non-facilities-related depreciation and amortization expense for 1995, 1994, and 1993 was $225, $190, and $168, respectively.

-------------------------------------------------------------------------------
GOODWILL

Goodwill, which represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition, is amortized on a straight-line basis over periods not exceeding fifteen years and is evaluated periodically for impairment.

-------------------------------------------------------------------------------
INSURANCE

Insurance liabilities are future benefits payable under annuity and interest-sensitive life contracts and include deposits received plus interest credited during the contract accumulation period, the present value of future payments for contracts which have annuitized, and a mortality provision for certain products. Certain policyholder liabilities are also adjusted for those investments classified as available-for-sale (discussion follows). Interest-crediting rates range from 3.1% to 10.0%. Liabilities for unpaid claims consist of the mortality benefit for reported claims and an estimate of unreported claims based on prior experience. Policy deposits are recorded as insurance liabilities when received. Policy withdrawal, maintenance, and other fees are recognized as revenue when earned.

     Substantially all investments of insurance subsidiaries, principally debt securities, are classified as available-for-sale and recorded at fair value. These investments support the

(Dollars in Millions, Except Per Share Amounts)

Corporation's in-force, universal life-type contracts. The Corporation records adjustments to deferred acquisition costs and policyholder account balances which, when combined, are equal to the adjustments that would have been recorded if those available-for-sale investments had been sold at their estimated fair values and the proceeds reinvested at current yields. The corresponding credits or charges for these adjustments are recorded as unrealized gains or losses in stockholders' equity, net of applicable income taxes.

     Certain variable costs related to the sale or acquisition of new and renewal insurance contracts have been deferred to the extent such costs are deemed recoverable from future income. Deferred costs are amortized over the lives of the contracts in proportion to the estimated gross profit expected to be realized for each group of contracts, utilizing an interest methodology.

     The Corporation maintains separate accounts representing segregated funds held for purposes of funding variable life and annuity contracts. Subsidiaries of the Corporation receive various administrative and advisory fees for managing such funds. Separate account assets are accounted for as customer assets since the contract holders bear the risk of ownership, consistent with the Corporation's other investment products. Accordingly, separate account assets and the related liabilities are not consolidated with the assets and liabilities of the Corporation.

-------------------------------------------------------------------------------
TRANSLATION OF FOREIGN CURRENCIES

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

-------------------------------------------------------------------------------
CASH FLOWS

For purposes of the Statements of Consolidated Cash Flows, the Corporation defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less, other than those held for trading purposes.

-------------------------------------------------------------------------------
INTEREST EXPENSE

Interest expense includes payments in lieu of dividends of $10, $23, and $21 in 1995, 1994, and 1993, respectively.

-------------------------------------------------------------------------------
NOTE 2. OTHER SIGNIFICANT EVENTS

ACCOUNTING CHANGES

In 1995, the Corporation adopted Statement of Financial Accounting
Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", and SFAS No. 122", "Accounting for Mortgage Servicing Rights". The impact of adopting these pronouncements on 1995 results of operations was not material.

     In 1993, the Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits". The cumulative effect of this change in accounting principle reported in the 1993 Statement of Consolidated Earnings resulted in a charge of $35 (net of applicable income taxes of $25).

     At December 31, 1993, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The increase to stockholders' equity at that date totaled $21 (net of $12 in applicable income taxes). The impact of the year-end adoption of SFAS No. 115 on the 1993 results of operations was not material.

-------------------------------------------------------------------------------
ACQUISITION

In 1995, the Corporation acquired Smith New Court PLC ("Smith New Court"), a U.K.-based global securities firm, for approximately $800, and recorded approximately $530 of goodwill related to the acquisition. The Corporation's results of operations include those of Smith New Court since mid-August 1995.

-------------------------------------------------------------------------------
OCCUPANCY CHARGE

The Corporation recorded a non-recurring pretax charge totaling $103 ($60 after income taxes) in 1993 related to the Corporation's decision not to occupy certain office space at its World Financial Center Headquarters ("WFC") facility and to sublease the unused space to third parties.

-------------------------------------------------------------------------------
NOTE 3. TRADING ACTIVITIES

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

     Detailed information on principal transactions revenues by product category follows(1):

-------------------------------------------------------------------------------
                                               1995     1994     1993
                                             ------   ------   ------

Equities and equity derivatives              $  912   $  625   $  872
Interest rate and currency swaps                732      750      604
Taxable fixed-income                            516      471      972
Municipals                                      273      380      315
Foreign exchange and commodities                 86      109      158
                                             ------   ------   ------
Total                                        $2,519   $2,335   $2,921
                                             ======   ======   ======
------------------------------------------------------------------------------
(1) The revenue amounts presented include gains and losses from cash instruments and related derivatives including swaps, forwards, futures, and options as applicable.

     Interest revenue and expense from derivative and cash financial instruments are integral components of trading activities. In assessing the profitability of trading activities, the Corporation views net interest and principal transactions revenues in the aggregate. See "Principal Transactions" in

(Dollars in Millions, Except Per Share Amounts)


Management's Discussion and Analysis (unaudited) for further information on the Corporation's net trading results.

-------------------------------------------------------------------------------
NOTE 4. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Certain of the Corporation's financial instruments have off-balance-sheet risk of accounting loss, which may consist of market and/or credit risk, in excess of amounts recorded on the Consolidated Balance Sheets. Financial instruments with off-balance-sheet market risk include derivatives, securities sold but not yet purchased, and certain commitments and guarantees. These instruments may also have off-balance-sheet credit risk. The credit risk of off-balance-sheet instruments is discussed in Note 5, except to the extent that the following off-balance-sheet market risk discussion includes the credit risk of a derivative's underlying instrument.

-------------------------------------------------------------------------------
DERIVATIVES

SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments", defines a derivative as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. The SFAS No. 119 definition excludes all on-balance-sheet receivables and payables, including those that "derive" their values or contractually required cash flows from the price of some other security or index, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments. It also excludes option features embedded in on-balance-sheet receivables or payables. Conversion features and call provisions embedded in convertible bonds, for example, do not qualify as derivatives under the SFAS No. 119 definition.

     Derivative contracts often involve future commitments to exchange interest payment streams or currencies (such as in interest rate and currency swaps or foreign exchange forwards) or to purchase or sell other financial instruments at specified terms on a specified date. For instance, options can be purchased or written on a wide range of financial instruments such as securities, currencies, futures, and market indices. Options can require the writer to purchase or sell a specified financial instrument or commodity, or to make a cash payment based on changes in a reference index or interest rate. Different forward commitment and option terms can also be combined to meet specialized needs. Interest rate caps and floors provide the purchaser with protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Swap options provide the purchaser with an option to extend or cancel an existing swap contract or enter into a new swap contract in the future.

     The Corporation enters into various derivative financial instruments to meet clients' needs and to manage its own market risks. See "Derivative Financial Instruments" in Management's Discussion and Analysis (unaudited) for further information.

-------------------------------------------------------------------------------
MARKET RISK

Market risk is the potential change in value caused by fluctuations in interest rates, foreign exchange rates, or market prices of an underlying financial instrument or index. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

     The Corporation seeks to control market risk by developing and refining hedging strategies that correlate price and currency movements of trading inventories, non-trading assets and liabilities, and related hedges. In many cases, derivative financial instruments are used to hedge other on- and off-balance-sheet transactions.

     The following discussion describes the types of market risk faced by the Corporation and the relationship of derivatives, particularly those used for trading purposes, to such risks.

-------------------------------------------------------------------------------
INTEREST RATE RISK

Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. Interest rate swap agreements are a common interest rate risk management tool. Eurodollar and U.S. Treasury securities futures are also typically effective for managing interest rate risk. The decision to manage interest rate risk using futures or swap contracts, as opposed to buying or selling short U.S. Treasury securities, depends on current market conditions and funding considerations.

     Interest rate swap agreements used by the Corporation include caps, collars, floors, swap options, basis swaps, and leveraged swaps. Basis swaps are a type of interest rate swap agreement where rates received and paid are variable based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered Rate). The Corporation's exposure to interest rate risk resulting from these leverage factors is hedged with other financial instruments.

     In addition to the credit risk of the counterparty, some swap agreements and other derivatives subject to interest rate risk also expose the holder to the credit risk of the underlying financial instrument. Total return swaps, for instance, are typically designed to transfer all the risks and rewards of ownership of an underlying debt instrument, including the risk of default, from one party in the swap agreement to the other party, in exchange for a specified interest rate.

-------------------------------------------------------------------------------
CURRENCY RISK

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Foreign exchange forwards and options are commonly used to manage currency risk. Currency swaps are also used primarily in situations where a long-dated forward market is not available or where the end-user needs a customized instrument to hedge a foreign currency cash flow stream. Parties to a currency swap initially exchange

(Dollars in Millions, Except Per Share Amounts)

principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and agreed-upon rate. The Corporation's foreign exchange contracts relate primarily to major currencies such as the Japanese yen, German mark, and British pound.

-------------------------------------------------------------------------------
EQUITY PRICE RISK

Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of contracts that derive their value from a stock index, a particular stock, or a defined basket of stocks.

-------------------------------------------------------------------------------
COMMODITY PRICE RISK

The Corporation views its commodity contracts as financial instruments since they are generally settled in cash and not by delivery of the underlying commodity. Market risk results from the possibility that the price of the underlying commodity may rise or fall. Cash flows from commodity swaps are based on the difference between an agreed-upon fixed price and a price that varies with changes in a specified commodity index. Commodity contracts held by the Corporation principally relate to natural resources and base metals.

-------------------------------------------------------------------------------
TRADING DERIVATIVES

Many of the derivatives entered into by the Corporation are held for trading purposes, which includes hedging other trading positions.

     The contractual or notional amounts of derivatives provide only a measure of involvement in these types of transactions and represent neither the amounts subject to the various types of market risk, nor the future cash requirements under these instruments. The contractual or notional amounts of derivatives used for trading purposes by type of risk follow:

-------------------------------------------------------------------------------
                         Interest                        Equity       Commodity
                             Rate        Currency         Price           Price
(in billions)                Risk(1)(2)      Risk(3)       Risk            Risk
-------------------------------------------------------------------------------
December 29, 1995
-----------------
Swap agreements               $851            $106          $ 7             $ 3
Futures contracts              215               1            2               2
Options purchased               45              24           38               5
Options written                 64              24           41               6
Forward contracts               33             118            -              25
-------------------------------------------------------------------------------
December 30, 1994
-----------------
Swap agreements               $653            $ 73          $ 2             $ 2
Futures contracts              172               -            2               2
Options purchased               75              22           22              12
Options written                 74              22           21               7
Forward contracts               29             103            -               7
-------------------------------------------------------------------------------
(1) Certain derivatives subject to interest rate risk are also exposed to credit risk of the underlying financial instrument, such as total return swaps and similar instruments.
(2) Forward contracts subject to interest rate risk principally represent "To
    Be Announced" mortgage pools which bear interest rate as well as principal prepayment risk.
(3) Included in the currency risk category are certain contracts which are also subject to interest rate risk.

     Most of the Corporation's off-balance-sheet trading derivative transactions are short-term in duration with a weighted-average maturity of approximately
2.24 years as of December 29, 1995 and 2.29 years as of December 30, 1994. The remaining maturities for notional or contractual amounts outstanding at December 29, 1995 for trading derivatives follow:

-------------------------------------------------------------------------------
Graph titled "REMAINING MATURITIES OF TRADING DERIVATIVES"

Presented is a bar graph showing Merrill Lynch & Co., Inc.'s remaining maturities for notional or contractual amounts outstanding at December 29, 1995 of trading derivatives. The graph is presented in billions with trading derivatives comprised of swap agreements, futures contracts, forward contracts, options written, and options purchased. Remaining maturities for these products in the aggregate total $1,610, $893, $632, $457, $342, $239, $197 and $152 at year-ends December 1995 through December 2001 and after 2001, respectively.

-------------------------------------------------------------------------------
FINANCING AND OTHER NON-TRADING DERIVATIVES

The Corporation's financing activities may create exposure to market risk, most notably interest rate and currency risk. The Corporation issues dollar- and foreign currency-denominated debt with both variable- and fixed-rate interest payment terms. The Corporation generally enters into swap agreements to convert fixed-rate interest payments on its debt obligations into variable-rate payments. Interest obligations on variable-rate long-term debt and commercial paper may also be modified through basis swaps, which change the underlying interest rate basis or reset frequency.

     The Corporation also issues debt that is linked to the performance of an equity or other index (e.g., S&P 500) or an industry basket of stocks. These debt features are often referred to as embedded options. The contingent components of these indexed debt issuances and the related hedges are recorded at amounts which approximate fair value.

     For other non-trading activities, the Corporation uses interest rate swaps to modify the interest rate characteristics of specified repurchase, resale, and certain customer transactions. The Corporation also uses currency swaps to hedge investments in and loans to foreign subsidiaries.

(Dollars in Millions, Except Per Share Amounts)

     The contractual or notional amounts of these instruments used for financing and other non-trading purposes follow:

-------------------------------------------------------------------------------
                                        December 29,        December 30,
(in billions)                               1995                1994
                                        ------------        ------------
Interest rate swap contracts(1)             $31                 $22
Foreign exchange contracts(1)                 3                   3
Equity options purchased                      1                   1
-------------------------------------------------------------------------------
(1) Includes options embedded in swap contracts which hedge callable debt totaling $1 billion notional.

     Most of the above transactions are entered into with the Corporation's swap and foreign exchange dealer subsidiaries, which intermediate the interest rate and currency risk with third parties in the normal course of their trading activities.

-------------------------------------------------------------------------------
OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET MARKET RISK

In addition to derivatives, the Corporation has sold securities that it does not currently own and will therefore be obligated to purchase such securities at a future date. These transactions are recorded as trading liabilities on the Consolidated Balance Sheets. The Corporation will incur a loss if the market values of these securities subsequently increase.

-------------------------------------------------------------------------------
NOTE 5. FINANCIAL INSTRUMENTS WITH CREDIT RISK

Credit risk is quantified by the amount of accounting loss that the Corporation would incur if a counterparty failed to perform its obligations under contractual terms and the collateral held, if any, were deemed worthless. Both on- and off-balance-sheet instruments may expose the Corporation to credit risk. The Corporation attempts to control credit risk by monitoring credit exposures, obtaining collateral, limiting transactions with specific counterparties, and continually assessing the creditworthiness of counterparties.

-------------------------------------------------------------------------------
CREDIT RISK OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

For derivative contracts, credit risk is limited to the current cost of replacing those contracts in a gain position (i.e., the accounting loss). The notional or contractual values of futures, forward, and swap contracts do not represent exposure to credit risk. For futures contracts, the Corporation usually does not intend to take or make physical delivery of the underlying security, asset, or index. Since futures contracts are exchange-traded and require daily cash settlement, the related risk of accounting loss is generally limited to a one-day net positive change in market value. Option contracts can be exchange-traded or OTC contracts. Purchased options have credit risk to the extent of their replacement cost. Written options represent a potential obligation of the Corporation and, accordingly, do not subject the Corporation to credit risk.

     To reduce credit risk, the Corporation requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions.

     Presented below is a summary of counterparty credit ratings for the replacement cost (net of $2,186 collateral) of trading derivatives in a gain position by maturity at December 29, 1995.

-------------------------------------------------------------------------------
                      Years to Maturity                  Cross-
                                                        maturity
                0-3       3-5       5-7    Over 7        netting(1)   Total
             ---------------------------------------------------------------
Credit
Rating(2)
AAA          $  446    $  130    $  137    $  461        $   (95)    $ 1 079
AA+/AA        1,250       158       102       302           (316)      1,496
AA-           1,434       590       373       604           (550)      2,451
A+/A          1,807       759       316       260           (481)      2,661
A-            1,254       546       265       132           (332)      1,865
BBB             700       194        85        70           (125)        924
BB+             360       247        64        25            (58)        638
Other           416        63        21        21            (23)        498
             ------    ------    ------    ------        -------     -------
Total        $7,667    $2,687    $1,363    $1,875        $(1,980)    $11,612
             ------    ------    ------    ------        -------     -------
-------------------------------------------------------------------------------
(1) Represents netting of payable balances with receivable balances for the same counterparty across maturity categories. Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.
(2) Represents rating agency equivalent.

     The Corporation is also exposed to off-balance-sheet credit and market risk from various commitments and guarantees. In the normal course of business, the Corporation enters into commitments to extend credit, predominantly at variable interest rates, in connection with certain merchant banking and loan syndication transactions. Customers may also be extended lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. The Corporation also issues various guarantees to counterparties in connection with certain leasing, agency securities lending, securitization, and other transactions. These commitments and guarantees usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon or guarantees are issued, the Corporation may require the counterparty to post collateral depending upon credit-worthiness and market conditions.

     The contractual amounts of these commitments and guarantees represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of the existing collateral become worthless. The total amount of outstanding commitments and guarantees may not represent future cash requirements as guarantees and commitments may expire without being drawn upon.

     At December 29, 1995 and December 30, 1994, the Corporation had the following commitments and guarantees:

-------------------------------------------------------------------------------
                                          1995        1994
                                        ------      ------
Commitments to extend credit            $3,555      $2,072
Third party guarantees                     887         520
-------------------------------------------------------------------------------

     The fair value of the outstanding guarantees was $31 and $22 at December 29, 1995 and December 30, 1994, respectively.

(Dollars in Millions, Except Per Share Amounts)

-------------------------------------------------------------------------------
CREDIT RISK FROM CUSTOMER AND OTHER ACTIVITIES

In the normal course of business, the Corporation incurs credit risk when executing, settling, and financing various customer securities and commodity transactions. Execution of these transactions includes the purchase and sale (including "short sales") of securities. These activities may expose the Corporation to credit risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, the Corporation may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to its customers or counterparties. The Corporation seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines.

     Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were acquired and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, the Corporation may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

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

     The market value of securities owned by the Corporation that have been loaned or were collateralizing either repurchase agreements or obligations associated with various settlement processes at December 29, 1995 and December 30, 1994, were $37,074 and $34,921, respectively.

--------------------------------------------------------------------------------
CONCENTRATIONS OF CREDIT RISK

The Corporation's exposure to credit risk associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in geographic, industry, or economic factors. To alleviate the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

     At December 29, 1995, the Corporation's most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration, which arises from taking trading asset and investment security positions and holding collateral on resale agreements, totaled $35,769 at December 29, 1995 and $40,018 at December 30, 1994.

     At December 29, 1995, the Corporation had concentrations of credit risk with other counterparties, including an Asian and a European sovereign rated AA+ or above by a recognized credit rating agency. The total exposure to these counterparties, excluding collateral held, was $3,642 or 2.1% of total assets. At December 30, 1994, the Corporation had concentrations of credit risk with an Asian and two European sovereigns totaling $2,615 or 1.6% of total assets, excluding collateral held.

     The Corporation's most significant industry credit concentration is with domestic and foreign financial institutions. Financial institutions include other brokers and dealers, commercial banks, automobile financing companies, insurance companies, and mutual funds. This concentration arises in the normal course of the Corporation's brokerage, trading, financing, and underwriting activities. The Corporation also monitors credit exposures worldwide by region. Within these regions, sovereign governments represent the most significant concentration, followed by financial institutions and non-financial institutions.

     In connection with its mortgage trading activities, the Corporation held whole loans with market values of $2,127 and $2,111 at December 29, 1995 and December 30, 1994, respectively, as collateral for resale agreements with financial institutions totaling $1,840 and $1,888, respectively.

     In conjunction with its investment and merchant banking activities, the Corporation provides extensions of credit and makes equity investments to facilitate leveraged transactions. In the normal course of business, the Corporation also purchases, sells, and makes markets in non-investment grade securities. These activities expose the Corporation to a higher degree of credit risk than is associated with investing, extending credit, underwriting, and trading in investment grade instruments. At December 29, 1995, the Corporation's aggregate exposure to credit risk (both on- and off-balance-sheet) associated with non-investment grade securities and highly leveraged transactions amounted to $7,073. See "Non-Investment Grade Holdings and Highly Leveraged Transactions" in Management's Discussion and Analysis (unaudited) for further information.

-------------------------------------------------------------------------------
NOTE 6. FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 29, 1995 and December 30, 1994, respectively, approximately 98% and 99% of financial instrument assets are carried at fair value or amounts which approximate fair value.

--------------------------------------------------------------------------------
TRADING FINANCIAL INSTRUMENTS

Trading assets and liabilities, including derivative financial instruments used for trading purposes, are carried at fair value as described in Note 1.

     The table below presents the average fair values of the Corporation's trading derivatives for 1995 and 1994, calculated on a monthly basis:

-------------------------------------------------------------------------------
                                            Average Fair Value
                          ----------------------------------------------------
                                   1995                         1994
                          -----------------------      -----------------------
                          Assets      Liabilities      Assets      Liabilities
                          -------     -----------      -------     -----------

Swap agreements           $10,264       $9,072          $8,349        $7,023
Forward contracts           1,543        1,915           1,358         1,365
Options                     2,957        1,939           1,714         1,643
-------------------------------------------------------------------------------

(Dollars in Millions, Except Per Share Amounts)


-------------------------------------------------------------------------------
FINANCING AND OTHER NON-TRADING FINANCIAL INSTRUMENTS

Derivatives used to hedge borrowings and other non-trading activities are generally recorded on an accrual basis. The fair value of these instruments and related hedges is estimated using current market prices and pricing models. The carrying and fair values of these instruments are summarized as follows:

--------------------------------------------------------------------------------
                              December 29, 1995      December 30, 1994
                            --------------------    --------------------
                            Carrying        Fair   Carrying       Fair
                               Value       Value      Value      Value
                            --------    --------    --------    --------
Long-term
      borrowings            $ 17,340    $ 17,901    $ 14,863    $ 14,368
Related derivative:
      Assets                    (260)       (781)       (133)       (168)
      Liabilities                176         154          66         547
                             -------    --------    --------    --------
Total                        $17,256    $ 17,274    $ 14,796    $ 14,747
                             =======    ========    ========    ========
Commercial
      paper                  $16,969    $ 16,972    $ 14,759    $ 14,755
Related derivative:
      Assets                     (16)        (17)          -           -
      Liabilities                  -           1           -           6
                             -------    --------    --------    --------
Total                        $16,953    $ 16,956    $ 14,759    $ 14,761
                             =======    ========    ========    ========
Other non-trading
      liabilities            $ 1,554    $  1,572    $  1,635    $  1,606
Related derivative:
      Assets                      (3)         (4)          -          (4)
      Liabilities                  -           2          (3)         23
                             -------    --------    --------    --------
Total                        $ 1,551    $  1,570     $ 1,632     $ 1,625
                             =======    ========    ========    ========
-------------------------------------------------------------------------------

     Short-term financial instruments are carried at amounts which approximate fair value. Such instruments include cash and cash equivalents, cash and securities segregated for regulatory purposes or deposited with clearing organizations, repurchase and resale agreements, securities borrowed, receivables, commercial paper and other short-term borrowings, payables to customers and brokers and dealers, and insurance and other liabilities.

     Marketable investment securities and certain investments of insurance subsidiaries and other investments are carried as held-to-maturity, trading, or available-for-sale securities as described in Note 1. These securities are predominantly carried at fair value or amounts that approximate fair value as disclosed in Note 7.

     Other financial instruments with carrying values different than fair values are presented below:

-------------------------------------------------------------------------------
                       December 29, 1995    December 30, 1994
                       ------------------   -------------------
                       Carrying      Fair   Carrying      Fair
                          Value     Value      Value     Value
                        ---------   -----     --------   -----
Merchant banking
      equity and debt
      portfolio          $  394    $  595     $  556    $  764
Loans, notes, and
      mortgages(1)        2,082     2,149      1,417     1,428
Capitalized mortgage
      servicing rights      136       184        107       154
--------------------------------------------------------------------------------
(1) Excludes loans related to merchant banking.

     In connection with its merchant banking activities, the Corporation holds certain equity instruments, including partnership interests (both included in Other Investments in the Consolidated Balance Sheets), and loans consisting primarily of senior and subordinated debt. Fair value for equity instruments is estimated using a number of methods, including earnings multiples, cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., minority ownership, consent of other investors) that may limit the Corporation's ability to realize currently the estimated fair value. Accordingly, the Corporation's current estimate of fair value and its ultimate realization on these instruments may differ. Loans made in connection with merchant banking activities are carried at unpaid principal balances less a reserve for estimated losses. Fair value is estimated using discounted cash flows.

     The Corporation's estimate of fair value for its loans, notes, and mortgages (excluding loans made in connection with merchant banking activities) is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For the Corporation's variable-rate loan receivables, carrying value approximates fair value.

     Capitalized mortgage servicing rights, which represent the present value of estimated future net servicing revenues for mortgages securitized by the Corporation, are included in Other Assets on the Consolidated Balance Sheets. Fair value is computed based on the present value of estimated future servicing revenues (net of servicing expenses), using current market assumptions for discount rates, prepayment speeds, default estimates, and interest rates.

     The Corporation holds a passive minority interest in a privately held limited partnership that provides information services. Due to the lack of a ready market for this investment and contractual restrictions on the disposition of the Corporation's interest, the fair value of this investment is not readily determinable as of December 29, 1995. It is the opinion of management, however, that the fair value of this investment significantly exceeds the carrying value of $39.

(Dollars in Millions, Except Per Share Amounts)

--------------------------------------------------------------------------------
NOTE 7. INVESTMENTS

The Corporation has several broad categories of investments on its Consolidated Balance Sheets, including investments of insurance subsidiaries, marketable investment securities, and other investments.

     Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Marketable investment securities consist of equity and debt securities held for rating agency purposes or to manage cash flows related to certain liabilities of the Corporation's banking subsidiaries. Other investments consist principally of equity and debt securities which were acquired primarily in connection with merchant banking activities. Certain merchant banking investments are subject to restrictions which may limit the Corporation's ability to realize its investment until such restrictions expire.

A reconciliation of the Corporation's investment securities to those reported in the Consolidated Balance Sheets is presented below:

-------------------------------------------------------------------------------
                                December 29,       December 30,
                                   1995                 1994
                                ------------       ------------
Investments of insurance
subsidiaries
      Available-for-sale           $4,145              $4,189
      Non-qualifying                1,474               1,530
                                   ------              ------
Total                              $5,619              $5,719
                                   ======              ======
Marketable investment
securities
      Available-for-sale           $1,064              $  486
      Held-to-maturity              1,268               1,807
      Trading                          33                  32
                                   ------              ------
Total                              $2,365              $2,325
                                   ======              ======
Other investments
      Available-for-sale           $  165              $  106
      Held-to-maturity                 43                  27
      Non-qualifying                  753                 755
                                   ------              ------
Total                              $  961              $  888
                                   ======              ======
-------------------------------------------------------------------------------

Information regarding investment securities subject to SFAS No. 115 follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                          December 29, 1995                                       December 30, 1994
                         ---------------------------------------------------    ---------------------------------------------------
                              Cost/        Gross         Gross     Estimated         Cost/        Gross         Gross    Estimated
                         Amortized    Unrealized    Unrealized          Fair    Amortized    Unrealized    Unrealized         Fair
Available-for-Sale(1)         Cost         Gains        Losses         Value         Cost         Gains        Losses        Value
                         ---------------------------------------------------    ---------------------------------------------------

Corporate debt              $2,999          $145          $ (7)       $3,137       $3,009           $21        $(143)        $2,887
U.S. Government and
agencies                       631             8             -           639          365             1           (6)           360
Municipals                     168             1             -           169          225             8          (11)           222
Mortgage-backed securities   1,290            35            (2)        1,323        1,240            12          (41)         1,211
Other debt securities           57             1             -            58           53             1            -             54
                            ------          ----          ----        ------       ------           ---        -----         ------
Total debt securities        5,145           190            (9)        5,326        4,892            43         (201)         4,734
Equity securities               50             5            (7)           48           45             6           (4)            47
                            ------          ----          ----        ------       ------           ---        ------        ------
Total                       $5,195          $195          $(16)       $5,374       $4,937           $49        $(205)        $4,781
                            ======          ====          ====        ======       ======           ===        ======        ======
-----------------------------------------------------------------------------------------------------------------------------------
                                          December 29, 1995                                       December 30, 1994
                         ---------------------------------------------------    ---------------------------------------------------
                               Cost/      Gross         Gross      Estimated         Cost/        Gross         Gross    Estimated
                          Amortized  Unrealized    Unrealized           Fair    Amortized    Unrealized    Unrealized         Fair
Held-to-Maturity(1)            Cost       Gains        Losses          Value         Cost         Gains        Losses        Value
                         ---------------------------------------------------    ---------------------------------------------------
Corporate debt               $1,051         $13             -         $1,064       $1,188            -           $(17)      $1,171
U.S. Government and agencies     23           -             -             23          104            -             (1)         103
Municipals                        1           -             -              1            1            -              -            1
Mortgage-backed securities      169           -             -            169          497            -            (16)         481
Other debt securities            67           1             -             68           44            -              -           44
                             ------         ---          ----         ------       ------         -----          ----       ------
Total                        $1,311         $14             -         $1,325       $1,834            -           $(34)      $1,800
                             ======         ===          ====         ======       ======         =====          ====       ======
-----------------------------------------------------------------------------------------------------------------------------------

(1)In accordance with Financial Accounting Standards Board implementation guidance on SFAS No. 115, the Corporation reassessed the classification of all such securities and transferred held-to-maturity securities with an amortized cost of $385 to the available-for-sale category on December 29, 1995. Net unrealized gains for these securities on the date of transfer were $4.

(Dollars in Millions, Except Per Share Amounts)


     The carrying value and estimated fair value of debt securities at December 29, 1995, by contractual maturity, for available-for-sale and held-to-maturity investments follow:

--------------------------------------------------------------------------------
                        Available-for-Sale       Held-to-Maturity
                        -------------------    --------------------
                                  Estimated               Estimated
                        Amortized      Fair    Amortized       Fair
                             Cost     Value         Cost      Value
                        ---------  --------    ---------  ---------
Due in one year
      or less              $  926     $  929      $  613     $  614
Due after one year
      through five years    1,799      1,866         500        513
Due after five years
      through ten years       972      1,037           2          2
Due after ten years           158        171          27         27
                            -----      -----       -----      -----
      Subtotal              3,855      4,003       1,142      1,156
Mortgage-backed
      securities            1,290      1,323         169        169
                            -----      -----       -----      -----
Total(1)                   $5,145     $5,326      $1,311     $1,325
                           ======     ======      ======     ======
--------------------------------------------------------------------------------

(1) Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     The Corporation's insurance subsidiaries are required to adjust deferred acquisition costs and certain policyholder liabilities associated with investments classified as available-for-sale. These adjustments are recorded in stockholders' equity and assume that the unrealized gain or loss on available-for-sale securities was realized. The table below provides the activity for the net unrealized gains (losses) recorded in stockholders' equity for available-for-sale investments.

--------------------------------------------------------------------------------
                                         Dec. 29,     Dec. 30,   Dec. 31,
                                           1995         1994       1993
                                         -------       ------     -------
Net unrealized gains (losses)
      on investment securities
      available-for-sale                  $ 335        $(410)      $ 254
Adjustments for policyholder
      liabilities                          (137)         215        (206)
Adjustments for deferred
      policy acquisition costs              (72)          74         (15)
Deferred income taxes                       (44)          43         (12)
                                          ------       ------      ------
Net activity                                 82          (78)         21
Net unrealized (losses) gains
      on investment securities
      classified as available-for-sale,
      beginning of year                     (57)          21          -
                                          ------       ------      ------
Net unrealized gains (losses)
      on investment securities
      classified as available-for-sale,
      end of year                         $  25        $ (57)      $  21
                                          ======       ======      ======
-------------------------------------------------------------------------------

     The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

-------------------------------------------------------------------------------
                                           1995      1994      1993
                                         ------    ------    ------
Proceeds                                 $1,029    $1,377    $3,828
Gross realized gains                         26        31        76
Gross realized losses                       (28)      (34)       (5)
-------------------------------------------------------------------------------
     Net unrealized gains (losses) from trading investment securities included in the 1995 and 1994 Consolidated Statements of Earnings were $1 and $(7), respectively.

-------------------------------------------------------------------------------
NOTE 8. STOCKHOLDERS' EQUITY
PREFERRED EQUITY

The Corporation is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. In 1994, the Corporation's Board of Directors (the "Board") delegated to the Executive Committee of the Board the authority to authorize the issuance, from time to time, of up to 100,000 shares of previously undesignated preferred stock having an aggregate liquidation preference not to exceed $600. All shares of currently outstanding preferred stock constitute one and the same class and have equal rank and priority over common stockholders as to dividends and in the event of liquidation.

-------------------------------------------------------------------------------
9% CUMULATIVE PREFERRED STOCK, SERIES A

In 1994, the Corporation issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, $10,000 liquidation preference per share ("9% Preferred Stock"). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425.

     Dividends on the 9% Preferred Stock are cumulative from the date of original issue and are payable quarterly when declared by the authority of the Board. The 9% Preferred Stock is redeemable on or after December 30, 2004 at the option of the Corporation, in whole or in part, at a redemption price equal to $10,000 per share, plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.

-------------------------------------------------------------------------------
REMARKETED PREFERRED(Service Mark) STOCK, SERIES C

The Corporation has issued 3,000 shares of Remarketed Preferred Stock,
Series C ("RP(Registered Trademark) Stock") of which 1,938 shares were outstanding as of December 29, 1995. The Corporation may redeem the RP Stock, in whole or in part, on any dividend payment date at a redemption price of $100,000 per share, plus accumulated dividends.

     Dividends on the RP Stock are cumulative and payable when declared by the authority of the Board. At the end of each dividend period, the RP Stock is subject to a remarketing process, during which both the dividend period and the dividend rate may be adjusted for periods of generally seven or 49 days with a maximum dividend rate payable dependent on the credit rating assigned to the RP Stock. Dividend rates in effect during 1995 on the RP Stock ranged from 4.15% to 5.20% per annum.

     MLPF&S acts as one of the remarketing agents for the RP Stock. As a market maker, MLPF&S may occasionally acquire a temporary position in the RP Stock. At December 29, 1995, the RP Stock held by MLPF&S for the purpose of resale was not material.

(Dollars in Millions, Except Per Share Amounts)


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

     If, after the Rights have been distributed, either the acquiring party holds 25% or more of the Corporation's outstanding shares or the Corporation is a party to a business combination or other specifically defined transaction, each Right (other than those held by the acquiring party) will entitle the holder to receive, upon exercise, Units of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the Right. The Rights expire December 16, 1997 and are redeemable at the option of a majority of the independent directors of the Corporation at $.01 per Right at any time until the tenth day following an announcement of the acquisition of 20% or more of the Corporation's common stock.

--------------------------------------------------------------------------------
COMMON EQUITY

In 1993, the Board declared a two-for-one common stock split, effected in the form of a 100% stock dividend. All share and per share data presented in this Annual Report to Stockholders reflect the effect of the split. In addition, the Corporation issued 1,637,314 shares of common stock in connection with certain employee benefit plans in 1993.

--------------------------------------------------------------------------------
NOTE 9. PER COMMON SHARE COMPUTATION

The Corporation computed earnings per common share using the modified treasury stock method ("modified method") in accordance with Accounting Principles Board Opinion No. 15. The modified method is used when the number of shares obtainable upon exercise of outstanding options, warrants, and their equivalents exceeds 20% of the Corporation's outstanding common stock.

     Under this method, all options, warrants, and their equivalents are assumed exercised (whether dilutive or antidilutive), with the aggregate proceeds used to repurchase up to 20% of the Corporation's outstanding common stock, subject to certain limitations. If the combined effect of the assumed exercise is dilutive, all options, warrants, and their equivalents are included in the computation.

     Primary earnings per common share is computed by dividing net earnings, after deducting preferred stock dividend requirements of $48, $13, and $5 for 1995, 1994, and 1993, respectively, by the weighted-average number of common shares and common stock equivalents outstanding during each year. Shares of common stock issuable under various employee stock plans are considered common stock equivalents ("incremental shares").

     The weighted-average common and incremental shares included in the primary and fully diluted per common share computations follow:

-------------------------------------------------------------------------------
(in thousands)                            1995        1994        1993
                                          ----        ----        ----
Primary
      Weighted-average
        common shares                   176,563      195,661    209,276
      Incremental shares                 19,434       15,580     17,055
                                        -------      -------    -------
Total                                   195,997      211,241    226,331
                                        =======      =======    =======

Fully Diluted
      Weighted-average
        common shares                   176,563      195,661    209,276
      Incremental shares                 20,097       16,034     18,204
                                        -------      -------    -------
Total                                   196,660      211,695    227,480
                                        =======      =======    =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 10. COMMERCIAL PAPER AND OTHER SHORT-TERM BORROWINGS

Commercial paper and other short-term borrowings at December 29, 1995 and December 30, 1994 are presented below:

-------------------------------------------------------------------------------
                              1995      1994
                           -------   -------
Commercial paper           $16,969   $14,759
Demand and time deposits     8,182     7,578
Securities loaned            2,857     2,180
Bank loans and other         1,538     1,923
                            ------   -------
Total                      $29,546   $26,440
                           =======   =======
-------------------------------------------------------------------------------

     The Corporation's weighted-average interest rates on its short-term financing instruments, which include repurchase agreements, commercial paper, and other short-term borrowings, were 6.20% in 1995 and 4.74% in 1994.

     The weighted-average interest rates on these instruments modified through swap agreements were 6.18% and 4.76% in 1995 and 1994, respectively.

(Dollars in Millions, Except Per Share Amounts)


--------------------------------------------------------------------------------
NOTE 11. LONG-TERM BORROWINGS

Long-term borrowings at December 29, 1995 and December 30, 1994 consisted of the following (rates and maturities presented are as of December 29, 1995):

--------------------------------------------------------------------------------
                                                 1995        1994
                                              -------     -------
U.S. dollar-denominated fixed-rate
      obligations due 1996 to 2019 at
      interest rates ranging from 4.75%
      to 10.375%                              $ 4,670     $ 4,983
Foreign currency-denominated
      fixed-rate obligations due 1996 to
      2002 at interest rates ranging from
      2.55% to 15.0%                            1,157         725
U.S. dollar-denominated
      variable-rate obligations(1)(2)             630         890
Foreign currency-denominated
      variable-rate obligations(2)                222         110
U.S. dollar-denominated
      medium-term notes(3)                      7,650       6,934
Foreign currency-denominated
      medium-term notes(3)                      3,011       1,221
                                              -------     -------
      Total                                   $17,340     $14,863
                                              =======     =======
-------------------------------------------------------------------------------
(1) Included in U.S. dollar-denominated variable-rate obligations are various equity-linked indexed instruments issued by the Corporation. Payments on these instruments may be linked to a specific index (e.g., S&P 500) or industry basket of stocks.
(2) Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(3) Maturities of medium-term notes may range from nine months to 30 years from the date of issue.

Maturities of long-term borrowings at December 29, 1995 consisted of the following:

-------------------------------------------------------------------------------
Maturities

1996                       $ 5,617
1997                         1,896
1998                         1,856
1999                         2,320
2000                         2,228
2001 and thereafter          3,423
                             -----
Total                      $17,340
                           =======
--------------------------------------------------------------------------------

     Substantially all of the Corporation's fixed-rate obligations are swapped into variable interest rates. In addition, the Corporation enters into swaps or other derivatives to modify or hedge its exposures on variable-rate and equity-linked obligations. See "Financing and Other Non-Trading Derivatives" in
Note 4 for further detail.

     Effective weighted-average interest rates for long-term borrowings, which include the impact of hedges, at December 29, 1995 and December 30, 1994 were:

-------------------------------------------------------------------------------
                                     1995    1994
                                    -----   -----
Fixed-rate obligations              6.47%   4.54%
Variable-rate obligations           6.38    4.54
Medium-term notes                   5.87    4.40
--------------------------------------------------------------------------------

     Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Management believes, however, that a significant portion of such borrowings may remain outstanding beyond their earliest redemption date.

     Subsequent to year-end 1995 and through February 20, 1996, long-term borrowings, net of repayments and repurchases, increased approximately $1,684.

--------------------------------------------------------------------------------
NOTE 12. INCOME TAXES

Income tax provisions (benefits) on earnings before cumulative effect of a change in accounting principle consisted of:

--------------------------------------------------------------------------------
                                   1995     1994     1993
                                   ----     ----     ----
Federal
      Current                     $ 788    $ 680  $   878
      Deferred                     (164)    (150)    (275)
State and Local
      Current                        81      158      376
      Deferred                      (30)       2      (58)
Foreign
      Current                       (39)       5      165
      Deferred                       61       18      (55)
                                  -----    -----   -------
Total                             $ 697    $ 713   $1,031
                                  =====    =====   =======
-------------------------------------------------------------------------------

     The corporate statutory tax rate was 35.0% for the three years presented. A reconciliation of the statutory Federal income tax to the Corporation's income tax provisions for earnings before cumulative effect of an accounting change follows:

-------------------------------------------------------------------------------
                                       1995      1994      1993
                                       ----      ----      ----
Federal income tax
      at statutory rate                 $634     $605    $  848
State and local income
      taxes, net                          33      104       207
Pension plan transaction                  13       14        14
Foreign operations                        (4)      23         2
Tax-exempt interest                      (14)     (18)      (16)
Dividends received deduction             (19)     (17)       (8)
Other, net                                54        2       (16)
                                      ------   ------    ------
Total                                   $697     $713    $1,031
                                      ======   ======    ======
-------------------------------------------------------------------------------

     For financial reporting purposes, the Corporation had no unrecognized net operating loss or alternative minimum tax benefit carryforwards at December 29, 1995.

     Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. These temporary differences result in taxable or deductible amounts in future years.

(Dollars in Millions, Except Per Share Amounts)


     Details of the Corporation's deferred tax assets and liabilities follow:

-------------------------------------------------------------------------------
                                   1995     1994     1993
                                   ----     ----     ----
Deferred tax assets
 Valuation of inventory,
  investments, and receivables   $  700    $ 638    $ 659
Total deferred compensation         228      192       91
Other                               364      338      247
                                  -----    -----    -----
Subtotal                          1,292    1,168      997
Valuation allowance                 -        -         (3)
                                  -----    -----    -----
Total deferred tax assets net of
valuation allowance               1,292    1,168      994
                                  -----    -----    -----
Deferred tax liabilities
  Lease transactions                100      113       74
  Accelerated tax depreciation       70       92      114
  Unrealized gains on trading
    inventory                        18       29       36
  Other                              88       73       87
                                 ------    ------  ------
Total deferred tax liabilities      276      307      311
                                 ------    ------  ------
Net deferred tax asset           $1,016    $ 861     $683
                                 ======    ======  ======
-------------------------------------------------------------------------------

     Income tax benefits of $34, $5, and $75 were allocated to stockholders' equity related to employee compensation transactions for 1995, 1994, and 1993, respectively.

     Earnings before income taxes included approximately $128, $48, and $395 of earnings attributable to foreign entities for 1995, 1994, and 1993, respectively. Cumulative undistributed earnings of foreign subsidiaries were approximately $848 at December 29, 1995. No deferred Federal income taxes have been provided for the undistributed earnings, as these earnings have been and will continue to be reinvested in the Corporation's foreign operations. Assuming utilization of foreign tax credits, the Corporation estimates that approximately $133 of Federal income taxes and $37 of foreign withholding taxes would be incurred on the repatriation of the foreign subsidiaries' earnings.

--------------------------------------------------------------------------------
NOTE 13. REVOLVING CREDIT AGREEMENTS

The Corporation has obtained committed, unsecured revolving credit facilities aggregating $5,565 under agreements with 76 banks. The agreements contain covenants that require, among other things, that the Corporation maintain specified levels of net worth, as defined in the agreements, on the date of an advance. To date, there have never been any borrowings under current or prior revolving credit facilities.

     The credit quality, amounts, and terms of the credit facilities are continually monitored and modified as warranted by business conditions. Under the existing agreements, the credit facilities mature as follows: $980 in March 1996; $1,565 in May 1996; $1,260 in June 1996; and $1,760 in October 1996. At
maturity, the Corporation may convert amounts then borrowed, if any, into term loans that would mature in two years.

--------------------------------------------------------------------------------
NOTE 14. REGULATORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

MLPF&S, a registered broker-dealer, is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 ("SEA"). Under the alternative method permitted by this rule, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items arising from customer transactions. At December 29, 1995, MLPF&S's regulatory net capital of $1,248 was 9% of aggregate debit items, and its regulatory net capital in excess of the minimum required was $975.

     In addition to amounts presented in the Consolidated Balance Sheets as cash and securities segregated for regulatory purposes or deposited with clearing organizations, securities with a market value of $100, primarily collateralizing resale agreements, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the reserve formula requirements of SEA Rule 15c3-3.

     Merrill Lynch Government Securities Inc. ("MLGSI"), a primary dealer in U.S. Government securities and a subsidiary of the Corporation, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 29, 1995, MLGSI's liquid capital of $658 was 209% of its total market and credit risk, and liquid capital in excess of the minimum required was $280.

     Merrill Lynch International Limited ("MLIL"), a United Kingdom registered broker-dealer and a subsidiary of the Corporation, is subject to the capital requirements of the Securities and Futures Authority ("SFA") of the United Kingdom. Financial resources, as defined, must exceed the total financial resources requirement of the SFA. At December 29, 1995, MLIL's financial resources were $1,655, and exceeded the minimum requirement by $386.

     The Corporation's insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. As of December 29, 1995, $537, representing 84% of the insurance subsidiaries' net assets, was unavailable for distribution to the Corporation.

     In addition, over 55 other subsidiaries are subject to regulatory requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These regulatory restrictions may limit the amounts that these subsidiaries can pay in dividends or advance to the Corporation. At December 29, 1995, restricted net assets of all subsidiaries were $5,183. In addition, to satisfy rating agency standards, a credit intermediary subsidiary of the Corporation must also meet certain minimum capital requirements. At December 29, 1995, this minimum capital requirement was $350.

     There are no restrictions on the Corporation's present ability to pay dividends on common stock, other than (a) the Corporation's obligation first to make dividend payments on its preferred stock; and (b) the governing provisions of the Delaware General Corporation Law.

--------------------------------------------------------------------------------
NOTE 15. EMPLOYEE BENEFIT PLANS

The Corporation provides retirement and other postemployment benefits to its employees worldwide through defined contribution and defined benefit pension plans and other postretirement and postemployment benefit plans. The Corporation reserves the right to amend or terminate these plans at any time.

(Dollars in Millions, Except Per Share Amounts)


DEFINED CONTRIBUTION PENSION PLANS

The domestic defined contribution plans consist of the Retirement Accumulation Plan ("RAP"), the Employee Stock Ownership Plan ("ESOP"), and the 401(k) Savings & Investment Plan ("SIP"). The RAP, ESOP, and SIP cover substantially all U.S. employees who have met age and service requirements.

     The Corporation established the RAP and the ESOP (collectively, the "Retirement Program") for the benefit of employees over the age of 21 with one year of service. A separate retirement account is maintained for each participant.

     In 1989, the ESOP trust purchased 24,341,470 of common shares from the Corporation with residual funds from a terminated defined benefit pension plan ("Reversion Shares") and loan proceeds from a subsidiary of the Corporation ("Leveraged Shares").

     The Corporation credits a participant's account and records pension expense under the Retirement Program based on years of service, age, and eligible compensation. This expense is funded by quarterly allocations of Leveraged and Reversion Shares and, if necessary, cash, to participants' accounts based on a specified formula. Leveraged and Reversion Shares are released in accordance with the terms of the ESOP. If the fair market value of the shares released does not fund the formula allocation to the participants' accounts, cash contributions are made to the RAP. Reversion Shares are allocated to participants' accounts over a period of not more than eight years, ending in 1997. Leveraged Shares are allocated to participants' accounts, as principal on the loan to the ESOP is repaid. Principal and interest on the loan are payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions.

     ESOP shares are considered allocated (specifically assigned to participants' accounts), committed (scheduled for release at a specified future date but not yet legally released), or unallocated (not released, committed, or allocated). Share information at December 29, 1995 follows:

-------------------------------------------------------------------------------
                                  Reversion     Leveraged
                                     Shares        Shares
                                 ----------     ---------
Allocated                        15,498,825     2,296,150
Committed                           385,682        95,350
Unallocated                       4,012,519     2,052,944

Cost of unallocated shares(1)           $63           $33(2)
-------------------------------------------------------------------------------
(1) The cost of the unallocated Reversion and Leveraged Shares are recorded as reductions of Stockholders' Equity.
(2) Represents the ESOP loan balance.

Additional information on ESOP activity follows:

--------------------------------------------------------------------------------
                                        1995           1994        1993
                                        ----           ----        ----
Dividends used for debt service(1)      $  9           $ 11        $ 10
Compensation costs funded
      with ESOP shares                   143            109         110
--------------------------------------------------------------------------------
(1) Dividends on all Leveraged and unallocated and committed Reversion Shares are used for debt service. Dividends on allocated Reversion Shares are credited to participants' accounts.

     Employees can participate in the SIP by contributing, on a tax-deferred basis, up to 15% of their eligible compensation but not more than the maximum annual amount allowed by law. The Corporation's contributions are equal to one-half of the first 4% of each participant's eligible compensation contributed to the SIP, up to a maximum of fifteen hundred dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants.

     Internationally, the Corporation sponsors various defined contribution plans. The costs of benefits under the RAP, SIP, and international plans are expensed during the related service period.

--------------------------------------------------------------------------------
DEFINED BENEFIT PENSION PLANS

The Corporation has purchased a group annuity contract which guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). At December 29, 1995 and December 30, 1994, a substantial portion of the assets supporting the annuity contract were invested in U.S. Government and agencies securities. The Corporation, under a supplemental agreement, may be responsible for, or benefit from, actuarial experience and investment performance of these annuity assets. The Corporation also maintains supplemental defined benefit plans for certain U.S. employees.

     Employees of certain non-U.S. subsidiaries participate in various local plans. These pension plans provide benefits that are generally based on years of credited service and a percentage of the employee's eligible compensation during the final years of employment. The Corporation's funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

     Net periodic pension cost includes the following components:

--------------------------------------------------------------------------------
                                   1995     1994     1993
                                  -----    -----    -----
Defined contribution plan cost    $ 169    $ 165    $ 146
                                  -----    -----    -----
Defined benefit plans(1):
  Service cost for benefits
    earned during the year           19       16       12
  Interest cost on
    projected benefit
    obligation                      105       92       89
  Actual return on plan assets     (480)     146     (281)
  Deferral and amortization
    of unrecognized items           373     (243)     189
                                  -----    -----    -----
Total defined benefit plan cost      17       11        9
                                  -----    -----    -----
Total pension cost                $ 186    $ 176    $ 155
                                  =====    =====    =====
--------------------------------------------------------------------------------
(1) The following actuarial assumptions were used in calculating the defined benefit cost and benefit obligations. Weighted-average rates as of the beginning of the year are:
--------------------------------------------------------------------------------
                                           1996       1995       1994
                                           ----       ----       ----
Weighted-average discount rate             6.5%       8.1%       6.7%
Rate of compensation increase
      (not applicable to terminated plan)  5.5        6.0        5.9
Expected long-term rate of return
      on plan assets                       6.7        8.2        6.7
-------------------------------------------------------------------------------

(Dollars in Millions, Except Per Share Amounts)


The funded status of the defined benefit plans (including the terminated plan) follows:

----------------------------------------------------------------------------------------------------------
                                                         1995                               1994
                                            ----------------------------      ----------------------------
                                                Pension plans in which:          Pension plans in which:
                                            ----------------------------      ----------------------------
                                                 Assets    Accumulated              Asset    Accumulated
                                               Exceeded       Benefits           Exceeded       Benefits
                                            Accumulated       Exceeded        Accumulated       Exceeded
                                               Benefits         Assets(1)        Benefits         Assets(1)
                                            -----------    -----------        -----------    -----------

Accumulated benefit obligation
  Vested                                        $(1,429)         $(110)           $(1,189)          $(41)
  Non-vested                                         (3)            (7)                (2)            (4)
                                                -------          -----            -------          -----
Total                                            (1,432)          (117)            (1,191)           (45)
Effect of assumed increase in compensation
levels                                              (23)           (29)               (13)           (18)
                                                -------          -----            -------          -----
Projected benefit obligation                     (1,455)          (146)            (1,204)           (63)
Plan assets at fair value                         1,735             72              1,284             15
                                                -------          -----            -------          -----
Plan assets in excess of (less than)
projected benefit obligation                        280            (74)                80            (48)
Unrecognized net liability at transition              3              2                  4              3
Unrecognized net (gain) loss                       (106)            27                 74              8
Unrecognized prior service (benefit) cost            (7)            (1)                 4             (2)
                                                -------          -----            -------          -----

Prepaid (accrued) benefit cost                   $  170         $  (46)            $  162           $(39)
                                                =======          =====            =======          =====
------------------------------------------------------------------------------------------------------------

(1) Consists primarily of domestic supplemental plans not subject to ERISA and non-U.S. plans where funding strategies vary due to legal requirements and local practice.

--------------------------------------------------------------------------------
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Corporation provides health and life insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care component is contributory, with retiree contributions adjusted periodically. The life insurance component of the plan is noncontributory. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. The Corporation pays claims as incurred. Full-time employees of the Corporation become eligible for these benefits upon attainment of age 55 and completion of ten years of service. The Corporation also sponsors similar plans that provide health care benefits to eligible employees of certain international subsidiaries. As of December 29, 1995, these plans had not been funded.

     Net periodic postretirement benefit expense included the following components:

--------------------------------------------------------------------------------
                                             1995        1994        1993
                                             ----        ----        ----
Service cost                                  $ 4         $ 4         $ 5
Interest cost on accumulated
      postretirement benefit obligation        10           9          11
Amortization of unrecognized gain              (1)          -           -
                                              ---         ---         ---
Total                                         $13         $13         $16
                                              ===         ===         ===
--------------------------------------------------------------------------------

     The amounts recognized for the Corporation's postretirement benefit plans follow:

-------------------------------------------------------------------------------
                                                         1995         1994
                                                         ----         ----
Accumulated postretirement benefit obligation
      Retirees                                          $ (80)      $  (52)
      Fully eligible active plan participants             (34)         (35)
      Other active plan participants                      (57)         (41)
                                                        -----        -----
Total                                                    (171)        (128)
Unrecognized net loss (gain)                                3          (32)
                                                        -----        -----
Postretirement benefits accrued liability               $(168)       $(160)
                                                        =====        =====
--------------------------------------------------------------------------------

The following actuarial assumptions were used in calculating the postretirement benefit cost and obligations. Weighted-average rates as of the beginning of the year are:

--------------------------------------------------------------------------------
                                                1996      1995        1994
                                                ----      ----        ----

Weighted-average discount rate                  6.5%       8.2%        6.8%
Health care cost trend rates(1)
      Initial                                   9.0       11.0        12.0
      2011 and thereafter                       5.5        6.0         4.5
--------------------------------------------------------------------------------
(1) Assumed to decrease gradually until 2011 and remain constant thereafter.

     The assumed health care cost trend rate has a significant effect on the amounts reported above. Increasing the assumed trend rate by one percentage point per year would increase the accumulated postretirement benefit obligation as of December 29, 1995 and December 30, 1994 by $29 and $17, respectively, and increase the aggregate of service and interest costs for 1995 and 1994 by $3 and $2, respectively.

(Dollars in Millions, Except Per Share Amounts)

--------------------------------------------------------------------------------

POSTEMPLOYMENT BENEFITS

The Corporation provides certain postemployment benefits for employees on extended leave due to injury or illness and for terminated employees. Employees that are disabled due to non-work-related illness or injury are entitled to salary continuation, medical coverage, and life insurance. The Corporation also provides severance benefits to terminated employees. In addition, the Corporation is mandated by state and Federal regulations to provide certain other postemployment benefits. The Corporation funds these benefits through a combination of self-insured and insured plans.

     The Corporation recognized $76, $76, and $79 in 1995, 1994, and 1993, respectively (excluding the 1993 cumulative effect adjustment), of postemployment benefits expense, which included severance costs for terminated employees of $54, $66, and $60 in 1995, 1994, and 1993, respectively. Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 29, 1995 since future severance costs are not estimable.

--------------------------------------------------------------------------------
NOTE 16. EMPLOYEE INCENTIVE PLANS

The Corporation sponsors several employee compensation plans that provide eligible employees with stock or deferred cash compensation or with options to purchase shares.

--------------------------------------------------------------------------------
LONG-TERM INCENTIVE COMPENSATION PLAN ("LTICP")
AND EQUITY CAPITAL ACCUMULATION PLAN ("ECAP")

LTICP and ECAP provide for grants of equity and equity-related instruments to certain key employees. LTICP provides for the issuance of Restricted Shares, Restricted Units, and Nonqualified Stock Options (discussions follow), as well as Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, and other securities of the Corporation. ECAP provides for the issuance of Restricted Shares and Nonqualified Stock Options (discussions follow), as well as Performance Shares. As of December 29, 1995, no instruments other than Restricted Shares, Restricted Units, and Nonqualified Stock Options had been granted.

-------------------------------------------------------------------------------
RESTRICTED SHARES AND UNITS

     Restricted Shares are shares of the Corporation's common stock which carry voting and dividend rights. A Restricted Unit is deemed equivalent in fair market value to one share of the Corporation's common stock, is payable in cash, and receives cash payments equivalent to dividends thereon. Under both plans, such shares and units are restricted from sale, transfer, or assignment until the end of the restricted period and are subject to forfeiture during the vesting period for LTICP grants or the restricted period for ECAP grants.

     The activity with respect to Restricted Shares and Units under these plans for the years ended December 29, 1995 and December 30, 1994 follows:

-------------------------------------------------------------------------------
                                          LTICP                  ECAP
                                ------------------------      ----------
                                Restricted     Restricted     Restricted
                                  Shares          Units         Shares
                                ----------     ----------     ----------
Authorized for issuance         80,000,000     80,000,000     26,200,000
                                ==========     ==========     ==========
Available for issuance
  at December 29, 1995(1)       18,266,797     67,179,006      2,821,181
                                ==========     ==========      =========
Outstanding,
  beginning of 1994              1,732,154      1,898,268      2,091,790
Granted - 1994                   1,355,638      1,495,948          6,360
Paid, forfeited, or released
      from contingencies          (136,991)      (180,822)      (157,654)
                                 ---------      ---------      ---------
Outstanding, end of 1994         2,950,801      3,213,394      1,940,496
Granted - 1995                   2,158,209      2,084,721        541,960
Paid, forfeited, or released
      from contingencies        (1,837,250)    (1,974,341)    (1,876,465)
                                ----------     ----------     ----------
Outstanding, end of 1995(2)      3,271,760      3,323,774        605,991
                                ==========     ==========      =========

--------------------------------------------------------------------------------
(1)  Net of shares reserved for issuance upon the exercise of stock options.
(2)  Subsequent to year-end through February 1, 1996, 1,332,563 and
     1,398,852 LTICP Restricted Shares and Units, respectively, and
     1,438,859 ECAP Restricted Shares were granted to eligible employees.

--------------------------------------------------------------------------------
NONQUALIFIED STOCK OPTIONS

Nonqualified Stock Options granted under LTICP in 1989 through 1995 generally become exercisable over four years in equal installments commencing one year after the date of grant. Options granted in 1996 and thereafter (including those related to 1995 performance) generally will become exercisable over five years. The exercise price of these options is equal to 100% of the Fair Market Value (as defined in LTICP) of a share of common stock on the date of grant. Nonqualified Stock Options expire ten years after their grant date.

     At December 29, 1995, approximately 17,059,375 options were exercisable at prices ranging from $10.6875 to $62.0625. During 1995, the fair market value of shares acquired by the exercise of Nonqualified Stock Options ranged from $35.125 to $64.00.

     The activity for Nonqualified Stock Options under LTICP for 1995 and 1994 follows:

-------------------------------------------------------------------------------
                                    Shares Subject to Option
                                    ------------------------
                                         1995          1994
                                   ----------     ----------
Balance, beginning of year         28,407,933     27,004,771
Granted                             6,456,462      4,527,100
Exercised                          (3,959,949)    (2,649,411)
Forfeited or surrendered             (831,129)      (474,527)
                                   ----------     ----------
Balance, end of year(1)            30,073,317     28,407,933
                                   ==========     ==========
--------------------------------------------------------------------------------
(1) In January 1996, eligible participants were granted Nonqualified Stock Options for 6,816,190 shares.

--------------------------------------------------------------------------------
FINANCIAL CONSULTANT CAPITAL ACCUMULATION AWARD PLAN ("FCCAAP")

Under FCCAAP, eligible employees in the Corporation's private client group are granted awards generally based upon their prior year's performance. Payment for an award

(Dollars in Millions, Except Per Share Amounts)

is contingent upon continued employment for a period of time and is subject to forfeiture during that period. The award is payable ten years from the date of grant in a fixed number of shares of the Corporation's common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value is paid in cash.

     A total of 20,222,830 shares of the Corporation's common stock are authorized for issuance under FCCAAP. Only shares of common stock held as treasury stock may be issued under FCCAAP. At December 29, 1995, shares subject to awards made to eligible employees totaled 16,175,603 with 3,388,298 shares available for issuance.

--------------------------------------------------------------------------------
EMPLOYEE STOCK PURCHASE PLAN ("ESPP")

ESPP allows eligible employees to invest from 1% to 10% of their eligible compensation to purchase the Corporation's common stock at a price equal to 85% of its fair market value. These purchases are made on four quarterly investment dates through payroll deductions. Up to 25,000,000 shares of the Corporation's common stock have been authorized for issuance under ESPP. The activity in ESPP for the two most recent fiscal years follows:

-------------------------------------------------------------------------------
                                            ESPP Shares
                                      -----------------------
                                         1995         1994
                                      ---------     ---------
Available, beginning of year          5,857,449     6,930,356
Purchased through plan                 (861,186)   (1,072,907)
                                      ---------     ---------
Available, end of year                4,996,263     5,857,449
                                      =========     =========
-------------------------------------------------------------------------------
INCENTIVE EQUITY PURCHASE PLAN ("IEPP")

IEPP allowed selected employees to purchase shares of the Corporation's common stock ("Book Value Shares") at a price equal to book value per share as of a valuation date preceding the purchase date. Once held for six months, Book Value Shares, which otherwise may not be resold, may be sold back to the Corporation at book value (adjusted for certain non-recurring events) as of a valuation date preceding the sale, or exchanged at any time for a specified number of freely transferable common shares. Book Value Shares outstanding under IEPP were 1,221,500 at December 29, 1995 and 1,372,700 at December 30, 1994. In 1995, IEPP
was amended to reduce the authorized shares to zero and prohibit the reuse of any surrendered shares. No further offerings will be made under this plan.

--------------------------------------------------------------------------------
FINANCIAL CONSULTANTS INVESTMENT CERTIFICATE PROGRAM ("FCICP")

Under FCICP, eligible employees in the Corporation's private client group are issued investment certificates based on their performance. The certificates mature ten years from the date issued and are payable in cash if certain performance criteria are achieved and the employee is continuously employed for the ten-year period, with certain exceptions. The certificates bear interest commencing with the date the performance requirements are achieved. As of December 29, 1995 and December 30, 1994, the Corporation had $188 and $147 accrued under this plan, respectively.

--------------------------------------------------------------------------------
OTHER DEFERRED COMPENSATION PLANS

The Corporation sponsors other deferred compensation plans in which eligible employees may participate. Generally, contributions to the plans are made on a tax-deferred basis to participants. Participants may contribute portions of certain variable compensation, or the Corporation may contribute cash awards. Contributions are generally invested at the direction of the participant, often from a selection of mutual funds sponsored by the Corporation. The plans' investments and the amounts accrued by the Corporation under the plans are included in Other Investments and Other Liabilities, respectively, and totaled $135 and $147, respectively, at December 29, 1995.

--------------------------------------------------------------------------------
NOTE 17. COMMITMENTS AND CONTINGENCIES

LITIGATION

There are numerous civil actions, arbitration proceedings, and claims pending against the Corporation as of December 29, 1995, some of which involve claims for substantial amounts.

     In addition, on January 12, 1995, an action was commenced in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") by Orange County, California (the "County") and the Orange County Investment Pools (the "Pools"), both of which filed bankruptcy petitions in the Bankruptcy Court on December 6, 1994 against the Corporation and certain of its subsidiaries in connection with the corporation's business activities with the Orange County Treasurer-Tax Collector. The Pools' bankruptcy petition subsequently was dismissed.

     The County and its current Treasurer-Tax Collector seek relief totaling in excess of $2 billion in connection with various securities transactions between the Orange County Treasurer-Tax Collector and the Corporation and its subsidiaries. The complaint alleges, among other things, that these transactions violated California law and should be adjudged null and void; that the Corporation and its subsidiaries violated various provisions of the Bankruptcy Code and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder; and that the Corporation and its subsidiaries breached a fiduciary duty owed to the County and conspired to make unauthorized use of public funds.

     In addition, other actions have been brought against the Corporation and/or certain of its officers, directors, and employees and certain of its subsidiaries in the United States District Court for the Central District of California, the United States District Court for the Southern District of New York, and in the state courts in California, Illinois, and New York. These include class actions and stockholder derivative actions brought by persons alleging harm to themselves or to the Corporation arising out of the Corporation's dealings with the Orange County Treasurer-Tax Collector, or from the purchase of debt instruments issued by the County that were underwritten by the Corporation's subsidiary, MLPF&S.

     Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of

(Dollars in Millions, Except Per Share Amounts)


management that the resolution of these matters will not have a material adverse effect on the consolidated financial statements of the Corporation contained herein.

--------------------------------------------------------------------------------
LEASES

The Corporation has entered into various noncancelable long-term lease agreements for premises and equipment that expire through 2024, including the WFC. The Corporation has also entered into various noncancelable short-term lease agreements which are primarily monthly commitments of less than one year under equipment leases.

     Future minimum rental commitments under noncancelable leases with initial or remaining terms exceeding one year are presented below:

--------------------------------------------------------------------------------
                                   WFC          Other          Total
                                ------        -------         ------
Minimum Rental Commitments
 1996                           $  125         $  194         $  319
 1997                              126            186            312
 1998                              130            168            298
 1999                              142            152            294
 2000                              146            139            285
Thereafter                       2,157            728          2,885
                                ------         ------         ------
Total                           $2,826         $1,567         $4,393
                                ======         ======         ======
-------------------------------------------------------------------------------

     Total minimum rental commitments have not been reduced by $1,246 of minimum sublease rentals to be received in the future under noncancelable subleases. Certain leases contain renewal or purchase options, or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

     Rent expense, net of sublease revenue, for each of the last three years is presented below:

--------------------------------------------------------------------------------
                    1995      1994      1993
                    ----      ----      ----
Rent expense        $399      $395      $412
Sublease revenue     (87)      (79)      (60)
                    ----      ----      -----
Net rent expense    $312      $316      $352
                    ====      ====      =====
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
OTHER COMMITMENTS

In the normal course of business, the Corporation enters into when-issued transactions and underwriting commitments. Settlement of these transactions as of December 29, 1995, would not have a material effect on the consolidated financial condition of the Corporation.

     The Corporation obtains letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of the Corporation depositing collateral of securities or cash. Letters of credit aggregated $2,352 and $1,161 at December 29, 1995 and December 30, 1994, respectively.

     The Corporation has service agreements with providers of communications and data processing services. Under the terms of these agreements, the Corporation receives various communications and market data services. As of December 29, 1995 and December 30, 1994, minimum fee commitments under these contracts aggregated $30 and $55, respectively.

--------------------------------------------------------------------------------
NOTE 18. INDUSTRY AND GLOBAL OPERATIONS

The Corporation operates principally in the financial services industry and services individual and institutional clients. These services, due to certain legal requirements, are conducted through various subsidiaries including those operating as brokers and dealers, insurance companies, and banks.

     The Corporation operates in both international and domestic markets. The Corporation's international business activities are conducted through offices in three regions: Europe, Africa, and the Middle East; Asia, including Japan and Australia; and the Americas, excluding the U.S.

     European, African, and Middle Eastern operations offer international investment and private banking services, research, and dealer services in equity and fixed-income securities, swaps, futures, commodity contracts, and options. The Corporation's Asian operations conduct business throughout various countries including Australia, China, Hong Kong, Japan, and Singapore. The Corporation has exchange memberships in the region's major financial centers. Traditional retail and institutional services are provided in virtually all locations. In Canada, the Corporation is a broker for securities and commodities and a market maker for bonds and money market instruments. The Corporation also provides investment banking and research for Canadian customers. In Latin America, the Corporation provides international banking, brokerage, and trust services and has been instrumental in the privatization of many Latin American companies.

     The principal methodology used in preparing the international data that follows includes: (i) commission revenues are recorded based on the location of the sales force; (ii) trading revenues are principally recorded based on the location of the trader; (iii) investment banking revenues are recorded based on the location of the client; and (iv) asset management and portfolio service fees are recorded based on the location of the fund manager. Earnings before income taxes include the allocation of certain shared expenses among regions. In addition, intercompany transfers are based primarily on service agreements.

(Dollars in Millions, Except Per Share Amounts)

     The information presented below, in management's judgment, provides a reasonable representation of each region's contribution to the consolidated amounts.

-----------------------------------------------------------------------------------------------------------------------
                                      1995            1994           1993           1995         1994         1993
                                   ---------------------------------------     ----------------------------------------
                                                Total Revenues                              Net Revenues
                                   ---------------------------------------     ----------------------------------------
Europe, Africa, and Middle East    $   3,981    $   3,464    $   3,111         $   1,319    $   1,134    $   1,358
Asia                                   1,232          963          879               701          554          683
Americas                                 704          617          526               347          333          377
                                   ---------    ---------     --------         ---------    ---------    ---------
  Subtotal                             5,917        5,044        4,516             2,367        2,021        2,418
United States                         16,107       13,754       13,475             8,092        7,703        9,309
Eliminations                            (511)        (564)      (1,403)             (194)         (99)      (1,169)
                                   ---------    ---------    ---------         ---------    ---------    ---------
Total                              $  21,513    $  18,234    $  16,588         $  10,265    $   9,625    $  10,558
                                   =========    =========    =========         =========    =========    =========

                                         Earnings Before Income Taxes                        Total Assets
                                    -----------------------------------        ------------------------------------
Europe, Africa, and Middle East     $     155    $     176    $     481        $  56,948    $  44,297    $  37,107
Asia                                       81           75          191           16,914       11,389        8,546
Americas                                  127          137          139            4,997        4,216        5,658
                                    ---------    ---------    ---------        ---------    ---------    ---------
   Subtotal                               363          388          811           78,859       59,902       51,311
United States                           1,448        1,342        1,614          105,702      108,147      106,132
Eliminations                                -            -            -           (7,704)      (4,300)      (4,533)
                                    ---------    ---------    ---------        ---------    ---------    ---------
Total                               $   1,811    $   1,730    $   2,425        $ 176,857    $ 163,749    $ 152,910
                                    =========    =========    =========        =========    =========    =========
------------------------------------------------------------------------------------------------------------------------




INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries as of December 29, 1995 and December 30, 1994 and the related statements of consolidated earnings, changes in consolidated stockholders' equity and consolidated cash flows for each of the three years in the period ended December 29, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation and its subsidiaries at December 29, 1995 and December 30, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, in 1993 the Corporation and its subsidiaries changed their method of accounting for postemployment benefits and their method of accounting for certain investments in debt and equity securities to conform with Statements of Financial Accounting Standards No. 112 and No. 115, respectively.


/s/ Deloitte & Touche LLP

New York, New York
February 26, 1996

FIVE-YEAR FINANCIAL SUMMARY


-------------------------------------------------------------------------------------------------------------------------
                                                                                       Year Ended Last Friday in December
                             --------------------------------------------------------------------------------------------
(Dollars in Millions)                    1991                1992              1993               1994              1995
-------------------------------------------------------------------------------------------------------------------------
Revenues                            (52 Weeks)          (52 Weeks)        (53 Weeks)         (52 Weeks)        (52 Weeks)


Commissions
  Listed securities           $ 1,065     8.6%    $ 1,147     8.6%   $ 1,404    8.5%   $ 1,361     7.5%   $ 1,558    7.2%
  Mutual funds                    519     4.2         668     5.0        846    5.1        879     4.8        906    4.2
  Commodities                     147     1.2         142     1.1        179    1.1        217     1.2        172    0.8
  Money market instruments        176     1.4         191     1.4        165    1.0        109     0.6         92    0.4
  Other                           259     2.1         274     2.0        300    1.8        305     1.7        398    1.9
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----
Total                           2,166    17.5       2,422    18.1      2,894   17.5      2,871    15.8      3,126   14.5

Interest and Dividends          5,761    46.7       5,807    43.3      7,099   42.8      9,578    52.5     12,221   56.8
Principal Transactions
  Equities and equity
   derivatives                    534     4.3         614     4.6        872    5.2        625     3.4        912    4.2
  Interest rate and currency
   swaps                          240     2.0         390     2.9        604    3.6        750     4.1        732    3.4
  Taxable fixed-income            825     6.6         742     5.5        972    5.9        471     2.6        516    2.4
  Municipals                      240     2.0         262     1.9        315    1.9        380     2.1        273    1.3
  Foreign exchange and
   commodities                     67     0.5         158     1.2        158    1.0        109     0.6         86    0.4
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----
  Total                         1,906    15.4       2,166    16.1      2,921   17.6      2,335    12.8      2,519   11.7
Investment Banking
  Underwriting                  1,020     8.2       1,309     9.8      1,647    9.9        989     5.4        964    4.5
  Strategic services              156     1.3         175     1.3        184    1.1        251     1.4        344    1.6
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----
  Total                         1,176     9.5       1,484    11.1      1,831   11.0      1,240     6.8      1,308    6.1
Asset Management and
  Portfolio Service Fees        1,004     8.1       1,253     9.3      1,558    9.4      1,739     9.5      1,890    8.8
Other                             340     2.8         281     2.1        285    1.7        471     2.6        449    2.1
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----
Total Revenues                 12,353   100.0      13,413   100.0     16,588  100.0     18,234   100.0     21,513  100.0
  Interest Expense              5,107    41.3       4,836    36.0      6,030   36.4      8,609    47.2     11,248   52.3
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----
Net Revenues                    7,246    58.7       8,577    64.0     10,558   63.6      9,625    52.8     10,265   47.7
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----

Non-Interest
  Expenses
  Compensation and benefits     3,868    53.4       4,365    50.9      5,255   49.8      4,952    51.5      5,270   51.3
  Communications and
    equipment rental              357     4.9         366     4.3        386    3.6        432     4.5        487    4.8
  Occupancy                       473     6.5         478     5.6        573    5.4        436     4.5        449    4.4
  Depreciation and
    amortization                  276     3.8         281     3.3        308    2.9        325     3.4        367    3.6
  Professional fees               235     3.3         257     3.0        290    2.7        367     3.8        425    4.1
  Advertising and market
    development                   250     3.5         301     3.5        377    3.6        375     3.9        398    3.9
  Brokerage, clearing, and
  exchange fees                   240     3.3         277     3.2        281    2.7        338     3.5        361    3.5
  Other                           530     7.3         631     7.3        663    6.3        670     6.9        697    6.8
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----
Total Non-Interest Expenses     6,229    86.0       6,956    81.1      8,133   77.0      7,895    82.0      8,454   82.4
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----
Earnings Before Income
  Taxes and Cumulative
  Effect of Changes in
  Accounting Principles         1,017    14.0       1,621    18.9      2,425   23.0      1,730    18.0      1,811   17.6
  Income Tax Expense              321     4.4         669     7.8      1,031    9.8        713     7.4        697    6.8
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----
Earnings Before Cumulative
  Effect of Changes in
  Accounting Principles           696     9.6         952    11.1      1,394   13.2      1,017    10.6      1,114   10.8
  Cumulative Effect of
   Changes in Accounting
   Principles, Net of
   Income Taxes                     -       -         (58)    (.7)       (35)   (.3)         -       -          -      -
                              -------    ----     -------    ----    -------   ----     ------    ----    -------   ----
Net Earnings                  $   696     9.6%     $  894    10.4%   $ 1,359   12.9%   $ 1,017    10.6%   $ 1,114   10.8%
                              =======    ====     =======    ====    =======   ====     ======    ====    =======   ====
-------------------------------------------------------------------------------------------------------------------------

*Revenues and Interest Expense are presented as a percentage of Total Revenues. Non-Interest Expenses, Cumulative Effect of Changes in Accounting Principles, and Earnings are presented as a percentage of Net Revenues.

STATISTICAL DATA


Selected statistical data for the last five fiscal years are presented for informational purposes below.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Year Ended Last Friday in December
                                    -----------------------------------------------------------------------------------------------
                                             1991                 1992                1993                1994                1995
-----------------------------------------------------------------------------------------------------------------------------------
                                        (52 Weeks)           (52 Weeks)          (53 Weeks)          (52 Weeks)          (52 Weeks)

Private Client Assets (in billions):
  Assets in Worldwide Private Client
    Accounts                                 $440                 $487                $557                $568                $703
  Assets in U.S. Private Client
    Accounts                                 $422                 $463                $527                $537                $665
  Assets under Professional Management:
  Money Markets                              $ 67                 $ 67                $ 66                $ 67                $ 82
  Equities                                     12                   16                  30                  37                  47
  Fixed Income                                 27                   35                  42                  36                  41
  Private Portfolio                            11                   13                  17                  20                  22
  Insurance                                     7                    8                   6                   4                   4
                                             ----                 ----                ----                ----                ----
    Subtotal                                  124                  139                 161                 164                 196
    ML Consults                                 5                   12                  17                  14                  17
    Mutual Fund Advisor and Asset Power         -                    -                   1                   3                   6
                                             ----                 ----                ----                ----                ----
    Total                                    $129                 $151                $179                $181                $219
                                             ====                 ====                ====                ====                ====
-----------------------------------------------------------------------------------------------------------------------------------
Underwriting (dollars in billions) (a):
   Global Debt and Equity:
    Volume                                 $109.9               $149.9              $191.9              $137.2              $147.7
    Market Share                             12.7%                13.0%               12.8%               12.6%               13.8%
   U.S. Debt and Equity:
    Volume                                 $ 99.6               $139.6              $172.5              $116.1              $127.3
    Market Share                             17.0%                16.4%               16.4%               16.5%               17.9%
-----------------------------------------------------------------------------------------------------------------------------------
Full-Time Employees:
    U.S.                                   34,700               36,100              37,500              38,750              39,250
    International                           3,600                4,000               4,400               5,050               6,750
                                           ------               ------              ------              ------              ------
    Total                                  38,300               40,100              41,900              43,800              46,000
                                           ======               ======              ======              ======              ======
    Financial Consultants and Account
       Executives Worldwide                12,100               12,700              13,100              13,400              13,800
Productivity Measures (dollars in
    thousands):
    Support Personnel to Producer
       Ratio (b)                             1.47                 1.44                1.43                1.46                1.43
    Net Revenues per Employee                $189                 $214                $252                $220                $223
    Pretax Earnings per Employee             $ 27                 $ 40                $ 58                $ 39                $ 39
    Compensation and Benefits Expense to
      Net Revenues                           53.4%                50.9%               49.8%               51.5%               51.3%
    Compensation and Benefits Expense to
      Total Non-Interest Expenses            62.1%                62.7%               64.6%               62.7%               62.3%
-----------------------------------------------------------------------------------------------------------------------------------

Expense Coverage (in millions):
    Fee-based Revenues (c)                 $1,697               $2,024              $2,429              $2,869              $3,101
    Fixed and Semi-fixed Expenses          $3,338               $3,656              $4,103              $4,306              $4,707
    Fee-based Revenues to
       Fixed and Semi-fixed Expenses         50.8%                55.4%               59.2%               66.6%               65.9%
-----------------------------------------------------------------------------------------------------------------------------------

(a) Full credit to book manager. All market share data are derived from Securities Data Co.
(b) Support personnel includes sales assistants.
(c) Fee-based revenues include principally asset management and portfolio service fees and net margin interest.

QUARTERLY INFORMATION

Presented below are the unaudited quarterly results of operations of the Corporation by quarter for 1995 and 1994. The quarterly information is prepared in conformity with generally accepted accounting principles and reflects all adjustments, consisting only of normal recurring accruals, that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. The nature of the Corporation's business is such that the results of any interim period are not necessarily indicative of results for a full year.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              For the Quarter Ended
                             ------------------------------------------------------------------------------------------------------
(Dollars in Millions,        Dec. 29,      Sept. 29,    June 30,      Mar. 31,     Dec. 30,    Sept. 30,      July 1,     April  1,
Except Per Share Amounts)       1995           1995        1995          1995         1994         1994         1994          1994
-----------------------------------------------------------------------------------------------------------------------------------
Total Revenues                $5,293         $5,431      $5,585        $5,204       $4,484       $4,530       $4,481        $4,739
  Interest Expense             2,680          2,749       3,036         2,783        2,391        2,228        2,083         1,907
                              ------         ------      ------        ------       ------       ------       ------        ------
Net Revenues                   2,613          2,682       2,549         2,421        2,093        2,302        2,398         2,832
Non-Interest Expenses          2,131          2,197       2,085         2,041        1,838        1,912        1,965         2,180
                              ------         ------      ------        ------       ------       ------       ------        ------
Earnings Before Income Taxes     482            485         464           380          255          390          433           652
Income Tax Expense               179            185         181           152           93          159          181           280
                              ------         ------      ------        ------       ------       ------       ------        ------
Net Earnings                  $  303         $  300      $  283        $  228       $  162       $  231       $  252        $  372
                              ======         ======      ======        ======       ======       ======       ======        ======
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share:
  Primary                     $ 1.49         $ 1.47      $ 1.40        $ 1.08       $  .76        $1.10       $ 1.18        $ 1.68
                              ======         ======      ======        ======       ======       ======       ======        ======
  Fully Diluted               $ 1.49         $ 1.46      $ 1.39        $ 1.08       $  .75        $1.10       $ 1.18        $ 1.68
                              ======         ======      ======        ======       ======       ======       ======        ======
-----------------------------------------------------------------------------------------------------------------------------------

DIVIDENDS PER COMMON SHARE
(Declared and paid)


------------------------------------------------------------------------
                   1st Qtr.       2nd Qtr.       3rd Qtr.       4th Qtr.
------------------------------------------------------------------------
1995                   $.23           $.26           $.26           $.26
------------------------------------------------------------------------
1994                   $.20           $.23           $.23           $.23
------------------------------------------------------------------------

There are no restrictions on the Corporation's present ability to pay dividends on common stock, other than (a) the Corporation's obligation first to make dividend payments on its preferred stock and (b) the governing provisions of the Delaware General Corporation Law. Certain subsidiaries' ability to declare dividends may also be limited (see Note 14 to the Consolidated Financial Statements).

STOCKHOLDER INFORMATION

Consolidated Transaction Reporting System prices for the specified calendar quarters are noted below.

------------------------------------------------------------------------------------------------
                    1st     Qtr.      2nd       Qtr.       3rd       Qtr.       4th      Qtr.
                   High     Low       High      Low        High      Low        High     Low
------------------------------------------------------------------------------------------------

1995               $45      $34 5/8   $53 1/4   $42 5/8    $63 3/4   $51 7/8   $64 3/4   $50 1/8
------------------------------------------------------------------------------------------------
1994               $45 5/8  $36 1/2   $40 1/2   $34 1/4    $40 7/8   $34 1/4   $41 1/8   $32 1/4
------------------------------------------------------------------------------------------------

The approximate number of record holders of common stock as of February 2, 1996 was 12,800.