Form 10-K405, Exhibit 13
period 1998-12-25
MERRILL LYNCH & CO INC
filed 1999-03-05
CIK 65100

                                                                      EXHIBIT 13

This exhibit contains an excerpt from the ML&Co. 1998 Annual Report to
Stockholders:



                                                       Page(s)
                                                       -------

Selected Financial Data                                 25

Management's Discussion and Analysis                    26-54

Management's Discussion of Financial
  Responsibility                                        55

Description of Business                                 56

Independent Auditors' Report                            56

Consolidated Financial Statements                       57-63

Notes to Consolidated Financial
  Statements                                            64-93

Supplemental Financial Information                      94

Board of Directors                                      95

Executive Management                                    96-97

Merrill Lynch & Co., Inc. Information                   98

                                                                                                                           [LOGO]

                                                      SELECTED FINANCIAL DATA
---------------------------------------------------------------------------------------------------------------------------------
                                          (dollars in millions, except per share amounts)

                                                                                               YEAR ENDED LAST FRIDAY IN DECEMBER

                                                                             1998        1997        1996        1995        1994
---------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Total Revenues                                                           $ 35,853    $ 32,499    $ 25,713    $ 22,060    $ 18,573
Interest Expense                                                           18,306      16,243      12,092      11,445       8,614
                                                                         --------    --------    --------    --------    --------
Net Revenues                                                               17,547      16,256      13,621      10,615       9,959
Non-Interest Expenses                                                      15,451      13,145      10,993       8,779       8,212
                                                                         --------    --------    --------    --------    --------
Earnings Before Income Taxes and Dividends on
   Preferred Securities Issued by Subsidiaries                              2,096       3,111       2,628       1,836       1,747
Income Tax Expense                                                            713       1,129         980         710         717
Dividends on Preferred Securities Issued by Subsidiaries                      124          47           -           -           -
                                                                         --------    --------    --------    --------    --------
Net Earnings                                                             $  1,259    $  1,935    $  1,648    $  1,126    $  1,030
                                                                         ========    ========    ========    ========    ========
Net Earnings Applicable to Common Stockholders                           $  1,220    $  1,896    $  1,602    $  1,078    $  1,017
                                                                         ========    ========    ========    ========    ========
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Total Assets                                                             $299,804    $296,980    $217,266    $179,452    $165,920
Short-Term Borrowings(a)                                                 $ 99,550    $124,219    $103,469    $ 86,969    $ 78,735
Long-Term Borrowings                                                     $ 57,563    $ 43,143    $ 26,206    $ 17,389    $ 14,911
Preferred Securities Issued by Subsidiaries                              $  2,627    $    627    $    327    $     51    $     51
Total Stockholders' Equity                                               $ 10,132    $  8,539    $  7,067    $  6,288    $  5,951
---------------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA(b)
(in thousands, except per share amounts)
Earnings Per Share:
   Basic                                                                 $   3.43    $   5.57    $   4.63    $   2.98    $   2.55
                                                                         ========    ========    ========    ========    ========
   Diluted                                                               $   3.00    $   4.79    $   4.08    $   2.68    $   2.37
                                                                         ========    ========    ========    ========    ========
Weighted-Average Shares Outstanding:
   Basic                                                                  355,589     340,096     346,043     361,193     399,209
   Diluted                                                                406,262     395,855     392,990     402,852     430,092
Shares Outstanding at Year End(c)                                         356,284     339,259     332,349     346,953     367,135
Shares Repurchased(d)                                                           -      13,301      36,606      39,861      59,790
Average Share Repurchase Price                                           $      -    $  48.91    $  31.30    $  23.48    $  18.98
Book Value Per Share                                                     $  26.89    $  23.63    $  19.24    $  16.25    $  14.48
Dividends Paid Per Share                                                 $   0.92    $   0.75    $   0.58    $  0.505    $  0.445
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Pre-tax Margin(e)                                                            11.9%       19.1%       19.3%       17.3%       17.5%
Profit Margin(f)                                                              7.2%       11.9%       12.1%       10.6%       10.3%
Common Dividend Payout Ratio                                                 26.3%       13.4%       12.5%       17.0%       17.6%
Return on Average Assets                                                      0.3%        0.7%        0.7%        0.5%        0.6%
Return on Average Common Stockholders' Equity                                13.4%       26.5%       26.6%       19.8%       18.4%
Average Leverage(g)                                                          32.9x       35.3x       33.3x       32.1x       31.3x
Average Adjusted Leverage(h)                                                 19.2x       21.3x       19.8x       19.4x       18.6x
---------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STATISTICS
Full-Time Employees:
   U.S                                                                     46,700      45,800      42,100      39,250      38,750
   Non-U.S                                                                 17,100      13,900      10,500       9,250       7,550
                                                                         --------    --------    --------    --------    --------
   Total                                                                   63,800      59,700      52,600      48,500      46,300
                                                                         ========    ========    ========    ========    ========
Financial Consultants and Other Investment Professionals                   18,200      16,600      15,600      14,900      14,500
---------------------------------------------------------------------------------------------------------------------------------

(a) Consists of Payables under repurchase agreements and securities loaned transactions, Commercial paper and other short-term borrowings, and Demand and time deposits.
(b) All share and per share data have been restated for the 1997 two-for-one common stock split (see Note 7 to the Consolidated Financial Statements).
(c) Does not include 4,506, 4,718, 4,134, 3,932, and 3,786 shares exchangeable into common stock (see Note 7 to the Consolidated Financial Statements) at year-end 1998, 1997, 1996, 1995, and 1994, respectively. Also does not include 3,078, 8,026, and 12,854 unallocated reversion shares held in the Employee Stock Ownership Plan at year-end 1996, 1995, and 1994, respectively, which are not considered outstanding for accounting purposes.
(d) Does not include shares either (i) owned by employees and used to pay for the exercise of stock options or (ii) stock withheld from employee stock option exercises to pay associated taxes.
(e) Earnings before income taxes and Dividends on preferred securities issued by subsidiaries to Net revenues.
(f)   Net earnings to Net revenues.
(g) Average Total assets to average Total stockholders' equity and Preferred securities issued by subsidiaries.
(h) Average Total assets less average (a) Securities received as collateral, net of securities pledged as collateral, (b) Securities pledged as collateral, (c) Receivables under resale agreements and securities borrowed transactions, to average Total stockholders' equity and Preferred securities issued by subsidiaries.

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

TABLE OF CONTENTS

BUSINESS ENVIRONMENT ...................................................  27

RESULTS OF OPERATIONS ..................................................  28

   COMMISSIONS .........................................................  28

   INTEREST AND DIVIDENDS ..............................................  29

   PRINCIPAL TRANSACTIONS ..............................................  29

   INVESTMENT BANKING ..................................................  30

   ASSET MANAGEMENT AND PORTFOLIO SERVICE FEES .........................  31

   OTHER REVENUES ......................................................  32

   NON-INTEREST EXPENSES ...............................................  32

   INCOME TAXES ........................................................  33

STRATEGIC BUSINESS INITIATIVES .........................................  34

BUSINESS SEGMENTS ......................................................  34

GLOBAL OPERATIONS ......................................................  37

BALANCE SHEET ..........................................................  40

CAPITAL ADEQUACY AND LIQUIDITY .........................................  44

CAPITAL PROJECTS AND EXPENDITURES ......................................  46

RISK MANAGEMENT ........................................................  48

NON-INVESTMENT GRADE HOLDINGS AND HIGHLY LEVERAGED TRANSACTIONS ........  52

CASH FLOWS .............................................................  54

LITIGATION .............................................................  54

RECENT DEVELOPMENTS ....................................................  54
================================================================================

      Merrill Lynch & Co., Inc. ("ML & Co." and, together with its subsidiaries and affiliates, "Merrill Lynch") is a holding company that, through its subsidiaries and affiliates, provides investment, financing, advisory, insurance, and related services worldwide. Merrill Lynch conducts its businesses in global financial markets that are influenced by numerous uncontrollable factors. These factors include economic conditions, monetary policies, the liquidity of global markets, international and regional political events, regulatory developments, the competitive environment, and investor sentiment. These conditions or events can significantly affect the volatility of financial markets. While greater volatility increases risk, it may also increase order flow in businesses such as trading and brokerage. Revenues and net earnings may vary significantly from period to period due to these unpredictable factors and the resulting market volatility.

      The financial services industry continues to be affected by the intensifying competitive environment, as demonstrated by consolidation through mergers and acquisitions, as well as diminishing margins in many mature products and services. In addition, the recent relaxation of banks' barriers to entry into the securities industry and expansion by insurance companies into traditional brokerage products, coupled with the potential repeal of the laws separating commercial and investment banking activities, have increased the number of companies competing for a similar customer base.

      In addition to providing historical information, Merrill Lynch may make or publish forward-looking statements about management's expectations, strategic objectives, business prospects, anticipated financial performance, and other similar matters. A variety of factors, many of which are beyond its control, affect the operations, performance, business strategy, and results of Merrill Lynch and could cause actual results and experience to differ materially from the expectations expressed in these statements. These factors include, but are not limited to, those listed in the previous paragraphs, as well as:
o     actions taken by both current and potential competitors,
o the impact of current and future legislation and regulation throughout the world, and
o     the other risks and uncertainties detailed in the following sections.

      MERRILL LYNCH UNDERTAKES NO RESPONSIBILITY TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

BUSINESS ENVIRONMENT

      Global financial markets experienced significant volatility during 1998, after generally strong performances in 1997 and 1996. Continued low inflation and falling interest rates led U.S. and European markets to new highs during the 1998 first half. During the 1998 third quarter, however, global markets were adversely impacted by the collapse of the Russian economy, severe weakening of several Asian economies, hedge fund liquidity concerns or default, and economic turmoil in many emerging markets. These events triggered a significant increase in credit risk premiums and a virtual disappearance of liquidity for emerging market and many other debt instruments. U.S. and most European markets subsequently rebounded during the 1998 fourth quarter, as a series of moderate U.S. interest rate cuts provided market stability that led equity market indices to record levels and resulted in increased liquidity in credit markets. Russian and Latin American markets remained weak during the 1998 fourth quarter, while certain markets in Asia, particularly Korea and Thailand, began to show signs of recovery.

      Long-term U.S. interest rates, as measured by the yield on the 30-year U.S. Treasury bond, generally declined throughout 1998. The rally in U.S. Treasuries during the third quarter, precipitated by investors' flight from lower credit quality instruments, continued low inflation, and deleveraging of hedge funds, drove long-term rates to their lowest levels since 1967. European rates, following the U.S. trend, generally decreased during 1998 and were lower relative to 1997. Interest rates in Latin American countries, particularly Brazil, increased during the first nine months of 1998, but declined modestly during the final weeks of the year.

      Credit spreads, which represent the risk premium over the risk-free rate paid by an issuer based on the issuer's credit rating or perceived creditworthiness, widened to unprecedented levels during 1998. This extreme movement in credit spreads, which peaked in August and September, led to large mark-to-market losses on credit-sensitive instruments, particularly high-yield and emerging market securities. Due to the reduced effectiveness of hedging with U.S. Treasuries, the typical hedge for corporate debt instruments, these losses were not offset.

      U.S. equity markets experienced significant gains during 1998 as evidenced by the 16.1% advance in the Dow Jones Industrial Average (the "Dow"). This increase occurred despite a volatile third quarter, when concerns over global economic markets and earnings disappointments led to a one-day 513-point drop in the Dow in August, erasing the gains achieved during the first seven months of the year. U.S. equity markets posted a strong recovery in the fourth quarter, aided by a series of modest U.S. interest rate cuts beginning in September. The Nasdaq Composite and the S&P 500 also advanced 39.6% and 26.7%, respectively, from year-end 1997.

      Global equity markets trended upward during the first quarter of 1998. European markets flourished due to prospects for strong corporate earnings and low interest rates, while certain Asian markets slowly recovered from 1997 price declines. This trend continued through July in Europe, but reversed early in the second quarter in Asia, as fears over the yen's declining value and political unrest in certain Asian countries led to significant volatility and reduced investor confidence. The collapse of the Russian economy and delays in International Monetary Fund loans to Brazil in the third quarter triggered further declines in Asian and Latin American markets and adversely impacted European stock indices. Aided by interest rate cuts, European and certain Asian markets, including Korea and Thailand, bounced back during the 1998 fourth quarter, while Russian and Latin American markets continued to struggle. Despite this severe volatility in many non-U.S. markets during 1998, the Dow Jones World Index advanced 20.2% from year-end 1997.

      Global underwriting volume reached record levels during 1998, as a robust first six months and strong fourth quarter compensated for the slowdown of new issuances from mid-August through mid-October. Underwriting fees for 1998 fell slightly short of a record, however, totaling $8.8 billion industrywide, as debt offerings, which typically yield lower fees than equity issuances, accounted for much of the underwriting activity during the year.

      Strategic services activities reached record levels in 1998, as merger and acquisition deal values increased nearly 50% from 1997. Companies continued to seek strategic alliances to increase earnings growth, better compete in existing markets, and expand into new markets and businesses.

      Merrill Lynch continually evaluates its businesses across varying market conditions for profitability and alignment with long-term strategic objectives. Businesses that fail to meet these hurdles over market cycles are resized, restructured, or exited (e.g., certain debt trading businesses in the

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

1998 fourth quarter). Merrill Lynch seeks to mitigate the effect of market downturns by expanding globally into new markets, developing and maintaining long-term client relationships, monitoring costs and risks, and diversifying revenue sources, including the expansion of fee-based revenues.


RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
                                                                    1998 vs.
(in millions, except                                            ----------------
  per share amounts)            1998       1997       1996      1997       1996
--------------------------------------------------------------------------------
Total revenues               $35,853    $32,499    $25,713      10.3%      39.4%
Net revenues                  17,547     16,256     13,621       7.9       28.8
Net earnings                   1,259      1,935      1,648     (34.9)     (23.6)
Net earnings applicable
  to common stockholders       1,220      1,896      1,602     (35.6)     (23.8)

Earnings per common share:
   Basic                        3.43       5.57       4.63     (38.4)     (25.9)
   Diluted                      3.00       4.79       4.08     (37.4)     (26.5)

Return on average common
  stockholders' equity          13.4%      26.5%      26.6%
--------------------------------------------------------------------------------

      During 1998, record revenues were achieved in investment banking, commissions, and asset management and portfolio service fees. These revenues were partially offset by a decrease in principal transactions revenues and increased costs related to compensation and benefits, communications and technology, and a staff reduction provision.

      Merrill Lynch reported 1998 net earnings of $1.3 billion, which included an after-tax provision for costs related to staff reductions of $430 million ($288 million after-tax). Excluding the staff reduction provision, 1998 net earnings were $1.5 billion, or $3.71 per diluted share, down 20% from $1.9 billion or $4.79 per diluted share reported in 1997. Return on average common stockholders' equity on this basis was 16.4%.

      Management believes cash earnings, which exclude goodwill amortization, are the most relevant measure of financial performance because it best illustrates Merrill Lynch's operating performance and ability to support growth. Earnings on a cash basis, before the staff reduction provision, were $1.8 billion, down from $2.0 billion in 1997. On the same basis, diluted earnings per share were $4.27 versus $4.95 in 1997, and return on average common stockholders' equity was 18.3%.

      The staff reduction program and other cost savings initiatives implemented during the 1998 fourth quarter are expected to reduce annual fixed and semi-fixed costs by approximately $500 million and selectively resize certain Merrill Lynch businesses. In the 1998 fourth quarter, Merrill Lynch experienced a $271 million, or 17%, decrease in all non-compensation expenses compared to the 1998 third quarter, due to cost savings initiatives including the staff reduction provision. These programs were instituted to position Merrill Lynch for 1999 in anticipation of a more challenging business environment (see the Non-Interest Expenses section for more information).

      The following discussion provides details of major revenue and expense categories and other pertinent information on Merrill Lynch's business activities, financial condition, liquidity, and risks. Prior year amounts have been restated to reflect Merrill Lynch's merger with Midland Walwyn (see Note 2 to the Consolidated Financial Statements), as if Merrill Lynch and Midland Walwyn had always been combined. In addition, certain reclassification and format changes have been made to prior year amounts to conform with the current year presentation.


COMMISSIONS

--------------------------------------------------------------------------------
(in millions)                                     1998         1997         1996
--------------------------------------------------------------------------------
Listed and over-the-counter                    $ 3,185      $ 2,759      $ 2,207
Mutual funds                                     1,871        1,594        1,302
Other                                              743          642          576
                                               -------      -------      -------
Total                                          $ 5,799      $ 4,995      $ 4,085
                                               =======      =======      =======
--------------------------------------------------------------------------------

      Commissions revenues advanced 16% in 1998 to a record $5.8 billion, primarily due to increases in global listed securities volume and mutual fund commissions. Commissions from listed securities were up 16% from 1997 as a result of higher trading volumes on the New York Stock Exchange and many non-U.S. exchanges. Mutual fund commissions revenues rose 17%, benefiting from strong sales of both U.S. and non-U.S. funds. Other commissions revenues advanced 16% in 1998, largely due to increased sales of money market instruments, commodities, and third party annuity contracts.

      Commissions revenues in 1997 rose 22% from 1996 levels. Increased trading volume led to higher listed and over-the-counter securities transaction revenues, while strong sales of U.S. and non-U.S. mutual funds and higher distribution fees increased mutual fund commissions.

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

INTEREST AND DIVIDENDS

--------------------------------------------------------------------------------
(in millions)                                       1998        1997        1996
--------------------------------------------------------------------------------
INTEREST AND DIVIDEND REVENUES
Resale agreements and securities
  borrowed transactions                          $ 8,973     $ 8,121     $ 5,930
Trading assets                                     5,218       5,240       4,208
Margin lending                                     2,757       2,207       1,556
Other                                              2,366       1,731       1,431
                                                 -------     -------     -------
                                                  19,314      17,299      13,125
                                                 -------     -------     -------
INTEREST EXPENSE
Repurchase agreements and securities
  loaned transactions                              8,413       7,306       5,508
Borrowings                                         5,500       4,623       3,064
Trading liabilities                                2,619       2,983       2,492
Other                                              1,774       1,331       1,028
                                                 -------     -------     -------
                                                  18,306      16,243      12,092
                                                 -------     -------     -------
NET INTEREST AND DIVIDEND PROFIT                 $ 1,008     $ 1,056     $ 1,033
                                                 =======     =======     =======
--------------------------------------------------------------------------------

      Interest and dividend revenues and expenses are a function of the level and mix of interest-earning assets and interest-bearing liabilities and the prevailing level, term structure, and volatility of interest rates. Net interest and dividend profit was down 5% from 1997, primarily due to additional financing costs related to the Mercury Asset Management Group ("Mercury") acquisition.

      In 1997, interest and dividend profit was up 2% from 1996 with increases in net interest-earning assets offset by declining interest spreads due to the flattening of the yield curve.

      Merrill Lynch hedges its long- and short-term borrowings, primarily with interest rate and currency swaps, to better match the interest rate and currency characteristics of the borrowings to the assets funded by borrowing proceeds. The effect of this hedging activity, which is included in "Borrowings" above, decreased interest expense for 1998, 1997, and 1996 by $62 million, $81 million, and $127 million, respectively (see Note 5 to the Consolidated Financial Statements).


PRINCIPAL TRANSACTIONS

      The table that follows provides information on trading revenues, including related net interest. Interest revenue and expense amounts are based on management's assessment of the cost to finance trading positions, after consideration of the underlying liquidity of these positions.

      Trading and related hedging and financing activities affect the recognition of both principal transactions revenues and net interest and dividend revenues. In assessing the profitability of its trading activities, Merrill Lynch aggregates net interest and principal transactions revenues. For financial reporting purposes, however, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues. The net interest carry (i.e., the spread representing interest earned less financing costs) for trading positions, including hedges, is recorded either as principal transactions revenues or net interest revenues, depending on the nature of the specific instruments. Changes in the composition of trading inventories and hedge positions can cause the recognition of revenues within these categories to fluctuate.

--------------------------------------------------------------------------------
                                         PRINCIPAL          NET           NET
                                      TRANSACTIONS     INTEREST       TRADING
(in millions)                             REVENUES     REVENUES      REVENUES(1)
--------------------------------------------------------------------------------
1998
Equities and equity derivatives            $ 1,634      $    82      $ 1,716
Corporate debt and preferred stock            (720)        (174)        (894)
Debt derivatives                               817          (71)         746
Mortgages and municipals                       271          266          537
Government and agency obligations              441           74          515
Foreign exchange                               208           (4)         204
                                           -------      -------      -------
Total                                      $ 2,651      $   173      $ 2,824
                                           =======      =======      =======
--------------------------------------------------------------------------------
1997
Equities and equity derivatives            $ 1,323      $   (10)     $ 1,313
Corporate debt and preferred stock             814         (109)         705
Debt derivatives                               846          (78)         768
Mortgages and municipals                       343          159          502
Government and agency obligations              316          125          441
Foreign exchange                               185           (1)         184
                                           -------      -------      -------
Total                                      $ 3,827      $    86      $ 3,913
                                           =======      =======      =======
--------------------------------------------------------------------------------
1996
Equities and equity derivatives            $ 1,245      $   (31)     $ 1,214
Corporate debt and preferred stock             638           50          688
Debt derivatives                               711         (105)         606
Mortgages and municipals                       404          114          518
Government and agency obligations              396           93          489
Foreign exchange                               137            8          145
                                           -------      -------      -------
Total                                      $ 3,531      $   129      $ 3,660
                                           =======      =======      =======
--------------------------------------------------------------------------------
(1) Excludes commissions. For further information on trading results, see Note 13 to the Consolidated Financial Statements.

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      Net trading revenues were $2.8 billion in 1998, down 28% from 1997 due to significant volatility in global debt markets. This decrease was attributable to losses from corporate debt and preferred stock and lower revenues from debt derivatives, partly offset by strong revenues in equities and equity derivatives, mortgages and municipals, government and agency obligations, and foreign exchange.

      Equities and equity derivatives trading revenues advanced 31% from 1997 to $1.7 billion, primarily due to significantly higher revenues from non-U.S. equities as well as equity derivative transactions, partially offset by a decrease in convertibles. The increase in revenues from non-U.S. equities resulted primarily from an increase in trading volumes in European markets and higher market share. The growth in equity derivatives revenues from 1997 was due to increased customer demand and further synergies from the 1995 Smith New Court acquisition. The decrease in revenues from convertibles was due to the significant widening of credit spreads.

      Corporate debt and preferred stock losses were $894 million during 1998, compared with revenues of $705 million in 1997, as valuations of corporate and emerging market bonds were significantly impacted by the unprecedented widening of credit spreads during August and September and severely reduced liquidity. These losses were compounded by the ineffectiveness of related hedges during the 1998 third quarter and into the fourth quarter.

      Debt derivatives revenues were $746 million, down 3% from 1997 due in part to credit losses on emerging market-related derivatives in the latter half of 1998.

      Revenues from mortgages and municipals were $537 million, up 7% from 1997. Higher trading revenues from mortgage products were partly offset by lower revenues from municipals due to reduced margins on sales of shorter-term instruments.

      Government and agency revenues rose 17% during 1998 to $515 million. Higher revenues from U.S. Government and agencies, driven by investor demand for higher quality debt instruments, were partially offset by lower revenues from non-U.S. governments and agencies, attributable to weak economic conditions in Latin American, Eastern European, and other emerging markets.

      Foreign exchange trading revenues increased 11% to $204 million, attributable to fluctuations in the U.S. dollar versus various currencies.

      In 1997, trading revenues were up 7% from 1996. Increased profitability from equity derivative transactions, higher transaction volume, and price appreciation in U.S. and certain non-U.S. equity markets led to advances in equities and equity derivatives trading revenues (up 8%). Lower interest rates and improved economic conditions increased demand for corporate debt and preferred stock (up 2%). Higher revenues from emerging market-related derivatives, improved customer demand due to market volatility, and increased activity in credit derivatives led to advances in debt derivatives (up 27%). A less favorable market environment and reduced margins on sales of shorter-term instruments led to decreased revenues from mortgages and municipals, respectively (down 3%). Lower interest rates and reduced market volatility in certain countries led to a decline in government and agency revenues worldwide (down 10%). Increased volume attributable to fluctuations in the U.S. dollar versus the German mark and Japanese yen led to higher foreign exchange revenues (up 27%).


INVESTMENT BANKING

--------------------------------------------------------------------------------
(in millions)                                   1998          1997          1996
--------------------------------------------------------------------------------
Underwriting revenues                        $ 2,162       $ 2,079       $ 1,592
Strategic services revenues                    1,102           797           430
                                             -------       -------       -------
Total                                        $ 3,264       $ 2,876       $ 2,022
                                             =======       =======       =======
--------------------------------------------------------------------------------

      Investment banking revenues advanced 13% from 1997 to a record $3.3 billion, benefiting from increased revenues from underwriting and record merger and acquisition advisory fees in 1998. Higher issuances of convertible securities and Defined Asset Funds (Service Mark) were partially offset by lower equity and high-yield debt underwriting activity. Merrill Lynch retained its position as the leading underwriter of total debt and equity securities for the 11th consecutive year in the U.S. and for the 10th consecutive year globally. In addition, Merrill Lynch gained market share in 1998 for most debt and equity categories. Merrill Lynch's underwriting market share information based on transaction value follows:

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          1998                  1997                 1996
                    ---------------       ---------------      ----------------
                    MARKET                MARKET               MARKET
                     SHARE     RANK        SHARE     RANK       SHARE      RANK
--------------------------------------------------------------------------------
U.S. PROCEEDS
   Debt              16.2%      1          15.8%       1        15.6%        1
   Equity            16.6       1          15.3        1        13.5         2
   Debt and Equity   16.7       1          16.1        1        16.0         1

GLOBAL PROCEEDS
   Debt              13.8%      1          13.1%       1        12.2%        1
   Equity            13.2       3          13.2        2        12.2         2
   Debt and Equity   14.1       1          13.4        1        12.7         1
--------------------------------------------------------------------------------
Source: Securities Data Co. ("SDC") statistics based on full credit to book manager.

      Strategic services fees were up 38% from 1997 to a record $1.1 billion, benefiting from strong merger and acquisition activity. Merrill Lynch also increased its market share during 1998 in both U.S. and global completed and announced transactions. Merrill Lynch's merger and acquisition market share information based on transaction value follows:

--------------------------------------------------------------------------------
                          1998                  1997                 1996
                    ---------------       ---------------      ----------------
                    MARKET                MARKET               MARKET
                     SHARE     RANK        SHARE     RANK       SHARE      RANK
--------------------------------------------------------------------------------
COMPLETED
 TRANSACTIONS
   U.S.              33.4%       1         28.6%       1        24.3%        2
   Global            25.7        2         19.4        2        15.9         3

ANNOUNCED
 TRANSACTIONS
   U.S.              31.9%       2         27.9%       1        27.9%        1
   Global            25.3        2         18.8        3        18.0         2
--------------------------------------------------------------------------------
Source: SDC statistics based on full credit to both target and acquiring companies' advisors.

      Investment banking revenues in 1997 increased 42% from 1996 due to higher levels of equity underwriting and increased merger and acquisition activity industrywide.


ASSET MANAGEMENT AND PORTFOLIO SERVICE FEES

--------------------------------------------------------------------------------
(in millions)                                 1998           1997           1996
--------------------------------------------------------------------------------
Asset management fees                      $ 2,075        $ 1,232        $ 1,010
Portfolio service fees                       1,150            826            608
Account fees                                   451            422            383
Other fees                                     526            522            430
                                           -------        -------        -------
Total                                      $ 4,202        $ 3,002        $ 2,431
                                           =======        =======        =======
--------------------------------------------------------------------------------

      Revenues from asset management and portfolio service fees rose 40% in 1998 to a record $4.2 billion, primarily due to the Mercury acquisition and strong growth in other assets under management. Year-end client assets for 1998, 1997, and 1996 are summarized as follows:

--------------------------------------------------------------------------------
                                                                     1998 vs.
                                                                 ---------------
(in billions)                      1998     1997        1996     1997      1996
--------------------------------------------------------------------------------
ASSETS IN CLIENT ACCOUNTS
 OR UNDER MANAGEMENT
  U.S.                          $ 1,164  $   979(1)    $ 792       19%       47%
  Non-U.S.                          278      250(2)       68       11       309
                                -------  -------       -----
  Total                         $ 1,442  $ 1,229       $ 860       17        68
                                =======  =======       =====

ASSETS UNDER MANAGEMENT
  Retail                        $   258  $   240       $ 194        8        33
  Institutional                     243      208          41       17       493
                                -------  -------       -----
  Total                         $   501  $   448(2)    $ 235       12       113
                                =======  =======       =====

FEE-BASED PROGRAM ASSETS(3)     $    64  $    45       $  30       42       113
401(k) ASSETS                   $    99  $    74       $  45       34       120

--------------------------------------------------------------------------------
(1) Includes $17 billion of assets related to the 1997 acquisition of MasterWorks, a 401(k) service provider.
(2) Includes $167 billion of assets related to the year-end 1997 acquisition of Mercury.
(3) Includes Merrill Lynch Consults (Registered Trademark), Merrill Lynch Mutual Fund Advisor (Service Mark), Asset Power (Service Mark), Global Funds Advisor (Service Mark), and Merrill Lynch Financial Advantage (Service Mark).

      Changes in client assets from year-end 1997 to year-end 1998 are described below:

--------------------------------------------------------------------------------
                                                 NET CHANGES DUE TO
                                              -----------------------
                               YEAR-END         NEW             ASSET   YEAR-END
(in billions)                      1997       MONEY(1)   APPRECIATION       1998
--------------------------------------------------------------------------------
Assets in client accounts
  or under management           $ 1,229        $ 98             $ 115    $ 1,442

Assets under management             448          34                19        501
--------------------------------------------------------------------------------
(1)   Includes reinvested dividends of $11 billion.

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      Asset management fees increased 68% in 1998 due to the acquisition of Mercury and growth in Merrill Lynch Asset Management ("MLAM") assets under management. Portfolio service fees were up 39% in 1998, benefiting from significant growth in client accounts and asset levels for various fee-based products, including Merrill Lynch Consults (Registered Trademark), Merrill Lynch Mutual Fund Advisor (Service Mark), Asset Power (Service Mark), Global Funds Advisor (Service Mark), and Merrill Lynch Financial Advantage (Service Mark). Account fees rose 7% principally as a result of increases in the number of customer and custodial accounts.

      In 1997, asset management and portfolio service fees rose 23% from 1996, due to increases in MLAM assets under management resulting from market appreciation and net inflows, as well as growth in client accounts and asset levels for other fee-based products.


OTHER REVENUES

      Other revenues were $623 million in 1998, up 25% from 1997. Other revenues include investment and real estate gains and losses and partnership distributions. The increase in other revenues during 1998 was primarily attributable to a pre-tax gain from the sale of Merrill Lynch's New York Stock Exchange specialist business of approximately $100 million.

      In 1997, other revenues decreased 4% to $500 million primarily due to lower realized gains in 1997 versus 1996. Realized gains in 1997 resulted from the sales of (i) merchant banking investments, (ii) Merrill Lynch's proxy distribution operation, and (iii) securitized mortgages, while the sale of a portion of Merrill Lynch's interest in Bloomberg L.P. accounted for the realized gain in 1996.


NON-INTEREST EXPENSES

      Merrill Lynch's non-interest expenses are summarized as follows. Certain of these expenses have been reclassified from prior periods to conform to the current period presentation.

--------------------------------------------------------------------------------
(in millions)                                  1998            1997        1996
--------------------------------------------------------------------------------
Compensation and benefits                  $  9,199        $  8,333    $  7,012
                                           --------        --------    --------
Non-interest expenses, excluding
  compensation and benefits:

   Communications and technology              1,749           1,255       1,010
   Occupancy and related depreciation           867             736         742
   Advertising and market development           688             613         527
   Brokerage, clearing, and exchange fees       683             525         433
   Professional fees                            552             520         385
   Goodwill amortization                        226              65          50
   Provision for costs related to
     staff reductions                           430               -           -
   Other                                      1,057           1,098         834
                                           --------        --------    --------
   Total non-interest expenses, excluding
     compensation and benefits                6,252           4,812       3,981
                                           --------        --------    --------
Total non-interest expenses                $ 15,451        $ 13,145    $ 10,993
                                           ========        ========    ========
Compensation and benefits
  as a percentage of net revenues             52.4%(1)        51.3%       51.5%

Compensation and benefits as a
  percentage of pre-tax earnings
  before compensation and benefits            78.5%(1)(2)     72.8%       72.7%
--------------------------------------------------------------------------------
(1) These ratios, excluding Mercury and MLJS, were 51.5% and 74.8%, respectively.
(2)   Excluding provision for costs related to staff reductions.

      Non-interest expenses increased 18% from 1997. Approximately $1.4 billion, or about 60%, of this increase was attributable to the acquisition of Mercury, the start-up of Merrill Lynch Japan Securities Co. ("MLJS"), and a staff reduction provision.

      The largest expense category, compensation and benefits, was up 10% from 1997 due to increased headcount and higher production-related compensation, slightly offset by lower incentive compensation. Headcount of 63,800 employees at year-end 1998 reflects an increase of approximately 4,100 employees since year-end 1997. This increase is attributable to strategic business expansion, including the start-up of MLJS. Production-related compensation was up due to strong business volume associated with higher Financial Consultant productivity, while lower profitability led to reduced incentive compensation.

      Communications and technology expense rose 39% from 1997 to $1.7 billion. Increased systems consulting costs associated with the Year 2000, European and Economic Monetary Union, and Trusted Global Advisor (Service Mark) initiatives (see the Capital Projects and Expenditures section) and higher technology-

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

related depreciation contributed to this advance. Occupancy and related depreciation increased 18% to $867 million as a result of continued global expansion, including a total of $74 million associated with MLJS and Mercury.

      Advertising and market development expense was $688 million, up 12% from 1997 because of increased advertising costs, partly related to the start-up of MLJS and the Roth IRA campaign, and higher recognition program costs. Brokerage, clearing, and exchange fees increased 30% to $683 million, primarily due to custody and clearing costs for Mercury. Professional fees rose 6% to $552 million due to higher costs for various strategic market studies and one-time integration costs for Midland Walwyn. Goodwill amortization increased $161 million to $226 million primarily as a result of the Mercury acquisition. Other expenses were down 4% from 1997, attributable to reductions in provisions for various business activities and legal matters, partly offset by higher office and postage costs.

      In the 1998 third quarter, Merrill Lynch recorded a $430 million ($288 million after-tax) provision for costs related to staff reductions aimed at reducing fixed and semi-fixed costs and resizing certain debt trading businesses. The staff reduction program included reductions in the workforce, through termination and attrition, of approximately 3,400 personnel, or about 5% of Merrill Lynch's global workforce, including producers and direct business support staff in certain Corporate and Institutional Client Group businesses. In addition, full-time equivalent consultants, mainly involved in technology projects, were reduced by approximately 900. The staff reduction provision covered primarily severance costs, as well as costs to terminate long-term contracts and leases related to personnel reductions and resized businesses (see
Note 2 to the Consolidated Financial Statements). As of year-end 1998, these headcount reductions had been largely implemented.

      Non-interest expenses in 1997 were up 20% over 1996. Higher incentive and production-related compensation and a 14% growth in full-time employees led to a 19% increase in compensation and benefits. Communications and technology expense was up 24%, primarily due to increased systems consulting costs related to various technology projects and higher technology-related depreciation. Occupancy costs decreased 1%, reflecting a non-recurring pre-tax charge in 1996 of $40 million related to the resolution of Olympia & York's bankruptcy that affected ML & Co.'s long-term sublease agreement in the World Financial Center, partially offset by increased costs related to growth outside the U.S. Advertising and market development expense rose 16%, primarily due to increased global travel related to business development and client promotion costs. Brokerage, clearing, and exchange fees were up 21% as a result of higher global securities trading volume. Professional fees rose 35% attributable in part to higher management consulting costs related to strategic market studies. Goodwill amortization increased $15 million to $65 million as a result of recent acquisitions. Other expenses increased 32% from 1996 due to increases in provisions for various business activities and legal matters and higher office and postage costs.

      Presented below is a bar graph illustrating fee-based revenues as a percentage of fixed and semi-fixed expenses for the past five years.

-----------------------------------------------------------------
                FEE-BASED REVENUES AS A PERCENTAGE OF
                    FIXED AND SEMI-FIXED EXPENSES
                          ($ in millions)
-----------------------------------------------------------------
                                       FIXED AND
               FEE-BASED              SEMI-FIXED
               REVENUES(2)             EXPENSES           %
               -----------            ----------        ----

1998              $5,749                  $7,930         73%(1)
1997               4,145                   6,569         63
1996               3,562                   5,584         64
1995               3,083                   4,671         66
1994               2,886                   4,385         66
-----------------------------------------------------------------

(1) The increase in this percentage compared to 1997 is primarily due to higher fee-based revenues resulting from the Mercury acquisition.
(2) Fee-based revenues principally include asset management and portfolio service fees and net margin interest.

INCOME TAXES

      Merrill Lynch's 1998 income tax provision was $713 million, representing a 34.0% effective tax rate compared with 36.3% in 1997 and 37.3% in 1996. The decline in the 1998

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

effective tax rate was primarily attributable to higher tax-exempt income and additional tax-advantaged financing. The effective tax rate decreased in 1997 from 1996 due to a reduction in state and local taxes associated with the settlement of tax audits.

      Deferred tax assets are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assessed its ability to realize deferred tax assets primarily based on a strong earnings history and the absence of negative evidence as discussed in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". During the last 10 years, average pre-tax earnings were $1.7 billion. Accordingly, management believes that it is more likely than not that deferred tax assets will be realized.


STRATEGIC BUSINESS INITIATIVES

      Merrill Lynch continued to execute its global business strategy in 1998, which included:
o     Opening 33 retail offices in Japan through Merrill Lynch Japan Securities
      Co.,
o Merger with Midland Walwyn Inc., one of Canada's premier securities firms, for which approximately nine million shares of common stock or exchangeable shares were issued,
o Purchasing a majority interest in Phatra Securities Company Limited, Thailand's leading investment bank, for $65 million,
o Acquiring Howard Johnson & Co., a U.S. employee benefits consulting firm, for $27 million, and
o Divesting a majority interest in Lender's Service, Inc., a residential real estate services subsidiary, and a 100% interest in Merrill Lynch's New York Stock Exchange specialist subsidiary.

      In 1997, Merrill Lynch acquired the Mercury Asset Management Group, the leading independent U.K. asset management firm, for approximately $5.3 billion. The acquisition was recorded at year-end 1997 and, as a result, had no effect on 1997 operating results.

      Merrill Lynch made other strategic acquisitions in 1997 in acquiring MasterWorks, a 401(k) service provider, for $13 million and hiring the employees of the Centaurus Corporate Finance Group, a strategic advisor in Australia.

      Acquisitions made or substantially completed in 1996 included McIntosh Securities Limited and Hotchkis and Wiley, for which aggregate consideration of $232 million was paid. See Note 2 to the Consolidated Financial Statements for further information on acquisitions.


BUSINESS SEGMENTS

      Merrill Lynch reports the results of its four strategic business priorities within two business segments: Wealth Management and Corporate and Institutional Client. Wealth Management comprises Merrill Lynch's U.S. Private Client, International Private Client, and Asset Management strategic priorities, all of which provide services related to the accumulation and management of wealth. The Corporate and Institutional Client Group ("CICG"), Merrill Lynch's other strategic priority, is reported as a separate business segment due to the distinct nature of the products it provides and the clients it serves. CICG's activities predominantly involve providing investment banking and strategic merger and acquisition advisory services, as well as other capital markets services to corporate, institutional, and governmental clients throughout the world.

      Certain CICG products are distributed by the Wealth Management distribution network, and to a more limited extent, certain Wealth Management products are distributed through the distribution capabilities of CICG. Costs associated with these intersegment services are borne by each segment through transfer pricing. The following segment operating results exclude certain corporate items (see Note 13 to the Consolidated Financial Statements).

Wealth Management

--------------------------------------------------------------------------------
(dollars in millions)                           1998          1997          1996
--------------------------------------------------------------------------------
Net revenues                                $ 11,331       $ 9,505       $ 7,984
Net earnings                                   1,346         1,056           855
Average assets                                46,251        38,276        33,496
--------------------------------------------------------------------------------
Total employees                               46,790        43,850        38,845
--------------------------------------------------------------------------------

      Wealth Management provides a wide range of fee-based products and services that assist clients around the world in building financial assets and maximizing client returns in relation to risk tolerance and investment objectives. These products and services include retail brokerage, asset management, liability management, retail and private banking, trust and

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

retirement services, and insurance products. These products and services are provided to individual investors, corporations, and institutions through various distribution networks, including approximately 17,400 Financial Consultants and Relationship Managers located in more than forty countries, as well as highly specialized personnel such as banking and insurance specialists.

      Financial Consultants, Relationship Managers, and other investment professionals work with individual investors, small and medium-sized corporations, and other organizations to address clients' financial concerns, matching the numerous products offered by Merrill Lynch with the clients' customized needs. These products include:

o The CMA (Registered Trademark) and CBA (Registered Trademark) accounts for individuals, WCMA (Registered Trademark) account for small and mid-sized businesses, and EMA (Service Mark) account for foundations and non-profit organizations, all of which are types of flexible central asset accounts for securities transactions, money sweeps, electronic funds-transfer capabilities, debit card access, and many other financial management features.
o Investment research programs, such as Merrill Lynch OnLine (Service Mark), that provide clients with internet access to their accounts and the latest research and investment recommendations of the firm.
o A wide array of global mutual fund portfolios covering a cross section of industries and regions of the world.
o Various advisory programs, including Merrill Lynch Consults (Registered Trademark), Merrill Lynch Mutual Fund Advisor (Service Mark), Asset Power (Service Mark), Global Funds Advisor (Service Mark), and Merrill Lynch Financial Advantage (Service Mark).
o Liability management services, in which mortgage and other consumer loans, margin lending, and commercial financing are offered.
o Private banking services, which provide high net worth customers outside of the U.S. with a host of products and services to meet their financial objectives, including investing and borrowing strategies, investment management, trust and personal holding company services, and currency management.
o Insurance services, including annuity and life products for both retirement and estate planning.
o Trust and other estate planning techniques to protect the assets of clients and their families.
o Advisory and administrative activities for defined contribution, defined benefit, and various stock plans.

      Within the U.S., Wealth Management has over 670 Private Client offices, 13,600 Financial Consultants, and client assets of $1.1 trillion at year-end 1998, including $298 billion of assets under management. Outside of the U.S., Merrill Lynch has over 220 Private Client offices, 3,800 Relationship Managers, and client assets of more than $300 billion at year-end 1998, including $203 billion of assets under management.

      Wealth Management continued to expand its global presence during 1998 through the merger with Midland Walwyn. With Midland Walwyn's approximately 3,200 employees, including 1,300 investment professionals operating in 145 offices, Merrill Lynch has significantly enhanced its presence in Canada. In Japan, through the formation of MLJS, individual investors are offered the same consultative approach that Merrill Lynch has employed elsewhere in the world. Staffed by approximately 2,000 employees, including approximately 1,000 investment professionals in 33 branch offices, Merrill Lynch is the first U.S. firm to operate a nationwide retail securities network within the country.

      The Asset Management business provides investment advisory services to a wide variety of institutions and retail clients, including pension plans, corporations, high net worth individuals, and mutual funds. This business was expanded through the year-end 1997 acquisition of Mercury. Management believes that this acquisition is critical to Merrill Lynch's global asset-gathering strategy and, in combination with MLAM, is essential to the success of its Wealth Management segment. Asset Management services are offered under three distinct brand names around the world: Merrill Lynch Asset Management, Merrill Lynch Mercury Asset Management, and Hotchkis and Wiley. Based on assets under management, Merrill Lynch is one of the largest investment managers in the world with $501 billion in assets at year-end 1998. These assets are well diversified in terms of client type, asset type, and client location (see next page).

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



      Presented are three pie charts illustrating Merrill Lynch's assets under management in terms of client type, asset type, and client location at year-end 1998.

--------------------------------------------------------------------------------
ASSETS UNDER MANAGEMENT AT YEAR-END 1998
--------------------------------------------------------------------------------
CLIENT TYPE
    Retail                            52%
    Institutional                     48

ASSET TYPE
    Equity                            52%
    Fixed-Income and other            48

CLIENT LOCATION
    U.S.                              59%
    Non-U.S.                          41
--------------------------------------------------------------------------------

      Net earnings for Wealth Management were $1.3 billion in 1998, up 27% from $1.1 billion in 1997 and up 57% from $855 million in 1996. Net revenues were $11.3 billion, up 19% and 42% from 1997 and 1996, respectively. The fee-based nature of many of Wealth Management's revenues, including commissions and asset management and portfolio service fees, has increased the stability of Merrill Lynch's earnings, thereby mitigating some of the market volatility experienced by the CICG business in the latter half of 1998. Increased trading volumes on global exchanges and the continued growth in fee-based revenues have led to record revenues in both commissions revenues and asset management and portfolio service fees during 1998. The profitability of the Wealth Management segment has also improved from 1997 and 1996 because of robust markets, increased productivity, and expanded product lines. Substantially all of Wealth Management's fixed expenses were covered by fee-based revenues in 1998.

CICG

--------------------------------------------------------------------------------
(dollars in millions)                     1998             1997             1996
--------------------------------------------------------------------------------
Net revenues                          $  6,522         $  6,751         $  5,637
Net earnings                               882            1,145              930
Average assets                         328,184          249,864          186,328
--------------------------------------------------------------------------------
Total employees                         17,010           15,850           13,755
--------------------------------------------------------------------------------

      CICG provides investment banking and strategic merger and acquisition advisory services, as well as equity and debt trading and capital markets services to corporations, financial institutions, and governments around the world. CICG raises capital for its clients on favorable terms through securities underwriting, private placements, and loan syndication.

      CICG trades securities, currencies, and other products and writes over-the-counter derivatives to satisfy customer demand for these instruments. With more than 2,000 equity research professionals and equity trading activities in 23 countries, Merrill Lynch maintains one of the most powerful equity trading and underwriting capabilities of any firm in the world. Through its expertise in government and corporate debt trading, CICG is also the leader in global distribution of new issue and secondary debt securities. CICG's client-focused strategy provides investors with opportunities to diversify their portfolios, manage risk, and enhance returns by tailoring investments and structuring derivatives to meet clients' customized needs.

      In 1998, CICG's net earnings were $882 million, down 23% from 1997 and 5% from 1996 levels. CICG's net revenues decreased 3% from year-end 1997 to $6.5 billion, primarily due to the significant market volatility in the latter half of the year which affected global financial markets, especially debt markets.

      Revenues from equity products were a record $3.6 billion in 1998 due to increased client demand for equities and equity derivatives in both the U.S. and Europe. CICG's global equities business has grown substantially over the last few years, due to the successful integration of Smith New Court, which was acquired in 1995, as well as through acquisitions in Australia, Canada, South Africa, Spain, and Thailand. As a result, equity revenues, both trading and underwriting, have grown nearly 150% since 1995, with over 36% of 1998 revenues from non-U.S. locations.

      In debt products, the unprecedented movement in credit spreads during the 1998 third quarter led to valuation

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

and counterparty losses that significantly impacted certain of Merrill Lynch's debt trading businesses. Despite a favorable interest rate environment, debt underwriting levels were also down because of reduced investor demand and issuer activity in the second half of 1998. As a result of these market conditions, trading inventories, particularly emerging market instruments and other credit-sensitive products, were reduced. In addition, staff reductions in certain debt businesses were implemented during the last quarter of the year to better balance the cost base relative to the revenue outlook.

      Merrill Lynch's investment banking and strategic services activities reached record levels in 1998. Merrill Lynch remained the leading underwriter of global debt and equity securities for the 10th consecutive year, with a 14.1% market share in 1998, according to SDC. Origination revenues for debt and equity securities were $1.3 billion, down 2% from 1997 and up 24% from 1996. In addition, Merrill Lynch's global market share of initial public offerings nearly doubled from 1997. CICG is also a leading advisor for mergers and acquisitions, and in 1998 ranked No. 1 and No. 2, respectively, in U.S. completed and global announced transactions, according to SDC. Through the strengthening of its client relationships, CICG has steadily increased its global completed merger and acquisition market share and revenues by 32% and 43%, respectively, as compared with 1997 levels, and 62% and 178%, respectively, when compared with 1996.


GLOBAL OPERATIONS

      Merrill Lynch's non-U.S. operations are organized into six geographic regions:
o     Europe, Middle East, and Africa,
o     Asia Pacific,
o     Australia and New Zealand,
o     Japan,
o     Canada, and
o     Latin America.

      In 1998, certain of Merrill Lynch's CICG businesses were impacted by significant volatility that affected many global financial markets. The strong performance of the Wealth Management segment, however, helped to mitigate the effect of this volatility on Merrill Lynch's operating results.

      Despite the market turbulence during 1998, Merrill Lynch continued to strategically expand its non-U.S. operations. This expansion, which included the integration of Mercury and Midland Walwyn and the start-up of the retail brokerage business in Japan, coupled with synergies from previous acquisitions, enabled Merrill Lynch to continue to benefit from increasing demand for global investments.

      The following summary of regional operating results excludes goodwill amortization, financing costs for the Mercury acquisition, and the staff reduction provision.


Europe, Middle East, and Africa

--------------------------------------------------------------------------------
(dollars in millions)                         1998           1997           1996
--------------------------------------------------------------------------------
Net revenues                              $  2,808       $  1,982       $  1,563
Earnings before income taxes                   307            360            301
Average assets                             134,664         73,251         59,935
--------------------------------------------------------------------------------
Total full-time employees                    7,090          6,470          4,610
--------------------------------------------------------------------------------

      Merrill Lynch operates in Europe, the Middle East, and Africa as a dealer in a wide array of equity and debt products, as well as providing asset management, investment banking, private banking, and research services.

      Merrill Lynch enhanced its presence in the region during 1998 through the successful integration of Mercury, the leading U.K. asset management firm. As a result of the acquisition, Merrill Lynch now manages five of the top ten pension funds in the world and includes 50 of the U.K.'s 100 largest public companies as its clients. This acquisition demonstrates Merrill Lynch's commitment to its strategic objective of becoming a global leader in the asset management business and expands the region's depth and range of products and services.

      Building on the foundations of the 1995 Smith New Court acquisition, equities revenues in this region have increased almost four-fold over the last three years. This growth reflects Merrill Lynch's position as a preeminent equities firm in the region in origination, secondary trading, and research.

      In 1998, net revenues for the region increased 42% from 1997, primarily due to asset management fees relating to Mercury, as well as higher investment banking and equity trading revenues, partially offset by lower debt trading revenues.

      The 15% decrease from 1997 in earnings before income taxes was primarily attributable to significantly reduced

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

revenues resulting from the adverse trading conditions experienced in debt markets in the 1998 second half.

      In 1997, net revenues for the Europe, Middle East, and Africa region increased 27% from 1996. The increase was primarily attributable to higher commissions and trading revenues. Earnings before income taxes rose 20% resulting from higher revenues, partially offset by increases in infrastructure costs to support business growth in the region.


Asia Pacific

--------------------------------------------------------------------------------
(dollars in millions)                         1998           1997           1996
--------------------------------------------------------------------------------
Net revenues                               $   338        $   489        $   361
Earnings (loss) before income taxes           (165)           (34)            36
Average assets                               6,562          4,707          6,513
--------------------------------------------------------------------------------
Total full-time employees                    1,620          1,690          1,300
--------------------------------------------------------------------------------

      Merrill Lynch serves a broad retail and institutional client base throughout the Asia Pacific region. From offices in the People's Republic of China and its special administrative Hong Kong region, Singapore, Taiwan, South Korea, Thailand, Malaysia, Indonesia, India and the Philippines, a full range of Wealth Management and CICG products are offered. Merrill Lynch has an established trading presence and exchange memberships in virtually all financial markets in the region and, during 1998, obtained membership on the Korean and Thai stock exchanges.

      Despite continuing financial turbulence in 1998, Merrill Lynch continued its commitment to expand businesses in this region through the acquisition of a majority stake in Phatra Securities Company Limited, Thailand's leading investment bank. Merrill Lynch has successfully integrated Phatra, and is actively developing new product lines in the Thai markets. Client investment opportunities in this region were enhanced during 1998 with the introduction of Mercury mutual funds. During the year, Merrill Lynch was named the leader in fixed-income research by "Finance Asia Magazine" and was ranked the No. 2 overall Asian research firm by "Institutional Investor".

      Net revenues in the region were down 31% from 1997 as continued economic turmoil in many markets across the region adversely impacted debt and investment banking revenues. Debt trading results suffered from widening of credit spreads and severely reduced liquidity across global debt markets. Currency volatility and political uncertainty in the region also contributed to lower debt trading and origination revenues. These reduced revenues also negatively impacted pre-tax earnings. However, solid equity trading results and Private Client revenues enabled Merrill Lynch to strengthen its leading position in these businesses across the region.

      In 1997, net revenues in the region were up 35% from 1996, benefiting from strong trading volume and investment banking activity during the first half of the year, partially offset by declining revenues in the 1997 second half as currency devaluations across the region significantly affected equity and debt markets. The pre-tax loss in 1997 was due to specific client provisions and increased expenses associated with regional expansion, partially offset by higher trading revenues.


Australia and New Zealand

--------------------------------------------------------------------------------
(dollars in millions)                         1998           1997           1996
--------------------------------------------------------------------------------
Net revenues                                $  224         $  177         $   60
Earnings before income taxes                    36             25              7
Average assets                               2,789          2,939          1,103
--------------------------------------------------------------------------------
Total full-time employees                      830            780            160
--------------------------------------------------------------------------------

      In the Australia and New Zealand region, Merrill Lynch provides a broad mix of Wealth Management and CICG products. In 1998, Merrill Lynch established itself as one of Australia's top three Private Client firms through extensive recruitment of Relationship Managers and the enhancement of products such as the Cash Management Trust (Service Mark). As a result, the region's margin lending and asset management businesses grew substantially in 1998. Merrill Lynch was also ranked the No. 1 brokerage firm in Australia in the recent "Financial Products Research Group Survey".

      Growth in this region was primarily attributable to the integration of the 1996 acquisition of McIntosh Securities Limited, one of the largest securities brokerage firms in Australia and New Zealand, as well as the addition of the staff and clients in 1997 of the Centaurus Corporate Finance Group, a top-tier Australian merger and acquisition advisory firm. Merrill Lynch was the lead manager on three of the four largest initial public offerings in the region during 1998 and led the industry in institutional commissions.

      Net revenues for the region increased 27% from 1997. The increase primarily resulted from higher investment banking revenues due to several large equity underwritings. Commissions revenues and asset management and portfolio

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

service fees also benefited from synergies relating to the McIntosh and Mercury acquisitions.

      Earnings before income taxes rose 44% from 1997, reflecting increased revenues that were partially offset by higher compensation costs due to additional hirings in the Wealth Management segment.

      Net revenues in the Australia and New Zealand region nearly tripled in 1997 from 1996 due to higher equity trading and investment banking revenues. Earnings before income taxes rose due to increased revenues, in part offset by increases in incentive and production-related compensation due to regional expansion.


Japan

--------------------------------------------------------------------------------
(dollars in millions)                        1998            1997           1996
--------------------------------------------------------------------------------
Net revenues                              $   574          $  416        $   408
Earnings (loss) before income taxes           (11)             74            109
Average assets                             10,224           7,910          5,007
--------------------------------------------------------------------------------
Total full-time employees                   2,880             780            630
--------------------------------------------------------------------------------

      Following the establishment of MLJS and Merrill Lynch Mercury Asset Management Japan ("MLMJ"), Merrill Lynch now provides an integrated range of Wealth Management and CICG products and services in Japan.

      MLJS entered the Private Client business in 1998 by hiring approximately 2,000 employees from Yamaichi Securities and opening 33 branch offices throughout Japan. MLJS provides financial products and services to individuals and small to mid-sized corporate and institutional clients.

      During 1998, MLMJ was formed via the merger of three existing asset management companies. Through this company, Merrill Lynch is one of the leading managers of Japanese pension funds, a provider of a wide range of mutual funds, and is poised to capitalize on the continuing deregulation of the Japanese asset management industry.

      The region's CICG business, which operates under the name Merrill Lynch Japan ("MLJ"), remained strong in 1998 with record revenues achieved in debt and equity businesses. MLJ has also seized opportunities arising from financial services regulatory reforms in Japan, which are expected to benefit underwriting and merger and acquisition advisory activities and trading volume.

      Net revenues in the Japan region were up 38% from 1997, primarily due to improved profitability from corporate bond trading, higher assets under management, and increased services provided to financial institutions resulting from regulatory reform.

      The pre-tax loss in 1998 is primarily the result of a $230 million pre-tax loss from the start-up of MLJS. Excluding MLJS, the region had record pre-tax earnings of $219 million.

      Net revenues in the Japan region in 1997 were up 2% from 1996, due to increased derivative trading revenues and sales of cross-border products, partially offset by lower trading revenues for local products. Earnings before income taxes decreased 32% due to higher compensation costs associated with regional expansion, offset in part by higher revenues.


Canada

--------------------------------------------------------------------------------
(dollars in millions)                         1998           1997           1996
--------------------------------------------------------------------------------
Net revenues                               $   625        $   702        $   615
Earnings before income taxes                    46            134            118
Average assets                              11,612         11,869          8,469
--------------------------------------------------------------------------------
Total full-time employees                    3,700          3,280          2,950
--------------------------------------------------------------------------------
Note: Amounts have been restated to include Midland Walwyn as required under pooling-of-interests accounting.

      In 1998, Merrill Lynch merged with Midland Walwyn Inc., one of Canada's premier securities firms. With this transaction, Merrill Lynch significantly expanded its capabilities in Canada beyond its traditional strengths in investment banking and debt markets. Today, Merrill Lynch is a full-service firm in the region with a growing presence serving individual and institutional clients, as well as corporate and government issuers.

      Merrill Lynch's Private Client network in Canada ranks as one of the top three in Canada, with a team of more than 1,300 investment professionals serving approximately 600,000 individuals. Merrill Lynch Asset Management Group Canada, with $2 billion in assets under management, launched the first two of a planned series of proprietary mutual funds in 1998.

      In CICG, an independent study of all underwritings in 1998 by Canadian issuers, compiled by "FP Data Group", ranked Merrill Lynch No. 1 in international equity and debt financings and No. 3 in all financings. "Euromoney" ranked Merrill Lynch as the Best Foreign Securities firm in Canada in 1998.

      Net revenues for the region declined by 11% from 1997, due to declines in underwriting, debt trading, and commissions revenues caused by global market uncertainties. These

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

declines were partially offset by strong growth in merger and acquisition advisory revenues and asset management fees.

      Earnings before income taxes dropped significantly from 1997, because of a decrease in revenues and $40 million in merger and integration-related expenses.

      Net revenues in 1997 increased 14% from 1996, due to stronger investment banking and commissions revenues. These higher revenues, combined with lower expenses, led to a 14% increase in earnings before income taxes in 1997.


Latin America

--------------------------------------------------------------------------------
(dollars in millions)                        1998            1997           1996
--------------------------------------------------------------------------------
Net revenues                              $   392         $   524         $  435
Earnings (loss) before income taxes           (67)            141            146
Average assets                             11,874          10,629          5,968
--------------------------------------------------------------------------------
Total full-time employees                     980             900            850
--------------------------------------------------------------------------------

      In Latin America, Merrill Lynch provides various brokerage and investment services. Included in this region are certain U.S. offices that primarily serve Latin American clients. In the first half of 1998, Latin American markets experienced a mild recovery from 1997 price declines. During the second half of the year, political and economic events in other regions, as well as delays in International Monetary Fund support for Brazil, adversely affected revenues in Latin American markets. Merrill Lynch successfully completed a $4.7 billion Telebras HOLDRs (Service Mark) (Holding Company Depositary Receipts) issuance, in addition to obtaining memberships on the Sao Paulo and Rio de Janeiro stock exchanges in April.

      Net revenues for the region decreased 25% from 1997 as trading and investment banking revenues decreased due to market turbulence that occurred throughout most of the year. These declines were partially offset by higher volume driven commissions revenues.

      The pre-tax loss during 1998 was the result of increased variable compensation, brokerage, clearing, and exchange costs, and communications and technology expenses.

      Net revenues in 1997 increased 20% from 1996, due to stronger investment banking and commissions revenues. Earnings before income taxes decreased 3% as increases in compensation and benefits and brokerage, clearing, and exchange fees more than offset the higher revenues.


BALANCE SHEET

Overview

      Management continually monitors and evaluates the level and composition of the balance sheet based on average daily balances, which are determined on a settlement date basis. Financial statement balances are recorded on a trade date basis as required under generally accepted accounting principles.

      In 1998, average total assets were $380 billion, up 31% from $289 billion in 1997. Average total liabilities in 1998 rose 31% to $367 billion from $280 billion in 1997. The major components in the growth of average total assets and liabilities are summarized as follows:

--------------------------------------------------------------------------------
(in millions)                                           INCREASE         GROWTH
--------------------------------------------------------------------------------
AVERAGE ASSETS
Receivables under resale agreements and
  securities borrowed transactions                      $ 13,257            11%
Trading assets                                            34,528            32
Securities pledged as collateral                          17,813           N/M
Customer receivables                                      11,502            41
Goodwill                                                   4,893           N/M

AVERAGE LIABILITIES
Payables under repurchase agreements
  and securities loaned transactions                    $ 19,641            19%
Trading liabilities                                       10,840            19
Obligation to return securities received
  as collateral                                           32,458           N/M
Long-term borrowings                                      16,274            46
--------------------------------------------------------------------------------
N/M   Not meaningful.

      The adoption of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", which requires the recognition of collateral received or provided for certain resale and repurchase agreements, increased the average balances of trading assets and securities pledged as collateral by $14 billion and $18 billion, respectively, with a corresponding increase of $32 billion in the obligation to return securities received as collateral (for more information on SFAS No. 127, see Note 2 to the Consolidated Financial Statements).

      Balance sheet levels were, on average, higher in 1998 compared to 1997. Year-end 1998 balances, however, generally remained consistent with year-end 1997 balances, resulting from a reduction in the balance sheet, particularly in trading

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

inventory and secured financing transactions, during the 1998 second half. The discussion that follows analyzes the changes in year-end financial statement balances of major asset and liability categories.

Trading-Related Assets and Liabilities

      Trading-related balances primarily consist of trading assets and liabilities, receivables under resale agreements and securities borrowed transactions, payables under repurchase agreements and securities loaned transactions, and certain receivable/payable balances that result from trading activities. Trading-related balances as a percentage of total assets and liabilities, excluding collateral recognized under SFAS No. 127, are as follows:

        Presented are two pie charts illustrating Merrill Lynch's trading-related balances as percentages of total assets and total liabilities, respectively, excluding collateral recognized under SFAS No. 127.

--------------------------------------------------------------------------------
                            ASSETS AND LIABILITIES
--------------------------------------------------------------------------------

TRADING-RELATED ASSETS:
  Trading Assets                                36%
  Resale Agreements and Securities Borrowed     31
  Receivables                                   16
                                               ----
                                                83
NON-TRADING-RELATED ASSETS                      17
                                               ----
                                               100%
                                               ====

-------------------------------------------------------------------------------

TRADING-RELATED LIABILITIES:
  Trading Liabilities                           23%
  Repurchase Agreements and Securities Loaned   25
  Payables                                      11
                                               ----
                                                59
NON-TRADING-RELATED LIABILITIES                 41(1)
                                               ----
                                               100%
                                               ====

-------------------------------------------------------------------------------
(1) 24% of the 41% consisted of borrowings to fund trading-related assets.

      Although trading-related balances comprise a significant portion of the balance sheet, the magnitude of these balances does not necessarily convey a sense of the risk profile assumed by Merrill Lynch. The market and credit risks associated with trading-related balances are mitigated through various hedging strategies, as discussed in the following sections (see Note 3 to the Consolidated Financial Statements for descriptions of market and credit risks).

      Merrill Lynch reduces a significant portion of the credit risk associated with trading-related receivables by requiring counterparties to post cash or securities as collateral in accordance with collateral maintenance policies. The chart that follows depicts the value of collateral maintained at December 25, 1998 for trading-related assets to reduce counterparty credit risk.

      Presented is a bar graph illustrating the collateral maintained for the respective balance sheet trading-related receivables.

--------------------------------------------------------------------------------
                  COLLATERALIZED TRADING-RELATED RECEIVABLES
                                 (in billions)
--------------------------------------------------------------------------------
                                         TRADING-RELATED     COLLATERAL
                                             RECEIVABLES     MAINTAINED
                                         ---------------     ----------
Derivative Contract Receivables(a)             $ 30             $  6
Receivables under Resale Agreements              50               53
Receivables under Securities Borrowed
 Transactions                                    37               36
Other Receivables(b)                             48               29
                                               ----             ----
                                               $165             $124
                                               ====             ====
--------------------------------------------------------------------------------
(a) Included in trading assets. Collateral is not maintained for securities and other cash instruments.
(b) Collateral presented does not include overcollateralization, i.e., Merrill Lynch maintains collateral in excess of customer margin loan receivables.

"Trading Assets and Liabilities"
      Trading inventory principally represents securities purchased ("long" positions), securities sold but not yet purchased ("short" positions), and the fair value of derivative contracts (see Note 1 to the Consolidated Financial Statements). These positions are primarily the result of market-making, hedging, and proprietary activities.

      Merrill Lynch acts as a market-maker in a wide range of securities, resulting in a significant amount of trading inventory to facilitate customer transaction flow. To a lesser degree, Merrill Lynch also maintains proprietary trading inventory in seeking to profit from existing or projected market opportunities.

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      Merrill Lynch uses both cash instruments and derivatives to manage trading inventory market risks. As a result of these hedging techniques, a significant portion of trading assets and liabilities represents hedges of other trading positions. Long U.S. Government securities, for example, may be hedged with short interest rate futures contracts. These hedging techniques, which are generally initiated at the trading unit level, are supplemented by corporate risk management policies and procedures (see the Risk Management section for a description of risk management policies and procedures and a discussion of the effectiveness of hedging techniques).

      Trading assets at year-end 1998, including the $6.1 billion of collateral recognized under SFAS No. 127, were virtually unchanged from year-end 1997. U.S. Government and agencies securities increased while corporate debt and preferred stock positions decreased, as a result of investors migrating to higher credit quality instruments. Trading liabilities decreased from $71 billion to $64 billion, primarily as a result of a reduction in short U.S. Government and agencies securities used as hedges, partially offset by higher levels of equities, convertible debentures, and contractual agreements.

"Resale/Repurchase Agreements and Securities Borrowed/Loaned Transactions"
      Repurchase agreements and, to a lesser extent, securities loaned transactions are used to fund a significant portion of trading assets. Likewise, Merrill Lynch uses resale agreements and securities borrowed transactions to obtain the securities needed for delivery on short positions. These transactions are typically short-term in nature since a significant portion are entered into on an overnight or open basis. Resale and repurchase agreements entered into on a term basis typically mature within 90 days.

      Merrill Lynch also enters into these transactions to meet customers' needs. These "matched-book" repurchase and resale agreements or securities borrowed and loaned transactions are entered into with different customers using the same underlying securities, generating a spread between the interest revenue on the resale agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions. Exposures on these transactions are limited by their typically short-term nature and collateral maintenance policies. The following graph illustrates the balances related to these activities at December 25, 1998.


      Presented is a bar graph illustrating the nature of resale/repurchase agreements and securities borrowed/loaned transactions, differentiating between matched-book and non-matched-book for total resale agreements, repurchase agreements, securities borrowed, and securities loaned balances of $50,188 million, $59,501 million, $37,525 million, and $7,626 million, respectively.

--------------------------------------------------------------------------------
                       RESALE/REPURCHASE AGREEMENTS AND
                    SECURITIES BORROWED/LOANED TRANSACTIONS
--------------------------------------------------------------------------------
                                            MATCHED-   NON-MATCHED-
                                              BOOK         BOOK
                                            --------   ------------
Resale Agreements                              54%          46%
Repurchase Agreements                          44           56
Securities Borrowed                            14           86
Securities Loaned                              69           31

--------------------------------------------------------------------------------

      Receivables under resale agreements and securities borrowed transactions and payables under repurchase agreements and securities loaned transactions decreased 18% and 15% from year-end 1997, respectively, as a result of lower funding requirements due to reductions in inventory levels and matched-book trading activity.

"Other Trading-Related Receivables and Payables"
      Securities trading may lead to various customer or broker-dealer balances. Broker-dealer balances may also result from recording trading inventory on a trade date basis. Certain receivable and payable balances also arise when customers or broker-dealers fail to pay for securities purchased or fail to deliver securities sold, respectively. These receivables are generally fully collateralized by the securities that the customer or broker-dealer purchased but did not receive. Customer receivables also include margin loans collateralized by customer-owned securities held by Merrill Lynch. Collateral policies significantly limit Merrill Lynch's credit exposure to customers and broker-dealers. Merrill Lynch, in accordance with regulatory requirements, will sell securities that have not been paid for, or purchase securities sold but not delivered, after a relatively short period of time, or will require additional margin

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

collateral, as necessary. These measures reduce market risk exposure related to these balances.

      Interest receivable and payable balances related to trading inventory are principally short-term in nature. Interest balances for resale and repurchase agreements, securities borrowed and loaned transactions, and customer margin loans are generally considered when determining the collateral requirements related to these transactions.

      Trading-related receivables were up $7.0 billion from 1997, primarily from higher open agency clearing transactions and increases in margin and other collateralized loans. Trading-related payables increased $6.8 billion during 1998 due to heightened customer activity and a net payable that results from recording inventory on a trade date basis.

Non-Trading Assets

"Investments"
      Merrill Lynch's investing activities primarily consist of holding liquid debt and equity securities, investments of insurance subsidiaries, merchant banking and venture capital investments, and investments to hedge deferred compensation liabilities (see Note 4 to the Consolidated Financial Statements for further information). Investments grew from $10.0 billion at year-end 1997 to $11.7 billion at year-end 1998, as a result of increased investments held by non-trading entities and investments in partnerships, joint ventures, and real estate.

"Loans, Notes, and Mortgages"
      Merrill Lynch's portfolio of loans, notes, and mortgages includes mortgage loans on residences, working capital loans to small and medium-sized businesses, and syndicated loans. Merrill Lynch generally maintains collateral on these extensions of credit in the form of securities, liens on real estate, perfected security interests in other assets of the borrower, and guarantees. Loans, notes, and mortgages rose $3.4 billion in 1998 to $7.7 billion due to increased consumer lending activities. Merrill Lynch maintained collateral of $5.9 billion at December 25, 1998 to reduce related default risk.

"Other"
      Other non-trading assets include goodwill (related primarily to the Mercury acquisition), equipment and facilities, and other assets, which were up slightly from year-end 1997 levels.

Non-Trading Liabilities

"Borrowings"
      Portions of trading and non-trading assets are funded through borrowings, primarily commercial paper and long-term borrowings (see the Capital Adequacy and Liquidity section for more information on funding sources).

      Commercial paper decreased from $30.4 billion at year-end 1997 to $16.8 billion at year-end 1998 in order to reduce Merrill Lynch's use of short-term unsecured funding. Outstanding long-term borrowings increased to $57.6 billion at December 25, 1998 from $43.1 billion at December 26, 1997. Major components of the change in long-term borrowings for 1998 and 1997 follow:

--------------------------------------------------------------------------------
(dollars in billions)                                       1998           1997
--------------------------------------------------------------------------------
Beginning of year                                         $ 43.1         $ 26.2
Issuances                                                   29.3           25.1
Maturities                                                 (15.8)          (8.2)
Other                                                        1.0              -
                                                          ------         ------
End of year(1)                                            $ 57.6         $ 43.1
                                                          ======         ======
Average maturity in years of long-term borrowings,
  when measured to:
   Maturity                                                  4.4            3.5
   Earlier of the call or put date                           4.0            3.1
--------------------------------------------------------------------------------
(1) At year-end 1998 and 1997, $43.9 and $31.2 billion of long-term borrowings had maturity dates beyond one year, respectively.

      Demand and time deposits increased $3.0 billion in 1998 as a result of higher customer deposits in banking subsidiaries.

"Other"
      Other non-trading liabilities include liabilities of insurance subsidiaries and other payables, which decreased slightly from year-end 1997 levels.

Preferred Securities Issued by Subsidiaries

      Preferred securities issued by subsidiaries consist primarily of Trust Originated Preferred Securities (Service Mark) ("TOPrS" (Service Mark)) (see
Note 6 to the Consolidated Financial Statements for further information). TOPrS proceeds are utilized as part of general balance sheet funding (see the Capital Adequacy and Liquidity section for more information). Preferred securities issued by subsidiaries rose $2.0 billion during 1998 as a result of three TOPrS issuances.

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Stockholders' Equity

      Stockholders' equity at December 25, 1998 increased 19% to $10.1 billion from $8.5 billion at year-end 1997. The 1998 increase resulted from net earnings and the net effect of employee stock transactions, partially offset by dividends.

      At December 25, 1998, total common shares outstanding, excluding shares exchangeable into common stock, were 356.3 million, 5% higher than the 339.3 million shares outstanding at December 26, 1997. The increase was attributable principally to employee stock grants and option exercises.

      Total shares exchangeable into common stock at year-end 1998, issued in connection with the Midland Walwyn merger, were 4.5 million. In the merger, Merrill Lynch also issued 4.2 million shares of common stock.

      There were no common stock repurchases during 1998. Merrill Lynch repurchased 13.3 million shares of common stock during 1997 at an average price of $48.91 per share. In 1998, Merrill Lynch rescinded its share repurchase authority in order to facilitate pooling-of-interests accounting for the Midland Walwyn merger.


CAPITAL ADEQUACY AND LIQUIDITY

      The primary objectives of Merrill Lynch's capital structure and funding policies are to:
o     Ensure sufficient equity capital to absorb losses,
o     Support the business strategies, and
o Assure liquidity at all times, across market cycles, and through periods of financial stress.

Capital Adequacy

      Among U.S. institutions engaged primarily in the global securities business, Merrill Lynch is one of the most highly capitalized, with $9.7 billion in common equity, $425 million in preferred stock, and $2.6 billion of subsidiaries' preferred securities at December 25, 1998.

      Merrill Lynch continually reviews overall equity capital needs to ensure that its equity capital base can support the estimated risks and needs of its businesses, as well as the regulatory and legal capital requirements of its subsidiaries. Merrill Lynch uses statistically based risk models, developed in conjunction with risk management practices, to estimate potential losses arising from market and credit risks. Equity capital needs are determined based on these models, which dynamically capture changes in risk profile. Merrill Lynch also assesses the need for equity capital to support business risks that may not be adequately measured through these risk models, as well as the potential use of equity capital to support growth. Merrill Lynch determines the appropriateness of its equity capital composition, which includes common stock, preferred stock, and preferred securities issued by subsidiaries, taking into account the perpetual nature of its preferred stock and TOPrS. Based on these analyses and criteria, management believes that Merrill Lynch's equity capital base of $12.8 billion is adequate.

      Merrill Lynch operates in many regulated businesses that require various minimum levels of capital (see Note 12 to the Consolidated Financial Statements for further information). Merrill Lynch's broker-dealer, banking, insurance, and futures commission merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels, making affiliated investments, and entering into management and service agreements with affiliated companies.

      Merrill Lynch's leverage ratios were as follows:

--------------------------------------------------------------------------------
                                                                     ADJUSTED
                                                      LEVERAGE       LEVERAGE
                                                         RATIO(1)       RATIO(2)
--------------------------------------------------------------------------------
PERIOD-END
  December 25, 1998                                      23.5x          15.5x
  December 26, 1997                                      32.4x          20.7x

AVERAGE(3)
  Year ended December 25, 1998                           32.9x          19.2x
  Year ended December 26, 1997                           35.3x          21.3x
--------------------------------------------------------------------------------
(1) Total assets to Total stockholders' equity and Preferred securities issued by subsidiaries.
(2) Total assets less (a) Securities received as collateral, net of securities pledged as collateral, (b) Securities pledged as collateral, (c) Receivables under resale agreements and securities borrowed transactions, to Total stockholders' equity and Preferred securities issued by subsidiaries.
(3)   Computed using month-end balances.

      An asset-to-equity leverage ratio does not reflect the risk profile of assets, hedging strategies, or off-balance-sheet exposures. Thus, Merrill Lynch does not rely on overall leverage ratios to assess risk-based capital adequacy.

Liquidity

      Merrill Lynch's liquidity policy is to maintain alternative funding sources such that all debt obligations maturing within one year can be repaid when due without issuing new

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

unsecured debt or liquidating business assets. Primary alternative funding sources to unsecured borrowings are repurchase agreements, securities loaned, and secured bank loans, which require pledging unhypothecated marketable securities. Other funding sources include liquidating cash equivalents; securitizing loan assets; and drawing on committed, unsecured bank credit facilities that, at December 25, 1998, totaled $6.9 billion and were not drawn upon. Merrill Lynch maintains a contingency funding plan, covering an extended time horizon, which outlines actions that would be taken in the event of a severe funding disruption.

      Merrill Lynch regularly reviews the level and mix of its assets and liabilities to assess its ability to conduct core business activities without issuing new unsecured debt or drawing upon its bank credit facilities. The mix of assets and liabilities provides flexibility in managing liquidity since a significant portion of assets turns over frequently and is typically match-funded with liabilities having similar maturities and cash flow characteristics. At December 25, 1998, a significant portion of Merrill Lynch's assets was considered readily marketable by management.

      Merrill Lynch typically concentrates its unsecured, general-purpose funding at the ML & Co. level, except where tax regulations, time zone differences, or other business considerations make this impractical. The benefits of this strategy are enhanced control, reduced financing costs, wider name recognition by creditors, and greater flexibility to meet variable funding requirements of subsidiaries.

      Merrill Lynch strives to expand and diversify its funding programs, markets, and investor and creditor base. Merrill Lynch benefits by distributing a significant portion of its liabilities and equity through its own sales force to a large, diversified global client base. Available funding sources include:
o     repurchase agreements and securities loaned transactions,
o     U.S., Canadian, Euro, Japanese, and Australian commercial paper programs,
o     letters of credit,
o     master notes,
o demand and time deposits issued through Merrill Lynch's banking subsidiaries,
o     bank loans,
o     long-term debt, including medium-term notes,
o     TOPrS,
o     preferred stock, and
o     common stock.

      Additionally, Merrill Lynch maintains access to significant uncommitted credit lines, both secured and unsecured, from a large group of banks.

      During 1998, Merrill Lynch undertook measures to extend the maturity of its liabilities and to reduce its use of short-term unsecured funding. Commercial paper represented 6% and 10% of total assets at year-end 1998 and 1997, respectively. Merrill Lynch maintains strict concentration standards for commercial paper and other short-term borrowings, including limits for any single investor.

      In addition to equity capital sources, Merrill Lynch views long-term debt as a stable funding source for its core balance sheet assets. Long-term, less liquid assets are fully funded with long-term sources of capital, which include the non-current portion of long-term debt, TOPrS, preferred stock, and common equity. Generally, non-interest-earning investments and fixed assets are financed with fixed-rate long-term debt and equity capital, while trading and other current assets are financed with a combination of short-term funding, floating-rate long-term debt, and equity capital. Foreign currency-denominated assets are typically funded with like-currency-denominated borrowings. Merrill Lynch routinely uses derivative transactions, including interest rate and foreign currency swaps, to reduce its borrowing costs and interest rate and currency exposures.

      As part of an overall liquidity management strategy, Merrill Lynch's insurance subsidiaries regularly review the funding requirements of their contractual obligations for in-force, fixed-rate life insurance and annuity contracts as well as expected future acquisition and maintenance expenses for all contracts. The insurance subsidiaries market primarily variable life insurance and variable annuity products. These products are not subject to the interest rate, asset/liability matching, or credit risks attributable to fixed-rate products, thereby reducing the insurance subsidiaries' risk profile and liquidity demands. At December 25, 1998, approximately 85% of invested assets of insurance subsidiaries were considered liquid by management.

"Credit Ratings"
      The cost and availability of unsecured financing generally are dependent on credit ratings. Merrill Lynch's senior long-term debt, preferred stock, and TOPrS were rated by several recognized credit rating agencies at December 25, 1998 as follows:

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                    SENIOR     PREFERRED STOCK
                                                     DEBT            AND
RATING AGENCY                                       RATINGS     TOPrS RATINGS
--------------------------------------------------------------------------------
Duff & Phelps Credit Rating Co.                       AA             AA-
Fitch IBCA, Inc.                                      AA             AA-
Japan Rating & Investment Information, Inc.           AA          Not Rated
Moody's Investors Service, Inc.                       Aa3            aa3
Standard & Poor's                                     AA-             A
Thomson BankWatch, Inc.                               AA+         Not Rated
--------------------------------------------------------------------------------

      Approximately $75.4 billion of indebtedness at December 25, 1998 is considered senior indebtedness as defined under various indentures.


CAPITAL PROJECTS AND EXPENDITURES

      Merrill Lynch continually prepares for the future by expanding its operations and investing in new technology to improve service to clients. To support business expansion, for example, Merrill Lynch is building a new European headquarters in London for approximately $650 million; $120 million has been spent to date. Completion of this facility is expected in 2001. During 1997, Merrill Lynch also approved a plan to construct an office complex in central New Jersey to consolidate certain operations. Construction costs are estimated at approximately $325 million, and completion of this facility is anticipated in 2000.

      Significant technology initiatives include Merrill Lynch Trusted Global Advisor (Service Mark) ("TGA" (Service Mark)) and Year 2000 and European Economic and Monetary Union systems compliance. The TGA system, a technology platform which is now available to virtually all Financial Consultants, was completed during the 1998 third quarter. In the future, new system applications and systems upgrades will continue to be added to the platform as necessary.

Year 2000 Compliance Initiative

      As the millennium approaches, Merrill Lynch has undertaken initiatives to address the Year 2000 problem (the "Y2K problem"). The Y2K problem is the result of a widespread programming technique that causes computer systems to identify a date based on the last two numbers of a year, with the assumption that the first two numbers of the year are "19." As a result, the year 2000 would be stored as "00," causing computers to incorrectly interpret the year as 1900. Left uncorrected, the Y2K problem may cause information technology systems (e.g., computer databases) and non-information technology systems (e.g., elevators) to produce incorrect data or cease operating completely.

      Merrill Lynch believes that it has identified and evaluated its internal Y2K problem and that it is devoting sufficient resources to renovating technology systems that are not already Year 2000 compliant. The resource-intensive renovation phase (as further discussed) of Merrill Lynch's Year 2000 efforts was approximately 95% completed as of January 31, 1999. Merrill Lynch will focus primarily on completing its renovation and testing and on integration of the Year 2000 programs of recent acquisitions during the remainder of 1999. In order to focus attention on the Y2K problem, management has deferred certain other technology projects; however, this deferral is not expected to have a material adverse effect on the company's business, results of operations, or financial condition.

      The failure of Merrill Lynch's technology systems relating to a Y2K problem would likely have a material adverse effect on the company's business, results of operations, and financial condition. This effect could include disruption of normal business transactions, such as the settlement, execution, processing, and recording of trades in securities, commodities, currencies, and other assets. The Y2K problem could also increase Merrill Lynch's exposure to risk and its need for liquidity.

      In 1995, Merrill Lynch established the Year 2000 Compliance Initiative, which is an enterprisewide effort to address the risks associated with the Y2K problem, both internal and external. The Year 2000 Compliance Initiative's efforts to address the risks associated with the Y2K problem have been organized into six phases: planning, pre-renovation, renovation, production testing, certification, and integration testing.

      The planning phase involved defining the scope of the Year 2000 Compliance Initiative, including its annual budget and strategy, and determining the level of expert knowledge available within Merrill Lynch regarding particular systems or applications. The pre-renovation phase involved developing a detailed enterprisewide inventory of applications and systems, identifying the scope of necessary renovations to each application or system, and establishing a conversion schedule. During the renovation phase, source code is actually converted, date fields are expanded or windowed (windowing is used on an exception basis only), test data is prepared, and each system or

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

application is tested using a variety of Year 2000 scenarios. The production testing phase validates that a renovated system is functionally the same as the existing production version, that renovation has not introduced defects, and that expanded or windowed date fields continue to handle current dates properly. The certification phase validates that a system can run successfully in a Year 2000 environment. The integration testing phase, which will occur throughout 1999, validates that a system can successfully interface with both internal and external systems. Finally, as Merrill Lynch continues to implement new systems, they are also being tested for Year 2000 readiness.

      In 1996 and 1997, as part of the planning and pre-renovation phases, both plans and funding of plans for inventory, preparation, renovation, and testing of computer systems for the Y2K problem were approved. All plans for both mission-critical and non-mission-critical systems are tracked and monitored. The work associated with the Year 2000 Compliance Initiative has been accomplished by Merrill Lynch employees, with the assistance of consultants where necessary.

      As part of the production testing and certification phases, Merrill Lynch has performed, and will continue to perform, both internal and external Year 2000 testing intended to address the risks from the Y2K problem. As of January 31, 1999, production testing was approximately 93% completed. In July 1998, Merrill Lynch participated in an industrywide Year 2000 systems test sponsored by the Securities Industry Association ("SIA"), in which selected firms tested their computer systems in mock stock trades that simulated dates in December 1999 and January 2000. Merrill Lynch will participate in further industrywide testing sponsored by the SIA, currently scheduled for March and April 1999, which will involve an expanded number of firms, transactions, and conditions. Merrill Lynch also participated in various other domestic and international industry tests during 1998.

      Merrill Lynch continues to survey and communicate with third parties whose Year 2000 readiness is important to the company. Information technology and non-information technology vendors and service providers are contacted in order to obtain their Year 2000 compliance plans. Based on the nature of the response and the importance of the product or service involved, Merrill Lynch determines if additional testing is needed. The results of these efforts are maintained in a database that is accessible throughout the firm. Third parties that have been contacted include transactional counterparties, exchanges, and clearinghouses; a process to access and rate their responses has been developed. This information as well as other Year 2000 readiness information on particular countries and their political subdivisions will be used by Merrill Lynch to manage risk resulting from the Y2K problem. Management is unable at this point to ascertain whether all significant third parties will successfully address the Y2K problem. Merrill Lynch will continue to monitor third parties' Year 2000 readiness to determine if additional or alternative measures are necessary. In connection with information technology and non-information technology products and services, contingency plans, which are developed at the business unit level, may include selection of alternate vendors or service providers and changing business practices so that a particular system is not needed. In the case of securities exchanges and clearinghouses, risk mitigation could include the re-routing of business. In light of the interdependency of the parties in or serving the financial markets, however, there can be no assurance that all Y2K problems will be identified and remediated on a timely basis or that all remediation will be successful. The failure of exchanges, clearing organizations, vendors, service providers, counterparties, regulators, or others to resolve their own processing issues in a timely manner could have a material adverse effect on Merrill Lynch's business, results of operations, and financial condition.

      At year-end 1998, the total estimated expenditures for the entire Year 2000 Compliance Initiative were approximately $425 million, of which approximately $125 million was remaining. The majority of these remaining expenditures are expected to cover testing, risk management, and contingency planning. There can be no assurance that the costs associated with such remediation efforts will not exceed those currently anticipated by Merrill Lynch, or that the costs associated with the remediation efforts or the possible failure of such remediation efforts would not have a material adverse effect on Merrill Lynch's business, results of operations, or financial condition.

European Economic and Monetary Union
("EMU") Initiatives

      As of January 1, 1999, the "euro" was adopted as the common legal currency of participating member states of the EMU. As a consequence of the introduction of and conversion to the euro, Merrill Lynch was required to make significant changes to nearly 200 global business systems in order to reflect the substitution of the euro for the 11 member national currencies and the European currency unit. The introduction

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

of the euro brings about fundamental changes in the structure and nature of European financial markets, including the creation of a unified, more liquid capital market in Europe. As financial markets in EMU member states converge and local barriers are removed, competition is expected to increase.

      The introduction of the euro affects all Merrill Lynch facilities that transact, distribute, or provide custody or recordkeeping for securities or cash denominated in the currency of a participating member state. Merrill Lynch's systems or procedures that handle such securities or cash were modified in order to implement the conversion to the euro. The implementation phase is continuing into the first quarter of 1999 to resolve any post-conversion issues. The success of Merrill Lynch's euro conversion efforts was dependent on the euro-compliance of third parties, such as trading counterparties, financial intermediaries (e.g., securities and commodities exchanges, depositories, clearing organizations, and commercial banks), and vendors.

      As of the end of the 1998 fiscal year, the total estimated expenditures associated with the introduction of and conversion to the euro were approximately $79 million, of which $1 million is remaining to be spent during the first quarter of 1999 on compliance efforts and project administration. Management believes that it has identified and evaluated all of the systems and operational modifications necessary for the conversion to the euro. On January 4, 1999 and since then, Merrill Lynch has conducted normal business operations, having successfully completed its conversion program. Management does not expect the introduction of the euro to have a negative effect on its future business, currency risk, or competitive positioning in the European markets.


RISK MANAGEMENT

      Through its operating activities, Merrill Lynch is exposed to market, credit, and other risks. These risks are continually monitored, evaluated, and managed firmwide through a comprehensive risk management process. The proper execution of this process leads to more effective management of these risks, helping to reduce the likelihood of earnings volatility over time.

      The primary responsibility in the risk management process rests with individual business units in managing the risks that arise from individual transactions or portfolios of similar transactions. Business units manage these risks by adhering to established risk policies and procedures, advanced hedging techniques, and the distribution strength of our global sales force.

      To supplement risk management at the business unit level, Merrill Lynch has developed corporate governance policies and procedures that require corporate personnel, who are independent of business units, to participate in the risk management process (see the Corporate Governance section). To ensure a proper system of checks and balances, these units are independent of the business units and report to other senior executives in the firm.

      Merrill Lynch's firmwide risk management process is based on the belief that there is more to risk management than identifying and measuring risk. The process itself has been strengthened by experience, but the underlying philosophy is essentially unchanged. This philosophy is based on the following eight principles:
1. The most important tools in any risk process are experience, judgment, and constant communication.
2. Vigilance, discipline, and an awareness of risk must be continuously emphasized throughout the firm.
3. Management must provide a clear and simple statement as to what can and cannot be done in committing capital.
4. Risk policies and procedures must be clear, well communicated, and understood.
5. Risk managers must consider the unexpected, probe for potential problems, test for weaknesses, and help identify potential for loss.
6.    Reporting on risk exposures and variables must be accurate and timely.
7. The process must be flexible to permit adaptation to changing environments, including the evolving goals of Merrill Lynch itself.
8. The key objective must be to minimize the possibility of incurring unacceptable loss. Such losses usually arise from unexpected events that most statistical model-based risk methodologies cannot predict.

      The overall effectiveness of Merrill Lynch's risk management process is illustrated by analyzing actual net trading-related revenues over time. The nature of Merrill Lynch's trading-related activities, which are principally client order flow-driven, combined with its risk management strategies, help to reduce earnings volatility. A distribution of weekly net trading-related revenues, net of reserves, for each of the last three years is presented in the graph that follows:

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


        Presented is a bar graph illustrating the distribution of weekly net trading-related revenues by revenue band for 1996, 1997, and 1998.

--------------------------------------------------------------------------------
                        DISTRIBUTION OF WEEKLY NET
                     TRADING-RELATED REVENUES BY YEAR
                              ($ IN MILLIONS)
--------------------------------------------------------------------------------
                                Number of weeks
                                ---------------
                           1996       1997       1998
                           ----       ----       ----

Less than $0                  -          -          5
$0-50                         1          4          7
$50-100                      31         12          9
$100-150                     20         31         17
Over $150                     -          5         14
                           ----       ----       ----
                             52         52         52
                           ====       ====       ====
--------------------------------------------------------------------------------

Corporate Governance

      Merrill Lynch's corporate governance policies and procedures require specific resource units to assist in the identification, assessment, and control of risks. The groups responsible for the maintenance of these policies and procedures include Global Risk and Credit Management ("Risk Management"), as well as Finance, Audit, Treasury, Operations, and Law and Compliance ("Control Units").

      Risk Management is organized into divisions overseeing market and credit risks ("Market Risk Division" and "Credit Risk Division", respectively). These divisions are managed by a single head of Risk Management, who is a member of the Executive Management Committee.

      Risk Management has the authority to set and monitor firmwide risk levels related to trading exposures and counterparty credit limits, and to veto proposed transactions (see further discussion in the Market Risk and Credit Risk sections). Many transactions are subject to prior approval from Risk Management, including underwriting commitments of equity, high-yield, and emerging market securities, real estate financings, and bridge loans, as well as most derivatives and syndicated loans. In addition, Risk Management and representatives from other Control Units approve new types of transactions as part of the new product review process.

      In addition to independent risk management responsibilities, senior management from Risk Management and the Control Units take an active role in the oversight of the risk management process through the Risk Control and Reserve Committees.

      The Risk Control Committee provides general risk oversight for all institutional trading activities, which includes setting quantitative limits for market and credit risks and developing guidelines for the approval of new products. The Risk Control Committee, chaired by the head of Risk Management, reports periodically to the Audit and Finance Committee of the Board of Directors and is independent of Merrill Lynch's business units.

      The Reserve Committee monitors valuation and certain other risks associated with assets and liabilities. Merrill Lynch establishes balance sheet reserves for existing conditions, events, or circumstances that may indicate that the realizable value of an asset has been reduced below its carrying value or that a liability has been incurred. The Reserve Committee, chaired by the Chief Financial Officer, reviews and approves firmwide reserve levels, as well as changes in reserve methodologies. The Reserve Committee meets monthly to review current market conditions and to act on specific issues. Merrill Lynch's reserves take into account management's judgment and are generally based on:

o     identification of specific risks and exposures,
o     formulas, and
o     aging, concentration, and liquidity analyses.

      The following discussions of market, credit, operating, and other risks highlight specific policies and procedures for risk identification, assessment, and control. For information on qualitative aspects of market and credit risk, see Note 3 to the Consolidated Financial Statements.

Market Risk

      Market risk is the potential change in a financial instrument's value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, and credit spreads. The Market Risk Division is responsible for measuring, monitoring, and controlling market risk on trading positions, including the establishment of trading limits throughout the firm, which may not be exceeded without prior approval.

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      The Market Risk Division comprises three functional groups: the Quantitative Risk Management Group; the Analytics, Reporting, and Technology Group; and the Risk Managers Group. The Quantitative Risk Management Group independently tests and reviews valuation and risk models used throughout the firm's trading businesses. The Analytics, Reporting, and Technology Group designs and develops risk processes and analytics which support portfolio measurement, establishment of trading limits, and compliance with various reporting requirements. The Risk Managers Group has primary responsibility for the independent risk assessment and limits establishment of individual trading units and is organized along geographic and product lines to ensure direct and frequent communication with the business areas.

      The Market Risk Division has established certain controls and guidelines to supplement hedging of market risks at the trading unit level (see Trading Assets and Liabilities in the Balance Sheet section for further information on these techniques). In addition, the Division performs regular, formal risk reviews with senior trading managers.

      The Market Risk Division uses several proprietary risk technology tools, including a scenario/value-at-risk system, a risk inventory database, a trading limit monitoring system, and trading system access. The scenario/value-at-risk system performs daily sensitivity and value-at-risk analysis on trading positions. The risk inventory database provides daily consolidation of securities inventory exposure by product, credit rating, country, etc., along with concentrations of exposure. The trading limit monitoring system enables the Division to review compliance with established limits. Access to trading systems allows the Division to monitor positions and perform computerized analytics.

      Merrill Lynch uses mathematical risk models, including value-at-risk and sensitivity analysis, to help estimate its exposure to market risk. Nevertheless, management believes that the use of mathematical risk models alone may provide a greater sense of security than warranted; therefore, reliance on these models should be limited. In fact, because of the inability of mathematical risk models to quantify large-scale potential financial events with any precision, these models only serve to supplement other risk management efforts. The 1998 third quarter market turmoil is an example of such a financial event.

      Value-at-risk is a statistical measure of the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. For these disclosures, Merrill Lynch uses a historical simulation approach to estimate value-at-risk using a 99% confidence level and a two-week holding period for trading and non-trading instruments. Sensitivities to market risk factors are aggregated and combined with a database of historical biweekly changes in market factors to simulate a series of profits and losses. The level of loss that is exceeded in that series 1% of the time is used as the estimate for the 99% confidence level value-at-risk. The Market Risk Division continually enhances its value-at-risk model both in terms of analytic methodology and historical time series data, both of which can impact final value-at-risk numbers. Trading units communicate daily to the Division the sensitivity of their positions to changes in risk factors.

      A number of assumptions must be made to obtain the sensitivities and simulated profits and losses. There is no reason to believe that the historically simulated profits and losses have any predictive power for the future distribution of profits and losses. For instance, the unprecedented volatility experienced in the 1998 third quarter demonstrated the limitations of value-at-risk models. Prior to that period, the largest widening of credit spreads in emerging markets ever experienced over a one-month period was approximately 200 basis points, including the peso crisis in 1994. In contrast, emerging market spreads widened by approximately 900 basis points during a three-week period in the 1998 third quarter. Value-at-risk, even using a 99% confidence level, would only have considered a widening of approximately 200 basis points.

      Hypothetical gains and losses from simulated changes in risk factors for trading instruments would be reflected in earnings since these instruments are accounted for at fair value. Hypothetical gains and losses from simulated changes in risk factors for non-trading instruments generally would not be reflected in earnings since these instruments are typically accounted for at historical cost.

      The overall total value-at-risk amounts are presented across major risk categories, including exposure to volatility risk found in certain products, e.g., options. The table that follows presents Merrill Lynch's value-at-risk for trading instruments at year-end 1998 and 1997 and the 1998 average value-at-risk calculated on a quarterly basis.

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       YEAR-END        YEAR-END         AVERAGE
(in millions)                              1998            1997            1998
--------------------------------------------------------------------------------
TRADING VALUE-AT-RISK
  Interest rate(1)                        $ 116           $  85           $  97
  Equity                                      4              53              27
  Commodity                                   4              24              12
  Currency                                   25              39              33
  Volatility                                 13             103              38
                                          -----           -----           -----
                                            162             304             207
  Diversification benefit                   (49)           (144)            (79)
                                          -----           -----           -----
  Overall                                 $ 113(2)        $ 160(2)        $ 128
                                          =====           =====           =====
--------------------------------------------------------------------------------
(1)   Includes credit spread risk.
(2) Overall value-at-risk using a 95% confidence level and a one-day holding period was $21 and $69 million at year-end 1998 and 1997, respectively.

      While trading interest rate value-at-risk increased, Merrill Lynch decreased its equity, commodity, currency, and volatility values-at-risk across trading businesses during 1998. These risk reductions reduced overall value-at-risk by 29% from year-end 1997 to year-end 1998.

      The table that follows presents Merrill Lynch's value-at-risk for non-trading instruments at year-end 1998 and 1997 and the 1998 average value-at-risk calculated on a quarterly basis:

--------------------------------------------------------------------------------
                                YEAR-END           YEAR-END            AVERAGE
(in millions)                       1998               1997               1998
--------------------------------------------------------------------------------
NON-TRADING VALUE-AT-RISK
  Interest rate(1)                 $ 179               $ 15               $ 78
  Currency                            82                 23                 53
  Equity                              11                  7                 11
                                   -----               ----               ----
                                     272                 45                142
  Diversification benefit            (86)               (15)               (45)
                                   -----               ----               ----
  Overall                          $ 186(2)            $ 30(2)            $ 97
                                   =====               ====               ====
--------------------------------------------------------------------------------
(1)   Includes credit spread risk.
(2) Overall value-at-risk using a 95% confidence level and a one-day holding period was $34 and $5 million at year-end 1998 and 1997, respectively.

      The increase in non-trading interest rate value-at-risk is primarily due to the issuance of $4 billion in fixed-rate financing, including TOPrS. Merrill Lynch did not hedge the resulting interest rate risk since long-term non-interest-earning assets are partially financed with fixed-rate long-term debt (see the Capital Adequacy and Liquidity section for further information). The increase in non-trading currency value-at-risk is attributable to greater British pound exposure resulting from growth in non-U.S. operations.

Credit Risk

      Credit risk represents the loss that Merrill Lynch would incur if a counterparty or issuer failed to perform its contractual obligations. Policies and procedures have been established with the objective of protecting against unacceptable credit losses, including:

o     reviewing and establishing limits for credit exposures,
o further mitigating counterparty credit exposures through various techniques, including maintaining collateral, and obtaining the right to terminate transactions or collect collateral in the event of a credit rating downgrade, and
o     continually assessing the creditworthiness of counterparties and issuers.

      The Credit Risk Division is organized geographically, with industry specialization in the U.S.

      Within the Credit Risk Division, counterparty credit approval levels are established based on counterparty or issuer credit quality and the potential risk of the transaction. Credit officers set limits by counterparty or issuer, recommend credit reserves, and manage credit exposures. Transactions that exceed prescribed levels must be approved by the Credit Committee, which includes several Directors of Corporate Credit and the Chief Credit Officer. Regional credit groups, in addition to evaluating the creditworthiness of specific counterparties, enhance country analysis by ensuring that total credit risks are within country concentration limits. Within the Credit Department, the Sovereign Risk group analyzes the political, economic, and financial conditions of individual countries, establishes country credit ratings, and recommends overall country risk limits.

      The credit system tracks information from automated and manual sources to enable the Credit Risk Division to monitor counterparty/issuer, product, and country concentrations. This system aggregates credit exposure by counterparty/issuer, maintains overall counterparty/issuer and specific product limits, and identifies limit review dates by counterparty/issuer. Detailed information on firmwide inventory positions and executed transactions, including current and potential credit exposure, is updated frequently and compared with limits. Collateral holdings, which reduce credit exposure, are also tracked on the credit system.

      Credit exposures related to Merrill Lynch's retail customer business, including mortgages and home equity lines of credit, customer margin accounts, and working capital facilities to small businesses, are continually monitored.

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Operating Risk

      Operating risk focuses on Merrill Lynch's ability to accumulate, process, protect, and communicate information necessary to conduct business in a global market environment, and also includes the execution of legal, fiduciary, and agency responsibilities. Merrill Lynch manages operating risk in many ways, including maintaining backup facilities, using technology, employing experienced personnel, and maintaining a comprehensive system of internal controls.

      Merrill Lynch maintains key backup facilities worldwide and updates systems and equipment as required in response to changes in business conditions and technology needs. An example is the extensive work currently being performed to become Year 2000-compliant (see the Capital Projects and Expenditures section). In addition, experienced operations personnel provide support and control for trading, clearance, and settlement activities and perform custodial functions for customer and proprietary assets. Merrill Lynch regularly reviews its framework of internal controls, taking into account changing circumstances. Corrective actions are taken to address control deficiencies, and opportunities for improvement are implemented when cost-effective.

      From a legal standpoint, risk arises from the enforceability of clients' and counterparties' obligations to, and receivables from, Merrill Lynch, including obtaining contractual provisions intended to reduce credit exposure by providing for the netting of mutual obligations. The firm seeks to mitigate such risk by:
o     developing policies that enhance enforceability of transactions,
o     monitoring compliance with internal policies and external regulations, and
o requiring consultation with internal and external legal advisors for non-standard transactions.

      Fiduciaries and agents have obligations to act on behalf of others. Such risks are inherent in brokerage and investment management activities. Merrill Lynch has a number of policies in place to ensure that fiduciary obligations to clients are met and that Merrill Lynch is in compliance with applicable legal and regulatory requirements.

Other Risks

      Liquidity risk arises in the course of Merrill Lynch's general funding activities and in the management of the balance sheet. This risk includes both the risk of being unable to raise funding with appropriate maturity and interest rate characteristics and the risk of being unable to liquidate an asset in a timely manner at a reasonable price. For more information on how Merrill Lynch manages liquidity risk, see the Capital Adequacy and Liquidity section.

      Other risks Merrill Lynch encounters include political, tax, and regulatory risks. These risks revolve around the impact that changes in local laws, regulatory requirements, or tax statutes would have on the viability, profitability, or cost-effectiveness of existing or future transactions. To help mitigate the effects of these risks, Merrill Lynch constantly reviews new and pending legislation and regulations by employing professionals in the jurisdictions in which the company operates to actively follow these issues and participate in related interest groups.


NON-INVESTMENT GRADE HOLDINGS AND HIGHLY LEVERAGED TRANSACTIONS

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

      In the normal course of business, Merrill Lynch underwrites, trades, and holds non-investment grade cash instruments in connection with its investment banking, market-making, and derivative structuring activities. Non-investment grade trading inventories have increased in recent years to satisfy growing client demand for higher-yielding investments, including emerging market and other non-U.S. securities. During the second half of 1998, however, these exposures were intentionally reduced as a result of market volatility. Non-investment grade holdings have been defined as debt and preferred equity securities rated as BB+ or lower, or equivalent ratings by recognized credit rating agencies, sovereign debt in emerging markets, amounts due under derivative contracts from non-investment grade counterparties, and other instruments that, in the opinion of management, are non-investment grade.

                                                                          [LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      Derivatives may also expose Merrill Lynch to credit risk related to the underlying security where a derivative contract can either synthesize ownership of the underlying security (e.g., long total return swap) or potentially force ownership of the underlying security (e.g., short put option). In addition, derivatives may subject Merrill Lynch to credit spread or issuer default risk, in that changes in credit spreads or in the credit quality of the underlying securities may adversely affect the derivatives' fair values. Merrill Lynch engages in various hedging strategies to reduce its exposure associated with non-investment grade positions, such as purchasing an option to sell the related security or entering into other offsetting derivative contracts.

      In addition to engaging in business involving non-investment grade positions, Merrill Lynch provides financing and advisory services to, and invests in, companies entering into leveraged transactions, which may include leveraged buyouts, recapitalizations, and mergers and acquisitions. Merrill Lynch provides extensions of credit to leveraged companies in the form of senior and subordinated debt, as well as bridge financing on a select basis. In addition, Merrill Lynch syndicates loans for non-investment grade companies or in connection with highly leveraged transactions and may retain a residual portion of these loans.

      Merrill Lynch holds direct equity investments in leveraged companies and interests in partnerships that invest in leveraged transactions. Merrill Lynch has also committed to participate in limited partnerships that invest in leveraged transactions. Future commitments to participate in limited partnerships and other direct equity investments will be made on a select basis.

Trading Exposures

      The following table summarizes trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 1998 and 1997:

--------------------------------------------------------------------------------
(in millions)                                                1998          1997
--------------------------------------------------------------------------------
Trading assets:
  Cash instruments                                        $ 7,932      $ 13,049
  Derivatives                                               4,939         3,420
Trading liabilities - cash instruments                       (920)       (2,970)
Collateral on derivative assets                            (2,457)         (599)
                                                          -------      --------
Net trading asset exposure                                  9,494        12,900
Derivative notionals with credit exposure(1)                2,633         3,654
Derivative notionals that hedge credit exposure(1)         (3,927)       (4,235)
                                                          -------      --------
Net exposure                                              $ 8,200      $ 12,319
                                                          =======      ========
--------------------------------------------------------------------------------
(1)   Represents amount subject to strike or reference price.

      Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 25, 1998, the carrying value of such debt and equity securities totaled $74 million, of which 84% resulted from Merrill Lynch's market-making activities in such securities. This compared with $142 million at December 26, 1997, of which 56% related to market-making activities. In addition, Merrill Lynch held distressed bank loans totaling $156 million and $432 million at year-end 1998 and 1997, respectively.

Non-Trading Exposures

      The following table summarizes non-trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 1998 and 1997:

--------------------------------------------------------------------------------
(in millions)                                                1998           1997
--------------------------------------------------------------------------------
Marketable investment securities                           $   39          $ 648
Investments of insurance subsidiaries                         148            192
Loans (net of allowance for loan losses):
  Bridge loans                                                 66              -
  Other loans(1)                                            1,099            467
Other investments:
  Partnership interests(2)                                    852(3)         315
  Other equity investments(4)                                 459            170
--------------------------------------------------------------------------------
(1) Represented outstanding loans to 82 and 48 companies at year-end 1998 and 1997, respectively.
(2) Included is $279 and $233 million in investments at year-end 1998 and 1997, respectively, related to deferred compensation plans, for which the default risk of the investments rests with the participating employees.
(3) Included in this amount is a $300 million investment in the hedge fund Long Term Capital Portfolio, L.P.
(4)   Invested in 89 and 72 enterprises at year-end 1998 and 1997, respectively.

[LOGO]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      The following table summarizes Merrill Lynch's commitments with exposure to non-investment grade or highly leveraged counterparties at year-end 1998 and 1997:

--------------------------------------------------------------------------------
(in millions)                                                 1998          1997
--------------------------------------------------------------------------------
Additional commitments to invest in partnerships            $  227          $ 60

Unutilized revolving lines of credit and other
  lending commitments                                        1,678(1)        485
--------------------------------------------------------------------------------
(1) Includes a $1.1 billion commitment to a counterparty related to acquisition financing. Subsequent to year-end, the acquisition was completed, with substantially all of the acquisition financing syndicated to third parties.

      At December 25, 1998, the largest industry exposure was to the financial services sector, which accounted for 43% of total non-investment grade positions and highly leveraged transactions.


CASH FLOWS

      During 1998, Merrill Lynch disbursed $5.3 billion to acquire the outstanding shares of Mercury. This purchase was financed primarily with proceeds from long-term borrowings.


LITIGATION

      Certain actions have been filed against Merrill Lynch in connection with Merrill Lynch's business activities. Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition or the results of operations of Merrill Lynch as set forth in the Consolidated Financial Statements contained herein.


RECENT DEVELOPMENTS

New Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities". SFAS No. 133 requires all derivatives, including certain derivatives embedded in other contracts, to be recorded on the balance sheet at fair value. SFAS No. 133, which is effective for Merrill Lynch beginning January 1, 2000, will primarily impact Merrill Lynch's accounting and reporting of derivatives used to hedge borrowings and other non-trading assets and liabilities. Merrill Lynch is currently evaluating the expected impact of adopting this standard.

                                                                          [LOGO]

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION OF FINANCIAL RESPONSIBILITY

      Management of Merrill Lynch & Co., Inc. is responsible for preparing the financial statements and related notes contained in this Annual Report. The consolidated financial statements and notes are prepared in accordance with generally accepted accounting principles. Other financial data included in the Annual Report are consistent with those in the financial statements.

      Management recognizes the importance of safeguarding Merrill Lynch's assets and integrity. Therefore, Management devotes considerable attention to understanding the risks of its businesses, promoting the highest standards of ethical conduct, exercising responsible stewardship over Merrill Lynch's assets, and presenting fair financial statements.

      Merrill Lynch regularly reviews its framework of internal controls, taking into account changing circumstances. Corrective actions are taken to address control deficiencies, and other opportunities for improvement are implemented when cost effective.

      The framework of internal control includes policies, procedures, and organizational structures that are overseen by a predominantly independent Board of Directors. Several committees of the Board actively participate in setting policy and monitoring controls. The Audit and Finance Committee, which consists of five independent directors, examines Merrill Lynch's compliance with acceptable business standards and ethics in accordance with its written charter of responsibilities and duties. It also reviews significant financial issues and recommends overall policies regarding market and credit risk, as well as funding requirements. The Management Development and Compensation Committee, also composed entirely of independent directors, oversees procedures for developing and assessing the performance of Merrill Lynch's employees with an emphasis on ethical business behavior.

      Oversight is provided by independent units within Merrill Lynch, working together to maintain Merrill Lynch's internal control standards.

      Corporate Audit reports directly to the Audit and Finance Committee, providing independent appraisals of Merrill Lynch's internal accounting controls and compliance with established policies and procedures.

      Finance establishes accounting policies and procedures, measures and monitors financial risk, and prepares financial statements that fairly present the underlying transactions and events of Merrill Lynch.

      Global Risk and Credit Management is both independent from business line management and has oversight responsibility for Merrill Lynch's market and credit risks. This group has clear authority to enforce trading and credit limits using various systems and procedures to monitor positions and risks.

      Law and Compliance serves in a counseling and advisory role to Management. In this role, the group develops policies; monitors compliance with internal policies, external rules, and industry regulations; and provides support in connection with the execution of various transactions.

      The independent auditors, Deloitte & Touche LLP, perform annual audits of Merrill Lynch's financial statements in accordance with generally accepted auditing standards, including a review of the internal accounting control system. The independent auditors openly discuss with the Audit and Finance Committee their views on the quality of the financial statements and related disclosures and the adequacy of Merrill Lynch's internal accounting controls. Quarterly review reports on the interim financial statements are also issued by Deloitte & Touche LLP. Merrill Lynch's independent auditors are appointed each year by the Audit and Finance Committee and are given unrestricted access to all financial records and related data, including minutes of meetings of stockholders, Board of Directors, and committees of the Board.

/s/ David H. Komansky             /s/ Herbert M. Allison, Jr.       /s/ E. Stanley O'Neal

David H. Komansky                 Herbert M. Allison, Jr.           E. Stanley O'Neal
Chairman of the Board             President and                     Executive Vice President and
and Chief Executive Officer       Chief Operating Officer           Chief Financial Officer

[LOGO]

--------------------------------------------------------------------------------

DESCRIPTION OF BUSINESS

      Merrill Lynch & Co., Inc. ("ML & Co.") is a holding company that provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance, and other financial services subsidiaries. Its principal subsidiaries include:
o Merrill Lynch, Pierce, Fenner & Smith Incorporated, a U.S.-based broker-dealer in securities;
o Merrill Lynch International, a U.K.-based broker-dealer in securities and dealer in equity derivatives;
o Merrill Lynch Government Securities Inc., a dealer in U.S. Government securities; and
o Merrill Lynch Capital Services, Inc., a dealer in interest rate, currency, and credit derivatives.

      Services provided to clients by ML & Co. and subsidiaries include:

o     securities brokerage, trading, and underwriting;
o investment banking, strategic services, and other corporate finance advisory activities, including loan syndication;
o     asset management and other investment advisory and recordkeeping services;
o dealing and brokerage of swaps, options, forwards, futures, and other derivatives;
o     securities clearance services;
o     debt, equity, and economic research activities;
o     banking, trust, and lending services; and
o     insurance sales and underwriting services.


INDEPENDENT AUDITORS' REPORT

[LOGO]

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

      We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of December 25, 1998 and December 26, 1997 and the related consolidated statements of earnings, changes in stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 25, 1998. These financial statements are the responsibility of Merrill Lynch's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch at December 25, 1998 and December 26, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 25, 1998 in conformity with generally accepted accounting principles.

      As discussed in Note 2 to the consolidated financial statements, in 1998 Merrill Lynch changed its method of accounting for certain internal-use software development costs to conform with Statement of Position 98-1.


/s/ Deloitte & Touche LLP

New York, New York
February 22, 1999

                                                                          [LOGO]

                       CONSOLIDATED STATEMENTS OF EARNINGS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

                                                    YEAR ENDED LAST FRIDAY IN DECEMBER

                                                              1998      1997      1996
--------------------------------------------------------------------------------------
REVENUES

   Commissions                                            $  5,799  $  4,995  $  4,085

   Interest and dividends                                   19,314    17,299    13,125

   Principal transactions                                    2,651     3,827     3,531

   Investment banking                                        3,264     2,876     2,022

   Asset management and portfolio service fees               4,202     3,002     2,431

   Other                                                       623       500       519
                                                           -------   -------   -------
   TOTAL REVENUES                                           35,853    32,499    25,713

   Interest Expense                                         18,306    16,243    12,092
                                                           -------   -------   -------
   NET REVENUES                                             17,547    16,256    13,621
                                                           -------   -------   -------

NON-INTEREST EXPENSES

   Compensation and benefits                                 9,199     8,333     7,012

   Communications and technology                             1,749     1,255     1,010

   Occupancy and related depreciation                          867       736       742

   Advertising and market development                          688       613       527

   Brokerage, clearing, and exchange fees                      683       525       433

   Professional fees                                           552       520       385

   Goodwill amortization                                       226        65        50

   Provision for costs related to staff reductions             430         -         -

   Other                                                     1,057     1,098       834
                                                           -------   -------   -------
   TOTAL NON-INTEREST EXPENSES                              15,451    13,145    10,993
                                                           -------   -------   -------

EARNINGS BEFORE INCOME TAXES AND DIVIDENDS ON
   PREFERRED SECURITIES ISSUED BY SUBSIDIARIES               2,096     3,111     2,628

Income Tax Expense                                             713     1,129       980

Dividends on Preferred Securities Issued by Subsidiaries       124        47         -
                                                           -------   -------   -------

NET EARNINGS                                               $ 1,259   $ 1,935   $ 1,648
                                                           =======   =======   =======

NET EARNINGS APPLICABLE TO COMMON STOCKHOLDERS             $ 1,220   $ 1,896   $ 1,602
                                                           =======   =======   =======

EARNINGS PER COMMON SHARE

   Basic                                                   $  3.43   $  5.57   $  4.63
                                                           =======   =======   =======
   Diluted                                                 $  3.00   $  4.79   $  4.08
                                                           =======   =======   =======
--------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

[LOGO]

                           CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amount)

                                                                     DECEMBER 25, 1998   DECEMBER 26, 1997
----------------------------------------------------------------------------------------------------------
ASSETS

CASH AND CASH EQUIVALENTS                                                    $  12,530           $  12,073
                                                                             ---------           ---------
CASH AND SECURITIES SEGREGATED FOR REGULATORY PURPOSES OR
   DEPOSITED WITH CLEARING ORGANIZATIONS                                         6,590               5,357
                                                                             ---------           ---------
RECEIVABLES UNDER RESALE AGREEMENTS AND
   SECURITIES BORROWED TRANSACTIONS                                             87,713             107,443
                                                                             ---------           ---------
MARKETABLE INVESTMENT SECURITIES                                                 4,605               3,309
                                                                             ---------           ---------
TRADING ASSETS, AT FAIR VALUE

   Equities and convertible debentures                                          25,318              24,031

   Contractual agreements                                                       21,979              21,205

   Corporate debt and preferred stock                                           21,166              32,537

   U.S. Government and agencies                                                 15,421               9,848

   Non-U.S. governments and agencies                                             7,474              10,221

   Mortgages, mortgage-backed, and asset-backed                                  7,023               7,312

   Other                                                                         3,358               2,937
                                                                             ---------           ---------
                                                                               101,739             108,091
   Securities received as collateral, net of securities
      pledged as collateral                                                      6,106                   -
                                                                             ---------           ---------
   Total                                                                       107,845             108,091
                                                                             ---------           ---------

SECURITIES PLEDGED AS COLLATERAL                                                 8,184                   -
                                                                             ---------           ---------
OTHER RECEIVABLES

   Customers (net of allowance for doubtful accounts of $48
      in 1998 and $50 in 1997)                                                  29,559              27,319

   Brokers and dealers                                                           8,872               5,182

   Interest and other                                                            9,278               8,185
                                                                             ---------           ---------
   Total                                                                        47,709              40,686
                                                                             ---------           ---------

INVESTMENTS OF INSURANCE SUBSIDIARIES                                            4,485               4,833

LOANS, NOTES, AND MORTGAGES (net of allowance for loan losses
   of $124 in 1998 and $130 in 1997)                                             7,687               4,310

OTHER INVESTMENTS                                                                2,590               1,829

EQUIPMENT AND FACILITIES (net of accumulated depreciation
   and amortization of $3,482 in 1998 and $2,955 in 1997)                        2,761               2,099

GOODWILL (net of accumulated amortization of $338 in 1998
   and $131 in 1997)                                                             5,364               5,467

OTHER ASSETS                                                                     1,741               1,483
                                                                             ---------           ---------

TOTAL ASSETS                                                                 $ 299,804           $ 296,980
                                                                             =========           =========
----------------------------------------------------------------------------------------------------------

                                                                          [LOGO]

--------------------------------------------------------------------------------

                                                                    DECEMBER 25, 1998    DECEMBER 26, 1997
----------------------------------------------------------------------------------------------------------
LIABILITIES

PAYABLES UNDER REPURCHASE AGREEMENTS AND SECURITIES LOANED
   TRANSACTIONS                                                             $  67,127            $  79,167
                                                                            ---------            ---------
COMMERCIAL PAPER AND OTHER SHORT-TERM BORROWINGS                               18,679               34,340
                                                                            ---------            ---------
DEMAND AND TIME DEPOSITS                                                       13,744               10,712
                                                                            ---------            ---------
TRADING LIABILITIES, AT FAIR VALUE

   Contractual agreements                                                      23,840               20,632

   Equities and convertible debentures                                         21,558               15,817

   U.S. Government and agencies                                                 7,939               18,186

   Non-U.S. governments and agencies                                            7,245               10,460

   Corporate debt and preferred stock                                           2,878                5,764

   Other                                                                          254                  355
                                                                            ---------            ---------
   Total                                                                       63,714               71,214
                                                                            ---------            ---------
OBLIGATION TO RETURN SECURITIES RECEIVED AS COLLATERAL                         14,290                    -
                                                                            ---------            ---------
OTHER PAYABLES

   Customers                                                                   20,972               17,514

   Brokers and dealers                                                          7,899                4,224

   Interest and other                                                          18,738               22,784
                                                                            ---------            ---------
   Total                                                                       47,609               44,522
                                                                            ---------            ---------
LIABILITIES OF INSURANCE SUBSIDIARIES                                           4,319                4,716

LONG-TERM BORROWINGS                                                           57,563               43,143
                                                                            ---------            ---------
TOTAL LIABILITIES                                                             287,045              287,814
                                                                            ---------            ---------

PREFERRED SECURITIES ISSUED BY SUBSIDIARIES                                     2,627                  627
                                                                            ---------            ---------

STOCKHOLDERS' EQUITY

PREFERRED STOCKHOLDERS' EQUITY                                                    425                  425
                                                                            ---------            ---------
COMMON STOCKHOLDERS' EQUITY

   Shares exchangeable into common stock                                           66                   66

   Common stock (par value $1.33 1/3 per share; authorized:
      1,000,000,000 shares; issued: 472,660,324 shares)                           630                  630

   Paid-in capital                                                              1,427                1,001

   Accumulated other comprehensive loss (net of tax)                             (122)                 (47)

   Retained earnings                                                           10,475                9,579
                                                                            ---------            ---------
                                                                               12,476               11,229

   Less: Treasury stock, at cost (1998 - 116,376,259 shares;
           1997 - 133,400,971 shares)                                           2,101                2,677

         Employee stock transactions                                              668                  438
                                                                            ---------            ---------

TOTAL COMMON STOCKHOLDERS' EQUITY                                               9,707                8,114
                                                                            ---------            ---------
TOTAL STOCKHOLDERS' EQUITY                                                     10,132                8,539
                                                                            ---------            ---------
TOTAL LIABILITIES, PREFERRED SECURITIES ISSUED BY
   SUBSIDIARIES, AND STOCKHOLDERS' EQUITY                                   $ 299,804            $ 296,980
                                                                            =========            =========
----------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

[LOGO]

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
                              (dollars in millions)

                                                                              YEAR ENDED LAST FRIDAY IN DECEMBER

                                                                                        1998       1997     1996
----------------------------------------------------------------------------------------------------------------
PREFERRED STOCKHOLDERS' EQUITY

   9% CUMULATIVE PREFERRED STOCK, SERIES A

     Balance, beginning and end of year                                              $   425    $   425  $   425
                                                                                     =======    =======  =======
   REMARKETED PREFERRED STOCK, SERIES C

     Balance, beginning of year                                                            -        194      194

     Redeemed                                                                              -       (194)       -
                                                                                     -------    -------  -------
     Balance, end of year                                                                  -          -      194
                                                                                     =======    =======  =======

TOTAL PREFERRED STOCKHOLDERS' EQUITY                                                 $   425    $   425  $   619
                                                                                     =======    =======  =======

COMMON STOCKHOLDERS' EQUITY

   SHARES EXCHANGEABLE INTO COMMON STOCK

     Balance, beginning of year                                                      $    66    $    46  $    44

     Net activity                                                                          5         20        2

     Exchanges                                                                            (5)         -        -
                                                                                     -------    -------  -------
     Balance, end of year                                                                 66         66       46
                                                                                     =======    =======  =======
   COMMON STOCK

     Balance, beginning and end of year                                                  630        630      630
                                                                                     =======    =======  =======
   PAID-IN CAPITAL

     Balance, beginning of year                                                        1,001        925      858

     Issuance of stock:

       To employees                                                                      430         76       67

       Other                                                                              (4)         -        -
                                                                                     -------    -------  -------
     Balance, end of year                                                              1,427      1,001      925
                                                                                     =======    =======  =======
   ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     Foreign Currency Translation Adjustment (net of tax)

       Balance, beginning of year                                                        (85)         7        8

       Translation adjustment (net of tax)                                               (53)       (92)      (1)
                                                                                     -------    -------  -------
       Balance, end of year                                                             (138)       (85)       7
                                                                                     -------    -------  -------
     Net Unrealized Gains on Investment Securities Available-for-Sale (net of tax)

       Balance, beginning of year                                                         38          9       25

       Net unrealized gains (losses) on investment securities
          available-for-sale                                                             (60)        34      (97)

       Other adjustments(a)                                                               38         (5)      81
                                                                                     -------    -------  -------
       Balance, end of year                                                               16         38        9
                                                                                     -------    -------  -------
     Balance, end of year                                                            $  (122)   $   (47) $    16
                                                                                     =======    =======  =======
----------------------------------------------------------------------------------------------------------------

                                                                          [LOGO]

--------------------------------------------------------------------------------

                                                     YEAR ENDED LAST FRIDAY IN DECEMBER

                                                           1998        1997        1996
---------------------------------------------------------------------------------------
   RETAINED EARNINGS

     Balance, beginning of year                        $  9,579     $ 7,938     $ 6,535

     Net earnings                                         1,259       1,935       1,648

     Cash dividends declared:

       9% Cumulative Preferred stock                        (38)        (38)        (38)

       Remarketed Preferred stock                             -          (1)         (9)

       Common stock                                        (325)       (255)       (198)
                                                       --------     -------     -------
     Balance, end of year                                10,475       9,579       7,938
                                                       ========     =======     =======

   TREASURY STOCK, AT COST

     Balance, beginning of year                          (2,677)     (2,769)     (2,114)

     Treasury stock purchased                                 -        (644)     (1,146)

     Issued out of treasury (net of reacquisitions):

       Employees                                            556         736         491

       Other                                                 20           -           -
                                                       --------     -------     -------
     Balance, end of year                                (2,101)     (2,677)     (2,769)
                                                       ========     =======     =======

   UNALLOCATED ESOP REVERSION SHARES, AT COST

     Balance, beginning of year                               -         (24)        (63)

     Allocation of shares to participants                     -          24          39
                                                       --------     -------     -------
     Balance, end of year                                     -           -         (24)
                                                       ========     =======     =======

   EMPLOYEE STOCK TRANSACTIONS

     Balance, beginning of year                            (438)       (314)       (254)

     Net issuance of employee stock grants                 (599)       (351)       (251)

     Amortization of employee stock grants                  359         218         183

     Repayment of employee loans                             10           9           8
                                                       --------     -------     -------
     Balance, end of year                                  (668)       (438)       (314)
                                                       ========     =======     =======

TOTAL COMMON STOCKHOLDERS' EQUITY                      $  9,707     $ 8,114     $ 6,448
                                                       ========     =======     =======

TOTAL STOCKHOLDERS' EQUITY                             $ 10,132     $ 8,539     $ 7,067
                                                       ========     =======     =======
---------------------------------------------------------------------------------------

(a) Other adjustments relate to policyholder liabilities, deferred policy acquisition costs, and deferred income taxes.

See Notes to Consolidated Financial Statements.

[LOGO]

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
                              (dollars in millions)

                                                           YEAR ENDED LAST FRIDAY IN DECEMBER

                                                                   1998       1997       1996
---------------------------------------------------------------------------------------------
NET EARNINGS                                                    $ 1,259    $ 1,935    $ 1,648
                                                                -------    -------    -------
OTHER COMPREHENSIVE INCOME

     Foreign currency translation adjustment:

       Foreign currency translation losses, net of gains           (131)       (96)       (17)

       Deferred income taxes                                         78          4         16
                                                                -------    -------    -------
       Total                                                        (53)       (92)        (1)
                                                                -------    -------    -------

     Net unrealized gains (losses) on investment securities available-for-sale:

       Net unrealized holding gains (losses) arising
        during the period                                           (10)        50        (68)

       Reclassification adjustment for gains
        included in net earnings                                    (50)       (16)       (29)
                                                                -------    -------    -------
       Net unrealized gains (losses) on investment securities       (60)        34        (97)

       Adjustments for:

          Policyholder liabilities                                   16         10         64

          Deferred policy acquisition costs                           4          -          9

          Deferred income taxes                                      18        (15)         8
                                                                -------    -------    -------
       Total                                                        (22)        29        (16)
                                                                -------    -------    -------
     Total Other Comprehensive Loss                                 (75)       (63)       (17)
                                                                -------    -------    -------
COMPREHENSIVE INCOME                                            $ 1,184    $ 1,872    $ 1,631
                                                                =======    =======    =======
---------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                                                          [LOGO]

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
                              (dollars in millions)

                                                                              YEAR ENDED LAST FRIDAY IN DECEMBER

                                                                                    1998        1997        1996
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Earnings                                                                 $  1,259    $  1,935    $  1,648
   Noncash items included in earnings:
     Depreciation and amortization                                                   585         473         436
     Policyholder reserves                                                           227         240         269
     Goodwill amortization                                                           226          65          50
     Other                                                                           278       1,336         869
   (Increase) decrease in operating assets(a):
     Trading assets                                                                6,332     (31,246)    (15,574)
     Cash and securities segregated for regulatory purposes or
       deposited with clearing organizations                                      (1,233)     (2,242)       (266)
     Receivables under resale agreements and securities borrowed transactions     19,940     (22,373)    (19,328)
     Customer receivables                                                         (2,229)     (7,957)     (3,845)
     Brokers and dealers receivables                                              (3,690)      1,132       3,043
     Other                                                                           188      (4,068)       (704)
   Increase (decrease) in operating liabilities(a):
     Trading liabilities                                                          (7,474)     26,770      10,219
     Payables under repurchase agreements and securities loaned transactions     (12,040)     12,346       6,573
     Customer payables                                                             3,458       4,731         686
     Brokers and dealers payables                                                  3,675         399      (2,660)
     Other                                                                           864       2,274       2,515
                                                                                --------    --------    --------
     CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                             10,366     (16,185)    (16,069)
                                                                                --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from (payments for):
     Maturities of available-for-sale securities                                   3,983       3,376       3,057
     Sales of available-for-sale securities                                        3,426       2,198       1,341
     Purchases of available-for-sale securities                                   (8,676)     (6,383)     (4,374)
     Maturities of held-to-maturity securities                                       831       1,081         920
     Purchases of held-to-maturity securities                                       (877)       (752)       (555)
     Loans, notes, and mortgages                                                  (3,405)       (989)     (1,196)
     Acquisitions, net of cash acquired                                           (5,235)        (13)       (135)
     Sales of subsidiaries, net of cash disposed                                     202           -           -
     Other investments and other assets                                           (1,398)       (240)       (388)
     Equipment and facilities                                                     (1,231)       (863)       (483)
                                                                                --------    --------    --------
     CASH USED FOR INVESTING ACTIVITIES                                          (12,380)     (2,585)     (1,813)
                                                                                --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from (payments for):
     Commercial paper and other short-term borrowings                            (15,661)      7,019       8,763
     Demand and time deposits                                                      3,032       1,336       1,163
     Issuance and resale of long-term borrowings                                  29,269      25,087      16,509
     Settlement and repurchase of long-term borrowings                           (15,833)     (8,242)     (7,440)
     Issuance of subsidiaries' preferred securities                                2,000         300         276
     Common and preferred stock transactions                                          27        (694)       (919)
     Dividends                                                                      (363)       (294)       (245)
                                                                                --------    --------    --------
     CASH PROVIDED BY FINANCING ACTIVITIES                                         2,471      24,512      18,107
                                                                                --------    --------    --------
INCREASE IN CASH AND CASH EQUIVALENTS                                                457       5,742         225

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                      12,073       6,331       6,106
                                                                                --------    --------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR                                          $ 12,530    $ 12,073    $  6,331
                                                                                ========    ========    ========
----------------------------------------------------------------------------------------------------------------
(a) Net of effects of acquisitions and divestitures.

SUPPLEMENTAL DISCLOSURES
   Cash paid for:
     Income taxes                                                               $    579    $    910    $  1,139
     Interest                                                                     18,357      15,390      11,801

See Notes to Consolidated Financial Statements.

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

TABLE OF CONTENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES .....................   64

NOTE 2.    OTHER SIGNIFICANT EVENTS .......................................   69

NOTE 3.    TRADING AND RELATED ACTIVITIES .................................   70

NOTE 4.    INVESTMENTS AND OTHER NON-TRADING ASSETS .......................   74

NOTE 5.    BORROWINGS AND OTHER NON-TRADING LIABILITIES ...................   77

NOTE 6.    PREFERRED SECURITIES ISSUED BY SUBSIDIARIES ....................   79

NOTE 7.    STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE ....................   79

NOTE 8.    COMMITMENTS AND CONTINGENCIES ..................................   81

NOTE 9.    EMPLOYEE BENEFIT PLANS .........................................   83

NOTE 10.   EMPLOYEE INCENTIVE PLANS .......................................   86

NOTE 11.   INCOME TAXES ...................................................   89

NOTE 12.   REGULATORY REQUIREMENTS AND DIVIDEND RESTRICTIONS ..............   90

NOTE 13.   SEGMENT, PRODUCT, AND GEOGRAPHIC INFORMATION ...................   91



NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

      Merrill Lynch & Co., Inc. ("ML & Co.") provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance, and other financial services subsidiaries. Its principal subsidiaries include:
o Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a U.S.-based broker-dealer in securities;
o Merrill Lynch International ("MLI"), a U.K.-based broker-dealer in securities and dealer in equity derivatives;
o Merrill Lynch Government Securities Inc. ("MLGSI"), a dealer in U.S. Government securities; and
o Merrill Lynch Capital Services, Inc., a dealer in interest rate, currency, and credit derivatives.

      Services provided to clients by ML & Co. and subsidiaries (collectively, "Merrill Lynch") include:
o     securities brokerage, trading, and underwriting;
o investment banking, strategic services, and other corporate finance advisory activities, including loan syndication;
o     asset management and other investment advisory and recordkeeping services;
o dealing and brokerage of swaps, options, forwards, futures, and other derivatives;
o     securities clearance services;
o     debt, equity, and economic research activities;
o     banking, trust, and lending services; and
o     insurance sales and underwriting services.

Basis of Presentation

      The Consolidated Financial Statements include the accounts of Merrill Lynch and are presented in accordance with U.S. generally accepted accounting principles and prevailing industry practices. All material intercompany transactions and balances have been eliminated.

      Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation. Prior period amounts have also been restated to reflect the merger of Midland Walwyn Inc. with Merrill Lynch, which has been accounted for as a pooling-of-interests. The Consolidated Financial Statements reflect the results of operations, financial position, changes in stockholders' equity, and

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

cash flows as if the two companies had always been combined (see Note 2 for further information).

      The Consolidated Financial Statements are presented in U.S. dollars. Many non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar, often the currency of the country in which a subsidiary is domiciled. Subsidiaries' assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts in a subsidiary's functional currency, net of hedging gains or losses and related tax effects, are reported in stockholders' equity as a component of Accumulated other comprehensive income. All other translation adjustments are included in earnings.

      In presenting the Consolidated Financial Statements, management makes estimates regarding certain trading inventory valuations, the outcome of litigation, the carrying amount of goodwill, the realization of deferred tax assets and insurance deferred acquisition costs, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. As such, actual results could differ materially from those estimates.

      Merrill Lynch defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less, other than those used for trading purposes. For purposes of the Consolidated Statements of Cash Flows, cash flows from derivatives are classified in operating activities.

      At December 25, 1998 and December 26, 1997, substantially all financial instrument assets are carried at fair value or amounts that approximate fair value. Fair values of financial instruments are disclosed in Notes 3, 4, 5, and 8.

Trading Activities

      Merrill Lynch's trading activities consist primarily of securities brokerage, trading, and underwriting; derivatives dealing and brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (such as securities) and derivative instruments used for trading purposes or for hedging other trading inventory.

"Securities"
      Trading securities and other cash instruments (e.g., loans held for trading purposes) are recorded on a trade date basis at fair value. Included in trading liabilities are securities that Merrill Lynch has sold but did not own and will therefore be obligated to purchase at a future date ("short sales"). Changes in fair value (i.e., unrealized gains and losses) are recognized as principal transactions revenues in the current period. Realized gains and losses and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, depending on the nature of the instrument.

      Fair values of trading securities are based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management's estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time.

"Derivatives"
      A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument or index such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. The derivative definition excludes all cash instruments, including those that derive their values or contractually required cash flows from an underlying instrument or index, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments. It also excludes option features embedded in cash instruments, such as conversion features and call provisions embedded in bonds.

      Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies). Different types of derivatives can also be combined to meet specialized needs (e.g., swaptions).

      Derivatives are often referred to as off-balance-sheet instruments since their notional amounts or underlying instruments are not reflected on the balance sheet; however, the fair values of trading derivatives are recorded in trading assets and liabilities. Derivatives are reported separately as assets and liabilities unless a legal right of setoff exists under a

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

master netting agreement enforceable at law. Balances related to swap and forward transactions and foreign currency options are included in Contractual agreements on the Consolidated Balance Sheets. All other derivative balances are recorded in the related cash instrument caption. The fair value of equity options purchased, for example, is recorded in the Equities and convertible debentures trading asset caption.

      Changes in fair values of derivatives are recorded as principal transactions revenues in the current period. Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, represent amounts that would be received from or paid to a third party in settlement of these instruments. These amounts are determined using pricing models based on the present value of estimated future cash flows employing mid-market valuations with appropriate adjustments. These adjustments are integral components of the mark-to-market process and relate to credit quality and concentration, market liquidity, and exposure close-out costs associated with unmatched positions. Adjustments are also made for administrative costs incurred to service periodic cash flows and to maintain hedges over the life of the contract. A portion of income related to long-term contracts is recognized as the related administrative costs are incurred.

      New, complex products may have immature or limited two-way markets. The precision of the pricing model for a complex product, which involves multiple variables and assumptions, will evolve over time. As these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

"Securities Financing Transactions"
      Merrill Lynch enters into repurchase and resale agreements and securities borrowed and loaned transactions to accommodate customers (i.e., matched-book), finance firm inventory positions, and obtain securities for settlement. Merrill Lynch also engages in securities financing for customers through margin lending (see Customer Transactions).

      Resale and repurchase agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts plus accrued interest. Merrill Lynch's policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is valued daily, and Merrill Lynch may require counterparties to deposit additional collateral or return collateral pledged, when appropriate. Substantially all repurchase and resale activities are transacted under master netting agreements that give Merrill Lynch the right, in the event of default, to liquidate collateral held and to offset receivables and payables with the same counterparty. Merrill Lynch offsets certain repurchase and resale agreement balances with the same counterparty on the Consolidated Balance Sheets.

      Securities borrowed and loaned transactions are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require Merrill Lynch to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. Merrill Lynch receives collateral in the form of cash or other securities for securities loaned transactions. For these transactions, the fees received or paid by Merrill Lynch are recorded as interest revenue or expense. On a daily basis, Merrill Lynch monitors the market value of securities borrowed or loaned against the collateral value. Although substantially all securities borrowing and lending activities are transacted under master netting agreements, such receivables and payables with the same counterparty are not set off on the Consolidated Balance Sheets.

      Merrill Lynch recognizes, on the balance sheet, collateral received or provided in certain resale and repurchase agreements (see Note 2 for further information).

Investment Banking and Advisory Services

      Underwriting revenues and fees for merger and acquisition advisory services are accrued when services for the transactions are substantially completed. Deal-related expenses are deferred to match revenue recognition.

Customer Transactions

      Customer securities and commodities transactions are recorded on a settlement date basis. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Consolidated Balance Sheets.

      Commissions charged for executing customer transactions are accrued on a trade date basis and are included in

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

current period earnings. Production-related compensation and benefits expense is accrued to match revenue recognition.

      Mutual fund distribution fee revenues are accrued as earned, and redemption fee revenues are recognized upon receipt. Certain compensation costs related to sales of rear-load open-end mutual funds are deferred to match revenue recognition.

Investing Activities

      Merrill Lynch's non-broker-dealer subsidiaries hold debt and equity investments, which are principally classified as held-to-maturity, trading, or available-for-sale.

      Held-to-maturity investments are debt securities that Merrill Lynch has the positive intent and ability to hold to maturity. These investments are recorded at amortized cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is reduced. The amortization of premiums or accretion of discounts and any unrealized losses deemed other-than-temporary are included in current period earnings.

      Debt and equity securities purchased principally for the purpose of resale in the near-term are classified as trading investments and are reported at fair value. Unrealized gains or losses on these investments are included in current period earnings.

      Other debt and equity securities that are not categorized as held-to-maturity or trading are classified as available-for-sale and reported at fair value. Unrealized gains or losses on these securities are reported in stockholders' equity as a component of Accumulated other comprehensive income, net of applicable income taxes and other related items.

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

Lending Activities

      Merrill Lynch's lending activities include loan originations, syndications, securitizations, and servicing. Merrill Lynch also engages in secondary market loan trading and margin lending (see Trading Activities and Customer Transactions, respectively).

      Loans held for investment purposes, including consumer and small business loans and the residual portion of commercial loans syndicated by Merrill Lynch, are carried at their principal amount outstanding. The allowance for loan losses is established through provisions that are based on management's assessment of the collectibility of the loan portfolio. Loans are charged off against the allowance for loan losses when management determines that collection of principal is unlikely.

      Loans held for sale, which include certain residential mortgage and home equity loans, are reported at the lower of cost (less allowance for loan losses) or estimated fair value determined on a portfolio basis. Mortgage servicing assets and residual interests in mortgage loans underlying Real Estate Mortgage Investment Conduits and revolving trusts are (1) recognized upon sales of loans when servicing is retained, and (2) amortized into income in proportion to and over the estimated life of the net servicing revenue. Mortgage servicing assets are recognized at the present value of future cash flows, periodically evaluated for impairment, and included in Other assets on the Consolidated Balance Sheets. Residual interests are categorized as available-for-sale (see Investing Activities) and reported in Other investments on the Consolidated Balance Sheets.

Borrowing Activities

      Merrill Lynch's unsecured general-purpose funding is principally obtained from commercial paper and long-term borrowings. Commercial paper, which is issued at a discount, is recorded at the proceeds received and accreted to its par value. Long-term borrowings are carried at the principal amount borrowed, net of unamortized discounts or premiums.

      As part of overall asset/liability management, Merrill Lynch monitors the interest rate, currency, equity, and other risk exposures of its assets and liabilities. Derivatives are common tools used to manage these risks. Derivatives that hedge borrowings and other non-trading assets and liabilities are accounted for on an accrual basis, with amounts to be paid or received recognized as adjustments to the related interest expense or revenue. Unrealized gains and losses on other financing derivatives are recognized currently. Derivatives used for hedging borrowings and other non-trading assets and liabilities must be effective at reducing the risk being managed

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

and be designated as a hedge at inception. Realized gains and losses on early terminations of derivatives are deferred over the remaining lives of the hedged assets or liabilities. At December 25, 1998 and December 26, 1997, there were no deferred amounts related to terminated contracts.

Insurance Activities

      Insurance liabilities are future benefits payable under annuity and interest-sensitive life insurance contracts and include deposits received plus interest credited during the contract accumulation period, the present value of future payments for contracts which have annuitized, and a mortality provision for certain products. Certain policyholder liabilities are also adjusted for those investments classified as available-for-sale. Liabilities for unpaid claims consist of the mortality benefit for reported claims and an estimate of unreported claims based upon prior experience.

      Substantially all security investments of insurance subsidiaries are classified as available-for-sale and recorded at fair value. These investments support Merrill Lynch's in-force, universal life-type contracts. Merrill Lynch records adjustments to deferred acquisition costs and policyholder account balances which, when combined, are equal to the adjustment that would have been recorded if those available-for-sale investments had been sold at their estimated fair values and the proceeds reinvested at current yields. The corresponding credits or charges for these adjustments are recorded in stockholders' equity as a component of Accumulated other comprehensive income, net of applicable income taxes.

      Certain variable costs related to the sale or acquisition of new and renewal insurance contracts have been deferred, to the extent deemed recoverable, and amortized over the estimated lives of the contracts in proportion to the estimated gross profit for each group of contracts.

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

Stock-Based Compensation

      Merrill Lynch accounts for stock-based compensation in accordance with the intrinsic value-based method in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", rather than the fair value-based method in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Compensation expense for stock options is not recognized since Merrill Lynch grants stock options without any intrinsic value. Compensation expense related to other stock-based compensation plans is recognized over the vesting period. For certain stock-based compensation grants, the unamortized portion of the grant value is reflected as a reduction of stockholders' equity in Employee stock transactions on the Consolidated Balance Sheets.

Goodwill

      Goodwill, which represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition, is amortized on a straight-line basis. Goodwill associated with the purchase of the Mercury Asset Management Group is amortized over 30 years (see Note 2 for additional information). Goodwill related to other acquisitions is amortized over periods generally not exceeding fifteen years. Goodwill is evaluated periodically for impairment.

Equipment and Facilities

      Equipment and facilities primarily consist of technology hardware and software and leasehold improvements. Equipment and facilities are reported at historical cost, net of accumulated depreciation and amortization, except for land which is reported at historical cost.

      Depreciation and amortization are computed using the straight-line method. Equipment is depreciated over its estimated useful life, while leasehold improvements are amortized over the lesser of the improvement's estimated economic useful life or the term of the lease. Maintenance and repair costs are expensed as incurred.

      Included in the Occupancy and related depreciation expense category was depreciation and amortization of $190, $167, and $163, in 1998, 1997, and 1996, respectively. Depreciation and amortization recognized in the Communications and technology expense category was $395, $306, and $273, for 1998, 1997, and 1996, respectively.

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

      In 1998, Merrill Lynch also began capitalizing certain costs incurred in the development of internal-use software (see Note 2). These amounts are amortized over the useful life of the developed software, which is generally three years.

Income Taxes

      ML & Co. and certain of its wholly owned subsidiaries file a consolidated U.S. federal income tax return.

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


NOTE 2. OTHER SIGNIFICANT EVENTS

Accounting Changes

      In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires capitalization of certain internal-use software development costs. The SOP was adopted early for 1998 and resulted in the capitalization of software development costs of $72 in 1998, or $.12 per diluted share.

      In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities", which requires that all start-up costs be expensed as incurred. Closed-end mutual fund distribution costs, previously deferred and amortized by Merrill Lynch over a four-year period, are required to be expensed under the SOP. The SOP was adopted early as of the beginning of 1998, and the impact of adoption was not material.

      SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", issued by the Financial Accounting Standards Board in 1996, provides guidance for determining whether a transfer of a financial asset is treated as a sale or a financing. Merrill Lynch adopted the provisions of SFAS No. 125 not deferred by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125", for all transactions entered into after December 31, 1996.

      In 1998, Merrill Lynch adopted SFAS No. 127, which requires balance sheet recognition of collateral related to certain secured financing transactions entered into after December 31, 1997. The adoption of such provisions creates the following additional captions on Merrill Lynch's balance sheet:
o Securities received as collateral, net of securities pledged as collateral;
o     Securities pledged as collateral; and
o     Obligation to return securities received as collateral.

      The balances recognized in these captions primarily represent securities received as collateral in matched-book term resale and repurchase agreements for which the collateral provider does not have the explicit contractual right to substitute.

Mergers, Acquisitions, and Divestitures

      On August 26, 1998, Merrill Lynch acquired the outstanding shares of Midland Walwyn Inc. ("Midland"), a Canadian broker-dealer, in a share exchange. Each Midland shareholder received either 0.24 shares of ML & Co. common stock or
0.24 exchangeable shares of Merrill Lynch & Co., Canada Ltd. for every Midland share held (see Note 7). The merger was accounted for as a pooling-of-interests; prior period financial statements have been restated (see Note 1).

      During 1998, Merrill Lynch acquired a U.S. employee benefits consulting firm and a majority interest in a non-U.S. investment bank, in transactions accounted for as purchases. Aggregate consideration of $92 was paid, and goodwill of $56 was recorded in connection with these acquisitions.

      In 1998, Merrill Lynch sold a U.S. residential real estate services subsidiary and a New York Stock Exchange specialist subsidiary, recognizing pre-tax gains totaling $138.

      At year-end 1997, Merrill Lynch recorded the acquisition of the Mercury Asset Management Group ("Mercury"), a U.K.-based global asset manager. In 1998, approximately $5.3 billion in cash was paid as consideration. Goodwill of approximately $4.8 billion was recorded related to the acquisition. In 1997, Merrill Lynch also acquired a 401(k) service provider for $13, recognizing goodwill of $10.

      Merrill Lynch completed several acquisitions in 1996, including two non-U.S. securities firms and a U.S. asset man-

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

ager. Aggregate consideration of $232 was paid and goodwill of $167 was recorded in connection with these acquisitions.

      For acquisitions accounted for as purchases, the operating results of acquired companies are included in Merrill Lynch's results of operations commencing with the acquisition date.

Provision for Costs Related to Staff Reductions

      During the 1998 third quarter, Merrill Lynch recognized a $430 provision for costs related to staff reductions ($288 after-tax). The provision covered primarily severance costs, but also included costs to terminate long-term contracts and leases related to personnel reductions and resized businesses. The staff reduction program includes reductions, through termination and attrition, of approximately 3,400 personnel, or about 5% of the global workforce. Approximately 63% of terminated personnel were producers and direct support staff in certain Corporate and Institutional Client Group businesses, and the remaining were personnel in Wealth Management businesses and certain corporate areas. In addition, full-time equivalent consultants, mainly involved in technology projects, were reduced by approximately 900. Severance payments, which may be in the form of one-time or periodic payments, are made once the employee ceases employment.

      At December 25, 1998, 87% of the personnel had been terminated or notified of termination, and severance payments of $48 were made. The provision liability at December 25, 1998 was $369, which primarily represented severance payments for personnel receiving periodic payments. At January 29, 1999, the cumulative severance benefits paid and the remaining provision liability were $215 and $197, respectively. The staff reductions were substantially completed as of January 29, 1999 and are expected to be fully completed by March 1999.


NOTE 3. TRADING AND RELATED ACTIVITIES

      As part of its trading activities, Merrill Lynch provides to clients brokerage, dealing, financing, and underwriting services for a broad range of products. While trading activities are primarily generated by client order flow, Merrill Lynch also takes selective proprietary positions based on expectations of future market movements and conditions. Merrill Lynch's trading strategies rely on the integrated management of its client-driven and proprietary positions, along with the related hedging and financing.

      Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, Merrill Lynch views net interest and principal transactions revenues in the aggregate. For further information on Merrill Lynch's net trading results, see Management's Discussion and Analysis (unaudited) - Principal Transactions.

      Certain trading activities expose Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures that are described in Management's Discussion and Analysis (unaudited) - Risk Management.

Market Risk

      Market risk is the potential change in an instrument's value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, credit spreads, or other risks. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

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

"Interest Rate Risk"
      Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. Interest rate swap agreements, Eurodollar futures, and U.S. Treasury securities and futures are common interest rate risk management tools. The decision to manage interest rate risk using futures or swap contracts, as opposed to buying or selling short U.S. Treasury or other securities, depends on current market conditions and funding considerations.

      Interest rate swap agreements used by Merrill Lynch include caps, collars, floors, basis swaps, and leveraged swaps. Interest rate caps and floors provide the purchaser protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where variable rates are

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

received and paid, but are based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered Rate). Merrill Lynch's exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.

"Currency Risk"
      Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Merrill Lynch's trading assets and liabilities include both cash instruments denominated in and derivatives linked to over 70 currencies, including the Japanese yen, German mark, Swiss franc, British pound, and Italian lira. Currency forwards and options are commonly used to manage currency risk associated with these instruments. Currency swaps may also be used in situations where a long-dated forward market is not available or where the end-user needs a customized instrument to hedge a foreign currency cash flow stream. Typically, parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and exchange rate.

"Equity Price Risk"
      Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. Instruments typically used by Merrill Lynch to manage equity price risk include equity options, warrants, and equity securities. Equity options, for example, can require the writer to purchase or sell a specified stock or to make a cash payment based on changes in the market price of that stock, basket of stocks, or stock index.

"Credit Spread Risk"
      Credit spread risk arises from the possibility that changes in credit spreads will affect the value of financial instruments. Credit spreads represent the credit risk premiums required by market participants for a given credit quality, i.e., the additional yield that a debt instrument issued by a AA-rated entity must produce over a risk-free alternative (e.g., U.S. Treasury instrument). Certain instruments are used by Merrill Lynch to manage this type of risk. Swaps and options, for example, can be designed to mitigate losses due to changes in credit spreads, as well as credit downgrade or default of the issuer. Credit risk resulting from default on counterparty obligations is discussed in the Credit Risk section.

"Commodity Price and Other Risks"
      Merrill Lynch views its commodity contracts as financial instruments since they are generally settled in cash and not by delivery of the underlying commodity. Commodity price risk results from the possibility that the price of the underlying commodity may rise or fall. Cash flows from commodity contracts are based on the difference between an agreed-upon fixed price and a price that varies with changes in a specified commodity price or index. Commodity contracts held by Merrill Lynch principally relate to energy, precious metals, and base metals.

      Merrill Lynch is also a party to financial instruments that contain risks not correlated to typical financial risks. Securities or derivatives, for example, may be linked to the occurrence of certain weather conditions or natural catastrophes. Merrill Lynch generally mitigates the risk associated with these transactions by entering into offsetting derivative transactions.

Credit Risk

      Merrill Lynch is exposed to risk of loss if an issuer or a counterparty fails to perform its obligations under contractual terms and the collateral held, if any, is deemed worthless ("default risk"). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads was previously discussed in the Market Risk section.

      Merrill Lynch has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties. For further information, see Management's Discussion and Analysis (unaudited) - Risk Management - Credit Risk.

      In the normal course of business, Merrill Lynch executes, settles, and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by Merrill Lynch. These activities may expose Merrill Lynch to default risk arising from the

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

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

      Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were acquired, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, Merrill Lynch may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

"Concentrations of Credit Risk"
      Merrill Lynch's exposure to credit risk (both default and credit spread) associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

      At December 25, 1998, Merrill Lynch's most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure, which primarily results from trading asset and investment security positions in instruments issued by the U.S. Government and its agencies, amounted to $17,377 and $11,708 at December 25, 1998 and December 26, 1997, respectively. Merrill Lynch's indirect exposure results from maintaining U.S. Government and agencies securities as collateral, primarily for resale agreements and securities borrowed transactions. Merrill Lynch's direct credit exposure on these transactions is with the counterparty; thus Merrill Lynch has credit exposure to the U.S. Government and its agencies only in the event of the counterparty's default. Securities issued by the U.S. Government or its agencies held as collateral at December 25, 1998 and December 26, 1997 totaled $54,784 and $60,868, respectively.

      At December 25, 1998, Merrill Lynch had concentrations of credit risk with other counterparties, including a European sovereign rated AA by recognized credit rating agencies. Total exposure to this counterparty was $1,197, or 0.4% of total assets. At December 26, 1997, Merrill Lynch had concentrations of credit risk with a European sovereign and an investment company totaling $3,405, or 1.1% of total assets, excluding collateral held.

      Merrill Lynch's most significant industry credit concentration is with financial institutions. Financial institutions include other brokers and dealers, commercial banks, finance companies, insurance companies, and investment companies. This concentration arises in the normal course of Merrill Lynch's brokerage, trading, financing, and underwriting activities. Merrill Lynch also monitors credit exposures worldwide by region. Within these regions, sovereign governments represent the most significant concentration, followed by financial institutions.

      In the normal course of business, Merrill Lynch purchases, sells, underwrites, and makes markets in non-investment grade instruments. In conjunction with merchant banking activities, Merrill Lynch also provides extensions of credit and makes equity investments to facilitate leveraged transactions. These activities expose Merrill Lynch to a higher degree of credit risk than is associated with trading, investing in, and underwriting investment grade instruments and extending credit to investment grade counterparties. See Management's Discussion and Analysis (unaudited) - Non-Investment Grade Holdings and Highly Leveraged Transactions for further information.

Trading Derivatives

      Merrill Lynch's trading derivatives consist of derivatives provided to customers and derivatives entered into for proprietary trading strategies or risk management purposes.

      The fair values of derivatives used in trading activities at year-end 1998 and 1997 follow:

--------------------------------------------------------------------------------
                                  DECEMBER 25, 1998         DECEMBER 26, 1997
                                ----------------------    ----------------------
                                 ASSETS    LIABILITIES     ASSETS    LIABILITIES
                                -------    -----------    -------    -----------
Swap agreements                 $17,938        $19,747    $16,189        $15,703
Forward contracts                 2,882          2,822      3,805          3,539
Options                           8,841         12,195      5,987         10,970
--------------------------------------------------------------------------------

      The following table presents the average fair values of Merrill Lynch's trading derivatives for 1998 and 1997, calculated on a monthly basis:

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

--------------------------------------------------------------------------------
                                          AVERAGE FAIR VALUE
                      ---------------------------------------------------------
                                 1998                            1997
                      -------------------------       -------------------------
                        ASSETS      LIABILITIES         ASSETS      LIABILITIES
                      --------      -----------       --------      -----------
Swap agreements       $ 19,096         $ 17,272       $ 13,888         $ 12,002
Forward contracts        3,227            3,178          2,340            2,181
Options                  8,551           11,420          4,946            7,131
--------------------------------------------------------------------------------

      The notional or contractual amounts of derivatives provide only a measure of involvement in these types of transactions and represent neither the amounts subject to the various types of market risk nor the future cash requirements under these instruments.

      The notional or contractual amounts of derivatives used for trading purposes by type of risk follow:

--------------------------------------------------------------------------------
                                                  RISK
                       ---------------------------------------------------------
                       INTEREST                          EQUITY       COMMODITY
(in billions)              RATE(1)(2)    CURRENCY(3)      PRICE       AND OTHER
--------------------------------------------------------------------------------
DECEMBER 25, 1998

Swap agreements         $ 2,006             $ 170          $ 19             $ 5
Forward contracts            62               229             -               6
Futures contracts           184                 2            10               3
Options purchased           254                93            71               4
Options written             192                96            58               6


DECEMBER 26, 1997

Swap agreements         $ 1,482             $ 159          $ 17             $ 2
Forward contracts            59               196             1              15
Futures contracts           202                 1            15               2
Options purchased            99                71            60               3
Options written             133                73            44               3
--------------------------------------------------------------------------------
(1) Certain derivatives subject to interest rate risk are also exposed to the credit spread risk of the underlying financial instrument.
(2) Forward contracts subject to interest rate risk principally represent "To Be Announced" mortgage pools that bear interest rate as well as principal prepayment risk.
(3) Included in the currency risk category are certain contracts that are also subject to interest rate risk.

      Most of Merrill Lynch's trading derivative transactions are relatively short-term in duration with a weighted-average maturity of approximately 2.9 years at December 25, 1998 and 2.8 years at December 26, 1997. For trading derivatives outstanding at December 25, 1998, the following table presents the notional or contractual amounts of derivatives expiring in future years based on contractual expiration:


                                                               After
(in billions)                 1999    2000     2001   2002     2002    Total
--------------------------------------------------------------------------------
Swap agreements            $   533   $ 376   $ 236   $ 204  $   851  $ 2,200
Forward contracts              276       3      14       2        2      297
Futures contracts               70      51      25       8       45      199
Options purchased              266      40      21      21       74      422
Options written                166      65      29      24       68      352
                           -------   -----   -----   -----  -------  -------
Total                      $ 1,311   $ 535   $ 325   $ 259  $ 1,040  $ 3,470
                           =======   =====   =====   =====  =======  =======
--------------------------------------------------------------------------------

      The notional or contractual values of derivatives do not represent default risk exposure. Default risk is limited to the current cost of replacing derivative contracts in a gain position. Default risk exposure varies by type of derivative. Swap agreements and forward contracts are generally OTC-transacted and thus are exposed to default risk to the extent of their replacement cost. Since futures contracts are exchange-traded and usually require daily cash settlement, the related risk of accounting loss is generally limited to a one-day net positive change in market value. Option contracts can be exchange-traded or OTC-transacted. Purchased options have default risk to the extent of their replacement cost. Written options represent a potential obligation to counterparties and, accordingly, do not subject Merrill Lynch to default risk.

      Merrill Lynch attempts to enter into International Swaps and Derivatives Association, Inc. master agreements or their equivalent ("master netting agreements") with each of its counterparties. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

      To reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. The following is a summary of counterparty credit ratings for the replacement cost (net of $5,700 of collateral) of trading derivatives in a gain position by maturity at December 25, 1998.

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

--------------------------------------------------------------------------------
                               YEARS TO MATURITY             CROSS-
CREDIT             -------------------------------------   MATURITY
RATING(1)              0-3       3-5       5-7    OVER 7    NETTING(2)    TOTAL
--------------------------------------------------------------------------------
AAA               $  1,753   $   583   $   396   $   388   $  (176)    $  2,944
AA+/AA               1,760     1,012       403     1,256      (999)       3,432
AA-                  2,435     1,163       676       899      (832)       4,341
A+/A                 3,458     1,371       407       838      (716)       5,358
A-                   1,396     1,017       338       349      (293)       2,807
BBB                  1,267     1,025       571       332      (598)       2,597
BB+                    632       323        73       322      (249)       1,101
Other                  905       488       390       397      (799)       1,381
                  --------   -------   -------   -------   -------     --------
Total             $ 13,606   $ 6,982   $ 3,254   $ 4,781   $(4,662)    $ 23,961
                  ========   =======   =======   =======   =======     ========
--------------------------------------------------------------------------------
(1) Represents credit rating agency equivalent.
(2) Represents netting of payable balances with receivable balances for the same counterparty across maturity band categories. Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.

    In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract.

Securities Financing Transactions

      Merrill Lynch enters into secured borrowing and lending transactions to finance trading inventory positions, obtain securities for settlement, and meet customers' needs (see Management's Discussion and Analysis (unaudited) - Balance Sheet for further information). Outstanding receivables and payables under resale and repurchase agreements and securities borrowed and loaned transactions at year-end 1998 and 1997 are as follows:

--------------------------------------------------------------------------------
                                                            1998            1997
                                                        --------        --------
RECEIVABLES UNDER:
  Resale agreements                                     $ 50,188       $  71,904
  Securities borrowed transactions                        37,525          35,539
                                                        --------       ---------
  Total                                                 $ 87,713       $ 107,443
                                                        ========       =========
--------------------------------------------------------------------------------
PAYABLES UNDER:
  Repurchase agreements                                 $ 59,501       $  72,127
  Securities loaned transactions                           7,626           7,040
                                                        --------       ---------
  Total                                                 $ 67,127       $  79,167
                                                        ========       =========
--------------------------------------------------------------------------------

      Due to the short-term nature of most of these transactions, the fair value of these receivables and payables approximate their carrying value. Included above are also certain long-term resale agreements for which interest rate risk is hedged using derivatives. At December 25, 1998 and December 26, 1997, the notional amounts of these derivatives were $7 billion and $5 billion, respectively. The combined fair value of these long-term resale agreements and related hedges approximate their combined carrying value on both dates.

      Under these agreements and transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. When providing collateral for these transactions, Merrill Lynch delivers its own securities, securities borrowed from counterparties, and securities owned by customers collateralizing margin loans and other obligations. The market value of securities owned by Merrill Lynch that have been loaned or pledged to counterparties as collateral for obligations of Merrill Lynch, primarily related to repurchase agreements, were $35,762 and $28,658 at December 25, 1998 and December 26, 1997, respectively.


NOTE 4. INVESTMENTS AND OTHER NON-TRADING ASSETS

Investments

      Merrill Lynch has several broad categories of investments on its Consolidated Balance Sheets, including Marketable investment securities, Investments of insurance subsidiaries, and Other investments.

      Marketable investment securities consist of liquid debt and equity securities, including those held (1) to manage cash flows related to certain liabilities of Merrill Lynch's banking subsidiaries or (2) by a subsidiary for credit rating agency purposes. Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Other investments consist of equity and debt securities, including those acquired in connection with merchant banking activities. Certain merchant banking investments are subject to restrictions that may limit Merrill Lynch's ability to realize its investment until such restrictions expire.

      Marketable investment securities and certain investments of insurance subsidiaries and other investments are classified as held-to-maturity, trading, or available-for-sale securities as described in Note 1. Investment securities reported on the Consolidated Balance Sheets at December 25, 1998 and December 26, 1997 are as follows:

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

--------------------------------------------------------------------------------
                                                              1998          1997
                                                           -------       -------
MARKETABLE INVESTMENT SECURITIES
  Available-for-sale                                       $ 4,070       $ 2,392
  Held-to-maturity                                             354           322
  Trading                                                      181           595
                                                           -------       -------
  Total                                                    $ 4,605       $ 3,309
                                                           =======       =======
--------------------------------------------------------------------------------
INVESTMENTS OF INSURANCE SUBSIDIARIES
  Available-for-sale                                       $ 2,917       $ 3,338
  Trading                                                       17            16
  Non-qualifying(1)(2)                                       1,551         1,479
                                                           -------       -------
  Total                                                    $ 4,485       $ 4,833
                                                           =======       =======
--------------------------------------------------------------------------------
OTHER INVESTMENTS
  Available-for-sale                                       $   435       $   500
  Held-to-maturity                                             290           233
  Non-qualifying(1)(3)                                       1,865         1,096
                                                           -------       -------
  Total                                                    $ 2,590       $ 1,829
                                                           =======       =======
--------------------------------------------------------------------------------
(1)   Non-qualifying for SFAS No. 115 purposes.
(2)   Primarily consists of insurance policy loans.
(3) Includes merchant banking investments and investments hedging deferred compensation liabilities.

      Information regarding investment securities subject to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                DECEMBER 25, 1998                                  DECEMBER 26, 1997
                                -----------------------------------------------    -----------------------------------------------
                                     COST/       GROSS        GROSS   ESTIMATED         COST/       GROSS        GROSS   ESTIMATED
                                AMORTIZED   UNREALIZED   UNREALIZED        FAIR    AMORTIZED   UNREALIZED   UNREALIZED        FAIR
                                     COST        GAINS       LOSSES       VALUE         COST        GAINS       LOSSES       VALUE
                                -----------------------------------------------    -----------------------------------------------
AVAILABLE-FOR-SALE

  Corporate debt                  $ 2,771        $  61        $ (31)    $ 2,801      $ 3,136        $  78        $  (8)    $ 3,206
  U.S. Government and agencies        658            7           (1)        664          650            4            -         654
  Municipals                        1,721           15          (13)      1,723          936            2           (1)        937
  Mortgage-backed securities        1,572           18           (2)      1,588        1,036           47           (1)      1,082
  Other debt securities               183            1           (4)        180          109            1           (2)        108
                                  -------        -----        -----     -------      -------        -----        -----     -------

  Total debt securities             6,905          102          (51)      6,956        5,867          132          (12)      5,987
  Equity securities                   447           26           (7)        466          247            1           (5)        243
                                  -------        -----        -----     -------      -------        -----        -----     -------
  Total                           $ 7,352        $ 128        $ (58)    $ 7,422      $ 6,114        $ 133        $ (17)    $ 6,230
                                  =======        =====        =====     =======      =======        =====        =====     =======
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                DECEMBER 25, 1998                                  DECEMBER 26, 1997
                                -----------------------------------------------    -----------------------------------------------
                                     COST/       GROSS        GROSS   ESTIMATED         COST/       GROSS        GROSS   ESTIMATED
                                AMORTIZED   UNREALIZED   UNREALIZED        FAIR    AMORTIZED   UNREALIZED   UNREALIZED        FAIR
                                     COST        GAINS       LOSSES       VALUE         COST        GAINS       LOSSES       VALUE
                                -----------------------------------------------    -----------------------------------------------
HELD-TO-MATURITY

  Corporate debt                    $  38         $  1         $  -       $  39        $ 189         $  1         $  -       $ 190
  U.S. Government and agencies        263           29            -         292          211            -            -         211
  Municipals                          144           64           (2)        206           35           44           (1)         78
  Mortgage-backed securities           87            -            -          87          119            2            -         121
  Other debt securities               112            -           (2)        110            1            -            -           1
                                    -----         ----         ----       -----        -----         ----         ----       -----
  Total                             $ 644         $ 94         $ (4)      $ 734        $ 555         $ 47         $ (1)      $ 601
                                    =====         ====         ====       =====        =====         ====         ====       =====
----------------------------------------------------------------------------------------------------------------------------------

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

      The amortized cost and estimated fair value of debt securities at December 25, 1998, by contractual maturity, for available-for-sale and held-to-maturity investments follow:

--------------------------------------------------------------------------------
                                     AVAILABLE-FOR-SALE       HELD-TO-MATURITY
                                   ---------------------   ---------------------
                                               ESTIMATED               ESTIMATED
                                   AMORTIZED        FAIR   AMORTIZED        FAIR
                                        COST       VALUE        COST       VALUE
                                   ---------   ---------   ---------   ---------
Due in one year
  or less                            $ 1,286     $ 1,285       $ 203       $ 203
Due after one year
  through five years                   1,565       1,591         254         297
Due after five years
  through ten years                      993       1,006          29          49
Due after ten years                    1,489       1,486          71          98
                                     -------     -------       -----       -----
                                       5,333       5,368         557         647
Mortgage-backed
  securities                           1,572       1,588          87          87
                                     -------     -------       -----       -----
Total(1)                             $ 6,905     $ 6,956       $ 644       $ 734
                                     =======     =======       =====       =====
--------------------------------------------------------------------------------
(1) Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

      The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

--------------------------------------------------------------------------------
                                             1998           1997           1996
                                          -------        -------        -------
Proceeds                                  $ 3,426        $ 2,198        $ 1,341
Gross realized gains                           74             27             41
Gross realized losses                         (27)           (11)           (12)
--------------------------------------------------------------------------------

      Net unrealized gains (losses) from investment securities classified as trading included in the 1998, 1997, and 1996 Consolidated Statements of Earnings were $6, $(21), and $(1), respectively.

Other Non-Trading Assets

      The fair value of most other non-trading financial instrument assets approximates their carrying value. Such assets include cash and cash equivalents, cash and securities segregated for regulatory purposes or deposited with clearing organizations, and other receivables. Other financial instrument assets with carrying values that differ from their fair values follow:

--------------------------------------------------------------------------------
                                         DECEMBER 25, 1998     DECEMBER 26, 1997
                                       -------------------   -------------------
                                       CARRYING       FAIR   CARRYING       FAIR
                                          VALUE      VALUE      VALUE      VALUE
                                       --------    -------   --------    -------
Loans, notes, and
  mortgages(1)                          $ 7,471    $ 7,480    $ 4,197    $ 4,230

Merchant banking equity
  investment and loan
  portfolio(2)                              241        355        275        403
--------------------------------------------------------------------------------
(1)   Excludes loans related to merchant banking activities.
(2)   Merchant banking investments are non-qualifying for SFAS No. 115 purposes.

      Fair value for merchant banking equity investments, including partnership interests (both included in Other investments on the Consolidated Balance Sheets), is estimated using a number of methods, including earnings multiples, cash flow analysis, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., consent of other investors) that may limit Merrill Lynch's ability to realize currently the estimated fair value. Accordingly, Merrill Lynch's current estimate of fair value and the ultimate realization on these instruments may differ.

      Fair value for loans made in connection with merchant banking activities, consisting primarily of senior and subordinated debt, is estimated using discounted cash flows. Merrill Lynch's estimated fair value for other loans, notes, and mortgages is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch's variable-rate loan receivables, fair value approximates carrying value.

      In addition to the merchant banking investments noted in the table above, Merrill Lynch has made investments in Long Term Capital Portfolio L.P. ("LTCP") and Bloomberg L.P. ("Bloomberg"), which are not readily marketable.

      In 1998, in conjunction with 13 other financial institutions, Merrill Lynch made a $300 capital infusion to LTCP, a hedge fund significantly affected by the 1998 third quarter market turmoil. At December 25, 1998, the fair value of this investment approximates its carrying value of $300.

      Merrill Lynch holds a passive minority interest in Bloomberg, a privately held limited partnership that provides information services to financial institutions. In 1996, Merrill Lynch sold one-third of its interest to the majority interest

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

holder, resulting in a pre-tax gain of $155. Due to the nature and terms of the sale, the sale price is not necessarily indicative of the fair value of Merrill Lynch's remaining investment. In addition, given the contractual restrictions on disposition, the fair value of the remaining investment is not readily determinable as of December 25, 1998. Management believes, however, that the fair value of this investment may significantly exceed its carrying value of $28.

      Merrill Lynch enters into derivative hedges of interest rate risk on various non-trading assets, including certain investments. At December 25, 1998 and December 26, 1997, the notional amounts of derivatives hedging these positions were $10 billion and $4 billion, respectively. The combined fair value of hedged non-trading assets and related hedges approximates their combined carrying value at both dates.

      Merrill Lynch uses currency derivatives to hedge certain exposures arising from investments in and loans to non-U.S. subsidiaries. At December 25, 1998 and December 26, 1997, the notional amounts of these currency derivatives were $4 billion and $2 billion, respectively.


NOTE 5. BORROWINGS AND OTHER NON-TRADING LIABILITIES

Borrowings

      Merrill Lynch issues U.S. and non-U.S. dollar-denominated debt instruments with both variable and fixed interest rates, primarily at the ML & Co. level. These borrowing activities may create exposure to market risk, most notably interest rate and currency risk. Merrill Lynch typically uses derivatives to better match the interest rate and currency characteristics of assets and liabilities, thereby reducing risk exposures. Derivatives used most frequently include swap agreements that:
o  convert fixed-rate interest payments into variable payments,
o  change the underlying interest rate basis or reset frequency, or
o  convert non-U.S. dollar payments into U.S. dollars.

      Merrill Lynch also issues debt containing embedded options that link the repayment of these obligations to the performance of an equity or other index (e.g., S&P 500), an industry basket of stocks, or an individual stock. The contingent components of these indexed debt obligations are hedged with derivatives.

      Borrowings at December 25, 1998 and December 26, 1997 are presented below:

--------------------------------------------------------------------------------
                                                             1998           1997
                                                         --------       --------
COMMERCIAL PAPER AND OTHER
 SHORT-TERM BORROWINGS
   Commercial paper                                      $ 16,758       $ 30,379
   Other                                                    1,921          3,961
                                                         --------       --------
   Total                                                 $ 18,679       $ 34,340
                                                         ========       ========
------------------------------------------------------------------------- ------

DEMAND AND TIME DEPOSITS
   Demand                                                $  4,454       $  3,537
   Time                                                     9,290          7,175
                                                         --------       --------
   Total                                                 $ 13,744       $ 10,712
                                                         ========       ========
--------------------------------------------------------------------------------

LONG-TERM BORROWINGS
   Fixed-rate obligations:(1)
     U.S. dollar-denominated                             $ 12,595       $  7,136
     Non-U.S. dollar-denominated                            1,189          1,878
   Variable-rate obligations:(2)(3)
     U.S. dollar-denominated                                4,077          2,803
     Non-U.S. dollar-denominated                            1,303          1,276
   Medium-term notes:(3)(4)
     U.S. dollar-denominated                               24,916         20,090
     Non-U.S. dollar-denominated                           13,483          9,960
                                                         --------       --------
   Total                                                 $ 57,563       $ 43,143
                                                         ========       ========
--------------------------------------------------------------------------------
(1) At December 25, 1998, U.S. dollar-denominated fixed-rate obligations are due 1999 to 2028 at interest rates ranging from 5.5% to 10.4%; non-U.S. dollar-denominated fixed-rate obligations are due 1999 to 2002 at interest rates ranging from 2.6% to 12.1%.
(2) Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(3)   Included are various equity-linked or indexed instruments.
(4) The medium-term note program provides for issuances that may bear fixed or variable interest rates and may have maturities that range from nine months to 30 years from the date of issue.

      Long-term borrowings at December 25, 1998, based on their contractual terms, mature as follows:

--------------------------------------------------------------------------------
1999                              $ 13,714
2000                                 7,049
2001                                 7,985
2002                                 6,398
2003                                 6,154
2004 and thereafter                 16,263
                                  --------
Total                             $ 57,563
                                  ========
--------------------------------------------------------------------------------

      Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Management believes, however, that a significant portion of

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

such borrowings may remain outstanding beyond their earliest redemption date.

      The notional or contractual amounts of derivatives used to hedge exposures related to borrowings at December 25, 1998 and December 26, 1997 follow:

--------------------------------------------------------------------------------
(in billions)                                                 1998          1997
                                                              ----          ----
Interest rate derivatives(1)                                  $ 56          $ 44
Currency derivatives(1)                                         12             8
Equity derivatives                                               5             3
--------------------------------------------------------------------------------
(1) Includes swap contracts totaling $2 billion in notional amounts that contain embedded options hedging callable debt at both dates.

      Most of these derivatives are entered into with Merrill Lynch's derivative dealer subsidiaries, which intermediate interest rate, currency, and equity risks with third parties in the normal course of their trading activities.

      The effective weighted-average interest rates for borrowings, which include the impact of hedges, at December 25, 1998 and December 26, 1997 were:

--------------------------------------------------------------------------------
                                                              1998         1997
                                                              ----         ----
COMMERCIAL PAPER AND OTHER
 SHORT-TERM BORROWINGS                                       5.28%        5.43%
DEMAND AND TIME DEPOSITS                                     4.54         4.67
LONG-TERM BORROWINGS
  Fixed-rate obligations                                     6.69         7.00
  Variable-rate obligations                                  5.46         5.84
  Medium-term notes                                          5.52         5.86
--------------------------------------------------------------------------------

      The fair value of borrowings and related hedges is estimated using current market prices and pricing models. The carrying and fair values of these instruments are summarized as follows:

--------------------------------------------------------------------------------
                                    DECEMBER 25, 1998       DECEMBER 26, 1997
                                   --------------------    --------------------
                                   CARRYING        FAIR    CARRYING        FAIR
                                      VALUE       VALUE       VALUE       VALUE
                                   --------    --------    --------    --------
COMMERCIAL PAPER AND OTHER
 SHORT-TERM BORROWINGS             $ 18,679    $ 18,670    $ 34,340    $ 34,333
Related derivative:
  Assets                                (15)        (14)        (21)        (19)
  Liabilities                             -           5           -           2
                                   --------    --------    --------    --------
Total                              $ 18,664    $ 18,661    $ 34,319    $ 34,316
                                   ========    ========    ========    ========
--------------------------------------------------------------------------------

DEMAND AND TIME DEPOSITS           $ 13,744    $ 13,745    $ 10,712    $ 10,726
Related derivative:
  Assets                                (27)        (10)         (7)        (10)
  Liabilities                             4          21           3           2
                                   --------    --------    --------    --------
Total                              $ 13,721    $ 13,756    $ 10,708    $ 10,718
                                   ========    ========    ========    ========
--------------------------------------------------------------------------------

LONG-TERM BORROWINGS               $ 57,563    $ 58,237    $ 43,143    $ 43,706
Related derivative:
  Assets                             (1,387)     (2,701)       (811)     (1,953)
  Liabilities                           790       1,243         921       1,032
                                   --------    --------    --------    --------
Total                              $ 56,966    $ 56,779    $ 43,253    $ 42,785
                                   ========    ========    ========    ========
--------------------------------------------------------------------------------

      Subsequent to year-end 1998 and through February 19, 1999, long-term borrowings, net of repayments and repurchases, increased approximately $3,301.

"Borrowing Facilities"
      Merrill Lynch has obtained committed, unsecured revolving credit facilities aggregating $6.9 billion under agreements with 67 banks. The agreements contain covenants requiring, among other things, that Merrill Lynch maintain specified levels of net worth, as defined in the agreements, on the date of an advance. At December 25, 1998, none of these credit facilities had been drawn upon.

      The credit quality, amounts, and terms of the credit facilities are continually monitored and modified as warranted by business conditions. Under the existing agreements, the credit facilities mature as follows: $1.2 billion in February 1999, $1.6 billion in April 1999, $2.1 billion in May 1999, and $2.0 billion in September 1999. At maturity, Merrill Lynch may convert amounts borrowed, if any, into term loans that would mature in two years.

Other Non-Trading Liabilities

      The fair value of other financial instrument liabilities approximate their carrying value. Such liabilities include

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

payables to customers and brokers and dealers, and insurance and other liabilities.


NOTE 6. PREFERRED SECURITIES ISSUED BY SUBSIDIARIES

      Preferred securities issued by subsidiaries, which represent preferred minority interests in consolidated subsidiaries, consist of perpetual trust-issued preferred securities and other subsidiary-issued preferred securities.

      Trust Originated Preferred Securities(Service Mark) ("TOPrS"(Service
Mark)) are issued to investors by trusts created by Merrill Lynch. Using the issuance proceeds, the trusts purchase Partnership Preferred Securities, representing limited partnership interests. Using the purchase proceeds, the limited partnerships extend loans to ML & Co. and one or more subsidiaries of ML & Co. The trusts and partnerships are consolidated subsidiaries of Merrill Lynch. ML & Co. has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the TOPrS to the extent that the trusts have funds legally available. This guarantee and a similar partnership distribution guarantee are subordinated to all other liabilities of ML & Co. and rank equally with preferred stock of ML & Co.

      The table below presents data related to the issuance of TOPrS by Merrill Lynch Capital Trust I, II, III, IV, and V. All TOPrS issued have a liquidation value of $25 per security, have a perpetual life, and can be redeemed at the option of the trusts, in whole or in part, at the liquidation value on or after their respective optional redemption dates. Distributions are payable from the date of original issuance and are payable quarterly if, as, and when the trusts have funds available for payment.

--------------------------------------------------------------------------------
                          ANNUAL                        OPTIONAL
                    DISTRIBUTION           ISSUE      REDEMPTION     LIQUIDATION
TOPrS                       RATE            DATE            DATE           VALUE
--------------------------------------------------------------------------------
    I                      7.75%       Dec. 1996       Dec. 2006         $   275
   II                      8.00        Feb. 1997       Mar. 2007             300
  III                      7.00        Jan. 1998       Mar. 2008             750
   IV                      7.12        Jun. 1998       Jun. 2008             400
    V                      7.28        Nov. 1998       Sep. 2008             850
                                                                         -------
                                                                         $ 2,575
                                                                         =======
--------------------------------------------------------------------------------

      In addition, $52 of preferred securities of other subsidiaries were outstanding at year-end 1998 and 1997.


NOTE 7. STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

Preferred Equity

      ML & Co. is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class that have equal rank and priority over common stockholders as to dividends and in the event of liquidation.

"9% Cumulative Preferred Stock, Series A"
      ML & Co. has issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, liquidation preference value of $10,000 per share ("9% Preferred Stock"). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425, all of which was outstanding at year-end 1998, 1997, and 1996.

      Dividends on the 9% Preferred Stock are cumulative from the date of original issue and are payable quarterly when declared by the authority of the Board of Directors. The 9% Preferred Stock is perpetual and redeemable on or after December 30, 2004 at the option of ML & Co., in whole or in part, at a redemption price equal to $10,000 per share, plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.

"Remarketed Preferred (Service Mark) Stock, Series C"
      During 1997, all outstanding shares of Remarketed Preferred Stock, Series C were redeemed. Dividend rates in effect prior to redemption ranged from 3.80% to 4.15% per annum.

Common Stock

      In 1998, stockholders approved the proposal to amend ML & Co.'s certificate of incorporation to increase the authorized number of shares of common stock from 500 million to 1 billion.

      In 1997, the Board of Directors declared a two-for-one common stock split effected in the form of a 100% stock dividend. The par value of the common stock remained at $1.33 1/3 per share. Accordingly, an adjustment from paid-in capital to common stock of $315 was made to preserve the par value of the post-split shares. All share and per share data have been restated for the effect of the split. Dividends paid on common

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

stock were $.92, $.75, and $.58 per share in 1998, 1997, and 1996, respectively.

      The following table summarizes the activity in outstanding common stock for 1998, 1997, and 1996:

--------------------------------------------------------------------------------
                                         1998             1997             1996
                                  -----------      -----------      -----------
BEGINNING OF YEAR
  Issued                          472,660,324      472,660,324      472,660,324
  Shares in treasury             (133,400,971)    (137,234,132)    (117,681,492)
  ESOP reversion shares                     -       (3,077,556)      (8,025,038)
                                  -----------      -----------      -----------
  Outstanding                     339,259,353      332,348,636      346,953,794
                                  -----------      -----------      -----------
ACTIVITY
  Shares purchased                          -      (13,301,100)     (36,606,400)
  Shares issued:
   To employees(1)                 16,291,477       20,211,817       22,001,242
   Share exchanges                    325,459                -                -
   Acquisition                        407,776                -                -
                                  -----------      -----------      -----------
  Net activity                     17,024,712        6,910,717      (14,605,158)
                                  -----------      -----------      -----------
END OF YEAR
  Issued                          472,660,324      472,660,324      472,660,324
  Shares in treasury             (116,376,259)    (133,400,971)    (137,234,132)
  ESOP reversion shares                     -                -       (3,077,556)
                                  -----------      -----------      -----------
  Outstanding                     356,284,065      339,259,353      332,348,636
                                  ===========      ===========      ===========
--------------------------------------------------------------------------------
(1)   Net of reacquisitions.

Shares Exchangeable into Common Stock

      In 1998, Merrill Lynch & Co., Canada Ltd. issued 4,831,224 Exchangeable Shares in connection with Merrill Lynch's merger with Midland (see Note 2). Holders of Exchangeable Shares have dividend, voting, and other rights equivalent to those of ML & Co. common stockholders. Exchangeable Shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for ML & Co. common stock. Merrill Lynch may redeem all outstanding Exchangeable Shares for ML & Co. common stock after January 31, 2011, or earlier under certain circumstances.

      During 1998, 325,459 Exchangeable Shares were converted to ML & Co. common stock. At year-end 1998, 4,505,765 Exchangeable Shares were outstanding.

Accumulated Other Comprehensive Income

      Accumulated other comprehensive income represents cumulative gains and losses on items that are not reflected in earnings. The balances at December 25, 1998 and December 26, 1997 are as follows:

--------------------------------------------------------------------------------
                                                              1998         1997
                                                             -----        -----
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
   Unrealized losses, net of gains                           $(241)       $(110)
   Deferred income taxes                                       103           25
                                                             -----        -----
   Total                                                      (138)         (85)
                                                             -----        -----
UNREALIZED GAINS ON INVESTMENT SECURITIES
 AVAILABLE-FOR-SALE
   Unrealized gains, net of losses                              56          116
   Adjustments for:
     Policyholder liabilities                                  (38)         (54)
     Deferred policy acquisition costs                           -           (4)
     Deferred income taxes                                      (2)         (20)
                                                             -----        -----
   Total                                                        16           38
                                                             -----        -----
TOTAL ACCUMULATED OTHER COMPREHENSIVE LOSS                   $(122)       $ (47)
                                                             =====        =====
--------------------------------------------------------------------------------

Stockholder Rights Plan

      In 1997, the Board of Directors approved and adopted the amended and restated Stockholder Rights Plan. The amended and restated Stockholder Rights Plan provides for the distribution of preferred purchase rights ("Rights") to common stockholders. The Rights separate from the common stock ten days following the earlier of: (a) an announcement of an acquisition by a person or group ("acquiring party") of 15% or more of the outstanding common shares of ML & Co., or (b) the commencement of a tender or exchange offer for 15% or more of the common shares outstanding. One Right is attached to each outstanding share of common stock and will attach to all subsequently issued shares. Each Right entitles the holder to purchase 1/100 of a share (a "Unit") of Series A Junior Preferred Stock, par value $1.00 per share, at an exercise price of $300 per Unit at any time after the distribution of the Rights. The Units are nonredeemable and have voting privileges and certain preferential dividend rights. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

      If, after the Rights have been distributed, either the acquiring party holds 15% or more of ML & Co.'s outstanding shares or ML & Co. is a party to a business combination or other specifically defined transaction, each Right (other than those held by the acquiring party) will entitle the holder to receive, upon exercise, a Unit of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the Right. The Rights expire in 2007, and are redeemable at the option of a majority of the directors of ML & Co. at $.01 per Right at any time until the

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

tenth day following an announcement of the acquisition of 15% or more of ML & Co.'s common stock.

Earnings Per Share

      Basic earnings per share ("EPS") is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

--------------------------------------------------------------------------------
                                                  1998         1997         1996
                                              --------     --------     --------
Net earnings                                  $  1,259     $  1,935     $  1,648
Preferred stock dividends                           39           39           46
                                              --------     --------     --------
Net earnings applicable to
  common stockholders                            1,220        1,896        1,602
Interest on convertible debt                         -            -            1
                                              --------     --------     --------
                                              $  1,220     $  1,896     $  1,603
                                              ========     ========     ========
--------------------------------------------------------------------------------
(shares in thousands)

Weighted-average shares
  outstanding (basic shares)(1)                355,589      340,096      346,043
                                               -------      -------      -------
Effect of dilutive instruments(2)
   Employee stock options                       29,184       29,748       21,934
   FCCAAP shares                                16,548       20,574       19,570
   Restricted units                              4,895        5,258        4,727
   ESPP shares                                      46           45           56
   Convertible debt                                  -          134          660
                                               -------      -------      -------
   Dilutive potential common shares             50,673       55,759       46,947
                                               -------      -------      -------
Diluted shares(3)                              406,262      395,855      392,990
                                               =======      =======      =======
--------------------------------------------------------------------------------
Basic EPS                                       $ 3.43       $ 5.57       $ 4.63
Diluted EPS                                       3.00         4.79         4.08
--------------------------------------------------------------------------------
(1)   Includes shares exchangeable into common stock.
(2) See Note 10 for a description of these instruments and issuances subsequent to December 25, 1998.
(3) At year-end 1998, 1997, and 1996, there were 486, 7, and 58 instruments, respectively, that were considered antidilutive and thus were not included in the above calculations.


NOTE 8. COMMITMENTS AND CONTINGENCIES

Litigation

      There are civil actions, arbitration proceedings, and claims pending against Merrill Lynch as of December 25, 1998, some of which involve claims for substantial amounts. Included among these matters is an action (the "Orange County Action") that is pending in the United States District Court for the Central District of California, commenced on January 12, 1995 by Orange County, California ("Orange County") and the Orange County Investment Pools, both of which filed bankruptcy petitions in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") on December 6, 1994. ML & Co. and certain of its subsidiaries are named as defendants in connection with Merrill Lynch's business activities with the Orange County Treasurer-Tax Collector. On May 17, 1996, the Bankruptcy Court confirmed a plan pursuant to which Orange County emerged from bankruptcy.

      In June 1998, the Orange County Action and a related action brought by the Irvine Ranch Water District were settled. Under the settlement terms, ML & Co. undertook to pay $400 to Orange County and $17 to the Irvine Ranch Water District and to return approximately $20 of excess collateral. On November 30, 1998, the District Court found that the settlement of the Orange County Action was in good faith, thereby barring any potential claims for contribution, indemnity or similar relief by non-settling parties. Payment by ML & Co. to Orange County will be due approximately five business days after expiration of the time for any party to appeal from this District Court finding of good faith, which expiration will occur 60 days after entry of final judgment incorporating the bar order.

      In addition, other actions are pending against or on behalf of ML & Co., and/or against certain of its officers, directors, and employees and certain of its subsidiaries. These include class actions and stockholder derivative actions brought by persons alleging harm to themselves or to Merrill Lynch arising out of Merrill Lynch's business activities.

      Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of Merrill Lynch as set forth in the Consolidated Financial Statements contained herein.

Lending and Guarantees

      Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with certain merchant banking and loan syndication transactions. Customers may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. Merrill Lynch also issues various guarantees to counterparties in connection

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

with certain leasing, agency securities lending, securitization, and other transactions. These commitments and guarantees usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon or guarantees are issued, Merrill Lynch may require the counterparty to post collateral depending upon creditworthiness and market conditions.

      The contractual amounts of these commitments and guarantees represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of the existing collateral become worthless. The total amount of outstanding commitments and guarantees may not represent future cash requirements, as commitments and guarantees may expire without being drawn upon.

      At December 25, 1998 and December 26, 1997, Merrill Lynch had the following commitments and guarantees:

--------------------------------------------------------------------------------
                                                            1998            1997
                                                        --------         -------
Commitments to extend credit                            $ 10,388         $ 5,839

Third party guarantees                                    17,842           5,251
--------------------------------------------------------------------------------

      The fair value of the outstanding guarantees was $18 and $25 at December 25, 1998 and December 26, 1997, respectively.

Leases

      Merrill Lynch has entered into various noncancelable long-term lease agreements for premises that expire through 2025. During 1996, Merrill Lynch incurred a pre-tax charge of $40 related to the resolution of Olympia & York's bankruptcy that affected Merrill Lynch's long-term sublease agreements in the World Financial Center Headquarters ("WFC"). Merrill Lynch has also entered into various noncancelable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

      At December 25, 1998, future noncancelable minimum rental commitments under leases with remaining terms exceeding one year are as follows:

--------------------------------------------------------------------------------
                                               WFC          OTHER          TOTAL
                                           -------        -------        -------
1999                                       $   140        $   313        $   453
2000                                           143            270            413
2001                                           145            250            395
2002                                           151            207            358
2003                                           158            168            326
2004 and thereafter                          1,747            658          2,405
                                           -------        -------        -------
Total                                      $ 2,484        $ 1,866        $ 4,350
                                           =======        =======        =======
--------------------------------------------------------------------------------

      The minimum rental commitments shown above have not been reduced by $753 of minimum sublease rentals to be received in the future under noncancelable subleases. Certain leases contain renewal or purchase options or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

      Net rent expense for each of the last three years is presented below:

--------------------------------------------------------------------------------
                                             1998           1997           1996
                                            -----          -----          -----
Rent expense                                $ 537          $ 468          $ 438
Sublease revenue                             (112)          (104)           (48)
                                            -----          -----          -----
Net rent expense                            $ 425          $ 364          $ 390
                                            =====          =====          =====
--------------------------------------------------------------------------------

Other Commitments

      In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of December 25, 1998 would not have a material effect on the consolidated financial condition of Merrill Lynch.

      In connection with trading activities, Merrill Lynch had commitments at December 25, 1998 and December 26, 1997 to enter into resale and repurchase agreements as follows:

--------------------------------------------------------------------------------
                                                           1998             1997
                                                        -------          -------
Resale agreements                                       $ 5,392          $ 3,440

Repurchase agreements                                     4,456            4,469
--------------------------------------------------------------------------------

      Merrill Lynch also obtains letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing cash or securities collateral. Letters of credit aggregated $2,222 and $1,063 at December 25, 1998 and December 26, 1997, respectively.

      In connection with merchant banking activities, Merrill Lynch has committed to purchase $369 and $88 of partner-

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

ship interests at December 25, 1998 and December 26, 1997, respectively.

      Merrill Lynch has entered into agreements with providers of market data, communications, and systems consulting services. At December 25, 1998 and December 26, 1997, minimum fee commitments over the life of these agreements aggregated $300 and $348, respectively.


NOTE 9. EMPLOYEE BENEFIT PLANS

      Merrill Lynch provides retirement and other postemployment benefits to its employees worldwide through defined contribution and defined benefit pension plans and other postretirement benefit plans. Merrill Lynch reserves the right to amend or terminate these plans at any time.

Defined Contribution Pension Plans

      The U.S. defined contribution plans consist of the Retirement Accumulation Plan ("RAP"), the Employee Stock Ownership Plan ("ESOP"), and the 401(k) Savings & Investment Plan ("401K"). The RAP, ESOP, and 401K cover substantially all U.S. employees who have met service requirements.

      Merrill Lynch established the RAP and the ESOP, collectively known as the "Retirement Program," for the benefit of employees with one year of service. A separate retirement account is maintained for each participant.

      In 1989, the ESOP trust purchased from Merrill Lynch 47,851,236 shares of ML & Co. common stock with residual funds from a terminated defined benefit pension plan ("Reversion Shares") and loan proceeds from a subsidiary of Merrill Lynch ("Leveraged Shares").

      Merrill Lynch credits a participant's account and records pension expense under the Retirement Program based on years of service and eligible compensation. This expense is funded by quarterly allocations of Leveraged and Reversion Shares and, if necessary, cash, to participants' accounts based on a specified formula. Leveraged and Reversion Shares are released in accordance with the terms of the ESOP. If the fair market value of the shares released is less than the formula allocation to participants' accounts, cash contributions are made to the RAP. Reversion Shares were allocated to participants' accounts over a period of eight years, ending in 1997. Leveraged Shares are allocated to participants' accounts as principal is repaid on the loan to the ESOP, which matures in 1999. Principal and interest on the loan are payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions.

      ESOP shares are considered to be either allocated (contributed to participants' accounts), committed (scheduled to be contributed at a specified future date but not yet released), or unallocated (not committed or allocated). Share information at December 25, 1998 is as follows:

--------------------------------------------------------------------------------
                                                          REVERSION    LEVERAGED
                                                             SHARES       SHARES
                                                         ----------   ----------
Allocated                                                38,962,348    7,748,048

Committed                                                         -      163,101

Unallocated                                                       -      977,739
--------------------------------------------------------------------------------

      The remaining cost of the unallocated Leveraged Shares of $6 at December 25, 1998 is recorded as a reduction of stockholders' equity and represents the remaining ESOP loan balance.

      Additional information on ESOP activity follows:

--------------------------------------------------------------------------------
                                                      1998       1997       1996
                                                      ----       ----       ----
Dividends used for debt service(1)                    $  7       $  7       $  8

Compensation costs funded
  with ESOP shares                                      49        193        190
--------------------------------------------------------------------------------
(1) Dividends on all Leveraged Shares are used for debt service on the ESOP loan.

      Employees can participate in the 401K by contributing, on a tax-deferred basis, up to 15% of their eligible compensation, but not more than the maximum annual amount allowed by law. Merrill Lynch's contributions are equal to one-half of the first 4% of each participant's eligible compensation contributed to the 401K, up to a maximum of fifteen hundred dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants (see Note 10).

      Merrill Lynch also sponsors various non-U.S. defined contribution plans. The costs of benefits under the RAP, 401K, and non-U.S. plans are expensed during the related service period.

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

Defined Benefit Pension Plans

      Merrill Lynch has purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). At year-end 1998 and 1997, a substantial portion of the assets supporting the annuity contract was invested in U.S. Government and agencies securities. Merrill Lynch, under a supplemental agreement, may be responsible for, or benefit from, actuarial experience and investment performance of the annuity assets. Merrill Lynch also maintains supplemental defined benefit plans for certain U.S. employees.

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

      The following table provides a summary of the changes in the plans' benefit obligations and assets for 1998 and 1997, a statement of the funded status of the plans as of year-end 1998 and 1997, and the amounts recognized in the Consolidated Balance Sheets:

--------------------------------------------------------------------------------
                                                            1998           1997
                                                         -------        -------
PROJECTED BENEFIT OBLIGATIONS
  Balance, beginning of year                             $ 1,928        $ 1,639
  Service cost                                                54             32
  Interest cost                                              122            109
  Net actuarial loss                                          55             69
  Benefits paid                                              (77)           (61)
  Acquisitions                                                 -            171
  Other                                                        8            (31)
                                                         -------        -------
  Balance, end of year                                     2,090          1,928
                                                         -------        -------
FAIR VALUE OF PLAN ASSETS
  Balance, beginning of year                               2,151          1,768
  Actual return on plan assets                               282            314
  Contributions                                               46             34
  Benefits paid                                              (77)           (61)
  Acquisitions                                                 -            121
  Other                                                        8            (25)
                                                         -------        -------
  Balance, end of year                                     2,410          2,151
                                                         -------        -------

FUNDED STATUS                                                320            223
Unrecognized net actuarial gains                            (215)          (120)
Unrecognized prior service cost                                3              4
Unrecognized net transition obligation                         2              3
                                                         -------        -------
NET AMOUNT RECOGNIZED                                    $   110        $   110
                                                         =======        =======

Assets                                                       234            209
Liabilities                                                 (124)           (99)
                                                         -------        -------
NET AMOUNT RECOGNIZED                                    $   110        $   110
                                                         =======        =======
--------------------------------------------------------------------------------

      The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $111, $96, and $50, respectively, as of December 25, 1998, and $97, $80, and $45, respectively, as of December 26, 1997. These plans primarily represent U.S. supplemental plans not subject to ERISA or non-U.S. plans where funding strategies vary due to legal requirements and local practices.

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

      Pension cost included the following components:

--------------------------------------------------------------------------------
                                                    1998       1997       1996
                                                   -----      -----      -----
DEFINED CONTRIBUTION PLAN COST                     $ 177      $ 218      $ 224
                                                   -----      -----      -----
DEFINED BENEFIT PLANS(1)
  Service cost for benefits earned
    during the year                                   54         32         25
  Interest cost on projected
    benefit obligation                               122        109        104
  Expected return on plan assets                    (141)      (121)      (122)
  Deferral and amortization
    of unrecognized items                              7          -          7
                                                   -----      -----      -----
  Total defined benefit plan cost                     42         20         14
                                                   -----      -----      -----
TOTAL PENSION COST                                 $ 219      $ 238      $ 238
                                                   =====      =====      =====
--------------------------------------------------------------------------------
(1) The following actuarial assumptions were used in calculating the defined benefit cost and benefit obligations. Weighted-average rates as of the beginning of the year are:

                                                    1999       1998       1997
                                                   -----      -----      -----
  Discount rate                                     5.5%       6.3%       6.7%
  Rate of compensation increase                     5.7        5.6        5.4
  Expected rate of return on plan assets            6.2        6.6        6.9
--------------------------------------------------------------------------------

Postretirement Benefits Other Than Pensions

      Merrill Lynch provides health and life insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care component is contributory, with certain retiree contributions adjusted periodically; the life insurance component of the plan is noncontributory. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. As of December 25, 1998, none of these plans had been funded.

      The following table provides a summary of the changes in the plans' benefit obligations and assets for 1998 and 1997, and a statement of the funded status of the plans as of year-end 1998 and 1997:

--------------------------------------------------------------------------------
                                                             1998          1997
                                                            -----         -----
ACCUMULATED BENEFIT OBLIGATIONS
  Balance, beginning of year                                $ 211         $ 173
  Service cost                                                  8             6
  Interest cost                                                13            11
  Net actuarial (gain) loss                                   (12)           15
  Benefits paid                                                (7)           (6)
  Acquisitions                                                  -            15
  Other                                                         1            (3)
                                                            -----         -----
  Balance, end of year                                        214           211
                                                            -----         -----
FAIR VALUE OF PLAN ASSETS
  Balance, beginning of year                                    -             -
  Contributions                                                 7             6
  Benefits paid                                                (7)           (6)
                                                            -----         -----
  Balance, end of year                                          -             -
                                                            -----         -----

FUNDED STATUS OF THE PLANS                                   (214)         (211)
Unrecognized net actuarial (gain) loss                         (3)            8
Unrecognized prior service cost                                (1)           (1)
                                                            -----         -----
ACCRUED BENEFIT LIABILITIES                                 $(218)        $(204)
                                                            =====         =====
--------------------------------------------------------------------------------

      Other postretirement benefit cost included the following components:

--------------------------------------------------------------------------------
                                                        1998      1997      1996
                                                        ----      ----      ----
Service cost                                            $  8      $  6      $  6
Interest cost                                             13        11        11
Amortization of unrecognized (gain) loss                   -         -         -
                                                        ----      ----      ----
Total other postretirement benefit cost                 $ 21      $ 17      $ 17
                                                        ====      ====      ====
--------------------------------------------------------------------------------

      The following actuarial assumptions were used in calculating the postretirement benefit cost and obligations. Weighted-average rates as of the beginning of the year are:

--------------------------------------------------------------------------------
                                                     1999       1998       1997
                                                     ----       ----       ----
Discount rate                                        6.3%       6.4%       6.8%

Health care cost trend rates(1)
  Initial                                            7.0        7.5        8.0
  2012 and thereafter                                5.5        5.5        5.5
--------------------------------------------------------------------------------
(1)   Assumed to decrease gradually until 2012 and remain constant thereafter.

      The assumed health care cost trend rate has a significant effect on the amounts reported for the health care plans. A one percent change in the assumed health care cost trend rate would have the following effects:

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

--------------------------------------------------------------------------------
                                                1% INCREASE        1% DECREASE
                                               -------------     --------------
                                               1998     1997     1998      1997
                                               ----     ----     ----      ----
Effect on:
  Other postretirement
    benefit cost                               $  4     $  3     $ (4)     $ (3)

  Accumulated
    benefit obligation                           35       26      (30)      (22)
--------------------------------------------------------------------------------

Postemployment Benefits

      Merrill Lynch provides certain postemployment benefits for employees on extended leave due to injury or illness and for terminated employees. Employees who are disabled due to non-work-related illness or injury are entitled to disability income, medical coverage, and life insurance. Merrill Lynch also provides severance benefits to terminated employees. In addition, Merrill Lynch is mandated by U.S. state and federal regulations to provide certain other postemployment benefits. Merrill Lynch funds these benefits through a combination of self-insured and insured plans.

      Merrill Lynch recognized $439, $30, and $31 in 1998, 1997, and 1996, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $424, $18, and $14 in 1998, 1997, and 1996, respectively. The severance costs for 1998 include amounts related to the staff reduction provision (see Note 2). Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 25, 1998 since future severance costs are not estimable.


NOTE 10. EMPLOYEE INCENTIVE PLANS

      To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase shares. The total compensation cost recognized in earnings for stock-based compensation plans for 1998, 1997, and 1996 was $453, $318, and $269, respectively. Merrill Lynch also sponsors deferred cash compensation plans for eligible employees.

Long-Term Incentive Compensation Plans ("LTIC Plans") and Equity Capital Accumulation Plan ("ECAP")

      LTIC Plans and ECAP provide for grants of equity and equity-related instruments to certain employees. LTIC Plans provide for the issuance of Restricted Shares, Restricted Units, and Nonqualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Performance Options, Stock Appreciation Rights, and other securities of Merrill Lynch. ECAP provides for the issuance of Restricted Shares, as well as Performance Shares. As of December 25, 1998, no instruments other than Restricted Shares, Restricted Units, and Nonqualified Stock Options had been granted.

"Restricted Shares and Units"
      Restricted Shares are shares of ML & Co. common stock carrying voting and dividend rights. A Restricted Unit is deemed equivalent in fair market value to one share of common stock, is payable in cash or shares of common stock, and receives cash payments equivalent to dividends. Under these plans, such shares and units are restricted from sale, transfer, or assignment until the end of the restricted period, and such shares and units are subject to forfeiture during the vesting period for grants under LTIC Plans or the restricted period for grants under ECAP.

      The activity for Restricted Shares and Units under these plans during 1998 and 1997 follows:

--------------------------------------------------------------------------------
                                           LTIC PLANS                   ECAP
                                  ----------------------------       ----------
                                  RESTRICTED        RESTRICTED       RESTRICTED
                                    SHARES             UNITS           SHARES
                                  -----------       ----------       ----------
AUTHORIZED FOR ISSUANCE AT:
  December 25, 1998               240,000,000              N/A       52,400,000
  December 26, 1997               200,000,000              N/A       52,400,000
--------------------------------------------------------------------------------
AVAILABLE FOR ISSUANCE AT:(1)
  December 25, 1998                69,342,410              N/A        2,985,313
  December 26, 1997                44,703,329              N/A        2,935,408
--------------------------------------------------------------------------------
OUTSTANDING, END OF 1996            8,962,962        9,274,900        4,131,744
Granted - 1997                      3,662,390        3,819,904           48,747
Paid, forfeited, or released
  from contingencies               (2,779,206)      (3,197,062)        (299,926)
                                   ----------       ----------        ---------
OUTSTANDING, END OF 1997            9,846,146        9,897,742        3,880,565
Granted - 1998                      4,265,945        4,641,545            6,443
Paid, forfeited, or released
  from contingencies                 (519,246)      (3,680,398)         (68,398)
                                   ----------       ----------        ---------
OUTSTANDING, END OF 1998(2)        13,592,845       10,858,889        3,818,610
                                   ==========       ==========        =========
--------------------------------------------------------------------------------
(1)   Includes shares reserved for issuance upon the exercise of stock options.
(2) In February 1999, 33,766 and 3,235,932 Restricted Shares and Units under LTIC Plans, respectively, and 1,450 ECAP Restricted Shares were granted to eligible employees.

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

      The weighted-average fair value per share or unit for 1998, 1997, and 1996 grants follows:

--------------------------------------------------------------------------------
                                                  1998         1997         1996
                                               -------      -------      -------
LTIC Plans
  Restricted Shares                            $ 66.20      $ 46.31      $ 28.97
  Restricted Units                               64.77        44.47        28.69
ECAP Restricted Shares                           81.78        66.99        28.76
--------------------------------------------------------------------------------

      Merrill Lynch sponsors other plans similar to LTIC Plans in which restricted shares and units are granted to employees and non-employee directors. The table below summarizes information related to restricted shares and units for these other plans:

--------------------------------------------------------------------------------
                                                   RESTRICTED         RESTRICTED
                                                       SHARES              UNITS
                                                   ----------         ----------
AUTHORIZED FOR ISSUANCE AT:
  December 25, 1998                                 6,300,000            400,000
  December 26, 1997                                 6,300,000            400,000

OUTSTANDING AT:
  December 25, 1998                                   316,823             40,051
  December 26, 1997                                   258,929             31,862
--------------------------------------------------------------------------------

"Nonqualified Stock Options"
      Nonqualified Stock Options granted under LTIC Plans in 1989 through 1995 generally become exercisable over four years in equal installments commencing one year after the date of grant. Options granted in 1996 and thereafter generally are exercisable over five years. The exercise price of these options is equal to 100% of the fair market value (as defined in LTIC Plans) of a share of ML & Co. common stock on the date of grant. Nonqualified Stock Options expire ten years after their grant date.

      The activity for Nonqualified Stock Options under LTIC Plans for 1998, 1997, and 1996 follows:

--------------------------------------------------------------------------------
                                                                     WEIGHTED-
                                                   OPTIONS            AVERAGE
                                                 OUTSTANDING      EXERCISE PRICE
                                                 ------------     --------------
OUTSTANDING, BEGINNING OF 1996                    60,146,634        $ 13.65
Granted - 1996                                    13,633,940          27.28
Exercised                                         (8,481,030)         10.45
Forfeited                                         (1,486,888)         25.43
                                                  ----------
OUTSTANDING, END OF 1996                          63,812,656          16.72
Granted - 1997                                    15,323,524          42.18
Exercised                                         (9,065,189)         12.24
Forfeited                                         (1,363,699)         31.27
                                                  ----------
OUTSTANDING, END OF 1997                          68,707,292          22.69
Granted - 1998                                    11,971,105          62.74
Exercised                                         (7,732,322)         15.41
Forfeited                                           (694,661)         44.88
                                                  ----------
OUTSTANDING, END OF 1998(1)                       72,251,414          29.89
                                                  ==========
--------------------------------------------------------------------------------
(1) In January 1999, eligible participants were granted Nonqualified Stock Options and Performance Options for 9,893,225 and 19,959,423 shares, respectively. Performance options vest based on Merrill Lynch's achievement of performance criteria over a period not exceeding 9 years.

      At year-end 1998, 1997, and 1996, options exercisable under LTIC Plans were 38,518,400, 36,380,942, and 35,532,334, respectively.

      The table below summarizes information related to outstanding and exercisable options at year-end 1998.

---------------------------------------------------------------------------------------------
                               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                    -----------------------------------------        ------------------------
                                   WEIGHTED-     WEIGHTED-                          WEIGHTED-
                                    AVERAGE       AVERAGE                            AVERAGE
    EXERCISE          NUMBER       EXERCISE      REMAINING             NUMBER       EXERCISE
     PRICE          OUTSTANDING      PRICE     LIFE (YEARS)(1)       EXERCISABLE      PRICE
---------------     -----------    --------    ---------------       -----------    ---------
$ 5.00 - $21.99      33,947,586     $ 14.34         3.99             31,658,066      $ 14.10
$22.00 - $38.99      12,637,203       27.53         7.15              4,562,973        27.55
$39.00 - $55.99      12,848,038       40.59         8.21              2,205,990        40.59
$56.00 - $72.99      12,496,607       62.03         9.17                 91,371        67.86
$73.00 - $89.99         321,980       89.53         9.58                      -            -
---------------------------------------------------------------------------------------------

(1)   Based on original contractual life of ten years.

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

      At consummation of Merrill Lynch's merger with Midland (see Note 2), each Midland optionholder received 0.24 options on ML & Co. common stock, with the vesting period and contractual life identical to the terms of the original grant. Information at year-end 1998, 1997, and 1996 related to these options follows:

--------------------------------------------------------------------------------
                                          OPTIONS              WEIGHTED-AVERAGE
                                        OUTSTANDING             EXERCISE PRICE
                                        -----------            ----------------
1998                                      642,370                  $ 36.16
1997                                      743,634                    31.04
1996                                      688,146                    28.08
--------------------------------------------------------------------------------

      At year-end 1998, 1997, and 1996, such options exercisable were 292,215, 284,578, and 243,404, respectively.

      The weighted-average fair value of options granted in 1998, 1997, and 1996 was $21.52, $14.62, and $7.58 per option, respectively. Fair value is estimated as of the grant date based on a Black-Scholes option pricing model using the following weighted-average assumptions:

--------------------------------------------------------------------------------
                                             1998           1997           1996
                                             ----           ----           ----
Risk-free interest rate                      5.81%          6.74%          5.68%
Expected life                               6 yrs.         6 yrs.         5 yrs.
Expected volatility                         28.10%         26.86%         26.35%
Dividend yield                               1.28%          1.47%          1.91%
--------------------------------------------------------------------------------

      The weighted-average fair value of options granted by Midland in 1998, 1997, and 1996 was $14.07, $15.01, and $15.28 respectively.

      See Pro Forma Compensation Expense in the following Employee Stock Purchase Plans section for additional information.

Employee Stock Purchase Plans ("ESPP")

      ESPP plans allow eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co. common stock at a price generally equal to 85% of its fair market value. These purchases are made on four quarterly investment dates through payroll deductions. Up to 50,300,000 shares of common stock have been authorized for issuance under ESPP. The activity in ESPP during 1998, 1997, and 1996 follows:

--------------------------------------------------------------------------------
                                       1998              1997              1996
                                 ----------        ----------        ----------

Available, beginning of year      7,251,343         8,267,360         9,992,526
Authorized during year                    -           300,000                 -
Purchased through plan           (1,261,248)       (1,316,017)       (1,725,166)
                                  ---------         ---------         ---------
Available, end of year            5,990,095         7,251,343         8,267,360
                                  =========         =========         =========
--------------------------------------------------------------------------------

      The weighted-average fair value of ESPP stock purchase rights exercised by employees in 1998, 1997, and 1996 was $11.31, $7.66, and $4.38 per right, respectively.

"Pro Forma Compensation Expense"
      No compensation expense has been recognized for Merrill Lynch's grants of stock options under LTIC Plans or ESPP purchase rights (see Note 1 for accounting policy). Based on the fair value of stock options and purchase rights, Merrill Lynch would have recognized compensation expense, net of taxes, of $95, $56, and $27 for 1998, 1997, and 1996, respectively, resulting in pro forma net earnings and earnings per share as follows:

--------------------------------------------------------------------------------
                                                  1998         1997         1996
                                                 -----        -----        -----
NET EARNINGS
  As reported                                  $ 1,259      $ 1,935      $ 1,648
  Pro forma                                      1,164        1,879        1,621

EARNINGS PER SHARE
  As reported:
   Basic                                        $ 3.43       $ 5.57       $ 4.63
   Diluted                                        3.00         4.79         4.08
  Pro forma:
   Basic                                          3.16         5.41         4.55
   Diluted                                        2.77         4.65         4.01
--------------------------------------------------------------------------------

      In the table above, pro forma compensation expense associated with option grants is recognized over the vesting period. The impact of applying SFAS No. 123 on pro forma disclosure is not representative of the potential impact on pro forma net earnings for future years, which will include the cumulative effect of expense related to vesting of 1995 and subsequent grants.

Financial Consultant Capital Accumulation Award Plans ("FCCAAP")

      Under FCCAAP, eligible employees in Merrill Lynch's Private Client groups are granted awards generally based upon their prior year's performance. Payment for an award is contingent upon continued employment for a period of time and

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

is subject to forfeiture during that period. The award is generally payable ten years from the date of grant in a fixed number of shares of ML & Co. common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value is paid in cash. Eligible participants may defer awards beyond the scheduled payment date. FCCAAP may also provide for the issuance of Restricted Shares that vest ten years from the date of the original award and carry voting and dividend rights. Only shares of common stock held as treasury stock may be issued under FCCAAP.

      At December 25, 1998, shares subject to outstanding awards totaled 31,375,873, while 18,154,644 shares were available for issuance through future awards. The fair value of awards granted under FCCAAP during 1998, 1997, and 1996 was $67.94, $42.09, and $25.34 per award, respectively.

Incentive Equity Purchase Plan ("IEPP")

      IEPP allowed selected employees to purchase shares of ML & Co. common stock ("Book Value Shares") at a price equal to book value per common share. Book Value Shares, which otherwise may not be resold, may be sold back to Merrill Lynch at book value or exchanged at any time for a specified number of freely transferable common shares. Book Value Shares outstanding under IEPP were 1,814,000 at December 25, 1998. In 1995, IEPP was amended to reduce the authorized shares to zero and prohibit the reuse of any surrendered shares. No further offerings will be made under this plan.

Merrill Lynch Investment Certificate Program ("MLICP")

      Under MLICP, eligible employees in Merrill Lynch's Private Client groups are issued investment certificates based on their performance. The certificates mature ten years from the date issued and are payable in cash if certain performance criteria are achieved and the employee is continuously employed for the ten-year period, with certain exceptions. The certificates bear interest commencing with the date on which the performance requirements are achieved. As of year-end 1998 and 1997, $353 and $292, respectively, were accrued under this plan.

Other Deferred Compensation Plans

      Merrill Lynch sponsors other deferred compensation plans in which eligible employees may participate. Generally, contributions to the plans are made on a tax-deferred basis by participants. Contributions are invested by Merrill Lynch in mutual funds and other funds sponsored by Merrill Lynch, and the plans may include a leverage feature. The plans' investments and the amounts accrued by Merrill Lynch under the plans are both included in the Consolidated Balance Sheets. Plan investments totaled $648 and $554, respectively, at December 25, 1998 and December 26, 1997. Accrued liabilities at those dates were $532 and $441, respectively.


NOTE 11. INCOME TAXES

      Income tax provisions (benefits) on earnings consisted of:

--------------------------------------------------------------------------------
                                            1998            1997           1996
                                            ----            ----           ----
U.S. FEDERAL
  Current                                  $ 673         $   856         $  515
  Deferred                                  (180)            (94)          (119)

U.S. STATE AND LOCAL
  Current                                    105             (15)           198
  Deferred                                    10               7            (54)

NON-U.S
  Current                                    412             400            496
  Deferred                                  (307)            (25)           (56)
                                           -----         -------         ------
Total                                      $ 713         $ 1,129         $  980
                                           =====         =======         ======
--------------------------------------------------------------------------------

      The corporate statutory tax rate was 35.0% for the three years presented. A reconciliation of statutory U.S. federal income taxes to Merrill Lynch's income tax provisions for earnings follows:

-------------------------------------------------------------------------------
                                                   1998        1997        1996
                                                   ----        ----        ----
U.S. federal income tax at statutory rate         $ 734     $ 1,089       $ 920
U.S. state and local income taxes, net               74          (5)         94
Pension plan transaction                             (3)          6          12
Non-U.S. operations                                 (33)         41           3
Tax-exempt interest                                 (51)        (26)        (21)
Dividends received deduction                        (30)        (33)        (34)
Other, net                                           22          57           6
                                                  -----     -------       -----
Income tax expense                                $ 713     $ 1,129       $ 980
                                                  =====     =======       =====
-------------------------------------------------------------------------------

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

      Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductible amounts in future years. Details of Merrill Lynch's deferred tax assets and liabilities follow:

--------------------------------------------------------------------------------
                                             1998           1997           1996
                                          -------        -------        -------
DEFERRED TAX ASSETS
  Valuation and other reserves(1)         $ 1,225        $   940        $   895
  Deferred compensation                       679            478            351
  Employee benefits                           120            109            115
  Other                                       375            116            285
                                          -------        -------        -------
  Gross deferred tax assets                 2,399          1,643          1,646
  Valuation allowances(2)                     (42)           (26)           (30)
                                          -------        -------        -------
  Total deferred tax assets                 2,357          1,617          1,616
                                          -------        -------        -------
DEFERRED TAX LIABILITIES
  Lease transactions                          148            116            114
  Employee benefits                            64             58             54
  Accelerated tax depreciation                 17             26             44
  Other                                       190            178             88
                                          -------        -------        -------
  Total deferred tax liabilities              419            378            300
                                          -------        -------        -------
NET DEFERRED TAX ASSET                    $ 1,938        $ 1,239        $ 1,316
                                          =======        =======        =======
--------------------------------------------------------------------------------
(1)   Primarily related to Trading assets and Other payables.
(2)   Related to net operating loss carryforwards not expected to be realized.

      At December 25, 1998, Merrill Lynch had net operating loss carryforwards as follows: $48 in U.S. federal (expiring 2009), $261 in U.S. states (expiring
2005), $76 in Hong Kong (no expiration), $63 in Germany (no expiration), $59 in Japan (expiring 2003), and $42 in Canada (expiring 2005).

      Income tax benefits of $336, $173, and $30 were allocated to stockholders' equity related to employee compensation transactions for 1998, 1997, and 1996, respectively.

      Earnings before income taxes included approximately $44, $805, and $800 of earnings attributable to non-U.S. subsidiaries for 1998, 1997, and 1996, respectively. Cumulative undistributed earnings of non-U.S. subsidiaries not previously taxed in the U.S. were approximately $2,230 at December 25, 1998. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they have been permanently reinvested in Merrill Lynch's non-U.S. operations. Assuming utilization of non-U.S. tax credits, Merrill Lynch estimates that approximately $240 of U.S. federal income taxes and $110 of non-U.S. withholding taxes would be incurred on the repatriation of such earnings.


NOTE 12. REGULATORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

      MLPF&S, a U.S. registered broker-dealer, is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items arising from customer transactions. At December 25, 1998, MLPF&S's regulatory net capital of $3,224 was 14% of aggregate debit items, and its regulatory net capital in excess of the minimum required was $2,761.

      MLI, a U.K. registered broker-dealer, is subject to capital requirements of the Financial Services Authority ("FSA"). Financial resources, as defined, must exceed the total financial resources requirement of the FSA. In 1997, MLI became Merrill Lynch's primary global equity derivatives dealer (previously Merrill Lynch Capital Markets PLC). At December 25, 1998, MLI's financial resources were $3,711, exceeding the minimum requirement by $1,124.

      MLGSI, a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 25, 1998, MLGSI's liquid capital of $1,441 was 261% of its total market and credit risk, and liquid capital in excess of the minimum required was $778.

      Merrill Lynch's insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. As of December 25, 1998, $483, representing 89% of the insurance subsidiaries' net assets, was unavailable for distribution to Merrill Lynch.

      Over 80 other subsidiaries are subject to regulatory requirements promulgated by the regulatory and exchange authorities of the jurisdictions in which they operate. These regulatory restrictions may limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. At December 25, 1998, restricted net assets of these subsidiaries were $3,555.

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

      In addition, to satisfy rating agency standards, a credit intermediary subsidiary of Merrill Lynch must also meet certain minimum capital requirements. At December 25, 1998, this minimum capital requirement was $490.

      With the exception of regulatory restrictions on subsidiaries' abilities to pay dividends, there are no restrictions on ML & Co.'s present ability to pay dividends on common stock, other than (1) ML & Co.'s obligation to make payments on its preferred stock and subsidiaries' TOPrS, and (2) the governing provisions of the Delaware General Corporation Law.


NOTE 13. SEGMENT, PRODUCT, AND GEOGRAPHIC INFORMATION

Segment Information

      In reporting to management, Merrill Lynch's operating results are categorized into two business segments: Wealth Management and CICG. For information on each segment's activities, see Management's Discussion and Analysis (unaudited) - Business Segments.

      The principal methodology used in preparing the segment results in the table that follows is:
o Revenues and expenses are assigned to segments where directly attributable.
o A portion of CICG principal transactions and investment banking revenues are allocated to Wealth Management based on production credits generated by Financial Consultants and other investment professionals.
o Interest is allocated based on management's assessment of the relative risk of segment assets and liabilities.
o Goodwill amortization, Mercury financing costs, and the staff reduction provision are not attributed to segments because management excludes these items from segment operating results in evaluating segment performance.
o Residual revenues and expenses (i.e., those related to overhead and support units) are attributed to segments based on specific methodologies (e.g., headcount, square footage, intersegment agreements).
o Income taxes are attributed based on tax rates in the tax jurisdictions in which the segment activity takes place.

      Management believes that the following information by business segment provides a reasonable representation of each segment's contribution to the consolidated amounts:

--------------------------------------------------------------------------------
                                   WEALTH               CORPORATE
                               MANAGEMENT        CICG       ITEMS          TOTAL
                               ----------   ---------   ---------      ---------
1998
Net interest revenue(a)          $  1,015   $     299     $  (306)(b)  $   1,008
All other revenues                 10,316       6,223           -         16,539
                                 --------   ---------     -------      ---------
Net revenues                       11,331       6,522        (306)        17,547
Non-interest expenses,
  excluding staff reduction
  provision                         9,260       5,535         226(c)      15,021
Provision for costs related
  to staff reductions                   -           -         430(d)         430
                                 --------   ---------     -------      ---------
Earnings before income taxes        2,071         987        (962)         2,096
Income tax expense (benefit)          725         105        (117)           713
Dividends on preferred
  securities issued
  by subsidiaries                       -           -         124            124
                                 --------   ---------     -------      ---------
Net earnings                     $  1,346   $     882     $  (969)     $   1,259
                                 ========   =========     =======      =========
Year-end total assets            $ 45,726   $ 248,714     $ 5,364      $ 299,804
                                 ========   =========     =======      =========
--------------------------------------------------------------------------------
1997
Net interest revenue(a)          $    860   $     196     $     -      $   1,056
All other revenues                  8,645       6,555           -         15,200
                                 --------   ---------     -------      ---------

Net revenues                        9,505       6,751           -         16,256
Non-interest expenses               7,872       5,208          65(c)      13,145
                                 --------   ---------     -------      ---------
Earnings before income taxes        1,633       1,543         (65)         3,111
Income tax expense                    577         398         154          1,129
Dividends on preferred
  securities issued
  by subsidiaries                       -           -          47             47
                                 --------   ---------     -------      ---------
Net earnings                     $  1,056   $   1,145     $  (266)     $   1,935
                                 ========   =========     =======      =========
Year-end total assets            $ 38,781   $ 252,732     $ 5,467      $ 296,980
                                 ========   =========     =======      =========
--------------------------------------------------------------------------------
1996

Net interest revenue(a)          $    751   $     282     $     -      $   1,033
All other revenues                  7,233       5,355           -         12,588
                                 --------   ---------     -------      ---------
Net revenues                        7,984       5,637           -         13,621
Non-interest expenses               6,602       4,341          50(c)      10,993
                                 --------   ---------     -------      ---------
Earnings before income taxes        1,382       1,296         (50)         2,628
Income tax expense                    527         366          87            980
                                 --------   ---------     -------      ---------
Net earnings                     $    855   $     930     $  (137)     $   1,648
                                 ========   =========     =======      =========
Year-end total assets            $ 31,553   $ 185,080     $   633      $ 217,266
                                 ========   =========     =======      =========
--------------------------------------------------------------------------------
(a) Management views interest income net of interest expense in evaluating results.
(b)   Represents Mercury financing costs.
(c)   Represents goodwill amortization.
(d) Had this amount been allocated to segments, $163 and $267 would have been allocated to Wealth Management and CICG, respectively.

[LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

Product Information

      Merrill Lynch delivers a wide variety of products to clients:
o Brokerage: Executing or facilitating security and commodity trades for retail clients and assisting clients in allocating their assets. (Includes commissions and net interest.)
o Asset management and portfolio services: Offering customers access to a wide array of asset management services and other fee-based products.
o Lending: Serving investors' liability management needs by providing margin lending, mortgage and other consumer loans, and commercial financing.
o Trading: Satisfying institutional customer demand for securities, currencies, and other products by maintaining securities inventories and writing over-the-counter derivatives. Through structured notes and derivatives, investors are provided with opportunities to diversify their portfolios, manage risk, and enhance returns. (Includes commissions, principal transactions revenues, and net interest.)
o Origination: Raising capital for clients through securities underwritings, private placements, and loan syndications.
o Strategic services: Providing advice on mergers and acquisitions, sales, divestitures, and joint ventures.

      The following table summarizes Merrill Lynch's net revenues by product.

--------------------------------------------------------------------------------
                                                   1998         1997        1996
                                               --------     --------    --------
WEALTH MANAGEMENT
  Brokerage                                    $  6,412     $  5,851    $  5,057
                                               --------     --------    --------
  Asset management and portfolio services:
    Asset management fees                         2,075        1,232       1,010
    Portfolio service fees                        1,150          826         608
    Other fees                                      977          944         813
                                               --------     --------    --------
    Total                                         4,202        3,002       2,431
                                               --------     --------    --------
  Lending                                           577          477         378
  Other                                             140          175         118
                                               --------     --------    --------
  Total Wealth Management                        11,331        9,505       7,984
                                               --------     --------    --------
CICG
  Trading:
    Debt                                            847        2,242       2,072
    Equity                                        2,761        2,024       1,658
                                               --------     --------    --------
    Total                                         3,608        4,266       3,730
                                               --------     --------    --------
  Origination:
    Debt                                            488          593         489
    Equity                                          841          770         587
                                               --------     --------    --------
    Total                                         1,329        1,363       1,076
                                               --------     --------    --------
  Strategic services                              1,102          797         430
  Other                                             483          325         401
                                               --------     --------    --------
  Total CICG                                      6,522        6,751       5,637
                                               --------     --------    --------
TOTAL WEALTH MANAGEMENT AND CICG                 17,853       16,256      13,621
Corporate                                          (306)           -           -
                                               --------     --------    --------
TOTAL                                          $ 17,547     $ 16,256    $ 13,621
                                               ========     ========    ========
--------------------------------------------------------------------------------

                                                                          [LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                 (dollars in millions, except per share amounts)

Geographic Information

      Merrill Lynch operates in both U.S. and non-U.S. markets. Merrill Lynch's non-U.S. business activities are conducted through offices in six regions:
o     Europe, Middle East, and Africa,
o     Asia Pacific,
o     Australia and New Zealand,
o     Japan,
o     Canada, and
o     Latin America.

      For further information on activities in these regions, see Management's Discussion and Analysis (unaudited) - Global Operations.

      The principal methodology used in preparing the geographic data in the table that follows is:
o Commissions revenues are recorded based on the location of the sales force,
o Trading revenues are principally recorded based on the location of the trader,
o Investment banking revenues are recorded based on the location of the client,
o Asset management and portfolio service fees are recorded based on the location of the fund manager,
o Earnings before income taxes include the allocation of certain shared expenses among regions, and
o     Intercompany transfers are based primarily on service agreements.

      The information that follows, in management's judgment, provides a reasonable representation of each region's contribution to the consolidated amounts.

--------------------------------------------------------------------------------
                                               1998          1997          1996
                                          ---------     ---------     ---------
NET REVENUES
Europe, Middle East, and Africa           $   2,808     $   1,982     $   1,563
Asia Pacific                                    338           489           361
Australia and New Zealand                       224           177            60
Japan                                           574           416           408
Canada                                          625           702           615
Latin America                                   392           524           435
                                          ---------     ---------     ---------
  Total Non-U.S                               4,961         4,290         3,442
U.S.                                         12,892        11,966        10,179
Corporate                                      (306)            -             -
                                          ---------     ---------     ---------
Total                                     $  17,547     $  16,256     $  13,621
                                          =========     =========     =========
--------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES
Europe, Middle East, and Africa           $     307     $     360     $     301
Asia Pacific                                   (165)          (34)           36
Australia and New Zealand                        36            25             7
Japan                                           (11)           74           109
Canada                                           46           134           118
Latin America                                   (67)          141           146
                                          ---------     ---------     ---------
  Total Non-U.S                                 146           700           717
U.S.                                          2,912         2,476         1,961
Corporate                                      (962)          (65)          (50)
                                          ---------     ---------     ---------
Total                                     $   2,096     $   3,111     $   2,628
                                          =========     =========     =========
--------------------------------------------------------------------------------
AVERAGE ASSETS
Europe, Middle East, and Africa           $ 134,664     $  73,251     $  59,935
Asia Pacific                                  6,562         4,707         6,513
Australia and New Zealand                     2,789         2,939         1,103
Japan                                        10,224         7,910         5,007
Canada                                       11,612        11,869         8,469
Latin America                                11,874        10,629         5,968
                                          ---------     ---------     ---------
  Total Non-U.S                             177,725       111,305        86,995
U.S.                                        196,710       176,835       132,829
Corporate                                     5,573           680           519
                                          ---------     ---------     ---------
Total                                     $ 380,008     $ 288,820     $ 220,343
                                          =========     =========     =========
--------------------------------------------------------------------------------

[LOGO]

                       SUPPLEMENTAL FINANCIAL INFORMATION
--------------------------------------------------------------------------------

QUARTERLY INFORMATION

      The unaudited quarterly results of operations of Merrill Lynch for 1998 and 1997 are prepared in conformity with generally accepted accounting principles and reflect all adjustments (which consist of normal recurring accruals and a provision for costs related to staff reductions) that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.

-------------------------------------------------------------------------------------------------------------------------------
(dollars in millions, except per share amounts)

                                                                                                          For the Quarter Ended
                                            -----------------------------------------------------------------------------------
                                            DEC. 25,  SEPT. 25,   JUNE 26,  MAR. 27,   DEC. 26,  SEPT. 26,   JUNE 27,   MAR. 28,
                                               1998       1998       1998(1)   1998(1)    1997(1)    1997(1)    1997(1)    1997(1)
                                            -------    -------    -------   -------    -------    -------    -------    -------
  Total Revenues                            $ 8,172    $ 8,712    $ 9,581   $ 9,388    $ 8,311    $ 8,338    $ 8,200    $ 7,650

  Interest Expense                            4,091      4,863      4,726     4,626      4,301      4,196      4,090      3,656
                                            -------    -------    -------   -------    -------    -------    -------    -------
  Net Revenues                                4,081      3,849      4,855     4,762      4,010      4,142      4,110      3,994

  Non-Interest Expenses                       3,562      4,054(2)   3,940     3,895      3,275      3,353      3,306      3,211
                                            -------    -------    -------   -------    -------    -------    -------    -------
  Earnings (Loss) Before Income Taxes
   and Dividends on Preferred
   Securities Issued by Subsidiaries            519       (205)       915       867        735        789        804        783

  Income Tax Expense (Benefit)                  119        (75)       339       330        254        275        300        300

  Dividends on Preferred Securities
   Issued by Subsidiaries                        41         33         27        23         12         12         13         10
                                            -------    -------    -------   -------    -------    -------    -------    -------
  Net Earnings (Loss)                       $   359    $  (163)   $   549   $   514    $   469    $   502    $   491    $   473
                                            =======    =======    =======   =======    =======    =======    =======    =======
  Earnings (Loss) Per Common Share(3)

   Basic                                    $   .97    $  (.48)   $  1.52   $  1.44    $  1.34    $  1.45    $  1.42    $  1.36

   Diluted                                      .86       (.48)      1.31      1.26       1.15       1.24       1.24       1.16
-------------------------------------------------------------------------------------------------------------------------------

(1) Amounts have been restated from that originally reported on Form 10-Q to reflect the Midland Walwyn merger as required under pooling-of-interests accounting.
(2)   Includes a $430 million provision for costs related to staff reductions.
(3)   Restated for the 1997 two-for-one common stock split.

DIVIDENDS PER COMMON SHARE

--------------------------------------------------------------------------------
(Declared and paid)
                           1ST QTR.      2ND QTR.      3RD QTR.       4TH QTR.
                           -------       -------       -------        -------
1998                         $ .20         $ .24         $ .24          $ .24

1997                           .15           .20           .20            .20
--------------------------------------------------------------------------------

      Dividends per common share amounts give effect to the 1997 two-for-one common stock split. With the exception of regulatory restrictions on subsidiaries' abilities to pay dividends, there are no restrictions on ML & Co.'s present ability to pay dividends on common stock, other than (a) ML & Co.'s obligation to make payments on its preferred stock and subsidiaries' preferred securities, and (b) the governing provisions of the Delaware General Corporation Law. Certain subsidiaries' ability to declare dividends may also be limited (see Note 12 to the Consolidated Financial Statements).

STOCKHOLDER INFORMATION

      Consolidated Transaction Reporting System prices for the specified calendar quarters are noted below. Prices have been restated for the 1997 two-for-one common stock split.

---------------------------------------------------------------------------------------------------
(At calendar period-end)

               1ST QTR.                 2ND QTR.               3RD QTR.               4TH QTR.
         ---------------------   ---------------------  ---------------------   -------------------
           HIGH         LOW         HIGH        LOW        HIGH        LOW        HIGH       LOW
         --------    ---------   ---------   ---------  ---------   ---------   ---------  --------
1998     $ 87 1/2    $ 60 7/16   $ 100       $ 82 1/4   $ 109 1/8   $ 45 5/8    $ 80       $ 35 3/4

1997       52          39 1/4       63 7/8     42 1/16     75 1/8     59 1/16     78 3/16    61 1/4
---------------------------------------------------------------------------------------------------

      The approximate number of record holders of ML & Co. common stock as of February 12, 1999 was 19,400. As of February 19, 1999, the closing price of ML & Co. common stock as reported on the Consolidated Transaction Reporting System was $72 3/8.

                                                                          [LOGO]

                               BOARD OF DIRECTORS
--------------------------------------------------------------------------------

HERBERT M. ALLISON, JR.

President and Chief Operating Officer of Merrill Lynch...55 years old...joined Merrill Lynch in 1971.

W.H. CLARK

Corporate Director...former Chairman and Chief Executive Officer of Nalco Chemical Company, a producer of specialty chemicals...66 years old...elected a Director of Merrill Lynch in 1995.

JILL K. CONWAY

Visiting Scholar, Massachusetts Institute of Technology...President of Smith College from 1975 to 1985...64 years old...elected a Director of Merrill Lynch in 1978.

STEPHEN L. HAMMERMAN

Vice Chairman of the Board and General Counsel of Merrill Lynch...61 years old...joined Merrill Lynch in 1978.

EARLE H. HARBISON, JR.

Chairman of the Board of Harbison Corporation, a manufacturer of molded plastic products...former Chairman of the Executive Committee and former President and Chief Operating Officer of Monsanto Company...70 years old...elected a Director of Merrill Lynch in 1987.

GEORGE B. HARVEY

Corporate Director...former Chairman of the Board, President and Chief Operating Officer of Pitney Bowes Inc., a provider of mailing, office and logistics systems and management and financial services...67 years old...elected a Director of Merrill Lynch in 1993.

WILLIAM R. HOOVER

Chairman of the Executive Committee of, Consultant to, and former Chairman of the Board, Chief Executive Officer and President of, Computer Sciences Corporation, a provider of information technology consulting, systems integration and outsourcing to industry and government...69 years old...elected a Director of Merrill Lynch in 1995.

DAVID H. KOMANSKY

Chairman of the Board and Chief Executive Officer of Merrill Lynch...59 years old...joined Merrill Lynch in 1968.

ROBERT P. LUCIANO

Corporate Director...Director and former Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation, a health and personal care products company...65 years old...elected a Director of Merrill Lynch in 1989.

DAVID K. NEWBIGGING

Chairman of the Board of Friends' Provident Life Office, a United Kingdom-based life assurance company...former Chairman of the Board of Equitas Holdings Limited...former Chairman and Senior Managing Director of Jardine, Matheson & Co. Limited...65 years old...elected a Director of Merrill Lynch in 1996.

AULANA L. PETERS

Partner in the law firm of Gibson, Dunn & Crutcher...former Commissioner of the U.S. Securities and Exchange Commission...57 years old...elected a Director of Merrill Lynch in 1994.

JOHN J. PHELAN, JR.

Corporate Director...former Chairman and Chief Executive Officer of the New York
Stock Exchange, Inc....Senior Adviser, Boston Consulting Group...member of the
Council on Foreign Relations...former President of the International Federation of Stock Exchanges ...67 years old...elected a Director of Merrill Lynch in 1991.

JOHN L. STEFFENS

Vice Chairman of the Board and Head of U.S. Private Client Group of Merrill Lynch...57 years old...joined Merrill Lynch in 1963.

WILLIAM L. WEISS

Corporate Director...Chairman Emeritus and former Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a provider of communications products and services...69 years old...elected a Director of Merrill Lynch in 1993.

[LOGO]

                              EXECUTIVE MANAGEMENT
--------------------------------------------------------------------------------

[PHOTO]

DAVID H. KOMANSKY

Chairman of the Board
and Chief Executive Officer

[PHOTO]

PAUL W. CRITCHLOW

Senior Vice President
Marketing and Communications

[PHOTO]

CAROL GALLEY

Senior Vice President and
Co-Head of Merrill Lynch
Mercury Asset Management

[PHOTO]

HERBERT M. ALLISON, JR.

President and
Chief Operating Officer

[PHOTO]

THOMAS W. DAVIS

Executive Vice President and
Head of Corporate and
Institutional Client Group

[PHOTO]

EDWARD L. GOLDBERG

Executive Vice President
Operations Services Group

[PHOTO]

JOHN L. STEFFENS

Vice Chairman of the Board and Head of U.S.
Private Client Group

[PHOTO]

RICHARD A. DUNN

Senior Vice President
Global Risk and
Credit Management

[PHOTO]

JEROME P. KENNEY

Executive Vice President
Corporate Strategy and Research

[PHOTO]

STEPHEN L. HAMMERMAN

Vice Chairman of the Board
and General Counsel

[PHOTO]

BARRY S. FRIEDBERG

Executive Vice President and
Chairman of Corporate and
Institutional Client Group

[PHOTO]

Michael J.P. Marks

Executive Chairman
of Merrill Lynch Europe,
Middle East & Africa

[PHOTO]

JOHN A. MCKINLEY, JR.

Senior Vice President
Chief Technology Officer and
Head of Technology Group

[PHOTO]

WINTHROP H. SMITH, JR.

Executive Vice President and
Head of International Private
Client Group and Chairman,
Merrill Lynch International Inc.

[PHOTO]

JOHN G. HEIMANN

[PHOTO]

E. STANLEY O'NEAL

Executive Vice President and
Chief Financial Officer

[PHOTO]

MARY E. TAYLOR

Senior Vice President
Human Resources

[PHOTO]

ARTHUR ZEIKEL

[PHOTO]

THOMAS H. PATRICK

Executive Vice President
and Chairman
Special Advisory Services

[PHOTO]

STEPHEN A. ZIMMERMAN

Senior Vice President and
Co-Head of Merrill Lynch
Mercury Asset Management

[PHOTO]

JEFFREY M. PEEK

Executive Vice President
and Head of Asset
Management Group

TWO VALUED MEMBERS of Merrill Lynch Executive Management -- John G. Heimann, Chairman of Merrill Lynch Global Financial Institutions, and Arthur Zeikel, Chairman of Merrill Lynch Asset Management -- retired in 1999. Mr. Heimann, who came to Merrill Lynch in 1984, was instrumental in the firm's expansion in Europe and the Middle East and served ably as the senior relationship manager with financial institutions around the world. Mr. Zeikel, a 23-year Merrill Lynch veteran, was President of MLAM since its inception in 1977, building one of the largest asset management businesses in the world and introducing mutual funds to literally millions of investors. Each has contributed in strong and lasting ways to our firm, and their legacies will live on at Merrill Lynch for many years to come.

[LOGO]

                            MERRILL LYNCH & CO., INC.
--------------------------------------------------------------------------------

EXECUTIVE OFFICES

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281-1332

COMMON STOCK

EXCHANGE LISTINGS

The common stock of Merrill Lynch (trading symbol MER) is listed on the New York Stock Exchange, Chicago Stock Exchange, Pacific Exchange, Paris Bourse, London Stock Exchange and Tokyo Stock Exchange.

TRANSFER AGENT AND REGISTRAR

Merrill Lynch & Co., Inc. is the principal transfer agent for its own common stock. Questions from registered stockholders on dividends, lost and stolen certificates, changes of legal or dividend addresses, and other matters relating to registered stockholder status should be sent to:

      Merrill Lynch & Co., Inc.
      P.O. Box 20, Church Street Station
      New York, NY 10277-1004
      Attn: Andrea L. Dulberg, Secretary

However, registered stockholders wishing to transfer their stock should continue to do so through the following transfer agent and registrar:

      ChaseMellon Shareholder Services
      P.O. Box 3310
      South Hackensack, NJ 07606-1910
      1-800-851-9677

PREFERRED STOCK

EXCHANGE LISTING

Depositary Shares representing 1/400 of a share of 9% Cumulative Preferred Stock, Series A, are listed on the New York Stock Exchange.

TRANSFER AGENT AND REGISTRAR

Citibank, N.A.
111 Wall Street, Fifth Floor
New York, NY 10043
Attn: Corporate Trust Department

FORM 10-K ANNUAL REPORT FOR 1998

This Annual Report of Merrill Lynch & Co., Inc. contains much of the financial information that will be included in the 1998 Annual Report on Form 10-K to be filed with the Securities and Exchange Commission. Merrill Lynch will furnish a copy of its 1998 Annual Report on Form 10-K (including financial statements and financial schedules but excluding other exhibits), without charge, to any person upon request addressed to Andrea L. Dulberg, Secretary, Merrill Lynch & Co., Inc., P.O. Box 20, Church Street Station, New York, NY 10277-1004.

EQUAL EMPLOYMENT OPPORTUNITY

Merrill Lynch is committed to Equal Employment Opportunity and to attracting and retaining the most qualified employees, regardless of race, national origin, religion, gender, age, or disability. For more information, write to Westina Matthews, Senior Director, First Vice President, Corporate Responsibility, Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, NY 10281-1331.

CHARITABLE CONTRIBUTIONS

A summary of the Corporation's charitable contributions is available upon written request to the Secretary.

ANNUAL MEETING

The 1999 Annual Meeting of Merrill Lynch & Co., Inc. stockholders will take place at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey. The meeting is scheduled for Wednesday, April 14, 1999, beginning at 10:00 a.m. (local time).

Designed by DeSola Group, Inc.

Executive portrait photography by Chris Jones

VISIT OUR WEBSITE AT WWW.ML.COM