Form 10-K405, Exhibit 13
period 1999-12-31
MERRILL LYNCH & CO INC
filed 2000-03-09
CIK 65100

                                                                Exhibit 13


FINANCIAL TABLE OF CONTENTS
---------------------------

27      SELECTED FINANCIAL DATA


28      MANAGEMENT'S DISCUSSION AND ANALYSIS

28      Business Environment

29      Results of Operations

30        Commissions

30        Principal Transactions

31        Investment Banking

32        Asset Management and Portfolio Service Fees

32        Other Revenues

33        Interest and Dividends

33        Non-Interest Expenses

34        Income Taxes

35      Strategic Business Initiatives

36      Business Segments

39      Global Operations

42      Balance Sheet

45      Capital Adequacy and Liquidity

47      Capital Projects and Expenditures

47      Risk Management

51      Non-Investment Grade Holdings and
          Highly Leveraged Transactions

52      Cash Flows

52      Litigation

52      Recent Developments


53      MANAGEMENT'S DISCUSSION OF
          FINANCIAL RESPONSIBILITY



54      INDEPENDENT AUDITORS' REPORT

55      CONSOLIDATED FINANCIAL STATEMENTS

55      Consolidated Statements of Earnings

56      Consolidated Balance Sheets

58      Consolidated Statements of Changes in
          Stockholders' Equity

60      Consolidated Statements of Comprehensive Income

61      Consolidated Statements of Cash Flows


62      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

62      NOTE 1. Summary of Significant Accounting Policies

66      NOTE 2. Other Significant Events

67      NOTE 3. Trading and Related Activities

71      NOTE 4. Investments

72      NOTE 5. Borrowings

73      NOTE 6. Fair Value Information and Non-Trading
                 Derivatives

74      NOTE 7. Preferred Securities Issued by Subsidiaries

75      NOTE 8. Stockholders' Equity and Earnings Per Share

76      NOTE 9. Commitments and Contingencies

77      NOTE 10. Employee Benefit Plans

80      NOTE 11. Employee Incentive Plans

83      NOTE 12. Income Taxes

84      NOTE 13. Regulatory Requirements and
                 Dividend Restrictions

84      NOTE 14. Segment, Product, and Geographic Information


88      SUPPLEMENTAL FINANCIAL INFORMATION

88      Quarterly Information

88      Dividends Per Common Share

88      Stockholder Information

SELECTED FINANCIAL DATA
-----------------------
(dollars in millions, except per share amounts)

                                                                                          Year Ended Last Friday in December
                                                                        1999        1998        1997        1996        1995
-----------------------------------------------------------------------------------------------------------------------------
                                                                   (53 weeks)  (52 weeks)  (52 weeks)  (52 weeks)  (52 weeks)
OPERATING RESULTS
Total Revenues                                                      $ 34,879    $ 34,574    $ 31,209    $ 25,043    $ 21,501
Less Interest Expense                                                 13,010      17,027      14,953      11,422      10,886
                                                                    --------    --------    --------    --------    --------
Net Revenues                                                          21,869      17,547      16,256      13,621      10,615
Non-Interest Expenses                                                 17,791      15,451      13,145      10,993       8,779
                                                                    --------    --------    --------    --------    --------
Earnings Before Income Taxes and
  Dividends on Preferred
  Securities Issued by
  Subsidiaries                                                         4,078       2,096       3,111       2,628       1,836
Income Tax Expense                                                     1,265         713       1,129         980         710
Dividends on Preferred Securities Issued by Subsidiaries                 195         124          47           -           -
                                                                    --------    --------    --------    --------    --------
Net Earnings                                                        $  2,618    $  1,259    $  1,935    $  1,648    $  1,126
                                                                    ========    ========    ========    ========    ========
Net Earnings Applicable to Common Stockholders(a)                   $  2,580    $  1,220    $  1,896    $  1,602    $  1,078
                                                                    ========    ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Total Assets                                                        $328,071    $299,804    $296,980    $217,266    $179,452
Short-Term Borrowings(b)                                            $114,775    $ 98,267    $123,400    $103,009    $ 86,663
Long-Term Borrowings                                                $ 53,465    $ 57,563    $ 43,143    $ 26,206    $ 17,389
Preferred Securities Issued by Subsidiaries                         $  2,725    $  2,627    $    627    $    327    $     51
Total Stockholders' Equity                                          $ 12,802    $ 10,132    $  8,539    $  7,067    $  6,288
-----------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA(C)
(in thousands, except per share amounts)
Earnings Per Share:
  Basic                                                             $   7.00    $   3.43    $   5.57    $   4.63    $   2.98
                                                                    ========    ========    ========    ========    ========
  Diluted                                                           $   6.17    $   3.00    $   4.79    $   4.08    $   2.68
                                                                    ========    ========    ========    ========    ========
Weighted-Average Shares Outstanding:
  Basic                                                              368,718     355,589     340,096     346,043     361,193
  Diluted                                                            418,131     406,262     395,855     392,990     402,852
Shares Outstanding at Year End(d)                                    367,765     356,284     339,259     332,349     346,953
Shares Repurchased(e)                                                      -           -      13,301      36,606      39,861
Average Share Repurchase Price                                             -           -    $  48.91    $  31.30    $  23.48
Book Value Per Share                                                $  33.20    $  26.89    $  23.63    $  19.24    $  16.25
Dividends Paid Per Share                                            $   1.05    $   0.92    $   0.75    $   0.58    $  0.505
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Pre-tax Margin(f)                                                      18.6%       11.9%       19.1%       19.3%       17.3%
Profit Margin(g)                                                       12.0%        7.2%       11.9%       12.1%       10.6%
Common Dividend Payout Ratio                                           15.0%       26.3%       13.4%       12.5%       17.0%
Return on Average Assets                                                0.8%        0.3%        0.7%        0.7%        0.5%
Return on Average Common Stockholders' Equity                          23.5%       13.4%       26.5%       26.6%       19.8%
Average Leverage(h)                                                    23.2x       32.9x       35.3x       33.3x       32.1x
Average Adjusted Leverage(i)                                           14.4x       19.2x       21.3x       19.8x       19.4x
-----------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STATISTICS
Full-Time Employees:
  U.S.                                                                49,000      46,500      45,800      42,100      39,250
  Non-U.S.                                                            18,200      17,300      13,900      10,500       9,250
                                                                    --------    --------    --------    --------    --------
  Total                                                               67,200      63,800      59,700      52,600      48,500
                                                                    ========    ========    ========    ========    ========
Financial Consultants and Other Investment Professionals              19,000      18,100      16,600      15,600      14,900
-----------------------------------------------------------------------------------------------------------------------------

(a)  Net earnings less preferred stock dividends.
(b) Consists of Payables under repurchase agreements and securities loaned transactions,Commercial paper and other short-term borrowings,and Demand and time deposits.
(c) All share and per share data have been restated for the 1997 two-for-one common stock split (see Note 8 to the Consolidated Financial Statements).
(d) Does not include 4,009, 4,506, 4,718, 4,134, and 3,932 shares exchangeable into common stock (see Note 8 to the Consolidated Financial Statements) at year-end 1999, 1998, 1997, 1996, and 1995, respectively. Also does not include 3,078, and 8,026 unallocated reversion shares held in the Employee Stock Ownership Plan at year-end 1996 and 1995, respectively,which are not considered outstanding for accounting purposes.
(e) Does not include shares either (i) owned by employees and used to pay for the exercise of stock options or (ii) stock withheld from employee stock option exercises to pay associated taxes.
(f) Earnings Before Income Taxes and Dividends on Preferred Securities Issued by Subsidiaries to Net Revenues.
(g)  Net Earnings to Net Revenues.
(h) Average Total assets to average Total stockholders'equity and Preferred securities issued by subsidiaries.
(i) Average Total assets less average (a) Securities received as collateral,net of securities pledged as collateral,(b) Securities pledged as collateral,(c) Receivables under resale agreements and securities borrowed transactions,to average Total stockholders'equity and Preferred securities issued by subsidiaries.

                                                      Selected Financial Data 27

TABLE OF CONTENTS

28      Business Environment

29      Results of Operations

30       Commissions

30       Principal Transactions

31       Investment Banking

32       Asset Management and
          Portfolio Service Fees

32       Other Revenues

33       Interest and Dividends

33       Non-Interest Expenses

34       Income Taxes

35      Strategic Business Initiatives

36      Business Segments

39      Global Operations

42      Balance Sheet

45      Capital Adequacy and Liquidity

47      Capital Projects and Expenditures

47      Risk Management

51      Non-Investment Grade Holdings
         and Highly Leveraged
         Transactions

52      Cash Flows

52      Litigation

52      Recent Developments


MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------


Merrill Lynch & Co., Inc. ("ML & Co.") is a holding company that, through its subsidiaries and affiliates, (therein "Merrill Lynch") provides investment, financing, advisory, insurance, and related services worldwide. The financial services industry, in which Merrill Lynch is a leading participant, is highly competitive and highly regulated. This industry and the global financial markets are influenced by numerous uncontrollable factors. These factors include economic conditions, monetary policies, the liquidity of global markets, international and regional political events, regulatory developments, the competitive environment, and investor sentiment. These conditions or events can significantly affect the volatility of financial markets. While greater volatility increases risk, it may also increase order flow in businesses such as trading and brokerage. Revenues and net earnings may vary significantly from period to period due to these unpredictable factors and the resulting market volatility.

     The financial services industry continues to be affected by the intensifying competitive environment, as demonstrated by consolidation through mergers and acquisitions, as well as diminishing margins in many mature products and services, and competition from new entrants as well as established competitors using the Internet to establish or expand their businesses. In addition, the passage of the Gramm-Leach-Bliley Act in November of 1999 represented a significant accomplishment in the effort to modernize the financial services industry in the U.S. by repealing anachronistic laws that separated commercial, investment banking, and insurance activities, which together with other recent changes in the financial services industry, have increased the number of companies competing for a similar customer base.

     In addition to providing historical information, Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated financial performance, and other similar matters. A variety of factors, many of which are beyond its control, affect the operations, performance, and results of Merrill Lynch and could cause actual results and experience to differ materially from the expectations expressed in these statements. These factors include, but are not limited to, the factors listed in the previous paragraph, as well as actions and initiatives taken by both current and potential competitors, the effect of current, pending, and future legislation and regulation both in the United States and throughout the world, and the other risks detailed in the following sections.

     MERRILL LYNCH UNDERTAKES NO RESPONSIBILITY TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.



BUSINESS ENVIRONMENT
--------------------

Global financial markets rebounded significantly in 1999, after a very volatile second half of 1998. Markets benefited from tightening credit spreads, which represent the risk premium paid by an issuer over the risk-free rate (based on the issuer's credit rating or perceived creditworthiness), increased investor demand, and improved liquidity in debt markets. U.S. equity indices continued to advance to record levels for the fifth consecutive year, despite a midsummer downturn in the stock market, a series of interest rate hikes by the Federal Reserve beginning in June, and weakness in the U.S. dollar versus the Japanese yen. Most non-U.S. markets recovered sharply in 1999, posting significant gains in equity indices during the first six months of the year, but retreating somewhat in the third quarter due to U.S. interest rate concerns. Following the Federal Reserve's November 1999 announcement of a neutral bias toward interest rates, global market indices soared, contributing to record trading and commissions revenues industrywide for 1999.

     U.S. bond rates steadily increased throughout 1999, as inflationary fears led the Federal Reserve to increase the overnight lending rate by twenty-five basis points three times, in June, August, and November. The yield on the 30-year U.S. Treasury bond reached 6.48% at year-end, up from 5.10% at the beginning of 1999. In Europe, a decline in industrial production and exports led the European Central Bank and the Bank of England to reduce short-term rates by fifty and twenty-five basis points, respectively. Long-term rates in Europe, however, increased modestly throughout 1999. Credit spreads generally tightened throughout 1999, with the exception of the 1999 third quarter, when spreads reached their widest point since the 1998 Russian debt crisis.

     U.S. equity markets experienced extraordinary gains during 1999, led by an unprecedented demand for communications and technology stocks. The Nasdaq advanced a record 85.6% in 1999, with more than half of the gain recorded during the last two months of the year. Despite a series of interest rate increases, a midsummer downturn in the stock market, and Year 2000 concerns, both the Dow Jones Industrial Average and S&P 500 reached record levels, up 25.2% and 19.5%, respectively, in 1999. Performances within these indices were mixed, however, as 67% of equities within these indices were down 20% or more from their fifty-two week highs.

     Global equity indices significantly advanced in 1999, as world markets recovered from the credit crisis that occurred during the latter half of 1998. Emerging market indices produced the biggest rally, led primarily by Brazil, South Korea, and Mexico, which all rose more than 80% in local currency terms. International Monetary Fund support, as well as a reduction in interest rates, helped Brazilian markets recover from a currency devaluation. The South Korean economy benefited from low interest rates and strong corporate earnings, while an increase in exports and investment from abroad fueled markets in Mexico. Demand by foreign investors for Japanese equities, in addition to government intervention to control the rise in the yen, contributed to the advance in Japanese market indices, which rose 50% in local currency terms during 1999. European markets, which experienced sluggish growth during most of the year, rebounded in the 1999 fourth quarter, led by an increase in manufacturing levels and exports in Germany. The euro, however, continued to weaken throughout most of 1999, sinking below $1 in December and declining 14% against the U.S. dollar in 1999.

     Global underwriting volume reached near record levels during 1999, led by record activity in equity underwriting and initial public offerings. Equity issuances totaled $173 billion during 1999, representing a 50% increase over 1998 levels and surpassing the previous record of $124 billion set in 1997. Initial public offerings surged to $69 billion during the year, a 38% increase from the record $50 billion recorded in 1996. Contributing to the increased volume was record demand for technology, media, and telecommunications offerings, which accounted for two-thirds of all new stock issues in 1999. Concerns over U.S. interest rates and inflation led to a modest decline in debt issuances during 1999. As a result, proceeds from U.S. debt issuances decreased 4% overall from 1998 to $1.9 trillion in 1999, representing the first year-over-year decline in debt underwriting since 1995.

     Strategic advisory services activities reached record levels in 1999, reflecting a continuation of the high level of merger and acquisition activity experienced during 1998. Companies continued to seek strategic alliances to increase earnings growth, better compete in existing markets, and expand into new markets and businesses. While announced mergers and acquisitions in the U.S. increased over 7% from 1998 to a record $1.8 trillion, European deals advanced to over $1.2 trillion, more than double the 1998 level. During 1999, the largest announced merger and acquisition deal ever and the largest announced cross-border transaction ever both occurred in Europe, contributing to the surge in activity for the year.

     Merrill Lynch continually evaluates its businesses for profitability and performance under varying market conditions and, in light of the evolving conditions in its competitive environment, for alignment with its long-term strategic objectives. Maintaining long-term client relationships, closely monitoring costs and risks, diversifying revenue sources, and expanding strategically, all contribute to mitigating the effects of volatility on Merrill Lynch's business as a whole.



RESULTS OF OPERATIONS
---------------------

--------------------------------------------------------------------------------
(in millions, except per share amounts)

                                                                    1999 vs.
                                                                ---------------
                                1999       1998       1997       1998      1997
-------------------------------------------------------------------------------
Total revenues               $34,879    $34,574    $31,209        0.9%     11.8%
Net revenues                  21,869     17,547     16,256       24.6      34.5
Earnings before income
  taxes and dividends
  on preferred securities
  issued by subsidiaries       4,078      2,096      3,111       94.6      31.1
Net earnings                   2,618      1,259      1,935      107.9      35.3
Net earnings applicable to
  common stockholders          2,580      1,220      1,896      111.5      36.1
Earnings per common share:
  Basic                         7.00       3.43       5.57      104.1      25.7
  Diluted                       6.17       3.00       4.79      105.7      28.8
Return on average common
  stockholders' equity          23.5%      13.4%      26.5%
--------------------------------------------------------------------------------

                                        Management's Discussion and Analysis  29

     During 1999, record revenues were achieved in all revenue categories, including commissions, principal transactions, investment banking, asset management and portfolio service fees, and net interest profit. These revenues were partially offset by increased costs related to compensation and benefits, advertising and market development, and communications and technology.

     Merrill Lynch reported 1999 net earnings of $2.6 billion, or $6.17 per diluted share with a return on average common stockholders' equity of 23.5%. This compares with $1.3 billion or $3.00 per diluted share reported in 1998, which included a $288 million after-tax provision for costs related to staff reductions. Excluding this provision, 1998 net earnings were $1.5 billion, or $3.71 per diluted share. Return on average common stockholders' equity on this basis was 16.4% in 1998. In 1997, Merrill Lynch reported net earnings of $1.9 billion, or $4.79 per diluted share. Return on average common stockholders' equity for 1997 was 26.5%.

     On a cash basis, which excludes goodwill amortization, earnings were $2.8 billion, up from $1.8 billion in 1998 excluding the staff reduction provision. On the same basis, diluted earnings per share were $6.71 versus $4.27 in 1998, and return on average common stockholders' equity in 1999 was 24.4%. In 1997, earnings on a cash basis were $2.0 billion, or $4.95 per diluted share.

     The 1999 results reflected record results in the equity markets and investment banking businesses, and a substantial increase in profitability from debt-related activities versus the difficulties encountered in the 1998 fixed-income markets. The Private Client and Asset Management businesses each recorded strong results on record revenues in Commissions and Asset management and portfolio service fees.

     The following discussion provides details of major revenue and expense categories and other pertinent information on Merrill Lynch's business activities, financial condition, liquidity, and risks. Certain prior year amounts have been restated to conform with the current year presentation.



COMMISSIONS
-----------

--------------------------------------------------------------------------------
(in millions)
                                              1999           1998           1997
--------------------------------------------------------------------------------
Listed and over-the-counter                 $3,597         $3,185         $2,759
Mutual funds                                 1,868          1,871          1,594
Other                                          869            743            642
                                            ------         ------         ------
Total                                       $6,334         $5,799         $4,995
                                            ======         ======         ======
--------------------------------------------------------------------------------

     Commissions revenues advanced 9% in 1999 to a record $6.3 billion, primarily due to increases in global listed securities volume and over-the-counter securities transactions. Commissions from listed securities were up 11% from 1998 as a result of higher trading volumes, particularly on non-U.S. exchanges. Mutual fund commissions were virtually unchanged, and other commissions revenues advanced 17% in 1999, primarily due to increased sales of money market instruments and third party annuity contracts.

     Commissions revenues rose 16% in 1998. Increased volume led to higher listed and over-the-counter securities transaction revenues, while strong sales of U.S. and non-U.S. mutual funds increased mutual fund commissions.



PRINCIPAL TRANSACTIONS
----------------------

The table that follows provides information on trading revenues, including related net interest. Interest revenue and expense amounts are based on management's assessment of the cost to finance trading positions, after consideration of the underlying liquidity of these positions.

     Trading and related hedging and financing activities affect the recognition of both principal transactions revenues and net interest and dividend revenues. In assessing the profitability of its trading activities, Merrill Lynch aggregates net interest and principal transactions revenues. For financial reporting purposes, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues. The net interest carry (i.e., the spread representing interest earned less financing costs) for trading positions, including hedges, is recorded either as principal transactions revenues or net interest revenues, depending on the nature of the specific instruments. Changes in the composition of trading inventories and hedge positions can cause the recognition of revenues within these categories to fluctuate.



--------------------------------------------------------------------------------
(in millions)
                                              Principal         Net          Net
                                           Transactions    Interest      Trading
                                               Revenues    Revenues  Revenues(1)
--------------------------------------------------------------------------------
1999
Equities and equity derivatives                 $ 1,989     $   226     $ 2,215
Debt and debt derivatives                         2,170         282       2,452
Mortgages                                            (5)        255         250
Foreign exchange                                    207           -         207
                                                -------     -------     -------
Total                                           $ 4,361     $   763     $ 5,124
                                                =======     =======     =======
--------------------------------------------------------------------------------
1998
Equities and equity derivatives                 $ 1,593     $     9     $ 1,602
Debt and debt derivatives                           890         (37)        853
Mortgages                                           (33)        259         226
Foreign exchange                                    201          (3)        198
                                                -------     -------     -------
Total                                           $ 2,651     $   228     $ 2,879
                                                =======     =======     =======
--------------------------------------------------------------------------------
1997
Equities and equity derivatives                 $ 1,290     $   (54)    $ 1,236
Debt and debt derivatives                         2,335          35       2,370
Mortgages                                            28         160         188
Foreign exchange                                    174           1         175
                                                -------     -------     -------
Total                                           $ 3,827     $   142     $ 3,969
                                                =======     =======     =======
--------------------------------------------------------------------------------
(1) Excludes commissions. For further information on trading results, see Note 3 to the Consolidated Financial Statements.

30 Management's Discussion and Analysis

     Net trading revenues were $5.1 billion in 1999, up 78% from 1998 due to significantly improved global market conditions in 1999 compared with 1998. Market conditions were generally favorable in 1999, including rising U.S. stock prices and narrowing credit spreads.

     Equities and equity derivatives net trading revenues advanced 38% from 1998 to $2.2 billion, due to significantly higher revenues from both U.S. and non-U.S. equities as well as convertibles. The increase in revenues was largely due to an increase in trading volumes in global markets, particularly in Europe and Japan, and higher market share. Net revenues from global convertibles benefited from improved market conditions, especially in the U.S.

     Debt and debt derivatives net trading revenues were $2.5 billion, up sharply from 1998, when revenues suffered from significant uncertainty in global debt markets, and an unprecedented widening of credit spreads and the absence of liquidity in debt markets led to severe losses in the third and fourth quarters. Increased volume, tightening credit spreads and a more stable global environment led to increased revenues in 1999, particularly in the U.S.

     Net revenues from mortgages were $250 million in 1999, up 11% from 1998. Foreign exchange net trading revenues remained virtually unchanged for the year.

     In 1998, net trading revenues were down 27% from 1997 due to the significant volatility in global debt markets. An increase in volume of non-U.S. equities and equity derivative transactions led to advances in equities and equity derivatives net trading revenues (up 30%). Debt and debt derivatives net trading revenues were $853 million compared to $2.4 billion in 1997, as valuations of corporate and emerging market bonds were significantly impacted by widening credit spreads and reduced liquidity in the third quarter of 1998. In addition, 1998 results reflect credit losses on emerging market-related debt derivatives in the latter half of the year. A more favorable mortgage environment led to increased net revenues (up 20%). Fluctuations in the U.S. dollar versus various currencies led to higher net foreign exchange revenues (up 13%).



INVESTMENT BANKING
------------------

--------------------------------------------------------------------------------
(in millions)
                                              1999           1998           1997
--------------------------------------------------------------------------------
Underwriting revenues                       $2,301         $2,162         $2,079
Strategic advisory services revenues         1,313          1,102            797
                                            ------         ------         ------
Total                                       $3,614         $3,264         $2,876
                                            ======         ======         ======
--------------------------------------------------------------------------------

     Investment banking revenues rose 11% in 1999 to a record $3.6 billion, benefiting from increased revenues from underwriting and from record merger and acquisition advisory fees.

Underwriting

Increased equity underwriting revenues were partly offset by lower corporate bond and high yield underwriting revenues. Merrill Lynch retained its position as the leading underwriter of total debt and equity securities for the 12th consecutive year in the U.S. and for the 11th consecutive year globally. Merrill Lynch's underwriting market share information based on transaction value follows:

--------------------------------------------------------------------------------
                                     1999             1998              1997
                                ------------      ------------      ------------
                                Market            Market            Market
                                 Share  Rank       Share  Rank       Share  Rank
--------------------------------------------------------------------------------
U.S. PROCEEDS
   Debt                          16.0%    1        14.9%    1        14.9%    1
   Equity                        12.5     3        15.8     1        14.8     1
   Debt and Equity               15.8     1        15.4     1        15.1     1

GLOBAL PROCEEDS
   Debt                          12.4%    1        13.1%    1        12.7%    1
   Equity                        12.2     3        13.4     2        13.2     2
   Debt and Equity               12.6     1        13.5     1        13.0     1
--------------------------------------------------------------------------------
Source: Thomson Financial Securities Data statistics based on full credit to book manager.



Strategic Advisory Services

Strategic advisory services fees rose 19% in 1999 to a record $1.3 billion, benefiting from strong merger and acquisition activity, particularly in Europe. Merrill Lynch's merger and acquisition market share information based on transaction value follows:

--------------------------------------------------------------------------------
                                    1999              1998               1997
                                ------------      ------------      ------------
                                Market            Market            Market
                                 Share  Rank       Share  Rank       Share  Rank
--------------------------------------------------------------------------------
COMPLETED
   TRANSACTIONS
   U.S.                          22.8%    3        33.0%    1        28.3%    1
   Global                        22.4     3        25.3     2        18.9     3

ANNOUNCED
   TRANSACTIONS
   U.S.                          27.6%    3        31.5%    2        28.0%    1
   Global                        32.0     3        25.1     3        18.7     3
--------------------------------------------------------------------------------
Source: Thomson Financial Securities Data statistics based on full credit to both target and acquiring companies'advisors.

     Investment banking revenues in 1998 increased 13% from 1997 due to increased underwriting revenues and strong merger and acquisition advisory fees.

                                         Management's Discussion and Analysis 31

ASSET MANAGEMENT AND PORTFOLIO SERVICE FEES
-------------------------------------------

--------------------------------------------------------------------------------
(in millions)
                                              1999           1998           1997
--------------------------------------------------------------------------------
Asset management fees                       $2,263         $2,075         $1,232
Portfolio service fees                       1,479          1,150            826
Account fees                                   499            451            422
Other fees                                     512            526            522
                                            ------         ------         ------
Total                                       $4,753         $4,202         $3,002
                                            ======         ======         ======
--------------------------------------------------------------------------------

     Revenues from asset management and portfolio service fees rose 13% in 1999 to a record $4.8 billion, primarily due to strong growth in assets under management and assets in fee-based accounts.

     Asset management fees increased 9% in 1999 due to growth in assets under management attributable to market appreciation and net inflows of new money. Portfolio service fees were up 29% in 1999, benefiting from significant growth in client accounts and assets in fee-based accounts, including Merrill Lynch Consults(Registered Trademark) and Unlimited Advantage(Service Mark), Merrill Lynch's new total access fee-based account which was introduced in 1999. Account fees rose 11%, principally as a result of increases in the number of Working Capital Management Accounts ("WCMA(Registered Trademark)") and Cash Management Accounts ("CMA(Registered Trademark)").

     In 1998, asset management and portfolio service fees advanced 40% from 1997, primarily due to the December 1997 acquisition of Mercury Asset Management Group ("Mercury") and growth in assets under management, which benefited from significant growth in both client accounts and assets in fee-based accounts.

     Merrill Lynch's year-end assets in Private Client accounts or under management for 1999, 1998, and 1997 are summarized as follows:

--------------------------------------------------------------------------------
(in billions)
                                                                   1999 vs.
                                                                -------------
                              1999       1998       1997        1998     1997
--------------------------------------------------------------------------------
ASSETS IN PRIVATE CLIENT
   ACCOUNTS OR UNDER
   MANAGEMENT(1)
   U.S.                     $1,338     $1,164     $  979         15%      37%
   Non-U.S                     358        282        250         27       43
                            ------     ------     ------
   Total                    $1,696     $1,446     $1,229         17       38
                            ======     ======     ======
ASSETS UNDER
   MANAGEMENT
   Retail                   $  291     $  276     $  240          5       21
   Institutional               266        225        208         18       28
                            ------     ------     ------
   Total                    $  557     $  501     $  448         11       24
                            ======     ======     ======
U.S.FEE-BASED
   PROGRAM ASSETS(2)        $  151     $   84     $   60         80      152
401(K) ASSETS               $  111     $   99     $   74         12       50
--------------------------------------------------------------------------------
(1) Includes certain assets that are also included in Assets Under Management.
(2) Including Unlimited Advantage, Merrill Lynch Consults, Private Portfolio Group, and Mutual Fund Advisor(Service Mark).

     Changes in assets in Private Client accounts or under management from year-end 1998 to year-end 1999 are described below:

--------------------------------------------------------------------------------
(in billions)
                                              NET CHANGES DUE TO
                                           -----------------------
                                YEAR-END     NEW              ASSET   YEAR-END
                                    1998   MONEY(1)    APPRECIATION       1999
--------------------------------------------------------------------------------
Assets in Private Client
   accounts or under
   management                     $1,446     $  104          $  146     $1,696
Assets under management              501         18              38        557
--------------------------------------------------------------------------------
(1)  Includes reinvested dividends of $11 billion.

OTHER REVENUES
--------------

Other revenues were $720 million in 1999, up 16% from 1998. Other revenues include investment and real estate gains and losses, and partnership distributions. The increase in other revenues during 1999 was primarily attributable to higher investment gains and partnership revenues.

     In 1998, other revenues increased 25% from 1997 to $623 million, principally due to a pre-tax gain of approximately $100 million from the sale of Merrill Lynch's New York Stock Exchange specialist business.




32 Management's Discussion and Analysis

INTEREST AND DIVIDENDS
----------------------

--------------------------------------------------------------------------------
(in millions)
                                                  1999         1998         1997
--------------------------------------------------------------------------------
INTEREST AND DIVIDEND REVENUES
Resale agreements and securities
  borrowed transactions                        $ 5,761      $ 7,694      $ 6,831
Trading assets                                   3,931        5,218        5,240
Margin lending                                   2,982        2,757        2,207
Other                                            2,423        2,366        1,731
                                               -------      -------      -------
                                                15,097       18,035       16,009
                                               -------      -------      -------
INTEREST EXPENSE
Repurchase agreements and securities
  loaned transactions                            4,830        7,134        6,016
Borrowings                                       4,606        5,500        4,623
Trading liabilities                              1,743        2,619        2,983
Other                                            1,831        1,774        1,331
                                               -------      -------      -------
                                                13,010       17,027       14,953
                                               -------      -------      -------
NET INTEREST AND DIVIDEND PROFIT               $ 2,087      $ 1,008      $ 1,056
                                               =======      =======      =======
--------------------------------------------------------------------------------

     Interest and dividend revenues and expenses are a function of the level and mix of interest-earning assets and interest-bearing liabilities, and the prevailing level and volatility of interest rates. Net interest and dividend profit was up sharply from 1998, principally due to increases in interest spreads attributable to a steepening yield curve and efficiencies in financing.

     In 1998, interest and dividend profit was down 5% from 1997, largely due to additional financing costs related to the December 1997 Mercury acquisition.

     Merrill Lynch hedges its long- and short-term borrowings, primarily with interest rate and currency swaps, to better match the interest rate and currency characteristics of the borrowings to the assets funded by borrowing proceeds. The effect of this hedging activity, which is included in "Borrowings" above, decreased interest expense for 1999, 1998, and 1997 by $269 million, $62 million, and $81 million, respectively (see Note 5 to the Consolidated Financial Statements).

NON-INTEREST EXPENSES
---------------------

Merrill Lynch's non-interest expenses are summarized as follows:

--------------------------------------------------------------------------------
(in millions)
                                              1999         1998            1997
--------------------------------------------------------------------------------
Compensation and benefits                  $11,153      $ 9,199         $ 8,333
                                           -------      -------         -------
Non-interest expenses,excluding
 compensation and benefits:
   Communications and technology             2,038        1,749           1,255
   Occupancy and related depreciation          941          867             736
   Advertising and market development          779          688             613
   Brokerage,clearing,and exchange fees        678          683             525
   Professional fees                           567          552             520
   Goodwill amortization                       227          226              65
   Provision for costs related to staff
     reductions                                  -          430               -
   Other                                     1,408        1,057           1,098
                                           -------      -------         -------
Total non-interest expenses,excluding
  compensation and benefits                  6,638        6,252           4,812
                                           -------      -------         -------
Total non-interest expenses                $17,791      $15,451         $13,145
                                           =======      =======         =======
Compensation and benefits as a
  percentage of net revenues                  51.0%        52.4%           51.3%
Compensation and benefits as a
  percentage of pre-tax earnings
  before compensation and benefits            73.2%        78.5%(1)        72.8%
--------------------------------------------------------------------------------
(1)  Excluding provision for costs related to staff reductions.

     Non-interest expenses were $17.8 billion in 1999, compared with $15.5 billion in 1998. The largest expense category, compensation and benefits, was up 21% from 1998 due to higher incentive and Financial Consultant compensation, resulting from increased profitability and strong business volume. An increase in the number of full-time employees also contributed to this increase, including a full year of Merrill Lynch Japan Securities Co. ("MLJS") staff operating costs. The number of full-time employees was 67,200 at year-end 1999, up approximately 3,400 since the end of 1998. This increase is attributable to strategic business expansion, primarily in the Private Client Group and growth in existing businesses.

     Communications and technology expense rose 17% in 1999 to $2.0 billion due to higher technology-related depreciation and communication maintenance and support, partly related to new strategic online initiatives implemented in 1999. Occupancy and related depreciation increased 9% to $941 million as a result of continued global expansion.

     Advertising and market development expense was $779 million, up 13% from 1998 because of increased costs related to new advertising campaigns launched during the year, including those related to the new online initiatives. Brokerage, clearing, and exchange fees remained virtually unchanged from the prior year. Professional fees rose 3% to $567 million due in part to higher employment service fees. Goodwill amortization was substantially unchanged at $227 million for the year, and other


                                         Management's Discussion and Analysis 33
expenses rose 33% from 1998 due in part to higher provisions related to various business, operational, and legal matters and unfavorable foreign exchange movements related to the Japanese yen versus the U.S. dollar.

     Non-interest expenses in 1998 were up 18% compared to 1997. Approximately 60% of this increase was attributable to the acquisition of Mercury, the start-up of MLJS, and a 1998 staff reduction provision. In the 1998 third quarter, Merrill Lynch recorded a $430 million ($288 million after-tax) provision for costs related to staff reductions aimed at reducing fixed and semi-fixed costs and resizing certain debt trading businesses. The staff reduction provision covered primarily severance costs, as well as costs to terminate long-term contracts and leases related to personnel reductions and resized businesses (see Note 2 to the Consolidated Financial Statements).

     Compensation and benefits rose 10% in 1998 due to an increase in the number of full-time employees and higher Financial Consultant compensation, slightly offset by lower incentive compensation. Communications and technology expense advanced 39% in 1998, primarily due to increased systems consulting costs related to various initiatives, including Year 2000. Occupancy costs increased 18%, as a result of continued global expansion, particularly associated with MLJS and Mercury. Advertising and market development expense rose 12%, partly due to the start-up of MLJS and the Roth IRA campaign, and higher recognition program costs. Brokerage, clearing, and exchange fees were up 30%, principally due to custody and clearing costs for Mercury. Professional fees rose 6% due to higher costs for strategic market studies and one-time integration costs for Midland Walwyn Inc. ("Midland Walwyn"). Goodwill amortization increased $161 million to $226 million as a result of the Mercury acquisition. Other expenses were down 4% from 1997 due to reductions in provisions for various business activities and legal matters.

     The following bar graph illustrates fee-based revenues as a percentage of fixed and semi-fixed expenses for the past five years.

-------------------------------------------------------------------------------
FEE-BASED REVENUES AS A PERCENTAGE OF
FIXED AND SEMI-FIXED EXPENSES
($ in millions)


                                         FIXED AND
                      FEE-BASED         SEMI-FIXED
                      REVENUES(2)        EXPENSES          %
                      -----------       ----------       -----
           1999         $6,842            $8,812          78
           1998          6,042             7,930          76(1)
           1997          4,364             6,569          66
           1996          3,703             5,584          66
           1995          3,188             4,671          68

(1) The increase in this percentage compared to 1997 is primarily due to higher fee-based revenues resulting from the Mercury acquisition.
(2) Fee-based revenues principally include asset management and portfolio service fees and net margin interest.
-------------------------------------------------------------------------------

INCOME TAXES
------------

Merrill Lynch's 1999 income tax provision was $1.3 billion, representing a 31.0% effective tax rate compared with 34.0% in 1998 and 36.3% in 1997. The decline in the 1999 effective tax rate was primarily attributable to additional lower-taxed non-U.S. income, higher tax-exempt income, and additional tax-advantaged financing. The 1998 decline was primarily attributable to higher tax-exempt income and additional tax-advantaged financing.

     Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assessed its ability to realize deferred tax assets primarily based on a strong earnings history and the absence of negative evidence as discussed in Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. During the last 10 years, average pre-tax earnings were $2.1 billion. Accordingly, management believes that it is more likely than not that deferred tax assets, net of related valuation allowances, will be realized (see Note 12 to the Consolidated Financial Statements).

34 Management's Discussion and Analysis

STRATEGIC BUSINESS INITIATIVES
------------------------------

Among Merrill Lynch's strategic initiatives were e-commerce developments in our evolving business model for the delivery of information and products and services to our clients. In the Private Client Group ("PCG"), this change means that online services and research may be combined with the personalized advice of a Merrill Lynch Financial Consultant. In the Corporate and Institutional Client Group ("CICG"), this change means the introduction of an enhanced business model for institutional debt and equity issuance, trading, and client activities. Examples of these, and other recent strategic initiatives, include the following:

 .    Launched in July, Unlimited Advantage, a nondiscretionary brokerage service, with asset-based pricing, subject to a minimum annual charge of $1,500. Percentage rates charged to customers decline as assets increase. Unlimited Advantage offers U.S. clients a wide array of services, including virtually unlimited trading for most investors in most securities, unlimited enrolled accounts, traditional Financial Consultant relationships, a CMA(Registered Trademark)Visa(Registered Trademark) Signature(Service Mark)card with a travel rewards program, a financial plan, online capabilities, and access to Merrill Lynch research.
 .    Introduced in October, International Asset Power(Service Mark)and Asset
     Partner(Service Mark), in Canada, the international versions of Unlimited Advantage.
 .    Introduced in December, ML Direct(Service Mark), a new Internet account for
     U.S. clients preferring a self-directed approach to investing. The online service addresses investment and cash management needs to guide customer decision making. In addition to online equity trading for as little as $29.95 per trade, clients can purchase and sell mutual funds, receive Merrill Lynch research, and purchase fixed-income products. ML Direct also provides access to the Global Investor Network(Service Mark), Merrill Lynch's multimedia platform featuring timely audio and video reports from analysts, in addition to banking services and online shopping.
 .    Formed the Direct Markets group to develop integrated, electronically-
     delivered products and services for CICG clients worldwide, including research, analytics, investment information, underwriting, trading, and account reporting. During the 1999 fourth quarter, Direct Markets introduced its first version of iDeal(Service Mark), a new software platform for offering all types of debt and equity securities that is designed to increase the efficiency of the underwriting process, enhance the dissemination of information, and broaden distribution.
 .    Announced in December, a strategic alliance with Multex.com to co-develop global research and information web sites for Merrill Lynch's CICG clients, and to develop technology that will offer clients expanded market data and news, as well as interactive investor conference calls to give customers real-time access to Merrill Lynch's research analysts.
 .    Invested in electronic trading and market systems, such as Primex,
     Archipelago, and TradeWeb.
 .    Established an integrated global Asset Management Group ("AMG") with three regional operating units servicing a diverse worldwide clientele. In addition, the initiatives included the hire of new senior marketing officers and senior investment managers, including chief investment officers and senior portfolio managers, as well as a quantitative management team, Merrill Lynch Quantitative Advisors. These changes have contributed to expanded product lines, including both active and quantitative investment funds, improved investment performance across both retail and institutional funds, and expanded distribution through Merrill Lynch's sales channels and external distribution partners.
 .    In January 2000, announced the expansion of Merrill Lynch's banking initiatives, which will include new deposit product offerings to be introduced in the first half of 2000. These new products will include Federally-insured interest-bearing bank deposits into which cash from certain Merrill Lynch client accounts, previously swept into money market mutual funds, will be swept. It is anticipated that the new deposit product offerings will enhance the deposit base at Merrill Lynch's two FDIC-insured U.S.banking subsidiaries.

In 1998, Merrill Lynch executed its global business strategy by:

 .    Opening 33 retail offices in Japan through MLJS, which resulted in $12 billion in client assets held by Merrill Lynch in Japan at year-end 1999,
 .    Merging with Midland Walwyn, one of Canada's premier securities firms,
 .    Purchasing a majority interest in Phatra Securities Company Limited,
     Thailand's leading investment bank, for $65 million,
 .    Acquiring Howard Johnson & Co., a U.S. employee benefits consulting firm, for $27 million, and
 .    Divesting a majority interest in Lender's Service, Inc., a residential real estate service subsidiary, and a 100% interest in Merrill Lynch's New York Stock Exchange specialist subsidiary.

     Acquisitions made in 1997 included Mercury, for which approximately $5.3 billion was paid, and MasterWorks, a 401(k) service provider, for which $13 million was paid. In addition, Merrill Lynch hired the employees of Centaurus Corporate Finance Group, a strategic advisor in Australia.

                                         Management's Discussion and Analysis 35

BUSINESS SEGMENTS
-----------------

Merrill Lynch reports the results of its business within three business segments: CICG, PCG, and AMG. CICG's activities primarily involve providing services to corporate, institutional, and government clients throughout the world. PCG provides investment, financing, insurance, tax, and other financial services and products to its clients, globally. AMG provides investment management services to a wide variety of retail and institutional clients.

     Certain AMG and CICG products are distributed by PCG distribution networks, and to a more limited extent, certain AMG products are distributed through the distribution capabilities of CICG. Costs and revenues associated with these intersegment activities are recognized in each segment and eliminated at the corporate level. In addition, revenue sharing agreements for shared activities are in place and the results of each segment reflect the agreed upon portion of these activities. The following segment operating results, which exclude certain corporate items, represent the information that is relied upon by management in its decision-making processes. In relying upon these numbers, management understands that restatements will occur to reflect reallocations of revenues and expenses which result from changes in Merrill Lynch's business strategy (see
Note 14 to the Consolidated Financial Statements).

CORPORATE AND INSTITUTIONAL CLIENT GROUP
--------------------------------------------------------------------------------
(dollars in millions)
                                            1999         1998          1997
--------------------------------------------------------------------------------
Net revenues                             $ 9,328      $ 6,549       $ 6,789
Net earnings                               1,906          961         1,186
--------------------------------------------------------------------------------
Total employees                           11,138       10,723        10,553
--------------------------------------------------------------------------------

     CICG provides investment banking and strategic merger and acquisition advisory services, as well as equity and debt trading and capital markets services to corporations, financial institutions, and governments around the world. CICG raises capital for its clients on favorable terms through securities underwriting, private placements, and loan syndications. CICG trades securities, currencies, and other products and contracts over-the-counter derivatives to satisfy customer demand for these instruments. With more than 2,000 equity research, sales, trading, and capital markets professionals and equity trading activities in 28 countries, Merrill Lynch maintains one of the most powerful equity trading and underwriting capabilities of any firm in the world. Through its expertise in government and corporate debt trading, CICG is also the leader in global distribution of new issue and secondary debt securities. CICG's client-focused strategy provides investors with opportunities to diversify their portfolios, manage risk, and enhance returns by tailoring investments and structuring derivatives to meet clients' customized needs. In line with the firmwide strategic initiative in e-commerce, in 1999, CICG established Direct Markets which will enhance existing CICG businesses by serving as a vehicle for creating the "next generation" business model for institutional debt and equity issuance, trading, and servicing activities and for capitalizing on the opportunities created by the Internet to reach institutional clients and investors.

     In 1999, CICG's net earnings were $1.9 billion, up nearly 100% from 1998 and 61% from 1997 levels. CICG's net revenues increased 42% from 1998 to $9.3 billion, primarily due to a significant improvement in global market conditions. In 1998, the highly volatile global markets, particularly in the latter half of the year, negatively impacted financial markets, especially debt markets.

     Revenues from CICG equity products were a record $4.7 billion in 1999 due to increased client demand for equities and equity derivatives in both the U.S. and Europe. CICG's global equities business has grown substantially over the last few years. In addition, CICG has substantially grown its equity derivatives and portfolio trading activities during this period. As a result, equity revenues, both trading and underwriting, have grown substantially since 1995, with 56% of 1999 revenues from non-U.S. locations.

     Debt trading revenues were significantly higher in 1999 compared to 1998, primarily due to a recovery from the global market turmoil experienced in the second half of 1998, when the unprecedented movement in credit spreads led to valuation and counterparty losses that significantly impacted certain of Merrill Lynch's debt trading businesses.

     Merrill Lynch's investment banking and strategic advisory services activities reached record levels in 1999. Merrill Lynch remained the leading underwriter of global debt and equity securities for the 11th consecutive year, with a 12.6% market share in 1999, according to Thomson Financial Securities Data. Origination revenues for debt and equity securities were $1.6 billion, up 14% from 1998 and 10% from 1997. Through the strengthening of its client relationships, CICG has increased its revenues from strategic advisory services by 17% and 66% as compared with 1998 and 1997, respectively.

PRIVATE CLIENT GROUP
--------------------------------------------------------------------------------
(dollars in millions)
                                       1999             1998          1997
--------------------------------------------------------------------------------
Net revenues                       $ 10,688          $ 9,596       $ 8,532
Net earnings                            925              949           730
--------------------------------------------------------------------------------
Total employees                      44,946           42,543        38,856
--------------------------------------------------------------------------------

     During 1999, PCG announced evolutionary changes to its retail business, introducing major e-commerce initiatives, tailored by region, designed to provide clients greater choice and flexi-

36 Management's Discussion and Analysis
bility, together with a wide range of products and services to meet their diverse financial needs. Major components of PCG's 1999 initiatives include:

 .    The July, 1999 launch of Unlimited Advantage, a U.S. fee-based financial service that empowers Financial Consultants to compete aggressively for a total financial relationship with clients. Since its inception, Unlimited Advantage has been successful in its asset-gathering strategy, attracting assets at a rate more than 20 times faster than previous fee-based products. At year-end 1999, Unlimited Advantage accounts totaled over 260,000 with assets of $63 billion, of which $9 billion represented new money. Assets include approximately 81,000 ML Financial Advantage(Service
     Mark)and Asset Power(Service Mark)accounts containing $24 billion in total assets, which were converted to Unlimited Advantage accounts during the year. Over time, this initiative will lead to a shift from commissions revenues to asset management and portfolio service fees. However, we cannot predict with certainty the impact that this initiative will have on revenues or earnings.
 .    The October, 1999 introduction of the international versions of Unlimited
     Advantage, International Asset Power in most regions, and Asset Partner in Canada.
 .    The December, 1999 introduction of ML Direct, an online investing service for self-directed investors in the U.S. At year-end 1999, more than 5,300 ML Direct accounts had been opened with more than $300 million in assets. Due to the short time period since the inception of ML Direct, we cannot predict with certainty the impact that this initiative will have on revenues or earnings.

     The formation of MLJS in 1998 has proved essential in establishing Merrill Lynch's presence in Japan. During 1998, Merrill Lynch began offering individual investors in Japan the same consultative approach employed elsewhere in the world and became the first U.S. firm to operate a nationwide retail securities network within the country. In addition, PCG's global presence and position in Canada have strengthened since the 1998 merger with Midland Walwyn. Rebounding from the severe global market turmoil in 1998, Midland Walwyn client assets increased 24% in 1999 to $33 billion at year end.

     PCG provides a wide range of other fee-based products and services that assist clients around the world to build financial assets and maximize returns in relation to risk tolerance and investment objectives. These products and services include retail brokerage, asset and liability management, retail and private banking, trust and generational planning services, and insurance products. Outside the U.S., PCG's products and services also include private banking services, which provide high-net-worth individuals with a host of products and services to meet their financial objectives, including investing and borrowing strategies, investment management, trust and personal holding company services, and currency management. PCG products and services are provided to individual investors, corporations, and institutions through various distribution networks, including approximately 18,200 Financial Consultants in nearly 1,000 Private Client offices in 36 countries.

     Financial Consultants and other investment professionals work with individual investors, small and medium-sized corporations, and other organizations to address clients' financial concerns by matching the numerous products offered by Merrill Lynch with the clients' customized needs. These products include:

 .    The CMA and CBA(Registered Trademark) accounts for individuals, WCMA account for small and mid-sized businesses, and EMA(Service Mark)account for foundations and non-profit organizations, all of which are types of flexible central asset accounts for securities transactions, money sweeps, electronic funds-transfer capabilities, debit card access, and many other financial management features.
 .    A wide array of global mutual fund portfolios covering a cross section of industries and regions of the world.
 .    Various advisory services and brokerage pricing alternatives, including
     Merrill Lynch Consults, Mutual Fund Advisor, and Global Funds Advisor(Service Mark).
 .    Other services provided include mortgages and other consumer loans, margin lending, commercial financing, annuity and life products, trust and other estate planning techniques, and advisory and administrative activities for defined contribution, defined benefit, and various stock plans.

     Total Private Client customer assets reached $1.5 trillion at year-end 1999, up 17% for the year. Assets in U.S. Private Client fee-based programs were up 80% in 1999 to $151 billion on strong gains in ML Consults and Unlimited Advantage.

     Net earnings for PCG were $925 million in 1999, down 3% from $949 million in 1998 and up 27% from $730 million in 1997. Net revenues were $10.7 billion, up 11% and 25% from 1998 and 1997, respectively. Increased trading volumes on global exchanges and the continued growth in fee-based revenues have led to record revenues in both Commissions revenues and Asset management and portfolio service fees during 1999. The profitability of the PCG business decreased slightly in 1999 as a result of higher technology expenses and increased advertising expenses, including those related to Unlimited Advantage, ML Direct, and MLJS. PCG results in 1998 included start-up and integration costs associated with MLJS and Midland Walwyn, respectively.

                                         Management's Discussion and Analysis 37

ASSET MANAGEMENT GROUP
-------------------------------------------------------------------------------
(dollars in millions)
                                    1999             1998          1997
-------------------------------------------------------------------------------
Net revenues                     $ 2,268          $ 1,979       $ 1,239
Net earnings                         335              292           264
-------------------------------------------------------------------------------
Total employees                    3,535            3,202         2,924
-------------------------------------------------------------------------------


     AMG provides investment management services to a diverse global clientele of institutions, including pension plans and corporations, high-net-worth individuals, mutual funds, and other investment vehicles. The December 1997 acquisition of Mercury has proved critical to Merrill Lynch's global asset-gathering strategy and, in combination with Merrill Lynch Asset Management ("MLAM"), is essential to the success of AMG's business. During 1999, AMG integrated its business into a single global organization with three regional operating units serving a wide variety of clients, with a special focus in the U.S., Japan, and Europe. In line with this realignment and focus, AMG expanded its products and services as well as its distribution channels. AMG services are now offered under three distinct brand names around the world, Merrill Lynch Asset Management, Merrill Lynch Mercury Asset Management, and Hotchkis and Wiley. In the U.S., Merrill Lynch branded products are available primarily through the PCG distribution channel, while the Mercury and Hotchkis and Wiley products are available through both PCG and third-party distribution networks. Outside the U.S., Merrill Lynch, Mercury, and Atlas (offered in Canada only) branded products are available through both the Merrill Lynch distribution network and other financial intermediaries.

     In 1999, the introduction of new senior management, including new chief investment and marketing officers, senior portfolio managers, and an experienced quantitative management team, contributed to improved investment performance across retail and institutional products and permitted enhanced product distribution. The U.S. retail mutual fund offerings were expanded to include greater representation in growth areas, particularly technology. In addition, quantitative management capabilities were enhanced with the formation of Merrill Lynch Quantitative Advisors, a management unit offering products that utilize quantitative techniques designed to provide consistent and high investment returns. AMG's sales capabilities through third-party and internal distribution channels also strengthened during 1999, particularly through increased wholesale product offerings.

     At year-end 1999, assets under management were a record $557 billion, up 11% during 1999, with increases across virtually all asset classes, client bases, and client locations. Of particular note were the increases in assets under management in Japan and Australia, two of AMG's target non-U.S. markets. Based on assets under management, Merrill Lynch is one of the largest investment managers in the world.

     Presented are three pie charts illustrating Merrill Lynch's assets under management in terms of Client Base, Client Location and Asset Class at year-end 1999.

--------------------------------------------------------------------------------
ASSETS UNDER MANAGEMENT AT YEAR-END 1999
--------------------------------------------------------------------------------
CLIENT BASE
      Retail                                                           52%
      Institutional                                                    48%

CLIENT LOCATION
      U.S.                                                             58%
      Non-U.S.                                                         42%

ASSET CLASS
      Equity and Balanced                                              55%
      Fixed Income - Medium and Long Duration                          17%
      Fixed Income - Short Duration                                    28%
--------------------------------------------------------------------------------
     AMG's assets under management for each of the last three years were comprised of the following:

--------------------------------------------------------------------------------
(in billions)
                                                  1999        1998       1997
--------------------------------------------------------------------------------
Equity and balanced                              $ 306       $ 267      $ 252
Fixed income:
  Medium and long duration                          95          90         81
  Short duration                                   156         144        115
--------------------------------------------------------------------------------
Total assets under management                    $ 557       $ 501      $ 448
--------------------------------------------------------------------------------

     Net earnings for AMG were $335 million in 1999, up 15% from $292 million in 1998 and up 27% from $264 million in 1997. Results in 1999 include an after-tax investment gain of approximately $45 million. Net revenues were $2.3 billion, up 15% and 83% from 1998 and 1997, respectively. The 1998 increase reflects the December 1997 purchase of Mercury. Profitability of the AMG business also improved from 1998 and 1997 because of robust markets, increased productivity, and expanded product lines.

38 Management's Discussion and Analysis

GLOBAL OPERATIONS
-----------------

Merrill Lynch's non-U.S. operations are organized into six geographic regions:

     . Europe, Middle East, and Africa,
     . Asia Pacific,
     . Australia and New Zealand,
     . Japan,
     . Canada, and
     . Latin America.

     The following summary of regional operating results excludes goodwill amortization, financing costs for the Mercury acquisition, and the 1998 staff reduction provision.

EUROPE, MIDDLE EAST, AND AFRICA
--------------------------------------------------------------------------------
(dollars in millions)
                                    1999         1998       1997
--------------------------------------------------------------------------------
Net revenues                     $ 4,222      $ 2,844    $ 1,949
Earnings before income taxes       1,290          452        328
--------------------------------------------------------------------------------
Total full-time employees          7,658        7,178      6,477
--------------------------------------------------------------------------------

     Merrill Lynch operates in Europe, the Middle East, and Africa as a dealer in a wide array of equity and debt products, as well as providing asset management, investment banking, private banking, and research services. In line with its strategy of becoming a global leader with a strong local presence in key markets, Merrill Lynch now has 45 offices in 20 countries in the region.

     As a result of the December 1997 acquisition of Mercury, Merrill Lynch has preeminent asset management capabilities in this region. The asset management group is the largest active fund manager in Europe, with assets under management of $288 billion at year-end 1999. Merrill Lynch Mercury received a number of prestigious awards in Europe, including #1 Asset Management Group according to the 1999 Primark/Extel Survey, and #1 Fund Management Group as ranked by the 1999 Reuters UK Larger Companies Survey.

     All of the region's businesses achieved record results in 1999, with notable contributions from equity markets and investment banking. Merrill Lynch has established itself as the leading equities house in the region, and was ranked #1 Research House by Reuters and #1 All-Europe Research Team by the 1999 Institutional Investor Survey. 1999 was the most successful year ever for investment banking in Europe, as Merrill Lynch participated in a number of top deals in the region, including winning "Best M&A Deal of the Year" and "Best Buyout Deal of the Year" from Corporate Finance Magazine. Merrill Lynch was also awarded the #1 position in European IPOs after acting as lead manager on the "European IPO of the Year", as ranked by IFR Magazine. In addition, the international version of Unlimited Advantage, International Asset Power, was launched in October 1999, and in 2000 Merrill Lynch aims to establish leadership in e-commerce in Europe through aggressive development of a regional Direct Markets Group. Customers in this region will also have access to online trading in 2000.

     In 1999, net revenues for the region increased 48% from 1998, primarily due to higher investment banking and equity trading revenues, as well as increased asset management fees. Debt trading revenues also contributed to the increase, as market conditions stabilized compared to the second half of 1998.

     The $838 million increase from 1998 in earnings before income taxes was primarily attributable to significantly increased revenues resulting primarily from investment banking activities, partially offset by a rise in compensation costs.

     In 1998, net revenues for the region increased 46% from 1997, primarily attributable to asset management fees relating to Mercury, as well as higher investment banking and equity trading revenues, partly offset by lower debt trading revenues. Earnings before income taxes increased 38% from 1997.

ASIA PACIFIC
--------------------------------------------------------------------------------
(dollars in millions)
                                    1999         1998       1997
--------------------------------------------------------------------------------
Net revenues                       $ 813        $ 333      $ 478
Earnings (loss) before income taxes  230         (182)       (26)
--------------------------------------------------------------------------------
Total full-time employees          1,605        1,516      1,624
--------------------------------------------------------------------------------

     Merrill Lynch serves a broad retail and institutional client base throughout the Asia Pacific region and offers a full range of Private Client, Asset Management, and CICG products. Merrill Lynch operates from offices in the People's Republic of China and its special administrative Hong Kong region, Singapore, Taiwan, South Korea, Thailand, Malaysia, Indonesia, India, and the Philippines. Merrill Lynch has an established trading presence and exchange memberships in all major financial markets in the region. The Private Client business operates seven Private Client offices throughout the Asia Pacific region, including two offices in the Western U.S., offering investment services and wealth management products to its clients.

     After a year of financial turbulence in 1998, Merrill Lynch had its best year ever in terms of financial performance in the region. Merrill Lynch completed deals across most Asian markets and was associated with some of the most complex and high profile transactions in the region. IFR Magazine ranked Merrill Lynch Asia Pacific Equity House of the Year and Asia Pacific Bond House of the Year. Merrill Lynch was also named Best Securities Firm in Asia by Euromoney, Best Bank for Equity Origination by Global Finance, and Institutional Investor Magazine ranked Merrill Lynch #1 in Asian Equity and Fixed Income Research.

     Net revenues in the region were up $480 million in 1999 as global markets stabilized. The increase resulted from strong revenues from equities and equity derivatives and record Private

                                         Management's Discussion and Analysis 39

Client revenues, as well as increased asset management fees, with a 20% increase in assets under management. Earnings before income taxes rose $412 million to $230 million, primarily as a result of increased equity and debt trading activity.

     In 1998, net revenues in the region were down 30% from 1997, as economic turmoil adversely impacted debt markets. However, solid equity trading results and Private Client revenues enabled Merrill Lynch to strengthen its leading position in these businesses across the region.

AUSTRALIA AND NEW ZEALAND
--------------------------------------------------------------------------------
(dollars in millions)
                                    1999      1998        1997
--------------------------------------------------------------------------------
Net revenues                       $ 253     $ 221       $ 163
Earnings before income taxes          32        22          12
--------------------------------------------------------------------------------
Total full-time employees            865       827         852
--------------------------------------------------------------------------------

     In the Australia and New Zealand region, Merrill Lynch provides a broad mix of Private Client, Asset Management, and CICG products. Assets under management grew 77% during the year, with total net inflows tripling over 1998 levels. The increase in Private Client assets was due to an increased product range, a more focused and expanded sales force, and improved market conditions. The Private Client Group continued to focus on gathering client assets, resulting in a 62% increase in total client assets. In the third quarter of 1999, Merrill Lynch became the first U.S. asset manager to offer U.S.-registered mutual funds in Australia. International equities and mutual funds were introduced to Australian investors during the year, and three new fee-based products were offered in 1999, including the international version of Unlimited Advantage. In New Zealand, the International CMA account was successfully introduced, and customers in Australia will have access to self-directed Internet trading in early 2000.

     Merrill Lynch's Investment Banking team strengthened its role in the region as a preeminent strategic and financial advisor to Australian and New Zealand corporations in 1999. Merrill Lynch is one of the region's leading strategic advisors to listed companies, and advised on the two largest completed public company M&A transactions. Debt markets, which had its most profitable year ever, is recognized as a leading provider of structured and credit products, in addition to more traditional strengths in cross border origination. Equity markets also continued to perform well, characterized by structural innovation and landmark transactions, including the first major Australian Internet offering. Merrill Lynch was named Best Foreign Securities House in Australia by Finance Asia Magazine and Best Investment Bank in Australia and New Zealand by the Greenwich Survey.

     Net revenues for the region increased 14% from 1998 and 55% from 1997. The increase primarily resulted from growth in the Private Client and Asset Management businesses. Earnings before income taxes increased 45% from 1998 and nearly tripled since 1997.

JAPAN
--------------------------------------------------------------------------------
(dollars in millions)
                                            1999       1998        1997
--------------------------------------------------------------------------------
Net revenues                             $ 1,062      $ 592       $ 433
Earnings (loss) before income taxes           20       (108)         62
--------------------------------------------------------------------------------
Total full-time employees                  3,160      2,881         766
--------------------------------------------------------------------------------

     Following the establishment of MLJS and Merrill Lynch Mercury Asset Management Japan ("MLMJ") in 1998, Merrill Lynch continued to enhance its presence in the region during 1999 with the successful alignment of its various businesses in Japan. The firm now provides an integrated range of Private Client, Asset Management, and CICG products and services to individual, small to mid-sized corporate, and institutional clients. In 1999, synergies between CICG and Private Client resulted in the successful distribution of five notable public offerings through MLJS, in addition to numerous new products introduced and distributed by MLJS to the retail market.

     The firm's CICG business, which operates under the name Merrill Lynch Japan ("MLJ") continued to improve its performance in 1999, with record revenues in its debt, equity, and advisory businesses. Merrill Lynch has significantly expanded its origination activities and presence in Japan, ranking #2 in Japanese announced M&A, and #1 in foreign underwriting for both Japanese equity and debt issuances, according to Thomson Financial Securities Data. MLJ also became the first foreign financial institution in Japan to be a lead manager on a domestic equity new issuance, and has seized business opportunities arising from the ongoing restructuring of Japanese financial institutions.

     In 1999, MLJS began to capitalize on the shift in personal assets in Japan, from low-yielding deposits to equities, professionally managed funds, and higher yielding products, while operating under an environment of a more variable compensation structure for Financial Consultants, continued deregulation, innovative products, and robust equity markets. Client assets reached $12 billion at year-end 1999, an increase of $10 billion since year-end 1998, and the number of client accounts more than doubled during the year.

     MLMJ, one of the leading managers of Japanese pension funds and a provider of a wide range of mutual funds, is poised to capitalize on the continuing deregulation of the Japanese asset management industry. Assets under management continued to grow rapidly in both the institutional and retail areas while Japanese equity accounts managed in Tokyo for overseas clients also grew significantly due to strong performance.

40  Management's Discussion and Analysis

     Net revenues in the Japan region were up 79% from 1998, reflecting strong performance in all businesses. These higher revenues were offset by a full year of fixed expenses and higher production-related compensation costs associated with MLJS.

     Net revenues in the Japan region in 1998 were up 37% from 1997, primarily due to improved profitability from corporate bond trading, higher assets under management, and increased services provided to financial institutions resulting from regulatory reform. The pre-tax loss in 1998 was primarily the result of the start-up costs associated with MLJS.

CANADA
--------------------------------------------------------------------------------
(dollars in millions)
                                 1999         1998        1997
--------------------------------------------------------------------------------
Net revenues                    $ 619        $ 642       $ 708
Earnings before income taxes       65           25          99
--------------------------------------------------------------------------------
Total full-time employees       3,744        3,703       3,288
--------------------------------------------------------------------------------

     In 1998, Merrill Lynch merged with Midland Walwyn, one of Canada's premier securities firms. With this transaction, Merrill Lynch significantly expanded its capabilities in Canada beyond its traditional strengths in investment banking and debt markets. Today, Merrill Lynch is a full-service firm in the region with a growing presence, serving individual and institutional clients, as well as corporate and government issuers.

     Merrill Lynch's Private Client business in Canada made significant progress in 1999. The company's Private Client business ranks as the third largest in Canada, with a team of more than 1,250 investment professionals serving approximately 600,000 individuals. MLAM Group Canada, which now includes Merrill Lynch Mercury, reached $4.8 billion in assets under management, an increase of 55% from the end of 1998. MLAM Group Canada also launched 17 new mutual funds and introduced a managed wrap program. In October 1999, Merrill Lynch introduced Asset Partner, the Canadian version of the Unlimited Advantage account.

     In CICG, Merrill Lynch was ranked the #1 Investment Bank and #1 in research by 174 Canadian-based corporations who took part in the 1999 Reuters Survey. The Debt Markets group jointly led a $2 billion Government Debt Offering which was voted "Sovereign Deal of the Year" by Euroweek, and also earned "Canadian Deal of the Year" from Euroweek as joint lead on a debt offering for a Canadian province.

     Net revenues for the region were down slightly from 1998. However, Merrill Lynch Canada gained significant market share within the Canadian market, and is positioned to build on this momentum if equity markets improve. Earnings before income taxes increased 160% from 1998, primarily due to costs incurred in 1998 due to the Midland Walwyn merger.

     Net revenues in 1998 declined 9% from 1997, due to decreased underwriting, debt trading, and commissions revenues caused by uncertainties in global markets. These declines were partially offset by strong growth in merger and acquisition advisory revenues and asset management fees. Earnings before income taxes dropped significantly from 1997 because of a decline in revenues and $40 million in merger and integration-related expenses.

LATIN AMERICA
--------------------------------------------------------------------------------
(dollars in millions)
                                        1999      1998        1997
--------------------------------------------------------------------------------
Net revenues                           $ 614     $ 412       $ 523
Earnings (loss) before income taxes      137       (53)        123
--------------------------------------------------------------------------------
Total full-time employees              1,172     1,192         904
--------------------------------------------------------------------------------


     In Latin America, Merrill Lynch provides various brokerage and investment services, including financial planning, investment banking, research, and asset management, including a newly established asset management presence in Brazil. Included in this region are certain U.S. offices that primarily serve Latin American clients.

     Volatility stemming from the fourth quarter 1998 emerging market crisis continued in the first quarter of 1999; high interest rates and increased foreign capital outflow resulted in a 70% devaluation in the Brazilian real in the first quarter of 1999. The devaluation had a ripple effect throughout all Latin American economies, as Brazil is the largest economy in the region. Subsequent to the first quarter of 1999, the Latin American economy rebounded due to political and structural changes, as well as robust global markets.

     In the second quarter of 1999, Merrill Lynch was appointed by the largest oil company in Spain as advisor on the significant acquisition of YPF, the large Argentine oil company. Merrill Lynch continued to receive high honors in numerous categories, including best M&A firm in Latin America according to Euromoney, and for the third consecutive year, Merrill Lynch received first place in Institutional Investor's 1999 Latin America Research Team.

     Merrill Lynch's private banking efforts in the region were significant in 1999, as assets in the region grew 20%. In early 2000, Santander Securities Corporation purchased Merrill Lynch's retail brokerage business in Puerto Rico.

     Net revenues for the region increased 49% from 1998 as trading and investment banking revenues were negatively impacted by volatile global markets throughout most of 1998. Pre-tax earnings rose $190 million from 1998 due to significantly improved performance by the debt markets group.

     Net revenues in 1998 decreased 21% from 1997 as trading and investment banking activities were adversely affected by the market turbulence that occurred throughout most of 1998. The pre-tax loss in 1998 resulted from increased variable compensation, brokerage, clearing, and exchange costs, and communication and technology expenses.


                                         Management's Discussion and Analysis 41

BALANCE SHEET
-------------

OVERVIEW

Management continually monitors and evaluates on a daily basis the level and composition of the balance sheet.

     In 1999, average total assets were $331 billion, down 12% from $376 billion in 1998. Average total liabilities in 1999 decreased 13% to $317 billion from $365 billion in 1998. The major components of the decrease in average total assets and liabilities are summarized as follows:

--------------------------------------------------------------------------------
(in millions)
                                                   INCREASE (DECREASE)    CHANGE
--------------------------------------------------------------------------------
AVERAGE ASSETS
Receivables under resale agreements and
  securities borrowed transactions                          $ (20,331)     (16)%
Trading assets                                                (29,979)     (21)
Securities pledged as collateral                               (5,584)     (31)
Customer receivables                                            5,982       14
Loans,notes,and mortgages                                       2,361       35

AVERAGE LIABILITIES
Payables under repurchase agreements and
  securities loaned transactions                            $ (27,394)     (22)%
Commercial paper and other short-term
  borrowings                                                  (17,726)     (57)
Obligation to return securities received
  as collateral                                               (10,251)     (32)
Long-term borrowings                                            5,806       11
Demand and time deposits                                        2,529       23
--------------------------------------------------------------------------------

     Balance sheet levels were, on average, lower in 1999 compared to 1998. Year-end 1999 balances, however, were higher compared with year-end 1998 balances, primarily resulting from increases in secured financing transactions, customer receivables, marketable investment securities, and commercial paper and other short term borrowings. The discussion that follows analyzes the changes in year-end financial statement balances of major asset and liability categories.

TRADING-RELATED ASSETS AND LIABILITIES

Trading-related balances primarily consist of trading assets and liabilities, receivables under resale agreements and securities borrowed transactions, payables under repurchase agreements and securities loaned transactions, and certain receivable/payable balances that result from trading activities. At December 31, 1999 total trading-related assets and liabilities were $251 billion and $174 billion, respectively. Presented are two pie charts illustrating trading-related balances as a percentage of total assets and liabilities, excluding collateral recognized under SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

--------------------------------------------------------------------------------
ASSETS AND LIABILITIES
--------------------------------------------------------------------------------

TRADING-RELATED ASSETS:
  Trading Assets                                                             32%
  Resale Agreements and Securities Borrowed                                  32
  Receivables                                                                18
                                                                            ---
                                                                             82
NON-TRADING-RELATED ASSETS                                                   18
                                                                            ---
                                                                            100%
                                                                            ===

TRADING-RELATED LIABILITIES:
  Trading Liabilities                                                        23%
  Repurchase Agreements and Securities Loaned                                24
  Payables                                                                   12
                                                                            ---
                                                                             59
NON-TRADING-RELATED LIABILITIES                                              41
                                                                            ---
                                                                            100%
                                                                            ===

--------------------------------------------------------------------------------

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

     Merrill Lynch reduces a significant portion of the credit risk associated with trading-related receivables by requiring counterparties to post cash or securities as collateral in accordance with collateral maintenance policies. The bar graph that follows depicts the value of collateral maintained at December 31, 1999 for trading-related assets to reduce counterparty credit risk.

42 Management's Discussion and Analysis

--------------------------------------------------------------------------------
COLLATERALIZED TRADING-RELATED RECEIVABLES
(in billions)
--------------------------------------------------------------------------------


                                                   TRADING-RELATED    COLLATERAL
                                                     RECEIVABLES      MAINTAINED
                                                   ---------------    ----------

Derivative Contract Receivables(a)                      $ 28            $  4
Receivables under Resale Agreements                       58              62
Receivables under Securities Borrowed Transactions        42              41
Other Receivables(b)                                      56              39
--------------------------------------------------------------------------------
(a) Included in trading assets. Collateral is not maintained for securities and other cash instruments.
(b) Collateral presented does not include over collateralization, i.e., Merrill Lynch maintains collateral in excess of customer margin loan receivables.

Trading Assets and Liabilities

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

     Merrill Lynch uses both cash instruments and derivatives to manage trading inventory market risks. As a result of these hedging techniques, a significant portion of trading assets and liabilities represents hedges of other trading positions. Long U.S. Government securities, for example, may be hedged with short interest rate futures contracts. These hedging techniques, which are generally initiated at the trading unit level, are supplemented by corporate risk management policies and procedures (see the Risk Management section for a description of risk management policies and procedures).

     Trading assets at year-end 1999, including the $10 billion of collateral recognized under SFAS No. 125, were down 1% from year-end 1998. Collateral recognized under SFAS No. 125 and contractual agreements increased, while non-U.S. Government and agencies securities declined. Trading liabilities increased from $64 billion to $68 billion, primarily as a result of higher levels of contractual agreements and U.S. Government and agencies, partially offset by declines in non-U.S. governments and agencies and equities and convertible debentures.

Resale/Repurchase Agreements and Securities Borrowed/Loaned Transactions

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

     Presented is a bar graph illustrating the nature of resale/repurchase agreements and securities borrowed/loaned transactions, differentiating between matched-book and non-matched-book for total resale agreements, repurchase agreements, securities borrowed, and securities loaned balances of $58,034 million, $64,954 million, $41,707 million, and $6,624 million, respectively.
--------------------------------------------------------------------------------
RESALE/REPURCHASE AGREEMENTS AND
SECURITIES BORROWED/LOANED TRANSACTIONS
--------------------------------------------------------------------------------


                                             MATCHED-BOOK       NON-MATCHED-BOOK
                                             ------------       ----------------
Resale Agreements                                51%                49%
Repurchase Agreements                            46                 54
Securities Borrowed                              11                 89
Securities Loaned                                71                 29
--------------------------------------------------------------------------------
     Receivables under resale agreements and securities borrowed transactions and payables under repurchase agreements and securities loaned transactions in 1999


                                         Management's Discussion and Analysis 43
increased 14% and 7% from year-end 1998, respectively, as a result of higher matched book activity.

Other Trading-Related Receivables and Payables

Securities trading may lead to various customer or broker-dealer balances. Broker-dealer balances may also result from recording trading inventory on a trade date basis. Certain receivable and payable balances also arise when customers or broker-dealers fail to pay for securities purchased or fail to deliver securities sold, respectively. These receivables are generally fully collateralized by the securities that the customer or broker-dealer purchased but did not receive. Customer receivables also include margin loans collateralized by customer-owned securities held by Merrill Lynch. Collateral policies significantly limit Merrill Lynch's credit exposure to customers and broker-dealers. Merrill Lynch, in accordance with regulatory requirements, will sell securities that have not been paid for, or purchase securities sold but not delivered, after a relatively short period of time, or will require additional margin collateral, as necessary. These measures reduce market risk exposure related to these balances.

     Interest receivable and payable balances related to trading inventory are principally short-term in nature. Interest balances for resale and repurchase agreements, securities borrowed and loaned transactions, and customer margin loans are generally considered when determining the collateral requirements related to these transactions.

     Trading-related receivables in 1999 were up $9 billion from 1998, primarily due to increases in margin and other collateralized loans. Trading-related payables increased $5 billion during 1999 due to heightened customer activity and a net payable that results from recording inventory on a trade date basis.

NON-TRADING ASSETS

Investments

Merrill Lynch's investments, which includes Investments of Insurance Subsidiaries, primarily consist of holdings of liquid debt and equity securities for liquidity and asset/liability matching purposes, merchant banking and venture capital investments, including technology investments, such as Electronic Communications Networks, and investments to hedge deferred compensation liabilities (see Note 4 to the Consolidated Financial Statements for further information). Investments grew from $11.7 billion at year-end 1998 to $17.7 billion at year-end 1999, as a result of increases in most categories.

Loans, Notes, and Mortgages

Merrill Lynch's portfolio of loans, notes, and mortgages includes mortgage loans on residences, working capital loans to small and medium-sized businesses, and syndicated loans. Merrill Lynch generally maintains collateral on these extensions of credit in the form of securities, liens on real estate, perfected security interests in other assets of the borrower, and guarantees. Loans, notes, and mortgages rose $3.5 billion in 1999 to $11.2 billion due to increased consumer lending activities. Merrill Lynch maintained collateral of $6.8 billion at December 31, 1999 to reduce related default risk.

Other

Other non-trading assets, which include goodwill (related primarily to the Mercury acquisition), equipment and facilities, and other assets, were up slightly from year-end 1998 levels.

NON-TRADING LIABILITIES

Borrowings

Portions of trading and non-trading assets are funded through borrowings, primarily commercial paper and long-term borrowings (see the Capital Adequacy and Liquidity section for more information on funding sources).

     Commercial paper increased from $16.8 billion at year-end 1998 to $24.2 billion at year-end 1999. Demand and time deposits increased $5.1 billion in 1999 as a result of higher customer deposits in banking subsidiaries. Outstanding long-term borrowings decreased to $53.5 billion at December 31, 1999 from $57.6 billion at December 25, 1998. Major components of the change in long-term borrowings for 1999 and 1998 follow:

--------------------------------------------------------------------------------
(dollars in billions)
                                               1999      1998
--------------------------------------------------------------------------------
Beginning of year                            $ 57.6    $ 43.1
Issuances                                      15.1      29.3
Maturities                                    (18.6)    (15.8)
Other                                           (.6)      1.0
                                             ------    ------
End of year(1)                               $ 53.5    $ 57.6
                                             ======    ======
Average maturity in years of long-term
  borrowings, when measured to:
     Maturity                                   4.8       4.4
     Earlier of the call or put date            4.2       4.0
--------------------------------------------------------------------------------
(1) At year-end 1999 and 1998, $45.0 billion and $43.9 billion of long-term borrowings had maturity dates beyond one year,respectively.

Other

Other non-trading liabilities, which include liabilities of insurance subsidiaries and other payables, increased slightly from year-end 1998 levels.

PREFERRED SECURITIES ISSUED BY SUBSIDIARIES

Preferred securities issued by subsidiaries consist primarily of Trust Originated Preferred Securities(Service Mark) ("TOPrS"(Service Mark)) (see Note 7 to the Consolidated Financial Statements for further information). TOPrS proceeds are utilized as part of general balance sheet funding (see the Capital Adequacy and Liquidity section


                                         Management's Discussion and Analysis 44
for more information). Preferred securities issued by subsidiaries rose $98 million during 1999 as a result of a yen-denominated TOPrS issuance.

STOCKHOLDERS' EQUITY

Stockholders' equity at December 31, 1999 increased 26% to $12.8 billion from $10.1 billion at year-end 1998. The 1999 increase resulted from net earnings and the net effect of employee stock transactions, partially offset by dividends.

     At December 31, 1999, total common shares outstanding, excluding shares exchangeable into common stock, were 367.8 million, 3% higher than the 356.3 million shares outstanding at December 25, 1998. The increase was attributable principally to employee stock grants and option exercises.

     Total shares exchangeable into common stock at year-end 1999, issued in connection with the Midland Walwyn merger, were 4.0 million, compared with 4.5 million at year-end 1998. As a result of the merger, Merrill Lynch also issued
4.2 million shares of common stock.

     There were no common stock repurchases during 1999. In 1998, Merrill Lynch rescinded its share repurchase authority in order to facilitate pooling-of-interests accounting for the Midland Walwyn merger.

CAPITAL ADEQUACY AND LIQUIDITY
------------------------------

The primary objectives of Merrill Lynch's capital structure and funding policies are to:

     . Ensure sufficient equity capital to absorb losses, . Support the business strategies, and . Assure liquidity at all times, across market cycles, and through periods of financial stress.

CAPITAL ADEQUACY

Among U.S. institutions engaged primarily in the global securities business, Merrill Lynch is one of the most highly capitalized, with $12.4 billion in common equity, $425 million in preferred stock, and $2.7 billion of TOPrS at December 31, 1999.

     Merrill Lynch continually reviews overall equity capital needs to ensure that its equity capital base can support the estimated risks and needs of its businesses, as well as the regulatory and legal capital requirements of its subsidiaries. Merrill Lynch uses statistically based risk models, developed in conjunction with risk management practices, to estimate potential losses arising from market and credit risks. Equity capital needs are determined based on these models, which dynamically capture changes in risk profile. Merrill Lynch also assesses the need for equity capital to support business risks that may not be adequately measured through these risk models, as well as the potential use of equity capital to support growth. Merrill Lynch determines the appropriateness of its equity capital composition, which includes common stock, preferred stock, and TOPrS, taking into account the perpetual nature of its preferred stock and TOPrS. Based on these analyses and criteria, management believes that Merrill Lynch's equity capital base of $15.5 billion is adequate.

     Merrill Lynch operates in many regulated businesses that require various minimum levels of capital (see Note 13 to the Consolidated Financial Statements for further information). Merrill Lynch's broker-dealer, banking, insurance, and futures commission merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels and making affiliated investments.

     Merrill Lynch's leverage ratios were as follows:

--------------------------------------------------------------------------------
                                                      ADJUSTED
                                     LEVERAGE         LEVERAGE
                                        RATIO(1)         RATIO(2)
--------------------------------------------------------------------------------
PERIOD-END
  December 31,1999                      21.1x            13.4x
  December 25,1998                      23.5x            15.5x

AVERAGE(3)
  Year ended December 31,1999           23.2x            14.4x
  Year ended December 25,1998           32.9x            19.2x
--------------------------------------------------------------------------------
(1) Total assets to Total stockholders' equity and Preferred securities issued by subsidiaries.
(2) Total assets less (a) Securities received as collateral, net of securities pledged as collateral,(b) Securities pledged as collateral,(c) Receivables under resale agreements and securities borrowed transactions, to Total stockholders' equity and Preferred securities issued by subsidiaries.
(3)  Computed using month-end balances.

     An asset-to-equity leverage ratio does not reflect the risk profile of assets, hedging strategies, or off-balance-sheet exposures. Thus, Merrill Lynch does not rely on overall leverage ratios to assess risk-based capital adequacy.

LIQUIDITY

Liquidity risk occurs when there are timing differences between cash inflows from the businesses and cash outflows for business needs and maturing debt obligations. Merrill Lynch's liquidity policy is to maintain alternative funding sources such that all unsecured debt obligations maturing within one year can be repaid when due without issuing new unsecured debt or liquidating business assets. Primary alternative funding sources to unsecured borrowings are repurchase agreements, securities loaned, and secured bank loans, which require pledging unhypothecated marketable securities held for trading or liquidity purposes. Other funding sources include liquidating cash equivalents; securitizing loan assets; and drawing on a committed, senior, unsecured bank credit facility that, at December 31,

                                         Management's Discussion and Analysis 45

1999, totaled $8 billion and was not drawn upon. Merrill Lynch maintains a contingency funding plan, which out-lines actions that would be taken in the event of a severe funding disruption.

     Merrill Lynch regularly reviews the level and mix of its assets and liabilities to assess its ability to conduct core business activities without issuing new unsecured debt or drawing upon its bank credit facilities. The mix of assets and liabilities provides flexibility in managing liquidity since a significant portion of assets turns over frequently and is typically match-funded with liabilities having similar maturities and cash flow characteristics. At December 31, 1999, a significant portion of Merrill Lynch's assets was considered readily marketable by management.

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

     Merrill Lynch strives to expand and diversify its funding programs, markets, and investor and creditor base. Merrill Lynch benefits by distributing a significant portion of its liabilities and equity through its own sales force to a large, diversified global client base. Available funding sources include:

     . repurchase agreements and securities loaned transactions, . U.S., Canadian, Euro, Japanese, and Australian commercial paper programs, . letters of credit,
     . master notes,
     . demand and time deposits issued through Merrill Lynch's banking subsidiaries,
     . bank loans,
     . long-term debt,
     . TOPrS,
     . preferred stock, and
     . common stock.

     Additionally, Merrill Lynch maintains access to significant uncommitted credit lines, both secured and unsecured, from a large group of banks.

     Commercial paper represented 7% and 6% of total assets at year-end 1999 and 1998, respectively. Merrill Lynch maintains strict concentration standards for commercial paper and other short-term borrowings, including limits for any single investor.

     In addition to equity capital sources, Merrill Lynch views long-term debt as a stable funding source for its core balance sheet assets. Long-term, less liquid assets are fully funded with long-term sources of capital, which include the non-current portion of long-term debt, TOPrS, preferred stock, and common equity. Generally, trading and other current assets are financed with a combination of short-term funding, long-term debt, and equity capital.

     As part of an overall liquidity management strategy, Merrill Lynch's insurance subsidiaries regularly review the funding requirements of their contractual obligations for in-force, fixed-rate life insurance and annuity contracts as well as expected future acquisition and maintenance expenses for all contracts. The insurance subsidiaries develop and market primarily variable life insurance and variable annuity products. These products are not subject to the interest rate, asset/liability matching, or credit risks attributable to fixed-rate products, thereby reducing the insurance subsidiaries' risk profile and liquidity demands. At December 31, 1999, approximately 84% of invested assets of insurance subsidiaries were considered liquid by management.

Asset and Liability Management

The relationship between assets and liabilities is managed on a consolidated basis across businesses and subsidiaries. Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible. Merrill Lynch uses derivative transactions, including interest rate swaps, to more closely match the duration of these borrowings to the duration of the assets being funded to minimize interest rate risk. Merrill Lynch also enters into currency swaps, to ensure that foreign-currency denominated assets are funded with like-currency denominated liabilities (to the extent that the currency cannot be sourced more efficiently through a direct debt issuance). Merrill Lynch uses swaps for asset and liability management to reduce its interest expense and effective borrowing rate.

Credit Ratings

The cost and availability of unsecured financing generally are dependent on credit ratings. Merrill Lynch's senior long-term debt, preferred stock, and TOPrS were rated by several recognized credit rating agencies at December 31, 1999 as follows:

--------------------------------------------------------------------------------
                                          SENIOR    PREFERRED STOCK
                                           DEBT          AND
RATING AGENCY                             RATINGS   TOPrS RATINGS
--------------------------------------------------------------------------------
Duff & Phelps Credit Rating Co.             AA          AA-
Fitch IBCA,Inc.                             AA          AA-
Japan Rating & Investment Information,Inc.  AA           A+
Moody's Investors Service,Inc.              Aa3         aa3
Standard & Poor's                           AA-          A
Thomson BankWatch,Inc.                      AA+         Not Rated
--------------------------------------------------------------------------------

     Approximately $78.1 billion of indebtedness at December 31, 1999 is considered senior indebtedness as defined under various indentures.

46  Management's Discussion and Analysis

CAPITAL PROJECTS AND EXPENDITURES
---------------------------------

Merrill Lynch continually prepares for the future by expanding its operations and investing in new technology to improve service to clients. To support business expansion, for example, Merrill Lynch is building a new European headquarters in London, for approximately $650 million; approximately $180 million has been spent to date.

     Significant technology initiatives include decimalization, the Securities and Exchange Commission's mandated initiative, extended hours trading, and numerous other projects related to Merrill Lynch's e-commerce initiatives across all businesses. The decimalization project involves systems application alterations and upgrades in order to comply with the industry-mandated conversion of listed equities and options from fractional to decimal pricing beginning in July 2000. Extended hours trading involves systems remediations, and extended availability of online systems.

YEAR 2000 COMPLIANCE INITIATIVE

In 1999 Merrill Lynch completed its efforts to address the Year 2000 issue (the "Y2K issue"). The Y2K issue was the result of a widespread programming technique that caused computer systems to identify a date based on the last two numbers of a year, with the assumption that the first two numbers of the year are "19." As a result, the year 2000 would be stored as "00,"causing computers to incorrectly interpret the year as 1900. Left uncorrected, the Y2K issue may have caused serious failures in information technology systems and other systems.

     In 1995 Merrill Lynch established the Year 2000 Compliance Initiative to address the internal and external risks associated with the Y2K issue. The Initiative consisted of six phases, completed by the millennium: planning, pre-renovation, renovation, production testing, certification, and integration testing. Contingency plans were established in the event of any failures or disruptions.

     Through the date of this report, there have been no material failures or disruptions of systems or services at Merrill Lynch attributable to the Y2K issue. Similarly we have not been notified of any material failure or disruption of systems or services affecting third parties in their capacity to transact business with Merrill Lynch or in Merrill Lynch's capacity to transact business with others. Merrill Lynch continues to monitor the performance of its systems for any possible future failures or disruptions attributable to the Y2K issue.

     As of December 31, 1999 the total estimated expenditure of existing and incremental resources for the Year 2000 Compliance Initiative was approximately $510 million, including $102 million of occupancy, communications, and other related overhead expenditures, as Merrill Lynch is applying a fully costed pricing methodology for this project. At December 31, 1999, of the total estimated expenditures, approximately $12 million, related to continued testing, contingency planning, risk management, and the wind down of the efforts, had not yet been spent.

RISK MANAGEMENT
---------------

RISK MANAGEMENT PHILOSOPHY

Risk-taking is an integral part of Merrill Lynch's business. Through its operating activities, Merrill Lynch is exposed to a variety of risks, including market, credit, liquidity, and process risk. Merrill Lynch's business segments remain primarily accountable for managing the risks of their business activities.

     To ensure that these risks are effectively identified, evaluated, monitored, and managed, Merrill Lynch has established a comprehensive risk management process. Key components include:

     . a formal risk governance framework which defines the firm's risk oversight process,
     . review of the risk oversight process by the Audit and Finance Committee of the Board of Directors,
     . segregation of risk oversight responsibilities between Merrill Lynch's executive, business, and control functions and active communication and coordination among these functions,
     . clearly articulated risk tolerance levels, set by the Executive
       Management Committee ("EMC") and reviewed continually with the goal of ensuring that Merrill Lynch's risks are consistent with its strategies and capabilities, as well as current and anticipated business and market conditions,
     . risk policies and procedures, and
     . advanced analytic tools.

     The ultimate goal of the process is to ensure that Merrill Lynch's exposures are identified, acknowledged, and understood at the appropriate levels within the firm and that, to the extent possible, risk-related losses occur within acceptable, predetermined tolerance levels.

     Risk management is a dynamic function, influenced by industry, technology, regulatory, and market forces, and Merrill Lynch is continually refining its internal risk management processes. Enhancements are being created in a number of areas, including process risk management, scenario analysis, leveraged counterparty risk management, country risk management, stress testing, and risk-adjusted performance measurement. As the environment changes, Merrill Lynch will strive to maintain innovative policies and procedures in the management of its risk.

     The overall effectiveness of Merrill Lynch's risk management process is illustrated by analyzing actual net trading-related revenues over time. Merrill Lynch's trading-related activities, largely a client order flow-driven business, combined with its risk management strategies, help to reduce earnings volatility. Presented is a bar graph illustrating the distribution of weekly net trading-related revenues by revenue band for 1997, 1998, and 1999.

                                         Management's Discussion and Analysis 47

--------------------------------------------------------------------------------
DISTRIBUTION OF WEEKLY NET TRADING-RELATED REVENUES BY YEAR
(dollars in millions)
--------------------------------------------------------------------------------

                                            Number of weeks
                                        ----------------------
                                        1997     1998     1999
                                        ----     ----     ----
Less than $0                              -        5        -
$0-50                                     4        7        1
$50-100                                  12        9        5
$100-150                                 31       17       21
Over $150                                 5       14       26
                                        ---      ---      ---
                                         52       52       53
                                        ===      ===      ===
--------------------------------------------------------------------------------
Risk Governance Structure

Merrill Lynch's risk governance structure involves the Audit and Finance Committee of the Board of Directors, the EMC, the Risk Oversight Committee ("ROC"), the business segments, Corporate Risk Management ("CRM"), and various corporate governance committees.

    . The Audit and Finance Committee of the Board of Directors, comprised entirely of external directors, has authorized the ROC to establish Merrill Lynch's risk management policies.
    . The EMC establishes risk tolerance for the firm and authorizes changes in Merrill Lynch's risk profile. It also ensures that the risks assumed by Merrill Lynch are managed within these tolerance levels, verifies that Merrill Lynch has implemented appropriate policies for the effective management of risks, and approves substantive changes to risk policies, including those proposed by the ROC. Particular attention is paid to risk concentration and illiquidity.
    . The ROC, comprised of senior business and control managers and chaired by the Head of CRM, oversees Merrill Lynch's risks, ensures that the business units create and implement processes to identify, measure, and monitor risks, assists the EMC in determining risk tolerance levels for Merrill Lynch's business units, monitors the activities of Merrill Lynch's corporate governance committees, and reports significant issues and transactions to the EMC and the Audit and Finance Committee.
    . Corporate governance committees exist to create policy, review activity, and ensure new and existing business initiatives remain within established risk tolerance levels. These committees include the New Product Review Committee, Debt and Equity Capital Commitment Committees, Reserve Committee, and Special Transactions Review Committee. Representatives of the principal independent control functions participate as voting members of these committees. These committees report regularly to the ROC.

Risk Framework

Merrill Lynch has developed a mechanism known as the Risk Framework to define and communicate its tolerance for risk and raise as exceptions certain areas of risk concentration. Risks are measured against Framework limits on a continuous basis, and exceptions and violations are reported, investigated, and addressed at the appropriate level of management. The Framework has been approved by the EMC and the risk parameters utilized by the Framework have been reviewed by the Audit and Finance Committee. The EMC reviews the Framework annually and approves material changes; the ROC reports substantive Framework changes to the Audit and Finance Committee. The Framework establishes broad risk limits for Merrill Lynch. Market risk limits are intended to constrain exposure to specific classes of market risk and Value-at-Risk ("VaR"). VaR is a statistical measure of the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Credit risk limits are intended to constrain the magnitude and duration of exposure to individual counterparties, types of counterparties, countries, and financing collateral. The Risk Framework has been established for CICG and is in the process of being expanded to other business units and Treasury.

Business Segments

Business segments are responsible for ensuring that appropriate processes are in place to identify, monitor, manage, and report the risks of their businesses working within the confines of the Risk Framework.

Corporate Risk Management

CRM is an independent control function responsible for Merrill Lynch's risk management process. The group is headed by a member of the EMC who reports to the Chief Financial Officer; the Head of CRM also chairs the ROC. CRM manages Merrill Lynch's market risks (representing the potential change in value of trading instruments caused by fluctuations in interest and currency exchange rates, equity and commodity prices, credit spreads or other risks) and credit risks (representing the potential for loss that can occur as a result of an impairment in the credit-worthiness of an issuer or counterparty or a default by an issuer or counterparty on its contractual obligations). CRM also provides

48 Management's Discussion and Analysis
the firm with an overview of risks on a portfolio basis and develops systems and tools to facilitate the risk management process.

  CRM is comprised of the following groups:

  . The CICG Market Risk Management Group defines the products and markets in which CICG can transact, identifies and quantifies the market risks to which businesses are exposed, establishes limits within the CICG Risk Framework to constrain concentrations of risk, and monitors exposures against these limits. The Group also has a dedicated unit which reviews, tests, and stresses the mathematical models used by Merrill Lynch's business and control units and performs revaluations, stress tests, and hedging analyses.
  . The CICG Credit Risk and Capital Commitments Group assesses and rates the creditworthiness of potential and existing institutional counterparties and establishes credit limits within the Framework based on counterparty/issuer credit quality and the potential risk of transactions. The Group reviews and approves credit exposures and commitments to specific counterparties/issuers within CICG, and works with business managers to structure transactions in order to mitigate and/or manage credit risk within acceptable tolerance levels.
  . The Private Client Credit Group assesses the creditworthiness of potential and existing Private Client business unit counterparties, establishes credit limits within the Framework based on credit quality, risk, and diversification factors, reviews and approves credit exposures to specific clients within the PCG, and works with business managers to structure transactions in order to mitigate and/or manage credit risk within acceptable tolerance levels.
  . The Portfolio Risk Management Group integrates the disciplines of credit, market, and process risk management into a single framework that identifies and controls risks at a firmwide level. The Group develops management tools that guide judgement on the sources/magnitudes of risk and the use of capital in support of such risk, and creates and maintains a firmwide management control framework for process risk. The Portfolio Group also oversees market risk within Merrill Lynch's Treasury and PCG units and is responsible for developing and managing the firm's country risk process.
  . The Risk Infrastructure Group provides CRM with the technology, analytics, and resources to quantify, monitor, and manage Merrill Lynch's market, credit, and portfolio risks. The Group develops systems and analytic tools to facilitate the collation, aggregation, and analysis of transactions, positions, and exposures, and designs and implements methodologies for measuring and managing credit and market risks.

MARKET RISK

Merrill Lynch uses several mathematical techniques to assess the risk of its positions and portfolios. In particular, CRM quantifies the sensitivities of Merrill Lynch's trading portfolio to changes in market parameters and utilizes these sensitivities, together with historical data on benchmark market parameters, to estimate distributions of the potential earnings and losses that the portfolio would have incurred had it been subject to the market movements which occurred during the historic period. From these distributions are derived a number of risk statistics including VaR.

     VaR estimates the amount that Merrill Lynch could lose, with a specified degree of confidence, over a given time interval. The VaR statistic for a particular risk category represents the amount that Merrill Lynch could lose due to market movements in that risk category. The VaR for Merrill Lynch's portfolio is less than the sum of the VaRs for individual risk categories because movements in different risk categories occur at different times and, historically, extreme movements have not occurred in all risk categories simultaneously. The difference between the sum of the VaRs for individual risk categories and the VaR calculated for all the risk categories is shown in the following tables and may be viewed as a measure of the diversification within Merrill Lynch's portfolio. CRM believes that the tabulated risk measures provide some guidance as to the amount Merrill Lynch could lose in future periods. Like all statistics, however, they need to be interpreted with a clear understanding of their assumptions and limitations. For these disclosures, Merrill Lynch uses a historical simulation approach to estimate value-at-risk using a 99% confidence level and a two-week holding period for trading and non-trading instruments. Sensitivities to market risk factors are aggregated and combined with a database of historical biweekly changes in market factors to simulate a series of profits and losses. The level of loss that is exceeded in that series 1% of the time is used as the estimate for the 99% confidence level VaR.

     The overall total VaR amounts are presented across major risk categories, including exposure to volatility risk found in certain products, e.g., options. The table that follows presents Merrill Lynch's VaR for trading instruments at year-end 1999 and 1998 and the 1999 average VaR calculated on a quarterly basis. In late 1999, CRM enhanced its VaR model and thus for comparison purposes, year-end 1998 amounts have been restated. In addition, for purposes of calculating the 1999 average, the quarter-end data for the first three quarters of 1999 have also been restated.

                                         Management's Discussion and Analysis 49

--------------------------------------------------------------------------------
(in millions)
                                   Year-end       Year-end        Average
                                       1999           1998           1999
--------------------------------------------------------------------------------
TRADING VALUE-AT-RISK(1)
  Interest rate and credit spread  $    111        $   136        $   114
  Equity                                 34             28             44
  Commodity                              12              3              9
  Currency                               11             26             12
  Volatility                             53             24             39
                                   --------        -------        -------
                                        221            217            218
  Diversification benefit               (69)           (75)           (73)
                                   --------        -------        -------
Overall(2)                         $    152        $   142        $   145
                                   ========        =======        =======
--------------------------------------------------------------------------------
(1)  Based on a 99% confidence level and a two-week holding period.
(2) Overall VaR using a 95% confidence level and a one-day holding period was $19 million and $32 million at year-end 1999 and 1998, respectively.

     During 1999, overall VaR increased, primarily due to increases in the equity, commodity, and volatility VaR, partially offset by a decrease in interest rate and credit spread and currency VaR.

     The table that follows presents Merrill Lynch's VaR for non-trading instruments at year-end 1999 and 1998:

--------------------------------------------------------------------------------
(in millions)
                                       Year-end          Year-end
                                           1999              1998
--------------------------------------------------------------------------------
NON-TRADING VALUE-AT-RISK(1)
  Interest rate and credit spread          $ 20              $ 75
  Currency                                   52                77
  Equity                                     26                10
  Volatility                                  1                 -
                                           ----             -----
                                             99               162
  Diversification benefit                   (35)              (49)
                                           ----              ----
Overall                                    $ 64             $ 113
                                           ====             =====
--------------------------------------------------------------------------------
(1)  Based on a 99% confidence level and a two-week holding period.

     In addition to the amounts reported in the accompanying table, non-trading interest rate VaR associated with Merrill Lynch's TOPrS at year-end 1999 and 1998 was $102 million and $119 million, respectively. TOPrS, which are fixed-rate perpetual preferred securities, are considered a component of Merrill Lynch's equity capital and, therefore, the associated interest rate sensitivity is not hedged.

     The decrease in non-trading interest rate VaR is primarily due to a decrease in interest rate and credit spread risk (see the Capital Adequacy and Liquidity section for further information).

CREDIT RISK

Credit risk represents the loss that Merrill Lynch would incur if a counterparty or issuer failed to perform its contractual obligations. Policies and procedures have been established with the objective of protecting against unacceptable credit losses, including: reviewing and establishing limits for credit exposures, further mitigating counterparty credit exposures through various techniques, including maintaining collateral and obtaining the right to terminate transactions or collect collateral in the event of a credit rating downgrade, and continually assessing the credit-worthiness of counterparties and issuers.

     Credit exposures related to Merrill Lynch's retail customer business, including mortgages and home equity lines of credit, customer margin accounts, and working capital facilities to small businesses, are continually monitored.

     Merrill Lynch enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent ("master netting agreements") with each of its derivative counterparties whenever possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

     In addition, to reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. The following is a summary of counterparty credit ratings for the replacement cost (net of $4.2 billion of collateral) of trading derivatives in a gain position by maturity at December 31, 1999.

--------------------------------------------------------------------------------

                     YEARS TO MATURITY             CROSS-
CREDIT        -------------------------------     MATURITY
RATING(1)        0-3       3-5     5-7  OVER 7   NETTING(2)  TOTAL
--------------------------------------------------------------------------------
AAA         $    753   $   288 $    91 $   174  $   (288) $  1,018
AA+/AA         2,013       597     208     528      (341)    3,005
AA-            4,115     2,626   1,106   3,467    (4,530)    6,784
A+/A           3,133     1,509     560   1,100    (1,840)    4,462
A-             1,656       895     414     400      (268)    3,097
BBB            1,600       876     335     204      (224)    2,791
BB+            1,049       298     214     109      (498)    1,172
Other            808       215     369     198       (73)    1,517
            --------   ------- ------- -------  --------  --------
Total       $ 15,127   $ 7,304 $ 3,297 $ 6,180  $ (8,062) $ 23,846
            ========   ======= ======= =======  ========  ========
--------------------------------------------------------------------------------
(1)  Represents credit rating agency equivalent.
(2) Represents netting of payable balances with receivable balances for the same counterparty across maturity band categories.Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.

     In addition to obtaining collateral, Merrill Lynch mitigates default risk on derivatives whenever possible by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract.

PROCESS RISK

Process risk is the risk of direct or indirect loss resulting from inadequate controls or business disruption relating to people, internal processes, systems, or external events. Examples of process risks faced by the firm could be systems failure, human error, fraud, major fire, or other disasters.

     Merrill Lynch manages process risks in many ways including maintaining a comprehensive system of internal controls, using technology, employing experienced personnel, maintaining backup facilities, conducting internal audits, and emphasiz-

50 Management's Discussion and Analysis
ing the importance of management oversight. In addition, Merrill Lynch has established a new process risk management function within CRM to focus on further enhancing the management of these risks. This new Group is charged with developing a firm-wide process risk management framework, as well as policies and procedures aimed at establishing a consistent approach to identify, monitor, and manage process risks across all business lines. The Group recognizes a variety of risk management tools and techniques to reinforce the firm's strong risk management culture. These include summarizing and monitoring process risk related losses on a regular basis, developing risk indicators to facilitate proactive risk management capabilities, and self-assessments to identify risks, corresponding controls, and measures for improvement.

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

NON-INVESTMENT GRADE HOLDINGS AND HIGHLY LEVERAGED TRANSACTIONS
---------------------------------------------------------------

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

     In the normal course of business, Merrill Lynch underwrites, trades, and holds non-investment grade cash instruments in connection with its investment banking, market-making, and derivative structuring activities. Non-investment grade holdings have been defined as debt and preferred equity securities rated as BB+ or lower or equivalent ratings by recognized credit rating agencies, sovereign debt in emerging markets, amounts due under derivative contracts from non-investment grade counterparties, and other instruments that, in the opinion of management, are non-investment grade.

     In addition to the amounts included in the following table, derivatives may also expose Merrill Lynch to credit risk related to the underlying security where a derivative contract can either synthesize ownership of the underlying security (e.g., long total return swaps) or potentially force ownership of the underlying security (e.g., short put options). At year-end 1999 and 1998, Merrill Lynch had derivatives with notionals of $2.9 billion and $1.6 billion, respectively, with non-investment grade credit exposure. Derivatives may also subject Merrill Lynch to credit spread or issuer default risk, in that changes in credit spreads or in the credit quality of the underlying securities may adversely affect the derivatives' fair values. Merrill Lynch seeks to manage these risks by engaging in various hedging strategies to reduce its exposure associated with non-investment grade positions, such as purchasing an option to sell the related security or entering into other offsetting derivative contracts. At year-end 1999 and 1998, Merrill Lynch had derivatives with notionals of $3.8 billion and $4.7 billion, respectively, that hedge non-investment grade credit exposure.

     Merrill Lynch provides financing and advisory services to, and invests in, companies entering into leveraged transactions, which may include leveraged buyouts, recapitalizations, and mergers and acquisitions. Merrill Lynch provides extensions of credit to leveraged companies, in the form of senior and subordinated debt, as well as bridge financing on a select basis. In addition, Merrill Lynch syndicates loans for non-investment grade companies, or in connection with highly leveraged transactions and may retain a residual portion of these loans.

     Merrill Lynch holds direct equity investments in leveraged companies and interests in partnerships that invest in leveraged transactions. Merrill Lynch has also committed to participate in limited partnerships that invest in leveraged transactions. Future commitments to participate in limited partnerships and other direct equity investments will continue to be made on a select basis.

TRADING EXPOSURES

The following table summarizes trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 1999 and 1998:

--------------------------------------------------------------------------------
(in millions)
                                              1999            1998
--------------------------------------------------------------------------------
Trading assets:
  Cash instruments                         $ 5,279         $ 7,462
  Derivatives                                4,033           4,675
Trading liabilities - cash instruments        (997)           (920)
Collateral on derivative assets             (1,344)         (2,192)
                                           -------         -------
Net trading asset exposure                 $ 6,971         $ 9,025
                                           =======         =======
--------------------------------------------------------------------------------

                                         Management's Discussion and Analysis 51

     Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 31, 1999, the carrying value of such debt and equity securities totaled $64 million, of which 78% resulted from Merrill Lynch's market-making activities in such securities. This compared with $72 million at December 25, 1998, of which 86% related to market-making activities. In addition, Merrill Lynch held distressed bank loans totaling $86 million and $156 million at year-end 1999 and 1998, respectively.

NON-TRADING EXPOSURES

The following table summarizes non-trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 1999 and 1998:

--------------------------------------------------------------------------------
(in millions)
                                                              1999      1998
--------------------------------------------------------------------------------
Marketable investment securities                           $    58    $   39
Investments of insurance subsidiaries                          108       148
Loans (net of allowance for loan losses):
  Bridge loans(1)                                               68        66
  Other loans(2)                                             1,169     1,058
Other investments:
  Partnership interests(3)(4)                                1,368       852
  Other equity investments(5)                                  369       459
--------------------------------------------------------------------------------
(1) Subsequent to year-end, $40 million of this loan was repaid. In addition, Merrill Lynch extended a $56 million bridge loan to a counterparty in connection with an acquisition transaction.
(2) Represents outstanding loans to 129 and 80 companies at year-end 1999 and 1998, respectively.
(3) Includes $599 million and $279 million in investments at year-end 1999 and 1998, respectively, related to deferred compensation plans, for which the default risk of the investments rests with the participating employees.
(4) Includes a $3 million and $300 million investment in the hedge fund Long Term Capital Portfolio, L.P. at year-end 1999 and 1998, respectively.
(5) Includes investments in 62 and 89 enterprises at year-end 1999 and 1998, respectively.

     The following table summarizes Merrill Lynch's commitments with exposure to non-investment grade or highly leveraged counterparties at year-end 1999 and 1998:

--------------------------------------------------------------------------------
(in millions)
                                                              1999      1998
--------------------------------------------------------------------------------
Additional commitments to invest in partnerships           $   200    $  227
Unutilized revolving lines of credit and
  other lending commitments                                  2,585(1)  1,678
--------------------------------------------------------------------------------
(1) Subsequent to year-end 1999, $900 million of these commitments were terminated.

     At December 31, 1999, the largest industry exposure was to the financial services sector, which accounted for 34% of total non-investment grade positions and highly leveraged transactions.

CASH FLOWS
----------

During 1998, Merrill Lynch disbursed $5.3 billion to acquire the outstanding shares of Mercury. This purchase was financed primarily with proceeds from long-term borrowings.

LITIGATION
----------

Certain actions have been filed against Merrill Lynch in connection with Merrill Lynch's business activities. Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on Merrill Lynch's financial condition; however, such resolution could have a material adverse impact on quarterly operating results in future periods, depending in part on the results for such periods.

RECENT DEVELOPMENTS
-------------------

NEW ACCOUNTING PRONOUNCEMENTS

In June 1999, the Financial Accounting Standards Board deferred for one year the effective date of the accounting and reporting requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires Merrill Lynch to recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. Currently, the majority of Merrill Lynch's derivatives are recognized at fair value in trading assets and liabilities, as they are entered into in a dealing capacity. However, Merrill Lynch also enters into derivatives to hedge its exposures relating to non-trading assets and liabilities, some of which are not carried at fair value depending on the nature of the derivative and the related hedged item.

     Merrill Lynch will adopt the provisions of SFAS No. 133 on January 1, 2001, which will primarily impact the accounting for derivatives used to hedge borrowings. Merrill Lynch has undertaken ongoing initiatives to address the adoption of SFAS No. 133. This evaluation includes the impact of implementation guidance under development. As the impact of adoption is largely dependent on the derivative positions existing at year-end 2000, Merrill Lynch is unable to quantify the impact of adoption at this time.

52 Management's Discussion and Analysis

MANAGEMENT'S DISCUSSION OF FINANCIAL RESPONSIBILITY
---------------------------------------------------

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

     Finance establishes accounting policies and procedures, measures and monitors financial risk, and prepares financial statements that fairly present the underlying transactions and events of Merrill Lynch. Corporate Risk Management is both independent from business line management and has oversight responsibility for Merrill Lynch's market and credit risks. This group has clear authority to enforce trading and credit limits using various systems and procedures to monitor positions and risks.

     Law and Compliance serves in a counseling and advisory role to Management. In this role, the group develops policies; monitors compliance with internal policies, external rules, and industry regulations; assesses litigation risk exposure; and provides support in connection with the execution of various transactions.

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

/s/ David H. Komansky
David H. Komansky
Chairman of the Board and Chief Executive Officer

/s/ Thomas H. Patrick
Thomas H. Patrick
Executive Vice President and Chief Financial Officer

                                         Management's Discussion and Analysis 53

[LOGO OF DELOITTE & TOUCHE]

INDEPENDENT AUDITORS' REPORT
----------------------------

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF MERRILL LYNCH & CO., INC.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of December 31, 1999 and December 25, 1998 and the related consolidated statements of earnings, changes in stockholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Merrill Lynch's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch at December 31, 1999 and December 25, 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, in 1998 Merrill Lynch changed its method of accounting for certain internal-use software development costs to conform with Statement of Position 98-1.

/s/ Deloitte & Touche LLP

New York, New York
February 28, 2000

CONSOLIDATED STATEMENTS OF EARNINGS
-----------------------------------
(dollars in millions, except per share amounts)

                                                                            Year Ended Last Friday in December
                                                                      1999              1998              1997
--------------------------------------------------------------------------------------------------------------
                                                                (53 weeks)        (52 weeks)        (52 weeks)
NET REVENUES

  Commissions                                                   $    6,334        $    5,799        $    4,995

  Principal transactions                                             4,361             2,651             3,827

  Investment banking                                                 3,614             3,264             2,876

  Asset management and portfolio service fees                        4,753             4,202             3,002

  Other                                                                720               623               500
                                                                ----------        ----------        ----------
    Subtotal                                                        19,782            16,539            15,200

  Interest revenue and dividends                                    15,097            18,035            16,009

  Less interest expense                                             13,010            17,027            14,953
                                                                ----------        ----------        ----------
    Net interest profit                                              2,087             1,008             1,056
                                                                ----------        ----------        ----------
  TOTAL NET REVENUES                                                21,869            17,547            16,256
                                                                ----------        ----------        ----------
NON-INTEREST EXPENSES

 Compensation and benefits                                          11,153             9,199             8,333

 Communications and technology                                       2,038             1,749             1,255

 Occupancy and related depreciation                                    941               867               736

 Advertising and market development                                    779               688               613

 Brokerage, clearing, and exchange fees                                678               683               525

 Professional fees                                                     567               552               520

 Goodwill amortization                                                 227               226                65

 Provision for costs related to staff reductions                         -               430                 -

 Other                                                               1,408             1,057             1,098
                                                                ----------        ----------        ----------
 TOTAL NON-INTEREST EXPENSES                                        17,791            15,451            13,145
                                                                ----------        ----------        ----------
EARNINGS BEFORE INCOME TAXES AND DIVIDENDS ON
  PREFERRED SECURITIES ISSUED BY SUBSIDIARIES                        4,078             2,096             3,111

Income Tax Expense                                                   1,265               713             1,129

Dividends on Preferred Securities Issued by Subsidiaries               195               124                47
                                                                ----------        ----------        ----------
NET EARNINGS                                                    $    2,618        $    1,259        $    1,935
                                                                ==========        ==========        ==========
NET EARNINGS APPLICABLE TO COMMON STOCKHOLDERS                  $    2,580        $    1,220        $    1,896
                                                                ==========        ==========        ==========
EARNINGS PER COMMON SHARE

  Basic                                                         $     7.00        $     3.43        $     5.57
                                                                ==========        ==========        ==========
  Diluted                                                       $     6.17        $     3.00        $     4.79
                                                                ==========        ==========        ==========
--------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                            Consolidated Financial Statements 55

CONSOLIDATED BALANCE SHEETS
---------------------------
(dollars in millions, except per share amounts)


                                                                                   DECEMBER 31, 1999         DECEMBER 25, 1998
------------------------------------------------------------------------------------------------------------------------------------

ASSETS

CASH AND CASH EQUIVALENTS                                                                $   10,827                $   12,530
                                                                                         ----------                ----------
CASH AND SECURITIES SEGREGATED FOR REGULATORY PURPOSES OR
  DEPOSITED WITH CLEARING ORGANIZATIONS                                                       5,880                     6,590
                                                                                         ----------                ----------
RECEIVABLES UNDER RESALE AGREEMENTS AND SECURITIES
  BORROWED TRANSACTIONS                                                                      99,741                    87,713
                                                                                         ----------                ----------
MARKETABLE INVESTMENT SECURITIES                                                             10,145                     4,605
                                                                                         ----------                ----------
TRADING ASSETS, AT FAIR VALUE

  Equities and convertible debentures                                                        23,593                    25,318

  Contractual agreements                                                                     22,701                    21,979

  Corporate debt and preferred stock                                                         20,346                    21,166

  U.S. Government and agencies                                                               15,376                    15,421

  Mortgages, mortgage-backed, and asset-backed                                                7,394                     7,023

  Non-U.S. governments and agencies                                                           4,892                     7,474

  Municipals and money markets                                                                2,427                     3,358
                                                                                         ----------                ----------
                                                                                             96,729                   101,739

  Securities received as collateral, net of securities pledged as collateral                 10,005                     6,106
                                                                                         ----------                ----------
  Total                                                                                     106,734                   107,845
                                                                                         ----------                ----------
SECURITIES PLEDGED AS COLLATERAL                                                              9,699                     8,184
                                                                                         ----------                ----------
OTHER RECEIVABLES

  Customers (net of allowance for doubtful accounts of $56 in 1999 and $48 in 1998)          39,850                    29,559

  Brokers and dealers                                                                         9,095                     8,872

  Interest and other                                                                          7,505                     9,278
                                                                                         ----------                ----------
  Total                                                                                      56,450                    47,709
                                                                                         ----------                ----------
INVESTMENTS OF INSURANCE SUBSIDIARIES                                                         4,097                     4,485

LOANS, NOTES, AND MORTGAGES (net of allowance for loan losses of $146 in 1999 and
  $124 in 1998)                                                                              11,187                     7,684

OTHER INVESTMENTS                                                                             3,410                     2,590

EQUIPMENT AND FACILITIES (net of accumulated depreciation and amortization
  of $4,069 in 1999 and $3,482 in 1998)                                                       3,117                     2,761

GOODWILL (net of accumulated amortization of $543 in 1999 and $338 in 1998)                   4,952                     5,364

OTHER ASSETS                                                                                  1,832                     1,741
                                                                                         ----------                ----------
TOTAL ASSETS                                                                             $  328,071                $  299,804
                                                                                         ==========                ==========
-----------------------------------------------------------------------------------------------------------------------------

56  Consolidated Financial Statements


                                                                                   DECEMBER 31,1999          DECEMBER 25,1998
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES
PAYABLES UNDER REPURCHASE AGREEMENTS AND SECURITIES LOANED TRANSACTIONS                  $   71,578                $   67,127
                                                                                         ----------                ----------
COMMERCIAL PAPER AND OTHER SHORT-TERM BORROWINGS                                             25,595                    18,679
                                                                                         ----------                ----------
DEMAND AND TIME DEPOSITS                                                                     17,602                    12,461
                                                                                         ----------                ----------
TRADING LIABILITIES, AT FAIR VALUE

  Contractual agreements                                                                     27,030                    23,840

  Equities and convertible debentures                                                        20,231                    21,558

  U.S. Government and agencies                                                               10,816                     7,939

  Non-U.S. governments and agencies                                                           6,311                     7,245

  Corporate debt, preferred stock, and other                                                  3,405                     3,132
                                                                                         ----------                ----------
  Total                                                                                      67,793                    63,714
                                                                                         ----------                ----------
OBLIGATION TO RETURN SECURITIES RECEIVED AS COLLATERAL                                       19,704                    14,290
                                                                                         ----------                ----------
OTHER PAYABLES

  Customers                                                                                  22,722                    22,255

  Brokers and dealers                                                                        11,397                     7,899

  Interest and other                                                                         18,601                    18,738
                                                                                         ----------                ----------
  Total                                                                                      52,720                    48,892
                                                                                         ----------                ----------
LIABILITIES OF INSURANCE SUBSIDIARIES                                                         4,087                     4,319

LONG-TERM BORROWINGS                                                                         53,465                    57,563
                                                                                         ----------                ----------
TOTAL LIABILITIES                                                                           312,544                   287,045
                                                                                         ----------                ----------
PREFERRED SECURITIES ISSUED BY SUBSIDIARIES                                                   2,725                     2,627
                                                                                         ----------                ----------
STOCKHOLDERS' EQUITY

PREFERRED STOCKHOLDERS' EQUITY                                                                  425                       425
                                                                                         ----------                ----------
COMMON STOCKHOLDERS' EQUITY

  Shares exchangeable into common stock                                                          59                        66


  Common stock (par value $1.33 1/3 per share; authorized: 1,000,000,000 shares;
    issued 1999-472,714,925 shares, 1998-472,660,324 shares)                                    630                       630

  Paid-in capital                                                                             1,863                     1,427

  Accumulated other comprehensive loss (net of tax)                                            (389)                     (122)

  Retained earnings                                                                          12,667                    10,475
                                                                                         ----------                ----------
                                                                                             14,830                    12,476

  Less: Treasury stock, at cost (1999-104,949,595 shares; 1998-116,376,259 shares)            1,817                     2,101

        Employee stock transactions                                                             636                       668
                                                                                         ----------                ----------
TOTAL COMMON STOCKHOLDERS' EQUITY                                                            12,377                     9,707
                                                                                         ----------                ----------
TOTAL STOCKHOLDERS' EQUITY                                                                   12,802                    10,132
                                                                                         ----------                ----------
TOTAL LIABILITIES, PREFERRED SECURITIES ISSUED BY SUBSIDIARIES, AND STOCKHOLDERS'
 EQUITY                                                                                  $  328,071                $  299,804
                                                                                         ==========                ==========
-----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                            Consolidated Financial Statements 57

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
----------------------------------------------------------
(dollars in millions)

                                                                       Year Ended Last Friday in December
                                                                       1999           1998           1997
----------------------------------------------------------------------------------------------------------
PREFERRED STOCKHOLDERS' EQUITY

  9% CUMULATIVE PREFERRED STOCK, SERIES A

    Balance, beginning and end of year                               $  425         $  425         $  425
                                                                     ======         ======         ======
  REMARKETED PREFERRED STOCK, SERIES C

    Balance, beginning of year                                            -              -            194

    Redeemed                                                              -              -           (194)
                                                                     ------         ------         ------
    Balance, end of year                                                  -              -              -
                                                                     ------         ------         ------
TOTAL PREFERRED STOCKHOLDERS' EQUITY                                 $  425         $  425         $  425
                                                                     ======         ======         ======
COMMON STOCKHOLDERS' EQUITY

  SHARES EXCHANGEABLE INTO COMMON STOCK

    Balance, beginning of year                                       $   66         $   66         $   46

    Net activity                                                          -              5             20

    Exchanges                                                            (7)            (5)             -
                                                                     ------         ------         ------
    Balance, end of year                                                 59             66             66
                                                                     ======         ======         ======
  COMMON STOCK

    Balance, beginning and end of year                                  630            630            630
                                                                     ======         ======         ======
  PAID-IN CAPITAL

    Balance, beginning of year                                        1,427          1,001            925

    Issuance of stock:

      To employees                                                      440            430             76

      Other                                                              (4)            (4)             -
                                                                     ------         ------         ------
    Balance, end of year                                              1,863          1,427          1,001
                                                                     ======         ======         ======
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

  Foreign Currency Translation Adjustment (net of tax)

    Balance, beginning of year                                         (138)           (85)             7

    Translation adjustment                                             (164)           (53)           (92)
                                                                     ------         ------         ------
    Balance, end of year                                               (302)          (138)           (85)
                                                                     ------         ------         ------
  Net Unrealized Gains (Losses) on Investment Securities
    Available-for-Sale (net of tax)

    Balance, beginning of year                                           16             38              9

    Net unrealized gains (losses) on investment securities
       available-for-sale                                              (223)           (60)            34

    Other adjustments(a)                                                120             38             (5)
                                                                     ------         ------         ------
    Balance, end of year                                                (87)            16             38
                                                                     ------         ------         ------
  Balance, end of year                                               $ (389)        $ (122)        $  (47)
                                                                     ======         ======         ======
---------------------------------------------------------------------------------------------------------


58  Consolidated Financial Statements

                                                                               Year Ended Last Friday in December
                                                                               1999           1998           1997
-----------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance, beginning of year                                               $ 10,475       $  9,579        $ 7,938

  Net earnings                                                                2,618          1,259          1,935

  Cash dividends declared:

    9% Cumulative Preferred stock                                               (38)           (38)           (38)

    Remarketed Preferred stock                                                    -              -             (1)

    Common stock                                                               (388)          (325)          (255)
                                                                           --------       --------        -------
  Balance, end of year                                                       12,667         10,475          9,579
                                                                           ========       ========        =======
TREASURY STOCK, AT COST

  Balance, beginning of year                                                 (2,101)        (2,677)        (2,769)

  Treasury stock purchased                                                        -              -           (644)

  Issued out of treasury (net of reacquisitions):

    Employees                                                                   273            556            736

    Other                                                                        11             20              -
                                                                           --------       --------        -------
  Balance, end of year                                                       (1,817)        (2,101)        (2,677)
                                                                           ========       ========        =======
UNALLOCATED ESOP REVERSION SHARES, AT COST

  Balance, beginning of year                                                      -              -            (24)

  Allocation of shares to participants                                            -              -             24
                                                                           --------       --------        -------
  Balance, end of year                                                            -              -              -
                                                                           ========       ========        =======
EMPLOYEE STOCK TRANSACTIONS

  Balance, beginning of year                                                   (668)          (438)          (314)

  Net issuance of employee stock grants                                        (380)          (599)          (351)

  Amortization of employee stock grants                                         406            359            218

  Repayment of employee loans                                                     6             10              9
                                                                           --------       --------        -------
  Balance, end of year                                                         (636)          (668)          (438)
                                                                           ========       ========        =======
TOTAL COMMON STOCKHOLDERS' EQUITY                                          $ 12,377       $  9,707        $ 8,114
                                                                           ========       ========        =======
TOTAL STOCKHOLDERS' EQUITY                                                 $ 12,802       $ 10,132        $ 8,539
                                                                           ========       ========        =======
-----------------------------------------------------------------------------------------------------------------
(a) Other adjustments relate to policyholder liabilities, deferred policy acquisition costs, and income taxes.
    See Notes to Consolidated Financial Statements.


                                            Consolidated Financial Statements 59

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
-----------------------------------------------
(dollars in millions)

                                                                       Year Ended Last Friday in December
                                                                       1999           1998           1997
---------------------------------------------------------------------------------------------------------
NET EARNINGS                                                        $ 2,618        $ 1,259        $ 1,935
                                                                    =======        =======        =======
OTHER COMPREHENSIVE LOSS:

  Foreign currency translation adjustment:

    Foreign currency translation losses, net of gains                  (116)          (131)           (96)

    Income taxes                                                        (48)            78              4
                                                                    -------        -------        -------
    Total                                                              (164)           (53)           (92)
                                                                    -------        -------        -------
  Net unrealized gains (losses) on investment securities
  available-for-sale:

    Net unrealized holding gains (losses) arising
     during the period                                                 (229)           (10)            50

    Reclassification adjustment for (gains) losses
     included in net earnings                                             6            (50)           (16)
                                                                    -------        -------        -------
    Net unrealized gains (losses) on investment securities             (223)           (60)            34

    Adjustments for:

     Policyholder liabilities                                            35             16             10

     Deferred policy acquisition costs                                   35              4              -

     Income taxes                                                        50             18            (15)
                                                                    -------        -------        -------
  Total                                                                (103)           (22)            29
                                                                    -------        -------        -------
  Total Other Comprehensive Loss                                       (267)           (75)           (63)
                                                                    -------        -------        -------
COMPREHENSIVE INCOME                                                $ 2,351        $ 1,184        $ 1,872
                                                                    =======        =======        =======
---------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

60  Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
(dollars in millions)

                                                                       Year Ended Last Friday in December
                                                                       1999           1998           1997
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Earnings                                                    $   2,618      $   1,259      $   1,935
  Noncash items included in earnings:
    Depreciation and amortization                                       718            585            473
    Policyholder reserves                                               205            227            240
    Goodwill amortization                                               227            226             65
    Amortization of stock-based compensation                            406            359            218
    Other                                                               626            (34)         1,036
  (Increase) decrease in operating assets:(a)
    Trading assets                                                    4,177          6,332        (31,246)
    Cash and securities segregated for regulatory purposes or
     deposited with clearing organizations                              710         (1,233)        (2,242)
    Receivables under resale agreements and securities borrowed     (12,028)        19,940        (22,373)
      transactions
    Customer receivables                                            (10,304)        (2,229)        (7,957)
    Brokers and dealers receivables                                    (223)        (3,690)         1,132
    Other                                                             1,100            126         (4,068)
  Increase (decrease) in operating liabilities:(a)
    Trading liabilities                                               4,079         (7,474)        26,770
    Payables under repurchase agreements and securities loaned        4,451        (12,040)        12,346
     transactions
    Customer payables                                                   467          3,922          5,091
    Brokers and dealers payables                                      3,498          3,675            399
    Other                                                              (546)           873          2,356
                                                                    -------        -------        -------
    CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                    181         10,824        (15,825)
                                                                    -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from (payments for):
    Maturities of available-for-sale securities                       4,155          3,983          3,376
    Sales of available-for-sale securities                            3,071          3,426          2,198
    Purchases of available-for-sale securities                      (11,802)        (8,676)        (6,383)
    Maturities of held-to-maturity securities                           995            831          1,081
    Purchases of held-to-maturity securities                         (1,015)          (877)          (752)
    Loans, notes, and mortgages                                      (3,541)        (3,405)          (989)
    Acquisitions, net of cash acquired                                  (20)        (5,235)           (13)
    Sales of subsidiaries, net of cash disposed                           -            202              -
    Other investments and other assets                                 (855)        (1,398)          (240)
    Equipment and facilities                                         (1,074)        (1,231)          (863)
                                                                    -------        -------        -------
    CASH USED FOR INVESTING ACTIVITIES                              (10,086)       (12,380)        (2,585)
                                                                    -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from (payments for):
    Commercial paper and other short-term borrowings                  6,916        (15,661)         7,019
    Demand and time deposits                                          5,141          2,568            976
    Issuance and resale of long-term borrowings                      15,057         29,269         25,087
    Settlement and repurchase of long-term borrowings               (18,598)       (15,833)        (8,242)
    Issuance of subsidiaries' preferred securities                       98          2,000            300
    Issuance of treasury stock                                          213            194            154
    Other common and preferred stock transactions                      (199)          (161)          (848)
    Dividends                                                          (426)          (363)          (294)
                                                                    -------        -------        -------
    CASH PROVIDED BY FINANCING ACTIVITIES                             8,202          2,013         24,152
                                                                    -------        -------        -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (1,703)           457          5,742
CASH AND CASH EQUIVALENTS,BEGINNING OF YEAR                          12,530         12,073          6,331
                                                                    -------        -------        -------
CASH AND CASH EQUIVALENTS,END OF YEAR                             $  10,827      $  12,530      $  12,073
                                                                    =======        =======        =======
---------------------------------------------------------------------------------------------------------
(a) Net of effects of acquisitions and divestitures.

SUPPLEMENTAL DISCLOSURES
  Cash paid for:
    Income taxes                                                  $     633      $     579      $     910
    Interest                                                         13,118         17,078         14,119

See Notes to Consolidated Financial Statements.

                                            Consolidated Financial Statements 61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

TABLE OF CONTENTS

62  NOTE 1.  Summary of Significant
             Accounting Policies

66  NOTE 2.  Other Significant Events

67  NOTE 3.  Trading and Related
             Activities

71  NOTE 4.  Investments

72  NOTE 5.  Borrowings

73  NOTE 6.  Fair Value Information and
             Non-Trading Derivatives

74  NOTE 7.  Preferred Securities
             Issued by Subsidiaries

75  NOTE 8.  Stockholders' Equity and
             Earnings Per Share

76  NOTE 9.  Commitments and
             Contingencies

77  NOTE 10. Employee Benefit Plans

80  NOTE 11. Employee Incentive Plans

83  NOTE 12. Income Taxes

84  NOTE 13. Regulatory Requirements
             and Dividend Restrictions

84  NOTE 14. Segment, Product, and
             Geographic Information


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------

DESCRIPTION OF BUSINESS

Merrill Lynch & Co., Inc. ("ML & Co.") provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance, and other financial services subsidiaries. Its principal subsidiaries include:

     . Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a U.S.-based broker-dealer in securities;
     . Merrill Lynch International ("MLI"), a U.K.-based broker-dealer in securities and dealer in equity derivatives;
     . Merrill Lynch Government Securities Inc. ("MLGSI"), a dealer in U.S. Government securities;
     . Merrill Lynch Capital Services, Inc., a dealer in interest rate, currency, and credit derivatives;
     . Merrill Lynch Asset Management, LP, a U.S.-based asset management company; and
     . Merrill Lynch Mercury Asset Management, a U.K.-based asset management company.

Services provided to clients by ML & Co. and subsidiaries (collectively, "Merrill Lynch") include:

     . securities brokerage, trading, and underwriting;
     . investment banking, strategic services, and other corporate finance advisory activities, including loan syndication;
     . asset management and other investment advisory and recordkeeping services;
     . dealing and brokerage of swaps, options, forwards, futures, and other derivatives;
     . securities clearance services;
     . debt, equity, and economic research activities;
     . banking, trust, and lending services; and . insurance sales and underwriting services.

BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of Merrill Lynch and are presented in accordance with U.S. generally accepted accounting principles and prevailing industry practices. All material intercompany transactions and balances have been eliminated.

     Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation. All 1997 amounts have been restated to reflect the 1998 merger of Midland Walwyn Inc. ("Midland Walwyn") with Merrill Lynch, which has been accounted for as a pooling-of-interests (see
Note 2 for further information).

     The Consolidated Financial Statements are presented in U.S. dollars. Many non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar, often the currency of the country in which a subsidiary is domiciled. Subsidiaries' assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts in a subsidiary's functional currency, net of hedging gains or losses and related tax effects, are reported in stockholders' equity as a component of Accumulated other comprehensive loss. All other translation adjustments are included in earnings.

     In presenting the Consolidated Financial Statements, management makes estimates regarding certain trading inventory valuations, the outcome of litigation, the carrying amount of goodwill, the realization of deferred tax assets and insurance deferred acquisition costs, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ materially from those estimates.

     Merrill Lynch defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less, other than those used for trading purposes. For purposes of the Consolidated Statements of Cash Flows, cash flows from derivatives are classified in operating activities.

     At December 31, 1999 and December 25, 1998, substantially all financial instrument assets and the majority of financial instrument liabilities are carried at fair value or amounts that approximate fair value. Fair values of financial instruments are disclosed in Note 6.

TRADING ACTIVITIES

Merrill Lynch's trading activities consist primarily of securities brokerage, trading, and underwriting; derivatives dealing and brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (such as securities) and derivative instruments used for trading purposes or for hedging other trading inventory.

Securities

Trading securities and other cash instruments (e.g., loans held for trading purposes) are reported on a trade date basis at fair value. Included in trading liabilities are securities that Merrill Lynch has sold but did not own and will therefore be obligated to purchase at a future date ("short sales"). Changes in fair value (i.e., unrealized gains and losses) are recognized as principal transactions revenues in the current period. Realized gains and losses and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, depending on the nature of the instrument.

     Fair values of trading securities are based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management's estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time.

Derivatives

A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument or index such as a futures, forward, swap, or option contract, or other financial instrument with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies).

     Derivatives are often referred to as off-balance-sheet instruments since neither their notional amounts nor the underlying instruments are reflected on the balance sheet; however, the fair values of trading derivatives are recorded in trading assets and liabilities. Derivatives are reported separately as assets and liabilities unless a legal right of setoff exists under a master netting agreement enforceable at law. Balances related to swap and forward transactions and foreign currency options are included in Contractual agreements on the Consolidated Balance Sheets. All other derivative balances are recorded in the related cash instrument caption. The fair value of equity options purchased, for example, is recorded in the Equities and convertible debentures trading asset caption.

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

     New, complex instruments may have immature or limited markets. The precision of the pricing model for a complex product, which involves multiple variables and assumptions, will evolve over time. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

Securities Financing Transactions

Merrill Lynch enters into repurchase and resale agreements and securities borrowed and loaned transactions to accommodate customers (i.e., matched-book), finance firm inventory positions, and obtain securities for settlement. Merrill Lynch also engages in securities financing for customers through margin lending (see Customer Transactions).

                                   Notes to Consolidated Financial Statements 63

     Resale and repurchase agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts plus accrued interest. Merrill Lynch's policy it to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is valued daily, and Merrill Lynch may require counterparties to deposit additional collateral or return collateral pledged, when appropriate. Substantially all repurchase and resale activities are transacted under master netting agreements that give Merrill Lynch the right, in the event of default, to liquidate collateral held and to offset receivables and payables with the same counterparty. Merrill Lynch offsets certain repurchase and resale agreement balances with the same counterparty on the Consolidated Balance Sheets.

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

     Merrill Lynch recognizes collateral received or provided in certain resale and repurchase agreements in the following balance sheet captions:

     . Securities received as collateral, net of securities pledged as collateral;
     . Securities pledged as collateral; and
     . Obligation to return securities received as collateral.

     The balances reported under these captions primarily represent securities received as collateral in matched-book term resale and repurchase agreements for which the collateral provider does not have the explicit contractual right to substitute.

     Interest rate swaps may be used to modify the interest rate characteristics of long-term resale and repurchase agreements. These swaps are accounted for on an accrual basis, with amounts to be paid or received recognized as adjustments to interest expense or revenue. (See the Non-trading Derivatives section for additional information on accounting policy for non-trading derivatives.)

INVESTMENT BANKING AND ADVISORY SERVICES

Underwriting revenues and fees for merger and acquisition advisory services are accrued when services for the transactions are substantially completed. Transaction-related expenses are deferred to match revenue recognition.

CUSTOMER TRANSACTIONS

Customer securities and commodities transactions are recorded on a settlement date basis. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Consolidated Balance Sheets.

     Commissions charged for executing customer transactions are accrued on a trade date basis and are included in current period earnings. Financial Consultant compensation and benefits expense is accrued in the same period as revenue is recognized.

     Mutual fund distribution fee revenues are accrued as earned, and redemption fee revenues are recognized upon receipt. Certain compensation costs related to sales of rear-load open-end mutual funds are deferred to match revenue recognition.

INVESTING ACTIVITIES

Merrill Lynch's non-broker-dealer subsidiaries hold debt and equity investments, which are primarily classified as available-for-sale.

     Debt and marketable equity securities classified as available-for-sale are reported at fair value. Unrealized gains or losses on these securities are reported in stockholders' equity as a component of Accumulated other comprehensive loss, net of applicable income taxes and other related items.

     Debt securities that Merrill Lynch has the positive intent and ability to hold to maturity are classified as held-to-maturity. These investments are recorded at amortized cost unless a decline in value is deemed other than temporary, in which case the carrying value is reduced. The amortization of premiums or accretion of discounts and any unrealized losses deemed other than temporary are included in current period earnings.

     Debt and marketable equity securities purchased principally for the purpose of resale in the near-term are classified as trading investments and are reported at fair value. Unrealized gains or losses on these investments are included in current period earnings.

     Restricted equity investment securities or equity investment securities without available market quotations are reported at the lower of cost or estimated net realizable value. Adjustments in carrying values are included in current period earnings.

     Realized gains and losses on investments are included in current period earnings. The cost basis of each investment sold

64 Notes to Consolidated Financial Statements is specifically identified for purposes of computing realized gains and losses.

     Derivative contracts may be used to modify interest rate characteristics of available-for-sale securities. Merrill Lynch also uses derivatives to manage the currency exposure arising from investments in non-U.S. subsidiaries (see Basis of Presentation for accounting policy for these investments). Unrealized gains and losses on these derivatives are reported net of tax in stockholders' equity as a component of Accumulated other comprehensive loss, along with unrealized gains and losses from the hedged items. (See Non-trading Derivatives section for additional information on accounting policy for non-trading derivatives).

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

     Merrill Lynch uses derivatives to manage the interest rate, currency, and equity risk exposures of its borrowings. Derivatives that hedge the interest rate risk on borrowings are generally accounted for on an accrual basis, with amounts to be paid or received recognized as adjustments to the related interest expense. Unrealized gains and losses on other financing derivatives are recognized currently. (See following Non-trading Derivatives section for additional information on accounting policy for non-trading derivatives.)

NON-TRADING DERIVATIVES

As part of its overall risk management strategy, Merrill Lynch uses derivatives to manage its market risk exposures arising from non-trading assets and liabilities. These exposures include interest rate, currency, equity and other risks. Derivatives used for hedging borrowings and other non-trading assets and liabilities must be effective at reducing the risk being managed and be designated as a hedge at inception.

     Realized gains and losses on early terminations of derivatives are deferred over the remaining lives of the hedged assets or liabilities. At December 31, 1999, there was $27 million in deferred gains relating to a derivative contract terminated during 1999. At December 25, 1998, there were no such deferred amounts.

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

     Substantially all security investments of insurance subsidiaries are classified as available-for-sale and recorded at fair value. These investments support Merrill Lynch's in-force, universal life-type contracts. Merrill Lynch records adjustments to deferred acquisition costs and policyholder account balances which, when combined, are equal to the adjustment that would have been recorded if those available-for-sale investments had been sold at their estimated fair values and the proceeds reinvested at current yields. The corresponding credits or charges for these adjustments are recorded in stockholders' equity as a component of Accumulated other comprehensive loss, net of applicable income taxes.

     Certain variable costs related to the sale or acquisition of new and renewal insurance contracts have been deferred, to the extent deemed recoverable, and amortized over the

                                   Notes to Consolidated Financial Statements 65
estimated lives of the contracts in proportion to the estimated gross profit for each group of contracts.

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

STOCK-BASED COMPENSATION

Merrill Lynch accounts for stock-based compensation in accordance with the intrinsic value-based method in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, rather than the fair value-based method in Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Compensation expense for stock options is not recognized since Merrill Lynch grants stock options without any intrinsic value. Compensation expense related to other stock-based compensation plans is recognized over the vesting period. For certain stock-based compensation grants, the unamortized portion of the grant value is reflected as a reduction of stockholders' equity in Employee stock transactions on the Consolidated Balance Sheets.

GOODWILL

Goodwill, which represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition, is amortized on a straight-line basis. Goodwill associated with the purchase of the Mercury Asset Management Group ("Mercury") is amortized over 30 years (see Note 2 for additional information). Goodwill related to other acquisitions is amortized over periods generally not exceeding fifteen years.

     Goodwill is evaluated for impairment upon occurrence of an event that leads to a significant reduction in expected future cash flows associated with the acquired entity. These events could include, but are not limited to, the loss of a major client, the loss of market share, an unanticipated reduction in the revenue stream, or an unanticipated increase in the entity's cost structure. Once it has been determined that conditions for potential impairment exist, impairment assessment will be determined by comparing the carrying value of goodwill to its estimated value based on a discounted cash flow valuation model. Impairment is determined to occur when the estimated value of the goodwill falls significantly below its recorded value. This analysis is based on appropriate assumptions, including a discount rate that reflects the acquired entity's weighted average cost of capital.

EQUIPMENT AND FACILITIES

Equipment and facilities primarily consist of technology hardware and software, leasehold improvements, and owned facilities. Equipment and facilities are reported at historical cost, net of accumulated depreciation and amortization, except for land, which is reported at historical cost.

     Depreciation and amortization are computed using the straight-line method. Equipment is depreciated over its estimated useful life, while leasehold improvements are amortized over the lesser of the improvement's estimated economic useful life or the term of the lease. Maintenance and repair costs are expensed as incurred.

     Included in the Occupancy and related depreciation expense category was depreciation and amortization of $205 million, $190 million, and $167 million in 1999, 1998, and 1997, respectively. Depreciation and amortization recognized in the Communications and technology expense category was $513 million, $395 million, and $306 million for 1999, 1998, and 1997, respectively.

     In 1998, Merrill Lynch also began capitalizing certain costs incurred in the development of internal-use software (see Note 2). These amounts are amortized over the useful life of the developed software, generally not exceeding three years.

INCOME TAXES

ML & Co. and certain of its wholly owned subsidiaries file a consolidated U.S. federal income tax return.

     Merrill Lynch uses the asset and liability method in providing income taxes on all transactions that have been recognized in the Consolidated Financial Statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts are expected to be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

NOTE 2. OTHER SIGNIFICANT EVENTS
--------------------------------

ACCOUNTING CHANGES

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires capitalization of certain internal-use software development costs. The SOP was adopted early for 1998 and resulted in the capitalization of software development costs of $146 million in 1999 and $72 million in 1998.

66 Notes to Consolidated Financial Statements

     In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities, which requires that all start-up costs be expensed as incurred. Closed-end mutual fund distribution costs, previously deferred and amortized by Merrill Lynch over a four-year period, are required to be expensed under the SOP. The SOP was adopted early as of the beginning of 1998, and the impact of adoption was not material.

MERGERS, ACQUISITIONS, AND DIVESTITURES

In August 1998, Merrill Lynch acquired the outstanding shares of Midland Walwyn, a Canadian broker-dealer, in a share exchange. Each Midland Walwyn shareholder received either 0.24 shares of ML & Co. common stock or 0.24 exchangeable shares of Merrill Lynch & Co., Canada Ltd. for every Midland Walwyn share held (see
Note 8). The merger was accounted for as a pooling-of-interests; the Consolidated Financial Statements reflect the results of operations, financial position, changes in stockholders' equity, and cash flows as if the two companies had always been combined.

     During 1998, Merrill Lynch acquired Howard Johnson & Co., a U.S. employee benefits consulting firm and a majority interest in a non-U.S. investment bank in transactions accounted for as purchases. Aggregate consideration of $92 million was paid, and goodwill of $56 million was recorded in connection with these acquisitions. In addition, Merrill Lynch sold a U.S. residential real estate services subsidiary and a New York Stock Exchange specialist subsidiary, recognizing pre-tax gains totaling $138 million.

     At year-end 1997, Merrill Lynch recorded the acquisition of Mercury, a U.K.-based global asset manager. In 1998, approximately $5.3 billion in cash was paid as consideration. Goodwill of approximately $4.8 billion was recorded related to the acquisition. In 1997, Merrill Lynch also acquired a 401(k) service provider for $13 million, recognizing goodwill of $10 million.

     For acquisitions accounted for as purchases, the operating results of acquired companies are included in Merrill Lynch's results of operations commencing with the acquisition date.

PROVISION FOR COSTS RELATED TO STAFF REDUCTIONS

During the 1998 third quarter, Merrill Lynch recognized a $430 million provision for costs related to staff reductions ($288 million after-tax). The provision covered primarily severance costs, but also included costs to terminate long-term contracts and leases related to personnel reductions and resized businesses. The staff reduction program included reductions, through termination and attrition, of approximately 3,400 personnel, or about 5% of the global workforce.

     At December 31, 1999, the remaining liability was $54 million, which primarily represents remaining severance payments for personnel receiving periodic payments. All staff reductions were fully completed during 1999 and all severance payments will be completed in 2000.

NOTE 3. TRADING AND RELATED ACTIVITIES
--------------------------------------

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

                                   Notes to Consolidated Financial Statements 67

     Interest rate swap agreements used by Merrill Lynch include caps, collars, floors, basis swaps, and leveraged swaps. Interest rate caps and floors provide the purchaser protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where variable rates are received and paid, but are based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered
Rate). Merrill Lynch's exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.

Currency Risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Merrill Lynch's trading assets and liabilities include both cash instruments denominated in and derivatives linked to over 70 currencies, including the euro, Japanese yen, German mark, Swiss franc, British pound, and Italian lira. Currency forwards and options are commonly used to manage currency risk associated with these instruments. Currency swaps may also be used in situations where a long-dated forward market is not available or where the end-user needs a customized instrument to hedge a foreign currency cash flow stream. Typically, parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and exchange rate.

Equity Price Risk

Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. Instruments typically used by Merrill Lynch to manage equity price risk include equity options, warrants, and baskets of equity securities. Equity options, for example, can require the writer to purchase or sell a specified stock or to make a cash payment based on changes in the market price of that stock, basket of stocks, or stock index.

Credit Spread Risk

Credit spread risk arises from the possibility that changes in credit spreads will affect the value of financial instruments. Credit spreads represent the credit risk premiums required by market participants for a given credit quality, i.e., the additional yield that a debt instrument issued by a AA-rated entity must produce over a risk-free alternative (e.g., U.S. Treasury instrument). Certain instruments are used by Merrill Lynch to manage this type of risk. Swaps and options, for example, can be designed to mitigate losses due to changes in credit spreads, as well as the credit downgrade or default of the issuer. Credit risk resulting from default on counterparty obligations is discussed in the Credit Risk section.

Commodity Price and Other Risks

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

CREDIT RISK

Merrill Lynch is exposed to risk of loss if an issuer or a counter-party fails to perform its obligations under contractual terms and the collateral held, if any, is deemed worthless ("default risk"). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads was previously discussed in the Market Risk section.

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

68 Notes to Consolidated Financial Statements

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

Concentrations of Credit Risk

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

   At December 31, 1999, Merrill Lynch's most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure, which primarily results from trading asset and investment security positions in instruments issued by the U.S. Government and its agencies, amounted to $17.0 billion and $17.4 billion at December 31, 1999 and December 25, 1998, respectively. Merrill Lynch's indirect exposure results from maintaining U.S. Government and agencies securities as collateral for resale agreements and securities borrowed transactions. Merrill Lynch's direct credit exposure on these transactions is with the counterparty; thus Merrill Lynch has credit exposure to the U.S. Government and its agencies only in the event of the counterparty's default. Securities issued by the U.S. Government or its agencies held as collateral for resale agreements and securities borrowed transactions at December 31, 1999 and December 25, 1998 totaled $43.8 billion and $54.8 billion, respectively.

     At December 31, 1999, Merrill Lynch had concentrations of credit risk with other counterparties, including a corporate counterparty rated AAA by recognized credit rating agencies. Total unsecured exposure to this counterparty was $857 million, or 0.3% of total assets.

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

   The fair values of derivatives used in trading activities at year-end 1999 and 1998 follow:

--------------------------------------------------------------------------------
(in millions)
                             December 31, 1999        December 25, 1998
                           ---------------------      ----------------------
                             Assets  Liabilities        Assets   Liabilities
                           --------  -----------      --------   -----------
Swap agreements            $ 19,984     $ 24,204      $ 17,938      $ 19,747
Forward contracts             2,232        2,385         2,882         2,822
Options                       5,785        7,823         8,841        12,195
--------------------------------------------------------------------------------

   The following table presents the average fair values of Merrill Lynch's trading derivatives for 1999 and 1998, calculated using month-end balances:

--------------------------------------------------------------------------------
(in millions)
                                 Average Fair Value
                    ------------------------------------------------
                             1999                      1998
                    ---------------------      ---------------------
                      Assets  Liabilities        Assets  Liabilities
                    --------  -----------      --------  -----------
Swap agreements     $ 16,724     $ 20,575      $ 19,096     $ 17,272
Forward contracts      2,030        2,127         3,227        3,178
Options                7,358        8,333         8,551       11,420
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

   The notional or contractual amounts of derivatives used for trading purposes by type of risk follow:



                                   Notes to Consolidated Financial Statements 69

--------------------------------------------------------------------------------
(in billions)

                                              RISK
                      ----------------------------------------------------------
                      INTEREST                        EQUITY       COMMODITY
                          RATE(1)(2)   CURRENCY(3)     PRICE       AND OTHER
                      --------------   -----------    ------       ---------
DECEMBER 31, 1999
Swap agreements         $ 2,470          $ 175          $ 27          $ 3
Forward contracts            94            153             3            1
Futures contracts           224              3            12            3
Options purchased           216            102            53            2
Options written             270             71            53            4

DECEMBER 25, 1998
Swap agreements         $ 2,006          $ 170          $ 19          $ 5
Forward contracts            62            229             -            6
Futures contracts           184              2            10            3
Options purchased           254             93            71            4
Options written             192             96            58            6
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

   Most of Merrill Lynch's trading derivative transactions are relatively short-term in duration with a weighted-average maturity of approximately 2.9 years at December 31, 1999 and December 25, 1998. For trading derivatives outstanding at December 31, 1999, the following table presents the notional or contractual amounts of derivatives expiring in future years based on contractual expiration:

--------------------------------------------------------------------------------
(in billions)
                                                             After
                          2000     2001     2002    2003      2003    Total
                      --------    -----    -----   -----   -------  -------
Swap agreements       $    657    $ 373    $ 325   $ 243   $ 1,077  $ 2,675
Forward contracts          221       27        -       -         3      251
Futures contracts           91       48       32      33        38      242
Options purchased          249       18       19      12        75      373
Options written            268       33       24      16        57      398
                      --------    -----    -----   -----   -------  -------
Total                 $  1,486    $ 499    $ 400   $ 304   $ 1,250  $ 3,939
                      ========    =====    =====   =====   =======  =======
--------------------------------------------------------------------------------

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

   Merrill Lynch enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent ("master netting agreements") with each of its counterparties, whenever possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

   To reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. At December 31, 1999, such collateral amounted to $4.2 billion. In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract. See Management's Discussion and Analysis (unaudited) - Risk Management - Credit Risk for further information on credit risk related to derivatives.

SECURITIES FINANCING TRANSACTIONS

Merrill Lynch enters into secured borrowing and lending transactions to finance trading inventory positions, obtain securities for settlement, and to meet customers' needs (see Management's Discussion and Analysis (unaudited) - Balance Sheet for further information). Outstanding receivables and payables under resale and repurchase agreements and securities borrowed and loaned transactions at year-end 1999 and 1998 are as follows:


--------------------------------------------------------------------------------
(in millions)
                                                  1999       1998
                                              --------   --------
RECEIVABLES UNDER:
  Resale agreements                           $ 58,034   $ 50,188
  Securities borrowed transactions              41,707     37,525
                                              --------   --------
  Total                                       $ 99,741   $ 87,713
                                              ========   ========
--------------------------------------------------------------------------------
PAYABLES UNDER:
  Repurchase agreements                       $ 64,954   $ 59,501
  Securities loaned transactions                 6,624      7,626
                                              --------   --------
  Total                                       $ 71,578   $ 67,127
                                              ========   ========
--------------------------------------------------------------------------------

   Under these agreements and transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. When providing collateral for these transactions, Merrill Lynch delivers its own securities, securities borrowed from counterparties, and securities owned by customers collateralizing margin loans and other obligations. The market value of securities owned by Merrill Lynch that have been loaned or pledged to counterparties as collateral for obligations of Merrill Lynch, primarily related to repurchase agreements, were

70 Notes to Consolidated Financial Statements

$31,731 million and $35,762 million at December 31, 1999 and December 25, 1998, respectively.

   Merrill Lynch hedges interest rate risk exposures on long-dated resale and repurchase agreements (see Note 6).

NOTE 4. INVESTMENTS
-------------------

Merrill Lynch has several broad categories of investments on its Consolidated Balance Sheets, including Marketable investment securities, Investments of insurance subsidiaries, and Other investments.

   Marketable investment securities consist of highly liquid debt and equity securities, including those held for liquidity management purposes and those held by a subsidiary for credit rating agency purposes. Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Other investments consist of equity and debt securities, including those acquired in connection with merchant banking activities. Certain merchant banking investments are subject to restrictions that may limit Merrill Lynch's ability to realize its investment until such restrictions expire.

   Marketable investment securities and certain investments of insurance subsidiaries and other investments are classified as available-for-sale, held-to-maturity, or trading as described in Note 1. Investment securities reported on the Consolidated Balance Sheets at December 31, 1999 and December 25, 1998 are as follows:

--------------------------------------------------------------------------------
(in millions)

                                                          1999             1998
                                                       -------          -------
MARKETABLE INVESTMENT SECURITIES
  Available-for-sale                                   $ 9,484          $ 4,070
  Held-to-maturity                                         362              354
  Trading                                                  299              181
                                                       -------          -------
  Total                                                $10,145          $ 4,605
                                                       =======          =======
--------------------------------------------------------------------------------
INVESTMENTS OF INSURANCE SUBSIDIARIES
  Available-for-sale                                   $ 2,499          $ 2,917
  Trading                                                   22               17
  Non-qualifying(1)(2)                                   1,576            1,551
                                                       -------          -------
  Total                                                $ 4,097          $ 4,485
                                                       =======          =======
--------------------------------------------------------------------------------
OTHER INVESTMENTS
  Available-for-sale                                   $   494          $   435
  Held-to-maturity                                         312              290
  Non-qualifying(1)(3)                                   2,604            1,865
                                                       -------          -------
  Total                                                $ 3,410          $ 2,590
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


   Information regarding investment securities subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, follows:

------------------------------------------------------------------------------------------------------------------------------------
(in millions)
                                                            December 31, 1999                          December 25, 1998
                                          ------------------------------------------------------------------------------------------
                                              Cost/        Gross       Gross  Estimated      Cost/      Gross       Gross  Estimated
                                          Amortized   Unrealized  Unrealized       Fair  Amortized Unrealized  Unrealized      Fair
                                               Cost        Gains      Losses      Value       Cost      Gains      Losses     Value
                                          ---------   ----------  ----------  ---------  --------- ----------  ----------  ---------
AVAILABLE-FOR-SALE
  Corporate debt                          $   4,976   $       10  $    (178)  $   4,808  $   2,771  $      61  $     (31)  $   2,801
  U.S.Government and agencies                   974            1        (18)        957        658          7         (1)        664
  Municipals                                  2,120            7         (5)      2,122      1,721         15        (13)      1,723
  Mortgage-backed securities                  3,808           16        (26)      3,798      1,572         18         (2)      1,588
  Other debt securities                         293            -         (6)        287        183          1         (4)        180
                                          ---------   ----------  ----------  ---------  --------- ----------  ----------  ---------
  Total debt securities                      12,171           34       (233)     11,972      6,905        102        (51)      6,956
  Equity securities                             528           12        (35)        505        447         26         (7)        466
                                          ---------   ----------  ----------  ---------  --------- ----------  ----------  ---------
  Total                                   $  12,699   $       46  $    (268)  $  12,477  $   7,352 $      128  $     (58)  $   7,422
                                          =========   ==========  ==========  =========  ========= ==========  ==========  =========
------------------------------------------------------------------------------------------------------------------------------------
(in millions)
                                                            December 31, 1999                          December 25, 1998
                                          ------------------------------------------------------------------------------------------
                                              Cost/        Gross       Gross  Estimated      Cost/      Gross       Gross  Estimated
                                          Amortized   Unrealized  Unrealized       Fair  Amortized Unrealized  Unrealized       Fair
                                               Cost        Gains      Losses      Value       Cost      Gains      Losses      Value
                                          ---------   ----------  ----------  ---------  --------- ----------  ----------  ---------
HELD-TO-MATURITY
  Corporate debt                          $       -   $        -  $       -   $       -  $      38  $       1  $       -   $      39
  U.S.Government and agencies                   405           17          -         422        263         29          -         292
  Municipals                                     66           12        (51)         27        144         64         (2)        206
  Mortgage-backed securities                     68            -         (1)         67         87          -          -          87
  Other debt securities                         135            -          -         135        112          -         (2)        110
                                          ---------   ----------  ----------  ---------  --------- ----------  ----------  ---------
  Total                                   $     674   $       29  $     (52)  $     651  $     644  $      94  $      (4)  $     734
                                          =========   ==========  ==========  =========  ========= ==========  ==========  =========
------------------------------------------------------------------------------------------------------------------------------------

                                   Notes to Consolidated Financial Statements 71

    The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, for available-for-sale and held-to-maturity investments follow:

--------------------------------------------------------------------------------
(in millions)
                                   Available-for-Sale        Held-to-Maturity
                                ----------------------    ----------------------
                                             Estimated                 Estimated
                                Amortized         Fair    Amortized         Fair
                                     Cost        Value         Cost        Value
                                ---------    ---------    ---------    ---------
Due in one year
   or less                        $ 2,807      $ 2,807      $   231      $   231
Due after one year
   through five years               1,846        1,816          197          205
Due after five years
   through ten years                1,003          962           29           11
Due after ten years                 2,707        2,589          149          137
                                ---------    ---------    ---------    ---------
                                    8,363        8,174          606          584
Mortgage-backed
  securities                        3,808        3,798           68           67
                                ---------    ---------    ---------    ---------
Total(1)                          $12,171      $11,972      $   674      $   651
                                =========    =========    =========    =========
--------------------------------------------------------------------------------
(1) Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.



    The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

--------------------------------------------------------------------------------
(in millions)
                                             1999           1998           1997
                                          -------        -------        -------
Proceeds                                  $ 3,071        $ 3,426        $ 2,198
Gross realized gains                           22             74             27
Gross realized losses                         (28)           (27)           (11)
--------------------------------------------------------------------------------

     Net unrealized gains (losses) from investment securities classified as trading included in the 1999, 1998, and 1997 Consolidated Statements of Earnings were $46 million, $6 million, and $(21) million, respectively.

     Merrill Lynch hedges interest rate risk exposures on certain investments (see Note 6 for further information).



NOTE 5. BORROWINGS
------------------

Merrill Lynch issues U.S. and non-U.S. dollar-denominated debt instruments with both variable and fixed interest rates, primarily at the ML & Co. level. These borrowing activities may create exposure to market risk, most notably interest rate and currency risk. Merrill Lynch typically uses derivatives to better match the interest rate and currency characteristics of assets and liabilities, thereby reducing risk exposures. Derivatives used most frequently include swap agreements that:

     . convert fixed-rate interest payments into variable payments, . change the underlying interest rate basis or reset frequency, and . convert non-U.S. dollar payments into U.S. dollars.

    Merrill Lynch also issues debt whose repayment terms are linked to the performance of an equity or other index (e.g., S&P 500), basket of securities, or an individual security. The contingent components of these indexed debt obligations are hedged with derivatives (see Note 6 for further information).

    Borrowings at December 31, 1999 and December 25, 1998 are presented below:

--------------------------------------------------------------------------------
(in millions)
                                                           1999            1998
                                                        -------         -------
COMMERCIAL PAPER AND OTHER
  SHORT-TERM BORROWINGS
  Commercial paper                                      $24,198         $16,758
  Other                                                   1,397           1,921
                                                        -------         -------
  Total                                                 $25,595         $18,679
                                                        =======         =======
--------------------------------------------------------------------------------
DEMAND AND TIME DEPOSITS
  Demand                                                $ 3,498         $ 3,171
  Time                                                   14,104           9,290
                                                        -------         -------
  Total                                                 $17,602         $12,461
                                                        =======         =======
--------------------------------------------------------------------------------
LONG-TERM BORROWINGS
  Fixed-rate obligations:(1)
    U.S.dollar-denominated                              $13,150         $12,595
    Non-U.S. dollar-denominated                           1,287           1,189
  Variable-rate obligations:(2)(3)
    U.S.dollar-denominated                                3,338           4,077
    Non-U.S.dollar-denominated                            1,918           1,303
  Medium-term notes:(3)(4)
    U.S.dollar-denominated                               22,166          24,916
    Non-U.S.dollar-denominated                           11,606          13,483
                                                        -------         -------
  Total                                                 $53,465         $57,563
                                                        =======         =======
--------------------------------------------------------------------------------
(1) At December 31, 1999, U.S.dollar-denominated fixed-rate obligations are due between 2000 and 2028 at interest rates ranging from 6.0% to 8.4%;
     non-U.S. dollar-denominated fixed-rate obligations are due between 2000 and 2002 at interest rates ranging from 2.6% to 9.3%.
(2) Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(3)  Included are various equity-linked or other indexed instruments.
(4) The medium-term note program provides for issuances that may bear fixed or variable interest rates and may have maturities that range from nine months to 30 years from the date of issue.


    Long-term borrowings at December 31, 1999, based on their contractual terms, mature as follows:

--------------------------------------------------------------------------------
(in millions)

2000                                                                   $ 8,448
2001                                                                     9,280
2002                                                                     7,971
2003                                                                     5,825
2004                                                                     3,549
2005 and thereafter                                                     18,392
                                                                       -------
Total                                                                  $53,465
                                                                       =======
--------------------------------------------------------------------------------


    Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity.


72 Notes to Consolidated Financial Statements

Management believes, however, that a significant portion of such borrowings will remain outstanding beyond their earliest redemption date.

    The effective weighted-average interest rates for borrowings, which include the impact of hedges, at December 31, 1999 and December 25, 1998 were:
--------------------------------------------------------------------------------

                                        1999              1998
                                        ----              ----
COMMERCIAL PAPER AND OTHER
  SHORT-TERM BORROWINGS                 5.94%             5.28%
DEMAND AND TIME DEPOSITS                4.34              4.54
LONG-TERM BORROWINGS
  Fixed-rate obligations                6.90              6.69
  Variable-rate obligations             6.14              5.46
  Medium-term notes                     6.21              5.52

--------------------------------------------------------------------------------

    Subsequent to year-end 1999 and through February 25, 2000, long-term borrowings, net of repayments and repurchases, decreased approximately $505 million.

Borrowing Facilities

Merrill Lynch has obtained a committed, senior unsecured revolving credit facility aggregating $8 billion under an agreement with a bank. The agreement contains covenants requiring, among other things, that Merrill Lynch maintain specified levels of net worth, as defined in the agreement, on the date of an advance. At December 31, 1999, this credit facility was not drawn upon.

    The credit quality, amounts, and terms of this credit facility are continually monitored and modified as warranted by business conditions. Under the existing agreement, the credit facility will mature in May 2000. At maturity, Merrill Lynch may convert amounts borrowed, if any, into term loans that would mature in two years.



NOTE 6. FAIR VALUE INFORMATION AND NON-TRADING DERIVATIVES
----------------------------------------------------------

FAIR VALUE INFORMATION

The following information is presented to help the reader gain an understanding of the relationship between the amounts reported in Merrill Lynch's financial statements and the related fair values. Specific accounting policies are discussed in Note 1.

    At December 31, 1999, $299 billion or 91% of Merrill Lynch's total assets and $229 billion or 73% of Merrill Lynch's total liabilities were carried at fair value or at amounts that approximate fair value. At December 25, 1998, $276 billion, or 92%, of Merrill Lynch's total assets and $204 billion, or 71%, of Merrill Lynch's liabilities were carried at fair value or at amounts that approximate such values. Financial instruments that are carried at fair value include cash and cash equivalents, cash segregated for regulatory purposes or deposited with clearing organizations, trading assets and liabilities, available-for-sale and trading securities included in marketable investment securities, certain investments of insurance subsidiaries, and certain other investments. (See Notes 3 and 4 for information related to these instruments).

    Financial instruments recorded at amounts that approximate fair value include most receivables under resale agreements and securities borrowed transactions, receivables, payables under repurchase agreements and securities loaned, commercial paper and other short-term borrowings, demand deposits, and other payables. The fair value of these items is not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and/or their variable interest rates.

    The following table shows financial instruments with carrying values that differ from their fair values.

--------------------------------------------------------------------------------
(in millions)
                                              Assets            Liabilities
                                        ------------------  ------------------
                                        Carrying      Fair  Carrying      Fair
                                           Value     Value     Value     Value
                                        --------   -------  --------   -------
DECEMBER 31, 1999
Held-to-maturity
  investments                            $   674   $   651
Merchant banking and
  other financial instruments(1)           2,605     2,917
Loans,notes,and mortgages                 11,187    11,211
Long-term borrowings                                         $53,465   $53,063
Non-trading derivatives                    1,220     1,514     2,191     2,669
--------------------------------------------------------------------------------
DECEMBER 25, 1998
Held-to-maturity
    investments                          $   644   $   734
Merchant banking and other
  financial instruments(1)                 1,834     1,891
Loans,notes,and mortgages                  7,687     7,712
Long-term borrowings                                         $57,563   $58,237
Non-trading derivatives                    1,429     2,725       794     1,269
--------------------------------------------------------------------------------
(1) Merchant banking equity investments are non-qualifying for SFAS No. 115 purposes.


    Fair value for merchant banking equity investments, including partnership interests (included in Other investments on the Consolidated Balance Sheets), is estimated using a number of methods, including earnings multiples, cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., consent of other investors) that may limit Merrill Lynch's ability to realize currently the estimated fair value. Accordingly, Merrill Lynch's current estimate of fair value and the ultimate realization on these instruments may differ. Included in merchant banking and other financial instruments in the previous table is Merrill Lynch's investment in Long Term Capital Portfolio, L.P. ("LTCP"). In 1998, in conjunction with 13 other



                                   Notes to Consolidated Financial Statements 73
financial institutions, Merrill Lynch made a $300 million capital infusion to LTCP, a hedge fund significantly affected by the 1998 third quarter market turmoil. At December 31, 1999, this investment has been substantially repaid.

     In addition to investments noted in the previous table, Merrill Lynch also holds a passive minority interest in Bloomberg, L.P., a privately held limited partnership that provides information services to financial institutions. The fair value of the investment is not readily determinable as of December 31, 1999. Management believes, however, that the fair value of this instrument may significantly exceed its carrying value of $28 million.

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

     The fair values of long-term borrowings and related hedges are estimated using current market prices and pricing models.

     The fair value of outstanding third party guarantees was $41 million and $54 million at December 31, 1999 and December 25, 1998, respectively.

NON-TRADING DERIVATIVES

The notional or contractual amounts of non-trading derivatives used to hedge market risk exposures on non-trading assets and liabilities at December 31, 1999 and December 25, 1998 follow:

--------------------------------------------------------------------------------
(in billions)
                                          1999            1998
                                          ----            ----
Borrowings:
   Interest rate risk(1)                  $ 44            $ 54
   Currency risk                             1               -
   Equity risk                               3               1
Investment securities(2)                    11               6
Resale and repurchase agreements(2)          6               8
Customer loans(2)                            6               2
Investments in non-U.S.subsidiaries(3)       3               4
Other                                        3               4
--------------------------------------------------------------------------------
(1) Includes $10 billion and $12 billion of instruments which also contain currency risk and $4 billion and $1 billion of instruments that also contain equity risk at year-end 1999 and 1998, respectively.
(2)  Primarily hedging interest rate risk.
(3)  Hedging currency risk.

    The combined fair value of hedged items and related derivative hedges approximates their combined carrying value at year-end 1999 and 1998. Most of these derivatives are entered into with Merrill Lynch's derivative dealer subsidiaries, which hedge interest rate, currency, and equity risks in the normal course of their trading activities.



NOTE 7. PREFERRED SECURITIES ISSUED BY SUBSIDIARIES
---------------------------------------------------

Preferred securities issued by subsidiaries, which represent preferred minority interests in consolidated subsidiaries, primarily consist of perpetual trust-issued preferred securities.

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

--------------------------------------------------------------------------------
(in millions)

                Annual                     Optional
          Distribution            Issue  Redemption  Liquidation
TOPrS             Rate             Date        Date        Value
-----     ------------        ---------  ----------  -----------
I                 7.75%       Dec. 1996   Dec. 2006      $   275
II                8.00        Feb. 1997   Mar. 2007          300
III               7.00        Jan. 1998   Mar. 2008          750
IV                7.12        Jun. 1998   Jun. 2008          400
V                 7.28        Nov. 1998   Sep. 2008          850
Other(1)          2.70        Jul. 1999   Jun. 2004           98
                                                         -------
                                                         $ 2,673
                                                         =======
-------------------------------------------------------------------------------
(1) Represents Yen-denominated TOPrS issued by Merrill Lynch Yen TOPrS Trust I.


    In addition, $52 million of preferred securities of other subsidiaries were outstanding at year-end 1999 and 1998.

74 Notes to Consolidated Financial Statements

NOTE 8. STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE
---------------------------------------------------

PREFERRED EQUITY

ML & Co. is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class that have equal rank and priority over common stockholders as to dividends and in the event of liquidation.

9% Cumulative Preferred Stock, Series A

ML & Co. has issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, liquidation preference value of $10,000 per share ("9% Preferred Stock"). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425 million, all of which was outstanding at year-end 1999, 1998, and 1997.

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

Remarketed Preferred(Service Mark) Stock, Series C

During 1997, all outstanding shares of Remarketed Preferred Stock, Series C were redeemed. Dividend rates in effect prior to redemption ranged from 3.80% to 4.15% per annum.

COMMON STOCK

In 1999, ML & Co. issued 54,601 shares of common stock to certain non-U.S. employees in connection with an employee incentive plan grant, thereby increasing issued shares to 472,714,925.

     In 1998, stockholders approved the proposal to amend ML & Co.'s certificate of incorporation to increase the authorized number of shares of common stock from 500 million to 1 billion.

     In 1997, the Board of Directors declared a two-for-one common stock split effected in the form of a 100% stock dividend. The par value of the common stock remained at $1.33 1/3 per share. Accordingly, a transfer from paid-in capital to common stock of $315 million was made to preserve the par value of the post-split shares. All share and per share data have been restated for the effect of the split. Dividends paid on common stock were $1.05, $.92, and $.75 per share in 1999, 1998, and 1997, respectively.

     The following table summarizes the activity in outstanding common stock for 1999, 1998, and 1997:
--------------------------------------------------------------------------------

                                           1999            1998            1997
                                   ------------    ------------    ------------
BEGINNING OF YEAR
   Issued                           472,660,324     472,660,324     472,660,324
   Shares in treasury              (116,376,259)   (133,400,971)   (137,234,132)
   ESOP reversion shares                      -               -      (3,077,556)
                                   ------------    ------------    ------------
   Outstanding                      356,284,065     339,259,353     332,348,636
                                   ------------    ------------    ------------
ACTIVITY
   Common stock issued                   54,601               -               -
   Shares purchased                           -               -     (13,301,100)
   Shares issued from treasury:
     To employees(1)(2)              10,930,248      16,291,477      20,211,817
     Share exchanges                    496,416         325,459               -
     Acquisition                              -         407,776               -
                                   ------------    ------------    ------------
   Net activity                      11,481,265      17,024,712       6,910,717
                                   ------------    ------------    ------------
END OF YEAR
   Issued                           472,714,925     472,660,324     472,660,324
   Shares in treasury              (104,949,595)   (116,376,259)   (133,400,971)
                                   ------------    ------------    ------------
   Outstanding                      367,765,330     356,284,065     339,259,353
                                   ============    ============    ============
--------------------------------------------------------------------------------
(1) Net of reacquisitions from employees of 177,066, 348,466, and 440,016 in 1999, 1998, and 1997, respectively.
(2) See Note 11 for a description of employee incentive plans.



SHARES EXCHANGEABLE INTO COMMON STOCK

In 1998, Merrill Lynch & Co., Canada Ltd. issued 4,831,224 Exchangeable Shares in connection with Merrill Lynch's merger with Midland Walwyn (see Note 2). Holders of Exchangeable Shares have dividend, voting, and other rights equivalent to those of ML & Co. common stockholders. Exchangeable Shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for ML & Co. common stock. Merrill Lynch may redeem all outstanding Exchangeable Shares for ML & Co. common stock after January 31, 2011, or earlier under certain circumstances.

    During 1999 and 1998, 496,416 and 325,459 Exchangeable Shares, respectively, were converted to ML & Co. common stock. At year-end 1999, 4,009,349 Exchangeable Shares were outstanding, compared with 4,505,765 at year-end 1998.

ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive loss represents net cumulative gains and losses on items that are not reflected in earnings. The components at December 31, 1999 and December 25, 1998 are as follows:


                                   Notes to Consolidated Financial Statements 75

--------------------------------------------------------------------------------
(in millions)

                                                              1999         1998
                                                             -----        -----
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
  Unrealized losses,net of gains                             $(357)       $(241)
  Income taxes                                                  55          103
                                                             -----        -----
  Total                                                       (302)        (138)
                                                             -----        -----

UNREALIZED GAINS (LOSSES) ON INVESTMENT
  SECURITIES AVAILABLE-FOR-SALE
  Net unrealized gains (losses)                               (167)          56
  Adjustments for:
    Policyholder liabilities                                    (3)         (38)
    Deferred policy acquisition costs                           35            -
    Income taxes                                                48           (2)
                                                             -----        -----
  Total                                                        (87)          16
                                                             -----        -----
TOTAL ACCUMULATED OTHER COMPREHENSIVE LOSS                   $(389)       $(122)
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

     If, after the Rights have been distributed, either the acquiring party holds 15% or more of ML & Co.'s outstanding shares or ML & Co. is a party to a business combination or other specifically defined transaction, each Right (other than those held by the acquiring party) will entitle the holder to receive, upon exercise, a Unit of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the Right. The Rights expire in 2007, and are redeemable at the option of a majority of the directors of ML & Co. at $.01 per Right at any time until the tenth day following an announcement of the acquisition of 15% or more of ML & Co.'s common stock.

EARNINGS PER SHARE

Basic earnings per share ("EPS") is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

--------------------------------------------------------------------------------
(in millions)
                                                  1999         1998         1997
                                                ------       ------       ------
Net earnings                                    $2,618       $1,259       $1,935
Preferred stock dividends                           38           39           39
                                                ------       ------       ------
Net earnings applicable to
  common stockholders                           $2,580       $1,220       $1,896
                                                ======       ======       ======
--------------------------------------------------------------------------------
(shares in thousands)

Weighted-average shares
  outstanding (basic shares)(1)                368,718      355,589      340,096
                                               -------      -------      -------
Effect of dilutive instruments(2)
  Employee stock options                        27,850       29,184       29,748
  FCCAAP shares                                 15,947       16,548       20,574
  Restricted units                               5,569        4,895        5,258
  ESPP shares                                       47           46           45
  Convertible debt                                   -            -          134
                                               -------      -------      -------
  Dilutive potential common shares              49,413       50,673       55,759
                                               -------      -------      -------
Diluted shares(3)                              418,131      406,262      395,855
                                               =======      =======      =======
--------------------------------------------------------------------------------
Basic EPS                                        $7.00        $3.43        $5.57
Diluted EPS                                       6.17         3.00         4.79
--------------------------------------------------------------------------------
(1) Includes shares exchangeable into common stock.
(2) See Note 11 for a description of these instruments and issuances subsequent to December 31, 1999.
(3) At year-end 1999, 1998, and 1997, there were 1,575, 486, and 7 instruments, respectively, that were considered antidilutive and thus were not included in the above calculations.


NOTE 9. COMMITMENTS AND CONTINGENCIES
-------------------------------------

LITIGATION

At December 31, 1999, Merrill Lynch has been named as parties in various actions, some of which involve claims for substantial amounts. Although the results of legal actions cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on Merrill Lynch's financial condition; however, such resolution could have a material adverse impact on quarterly operating results in future periods, depending in part on the results for such periods.

LENDING AND GUARANTEES

Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with certain merchant banking and loan syndication transactions. Customers may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. Merrill Lynch also issues various guarantees to counterparties in connection with certain leasing, securitization, and other transactions. These commit-


76 Notes to Consolidated Financial Statements ments and guarantees usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon or guarantees are issued, Merrill Lynch may require the counterparty to post collateral depending upon creditworthiness and market conditions.

    The contractual amounts of these commitments and guarantees represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of the existing collateral become worthless. The total amount of outstanding commitments and guarantees may not represent future cash requirements, as commitments and guarantees may expire without being drawn upon.

    At December 31, 1999 and December 25, 1998, Merrill Lynch had the following commitments and guarantees:


--------------------------------------------------------------------------------
(in millions)
                                                              1999          1998
                                                              ----          ----
Commitments to extend credit                              $ 14,871      $ 15,937
Third party guarantees                                       1,739        17,842
--------------------------------------------------------------------------------


LEASES

Merrill Lynch has entered into various noncancelable long-term lease agreements for premises that expire through 2025. Merrill Lynch has also entered into various noncancelable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

    At December 31, 1999, future noncancelable minimum rental commitments under leases with remaining terms exceeding one year are as follows:


--------------------------------------------------------------------------------
(in millions)
                                            WFC(1)          Other          Total
                                            ------         ------         ------
2000                                        $  144         $  346         $  490
2001                                           145            313            458
2002                                           150            272            422
2003                                           158            217            375
2004                                           179            176            355
2005 and thereafter                          1,564            671          2,235
                                            ------         ------         ------
Total                                       $2,340         $1,995         $4,335
                                            ======         ======         ======
--------------------------------------------------------------------------------
(1) World Financial Center Headquarters.

    The minimum rental commitments shown above have not been reduced by $674 million of minimum sublease rentals to be received in the future under noncancelable subleases. Certain leases contain renewal or purchase options or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

    Net rent expense for each of the last three years is presented below:


--------------------------------------------------------------------------------
(in millions)
                                                   1999        1998        1997
                                                  -----       -----       -----
Rent expense                                      $ 585       $ 537       $ 468
Sublease revenue                                   (101)       (112)       (104)
                                                  -----       -----       -----
Net rent expense                                  $ 484       $ 425       $ 364
                                                  =====       =====       =====
--------------------------------------------------------------------------------

OTHER COMMITMENTS

In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of December 31, 1999, would not have a material effect on the consolidated financial condition of Merrill Lynch.

    In connection with trading activities, Merrill Lynch had commitments at December 31, 1999 and December 25, 1998 to enter into resale and repurchase agreements as follows:


--------------------------------------------------------------------------------
(in millions)
                                                                 1999       1998
                                                              -------    -------
Resale agreements                                             $   850    $ 5,392
Repurchase agreements                                           1,624      4,456
--------------------------------------------------------------------------------

    Merrill Lynch also obtains letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing cash or securities collateral. Letters of credit aggregated $2,585 million and $2,222 million at December 31, 1999 and December 25, 1998, respectively.

    In connection with merchant banking activities, Merrill Lynch has committed to purchase $252 million and $369 million of partnership interests at December 31, 1999 and December 25, 1998, respectively.

    Merrill Lynch has entered into agreements with providers of market data, communications, and systems consulting services. At December 31, 1999, minimum fee commitments over the remaining life of these agreements aggregated $223 million.


NOTE 10. EMPLOYEE BENEFIT PLANS
-------------------------------

Merrill Lynch provides retirement and other postemployment benefits to its employees worldwide through defined contribution and defined benefit pension plans and other postretirement benefit plans. Merrill Lynch reserves the right to amend or terminate these plans at any time.

    In 1999, Merrill Lynch changed its measurement date for both its defined benefit pension and other postretirement benefit plans from year-end to September quarter-end. Prior period information has not been restated since the impact of the change is not material.



                                   Notes to Consolidated Financial Statements 77

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

    Merrill Lynch credited a participant's account and recorded pension expense under the Retirement Program based on years of service and eligible compensation. This expense is funded by quarterly allocations of Leveraged and Reversion Shares and, when necessary, cash, to participants' accounts based on a specified formula. Leveraged and Reversion Shares are released in accordance with the terms of the ESOP. Reversion Shares were allocated to participants' accounts over a period of eight years, ending in 1997. Leveraged Shares were allocated to participants' accounts as principal was repaid on the loan to the ESOP, which matured in 1999. Principal and interest on the loan were payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions. At December 31, 1999, all Reversion and Leveraged Shares had been allocated.

    Additional information on ESOP activity follows:


--------------------------------------------------------------------------------
(in millions)
                                                    1999        1998        1997
                                                    ----        ----        ----
Compensation costs funded
  with ESOP shares                                  $ 49        $ 49       $ 193
Dividends used for debt service(1)                     2           7           7
--------------------------------------------------------------------------------
(1) Dividends on all Leveraged Shares were used for debt service on the ESOP loan through April 1, 1999. Dividends on unallocated Leveraged Shares only were used for this purpose through the end of the 1999 third quarter, when the loan was repaid.

    Employees can participate in the 401K by contributing, on a tax-deferred basis, up to 15% of their eligible compensation, but not more than the maximum annual amount allowed by law. Merrill Lynch's contributions are equal to one-half of the first 4% of each participant's eligible compensation contributed to the 401K, up to a maximum of fifteen hundred dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants (see Note 11).

     Merrill Lynch also sponsors various non-U.S. defined contribution plans. The costs of benefits under the RAP, 401K, and non-U.S. plans are expensed during the related service period.


DEFINED BENEFIT PENSION PLANS

Merrill Lynch has purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). At year-end 1999 and 1998, a substantial portion of the assets supporting the annuity contract was invested in U.S. Government and agencies securities. Merrill Lynch, under a supplemental agreement, may be responsible for, or benefit from, actuarial experience and investment performance of the annuity assets. Merrill Lynch also maintains supplemental defined benefit plans for certain U.S. employees.

     Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee's eligible compensation during the final years of employment. Merrill Lynch's funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

     The following table provides a summary of the changes in the plans' benefit obligations, assets, and funded status for the nine-month period ended September 24, 1999 and the year ended December 25, 1998 and the amounts recognized in the Consolidated Balance Sheets at year-end 1999 and 1998:

78 Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
(in millions)
                                                             1999          1998
                                                          -------       -------
PROJECTED BENEFIT OBLIGATIONS
  Balance, beginning of year                              $ 2,090       $ 1,928
  Service cost                                                 49            54
  Interest cost                                               114           122
  Net actuarial (gain) loss                                  (170)           55
  Benefits paid                                               (68)          (77)
  Other                                                       (28)            8
                                                          -------       -------
  Balance, end of period                                    1,987         2,090
                                                          -------       -------

FAIR VALUE OF PLAN ASSETS
  Balance, beginning of year                                2,410         2,151
  Actual return on plan assets                               (156)          282
  Contributions                                                55            46
  Benefits paid                                               (68)          (77)
  Other                                                       (25)            8
                                                          -------       -------
  Balance, end of period                                    2,216         2,410
                                                          -------       -------

FUNDED STATUS                                                 229           320
Unrecognized net actuarial gains                             (103)         (215)
Unrecognized prior service cost (benefit)                      (1)            3
Unrecognized net transition obligation                          2             2
Fourth quarter activity net                                    11             -
                                                          -------       -------
NET AMOUNT RECOGNIZED                                     $   138       $   110
                                                          =======       =======

Assets                                                    $   265       $   234
Liabilities                                                  (127)         (124)
                                                          -------       -------
NET AMOUNT RECOGNIZED                                     $   138       $   110
                                                          =======       =======
--------------------------------------------------------------------------------

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $119 million, $103 million, and $57 million, respectively, as of September 24, 1999, and $111 million, $96 million, and $50 million, respectively, as of December 25, 1998. These plans primarily represent U.S. supplemental plans not subject to ERISA or non-U.S. plans where funding strategies vary due to legal requirements and local practices.

    The actuarial assumptions used in calculating the projected benefit obligation at September 24, 1999 and December 25, 1998 are as follows:

--------------------------------------------------------------------------------
                                                           1999            1998
                                                           ----            ----
Discount rate                                               6.5%            5.5%
Rate of compensation increase                               4.0             5.7
Expected rate of return on plan assets                      6.7             6.2
--------------------------------------------------------------------------------


    Pension cost included the following components:


--------------------------------------------------------------------------------
(in millions)
                                                   1999        1998        1997
                                                  -----       -----       -----
DEFINED CONTRIBUTION PLAN COST                    $ 234       $ 177       $ 218
                                                  -----       -----       -----
DEFINED BENEFIT PLANS
  Service cost for benefits earned
    during the year                                  49          54          32
  Interest cost on projected
    benefits obligation                             114         122         109
  Expected return on plan assets                   (136)       (141)       (121)
  Deferral and amortization
    of unrecognized items                             -           7           -
                                                  -----       -----       -----
  Total defined benefit plan cost                    27          42          20
                                                  -----       -----       -----
TOTAL PENSION COST                                $ 261       $ 219       $ 238
                                                  =====       =====       =====
--------------------------------------------------------------------------------


POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Merrill Lynch provides health and life insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care component is contributory, with certain retiree contributions adjusted periodically; the life insurance component of the plan is noncontributory. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. At December 31, 1999, none of these plans had been funded.

    The following table provides a summary of the changes in the plans' benefit obligations, assets, and funded status for the nine-month period ended September 24, 1999 and the year-ended December 25, 1998, and the amounts recognized in the Consolidated Balance Sheets at year-end 1999 and 1998:

--------------------------------------------------------------------------------
(in millions)
                                                            1999           1998
                                                           -----          -----
ACCUMULATED BENEFIT OBLIGATIONS
  Balance, beginning of year                               $ 214          $ 211
  Service cost                                                 9              8
  Interest cost                                               14             13
  Net actuarial gain                                         (33)           (12)
  Benefits paid                                               (8)            (7)
  Other                                                       (2)             1
                                                           -----          -----
  Balance, end of period                                     194            214
                                                           -----          -----

FAIR VALUE OF PLAN ASSETS
  Balance, beginning of year                                   -              -
  Contributions                                                8              7
  Benefits paid                                               (8)            (7)
                                                           -----          -----
  Balance, end of period                                       -              -
                                                           -----          -----

FUNDED STATUS                                               (194)          (214)
Unrecognized net actuarial gain                              (37)            (3)
Unrecognized prior service cost                                -             (1)
Fourth quarter activity, net                                   2              -
                                                           -----          -----
ACCRUED BENEFIT LIABILITIES                                $(229)         $(218)
                                                           =====          =====
--------------------------------------------------------------------------------

                                   Notes to Consolidated Financial Statements 79

     The actuarial assumptions used in calculating the postretirement accumulated benefit obligations at September 24, 1999 and December 25, 1998 are as follows:

--------------------------------------------------------------------------------
                                                        1999               1998
                                                        ----               ----
Discount rate                                            7.5%               6.3%
Health care cost trend rates(1)
  Initial                                                8.4                7.0
  2012 and thereafter                                    5.0                5.5
--------------------------------------------------------------------------------
(1) Assumed to decrease gradually until 2012 and remain constant thereafter.


    Other postretirement benefits cost included the following components:

--------------------------------------------------------------------------------
(in millions)
                                                     1999      1998      1997
                                                     ----      ----      ----
Service cost                                         $  9      $  8      $  6
Interest cost                                          14        13        11
Other                                                  (4)        -         -
                                                     ----      ----      ----
Total other postretirement benefits cost             $ 19      $ 21      $ 17
                                                     ====      ====      ====
--------------------------------------------------------------------------------

    The assumed health care cost trend rate has a significant effect on the amounts reported for the health care plans. A one percent change in the assumed health care cost trend rate would have the following effects:

--------------------------------------------------------------------------------
(in millions)
                                              1% INCREASE         1% DECREASE
                                            ---------------     ---------------
                                            1999       1998     1999       1998
                                            ----       ----     ----       ----
Effect on:
  Other postretirement
    benefits cost                           $  5       $  4     $ (4)      $ (4)
  Accumulated benefit
    obligation                                29         35      (24)       (30)
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

    Merrill Lynch recognized $33 million, $439 million, and $30 million in 1999, 1998, and 1997, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $26 million, $424 million, and $18 million in 1999, 1998, and 1997, respectively. The severance costs for 1998 include amounts related to the staff reduction provision (see Note 2). Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 31, 1999 since future severance costs are not estimable.


NOTE 11. EMPLOYEE INCENTIVE PLANS
---------------------------------

To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase shares. The total compensation cost recognized in earnings for stock-based compensation plans for 1999, 1998, and 1997 was $463 million, $453 million, and $318 million, respectively. Merrill Lynch also sponsors deferred cash compensation plans for eligible employees.

LONG-TERM INCENTIVE COMPENSATION PLANS ("LTIC PLANS") AND EQUITY CAPITAL ACCUMULATION PLAN ("ECAP")

LTIC Plans and ECAP provide for grants of equity and equity-related instruments to certain employees. LTIC Plans provide for the issuance of Restricted Shares, Restricted Units, and Nonqualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Performance Options, Stock Appreciation Rights, and other securities of Merrill Lynch. ECAP provides for the issuance of Restricted Shares, as well as Performance Shares. As of December 31, 1999, no instruments other than Restricted Shares, Restricted Units, Nonqualified Stock Options, and Performance Options had been granted.

Restricted Shares and Units

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

    The activity for Restricted Shares and Units under these plans during 1999 and 1998 follows:

80 Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
                                      LTIC Plans             ECAP
                                -----------------------   ----------
                                Restricted   Restricted   Restricted
                                   Shares       Units       Shares
                                ----------   ----------   ----------
AUTHORIZED FOR ISSUANCE AT:
   December 31, 1999           240,000,000          N/A   52,400,000
   December 25, 1998           240,000,000          N/A   52,400,000
--------------------------------------------------------------------------------
AVAILABLE FOR ISSUANCE AT:(1)
   December 31, 1999            38,638,551          N/A    2,889,840
   December 25, 1998            69,342,410          N/A    2,985,313
--------------------------------------------------------------------------------
OUTSTANDING, END OF 1997         9,846,146    9,897,742    3,880,565
   Granted - 1998                4,389,218    4,641,545        6,443
   Paid, forfeited, or released
    from contingencies            (519,246)  (3,680,398)     (68,398)
                                ----------   ----------   ----------
OUTSTANDING, END OF 1998        13,716,118   10,858,889    3,818,610
   Granted - 1999                  181,785    5,012,283      207,900
   Paid, forfeited, or released
    from contingencies            (777,753)  (3,288,730)    (195,713)
                                ----------   ----------   ----------
OUTSTANDING, END OF 1999(2)     13,120,150   12,582,442    3,830,797
                                ==========   ==========   ==========
--------------------------------------------------------------------------------
(1)  Includes shares reserved for issuance upon the exercise of stock options.
(2) In February 2000, 100,836 and 6,774,239 Restricted Shares and Units under LTIC Plans, respectively, were granted to eligible employees.

     The weighted-average fair value per share or unit for 1999, 1998, and 1997 grants follows:

--------------------------------------------------------------------------------
                                      1999         1998         1997
                                   -------      -------      -------
LTIC Plans
  Restricted Shares                $ 75.80      $ 65.95      $ 46.31
  Restricted Units                   74.98        64.77        44.47
ECAP Restricted Shares               85.36        81.78        66.99
--------------------------------------------------------------------------------

     Merrill Lynch sponsors other plans similar to LTIC Plans in which restricted shares and units are granted to employees and non-employee directors. The accompanying table summarizes information related to restricted shares and units for these other plans:

--------------------------------------------------------------------------------
                                             Restricted   Restricted
                                                 Shares        Units
                                             ----------   ----------
AUTHORIZED FOR ISSUANCE AT:
  December 31, 1999                           6,300,000      400,000
  December 25, 1998                           6,300,000      400,000

OUTSTANDING AT:
  December 31, 1999                             269,909       37,936
  December 25, 1998                             316,823       40,051
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

     In 1999, Merrill Lynch granted performance options under the LTIC plan. These options vest based on Merrill Lynch's achievement of performance criteria over a period not exceeding nine years.

     At consummation of Merrill Lynch's merger with Midland Walwyn (see Note
2), each Midland Walwyn optionholder received 0.24 options on ML & Co. common stock, with the vesting period and contractual life identical to the terms of the original grant.

     The activity for Nonqualified Stock Options and Performance Options under LTIC Plans and Midland Walwyn options for 1999, 1998, and 1997 follows:

--------------------------------------------------------------------------------
                                                              Weighted-
                                              Options          Average
                                            Outstanding     Exercise Price
                                            -----------     --------------
OUTSTANDING, BEGINNING OF 1997              64,500,802        $ 16.84
Granted - 1997                              15,564,256          42.15
Exercised                                   (9,226,197)         12.46
Forfeited                                   (1,387,935)         31.25
                                            ----------
OUTSTANDING, END OF 1997                    69,450,926          22.78
Granted - 1998                              12,119,989          62.76
Exercised                                   (7,968,828)         15.82
Forfeited                                     (708,303)         44.88
                                            ----------
OUTSTANDING, END OF 1998                    72,893,784          29.97
Granted - 1999                              29,924,940          72.00
Exercised                                   (7,485,120)         17.90
Forfeited                                   (2,818,160)         63.89
                                            ----------
OUTSTANDING, END OF 1999(1)                 92,515,444          55.97
                                            ==========
--------------------------------------------------------------------------------

(1) In January 2000, 19,825,344 Nonqualified Stock Options were granted to eligible employees.

     At year-end 1999, 1998, and 1997, options exercisable were 41,784,354, 38,810,615, and 36,665,520, respectively.

     The table below summarizes information related to outstanding and exercisable options at year-end 1999.

------------------------------------------------------------------------------------------------------------------------------------
                                                           Options Outstanding                            Options Exercisable
                                     -------------------------------------------------------------   -------------------------------
                                                                 Weighted-         Weighted-                            Weighted-
                                                                  Average           Average                              Average
                                        Number                   Exercise          Remaining           Number           Exercise
Exercise Price                       Outstanding                   Price         Life (years)(1)    Exercisable           Price
---------------                      -----------                 ---------       ---------------    -----------         ---------
 $5.00 - $19.99                      22,870,268                  $ 13.57             2.88            22,870,268         $ 13.57
$20.00 - $39.99                      17,439,967                    25.37             5.42            12,300,933           24.49
$40.00 - $71.99                      23,898,079                    51.41             7.64             6,550,257           40.63
$72.00 - $89.99                      28,307,130                    72.55             9.20                62,896           89.53
------------------------------------------------------------------------------------------------------------------------------------

(1)  Based on original contractual life of ten years.


                                   Notes to Consolidated Financial Statements 81

     The weighted-average fair value of options granted in 1999, 1998, and 1997 was $24.78, $21.43, and $14.63 per option, respectively. Fair value is estimated as of the grant date based on a Black-Scholes option pricing model using the following weighted-average assumptions:

--------------------------------------------------------------------------------
                                              1999          1998           1997
                                            ------        ------         ------
Risk-free interest rate                      4.67%         5.81%          6.74%
Expected life                                5 yrs.        6 yrs.         6 yrs.
Expected volatility                         40.89%        28.10%         26.86%
Dividend yield                               1.33%         1.28%          1.47%
--------------------------------------------------------------------------------

     See Pro Forma Compensation Expense in the following Employee Stock Purchase Plans section for additional information.

EMPLOYEE STOCK PURCHASE PLANS ("ESPP")

ESPP plans allow eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co. common stock at a price generally equal to 85% of its fair market value. These purchases are made on four quarterly investment dates through payroll deductions. Up to 50,300,000 shares of common stock have been authorized for issuance under ESPP. The activity in ESPP during 1999, 1998, and 1997 follows:

--------------------------------------------------------------------------------
                                                 1999         1998         1997
                                            ---------    ---------    ---------
Available,beginning of year                 5,990,095    7,251,343    8,267,360
Authorized during year                              -            -      300,000
Purchased through plan                     (1,376,274)  (1,261,248)  (1,316,017)
                                            ---------    ---------    ---------
Available,end of year                       4,613,821    5,990,095    7,251,343
                                            =========    =========    =========
--------------------------------------------------------------------------------

     The weighted-average fair value of ESPP stock purchase rights exercised by employees in 1999, 1998, and 1997 was $12.50, $11.31, and $7.66 per right, respectively.

Pro Forma Compensation Expense

No compensation expense has been recognized for Merrill Lynch's grants of stock options under LTIC Plans or ESPP purchase rights (see Note 1 for accounting policy). Pro forma compensation expense associated with option grants is recognized over the vesting period. Based on the fair value of stock options and purchase rights, Merrill Lynch would have recognized compensation expense, net of taxes, of $292 million, $95 million, and $56 million for 1999, 1998, and 1997, respectively, resulting in pro forma net earnings and earnings per share as follows:

--------------------------------------------------------------------------------
(in millions, except per share amounts)
                                                    1999        1998        1997
                                                --------    --------    --------
NET EARNINGS
  As reported                                   $  2,618    $  1,259    $  1,935
  Pro forma                                        2,326       1,164       1,879

EARNINGS PER SHARE
  As reported:
    Basic                                       $   7.00    $   3.43    $   5.57
    Diluted                                         6.17        3.00        4.79
  Pro forma:
    Basic                                           6.21        3.16        5.41
    Diluted                                         5.47        2.77        4.65
--------------------------------------------------------------------------------

FINANCIAL CONSULTANT CAPITAL ACCUMULATION AWARD PLANS ("FCCAAP")

Under FCCAAP, eligible employees in Private Client are granted awards generally based upon their prior year's performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. The award is generally payable ten years from the date of grant in a fixed number of shares of ML & Co. common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value is paid in cash. Eligible participants may defer awards beyond the scheduled payment date. FCCAAP may also provide for the issuance of Restricted Shares that vest ten years from the date of the original award and carry voting and dividend rights. Only shares of common stock held as treasury stock may be issued under FCCAAP.

     At December 31, 1999, shares subject to outstanding awards totaled 28,262,763, while 15,518,581 shares were available for issuance through future awards. The fair value of awards granted under FCCAAP during 1999, 1998, and 1997 was $71.44, $67.94, and $42.09 per award, respectively.

INCENTIVE EQUITY PURCHASE PLAN ("IEPP")

IEPP allowed selected employees to purchase shares of ML & Co. common stock ("Book Value Shares") at a price equal to book value per common share. Book Value Shares, which otherwise may not be resold, may be sold back to Merrill Lynch at book value or exchanged at any time for a specified number of freely transferable common shares. Book Value Shares outstanding under IEPP were 1,743,500 at December 31, 1999. In 1995, IEPP was amended to reduce the authorized shares to zero and prohibit the reuse of any surrendered shares. No further offerings will be made under this plan.

MERRILL LYNCH INVESTMENT CERTIFICATE PROGRAM ("MLICP")

Under MLICP, eligible employees in Private Client are issued investment certificates based on their performance. The certificates mature ten years from the date issued and are

82 Notes to Consolidated Financial Statements payable in cash if certain performance criteria are achieved and the employee is continuously employed for the ten-year period, with certain exceptions. The certificates bear interest commencing with the date on which the performance requirements are achieved. At year-end 1999 and 1998, $409 million and $353 million, respectively, were accrued under this plan.

OTHER DEFERRED COMPENSATION PLANS

Merrill Lynch sponsors other deferred compensation plans in which eligible employees may participate. Generally, contributions to the plans are made on a tax-deferred basis by participants. Contributions are invested by Merrill Lynch in mutual funds and other funds sponsored by Merrill Lynch, and the plans may include a leverage feature. The plans' investments and the amounts accrued by Merrill Lynch under the plans are both included in the Consolidated Balance Sheets. Plan investments totaled $1.2 billion and $648 million, respectively, at December 31, 1999 and December 25, 1998. Accrued liabilities at those dates were $1.0 billion and $587 million, respectively.

NOTE 12. INCOME TAXES
---------------------

Income tax provisions (benefits) on earnings consisted of:

--------------------------------------------------------------------------------
(in millions)
                                                        1999     1998      1997
                                                     -------    -----   -------
U.S. FEDERAL
  Current                                            $   773    $ 673     $ 856
  Deferred                                               (80)    (180)      (94)

U.S.STATE AND LOCAL
  Current                                                (34)     105       (15)
  Deferred                                               (42)      10         7

NON-U.S.
  Current                                                617      412       400
  Deferred                                                31     (307)      (25)
                                                     -------    -----   -------
TOTAL                                                $ 1,265    $ 713   $ 1,129
                                                     =======    =====   =======
--------------------------------------------------------------------------------

     The corporate statutory tax rate was 35.0% for the three years presented. A reconciliation of statutory U.S. federal income taxes to Merrill Lynch's income tax provisions for earnings follows:

--------------------------------------------------------------------------------
(in millions)
                                                      1999     1998        1997
                                                   -------    -----     -------
U.S.federal income tax at
  statutory rate                                   $ 1,427    $ 734     $ 1,089
U.S.state and local income taxes,net(1)                (49)      74          (5)
Non-U.S.operations                                     (80)     (71)          1
Tax-exempt interest                                    (64)     (51)        (26)
Dividends received deduction                           (28)     (30)        (33)
Other,net                                               59       57         103
                                                   -------    -----     -------
Income tax expense                                 $ 1,265    $ 713     $ 1,129
                                                   =======    =====     =======
--------------------------------------------------------------------------------
(1)  Includes adjustments to prior year accruals.

     Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductible amounts in future years. Details of Merrill Lynch's deferred tax assets and liabilities follow:

--------------------------------------------------------------------------------
(in millions)
                                                      1999     1998        1997
                                                   -------  -------     -------
DEFERRED TAX ASSETS
  Deferred compensation                            $ 1,020  $   679     $   478
  Valuation and other reserves(1)                      782    1,225         940
  Employee benefits                                    185      120         109
  Other                                                621      375         116
                                                   -------  -------     -------
  Gross deferred tax assets                          2,608    2,399       1,643
  Valuation allowances(2)                              (82)     (42)        (26)
                                                   -------  -------     -------
  Total deferred tax assets                          2,526    2,357       1,617
                                                   -------  -------     -------

DEFERRED TAX LIABILITIES
  Lease transactions                                   143      148         116
  Employee benefits                                     74       64          58
  Other                                                295      207         204
                                                   -------  -------     -------
  Total deferred tax liabilities                       512      419         378
                                                   -------  -------     -------
NET DEFERRED TAX ASSETS                            $ 2,014  $ 1,938     $ 1,239
                                                   =======  =======     =======
--------------------------------------------------------------------------------
(1)  Primarily related to Trading assets and Other payables.
(2)  Related to net operating loss carryforwards not expected to be realized.

     At December 31, 1999, Merrill Lynch had U.S. net operating loss carryforwards of $310 million and non-U.S. net operating loss carryforwards of $370 million. The U.S. amounts are primarily state carryforwards expiring in various years after 2005 and the non-U.S. amounts are primarily Japanese carryforwards expiring in various years after 2002.

     Income tax benefits of $281 million, $336 million, and $173 million were allocated to stockholders' equity related to employee compensation transactions for 1999, 1998, and 1997, respectively.

     Earnings before income taxes included approximately $1,447 million, $44 million, and $805 million of earnings attributable to non-U.S. subsidiaries for 1999, 1998, and 1997, respectively. Cumulative undistributed earnings of non-U.S. subsidiaries not previously taxed in the U.S. were approximately $3.3 billion at December 31, 1999. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they are permanently reinvested in Merrill Lynch's non-U.S. operations. Merrill Lynch estimates that approximately $160 million of non-U.S. withholding taxes and, assuming utilization of foreign tax credits, approximately $300 million of U.S. federal income taxes would be incurred on the repatriation of such earnings.

                                   Notes to Consolidated Financial Statements 83

NOTE 13. REGULATORY REQUIREMENTS AND DIVIDEND RESTRICTIONS
----------------------------------------------------------

MLPF&S, a U.S. registered broker-dealer, is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items arising from customer transactions. At December 31, 1999, MLPF&S's regulatory net capital of $3,352 million was 12% of aggregate debit items, and its regulatory net capital in excess of the minimum required was $2,780 million.

     MLI, a U.K. registered broker-dealer, is subject to capital requirements of the Financial Services Authority ("FSA"). Financial resources, as defined, must exceed the total financial resources requirement of the FSA. In 1997, MLI became Merrill Lynch's primary global equity derivatives dealer (previously Merrill Lynch Capital Markets PLC). At December 31, 1999, MLI's financial resources were $3,747 million, exceeding the minimum requirement by $492 million.

     MLGSI, a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 31, 1999, MLGSI's liquid capital of $1,739 million was 481% of its total market and credit risk, and liquid capital in excess of the minimum required was $1,305 million.

     Merrill Lynch's insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. At December 31, 1999, $444 million, representing 88% of the insurance subsidiaries' net assets, was unavailable for distribution to Merrill Lynch.

     Approximately 80 other subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate. These regulatory restrictions may limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. At December 31, 1999, restricted net assets of these subsidiaries were $5.3 billion.

     In addition, to satisfy rating agency standards, a credit intermediary subsidiary of Merrill Lynch must also meet certain minimum capital requirements. At December 31, 1999, this minimum capital requirement was $288 million.

     With the exception of regulatory restrictions on subsidiaries' abilities to pay dividends, there are no restrictions on ML & Co.'s present ability to pay dividends on common stock, other than (1) ML & Co.'s obligation to make payments on its TOPrS, and (2) the governing provisions of the Delaware General Corporation Law.

NOTE 14. SEGMENT, PRODUCT, AND GEOGRAPHIC INFORMATION
-----------------------------------------------------

SEGMENT INFORMATION

In reporting to management during 1999, Merrill Lynch's operating results were categorized into three business segments: the Corporate and Institutional Client Group ("CICG"), the Private Client Group ("PCG") and the Asset Management Group ("AMG"). Prior period amounts have been restated to conform to the 1999 presentation. For information on each segment's activities, see Management's Discussion and Analysis (unaudited) - Business Segments.

     The principal methodology used in preparing the segment results in the table that follows is:

     . Revenues and expenses are assigned to segments where directly attributable.
     . Principal transaction and investment banking revenues and related costs resulting from the client activities of PCG are allocated among CICG and PCG based on production credits, share counts, trade counts, and other measures which estimate relative value.
     . Revenues and expenses related to certain retail money market funds are assigned to PCG.
     . The 401(k) business is reported as a 50/50 joint venture between AMG and
       PCG.
     . Revenues and expenses related to mutual fund shares bearing a contingent deferred sales charge are reflected in segment results as if AMG and PCG were unrelated entities.
     . Interest (cost of carry) is allocated based on management's assessment of the relative risk of segment assets and liabilities.
     . Goodwill amortization, Mercury financing costs, and the staff reduction provision are not attributed to segments because management excludes these items from segment operating results in evaluating segment performance. The elimination of intersegment revenues and expenses is also included in Corporate items (including intersegment eliminations).
     . Residual revenues and expenses (i.e., those related to overhead and support units) are attributed to segments based on specific methodologies (e.g., headcount, square footage, intersegment agreements).
     . Income taxes are attributed based on tax rates in the tax jurisdictions in which the segment activity takes place.

84 Notes to Consolidated Financial Statements

     Management believes that the following information by business segment provides a reasonable representation of each segment's contribution to the consolidated amounts:

------------------------------------------------------------------------------------------------------------------------------------
(in millions)
                                                                                               CORPORATE ITEMS
                                                                                                    (INCLUDING
                                                                                                  INTERSEGMENT
                                                      CICG             PCG                AMG     ELIMINATIONS)            TOTAL
                                             --------------     -----------        -----------  -------------------    -------------

1999
All other revenues                              $    8,303      $    9,450         $    2,223        $    (194)(1)     $  19,782
Net interest revenue(2)                              1,025           1,238                 45             (221)(3)         2,087
                                                ----------      ----------         ----------        ---------         ---------
Net revenues                                         9,328          10,688              2,268             (415)           21,869
Non-interest expenses                                6,760           9,265              1,752               14(4)         17,791
                                                ----------      ----------         ----------        ---------         ---------
Earnings (loss) before income taxes
   and dividends on preferred securities
   issued by subsidiaries                            2,568           1,423                516             (429)            4,078
Income tax expense (benefit)                           662             498                181              (76)            1,265
Dividends on preferred
   securities issued by subsidiaries                     -               -                  -              195               195
                                                ----------      ----------         ----------        ---------         ---------
Net earnings (loss)                             $    1,906      $      925         $      335        $    (548)        $   2,618
                                                ==========      ==========         ==========        =========         =========
Year-end total assets                           $  264,130      $   56,579         $    2,410        $   4,952         $ 328,071
                                                ==========      ==========         ==========        =========         =========
------------------------------------------------------------------------------------------------------------------------------------

1998
All other revenues                              $    6,177      $    8,678         $    1,955        $    (271)(1)     $  16,539
Net interest revenue(2)                                372             918                 24             (306)(3)         1,008
                                                ----------      ----------         ----------        ---------         ---------
Net revenues                                         6,549           9,596              1,979             (577)           17,547
Non-interest expenses,excluding
   staff reduction provision                         5,453           8,101              1,529              (62)(4)        15,021
Provision for costs related to
   staff reduction                                       -               -                  -              430(5)            430
                                                ----------      ----------         ----------        ---------         ---------
Earnings (loss) before income taxes
   and dividends on preferred securities
   issued by subsidiaries                            1,096           1,495                450             (945)            2,096
Income tax expense (benefit)                           135             546                158             (126)              713
Dividends on preferred securities
   issued by subsidiaries                                -               -                  -              124               124
                                                ----------      ----------         ----------        ---------         ---------
Net earnings (loss)                             $      961      $      949         $      292        $    (943)        $   1,259
                                                ==========      ==========         ==========        =========         =========
Year-end total assets                           $  247,646      $   44,691         $    2,103        $   5,364         $ 299,804
                                                ==========      ==========         ==========        =========         =========
------------------------------------------------------------------------------------------------------------------------------------

1997
All other revenues                              $    6,557      $    7,706         $    1,241        $    (304)(1)     $  15,200
Net interest revenue(2)                                232             826                 (2)               -             1,056
                                                ----------      ----------         ----------        ---------         ---------
Net revenues                                         6,789           8,532              1,239             (304)           16,256
Non-interest expenses                                5,166           7,374                834             (229)(4)        13,145
                                                ----------      ----------         ----------        ---------         ---------
Earnings (loss) before income taxes
   and dividends on preferred securities
   issued by subsidiaries                            1,623           1,158                405              (75)            3,111
Income tax expense                                     437             428                141              123             1,129
Dividends on preferred securities
   issued by subsidiaries                                -               -                  -               47                47
                                                ----------      ----------         ----------        ---------         ---------
Net earnings (loss)                             $    1,186      $      730         $      264        $    (245)        $   1,935
                                                ==========      ==========         ==========        =========         =========
Year-end total assets                           $  252,587      $   38,061         $      865        $   5,467         $ 296,980
                                                ==========      ==========         ==========        =========         =========
------------------------------------------------------------------------------------------------------------------------------------

(1)  Represents the elimination of intersegment revenues.
(2) Management views interest income net of interest expense in evaluating results.
(3)  Represents Mercury financing costs.
(4) Represents goodwill amortization of $227, $226, and $65, net of elimination of intersegment expenses $213, $288, and $294 for 1999, 1998, and 1997, respectively.
(5) Had this amount been allocated to segments, $259, $88, and $83 would have been allocated to CICG, PCG, and AMG, respectively.

                                   Notes to Consolidated Financial Statements 85

PRODUCT INFORMATION

Merrill Lynch delivers a wide variety of products to clients:

    . Brokerage: Executing or facilitating security and commodity trades for retail clients and assisting clients in allocating their assets.
      (Includes commissions, net interest, and principal transactions).
    . Asset management and portfolio services: Offering customers access to a wide array of asset management services and other fee-based products.
    . Lending: Serving investors' liability management needs by providing margin lending, mortgage and other consumer loans, and commercial financing.
    . Trading: Satisfying institutional customer demand for securities, currencies, and other products by maintaining securities inventories and writing over-the-counter derivatives. Through structured notes and derivatives, investors are provided with opportunities to diversify their portfolios, manage risk, and enhance returns. Also included are revenues related to proprietary positions. (Includes commissions, principal transactions revenues, and net interest).
    . Origination: Raising capital for clients through securities underwritings, private placements, and loan syndications.
    . Strategic advisory services: Providing advice on mergers and acquisitions, sales, divestitures, and joint ventures.

    The following table summarizes Merrill Lynch's net revenues by product.

--------------------------------------------------------------------------------
(in millions)
                                   1999             1998            1997
                               --------         --------         -------
CICG
   Trading:
      Debt                     $  2,397         $    899         $ 2,232
      Equity                      3,638            2,722           2,052
                               --------         --------         -------
      Total                       6,035            3,621           4,284
                               --------         --------         -------
   Origination:
      Debt                          450              484             587
      Equity                      1,104              884             820
                               --------         --------         -------
      Total                       1,554            1,368           1,407
                               --------         --------         -------
   Strategic advisory services    1,270            1,081             765
   Other                            469              479             333
                               --------         --------         -------
   Total CICG                     9,328            6,549           6,789
                               --------         --------         -------

PCG
   Brokerage                      6,741            6,221           5,755
                               --------         --------         -------
   Fee-based services:
      Portfolio service fees      1,459            1,134             805
      Asset management fees         583              589             402
      Other fees                  1,042              988             944
                               --------         --------         -------
      Total                       3,084            2,711           2,151
                               --------         --------         -------
   Lending                          731              577             477
   Other                            132               87             149
                               --------         --------         -------
   Total Private Client          10,688            9,596           8,532
                               --------         --------         -------

AMG
   Fee-based services:
      Asset management fees       1,680            1,486             830
      Other fees                      3                -              21
                               --------         --------         -------
      Total                       1,683            1,486             851
                               --------         --------         -------
   Other                            585              493             388
                               --------         --------         -------
   Total Asset Management         2,268            1,979           1,239
                               --------         --------         -------

CORPORATE ITEMS
   (INCLUDING INTERSEGMENT
   ELIMINATIONS)                   (415)            (577)           (304)
                               --------         --------         -------
Total                          $ 21,869         $ 17,547        $ 16,256
                               ========         ========         =======
--------------------------------------------------------------------------------

86  Notes to Consolidated Financial Statements

GEOGRAPHIC INFORMATION

Merrill Lynch operates in both U.S. and non-U.S. markets. Merrill Lynch's non-U.S. business activities are conducted through offices in six regions:

     . Europe, Middle East, and Africa,
     . Asia Pacific,
     . Australia and New Zealand,
     . Japan,
     . Canada, and
     . Latin America.

     For further information on activities in these regions, see Management's Discussion and Analysis (unaudited) - Global Operations.

     The principal methodology used in preparing the geographic data in the table that follows is:

     . Commissions revenues are recorded based on the location of the sales force,
     . Trading revenues are principally recorded based on the location of the trader,
     . Investment banking revenues are recorded based on the location of the client,
     . Asset management and portfolio service fees are recorded based on the location of the fund manager,
     . Earnings before income taxes include the allocation of certain shared expenses among regions, and
     . Intercompany transfers are based primarily on service agreements.

     The information that follows, in management's judgment, provides a reasonable representation of each region's contribution to the consolidated amounts.

--------------------------------------------------------------------------------
(in millions)
                                      1999         1998          1997
                                  --------     --------      --------
NET REVENUES
Europe, Middle East, and Africa   $  4,222     $  2,844      $  1,949
Asia Pacific                           813          333           478
Australia and New Zealand              253          221           163
Japan                                1,062          592           433
Canada                                 619          642           708
Latin America                          614          412           523
                                  --------     --------      --------
  Total Non-U.S.                     7,583        5,044         4,254
U.S.                                14,507       12,809        12,002
Corporate                             (221)        (306)            -
                                  --------     --------      --------
Total                             $ 21,869     $ 17,547      $ 16,256
                                  ========     ========      ========
--------------------------------------------------------------------------------

EARNINGS BEFORE INCOME TAXES
  AND DIVIDENDS ON
  PREFERRED SECURITIES
  ISSUED BY SUBSIDIARIES
Europe,Middle East,and Africa     $  1,290     $    452      $    328
Asia Pacific                           230         (182)          (26)
Australia and New Zealand               32           22            12
Japan                                   20         (108)           62
Canada                                  65           25            99
Latin America                          137          (53)          123
                                  --------     --------      --------
  Total Non-U.S.                     1,774          156           598
U.S.                                 2,733        2,885         2,588
Corporate                             (429)        (945)          (75)
                                  --------     --------      --------
Total                             $  4,078     $  2,096      $  3,111
                                  ========     ========      ========
--------------------------------------------------------------------------------

                                   Notes to Consolidated Financial Statements 87

SUPPLEMENTAL FINANCIAL INFORMATION
----------------------------------

QUARTERLY INFORMATION


The unaudited quarterly results of operations of Merrill Lynch for 1999 and 1998 are prepared in conformity with generally accepted accounting principles and reflect all adjustments (which consist of normal recurring accruals and a provision for costs related to staff reductions) that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.

---------------------------------------------------------------------------------------------------------------------
(dollars in millions, except per share amounts)
                                                                                                For the Quarter Ended
---------------------------------------------------------------------------------------------------------------------
                                       DEC.31,   SEPT.24,  JUNE 25,  MAR.26,    DEC.25,   SEPT.25,  JUNE 26,  MAR.27,
                                          1999       1999      1999     1999      1998        1998      1998     1998
                                       -------    -------   -------  -------    -------   --------  --------  -------
Total Revenues                         $ 9,270    $ 8,412   $ 8,630  $ 8,567    $ 7,845   $  8,345  $  9,321  $ 9,062
Interest Expense                         3,375      3,144     3,190    3,301      3,764      4,496     4,466    4,300
                                       -------    -------   -------  -------    -------   --------  --------  -------
Net Revenues                             5,895      5,268     5,440    5,266      4,081      3,849     4,855    4,762
Non-Interest Expenses                    4,735      4,377     4,409    4,270      3,562      4,054(1)  3,940    3,895
                                       -------    -------   -------  -------    -------   --------  --------  -------
Earnings (Loss) Before Income Taxes
  and Dividends on Preferred
  Securities Issued by Subsidiaries      1,160        891     1,031      996        519       (205)      915      867
Income Tax Expense (Benefit)               346        271       310      338        119        (75)      339      330
Dividends on Preferred Securities
  Issued by Subsidiaries                    50         48        48       49         41         33        27       23
                                       -------    -------   -------  -------    -------   --------  --------  -------
Net Earnings (Loss)                    $   764    $   572   $   673  $   609    $   359   $   (163) $    549  $   514
                                       =======    =======   =======  =======    =======   ========  ========  =======
Earnings (Loss) Per Common Share
Basic                                  $  2.03    $  1.52   $  1.80  $  1.65    $   .97   $   (.48) $   1.52  $  1.44
Diluted                                   1.80       1.34      1.57     1.44        .86       (.48)     1.31     1.26
---------------------------------------------------------------------------------------------------------------------

(1) Includes a $430 million provision for costs related to staff reductions.

DIVIDENDS PER COMMON SHARE

--------------------------------------------------------------------------------
(declared and paid)
                         1ST QUARTER    2ND QUARTER    3RD QUARTER   4TH QUARTER
                         -----------    -----------    -----------   -----------
1999                           $ .24          $ .27          $ .27         $ .27
1998                             .20            .24            .24           .24
--------------------------------------------------------------------------------

With the exception of regulatory restrictions on subsidiaries' abilities to pay dividends, there are no restrictions on ML & Co.'s present ability to pay dividends on common stock, other than (a) ML & Co.'s obligation to make payments on its preferred stock and subsidiaries' preferred securities, and (b) the governing provisions of the Delaware General Corporation Law. Certain subsidiaries' ability to declare dividends may also be limited (see Note 13 to the Consolidated Financial Statements).

STOCKHOLDER INFORMATION

Consolidated Transaction Reporting System prices for the specified calendar quarters are noted below.

--------------------------------------------------------------------------------------------------------------
(at calendar period-end)

                      1ST QUARTER             2ND QUARTER             3RD QUARTER             4TH QUARTER
                 --------------------    --------------------    --------------------    ---------------------
                   HIGH         LOW        HIGH         LOW        HIGH         LOW        HIGH         LOW
                 --------    --------    --------    --------    --------    --------    --------    ---------
1999             $ 94 1/2    $ 65 5/8    $ 102 1/2   $ 66 1/16    $ 81 7/16  $ 62        $ 88 7/16    $ 62 3/8
1998             $ 87 1/2    $ 60 7/16   $ 100       $ 82 1/4     $ 109 1/8  $ 45 5/8    $ 80         $ 35 3/4
--------------------------------------------------------------------------------------------------------------

The approximate number of record holders of ML & Co. common stock as of February 18, 2000 was 16,600. As of February 25, 2000, the closing price of ML & Co. common stock as reported on the Consolidated Transaction Reporting System was $95 7/8.

BOARD OF DIRECTORS
------------------

W.H. CLARK

Corporate Director...former Chairman of the Board and Chief Executive Officer of Nalco Chemical Company, a producer of specialty chemicals...67 years old...elected a Director of Merrill Lynch in 1995.

JILL K. CONWAY

Visiting Scholar, Massachusetts Institute of Technology... President of Smith College from 1975 to 1985...65 years old...elected a Director of Merrill Lynch in 1978.

STEPHEN L. HAMMERMAN

Vice Chairman of the Board of Merrill Lynch...62 years old... joined Merrill Lynch in 1978.

GEORGE B. HARVEY

Corporate Director...former Chairman of the Board, President and Chief Operating Officer of Pitney Bowes Inc., a provider of mailing, office and logistics systems and management and financial services...68 years old...elected a Director of Merrill Lynch in 1993.

WILLIAM R. HOOVER

Chairman of the Executive Committee of, Consultant to, and former Chairman of the Board, Chief Executive Officer and President of, Computer Sciences Corporation, a provider of information technology consulting, systems integration and outsourcing to industry and government...70 years old...elected a Director of Merrill Lynch in 1995.

DAVID H. KOMANSKY

Chairman of the Board and Chief Executive Officer of Merrill Lynch...60 years old...joined Merrill Lynch in 1968.

ROBERT P. LUCIANO

Corporate Director...Director, Chairman Emeritus and former Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation, a health and personal care products company...66 years old...elected a Director of Merrill Lynch in 1989.

DAVID K. NEWBIGGING

Chairman of the Board of Friends' Provident Life Office, a United Kingdom-based life assurance company...former Chairman of the Board of Equitas Holdings Limited...former Chairman of the Board and Senior Managing Director of Jardine, Matheson & Co. Limited...66 years old...elected a Director of Merrill Lynch in 1996.

AULANA L. PETERS

Partner in the law firm of Gibson, Dunn & Crutcher LLP...former Commissioner of the U.S. Securities and Exchange Commission...58 years old...elected a Director of Merrill Lynch in 1994.

JOHN J. PHELAN, JR.

Corporate Director...former Chairman and Chief Executive Officer of the New York
Stock Exchange, Inc....Senior Adviser, Boston Consulting Group...member of the
Council on Foreign Relations... former President of the International Federation of Stock Exchanges...68 years old...elected a Director of Merrill Lynch in 1991.

JOHN L. STEFFENS

Vice Chairman of the Board and Chairman of U.S. Private Client Group of Merrill Lynch...58 years old...joined Merrill Lynch in 1963.

WILLIAM L. WEISS

Corporate Director...Chairman Emeritus and former Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a provider of communications and information services...70 years old...elected a Director of Merrill Lynch in 1993.

                                                           Board of Directors 89

EXECUTIVE MANAGEMENT
--------------------

On February 14, 2000, Merrill Lynch announced the following management changes. Merrill Lynch Vice Chairman John L. (Launny) Steffens was named Chairman of the U.S. Private Client Group. Executive Vice President E. Stanley O'Neal, who had been serving as Merrill Lynch's Chief Financial Officer, was named to succeed Mr. Steffens as President of U.S. Private Client Group. Mr. O'Neal will be succeeded as Chief Financial Officer by Executive Vice President Thomas H. Patrick, who had been serving as Chairman, Special Advisory Services.

[PHOTO]
DAVID H. KOMANSKY
Chairman of the Board and Chief Executive Officer

[PHOTO]
JOHN L. STEFFENS
Vice Chairman of the Board and Chairman of U.S. Private Client Group

[PHOTO]
STEPHEN L. HAMMERMAN
Vice Chairman of the Board

[PHOTO]
PAUL W. CRITCHLOW
Senior Vice President Communications and Public Affairs

[PHOTO]
THOMAS W. DAVIS
Executive Vice President and President of Corporate and Institutional Client
Group

[PHOTO]
RICHARD A. DUNN
Senior Vice President and Head of Corporate Risk Management

[PHOTO]
BARRY S. FRIEDBERG
Executive Vice President and Chairman of Corporate and Institutional Client
Group

90  Executive Management

[PHOTO]
CAROL GALLEY
Chief Operating Officer Asset Management Group

[PHOTO]
EDWARD L. GOLDBERG
Executive Vice President Operations Services Group

[PHOTO]
JAMES P. GORMAN
Executive Vice President and Chief Marketing Officer

[PHOTO]
JEROME P. KENNEY
Executive Vice President Corporate Strategy and Research

[PHOTO]
MICHAEL J.P. MARKS
Executive Chairman of Merrill Lynch Europe, Middle East & Africa

[PHOTO]
JOHN A. MCKINLEY, JR.
Executive Vice President and Chief Technology Officer

[PHOTO]
E. STANLEY O'NEAL
Executive Vice President and President of U.S. Private Client Group

[PHOTO]
THOMAS H. PATRICK
Executive Vice President and Chief Financial Officer

[PHOTO]
JEFFREY M. PEEK
Executive Vice President and President of Asset Management Group

[PHOTO]
WINTHROP H. SMITH, JR.
Executive Vice President and Chairman, Merrill Lynch International Inc. and President of International Private Client Group

[PHOTO]
MARY E. TAYLOR
Senior Vice President Human Resources

[PHOTO]
STEPHEN A. ZIMMERMAN
Chief Operating Officer Asset Management Group

                                                         Executive Management 91

MERRILL LYNCH & CO., INC.
-------------------------

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

     Merrill Lynch & Co., Inc.
     P.O. Box 20, Church Street Station
     New York, NY 10277-1004
     Attn: Darryl W. Colletti, Assistant Secretary

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

Exchange Listing

Depositary Shares representing 1/400 of a share of 9% Cumulative Preferred Stock, Series A, are listed on the New York Stock Exchange.

Transfer Agent and Registrar

Citibank, N.A.
111 Wall Street, Fifth Floor
New York, NY 10043
Attn: Corporate Trust Department

FORM 10-K ANNUAL REPORT FOR 1999

This Annual Report of Merrill Lynch & Co., Inc. contains much of the financial information that will be included in the 1999 Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission. Merrill Lynch will furnish a copy of its 1999 Annual Report on Form 10-K (including financial statements and financial schedules but excluding other exhibits), without charge, to any person upon request addressed to Andrea L. Dulberg, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, NY 10038.

EQUAL EMPLOYMENT OPPORTUNITY

Merrill Lynch is committed to Equal Employment Opportunity and to attracting and retaining the most qualified employees, regardless of race, national origin, religion, gender, age, or disability. For more information, write to Westina Matthews Shatteen, First Vice President, Corporate Responsibility, Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, NY 10281-1331.

CHARITABLE CONTRIBUTIONS

A summary of the Corporation's charitable contributions is available upon written request to the Secretary.

ANNUAL MEETING

The 2000 Annual Meeting of Merrill Lynch & Co., Inc. stockholders will take place at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey. The meeting is scheduled for Tuesday, April 18, 2000, beginning at 10:00 a.m. (local time).

Designed by DeSola Group, Inc.

Executive portrait photography by Chris Jones

VISIT OUR WEBSITE AT WWW.ML.COM

92  Corporate Information