Form 10-K405, Exhibit 13
period 2000-12-29
MERRILL LYNCH & CO INC
filed 2001-03-16
CIK 65100

EXHIBIT 13

Financial Table of Contents

Selected Financial Data	27	Consolidated Financial Statements	55
		Consolidated Statements of Earnings	55
		Consolidated Balance Sheets	56
Management's Discussion and Analysis	28	Consolidated Statements of Changes in Stockholders' Equity
Business Environment	28		58
Results of Operations	29	Consolidated Statements of Comprehensive Income	60
Business Segments	30	Consolidated Statements of Cash Flows	61
Global Operations	37
Non-Interest Expenses	40
Income Taxes	41	Notes to Consolidated Financial Statements	62
Balance Sheet	42	Note 1. Summary of Significant Accounting Policies	62
Capital Adequacy and Liquidity	44	Note 2. Other Significant Events	67
Capital Projects and Expenditures	46	Note 3. Trading and Related Activities	68
Risk Management	46	Note 4. Investments	72
Non-Investment Grade Holdings and Highly Leveraged Transactions		Note 5. Borrowings	73
	51	Note 6. Fair Value Information and Non-Trading Derivatives
Litigation	52		74
Recent Developments	52	Note 7. Preferred Securities Issued by Subsidiaries	75
		Note 8. Stockholders' Equity and Earnings Per Share	75
		Note 9. Commitments and Contingencies	77
Management's Discussion of Financial Responsibility		Note 10. Employee Benefit Plans	78
	53	Note 11. Employee Incentive Plans	81
		Note 12. Income Taxes	84
Independent Auditors' Report	54	Note 13. Regulatory Requirements and Dividend Restrictions
			85
		Note 14. Segment and Geographic Information	86

		Supplemental Financial Information	88
		Quarterly Information	88
		Dividends Per Common Share	88
		Stockholder Information	88

Selected Financial Data
(dollars in millions, except per share amounts)

					Year Ended Last Friday in December
	2000		1999		1998		1997		1996

Operating Results
Total Revenues	$ 44,872		$ 35,340		$ 34,837		$ 31,469		$ 25,348
Less Interest Expense	18,085		13,019		17,038		14,957		11,435

Net Revenues	26,787		22,321		17,799		16,512		13,913
Non-Interest Expenses	21,070		18,115		15,679		13,410		11,242

Earnings Before Income Taxes and Dividends on
Preferred Securities Issued by Subsidiaries	5,717		4,206		2,120		3,102		2,671
Income Tax Expense	1,738		1,319		725		1,127		997
Dividends on Preferred Securities Issued by Subsidiaries	195		194		124		47		–

Net Earnings	$ 3,784		$ 2,693		$ 1,271		$ 1,928		$ 1,674

Net Earnings Applicable to Common Stockholders(a)	$ 3,745		$ 2,654		$ 1,233		$ 1,889		$ 1,628

Financial Position
Total Assets	$407,200		$309,850		$286,446		$298,057		$218,168
Short-Term Borrowings(b)	$186,714		$115,409		$ 98,655		$123,946		$103,370
Long-Term Borrowings	$ 70,223		$ 54,043		$ 57,599		$ 43,176		$ 26,234
Preferred Securities Issued by Subsidiaries	$ 2,714		$ 2,725		$ 2,627		$ 627		$ 327
Total Stockholders’ Equity	$ 18,304		$ 13,004		$ 10,264		$ 8,663		$ 7,197

Common Share Data(c)
(in thousands, except per share amounts)
Earnings Per Share:
Basic	$ 4.69		$ 3.52		$ 1.69		$ 2.70		$ 2.29

Diluted	$ 4.11		$ 3.11		$ 1.49		$ 2.33		$ 2.03

Weighted-Average Shares Outstanding:
Basic	798,273		754,672		728,929		698,300		710,499
Diluted	911,416		853,499		830,276		809,819		804,392
Shares Outstanding at Year End(d)	807,955		752,501		729,981		696,611		682,807
Shares Repurchased(e)	–		–		–		26,602		73,212
Average Share Repurchase Price	–		–		–		$ 24.46		$ 15.65
Book Value Per Share	$ 21.95		$ 16.49		$ 13.31		$ 11.69		$ 9.55
Dividends Paid Per Share	$ 0.61		$ 0.53		$ 0.46		$ 0.38		$ 0.29

Financial Ratios
Pre-tax Profit Margin(f)	21.3%		18.8%		11.9%		18.8%		19.2%
Profit Margin(g)	14.1%		12.1%		7.1%		11.7%		12.0%
Common Dividend Payout Ratio	13.0%		15.1%		27.2%		14.1%		12.7%
Return on Average Assets	1.1%		0.9%		0.4%		0.7%		0.7%
Return on Average Common Stockholders’ Equity	24.2%		23.8%		13.4%		25.9%		26.5%
Average Leverage(h)	19.0	x	21.5	x	29.9	x	34.9	x	32.8	x
Average Adjusted Leverage(i)	11.7	x	13.8	x	18.7	x	20.8	x	19.3	x

Other Statistics (dollars in billions)
Full-Time Employees:
U.S.	51,800		49,700		47,900		46,600		42,700
Non-U.S.	20,200		18,200		17,300		13,900		10,500

Total	72,000		67,900		65,200		60,500		53,200

Financial Consultants and Other Investment Professionals	21,200		19,500		18,600		17,000		16,100
Client Assets	$ 1,681		$ 1,696		$ 1,446		$ 1,229		$ 860

(a)	Net earnings less preferred stock dividends.
(b)	Consists of Payables under repurchase agreements and securities loaned transactions, Commercial paper and other short-term borrowings, and Demand and time deposits.
(c)	All share and per share data have been restated for the two-for-one common stock split paid in August (see Note 8 to the Consolidated Financial Statements).
(d)	Does not include 4,654, 8,019, 9,012, 9,436, and 8,268 shares exchangeable into common stock (see Note 8 to the Consolidated Financial Statements) at year-end 2000, 1999, 1998, 1997, and 1996, respectively. Also does not include 6,155 unallocated reversion shares held in the Employee Stock Ownership Plan at year-end 1996 which are not considered outstanding for accounting purposes.
(e)	Does not include shares either (i) owned by employees and used to pay for the exercise of stock options or (ii) stock withheld from employee stock option exercises to pay associated taxes.
(f)	Earnings before income taxes and dividends on preferred securities issued by subsidiaries to Net revenues.
(g)	Net earnings to Net revenues.
(h)	Average Total assets to average Total stockholders’ equity and Preferred securities issued by subsidiaries.
(i)	Average Total assets less average (i) Receivables under resale agreements and securities borrowed transactions, and (ii) Marketable investment securities, to average Total stockholders’ equity and Preferred securities issued by subsidiaries.

Selected Financial Data 27

Management’s Discussion and Analysis

Merrill Lynch & Co., Inc. (“ML & Co.” and, together with its subsidiaries and affiliates, “Merrill Lynch”) is a holding company that, through its subsidiaries and affiliates, provides investment, financing, advisory, insurance, and related services worldwide. The financial services industry, in which Merrill Lynch is a leading participant, is highly competitive and highly regulated. This industry and the global financial markets are influenced by numerous uncontrollable factors. These factors include economic conditions, monetary and fiscal policies, the liquidity of global markets, international and regional political events, regulatory developments, the competitive environment, and investor sentiment. These conditions or events can significantly affect the volatility of financial markets. While greater volatility may increase risk, it may also increase order flow and revenues in businesses such as trading and brokerage. Revenues and net earnings may vary significantly from period to period due to these unpredictable factors and the resulting market volatility and volumes.

     The financial services industry continues to be affected by the intensifying competitive environment, as demonstrated by consolidation through mergers and acquisitions and competition from new entrants as well as established competitors using the Internet or other technology to establish or expand their businesses, and diminishing margins in many mature products and services. The Gramm-Leach-Bliley Act, passed in 1999, which repealed U.S. laws that separated commercial banking, investment banking and insurance activities, together with changes to the industry resulting from previous reforms, has increased the number of companies competing for a similar customer base.

     In addition to providing historical information, Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated financial performance, and other similar matters. A variety of factors, many of which are beyond its control, affect the operations, performance, business strategy, and results of Merrill Lynch and could cause actual results and experience to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, the factors listed in the previous two paragraphs, as well as actions and initiatives taken by both current and potential competitors, the effect of current, pending, and future legislation and regulation both in the United States and throughout the world, and the other risks detailed in Merrill Lynch’s Form 10-K and in the following sections.

     Merrill Lynch undertakes no responsibility to update or revise any forward-looking statements.

Business Environment
After a record-breaking 1999 and a strong start in 2000, global financial markets slowed during the latter part of the year, particularly in equities. Investors tended to avoid the turbulent stock markets in the second half of the year, as technology stocks fell, and the Nasdaq posted its weakest performance since 1971. Initial public offerings (“IPOs”), which reached unprecedented volumes in 1999 due to extremely high customer demand, declined later in 2000 when investors lost confidence in companies without a history of profits. After raising interest rates a total of six times since June of 1999, the Federal Reserve kept rates constant throughout the second half of 2000, and then lowered the federal funds rate by a full point in January of 2001. A weak euro and rising energy prices, combined with a declining Nasdaq, caused dips in most major markets outside the United States, as evidenced by a decline in the Dow Jones World Stock Index, excluding the United States. Although global stock and bond issuance declined 9%, investment banks earned

28 Management’s Discussion and Analysis

record underwriting fees, due to several large IPOs in the first half of the year.

     The yield on the 10-year Treasury note fell to 5.11% at the end of 2000 from 6.44% at the end of 1999, and the yield on the 30-year bond dropped to 5.46% from 6.48%, as investors drove up the prices of government securities in an attempt to avoid losses in the stock market. A growing U.S. budget surplus allowed the Treasury to begin to buy back outstanding bonds, further increasing demand for outstanding issues and causing bond prices to rise, despite three interest rate hikes in the first half of 2000. Due to slower growth in corporate earnings and higher rates of default, high-grade corporate and high-yield bonds performed poorly in 2000. Credit spreads widened significantly throughout the year, as the spread between yields on Treasuries and corporate bonds reached its highest point in over ten years. In Europe, inflationary pressures led the European Central Bank to raise short-term rates six times in 2000.

     U.S. equity markets which, during 1999, experienced extraordinary gains that were led by an unprecedented demand for communications and technology stocks, delivered disappointing results in 2000, as the devaluation of many of these same stocks caused indices to fall. Prices of telecommunications, media, and technology stocks, collectively known as TMT stocks, which soared in 1999, decreased as a result of concerns over corporate profits. After achieving an all-time high in March of 2000, the Nasdaq declined 39.3% in 2000, erasing almost all of the gains achieved in 1999. In 2000, the Dow Jones Industrial Average and S&P 500 declined 6.2% and 10.1%, respectively, due to widespread market corrections as growth in the U.S. gross domestic product fell to its lowest level in five years.

     Global equity indices reflected the weak performance of U.S. equity indices. The Dow Jones World Stock Index, excluding the United States, was down 17.4% from the end of 1999. Rising oil prices and global interest rates, combined with a 6.3% decline in the value of the euro against the U.S. dollar, led to a downturn in global equity markets. Deflation of TMT stocks had the greatest impact in Europe, as well as Taiwan, Korea, and Japan. The decline in these stocks was partly offset by gains in Europe’s financial services, banking, and pharmaceutical sectors. Due to political uncertainty and stalled corporate restructuring in Japan, the Nikkei 225 index fell 27.2% in yen terms and 34.8% in U.S. dollar terms for the year, the sharpest decline since 1990. Emerging markets suffered the most, especially in Asia, where five stock markets declined by 30% or more, amidst rising U.S. interest rates and high oil prices throughout most of the year. Latin American markets also performed poorly, led by Argentina, where there was weak economic growth, high borrowing costs, and a 24.3% stock market decline for the year.

     Global underwriting volume, after reaching record levels in the first quarter of 2000, declined significantly by the end of the year. Total global stock and bond issuances were off 9% in 2000 at $3.0 trillion. Equity and equity-linked issues in the United States totaled $282 billion during 2000, surpassing the previous record of $214 billion set in 1999. Domestic IPOs surged to a record $73 billion during the year, a 15% increase from the record 1999 levels, driven by a strong first half of 2000. Widespread concern surrounding credit risk and quality led to a 12% decline in global debt issuances during 2000.

     Strategic advisory activities reached record levels in 2000, reflecting a continuation of the high level of merger and acquisition activity experienced during 1999. Companies continued to seek strategic alliances to increase earnings, in particular by combining Old Economy blue chip companies with New Economy, Internet-based companies. Additionally, in the United States, companies rushed to enter into deals before the anticipated elimination of pooling-of-interests accounting treatment. Announced mergers and acquisitions in the United States increased over 16% from 1999 to a record $1.8 trillion, while global deals advanced 6% to $3.5 trillion. After a record-setting 1999, European announced merger and acquisition levels were down 7%, as telecommunications industry deals slowed substantially.

     Merrill Lynch continually evaluates its businesses for profitability and performance under varying market conditions and, in light of the evolving conditions in its competitive environment, for alignment with its long-term strategic objectives. Maintaining long-term client relationships, closely monitoring costs and risks, diversifying revenue sources, and expanding strategically all contribute to mitigating the effects of volatility on Merrill Lynch’s business as a whole.

Results of Operations

(dollars in millions, except per share amounts)
	2000	1999	1998

Total revenues	$ 44,872	$ 35,340	$ 34,837
Net revenues	26,787	22,321	17,799
Earnings before income taxes and dividends on preferred securities issued by subsidiaries	5,717	4,206	2,120
Net earnings	3,784	2,693	1,271
Earnings per common share:
Basic	4.69	3.52	1.69
Diluted	4.11	3.11	1.49
Return on average common stockholders’ equity	24.2%	23.8%	13.4%
Pre-tax profit margin	21.3	18.8	11.9

     Merrill Lynch reported record net earnings of $3.8 billion for 2000, or $4.11 per diluted share, with a return on average

Management’s Discussion and Analysis 29

common stockholders’ equity of 24.2% and a pre-tax profit margin of 21.3%. These results represent a 41% increase in net earnings and a 20% increase in net revenues from 1999 and reflect record net revenues in every category and region. Net earnings in 1999 were $2.7 billion, or $3.11 per diluted share. Return on average common stockholders’ equity for 1999 was 23.8% and the pre-tax profit margin was 18.8%. In 1998, Merrill Lynch reported net earnings of $1.3 billion, or $1.49 per diluted share, which included a $288 million after-tax provision for costs related to staff reductions. Excluding the staff reduction provision, 1998 net earnings were $1.6 billion, or $1.83 per diluted share. On the same basis, return on average common stockholders’ equity was 16.3% and the pre-tax profit margin was 14.3% in 1998.

     The following charts illustrate the change in the composition of net revenues by category from 1996 to 2000.

Net Revenues by Category

2000
26%
22%
15%
21%
4%
12%
1996
29%
27%
15%
17%
4%
8%
Commissions
Principal transactions
Investment banking
Asset management and portfolio service fees
Other
Net interest profit

     The following discussion provides details of operating performance for each of Merrill Lynch’s business segments, as well as details of products and services offered. The discussion also includes details of net revenues by segment. Certain prior year amounts have been restated to conform with the current year presentation. For further information, see Note 2 to the Consolidated Financial Statements.

Business Segments
Merrill Lynch reports its results in three business segments: Corporate and Institutional Client Group (“CICG”), Private Client Group (“PCG”), and Merrill Lynch Investment Managers (“MLIM”). CICG provides investment banking and capital market services to corporate, institutional, and governmental clients throughout the world. PCG provides wealth management services and products to individuals, small- to mid-size businesses and employee benefit plan clients globally. MLIM provides investment management services to a wide variety of retail and institutional clients.

     The following chart illustrates Merrill Lynch’s net revenues by segment for 2000.

2000 Net Revenues by Segment

9%
46%
45%
CICG
PCG
MLIM

     Certain MLIM and CICG products are distributed by PCG distribution channels, and to a limited extent, certain MLIM products are distributed through the distribution capabilities of CICG. Costs and revenues associated with these intersegment activities are recognized in each segment and eliminated at the corporate level. In addition, revenue sharing agreements for shared activities are in place and the results of each segment reflect the agreed-upon portion of these activities. The following segment operating results, which exclude certain corporate items, represent the information that is relied upon by management in its decision-making processes. Restatements occur to reflect reallocations of revenues and expenses which result from changes in Merrill Lynch’s business strategy and structure (see Note 14 to the Consolidated Financial Statements for further information).

CORPORATE AND INSTITUTIONAL CLIENT GROUP
CICG provides investment banking and strategic merger and acquisition advisory services, as well as equity, debt and capital markets trading services to its clients around the world. CICG raises capital for its clients through securities underwriting, private placements, and loan syndications. CICG trades securities, currencies, and other products and enters into over-the-counter derivative contracts to satisfy customer demand for these instruments. With more than 2,000 equity research, sales, trading, and capital markets professionals and equity trading and distribution activities in over 30 countries, Merrill Lynch has one of the largest equity trading and underwriting operations of any firm in the world. Through its expertise in government and corporate debt trading, CICG is also the leader in global distribution of new issue and secondary debt securities. CICG’s client-focused strategy provides investors with opportunities to

30 Management's Discussion and Analysis

diversify their portfolios, manage risk, and enhance returns by tailoring investments and structuring derivatives to meet clients’ customized needs.

     CICG continued to make progress on several strategic initiatives throughout the year. The merger with Herzog, Heine, Geduld, Inc. (“Herzog”), a leading Nasdaq market-maker, was completed during the third quarter of 2000, and as a result of the integration, internalization of Nasdaq order execution is increasing. For further information, see Note 2 to the Consolidated Financial Statements. As part of the expansion of its private equity business, Merrill Lynch launched, with partners, a $300 million venture capital fund to invest primarily in mobile Internet ventures and technologies in Europe and North America. In addition, Merrill Lynch joined with other financial firms to establish TheMarkets.com, a portal for institutional investors offering equity research, equity new issue information, and news and market data, as well as BondBook LLC, an electronic bond trading system. CICG continued to leverage technology more broadly to extend leadership, and expand services to clients in key markets. MLX MarketEdge was launched in Europe, delivering an equity trading platform for retail broker-dealers. The application provides electronic access to about 15,000 European and U.S. stocks with immediate execution. In 2000, CICG transferred its listed energy futures and options execution business and, in January 2001, announced an agreement to sell certain energy-trading assets. This transaction is expected to close in the first quarter of 2001. These sales are part of a focus on the reallocation of firm resources towards businesses where Merrill Lynch can generate the greatest returns.

     In May 2000, CICG launched a new business initiative – Merrill Lynch Securities Services Division – to both consolidate and expand the securities clearing, settlement, custody, and financing businesses. The new division was created to meet the expanding demand for global clearing and settlement services, as increased worldwide trading volumes and structural changes in markets place a greater premium on efficiency and scale in back-office processing functions.

     In 1999, CICG formed the Direct Markets e-business group to develop integrated, electronically-delivered products and services for CICG clients worldwide, including research, analytics, investment information, underwriting, trading, and post-trade reporting. In late 1999, Direct Markets introduced iDealSM , a new software platform for offering all types of debt and equity securities that is designed to increase the efficiency of the underwriting process, enhance the dissemination of information, and broaden distribution. Merrill Lynch’s iDeal platform was named best online site for equity and debt new issues by Euromoney. A strategic alliance with Multex.com was formed in December 1999 to co-develop global research and information web sites for Merrill Lynch clients, and to develop technology that will offer clients expanded market data and news, as well as interactive investor conference calls to give customers real-time access to Merrill Lynch’s research analysts. CICG has also invested in electronic trading and market systems.

CICG’S RESULTS OF OPERATIONS

(dollars in millions)
	2000	1999	1998

Commissions	$2,415	$2,034	$1,764
Principal transactions
and net interest profit	5,954	4,309	1,757
Investment banking	3,399	2,952	2,746
Other revenues	777	497	494

Total net revenues	$12,545	$9,792	$6,761

Pre-tax earnings	$3,881	$2,698	$1,046
Pre-tax profit margin	30.9%	27.6%	15.5%
Total full-time employees	15,300	14,000	13,400

     In 2000, CICG’s pre-tax earnings were a record $3.9 billion, up 44% from 1999, with a pre-tax profit margin of 30.9%, up more than 3 percentage points from 27.6% in 1999. CICG’s net revenues increased 28% from 1999 to $12.5 billion, due primarily to an outstanding performance in equity trading and origination, and record strategic advisory fees. In 1999, pre-tax earnings and net revenues rose 158% and 45%, respectively, from 1998, due to significantly improved market conditions and lower expense ratios. In 1998, the highly volatile global markets, particularly in the latter half of the year, negatively impacted financial markets, especially debt markets.

Client Facilitation and Trading
COMMISSIONS revenues advanced 19% in 2000 to $2.4 billion, primarily due to increased trading volume in global equity markets. In 1999, commissions revenues rose 15% to $2.0 billion, as a result of increased volume of listed and over-the-counter securities transactions.

PRINCIPAL TRANSACTIONS AND NET INTEREST PROFIT

(dollars in millions)
	2000	1999	1998

Equities and equity derivatives	$3,634	$2,223	$1,444
Debt and debt derivatives	2,320	2,086	313

Total	$5,954	$4,309	$1,757

     Trading of over-the-counter equity, debt, and derivative instruments and related hedging and financing activities generate both principal transactions revenues and net interest and dividend revenues. In assessing the profitability of its client facilitation and trading activities, Merrill Lynch aggregates net interest and principal transactions revenues. For financial reporting

Management’s Discussion and Analysis 31

purposes, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues and dividends and interest are recorded in net interest profit. Changes in the composition of trading inventories and hedge positions can cause the recognition of principal transactions and net interest revenues to fluctuate.

     Principal transactions and net interest profit was $6.0 billion in 2000, up 38% from 1999. Equities and equity derivatives net trading revenues advanced 63% from 1999 to $3.6 billion, due to significantly higher revenues from both U.S. and non-U.S. equities, as well as portfolio trading. The increase in revenues was largely a result of increased trading volumes in global markets, as well as higher dividend revenues. In addition, equity-related net interest rose due to increased stock loan and other secured financing activity. Debt and debt derivatives net trading revenues were $2.3 billion, up 11% from 1999, primarily due to increased global derivative trading, partially offset by lower trading revenue in investment-grade and emerging market debt. High-yield secondary trading declined in 2000 due to widening credit spreads and a reduction in liquidity. Net interest related to debt trading also declined as a result of higher funding costs.

     In 1999, principal transactions and net interest profit increased $2.6 billion from 1998 due to significantly improved global market conditions. Equities and equity derivatives net trading revenues advanced 54% from 1998 to $2.2 billion due to significantly higher revenues from both U.S. and non-U.S. equities, as well as convertibles, benefiting from improved market conditions. Debt and debt derivatives net trading revenues were $2.1 billion, up sharply from 1998, when revenues suffered from significant illiquidity in global debt markets, an unprecedented sharp widening of credit spreads, and counter-party credit losses.

INVESTMENT BANKING

(dollars in millions)
	2000	1999	1998

Debt underwriting	$410	$427	$656
Equity underwriting	1,630	1,256	1,019
Strategic advisory services	1,359	1,269	1,071

Total	$3,399	$2,952	$2,746

Underwriting revenues were $2.0 billion, up 21% from 1999, due to increased equity and equity-linked underwriting revenues, which were partly offset by lower corporate bond and high-yield underwriting revenues. Merrill Lynch retained its position as the leading underwriter of total debt and equity securities for the 12th consecutive year globally and for the 13th consecutive year in the United States. Merrill Lynch’s underwriting market share information based on transaction value follows:

	2000		1999		1998

	Market		Market		Market
	Share	Rank	Share	Rank	Share	Rank

Global proceeds
Debt and equity	12.5%	1	12.6%	1	13.3%	1
Debt	12.1	1	12.5	1	12.8	1
Equity and equity-linked	15.2	2	12.4	3	13.1	3

U.S. proceeds
Debt and equity	14.8%	1	15.7%	1	15.1%	1
Debt	14.8	1	15.8	1	14.6	1
Equity and equity-linked	14.6	3	12.3	4	15.7	1

Source: Thomson Financial Securities Data statistics based on full credit to book manager.

Strategic Advisory Services fees rose 7% in 2000 to a record $1.4 billion, benefiting from higher levels of merger and acquisition activity. Merrill Lynch’s merger and acquisition market share information based on transaction value follows:

	2000		1999		1998

	Market		Market		Market
	Share	Rank	Share	Rank	Share	Rank

Completed transactions
Global	32.3%	3	21.7%	4	24.7%	2
U.S.	30.1	3	22.3	4	32.8	1

Announced transactions
Global	22.3%	4	34.5%	2	25.0%	3
U.S.	27.9	4	29.7	3	31.5	2

Source: Thomson Financial Securities Data statistics based on full credit to both target and acquiring companies’ advisors.

OTHER REVENUES include investment gains and losses and partnership distributions. Other revenues increased 56% to $777 million in 2000, and remained virtually unchanged in 1999 compared with 1998.

PRIVATE CLIENT GROUP
PCG provides a choice of wealth management services that assist clients around the world in building financial assets and enhancing returns in relation to risk tolerance and investment objectives. In 2000, PCG made significant progress in developing a full range of services to provide clients with access to Merrill Lynch products with a choice of multiple platforms to access these services.

     In the United States, PCG offers its clients a choice of traditional commission-based investment accounts, and a variety of asset-priced investment services, as well as self-directed online accounts, many of which include access to Merrill Lynch’s award-winning research. Outside of the United States, Merrill

32 Management’s Discussion and Analysis

Lynch continues to expand its services to provide clients with a similar choice of wealth management services. As part of this expansion, in April 2000 Merrill Lynch formed a 50/50-owned corporation with HSBC Holdings plc (“HSBC”) to create the first global online investment and banking services company, serving individual self-directed customers outside the United States. This is a key element in PCG’s strategy to offer clients the widest possible choice of services to suit their investment needs. Merrill Lynch HSBC launched online integrated investment and banking services in Canada and Australia during 2000. These services include world-class research, which was also introduced in the United Kingdom as a prelude to the full U.K. launch in 2001.

     PCG provides a wide range of fee-based products and services, including Unlimited AdvantageSM , a U.S. fee-based, brokerage service introduced in 1999. Unlimited Advantage attracted $13 billion of net new money in 2000, bringing total assets to $83 billion at the end of the year, up 31% from the 1999 year-end. Total assets in asset-priced accounts increased 24% to $209 billion in 2000.

Assets in Asset-Priced Accounts
(dollars in billions)

$ 95
$ 168
$ 209
1998
1999
2000
U.S.
Non-U.S.

     Client assets in Merrill Lynch DirectSM , the online investing service for self-directed investors introduced in 1999, grew to $3 billion at the end of 2000, including $1 billion of net new money. Over 850,000 clients now have online access to their Merrill Lynch accounts through either Merrill Lynch OnLine or Merrill Lynch Direct. Merrill Lynch’s online platforms continued to garner many awards throughout the year. Merrill Lynch Direct was named as one of the “Best Online Brokers of 2000” by Money magazine, and was praised as one of the “best values of all surveyed brokers” by BusinessWeek. Merrill Lynch’s platform of choice strategy for retail investors was named as the top brokerage by SmartMoney magazine in two of three categories in its “Best Broker” survey.

     PCG provides a wide range of other products, including retail brokerage, asset and liability management, retail and private banking, trust and generational planning services, and insurance products. Outside the United States, PCG’s products and services also include private banking services, which provide high-net-worth individuals with a host of products and services to meet their financial objectives, including investing and borrowing strategies, investment management, trust and personal holding company services, and currency management. PCG products and services are provided to individual investors, corporations, and institutions through various distribution networks, including approximately 20,200 Financial Consultants in over 1,000 Private Client offices in 34 countries.

     Financial Consultants and other investment professionals work with individual investors, small- and medium-sized businesses, and other organizations to address clients’ financial concerns by matching the numerous proprietary and third-party products offered by Merrill Lynch with the clients’ customized needs. These products include:

  The Cash Management Account® (“CMA”) for individuals, and Working Capital Management AccountSM
  (“WCMA® ”) for small- and mid-sized businesses, which encompass securities transactions, money sweeps, electronic funds-transfer capabilities, debit card access, and many other financial management features.
  A global array of mutual fund portfolios in over 100 mutual fund families covering a wide cross section of industries and regions of the world.
  Various advisory services with pricing alternatives, including Merrill Lynch Consults®, Merrill Lynch Mutual Fund AdvisorSM , and Global Funds AdvisorSM .
  Other services provided include mortgages and other consumer loans, margin lending, commercial financing, annuity and life insurance products, trust and other estate planning techniques, and advisory and administrative activities for defined contribution, defined benefit, and various stock plans.

     In mid-2000, cash inflows of certain CMA and other types of accounts were redirected from taxable money market funds that are included in assets under management and are not on the Consolidated Balance Sheets, to bank deposits at Merrill Lynch’s U.S. banks. As a result, U.S. bank deposits included in Demand and time deposits on the Consolidated Balance Sheets

Management’s Discussion and Analysis 33

grew to $55 billion from $6 billion at the end of 1999. These deposits were primarily invested in high quality marketable investment securities. For further information, see Note 4 to the Consolidated Financial Statements.

     During 2000, PCG took several actions to reallocate and focus the use of resources in its businesses. PCG entered into a long-term outsourcing arrangement for certain mortgage origination services of Merrill Lynch Credit Corporation with Cendant Mortgage Corporation effective in 2001, sold the Employee Stock Purchase Plan servicing business to Computer-share Ltd., and entered into an agreement to outsource the administrative services for smaller U.S. 401(k) plans to BISYS Plan Services, L.P. However, Merrill Lynch will continue to offer and fund mortgages for clients and provide structuring and advice for 401(k) plans, thereby retaining those elements of these businesses where it believes it can add the most value. Additionally, Merrill Lynch sold its Puerto Rico retail brokerage business to Santander Securities Corporation.

PCG’S RESULTS OF OPERATIONS

(dollars in millions)
	2000	1999	1998

Commissions	$4,397	$4,132	$3,990
Principal transactions and
new issue revenues	2,119	2,105	1,944
Asset management and
portfolio service fees	3,781	3,075	2,679
Net interest profit	1,653	1,183	884
Other revenues	145	124	84

Total net revenues	$12,095	$10,619	$9,581

Pre-tax earnings	$1,617	$1,386	$1,566
Pre-tax profit margin	13.4%	13.1%	16.3%
Total full-time employees	46,800	44,900	42,500
Total Financial Consultants	20,200	18,600	17,800

     Pre-tax earnings for PCG were a record $1.6 billion, up 17% from $1.4 billion in 1999. Net revenues were $12.1 billion, up 14% from 1999. In 1999, pre-tax earnings declined 11% and net revenues rose 11%. The 2000 pre-tax profit margin was 13.4%, compared with 13.1% in 1999, and 16.3% in 1998. The profitability of the PCG business in 2000 was driven by strong results outside the United States in the first quarter of 2000 and significantly reduced expenses in the United States in the second half of 2000. PCG’s 2000 expenses include a $70 million charge for compensation and benefits expenses related to staff reductions. Net revenues increased 11% in 1999 compared with 1998 due to increased trading volume and growth in assets in asset-priced accounts. Higher technology and advertising expenses in 1999 caused pre-tax earnings to decline 11% from 1998.

COMMISSIONS revenues increased 6% to a record $4.4 billion in 2000, as a result of increased mutual fund commissions. This increase was partly offset by a decline in listed securities commissions due to weaker market conditions in the second half of the year, as well as a shift in revenue to portfolio service fees as assets have moved from traditional transaction-priced accounts to asset-priced services. Commissions revenues increased 4% in 1999 to $4.1 billion as increased volume led to higher revenues from global listed and over-the-counter securities transactions.

PRINCIPAL TRANSACTIONS AND NEW ISSUE REVENUES remained virtually unchanged from 1999. In 1999, principal transactions and new issue revenues rose 8% from 1998 to $2.1 billion due to increased trading volumes as a result of favorable market conditions. PCG’s principal transactions revenues primarily represent realized bid-offer revenues in over-the-counter equity securities, government bonds, and municipal securities.

ASSET MANAGEMENT AND PORTFOLIO SERVICE FEES which include asset management, portfolio service, account, and other fees, reached a record $3.8 billion, an increase of 23% from 1999. The increase was largely due to a rise in portfolio fees, as assets shifted to asset-priced accounts, such as Unlimited Advantage and Merrill Lynch Consults, during the year.

     The value of assets in Private Client accounts at year-end 2000, 1999, and 1998 is summarized as follows:

(dollars in billions)
	2000	1999	1998

Assets in Private Client accounts
U.S.	$1,337	$1,338	$1,164
Non-U.S.	140	137	98

Total	$1,477	$1,475	$1,262

Assets in asset-priced accounts	$209	$168	$95

     An analysis of the change in assets in Private Client accounts from year-end 1999 to year-end 2000 is detailed below:

(dollars in billions)
		Net changes due to

	Year-end 1999	New Money	Asset Depreciation	Year-end 2000

Assets in Private
Client accounts	$1,475	$150	$(148)	$1,477

34 Management’s Discussion and Analysis

Private Client Assets
(dollars in billions)

$ 860
$ 792
$ 1,063
$ 979
$ 1,262
$ 1,164
$ 1,475
$ 1,338
$ 1,477
$ 1,337
1996
1997
1998
1999
2000
U.S.
Non-U.S.

     Despite declines in all major equity markets, total assets in U.S. Private Client accounts remained essentially unchanged from the end of 1999, with net new money inflows of $119 billion during the year. Outside the United States, assets in Private Client accounts were $140 billion, with $31 billion of net new money inflows during the year.

NET INTEREST PROFIT was $1.7 billion, up 40% from $1.2 billion in 1999. Growth in deposits and the related investment portfolios at Merrill Lynch’s U.S. banks is primarily responsible for the increase in net interest. Additionally, higher average security-based and other customer-lending balances in 2000 generated an increase in net interest. In 1999, net interest profit increased 34%, principally due to higher interest revenue from customer-lending activities.

OTHER REVENUES increased 17% in 2000, from $124 million to $145 million, and increased 48% in 1999.

MERRILL LYNCH INVESTMENT MANAGERS

MLIM is one of the world’s largest investment managers, with $557 billion in assets under management. MLIM offers an extremely wide range of investment products, ranging from short-term fixed income portfolios to medium- and long-duration fixed income funds, as well as active, passive, and quantitative equity and balanced products that cover virtually every market in the world. These products are available in a wide variety of forms including mutual funds or their equivalent, closed end funds, unit investment trusts, and segregated portfolios. During 1999 and continuing into 2000, MLIM added to its traditional core of active investment capabilities with the formation of Merrill Lynch Quantitative Advisers, a management unit offering products that utilize quantitative techniques designed to provide consistent and high investment returns. Product breadth was further enhanced during 2000 by the development of private equity fund-of-funds and hedge fund capabilities. These businesses won significant new clients in 2000. MLIM provides investment management services to a diverse global clientele of institutions, including pension plans and corporations; high-net-worth individuals; mutual funds; and other investment vehicles. MLIM markets its services through the PCG distribution channel and both CICG and third-party distribution networks.

     MLIM made progress during 2000 by substantially improving worldwide investment performance. On an overall basis, 69% of total assets under management had investment results during 2000 that either met or exceeded a relevant benchmark. This improvement is evidenced in 78% of MLIM’s worldwide retail mutual fund assets exceeding the applicable industry median, and 61% of total institutional assets under management exceeding their benchmark during 2000. In the U.S. equity mutual fund market, 73% of MLIM assets performed above median in 2000, while nearly 50% of the assets were in first quartile funds.

     This improved investment performance was accompanied by continued investment in people, expansion of product range, and further business integration. During 2000, MLIM rebranded its business into a single global organization by uniting Merrill Lynch Asset Management and Merrill Lynch Mercury Asset Management under the MLIM brand name. In the United States, MLIM offers its products through the Merrill Lynch distribution network under the MLIM brand name and Merrill Lynch Mercury products are offered for sale through other financial intermediaries. Outside the United States, MLIM-branded products are available through both the Merrill Lynch distribution network and other financial intermediaries.

     Global Finance recognized the growing success and strength of MLIM by naming it “Best Asset Management Bank” in 2000.

     As part of the firmwide effort to reallocate resources towards businesses which add the most value, MLIM outsourced certain fund accounting and daily pricing services for Merrill Lynch’s U.S. retail mutual funds to State Street Bank and Trust Company, beginning January 1, 2001.

Management’s Discussion and Analysis 35

MLIM’S RESULTS OF OPERATIONS

(dollars in millions)
	2000	1999	1998

Commissions	$389	$383	$350
Asset management fees	1,892	1,664	1,514
Other revenues	203	198	128

Total net revenues	$2,484	$2,245	$1,992

Pre-tax earnings	$537	$482	$427
Pre-tax profit margin	21.6%	21.5%	21.4%
Total full-time employees	4,200	3,500	3,200

     Pre-tax earnings for MLIM were $537 million in 2000, up 11% from $482 million in 1999. Results in 1999 include a $71 million pre-tax investment gain on the sale of an interest in the Royal Bank of Scotland. After adjusting for the gain, pre-tax earnings increased from 1999 by 31%. On the same basis, net revenues increased 15% from 1999 to $2.5 billion, and the pre-tax profit margin in 2000 was 21.6%, compared with an adjusted 19.1% in 1999, and 21.4% in 1998. The 2000 results also reflect revenue gains from a shift in product mix in U.S. equity mutual funds and U.K. institutional services. Pre-tax earnings declined 4% and net revenues increased 8% on an adjusted basis in 1999.

COMMISSIONS revenues were relatively unchanged in 2000. In 1999, commissions revenues rose 9% to $383 million due to increased mutual fund sales.

ASSET MANAGEMENT FEES advanced 14% in 2000 to a record $1.9 billion as a result of higher management and performance fees. The increase in 1999 was due to a 9% rise in assets under management.

     MLIM’s assets under management for each of the last three years were comprised of the following:

(dollars in billions)
	2000	1999	1998

Assets under management
Retail(1)	$251	$300	$288
Institutional	261	255	221
Private accounts(2)	45	39	35

Total	$557	$594	$544

(1)	Net of outflows of $36 billion of money market funds which transferred to bank deposits at Merrill Lynch’s U.S. banks in 2000.
(2)	Represents segregated portfolios for individuals, small corporations, and institutions.

Assets Under Management by Type
(dollars in billions)

$ 600
500
400
300
200
100
0
$ 265
$ 487
$ 544
$ 594
$ 557
1996
1997
1998
1999
2000
Equity
Fixed income
Money market
Private accounts

     At year-end 2000, assets under management totaled $557 billion, a 6% decline from 1999. Excluding the impact of net outflows of client cash balances to Merrill Lynch’s U.S. banks from money market funds, assets under management remained essentially unchanged from 1999. MLIM has attracted positive net new money for 5 consecutive quarters, including $33 billion in 2000, despite volatile markets in the second half of the year.

     An analysis of the change in assets under management from year-end 1999 to year-end 2000 is as follows:

(dollars in billions)
		Net changes due to

Year-end 1999		New Money		Asset Depreciation(2)	Year-end 2000
			Other(1)

Assets under
management	$594	$33	$(25)	$(45)	$557

(1)	Includes reinvested dividends of $11 billion and net outflows of $36 billion of retail money market funds which transferred to bank deposits at Merrill Lynch’s U.S. banks.
(2)	Includes $(17) billion impact of foreign exchange, primarily due to the decline in value of the British pound against the U.S. dollar.

36 Management’s Discussion and Analysis

OTHER REVENUES rose 3% to $203 million in 2000. The increase was due to higher net interest, offset by lower investment gains. Other revenues in 1999 increased by 55%, due to the pre-tax gain on the sale of an interest in the Royal Bank of Scotland.

Global Operations
Merrill Lynch’s non-U.S. operations are organized into five geographic regions:

  Europe, Middle East and Africa,
  Japan,
  Asia Pacific/Australia,
  Canada, and
  Latin America.

     The following charts illustrate the change in the composition of Merrill Lynch’s net revenues by geographic region from 1996 to 2000.

Net Revenues by Geographic Region

2000
5%
10%
19%
66%
1996
3%
11%
11%
75%
U.S.
Japan
Europe
Other Non-U.S.

     The following summary of regional operating results excludes all items included in the corporate segment. For further information see Note 14 to the Consolidated Financial Statements.

EUROPE, MIDDLE EAST AND AFRICA

(dollars in millions)	2000	1999	1998

Net revenues	$ 4,989	$ 4,181	$ 2,783
Pre-tax earnings	1,468	1,106	311
Total full-time employees	8,800	7,600	7,200

     Merrill Lynch operates in Europe, the Middle East and Africa as a dealer in a wide array of equity and debt products, and also provides investment management, investment banking, private banking, and research services. This region is poised for accelerated growth due to changes in demographics, the growth of an equity culture, and the development of the Euroland economy. In line with its strategy of becoming a global leader with a strong local presence in key markets, Merrill Lynch now has 47 offices in 21 countries in the region. In addition, Merrill Lynch HSBC, a 50/50-owned corporation formed earlier this year, which is headquartered in London, is combining HSBC’s world-class banking with Merrill Lynch’s world-renowned research capabilities and investment expertise, to offer online investment and banking services to individual, self-directed customers. A free research service was launched in the U.K. in December in advance of expanded service in 2001.

Management’s Discussion and Analysis 37

     As a result of the December 1997 acquisition of Mercury Asset Management, Merrill Lynch has preeminent investment management capabilities in this region. As part of the integration of the investment management business, Mercury Asset Management began to operate under the MLIM brand during the year.

     All of the region’s businesses performed well in 2000, with notable contributions from equity markets and investment banking. Merrill Lynch participated in several landmark transactions during the year, including lead manager for South Africa’s first private sector bond issue, lead role in the largest U.S. dollar-denominated bond deal at that time, and joint book runner in the largest accelerated equity book-building offering worldwide. Merrill Lynch has established itself as the leading equities house in the region, and was named “Equity House of the Year” by The Banker. This year was particularly successful in investment banking, as Merrill Lynch participated in a number of top deals in the region, and won seven categories in Corporate Finance magazine’s “Deals of the Year 2000” survey, including “Best M&A Takeover.” In addition, Merrill Lynch was named by the Reuters/Tempest Emerging Markets Survey as winner in the “Best Broker,” “Best Investment Bank,” and “Best Broker Execution” categories.

     In 2000, net revenues for the region increased 19% from 1999, primarily due to strong equity trading and advisory revenues. Pre-tax earnings increased 33% from 1999 to $1.5 billion, primarily due to increased revenues.

     In 1999, net revenues for the region were up 50%, primarily due to higher investment banking and equity and debt trading revenues, as market conditions stabilized compared with the second half of 1998. The increase in pre-tax earnings was mainly attributable to significantly higher revenues, resulting primarily from investment banking activities and the lower 1998 debt trading results.

JAPAN

(dollars in millions)
	2000	1999	1998

Net revenues	$ 1,410	$ 1,075	$ 592
Pre-tax earnings	271	(6)	(123)
Total full-time employees	3,500	3,200	2,900

     Merrill Lynch continued to enhance its presence in the region with the successful alignment of its various businesses in Japan. The firm now provides an integrated range of PCG, MLIM, and CICG products and services to individual, institutional, and corporate clients. In a difficult market environment during 2000, CICG and PCG distributed several equity public offerings through Merrill Lynch Japan Securities (“MLJS”), and launched eleven proprietary debt product offerings. Developing synergies between MLIM and PCG resulted in the successful introduction and distribution of six new MLIM funds.

     The region’s CICG business, which operates under the name Merrill Lynch Japan (”MLJ”), continued to improve its performance in 2000, with record revenues in its equity and advisory businesses. Merrill Lynch has significantly expanded its origination activities and presence in Japan, including involvement in the NTT Communications Corporation privatization. Merrill Lynch ranked No.2 in Japanese announced M&A, according to Thomson Financial Securities Data.

     The development of Merrill Lynch’s Private Client business in Japan in 2000 continued to be adversely impacted by the difficult market environment. Nevertheless, total client accounts surpassed 100,000, an increase of over 50% from 1999. MLJS introduced variable annuities and securities-based lending products for the first time in the region. In addition, the Japanese versions of the CMA account and Merrill Lynch OnLine were introduced. In March 2001, Merrill Lynch intends to combine MLJS with its institutional group, MLJ, which will facilitate further operating efficiencies.

     MLIM, one of the leading institutional money managers in Japan, continued to be adversely affected by the difficult market environment. MLIM has introduced a range of products including index funds, alternative investments, and unit investment trusts. MLIM is one of the few foreign asset management companies in the country with both institutional and retail businesses. During 2000, the business added 18 new institutional clients and $1.8 billion in net new money. In addition, MLIM Japan was selected as the “Best Japanese Equity Fund Manager” by leading pension plan sponsors.

     Net revenues in the Japan region were up 31% from 1999, reflecting improved equity and debt trading revenues and increased asset management fees. Pre-tax earnings reached $271 million in 2000, up sharply from 1999.

     Net revenues in the Japan region in 1999 were 82% higher than 1998. These higher revenues were partially offset by a full year of fixed expenses and higher production-related compensation costs associated with MLJS.

ASIA PACIFIC/AUSTRALIA

(dollars in millions)
	2000	1999	1998

Net revenues	$ 1,259	$ 1,074	$ 554
Pre-tax earnings	226	194	(212)
Total full-time employees	2,700	2,500	2,300

     Merrill Lynch serves a broad retail and institutional client base throughout the Asia Pacific/Australia region, and offers a

38 Management’s Discussion and Analysis

full range of PCG, MLIM, and CICG products. Merrill Lynch operates from offices in the People’s Republic of China, Hong Kong (a special administrative region of China), Singapore, Taiwan, South Korea, Thailand, Malaysia, Indonesia, India, the Philippines and Australia. Merrill Lynch has an established trading presence and exchange memberships in all major financial markets in the region. The Private Client business operates 16 offices, including two in the Western United States, offering investment services and wealth management products to its clients. MLIM operates 11 offices offering a diverse mix of investment management products and services to institutional and retail clients.

     During 2000, Private Client opened offices in Seoul, Korea and Kaohsiung, Taiwan, and MLIM restructured its business in Thailand with the sale of its asset management unit. Additionally, Merrill Lynch HSBC, the global online investment services and banking company, launched its services in Australia in December of 2000.

     The region had another record year in 2000, with record revenues in CICG, PCG, and MLIM. Merrill Lynch participated in some of the largest deals ever for the Asia Pacific/Australia region, including sole book-runner on the largest ever convertible bond offering, joint lead on the largest ever simultaneous equity placement and exchangeable bond offering, and joint sell-side advisor on the largest ever M&A transaction. IFR magazine awarded Merrill Lynch both “Asian Equity-Linked Deal of the Year” and “Asian Equity-Linked House of the Year,” and Institutional Investor magazine named Merrill Lynch No.1 in Asian Equity and Fixed Income Research for the second year in a row.

     Net revenues in the region grew 17% in 2000 to $1.3 billion. The increase resulted from strong revenues in equity markets and record Private Client revenues, as well as higher advisory fees. Pre-tax earnings rose 16% in 2000 to $226 million.

     In 1999, net revenues in the region were up $520 million from 1998 due to strong revenues from equities and equity derivatives and record Private Client revenues, as well as increased asset management fees. Pre-tax earnings rose to $194 million.

CANADA

(dollars in millions)	2000	1999	1998

Net revenues	$823	$629	$642
Pre-tax earnings	153	50	9
Total full-time employees	4,000	3,700	3,700

     In 2000, Merrill Lynch solidified its position in Canada as a premier, full service securities firm, providing an integrated range of PCG, CICG, and MLIM products and services to individual and institutional clients as well as corporate and government issuers.

     Merrill Lynch’s Private Client Network made significant progress in 2000, ranking as one of the top three in Canada with a team of more than 1,200 Financial Consultants. PCG continued to grow as client assets increased to $34 billion. During the year, Merrill Lynch embarked on a wealth management strategy focusing on high-net-worth clients. In December, Merrill Lynch HSBC, the global online investment services and banking company, launched its services in Canada.

     In CICG, equity markets performed well, as a result of event-driven transactions and customer volume. Reuters, in its 2000 Survey, ranked Merrill Lynch Canada No.1 in the following categories: “Best Broker Research” according to corporations, and “Best Broker Product and Service” according to fund managers. In recognition of the debt markets business, Euromoney magazine awarded Merrill Lynch Canada “The Best Foreign Bond House.” Investment banking generated notable improvement in performance.

     MLIM offers a full range of investment solutions for both retail and institutional investors. Assets under management increased 15% from the end of 1999 to $6 billion. During the year, MLIM consolidated its Atlas family of mutual funds into the Merrill Lynch Funds group, resulting in nearly $3 billion in combined assets.

     Net revenues in the region increased 31% in 2000 to $823 million, as equity markets improved substantially in the region. Pre-tax earnings more than tripled to $153 million in 2000, primarily due to improved profitability in CICG and improved margins in PCG.

     Net revenues for the region in 1999 were down slightly from 1998. Pre-tax earnings increased significantly from 1998, primarily due to costs incurred in 1998 due to the Midland Walwyn merger.

LATIN AMERICA

(dollars in millions)	2000	1999	1998

Net revenues	$720	$615	$412
Pre-tax earnings	169	124	(69)
Total full-time employees	1,200	1,200	1,200

     Merrill Lynch provides various brokerage and investment services, including financial planning, investment banking, research, and asset management to Latin American clients.

     The economies of the Latin American countries were on a recovery track through the first half of 2000, as the volatility stemming from the first quarter 1999 Brazilian currency devalu-

Management’s Discussion and Analysis 39

ation had substantially subsided. In the latter part of 2000, despite higher oil prices that favored certain Latin American economies, the downturn in the United States and other global stock markets dampened the pace of the region’s economic recovery.

     In January of 2000, Merrill Lynch executed a $1.1 billion secondary offering for Grupo Televisa, signifying the return of Latin American issuers to the equity markets, after a two-year absence. This equity offering was one of the largest non-privatization offerings by a corporate issuer in the region. Also in January, Merrill Lynch advised and executed a $3.3 billion exchange offer for an Argentine energy company. The innovative structure of the deal earned Merrill Lynch the title of “Best Foreign M&A House of the Year” in Euromoney’s Awards of Excellence issue. In August, Merrill Lynch executed a $4.3 billion secondary offering for a Brazilian company, the largest ever equity offering in Latin America and one of the largest privatizations in emerging markets history. Merrill Lynch continues to receive high honors in numerous categories, including “Best Equity House in Latin America” by LatinFinance and Global Finance, first place in Institutional Investor’s 2000 Latin America Research Team for the fourth consecutive year, and first place in LatinFinance’s 2000 Latin Research Olympics.

     Net revenues for the region increased 17% from 1999 due to the gain on the sale of the Puerto Rico retail brokerage business to Santander Securities Corporation and higher commissions revenues. Pre-tax earnings advanced 36% from 1999 to $169 million.

     Net revenues in 1999 increased 49% from 1998 as trading and investment banking revenues were negatively impacted by volatile global markets throughout most of 1998. Pre-tax earnings for 1999 rose $193 million from 1998 due to significantly improved performance by the debt markets group.

Non-Interest Expenses

Merrill Lynch’s non-interest expenses are summarized as follows:

(dollars in millions)
	2000	1999	1998

Compensation and benefits	$13,730	$11,337	$9,308

Non-compensation expenses:
Communications and technology	2,320	2,053	1,758
Occupancy and related depreciation	1,006	953	881
Advertising and market development	939	783	690
Brokerage, clearing, and
exchange fees	893	779	764
Professional fees	637	571	559
Goodwill amortization	217	227	227
Provision for costs related to
staff reductions	–	–	430
Other	1,328	1,412	1,062

Total non-compensation expenses	$7,340	$6,778	$6,371

Total non-interest expenses	$21,070	$18,115	$15,679

Compensation and benefits as a
percentage of net revenues	51.3%	50.8%	52.3%
Non-compensation expenses as
a percentage of net revenues	27.4	30.4	33.4	(1)
Full-time employees	72,000	67,900	65,200

(1) Excluding provision for costs related to staff reductions.

(1) Excluding provision for costs related to staff reductions.

     Non-interest expenses were $21.1 billion in 2000, compared with $18.1 billion in 1999. The largest expense category, compensation and benefits, was up 21% from 1999 due to higher incentive and production-related compensation, resulting primarily from increased revenues. Also included in this

40 Management’s Discussion and Analysis

category is PCG’s $70 million charge related to staff reductions. An increase in the number of employees compared with year-end 1999 also contributed to this increase. Compensation and benefits were 51.3% of net revenues for 2000, relatively unchanged from 1999. Non-compensation expenses were 27.4% of net revenues, a three percentage point improvement from 1999.

     Communications and technology expense rose 13% in 2000 to $2.3 billion due to higher technology-related depreciation and systems consulting, as well as increased expenses related to market data services. Occupancy and related depreciation increased 6% to $1.0 billion.

     Advertising and market development expense was $939 million, up 20% from 1999 due to higher travel expenses and sales promotion costs associated with increased business activity. Brokerage, clearing, and exchange fees were $893 million, an increase of 15% from 1999 due to higher execution and clearing costs as a result of increased transaction volumes. Professional fees rose 12% to $637 million, partly as a result of higher employment service fees. Goodwill amortization was substantially unchanged at $217 million for the year, and other expenses declined 6% from 1999.

     Non-interest expenses in 1999 were up 16% compared with 1998. In the 1998 third quarter, Merrill Lynch recorded a $430 million ($288 million after-tax) provision for costs related to staff reductions aimed at reducing fixed and semi-fixed costs and resizing certain debt trading businesses. The staff reduction provision covered primarily severance costs, as well as costs to terminate long-term contracts and leases related to personnel reductions and resized businesses (see Note 2 to the Consolidated Financial Statements).

     Compensation and benefits rose 22% in 1999 due to higher levels of incentive compensation as a result of significantly higher profit and business volume compared with 1998. Communications and technology expense advanced 17% in 1999, primarily due to higher technology-related depreciation and communication maintenance and support, partly related to strategic online initiatives implemented during 1999. Occupancy and related depreciation increased 8% as a result of continued global expansion. Advertising and market development expense rose 13% from 1998, because of increased costs related to new advertising campaigns, particularly those related to Unlimited Advantage and online initiatives. Brokerage, clearing, and exchange fees, professional fees, and goodwill amortization remained virtually unchanged from 1998. Other expenses rose 33% partially due to higher provisions related to various business, operational, and legal matters.

Income Taxes
Merrill Lynch’s 2000 income tax provision was $1.7 billion, representing a 30.4% effective tax rate compared with 31.4% in 1999, and 34.2% in 1998. The decline in both the 2000 and 1999 effective tax rates was primarily attributable to an increase in lower-taxed non-U.S. income and additional tax-advantaged financing. Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assessed its ability to realize deferred tax assets primarily based on a strong earnings history and the absence of negative evidence as discussed in Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. During the last 10 years, average pre-tax earnings were $2.6 billion. Accordingly, management believes that it is more likely than not that deferred tax assets, net of the related valuation allowance, will be realized (see Note 12 to the Consolidated Financial Statements).

Management’s Discussion and Analysis 41

Balance Sheet

Overview

Management continually monitors and evaluates on a daily basis the level and composition of the balance sheet.

     The following charts illustrate the composition of the balance sheets at December 29, 2000 and December 31, 1999.

Assets

2000
20%
25%
12%
28%
15%
1999
16%
31%
32%
3%
18%
Trading Assets
Resale Agreements and Securities Borrowed
Marketable Investment Securities
Other
Trading-Related Receivables

Liabilities

2000
27%
18%
18%
6%
4%
18%
9%
1999
25%
23%
18%
12%
9%
6%
7%
Repurchase Agreements and Securities Loaned
Short-Term Borrowings
Trading Liabilities
Demand and Time Deposits
Long-Term Borrowings
Other
Trading-Related Payables

     In 2000, average total assets were $354 billion, up 18% from $300 billion in 1999. Average total liabilities in 2000 increased 17% to $335 billion from $286 billion in 1999, and average equity capital increased 31% to $19 billion during 2000. The major components of the increase in average total assets and liabilities are summarized as follows:

(dollars in millions)
	Increase	Change

Average assets
Marketable investment securities	$ 19,146	303%
Customer receivables	12,577	26
Receivables from brokers and dealers	9,566	96
Trading assets	8,833	9
Loans, notes and mortgages	4,084	44

Average liabilities
Demand and time deposits	$ 20,084	139%
Long-term borrowings	8,141	15
Trading liabilities	6,436	10
Commercial paper and other short-term borrowings	5,555	41
Customer payables	5,511	25

     Average balances in 2000 were higher compared with 1999, primarily resulting from increases in marketable investment securities, receivables, demand and time deposits, and long-term borrowings. The discussion that follows analyzes the changes in year-end financial statement balances of major asset and liability categories.

Trading-Related Assets and Liabilities

Trading-related balances primarily consist of trading assets (including securities pledged as collateral) and liabilities, receivables under resale agreements and securities borrowed transactions, payables under repurchase agreements and securities loaned transactions, and certain receivable/payable balances that result from trading activities. At December 29, 2000 total trading-related assets and liabilities were $276 billion and $197 billion, respectively.

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

TRADING ASSETS AND LIABILITIES

Trading inventory principally represents securities purchased (“long” positions), securities sold but not yet purchased (“short” positions), and the fair value of derivative contracts (see Note 1 to the Consolidated Financial Statements). These

42 Management’s Discussion and Analysis

positions are primarily the result of market-making, hedging, and proprietary activities.

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

     Trading assets, including securities pledged as collateral, at year-end 2000 were up 4% from year-end 1999, and trading liabilities increased 2% to $68.9 billion.

RESALE/REPURCHASE AGREEMENTS AND
SECURITIES BORROWED/LOANED TRANSACTIONS

Repurchase agreements and, to a lesser extent, securities loaned transactions are used to fund a significant portion of trading assets. Likewise, Merrill Lynch uses resale agreements and securities borrowed transactions to obtain the securities needed for delivery on short positions. These transactions are typically short-term in nature with a significant portion entered into on an overnight or open basis. Resale and repurchase agreements entered into on a term basis typically mature within 90 days.

     Merrill Lynch also enters into these transactions to meet customers’ needs. These “matched-book” repurchase and resale agreements or securities borrowed and loaned transactions are entered into with different customers using the same underlying securities, generating a spread between the interest revenue on the resale agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions. Exposures on these transactions are limited by their typically short-term nature and collateral maintenance policies.

     Receivables under resale agreements and securities borrowed transactions and payables under repurchase agreements and securities loaned transactions in 2000 increased 15% and 44% from year-end 1999, respectively, as a result of higher matched-book activity.

OTHER TRADING-RELATED RECEIVABLES AND PAYABLES

Securities trading may lead to various customer or broker-dealer balances. Broker-dealer balances may also result from recording trading inventory on a trade date basis. Certain receivable and payable balances also arise when customers or broker-dealers fail to pay for securities purchased or fail to deliver securities sold, respectively. These receivables are generally fully collateralized by the securities that the customer or broker-dealer purchased but did not receive. Customer receivables also include margin loans collateralized by customer-owned securities held by Merrill Lynch. Collateral policies significantly limit Merrill Lynch’s credit exposure to customers and broker-dealers. Merrill Lynch, in accordance with regulatory requirements, will sell securities that have not been paid for, or purchase securities sold but not delivered, after a relatively short period of time, or will require additional margin collateral, as necessary. These measures reduce market risk exposure related to these balances.

     Interest receivable and payable balances related to trading inventory are principally short-term in nature. Interest balances for resale and repurchase agreements, securities borrowed and loaned transactions, and customer margin loans are generally considered when determining the collateral requirements related to these transactions.

     Trading-related receivables at year-end 2000 were up $5 billion from 1999, and trading-related payables declined $11 billion from year-end 1999, primarily due to changes in broker-dealer balances.

Non-Trading Assets

INVESTMENTS

Marketable investment securities, including those held for liquidity management purposes, consist of highly liquid debt and equity securities. Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Other investments consist of equity and debt securities, including those acquired in connection with merchant banking activities, and venture capital investments, including technology investments, such as Electronic Communications Networks (“ECNs”), and investments to hedge deferred compensation liabilities (see Note 4 to the Consolidated Financial Statements). Investments grew from $17.7 billion at year-end 1999 to $58.2 billion at year-end 2000, mainly as a result of growth in Marketable investment securities, which was funded by increased bank deposits at Merrill Lynch’s U.S. banks (see the Non-Trading Liabilities – Borrowings section for further information).

LOANS, NOTES, AND MORTGAGES

Merrill Lynch’s portfolio of loans, notes, and mortgages includes mortgage loans on residences, working capital loans to small-

Management’s Discussion and Analysis 43

and medium-sized businesses, and syndicated loans. Merrill Lynch generally maintains collateral on these extensions of credit in the form of securities, liens on real estate, perfected security interests in other assets of the borrower, and guarantees. Loans, notes, and mortgages rose $6.3 billion in 2000 to $17.5 billion due to increased consumer lending activities. Merrill Lynch maintained collateral of $14.1 billion at December 29, 2000 to reduce related default risk.

OTHER

Other non-trading assets, which include cash and cash equivalents, goodwill (related primarily to the Mercury acquisition), equipment and facilities, and other assets, increased $11.3 billion from year-end 1999 levels. This increase is primarily due to increased cash equivalent balances at Merrill Lynch’s U.S. banks.

Non-Trading Liabilities

BORROWINGS

Portions of trading and non-trading assets are funded through deposits, long-term borrowings, and commercial paper (see the Capital Adequacy and Liquidity section for further information on funding sources).

      Commercial paper decreased from $24.2 billion at year-end 1999 to $14.0 billion at year-end 2000. Demand and time deposits increased $50.0 billion in 2000 as a result of higher customer deposits in U.S. banking subsidiaries which resulted from the redirection of cash inflows of certain CMA and other types of accounts from taxable money market funds to bank deposits. Outstanding long-term borrowings increased to $70.2 billion at December 29, 2000 from $54.0 billion at December 31, 1999. Major components of the change in long-term borrowings for 2000 and 1999 follow:

(dollars in billions)	2000	1999

Beginning of year	$ 54.0	$ 57.6
Issuances	33.7	15.6
Maturities	(15.7)	(18.6)
Other	(1.8)	(.6)

End of year(1)	$ 70.2	$ 54.0

Average maturity in years of long-term borrowings, when measured to:
Maturity	3.6	4.8
Earlier of the call or put date	3.0	4.2

(1) At year-end 2000 and 1999 , $48.8 and $45.0 billion, respectively, of long-term borrowings had maturity dates beyond one year.

OTHER

Other non-trading liabilities, which include liabilities of insurance subsidiaries and other payables, increased slightly from year-end 1999 levels.

Preferred Securities Issued by Subsidiaries

Preferred securities issued by subsidiaries consist primarily of Trust Originated Preferred SecuritiesSM (“TOPrS”SM ) (see Note 7 to the Consolidated Financial Statements for further information). TOPrS proceeds are utilized as part of general balance sheet funding (see the Capital Adequacy and Liquidity section for more information). Preferred securities issued by subsidiaries declined $11 million during 2000 as a result of foreign exchange-related fluctuations related to a yen-denominated TOPrS issuance.

Stockholders’ Equity

Stockholders’ equity at December 29, 2000 increased 41% to $18.3 billion from $13.0 billion at year-end 1999. The 2000 increase primarily resulted from net earnings and the net effect of employee stock transactions, partially offset by dividends.

     In the third quarter of 2000, Merrill Lynch’s Board of Directors declared a two-for-one stock split effected in the form of a 100% stock dividend. The par value of the stock remained at $1.33¹/3 per share. Accordingly, adjustments from paid-in capital to common stock and shares exchangeable into common stock were made to preserve the par value of the post-split shares. In addition, as a result of the merger with Herzog, after giving effect to the stock split, Merrill Lynch issued 17.1 million shares of common stock. All share and per share data have been restated for the effect of the stock split and the merger.

     At December 29, 2000, total common shares outstanding, excluding shares exchangeable into common stock, were 808.0 million, 7% higher than the 752.5 million shares outstanding at December 31, 1999. The increase was attributable principally to employee stock grants and option exercises.

     Total shares exchangeable into common stock at year-end 2000, issued in connection with the Midland Walwyn merger, were 4.7 million, compared with 8.0 million at year-end 1999.

     There were no common stock repurchases during 2000. In 1998, Merrill Lynch rescinded its share repurchase authority in order to facilitate pooling-of-interests accounting.

Capital Adequacy and Liquidity

The primary objectives of Merrill Lynch’s capital structure and funding policies are to:

  Ensure sufficient equity capital to absorb losses,
  Support the business strategies, and
  Assure liquidity at all times, across market cycles, and through periods of financial stress.

44 Management’s Discussion and Analysis

Capital Adequacy

At December 29, 2000, Merrill Lynch’s equity capital was comprised of $17.9 billion in common equity, $425 million in preferred stock, and $2.7 billion of TOPrS.

     Merrill Lynch continually reviews overall equity capital needs to ensure that its equity capital base can support the estimated risks and needs of its businesses, as well as the regulatory and legal capital requirements of its subsidiaries. Merrill Lynch uses statistically based risk models, developed in conjunction with risk management practices, to estimate potential losses arising from market and credit risks. Equity capital needs are determined based on these models, which dynamically capture changes in risk profile. Merrill Lynch also assesses the need for equity capital to support business risks, such as process risk, that may not be adequately measured through these risk models, as well as the potential use of equity capital to support growth. Merrill Lynch determines the appropriateness of its equity capital composition, which includes common stock, preferred stock, and TOPrS, taking into account the perpetual nature of its preferred stock and TOPrS. Based on these analyses and criteria, management believes that Merrill Lynch’s equity capital base of $21.0 billion is adequate.

     Merrill Lynch operates in many regulated businesses that require various minimum levels of capital (see Note 13 to the Consolidated Financial Statements for further information). Merrill Lynch’s broker-dealer, banking, insurance, and futures commission merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels and making affiliated investments.

     Merrill Lynch’s leverage ratios were as follows:

	Leverage Ratio	(1)	Adjusted Leverage Ratio	(2)

Year-end
December 29, 2000	19.4	x	11.6	x
December 31, 1999	19.7	x	12.7	x

Average(3)
Year ended December 29, 2000	19.0	x	11.7	x
Year ended December 31, 1999	21.5	x	13.8	x

(1)	Total assets to Total stockholders’ equity and Preferred securities issued by subsidiaries.
(2)	Total assets less (a) Receivables under resale agreements and securities borrowed transactions,(b) Marketable investment securities to Total stockholders’ equity and Preferred securities issued by subsidiaries.
(3)	Computed using month-end balances.

     An asset-to-equity leverage ratio does not reflect the risk profile of assets, hedging strategies, or off-balance sheet exposures. Thus, Merrill Lynch does not rely on overall leverage ratios to assess risk-based capital adequacy.

Liquidity

Liquidity risk occurs when there are timing differences between cash inflows from the businesses and cash outflows for business needs and maturing debt obligations. Merrill Lynch’s liquidity policy is to maintain alternative funding sources such that all unsecured debt obligations maturing within one year can be repaid when due without issuing new unsecured debt or liquidating business assets. Primary alternative funding sources to unsecured borrowings are repurchase agreements, securities loaned, and secured bank loans, which require pledging unhy-pothecated marketable securities held for trading or liquidity purposes. Other funding sources include liquidating cash equivalents; securitizing loan assets; and drawing on a committed, senior, unsecured bank credit facility that, at December 29, 2000, totaled $8 billion and was not drawn upon. Merrill Lynch maintains a contingency funding plan, which outlines actions that would be taken in the event of a severe funding disruption.

     Merrill Lynch regularly reviews the level and mix of its assets and liabilities to assess its ability to conduct core business activities without issuing new unsecured debt or drawing upon its bank credit facilities. The mix of assets and liabilities provides flexibility in managing liquidity since a significant portion of assets turn over frequently and are typically match-funded with liabilities having similar maturities and cash flow characteristics. At December 29, 2000, a significant portion of Merrill Lynch’s assets was considered readily marketable by management.

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

  repurchase agreements and securities loaned transactions,
  U.S., Canadian, Euro, Japanese, and Australian commercial paper programs, letters of credit,
  master notes,
  deposits at Merrill Lynch’s banking subsidiaries,
  bank loans,

Management’s Discussion and Analysis 45

  long-term debt,
  TOPrS,
  preferred stock, and
  common stock.

     Commercial paper represented 3% and 8% of total assets at year-end 2000 and 1999, respectively. Merrill Lynch maintains strict concentration standards for commercial paper and other short-term borrowings, including limits for any single investor.

     Deposits at Merrill Lynch’s banking subsidiaries have increased from $17.6 billion at year-end 1999 to $67.6 billion at year-end 2000, including $54.9 billion at Merrill Lynch’s U.S. banks. The additional deposits were primarily invested in high quality marketable investment securities (see the Non-Trading Liabilities – Borrowings section for further information).

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

     As part of an overall liquidity management strategy, Merrill Lynch’s insurance subsidiaries regularly review the funding requirements of their contractual obligations for in-force, fixed-rate life insurance and annuity contracts as well as expected future acquisition and maintenance expenses for all contracts. The insurance subsidiaries develop and market primarily variable life insurance and variable annuity products. These products are not subject to the interest rate, asset/liability matching, or credit risks attributable to fixed-rate products, thereby reducing the insurance subsidiaries’ risk profile and liquidity demands. At December 29, 2000, approximately 80% of invested assets of insurance subsidiaries were considered liquid by management.

ASSET AND LIABILITY MANAGEMENT

The relationship between assets and liabilities is managed on a consolidated basis across businesses and subsidiaries. Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible. Merrill Lynch uses derivative transactions to more closely match the duration of these borrowings to the duration of the assets being funded to minimize interest rate risk. Merrill Lynch also enters into currency swaps, to ensure that foreign-currency denominated assets are funded with like-currency denominated liabilities (to the extent that the currency cannot be sourced more efficiently through a direct debt issuance). Merrill Lynch uses swaps for asset and liability management to reduce its interest expense and effective borrowing rate. For further information, see Note 6 to the Consolidated Financial Statements.

CREDIT RATINGS

The cost and availability of unsecured financing generally are dependent on credit ratings. Merrill Lynch’s senior long-term debt, preferred stock, and TOPrS were rated by several recognized credit rating agencies at December 29, 2000 as follows:

	Senior Debt Ratings	Preferred Stock and TOPrS Ratings
Rating Agency

Dominion Bond Rating Service Ltd.	AA (low)	Not Rated
Fitch	AA	AA–
Moody’s Investors Service, Inc.	Aa3	aa3
Rating and Investment Information, Inc.(1)	AA	A+
Standard & Poor’s Ratings Services	AA–	A

(1) Located in Japan.

     Approximately $84.9 billion of indebtedness at December 29, 2000 is considered senior indebtedness as defined under various indentures.

Capital Projects and Expenditures

Merrill Lynch continually prepares for the future by expanding its operations and investing in new technology to improve service to clients. To support business expansion, for example, Merrill Lynch is building a new European headquarters in London, for approximately $620 million; approximately $420 million has been spent to date.

     Merrill Lynch has a long-term capital commitment of up to $600 million to Merrill Lynch HSBC, the 50/50-owned corporation created to provide global online investment and banking services. At December 29, 2000, $522 million of the total commitment was unfunded. The timing of the funding of this commitment will be determined by the Board of Directors of Merrill Lynch HSBC, which has equal representation from Merrill Lynch and HSBC. Merrill Lynch expects the commitment to be funded over a five year period.

Risk Management

Risk Management Philosophy

Risk-taking is an integral part of Merrill Lynch’s core business activities. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks. These risks include market, credit, liquidity, process, and other risks that are material and require comprehensive controls and management. The responsibility and accountability for these risks remain primarily with the businesses.

46 Management’s Discussion and Analysis

     The Corporate Risk Management (“CRM”) group ensures that these risks are properly identified, monitored, and managed throughout the firm. To accomplish this, CRM has established a risk management process, which includes:

  A formal risk governance organization that defines the oversight process and its components.
  A regular review of the entire risk management process by the Audit Committee of the Board of Directors.
  Clearly defined risk management policies and procedures supported by the most appropriate and advanced analytic tools available.
  Communication and coordination between the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight.
  Clearly articulated risk tolerance levels as defined by the Executive Management Committee (“EMC”) that are regularly reviewed to ensure that Merrill Lynch’s risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

     The risk management process, combined with CRM’s personnel and analytic infrastructure, works to ensure that Merrill Lynch’s risk tolerance is well-defined and understood by the firm’s risk-takers as well as by its executive management. Other groups, including Audit, Finance, and Treasury, work with CRM to establish this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of CRM is to make certain that risk-related losses occur within acceptable, predefined levels.

Risk Governance Structure

Merrill Lynch’s risk governance structure is comprised of the Audit Committee, the EMC, the Risk Oversight Committee (“ROC”), the Risk Policy Group (“RPG”), the business units, CRM, and various corporate governance committees. The roles of these respective groups are as follows:

     The Audit Committee is comprised entirely of external directors and has authorized the ROC to establish Merrill Lynch’s risk management policies.

     The EMC establishes risk tolerance levels for the firm and authorizes material changes in Merrill Lynch’s risk profile. It also ensures that the risks assumed by Merrill Lynch are managed within these tolerance levels and verifies that Merrill Lynch has implemented appropriate policies for the effective management of risks. The EMC must approve all substantive changes to risk policies, including those proposed by the ROC. The EMC pays particular attention to risk concentrations and liquidity concerns.

     The ROC, comprised of senior business and control managers and chaired by the Head of CRM, oversees Merrill Lynch’s risks and ensures that the business units create and implement processes to identify, measure, and monitor their risks. The ROC also assists the EMC in determining risk tolerance levels for the firm’s business units and monitors the activities of Merrill Lynch’s corporate governance committees, reporting significant issues and transactions to the EMC and the Audit Committee.

     The RPG is a working group of the ROC comprised of control managers and is chaired by the Head of CRM. The RPG reviews various risk-related issues and reports to the ROC.

     Various other governance committees exist to create policy, review activity, and ensure that new and existing business initiatives remain within established risk tolerance levels. These committees include the New Product Review Committee, Debt and Equity Capital Commitment Committees, Real Estate Capital Commitment Committee, Credit Policy Committee, Reserve Committee, Special Transactions Review Committee, and the Structured Products Committee. Representatives of the principal independent control functions participate as voting members of these committees.

Risk Framework

CRM’s chief monitoring and risk measurement tool is Merrill Lynch’s Risk Framework (“Framework”). The Framework defines and communicates Merrill Lynch’s risk tolerance and raises exceptions for certain areas of risk concentration. Exceptions and violations are reported and investigated at pre-defined and appropriate levels of management. The Framework and its limits have been approved by the EMC and the risk parameters that define the Framework have been reviewed by the Audit Committee. The EMC reviews the Framework annually and approves any material changes. The ROC reports all substantive Framework changes to the Audit Committee.

     The Framework establishes aggregate and broad risk limits for Merrill Lynch. Market risk limits are intended to constrain exposure to specific classes and factors of market risk and Value-at-Risk (“VaR”). VaR is a statistical measure of the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Credit risk limits are intended to constrain the magnitude and tenor of exposure to individual counterparties, types of counterparties, countries, and financing collateral. The Framework has been established for CICG, PCG, MLIM, and Treasury. Each business is responsible for ensuring that its risk activities adhere to the limits established under the Framework. Individual Frameworks are continually refined to increase the granularity and scope of risk coverage.

Corporate Risk Management

CRM is an independent control function responsible for Merrill Lynch’s risk management process. The head of CRM reports directly to the Chief Financial Officer, chairs the ROC and RPG, and is a member of the EMC. CRM manages Merrill Lynch’s market and credit risks. Market risk is defined to be the potential change in value of trading instruments caused by fluctuations in interest rates, exchange rates, equity and commodity prices, credit spreads, and/or other risks. Credit risks are defined to be the potential for loss that can occur as a result of impairment in the creditworthiness of an issuer or counterparty or a default by an issuer or counterparty on its contractual obligations. CRM also provides Merrill Lynch with an overview of its risk for various aggregate portfolios and develops the systems and analytics to conduct all risk management functions. CRM is organized into the following four groups:

     The CICG Market Risk Group is responsible for defining the products and markets in which CICG will transact and take risk. Moreover, it is responsible for identifying the risks to which CICG businesses will be exposed in these approved products and markets. The CICG Market Risk group also establishes the Framework market risk limits against which risk concentrations are monitored and controlled. Within the Group is a dedicated, separate quantitative unit that evaluates the efficacy of trading and risk models through stressing and testing the mathematical models used by various control and business units.

     The Credit Risk Group assesses the creditworthiness of existing and potential individual clients, institutional counterparties and issuers, and determines firmwide credit risk appetite within Framework limits. The Group reviews and monitors specific transactions as well as portfolio and other credit risk concentrations. It is also responsible for ongoing credit quality and limit compliance, and the Group works with the business units of Merrill Lynch to manage and mitigate credit risk. A specialist unit that focuses on early problem asset identification and management is also part of the Credit Risk Group.

     The Portfolio Risk Group has a variety of firmwide responsibilities including integrating market, credit and business risks through firmwide stress and event analysis, enhancing the internal attribution of economic capital to business units, and conducting country risk and rating assessments. The Group also has a Process Risk team that specifically focuses on the implementation of the firmwide process risk management program. In addition, the Portfolio Risk Group oversees the proprietary market risk taken within the Merrill Lynch Treasury function, PCG and MLIM.

     The Risk Infrastructure Group provides CRM with the analytic, technological, and policy support necessary to quantify and monitor firmwide market, credit and portfolio risk.

Efficacy

CRM continuously reviews and refines its risk processes and methodologies. The overall effectiveness and responsiveness of CRM can be seen on a broader level when analyzing weekly net trading revenues over time. CRM policies and procedures for monitoring and controlling risk combined with the businesses’ focus on customer order-flow driven revenues have helped Merrill Lynch to reduce earnings volatility within its portfolios. While no guarantee can be given regarding future earnings volatility, CRM continues to work on policies and procedures that assist the firm in measuring and monitoring its risks. A graph of Merrill Lynch’s weekly trading revenues for 2000 follows:

Distribution of Weekly Net Trading-Related Revenues

(dollars in millions)

15
10
5
0
Number of Weeks
< $100
$100–125
$125–150
$150–175
$175–200
$200–225
$225–250
$250–275
> $275

Market Risk

Merrill Lynch uses a variety of quantitative metrics to assess the risk of its positions and portfolios. In particular, CRM quantifies the sensitivities of Merrill Lynch’s present portfolios to changes in market variables. These sensitivities are then utilized in the context of historical data to estimate earnings and loss distributions that Merrill Lynch’s present portfolios would have incurred throughout the historical period. From these distributions, CRM derives a number of useful risk statistics including VaR. VaR is an estimate of the amount that Merrill Lynch’s present portfolios could lose with a specified degree of confidence, over a given time interval. The VaR statistic for a particular risk category represents the amount that Merrill Lynch’s present portfolios could lose due to past market movements in that specific risk category.

48 Management’s Discussion and Analysis

     The VaR for Merrill Lynch’s overall portfolios is less than the sum of the VaRs for individual risk categories because movements in different risk categories occur at different times and, historically, extreme movements have not occurred in all risk categories simultaneously. The difference between the sum of the VaRs for individual risk categories and the VaR calculated for all risk categories is shown in the following tables and may be viewed as a measure of the diversification within Merrill Lynch’s portfolios. CRM believes that the tabulated risk measures provide some guidance as to the amount Merrill Lynch could lose in future periods and it works continuously to improve its measurement and the methodology of its VaR. However, like all statistical measures, especially those that rely heavily on historical data, VaR needs to be interpreted with a clear understanding of its assumptions and limitations.

     In the Merrill Lynch VaR system, CRM uses a historical simulation approach to estimate value-at-risk using a 99% confidence level and a two-week holding period for trading and non-trading instruments. Sensitivities to market risk factors are aggregated and combined with a database of historical biweekly changes in market factors to simulate a series of profits and losses. The level of loss that is exceeded in that series 1% of the time is used as the estimate for the 99% confidence level VaR. The overall total VaR amounts are presented across major risk categories, including exposure to volatility risk found in certain products, e.g., options. The table that follows presents Merrill Lynch’s VaR for trading instruments at year-end 2000 and 1999 and the 2000 average VaR. Additionally, high and low VaR is presented based on an overall aggregate basis.

(dollars in millions)
			Daily
	Year-end	Year-end	Average	High	Low
	2000	1999	2000	2000	2000

Trading value-at-risk(1)
Interest rate and
credit spread	$ 81	$ 111	$ 85	$ 146	$ 47
Equity	77	34	50	30	31
Commodity	9	12	10	9	16
Currency	14	11	14	14	12
Volatility	34	53	55	81	32

	215	221	214	280	138
Diversification benefit	(116)	(69)	(109)	(133)	(70)

Overall(2)	$ 99	$ 152	$ 105	$ 147	$ 68

(1)	Based on a 99% confidence level and a two-week holding period.
(2)	Overall VaR using a 95% confidence level and a one-day holding period was $20 million and $19 million at year-end 2000 and 1999, respectively.

     During 2000, overall VaR declined due to a reduction in interest and credit spread VaR and increased diversification benefits that offset an increase in equity-related VaR.

     Merrill Lynch’s energy trading business, for which VaR has severe limitations as a risk measure, has been excluded from the table above. Shortly after year-end 2000, Merrill Lynch entered into an agreement to sell certain energy-trading assets. This asset sale is subject to satisfaction of certain conditions and is expected to close at the end of the first quarter of 2001.

     The following table presents Merrill Lynch’s VaR for non-trading instruments (excluding U.S. banks):

(dollars in millions)
			Quarterly
	Year-end	Year-end	Average
	2000	1999	2000

Non-trading value-at-risk(1)
Interest rate and credit spread	$ 67	$ 20	$ 52
Currency	23	52	28
Equity	47	26	29
Volatility	3	1	8

	140	99	117
Diversification benefit	(44)	(35)	(44)

Overall	$ 96	$ 64	$ 73

(1) Based on a 99% confidence level and a two-week holding period.

     Non-trading VaR increased during 2000 due to increases in interest rate and credit spread risk and equity risk, primarily due to an increase in marketable investment securities held for liquidity purposes. These increases were partially offset by a decrease in currency risk.

     In addition to the amounts reported in the accompanying table, non-trading interest rate VaR associated with Merrill Lynch’s TOPrS at year-end 2000 and 1999 was $138 million and $102 million, respectively. TOPrS, which are fixed-rate perpetual preferred securities, are considered a component of Merrill Lynch’s equity capital and, therefore, the associated interest rate sensitivity is not hedged.

     During 2000, client funds in certain CMA and other types of accounts were redirected from taxable money market funds to bank deposits at Merrill Lynch’s U.S. banks. This increase in deposits was invested in high quality marketable investment securities. The overall VaR for the U.S. banks, driven largely by these securities and based on a 99% confidence level and a two-week holding period, was $191 million at year-end 2000.

Credit Risk

Merrill Lynch’s Credit Risk Group uses a variety of methodologies to set limits on exposure resulting from a counterparty or issuer failing to perform on its contractual obligations. The Group performs analysis in the context of industrial, regional and global economic trends and incorporates portfolio and concentration effects when determining risk appetite. Credit risk limits take into account measures of both current and potential exposure and are set and monitored by broad risk type, sub-product type and tenor to maturity. Credit risk mitigation tech- niques include, where appropriate, the right to require initial collateral or margin, the right to terminate transactions or obtain collateral should unfavorable events occur, the right to call for collateral when certain exposure thresholds are exceeded, and the purchase of credit default insurance. With senior management involvement, Merrill Lynch conducts regular portfolio reviews, monitors counterparty creditworthiness, and evaluates transaction risk with a view toward early problem identification and protection against unacceptable credit-related losses.

     In 2000, the Credit Risk Group introduced enhanced methods to assist in the management of Merrill Lynch’s credit risk. The Credit Framework now includes increased product and tenor granularity, and the Group has made enhancements to Merrill Lynch’s internal credit rating and counterparty review process.

     Credit risk and exposure that originates from Merrill Lynch’s retail customer business is monitored constantly by CRM. Exposures include credit risks for mortgages, home equity lines of credit, margin accounts and working capital lines that Merrill Lynch maintains with certain small business clients. These exposures are collateralized in accordance with regulatory requirements governing such activities.

     Merrill Lynch enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent (“master netting agreements”) with each of its derivative counterparties as soon as possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

     In addition, to reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. The following is a summary of counterparty credit ratings for the replacement cost (net of $4.1 billion of collateral) of trading derivatives in a gain position by maturity at December 29, 2000. (The following table is inclusive of credit exposure from derivative transactions only and does not include other credit exposures, which may be material.)

(dollars in millions)
Credit Rating(1)	Years to Maturity				Cross- Maturity Netting
	0-3	3-5	5-7	Over 7	(2)	Total

AAA	$710	$327	$350	$920	$(698)	$ 1,609
AA+/AA	4,027	803	658	907	(374)	6,021
AA–	2,206	1,147	498	833	(2,243)	2,441
A+/A	1,803	790	236	680	(678)	2,831
A–	2,582	538	309	678	(419)	3,688
BBB	1,981	311	173	485	(203)	2,747
BB+	726	106	169	171	(335)	837
Other	693	578	233	153	(309)	1,348

Total	$14,728	$4,600	$2,626	$4,827	$(5,259)	$ 21,522

(1)	Represents credit rating agency equivalent of internal credit ratings.
(2)	Represents netting of payable balances with receivable balances for the same counterparty across maturity band categories. Receivable and payable balances with the same counter-party in the same maturity category, however, are net within the maturity category.

     In addition to obtaining collateral, Merrill Lynch attempts to mitigate its default risk on derivatives whenever possible by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of its derivative contracts.

Process Risk

Process Risk Management is an evolving risk management discipline. Merrill Lynch defines process risk as the risk of loss resulting from inadequate controls or business disruption relating to people, internal processes, systems, or external events. Examples of process risks faced by the firm include systems failure, human error, fraud, major fire, or other disasters.

     Merrill Lynch manages process risks in many ways including maintaining strong corporate principles of value, appropriately training employees, maintaining a comprehensive system of internal controls, using technology to automate processes and reduce manual errors, monitoring risk events, employing experienced personnel, maintaining certain backup facilities, conducting internal audits, and emphasizing the importance of management oversight. In addition, Merrill Lynch has established a process risk management group within CRM to focus on further enhancing the management of these risks.

     This Group manages a firmwide process risk management framework and has developed policies and procedures aimed at establishing a consistent approach to identify, monitor, and manage process risks across all business lines. Within this framework, the Group has created business line steering committees to coordinate process risk management efforts. The Group uses a variety of risk management tools and techniques to reinforce the firm’s strong risk management culture. These include summarizing and monitoring process-risk-related losses on a regular basis, developing risk indicators to facilitate proactive risk management capabilities, and self-assessments to identify risks, corresponding controls, and measure improvement.

50 Management’s Discussion and Analysis

Other Risks

Liquidity risks arise in the course of Merrill Lynch’s general funding activities and in the management of its balance sheet. This risk includes both being unable to raise funding with appropriate maturity and interest rate characteristics and the risk of being unable to liquidate an asset in a timely manner at a reasonable price. For further information on how Merrill Lynch manages liquidity risk, see the Capital Adequacy and Liquidity section.

     Merrill Lynch encounters a variety of other risks, which have the ability to impact the viability, profitability, and cost effectiveness of present or future transactions. Such risks include political, tax, and regulatory risks that may arise due to changes in local laws, tax statutes, or regulations. To assist in the mitigation of such risks, Merrill Lynch rigorously reviews new and pending legislation and regulations. Additionally, Merrill Lynch employs professionals in jurisdictions in which the company operates to actively follow issues of potential concern or impact to the firm and to participate in related interest groups.

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

     In addition to the amounts included in the following table, derivatives may also expose Merrill Lynch to credit risk related to the underlying security where a derivative contract can either synthesize ownership of the underlying security (e.g., long total return swaps) or potentially force ownership of the underlying security (e.g., short put options). Derivatives may also subject Merrill Lynch to credit spread or issuer default risk, in that changes in credit spreads or in the credit quality of the underlying securities may adversely affect the derivatives’ fair values. Merrill Lynch seeks to manage these risks by engaging in various hedging strategies to reduce its exposure associated with non-investment grade positions, such as purchasing an option to sell the related security or entering into other offsetting derivative contracts.

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

Trading Exposures

The following table summarizes trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2000 and 1999:

(dollars in millions)
	2000	1999

Trading assets:
Cash instruments	$5,227	$5,630
Derivatives	3,982	4,033
Trading liabilities – cash instruments	(1,087)	(997)
Collateral on derivative assets	(1,796)	(1,344)

Net trading asset exposure	$6,326	$7,322

     Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 29, 2000, the carrying value of such debt and equity securities totaled $43 million, of which 64% resulted from Merrill Lynch’s market-making activities in such securities. This compared with $47 million at December 31, 1999, of which 70% related to market-making activities. Also included are distressed bank loans totaling $122 million and $86 million at year-end 2000 and 1999, respectively.

Management’s Discussion and Analysis 51

Non-Trading Exposures

The following table summarizes non-trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2000 and 1999:

(dollars in millions)	2000	1999

Marketable investment securities	$ 199	$ 58
Investments of insurance subsidiaries	136	108
Loans (net of allowance for loan losses)(1) :
Bridge loans	524	68
Other loans(2)	2,741	1,331
Other investments:
Partnership interests(3)	993	1,368
Other equity investments(4)	284	369

(1)	Increases since December 31, 1999 are primarily due to new loans to several telecommunications companies.
(2)	Represents outstanding loans to 135 and 115 companies at year-end 2000 and 1999, respectively.
(3)	Includes $504 million and $599 million in investments at year-end 2000 and 1999, respectively, related to deferred compensation plans, for which the default risk of the investments rests with the participating employees.
(4)	Includes investments in 98 and 62 enterprises at year-end 1999 and 2000 , respectively.

     The following table summarizes Merrill Lynch’s commitments with exposure to non-investment grade or highly leveraged counterparties at year-end 2000 and 1999:

(dollars in millions)	2000		1999

Additional commitments to invest in partnerships	$ 467		$ 200
Unutilized revolving lines of credit and other lending commitments	3,664	(1)	2,462

(1)	Subsequent to year-end 2000, the commitments were reduced by $1.0 billion.

     At December 29, 2000, the largest industry exposure was to the financial services sector, which accounted for 31% of total non-investment grade positions and highly leveraged transactions.

Litigation

Certain actions have been filed against Merrill Lynch in connection with Merrill Lynch’s business activities. Although the ultimate outcome of legal actions, arbitration proceedings, and claims pending against ML & Co. or its subsidiaries cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results for any particular period.

Recent Developments

New Accounting Pronouncements

In fiscal 2001, Merrill Lynch adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). SFAS No.133 requires Merrill Lynch to recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. If the derivative qualifies for hedge accounting, depending on the nature of the hedge accounting relationship, changes in the fair value of the derivative will either be offset by the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recorded in other comprehensive income until the hedged item is recognized in earnings. Any portion of the derivative hedging instrument deemed “ineffective” under SFAS No. 133 will be immediately recognized in earnings. Derivatives that do not qualify for hedge accounting must be recorded at fair value, with changes in value reported in earnings.

     Prior to the adoption of SFAS No. 133, the majority of Merrill Lynch’s derivatives were recognized at fair value in trading assets and liabilities, as they are entered into in a dealing capacity. However, Merrill Lynch also enters into derivatives to hedge its exposures relating to non-trading assets and liabilities, some of which, depending on the nature of the derivative and the related hedged item, were not carried at fair value. The new standard primarily impacts the accounting for derivatives used to hedge borrowings.

     On adoption of SFAS No. 133, all existing hedge relationships were designated anew. The impact of adoption was not material.

     In September 2000, the Financial Accounting Standards Board released SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, a replacement of SFAS No. 125. Merrill Lynch has adopted those provisions of the statement that are required to be adopted as of December 29, 2000. These provisions relate primarily to the accounting and disclosures for collateral received or pledged in secured borrowing transactions. Other provisions of the statement are not required to be adopted until the second quarter of 2001. These provisions provide new guidance for determining whether a transfer of assets should be accounted for as a sale or a secured borrowing, and also change the accounting for certain securities lending transactions. Under the new provisions, Merrill Lynch will be required to recognize certain securities lending transactions on the Consolidated Balance Sheet in which Merrill Lynch acts as securities lender and receives securities (rather than cash) as collateral. Merrill Lynch is currently evaluating the impact of adoption.

52 Management’s Discussion and Analysis

Management’s Discussion of Financial Responsibility

Management of Merrill Lynch & Co., Inc. is responsible for preparing the financial statements and related notes contained in this Annual Report. The consolidated financial statements and notes are prepared in accordance with generally accepted accounting principles in the United States of America. Other financial data included in the Annual Report are consistent with those in the financial statements.

     Management recognizes the importance of safeguarding Merrill Lynch’s assets and integrity. Therefore, Management devotes considerable attention to understanding the risks of its businesses, promoting the highest standards of ethical conduct, exercising responsible stewardship over Merrill Lynch’s assets, and presenting fair financial statements.

     Merrill Lynch regularly reviews its framework of internal controls, taking into account changing circumstances. Corrective actions are taken to address control deficiencies, and other opportunities for improvement are implemented when cost effective.

     The framework of internal control includes policies, procedures, and organizational structures that are overseen by a predominantly independent Board of Directors. Several committees of the Board actively participate in setting policy and monitoring controls, including overseeing Merrill Lynch’s compliance with acceptable business standards and ethics in accordance with the committees’ written charters of responsibilities and duties. The Audit Committee, which consists of four independent directors, monitors and oversees internal accounting controls and audit functions, and the performance and independence of our independent auditors. It also recommends overall policies regarding risk management. The Finance Committee, which consists of four independent directors, reviews significant financial issues and funding requirements. It also reviews and recommends overall policies regarding financial commitments, including acquisitions, divestitures and proprietary investments. The Management Development and Compensation Committee, also composed entirely of independent directors, oversees procedures for developing and assessing the performance of Merrill Lynch’s employees with an emphasis on ethical business behavior.

     Oversight is provided by independent units within Merrill Lynch, working together to maintain Merrill Lynch’s internal control standards.

     Corporate Audit reports directly to the Audit Committee, providing independent appraisals of Merrill Lynch’s internal accounting controls and compliance with established policies and procedures.

     The Finance Division establishes accounting policies and procedures, measures and monitors financial risk, and prepares financial statements that fairly present the underlying transactions and events of Merrill Lynch. Corporate Risk Management is both independent from business line management and has oversight responsibility for Merrill Lynch’s market and credit risks. This group has clear authority to enforce trading and credit limits using various systems and procedures to monitor positions and risks.

     The Office of the General Counsel serves in a counseling and advisory role to Management. In this role, the group develops policies; monitors compliance with internal policies, external rules, and industry regulations; and provides support in connection with the execution of various transactions.

     The independent auditors, Deloitte & Touche LLP, perform annual audits of Merrill Lynch’s financial statements in accordance with generally accepted auditing standards. The independent auditors openly discuss with the Audit Committee their views on the quality of the financial statements and related disclosures and the adequacy of Merrill Lynch’s internal accounting controls. Quarterly review reports on the interim financial statements are also issued by Deloitte & Touche LLP. Merrill Lynch’s independent auditors are appointed each year by the Audit Committee and are given unrestricted access to all financial records and related data, including minutes of meetings of stockholders, the Board of Directors, and committees of the Board.

David H. Komansky	Thomas H. Patrick
Chairman of the Board and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

53

Independent Auditors’ Report

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 29, 2000 and December 31, 1999 and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 29, 2000. These financial statements are the responsibility of Merrill Lynch’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch at December 29, 2000 and December 31, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 29, 2000 in conformity with accounting principles generally accepted in the United States of America.

New York, New York
February 26, 2001

54

Consolidated Statements of Earnings
(dollars in millions, except per share amounts)

		Year Ended Last Friday in December

	2000	1999	1998

	(52 weeks)	(53 weeks)	(52 weeks)
Net Revenues
Commissions	$ 6,977	$ 6,355	$ 5,814
Principal transactions	5,995	4,752	2,850
Investment banking
Underwriting	2,668	2,301	2,162
Strategic advisory	1,381	1,313	1,103
Asset management and portfolio service fees	5,688	4,753	4,202
Other	967	746	650

	23,676	20,220	16,781
Interest and dividend revenues	21,196	15,120	18,056
Less interest expense	18,085	13,019	17,038

Net interest profit	3,111	2,101	1,018

Total Net Revenues	26,787	22,321	17,799

Non-Interest Expenses
Compensation and benefits	13,730	11,337	9,308
Communications and technology	2,320	2,053	1,758
Occupancy and related depreciation	1,006	953	881
Advertising and market development	939	783	690
Brokerage, clearing, and exchange fees	893	779	764
Professional fees	637	571	559
Goodwill amortization	217	227	227
Provision for costs related to staff reductions	–	–	430
Other	1,328	1,412	1,062

Total Non-Interest Expenses	21,070	18,115	15,679

Earnings Before Income Taxes and Dividends on
Preferred Securities Issued by Subsidiaries	5,717	4,206	2,120
Income Tax Expense	1,738	1,319	725
Dividends on Preferred Securities Issued by Subsidiaries	195	194	124

Net Earnings	$ 3,784	$ 2,693	$ 1,271

Net Earnings Applicable to Common Stockholders	$ 3,745	$ 2,654	$ 1,233

Earnings Per Common Share
Basic	$ 4.69	$ 3.52	$ 1.69

Diluted	$ 4.11	$ 3.11	$ 1.49

See Notes to Consolidated Financial Statements.

Consolidated Financial Statements 55

Consolidated Balance Sheets
(dollars in millions, except per share amounts)

	December 29, 2000	December 31, 1999

Assets

Cash and cash equivalents	$ 23,205	$ 12,155

Cash and securities segregated for regulatory purposes or
deposited with clearing organizations	6,092	6,078

Receivables under resale agreements and securities
borrowed transactions	114,581	99,280

Marketable investment securities	49,251	10,145

Trading assets, at fair value
Equities and convertible debentures	20,232	23,674
Corporate debt and preferred stock	17,377	20,348
Contractual agreements	20,361	22,701
U.S. Government and agencies	17,519	15,376
Mortgages, mortgage-backed, and asset-backed	8,225	7,394
Non-U.S. governments and agencies	5,009	4,892
Municipals and money markets	2,791	2,429

	91,514	96,814

Securities pledged as collateral	9,097	–

Other receivables
Customers (net of allowance for doubtful accounts of
$68 in 2000 and $55 in 1999)	41,613	40,034
Brokers and dealers	26,421	9,204
Interest and other	8,879	7,513

	76,913	56,751

Investments of insurance subsidiaries	4,002	4,096

Loans, notes, and mortgages (net of allowance for loan losses
of $176 in 2000 and $146 in 1999)	17,472	11,188
Other investments	4,938	3,415
Equipment and facilities (net of accumulated depreciation and amortization
of $4,658 in 2000 and $4,079 in 1999)	3,444	3,140
Goodwill (net of accumulated amortization of $720 in 2000 and $543 in 1999)	4,407	4,952
Other assets	2,284	1,836

Total Assets	$ 407,200	$ 309,850

56 Consolidated Financial Statements

	December 29, 2000	December 31, 1999

Liabilities
Payables under repurchase agreements and securities loaned transactions	$ 103,883	$ 72,211

Commercial paper and other short-term borrowings	15,183	25,596

Demand and time deposits	67,648	17,602

Trading liabilities, at fair value
Contractual agreements	21,587	27,030
Equities and convertible debentures	18,535	19,714
U.S. Government and agencies	14,466	10,816
Non-U.S. governments and agencies	7,135	6,311
Corporate debt, municipals and preferred stock	7,134	3,405

	68,857	67,276

Other payables
Customers	24,762	23,166
Brokers and dealers	9,514	11,439
Interest and other	22,204	18,702

	56,480	53,307

Liabilities of insurance subsidiaries	3,908	4,086
Long-term borrowings	70,223	54,043

Total Liabilities	386,182	294,121

Preferred Securities Issued by Subsidiaries	2,714	2,725

Stockholders’ Equity
Preferred Stockholders’ Equity (42,500 shares issued, liquidation preference
$10,000 per share)	425	425

Common Stockholders’ Equity
Shares exchangeable into common stock	68	118
Common stock (par value $1.33 1/3 per share; authorized: 1,000,000,000 shares;
issued: 2000 – 962,533,498 shares, 1999 – 964,779,105 shares)	1,283	1,286
Paid-in capital	2,843	1,156
Accumulated other comprehensive loss (net of tax)	(345)	(390)
Retained earnings	16,156	12,887

	20,005	15,057
Less: Treasury stock, at cost (2000 – 154,578,945 shares; 1999 – 212,278,192 shares)	1,273	1,835
Employee stock transactions	853	643

Total Common Stockholders’ Equity	17,879	12,579

Total Stockholders’ Equity	18,304	13,004

Total Liabilities, Preferred Securities Issued by Subsidiaries, and Stockholders’ Equity	$ 407,200	$ 309,850

See Notes to Consolidated Financial Statements.

Consolidated Financial Statements 57

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in millions)

Year Ended Last Friday in December
	2000	1999	1998

Preferred Stockholders’ Equity
9% Cumulative Preferred Stock, Series A
Balance, beginning and end of year	$425	$425	$425

Common Stockholders’ Equity
Shares Exchangeable into Common Stock
Balance, beginning of year	118	133	133
Net activity	–	–	10
Exchanges	(50)	(15)	(10)

Balance, end of year	68	118	133

Common Stock
Balance, beginning of year	1,286	1,286	1,286
Shares retired	(3)	–	–

Balance, end of year	1,283	1,286	1,286

Paid-in Capital
Balance, beginning of year	1,156	711	284
Issuance of stock:
To employees	1,686	440	430
Other	16	5	(3)
Shares retired	(15)	–	–

Balance, end of year	2,843	1,156	711

Accumulated Other Comprehensive Loss
Foreign Currency Translation Adjustment (net of tax)
Balance, beginning of year	(302)	(138)	(85)
Translation adjustment	(7)	(164)	(53)

Balance, end of year	(309)	(302)	(138)

Net Unrealized Gains (Losses) on Investment Securities
Available-for-Sale (net of tax)
Balance, beginning of year	(88)	16	38
Net unrealized gains (losses) on investment securities
available-for-sale	110	(223)	(60)
Other adjustments(a)	(58)	119	38

Balance, end of year	(36)	(88)	16

Balance, end of year	$(345)	$(390)	$(122)

(a) Other adjustments relate to policyholder liabilities, deferred policy acquisition costs, and income taxes.

58 Consolidated Financial Statements

		Year Ended Last Friday in December
	2000	1999	1998

Retained Earnings
Balance, beginning of year	$ 12,887	$ 10,620	$ 9,713
Net earnings	3,784	2,693	1,271
Cash dividends declared:
9% Cumulative Preferred stock	(39)	(39)	(38)
Common stock	(476)	(387)	(326)

Balance, end of year	16,156	12,887	10,620

Treasury Stock, at cost
Balance, beginning of year	(1,835)	(2,113)	(2,684)
Issued out of treasury (net of reacquisitions):
Employees	544	267	551
Other	–	11	20
Shares retired	18	–	–

Balance, end of year	(1,273)	(1,835)	(2,113)

Employee Stock Transactions
Balance, beginning of year	(643)	(676)	(446)
Net issuance of employee stock grants	(709)	(380)	(599)
Amortization of employee stock grants	510	407	359
Repayment of employee loans	–	6	10
Other	(11)	–	–

Balance, end of year	(853)	(643)	(676)

Total Common Stockholders’ Equity	17,879	12,579	9,839

Total Stockholders’ Equity	$ 18,304	$ 13,004	$ 10,264

See Notes to Consolidated Financial Statements.

Consolidated Financial Statements 59

Consolidated Statements of Comprehensive Income
(dollars in millions)

		Year Ended Last Friday in December
	2000	1999	1998

Net earnings	$3,784	$2,693	$1,271

Other Comprehensive Income (Loss)
Foreign currency translation adjustment:
Foreign currency translation gains/(losses)	127	(116)	(131)
Income tax (expense) benefit	(134)	(48)	78

Total	(7)	(164)	(53)

Net unrealized gains (losses) on investment securities
available-for-sale:
Net unrealized holding gains (losses)
arising during the period	236	(229)	(10)
Reclassification adjustment for (gains) losses
included in net earnings	(126)	6	(50)

Net unrealized gains (losses) on investment securities	110	(223)	(60)
Adjustments for:
Policyholder liabilities	(15)	35	16
Deferred policy acquisition costs	(20)	35	4
Income tax (expense) benefit	(23)	49	18

Total	52	(104)	(22)

Total Other Comprehensive Income (Loss)	45	(268)	(75)

Comprehensive Income	$3,829	$2,425	$1,196

See Notes to Consolidated Financial Statements.

60 Consolidated Financial Statements

Consolidated Statements of Cash Flows
(dollars in millions)

		Year Ended Last Friday in December

	2000	1999	1998

Cash Flows from Operating Activities
Net Earnings	$ 3,784	$ 2,693	$ 1,271
Noncash items included in earnings:
Depreciation and amortization	846	723	589
Policyholder reserves	193	205	227
Goodwill amortization	217	227	227
Amortization of stock-based compensation	510	407	359
Other	(21)	510	(153)
(Increase) decrease in operating assets(a) :
Trading assets and securities pledged as collateral	(4,236)	4,153	6,358
Cash and securities segregated for regulatory purposes or deposited
with clearing organizations	(14)	690	(1,340)
Receivables under resale agreements and securities borrowed transactions	(15,301)	(11,159)	20,119
Customer receivables	(1,607)	(10,371)	(2,165)
Brokers and dealers receivables	(17,217)	(296)	(3,701)
Other	(1,159)	1,096	125
Increase (decrease) in operating liabilities(a) :
Trading liabilities	1,581	3,538	(7,488)
Payables under repurchase agreements and securities loaned transactions	31,672	4,696	(12,197)
Customer payables	1,596	624	3,922
Brokers and dealers payables	(1,925)	3,531	3,672
Other	2,385	(387)	1,012

Cash Provided by Operating Activities	1,304	880	10,837

Cash Flows from Investing Activities
Proceeds from (payments for):
Maturities of available-for-sale securities	10,643	4,155	3,983
Sales of available-for-sale securities	7,036	3,071	3,426
Purchases of available-for-sale securities	(57,822)	(11,802)	(8,676)
Maturities of held-to-maturity securities	822	995	831
Purchases of held-to-maturity securities	(634)	(1,015)	(877)
Loans, notes, and mortgages	(6,303)	(3,541)	(3,405)
Acquisitions, net of cash acquired	–	(20)	(5,235)
Sales of subsidiaries, net of cash disposed	–	–	202
Other investments and other assets	(587)	(856)	(1,400)
Equipment and facilities	(1,150)	(1,090)	(1,236)

Cash Used for Investing Activities	(47,995)	(10,103)	(12,387)

Cash Flows from Financing Activities
Proceeds from (payments for):
Commercial paper and other short-term borrowings	(10,413)	6,917	(15,662)
Demand and time deposits	50,046	5,141	2,568
Issuance and resale of long-term borrowings	33,687	15,601	29,280
Maturities and repurchases of long-term borrowings	(15,719)	(18,600)	(15,842)
Issuance of subsidiaries’ preferred securities	–	98	2,000
Issuance of treasury stock	658	212	195
Other common and preferred stock transactions	(3)	(203)	(165)
Dividends	(515)	(426)	(364)

Cash Provided by Financing Activities	57,741	8,740	2,010

Increase (decrease) in cash and cash equivalents	11,050	(483)	460
Cash and cash equivalents, beginning of year	12,155	12,638	12,178

Cash and cash equivalents, end of year	$ 23,205	$ 12,155	$ 12,638

(a) Net of effects of acquisitions and divestitures.
Supplemental Disclosures
Cash paid for:
Income taxes	$ 641	$ 669	$ 586
Interest	17,311	13,125	17,089

See Notes to Consolidated Financial Statements.

Consolidated Financial Statements 61

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Description of Business
Merrill Lynch & Co., Inc. (“ML & Co.”) provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance, and other financial services subsidiaries. Its principal subsidiaries include:
     • Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a U.S.-based broker-dealer in securities;
     • Merrill Lynch International (“MLI”), a U.K.-based broker-dealer in securities and dealer in equity derivatives;
     • Merrill Lynch Government Securities Inc. (“MLGSI”), a dealer in U.S. Government securities;
     • Merrill Lynch Capital Services, Inc., a dealer in interest rate, currency, and credit derivatives;
     • Merrill Lynch Investment Managers, LP, a U.S.-based asset management company;
     • Merrill Lynch Investment Managers Limited, a U.K.-based asset management company;
     • Merrill Lynch Bank USA (“MLBUSA”), a U.S.-based FDIC insured bank;
     • Merrill Lynch Bank & Trust Co. (“MLB&T”), a U.S.-based FDIC insured bank;
     • Merrill Lynch International Bank Limited, a U.K.-based bank; and
     • Merrill Lynch Capital Markets Bank Limited, an Ireland-based bank.

Services provided to clients by ML & Co. and subsidiaries (collectively, “Merrill Lynch”) include:
     • securities brokerage, trading, and underwriting;
     • investment banking, strategic services, including mergers and acquisitions, and other corporate finance advisory activities;
     • asset management;
     • origination, brokerage and related activities in swaps, options, forwards, exchange-traded futures, other derivatives and foreign exchange traded products;
     • securities clearance and settlement services;
     • equity, debt, foreign exchange, commodities and economic research;
     • banking, trust, and lending services, including mortgage lending and related services;
     • insurance sales and underwriting services; and
     • investment advisory and related recordkeeping services.

Basis of Presentation
The Consolidated Financial Statements include the accounts of Merrill Lynch and are presented in accordance with accounting principles generally accepted in the United States of America and prevailing industry practices. All material intercompany transactions and balances have been eliminated.

     Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation. Prior year amounts have been restated to reflect the 2000 merger of Herzog, Heine, Geduld, Inc. (“Herzog”) with Merrill Lynch, which has been accounted for as a pooling-of-interests (see Note 2 for further information). In addition, the Consolidated Balance Sheets reflect the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” SFAS No. 140 eliminates the requirement to report collateral received from certain repurchase agreement and securities lending transactions. SFAS No. 140 also requires the

62

reclassification of certain pledged assets and disclosures regarding collateral for the December 29, 2000 Consolidated Balance Sheet, but does not require comparative information for periods prior to December 29, 2000.

     The Consolidated Financial Statements are presented in U.S. dollars. Many non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar, often the currency of the country in which a subsidiary is domiciled. Subsidiaries’ assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts in a subsidiary’s functional currency, net of hedging gains or losses and related tax effects, are reported in stockholders’ equity as a component of Accumulated other comprehensive loss. All other translation adjustments are included in earnings.

     In presenting the Consolidated Financial Statements, management makes estimates regarding certain trading inventory valuations, the outcome of litigation, the carrying amount of goodwill, the realization of deferred tax assets and recovery of insurance deferred acquisition costs, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ materially from those estimates.

     Merrill Lynch defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less, other than those used for trading purposes. For purposes of the Consolidated Statements of Cash Flows, cash flows from trading derivatives are classified in operating activities.

     At December 29, 2000 and December 31, 1999, substantially all financial instrument assets and the majority of financial instrument liabilities are carried at fair value or amounts that approximate fair value. Fair values of financial instruments are disclosed in Note 6.

Trading Activities

Merrill Lynch’s trading activities consist primarily of securities brokerage, trading, and underwriting; derivatives dealing and brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (such as securities) and derivative instruments used for trading purposes or for hedging other trading inventory.

SECURITIES

Trading securities and other cash instruments (e.g., loans held for trading purposes) are recorded on a trade date basis at fair value. Included in trading liabilities are securities that Merrill Lynch has sold but did not own and will therefore be obligated to purchase at a future date (“short sales”). Changes in fair value (i.e., unrealized gains and losses) are recognized as principal transactions revenues in the current period. Realized gains and losses and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, depending on the nature of the instrument.

     Fair values of trading securities are based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management’s estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time.

DERIVATIVES

A derivative is typically defined as an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies).

     Derivatives are often referred to as off-balance-sheet instruments since neither their notional amounts nor the underlying instruments are reflected on the balance sheet; however, the fair values of trading derivatives are recorded in trading assets and liabilities. Derivatives are reported separately as assets and liabilities unless a legal right of setoff exists under a master netting agreement enforceable at law. Balances related to swap and forward transactions and foreign currency options are included in Contractual agreements on the Consolidated Balance Sheets. All other derivative balances are recorded in the related trading asset or liability caption. The fair value of equity options purchased, for example, is recorded in the Equities and convertible debentures trading asset caption.

     Changes in fair values of derivatives are recorded as principal transactions revenues in the current period. Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter (“OTC”) derivative financial instruments, principally forwards, options, and swaps, represent amounts that would be received from or paid to a third party in settlement of these instruments. These amounts are determined using pricing models based on the present value of estimated future cash flows employing mid-market valuations with appropriate adjustments. These adjustments are integral components

Notes to Consolidated Financial Statements 63

of the mark-to-market process and relate to credit quality and concentration, market liquidity, and exposure close-out costs associated with unmatched positions. Adjustments are also made for administrative costs incurred to service periodic cash flows and to maintain hedges over the life of the contract. A portion of income related to long-term contracts is recognized as the related administrative costs are incurred.

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

     Resale and repurchase agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts plus accrued interest. Merrill Lynch’s policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is valued daily, and Merrill Lynch may require counterparties to deposit additional collateral or return collateral pledged, when appropriate. Substantially all repurchase and resale activities are transacted under master netting agreements that give Merrill Lynch the right, in the event of default, to liquidate collateral held and to offset receivables and payables with the same counterparty. Merrill Lynch offsets certain repurchase and resale agreement balances with the same counterparty on the Consolidated Balance Sheets.

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

     On the Consolidated Balance Sheet as of December 29, 2000, all firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are classified as securities pledged as collateral as required by SFAS No. 140, which does not require the restatement of prior years presented for comparison. As of December 31, 1999 such balances are included as trading assets.

     Interest rate swaps may be used to modify the interest rate characteristics of long-term resale and repurchase agreements. These swaps are accounted for on an accrual basis, with amounts to be paid or received recognized as adjustments to interest expense or revenue. (See the Non-trading Derivatives section for additional information on accounting policy for non-trading derivatives).

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

Investing Activities

Merrill Lynch’s non-broker-dealer subsidiaries hold debt and equity investments, which are primarily classified as available-for-sale.

     Debt and marketable equity securities classified as available-for-sale are reported at fair value. Unrealized gains or losses on these securities are reported in stockholders’ equity as

64 Notes to Consolidated Financial Statements

a component of Accumulated other comprehensive loss, net of applicable income taxes and other related items.

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

     Restricted equity investment securities or equity investment securities without available market quotations held by non-broker-dealer subsidiaries are reported at the lower of cost or estimated net realizable value. Restricted equity investment securities held by broker-dealer subsidiaries are recorded at management’s best estimate of fair value. Adjustments in carrying values are included in current period earnings.

     Realized gains and losses on investments are included in current period earnings. The cost basis of each investment sold is specifically identified for purposes of computing realized gains and losses.

     Derivative contracts may be used to modify interest rate characteristics of available-for-sale securities. Merrill Lynch also uses derivatives to manage the currency exposure arising from investments in non-U.S. subsidiaries (see Basis of Presentation for accounting policy for these investments). Unrealized gains and losses on these derivatives are reported net of tax in stockholders’ equity as a component of Accumulated other comprehensive loss, along with unrealized gains and losses from the hedged items (see Non-trading Derivatives section for additional information on accounting policy for non-trading derivatives).

Lending and Related Activities

Merrill Lynch’s lending and related activities include loan originations, syndications, securitizations, and servicing. Merrill Lynch also engages in secondary market loan trading and margin lending (see Trading Activities and Customer Transactions, respectively).

     Loans held for investment purposes, including consumer and small business loans, are carried at their principal amount outstanding. The allowance for loan losses is established through provisions that are based on management’s assessment of the collectibility of the loan portfolio. Loans are charged off against the allowance for loan losses when management determines that collection of principal is unlikely.

     Loans held for sale, which include certain residential mortgage and home equity loans, are reported at the lower of cost (less allowance for loan losses) or estimated fair value determined on a portfolio basis. Mortgage servicing assets and residual interests in mortgage loans underlying Real Estate Mortgage Investment Conduits and revolving trusts are (1) recognized upon sales of loans when servicing is retained, and (2) amortized into income in proportion to, and over the estimated life of, net servicing income. Mortgage servicing assets are initially recognized based upon an allocation of the loan’s original cost, in proportion to the resulting asset’s fair value, subsequently measured using the present value of future cash flows, periodically evaluated for impairment, and included in Other assets on the Consolidated Balance Sheets. Residual interests are categorized as available-for-sale and reported in Other investments on the Consolidated Balance Sheets (see Investing Activities).

     Merrill Lynch securitizes commercial and residential mortgage and home equity loans, government and corporate bonds, and lease and trade receivables. Merrill Lynch may retain an interest in the securitized assets in the form of residual interests, one or more subordinated tranches, and/or servicing rights. The gain or loss on sale of the receivables is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, if any, based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. Where quotes are unavailable for retained interests, Merrill Lynch generally estimates fair value based on the present value of expected future cash flows using management’s best estimates of the key assumptions, including credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. Retained interests in securitized receivables were not material at December 29, 2000. In 2000, cash proceeds from securitizations totaled $26.3 billion.

Borrowing Activities

Merrill Lynch’s unsecured general-purpose funding is principally obtained from commercial paper and long-term borrowings. Commercial paper, when issued at a discount, is recorded at the proceeds received and accreted to its par value. Long-term borrowings are carried at the principal amount borrowed, net of unamortized discounts or premiums.

     Merrill Lynch uses derivatives to manage the interest rate, currency, equity, and other risk exposures of its borrowings. Derivatives that hedge the interest rate risk on borrowings are

Notes to Consolidated Financial Statements 65

generally accounted for on an accrual basis, with amounts to be paid or received recognized as adjustments to the related interest expense. Unrealized gains and losses on other derivatives hedging borrowings are recognized currently (see Non-trading Derivatives section for additional information).

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

     Realized gains and losses on early terminations of derivatives are deferred over the remaining lives of the hedged assets or liabilities. At December 29, 2000 and December 31, 1999, there were $6 million and $27 million, respectively, in deferred gains relating to terminated derivative contracts.

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

     Substantially all security investments of insurance subsidiaries are classified as available-for-sale and recorded at fair value. These investments support Merrill Lynch’s in-force, universal life-type contracts. Merrill Lynch records adjustments to deferred acquisition costs and policyholder account balances which, when combined, are equal to the adjustment that would have been recorded if those available-for-sale investments had been sold at their estimated fair values and the proceeds reinvested at current yields. The corresponding credits or charges for these adjustments are recorded in stockholders’ equity as a component of Accumulated other comprehensive loss, net of applicable income taxes.

     Certain variable costs related to the sale or acquisition of new and renewal insurance contracts have been deferred, to the extent deemed recoverable, and amortized over the estimated lives of the contracts in proportion to the estimated gross profit for each group of contracts.

     Merrill Lynch maintains separate accounts representing segregated funds held for purposes of funding variable life and annuity contracts. Separate account assets are accounted for as customer assets since the contract holders bear the risk of ownership, consistent with Merrill Lynch’s other investment products. Accordingly, separate account assets and the related liabilities are not consolidated with the assets and liabilities of Merrill Lynch.

Stock-Based Compensation

Merrill Lynch accounts for stock-based compensation in accordance with the intrinsic value-based method in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” rather than the fair value-based method in SFAS No. 123, “Accounting for Stock-Based Compensation.” Compensation expense for stock options is not recognized since Merrill Lynch grants stock options without any intrinsic value. Compensation expense related to other stock-based compensation plans is recognized over the vesting period. For certain stock-based compensation grants, the unamortized portion of the grant value is reflected as a reduction of stockholders’ equity in Employee stock transactions on the Consolidated Balance Sheets.

Goodwill

Goodwill, which represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition, is amortized on a straight-line basis. Goodwill associated with the purchase of the Mercury Asset Management Group is amortized over 30 years. Goodwill related to other acquisitions is amortized over periods generally not exceeding 15 years.

     Merrill Lynch periodically assesses the recoverability of goodwill by comparing expected undiscounted future cash flows from the underlying business operation with recorded goodwill balances. If such assessments indicate that the undiscounted future cash flows are not sufficient to recover the related carrying value, the assets are adjusted to fair values.

Equipment and Facilities

Equipment and facilities primarily consist of technology hardware and software, leasehold improvements, and owned facilities. Equipment and facilities are reported at historical cost, net of accumulated depreciation and amortization, except for land, which is reported at historical cost.

     Depreciation and amortization are computed using the straight-line method. Equipment is depreciated over its estimated useful life, while leasehold improvements are amortized over the lesser of the improvement’s estimated economic

66 Notes to Consolidated Financial Statements

useful life or the term of the lease. Maintenance and repair costs are expensed as incurred.

     Included in the Occupancy and related depreciation expense category was depreciation and amortization of $235 million, $207 million, and $193 million in 2000, 1999, and 1998, respectively. Depreciation and amortization recognized in the Communications and technology expense category was $611 million, $516 million, and $396 million for 2000, 1999, and 1998, respectively.

     Costs incurred in the development of internal-use software are amortized over the useful life of the developed software, generally not exceeding three years.

Income Taxes

ML & Co. and certain of its wholly-owned subsidiaries file a consolidated U.S. federal income tax return.

     Merrill Lynch uses the asset and liability method in providing income taxes on all transactions that have been recognized in the Consolidated Financial Statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will likely be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Note 2. Other Significant Events

New Accounting Pronouncements

In fiscal 2001, Merrill Lynch adopted the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No.133 requires Merrill Lynch to recognize all derivatives as either assets or liabilities in the Consolidated Balance Sheets and measure those instruments at fair value. If the derivative qualifies for hedge accounting, depending on the nature of the hedge accounting relationship, changes in the fair value of the derivative will either be offset by the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recorded in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the derivative hedging instrument will be immediately recognized in earnings. Derivatives that do not qualify for hedge accounting must be recorded at fair value, with changes in value reported in earnings.

     Prior to the adoption of SFAS No. 133, the majority of Merrill Lynch’s derivatives were recognized at fair value in trading assets and liabilities, as they are entered into in a dealing capacity. However, Merrill Lynch also enters into derivatives to hedge its exposures relating to non-trading assets and liabilities, some of which, depending on the nature of the derivative and the related hedged item, were not carried at fair value. The new standard primarily impacts the accounting for derivatives used to hedge borrowings.

     On adoption of SFAS No. 133, all existing hedge relationships were designated anew. The impact of adoption was not material.

Mergers, Acquisitions, and Divestitures

In July 2000, Merrill Lynch acquired Herzog, a leading Nasdaq market-maker, through an exchange offer followed by a merger of a wholly-owned subsidiary of Merrill Lynch & Co., Inc., with and into Herzog. Pursuant to the offer and the merger, each Herzog shareholder, after giving effect to the two-for-one common stock split, was entitled to receive 283.75502 shares of ML & Co. common stock for each share held. A total of 17,100,602 shares of ML & Co. common stock were issued in connection with this transaction. In addition, as specified in the merger agreement, Herzog treasury shares (2,449,090 shares of ML & Co. common stock) were cancelled and retired upon consummation of the merger.

     The merger has been accounted for as a pooling-of-interests, and accordingly, prior period financial statements and footnotes have been restated to reflect the results of operations, financial position, and cash flows as if Merrill Lynch and Herzog had always been combined. The effect of combining Herzog into the results of operations, financial positions, and cash flows of Merrill Lynch was not material.

     In August 1998, Merrill Lynch acquired the outstanding shares of Midland Walwyn Inc. (“Midland”), a Canadian broker-dealer, in a share exchange. Each Midland shareholder received either 0.48 shares of ML & Co. common stock or 0.48 exchangeable shares of Merrill Lynch & Co., Canada Ltd. for every Midland share held (see Note 8). The merger was accounted for as a pooling-of-interests.

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

     For acquisitions accounted for as purchases, the operating results of acquired companies are included in Merrill Lynch’s results of operations commencing with the acquisition date.

Notes to Consolidated Financial Statements 67

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

     At December 31, 1999 the remaining liability was $54 million, which primarily represented severance payments for personnel receiving periodic payments. All staff reductions were fully completed during 1999.

Note 3. Trading and Related Activities

As part of its trading activities, Merrill Lynch provides to clients brokerage, dealing, financing, and underwriting services for a broad range of products. While trading activities are primarily generated by client order flow, Merrill Lynch also takes selective proprietary positions based on expectations of future market movements and conditions. Merrill Lynch’s trading strategies rely on the integrated management of its client-driven and proprietary positions, along with the related hedging and financing.

     Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, Merrill Lynch views net interest and principal transactions revenues in the aggregate.

     Certain trading activities expose Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures that are described in Management’s Discussion and Analysis (unaudited) – Risk Management.

Market Risk

Market risk is the potential change in an instrument’s value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, credit spreads, or other risks. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

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

     Interest rate swap agreements used by Merrill Lynch include caps, collars, floors, basis swaps, and leveraged swaps. Interest rate caps and floors provide the purchaser protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where variable rates are received and paid, but are based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered Rate). Merrill Lynch’s exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.

CURRENCY RISK

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Merrill Lynch’s trading assets and liabilities include both cash instruments denominated in and derivatives linked to over 70 currencies, including the euro, Japanese yen, German mark, Swiss franc, British pound, and Italian lira. Currency forwards and options are commonly used to manage currency risk associated with these instruments. Currency swaps may also be used in situations where a long-dated forward market is not available or where the end-user needs a customized instrument to hedge a foreign currency cash flow stream. Typically, parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and exchange rate.

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

68 Notes to Consolidated Financial Statements

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

Credit Risk

Merrill Lynch is exposed to risk of loss if an issuer or a counter-party fails to perform its obligations under contractual terms (“default risk”). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads was previously discussed in the Market Risk section.

     Merrill Lynch has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties. For further information, see Management’s Discussion and Analysis (unaudited) – Risk Management –Credit Risk.

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

CONCENTRATIONS OF CREDIT RISK

Merrill Lynch’s exposure to credit risk (both default and credit spread) associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

     At December 29, 2000, Merrill Lynch’s most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure, which primarily results from trading asset and investment security positions in instruments issued by the U.S. Government and its agencies, amounted to $23.8 billion and $17.0 billion at December 29, 2000 and December 31, 1999, respectively. Merrill Lynch’s indirect exposure results from maintaining U.S. Government and agencies securities as collateral for resale agreements and securities borrowed transactions. Merrill Lynch’s direct credit exposure on these transactions is with the counterparty; thus Merrill Lynch has credit exposure to the U.S. Government and its agencies only in the event of the counterparty’s default. Securities issued by the U.S. Government or its agencies held as collateral for resale agreements and securities borrowed transactions at December 29, 2000 and December 31, 1999 totaled $62.8 billion and $43.8 billion, respectively.

     At December 29, 2000, Merrill Lynch had concentrations of credit risk with other counterparties, the largest of which was

Notes to Consolidated Financial Statements 69

a corporate counterparty rated AAA by recognized credit rating agencies. Total unsecured exposure to this counterparty was $1,884 million, or 0.5% of total assets.

     Merrill Lynch’s most significant industry credit concentration is with financial institutions. Financial institutions include other brokers and dealers, commercial banks, finance companies, insurance companies, and investment companies. This concentration arises in the normal course of Merrill Lynch’s brokerage, trading, financing, and underwriting activities. Merrill Lynch also monitors credit exposures worldwide by region. Within these regions, sovereign governments and financial institutions represent the most significant concentrations.

     In the normal course of business, Merrill Lynch purchases, sells, underwrites, and makes markets in non-investment grade instruments. In conjunction with merchant banking activities, Merrill Lynch also provides extensions of credit and makes equity investments to facilitate leveraged transactions. These activities expose Merrill Lynch to a higher degree of credit risk than is associated with trading, investing in, and underwriting investment grade instruments and extending credit to investment grade counterparties. See Management’s Discussion and Analysis (unaudited) – Non-Investment Grade Holdings and Highly Leveraged Transactions for further information.

Trading Derivatives

Merrill Lynch’s trading derivatives consist of derivatives provided to customers and derivatives entered into for proprietary trading strategies or risk management purposes.

     The fair values of derivatives used in trading activities at year-end 2000 and 1999 follow:

(dollars in millions)
	December 29, 2000		December 31, 1999

	Assets	Liabilities	Assets	Liabilities

Swap agreements	$17,283	$18,819	$19,984	$24,204
Forward contracts	1,580	1,335	2,232	2,385
Options(a)	6,759	10,587	5,785	7,823

(a) Due to cross-product netting under master netting agreements, the majority of the firm’s FX options are included in forward contracts.

     The following table presents the average fair values of Merrill Lynch’s trading derivatives for 2000 and 1999, calculated using month-end balances:

(dollars in millions)
	Average Fair Value

	2000		1999

	Assets	Liabilities	Assets	Liabilities

Swap agreements	$17,347	$19,196	$16,724	$20,575
Forward contracts	2,039	1,885	2,030	2,127
Options(a)	7,132	10,367	7,358	8,333

(a) Due to cross-product netting under master netting agreements, the majority of the firm’s FX options are included in forward contracts.

     The notional or contractual amounts of derivatives provide only a measure of involvement in these types of transactions and represent neither the amounts subject to the various types of market risk nor the future cash requirements under these instruments.

     The notional or contractual amounts of derivatives used for trading purposes by type of risk follow:

(dollars in billions)
	Risk

	Interest		Equity	Commodity
	Rate(1)(2)	Currency(3)	Price	and other

December 29, 2000
Swap agreements	$2,970	$ 51	$ 17	$ 31
Forward contracts	132	165	1	1
Futures contracts	273	3	17	-
Options purchased	48	92	63	5
Options written	59	60	67	1

December 31, 1999
Swap agreements	$2,470	$ 175	$ 27	$ 3
Forward contracts	94	153	3	1
Futures contracts	224	3	12	3
Options purchased	216	102	53	2
Options written	270	71	53	4

(1)	Certain derivatives subject to interest rate risk are also exposed to the credit-spread risk of the underlying financial instrument.
(2)	Forward contracts subject to interest rate risk principally represent “To Be Announced” mortgage pools that bear interest rate as well as principal prepayment risk.
(3)	Included in the currency risk category are certain contracts that are also subject to interest rate risk.

     Most of Merrill Lynch’s trading derivative transactions are relatively short-term in duration with a weighted-average maturity of approximately 3.4 years at December 29, 2000 and 2.9 years at December 31, 1999. For trading derivatives outstanding at December 29, 2000, the following table presents

70 Notes to Consolidated Financial Statements

the notional or contractual amounts of derivatives expiring in future years based on contractual expiration:

(dollars in billions)
					After
	2001	2002	2003	2004	2004	Total

Swap agreements	$ 634	$466	$381	$283	$1,305	$3,069
Forward contracts	218	80	1	–	–	299
Futures contracts	122	86	28	22	35	293
Options purchased	102	47	14	16	29	208
Options written	84	67	5	15	16	187

Total	$1,160	$746	$429	$336	$1,385	$4,056

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

     Merrill Lynch attempts to enter into International Swaps and Derivatives Association, Inc. master agreements or their equivalent (“master netting agreements”) with each of its counterparties, as soon as possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

     To reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. At December 29, 2000, such collateral amounted to $4.1 billion. In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract. See Management’s Discussion and Analysis (unaudited) – Risk Management – Credit Risk for further information on credit risk related to derivatives.

Securities Financing Transactions

Merrill Lynch enters into secured borrowing and lending transactions to finance trading inventory positions, obtain securities for settlement, and meet customers’ needs (see Management’s Discussion and Analysis (unaudited) – Balance Sheet for further information). Outstanding receivables and payables under resale and repurchase agreements and securities borrowed and loaned transactions at year-end 2000 and 1999 are as follows:

(dollars in millions)
	2000	1999

Receivables under:
Resale agreements	$79,240	$56,841
Securities borrowed transactions	35,341	42,439

Total	$114,581	$99,280

Payables under:
Repurchase agreements	$89,901	$64,955
Securities loaned transactions	13,982	7,256

Total	$103,883	$72,211

     Under these agreements and transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. Merrill Lynch receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans, and other loans. Under many agreements Merrill Lynch is permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements, enter into securities lending transactions or deliver to counterparties to cover short positions. At December 29, 2000, the fair value of securities received as collateral where Merrill Lynch is permitted to sell or repledge the securities was $217 billion, and the fair value of the portion that has been sold or repledged was $161 billion.

     Merrill Lynch pledges firm-owned assets to collateralize repurchase agreements and other secured financings. Pledged securities that can be sold or repledged by the secured party are classified as securities pledged as collateral on the Consolidated Balance Sheets. The carrying value and classification of securities owned by Merrill Lynch that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge at year-end 2000 are as follows:

(dollars in millions)
2000

Trading asset category
Equities and convertible debentures	$657
Corporate debt and preferred stock	3,039
U.S. Government and agencies	11,048
Mortgages, mortgage-backed, and asset-backed	5,876
Non-U.S. governments and agencies	1,643
Municipals and money markets	550

Total	$22,813

     Merrill Lynch hedges interest rate risk exposures in long-dated resale and repurchase agreements (see Note 6).

Notes to Consolidated Financial Statements 71

Note 4. Investments

Merrill Lynch has several broad categories of investments on its Consolidated Balance Sheets, including Marketable investment securities, Investments of insurance subsidiaries, and Other investments.

     Marketable investment securities consist of highly liquid debt and equity securities, including those held for liquidity management purposes. Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Other investments consist of equity and debt securities, including those acquired in connection with merchant banking activities. Certain merchant banking investments are subject to restrictions that may limit Merrill Lynch’s ability to realize its investment until such restrictions expire.

     Marketable investment securities and certain investments of insurance subsidiaries and other investments are classified as available-for-sale, held-to-maturity, or trading as described in Note 1. Investment securities reported on the Consolidated Balance Sheets at December 29, 2000 and December 31, 1999 are as follows:

(dollars in millions)
	2000	1999

Marketable investment securities
Available-for-sale	$ 48,483	$ 9,484
Held-to-maturity	136	362
Trading	632	299

Total	$ 49,251	$ 10,145

Investments of insurance subsidiaries
Available-for-sale	$ 2,382	$ 2,499
Trading	25	22
Non-qualifying(1)(2)	1,595	1,575

Total	$ 4,002	$ 4,096

Other investments
Available-for-sale	$ 1,746	$ 494
Held-to-maturity	693	312
Non-qualifying(1)(3)	2,499	2,609

Total	$ 4,938	$ 3,415

(1)	Non-qualifying for SFAS No. 115 purposes.
(2)	Primarily consists of insurance policy loans.
(3)	Includes merchant banking investments and investments hedging deferred compensation liabilities.

     Information regarding investment securities subject to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” follows:

(dollars in millions)
	December 29, 2000				December 31, 1999

	Cost/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Cost/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale
Corporate debt	$ 4,298	$ 24	$ (53)	$ 4,269	$ 4,976	$ 10	$ (178)	$ 4,808
U.S. Government and agencies	5,384	177	(3)	5,558	974	1	(18)	957
Municipals	1,838	44	(39)	1,843	2,120	7	(5)	2,122
Mortgage- and asset-backed
securities	35,698	277	(241)	35,734	3,808	16	(26)	3,798
Other debt securities	4,629	16	(9)	4,636	293	–	(6)	287

Total debt securities	51,847	538	(345)	52,040	12,171	34	(233)	11,972
Equity securities	616	12	(57)	571	528	12	(35)	505

Total	$ 52,463	$ 550	$ (402)	$ 52,611	$ 12,699	$ 46	$ (268)	$ 12,477

(dollars in millions)
	December 29, 2000				December 31, 1999

	Cost/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Cost/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Held-to-maturity
U.S. Government and agencies	$ 229	$ –	$ –	$ 229	$ 405	$ 17	$ –	$ 422
Municipals	225	20	(2)	243	66	12	(51)	27
Mortgage- and asset-backed
securities	54	–	–	54	68	–	(1)	67
Other debt securities	321	56	–	377	135	–	–	135

Total	$ 829	$ 76	$ (2)	$ 903	$ 674	$ 29	$ (52)	$ 651

72 Notes to Consolidated Financial Statements

     The amortized cost and estimated fair value of debt securities at December 29, 2000, by contractual maturity, for available-for-sale and held-to-maturity investments follow:

(dollars in millions)
	Available-for-Sale		Held-to-Maturity

	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due in one year or less	$ 7,087	$ 7,084	$ 29	$ 29
Due after one year through five years	2,522	2,662	229	234
Due after five years through ten years	4,410	4,471	13	20
Due after ten years	2,130	2,089	504	566

	16,149	16,306	775	849
Mortgage- and asset- backed securities	35,698	35,734	54	54

Total(1)	$ 51,847	$ 52,040	$ 829	$ 903

(1) Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

(dollars in millions)
	2000	1999	1998

Proceeds	$7,036	$3,071	$3,426
Gross realized gains	247	22	74
Gross realized losses	(121)	(28)	(27)

     Net unrealized gains (losses) from investment securities classified as trading included in the 2000, 1999, and 1998 Consolidated Statements of Earnings were $(22) million, $46 million, and $6 million, respectively.
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

  convert fixed-rate interest payments into variable payments, change the underlying interest rate basis or reset frequency, and convert non-U.S. dollar payments into U.S. dollars.

     Merrill Lynch also issues debt whose repayment terms are linked to the performance of an index (e.g., S&P 500), basket of securities, or an individual security. The contingent components of these indexed debt obligations are hedged with derivatives (see Note 6 for further information).

     Borrowings at December 29, 2000 and December 31, 1999 are presented below:

(dollars in millions)
	2000	1999

Commercial paper and other
short-term borrowings
Commercial paper	$14,022	$24,198
Other	1,161	1,398

Total	$15,183	$25,596

Demand and time deposits
Demand	$3,539	$3,498
Time	64,109	14,104

Total	$67,648	$17,602

Long-term borrowings
Fixed-rate obligations:(1)
U.S. dollar-denominated	$12,680	$13,183
Non-U.S. dollar-denominated	1,723	1,287
Variable-rate obligations:(2)(3)
U.S. dollar-denominated	2,809	3,338
Non-U.S. dollar-denominated	2,089	2,046
Medium-term notes:(3)(4)
U.S. dollar-denominated	37,483	22,166
Non-U.S. dollar-denominated	13,439	12,023

Total	$70,223	$54,043

(1)	At December 29, 2000, U.S. dollar-denominated fixed-rate obligations are due between 2001 and 2028 at interest rates ranging from 6.0% to 10.0%; non-U.S. dollar-denominated fixed-rate obligations are due 2001 to 2007 at interest rates ranging from 4.3% to 7.9%.
(2)	Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(3)	Included are various equity-linked or other indexed instruments.
(4)	The medium-term note program provides for issuances that may bear fixed or variable interest rates and may have maturities that range up to 30 years from the date of issue.

     Long-term borrowings at December 29, 2000, based on their contractual terms, mature as follows:

(dollars in millions)

2001	$21,386
2002	14,101
2003	10,667
2004	4,304
2005	4,168
2006 and thereafter	15,597

Total	$70,223

     Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Management believes, however, that a significant portion of such borrowings may remain outstanding beyond their earliest redemption date.

Notes to Consolidated Financial Statements 73

     The effective weighted-average interest rates for borrowings, which include the impact of hedges, at December 29, 2000 and December 31, 1999 were:

	2000	1999

Commercial paper and other
short-term borrowings	6.43%	5.94%
Demand and time deposits	5.71	4.34
Long-term borrowings	6.65	6.14

Borrowing Facilities

Merrill Lynch has obtained a committed, senior unsecured revolving credit facility aggregating $8 billion under an agreement with a bank. The agreement contains covenants requiring, among other things, that Merrill Lynch maintain specified levels of net worth, as defined in the agreement, on the date of an advance. At December 29, 2000, this credit facility was not drawn upon.

     The credit quality, amounts, and terms of this credit facility are continually monitored and modified as warranted by business conditions. Under the existing agreement, the credit facility will mature in May 2001. At maturity, Merrill Lynch may convert amounts borrowed, if any, into term loans that would mature in two years.

Note 6. Fair Value Information and Non-Trading Derivatives

Fair Value Information

The following information is presented to help the reader gain an understanding of the relationship between the amounts reported in Merrill Lynch’s financial statements and the related fair values. Specific accounting policies are discussed in Note 1.

     At December 29, 2000, $371 billion or 91% of Merrill Lynch’s total assets and $298 billion or 77% of Merrill Lynch’s total liabilities were carried at fair value or at amounts that approximate fair value. At December 31, 1999, $281 billion, or 91%, of Merrill Lynch’s total assets and $224 billion, or 76%, of Merrill Lynch’s total liabilities were carried at fair value or at amounts that approximate such values. Financial instruments that are carried at fair value include cash and cash equivalents, cash segregated for regulatory purposes or deposited with clearing organizations, trading assets and liabilities, available-for-sale and trading securities included in marketable investment securities, certain investments of insurance subsidiaries and certain other investments (see Notes 3 and 4 for information related to these instruments).

     Financial instruments recorded at amounts that approximate fair value include receivables under resale agreements and securities borrowed transactions, receivables, payables under repurchase agreements and securities loaned, commercial paper and other short-term borrowings, demand and time deposits, and other payables. The fair value of these items is not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and/or their variable interest rates.

     The following table shows financial instruments with carrying values that differ from their fair values.

(dollars in millions)
	Assets		Liabilities

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

December 29, 2000
Held-to-maturity
investments	$ 829	$ 903
Merchant banking and other
financial instruments(1)	2,499	2,668
Loans, notes, and mortgages	17,472	17,531
Long-term borrowings			$ 70,223	$ 71,023
Non-trading derivatives	1,930	2,951	1,512	1,814

December 31, 1999
Held-to-maturity
investments	$ 674	$ 651
Merchant banking and other
financial instruments(1)	2,609	2,921
Loans, notes, and mortgages	11,188	11,212
Long-term borrowings			$ 54,043	$ 53,641
Non-trading derivatives	1,220	1,514	2,191	2,669

(1) Merchant banking equity investments are non-qualifying for SFAS No. 115 purposes.

     Fair value for merchant banking equity investments, including partnership interests (both included in Other investments on the Consolidated Balance Sheets), is estimated using a number of methods, including earnings multiples, cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., consent of other investors) that may limit Merrill Lynch’s ability to realize currently the estimated fair value. Accordingly, Merrill Lynch’s current estimate of fair value and the ultimate realization on these instruments may differ.

     Fair value for loans made in connection with merchant banking activities, consisting primarily of senior and subordinated debt, is estimated using discounted cash flows. Merrill Lynch’s estimate of fair value for other loans, notes, and mortgages is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch’s variable-rate loan receivables, carrying value approximates fair value.

74 Notes to Consolidated Financial Statements

     The fair values of long-term borrowings and related hedges are estimated using current market prices and pricing models.

     The fair value of outstanding third party guarantees was $25 million and $41 million at December 29, 2000 and December 31, 1999, respectively.

Non-Trading Derivatives

The notional or contractual amounts of non-trading derivatives used to hedge market risk exposures on non-trading assets and liabilities at December 29, 2000 and December 31, 1999 follow:

(dollars in billions)
	2000	1999

Borrowings:
Interest rate risk(1)	$40	$44
Currency risk	1	1
Equity risk	11	3
Investment securities(2)	22	11
Resale and repurchase agreements(2)	11	6
Customer loans(2)	8	6
Investments in non-U.S. subsidiaries(3)	4	3
Other	5	3

(1)	Includes $8 billion and $10 billion of instruments that also hedge currency risk and $3 billion and $4 billion of instruments that also hedge equity risk at year-end 2000 and 1999, respectively.
(2)	Primarily hedging interest rate risk.
(3)	Hedging currency risk.

     The combined fair value of hedged items and related derivative hedges approximates their combined carrying value at year-end 2000 and 1999. Most of these derivatives are entered into with Merrill Lynch’s derivative dealer subsidiaries. These derivatives are entered into in order to hedge interest rate, currency, and equity risks in the normal course of trading activities and have been appropriately match-transacted with third parties.

Note 7. Preferred Securities Issued by Subsidiaries

Preferred securities issued by subsidiaries, which represent preferred minority interests in consolidated subsidiaries, primarily consist of perpetual trust-issued preferred securities.

     Trust Originated Preferred SecuritiesSM (“TOPrS”SM ) are issued to investors by trusts created by Merrill Lynch. Using the issuance proceeds, the trusts purchase Partnership Preferred Securities, representing limited partnership interests. Using the purchase proceeds, the limited partnerships extend loans to ML & Co. and one or more subsidiaries of ML & Co. The trusts and partnerships are consolidated subsidiaries of Merrill Lynch. ML & Co. has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the TOPrS to the extent that the trusts have funds legally available.This guarantee and a similar partnership distribution guarantee are subordinated to all other liabilities of ML & Co. and rank equally with preferred stock of ML & Co.

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

(dollars in millions)
Annual			Optional
	Distribution	Issue	Redemption	Liquidation
TOPrS	Rate	Date	Date	Value

I	7.75%	Dec. 1996	Dec. 2006	$275
II	8.00	Feb. 1997	Mar. 2007	300
III	7.00	Jan. 1998	Mar. 2008	750
IV	7.12	Jun. 1998	Jun. 2008	400
V	7.28	Nov. 1998	Sep. 2008	850
Other(1)	2.70	Jul. 1999	Jun. 2004	87

				$2,662

(1) Represents Yen-denominated TOPrS issued by Merrill Lynch Yen TOPrS Trust I.

  In addition, $52 million of preferred securities of other subsidiaries were outstanding at year-end 2000 and 1999.

Note 8. Stockholders’ Equity and Earnings Per Share

Preferred Equity

ML & Co. is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class that have equal rank and priority over common stockholders as to dividends and in the event of liquidation.

9% CUMULATIVE PREFERRED STOCK, SERIES A

     ML & Co. has issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, liquidation preference value of $10,000 per share (“9% Preferred Stock”). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425 million, all of which was outstanding at year-end 2000, 1999, and 1998.

     Dividends on the 9% Preferred Stock are cumulative from the date of original issue and are payable quarterly when declared by the authority of the Board of Directors. The 9% Preferred Stock is perpetual and redeemable on or after December 30, 2004 at the option of ML & Co., in whole or in part, at a redemption price equal to $10,000 per share, plus accrued

Notes to Consolidated Financial Statements 75

and unpaid dividends (whether or not declared) to the date fixed for redemption.

Common Stock

In 2000, the Board of Directors declared a two-for-one common stock split effected in the form of a 100% stock dividend. The par value of the common stock remained at $1.33 1 /3 per share. Accordingly, a transfer from Paid-in capital to Common stock and Exchangeable shares of $680 million was made to preserve the par value of the post-split shares. All share and per share data have been restated for the effect of the split. Dividends paid on common stock were $0.61, $0.53, and $0.46 per share in 2000, 1999, and 1998, respectively.

     In 2000, as specified in the merger agreement with Herzog, 2,449,090 shares of ML & Co. common stock were cancelled and retired upon consummation of the merger (see Note 2). In addition, ML & Co. issued 203,483 shares of common stock to certain employees in connection with employee incentive plans, thereby increasing issued shares to 962,533,498.

     In 1999, ML & Co. issued 350,394 shares of common stock to certain employees in connection with employee incentive plans, thereby increasing issued shares to 964,779,105.

     The following table summarizes the activity in outstanding common stock for 2000, 1999, and 1998:

	2000	1999	1998

Common stock
Balance, beginning
of year	964,779,105	964,428,711	964,373,379
Shares issued	203,483	350,394	55,332
Shares retired	(2,449,090)	–	–

Balance, end of year	962,533,498	964,779,105	964,428,711

Treasury shares
Balance, beginning
of year	(212,278,192)	(234,447,670)	(267,762,453)
Shares issued:
To employees(1)(2)	51,885,837	21,176,646	31,848,313
Share exchanges	3,364,320	992,832	650,918
Acquisition	–	–	815,552
Shares retired	2,449,090	–	–

Balance, end of year	(154,578,945)	(212,278,192)	(234,447,670)

Common stock
outstanding,
end of year	807,954,553	752,500,913	729,981,041

(1)	Net of reacquisitions from employees of 1,139,116, 1,037,982, and 1,431,574 in 2000, 1999, and 1998, respectively.
(2)	See Note 11 for a description of employee incentive plans.

Shares Exchangeable into Common Stock

In 1998, Merrill Lynch & Co., Canada Ltd. issued 9,662,448 Exchangeable Shares in connection with Merrill Lynch’s merger with Midland (see Note 2). Holders of Exchangeable Shares have dividend, voting, and other rights equivalent to those of ML & Co. common stockholders. Exchangeable Shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for ML & Co. common stock. Merrill Lynch may redeem all outstanding Exchangeable Shares for ML & Co. common stock after January 31, 2011, or earlier under certain circumstances.

     During 2000 and 1999, 3,364,320 and 992,832 Exchangeable Shares, respectively, were converted to ML & Co. common stock. At year-end 2000, 4,654,378 Exchangeable Shares were outstanding, compared with 8,018,698 at year-end 1999.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss represents cumulative gains and losses on items that are not reflected in earnings. The balances at December 29, 2000 and December 31, 1999 are as follows:

(dollars in millions)
	2000	1999

Foreign currency translation adjustment
Unrealized (losses), net of gains	$(230)	$(357)
Income taxes	(79)	55

Total	(309)	(302)

Unrealized gains (losses) on investment
securities available-for-sale
Unrealized (losses), net of gains	(57)	(167)
Adjustments for:
Policyholder liabilities	(18)	(3)
Deferred policy acquisition costs	15	35
Income taxes	24	47

Total	(36)	(88)

Total accumulated other comprehensive loss	$(345)	$(390)

Stockholder Rights Plan

In 1997, the Board of Directors approved and adopted the amended and restated Stockholder Rights Plan. The amended and restated Stockholder Rights Plan provides for the distribution of preferred purchase rights (“Rights”) to common stockholders. The Rights separate from the common stock 10 days following the earlier of: (a) an announcement of an acquisition by a person or group (“acquiring party”) of 15% or more of the outstanding common shares of ML & Co., or (b) the commencement of a tender or exchange offer for 15% or more of the common shares outstanding. One Right is attached to each outstanding share of common stock and will attach to all subsequently issued shares. Each Right entitles the holder to purchase

76 Notes to Consolidated Financial Statements

1/100 of a share (a “Unit”) of Series A Junior Preferred Stock, par value $1.00 per share, at an exercise price of $300 per Unit at any time after the distribution of the Rights. The Units are nonredeemable and have voting privileges and certain preferential dividend rights. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

     If, after the Rights have been distributed, either the acquiring party holds 15% or more of ML & Co.’s outstanding shares or ML & Co. is a party to a business combination or other specifically defined transaction, each Right (other than those held by the acquiring party) will entitle the holder to receive, upon exercise, a Unit of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the Right. The Rights expire in 2007, and are redeemable at the option of a majority of the directors of ML & Co. at $.01 per Right at any time until the 10th day following an announcement of the acquisition of 15% or more of ML & Co.’s common stock.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

(dollars in millions, except share amounts)
	2000	1999	1998

Net earnings	$3,784	$2,693	$1,271
Preferred stock dividends	39	39	38

Net earnings applicable to
common stockholders	$3,745	$2,654	$1,233

(shares in thousands)

Weighted-average basic
shares outstanding(1)	798,273	754,672	728,929

Effect of dilutive instruments(2)
Employee stock options	68,190	55,701	58,369
FCCAAP shares	29,637	31,894	33,096
Restricted units	15,251	11,138	9,790
ESPP shares	65	94	92

Dilutive potential
common shares	113,143	98,827	101,347

Diluted shares(3)	911,416	853,499	830,276

Basic EPS	$4.69	$3.52	$1.69
Diluted EPS	4.11	3.11	1.49

(1)	Includes shares exchangeable into common stock.
(2)	See Note 11 for a description of these instruments and issuances subsequent to December 29, 2000.
(3)	At year-end 2000, 1999, and 1998, there were 1,456, 3,150, and 972 instruments, respectively, that were considered antidilutive and thus were not included in the above calculations.

Note 9. Commitments and Contingencies

Litigation

As of December 29, 2000, Merrill Lynch has been named as parties in various actions, some of which involve claims for substantial amounts. Although the results of legal actions cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results for any particular period.

Lending and Guarantees

Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with certain merchant banking, corporate finance, and loan syndication transactions. Customers may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. Merrill Lynch also issues various guarantees to counterparties in connection with certain leasing, securitization, and other transactions. These commitments and guarantees usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon or guarantees are issued, Merrill Lynch may require the counterparty to post collateral depending upon creditworthiness and market conditions.

     The contractual amounts of these commitments and guarantees represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of the existing collateral become worthless. The total amount of outstanding commitments and guarantees may not represent future cash requirements, as commitments and guarantees may expire without being drawn upon.

At December 29, 2000 and December 31, 1999, Merrill Lynch had the following commitments and guarantees:

(dollars in millions)
	2000	1999

Commitments to extend credit	$28,925	$14,871
Third-party guarantees	687	1,459

     The increase in commitments to extend credit relates to higher syndicated loan commitments and commercial paper backup lines of credit offered to institutional clients as well as increases in other commitments to extend credit.

Leases

Merrill Lynch has entered into various noncancellable long-term lease agreements for premises that expire through 2025. Merrill

Notes to Consolidated Financial Statements 77

Lynch has also entered into various noncancellable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

     At December 29, 2000, future noncancellable minimum rental commitments under leases with remaining terms exceeding one year are as follows:

(dollars in millions)
	WFC(1)	Other	Total

2001	$145	$380	$525
2002	150	319	469
2003	158	275	433
2004	179	231	410
2005	179	200	379
2006 and thereafter	1,385	720	2,105

Total	$2,196	$2,125	$4,321

(1) World Financial Center Headquarters.

     The minimum rental commitments shown above have not been reduced by $674 million of minimum sublease rentals to be received in the future under noncancellable subleases. Certain leases contain renewal or purchase options or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

     Net rent expense for each of the last three years is presented below:

(dollars in millions)
	2000	1999	1998

Rent expense	$636	$589	$541
Sublease revenue	(108)	(101)	(111)

Net rent expense	$528	$488	$430

Other Commitments

In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of December 29, 2000 would not have a material effect on the consolidated financial condition of Merrill Lynch.

     In connection with trading activities, Merrill Lynch had commitments at December 29, 2000 and December 31, 1999 to enter into resale and repurchase agreements as follows:

(dollars in millions)
	2000	1999

Resale agreements	$2,803	$850
Repurchase agreements	3,504	1,624

     Merrill Lynch also obtains letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing cash or securities collateral. Letters of credit aggregated $1,241 million and $1,486 million at December 29, 2000 and December 31, 1999, respectively.

     In connection with merchant banking activities, Merrill Lynch has committed to purchase $670 million and $252 million of partnership interests at December 29, 2000 and December 31, 1999, respectively.

     Merrill Lynch has entered into agreements with providers of market data, communications, and systems consulting services. At December 29, 2000 minimum fee commitments over the remaining life of these agreements aggregated $331 million.

     Merrill Lynch has a long-term capital commitment of up to $600 million to Merrill Lynch HSBC, the 50/50-owned corporation created to provide global online investment and banking services to individual self-directed customers outside the United States. At December 29, 2000, $522 million of the total commitment remains unfunded. The timing of the funding of this commitment will be determined by the Board of Directors of Merrill Lynch HSBC, which has equal representation from Merrill Lynch and HSBC Holdings, plc (“HSBC”).

Note 10. Employee Benefit Plans

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

Defined Contribution Pension Plans

The U.S. defined contribution plans consist of the Retirement Accumulation Plan (“RAP”), the Employee Stock Ownership Plan (“ESOP”), and the 401(k) Savings & Investment Plan (“401K”). The RAP, ESOP, and 401K cover substantially all U.S. employees who have met service requirements.

     Merrill Lynch established the RAP and the ESOP, collectively known as the “Retirement Program,” for the benefit of employees with a minimum of one year of service. A separate retirement account is maintained for each participant.

     In 1989, the ESOP trust purchased from Merrill Lynch 95.7 million shares of ML & Co. common stock with residual funds from a terminated defined benefit pension plan (“Reversion Shares”) and loan proceeds from a subsidiary of Merrill Lynch (“Leveraged Shares”).

     Merrill Lynch credited a participant’s account and recorded pension expense under the Retirement Program based on years of service and eligible compensation. This expense was funded

78 Notes to Consolidated Financial Statements

by quarterly allocations of Leveraged and Reversion Shares and, when necessary, cash, to participants’ accounts based on a specified formula. Leveraged and Reversion Shares were released in accordance with the terms of the ESOP. Reversion Shares were allocated to participants’ accounts over a period of eight years, ending in 1997. Leveraged Shares were allocated to participants’ accounts as principal was repaid on the loan to the ESOP, which matured in 1999. Principal and interest on the loan were payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions. At December 31, 1999, all Reversion and Leveraged Shares had been allocated.

      Additional information on ESOP activity follows:

(dollars in millions)
	2000	1999	1998

Compensation costs funded
with ESOP shares	$–	$49	$49
Dividends used for debt service(1)	–	2	7

(1)	Dividends on all Leveraged Shares were used for debt service on the ESOP loan through April 1, 1999. Dividends on unallocated Leveraged Shares only were used for this purpose through the end of the 1999 third quarter, when the loan was repaid.

     Employees can participate in the 401K by contributing, on a tax-deferred basis, up to 15% of their eligible compensation, but not more than the maximum annual amount allowed by law. Effective January 1, 2000, Merrill Lynch’s contributions are equal to one-half of the first 6% of each participant’s eligible compensation contributed to the 401K, up to a maximum of two thousand dollars annually. Previously, Merrill Lynch’s contributions were equal to one-half of the first 4%, up to a maximum of fifteen hundred dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants (see Note 11).

     Merrill Lynch also sponsors various non-U.S. defined contribution plans. The costs of benefits under the RAP, 401K, and non-U.S. plans are expensed during the related service period.

Defined Benefit Pension Plans

Merrill Lynch has purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). At year-end 2000 and 1999, a substantial portion of the assets supporting the annuity contract was invested in U.S. Government and agencies securities. Merrill Lynch, under a supplemental agreement, may be responsible for, or benefit from, actuarial experience and investment performance of the annuity assets. Merrill Lynch also maintains supplemental defined benefit plans for certain U.S. employees.

     Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee’s eligible compensation during the final years of employment. Merrill Lynch’s funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

     The following table provides a summary of the changes in the plans’ benefit obligations, assets, and funded status for the twelve-month periods ended September 29, 2000 and September 24, 1999 and the amounts recognized in the Consolidated Balance Sheets at year-end 2000 and 1999:

(dollars in millions)
	2000	1999

Projected benefit obligations
Balance, beginning of year	$1,987	$2,090
Service cost	45	49
Interest cost	127	114
Net actuarial gain	(156)	(170)
Benefits paid	(89)	(68)
Other	(44)	(28)

Balance, end of period	1,870	1,987

Fair value of plan assets
Balance, beginning of year	2,216	2,410
Actual return on plan assets	247	(156)
Contributions	41	55
Benefits paid	(89)	(68)
Other	(36)	(25)

Balance, end of period	2,379	2,216

Funded status	509	229
Unrecognized net actuarial gains	(343)	(103)
Unrecognized prior service benefit	(1)	(1)
Unrecognized net transition obligation	1	2
Fourth quarter activity, net	10	11

Net amount recognized	$176	$138

Assets	$258	$265
Liabilities	(82)	(127)

Net amount recognized	$176	$138

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $118 million, $111 million, and $61 million, respectively, as of September 29, 2000, and $119 million, $103 million, and $57 million, respectively, as of September 24, 1999. These plans primarily represent U.S. supplemental plans not subject to ERISA or non-U.S. plans where funding strategies vary due to legal requirements and local practices.

Notes to Consolidated Financial Statements 79

     The actuarial assumptions used in calculating the projected benefit obligation at September 29, 2000 and September 24, 1999 are as follows:

	2000	1999

Discount rate	7.1%	6.5%
Rate of compensation increase	4.4	4.0
Expected rate of return on plan assets	7.7	6.7

     Pension cost included the following components:

(dollars in millions)
	2000	1999	1998

Defined contribution plan cost	$244	$234	$177

Defined benefit plans
Service cost for benefits earned
during the year	45	49	54
Interest cost on projected
benefit obligations	127	114	122
Expected return on plan assets	(150)	(136)	(141)
Amortization of unrecognized
items and other	(14)	–	7

Total defined benefit plan cost	8	27	42

Total pension cost	$252	$261	$219

Postretirement Benefits Other Than Pensions

Merrill Lynch provides health and life insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care component is contributory, with certain retiree contributions adjusted periodically; the life insurance component of the plan is noncontributory. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. As of December 29, 2000, none of these plans had been funded.

     The following table provides a summary of the changes in the plans’ benefit obligations, assets, and funded status for the twelve-month periods ended September 29, 2000 and September 24, 1999, and the amounts recognized in the Consolidated Balance Sheets at year-end 2000 and 1999:

(dollars in millions)
	2000	1999

Accumulated benefit obligations
Balance, beginning of year	$194	$214
Service cost	7	9
Interest cost	14	14
Net actuarial gain	(11)	(33)
Benefits paid	(9)	(8)
Other	4	(2)

Balance, end of period	199	194

Fair value of plan assets
Balance, beginning of year	–	–
Contributions	8	8
Benefits paid	(8)	(8)

Balance, end of period	–	–

Funded status	(199)	(194)
Unrecognized net actuarial gain	(47)	(37)
Unrecognized prior service cost	4	–
Fourth quarter activity, net	2	2

Accrued benefit liabilities	$(240)	$(229)

     The actuarial assumptions used in calculating the postretirement accumulated benefit obligations at September 29, 2000 and September 24, 1999 are as follows:

	2000	1999

Discount rate	7.5%	7.5%
Health care cost trend rates(1)
Initial	7.9	8.4
2012 and thereafter	5.0	5.0

(1) Assumed to decrease gradually until 2012 and remain constant thereafter.

     Other postretirement benefits cost included the following components:

(dollars in millions)
	2000	1999	1998

Service cost	$ 7	$ 9	$ 8
Interest cost	14	14	13
Other	–	(4)	–

Total other postretirement
benefits cost	$21	$19	$21

80 Notes to Consolidated Financial Statements

     The assumed health care cost trend rate has a significant effect on the amounts reported for the postretirement health care plans. A one percent change in the assumed health care cost trend rate would have the following effects:

(dollars in millions)
	1% Increase		1% Decrease

	2000	1999	2000	1999

Effect on:
Other postretirement
benefits cost	$4	$5	$(3)	$(4)
Accumulated benefit
obligation	31	29	(25)	(24)

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

     Merrill Lynch recognized $117 million, $33 million, and $439 million in 2000, 1999, and 1998, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $96 million, $26 million, and $424 million in 2000, 1999, and 1998, respectively. The severance costs for 1998 include amounts related to the staff reduction provision (see Note 2). Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 29, 2000 since future severance costs are not estimable.

Note 11. Employee Incentive Plans

To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase shares. The total compensation cost recognized in earnings for stock-based compensation plans for 2000, 1999, and 1998 was $633 million, $463 million, and $453 million, respectively. Merrill Lynch also sponsors deferred cash compensation plans for eligible employees.

Long-Term Incentive Compensation Plans (“LTIC Plans”) and Equity Capital Accumulation Plan (“ECAP”)

LTIC Plans and ECAP provide for grants of equity and equity-related instruments to certain employees. LTIC Plans provide for the issuance of Restricted Shares, Restricted Units, and Nonqualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Performance Options, Stock Appreciation Rights, and other securities of Merrill Lynch. ECAP provides for the issuance of Restricted Shares, as well as Performance Shares. As of December 29, 2000, no instruments other than Restricted Shares, Restricted Units, Nonqualified Stock Options, and Performance Options had been granted.

RESTRICTED SHARES AND UNITS

Restricted Shares are shares of ML & Co. common stock carrying voting and dividend rights. A Restricted Unit is deemed equivalent in fair market value to one share of common stock. Awards are settled in shares of common stock. Recipients of Restricted Unit awards receive cash payments equivalent to dividends. Under these plans, such shares and units are restricted from sale, transfer, or assignment until the end of the restricted period, and such shares and units are subject to forfeiture during the vesting period, generally three years, for grants under LTIC Plans or the restricted period for grants under ECAP.

     The activity for Restricted Shares and Units under these plans during 2000 and 1999 follows:

	LTIC Plans		ECAP

	Restricted	Restricted	Restricted
	Shares	Units	Shares

Authorized for issuance at:
December 29, 2000	560,000,000	N/A	104,800,000
December 31, 1999	480,000,000	N/A	104,800,000

Available for issuance at:(1)
December 29, 2000	80,562,524	N/A	4,013,790
December 31, 1999	77,277,102	N/A	5,779,680

Outstanding, end of 1998	27,432,236	21,717,778	7,637,220
Granted – 1999	363,570	10,024,566	415,800
Paid, forfeited, or released
from contingencies	(1,555,506)	(6,577,460)	(391,426)

Outstanding, end of 1999	26,240,300	25,164,884	7,661,594
Granted – 2000	209,313	17,746,449	18,927
Paid, forfeited, or released
from contingencies	(7,790,512)	(7,925,185)	(7,303,458)

Outstanding, end of 2000(2)	18,659,101	34,986,148	377,063

(1)	Includes shares reserved for issuance upon the exercise of stock options.
(2)	In 2001, 1,094,579 and 8,173,179 Restricted Shares and Units under LTIC Plans, respectively, were granted to eligible employees.

Notes to Consolidated Financial Statements 81

     The weighted-average fair value per share or unit for 2000, 1999, and 1998 grants follows:

	2000	1999	1998

LTIC Plans
Restricted Shares	$45.09	$37.90	$32.98
Restricted Units	46.52	37.49	32.39
ECAP Restricted Shares	52.67	42.68	40.89

     Merrill Lynch sponsors other plans similar to LTIC Plans in which restricted shares and units are granted to employees and non-employee directors. The table below summarizes information related to restricted shares and units for these other plans:

	Restricted Shares	Restricted Units

Authorized for Issuance at:
December 29, 2000	12,600,000	N/A
December 31, 1999	12,600,000	N/A

Outstanding at:
December 29, 2000	278,177	43,190
December 31, 1999	539,818	75,872

Nonqualified Stock Options

Nonqualified Stock Options granted under LTIC Plans in 1989 through 1995 generally become exercisable over four years in equal installments commencing one year after the date of grant. Options granted in 1996 through 2000 generally are exercisable over five years. Beginning in 2001, new option grants become exercisable after approximately six months. The exercise price of these options is equal to 100% of the fair market value (as defined in LTIC Plans) of a share of ML & Co. common stock on the date of grant. Nonqualified Stock Options expire ten years after their grant date.

     The activity for Nonqualified Stock Options under LTIC Plans for 2000, 1999, and 1998 follows:

	Options Outstanding	Weighted Average Exercise Price

Outstanding, beginning of 1998	138,901,852	$11.39
Granted – 1998	24,239,978	31.38
Exercised	(15,937,656)	7.91
Forfeited	(1,416,606)	22.44

Outstanding, end of 1998	145,787,568	14.99
Granted – 1999	59,849,880	36.00
Exercised	(14,970,240)	8.95
Forfeited	(5,636,320)	31.94

Outstanding, end of 1999	185,030,888	27.99
Granted – 2000	39,839,546	43.83
Exercised	(35,672,581)	15.47
Forfeited	(5,116,248)	34.47

Outstanding, end of 2000(1)	184,081,605	27.48

(1) In January 2001, 33,835,900 Nonqualified Stock Options were granted to eligible employees.

     At year-end 2000, 1999, and 1998, options exercisable under LTIC Plans were 92,776,119, 83,568,708, and 77,621,230 respectively.

     The table below summarizes information related to outstanding and exercisable options at year-end 2000.

	Options Outstanding			Options Exercisable

Exercise Price	Number Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Life (Years)(1)	Number Exercisable	Weighted- Average Exercise Price

$2.50 – $10.99	37,613,593	$8.20	2.56	37,613,593	$8.20
$11.00 – $25.99	39,054,053	25.95	5.63	27,362,506	16.66
$26.00 – $35.99	21,450,066	31.03	7.08	8,208,189	31.18
$36.00 – $42.99	47,583,047	36.17	8.19	19,479,276	36.17
$43.00 – $53.99	38,380,846	43.84	9.19	112,555	44.77

	184,081,605			92,776,119

(1) Based on original contractual life of ten years.

     The weighted-average fair value of options granted in 2000, 1999, and 1998 was $18.05, $12.39, and $10.72 per option, respectively. Fair value is estimated as of the grant date based on a Black-Scholes option pricing model using the following weighted-average assumptions:

	2000	1999	1998

Risk-free interest rate	6.73%	4.67%	5.81%
Expected life	5 yrs.	5 yrs.	6 yrs.
Expected volatility	40.64%	40.89%	28.10%
Dividend yield	1.23%	1.33%	1.28%

     See Pro Forma Compensation Expense in the following Employee Stock Purchase Plans section for additional information.

82 Notes to Consolidated Financial Statements

Employee Stock Purchase Plans ("ESPP")

ESPP plans allow eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co. common stock at a price generally equal to 85% of its fair market value. These purchases are made on four quarterly investment dates through payroll deductions. Up to 100,600,000 shares of common stock have been authorized for issuance under ESPP. The activity in ESPP during 2000, 1999, and 1998 follows:

	2000	1999	1998

Available, beginning of year	9,227,642	11,980,190	14,502,686
Purchased through plan	(2,431,628)	(2,752,548)	(2,522,496)

Available, end of year	6,796,014	9,227,642	11,980,190

The weighted-average fair value of ESPP stock purchase rights exercised by employees in 2000, 1999, and 1998 was $7.30, $6.25, and $5.66 per right, respectively.

PRO FORMA COMPENSATION EXPENSE

No compensation expense has been recognized for Merrill Lynch’s grants of stock options under LTIC Plans or ESPP purchase rights (see Note 1 for accounting policy). Pro forma compensation expense associated with option grants is recognized over the vesting period. Based on the fair value of stock options and purchase rights, Merrill Lynch would have recognized compensation expense, net of taxes, of $348 million, $291 million, and $95 million for 2000, 1999, and 1998, respectively, resulting in pro forma net earnings and earnings per share as follows:

(dollars in millions, except per share amounts)
	2000	1999	1998

Net earnings
As reported	$3,784	$2,693	$1,271
Pro forma	3,436	2,402	1,176

Earnings per share
As reported:
Basic	$ 4.69	$ 3.52	$ 1.69
Diluted	4.11	3.11	1.49
Pro forma:
Basic	4.26	3.13	1.56
Diluted	3.73	2.77	1.37

Financial Consultant Capital Accumulation Award Plans (“FCCAAP”)

Under FCCAAP, eligible employees in Merrill Lynch’s Private Client Group are granted awards generally based upon their prior year’s performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. The award is generally payable ten years from the date of grant in a fixed number of shares of ML & Co. common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value is paid in cash. Eligible participants may defer awards beyond the scheduled payment date. FCCAAP may also provide for the issuance of Restricted Shares that vest ten years from the date of the original award and carry voting and dividend rights. Only shares of common stock held as treasury stock may be issued under FCCAAP.

     At December 29, 2000, shares subject to outstanding awards totaled 55,578,853, while 30,704,809 shares were available for issuance through future awards. The fair value of awards granted under FCCAAP during 2000, 1999, and 1998 was $41.55, $35.72, and $33.97 per award, respectively.

Incentive Equity Purchase Plan (“IEPP”)

IEPP allowed selected employees to purchase shares of ML & Co. common stock (“Book Value Shares”) at a price equal to book value per common share. Book Value Shares, which otherwise may not be resold, may be sold back to Merrill Lynch at book value or exchanged at any time for a specified number of freely transferable common shares. Book Value Shares outstanding under IEPP were 3,244,000 at December 29, 2000. In 1995, IEPP was amended to reduce the authorized shares to zero and prohibit the reuse of any surrendered shares. No further offerings will be made under this plan.

Merrill Lynch Investment Certificate Program (“MLICP”)

Under MLICP, eligible employees in Merrill Lynch’s Private Client Group are issued investment certificates based on their performance. The certificates mature ten years from the date issued and are payable in cash if certain performance criteria are achieved and the employee is continuously employed for the ten-year period, with certain exceptions. The certificates bear interest commencing with the date on which the performance requirements are achieved. As of year-end 2000 and 1999, $473 million and $409 million, respectively, were accrued under this plan.

OTHER DEFERRED COMPENSATION PLANS

Merrill Lynch sponsors other deferred compensation plans in which eligible employees may participate. Generally, contributions to the plans are made on a tax-deferred basis by participants. Contributions are invested by Merrill Lynch in mutual funds and other funds sponsored by Merrill Lynch, and the plans may include a leverage feature. The plans’ investments and the amounts accrued by Merrill Lynch under the plans are both included in the Consolidated Balance Sheets. Plan investments totaled $1.1 billion and $1.2 billion, respectively, at December 29, 2000 and December 31, 1999. Accrued liabilities at year-end 2000 and 1999 were $1.0 billion.

Notes to Consolidated Financial Statements 83

Note 12. Income Taxes

Income tax provisions (benefits) on earnings consisted of:

(dollars in millions)
	2000	1999	1998

U.S. federal
Current	$861	$816	$683
Deferred	41	(80)	(180)

U.S. state and local
Current	101	(23)	107
Deferred	29	(42)	10

Non-U.S.
Current	574	617	412
Deferred	132	31	(307)

Total	$1,738	$1,319	$725

     The corporate statutory tax rate was 35.0% for the three years presented. A reconciliation of statutory U.S. federal income taxes to Merrill Lynch’s income tax provisions for earnings follows:

(dollars in millions)
	2000	1999	1998

U.S. federal income tax at
statutory rate	$2,001	$1,472	$742
U.S. state and local income
taxes, net(1)	85	(40)	78
Non-U.S. operations	(194)	(80)	(71)
Tax-exempt interest	(62)	(64)	(51)
Dividends received deduction	(37)	(28)	(30)
Other, net	(55)	59	57

Income tax expense	$1,738	$1,319	$725

(1) Includes adjustments to prior year accruals.

     Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductibleamounts in future years. Details of Merrill Lynch’s deferred tax assets and liabilities follow:

(dollars in millions)
	2000	1999	1998

Deferred tax assets
Deferred compensation	$1,078	$1,020	$679
Valuation and other reserves(1)	546	783	1,227
Employee benefits	187	185	120
Other	559	621	375

Gross deferred tax assets	2,370	2,609	2,401
Valuation allowances(2)	(41)	(82)	(42)

Total deferred tax assets	2,329	2,527	2,359

Deferred tax liabilities
Lease transactions	202	143	148
Employee benefits	81	74	64
Other	364	296	208

Total deferred tax liabilities	647	513	420

Net deferred tax assets	$1,682	$2,014	$1,939

(1)	Primarily related to Trading assets and Other payables.
(2)	Related to net operating loss carryforwards not expected to be realized.

     At December 29, 2000, Merrill Lynch had U.S. net operating loss carryforwards of approximately $200 million and non-U.S. net operating loss carryforwards of $1.0 billion. The U.S. amounts are primarily state carryforwards expiring in various years after 2007 and the non-U.S. amounts are primarily Japanese and U.K. carryforwards expiring in various years after 2004.

     Income tax benefits of $800 million, $281 million, and $336 million were allocated to stockholders’ equity related to employee compensation transactions for 2000, 1999, and 1998, respectively.

     Earnings before income taxes included approximately $2,293 million, $1,447 million, and $44 million of earnings attributable to non-U.S. subsidiaries for 2000, 1999, and 1998, respectively. Cumulative undistributed earnings of non-U.S. subsidiaries were approximately $3.7 billion at December 29, 2000. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they are permanently reinvested in Merrill Lynch’s non-U.S. operations. It is not practicable to determine the amount of additional tax that may be payable in the event these earnings are repatriated.

84 Notes to Consolidated Financial Statements

Note 13. Regulatory Requirements and Dividend Restrictions

Certain U.S. and non-U.S. Subsidiaries are subject to various securities, banking and insurance regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. Merrill Lynch’s principal regulated subsidiaries are discussed below.

Securities Regulation

MLPF&S, a U.S. registered broker-dealer, is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items arising from customer transactions. At December 29, 2000, MLPF&S’s regulatory net capital of $2,898 million was approximately 12% of aggregate debit items, and its regulatory net capital in excess of the minimum required was $2,420 million.

     MLI, a U.K. registered broker-dealer, is subject to capital requirements of the Financial Services Authority (“FSA”). Financial resources, as defined, must exceed the total financial resources requirement of the FSA. At December 29, 2000, MLI’s financial resources were $4,708 million, exceeding the minimum requirement by $883 million.

     MLGSI, a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 29, 2000, MLGSI’s liquid capital of $1,468 million was 271% of its total market and credit risk, and liquid capital in excess of the minimum required was $818 million.

Banking Regulation

Two of the direct subsidiaries of ML & Co., MLBUSA, an FDIC-insured Utah chartered depository institution, and MLB&T, an FDIC-insured New Jersey chartered depository institution, are each subject to certain minimum aggregate capital requirements under applicable federal banking laws. Among other things, Part 325 of the FDIC regulations establishes levels of Risk Based Capital (“RBC”) each institution must maintain. RBC is defined as the ratios of (i) Tier I capital or Total capital to (ii) risk-weighted assets, as those terms are defined in the FDIC regulations. As of December 29, 2000, MLBUSA had a Tier I RBC ratio of 10.60% and a total RBC ratio of 10.79% and MLB&T had a Tier I RBC ratio of 10.26% and a total RBC ratio of 10.28%. At December 29, 2000 MLBUSA had Tier I capital of $3,017 million and MLB&T had Tier I capital of $841 million.

     MLBUSA and MLB&T have each entered into a synthetic securitization of specified reference portfolios of asset-backed securities (“ABS”) owned by each institution totaling in aggregate up to $20 billion. These ABS are AAA-rated and all are further insured as to principal and interest payments by a AAA-rated insurer. The synthetic securitization has allowed MLBUSA and MLB&T to reduce the credit risk on the respective reference portfolios by means of credit default swaps with a bankruptcy-remote special purpose vehicle (“SPV”). In turn, the SPV has issued a $20 million credit linked note to an unaffiliated buyer. These transactions have resulted in reductions in each institution’s risk-weighted assets. MLBUSA has retained a first risk of loss equity tranche in this transaction of $1 million.

     As a result of this transaction, MLBUSA has been able to reduce risk-weighted assets by $5,949 million at December 29, 2000, thereby increasing its Tier I and Total RBC ratios by 183 basis points and 186 basis points, respectively. MLB&T has been able to reduce risk-weighted assets by $2,815 million at December 29, 2000, thereby increasing its Tier I and Total RBC ratios by 262 basis points and 263 basis points, respectively. These structures have not resulted in a material change in the distribution or concentration of risk in the retained portfolio.

Insurance Regulation

Merrill Lynch’s insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. At December 29, 2000, $497 million, representing 84% of the insurance subsidiaries’ net assets, was unavailable for distribution to Merrill Lynch.

Other

Approximately 80 other subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate. These regulatory restrictions may limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. At December 29, 2000, restricted net assets of these subsidiaries were $5.6 billion.

     In addition, to satisfy rating agency standards, a credit intermediary subsidiary of Merrill Lynch must also meet certain minimum capital requirements. At December 29, 2000, this minimum capital requirement was $354 million.

     With the exception of regulatory restrictions on subsidiaries’ abilities to pay dividends, there are no restrictions on ML & Co.’s present ability to pay dividends on common stock, other than (1) ML & Co.’s obligation to make payments on its preferred stock and TOPrS, and (2) the governing provisions of the Delaware General Corporation Law.

Notes to Consolidated Financial Statements 85

Note 14. Segment and Geographic Information

Segment Information

In reporting to management during 2000, Merrill Lynch’s operating results were categorized into three business segments: the Corporate and Institutional Client Group (“CICG”), the Private Client Group (“PCG”) and Merrill Lynch Investment Managers (“MLIM”). Prior period amounts have been restated to conform to the 2000 presentation. For information on each segment’s activities, see Management’s Discussion and Analysis (unaudited) – Business Segments.

     The principal methodology used in preparing the segment results in the table that follows is:

  Revenues and expenses are assigned to segments where directly attributable.
  Principal transaction and investment banking revenues and related costs resulting from the client activities of PCG are allocated among CICG and PCG based on production credits, share counts, trade counts, and other measures which estimate relative value.
  Revenues and expenses related to certain retail money market funds comprising an average of $111 billion, $118 billion and $107 billion in assets under management in 2000, 1999 and 1998, respectively are assigned to PCG.
  The 401(k) business is reported as a 50/50 joint venture between MLIM and PCG.
  Revenues and expenses related to mutual fund shares bearing a contingent deferred sales charge are reflected in segment results as if MLIM and PCG were unrelated entities.
  Interest (cost of carry) is allocated based on management’s assessment of the relative risk of segment assets and liabilities.
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

     Management believes that the following information by business segment provides a reasonable representation of each segment’s contribution to the consolidated amounts:

(dollars in millions)

	CICG	PCG	MLIM	Corporate Items (including intersegment eliminations)		Total

2000
Non-interest revenues	$11,054	$10,442	$2,415	$(235)	(1)	$23,676
Net interest revenue(2)	1,491	1,653	69	(102)	(3)	3,111

Net revenues	12,545	12,095	2,484	(337)		26,787
Non-interest expenses	8,664	10,478	1,947	(19)	(4)	21,070

Earnings (loss) before income taxes	$3,881	$1,617	$537	$(318)		$5,717

Year-end total assets	$281,976	$118,390	$2,427	$4,407		$407,200

1999
Non-interest revenues	$8,755	$9,436	$2,223	$(194)	(1)	$20,220
Net interest revenue(2)	1,037	1,183	22	(141)	(3)	2,101

Net revenues	9,792	10,619	2,245	(335)		22,321
Non-interest expenses	7,094	9,233	1,763	25	(4)	18,115

Earnings (loss) before income taxes	$2,698	$1,386	$482	$(360)		$4,206

Year-end total assets	$246,984	$55,641	$2,273	$4,952		$309,850

1998
Non-interest revenues	$6,412	$8,697	$1,962	$(290)	(1)	$16,781
Net interest revenue(2)	349	884	30	(245)	(3)	1,018

Net revenues	6,761	9,581	1,992	(535)		17,799
Non-interest expenses, excluding staff reduction provision	5,715	8,015	1,565	(46)	(4)	15,249
Provision for costs related to staff reductions	–	–	–	430	(5)	430

Earnings (loss) before income taxes	$1,046	$1,566	$427	$(919)		$2,120

Year-end total assets	$235,476	$43,699	$1,907	$5,364		$286,446

(1)	Includes the elimination of intersegment revenues and, in 2000, 33% of the loss on the HSBC joint venture.
(2)	Management views interest income net of interest expense in evaluating results.
(3)	Represents Mercury financing costs.
(4)	Represents goodwill amortization of $217, $227, and $227 net of elimination of intersegment expenses and other corporate items of $236, $202, and $273 for 2000, 1999, and 1998, respectively.
(5)	Had this amount been allocated to segments, $259, $88, and $83 would have been allocated to CICG, PCG, and MLIM, respectively.

86 Notes to Consolidated Financial Statements

Geographic Information

Merrill Lynch operates in both U.S. and non-U.S. markets. Merrill Lynch’s non-U.S. business activities are conducted through offices in five regions:
     • Europe, Middle East and Africa,
     • Japan,
     • Asia Pacific/Australia,
     • Canada, and
     • Latin America.

     For further information on activities in these regions, see Management’s Discussion and Analysis (unaudited) –Global Operations.
     The principal methodology used in preparing the geographic data in the table that follows is:
     • Commissions revenues are recorded based on client location,
     • Trading revenues are principally recorded based on the location of the trader,
     • Investment banking revenues are recorded based on the location of the client,
     • Asset management and portfolio service fees are recorded based on the location of the client,
     • Earnings before income taxes include the allocation of certain shared expenses among regions, and
     • Intercompany transfers are based primarily on service agreements.

     The information that follows, in management’s judgment, provides a reasonable representation of each region’s contribution to the consolidated amounts.

(dollars in millions)
	2000	1999	1998

Net revenues
Europe, Middle East and Africa	$4,989	$4,181	$2,783
Japan	1,410	1,075	592
Asia Pacific/Australia	1,259	1,074	554
Canada	823	629	642
Latin America	720	615	412

Total Non-U.S.	9,201	7,574	4,983
U.S.	17,699	14,888	13,061
Corporate	(113)	(141)	(245)

Total	$26,787	$22,321	$17,799

Earnings before income taxes
Europe, Middle East and Africa	$1,468	$1,106	$311
Japan	271	(6)	(123)
Asia Pacific/Australia	226	194	(212)
Canada	153	50	9
Latin America	169	124	(69)

Total Non-U.S.	2,287	1,468	(84)
U.S.	3,748	3,098	3,123
Corporate	(318)	(360)	(919)

Total	$5,717	$4,206	$2,120

Notes to Consolidated Financial Statements 87

Supplemental Financial Information (unaudited)

Quarterly Information

The unaudited quarterly results of operations of Merrill Lynch for 2000 and 1999 are prepared in conformity with U.S. generally accepted accounting principles and reflect all adjustments (which consist of normal recurring accruals) that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.

(dollars in millions, except per share amounts)
	For the Quarter Ended

	Dec. 29,	Sept. 29,	June 30,	Mar. 31,	Dec. 31,	Sept. 24,	June 25,	Mar. 26,
	2000	2000	2000	2000	1999	1999	1999	1999

Total Revenues	$11,663	$10,853	$11,050	$11,306	$9,419	$8,497	$8,748	$8,676
Interest Expense	5,395	4,704	4,204	3,782	3,376	3,145	3,193	3,305

Net Revenues	6,268	6,149	6,846	7,524	6,043	5,352	5,555	5,371
Non-Interest Expenses	4,960	4,838	5,433	5,839	4,836	4,448	4,485	4,346

Earnings Before Income Taxes and
Dividends on Preferred Securities
Issued by Subsidiaries	1,308	1,311	1,413	1,685	1,207	904	1,070	1,025
Income Tax Expense	382	378	443	535	366	276	326	351
Dividends on Preferred Securities
Issued by Subsidiaries	49	48	49	49	48	49	48	49

Net Earnings	$877	$885	$921	$1,101	$793	$579	$696	$625

Earnings Per Common Share:
Basic	$1.07	$1.09	$1.15	$1.40	$1.03	$0.75	$0.91	$0.83
Diluted	0.93	0.94	1.01	1.24	0.91	0.67	0.80	0.73

Dividends Per Common Share

(declared and paid)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2000	$.14	$.15	$.16	$.16
1999	.12	.14	.14	.14

     With the exception of regulatory restrictions on subsidiaries’ abilities to pay dividends, there are no restrictions on ML & Co.’s present ability to pay dividends on common stock, other than (a) ML & Co.’s obligation to make payments on its preferred stock and subsidiaries’ preferred securities, and (b) the governing provisions of the Delaware General Corporation Law. Certain subsidiaries’ ability to declare dividends may also be limited (see Note 13 to the Consolidated Financial Statements).

Stockholder Information

Consolidated Transaction Reporting System prices for the specified calendar quarters are noted below.

(at calendar period-end)
	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter

	High	Low	High	Low	High	Low	High	Low

2000	$57.59	$36.31	$61.16	$42.25	$74.63	$56.81	$73.50	$54.75
1999	47.25	32.81	51.25	33.03	40.72	31.00	44.22	31.19

     The approximate number of holders of record of ML & Co. common stock as of February 27, 2001 was 15,128. As of February 27, 2001, the closing price of ML & Co. common stock as reported on the Consolidated Transaction Reporting System was $62.70.

88 Supplemental Financial Information (unaudited)