Form 10-K405, Exhibit 13
period 2001-12-28
MERRILL LYNCH & CO INC
filed 2002-03-14
CIK 65100

                                                                      EXHIBIT 13

                        Merrill Lynch 2001 Annual Report

[LOGO]                    Financial Table of Contents




 16  Selected Financial Data                                   49  Notes to Consolidated Financial Statements

 17  Management's Discussion and Analysis                      49  Note 1. Summary of Significant Accounting Policies

 17  Business Environment                                      59  Note 2. Other Significant Events

 18  Results of Operations                                     60  Note 3. Segment and Geographic Information

     19   Business Segments                                    62  Note 4. Securities Financing Transactions

     25   Global Operations                                    62  Note 5. Investments

     27   Non-Interest Expenses                                63  Note 6. Trading Assets and Liabilities

     29   Income Taxes                                         66  Note 7. Loans, Notes, and Mortgages

 29  Balance Sheet                                             66  Note 8. Commercial Paper and Short- and
                                                                             Long-Term Borrowings
 31  Capital Adequacy and Funding
                                                               68  Note 9. Deposits
 33  Capital Projects and Expenditures
                                                               68  Note 10. Preferred Securities Issued by Subsidiaries
 34  Risk Management
                                                               68  Note 11. Stockholders' Equity and Earnings
 37  Non-Investment Grade Holdings and                                        Per Share
      Highly Leveraged Transactions
                                                               70  Note 12. Commitments and Contingencies
 39  Litigation
                                                               71  Note 13. Employee Benefit Plans
 39  Critical Accounting Policies
                                                               74  Note 14. Employee Incentive Plans
 40  Recent Developments
                                                               77  Note 15. Income Taxes
 41  Management's Discussion of
      Financial Responsibility                                 77  Note 16. Regulatory Requirements and
                                                                              Dividend Restrictions

 42  Independent Auditors' Report                              79  Supplemental Financial Information

 43  Consolidated Financial Statements                         79  Quarterly Information

 43  Consolidated Statements of Earnings                       79  Dividends Per Common Share

 44  Consolidated Balance Sheets                               79  Stockholder Information

 46  Consolidated Statements of
      Changes in Stockholders' Equity

 47  Consolidated Statements of
      Comprehensive Income

 48  Consolidated Statements of Cash Flows


                        Merrill Lynch 2001 Annual Report

SELECTED FINANCIAL DATA

(dollars in millions, except per share amounts)
------------------------------------------------------------------------------------------------------------------
                                                                        YEAR ENDED LAST FRIDAY IN DECEMBER
                                                         ---------------------------------------------------------
                                                             2001         2000        1999       1998         1997
------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
   Total Revenues                                        $  38,757   $   44,852   $  35,332   $  34,828   $  31,460
   Less Interest Expense                                    16,877       18,086      13,019      17,038      14,957
                                                         ---------   ----------   ---------   ---------   ---------
   Net Revenues                                             21,880       26,766      22,313      17,790      16,503
   Non-Interest Expenses                                    20,503       21,049      18,107      15,670      13,401
                                                         ---------   ----------   ---------   ---------   ---------
   Earnings Before Income Taxes and Dividends on
     Preferred Securities Issued by Subsidiaries             1,377        5,717       4,206       2,120       3,102
   Income Tax Expense                                          609        1,738       1,319         725       1,127
   Dividends on Preferred Securities Issued by
     Subsidiaries                                              195          195         194         124          47
                                                         ---------   ----------   ---------   ---------   ---------
   Net Earnings                                          $     573   $    3,784   $   2,693   $   1,271   $   1,928
                                                         =========   ==========   =========   =========   =========
   Net Earnings Applicable to Common Stockholders(a)     $     535   $    3,745   $   2,654   $   1,233   $   1,889
-------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
   Total Assets                                          $ 419,419   $  407,200   $ 309,850   $ 286,446   $ 298,057
   Short-Term Borrowings(b)                              $ 178,146   $  186,714   $ 115,409   $  98,655   $ 123,946
   Long-Term Borrowings                                  $  76,572   $   70,223   $  54,043   $  57,599   $  43,176
   Preferred Securities Issued by Subsidiaries           $   2,695   $    2,714   $   2,725   $   2,627   $     627
   Total Stockholders' Equity                            $  20,008   $   18,304   $  13,004   $  10,264   $   8,663
-------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA(c)
(in thousands, except per share amounts)
   Earnings Per Share:
        Basic                                            $    0.64   $     4.69   $    3.52   $    1.69   $    2.70
                                                         =========   ==========   =========   =========   =========
        Diluted                                          $    0.57   $     4.11   $    3.11   $    1.49   $    2.33
                                                         =========   ==========   =========   =========   =========
   Weighted-Average Shares Outstanding:
        Basic                                              838,683      798,273     754,672     728,929     698,300
        Diluted                                            938,555      911,416     853,499     830,276     809,819
   Shares Outstanding at Year End(d)                       843,474      807,955     752,501     729,981     696,611
   Book Value Per Share                                  $   23.03   $    21.95   $   16.49   $   13.31   $   11.69
   Dividends Paid Per Share                              $    0.64   $     0.61   $    0.53   $    0.46   $    0.38
-------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
   Pre-tax Profit Margin(e)                                   6.3%        21.4%       18.8%       11.9%       18.8%
   Common Dividend Payout Ratio                             100.0%        13.0%       15.1%       27.2%       14.1%
   Return on Average Assets                                   0.1%         1.1%        0.9%        0.4%        0.7%
   Return on Average Common Stockholders' Equity              2.7%        24.2%       23.8%       13.4%       25.9%
   Average Leverage(f)                                       18.8x        19.0x       21.4x       29.9x       34.9x
   Average Adjusted Leverage(g)                              13.1x        13.2x       14.2x       19.0x       21.1x
-------------------------------------------------------------------------------------------------------------------
OTHER STATISTICS
(dollars in billions)
   Full-Time Employees:
        U.S.                                                43,500       51,800      49,700      47,900      46,600
        Non-U.S.                                            13,900       20,200      18,200      17,300      13,900
                                                         ---------   ----------   ---------   ---------   ---------
        Total(h)                                            57,400       72,000      67,900      65,200      60,500
                                                         =========   ==========   =========   =========   =========
   Private Client Financial Advisors                        16,400       20,200      18,600      17,800      14,900
   Client Assets                                         $   1,458   $    1,681   $   1,696   $   1,446   $   1,229
-------------------------------------------------------------------------------------------------------------------

(a)  Net earnings less preferred stock dividends.
(b) Consists of Payables under repurchase agreements, Payables under securities loaned transactions, Commercial paper and other short-term borrowings, and Deposits.
(c) All share and per share data have been restated for the two-for-one common stock split paid in August 2000 (see Note 11 to the Consolidated Financial Statements).
(d) Does not include 4,195; 4,654; 8,019; 9,012; and 9,436 shares exchangeable into common stock (see Note 11 to the Consolidated Financial Statements) at year-end 2001, 2000, 1999, 1998, and 1997, respectively.
(e) Earnings before income taxes and dividends on preferred securities issued by subsidiaries to Net revenues.
(f) Average total assets to average total stockholders' equity and Preferred securities issued by subsidiaries.
(g)  Average total assets less average (i) Receivables under resale agreements,
     (ii) Receivables under securities borrowed transactions, and (iii) Securities received as collateral to average total stockholders' equity and Preferred securities issued by subsidiaries.
(h) Excludes 3,200 full-time employees on salary continuation severance at year-end 2001.

                        Merrill Lynch 2001 Annual Report

Management's Discussion and Analysis Table of Contents

17  Business Environment
18  Results of Operations
    19  Business Segments
    25  Global Operations
    27  Non-Interest Expenses
    29  Income Taxes
29  Balance Sheet
31  Capital Adequacy and Funding
33  Capital Projects and Expenditures
34  Risk Management
37  Non-Investment Grade Holdings and Highly Leveraged Transactions
39  Litigation
39  Critical Accounting Policies
40  Recent Developments

MANAGEMENT'S DISCUSSION AND ANALYSIS


Merrill Lynch & Co., Inc. ("ML & Co." and, together with its subsidiaries and affiliates, "Merrill Lynch") is a holding company that, through its subsidiaries and affiliates, provides investment, financing, advisory, insurance, banking, and related products and services on a global basis. The financial services industry, in which Merrill Lynch is a leading participant, is highly competitive and highly regulated. This industry and the global financial markets are influenced by numerous unpredictable factors. These factors include economic conditions, monetary and fiscal policies, the liquidity of global markets, international and regional political events, acts of war or terrorism, changes in applicable laws and regulations, the competitive environment, and investor sentiment. These conditions or events can significantly affect the volatility and trading volumes of financial markets. Greater volatility increases risk but also could lead to increased order flow and revenues in the trading and brokerage businesses. Revenues and net earnings may vary significantly from period to period due to these unpredictable factors and the resulting market volatility and volumes.

     The financial services industry continues to be affected by an intensifying competitive environment, as demonstrated by consolidation through mergers and acquisitions, competition from new and established competitors using the Internet or other technology, and diminishing margins in many mature products and services. The trend of consolidation of commercial and investment banks made possible by the Gramm-Leach-Bliley Act has also increased the competition for investment banking business through the use of lending activities in conjunction with investment banking activities.

     In addition to providing historical information, Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated expense savings and financial results, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, affect its operations, performance, business strategy, and results and could cause actual results and experience to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, the factors listed in the previous two paragraphs, as well as actions and initiatives of both current and potential competitors, the effect of current, pending, and future legislation and regulation both in the United States and throughout the world, and the other risks and uncertainties detailed in Merrill Lynch's Form 10-K and in the following sections.

     MERRILL LYNCH UNDERTAKES NO RESPONSIBILITY TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

--------------------------------------------------------------------------------
BUSINESS ENVIRONMENT

Global financial markets, particularly equity markets, had a difficult year in 2001 as a slowdown in economic activity, reduced corporate earnings, widespread corporate downsizing, the devaluation of technology and telecommunications companies, and the September 11th terrorist attacks caused equity markets to fall and investors to shift to less volatile, fixed-income investments. The U.S. Federal Reserve's interest rate cuts during the year did little to help the slumping U.S. economy. The September 11th terrorist attacks negatively impacted stock markets around the world, and forced a suspension of trading in U.S. equity markets for an unprecedented four consecutive business days. A modest rally occurred in global equity markets during the fourth quarter 2001, but was not enough to put global indices in positive territory for the year.

     Long-term U.S. interest rates, as measured by the yield on the 10-year U.S. Treasury note, slipped slightly from 5.11% at year-end 2000 to 5.02% at the end of 2001. Treasury bond prices rose sharply in 2001, as demand grew from investors seeking an alternative to the stock market. The Federal Reserve Bank cut interest rates 11 times during 2001, for a total of 475 basis points on the federal funds

                        Merrill Lynch 2001 Annual Report

rate and the discount rate, bringing these rates to 40-year lows of 1.75% and 1.25%, respectively. Credit spreads, which represent the risk premium over the risk-free rate paid by an issuer (based on the issuer's perceived creditworthiness), tightened significantly through September 11th, after which credit spreads widened.

     Despite the fourth quarter rally, U.S. equity indices declined for the second consecutive year. The Nasdaq Composite Index fell 21.1% in 2001, after declining 39.3% in the prior year, as telecommunications and technology stocks continued to perform poorly. The Dow Jones Industrial Average and the S&P 500 dropped 7.1% and 13.0%, respectively, for the year.

     Equity indices around the world dropped to their lowest levels in more than three years amid a global recession. The Dow Jones World Index, excluding the United States, sank 21.0% from the end of 2000, the worst one-year performance since inception of the index. European stock markets were hit hard, as virtually all industry sectors declined, leading to one of the worst annual performances ever. In Japan, the Nikkei 225 index fell 23.5%, marking the seventh losing year since 1990. Latin American markets also performed poorly, led by Argentina, where interest rates surged and the stock market declined 29.1% amid concerns about that country's solvency.

     The volume of global debt underwriting rose 24.7% in 2001, as U.S. companies attempted to lock in low interest rates amid the series of short-term interest rate cuts made by the U.S. Federal Reserve. Global equity and equity-linked underwriting volumes decreased 29.8% in 2001, despite an increase in U.S. convertible debt issuances, which reached a record $103 billion, nearly double the previous record set in 2000. The volume of U.S. Initial Public Offerings ("IPOs") sank 37.7% in 2001, while global IPOs fell 57.4%.

     After reaching record levels in 2000, global announced mergers and acquisitions slid 49.6% in 2001, while U.S. announced mergers and acquisitions fell 52.9%, as the global economic slowdown and the volatile U.S. stock markets negatively affected merger and acquisition activity.

     Merrill Lynch continually evaluates its businesses for profitability and performance under varying market conditions and, in light of the evolving conditions in its competitive environment, for alignment with its long-term strategic objectives. The strategy of maintaining long-term client relationships, closely monitoring costs and risks, diversifying revenue sources, and growing fee-based revenues all continue as objectives to mitigate the effects of a volatile market environment on Merrill Lynch's business as a whole.

--------------------------------------------------------------------------------
RESULTS OF OPERATIONS

In the fourth quarter of 2001, Merrill Lynch recorded a pre-tax charge of $2.2 billion ($1.7 billion after-tax) related to the resizing of selected businesses and other structural changes. This charge, which is recorded as Restructuring and other charges on the Consolidated Statements of Earnings, was the result of a detailed review of all businesses, with a focus on improving profit margins and aligning capacity with growth initiatives. These actions are expected to yield pre-tax annual expense savings of approximately $1.4 billion, a portion of which will be reinvested in priority growth initiatives. The expense reductions will result primarily from lower compensation and benefits, depreciation, and occupancy expenses. For further information regarding the details of restructuring and other charges see Note 2 to the Consolidated Financial Statements and the sections that follow.

(dollars in millions, except per share amounts)
-------------------------------------------------------------------------------------------------
                                                          2001             2000             1999
-------------------------------------------------------------------------------------------------
Total revenues                                      $   38,757       $   44,852       $   35,332
Net revenues                                            21,880           26,766           22,313
Pre-tax operating earnings, before
   September 11th-related expenses
   and restructuring and other charges in 2001           3,701            5,717            4,206
After-tax operating earnings,
   before September 11th-related expenses
   and restructuring and other charges in 2001           2,381            3,784            2,693
Net earnings                                               573            3,784            2,693

Operating earnings per common
   share, before September 11th-related
   expenses and restructuring
   and other charges in 2001:
     Basic                                                2.79             4.69             3.52
     Diluted                                              2.50             4.11             3.11

Earnings per common share:
     Basic                                                0.64             4.69             3.52
     Diluted                                              0.57             4.11             3.11

Return on average common
   stockholders' equity--
   operating basis(1)                                     11.7%            24.2%            23.8%
Operating pre-tax profit margin(1)                        16.9%            21.4%            18.8%
-------------------------------------------------------------------------------------------------

(1) Before September 11th-related expenses ($131 million pre-tax and $83 million after-tax) and restructuring and other charges ($2,193 million pre-tax and $1,725 million after-tax) in 2001.

     Merrill Lynch reported net earnings of $573 million in 2001, or $0.57 per diluted share, including after-tax restructuring and other charges of $1.7 billion ($2.2 billion pre-tax) and $83 million of after-tax September 11th-related expenses ($131 million pre-tax). Excluding these items, net operating earnings were $2.4 billion, or $2.50 per diluted share in 2001, down from $3.8 billion, or $4.11 per diluted share in 2000. Operating earnings, which exclude September 11th-related expenses and restructuring and other charges, should not be considered an alternative to net earnings (as determined in accordance with accounting principles generally accepted in the United States), but rather as a measure considered relevant by management in comparing current year results with prior year results. These

                        Merrill Lynch 2001 Annual Report

results represent a 37% decrease in operating earnings and an 18% decrease in net revenues from 2000.

     Operating return on average common stockholders' equity was 11.7% and the operating pre-tax profit margin was 16.9%. In 2000, the return on average common stockholders' equity was 24.2% and the pre-tax profit margin was 21.4%. Net earnings in 1999 were $2.7 billion, or $3.11 per diluted share. Return on average common stockholders' equity for 1999 was 23.8% and the pre-tax profit margin was 18.8%.

     The following chart illustrates the composition of net revenues by category in 2001.

                                  [PIE CHART]

                         2001 NET REVENUES BY CATEGORY

                  Commissions                                   24%
                  Principal transactions                        18%
                  Investment banking                            16%
                  Asset management and portfolio service fees   25%
                  Net interest profit                           15%
                  Other                                          2%


     The following discussion provides details of the operating performance for each Merrill Lynch business segment, as well as details of products and services offered. The discussion also includes details of net revenues by segment. Certain prior year amounts have been restated to conform with the current year presentation. For further segment information, see Note 3 to the Consolidated Financial Statements.

BUSINESS SEGMENTS

Merrill Lynch reports its results in three business segments: Global Markets and Investment Banking ("GMI") (previously known as the Corporate and Institutional Client Group ("CICG")), the Private Client Group ("Private Client"), and Merrill Lynch Investment Managers ("MLIM"). GMI provides investment banking and capital markets services to corporate, institutional, and governmental clients around the world. Private Client provides global wealth management services and products to individuals, small- to mid-size businesses, and employee benefit plans. MLIM provides investment management services to retail and institutional clients.

                                  [PIE CHART]

                          2001 NET REVENUES BY SEGMENT

                  GMI                                           45%
                  Private Client                                46%
                  MLIM                                           9%


Certain MLIM and GMI products are distributed through Private Client distribution channels, and to a lesser extent, certain MLIM products are distributed through GMI. Revenues and expenses associated with these intersegment activities are recognized in each segment and eliminated at the corporate level. In addition, revenue and expense sharing agreements for shared activities between segments are in place and the results of each segment reflect the agreed-upon portion of these activities. The following segment results represent the information that is relied upon by management in its decision-making processes. These results exclude items reported in the Corporate segment, including September 11th-related expenses. Restatements occur to reflect reallocations of revenues and expenses which result from changes in Merrill Lynch's business strategy and structure (see Note 3 to the Consolidated Financial Statements for further information).

GLOBAL MARKETS AND INVESTMENT BANKING

GMI provides investment banking and strategic merger and acquisition advisory services, as well as equity and debt trading and capital markets services to its clients around the world. GMI raises capital for its clients through securities underwriting, private placements, and loan syndications. GMI trades securities, currencies, over-the-counter derivatives and other financial instruments to satisfy customer demand for these instruments, and for proprietary positioning. Merrill Lynch has one of the largest equity trading and underwriting operations of any firm in the world. Through its expertise in fixed-income trading, GMI is also a leader in the global distribution of debt market products. GMI's client-focused strategy provides investors with opportunities to diversify their portfolios, manage risk, and enhance returns by tailoring investments and structuring derivatives to meet their customized needs. In addition, through Merrill Lynch Securities Services Division ("SSD"), GMI provides clients with financing, securities clearing, settlement, and custody services.

     GMI faced a challenging market environment in 2001. Equity origination and trading activity declined and global completed merger and acquisition volumes decreased throughout the year. Offsetting these factors was a strong debt market, as 11 interest rate cuts by the U.S. Federal Reserve were a catalyst for significant origination and trading activity for most of the year.

     In early 2001, Merrill Lynch sold essentially all of its energy trading assets, effectively exiting the business. In 2000, the merger with Herzog, Heine, Geduld, Inc. ("Herzog"), a leading Nasdaq market-maker, was completed.

     During 2001, as part of Merrill Lynch's overall business review process, GMI completed in-depth reviews of its businesses with the goal of improving overall efficiency and operating flexibility. As a result of these reviews, GMI streamlined its management and reorganized the investment banking division by reducing the number of global industry teams, realigning sector coverage, and broadening responsibilities. In addition, GMI consolidated trading operations outside the United States to enhance client service and realize efficiencies. The completion of these reviews led to a fourth quarter pre-tax charge of $833 million, primarily related to severance.

                        Merrill Lynch 2001 Annual Report

GMI'S RESULTS OF OPERATIONS

(dollars in millions)
-------------------------------------------------------------------
                                   2001          2000          1999
-------------------------------------------------------------------
Commissions                     $ 2,128       $ 2,415       $ 2,037
Principal transactions
   and net interest profit        4,137         6,003         4,194
Investment banking                3,126         3,449         3,060
Other revenues                      598           813           527
                                -------       -------       -------
     Total net revenues         $ 9,989       $12,680       $ 9,818
                                =======       =======       =======
Pre-tax operating
   earnings(1)                  $ 2,479       $ 3,963       $ 2,653
Pre-tax earnings                $ 1,646       $ 3,963       $ 2,653
Pre-tax operating profit           24.8%         31.3%         27.0%
   margin(1)
Total full-time employees        12,600        15,300        14,000
-------------------------------------------------------------------
(1) Before $833 million of pre-tax restructuring and other charges in 2001.


     In 2001, GMI's pre-tax operating earnings were $2.5 billion, 37% lower than in 2000, with a pre-tax operating profit margin of 24.8%. GMI's net revenues in 2001 declined 21% from 2000 to $10.0 billion due principally to reduced equity and equity-linked trading and origination. Additionally, lower strategic advisory revenues and increased write-downs of credit and private equity positions contributed to the decline. These declines were partially offset by increased debt trading and origination revenues in 2001. Included in GMI's results are net revenues related to investments, including dividend income and realized and unrealized gains and losses. Investment-related net revenues were $291 million in 2001, $611 million in 2000 and $206 million in 1999. In 2000, pre-tax earnings and net revenues rose 49% and 29%, respectively, from 1999, due primarily to strong performance in equity and equity-linked trading and origination, and record strategic advisory fees.

     The September 11th terrorist attacks on the World Trade Center had a negative impact on GMI's 2001 results, as the temporary closure of markets, loss of communication with key clients, and business disruption caused by the relocation of approximately 9,000 Merrill Lynch employees led to lower than normal market shares and reduced business activity in the period immediately following the attacks. For further information regarding September 11th, see
Note 2 to the Consolidated Financial Statements.

     A detailed discussion of GMI's revenues follows:

CLIENT FACILITATION AND TRADING

COMMISSIONS
Commissions revenues primarily arise from agency transactions in listed and over-the-counter equity securities and commodities, money market instruments, and options. In addition, in late 2001 Merrill Lynch instituted a program for providing enhanced brokerage services to certain of its customers with large size Nasdaq orders in exchange for an agreed upon commission in lieu of the traditional spread.

     Commissions revenues decreased 12% in 2001 to $2.1 billion, due primarily to a global decline in client transaction volumes. In 2000, commissions revenues rose 19% from 1999 to $2.4 billion, due primarily to increased volumes of listed and over-the-counter securities transactions.

PRINCIPAL TRANSACTIONS AND NET INTEREST PROFIT

(dollars in millions)
-------------------------------------------------------------------------
                                         2001          2000          1999
-------------------------------------------------------------------------
Equities and equity derivatives        $1,929        $3,870        $2,366
Debt and debt derivatives               2,208         2,133         1,828
                                       ------        ------        ------
Total                                  $4,137        $6,003        $4,194
-------------------------------------------------------------------------


     Principal transactions and net interest profit includes realized gains and losses from the purchase and sale of securities in which Merrill Lynch acts as principal and unrealized gains and losses on trading assets and liabilities. In addition, principal transactions and net interest profit includes unrealized gains of $213 million and $212 million in 2001 and 2000, respectively, related to equity investments held by Merrill Lynch's broker-dealers. Changes in the composition of trading inventories and hedge positions can cause the recognition of principal transactions and net interest profit to fluctuate.

     Net interest profit is a function of the level and mix of total assets and liabilities, including financial instruments owned, repurchase and reverse repurchase agreements, trading strategies associated with GMI's institutional securities business, and the prevailing level, term structure, and volatility of interest rates. Net interest profit is an integral component of trading activity. In assessing the profitability of its client facilitation and trading activities, Merrill Lynch views net interest profit and principal transactions in the aggregate.

     Net trading revenues, which include principal transactions and net interest profit, were $4.1 billion in 2001, down 31% from 2000. Equities and equity derivatives net trading revenues decreased 50% from 2000 to $1.9 billion, due to reduced global transaction volumes and lower volatility through much of the year. Debt and debt derivatives net trading revenues were $2.2 billion, up 4% from 2000, as improvements in interest rate trading results were partially offset by provisions and write-downs of credit positions of approximately $470 million. Included in debt and debt derivatives trading revenues in 2001 and 2000 are net revenues from the energy-trading business of $53 million and $38 million, respectively. The 2001 energy-trading net revenues include a first quarter gain on the sale of essentially all of the assets of this business.

     In 2000, net trading revenues were up $1.8 billion from 1999. Equities and equity derivatives net trading revenues advanced 64% from 1999 to $3.9 billion due to significantly higher revenues from both U.S. and non-U.S. equities, as well as portfolio trading. Debt and debt derivatives net trading revenues were $2.1 billion, up 17% from 1999 due to increased global derivative trading, partially offset by lower trading revenue in investment-grade and emerging market debt. Net revenues from the energy-trading business were $36 million in 1999.

                        Merrill Lynch 2001 Annual Report

INVESTMENT BANKING

(dollars in millions)
---------------------------------------------------------------------
                                     2001          2000          1999
---------------------------------------------------------------------
Debt underwriting                  $  690        $  441        $  508
Equity underwriting                 1,336         1,630         1,257
                                   ------        ------        ------
   Total underwriting               2,026         2,071         1,765
Strategic advisory services         1,100         1,378         1,295
                                   ------        ------        ------
Total                              $3,126        $3,449        $3,060
---------------------------------------------------------------------

UNDERWRITING
Underwriting revenues represent fees earned from the underwriting of debt and equity and equity-linked securities as well as loan syndication and commitment fees.

     Total underwriting revenues were $2.0 billion in 2001, essentially unchanged from 2000, as a 56% increase in debt underwriting revenues was more than offset by an 18% decline in equity and equity-linked underwriting revenues. In global equity and equity-linked underwriting, Merrill Lynch ranked first for the year with an increased market share of 14.4%. Merrill Lynch's debt underwriting focus shifted during the year towards higher margin businesses and away from the achievement of aggregate market share goals.

     Merrill Lynch's underwriting market share information based on transaction value is as follows:

--------------------------------------------------------------------------------------
                                  2001                 2000                   1999
                           --------------        --------------         --------------
                           MARKET                MARKET                 MARKET
                            SHARE    RANK         SHARE    RANK          SHARE    RANK
--------------------------------------------------------------------------------------
GLOBAL PROCEEDS
   Equity and
     equity-linked          14.4%      1          10.4%      2           8.7%      4
   Debt                     10.2       2          11.6       1          12.8       1
   Debt and equity          10.6       2          11.5       1          12.4       1
U.S. PROCEEDS
   Equity and
     equity-linked          17.4%      2          12.1%      4          10.6%      4
   Debt                     11.5       2          13.7       1          15.7       1
   Debt and equity          12.2       2          14.2       1          15.8       1
--------------------------------------------------------------------------------------

Source: Thomson Financial Securities Data statistics based on full credit to book manager.


STRATEGIC ADVISORY SERVICES
Strategic advisory services revenues, which include merger and acquisition and other advisory fees, decreased 20% in 2001 to $1.1 billion, due to a reduced volume of completed merger and acquisition transactions. Merrill Lynch ranked second in global announced mergers and acquisitions, increasing market share to 27.4%. Merrill Lynch advised on 10 of the largest 25 global transactions announced in 2001.

     Merrill Lynch's merger and acquisition market share information based on transaction values is as follows:

--------------------------------------------------------------------------------
                              2001               2000             1999
                       ---------------    ---------------   ---------------
                       MARKET             MARKET            MARKET
                        SHARE     RANK     SHARE     RANK    SHARE     RANK
--------------------------------------------------------------------------------
ANNOUNCED
   TRANSACTIONS
     Global            27.4%        2     21.4%       4     34.5%       2
     U.S.              35.3         2     26.8        4     30.0        3

COMPLETED
   TRANSACTIONS
     Global            27.4%        3     31.5%       3     21.7%       4
     U.S.              33.2         3     29.2        3     22.2        4
--------------------------------------------------------------------------------
Source: Thomson Financial Securities Data statistics based on full credit to both target and acquiring companies' advisors.

OTHER REVENUES
Other revenues, which include realized investment gains and losses and partnership distributions, decreased 26% to $598 million in 2001. In 2001, other revenues also included a pre-tax gain related to the sale of the Canadian securities clearing business as well as write-downs of private equity investments. The decrease from 2000 is primarily due to lower gains on investments. Other revenues were up 54% in 2000 as compared with 1999 as a result of higher investment gains recorded in 2000.

PRIVATE CLIENT GROUP

Private Client provides wealth management services to assist clients around the world in building financial assets, and maximizing returns relative to risk tolerance and investment objectives. Private Client offers a choice of traditional commission-based investment accounts, a variety of asset-priced investment services, and self-directed online accounts, many of which include access to Merrill Lynch's award-winning research. Assets in Private Client accounts totaled $1.3 trillion at December 28, 2001.

     Private Client offers a wide range of products and services, including retail brokerage, asset and liability management, retail and private banking, trust and generational planning services, and insurance products. Private Client's private banking services help high-net-worth individuals meet their financial objectives with investing and borrowing strategies, investment management, trust and personal holding company services, and currency management. Private Client serves individual investors, corporations, and institutions through various distribution networks, including nearly 16,400 Financial Advisors in approximately 750 Private Client offices around the world at year-end 2001.

     Financial Advisors and other investment professionals work to address clients' financial concerns by matching Merrill Lynch and third-party product offerings with clients' customized needs. These products include:

..The Cash Management Account ("CMA(R)") for individuals, and Working Capital
 Management Account ("WCMA(R)") for small and mid-sized businesses, which encompass securities transactions, money sweeps, electronic funds-transfer capabilities, debit card access, and many other financial management features.

                        Merrill Lynch 2001 Annual Report

..A global array of mutual fund products covering a wide cross section of industries and regions of the world.

..Various brokerage and investment advisory services, including Merrill Lynch
 Consults,(R) Unlimited Advantage,/SM/ and Merrill Lynch Mutual Fund
 Advisor./SM/

..Other services provided include mortgages and other consumer loans, margin lending, commercial financing, insurance products, and advisory and administrative activities for defined contribution, defined benefit, and other stock plans.

     During 2001, Private Client conducted a detailed business review to reallocate and focus the use of resources in its businesses. In the United States, this process began in 2000 and resulted in the completion of several actions in 2001, including: a long-term outsourcing arrangement for certain mortgage origination and servicing operations of Merrill Lynch Credit Corporation; outsourcing the administrative services for smaller U.S. 401(k) plans; and the sale of the health and welfare division of Merrill Lynch's Howard Johnson and Company. In addition, in 2001, Private Client consolidated certain offices and announced the closing of one of three operation centers in the United States. Outside the United States, Private Client is focusing on serving high-net-worth and ultra-high-net-worth clients, Merrill Lynch's traditional strength. This resulted in several strategic actions in 2001, including: the sale of the Canadian Private Client business; the consolidation of branch offices in Europe, the Middle East, and Asia Pacific; and the announced refocusing of the Private Client business in Japan. These strategic changes were made with the goal of retaining and growing the elements of the business where Merrill Lynch can make the best returns on its investments.

     To be more responsive to client needs and enhance the quality of our clients' experience, Merrill Lynch adopted a multi-channel service model in the United States, more closely aligning Financial Advisors with clients based on levels of investable assets. For example, ultra-high-net-worth clients will be aligned with Private Wealth Advisors ("PWAs"). PWAs are Financial Advisors who have completed a rigorous accreditation program built around skill requirements including trust, tax minimization, restricted stock, and executive stock options, and focus on clients with more than $10 million of investable assets. For clients with less than $100,000 of investable assets, Merrill Lynch developed the Financial Advisory Center ("FAC") to more effectively serve these clients. All FAC customers receive a team-based advisory relationship, with 24-hour-a-day, seven-day-a-week access by phone or online.

     Beginning in mid-2000 Merrill Lynch modified the cash sweep options for certain CMA(R) and other types of Merrill Lynch accounts to generally sweep cash into interest-bearing bank deposits at Merrill Lynch's U.S. banks, rather than MLIM-managed money market mutual funds. U.S. bank deposits, included in Deposits on the Consolidated Balance Sheets grew to $73.6 billion at year-end 2001 from $54.9 billion at the end of 2000 primarily as a result of individual investors increasing the cash component of their holdings. These deposits were invested primarily in high-quality marketable investment securities. Interest rates on the deposits are set at competitive levels based on prevailing interest rate levels, and are tiered based on the scope of clients' relationships with Merrill Lynch.

     In April 2000, Merrill Lynch formed a 50/50 joint venture with HSBC Holdings plc ("HSBC") to create a global online investment and banking services company, serving individual self-directed customers outside the United States ("MLHSBC"). The venture launched online integrated investment and banking services, including research, in Canada and Australia during 2000, and in the United Kingdom in 2001. As the decline in worldwide equity markets has reduced the demand for online trading, MLHSBC has not achieved the growth that was forecast when the venture was formed and has not yet achieved profitability.

PRIVATE CLIENT'S RESULTS OF OPERATIONS

(dollars in millions)
------------------------------------------------------------------------------
                                        2001            2000            1999
------------------------------------------------------------------------------
Commissions                          $ 2,981         $ 4,394         $ 4,118
Principal transactions and
   new issue revenues                  1,546           2,000           2,023
Asset management and
   portfolio service fees              3,608           3,760           3,055
Net interest profit                    1,880           1,632           1,171
Other revenues                           121             175             212
                                     -------         -------         -------
     Total net revenues              $10,136         $11,961         $10,579
                                     =======         =======         =======

Pre-tax operating earnings(1)        $ 1,239         $ 1,561         $ 1,424
Pre-tax earnings                     $   162         $ 1,561         $ 1,424
Pre-tax operating
   profit margin(1)                     12.2%           13.1%           13.5%

Total full-time employees             36,900          46,800          44,900
Total Financial Advisors              16,400          20,200          18,600
------------------------------------------------------------------------------
(1) Before $1,077 million of pre-tax restructuring and other charges in 2001.


     Private Client's 2001 pre-tax operating earnings were $1.2 billion, a decrease of 21% from 2000. Net revenues were $10.1 billion, down 15% from 2000. The overall decline in net revenues and pre-tax operating earnings resulted from lower transaction volumes and reduced demand for mutual fund and equity products, partially offset by an increase in net interest profit. In addition, as a result of the completion of a detailed business review, Private Client recorded $1.1 billion of pre-tax restructuring and other charges in the fourth quarter of 2001, primarily related to severance and the write-down of real estate and technology assets. These charges include costs associated with a decision to focus the non-U.S. business more exclusively on high-net-worth individuals and institutional middle markets clients. In addition to the amounts included in the fourth quarter restructuring charge, Private Client's pre-tax operating earnings reflect severance expenses in both 2001 and 2000. In 2000, pre-tax earnings increased 10% and net revenues rose 13% from 1999. The 2001 pre-tax operating profit margin was 12.2%, compared with 13.1% in 2000 and 13.5% in 1999. The 2001 results reflect a solid performance

                        Merrill Lynch 2001 Annual Report


in the United States and a weaker performance outside the United States. Pre-tax operating earnings in the United States for 2001 were 9% lower than 2000 levels, and a pre-tax operating loss was recorded outside the United States in 2001.

COMMISSIONS
Commissions revenues primarily arise from agency transactions in listed and over-the-counter equity securities, as well as sales of mutual funds, insurance products, and options.

     Commissions revenues decreased 32% to $3.0 billion in 2001, as a result of a global decline in client transaction volume, particularly in mutual fund and equity products. In addition, over the past two years, commissions revenues have decreased as clients have opened asset-priced accounts, paying fees in place of commissions. Commissions revenues increased 7% in 2000 compared with 1999 primarily as a result of increased mutual fund commissions.

PRINCIPAL TRANSACTIONS AND NEW ISSUE REVENUES
Private Client's principal transactions and new issue revenues primarily represent bid-offer revenues in over-the-counter equity securities, government bonds, and municipal securities as well as selling concessions on underwritings of debt and equity products. Private Client does not take any significant principal trading risk positions.

     Principal transactions and new issue revenues decreased 23% to $1.5 billion in 2001 due to a reduction in both debt and equity sales volume to retail customers in a less favorable market environment compared with 2000. Principal transactions and new issue revenues were essentially unchanged in 2000 from 1999.

ASSET MANAGEMENT AND PORTFOLIO SERVICE FEES
Asset management and portfolio service fees include asset management fees from taxable and tax-exempt money market funds as well as portfolio fees from fee-based accounts such as Unlimited Advantage/SM/ and Merrill Lynch Consults,(R) servicing fees related to such accounts, as well as account and other fees.

     Asset management and portfolio service fees were $3.6 billion in 2001, 4% lower than in 2000. This decrease primarily reflects a market-driven decline in asset values in asset-priced accounts. In 2000 these fees were $3.8 billion, up from $3.1 billion in 1999 primarily due to a rise in portfolio service fees as assets shifted to asset-priced accounts such as Unlimited Advantage/SM/ and Merrill Lynch Consults.(R)

     The value of assets in Private Client accounts at year-end 2001, 2000, and 1999 is summarized as follows:

(dollars in billions)
--------------------------------------------------------------------------------
                                           2001          2000          1999
--------------------------------------------------------------------------------
Assets in Private Client accounts
   U.S.                                  $1,185        $1,337        $1,338
   Non-U.S.                                 101           140           137
                                         ------        ------        ------
   Total                                 $1,286        $1,477        $1,475
                                         ======        ======        ======
Assets in asset-priced accounts          $  205        $  209        $  168
--------------------------------------------------------------------------------

     Analysis of changes in assets in Private Client accounts from year-end 2000 to year-end 2001 are detailed below:

(dollars in billions)
-------------------------------------------------------------------------------------------
                                                  NET CHANGES DUE TO
                                         ------------------------------------
                         YEAR-END           NEW          ASSET                     YEAR-END
                             2000         MONEY   DEPRECIATION          OTHER          2001
-------------------------------------------------------------------------------------------
Assets in Private
   Client accounts:
     U.S.                  $1,337        $   49        $ (198)        $   (3)        $1,185
     Non-U.S.                 140            13           (20)           (32)           101
                           ------        ------        ------         ------         ------
     Total                 $1,477        $   62        $ (218)        $  (35)        $1,286
-------------------------------------------------------------------------------------------


                                   [BAR CHART]

PRIVATE CLIENT ASSETS
(in billions of dollars)
--------------------------------------------------------------------------------
                              2001      2000      1999      1998      1997
--------------------------------------------------------------------------------
U.S.                        $1,185    $1,337    $1,338    $1,164      $979
Non-U.S.                       101       140       137        98        84
                            ------    ------    ------    ------    ------
    Total                   $1,286    $1,477    $1,475    $1,262    $1,063
--------------------------------------------------------------------------------


     Total assets in Private Client accounts in the United States declined 11% to $1.2 trillion at the end of 2001, with net new money inflows of $49 billion during the year. Outside the United States, client assets were $101 billion at the end of 2001, down 28% from year-end 2000, due largely to the sale of the Canadian Private Client business, with net new money inflows of $13 billion in 2001. Total assets in asset-priced accounts were $205 billion at the end of 2001, a decrease of 2% from the end of 2000. The decline in asset levels in 2001 is due primarily to market depreciation.

NET INTEREST PROFIT
Interest revenue for Private Client is derived primarily from interest earned on the investment portfolio, principally related to Merrill Lynch's U.S. banks, as well as interest earned on margin and other loans. Interest expense mainly consists of interest paid on bank deposits and other borrowings.

     Net interest profit was $1.9 billion, up 15% from $1.6 billion in 2000 and $1.2 billion in 1999. The increase in net interest profit in 2001 and 2000 resulted from growth in deposits and the related investment portfolio at Merrill Lynch's U.S. banks and, in 2001, an increase in investment portfolio spreads, particularly following the rate cuts by the Federal Reserve.

OTHER REVENUES
Other revenues decreased 31% in 2001, from $175 million to $121 million. Included in Private Client's other revenues are realized and unrealized gains and losses associated with investments. Investment-related net revenues were a loss of $52 million in 2001 and a gain of $18 million in 2000.
Investment-related net revenues in

                        Merrill Lynch 2001 Annual Report

2001 include a pre-tax gain on the sale of the Canadian Private Client business which was more than offset by losses on various e-commerce investments.

MERRILL LYNCH INVESTMENT MANAGERS

MLIM is among the world's largest asset managers with $529 billion of assets under management at the end of 2001. MLIM offers a wide array of taxable fixed-income, tax-exempt fixed-income, equity and balanced open-ended mutual funds, private accounts, and alternative investments to a diverse global clientele of institutions, including pension plans and corporations, high-net-worth individuals, mutual funds, and other investment vehicles. In the United States, MLIM-branded mutual fund products are available through the Private Client distribution channel, and through GMI and third-party distribution networks. Outside the United States, MLIM-branded mutual fund products are available through Private Client and GMI distribution networks as well as through other financial intermediaries. MLIM also maintains a significant sales and marketing presence in both the United States and overseas that is focused on acquiring and maintaining institutional investment management relationships. MLIM markets its services both directly to these investors and through pension consultants.

     During 2001, MLIM reviewed all of its business activities to further enhance future profit potential and target selected growth opportunities. As a result of these in-depth reviews, MLIM consolidated the management of its Japan, Asia Pacific and European activities into a single management structure, reduced its staff by nearly 25%, and significantly reduced its global real estate footprint by selling, closing or downsizing offices in Los Angeles, Korea, and Singapore and consolidating its New York metropolitan area-based operations. MLIM also undertook strategic outsourcing opportunities, consolidated real estate in Tokyo and London, reduced technology spending, and exited its Defined Asset Funds business. In addition, in January 2002, MLIM sold its Canadian retail investment management operations.

MLIM'S RESULTS OF OPERATIONS

(dollars in millions)
--------------------------------------------------------------------------------
                                            2001           2000           1999
--------------------------------------------------------------------------------
Commissions                               $  295         $  392         $  394
Asset management fees                      1,722          1,913          1,684
Other revenues                                76            148            169
                                          ------         ------         ------
   Total net revenues                     $2,093         $2,453         $2,247
                                          ======         ======         ======
Pre-tax operating earnings(1)             $  307         $  501         $  483
Pre-tax earnings                          $   24         $  501         $  483
Pre-tax operating profit margin(1)          14.7%          20.4%          21.5%
Total full-time employees                  3,200          4,200          3,800
--------------------------------------------------------------------------------
(1) Before $283 million of pre-tax restructuring and other charges in 2001.

     Pre-tax operating earnings for MLIM were $307 million in 2001, down 39% from $501 million in 2000. Net revenues decreased 15% from 2000 to $2.1 billion, and the pre-tax operating profit margin in 2001 was 14.7%, compared with 20.4% in 2000, and 21.5% in 1999. The reduction in pre-tax operating earnings was primarily the result of a market-driven decline in assets under management combined with an increase in costs related to litigation. In addition, as a result of the completion of the previously mentioned detailed business review, MLIM recorded $283 million of pre-tax restructuring and other charges in the fourth quarter of 2001, primarily related to severance and costs associated with the closing of certain mutual funds, including investment write-downs of $32 million principally related to mutual fund seed capital.

COMMISSIONS
Commissions for MLIM principally consist of distribution and redemption fees related to mutual funds. The distribution fees represent revenues for promoting and distributing mutual funds ("12b-1 fees"). As a result of lower transaction volumes, commissions decreased 25% to $295 million in 2001. Commissions were relatively unchanged in 2000 as compared with 1999.

ASSET MANAGEMENT FEES
Asset management fees primarily consist of fees earned from the management and administration of funds as well as performance fees earned by MLIM. Asset management fees declined 10% to $1.7 billion from a record $1.9 billion in 2000. These fees were $1.7 billion in 1999. The reduction in 2001 is due to a market-driven decline in assets under management as well as a shift from equity funds to lower-fee fixed-income products. The increase in 2000 was primarily the result of higher management and performance fees.

     MLIM's assets under management for each of the last three years were comprised of the following:

(dollars in  billions)
------------------------------------------------------------
                               2001        2000        1999
------------------------------------------------------------
Assets Under Management
  Retail(1)                    $220        $250        $300
  Institutional                 266         262         255
  Private investors(2)           43          45          39
                               ----        ----        ----
Total                          $529        $557        $594
------------------------------------------------------------
(1) Net of outflows of $10 billion and $36 billion of money market funds, which transferred to bank deposits at Merrill Lynch's U.S. banks in 2001 and 2000, respectively.
(2) Represents segregated portfolios for individuals, small corporations, and institutions.


                                  [BAR CHART]

       ASSETS UNDER MANAGEMENT BY TYPE
       (in billions of dollars)
       -----------------------------------------------------------
                              2001    2000    1999    1998    1997
       -----------------------------------------------------------
       Equity                 $229    $274    $296    $266    $245
       Fixed income            110     113     108     104      95
       Money market            147     125     151     139     115
       Private investors        43      45      39      35      32
                            ------  ------  ------  ------  ------
               Total          $529    $557    $594    $544    $487
       -----------------------------------------------------------

                        Merrill Lynch 2001 Annual Report

     At year-end 2001, assets under management totaled $529 billion, a 5% decline from 2000. This decline is primarily market-driven, partially offset by $19 billion of global net inflows.

     An analysis of changes in assets under management from year-end 2000 to year-end 2001 is as follows:

(dollars in billions)
--------------------------------------------------------------------------------
                                        NET CHANGES DUE TO
                                 ---------------------------------
                 YEAR-END          NEW         ASSET                    YEAR-END
                     2000        MONEY  DEPRECIATION      OTHER(1)          2001
--------------------------------------------------------------------------------
Assets under
   management        $557         $ 19         $(41)       $(6)             $529
--------------------------------------------------------------------------------

(1) Includes reinvested dividends of $7 billion, net outflows of $10 billion of retail money market funds which transferred to bank deposits at Merrill Lynch's U.S. banks, and other changes, primarily related to foreign exchange rate movements.

                                   [PIE CHART]

2001 ASSETS UNDER MANAGEMENT

                                  CLIENT TYPE
                              Institutional     50%
                              Retail            42%
                              Private Investors  8%


                                CLIENT LOCATION
                              Americas          65%
                              Europe            27%
                              Other Non-U.S.     8%

OTHER REVENUES
Other revenues, which primarily include net interest profit and investment gains, fell 49% to $76 million in 2001. The decrease was due to losses on investments. Other revenues in 2000 were $148 million, 12% lower than 1999 levels. In 1999, other revenues included a pre-tax gain of $89 million on the sale of an investment.

GLOBAL OPERATIONS

Merrill Lynch's operations outside the United States are organized into five geographic regions:
..Europe, Middle East, and Africa
..Japan
..Asia Pacific
..Canada, and
..Latin America

     The following chart illustrates the regional operating results excluding all items included in the corporate segment. For further geographic information see Note 3 to the Consolidated Financial Statements.

                                   [PIE CHART]

2001 NET REVENUES BY GEOGRAPHIC REGION

                              U.S.             69%
                              Europe           16%
                              Japan             5%
                              Other Non-U.S.   10%

EUROPE, MIDDLE EAST, AND AFRICA

(dollars in millions)
-------------------------------------------------------------------------------
                                       2001          2000          1999
-------------------------------------------------------------------------------
Net revenues                         $3,640        $4,876        $3,976
Pre-tax operating earnings(1)           335         1,315         1,132
Pre-tax earnings                         42         1,315         1,132
Total full-time employees             7,200         8,800         7,600
-------------------------------------------------------------------------------
(1) Before $293 million of pre-tax restructuring and other charges in 2001.

     Merrill Lynch operates in Europe, the Middle East, and Africa as a dealer in a wide array of equity and debt products, and also provides asset management, investment banking, private banking, and research services. Merrill Lynch believes this region is poised for accelerated growth due to changes in demographics, the growth in equity markets, and the development of the Euroland economy. In line with its strategy of becoming a global leader with a strong local presence in key markets, Merrill Lynch has offices in 18 countries in the region. Merrill Lynch has preeminent asset management capabilities in this region, operating under the Merrill Lynch Investment Managers brand.

     As a result of a detailed business review in the fourth quarter of 2001, Private Client consolidated offices in Europe and the Middle East, MLIM consolidated its Japan, Asia Pacific and European activities into a single management structure and GMI streamlined its management and reorganized its investment banking division. These actions resulted in a fourth quarter pre-tax charge of $293 million in the region, primarily related to severance.

     In May 2001, following the launch in the United Kingdom of a free research service by MLHSBC in 2000, a full transactional service for self-directed investors was launched.

     Merrill Lynch demonstrated leadership in investment banking in the region in 2001, ranking first in equity origination, according to IFR magazine, with a market share of 16.6% and third in announced mergers and acquisitions, up from fifth in 2000, according to Thomson Financial Securities Data. In addition, in the Reuters/Tempest Survey of U.K. Larger Companies, Merrill Lynch was ranked top broker for research by corporations and managers and best firm for equity derivatives for the third consecutive year. Merrill Lynch ranked second in the Institutional Investor 2001 All-Europe Research Team Survey.

     In 2001, net revenues for the region decreased 25% from 2000. Pre-tax operating earnings decreased 75% from 2000 to $335 million due primarily to decreased equity trading and origination revenues. In 2000, net revenues and pre-tax earnings for the region were up 23% and 16%, respectively, from 1999, primarily due to strong equity trading and advisory revenues.

                        Merrill Lynch 2001 Annual Report

JAPAN

(dollars in millions)
----------------------------------------------------------------------------
                                        2001            2000           1999
----------------------------------------------------------------------------
Net revenues                         $ 1,023         $ 1,511        $ 1,193
Pre-tax operating earnings (loss)(1)      (7)            243            (33)
Pre-tax earnings (loss)                 (387)            243            (33)
Total full-time employees              2,900           3,500          3,200
----------------------------------------------------------------------------
(1) Before $380 million of pre-tax restructuring and other charges in 2001.

     In Japan, Merrill Lynch provides an integrated range of GMI, Private Client, and MLIM products and services to individual, corporate and institutional clients. In March 2001, Merrill Lynch completed the consolidation of GMI and Private Client businesses into the single Japan-incorporated entity, Merrill Lynch Japan Securities Co., Ltd. ("MLJS"). GMI and Private Client successfully distributed several debt and equity public offerings through MLJS in 2001.

     GMI maintained its strong presence in Japan in 2001. Despite the further deterioration of the Japanese economy, the debt business achieved record earnings and completed the consolidation of various management and support units, resulting in a more cost-effective structure. Investment banking also demonstrated its strong international network and ability to provide innovative services in underwriting.

     Private Client is sharpening its focus on small- to medium-sized business clients and high-net-worth individual investors. To accomplish this, Private Client will close a number of branch offices in 2002, but maintain several smaller locations across Japan, including complexes in Tokyo and Osaka, and a Financial Service Center in Tokyo to serve the non-Financial Advisor-assisted client base. These actions resulted in a fourth quarter 2001 pre-tax charge of $380 million and will result in additional wind-down expenses of $80-$100 million in 2002. While representing less than 20% of total accounts, the middle markets and high-net-worth client base has accounted for the majority of Merrill Lynch's Private Client assets in Japan since inception in 1998.

     MLIM is one of the leading institutional money managers in Japan and, despite the challenging economic conditions in 2001, MLIM attracted $1.5 billion in net new money for institutional clients.

     Net revenues in the Japan region in 2001 were down 32% from 2000 to $1.0 billion, reflecting weak market conditions, except in the GMI debt business. The corresponding decrease in pre-tax operating earnings was partially alleviated by the reduction in expenses as a result of strict cost management in 2001. In 2000, net revenues and pre-tax earnings were up $318 million and $276 million, respectively, from 1999, reflecting increased debt and equity trading revenues and higher asset management fees.

ASIA PACIFIC

(dollars in millions)
----------------------------------------------------------------------------
                                        2001            2000           1999
----------------------------------------------------------------------------
Net revenues                         $   874         $ 1,247        $ 1,018
Pre-tax operating earnings(1)             49             269            183
Pre-tax earnings (loss)                  (40)            269            183
Total full-time employees              2,200           2,700          2,500
----------------------------------------------------------------------------
(1) Before $89 million of pre-tax restructuring and other charges in 2001.

     Merrill Lynch serves a broad retail and institutional client base throughout the Asia Pacific region, and offers a full range of GMI, Private Client, and MLIM products. Merrill Lynch has an established trading presence and exchange memberships in major financial markets in the region. The Private Client business operates 13 offices, including four in the Western United States, offering investment services and wealth management products to its clients. MLHSBC began providing online financial services to self-directed investors in Australia in 2001. MLIM operates 10 offices offering a diverse mix of investment management products and services to institutional and retail clients.

     As part of Merrill Lynch's detailed business review in 2001, Private Client restructured its operations in Australia by moving the focus to high-net-worth investors and consolidating offices. MLIM restructured its operations by consolidating the investment management activities for the region into its London location, and GMI sold its equity brokerage operation in the Philippines to a local management team. As a result of the completion of these detailed business reviews, a pre-tax charge of $89 million was recorded in the fourth quarter of 2001.

     In 2001, IFR magazine named Merrill Lynch "Asian Equity and Equity-Linked House of the Year," the Far Eastern Economic Review named Merrill Lynch "Most Respected Investment Bank in Asia," and Institutional Investor magazine ranked Merrill Lynch first in Asian Equity Research for the third consecutive year.

     Merrill Lynch experienced a reduction in business volumes in the region during 2001. Net revenues in the region declined 30% in 2001 to $874 million. Pre-tax operating earnings declined 82% to $49 million. The decline was a direct result of the deterioration in business volumes related to a slowdown in the regional economy. In 2000, net revenues in the region were $1.2 billion, up from $1.0 billion in 1999, due to strong revenues in the equity markets and record Private Client revenues, as well as higher advisory fees. Pre-tax earnings increased 47% in 2000 to $269 million, primarily as a result of strong equity markets.

CANADA

(dollars in millions)
------------------------------------------------------------------------
                                       2001          2000          1999
------------------------------------------------------------------------
Net revenues                         $  877        $  854        $  652
Pre-tax operating earnings(1)           283           176            57
Pre-tax earnings                        253           176            57
Total full-time employees               500         4,000         3,700
------------------------------------------------------------------------
(1) Before $30 million of pre-tax restructuring and other charges in 2001.

                        Merrill Lynch 2001 Annual Report

     During 2001 Merrill Lynch operated a full-service Canadian securities firm, providing an integrated range of GMI, Private Client and MLIM products and services. However, as a result of the completion of a detailed business review in the fourth quarter of 2001, Merrill Lynch sold its Private Client and securities clearing businesses in Canada in December and, in January 2002, sold its MLIM retail investment management business. The 2001 sales resulted in a significant reduction in the number of full-time employees in the region. MLHSBC began providing online services to self-directed Canadian investors in late 2000.

     All GMI businesses performed well in 2001, with notable contributions from debt markets and investment banking. The fixed income markets performed at record highs, resulting in increased debt underwriting and trading revenues. Euromoney magazine named Merrill Lynch "Best Foreign Bond House" in Canada. Merrill Lynch has been the leading non-domestic Canadian Dollar debt underwriter for the last three years, according to Bloomberg rankings. In 2001, Merrill Lynch ranked first in announced mergers and acquisitions, having advised on 10 of the 24 largest transactions in Canada. Equity trading continued its significant progress and the Brendan Woods International Survey ranked Merrill Lynch third in the institutional equity commission business in Canada, with the largest year-over-year market share gain in the country.

     In 2001, net revenues in the region were essentially unchanged as increases in GMI revenues and a gain on the sale of businesses were principally offset by decreases in Private Client operating revenues. Pre-tax operating earnings increased to $283 million in 2001, due to record earnings in investment banking and a pre-tax gain of $158 million on the sale of the Private Client and securities clearing businesses. Excluding the impact of the sales, the Private Client and securities clearing businesses contributed $358 million and $7 million to net revenues and pre-tax earnings, respectively, in Canada in 2001. In 2000, net revenues and pre-tax earnings in the region increased 31% and 209%, respectively, compared with 1999. These increases were primarily the result of improvements in equity origination and trading as well as improved profitability in Private Client.

LATIN AMERICA

(dollars in millions)
------------------------------------------------------------------------
                                       2001          2000          1999
------------------------------------------------------------------------
Net revenues                         $  475        $  731        $  672
Pre-tax operating earnings(1)            32           175           127
Pre-tax earnings                         18           175           127
Total full-time employees             1,000         1,200         1,200
------------------------------------------------------------------------
(1) Before $ 14 million of pre-tax restructuring and other charges in 2001.

     Merrill Lynch provides various brokerage and investment services, including financial planning, investment banking, research, and asset management to Latin American clients.

     In July 2001, Merrill Lynch closed its broker-dealer in Argentina. The economies of Latin America took a downward turn in 2001. Argentina suspended payment on a portion of its $141 billion of debt, a prelude to the largest sovereign default in history. The depreciation of Brazil's currency and an energy crisis have also taken a toll on the Latin American economy.

     In Institutional Investor's 2001 survey, Merrill Lynch's Latin American Research team was ranked first, for the fifth year in a row.

     Net revenues for the region in 2001 decreased 35% from 2000. Pre-tax operating earnings were $32 million, a decrease of $143 million from 2000. A major contributing factor to this decline was the volatility of the Latin American economy. Despite the economic environment, Private Client's business in Latin America has remained strong. Net revenues and pre-tax earnings in 2000 increased 9% and 38%, respectively, from 1999 due to higher commission revenues and the gain on a sale of the Puerto Rico retail brokerage business in 2000.

NON-INTEREST EXPENSES

Merrill Lynch's non-interest expenses are summarized as follows:

(dollars in millions)
---------------------------------------------------------------------------------------------------
                                                               2001            2000            1999
---------------------------------------------------------------------------------------------------
Compensation and benefits                                   $11,269         $13,730         $11,337
                                                            -------         -------         -------
Non-compensation expenses:
     Communications and technology                            2,232           2,320           2,053
     Occupancy and related depreciation                       1,077           1,006             953
     Brokerage, clearing, and exchange fees                     895             893             779
     Advertising and market development                         703             939             783
     Professional fees                                          545             637             571
     Office supplies and postage                                349             404             346
     Goodwill amortization                                      207             217             227
     Other                                                      902             903           1,058
                                                            -------         -------         -------
     Total non-compensation expenses, excluding
        September 11th-related and restructuring and
        other charges in 2001                                 6,910           7,319           6,770
     September 11th-related                                     131               -               -
     Restructuring and other charges                          2,193               -               -
                                                            -------         -------         -------
     Total non-compensation expenses                          9,234           7,319           6,770
                                                            -------         -------         -------
Total non-interest expenses                                 $20,503         $21,049         $18,107
                                                            =======         =======         =======
Compensation and benefits as a
   percentage of net revenues                                  51.5%           51.3%           50.8%
Non-compensation expenses, excluding
   September 11th-related and
   restructuring and other charges in 2001,
   as a percentage of net revenues                             31.6            27.3            30.3
Total full-time employees(1)                                 57,400          72,000          67,900
---------------------------------------------------------------------------------------------------

(1) Excludes 3,200 full-time employees on salary continuation severance at year-end 2001.

     Non-interest expenses were $20.5 billion in 2001, compared with $21.0 billion in 2000. Excluding September 11th-related expenses and restructuring and other charges, non-interest expenses were $18.2 billion in 2001. Compensation and benefits were down 18% from 2000 due to a

                        Merrill Lynch 2001 Annual Report

decrease in incentive and production-related compensation, resulting from a decline in revenue and a lower number of employees. Compensation and benefits expenses include severance expenses not included in the restructuring charge of $281 million and $70 million in 2001 and 2000, respectively. Compensation and benefits were 51.5% of net revenues for 2001, relatively unchanged from 2000. Non-compensation expenses, excluding September 11th-related expenses and restructuring and other charges, were 31.6% of net revenues in 2001, compared with 27.3% in 2000 and 30.3% in 1999.

     Communications and technology expense declined 4% in 2001 to $2.2 billion due to reduced systems consulting costs. Occupancy and related depreciation increased 7% in 2001, primarily due to a new London headquarters building.

     Brokerage, clearing, and exchange fees were $895 million, essentially unchanged from 2000. Advertising and market development expense was $703 million, down 25% from 2000 due to reduced spending on travel, advertising, and recognition programs. Professional fees decreased 14% to $545 million as a result of a reduction in spending on employment and non-technology consulting services. Office supplies and postage expense decreased 14% to $349 million due primarily to lower expenses for supplies. Other expenses were $902 million, essentially unchanged from 2000.

     Non-interest expenses in 2000 were up 16% compared with 1999, largely due to compensation and benefits, which rose 21% to $13.7 billion. This increase was caused by higher incentive and production-related compensation resulting from increased revenues.

     Non-compensation expenses also increased in 2000 as compared with 1999, due primarily to a 13% increase in communications and technology expenses that resulted from higher technology-related depreciation and systems consulting, as well as increased expenses related to market data services. Brokerage, clearing, and exchange fees were 15% higher than 1999 due to higher execution and clearing costs as a result of increased transaction volumes. Higher travel expenses and sales promotion costs resulting from increased business activity were the cause of a 20% increase in advertising and market development in 2000. Professional fees rose 12% partly as a result of higher employment service fees. Office supplies and postage expense increased 17% due primarily to higher printing expenses.

SEPTEMBER 11TH-RELATED EXPENSES

September 11th-related expenses of $131 million pre-tax ($83 million after-tax) were recorded in 2001. These amounts are net of an insurance recovery of $100 million and insurance receivables of $115 million. The majority of the September 11th-related gross expenses pertain to the write-off of damaged assets and sublease income, the repair and replacement of equipment, as well as transportation, moving, and related costs for displaced workers. For additional information see Note 2 to the Consolidated Financial Statements.

RESTRUCTURING AND OTHER CHARGES

As a result of actions taken to position Merrill Lynch for improved profitability and growth, including the resizing of selected businesses and other structural changes, a pre-tax charge of $2.2 billion ($1.7 billion after-tax) was recorded during the fourth quarter of 2001. A detailed review of all businesses was conducted in the fourth quarter and these in-depth reviews led to a number of actions, primarily focused on resizing the businesses for the current environment. The charge included the following components:

..Approximately $1.2 billion of the charge is associated with severance costs related to workforce reductions, and other staff-related costs. Workforce reductions were made through a combination of divestitures, voluntary separations, and managed reductions. The majority of the employee separations associated with the fourth-quarter charges have been completed or announced, and all have been identified. Approximately half of the 9,000 employee separations are associated with divestitures and discontinued businesses; the remainder result from voluntary separation, or targeted actions in selected businesses.

..Real estate initiatives include the consolidation of Private Client offices in the United States, Europe, Asia, and Australia and the closure or subletting of excess office space in the United States. Approximately $500 million of the charge is associated with real estate initiatives.

..Technology initiatives include the disposal of certain technology assets and the sale-leaseback and related write-down of other technology assets. Approximately $300 million of the charge is associated with technology initiatives.

..Other business rationalization costs, which comprise $200 million of the charge are principally related to costs associated with the refocusing of the Private Client business in Japan.

     Management expects the restructuring plan to yield pre-tax cost savings of $1.4 billion annually, beginning in the first quarter of 2002, a portion of which will be reinvested in priority growth initiatives. These savings largely relate to reduced employee-related and facilities costs and are expected to be realized in compensation and benefits, depreciation, and occupancy expenses. Merrill Lynch expects to substantially complete the restructuring by the end of 2002. Management will continue to review its business groups and product offerings throughout 2002 to meet the needs of the changing economic environment and to ensure its goal of improved profitability.

     For additional information on these charges, see Note 2 to the Consolidated Financial Statements.

                        Merrill Lynch 2001 Annual Report

INCOME TAXES

Merrill Lynch's 2001 income tax provision was $609 million, representing a 44.2% effective tax rate compared with 30.4% in 2000 and 31.4% in 1999. The increase in the 2001 effective tax rate is due primarily to prior and current year non-deductible losses associated with the refocusing of the Japan Private Client business, which were included in the fourth-quarter charge, including a write-off of previously recognized deferred tax assets of approximately $135 million. The decline in the 2000 effective tax rate was primarily attributable to an increase in lower-taxed non-U.S. income and additional tax-advantaged financing. Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assesses its ability to realize deferred tax assets primarily based on a strong earnings history and the absence of negative evidence as discussed in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." During the last 10 years, average pre-tax earnings were $2.7 billion. Accordingly, management believes that it is more likely than not that remaining deferred tax assets, net of the related valuation allowance, will be realized (see Note 15 to the Consolidated Financial Statements).

--------------------------------------------------------------------------------
BALANCE SHEET

OVERVIEW

Management continually monitors and evaluates the level and composition of the balance sheet. The following chart illustrates the composition of the balance sheet at December 28, 2001.


                                  [PIE CHART]

                                      ASSETS

                    Securities Financing Transactions       30%
                    Trading Assets                          26%
                    Marketable Investment Securities        18%
                    Other                                   16%
                    Trading-Related Receivables             10%

                                    LIABILITIES

                    Seurities Financing Transactions        22%
                    Deposits                                22%
                    Trading Liabilities                     20%
                    Long-Term Borrowings                    19%
                    Trading-Related Payables                 9%
                    Other                                    7%
                    Short-Term Borrowings                    1%


     In 2001, average total assets were $429 billion, up 16% from $371 billion in 2000. Average total liabilities in 2001 increased 15% to $406 billion from $352 billion in 2000, and average equity capital increased 23% to $23 billion during 2001. The major components of the increase in average total assets and liabilities are summarized as follows:

(dollars in millions)
---------------------------------------------------------------------------
                                                      2001 VS. 2000
                                            -----------------------------
                                              INCREASE
                                             (DECREASE)           CHANGE
---------------------------------------------------------------------------
AVERAGE ASSETS
Marketable investment securities             $ 39,299              158%
Receivables under resale agreements            18,314               24
Loans, notes and mortgages                      6,358               48
---------------------------------------------------------------------------
AVERAGE LIABILITIES
Deposits                                     $ 46,219              134%
Payables under repurchase agreements           17,390               21
Long-term borrowings                           14,908               24
Commercial paper and other short-term
   borrowings                                 (14,158)             (59)
---------------------------------------------------------------------------

     The significant growth in deposits in 2001 resulted from the mid-2000 modification of the cash sweep options for certain CMA(R) and other types of Merrill Lynch accounts to generally sweep cash into interest-bearing bank deposits at Merrill Lynch's U.S. banks, rather than MLIM-managed money market mutual funds. This increase in deposits was primarily used by the U.S. banks to purchase marketable investment securities. Receivables under resale agreements and payables under repurchase agreements rose due to increased matched-book activity. Additionally, the increase in long-term borrowings is related to the reduction in the use of commercial paper and other short-term borrowings in 2001.

     The discussion that follows analyzes the changes in year-end financial statement balances of the major asset and liability categories.

TRADING-RELATED ASSETS AND LIABILITIES

Trading-related balances primarily consist of trading assets (including securities pledged as collateral) and liabilities, receivables under resale agreements and securities borrowed transactions, payables under repurchase agreements and securities loaned transactions, and certain receivable/payable balances that result from trading activities. At December 28, 2001 total trading-related assets and liabilities were $273.6 billion and $203.4 billion, respectively.

     Although trading-related balances comprise a significant portion of the balance sheet, the magnitude of these balances does not necessarily convey a sense of the risk profile assumed by Merrill Lynch. The market and credit risks associated with trading-related balances are mitigated through various hedging strategies, as discussed in the following section (see Note 6 to the Consolidated Financial Statements for descriptions of market and credit risks).

     Merrill Lynch reduces a significant portion of the credit risk associated with trading-related receivables by requiring counterparties to post cash or securities as collateral in accordance with collateral maintenance policies. Conversely, Merrill Lynch may be required to post cash or securities to counterparties in accordance with similar policies.

                        Merrill Lynch 2001 Annual Report

TRADING ASSETS AND LIABILITIES

Trading inventory principally represents securities purchased ("long" positions), securities sold but not yet purchased ("short" positions), and the fair value of derivative contracts (see Note 1 to the Consolidated Financial Statements for related accounting policies). These positions are primarily the result of market-making, hedging, and proprietary activities.

     Merrill Lynch acts as a market-maker in a wide range of securities, resulting in a significant amount of trading inventory to facilitate customer transaction flow. To a lesser degree, Merrill Lynch also maintains proprietary trading inventory in seeking to profit from existing or projected market opportunities.

     Merrill Lynch uses both cash instruments and derivatives to manage trading inventory market risks. As a result of these hedging techniques, a significant portion of trading assets and liabilities represent hedges of other trading positions. Long U.S. Government securities, for example, may be hedged with short interest rate futures contracts. These hedging techniques, which are generally initiated at the trading unit level, are supplemented by corporate risk management policies and procedures (see the Risk Management section for a description of risk management policies and procedures).

     Trading assets, including securities pledged as collateral, at year-end 2001 were up 4% from year-end 2000, and trading liabilities increased 10% to $75.9 billion.

SECURITIES FINANCING TRANSACTIONS

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

     Receivables under resale agreements and securities borrowed transactions at year-end 2001 increased 9% from 2000, and payables under repurchase agreements and securities loaned transactions decreased 16% from year-end 2000.

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

     Trading-related receivables at year-end 2001 were $40.8 billion, down 32% from 2000, and trading-related payables increased 55% to $37.1 billion from year-end 2000, primarily due to changes in broker-dealer balances.

NON-TRADING ASSETS

INVESTMENTS

Marketable investment securities, including those held for liquidity management purposes, consist of highly liquid debt and equity securities. Marketable investment securities grew to $77.8 billion at December 28, 2001 from $49.3 billion at December 29, 2000, funded by increased bank deposits (see the Non-Trading Liabilities -- Borrowings section for further information). Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Other investments consist of equity and debt securities, including those acquired in connection with merchant banking activities, and venture capital investments, including technology investments, and investments that economically hedge deferred compensation liabilities (see
Note 5 to the Consolidated Financial Statements).

LOANS, NOTES, AND MORTGAGES

Merrill Lynch's portfolio of loans, notes, and mortgages consists of mortgage loans on residences, working capital loans to small- and medium-sized businesses, and syndicated loans. Merrill Lynch generally maintains collateral on some of these extensions of credit in the form of securities, liens on real estate, perfected security interests in other assets of the borrower, and guarantees. Loans, notes, and mortgages increased 9% in 2001 to $19.0 billion due to

                        Merrill Lynch 2001 Annual Report

increased consumer lending activities. Merrill Lynch maintained collateral of $14.7 billion at December 28, 2001 to reduce related default risk against certain of these credits.

OTHER

Other non-trading assets, which include cash and cash equivalents, goodwill, equipment and facilities, and other assets, decreased $12.8 billion from year-end 2000 levels. This decrease is primarily due to decreased cash equivalent investment balances at Merrill Lynch's U.S. banks.

NON-TRADING LIABILITIES

BORROWINGS

Portions of trading and non-trading assets are funded through deposits, long-term borrowings, and commercial paper (see the Capital Adequacy and Funding section for further information on funding sources).

     Commercial paper decreased from $14.0 billion at year-end 2000 to $3.0 billion at year-end 2001. Deposits increased $18.2 billion in 2001 as a result of higher customer deposits in U.S. banking subsidiaries which resulted from the mid-2000 modification of the cash sweep options for certain CMA(R) and other types of Merrill Lynch accounts to generally sweep cash into interest-bearing bank deposits at Merrill Lynch's U.S. banks, rather than MLIM-managed money market mutual funds. Outstanding long-term borrowings increased to $76.6 billion at December 28, 2001 from $70.2 billion at December 29, 2000. In the second quarter of 2001, Merrill Lynch issued Liquid Yield Option/TM/ Notes
("LYONs"(R)) due in 2031. LYONs(R) are zero-coupon senior debt instruments convertible into Merrill Lynch common stock at a premium under certain defined terms and conditions. For additional information on LYONs(R) see Note 8 to the Consolidated Financial Statements.

     Major components of the changes in long-term borrowings for 2001 and 2000 follow:

(dollars in billions)
----------------------------------------------------------------------
                                                 2001            2000
----------------------------------------------------------------------
Beginning of year                             $  70.2         $  54.0
     Issuances                                   38.5            33.7
     Maturities                                 (32.8)          (15.7)
Other                                             0.7            (1.8)
                                              -------         -------
End of year(1)                                $  76.6         $  70.2
                                              =======         =======
Average maturity in years of long-term
   borrowings, when measured to:
     Maturity                                     4.1             3.6
     Earlier of the call or put date              2.8             3.0
----------------------------------------------------------------------
(1) At year-end 2001 and 2000, $54.1 billion and $48.8 billion of long-term borrowings had maturity dates beyond one year, respectively.

OTHER

Other non-trading liabilities, which include liabilities of insurance subsidiaries and other payables, increased slightly from year-end 2000 levels.

PREFERRED SECURITIES ISSUED BY SUBSIDIARIES

Preferred securities issued by subsidiaries consist primarily of Trust Originated Preferred Securities/SM/ ("TOPrS"/SM/) (see Note 10 to the Consolidated Financial Statements for further information). TOPrS/SM/ proceeds are utilized as part of general balance sheet funding (see Capital Adequacy and Funding section for more information).

STOCKHOLDERS' EQUITY

Stockholders' equity at December 28, 2001 increased 9% to $20.0 billion from $18.3 billion at year-end 2000. This increase primarily resulted from net earnings and the net effect of employee stock transactions, partially offset by dividends.

     At December 28, 2001, total common shares outstanding, excluding shares exchangeable into common stock, were 843.5 million, 4% higher than the 808.0 million shares outstanding at December 29, 2000. The increase was attributable principally to employee stock grants and option exercises. There were no common stock repurchases during 2001 or 2000.

     Total shares exchangeable into common stock at year-end 2001, issued in connection with the 1998 merger with Midland Walwyn Inc., were 4.2 million, compared with 4.7 million at year-end 2000. For additional information see Note 11 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------
CAPITAL ADEQUACY AND FUNDING

The primary objectives of Merrill Lynch's capital structure and funding policies are to support the successful execution of the firm's business strategies while ensuring:

..sufficient equity capital to absorb losses and, ..liquidity at all times, across market cycles, and through periods of financial stress.

CAPITAL ADEQUACY

At December 28, 2001, Merrill Lynch's equity capital was comprised of $19.6 billion in common equity, $425 million in preferred stock, and $2.7 billion of TOPrS./SM/

     Merrill Lynch continually reviews overall equity capital needs to ensure that its equity capital base can support the estimated risks and needs of its businesses, as well as the regulatory and legal capital requirements of its subsidiaries. Merrill Lynch uses statistically based risk models, developed in conjunction with risk management practices, to estimate potential losses arising from market and credit risks. Equity capital needs are determined based on these models, which dynamically capture changes in risk profile. Merrill Lynch also assesses the need for equity capital to support business risks, such as process risk, that may not be adequately measured through these risk models, as well as the potential use of equity capital to support growth. Merrill Lynch determines the appropriateness of its equity capital composition, which includes common stock, preferred stock, and TOPrS,/SM/ taking into account the perpetual nature of its preferred stock and TOPrS./SM/ Based on these

                        Merrill Lynch 2001 Annual Report

analyses and criteria, management believes that Merrill Lynch's equity capital base of $22.7 billion is adequate.

     Merrill Lynch operates in many regulated businesses that require various minimum levels of capital (see Note 16 to the Consolidated Financial Statements for further information). Merrill Lynch's broker-dealer, banking, insurance, and futures commission merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels and making affiliated investments. Merrill Lynch's capital adequacy models and planning take into account these regulatory considerations.

     Merrill Lynch's leverage ratios were as follows:


------------------------------------------------------------------
                                                         ADJUSTED
                                  LEVERAGE               LEVERAGE
                                  RATIO(1)               RATIO(2)
------------------------------------------------------------------
YEAR-END
December 28, 2001                   18.5x                  12.8x
December 29, 2000                   19.4x                  13.9x

AVERAGE(3)
Year ended December 28, 2001        18.8x                  13.1x
Year ended December 29, 2000        19.0x                  13.2x
------------------------------------------------------------------
(1) Total assets to Total stockholders' equity and Preferred securities issued by subsidiaries.
(2) Total assets less (a) Receivables under resale agreements (b) Receivables under securities borrowed transactions and (c) Securities received as collateral to Total stockholders' equity and Preferred securities issued by subsidiaries.
(3)  Computed using month-end balances.

     An asset-to-equity leverage ratio does not reflect the risk profile of assets, hedging strategies, or off-balance sheet exposures. Thus, Merrill Lynch does not rely on overall leverage ratios to assess risk-based capital adequacy.

FUNDING

Merrill Lynch strives to continually expand and globally diversify its funding programs, markets, and investor and creditor base. Merrill Lynch benefits by distributing a significant portion of its liabilities and equity through its own sales force to a large, diversified global client base. Available funding sources include:

..repurchase agreements and securities loaned transactions, ..U.S., Euro, Canadian, Japanese, and Australian commercial paper programs, ..deposits at Merrill Lynch's banking subsidiaries, ..bank loans,
..U.S., Euro, Canadian, and Australian medium- and long-term debt programs, ..letters of credit,
..TOPrS,/SM/
..preferred stock, and
..common stock.

     Merrill Lynch typically concentrates its unsecured, non-deposit general-purpose funding at the ML & Co. level, except where tax regulations, time zone differences, or other business considerations make this impractical. The benefits of this strategy are enhanced control, reduced financing costs, wider name recognition by creditors, and greater flexibility to meet variable funding requirements of subsidiaries.

     During 2001 and 2000, Merrill Lynch reduced its reliance on commercial paper as a source of funding. Commercial paper represented 4% and 16% of total unsecured borrowings at year-end 2001 and 2000, respectively. Merrill Lynch diversifies its borrowings by maintaining various limits, including a limit on the amount of commercial paper held by a single investor.

LIQUIDITY MANAGEMENT

Liquidity risk occurs when there are timing differences between cash inflows from the businesses and cash outflows for business needs and maturing debt obligations. Merrill Lynch's liquidity policy is to maintain alternative funding sources such that all unsecured debt obligations maturing within one year can be repaid when due without issuing new unsecured debt or requiring business assets to be liquidated. The main alternative funding sources to unsecured borrowings are repurchase agreements, securities loaned, and secured bank loans, which require pledging unencumbered marketable securities held for trading or investment purposes.

     As an additional source of liquidity, Merrill Lynch maintains a portfolio of segregated U.S. government and agency obligations, and asset-backed securities of high credit quality, which had a carrying value, net of related hedges of $8.4 billion at December 28, 2001 and $7.4 billion at December 29, 2000. These assets may be sold or pledged to provide immediate liquidity even during periods of adverse market conditions.

     For funding purposes, Merrill Lynch assesses its assets and commitments in order to determine the appropriate level of short-term and long-term funding. Long-term funding sources include a portion of deposits, the non-current portion of long-term debt, TOPrS/SM/, preferred stock, and common equity. Generally, trading and other current assets are financed with a combination of short-term and long-term funding. Long-term, less liquid assets are fully financed with long-term funding. Merrill Lynch also finances the long-term funding requirements of commitments and other contingent obligations, including additional collateral that may be required under derivative contracts in certain rating downgrade scenarios. In assessing the appropriate tenor of its short-term and long-term funding, Merrill Lynch seeks to ensure sufficient coverage over the spectrum of maturities.

     Merrill Lynch recognizes that regulatory restrictions may limit the free flow of funds among affiliates. For example, a portion of deposits held by Merrill Lynch bank subsidiaries fund securities that can be sold or pledged to provide immediate liquidity for the banks. However, there are regulatory restrictions on the use of this liquidity for non-bank affiliates of Merrill Lynch.

                        Merrill Lynch 2001 Annual Report

     Approximately $81.7 billion of indebtedness at December 28, 2001 is considered senior indebtedness as defined under various indentures. Merrill Lynch's debt obligations do not contain provisions that could, upon an adverse change in ML & Co.'s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation. Merrill Lynch may issue structured notes that, under certain circumstances, require Merrill Lynch to immediately settle the obligation for cash or other securities. A limited number of structured notes may be accelerated based on the value of the underlying securities. Merrill Lynch typically hedges these notes with positions in the underlying securities.

     Merrill Lynch maintains a committed, senior, unsecured bank credit facility that totaled $5 billion at December 28, 2001 and $8 billion at December 29, 2000. The current facility expires in May 2002. While Merrill Lynch expects to renew the facility, it may choose to do so in a reduced amount. In 2001, Merrill Lynch elected to reduce the amount of its credit facility. This reduction was offset by an increase in the liquidity portfolio of unencumbered securities that may be sold or pledged to provide immediate liquidity. At December 28, 2001 and December 29, 2000, there were no borrowings outstanding under these credit facilities. Merrill Lynch's revolving line of bank credit contains covenants, including a minimum net worth requirement, with which Merrill Lynch has maintained compliance at all times. The credit facility does not, however, require Merrill Lynch to maintain specified credit ratings.

     Merrill Lynch maintains a contingency funding plan that outlines actions that would be taken in the event of a funding disruption.

ASSET AND LIABILITY MANAGEMENT

Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible and an appropriate liability maturity profile. Merrill Lynch uses derivative transactions to more closely match the duration of these borrowings to the duration of the assets being funded to enable interest rate risk to be managed within limits set by Corporate Risk Management. Interest rate swaps also serve to reduce Merrill Lynch's interest expense and effective borrowing rate, when interest rates decline. Merrill Lynch also enters into currency swaps to ensure that foreign-currency denominated assets are funded with like-currency denominated liabilities (to the extent that the currency cannot be sourced more efficiently through a direct debt issuance). Investments in subsidiaries in foreign currencies are also effectively hedged to a level which minimizes translation adjustments in the Cumulative Translation Account. For further information, see Notes 1 and 6 to the Consolidated Financial Statements.

CREDIT RATINGS

The cost and availability of unsecured funding generally are dependent on credit ratings. Merrill Lynch's senior long-term debt, preferred stock, and TOPrS/SM/ were rated by several recognized credit rating agencies at February 25, 2002 as indicated below. These ratings do not reflect outlooks that may be expressed by the rating agencies from time to time, which are currently negative. Subsequent to the announcement of Merrill Lynch's fourth quarter 2001 restructuring and other charges, all of these rating agencies reaffirmed Merrill Lynch's current ratings.

--------------------------------------------------------------------------------
                                                     PREFERRED
                                   SENIOR DEBT         STOCK          TOPrS/SM/
RATING AGENCY                        RATINGS          RATINGS          RATINGS
--------------------------------------------------------------------------------
Dominion Bond Rating
  Service Ltd.                      AA (low)        Not Rated         Not Rated
Fitch Ratings                         AA               AA-               AA-
Moody's Investors Service, Inc.       Aa3              A2                A1
Rating & Investment
  Information, Inc.(1)                AA               A+                A+
Standard & Poor's
  Ratings Services                    AA-              A                 A
--------------------------------------------------------------------------------
(1) Located in Japan.

NON-TRADING RELATED CONTRACTUAL OBLIGATIONS

As a part of its normal operating strategy, Merrill Lynch enters into various contractual obligations and commitments which may require future payments. The table below outlines the significant contractual obligations outstanding as of December 28, 2001 and provides reference to where further information on each obligation can be found elsewhere in this document:

--------------------------------------------------------------------------------
CONTRACTUAL OBLIGATION                        REFERENCE
--------------------------------------------------------------------------------
Long-term borrowings                          Note 8
Leases                                        Note 12
Deferred compensation plans                   Note 14
Additional commitments to                     Note 12 and Non-Investment
   invest in partnerships                     Grade Holdings and Highly
                                              Leveraged Transactions
Unutilized revolving lines of
   credit and other commitments to
   extend credit                              Note 12
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CAPITAL PROJECTS AND EXPENDITURES

Merrill Lynch continually prepares for the future by reviewing its operations and investing in new technology to improve service to clients.

     Merrill Lynch has agreed to invest not more than $600 million in MLHSBC, the 50/50-owned corporation created to provide global online investment and banking services. At December 28, 2001, Merrill Lynch had invested $197 million. The timing of the funding of additional investments will be determined by the Board of Directors of MLHSBC, which has equal representation from Merrill Lynch and HSBC.

                        Merrill Lynch 2001 Annual Report

--------------------------------------------------------------------------------
RISK MANAGEMENT

RISK MANAGEMENT PHILOSOPHY

Risk-taking is an integral part of Merrill Lynch's core business activities. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks including market, credit, liquidity, process, and other risks that are material and require comprehensive controls and management. The responsibility and accountability for these risks remain primarily with the businesses. The Corporate Risk Management ("CRM") group along with other control units, ensures that these risks are properly identified, monitored, and managed throughout Merrill Lynch. To accomplish this, CRM has established a risk management process, which includes:

..a formal risk governance organization that defines the oversight process and its components;
..a regular review of the entire risk management process by the Audit
 Committee of the Board of Directors;
..clearly defined risk management policies and procedures supported by analytic tools;
..communication and coordination between the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight; and
..clearly articulated risk tolerance levels as defined by a group composed of executive management ("the Management Group") that are regularly reviewed to ensure that Merrill Lynch's risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

     The risk management process, combined with CRM's personnel and analytic infrastructure, works to ensure that Merrill Lynch's risk tolerance is well-defined and understood by the firm's businesses as well as by its executive management. Other groups, including Corporate Audit, Finance, Legal and Treasury, work with CRM to establish this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of CRM is to make certain that risk related losses occur within acceptable, predefined levels.

RISK GOVERNANCE STRUCTURE

Merrill Lynch's risk governance structure is comprised of the Audit Committee, the Management Group, the Risk Oversight Committee ("ROC"), the business units, CRM, and various corporate governance committees. The roles of these respective groups are as follows:

     The Audit Committee is comprised entirely of external directors and has authorized the ROC to establish Merrill Lynch's risk management policies.

     The Management Group establishes risk tolerance levels for the firm and authorizes material changes in Merrill Lynch's risk profile. It also ensures that the risks assumed by Merrill Lynch are managed within these tolerance levels and verifies that Merrill Lynch has implemented appropriate policies for the effective management of risks. The Management Group must approve all substantive changes to risk policies, including those proposed by the ROC. The Management Group pays particular attention to risk concentrations and liquidity concerns.

     The ROC, comprised of senior business and control managers and currently chaired by the Chief Financial Officer, oversees Merrill Lynch's risks and ensures that the business units create and implement processes to identify, measure, and monitor their risks. The ROC also assists the Management Group in determining risk tolerance levels for the firm's business units and monitors the activities of Merrill Lynch's corporate governance committees, reporting significant issues and transactions to the Management Group and the Audit Committee.

     Various other governance committees exist to create policy, review activity, and ensure that new and existing business initiatives remain within established risk tolerance levels. These committees include the New Product Review Committee, Debt and Equity Capital Commitment Committees, Real Estate Capital Commitment Committee, Credit Policy Committee, Corporate Transaction Review Committee, and Reserve Committee. Representatives of the principal independent control functions participate as voting members of these committees.

CORPORATE RISK MANAGEMENT

CRM is an independent control function responsible for Merrill Lynch's market and credit risk management processes. The co-heads of CRM report directly to the Chief Financial Officer who chairs the ROC and is a member of the Management Group. Market risk is defined to be the potential change in value of financial instruments caused by fluctuations in interest rates, exchange rates, equity and commodity prices, credit spreads, and/or other risks. Credit risks are defined to be the potential for loss that can occur as a result of impairment in the creditworthiness of an issuer or counterparty or a default by an issuer or counterparty on its contractual obligations. CRM also provides Merrill Lynch with an overview of its risk for various aggregate portfolios and develops the analytics, systems, and policies to conduct all risk management functions.

     CRM's chief monitoring and risk measurement tool is Merrill Lynch's Risk Framework. The Risk Framework defines and communicates Merrill Lynch's risk tolerance and establishes aggregate and broad risk limits for the firm. Market risk limits are intended to constrain exposure to specific classes and factors of market risk and Value-at-Risk ("VaR"). VaR is a statistical measure of the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Credit risk limits are intended to constrain the magnitude and tenor of exposure to individual counterparties and issuers, types of counterparties and issuers, countries, and financing collateral. Risk Framework exceptions and violations are reported and investigated at pre-defined and appropriate levels of management. The Risk Framework and

                        Merrill Lynch 2001 Annual Report

its limits have been approved by the Management Group and the risk parameters that define the Risk Framework have been reviewed by the Audit Committee. The Management Group reviews the Risk Framework annually and approves any material changes. The ROC reports all substantive Risk Framework changes to the Audit Committee.

     The overall effectiveness of Merrill Lynch's risk processes and policies can be seen on a broader level when analyzing weekly net trading revenues over time. CRM policies and procedures of monitoring and controlling risk combined with the businesses' focus on customer order-flow driven revenues and selective proprietary positioning have helped Merrill Lynch to reduce earnings volatility within its portfolios. While no guarantee can be given regarding future earnings volatility, Merrill Lynch will continue to pursue policies and procedures that assist the firm in measuring and monitoring its risks. A graph of Merrill Lynch's weekly revenues from trading-related activities for 2001 follows:

                                  [BAR CHART]

2001 DISTRIBUTION OF WEEKLY REVENUES FROM
TRADING-RELATED ACTIVITIES
(in millions of dollars)

                                        Number of Weeks
                                        ---------------
                 Less than $50                 2
                 $50  - 75                     4
                 $75  - 100                    4
                 $100 - 125                   17
                 $125 - 150                   11
                 $150 - 175                    6
                 $175 - 200                    5
                 Over $200                     3

MARKET RISK

CRM's Market Risk Group is responsible for defining the products and markets in which Merrill Lynch's major business units and functions will transact and take risk. Moreover, it is responsible for identifying the risks to which these businesses and units will be exposed in these approved products and markets. The Market Risk Group uses a variety of quantitative metrics to assess the risk of Merrill Lynch's positions and portfolios. In particular, the Market Risk Group quantifies the sensitivities of Merrill Lynch's present portfolios to changes in market variables. These sensitivities are then utilized in the context of historical data to estimate earnings and loss distributions that Merrill Lynch's present portfolios would have incurred throughout the historical period. From these distributions, CRM derives a number of useful risk statistics including VaR. VaR is an estimate of the amount that Merrill Lynch's present portfolios could lose with a specified degree of confidence, over a given time interval. The VaR for Merrill Lynch's overall portfolios is less than the sum of the VaRs for individual risk categories because movements in different risk categories occur at different times and, historically, extreme movements have not occurred in all risk categories simultaneously. The difference between the sum of the VaRs for individual risk categories and the VaR calculated for all risk categories is shown in the following tables and may be viewed as a measure of the diversification within Merrill Lynch's portfolios. CRM believes that the tabulated risk measures provide some guidance as to the amount Merrill Lynch could lose in future periods and it works continuously to improve its measurement and the methodology of VaR. However, calculation of VaR requires numerous assumptions and thus VaR should not be viewed as a precise measure of risk.

     In the Merrill Lynch VaR system, CRM uses a historical simulation approach to estimate VaR using a 99% confidence level and a two-week holding period for trading and non-trading instruments. Sensitivities to market risk factors are aggregated and combined with a database of historical market factor movements to simulate a series of profits and losses. The level of loss that is exceeded in that series 1% of the time is used as the estimate for the 99% confidence level VaR. The overall total VaR amounts are presented across major risk categories, including exposure to volatility risk found in certain products, e.g., options. The table that follows presents Merrill Lynch's VaR for trading instruments at year-end 2001 and 2000 and the 2001 average VaR. Additionally, high and low VaR is presented independently for each risk category and overall. Because high and low VaR numbers for these risk categories may have occurred on different days, high and low numbers for diversification benefit would not be meaningful.


(dollars in millions)
-------------------------------------------------------------------------------
                                                         DAILY
                                  YEAR-END  YEAR-END   AVERAGE    HIGH     LOW
                                      2001      2000      2001    2001    2001
-------------------------------------------------------------------------------
Trading value-at-risk(1)
  Interest rate and credit spread    $ 113     $  81     $  84   $ 124   $  52
  Equity                                94        77        61     103      35
  Commodity                              2         9         3      14       0
  Currency                               3        14        11      50       1
  Volatility                            44        34        35      67      14
                                     -----     -----     -----   -----     ---
                                       256       215       194
  Diversification benefit             (144)     (116)      (92)
                                     -----     -----     -----
Overall(2)                           $ 112     $  99     $ 102   $ 138   $  76
-------------------------------------------------------------------------------

(1)  Based on a 99% confidence level and a two-week holding period.
(2) Overall VaR using a 95% confidence level and a one-day holding period was $21 million and $20 million at year-end 2001 and 2000, respectively.

     Due to the mix of the trading portfolio, overall VaR increased in 2001 due to increases in interest rate and credit spread VaR and equity VaR. These increases were partially offset by an increase in diversification benefit.

     The following table presents Merrill Lynch's VaR for non-trading instruments (excluding U.S. banks):

                        Merrill Lynch 2001 Annual Report

(dollars in millions)
-------------------------------------------------------------------------------
                                                                      QUARTERLY
                                      YEAR-END         YEAR-END         AVERAGE
                                          2001             2000            2001
-------------------------------------------------------------------------------
Non-trading value-at-risk(1)
Interest rate and credit spread           $ 77             $ 67            $ 76
Currency                                    20               23              19
Equity                                      57               47              51
Volatility                                  11                3               9
                                         -----             ----           -----
                                           165              140             155
   Diversification benefit                 (59)             (44)            (45)
                                         -----             ----           -----
Overall                                  $ 106             $ 96           $ 110
--------------------------------------------------------------------------------
(1) Based on a 99% confidence level and a two-week holding period.

     Non-trading VaR increased modestly during 2001 due to increases in interest rate and credit spread VaR and equity VaR. The higher interest rate and credit spread risk is primarily due to an increase in marketable investment securities held for liquidity purposes. The increase in the non-trading equity VaR is primarily due to the increased volatility in the U.S. equity markets. Non-trading VaR does not include the risk related to Merrill Lynch's $2.4 billion of outstanding LYONs(R) since management expects that the LYONs(R) will be converted to common stock and will not be replaced by fixed income securities.

     In addition to the amounts reported in the accompanying table, non-trading interest rate VaR associated with Merrill Lynch's TOPrS/SM/ at year-end 2001 and 2000 was $82 million and $138 million, respectively. TOPrS,/SM/ which are fixed-rate perpetual preferred securities, are considered a component of Merrill Lynch's equity capital and, therefore, the associated interest rate sensitivity is not hedged.

     Beginning in mid-2000 Merrill Lynch modified the cash sweep options for certain CMA(R) and other types of Merrill Lynch accounts to generally sweep cash into interest-bearing bank deposits at Merrill Lynch's U.S. banks, rather than MLIM-managed money market mutual funds. This increase in deposits was used to fund the growth in high quality marketable investment securities. The overall VaR for the U.S. banks, driven largely by these securities and based on a 99% confidence level and a two-week holding period, was $156 million at year-end 2001 compared with $113 million at year-end 2000. The increase in comparable year-over-year measures reflects continued asset growth and changes in asset mix within the banks. For more information on Merrill Lynch's U.S. banks see Capital Adequacy and Funding.

CREDIT RISK

CRM's Credit Risk Group assesses the creditworthiness of existing and potential individual clients, institutional counterparties and issuers, and determines firm-wide credit risk levels within Framework limits. The Group reviews and monitors specific transactions as well as portfolio and other credit risk concentrations. It is also responsible for ongoing credit quality and limit compliance, and the Group works with the business units of Merrill Lynch to manage and mitigate credit risk.

     The Credit Risk Group uses a variety of methodologies to set limits on exposure resulting from a counterparty or issuer failing to perform on its contractual obligations. The Group performs analysis in the context of industrial, regional, and global economic trends and incorporates portfolio and concentration effects when determining tolerance levels. Credit risk limits take into account measures of both current and potential exposure and are set and monitored by broad risk type, product type, and tenor to maturity. Credit risk mitigation techniques include, where appropriate, the right to require initial collateral or margin, the right to terminate transactions or obtain collateral should unfavorable events occur, the right to call for collateral when certain exposure thresholds are exceeded, and the purchase of credit default protection. With senior management involvement, Merrill Lynch conducts regular portfolio reviews, monitors counterparty creditworthiness, and evaluates transaction risk with a view toward early problem identification and protection against unacceptable credit-related losses. In 2001, the Credit Risk Group invested additional resources to enhance its methods and policies to assist in the management of Merrill Lynch's credit risk.

     Credit risk and exposure that originates from Merrill Lynch's retail customer business is monitored constantly by CRM. Exposures include credit risks for mortgages, home equity lines of credit, margin accounts, and working capital lines that Merrill Lynch maintains with certain small business clients. When required, these exposures are collateralized in accordance with regulatory requirements governing such activities. Credit risk in Merrill Lynch's U.S. banks' investment portfolios is monitored within CRM and by credit risk management analysts. In addition, Merrill Lynch's U.S. banks have independent credit approval and monitoring processes.

     Merrill Lynch enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent ("master netting agreements") with each of its derivative counterparties as soon as possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

     In addition, to reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. The following is a summary of the replacement value of trading derivatives in a gain position (net of $7.3 billion of collateral) by counterparty credit rating and maturity at December 28, 2001. (Note that the following table is inclusive of credit exposure from derivative transactions only and does not include other credit exposures, which may be material.)

                        Merrill Lynch 2001 Annual Report

(dollars in millions)
--------------------------------------------------------------------------------
                         YEARS TO MATURITY                   CROSS-
CREDIT        ----------------------------------------     MATURITY
RATING(1)         0-3        3-5       5-7     OVER 7     NETTING(2)       TOTAL
--------------------------------------------------------------------------------
AAA           $ 4,013     $1,069    $  987     $1,530      $  (822)      $ 6,777
AA              4,397      2,599       912      1,838       (1,545)        8,201
A               2,696      1,309       436        891         (580)        4,752
BBB             1,605        602       266        343         (364)        2,452
Other           1,138        291       144         87         (116)        1,544
              -------    --------   ------     ------      --------      -------
Total         $13,849     $5,870    $2,745     $4,689      $(3,427)      $23,726
--------------------------------------------------------------------------------

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

PROCESS RISK

Process Risk Management is an evolving risk management discipline. Merrill Lynch defines process risk as the risk of loss resulting from inadequate controls or business disruption relating to people, internal processes, systems, or external events. Examples of process risks faced by the firm include systems failure, human error, fraud, and major fire or other disasters. Merrill Lynch manages process risks in a variety of ways including maintaining a comprehensive system of internal controls, using technology to automate processes and reduce manual errors, monitoring risk events, employing experienced personnel, monitoring business activities by compliance professionals, maintaining backup facilities, conducting internal audits, requiring education and training of employees, and emphasizing the importance of management oversight.

     On September 11th terrorists attacked the World Trade Center complex, which subsequently collapsed and damaged surrounding buildings, including some occupied by Merrill Lynch. These events precipitated the temporary relocation of approximately 9,000 employees from Merrill Lynch's global headquarters in the North Tower of the World Financial Center, and from offices at the South Tower of the World Financial Center and 222 Broadway. Merrill Lynch has reoccupied the North Tower of the World Financial Center and 222 Broadway and is restoring the South Tower of the World Financial Center. Although some of Merrill Lynch's businesses were temporarily disrupted, resulting in lower than normal market shares and reduced business activity, all its businesses are now functioning and serving clients worldwide. In certain instances, Merrill Lynch is utilizing temporary locations and backup infrastructures.

OTHER RISKS

Liquidity Risks arise in the course of Merrill Lynch's general funding activities and in the management of its balance sheet. This risk includes both being unable to raise funding with appropriate maturity and interest rate characteristics and the risk of being unable to liquidate an asset in a timely manner at a reasonable price. For more information on how Merrill Lynch manages liquidity risk, see the Capital Adequacy and Funding section.

     Merrill Lynch encounters a variety of other risks, which have the ability to impact the viability, profitability, and cost effectiveness of present or future transactions. Such risks include political, tax, and regulatory risks that may arise due to changes in local laws, regulations, accounting standards, or tax statutes. To assist in the mitigation of such risks, Merrill Lynch rigorously reviews new and pending legislation and regulations. Additionally, Merrill Lynch employs professionals in jurisdictions in which the company operates to actively follow issues of potential concern or impact to the firm and to participate in related interest groups.

     In mid-2001, in a further effort to ensure the independence and objectivity of its research, Merrill Lynch announced a new policy, which prohibits equity analysts and their staff members from buying equity shares for companies they cover. In addition, for shares they already hold, they must either divest, transfer the securities to a managed account over which they have no discretion, or maintain existing shares under stricter disclosure and disposition rules. Further, the existence of any equity position maintained by any analyst with responsibility for any security discussed in a research report will be described in the research report.

--------------------------------------------------------------------------------
NON-INVESTMENT GRADE HOLDINGS AND
HIGHLY LEVERAGED TRANSACTIONS

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

                        Merrill Lynch 2001 Annual Report

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

TRADING EXPOSURES

The following table summarizes trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2001 and 2000:

(dollars in millions)
--------------------------------------------------------------------------------
                                                2001            2000
--------------------------------------------------------------------------------
Trading assets:
   Cash instruments                           $ 4,597         $ 5,227
   Derivatives                                  4,478           3,982
Trading liabilities--cash instruments          (1,535)         (1,087)
Collateral on derivative assets                (2,934)         (1,796)
                                              -------         -------
Net trading asset exposure                    $ 4,606         $ 6,326
--------------------------------------------------------------------------------

     Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 28, 2001, the carrying value of such debt and equity securities totaled $58 million, of which 18% resulted from Merrill Lynch's market-making activities in such securities. This compared with $43 million at December 29, 2000, of which 64% related to market-making activities. Also included are distressed bank loans totaling $245 million and $122 million at year-end 2001 and 2000, respectively.

NON-TRADING EXPOSURES

The following table summarizes non-trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2001 and 2000:

(dollars in millions)
--------------------------------------------------------------------------------
                                                2001                2000
--------------------------------------------------------------------------------
Marketable investment securities              $  221              $  199
Investments of insurance subsidiaries            114                 136
Loans (net of allowance for loan losses):
   Bridge loans                                  130                 524
   Other loans(1)                              2,578               2,741
Other investments:
   Partnership interests(2)                    1,359                 993
   Other equity investments(3)                   140                 284
--------------------------------------------------------------------------------
(1) Represents outstanding loans to 138 and 135 companies at year-end 2001 and 2000, respectively.
(2) Includes $712 million and $504 million in investments at year-end 2001 and 2000, respectively, related to deferred compensation plans, for which the default risk of the investments rests with the participating employees.
(3) Includes investments in 81 and 98 enterprises at year-end 2001 and 2000, respectively.

     The following table summarizes Merrill Lynch's commitments with exposure to non-investment grade or highly leveraged counterparties at year-end 2001 and 2000:

(dollars in millions)
--------------------------------------------------------------------------------
                                                2001                2000
--------------------------------------------------------------------------------
Additional commitments to invest
   in partnerships                            $  288              $  467
Unutilized revolving lines of credit and
   other lending commitments                   1,947               3,664
--------------------------------------------------------------------------------

   At December 28, 2001, the largest industry exposure was to the financial services sector, which accounted for 22% of total non-investment grade positions and highly leveraged transactions.

   Merrill Lynch sponsors certain deferred compensation plans in which eligible employees, who meet certain minimum compensation and net worth levels, may participate. Contributions to the plans are made on a tax-deferred basis by participants. Contributions are invested by Merrill Lynch in mutual funds and other funds as directed by the employee, and the plans may include a leverage feature which is non-recourse to the employees. In addition, certain Merrill Lynch employees, who manage the assets of certain of these plan partnerships, participate in the profits of these entities.

   Merrill Lynch also allows certain qualified high-net-worth employees to invest in certain private equity investments in selected third-party funds.

                        Merrill Lynch 2001 Annual Report

--------------------------------------------------------------------------------
LITIGATION

Certain actions have been filed against Merrill Lynch in connection with Merrill Lynch's business activities. Although the ultimate outcome of legal actions, arbitration proceedings, and claims pending against ML & Co. or its subsidiaries cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch's operating results for any particular period.

--------------------------------------------------------------------------------
CRITICAL ACCOUNTING POLICIES

The following is a summary of Merrill Lynch's critical accounting policies. For a full description of these and other accounting policies see Note 1 to the Consolidated Financial Statements.

USE OF ESTIMATES

In presenting the Consolidated Financial Statements, management makes estimates regarding certain trading inventory valuations, the outcome of litigation, the carrying amount of goodwill, the allowance for loan losses, the realization of deferred tax assets, recovery of insurance deferred acquisition costs, September 11th-related insurance recoveries, restructuring and other charges, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Consolidated Financial Statements and it is possible that such changes could occur in the near term. For more information regarding the specific methodologies used in determining estimates, refer to Use of Estimates in Note 1 to the Consolidated Financial Statements.

USE OF VALUATION OF FINANCIAL INSTRUMENTS

Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. Obtaining the fair value for OTC derivative contracts requires the use of management judgment and estimates. These derivatives are valued using pricing models based on the net present value of estimated future cash flows, and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services.

     New, complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for non-exchange-traded derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

     Merrill Lynch holds investments that may have quoted market prices but that are subject to restrictions (e.g., consent of other investors) that may limit Merrill Lynch's ability to realize the quoted market price. Accordingly, Merrill Lynch estimates the fair value of these securities based on management's best estimate which incorporates pricing models based on projected cash flows, earnings multiples, comparisons based on similar market transactions and/or review of underlying financial conditions and other market factors.

     Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires greater attention than simple application of the pricing models.

CONSOLIDATION AND TRANSACTIONS INVOLVING SPECIAL PURPOSE ENTITIES

Special purpose entities ("SPEs") are trusts, partnerships, or corporations established for a particular limited purpose. Merrill Lynch engages in transactions with SPEs for a variety of reasons. Many of these SPEs are used to facilitate the securitization of client assets whereby mortgages, loans or other assets owned by clients are transformed into securities (securitized). SPEs are also used to create securities with a specific risk profile desired by investors. In the course of its normal business, Merrill Lynch, from time to time, establishes SPEs; sells assets to SPEs; underwrites, distributes, and makes markets in securities issued by SPEs; engages in derivative transactions with SPEs; owns notes or certificates issued by SPEs; and provides liquidity facilities or other guarantees to SPEs.

                        Merrill Lynch 2001 Annual Report

     Merrill Lynch follows the guidance in Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" and Emerging Issues Task Force ("EITF") Topic D-14, "Transactions Involving Special-Purpose Entities" and EITF Issue No. 90-15, "Impact of Nonsubstantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions" to determine whether or not an SPE is required to be consolidated in its Consolidated Financial Statements. Many of the SPEs with which Merrill Lynch enters into transactions meet the requirements of qualifying special purpose entities ("QSPEs") as defined by SFAS No. 140. Based on the requirements of SFAS No. 140, QSPEs are not consolidated by Merrill Lynch.

     Many SPEs do not qualify as QSPEs either because the SPEs' permitted activities are not sufficiently limited, or because the SPE owns assets that are not financial instruments, or otherwise does not meet all of the conditions of a QSPE. In situations where Merrill Lynch is either the sponsor of the SPE or where Merrill Lynch transfers assets to the SPE, Merrill Lynch relies on the guidance provided by EITF Topic D-14 to determine whether consolidation of these SPEs is required. Under this guidance, an SPE is not required to be consolidated by a transferor or sponsor if the SPE issues equity in legal form to unaffiliated third parties that is at least 3% of the value of the assets held by the SPE, and the transferor or sponsor has not retained the substantive risks and rewards of ownership of the SPE and does not have control over the activities of the SPE. Merrill Lynch looks to a number of both qualitative and quantitative factors in determining whether it is the sponsor of an SPE for purposes of applying the guidance in EITF Topic D-14, and judgment is required in making this determination.

     Merrill Lynch may also act as a liquidity provider to investors in securities issued by SPEs or enter into other guarantees related to SPEs. Additional information regarding liquidity facilities and guarantees to SPEs is provided in Note 12 to the Consolidated Financial Statements. Merrill Lynch may also retain interests in assets securitized by an SPE, or enter into derivative transactions with SPEs, both of which are recorded at estimated fair value in the financial statements. Therefore, material economic exposures to SPEs related to these transactions are recorded or disclosed in the Consolidated Financial Statements. Refer to Balance Sheet Captions -- Marketable Investment Securities in Note 1 to the Consolidated Financial Statements for more information on interests retained in securitization transactions.

     In addition to the SPEs described above, Merrill Lynch has entered into transactions with two SPEs to facilitate the financing of physical property for its own use (facilities and aircraft). Merrill Lynch's U.S. banking subsidiaries have also entered into transactions with SPEs in order to improve the liquidity of mortgage portfolios and reduce credit risk of investment portfolios, which resulted in reduced regulatory capital requirements. See Note 16 to the Consolidated Financial Statements for more information regarding these transactions.

-------------------------------------------------------------------------------
RECENT DEVELOPMENTS

NEW ACCOUNTING PRONOUNCEMENTS

In August 2001, the Financial Accounting Standards Board ("FASB") released SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of the business as previously defined in that opinion. SFAS No. 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 provides guidance on the financial accounting and reporting for the impairment or disposal of long-lived assets. Merrill Lynch will adopt the provisions of SFAS No. 144 in the first quarter of 2002 and has not yet determined the impact of adoption.

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, intangible assets with indefinite lives and goodwill will no longer be amortized. Instead, these assets will be tested annually for impairment. Merrill Lynch adopted the provisions of SFAS No. 142 at the beginning of fiscal year 2002.

     SFAS No. 142 will require that Merrill Lynch perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. This test is required to be completed within six months of the date of adoption. If an indication of impairment exists, quantification of the impairment is required to be completed as soon as possible, but no later than the end of the year. Any impairment loss, as of the first day of fiscal year 2002, will be recognized as the cumulative effect of a change in accounting principle in Merrill Lynch's statement of earnings upon adoption. Merrill Lynch is currently assessing the impact of adopting this standard; annual amortization expense related to goodwill approximated $200 million in 2001.

     In July 2001, the FASB released SFAS No. 141, "Business Combinations." SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Merrill Lynch adopted the provisions of SFAS No. 141 on July 1, 2001.

                        Merrill Lynch 2001 Annual Report


MANAGEMENT'S DISCUSSION OF FINANCIAL RESPONSIBILITY

Management of Merrill Lynch & Co., Inc. is responsible for preparing the consolidated financial statements and related notes contained in this Annual Report. The consolidated financial statements and related notes are prepared in accordance with generally accepted accounting principles in the United States of America. Other financial data included in the Annual Report are consistent with those in the financial statements and related notes.

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

     The framework of internal control includes policies, procedures, and organizational structures that are overseen by a predominantly independent Board of Directors. Several committees of the Board actively participate in setting policy and overseeing controls. The Audit Committee, which consists of five independent directors, reviews the annual Consolidated Financial Statements with management and Merrill Lynch's independent auditors. The Audit Committee also recommends the appointment and reviews the performance, independence and fees of the independent auditors and the professional services they provide. The Audit Committee also oversees Merrill Lynch's system of internal accounting controls and the internal audit function. In addition, the Audit Committee oversees compliance with risk management and compliance policies, procedures, and functions.

     The Finance Committee, which consists of five independent directors, reviews, recommends, and approves policies regarding financial commitments and other expenditures. It also reviews and approves certain financial commitments, acquisitions, divestitures, and proprietary investments. In addition, the Finance Committee oversees corporate funding policies as well as reviewing procedures for implementing and adhering to such policies.

     Oversight is provided by independent units within Merrill Lynch, working together to maintain Merrill Lynch's internal control standards.

     Corporate Audit reports directly to the Audit Committee, providing independent appraisals of Merrill Lynch's internal accounting controls and compliance with established policies and procedures.

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

     The Office of the General Counsel serves in a counseling and advisory role to Management and the business groups. In this role, the group develops policies; monitors compliance with internal policies, external rules, and industry regulations; and provides legal advice, representation, execution, and transaction support to the businesses.

     The independent auditors, Deloitte & Touche LLP, perform annual audits of Merrill Lynch's financial statements in accordance with generally accepted auditing standards. The independent auditors openly discuss with the Audit Committee their views on the quality of the financial statements and related disclosures and the adequacy of Merrill Lynch's internal accounting controls. Quarterly review reports on the interim financial statements are also issued by Deloitte & Touche LLP. The Board of Directors, upon the recommendation of the Audit Committee, appoints the independent auditors each year. The independent auditors are given unrestricted access to all financial records and related data, including minutes of meetings of stockholders, the Board of Directors, and committees of the Board.

/s/ David H. Komansky      /s/ E. Stanley O'Neal    /s/ Thomas H. Patrick

David H. Komansky          E. Stanley O'Neal        Thomas H. Patrick
Chairman of the Board and  President and            Executive Vice President and
Chief Executive Officer    Chief Operating Officer  Chief Financial Officer

                        Merrill Lynch 2001 Annual Report



                                                                   Deloitte
INDEPENDENT AUDITORS' REPORT                                       & Touche



To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of December 28, 2001 and December 29, 2000 and the related consolidated statements of earnings, changes in stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 28, 2001. These financial statements are the responsibility of Merrill Lynch's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch at December 28, 2001 and December 29, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 2001 in conformity with accounting principles generally accepted in the United States of America.


/S/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
February 25, 2002

                        Merrill Lynch 2001 Annual Report

CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in millions, except per share amounts)
----------------------------------------------------------------------------------------------------------------------------
                                                                               Year Ended Last Friday in December
                                                                         ----------------------------------------------
                                                                               2001              2000              1999
                                                                         (52 weeks)        (52 weeks)        (53 weeks)
-----------------------------------------------------------------------------------------------------------------------
NET REVENUES
Commissions                                                                 $ 5,266           $ 6,977           $ 6,355
Principal transactions                                                        3,930             5,964             4,671
Investment banking
     Underwriting                                                             2,438             2,699             2,382
     Strategic advisory                                                       1,101             1,381             1,313
Asset management and portfolio service fees                                   5,351             5,688             4,753
Other                                                                           528               967               746
                                                                            -------           -------           -------
                                                                             18,614            23,676            20,220

Interest and dividend revenues                                               20,143            21,176            15,112

Less interest expense                                                        16,877            18,086            13,019
                                                                            -------           -------           -------
     Net interest profit                                                      3,266             3,090             2,093
                                                                            -------           -------           -------
     Total Net Revenues                                                      21,880            26,766            22,313
                                                                            -------           -------           -------
NON-INTEREST EXPENSES
Compensation and benefits                                                    11,269            13,730            11,337
Communications and technology                                                 2,232             2,320             2,053
Occupancy and related depreciation                                            1,077             1,006               953
Brokerage, clearing, and exchange fees                                          895               893               779
Advertising and market development                                              703               939               783
Professional fees                                                               545               637               571
Office supplies and postage                                                     349               404               346
Goodwill amortization                                                           207               217               227
Other                                                                           902               903             1,058
September 11th-related                                                          131                 -                 -
Restructuring and other charges                                               2,193                 -                 -
                                                                            -------           -------           -------
     Total Non-Interest Expenses                                             20,503            21,049            18,107
                                                                            -------           -------           -------
EARNINGS BEFORE INCOME TAXES AND DIVIDENDS ON
   PREFERRED SECURITIES ISSUED BY SUBSIDIARIES                                1,377             5,717             4,206

Income Tax Expense                                                              609             1,738             1,319

Dividends on Preferred Securities Issued by Subsidiaries                        195               195               194
                                                                            -------           -------           -------
NET EARNINGS                                                                $   573           $ 3,784           $ 2,693
                                                                            =======           =======           =======
NET EARNINGS APPLICABLE TO COMMON STOCKHOLDERS                              $   535           $ 3,745           $ 2,654
                                                                            =======           =======           =======
EARNINGS PER COMMON SHARE
     Basic                                                                  $  0.64           $  4.69           $  3.52
                                                                            =======           =======           =======
     Diluted                                                                $  0.57           $  4.11           $  3.11
                                                                            =======           =======           =======
----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                        Merrill Lynch 2001 Annual Report

CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share amounts)
------------------------------------------------------------------------------------------------------------------------------
                                                                                      December 28, 2001      December 29, 2000
------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                                                                      $ 11,070               $ 23,205
                                                                                               --------               --------
Cash and securities segregated for regulatory purposes or
   deposited with clearing organizations                                                          4,467                  6,092
                                                                                               --------               --------
Securities financing transactions
     Receivables under resale agreements                                                         69,702                 79,240
     Receivables under securities borrowed transactions                                          54,930                 35,341
                                                                                               --------               --------
                                                                                                124,632                114,581
                                                                                               --------               --------
Marketable investment securities                                                                 77,820                 49,251
                                                                                               --------               --------
Trading assets, at fair value
     Contractual agreements                                                                      31,040                 25,614
     Corporate debt and preferred stock                                                          18,134                 17,180
     Equities and convertible debentures                                                         13,923                 15,425
     Mortgages, mortgage-backed, and asset-backed                                                11,184                  8,225
     U.S. Government and agencies                                                                 9,445                 17,270
     Municipals and money markets                                                                 5,306                  2,791
     Non-U.S. governments and agencies                                                            3,851                  5,009
                                                                                               --------               --------
                                                                                                 92,883                 91,514
                                                                                               --------               --------
Securities pledged as collateral                                                                 12,084                  9,097
                                                                                               --------               --------
Securities received as collateral                                                                 3,234                      -
                                                                                               --------               --------
Other receivables
     Customers (net of allowance for doubtful accounts of $81 in 2001 and $68 in 2000)           39,856                 41,613
     Brokers and dealers                                                                          6,868                 26,421
     Interest and other                                                                           8,226                  8,879
                                                                                               --------               --------
                                                                                                 54,950                 76,913
                                                                                               --------               --------
Investments of insurance subsidiaries                                                             3,983                  4,002

Loans, notes, and mortgages (net of allowance for loan losses of $425
      in 2001 and $176 in 2000)                                                                  19,005                 17,472

Other investments                                                                                 5,869                  4,938

Equipment and facilities (net of accumulated depreciation and
   amortization of $4,910 in 2001 and $4,658 in 2000)                                             2,873                  3,444

Goodwill (net of accumulated amortization of $924 in 2001 and $720 in 2000)                       4,071                  4,407

Other assets                                                                                      2,478                  2,284
                                                                                               --------               --------
TOTAL ASSETS                                                                                   $419,419               $407,200
                                                                                               ========               ========
------------------------------------------------------------------------------------------------------------------------------

                        Merrill Lynch 2001 Annual Report

------------------------------------------------------------------------------------------------------------
                                                                   December 28, 2001       December 29, 2000
------------------------------------------------------------------------------------------------------------
LIABILITIES
Securities financing transactions
     Payables under repurchase agreements                                  $  74,895               $  89,901
     Payables under securities loaned transactions                            12,291                  13,982
                                                                           ---------               ---------
                                                                              87,186                 103,883
                                                                           ---------               ---------
Commercial paper and other short-term borrowings                               5,141                  15,183
                                                                           ---------               ---------
Deposits                                                                      85,819                  67,648
                                                                           ---------               ---------
Trading liabilities, at fair value
     Contractual agreements                                                   36,679                  30,683
     U.S. Government and agencies                                             18,674                  14,137
     Equities and convertible debentures                                       9,911                  10,387
     Non-U.S. governments and agencies                                         5,857                   7,135
     Corporate debt, municipals, and preferred stock                           4,796                   6,515
                                                                           ---------               ---------
                                                                              75,917                  68,857
                                                                           ---------               ---------
Obligation to return securities received as collateral                         3,234                       -
                                                                           ---------               ---------
Other payables
     Customers                                                                28,704                  24,762
     Brokers and dealers                                                      11,932                   9,514
     Interest and other                                                       18,474                  22,204
                                                                           ---------               ---------
                                                                              59,110                  56,480
                                                                           ---------               ---------
Liabilities of insurance subsidiaries                                          3,737                   3,908

Long-term borrowings                                                          76,572                  70,223
                                                                           ---------               ---------
TOTAL LIABILITIES                                                            396,716                 386,182
                                                                           ---------               ---------
PREFERRED SECURITIES ISSUED BY SUBSIDIARIES                                    2,695                   2,714
                                                                           ---------               ---------
STOCKHOLDERS' EQUITY
Preferred Stockholders' Equity (42,500 shares issued and outstanding,
   liquidation preference $10,000 per share)                                     425                     425
                                                                           ---------               ---------
Common Stockholders' Equity
     Shares exchangeable into common stock                                        62                      68
     Common stock (par value $1.33 1/3 per share; authorized:
        3,000,000,000 shares; issued: 2001 and 2000--                          1,283                   1,283
        962,533,498 shares)
     Paid-in capital                                                           4,209                   2,843
     Accumulated other comprehensive loss (net of tax)                          (368)                   (345)
     Retained earnings                                                        16,150                  16,156
                                                                           ---------               ---------
                                                                              21,336                  20,005
     Less: Treasury stock at cost (2001 -- 119,059,651 shares;
           2000 -- 154,578,945 shares)                                           977                   1,273
           Unamortized employee stock grants                                     776                     853
                                                                           ---------               ---------
Total Common Stockholders' Equity                                             19,583                  17,879
                                                                           ---------               ---------
TOTAL STOCKHOLDERS' EQUITY                                                    20,008                  18,304
                                                                           ---------               ---------
TOTAL LIABILITIES, PREFERRED SECURITIES ISSUED BY SUBSIDIARIES,
   AND STOCKHOLDERS' EQUITY                                                $ 419,419               $ 407,200
                                                                           =========               =========
------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                        Merrill Lynch 2001 Annual Report

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(dollars in millions)

------------------------------------------------------------------------------------------------------------------------------------
                                                                               Year Ended Last Friday in December
                                                    -------------------------------------------------------------------------------
                                                                  Amounts                                     Shares
                                                    -------------------------------      ------------------------------------------
                                                        2001       2000        1999            2001            2000            1999
-----------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK, Balance, beginning and
  end of year                                          $ 425     $  425      $  425          42,500          42,500          42,500
                                                       =====     ======      ======    ============    ============    ============
COMMON STOCKHOLDERS' EQUITY
Shares Exchangeable into Common Stock
    Balance, beginning of year                            68        118         133       4,654,378       8,018,698       9,011,530
    Exchanges                                             (6)       (50)        (15)       (458,971)     (3,364,320)       (992,832)
                                                       -----     ------      ------    ------------    ------------    ------------
    Balance, end of year                                  62         68         118       4,195,407       4,654,378       8,018,698
                                                       =====     ======      ======    ============    ============    ============
Common Stock
    Balance, beginning of year                         1,283      1,286       1,286     962,533,498     964,779,105     964,428,711
    Shares issued to employees                             -          -           -               -         203,483         350,394
    Shares retired                                         -         (3)          -               -      (2,449,090)              -
                                                       -----     ------      ------    ------------    ------------    ------------
    Balance, end of year                               1,283      1,283       1,286     962,533,498     962,533,498     964,779,105
                                                       =====     ======      ======    ============    ============    ============
Paid-in Capital
    Balance, beginning of year                         2,843      1,156         711
    Shares issued to employees                         1,366      1,686         440
    Other                                                  -         16           5
    Shares retired                                         -        (15)          -
                                                     -------    -------     -------
    Balance, end of year                               4,209      2,843       1,156
                                                     =======    =======     =======
Accumulated Other Comprehensive Loss
  Foreign Currency Translation Adjustment
   (net of tax)
    Balance, beginning of year                          (309)      (302)       (138)
    Translation adjustment                                 7         (7)       (164)
                                                     -------    -------     -------
    Balance, end of year                                (302)      (309)       (302)
                                                     =======    =======     =======
  Net Unrealized Losses on Available-for-Sale
   Securities (net of tax)
    Balance, beginning of year                           (36)       (88)         16
    Net unrealized gains (losses) on
      available-for-sale securities                      (70)       110        (223)
    Other adjustments(a)                                  14        (58)        119
                                                     -------    -------     -------
    Balance, end of year                                 (92)       (36)        (88)
                                                     =======    =======     =======
  Deferred Gains on Cash Flow Hedges
    (net of tax)
    Balance, beginning of year                             -          -           -
    Net deferred gains on cash flow hedges               151          -           -
    Net reclassification adjustment to
     earnings                                           (115)         -           -
                                                     -------    -------     -------
    Balance, end of year                                  36          -           -
                                                     =======    =======     =======
  Minimum Pension Liability
    Balance, beginning of year                             -          -           -
    Minimum pension liability adjustment                 (10)         -           -
                                                     -------    -------     -------
    Balance, end of year                                 (10)         -           -
                                                     -------    -------     -------
  Balance, end of year                                  (368)      (345)       (390)
                                                     =======    =======     =======
Retained Earnings
    Balance, beginning of year                        16,156     12,887      10,620
    Net earnings                                         573      3,784       2,693
    9% Cumulative Preferred stock dividends
      declared                                           (38)       (39)        (39)
    Common stock dividends declared                     (541)      (476)       (387)
                                                     -------    -------     -------
    Balance, end of year                              16,150     16,156      12,887
                                                     =======    =======     =======
Treasury Stock, at cost
    Balance, beginning of year                        (1,273)    (1,835)     (2,113)   (154,578,945)   (212,278,192)   (234,447,670)
    Shares issued to employees(b)                        291        488         267      35,060,323      51,885,837      21,176,646
    Other                                                  5         56          11         458,971       3,364,320         992,832
    Shares retired                                         -         18           -               -       2,449,090               -
                                                     -------    -------     -------    ------------    ------------    ------------
    Balance, end of year                                (977)    (1,273)     (1,835)   (119,059,651)   (154,578,945)   (212,278,192)
                                                     =======    =======     =======    ============    ============    ============
Unamortized Employee Stock Grants
    Balance, beginning of year                          (853)      (643)       (676)
    Net issuance of employee stock grants               (720)      (709)       (380)
    Amortization of employee stock grants                797        510         407
    Other                                                  -        (11)          6
                                                     -------    -------     -------
    Balance, end of year                                (776)      (853)       (643)
                                                     -------    -------     -------
TOTAL COMMON STOCKHOLDERS' EQUITY                     19,583     17,879      12,579
                                                     -------    -------     -------
TOTAL STOCKHOLDERS' EQUITY                           $20,008    $18,304     $13,004
                                                     =======    =======     =======
------------------------------------------------------------------------------------------------------------------------------------

(a) Other adjustments relate to policyholder liabilities, deferred policy acquisition costs, and income taxes.
(b) Shares are net of reacquisitions from employees of 4,756,694; 1,139,116; and 1,037,982 in 2001, 2000, and 1999, respectively.

See Notes to Consolidated Financial Statements.

                        Merrill Lynch 2001 Annual Report

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in millions)

------------------------------------------------------------------------------------------------------------
                                                                       Year Ended Last Friday in December
                                                                   ---------------------------------------
                                                                      2001            2000            1999
----------------------------------------------------------------------------------------------------------
NET EARNINGS                                                       $   573         $ 3,784         $ 2,693
                                                                   -------         -------         -------
Other Comprehensive Income (Loss)
  Foreign currency translation adjustment:
    Foreign currency translation gains (losses)                        127             127            (116)
    Income tax expense                                                (120)           (134)            (48)
                                                                   -------         -------         -------
    Total                                                                7              (7)           (164)
                                                                   -------         -------         -------
  Net unrealized gains (losses) on investment
   securities available-for-sale:
    Net unrealized holding gains (losses)
      arising during the period                                        (51)            236            (229)
    Reclassification adjustment for realized (gains) losses
      included in net earnings                                         (19)           (126)              6
                                                                   -------         -------         -------
    Net unrealized gains (losses) on investment securities
      available-for-sale                                               (70)            110            (223)
    Adjustments for:
      Policyholder liabilities                                         (10)            (15)             35
      Deferred policy acquisition costs                                (13)            (20)             35
      Income tax (expense) benefit                                      37             (23)             49
                                                                   -------         -------         -------
    Total                                                              (56)             52            (104)
                                                                   -------         -------         -------
  Deferred gains on cash flow hedges                                    36               -               -

  Minimum pension liability                                            (10)              -               -
                                                                   -------         -------         -------
    Total Other Comprehensive Income (Loss)                            (23)             45            (268)
                                                                   -------         -------         -------
COMPREHENSIVE INCOME                                               $   550         $ 3,829         $ 2,425
                                                                   =======         =======         =======
------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                        Merrill Lynch 2001 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
------------------------------------------------------------------------------------------------
                                                            YEAR ENDED LAST FRIDAY IN DECEMBER
                                                         --------------------------------------
                                                             2001           2000           1999
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Earnings                                             $    573       $  3,784       $  2,693
Noncash items included in earnings:
  Depreciation and amortization                               888            846            723
  Amortization of stock-based compensation                    797            510            407
  Deferred taxes                                             (783)           202            (91)
  Policyholder reserves                                       183            193            205
  Goodwill amortization                                       207            217            227
  Amortization of debt discount                               327            152             54
  Restructuring and other charges                             491              -              -
  Other                                                       (38)          (375)           547
CHANGES IN OPERATING ASSETS AND LIABILITIES(a):
  Trading assets and securities pledged as
    collateral                                             (4,378)        (4,236)         4,153
  Cash and securities segregated for regulatory
    purposes or deposited with clearing organizations       1,625            (14)           690
  Receivables under resale agreements                       9,538        (22,399)        (6,652)
  Receivables under securities borrowed transactions      (19,589)         7,098         (4,507)
  Customer receivables                                      1,741         (1,607)       (10,371)
  Brokers and dealers receivables                          19,553        (17,217)          (296)
  Trading liabilities                                       7,060          1,581          3,538
  Payables under repurchase agreements                    (15,006)        24,947          5,453
  Payables under securities loaned transactions            (1,691)         6,725           (757)
  Customer payables                                         3,942          1,596            624
  Brokers and dealers payables                              2,418         (1,925)         3,531
  Other, net                                               (1,437)         1,226            709
                                                         --------       --------       --------
  CASH PROVIDED BY OPERATING ACTIVITIES                     6,421          1,304            880
                                                         --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from (payments for):
  Maturities of available-for-sale securities              33,135         10,643          4,155
  Sales of available-for-sale securities                   14,138          7,036          3,071
  Purchases of available-for-sale securities              (76,201)       (57,822)       (11,802)
  Maturities of held-to-maturity securities                   811            822            995
  Purchases of held-to-maturity securities                   (757)          (634)        (1,015)
  Loans, notes, and mortgages                              (1,882)        (6,303)        (3,541)
  Proceeds from sale of business                              344              -              -
  Other investments and other assets                         (801)          (587)          (876)
  Equipment and facilities                                   (663)        (1,150)        (1,090)
                                                         --------       --------       --------
  CASH USED FOR INVESTING ACTIVITIES                      (31,876)       (47,995)       (10,103)
                                                         --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payments for):
  Commercial paper and other short-term borrowings        (10,042)       (10,413)         6,917
  Deposits                                                 18,171         50,046          5,141
  Issuance and resale of long-term borrowings              38,454         33,687         15,601
  Settlement and repurchase of long-term borrowings       (32,827)       (15,719)       (18,600)
  Issuance of subsidiaries' preferred securities                -              -             98
  Issuance of treasury stock                                  515            658            212
  Other common stock transactions                            (372)            (3)          (203)
  Dividends                                                  (579)          (515)          (426)
                                                         --------       --------       --------
  CASH PROVIDED BY FINANCING ACTIVITIES                    13,320         57,741          8,740
                                                         --------       --------       --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (12,135)        11,050           (483)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR               23,205         12,155         12,638
                                                         --------       --------       --------
CASH AND CASH EQUIVALENTS, END OF YEAR                   $ 11,070       $ 23,205       $ 12,155
                                                         --------       --------       --------
------------------------------------------------------------------------------------------------

(a) Net of effects of acquisitions and divestitures.
SUPPLEMENTAL DISCLOSURES
Cash paid for:
  Income taxes                                         $      887     $      641     $      669
  Interest                                                 18,042         17,311         13,125

See Notes to Consolidated Financial Statements.

                        Merrill Lynch 2001 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS TABLE OF CONTENTS

49  Note 1. Summary of Significant Accounting Policies              68  Note 10. Preferred Securities Issued by Subsidiaries
59  Note 2. Other Significant Events                                68  Note 11. Stockholders' Equity and
60  Note 3. Segment and Geographic Information                                    Earnings Per Share
62  Note 4. Securities Financing Transactions                       70  Note 12. Commitments and Contingencies
62  Note 5. Investments                                             71  Note 13. Employee Benefit Plans
63  Note 6. Trading Assets and Liabilities                          74  Note 14. Employee Incentive Plans
66  Note 7. Loans, Notes, and Mortgages                             77  Note 15. Income Taxes
66  Note 8. Commercial Paper and Short- and                         77  Note 16. Regulatory Requirements and
             Long-Term Borrowings                                                  Dividend Restrictions
68  Note 9. Deposits



Merrill Lynch Notes to Consolidated Financial Statements

---------------------------------
NOTE 1. SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES
DESCRIPTION OF BUSINESS

Merrill Lynch & Co., Inc. ("ML & Co.") provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance, and other financial services subsidiaries. Its principal subsidiaries include:

.. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a U.S.-based broker-dealer in securities and futures commission merchant;

.. Merrill Lynch International ("MLI"), a U.K.-based broker-dealer in securities and dealer in equity derivatives;

.. Merrill Lynch Government Securities Inc. ("MLGSI"), a U.S.-based dealer in
  U.S. Government securities;

.. Merrill Lynch Capital Services, Inc., a U.S.-based dealer in interest rate, currency, and credit derivatives;

.. Merrill Lynch Investment Managers, LP, a U.S.-based asset management company;

.. Merrill Lynch Investment Managers Limited, a U.K.-based asset management company;

.. Merrill Lynch Bank USA ("MLBUSA"), a U.S.-based FDIC-insured depository;

.. Merrill Lynch Bank & Trust Co. ("MLB&T"), a U.S.-based FDIC-insured depository;

.. Merrill Lynch International Bank Limited, a U.K.-based bank;

.. Merrill Lynch Capital Markets Bank Limited, an Ireland-based bank;

.. Merrill Lynch Japan Securities Co., Ltd., a Japan-based broker-dealer;

.. Merrill Lynch Canada, Inc., a Canada-based broker-dealer; and

.. Merrill Lynch Insurance Group, Inc., a U.S.-based provider of life insurance and annuity products.

Services provided to clients by ML & Co. and subsidiaries (collectively, "Merrill Lynch") include:

.. securities brokerage, trading, and underwriting;

.. investment banking, strategic services (including mergers and acquisitions), and other corporate finance advisory activities;

.. asset management;

.. origination, brokerage, dealer, and related activities in swaps, options, forwards, exchange-traded futures, other derivatives, and foreign exchange products;

.. securities clearance and settlement services;

.. equity, debt, foreign exchange, and economic research;

.. private equity investing activities;

.. banking, trust, and lending services, including commercial and mortgage lending and related services;

.. insurance underwriting and sales; and

.. investment advisory and related recordkeeping services.

BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of Merrill Lynch and are presented in accordance with accounting principles generally accepted in the United States of America which include industry practices. All material intercompany transactions and balances have been eliminated.

  Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation. All 1999 amounts have been restated to reflect the 2000 merger of Herzog, Heine, Geduld, Inc. ("Herzog") with Merrill Lynch, which was accounted for as a pooling-of-interests (see
Note 2 for further information).

  On April 1, 2001, Merrill Lynch completed the adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" that were required to be adopted as of this date. These provisions changed the accounting for certain securities lending transactions. Under the new provisions, when Merrill

                        Merrill Lynch 2001 Annual Report

Lynch acts as the lender in a securities lending agreement and receives securities as collateral that can be pledged or sold, it recognizes on the Consolidated Balance Sheet the securities received and an obligation to return those securities. Accordingly, the Consolidated Balance Sheet separately reflects these assets and liabilities as Securities received as collateral and Obligation to return securities received as collateral, respectively. SFAS No. 140 does not require comparative information for prior periods. In addition, this standard revised the accounting for securitizations and other transfers of financial assets and collateral. This guidance clarifies and further restricts the requirements for recording a transfer of financial assets as a sale. Under this guidance, the accounting for transfers to Special Purpose Entities ("SPEs") that were established prior to April 1, 2001, and that met the sale requirements of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and related guidance, is not affected by the provisions of SFAS No. 140 as long as no additional assets are transferred into the SPE and no additional beneficial interests are issued by the SPE. As such, the adoption of this aspect of the guidance had no material effect on the financial condition of Merrill Lynch. (See Consolidation and Transactions Involving Special Purpose Entities section for additional information regarding SPEs.)

     The Consolidated Financial Statements are presented in U.S. dollars. Many non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar, often the currency of the country in which a subsidiary is domiciled. Subsidiaries' assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts in a subsidiary's functional currency and related hedging, net of related tax effects, are reported in stockholders' equity as a component of Accumulated other comprehensive loss. All other translation adjustments are included in earnings. Merrill Lynch also uses derivatives to manage the currency exposure arising from investments in non-U.S. subsidiaries. (See the Derivatives section for additional information on accounting for derivatives.)

USE OF ESTIMATES

In presenting the Consolidated Financial Statements, management makes estimates regarding certain trading inventory valuations, the outcome of litigation, the carrying amount of goodwill, the allowance for loan losses, the realization of deferred tax assets, recovery of insurance deferred acquisition costs, September 11th-related insurance recoveries, restructuring and other charges, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Consolidated Financial Statements and it is possible that such changes could occur in the near term. A discussion of the areas in which estimates are a significant component of the amounts reported in the Consolidated Financial Statements follows:

Trading Assets and Liabilities

Fair values of trading securities are based on quoted market prices, pricing models (utilizing indicators of general market conditions and other economic measurements), or management's estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time. Estimating the fair value of certain illiquid securities requires significant management judgment. Merrill Lynch values trading security assets at the institutional bid price and recognizes bid-offer revenues when assets are sold. Trading security liabilities are valued at the institutional offer price and bid-offer revenues are recognized when the positions are closed.

     Fair values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. Obtaining the fair value for OTC derivatives contracts requires the use of management judgment and estimates. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services.

     New, complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for non-exchange-traded derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

     Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires greater attention than simple application of the pricing models.

Restricted Investments

Merrill Lynch holds investments that may have quoted market prices but that are subject to restrictions (e.g., consent of other investors) that may limit Merrill Lynch's ability to realize the quoted market price. Accordingly, Merrill Lynch estimates the fair value of these securities taking into

                        Merrill Lynch 2001 Annual Report

account the restrictions using pricing models based on projected cash flows, earnings multiples, comparisons based on similar transactions, and/or review of underlying financial conditions and other market factors. Such estimation may result in a fair value for a security that is less than its quoted market price.


Valuation Allowance for Deferred Tax Assets

Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assesses its ability to realize deferred tax assets primarily based on the earnings history of the legal entities to which the deferred tax assets are attributable and the absence of negative evidence as discussed in SFAS No. 109, "Accounting for Income Taxes," such as circumstances that if unfavorably resolved would adversely affect future operations or profit levels or a history of tax credit carryforwards expiring unused.


Allowance for Loan Losses

The provision for loan losses is based on management's estimate of the amount necessary to maintain the allowance at a level adequate to absorb probable loan losses. Management's estimate of loan losses is influenced by many factors, including adverse situations that may affect the borrower's ability to repay, current economic conditions, prior loan loss experience and the estimated value of any underlying collateral. The fair value of collateral is generally determined by third party appraisals in the case of residential mortgages, quoted market prices for securities and estimates of fair value for other assets. Management's estimate of loan losses include considerable judgment about collectibility based on available facts and evidence at the balance sheet date, and the uncertainties inherent in those assumptions. While management uses the best information available on which to base its estimates, future adjustments to the allowance may be necessary based on changes in the economic environment or variances between actual results and the original assumptions used by management.


Deferred Acquisition Costs Relating to Insurance Policies

Deferred insurance policy acquisition costs are amortized in proportion to the estimated future gross profits for each group of contracts over the anticipated life of the insurance contracts utilizing an effective yield methodology. These future gross profit estimates are subject to periodic evaluation by the Company, with necessary revisions applied against amortization to date.


Legal and Other Reserves

Merrill Lynch is a party in various actions, some of which involve claims for substantial amounts. Amounts are accrued for the financial resolution of claims which have either been asserted or are deemed probable of assertion, and are subject to significant estimation by management and outside counsel. Accruals for other reserves are also subject to significant estimation.


CONSOLIDATION AND TRANSACTIONS INVOLVING SPECIAL PURPOSE ENTITIES

SPEs are trusts, partnerships, or corporations established for a particular limited purpose. Merrill Lynch engages in transactions with SPEs for a variety of reasons. Many of these SPEs are used to facilitate the securitization of client assets whereby mortgages or loans owned by clients are transformed into securities (securitized). SPEs are also used to create securities with a specific risk profile desired by investors. Merrill Lynch, from time to time, establishes SPEs; sells assets to SPEs; underwrites, distributes, and makes markets in securities issued by SPEs; engages in derivative transactions with SPEs; owns notes or certificates issued by SPEs; and provides liquidity facilities or other guarantees to SPEs.

     Merrill Lynch follows the guidance in SFAS No. 140 and Emerging Issues Tasks Force ("EITF") Topic D-14, "Transactions Involving Special-Purpose Entities" and EITF Issue No. 90-15, "Impact of Nonsubstantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions" to determine whether or not an SPE is required to be consolidated in its Consolidated Financial Statements. Many of the SPEs with which Merrill Lynch enters into transactions meet the requirements of qualifying special purpose entities ("QSPEs") as defined by SFAS No. 140. Based on the requirements of SFAS No. 140, QSPEs are not consolidated by Merrill Lynch.

     Many SPEs do not qualify as QSPEs either because the SPEs' permitted activities are not sufficiently limited, or because the SPE owns assets that are not financial instruments, or otherwise does not meet all of the conditions of a QSPE. In situations where Merrill Lynch is either the sponsor of the SPE or where Merrill Lynch transfers assets to the SPE, Merrill Lynch relies on the guidance provided by EITF Topic D-14 to determine whether consolidation of these SPEs is required. Under this guidance, an SPE is not required to be consolidated by a transferor or sponsor if the SPE issues equity in legal form to unaffiliated third parties that is at least 3% of the value of the assets held by the SPE, and the transferor or sponsor has not retained the substantive risks and rewards of ownership of the SPE and does not have control over the activities of the SPE. Merrill Lynch looks to a number of both qualitative and quantitative factors in determining whether it is the sponsor of an SPE for purposes of applying the guidance in EITF Topic D-14, and judgment is required in making this determination.

     Merrill Lynch may also act as a liquidity provider to investors in securities issued by SPEs or enter into other guarantees related to SPEs. Additional information regarding liquidity facilities and guarantees to SPEs is provided in Note 12 -- Commitments and Contingencies. Merrill Lynch may also retain interests in assets securitized by an SPE, or enter into derivative transactions with SPEs, both of which

                        Merrill Lynch 2001 Annual Report

are recorded at estimated fair value in the Consolidated Financial Statements. Therefore, material economic exposures to SPEs related to these transactions are recorded or disclosed in the financial statements. Refer to Marketable Investment Securities section for more information on interests retained in securitization transactions.

     In addition to the SPEs described above, Merrill Lynch has entered into transactions with SPEs to facilitate the financing of physical property for its own use (facilities and aircraft). The physical property is purchased or constructed by the SPE and leased to Merrill Lynch. For these structures, Merrill Lynch follows the guidance in EITF Issue No. 90-15 and EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction," to determine whether or not consolidation of the SPE is required. Under this guidance, a company that leases property from an SPE is not required to consolidate that SPE if, among other conditions, a third-party investor has made a substantive residual equity capital investment in the SPE that is at risk during the entire term of the lease. Substantive residual equity capital is currently defined as amounting to at least 3% of the value of the assets held by the SPE. Merrill Lynch has met the requirements of EITF Issues No. 90-15 and 97-10 for these SPEs and accordingly, these SPEs are not consolidated in the Consolidated Financial Statements. See Note 12 -- Commitments and Contingencies, for additional detail regarding these transactions.

     Merrill Lynch's U.S. banking subsidiaries have also entered into transactions with SPEs in order to improve the liquidity of mortgage portfolios and reduce credit risk of investment portfolios, which resulted in reduced regulatory capital requirements. Refer to Note 16 -- Regulatory Requirements and Dividend Restrictions for more information regarding these transactions.

FAIR VALUE

At December 28, 2001, $384 billion, or 91%, of Merrill Lynch's total assets and $304 billion, or 77%, of Merrill Lynch's total liabilities were carried at fair value or at amounts that approximate fair value. At December 29, 2000, $371 billion, or 91%, of Merrill Lynch's total assets and $298 billion, or 77%, of Merrill Lynch's total liabilities were carried at fair value or at amounts that approximate such values. Financial instruments that are carried at fair value include cash and cash equivalents, cash segregated for regulatory purposes or deposited with clearing organizations, trading assets and liabilities, available-for-sale and trading securities included in marketable investment securities, certain investments of insurance subsidiaries and certain other investments.

     Financial instruments recorded at amounts that approximate fair value include receivables under resale agreements, receivables under securities borrowed transactions, other receivables, payables under repurchase agreements, payables under securities loaned transactions, commercial paper and other short-term borrowings, deposits, and other payables. The fair value of these items is not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and/or their variable interest rates. Of the remaining liabilities not at fair value, the majority relate to Merrill Lynch's borrowings, which are generally issued or swapped to a floating rate.

     The fair value amounts for financial instruments are disclosed in each respective footnote.

SECURITIES ACCOUNTING

Merrill Lynch generally follows the guidance prescribed by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," when accounting for investment securities. Merrill Lynch classifies those debt securities that it has the intent and ability to hold to maturity as held-to-maturity securities, which are carried at cost unless a decline in value is deemed other than temporary, in which case, the carrying value is reduced. Those securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading and marked to fair value through earnings. All other securities are classified as available-for-sale with unrealized gains and losses reported in stockholders' equity. Securities held by a broker-dealer subsidiary are subject to specialized industry guidance as prescribed by the American Institute of Certified Public Accountants Audit and Accounting Guide, Brokers and Dealers in Securities. Merrill Lynch accounts for substantially all securities held by a broker-dealer subsidiary at fair value with realized and unrealized gains and losses reported in earnings.

INVESTMENT BANKING AND ADVISORY SERVICES

Underwriting revenues and fees for merger and acquisition advisory services are accrued when services for the transactions are substantially completed. Transaction-related expenses are deferred to match revenue recognition. Investment banking and advisory services revenues are presented net of transaction-related expenses.

BALANCE SHEET CAPTIONS

The following are policies related to specific balance sheet captions. Refer to the related footnotes for additional information.

Cash and Cash Equivalents

Merrill Lynch defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less, other than those used for trading purposes. For purposes of the Consolidated Statements of Cash Flows, cash flows from trading derivatives are classified in operating activities.

Cash and Securities Segregated for Regulatory Purposes or Deposited with Clearing Organizations

Cash and securities segregated for regulatory purposes or deposited with clearing organizations contain cash and securities segregated in compliance with federal and other

                        Merrill Lynch 2001 Annual Report

regulations and represent funds deposited by customers and funds accruing to customers as a result of trades or contracts. Also included are funds segregated in a special reserve account for the benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission as well as funds segregated and held in separate accounts in accordance with Section 4d(2) and Regulation 30.7 of the Commodity Exchange Act.

Securities Financing Transactions

Merrill Lynch enters into repurchase and resale agreements and securities borrowed and loaned transactions to accommodate customers (also referred to as "matched-book transactions"), finance firm inventory positions, and obtain securities for settlement. Merrill Lynch also engages in securities financing for customers through margin lending (see Customer Receivables and Payables section).

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

     On the Consolidated Balance Sheets as of December 28, 2001 and December 29, 2000, all firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are classified as Securities pledged as collateral as required by SFAS No. 140.

     On the Consolidated Balance Sheet as of December 28, 2001, transactions where Merrill Lynch acts as the lender in a securities lending agreement and receives securities as collateral that can be pledged or sold are recognized as Securities received as collateral and an Obligation to return securities received as collateral.

     Interest rate swaps may be used to modify the interest rate characteristics of long-term resale and repurchase agreements. (See the Derivatives section for additional information on accounting policy for derivatives.)

Marketable Investment Securities

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

     Merrill Lynch securitizes commercial and residential mortgage and home equity loans, government and corporate bonds, and lease and trade receivables. Merrill Lynch may retain an interest in the securitized assets in the form of residual interests or one or more subordinated tranches. The gain or loss on sale of the receivables is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, if any, based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. Where quotes are unavailable for retained interests, Merrill Lynch generally estimates fair value initially and on an on-going basis based on the present value of expected future cash flows using management's best estimates of the key assumptions, including credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. Retained interests categorized as available-for-sale are reported in Other Investments in the Consolidated Balance Sheets (see Note 5 -- Investments).

                        Merrill Lynch 2001 Annual Report

Retained interests in securitized receivables were not material at December 28, 2001 and December 29, 2000. In 2001 and 2000, cash proceeds from securitizations totaled $12.3 billion and $26.6 billion, respectively, related to the following asset types:

(dollars in millions)
-----------------------------------------------------------------------
                                                      2001         2000
-----------------------------------------------------------------------
Asset category

   Municipal bonds                                 $ 7,402      $ 7,830
   Residential mortgage loans                        2,833       14,306
   Corporate and government bonds                    1,262        4,419
   Commercial loans                                    810            -
                                                  --------     --------
                                                  $ 12,307     $ 26,555
-----------------------------------------------------------------------

     In 2001, Merrill Lynch recognized pre-tax gains of $18 million from the securitization of residential mortgage loans, and $28 million from the securitization of corporate and government bonds.

Trading Assets and Liabilities

Merrill Lynch's trading activities consist primarily of securities brokerage, trading, and underwriting; derivatives dealing and brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (such as securities) and derivative instruments used for trading purposes or for managing risk exposures in other trading inventory. (See the Derivatives section for additional information on accounting policy for derivatives.)

     Trading securities and other cash instruments (e.g., loans held for trading purposes) are recorded on a trade date basis at fair value. Included in trading liabilities are securities that Merrill Lynch has sold but did not own and will therefore be obligated to purchase at a future date ("short sales"). Changes in fair value (i.e., unrealized gains and losses) are recognized as principal transactions in the current period. Realized gains and losses and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, depending on the nature of the instrument.

     Fair values of trading securities are based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management's estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time. As previously noted, estimating the fair value of long-dated derivative contracts and illiquid securities requires significant management judgment.

Derivatives

A derivative is an instrument whose value is "derived" from an underlying instrument or index such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies).

     The fair value of all derivatives is recorded on a net-by-counterparty basis on the Consolidated Balance Sheets where management believes a legal right of setoff exists under an enforceable netting agreement.

Valuation of Derivatives

Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for OTC derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services.

     New, complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for non-exchange-traded derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

     Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires greater attention than simple application of the pricing models.

Use of Derivatives

Merrill Lynch enters into derivatives in a dealing capacity, providing them to clients and entering into them for proprietary trading and financing strategies and to manage its risk exposures arising from trading assets and liabilities. As a result of these hedging techniques, a significant portion of trading assets and liabilities represents hedges of other trading positions.

     Merrill Lynch also enters into derivatives in a non-dealing capacity, to manage its risk exposures arising from non-trading assets and liabilities. Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible. Merrill Lynch uses derivative transactions to more closely match the duration of these borrowings to the duration of the assets being funded to

                        Merrill Lynch 2001 Annual Report

minimize interest rate risk. Merrill Lynch also enters into currency swaps to ensure that non-U.S. dollar-denominated assets are funded with like-currency-denominated liabilities (to the extent that the currency cannot be sourced more efficiently through a direct debt issuance). Derivatives used most frequently include swap agreements that:

.. Convert fixed rate interest payments into variable payments

.. Change the underlying interest rate basis or reset frequency

.. Convert non-U.S. dollar payments into U.S. dollars.

     In addition, Merrill Lynch enters into hedges on marketable investment securities to manage the interest rate risk and net duration of the investment portfolio.

     Merrill Lynch also uses forward-exchange contracts, currency swaps, and foreign-currency-denominated debt to hedge its net investments in foreign operations. These derivatives and cash instruments are used to mitigate the impact of adverse movements in exchange rates.


Risk Management of Derivatives

Derivative activity is subject to Merrill Lynch's overall risk management policies and procedures. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks. These risks include market, credit, liquidity, process, and other risks that are material and require comprehensive controls and management. (See Note 6 -- Trading Assets and Liabilities, Market Risk and Credit Risk sections). The Corporate Risk Management ("CRM") group, along with other control units, ensures that these risks are properly identified, monitored, and managed throughout Merrill Lynch. To accomplish this, CRM has established a risk management process which includes:

.. A formal risk governance organization that defines the oversight process and its components.

.. A regular review of the entire risk management process by the Audit Committee of the Board of Directors.

.. Clearly defined risk management policies and procedures supported by analytic tools.

.. Communication and coordination between the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight.

.. Clearly articulated risk tolerance levels as defined by a group composed of executive management that are regularly reviewed to ensure that Merrill Lynch's risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

     The risk management process, combined with CRM's personnel and analytic infrastructure, works to ensure that Merrill Lynch's risk tolerance is well-defined and understood by the firm's risk-takers as well as by its executive management. Other groups, including Corporate Audit, Finance, Legal, and Treasury, work with CRM to establish this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of CRM is to make certain that risk-related losses occur within acceptable, predefined levels.


Accounting for Derivatives and Hedging Activities

On the first day of fiscal year 2001, Merrill Lynch adopted the provisions of SFAS No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts ("embedded derivatives") and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the Consolidated Balance Sheets and measure those instruments at fair value. The accounting for changes in fair value of a derivative instrument depends on its intended use and the resulting designation.

     Derivatives entered into in a dealing capacity are recognized at fair value on the Consolidated Balance Sheets as trading assets and liabilities in Contractual agreements and the change in fair value is reported in current period earnings as Principal transactions revenues.

     Derivatives entered into in a non-dealing capacity are designated, on the date they are entered into, as either (1) a hedge of the fair value of a recognized asset or liability ("fair value" hedge), (2) a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge), or (3) a hedge of a net investment in a foreign operation.

.. Changes in the fair value of derivatives that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings as interest revenue or expense.

.. Changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recorded in Accumulated other comprehensive loss until earnings are affected by the variability of cash flows of the hedged asset or liability (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

.. Changes in the fair value of derivatives that are designated and qualify as hedges of a net investment in a foreign operation are recorded in the Foreign currency translation adjustment account within Accumulated other comprehensive loss.

.. Changes in the fair value of derivatives that are economically used to hedge non-trading assets and liabilities, but that do not meet the criteria in SFAS No. 133 to qualify as an accounting hedge are reported in current period earnings as either Principal transactions revenues or Other revenue.

     Derivatives entered into by Merrill Lynch in a non-dealing capacity used to hedge its funding and its net investments in foreign subsidiaries are reported at fair value in Other assets or Other liabilities in the Consolidated Balance Sheet at December 28, 2001. Derivatives are also used to hedge Merrill Lynch's marketable investment securities portfolio. Prior to the adoption of SFAS No. 133, derivatives entered into in a non-dealing capacity were generally accounted for on an accrual basis and reported in Other

                        Merrill Lynch 2001 Annual Report

receivables and Other payables. SFAS No. 133 does not require restatement of prior period balances.

     Merrill Lynch documents its risk management objectives and strategies for undertaking various hedge transactions. The risk management objectives and strategies are monitored and managed by CRM in accordance with established risk management policies and procedures that include risk tolerance levels. Merrill Lynch also formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, Merrill Lynch discontinues hedge accounting. Under the provisions of SFAS No. 133, hedge effectiveness may be assumed for those derivatives whose terms match the terms of the asset or liability being hedged and that otherwise meet the conditions of SFAS No. 133.

     Merrill Lynch issues debt whose coupons or repayment terms are linked to the performance of equity or other indices (e.g., S&P 500) or baskets of securities. The contingent payment components of these debt obligations meet the definition of an "embedded derivative." The debt instruments are assessed to determine if the embedded derivative requires separate reporting and accounting, and if so, the embedded derivative is separated and reported in Long-term borrowings on the Consolidated Balance Sheet with the debt obligation; changes in the fair value of the embedded derivative and related hedges are reported in Interest expense. The risk exposures in embedded derivatives are economically hedged with other derivatives reported at fair value.

     Merrill Lynch may also purchase financial instruments that contain embedded derivatives. These instruments may be part of either trading inventory or trading marketable investment securities. These instruments are generally accounted for at fair value in their entirety; the embedded derivative is not separately accounted for, and all changes in fair value are reported in earnings.

     Upon adoption of SFAS No. 133, all existing hedge relationships were designated anew. Merrill Lynch recorded a pre-tax loss of $32 million ($22 million after-tax) in interest expense upon adoption of SFAS No. 133.

     For the year ended December 28, 2001, the amount of hedge ineffectiveness on fair value hedges was not material. All components of each derivative's gain or loss are included in the assessment of hedge effectiveness.

     For the year ended December 28, 2001, $317 million of net gains related to non-U.S. dollar net investment hedges were included in Accumulated other comprehensive loss on the Consolidated Balance Sheet.

     Substantially all deferred net gains on derivative instruments designated as cash flow hedges that were accumulated in Other comprehensive income at December 28, 2001 are expected to be reclassified into earnings as interest income during the next twelve months. The amount of ineffectiveness related to these hedges reported in earnings is not material.


Other Receivables and Payables

Customer Receivables and Payables

Customer securities and commodities transactions are recorded on a settlement date basis. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Consolidated Balance Sheets.

     Commissions charged for executing customer transactions are accrued on a trade date basis and are included in current period earnings. Financial Advisors compensation and benefits expense is accrued in the same period as revenue is recognized.

     Mutual fund distribution fee revenues are accrued as earned, and redemption fee revenues are recognized upon receipt. Performance-based incentive fees are recognized prior to the end of the contract measurement period based on performance to date. Certain compensation costs related to sales of rear-load open-end mutual funds are deferred to match revenue recognition. Amortization of deferred amounts is accelerated when it is determined that deferred expenses cannot be recovered.

Brokers and Dealers Receivables and Payables

Receivables from brokers and dealers include amounts receivable for securities not delivered by Merrill Lynch to a purchaser by the settlement date ("fails to deliver"), deposits for securities borrowed, margin deposits, commissions, and net receivables arising from unsettled trades. Payables to brokers and dealers include amounts payable for securities not received by Merrill Lynch from a seller by the settlement date ("fails to receive"), deposits received for securities loaned, and net payables arising from unsettled trades.

Interest and Other Receivables and Payables

Interest and other receivables include interest receivable on corporate and governmental obligations, customer or other receivables, stock borrowed transactions, receivables from commissions and fees and income taxes. Interest and other payables include interest payable for stock loaned transactions, and amounts payable for employee compensation and benefits, restructuring reserves and income taxes.

Investments and Liabilities of Insurance Subsidiaries

Insurance liabilities are future benefits payable under annuity and interest-sensitive life insurance contracts and include deposits received plus interest credited during the contract accumulation period, the present value of future payments for contracts which have annuitized, and a mor-

                        Merrill Lynch 2001 Annual Report


tality provision for certain products. Certain policyholder liabilities are also adjusted for those investments classified as available-for-sale. Liabilities for unpaid claims consist of the mortality benefit for reported claims and an estimate of unreported claims based upon prior experience.

     Substantially all security investments of insurance subsidiaries are classified as available-for-sale and recorded at fair value. These investments support Merrill Lynch's in-force, universal life-type contracts. Merrill Lynch records adjustments to deferred acquisition costs and policyholder account balances which, when combined, are equal to the gain or loss that would have been recorded if those available-for-sale investments had been sold at their estimated fair values and the proceeds reinvested at current yields. The corresponding credits or charges for these adjustments are recorded in stockholders' equity as a component of Accumulated other comprehensive loss, net of applicable income taxes.

     Certain variable costs related to the sale or acquisition of new and renewal insurance contracts have been deferred, to the extent deemed recoverable, and amortized over the estimated lives of the contracts in proportion to the estimated gross profit for each group of contracts.

     Merrill Lynch maintains separate accounts representing segregated funds held for purposes of funding variable life and annuity contracts. Separate account assets are accounted for as customer assets since the contract holders bear the risk of ownership, consistent with Merrill Lynch's other investment products. Accordingly, separate account assets and the related liabilities of approximately $12.3 billion are not consolidated with the assets and liabilities of Merrill Lynch.

Loans, Notes, and Mortgages

Merrill Lynch's lending and related activities include loan originations, syndications and securitizations. Merrill Lynch also engages in secondary market loan trading and margin lending (see Trading assets and liabilities and Customer receivables and payables sections, respectively).

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

     Loans held for sale, which include certain residential mortgage and home equity loans, and commercial loans that are syndicated, are reported at the lower of cost (less allowance for loan losses) or estimated fair value. The impact of the loan loss provision, for syndicated loans not held by Merrill Lynch's U.S. banks, is included in Principal transactions revenues in the Consolidated Statements of Earnings. The loan loss provision related to other loans is included in Interest revenue in the Consolidated Statements of Earnings.

Other Investments

Other investments primarily consist of:
.. Available-for-sale securities carried at fair value, with unrealized gains or losses reported in Accumulated other comprehensive loss.

.. Investments held by a regulated broker-dealer carried at fair value with gains and losses reported in Principal transactions revenues. Certain of these investments are subject to restrictions that may limit Merrill Lynch's ability to realize currently the estimated fair value of its investment until such restrictions expire. Accordingly, Merrill Lynch estimates the fair value of these securities taking into account the restrictions using pricing models based on projected cash flows, earnings multiples, comparisons based on similar transactions, and/or review of underlying financial conditions and other market factors.

.. Merchant banking investments held by non-broker-dealer subsidiaries carried at the lower of cost or net realizable value, or under the equity method depending on Merrill Lynch's ability to exercise significant influence over the investee. Gains and losses on these investments are reported in Other revenues.

.. Investments economically hedging deferred compensation liabilities carried at fair value, with gains and losses reported in earnings.

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

     Included in the Occupancy and related depreciation expense category was depreciation and amortization of $245 million, $235 million, and $207 million in 2001, 2000, and 1999, respectively. Depreciation and amortization recognized in the Communications and technology expense category was $643 million, $611 million, and $516 million for 2001, 2000, and 1999, respectively.

     Qualifying costs incurred in the development of internal-use software are capitalized when costs exceed $5 million and are amortized over the useful life of the developed software, generally not exceeding three years.

Goodwill

Goodwill, which represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition, is amortized on a straight-line basis. Goodwill associated with the 1997 purchase of the Mercury Asset Management Group is amortized over 30 years. Goodwill related to other acquisitions is amortized over periods generally not exceeding 15 years.

                        Merrill Lynch 2001 Annual Report

     Merrill Lynch periodically assesses the recoverability of goodwill by comparing expected undiscounted future cash flows from the underlying business operation with recorded goodwill balances. If such assessments indicate that the undiscounted future cash flows are not sufficient to recover the related carrying value, the assets are adjusted to fair values. Refer to the New Accounting Pronouncements section for information regarding the change in accounting for goodwill.

Other Assets

Other assets consist of unrealized gains on derivatives used to hedge Merrill Lynch's borrowing activities. The majority of these derivatives are marked-to-market with changes in fair value reflected in earnings (refer to Derivatives section for more information). Other assets also include prepaid pension expense related to plan contributions in excess of obligations, other prepaid expenses, deferred deal-related expenses, and other deferred charges. Refer to Note 13 -- Employee Benefit Plans for further information.

Commercial Paper and
Short- and Long-Term Borrowings

Merrill Lynch's unsecured general-purpose funding is principally obtained from commercial paper and long-term borrowings. Commercial paper, when issued at a discount, is recorded at the proceeds received and accreted to its par value. Long-term borrowings are carried at the principal amount borrowed, net of unamortized discounts or premiums, adjusted for the effects of fair value hedges.

     Merrill Lynch uses derivatives to manage the interest rate, currency, equity, and other risk exposures of its borrowings. (See the Derivatives section for additional information on accounting policy for derivatives.)

Deposits

Savings deposits are interest-bearing accounts whereby the depositor is not required by the deposit contract, but may at any time be required by the depository institution, to give written notice of an intended withdrawal not less than seven days before withdrawal is made, and that is not payable on a specified date or at the expiration of a specified time after the date of deposit. Time deposits are accounts that have a stipulated maturity and interest rate. Depositors holding time deposits may recover their funds prior to the stated maturity but may pay a penalty to do so.

STOCK-BASED COMPENSATION

     Merrill Lynch accounts for stock-based compensation in accordance with the intrinsic value-based method in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," rather than the fair value-based method in SFAS No. 123, "Accounting for Stock-Based Compensation." Compensation expense for stock options is not recognized since Merrill Lynch grants stock options with no intrinsic value. Compensation expense related to other stock-based compensation plans is recognized over the vesting period. The unamortized portion of the grant value for such plans is reflected as a reduction of Stockholders' Equity in Unamortized employee stock grants on the Consolidated Balance Sheets.

INCOME TAXES

     ML & Co. and certain of its wholly-owned subsidiaries file a consolidated U.S. federal income tax return. Certain other Merrill Lynch entities file tax returns in their local jurisdictions.

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

NEW ACCOUNTING PRONOUNCEMENTS

In August 2001, the Financial Accounting Standards Board ("FASB") released SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of the business as previously defined in that opinion. SFAS No. 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 provides guidance on the financial accounting and reporting for the impairment or disposal of long-lived assets. Merrill Lynch will adopt the provisions of SFAS No. 144 in the first quarter of 2002 and has not yet determined the impact of adoption.

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, intangible assets with indefinite lives and goodwill will no longer be amortized. Instead, these assets will be tested annually for impairment. Merrill Lynch adopted the provisions of SFAS No. 142 at the beginning of fiscal year 2002.

     SFAS No. 142 will require that Merrill Lynch perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. This test is required to be completed within six months of the date of adoption. If an indication of impairment exists, quantification of the impairment is required to be completed as soon as possible, but no later than the end of the year. Any impairment loss, as of the first day of fiscal year 2002, will be recog-

                        Merrill Lynch 2001 Annual Report

nized as the cumulative effect of a change in accounting principle in Merrill Lynch's statement of earnings upon adoption. Merrill Lynch is currently assessing the impact of adopting this standard; annual amortization expense related to goodwill approximated $200 million in 2001.

     In July 2001, the FASB released SFAS No. 141, "Business Combinations." SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Merrill Lynch adopted the provisions of SFAS No. 141 on July 1, 2001.

--------------------------------------------------------------------------------
NOTE 2. OTHER SIGNIFICANT EVENTS

RESTRUCTURING AND OTHER CHARGES

During the fourth quarter of 2001, Merrill Lynch's management formally committed to a restructuring plan designed to position Merrill Lynch for improved profitability and growth which included the resizing of selected businesses and other structural changes. As a result, Merrill Lynch incurred a fourth quarter pre-tax charge to earnings of $2.2 billion, which includes restructuring costs of $1.8 billion and other one-time charges of $396 million. In addition, a charge to deferred tax expense was recorded related to non-deductible prior and current year losses associated with the refocusing of the Japan Private Client business.

Restructuring Charge

Restructuring charges relate primarily to severance costs of $1.1 billion, facilities costs of $299 million, technology and fixed asset write-offs of $187 million and other costs of $178 million. Structural changes include targeted workforce reductions of approximately 6,200 through a combination of involuntary and voluntary separations, across all business groups. At December 28, 2001, the majority of employee separations were completed or announced and all had been identified. The $1.1 billion of severance costs include non-cash charges related to accelerated stock amortization for stock grants associated with employee separations totaling $135 million. Cash payments of $79 million have been made as of year-end. Facilities-related costs include the closure or subletting of excess space, and the consolidation of Private Client offices in the United States, Europe, Asia Pacific and Japan. Management expects both the remaining branch closings and employee separations to be completed in 2002 and anticipates that substantially all of the cash payments related to real estate and severance will be funded by cash from operations. Asset write-offs primarily reflect the write-off of technology assets and furniture and equipment which resulted from management's decision to close Private Client branch offices.

     Included in the restructuring charge are branch closing costs associated with the refocusing of the Japan Private Client operations. As a result of the restructuring of this business, revenues are initially expected to be lower than the revenues reported in the region during 2001. Revenues for the Japan retail operations being discontinued were not significant.

Other Charges

During 2001, Merrill Lynch also incurred one-time charges of $396 million. As part of the resizing of Private Client branch offices, Merrill Lynch identified branch office hardware that will need to be replaced in stages over the next year in order to provide Financial Advisors with the most updated technology with which to serve clients. To facilitate this transition, Merrill Lynch entered into a sale-leaseback transaction on existing equipment with a third party, which resulted in a loss of $133 million as technology assets were written down to fair value. See Note 12 -- Commitments and Contingencies for information regarding the future lease payments related to this equipment. Other one-time charges include $99 million related to technology asset write-offs, $58 million associated with changes in compensation structures, $33 million of charges related to a building held-for-sale, $32 million of investment write-downs, $15 million of write-offs of deferred mutual fund distribution costs, and other costs of $26 million.

SEPTEMBER 11TH-RELATED EXPENSES

On September 11th, terrorists attacked the World Trade Center complex, which subsequently collapsed and damaged surrounding buildings, some of which were occupied by Merrill Lynch. These events caused the temporary relocation of approximately 9,000 employees from Merrill Lynch's global headquarters in the North Tower of the World Financial Center, the South Tower of the World Financial Center and from offices at 222 Broadway to backup facilities.

     Some of Merrill Lynch's businesses were temporarily disrupted subsequent to September 11th. During the fourth quarter, Merrill Lynch reoccupied and reestablished business operations in the North Tower as well as in 222 Broadway. The South Tower of the World Financial Center is in the process of being restored.

     For the year ended December 28, 2001, Merrill Lynch recorded September 11th-related expenses of $131 million ($83 million after-tax), which are net of actual recoveries and insurance receivables booked to date. These expenses include costs related to the write-off of damaged assets and sublease income; the repair and replacement of equipment; and employee relocation, which required reconfiguring alternative office facilities, technology, and telecommunications and providing transportation. Merrill Lynch continues to incur additional September 11th-related expenses, including the purchase of additional equipment and the restoration of facilities. Merrill Lynch is also assessing the impact on operations from physical damage to determine lost profits due to business interruption. Therefore, the full financial impact to Merrill Lynch cannot be currently determined.

     Merrill Lynch is insured for loss caused by physical damage to property. This coverage includes repair or replacement of property and lost profits due to business interruption, including costs related to lack of access to facilities. During the fourth quarter, Merrill Lynch received

                        Merrill Lynch 2001 Annual Report

its first insurance advance payment related to September 11th of $100 million and recognized an additional insurance receivable of $115 million. Merrill Lynch expects to recognize additional insurance receivables in future periods. Insurance payments are based on recoverable cash expenditures, which will not necessarily be the same as expenses recognized under accounting principles generally accepted in the United States of America.

MERGERS, ACQUISITIONS, AND DIVESTITURES

On December 28, 2001, Merrill Lynch sold its Canadian Private Client and securities clearing businesses for $344 million in cash in connection with its overall global business resizing. The sale resulted in a pre-tax gain of $158 million, which was included in Other Revenues on the Consolidated Statements of Earnings, and accounted for a reduction of approximately 3,200 full-time employees in the fourth quarter.

     In July 2000, Merrill Lynch acquired Herzog, a leading Nasdaq market-maker, through an exchange offer followed by a merger of a wholly-owned subsidiary of Merrill Lynch & Co., Inc., with and into Herzog. Pursuant to the offer and the merger, each Herzog shareholder, after giving effect to the ML & Co. two-for-one common stock split, was entitled to receive 283.75502 shares of ML & Co. common stock for each share held. A total of 17,100,602 shares of ML & Co. common stock were issued in connection with this transaction. In addition, as specified in the merger agreement, Herzog treasury shares (2,449,090 shares of ML & Co. common stock) were cancelled and retired upon consummation of the merger.

     The merger was accounted for as a pooling-of-interests, and accordingly, prior period financial statements and footnotes were restated to reflect the results of operations, financial position, and cash flows as if Merrill Lynch and Herzog had always been combined. The effect of combining Herzog into the results of operations, financial position, and cash flows of Merrill Lynch was not material.

--------------------------------------------------------------------------------
NOTE 3. SEGMENT AND GEOGRAPHIC INFORMATION

SEGMENT INFORMATION

In reporting to management during 2001, Merrill Lynch's operating results were categorized into three business segments: Global Markets and Investment Banking ("GMI"), the Private Client Group ("Private Client"), and Merrill Lynch Investment Managers ("MLIM"). Prior period amounts have been restated to conform to the 2001 presentation.

     The principal methodology used in preparing the segment results in the table that follows is:

.. Revenues and expenses are assigned to segments where directly attributable.

.. Principal transaction and investment banking revenues and related costs resulting from the client activities of Private Client are allocated among GMI and Private Client based on production credits, share counts, trade counts, and other measures which estimate relative value.

.. Revenues and expenses related to certain retail money market funds comprising an average of $81 billion, $105 billion, and $118 billion in assets under management in 2001, 2000, and 1999, respectively, are assigned to Private Client.

.. The 401(k) business is reported as a 50/50 joint venture between MLIM and Private Client.

.. Revenues and expenses related to mutual fund shares bearing a contingent deferred sales charge are reflected in segment results as if MLIM and Private Client were unrelated entities.

.. Interest (cost of carry) is allocated based on management's assessment of the relative liquidity of segment assets and liabilities.

.. Goodwill amortization, Mercury financing costs, and September 11th-related expenses are not attributed to segments because management excludes these items from segment operating results in evaluating segment performance. The elimination of intersegment revenues and expenses is also included in Corporate items.

.. Residual expenses (i.e., those related to overhead and support units) are attributed to segments based on specific methodologies (e.g., headcount, square footage, intersegment agreements).

                        Merrill Lynch 2001 Annual Report

     Management believes that the following information by business segment provides a reasonable representation of each segment's contribution to the consolidated amounts:


(dollars in millions)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          Corporate Items
                                                                                               (including
                                                                                             intersegment
                                                      GMI   Private Client           MLIM    eliminations)                Total
-------------------------------------------------------------------------------------------------------------------------------
2001
Non-interest revenues                            $  8,561         $  8,256         $2,058         $  (261)(1)          $ 18,614
Net interest revenue(2)                             1,428            1,880             35             (77)(3)             3,266
                                                 --------         --------         ------         -------              --------
Net revenues                                        9,989           10,136          2,093            (338)               21,880
Non-interest expenses                               8,343            9,974          2,069             117 (4)            20,503
                                                 --------         --------         ------         -------              --------
Earnings (loss) before income taxes              $  1,646         $    162         $   24         $  (455)             $  1,377
                                                 ========         ========         ======         =======              ========
Earnings (loss) before income taxes,
   September 11th-related and restructuring
   and other charges                             $  2,479         $  1,239         $  307         $  (324)             $  3,701
                                                 ========         ========         ======         =======              ========
Year-end total assets                            $283,792         $128,965         $2,591         $ 4,071              $419,419
-------------------------------------------------------------------------------------------------------------------------------
2000
Non-interest revenues                            $ 11,208         $ 10,329         $2,374         $  (235)(1)          $ 23,676
Net interest revenue(2)                             1,472            1,632             79             (93)(3)             3,090
                                                 --------         --------         ------         -------              --------
Net revenues                                       12,680           11,961          2,453            (328)               26,766
Non-interest expenses                               8,717           10,400          1,952             (20)(5)            21,049
                                                 --------         --------         ------         -------              --------
Earnings (loss) before income taxes              $  3,963         $  1,561         $  501         $  (308)             $  5,717
                                                 ========         ========         ======         =======              ========
Year-end total assets                            $281,976         $118,390         $2,427         $ 4,407              $407,200
-------------------------------------------------------------------------------------------------------------------------------
1999
Non-interest revenues                            $  8,781         $  9,408         $2,225         $  (194)(1)          $ 20,220
Net interest revenue(2)                             1,037            1,171             22            (137)(3)             2,093
                                                 --------         --------         ------         -------              --------
Net revenues                                        9,818           10,579          2,247            (331)               22,313
Non-interest expenses                               7,165            9,155          1,764              23 (5)            18,107
                                                 --------         --------         ------         -------              --------
Earnings (loss) before income taxes              $  2,653         $  1,424         $  483         $  (354)             $  4,206
                                                 ========         ========         ======         =======              ========
Year-end total assets                            $246,984         $ 55,641         $2,273         $ 4,952              $309,850
-------------------------------------------------------------------------------------------------------------------------------

(1) Primarily relates to the elimination of intersegment revenues.
(2) Management views interest income net of interest expense in evaluating results.
(3) Represents Mercury financing costs.
(4) Represents goodwill amortization of $207 and September 11th-related expenses of $131, net of elimination of intersegment expenses of $221.
(5) Represents goodwill amortization of $217 and $227, net of elimination of intersegment expenses and other corporate items of $237 and $202 for 2000 and 1999, respectively.


GEOGRAPHIC INFORMATION

Merrill Lynch operates in both U.S. and non-U.S. markets. Merrill Lynch's non-U.S. business activities are conducted through offices in five regions:

.. Europe, Middle East, and Africa

.. Japan

.. Asia Pacific

.. Canada, and

.. Latin America

The principal methodology used in preparing the geographic data in the table that follows is:

.. Revenue and expenses are generally recorded based on the location of the employee generating the revenue or incurring the expense.

.. Earnings before income taxes include the allocation of certain shared expenses among regions, and

.. Intercompany transfers are based primarily on service agreements.

     The information that follows, in management's judgment, provides a reasonable representation of each region's contribution to the consolidated amounts:

(dollars in millions)
--------------------------------------------------------------------------------
                                                 2001         2000         1999
--------------------------------------------------------------------------------
Net revenues
     Europe, Middle East, and Africa         $  3,640     $  4,876     $  3,976
     Japan                                      1,023        1,511        1,193
     Asia Pacific                                 874        1,247        1,018
     Canada                                       877          854          652
     Latin America                                475          731          672
                                             --------     --------     --------
        Total Non-U.S.                          6,889        9,219        7,511
     United States                             15,092       17,651       14,939
     Corporate                                   (101)        (104)        (137)
                                             --------     --------     --------
     Total                                   $ 21,880     $ 26,766     $ 22,313
                                             ========     ========     ========
Earnings (loss)
   before income taxes
     Europe, Middle East, and Africa         $     42     $  1,315     $  1,132
     Japan                                       (387)         243          (33)
     Asia Pacific                                 (40)         269          183
     Canada                                       253          176           57
     Latin America                                 18          175          127
                                             --------     --------     --------
        Total Non-U.S.                           (114)       2,178        1,466
     United States                              1,946        3,847        3,094
     Corporate                                   (455)        (308)        (354)
                                             --------     --------     --------
     Total                                   $  1,377     $  5,717     $  4,206
--------------------------------------------------------------------------------

                        Merrill Lynch 2001 Annual Report

--------------------------------------------------------------------------------
NOTE 4. SECURITIES FINANCING TRANSACTIONS

Merrill Lynch enters into secured borrowing and lending transactions to finance trading inventory positions, obtain securities for settlement, and meet customers' needs.

     Under these agreements and transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. Merrill Lynch receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans, and other loans. Under many agreements, Merrill Lynch is permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements, enter into securities lending transactions, or deliver to counterparties to cover short positions. At December 28, 2001 and December 29, 2000, the fair value of securities received as collateral where Merrill Lynch is permitted to sell or repledge the securities was $246 billion and $217 billion, respectively, and the fair value of the portion that has been sold or repledged was $221 billion and $161 billion, respectively.

     Merrill Lynch pledges firm-owned assets to collateralize repurchase agreements and other secured financings. Pledged securities that can be sold or repledged by the secured party are classified as Securities pledged as collateral on the Consolidated Balance Sheets. The carrying value and classification of securities owned by Merrill Lynch that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge at year-end 2001 and 2000 are as follows:

(dollars in millions)
--------------------------------------------------------------------------------
                                                             2001           2000
--------------------------------------------------------------------------------
Trading asset category
   Corporate debt and preferred stock                    $  6,135       $  3,039
   Equities and convertible debentures                        157            657
   Mortgages, mortgage-backed, and
     asset-backed                                           7,998          5,876
   U.S. Government and agencies                            10,634         11,048
   Municipals and money markets                             1,074            550
   Non-U.S. governments and agencies                        1,073          1,643
                                                         --------       --------
   Total                                                 $ 27,071       $ 22,813
--------------------------------------------------------------------------------

NOTE 5. INVESTMENTS

Merrill Lynch has several broad categories of investments on its Consolidated Balance Sheets, including Marketable investment securities, Investments of insurance subsidiaries, and Other investments.

     Marketable investment securities consist of highly liquid debt and equity securities, including those held for liquidity management purposes and the investment portfolio for Merrill Lynch's U.S. banks. Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Other investments consist of equity and debt securities, including those acquired in connection with merchant banking activities.

     The fair values of Other investments were $6.0 billion and $5.1 billion at year-end 2001 and 2000, respectively. Fair value for non-qualifying investments under SFAS No. 115, which include merchant banking and private equity investments including partnership interests, is estimated using a number of methods, including earnings multiples, cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., consent of other investors) that may limit Merrill Lynch's ability to realize currently the estimated fair value. Accordingly, Merrill Lynch's current estimate of fair value and the ultimate realization of these instruments may differ.

     Included in Other investments on the Consolidated Balance Sheets are private equity investments which resulted from Merrill Lynch's merchant banking and other activities. Investment-related net revenues, which include dividend income and realized and unrealized gains and losses, were $229 million, $618 million and $295 million in 2001, 2000 and 1999, respectively. These revenues include net gains related to investments held by broker-dealer entities of $213 million and $212 million, which are included in Principal transactions revenues in 2001 and 2000, respectively. The remaining investment-related net revenues are included in Other revenues in the accompanying Consolidated Statements of Earnings, and include the $158 million pre-tax gain from the sale of the Private Client and securities clearing businesses in Canada in 2001.

     Marketable investment securities and certain investments of insurance subsidiaries and other investments are classified as available-for-sale, held-to-maturity, or trading as described in Note 1. Investment securities reported on the Consolidated Balance Sheets at December 28, 2001 and December 29, 2000 are as follows:

(dollars in millions)
--------------------------------------------------------------------------------
                                                             2001           2000
--------------------------------------------------------------------------------
Marketable Investment Securities
   Available-for-sale                                    $ 70,320       $ 48,483
   Trading                                                  7,460(4)         632
   Held-to-maturity                                            40(4)         136
                                                         --------       --------
   Total                                                 $ 77,820       $ 49,251
                                                         ========       ========
Investments of Insurance Subsidiaries
   Available-for-sale                                    $  2,333       $  2,382
   Trading                                                     24             25
   Non-qualifying(1)(2)                                     1,626          1,595
                                                         --------       --------
   Total                                                 $  3,983       $  4,002
                                                         ========       ========
Other Investments
   Available-for-sale                                    $  1,703       $  1,746
   Trading                                                    358(4)           -
   Held-to-maturity                                           394            693
   Non-qualifying(1)(3)                                     3,414          2,499
                                                         --------       --------
   Total                                                 $  5,869       $  4,938
--------------------------------------------------------------------------------
(1) Non-qualifying for SFAS No. 115 purposes.
(2) Primarily consists of insurance policy loans.
(3) Includes merchant banking investments and investments economically hedging deferred compensation liabilities.
(4) During 2001 certain municipals and mortgage- and asset-backed securities previously classified as available-for-sale or held-to-maturity were transferred to trading.

                        Merrill Lynch 2001 Annual Report

    Information regarding investment securities subject to SFAS No. 115 follows:


(dollars in millions)
-----------------------------------------------------------------------------------------------------------------------------
                                               December 28, 2001                              December 29, 2000
                                ---------------------------------------------  --------------------------------------------

                                    Cost/       Gross       Gross   Estimated      Cost/       Gross       Gross  Estimated
                                Amortized  Unrealized  Unrealized        Fair  Amortized  Unrealized  Unrealized       Fair
                                     Cost       Gains      Losses       Value       Cost       Gains      Losses      Value
---------------------------------------------------------------------------------------------------------------------------
Available-for-Sale
   Mortgage- and asset-backed
    securities                  $  58,880   $     611  $     (665)  $  58,826  $  35,698  $      277  $     (241) $  35,734
   Corporate debt                   5,382          78         (77)      5,383      4,298          24         (53)     4,269
   U.S. Government and agencies     5,130         237        (231)      5,136      5,384         177          (3)     5,558
   Municipals                          16           1           -          17      1,838          44         (39)     1,843
   Other debt securities            3,149           4          (1)      3,152      4,629          16          (9)     4,636
                                ---------   ---------  ----------   ---------  ---------  ----------  ----------  ---------
   Total debt securities           72,557         931        (974)     72,514     51,847         538        (345)    52,040
   Equity securities                1,854           6         (18)      1,842        616          12         (57)       571
                                ---------   ---------  ----------   ---------  ---------  ----------  ----------  ---------
   Total                        $  74,411   $     937  $     (992)  $  74,356  $  52,463  $      550  $     (402) $  52,611
---------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity
   U.S. Government and agencies     $ 215         $ -         $ -       $ 215      $ 229        $  -        $  -      $ 229
   Municipals                           -           -           -           -        225          20          (2)       243
   Mortgage- and asset-backed
    securities                         34           -           -          34         54           -           -         54
   Other debt securities              185           -           -         185        321          56           -        377
                                    -----        ----        ----       -----      -----        ----        ----      -----
   Total                            $ 434         $ -         $ -       $ 434      $ 829        $ 76        $ (2)     $ 903
-----------------------------------------------------------------------------------------------------------------------------

     The amortized cost and estimated fair value of debt securities at December 28, 2001, by contractual maturity, for available-for-sale and held-to-maturity investments follow:


(dollars in millions)
--------------------------------------------------------------------------------------------
                                              Available-for-Sale         Held-to-Maturity
                                            ----------------------   -----------------------
                                                         Estimated                 Estimated
                                            Amortized         Fair     Amortized        Fair
                                                 Cost        Value          Cost       Value
--------------------------------------------------------------------------------------------
Due in one year or less                      $  4,036     $  4,043         $   3       $   3
Due after one year through
   five years                                   4,102        4,115           216         216
Due after five years through
   ten years                                    4,011        4,015             -           -
Due after ten years                             1,528        1,515           181         181
                                             --------     --------         -----       -----
                                               13,677       13,688           400         400
Mortgage- and asset-
   backed securities                           58,880       58,826            34          34
                                             --------     --------         -----       -----
Total(1)                                     $ 72,557     $ 72,514         $ 434       $ 434
--------------------------------------------------------------------------------------------


(1) Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

(dollars in millions)
--------------------------------------------------------------------------------
                                        2001        2000        1999
--------------------------------------------------------------------------------
Proceeds                            $ 14,138     $ 7,036     $ 3,071
Gross realized gains                      85         247          22
Gross realized losses                    (66)       (121)        (28)
--------------------------------------------------------------------------------

     Net unrealized gains (losses) from investment securities classified as trading included in the 2001, 2000, and 1999 Consolidated Statements of Earnings were $47 million, $(22) million, and $46 million, respectively.

     Merrill Lynch has agreed to invest not more than $600 million in Merrill Lynch HSBC ("MLHSBC"), the 50/50-owned corporation created to provide global online investment and banking services to individual self-directed customers outside the United States. MLHSBC is not a consolidated subsidiary of Merrill Lynch. At December 28, 2001, Merrill Lynch had invested $197 million. The timing of the funding of additional investments will be determined by the Board of Directors of Merrill Lynch HSBC, which has equal representation from Merrill Lynch and HSBC Holdings, plc ("HSBC").

--------------------------------------------------------------------------------
NOTE 6. TRADING ASSETS AND LIABILITIES

As part of its trading activities, Merrill Lynch provides to clients brokerage, dealing, financing, and underwriting services for a broad range of products. While trading activities are primarily generated by client order flow, Merrill Lynch also takes selective proprietary positions based on expectations of future market movements and conditions. Merrill Lynch's trading strategies rely on the integrated management of its client-driven and proprietary positions, along with related hedging and financing.

     Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, Merrill Lynch views net interest and principal transactions revenues in the aggregate.

     Certain trading activities expose Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures. Refer to Note 1 -- Summary of Significant Accounting Policies, Derivatives, for additional information on Risk Management.

                        Merrill Lynch 2001 Annual Report

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

     Interest rate agreements used by Merrill Lynch include caps, collars, floors, basis swaps, leveraged swaps and options. Interest rate caps and floors provide the purchaser protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where variable rates are received and paid, but are based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered
Rate). Merrill Lynch's exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.

Currency Risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Merrill Lynch's trading assets and liabilities include both cash instruments denominated in and derivatives linked to more than 50 currencies, including the euro, Japanese yen, Swiss franc and British pound. Currency forwards and options are commonly used to manage currency risk associated with these instruments. Currency swaps may also be used in situations where a long-dated forward market is not available or where the client needs a customized instrument to hedge a foreign currency cash flow stream. Typically, parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and exchange rate.

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

Credit Spread Risk

Credit spread risk arises from the possibility that changes in credit spreads will affect the value of financial instruments. Credit spreads represent the credit risk premiums required by market participants for a given credit quality, (i.e., the additional yield that a debt instrument issued by a AA-rated entity must produce over a risk-free alternative (e.g., U.S. Treasury instrument)). Certain instruments are used by Merrill Lynch to manage this type of risk. Swaps and options, for example, can be designed to mitigate losses due to changes in credit spreads, as well as the credit downgrade or default of the issuer. Credit risk resulting from default on counterparty obligations is discussed in the Credit Risk section.

Commodity Price and Other Risks

Merrill Lynch views its commodity contracts as financial instruments since they are generally settled in cash and not by delivery of the underlying commodity. Commodity price risk results from the possibility that the price of the underlying commodity may rise or fall. Cash flows from commodity contracts are based on the difference between an agreed-upon fixed price and a price that varies with changes in a specified commodity price or index. Commodity contracts held by Merrill Lynch principally relate to precious metals and base metals.

     Merrill Lynch is also a party to financial instruments that contain risks not correlated to typical financial risks. Merrill Lynch generally mitigates the risk associated with these transactions by entering into offsetting derivative transactions.

CREDIT RISK

Merrill Lynch is exposed to risk of loss if an issuer or a counterparty fails to perform its obligations under contractual terms ("default risk"). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads was previously discussed in the Market Risk section.

     Merrill Lynch has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties.

                        Merrill Lynch 2001 Annual Report

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

     Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, Merrill Lynch may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

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

     At December 28, 2001, Merrill Lynch's most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure, which primarily results from trading asset and investment security positions in instruments issued by the U.S. Government and its agencies, amounted to $15.6 billion and $23.8 billion at December 28, 2001 and December 29, 2000, respectively. Merrill Lynch's indirect exposure results from maintaining U.S. Government and agencies securities as collateral for resale agreements and securities borrowed transactions. Merrill Lynch's direct credit exposure on these transactions is with the counterparty; thus Merrill Lynch has credit exposure to the U.S. Government and its agencies only in the event of the counterparty's default. Securities issued by the U.S. Government or its agencies held as collateral for resale agreements and securities borrowed transactions at December 28, 2001 and December 29, 2000 totaled $102.9 billion and $62.8 billion, respectively.

     At December 28, 2001, Merrill Lynch had concentrations of credit risk with other counterparties, the largest of which were a financial institution rated AA by recognized credit rating agencies and a government-sponsored agency rated AAA by recognized credit rating agencies. Total unsecured exposure to each counterparty was approximately $1.5 billion, or 0.4% of total assets.

     Merrill Lynch's most significant industry credit concentration is with financial institutions. Financial institutions include other brokers and dealers, commercial banks, finance companies, insurance companies, and investment companies. This concentration arises in the normal course of Merrill Lynch's brokerage, trading, hedging, financing, and underwriting activities. Merrill Lynch also monitors credit exposures worldwide by region. Outside the United States, sovereign governments and financial institutions represent the most significant concentrations.

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

DERIVATIVES

Merrill Lynch's derivatives consist of derivatives provided to customers and derivatives entered into for proprietary trading strategies or risk management purposes.

     The notional or contractual amounts of derivatives provide only a measure of involvement in these types of transactions and represent neither the amounts subject to the various types of market risk nor the future cash requirements under these instruments.

     The notional or contractual amounts of derivatives by type of risk follow:

(dollars in billions)
------------------------------------------------------------------------------------
                                                          Risk
                                    ------------------------------------------------
                                      Interest                   Equity    Commodity
                                    Rate(1)(2)     Currency(3)    Price    and other
------------------------------------------------------------------------------------
December 28, 2001
Swap agreements                        $ 3,512           $ 235     $ 20         $ 38
Forward contracts                          120             184        1            2
Futures contracts                          617               2       38            1
Options purchased                           35              61      143            2
Options written                             42              73       41            3

December 29, 2000
Swap agreements                        $ 2,970            $ 51     $ 17         $ 31
Forward contracts                          132             165        1            1
Futures contracts                          273               3       17            -
Options purchased                           48              92       63            5
Options written                             59              60       67            1
------------------------------------------------------------------------------------

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

                        Merrill Lynch 2001 Annual Report

     For derivatives outstanding at December 28, 2001, the following table presents the notional or contractual amounts of derivatives expiring in future years based on contractual expiration:

(dollars in billions)
---------------------------------------------------------------------------------------------
                                                                            After
                                       2002     2003    2004     2005        2005       Total
---------------------------------------------------------------------------------------------
Swap agreements                     $   546    $ 625   $ 477    $ 404     $ 1,753     $ 3,805
Forward contracts                       242       61       3        -           1         307
Futures contracts                       548       50      27       16          17         658
Options purchased                       112       37      59       11          22         241
Options written                         101       23       9        8          18         159
                                    -------    -----   -----    -----     -------     -------
Total                               $ 1,549    $ 796   $ 575    $ 439     $ 1,811     $ 5,170
---------------------------------------------------------------------------------------------

     The notional or contractual values of derivatives do not represent default risk exposure. Default risk is primarily limited to the current cost of replacing derivative contracts in a gain position. Default risk can also occur for the full notional amount of the trade where a final exchange of principal takes place, as may be the case for currency swaps. Default risk exposure varies by type of derivative. Swap agreements and forward contracts are generally OTC-transacted and thus are exposed to default risk to the extent of their replacement cost. Since futures contracts are exchange-traded and usually require daily cash settlement, the related risk of accounting loss is generally limited to a one-day net positive change in market value. Such receivables and payables are recorded in Customers receivables and payables on the Consolidated Balance Sheets. Option contracts can be exchange-traded or OTC-transacted. Purchased options have default risk to the extent of their replacement cost. Written options represent a potential obligation to counterparties and, accordingly, do not subject Merrill Lynch to default risk.

     Merrill Lynch generally enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent ("master netting agreements") with each of its counterparties, as soon as possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

     To reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. At December 28, 2001, such collateral amounted to $7.3 billion. In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract.

--------------------------------------------------------------------------------
NOTE 7. LOANS, NOTES, AND MORTGAGES

Loans, Notes, and Mortgages at December 28, 2001 and December 29, 2000 are presented below:

(dollars in millions)
--------------------------------------------------------------------------------
                                              2001               2000
--------------------------------------------------------------------------------
Commercial:
   In U.S. offices                        $  8,565            $  9,399
   In offices outside the U.S.               1,710               1,438
                                          --------            --------
     Total commercial                       10,275              10,837
                                          --------            --------
Consumer:
   In U.S. offices                           8,730               6,635
                                          --------            --------
        Total                             $ 19,005            $ 17,472
--------------------------------------------------------------------------------

     The above amounts are net of allowance for loan losses of $425 million and $176 million as of December 28, 2001 and December 29, 2000, respectively. The increase in the allowance for loan losses in 2001 is primarily due to provisions made in 2001 for certain syndicated loans.

     The fair values of Loans, Notes, and Mortgages were approximately $18.9 billion and $17.5 billion at December 28, 2001 and December 29, 2000, respectively. Fair value for loans made in connection with merchant banking activities, consisting primarily of senior debt, is estimated using discounted cash flows. Merrill Lynch's estimate of fair value for other loans, notes, and mortgages is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch's variable-rate loan receivables, carrying value approximates fair value.

--------------------------------------------------------------------------------
NOTE 8. COMMERCIAL PAPER AND SHORT-AND LONG-TERM BORROWINGS

Merrill Lynch issues U.S. and non-U.S. dollar-denominated debt instruments with both variable and fixed interest rates, primarily at the ML & Co. level. These borrowing activities may create exposure to market risk, most notably interest rate and currency risk. Refer to Note 1 -- Summary of Significant Accounting Policies, Derivatives section for additional information on the accounting policy for derivatives.

                        Merrill Lynch 2001 Annual Report

     Borrowings at December 28, 2001 and December 29, 2000 are presented below:

(dollars in millions)
--------------------------------------------------------------------------------
                                                        2001          2000
--------------------------------------------------------------------------------
Commercial paper and other
   short-term borrowings
     Commercial paper                               $  2,950      $ 14,022
     Other                                             2,191         1,161
                                                    --------      --------
     Total                                          $  5,141      $ 15,183
                                                    ========      ========
Long-term borrowings
     Fixed-rate obligations:(1)
          U.S. dollar-denominated                   $ 11,797      $ 12,680
          Non-U.S. dollar-denominated                  1,671         1,723
          Zero-coupon contingent
             convertible debt                          2,383             -
     Variable-rate obligations:(2)(3)
          U.S. dollar-denominated                      3,720         2,809
          Non-U.S. dollar-denominated                  4,014         2,089
     Medium-term notes:(3)(4)
          U.S. dollar-denominated                     37,600        37,483
          Non-U.S. dollar-denominated                 15,387        13,439
                                                    --------      --------
     Total                                          $ 76,572      $ 70,223
--------------------------------------------------------------------------------

(1) At December 28, 2001, U.S. dollar-denominated fixed-rate obligations are due between 2002 and 2028 at interest rates ranging from 2.4% to 8.4%; non-U.S. dollar-denominated fixed-rate obligations are due 2002 to 2019 at interest rates ranging from 0.38% to 7.63%.

(2) Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.

(3)  Included are various equity-linked or other indexed instruments.

(4) The medium-term note program provides for issuances that may bear fixed or variable interest rates and may have maturities that range up to 30 years from the date of issue.


     Long-term borrowings at December 28, 2001, based on their contractual terms, mature as follows:

(dollars in millions)
--------------------------------------------------------------------------------
2002                                                                 $ 22,448
2003                                                                   15,042
2004                                                                   11,191
2005                                                                    4,124
2006                                                                    7,187
2007 and thereafter                                                    16,580
                                                                     --------
Total                                                                $ 76,572
--------------------------------------------------------------------------------

     In May 2001, Merrill Lynch issued $4.6 billion of zero-coupon contingent convertible debt (Liquid Yield Option/TM/ notes or LYONs(R)) at an issue price of $511.08 per note, which resulted in gross proceeds of approximately $2.4 billion. The LYONs(R) are unsecured and unsubordinated indebtedness of Merrill Lynch with a maturity date of 30 years. Merrill Lynch will pay no interest prior to maturity unless, during any six-month period commencing June 1, 2006, the average market price of the LYONs(R) for a certain period exceeds 120% or more of the accreted value of the LYONs(R). In the case that payment is required, contingent interest will be equal to the greater of the common stock dividend for that period or $.16 multiplied by the initial amount of shares into which the LYONs(R) are convertible. Each note has a yield to maturity of 2.25% with a maturity value of $1,000 on May 23, 2031. Merrill Lynch is amortizing the issue discount using the effective interest method over the term of the LYONs(R). Each LYONs(R) is convertible into 5.6787 shares of common stock if certain conditions are met. Holders may require Merrill Lynch to purchase all or a portion of their LYONs(R) on May 23, 2004, 2005, 2006, 2011, 2016, 2021 and 2026 at accreted value. Holders may also require Merrill Lynch to repurchase all or a portion of the LYONs(R) upon a change in control occurring on or before May 23, 2006 at a price equal to the accreted value. Merrill Lynch may elect to pay the purchase price in cash, shares of common stock or any combination thereof. Merrill Lynch may redeem all or a portion of the LYONs(R) at any time after May 23, 2006.

     Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Management believes, however, that a significant portion of such borrowings will remain outstanding beyond their earliest redemption date.

     Merrill Lynch's debt obligations do not contain provisions that could, upon an adverse change in ML & Co.'s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation. Merrill Lynch may issue structured notes that, under certain circumstances, require Merrill Lynch to immediately settle the obligation for cash or other securities. A limited number of structured notes may be accelerated based on the value of the underlying securities. Merrill Lynch typically hedges these notes with positions in the underlying securities.

     The effective weighted-average interest rates for borrowings, which include the impact of hedges, at December 28, 2001 and December 29, 2000 were:

--------------------------------------------------------------------------------
                                                                   2001    2000
--------------------------------------------------------------------------------
Commercial paper and other
   short-term borrowings                                           2.00%   6.43%
Long-term borrowings                                               2.18    6.65
--------------------------------------------------------------------------------

     The fair values of long-term borrowings and related hedges were $76.6 billion and $71.0 billion at December 28, 2001 and December 29, 2000, respectively. These fair values are estimated using current market prices and pricing models.


Borrowing Facilities

Merrill Lynch has obtained a committed, senior unsecured revolving credit facility aggregating $5 billion under an agreement with a syndicate of banks. The agreement contains covenants requiring, among other things, that Merrill Lynch maintain specified levels of net worth, as defined in the agreement, on the date of an advance. At December 28, 2001, this credit facility was not drawn upon.

     The credit quality, amounts, and terms of this credit facility are continually monitored and modified as warranted

                        Merrill Lynch 2001 Annual Report


by business conditions. Under the existing agreement, the credit facility will mature in May 2002.

--------------------------------------------------------------------------------
NOTE 9. DEPOSITS

Deposits at December 28, 2001 and December 29, 2000 are presented below:

(dollars in millions)
--------------------------------------------------------------------------------
                                                          2001             2000
--------------------------------------------------------------------------------
U.S.
  Savings Deposits                                    $ 72,200         $ 52,275
  Time Deposits                                          1,355            2,612
                                                      --------         --------
    Total U.S. Deposits                                 73,555           54,887
                                                      --------         --------

Non-U.S.
  Non-interest bearing                                     234              174
  Interest bearing                                      12,030           12,587
                                                      --------         --------
    Total Non-U.S. Deposits                             12,264           12,761
                                                      --------         --------
Total Deposits                                        $ 85,819         $ 67,648
--------------------------------------------------------------------------------

     The effective weighted-average interest rates for deposits, which include the impact of hedges, at December 28, 2001 and December 29, 2000 were 1.74% and 5.71%, respectively. The fair values of deposits approximated carrying value at December 28, 2001 and December 29, 2000.

--------------------------------------------------------------------------------
NOTE 10. PREFERRED SECURITIES ISSUED BY SUBSIDIARIES

Preferred securities issued by subsidiaries, which represent preferred minority interests in consolidated subsidiaries, primarily consist of perpetual trust-issued preferred securities.

     Trust Originated Preferred Securities/SM/ ("TOPrS"/SM/) were issued to investors by trusts created by Merrill Lynch and are registered with the Securities and Exchange Commission. Using the issuance proceeds, the trusts purchased Partnership Preferred Securities, representing limited partnership interests. Using the purchase proceeds, the limited partnerships extended loans to ML & Co. and one or more subsidiaries of ML & Co. The trusts and partnerships are consolidated subsidiaries of Merrill Lynch. ML & Co. has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the TOPrS/SM/ to the extent that the trusts have funds legally available. This guarantee and a similar partnership distribution guarantee are subordinated to all other liabilities of ML & Co. and rank equally with preferred stock of ML & Co.

     The following table presents data related to the issuance of TOPrS/SM/ by Merrill Lynch Capital Trust I, II, III, IV, and V. All TOPrS/SM/ issued have a liquidation value of $25 per security, have a perpetual life, and can be redeemed at the option of the trusts, in whole or in part, at the liquidation value on or after their respective optional redemption dates (see chart below). The holders of the TOPrS/SM/ do not have the right to redeem the securities. Distributions, which are deductible for U.S. federal tax purposes, are payable from the date of original issuance and are payable quarterly if, as, and when the trusts have funds available for payment.

(dollars in millions)
--------------------------------------------------------------------------------
                        Annual                    Optional
                  Distribution        Issue     Redemption        Liquidation
TOPrS                     Rate         Date           Date              Value
--------------------------------------------------------------------------------
I                         7.75%   Dec. 1996      Dec. 2006            $   275
II                        8.00    Feb. 1997      Mar. 2007                300
III                       7.00    Jan. 1998      Mar. 2008                750
IV                        7.12    Jun. 1998      Jun. 2008                400
V                         7.28    Nov. 1998      Sep. 2008                850
Other(1)                  2.70    Jul. 1999      Jun. 2004                 76
                                                                      -------
                                                                      $ 2,651
--------------------------------------------------------------------------------
(1) Represents Yen-denominated TOPrS issued by Merrill Lynch Yen TOPrS Trust I.

     In addition, $44 million of preferred securities of other subsidiaries were outstanding at year-end 2001.

--------------------------------------------------------------------------------
NOTE 11. STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

PREFERRED EQUITY

ML & Co. is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class that have equal rank and priority over common stockholders as to dividends and in the event of liquidation.


9% Cumulative Preferred Stock, Series A

ML & Co. has issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, liquidation preference value of $10,000 per share ("9% Preferred Stock"). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425 million, all of which was outstanding at year-end 2001, 2000, and 1999.

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


COMMON STOCK

In 2001, stockholders approved the proposal to amend ML & Co.'s certificate of incorporation to increase the authorized number of shares of common stock from 1 billion to 3 billion.

     In 2000, the Board of Directors declared a two-for-one common stock split effected in the form of a 100% stock dividend. The par value of the common stock remained at $1.33 1/3 per share. Accordingly, a transfer from Paid-in capital to Common stock and Exchangeable shares of $680 million was made to preserve the par value of the post-split

                        Merrill Lynch 2001 Annual Report

shares. All share and per share data have been restated for the effect of the split. Dividends paid on common stock were $0.64, $0.61, and $0.53 per share in 2001, 2000, and 1999, respectively.

SHARES EXCHANGEABLE INTO COMMON STOCK

In 1998, Merrill Lynch & Co., Canada Ltd. issued 9,662,448 Exchangeable Shares in connection with Merrill Lynch's merger with Midland Walwyn Inc. Holders of Exchangeable Shares have dividend, voting, and other rights equivalent to those of ML & Co. common stockholders. Exchangeable Shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for ML & Co. common stock. Merrill Lynch may redeem all outstanding Exchangeable Shares for ML & Co. common stock after January 31, 2011, or earlier under certain circumstances.

     During 2001 and 2000, 458,971 and 3,364,320 Exchangeable Shares, respectively, were converted to ML & Co. common stock. At year-end 2001, 4,195,407 Exchangeable Shares were outstanding, compared with 4,654,378 at year-end 2000.


ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive loss represents cumulative gains and losses on items that are not reflected in earnings. The balances at December 28, 2001 and December 29, 2000 are as follows:

(dollars in millions)
--------------------------------------------------------------------------------
                                                            2001          2000
--------------------------------------------------------------------------------
Foreign currency translation adjustment
  Unrealized (losses), net of gains                       $ (103)       $ (230)
  Income taxes                                              (199)          (79)
                                                          ------        ------
  Total                                                     (302)         (309)
                                                          ------        ------
Unrealized gains (losses) on investment
 securities available-for-sale
  Unrealized (losses), net of gains                         (127)          (57)
  Adjustments for:
    Policyholder liabilities                                 (28)          (18)
    Deferred policy acquisition costs                          2            15
    Income taxes                                              61            24
                                                          ------        ------
  Total                                                      (92)          (36)
                                                          ------        ------
Deferred gains on cash flow hedges                            36             -
                                                          ------        ------
Minimum pension liability                                    (10)            -
                                                          ------        ------

Total accumulated other comprehensive loss                $ (368)       $ (345)
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


EARNINGS PER SHARE

Basic earnings per share ("EPS") is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

(dollars in millions, except per share amounts)
--------------------------------------------------------------------------------
                                                 2001          2000       1999
--------------------------------------------------------------------------------
Net earnings                                 $    573      $  3,784   $  2,693
Preferred stock dividends                          38            39         39
                                             --------      --------   --------
Net earnings applicable to
 common stockholders                         $    535      $  3,745   $  2,654
--------------------------------------------------------------------------------

(shares in thousands)

Weighted-average basic
 shares outstanding(1)                        838,683       798,273    754,672
                                             --------      --------   --------
Effect of dilutive instruments(2)
  Employee stock options                       53,336        68,190     55,701
  FACAAP shares                                27,305        29,637     31,894
  Restricted shares
   and units                                   19,173        15,251     11,138
  ESPP shares                                      58            65         94
                                             --------      --------   --------
  Dilutive potential
   common shares                               99,872       113,143     98,827
                                             --------      --------   --------
Diluted shares(3)                             938,555       911,416    853,499
--------------------------------------------------------------------------------
Basic EPS                                    $   0.64      $   4.69   $   3.52
Diluted EPS                                      0.57          4.11       3.11
--------------------------------------------------------------------------------
(1) Includes shares exchangeable into common stock.
(2) See Note 14 for a description of these instruments and issuances subsequent to December 28, 2001.
(3) At year-end 2001, 2000, and 1999, there were 38,174; 1,456, and 3,150 instruments, respectively, that were considered antidilutive and thus were not included in the above calculations.

                        Merrill Lynch 2001 Annual Report

--------------------------------------------------------------------------------
NOTE 12. COMMITMENTS AND CONTINGENCIES

LITIGATION

As of December 28, 2001, Merrill Lynch has been named as party in various actions, some of which involve claims for substantial amounts. Although the results of legal actions cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial position of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch's operating results for any particular period.

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

     The contractual amounts of these commitments and guarantees represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments and guarantees may not represent future cash requirements, as commitments and guarantees may expire without being drawn upon.

     At December 28, 2001, Merrill Lynch had the following commitments and guarantees with commitment expirations as follows:

(dollars in millions)
--------------------------------------------------------------------------------
                            Total          Less
                          Commit-          than        1-3       4-5        Over
                             ment        1 year      years     years     5 years
--------------------------------------------------------------------------------
Commitments to
 extend credit           $ 17,833(1)    $ 8,213    $ 3,945  $  3,083     $ 2,592
Third-party
 guarantees                   316           205         94         7          10
SPE-related
 commitments               12,647        11,441         65       581         560
--------------------------------------------------------------------------------
(1) Approximately $5.4 billion relates to secured lending activities.

     SPE-related commitments include liquidity facilities and default protection to investors in securities issued by SPEs totaling $12 billion. The fair value of these commitments approximate zero as of December 28, 2001 as these positions are significantly overcollateralized. In addition, Merrill Lynch provides guarantees to holders of notes issued by SPEs relating to the residual value of property and equipment lease assets held by the SPEs.

     The commitments to extend credit are comprised of commercial paper back-up lines of credit, syndicated loans, mortgages and other institutional and retail commitments to extend credit. The commitments do not include any amounts for commitments related to margin lending.

LEASES

Merrill Lynch has entered into various noncancellable long-term lease agreements for premises that expire through 2024. Merrill Lynch has also entered into various noncancellable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

     Merrill Lynch established two SPEs to finance its newly constructed Hopewell, New Jersey campus and an aircraft. Merrill Lynch leases the facilities and the aircraft from the SPEs. The assets and liabilities of these SPEs are not consolidated in the financial statements of Merrill Lynch as they meet the accounting requirements of EITF Issue No. 90-15. More specifically, in addition to the other requirements of EITF No. 90-15, both of these SPEs have third-party investors who have made a substantive capital investment in the SPEs in the amount of 3% that is at risk during the entire term of the lease. The total amount of funds raised by the SPEs to finance these transactions was $321 million at December 28, 2001 and $217 million at December 29, 2000.

     Merrill Lynch entered into a five-year lease with two five-year renewal options with each of these SPEs. The minimum rental commitments for these transactions are included in the table that follows. Merrill Lynch also has an option to purchase the assets owned by the SPEs for the acquisition cost, upon thirty days' notice.

     If Merrill Lynch does not renew the leases or purchase the assets held by the SPEs, the underlying assets will be sold to a third party. The proceeds of such sale will be used to repay the notes and equity issued by the SPEs. Merrill Lynch has guaranteed that the proceeds of such sale will amount to at least 85% of the acquisition cost of the assets. This guarantee does not extend to the equity investors. The maximum cash flow of this guarantee is reflected in the preceding commitments and guarantees table.

                        Merrill Lynch 2001 Annual Report

     At December 28, 2001, future noncancellable minimum rental commitments under leases with remaining terms exceeding one year are as follows:

(dollars in millions)
--------------------------------------------------------------------------------
                                     WFC(1)       Other       Total
--------------------------------------------------------------------------------
2002                                 $  150      $  389(2)   $  539
2003                                    158         334         492
2004                                    179         298         477
2005                                    179         280         459
2006                                    179         247         426
2007 and
   thereafter                         1,207         884       2,091
                                     ------      ------      ------
Total                                $2,052      $2,432      $4,484
--------------------------------------------------------------------------------
(1) World Financial Center Headquarters.
(2) Includes $4.7 million of lease payments related to a leaseback of Private Client technology equipment.

     The minimum rental commitments shown above have not been reduced by $594 million of minimum sublease rentals to be received in the future under noncancellable subleases. Certain leases contain renewal or purchase options or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

     Net rent expense for each of the last three years is presented below:

(dollars in millions)
--------------------------------------------------------------------------------
                                       2001        2000        1999
--------------------------------------------------------------------------------
Rent expense                          $ 651       $ 636       $ 589
Sublease revenue                       (106)       (108)       (101)
                                      -----       -----       -----
Net rent expense                      $ 545       $ 528       $ 488
--------------------------------------------------------------------------------

OTHER COMMITMENTS

In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of December 28, 2001 would not have a material effect on the consolidated financial condition of Merrill Lynch.

     In connection with trading activities, Merrill Lynch had commitments at December 28, 2001 and December 29, 2000 to enter into resale and repurchase agreements as follows:

(dollars in millions)
--------------------------------------------------------------------------------
                                                   2001        2000
--------------------------------------------------------------------------------
Resale agreements                               $ 7,046     $ 2,803
Repurchase agreements                             4,142       3,504
--------------------------------------------------------------------------------

     Merrill Lynch also obtains letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing cash or securities collateral. Letters of credit aggregated $1,687 million and $1,241 million at December 28, 2001 and December 29, 2000, respectively.

     In connection with merchant banking activities, Merrill Lynch has committed to purchase $321 million and $670 million of partnership interests at December 28, 2001 and December 29, 2000, respectively.

     Merrill Lynch has entered into agreements with providers of market data, communications, and systems consulting services. At December 28, 2001 minimum fee commitments over the remaining life of these agreements aggregated $349 million.

--------------------------------------------------------------------------------
NOTE 13. EMPLOYEE BENEFIT PLANS

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

     Merrill Lynch established the RAP and the ESOP, collectively known as the "Retirement Program," for the benefit of employees with a minimum of one year of service. A separate retirement account is maintained for each participant. Under the RAP, employees are given the opportunity to invest their retirement savings in a number of different investment alternatives. Under the ESOP, all retirement savings are in ML&Co. common stock, until employees reach the age of 55 and have five years in the plan, when they are given the opportunity to diversify.

     In 1989, the ESOP trust purchased from Merrill Lynch 95.7 million shares of ML & Co. common stock with residual funds from a terminated defined benefit pension plan ("Reversion Shares") and loan proceeds from a subsidiary of Merrill Lynch ("Leveraged Shares").

     Merrill Lynch credited each participant's account and recorded pension expense under the Retirement Program based on years of service and eligible compensation. This expense was funded by quarterly allocations of Leveraged and Reversion Shares and, when necessary, cash, to participants' accounts based on a specified formula. Leveraged and Reversion Shares were released in accordance with the terms of the ESOP. Reversion Shares were allocated to participants' accounts over a period of eight years, ending in 1997. Leveraged Shares were allocated to participants' accounts as principal was repaid on the loan to the ESOP, which matured in 1999. Principal and interest on the loan were payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions. At December 31, 1999, all Leveraged and Reversion Shares had been allocated.

                        Merrill Lynch 2001 Annual Report

     On July 17, 2001 Merrill Lynch merged the assets of the Herzog ESOP with the Merrill Lynch ESOP. Merrill Lynch will allocate ESOP shares of Merrill Lynch stock to all participants of the ESOP as principal and interest are repaid. A loan payment of approximately $1 million was made in August 2001 and, as a result, 75,768 shares are committed to participants as of year-end 2001. At December 28, 2001, 1,124,260 shares were unallocated. These shares are scheduled to be allocated to participants through 2006.

    Additional information on ESOP activity follows:

(dollars in millions)
--------------------------------------------------------------------------------
                                        2001        2000       1999
--------------------------------------------------------------------------------
Compensation costs funded
   with ESOP shares                     $ 5        $ 11        $ 49
Dividends used for debt service           -           -           2(1)
--------------------------------------------------------------------------------

(1) Dividends on all Merrill Lynch ESOP Leveraged Shares were used for debt service on the ESOP loan through April 1, 1999. Dividends on unallocated Leveraged Shares only were used for this purpose through the end of the 1999 third quarter, when the loan was repaid.

     Employees can participate in the 401K by contributing, on a tax-deferred basis, up to 15% of their eligible compensation, but not more than the maximum annual amount allowed by law. Employees are given the opportunity to invest their 401K contributions in a number of different investment alternatives including ML&Co. common stock. Merrill Lynch's contributions are made in cash, and are equal to one-half of the first 6% of each participant's eligible compensation contributed to the 401K, up to a maximum of two thousand dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants (see Note 14).

     Merrill Lynch also sponsors various non-U.S. defined contribution plans. The costs of benefits under the RAP, 401K, and non-U.S. plans are expensed during the related service period.

DEFINED BENEFIT PENSION PLANS

Merrill Lynch has purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). At year-end 2001 and 2000, a substantial portion of the assets supporting the annuity contract was invested in U.S. Government and agencies securities. Merrill Lynch, under a supplemental agreement, may be responsible for, or benefit from, actual experience and investment performance of the annuity assets. Merrill Lynch also maintains supplemental defined benefit plans for certain U.S. employees.

     Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee's eligible compensation during the final years of employment. Merrill Lynch's funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

     The following table provides a summary of the changes in the plans' benefit obligations, assets, and funded status for the twelve-month periods ended September 28, 2001 and September 29, 2000 and the amounts recognized in the Consolidated Balance Sheets at year-end 2001 and 2000:

(dollars in millions)
--------------------------------------------------------------------------------
                                                              2001        2000
--------------------------------------------------------------------------------
Projected benefit obligations
   Balance, beginning of year                              $ 1,870     $ 1,987
   Service cost                                                 43          45
   Interest cost                                               129         127
   Net actuarial (gain) loss                                   108        (156)
   Benefits paid                                              (120)        (89)
   Other                                                       (16)        (44)
                                                           -------     -------
   Balance, end of period                                    2,014       1,870
                                                           -------     -------
Fair value of plan assets
   Balance, beginning of year                                2,379       2,216
   Actual return on plan assets                                188         247
   Contributions                                                69          41
   Benefits paid                                              (120)        (89)
   Other                                                       (16)        (36)
                                                           -------     -------
   Balance, end of period                                    2,500       2,379
                                                           -------     -------

Funded status                                                  486         509
   Unrecognized net actuarial (gains)                         (255)       (343)
   Unrecognized prior service benefit                           (1)         (1)
   Unrecognized net transition obligation                        1           1
   Fourth-quarter activity, net                                 11          10
                                                           -------     -------
Net amount recognized                                        $ 242       $ 176
                                                           =======     =======

   Assets                                                    $ 282       $ 258
   Liabilities                                                 (50)        (82)
   Other comprehensive income                                   10           -
                                                           -------     -------
Net amount recognized                                        $ 242       $ 176
--------------------------------------------------------------------------------

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $561 million, $461 million, and $416 million, respectively, as of September 28, 2001, and $118 million, $111 million, and $61 million, respectively, as of September 29, 2000. These plans primarily represent U.S. supplemental plans not subject to ERISA or non-U.S. plans where funding strategies vary due to legal requirements and local practices.

     The actuarial assumptions used in calculating the projected benefit obligation at September 28, 2001 and September 29, 2000 are as follows:

--------------------------------------------------------------------------------
                                                              2001        2000
--------------------------------------------------------------------------------
Discount rate                                                  6.7%        7.1%
Rate of compensation increase                                  4.3         4.4
Expected rate of return on plan assets                         6.6         7.7
--------------------------------------------------------------------------------

                        Merrill Lynch 2001 Annual Report

      Pension cost included the following components:

(dollars in millions)
--------------------------------------------------------------------------------
                                        2001       2000        1999
--------------------------------------------------------------------------------
Defined contribution plan cost         $ 256      $ 244       $ 234
                                       -----      -----       -----

Defined benefit plans
  Service cost for benefits earned
    during the year                       43         45          49
  Interest cost on
    projected benefit obligations        129        127         114
  Expected return on plan assets        (157)      (150)       (136)
  Amortization of unrecognized items
    and other                             (9)       (14)          -
                                       -----      -----       -----
  Total defined benefit plan cost          6          8          27
                                       -----      -----       -----
Total pension cost                     $ 262      $ 252       $ 261
--------------------------------------------------------------------------------

POSTRETIREMENT BENEFITS
OTHER THAN PENSIONS

Merrill Lynch provides health and life insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care component is contributory, with certain retiree contributions adjusted periodically; the life insurance component of the plan is noncontributory. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. As of December 28, 2001, none of these plans had been funded.

     The following table provides a summary of the changes in the plans' benefit obligations, assets, and funded status for the twelve-month periods ended September 28, 2001 and September 29, 2000, and the amounts recognized in the Consolidated Balance Sheets at year-end 2001 and 2000:

(dollars in millions)
--------------------------------------------------------------------------------
                                                          2001        2000
--------------------------------------------------------------------------------
Accumulated benefit obligations
   Balance, beginning of year                            $ 199       $ 194
   Service cost                                              8           7
   Interest cost                                            16          14
   Net actuarial (gain) loss                                44         (11)
   Benefits paid                                           (12)         (9)
   Other                                                     5           4
                                                         -----       -----
   Balance, end of period                                  260         199
                                                         -----       -----
Fair value of plan assets
   Balance, beginning of year                                -           -
   Contributions                                            12           8
   Benefits paid                                           (12)         (8)
                                                         -----       -----
   Balance, end of period                                    -           -
                                                         -----       -----

Funded status                                             (260)       (199)
   Unrecognized net actuarial (gains)                       (4)        (47)
   Unrecognized prior service cost                           3           4
   Fourth-quarter activity, net                              3           2
                                                         -----       -----
Accrued benefit liabilities                              $(258)      $(240)
--------------------------------------------------------------------------------

     The actuarial assumptions used in calculating the postretirement accumulated benefit obligations at September 28, 2001 and September 29, 2000 are as follows:

--------------------------------------------------------------------------------
                                                          2001       2000
--------------------------------------------------------------------------------
Discount rate                                              7.0%       7.5%
Health care cost trend rates(1)
   Initial                                                 8.9        7.9
   2010 and thereafter                                     5.0        5.0
--------------------------------------------------------------------------------

(1)  Assumed to decrease gradually until 2010 and remain constant thereafter.

     Other postretirement benefits cost included the following components:

(dollars in millions)
--------------------------------------------------------------------------------
                                        2001       2000        1999
--------------------------------------------------------------------------------
Service cost                            $  8       $  7        $  9
Interest cost                             16         14          14
Other                                      8          -          (4)
                                        ----       ----        ----
Total other postretirement
 benefits cost                          $ 32       $ 21        $ 19
--------------------------------------------------------------------------------

     The assumed health care cost trend rate has a significant effect on the amounts reported for the postretirement health care plans. A one percent change in the assumed health care cost trend rate would have the following effects:

(dollars in millions)
--------------------------------------------------------------------------------
                                       1% Increase      1% Decrease
                                       ------------     ------------
                                       2001    2000     2001    2000
--------------------------------------------------------------------------------
Effect on:
Other postretirement
   benefits cost                        $ 5     $ 4     $ (4)   $ (3)
Accumulated benefit
   obligation                            45      31      (36)    (25)
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

     Merrill Lynch recognized $298 million, $117 million, and $33 million in 2001, 2000, and 1999, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $281 million, $70 million, and $26 million in 2001, 2000, and 1999, respectively. The 2001 severance costs exclude costs related to the restructuring and other charges recorded in the fourth quarter of 2001. (See Note 2 -- Other Significant Events for additional information). Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 28, 2001 since future severance costs are not estimable.

                        Merrill Lynch 2001 Annual Report

--------------------------------------------------------------------------------
NOTE 14. EMPLOYEE INCENTIVE PLANS

To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase shares. The total compensation cost recognized in earnings for stock-based compensation plans for 2001, 2000, and 1999 was $732 million, $633 million, and $463 million, respectively. The 2001 costs exclude restructuring related costs discussed in Note 2 -- Other Significant Events. Merrill Lynch also sponsors deferred cash compensation plans for eligible employees.

LONG-TERM INCENTIVE COMPENSATION PLANS
("LTIC PLANS") AND EQUITY CAPITAL
ACCUMULATION PLAN ("ECAP")

LTIC Plans and ECAP provide for grants of equity and equity-related instruments to certain employees. LTIC Plans provide for the issuance of Restricted Shares, Restricted Units, and Non-qualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Performance Options, Stock Appreciation Rights, and other securities of Merrill Lynch. ECAP provides for the issuance of Restricted Shares, as well as Performance Shares. All plans under both LTIC and ECAP may be satisfied using either treasury or newly issued shares. As of December 28, 2001, no instruments other than Restricted Shares, Restricted Units, Non-qualified Stock Options, and Performance Options had been granted.

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

     The activity for Restricted Shares and Units under these plans during 2001 and 2000 follows:

-----------------------------------------------------------------------------
                                                LTIC Plans            ECAP
                                        ------------------------   ----------
                                         Restricted   Restricted   Restricted
                                             Shares        Units       Shares
-----------------------------------------------------------------------------
Authorized for issuance at:
   December 28, 2001                    660,000,000          N/A  104,800,000
   December 29, 2000                    560,000,000          N/A  104,800,000
-----------------------------------------------------------------------------
Available for issuance at:(1)
   December 28, 2001                    163,316,331          N/A   10,738,237
   December 29, 2000                     80,562,524          N/A    4,013,790
-----------------------------------------------------------------------------
Outstanding, end of 1999                 26,292,892   25,337,225    7,657,832
   Granted - 2000                           209,313   17,746,449       18,927
   Paid, forfeited, or released
     from contingencies                  (7,790,512)  (7,925,185)  (7,303,458)
                                        -----------   ----------  -----------
Outstanding, end of 2000                 18,711,693   35,158,489      373,301
   Granted - 2001                         1,254,182    9,129,715       11,759
   Paid, forfeited, or released
     from contingencies                  (7,508,504)  (9,340,931)      (8,982)
                                        -----------   ----------  -----------
Outstanding, end of 2001(2)              12,457,371   34,947,273      376,078
-----------------------------------------------------------------------------
(1)  Includes shares reserved for issuance upon the exercise of stock options.

(2) In 2002, 1,353,481 and 12,353,105 Restricted Shares and Units under LTIC Plans, respectively, were granted to eligible employees.


     The weighted-average fair value per share or unit for 2001, 2000, and 1999 grants follows:

-----------------------------------------------------------------------------
                                               2001         2000         1999
-----------------------------------------------------------------------------
LTIC Plans
   Restricted Shares                        $ 75.76      $ 45.09      $ 37.90
   Restricted Units                           74.52        46.52        37.49
ECAP Restricted Shares                        60.51        52.67        42.68
-----------------------------------------------------------------------------

     Merrill Lynch sponsors other plans similar to LTIC Plans in which restricted shares and units are granted to employees and non-employee directors. The table that follows summarizes information related to restricted shares and units for these other plans:

                        Merrill Lynch 2001 Annual Report

--------------------------------------------------------------------------------
                                             Restricted             Restricted
                                                 Shares                  Units
--------------------------------------------------------------------------------
Authorized for Issuance at:
   December 28, 2001                          3,800,000                    N/A
   December 29, 2000                          3,800,000                    N/A

Outstanding at:
   December 28, 2001                             99,567                 23,225
   December 29, 2000                            278,177                 43,190
--------------------------------------------------------------------------------

NON-QUALIFIED STOCK OPTIONS

Non-qualified Stock Options granted under LTIC Plans in 1989 through 1995 generally became exercisable over four years in equal installments commencing one year after the date of grant. Options granted in 1996 through 2000 generally are exercisable over five years. Beginning in 2001, new option grants become exercisable after approximately six months. The exercise price of these options is equal to 100% of the fair market value (as defined in LTIC Plans) of a share of ML & Co. common stock on the date of grant. Non-qualified Stock Options expire ten years after their grant date.

     The activity for Non-qualified Stock Options under LTIC Plans for 2001, 2000, and 1999 follows:

--------------------------------------------------------------------------------
                                                                  Weighted-
                                                                    Average
                                                       Options     Exercise
                                                   Outstanding        Price
--------------------------------------------------------------------------------
Outstanding, beginning of 1999                     148,761,186      $ 14.99
   Granted -- 1999                                  59,849,880        36.00
   Exercised                                       (14,970,240)        8.95
   Forfeited                                        (5,636,320)       31.94
                                                  ------------
Outstanding, end of 1999                           188,004,506        27.99
   Granted -- 2000                                  39,839,546        43.83
   Exercised                                       (35,672,581)       15.47
   Forfeited                                        (5,116,248)       34.47
                                                  ------------
Outstanding, end of 2000                           187,055,223        27.48
   Granted -- 2001                                  35,136,631        76.49
   Exercised                                       (23,558,452)       17.19
   Forfeited                                        (4,182,983)       38.69
                                                  ------------
Outstanding, end of 2001(1)                        194,450,419        37.36
--------------------------------------------------------------------------------

(1) In January 2002, 44,970,614 Non-qualified Stock Options were granted to eligible employees.

     At year-end 2001, 2000, and 1999, options exercisable under LTIC Plans were 126,979,165, 92,776,119, and 83,568,708, respectively.

     The table below summarizes information related to outstanding and exercisable options at year-end 2001:

--------------------------------------------------------------------------------------------------------
                                 Options Outstanding                             Options Exercisable
                   ----------------------------------------------             --------------------------
                                    Weighted-           Weighted-                              Weighted-
                                      Average             Average                               Average
Exercise                 Number      Exercise           Remaining                   Number     Exercise
Price               Outstanding         Price        Life (Years)(1)           Exercisable        Price
--------------------------------------------------------------------------------------------------------
$ 7.00 - $14.99     40,757,581        $10.69                 2.78                40,757,581      $10.69
$15.00 - $31.99     38,486,727         25.59                 5.68                27,375,103       24.85
$32.00 - $42.99     43,923,553         36.21                 7.13                17,503,230       36.11
$43.00 - $60.99     37,649,508         43.88                 8.09                 7,710,201       43.87
$61.00 - $77.99     33,633,050         77.41                 9.10                33,633,050       77.41
--------------------------------------------------------------------------------------------------------

(1)  Based on original contractual life of ten years.

     The weighted-average fair value of options granted in 2001, 2000, and 1999 was $31.80, $18.05, and $12.39 per option, respectively. Fair value is estimated as of the grant date based on a Black-Scholes option pricing model using the following weighted-average assumptions:

--------------------------------------------------------------------------------
                                                           2001     2000    1999
--------------------------------------------------------------------------------
Risk-free interest rate                                   5.05%    6.73%   4.67%
Expected life                                            5 yrs.   5 yrs.  5 yrs.
Expected volatility                                      42.84%   40.64%  40.89%
Dividend yield                                            0.84%    1.23%   1.33%
--------------------------------------------------------------------------------

     See Pro Forma Compensation Expense in the following Employee Stock Purchase Plans section for additional information.

EMPLOYEE STOCK PURCHASE PLANS ("ESPP")

ESPP plans allow eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co. common stock at a price generally equal to 85% of its fair market value. These purchases are made on four quarterly investment dates through payroll deductions. Up to 100,600,000 shares of common stock have been authorized for issuance under ESPP. The activity in ESPP during 2001, 2000, and 1999 follows:

--------------------------------------------------------------------------------
                                          2001            2000            1999
--------------------------------------------------------------------------------
Available, beginning
   of year                           6,518,168       8,949,796      11,702,344
Authorized during year              25,000,000               -               -
Purchased through
   plan                             (2,093,101)     (2,431,628)     (2,752,548)
                                    ----------      ----------      ----------
Available, end of year              29,425,067       6,518,168       8,949,796
--------------------------------------------------------------------------------

                        Merrill Lynch 2001 Annual Report

     The weighted-average fair value of ESPP stock purchase rights exercised by employees in 2001, 2000, and 1999 was $8.78, $7.30, and $6.25 per right, respectively.


Pro Forma Compensation Expense

No compensation expense has been recognized for Merrill Lynch's grants of stock options under LTIC Plans or ESPP purchase rights (see Note 1 -- Summary of Significant Accounting Policies, Stock-Based Compensation section for accounting policy). Pro forma compensation expense associated with option grants is recognized over the vesting period. Based on the fair value of stock options and purchase rights, Merrill Lynch would have recognized compensation expense, net of taxes, of $854 million, $348 million, and $291 million for 2001, 2000, and 1999, respectively, resulting in pro forma net earnings (loss) and earnings
(loss) per share as follows:

(dollars in millions, except per share amounts)
--------------------------------------------------------------------------------
                                                2001        2000        1999
--------------------------------------------------------------------------------
Net earnings (loss)
   As reported                                $  573     $ 3,784     $ 2,693
   Pro forma                                    (281)      3,436       2,402
Earnings (loss) per share
   As reported:
     Basic                                    $ 0.64     $  4.69     $  3.52
     Diluted                                    0.57        4.11        3.11
   Pro forma:
     Basic                                     (0.38)       4.26        3.13
     Diluted                                   (0.38)       3.73        2.77
--------------------------------------------------------------------------------

FINANCIAL ADVISOR CAPITAL ACCUMULATION AWARD PLANS ("FACAAP")

Under FACAAP, eligible employees in Merrill Lynch's Private Client group are granted awards generally based upon their prior year's performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. The award is generally payable ten years from the date of grant in a fixed number of shares of ML & Co. common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value plus interest, is paid in cash. Eligible participants may defer awards beyond the scheduled payment date. Only shares of common stock held as treasury stock may be issued under FACAAP.

     At December 28, 2001, shares subject to outstanding awards totaled 50,102,357, while 28,915,344 shares were available for issuance through future awards. The fair value of awards granted under FACAAP during 2001, 2000, and 1999 was $64.60, $41.55, and $35.72 per award, respectively.

INCENTIVE EQUITY PURCHASE PLAN ("IEPP")

IEPP allowed selected employees to purchase shares of ML & Co. common stock ("Book Value Shares") at a price equal to book value per common share. Book Value Shares, which otherwise may not be resold, may be sold back to Merrill Lynch at book value or exchanged at any time for a specified number of freely transferable common shares. Book Value Shares outstanding under IEPP were 2,947,100 at December 28, 2001. In 1995, IEPP was amended to reduce the authorized shares to zero and prohibit the reuse of any surrendered shares. No further offerings will be made under this plan.


MERRILL LYNCH INVESTMENT CERTIFICATE PROGRAM ("MLICP")

Under MLICP, eligible employees in Merrill Lynch's Private Client group are issued investment certificates based on their performance. The certificates mature ten years from the date issued and are payable in cash if certain performance criteria are achieved and the employee is continuously employed for the ten-year period, with certain exceptions. The certificates bear interest commencing with the date on which the performance requirements are achieved. As of year-end 2001 and 2000, $138 million and $473 million, respectively, were accrued under this plan.


OTHER COMPENSATION ARRANGEMENTS

Merrill Lynch sponsors other deferred compensation plans in which eligible employees, who meet certain minimum compensation and net worth levels, may participate. Contributions to the plans are made on a tax-deferred basis by participants. As directed by the employee, contributions are invested by Merrill Lynch in mutual funds and other funds including company-sponsored investment vehicles that qualify as employee securities companies. Deferred amounts indexed to this investment option are augmented by "leverage" by Merrill Lynch on a two-for-one basis. This leverage bears interest and is repaid with accrued interest as the distributions are made to participants. The plans' investments and the amounts accrued by Merrill Lynch under the plans are both included in the Consolidated Balance Sheets. Plan investments totaled $1.8 billion and $1.1 billion, respectively, at December 28, 2001 and December 29, 2000. Accrued liabilities at year-end 2001 and 2000 were $1.1 billion and $1.0 billion, respectively. Certain Merrill Lynch employees, who manage the assets of certain of these plan partnerships, participate in the profits of these entities.

     Merrill Lynch also allows certain qualified high-net-worth employees to invest in certain private equity investments in selected third-party funds.

                        Merrill Lynch 2001 Annual Report

--------------------------------------------------------------------------------
NOTE 15. INCOME TAXES

Income tax provisions (benefits) on earnings consisted of:

(dollars in millions)
--------------------------------------------------------------------------------
                                                     2001       2000       1999
--------------------------------------------------------------------------------
U.S. federal
   Current                                          $ 950    $   861    $   816
   Deferred                                          (573)        41        (80)

U.S. state and local
   Current                                             38        101        (23)
   Deferred                                          (103)        29        (42)

Non-U.S.
   Current                                            404        574        617
   Deferred                                          (107)       132         31
                                                    -----    -------    --------
Total                                               $ 609    $ 1,738    $ 1,319
--------------------------------------------------------------------------------

     The corporate statutory U.S. federal tax rate was 35.0% for the three years presented. A reconciliation of statutory U.S. federal income taxes to Merrill Lynch's income tax provisions for earnings follows:

(dollars in millions)
--------------------------------------------------------------------------------
                                                 2001         2000        1999
--------------------------------------------------------------------------------
U.S. federal income tax at
   statutory rate                               $ 482      $ 2,001     $ 1,472
U.S. state and local
   income taxes, net                              (43)          85         (40)
Non-U.S. operations                              (130)        (194)        (80)
Tax-exempt interest                               (90)         (62)        (64)
Dividends received deduction                      (29)         (37)        (28)
Valuation allowance related to
   net operating losses                           334            -           -
Other, net                                         85          (55)         59
                                                -----      -------     -------
Income tax expense                              $ 609      $ 1,738     $ 1,319
--------------------------------------------------------------------------------

     Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductible amounts in future years. Details of Merrill Lynch's deferred tax assets and liabilities follow:

(dollars in millions)
--------------------------------------------------------------------------------
                                                    2001        2000       1999
--------------------------------------------------------------------------------
Deferred tax assets
   Deferred compensation                         $ 1,268     $ 1,078    $ 1,020
   Valuation and other reserves                      843         546        783
   Employee benefits                                 124         187        185
   Restructuring related                             616           -          -
   Other                                             771         559        621
                                                 -------     -------    -------
   Gross deferred tax assets                       3,622       2,370      2,609
   Valuation allowances                             (375)        (41)       (82)
                                                 -------     -------    -------
   Total deferred tax assets                       3,247       2,329      2,527
                                                 -------     -------    -------
Deferred tax liabilities
   Lease transactions                                178         202        143
   Employee benefits                                  90          81         74
   Other                                             467         364        296
                                                 -------     -------    -------
   Total deferred tax liabilities                    735         647        513
                                                 -------     -------    -------
Net deferred tax assets                          $ 2,512     $ 1,682    $ 2,014
--------------------------------------------------------------------------------

     At December 28, 2001, Merrill Lynch had U.S. net operating loss carryforwards of approximately $200 million and non-U.S. net operating loss carryforwards of $1.3 billion. The U.S. amounts are primarily state carryforwards expiring in various years after 2005 and the non-U.S. amounts are primarily U.K. carryforwards expiring in various years after 2002.

     The valuation allowance in 2001 increased due to non-deductible prior and current year losses associated with the refocusing of the Japan Private Client business in connection with the restructuring. Refer to Note 2 -- Other Significant Events for additional information.

     Income tax benefits of $790 million, $800 million, and $281 million were allocated to stockholders' equity related to employee compensation transactions for 2001, 2000, and 1999, respectively.

     Earnings before income taxes included approximately $755 million, $2,293 million, and $1,447 million of earnings attributable to non-U.S. subsidiaries for 2001, 2000, and 1999, respectively. Cumulative undistributed earnings of non-U.S. subsidiaries were approximately $4.8 billion at December 28, 2001. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they are permanently reinvested in Merrill Lynch's non-U.S. operations. It is not practicable to determine the amount of additional tax that may be payable in the event these earnings are repatriated.


--------------------------------------------------------------------------------
NOTE 16. REGULATORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

Certain U.S. and non-U.S. subsidiaries are subject to various securities, banking, and insurance regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. Merrill Lynch's principal regulated subsidiaries are discussed below.


SECURITIES REGULATION

MLPF&S, a U.S. registered broker-dealer and futures commission merchant, is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 and capital requirements of the Commodities Futures Trading Commission ("CFTC"). Under the alternative method permitted by Rule 15c3-1, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items ("ADI") arising from customer transactions. The CFTC also requires that minimum net capital should not be less than 4% of segregated and secured requirements. At December 28, 2001, MLPF&S's regulatory net capital of $2,521 million was approximately 14% of aggregate debit items, and its regulatory net capital in excess of the minimum required was $2,171 million at 2% of ADI. At December 28, 2001, MLPF&S's regulatory net capital of $2,521 million exceeded the CFTC minimum requirement of $187 million by $2,334 million.

                        Merrill Lynch 2001 Annual Report

     MLI, a U.K. registered broker-dealer, is subject to capital requirements of the Financial Services Authority ("FSA"). Financial resources, as defined, must exceed the total financial resources requirement of the FSA. At December 28, 2001, MLI's financial resources were $5,006 million, exceeding the minimum requirement by $1,181 million.

     MLGSI, a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 28, 2001, MLGSI's liquid capital of $1,318 million was 254% of its total market and credit risk, and liquid capital in excess of the minimum required was $695 million.

BANKING REGULATION

Two subsidiaries of ML & Co., MLBUSA, and MLB&T are subject to certain minimum aggregate capital requirements under applicable federal banking laws. Among other things, Part 325 of the FDIC Regulations establishes levels of Risk-Based Capital ("RBC") each institution must maintain and identifies the possible actions the federal supervisory agency may take if a bank does not maintain certain capital levels. RBC is defined as the ratios of (i) Tier I Capital or Total Capital to (ii) average assets or risk-weighted assets. The following table presents the actual capital ratios and amounts, for MLBUSA and MLB&T at December 28, 2001 and December 29, 2000.

     As shown below, MLBUSA and MLB&T each exceed the minimum bank regulatory requirement for classification as a well-capitalized bank for Tier 1 leverage -- 5%, Tier 1 capital -- 6% and Total capital -- 10%:

(dollars in millions)
--------------------------------------------------------------------------------
                                                2001                  2000
                                        ------------------    ------------------
                                        Actual                Actual
                                         Ratio      Amount     Ratio      Amount
--------------------------------------------------------------------------------
Tier 1 leverage
   (to average assets)
     MLBUSA                               5.61%    $ 3,576      7.29%    $ 3,017
     MLB&T                                6.90       1,047      5.89         841
Tier 1 capital
   (to risk-weighted assets)
     MLBUSA                              14.30       3,576     10.60       3,017
     MLB&T                               20.47       1,047     10.26         841
Total capital
   (to risk-weighted assets)
     MLBUSA                              15.44       3,860     10.79       3,072
     MLB&T                               20.48       1,048     10.28         843
--------------------------------------------------------------------------------

     In April 2001, MLBUSA entered into a synthetic securitization of specified reference portfolios of asset-backed securities ("ABS") owned by the institution totaling in aggregate up to $20 billion. This synthetic securitization remained effective as of December 28, 2001. In December 2000, MLBUSA and MLB&T each entered into a synthetic securitization of specified reference portfolios of ABS owned by each institution totaling in aggregate up to $20 billion. This synthetic securitization was terminated on December 12, 2001. For both synthetic securitizations, all of the ABS in the reference portfolios were rated AAA and all were further insured as to principal and interest payments by an insurer rated AAA. The synthetic securitizations allowed MLBUSA and MLB&T to reduce the credit risk on the respective reference portfolios by means of credit default swaps with a bankruptcy remote SPE. In turn, each of the SPEs issued a $20 million credit linked note ($40 million in total) to unaffiliated buyers. These transactions resulted in reductions in MLBUSA's risk-weighted assets as of December 28, 2001, and MLBUSA's and MLB&T's respective risk-weighted assets as of December 29, 2000. MLBUSA retained a first risk of loss equity tranche of $1 million in each of these transactions.

     As a result of the April 2001 transaction, MLBUSA was able to reduce risk-weighted assets by $211 million at December 28, 2001, thereby increasing its Tier I and Total RBC ratios by 12 basis points and 13 basis points, respectively. As a result of the December 2000 transaction, MLBUSA was able to reduce risk-weighted assets by $5,949 million at December 29, 2000, thereby increasing its Tier 1 and Total RBC ratios by 183 and 186 basis points, respectively; and MLB&T reduced risk-weighted assets by $2,815 million at December 29, 2000, thereby increasing its Tier 1 and Total RBC ratios by 262 and 263 basis points, respectively. These structures did not result in a material change in the distribution or concentration risk in the retained portfolio.


INSURANCE REGULATION

Merrill Lynch's insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. At December 28, 2001, $562 million, representing 83% of the insurance subsidiaries' net assets, was unavailable for distribution to Merrill Lynch.


OTHER

Approximately 60 other subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate. These regulatory restrictions may limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. At December 28, 2001, restricted net assets of these subsidiaries were $3.9 billion.

     In addition, to satisfy rating agency standards, a credit intermediary subsidiary of Merrill Lynch must also meet certain minimum capital requirements. At December 28, 2001, this minimum capital requirement was $225 million.

     With the exception of regulatory restrictions on subsidiaries' abilities to pay dividends, there are no restrictions on ML & Co.'s present ability to pay dividends on common stock, other than (1) ML & Co.'s obligation to make payments on its preferred stock and TOPrS/SM/, and (2) the governing provisions of the Delaware General Corporation Law.

                        Merrill Lynch 2001 Annual Report

SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED)
--------------------------------------------------------------------------------
QUARTERLY INFORMATION

The unaudited quarterly results of operations of Merrill Lynch for 2001 and 2000 are prepared in conformity with U.S. generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.


(dollars in millions, except per share amounts)
-------------------------------------------------------------------------------------------------------------------------------
                                                                           For the Quarter Ended
                                          -------------------------------------------------------------------------------------
                                          Dec. 28,  Sept. 28,   June 29,   Mar. 30,   Dec. 29,  Sept. 29,   June 30,   Mar. 31,
                                              2001       2001       2001       2001       2000       2000       2000       2000
-------------------------------------------------------------------------------------------------------------------------------
Total Revenues                            $  7,574   $  8,929   $ 10,320   $ 11,934   $ 11,661   $ 10,848   $ 11,044   $ 11,299
Interest Expense                             2,822      3,784      4,747      5,524      5,396      4,704      4,204      3,782
                                          --------    -------   --------   --------   --------   --------   --------   --------
Net Revenues                                 4,752      5,145      5,573      6,410      6,265      6,144      6,840      7,517

Non-Interest Expenses                        6,264      4,459      4,721      5,059      4,957      4,833      5,427      5,832
                                          --------    -------   --------   --------   --------   --------   --------   --------
Earnings (Loss) Before Income Taxes
  and Dividends on Preferred Securities
  Issued by Subsidiaries                    (1,512)       686        852      1,351      1,308      1,311      1,413      1,685
Income Tax Expense (Benefit)                  (297)       216        262        428        382        378        443        535
Dividends on Preferred Securities
  Issued by Subsidiaries                        49         48         49         49         49         48         49         49
                                          --------    -------   --------   --------   --------   --------   --------   --------
Net Earnings (Loss)                       $ (1,264)   $   422   $    541   $    874   $    877   $    885   $    921   $  1,101
                                          ========    =======   ========   ========   ========   ========   ========   ========
Earnings (Loss) Per Common Share:
  Basic                                   $  (1.51)   $  0.49   $   0.63   $   1.04   $   1.07   $   1.09   $   1.15   $   1.40
  Diluted                                    (1.51)      0.44       0.56       0.92       0.93       0.94       1.01       1.24

--------------------------------------------------------------------------------
DIVIDENDS PER COMMON SHARE

(declared and paid)
--------------------------------------------------------------------------------
                        1st Quarter    2nd Quarter    3rd Quarter    4th Quarter
--------------------------------------------------------------------------------
2001                          $ .16          $ .16          $ .16          $ .16
2000                            .14            .15            .16            .16
--------------------------------------------------------------------------------

     With the exception of regulatory restrictions on subsidiaries' abilities to pay dividends, there are no restrictions on ML & Co.'s present ability to pay dividends on common stock, other than (a) ML & Co.'s obligation to make payments on its preferred stock and TOPrS/SM/, and (b) the governing provisions of the Delaware General Corporation Law. Certain subsidiaries' ability to declare dividends may also be limited (see Note 16 to the Consolidated Financial Statements).

--------------------------------------------------------------------------------
STOCKHOLDER INFORMATION

Consolidated Transaction Reporting System prices for ML & Co. common stock for the specified calendar quarters are noted below.

(at calendar period-end)
-----------------------------------------------------------------------------------------------------------
                     1st Quarter             2nd Quarter             3rd Quarter             4th Quarter
                 ------------------      ------------------      ------------------      ------------------
                    High        Low         High        Low         High        Low         High        Low
-----------------------------------------------------------------------------------------------------------
2001             $ 80.00    $ 50.31      $ 71.50    $ 51.15      $ 59.85    $ 33.50      $ 54.65     $38.49
2000               57.59      36.31        61.16      42.25        74.63      56.81        73.50      54.75
-----------------------------------------------------------------------------------------------------------

     The approximate number of holders of record of ML & Co. common stock as of February 26, 2002 was 13,965. As of February 26, 2002, the closing price of ML & Co. common stock as reported on the Consolidated Transaction Reporting System was $48.50.