Form 10-K, Exhibit 13
period 2002-12-27
MERRILL LYNCH & CO INC
filed 2003-03-14
CIK 65100

TABLE OF CONTENTS

Selected Financial Data
Management’s Discussion and Analysis
Business Environment
Results of Operations
Consolidated Results of Operations
Business Segments
Global Operations
Consolidated Balance Sheets
Off Balance Sheet Arrangements, Contractual Obligations and Contingent Liabilities and Commitments
Capital Adequacy and Funding
Capital Projects and Expenditures
Risk Management
Non-Investment Grade Holdings and Highly Leveraged Transactions
Litigation
Critical Accounting Policies and Estimates
Recent Developments
Management’s Discussion of Financial Responsibility
Independent Auditors’ Report
Consolidated Statements of Earnings
Consolidated Balance Sheets
Consolidated Statements of Changes in Stockholders’ Equity
Consolidated Statements of Comprehensive Income
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
Note 1. Summary of Significant Accounting Policies
Note 2. Subsequent Event
Note 3. Other Significant Events
Note 4. Segment and Geographic Information
Note 5. Securities Financing
Note 6. Investment Securities
Note 7. Trading Assets and Liabilities
Note 8. Securitization Transactions and Consolidation of Special Purpose Entities (SPEs)
Note 9. Loans, Notes, and Mortgages and Related Commitments to Extend Credit
Note 10. Commercial Paper and Short-and Long-Term Borrowings
Note 11. Deposits
Note 12. Preferred Securities Issued by Subsidiaries
Note 13. Stockholders’ Equity and Earnings Per Share
Note 14. Commitments, Contingencies and Guarantees
Note 15. Employee Benefit Plans
Note 16. Employee Incentive Plans
Note 17. Income Taxes
Note 18. Regulatory Requirements and Dividend Restrictions
Supplemental Financial Information (unaudited)
Quarterly Information
Dividends Per Common Share
Stockholder Information

MERRILL LYNCH 2002 ANNUAL REPORT

Financial Table of Contents

12	Selected Financial Data
13	Management’s Discussion and Analysis
14	Business Environment
15	Results of Operations
15 Consolidated Results of Operations
17 Business Segments
24 Global Operations
27	Consolidated Balance Sheets
29	Off Balance Sheet Arrangements, Contractual Obligations and Contingent Liabilities and Commitments
30	Capital Adequacy and Funding
32	Capital Projects and Expenditures
32	Risk Management
36	Non-Investment Grade Holdings and Highly Leveraged Transactions
37	Litigation
37	Critical Accounting Policies and Estimates
39	Recent Developments
41	Management’s Discussion of Financial Responsibility
42	Independent Auditors’ Report
43	Consolidated Financial Statements
43	Consolidated Statements of Earnings
44	Consolidated Balance Sheets
46	Consolidated Statements of Changes in Stockholders’ Equity
47	Consolidated Statements of Comprehensive Income
48	Consolidated Statements of Cash Flows
49	Notes to Consolidated Financial Statements
49	Note 1. Summary of Significant Accounting Policies
59	Note 2. Subsequent Event
59	Note 3. Other Significant Events
61	Note 4. Segment and Geographic Information
63	Note 5. Securities Financing Transactions
63	Note 6. Investment Securities
64	Note 7. Trading Assets and Liabilities
67	Note 8. Securitization Transactions and Consolidation of Special Purpose Entities (SPEs)
70	Note 9. Loans, Notes, and Mortgages and Related Commitments to Extend Credit
70	Note 10. Commercial Paper and Short- and Long-Term Borrowings
72	Note 11. Deposits
72	Note 12. Preferred Securities Issued by Subsidiaries
73	Note 13. Stockholders’ Equity and Earnings Per Share
74	Note 14. Commitments, Contingencies and Guarantees
77	Note 15. Employee Benefit Plans
80	Note 16. Employee Incentive Plans
82	Note 17. Income Taxes
83	Note 18. Regulatory Requirements and Dividend Restrictions
85	Supplemental Financial Information
85	Quarterly Information
85	Dividends Per Common Share
85	Stockholders’ Information

Merrill Lynch 2002 Annual Report    11

Selected Financial Data

(dollars in millions, except per share amounts)
	Year Ended Last Friday in December

	2002		2001		2000		1999		1998

Results of Operations
Total Revenues	$28,253		$38,757		$44,852		$35,332		$34,828
Less Interest Expense	9,645		16,877		18,086		13,019		17,038

Net Revenues	18,608		21,880		26,766		22,313		17,790
Non-Interest Expenses	14,851		20,503		21,049		18,107		15,670

Earnings Before Income Taxes and Dividends on Preferred Securities Issued by Subsidiaries	3,757		1,377		5,717		4,206		2,120
Income Tax Expense	1,053		609		1,738		1,319		725
Dividends on Preferred Securities Issued by Subsidiaries	191		195		195		194		124

Net Earnings	$2,513		$573		$3,784		$2,693		$1,271

Net Earnings Applicable to Common Stockholders(a)	$2,475		$535		$3,745		$2,654		$1,233

Financial Position
Total Assets	$447,928		$435,692		$423,831		$327,292		$301,033
Short-Term Borrowings(b)	$180,213		$178,154		$187,176		$115,707		$99,186
Long-Term Borrowings	$78,524		$76,572		$70,223		$54,043		$57,599
Preferred Securities Issued by Subsidiaries	$2,658		$2,695		$2,714		$2,725		$2,627
Total Stockholders’ Equity	$22,875		$20,008		$18,304		$13,004		$10,264

Common Share Data(c)
(in thousands, except per share amounts)
Earnings Per Share:
Basic	$2.87		$0.64		$4.69		$3.52		$1.69

Diluted	$2.63		$0.57		$4.11		$3.11		$1.49

Weighted-Average Shares Outstanding:
Basic	862,318		838,683		798,273		754,672		728,929
Diluted	942,222		938,555		911,416		853,499		830,276
Shares Outstanding at Year-End(d)	867,291		843,474		807,955		752,501		729,981
Book Value Per Share	$25.69		$23.03		$21.95		$16.49		$13.31
Dividends Paid Per Share	$0.64		$0.64		$0.61		$0.53		$0.46

Financial Ratios
Pre-tax Profit Margin(e)	20.2%		6.3%		21.4%		18.8%		11.9%
Common Dividend Payout Ratio	22.3%		100.0%		13.0%		15.1%		27.2%
Return on Average Assets	0.5%		0.1%		1.0%		0.8%		0.4%
Return on Average Common Stockholders’ Equity	11.7%		2.7%		24.2%		23.8%		13.4%
Average Leverage Ratio(f)	19.0	x	19.3	x	19.8	x	22.4	x	30.9	x
Average Adjusted Leverage Ratio(g)	13.2	x	13.7	x	14.0	x	15.1	x	20.0	x

Other Statistics
Full-Time Employees:
U.S.	40,000		43,400		51,700		49,700		47,900
Non-U.S.	10,900		13,700		19,900		18,200		17,300

Total(h)	50,900		57,100		71,600		67,900		65,200

Private Client Financial Advisors	14,000		16,400		20,200		18,600		17,800

Client Assets (dollars in billions)	$1,288		$1,458		$1,681		$1,696		$1,446

(a)	Net earnings less preferred stock dividends.
(b)	Consists of Payables under repurchase agreements and securities loaned transactions, Commercial paper and other short-term borrowings, and Deposits.
(c)	All share and per share data have been restated for the two-for-one common stock split paid in August 2000 (see Note 13 to the Consolidated Financial Statements).
(d)	Does not include 3,911; 4,195; 4,654; 8,019; and 9,012 shares exchangeable into common stock (see Note 13 to the Consolidated Financial Statements) at year-end 2002, 2001, 2000, 1999, and 1998, respectively.
(e)	Earnings before income taxes and dividends on Preferred securities issued by subsidiaries to Net revenues.
(f)	Average total assets to average total stockholders’ equity and Preferred securities issued by subsidiaries.
(g)	Average total assets less average (i) Receivables under resale agreements (ii) Receivables under securities borrowed transactions, and (iii) Securities received as collateral to average total stockholders’ equity and Preferred securities issued by subsidiaries.
(h)	Excludes 1,500 and 3,500 full-time employees on salary continuation severance at year-end 2002 and 2001, respectively.

12    Merrill Lynch 2002 Annual Report

MERRILL LYNCH 2002 ANNUAL REPORT

Management’s Discussion and Analysis

Management’s Discussion and Analysis Table of Contents

14	Business Environment
15	Results of Operations
15 Consolidated Results of Operations
17 Business Segments
24 Global Operations
27	Consolidated Balance Sheets
29	Off Balance Sheet Arrangements, Contractual Obligations and Contingent Liabilities and Commitments
30	Capital Adequacy and Funding
32	Capital Projects and Expenditures
32	Risk Management
36	Non-Investment Grade Holdings and Highly Leveraged Transactions
37	Litigation
37	Critical Accounting Policies and Estimates
39	Recent Developments
41	Management’s Discussion of Financial Responsibility

Merrill Lynch & Co., Inc. (“ML & Co.” and, together with its subsidiaries, “Merrill Lynch”) is a holding company that, through its subsidiaries, provides broker-dealer, investment banking, financing, advisory, wealth management, asset management, insurance, lending, and related products and services on a global basis. In addition, Merrill Lynch makes principal investments for market making on behalf of its clients and for its own account. The financial services industry, in which Merrill Lynch is a leading participant, is highly competitive and highly regulated. This industry and the global financial markets are influenced by numerous unpredictable factors. These factors include economic conditions, monetary and fiscal policies, the liquidity of global markets, international and regional political events, acts of war or terrorism, changes in applicable laws and regulations, the competitive environment, and investor sentiment. In addition to these factors, Mer-rill Lynch and other financial services companies may be affected by the regulatory and legislative initiatives which may affect the conduct of its business, including increased regulation, and by the outcome of legal and regulatory proceedings. These conditions or events can significantly affect the volatility of the financial markets as well as the volumes and revenues in businesses such as brokerage, trading, investment banking, wealth management and asset management. Revenues and net earnings may vary significantly from period to period due to these unpredictable factors and the resulting market volatility and trading volumes.

     The financial services industry continues to be affected by an intensifying competitive environment, as demonstrated by consolidation through mergers, competition from new and established competitors using the internet or other technology to provide financial services and diminishing margins in many mature products and services. Commercial and investment bank consolidations, which were made possible by the enactment of the Gramm-Leach-Bliley Act, have also increased the competition for investment banking business in part through the extension of credit in conjunction with investment banking and capital raising activities. In 2002, the U.S. Congress passed the Sarbanes-Oxley Act of 2002 which is a broad overhaul of existing corporate and securities laws. In addition, various Federal and state securities regulators, self-regulatory organizations (including the New York Stock Exchange) and industry participants reviewed and in many cases adopted sweeping changes to their established rules including rules in the areas of corporate governance, research analyst conflicts of interest and auditor independence. Changes pertaining to the role of research analysts in connection with providing financial services may also affect how financial services companies interact with their clients and the cost structure for such services. Outside the United States, there is continued focus by regulators and legislators on regulatory supervision of both banks and investment firms on a consolidated and individual basis, especially in the area of risk management. Credit rating agencies also took negative rating actions in 2002 with respect to several financial institutions, including Merrill Lynch.

     Certain statements contained in this Report may be considered forward-looking, including statements about management expectations, strategic objectives, business prospects, anticipated expense savings and financial results, anticipated results of litigation and regulatory proceedings, and other similar matters. These forward-looking statements are not statements of historical fact and represent only Management’s beliefs regarding future events, which are inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, the factors listed in the previous two paragraphs, as well as actions and initiatives taken by both current and potential competitors, the effect of current, pending and future legislation and regulation, and the other risks and uncertainties detailed in Merrill Lynch’s Form 10-K and in the following sections. Accordingly, readers are cautioned not to place undue reliance on forward-looking

Merrill Lynch 2002 Annual Report    13

statements, which speak only as of the dates on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Business Environment

The global financial markets had a difficult year in 2002. Equity markets experienced the sharpest declines since the 1970s. The equity markets fell sharply as the combination of a global slowdown in economic activity, political unrest in the Middle East, widespread corporate downsizing, regulatory probes, accounting and corporate governance scandals and seven of the twelve largest ever U.S. bankruptcies caused investors to reduce equity market activity and shift to less volatile, fixed-income investments and money market instruments.

     The yield on the 10-year U.S. Treasury bond, used as a benchmark for long-term interest rates, started the year at 5.06% and moved as high as 5.40% in late March, amid rising expectation for a recovery in the economy. Throughout the balance of 2002, the 10-year yield declined dramatically, reaching a 44-year low in October and finishing the year at 3.82%. This was the third consecutive year in which bond prices rose sharply while stocks declined in value. The U.S. Federal Reserve Bank cut interest rates during the fourth quarter of 2002, bringing the federal funds rate and the discount rate to 40-year lows of 1.25% and 0.75%, respectively.

     Despite a fourth quarter rally that moved broad equity indices up sharply from five-year lows, U.S. equity indices declined for the third consecutive year. Technology and telecommunication stocks remained the hardest hit and most volatile. The Nasdaq Composite Index, dominated by large-cap technology stocks, fell 31.5% for the year after declining 21.1% in 2001. That performance left the index 73.6% off its record high set in early 2000. The Dow Jones Industrial Average dropped 16.8% in 2002 and the S&P 500 fell 23.4%, marking the sharpest declines since 1977 and 1974, respectively.

     Global stocks were also affected by financial crisis in Latin America, economic uncertainty in Japan and a further decline in the technology sector across most of Europe. The Dow Jones World Index, excluding the United States, declined 15.6% during the year, leaving it down 45% over the past three years. European stock markets contributed significantly to that global decline as reflected by a 32% reduction in the Dow Jones Stock Index of 600 European blue chips in 2002. Each of the 18 industry sectors of the index ended the year with double-digit declines, one of the worst annual performances ever. Depressed by weak regional economies and dragged lower by the U.S. benchmarks, in U.S. dollar terms, major markets in Asia also fell heavily: in Japan, the Nikkei 225 index slipped 17.3% during the year and Hong Kong’s Hang Seng declined by 17.4%. Latin American markets also performed poorly, led by Argentina and Brazil, where local political and economic turmoil exacerbated stock losses. For the second straight year, emerging markets, led by Thailand, South Korea and Eastern European economies, outperformed the developed world.

     The volume of global stock and bond underwriting fell 5.1% in 2002, according to Thomson Financial Securities Data. The decline in underwriting fees was more significant at 21% from 2001 as lower-margin debt issuance predominated capital market origination activity. The largest contributor to the decline in underwriting fees was the 28% drop in global issues of stock. According to Thomson Financial Securities Data, the value of global Initial Public Offerings (“IPOs”) fell 34% while U.S. IPOs fell 32% and activity levels hit a two-decade low of just 97 offerings.

     Declining equity values, accounting scandals, the weak economy, poor earnings and global uncertainty all continued to affect the merger and acquisition market in 2002. Globally, the value of announced deals fell 28% during 2002 as the 41% drop in U.S. deals was partially mitigated by stronger activity levels in Europe. The number of U.S. deals declined to its lowest level since 1993, and the value of U.S. deals was 74% lower than its peak in 2000.

     Merrill Lynch continually evaluates its businesses for profitability and performance under varying market conditions and, in light of changes in its competitive environment, for alignment with its long-term strategic objectives. Maintaining long-term client relationships, closely managing costs and carefully monitoring business and trading risks, diversifying revenue sources, and growing fee-based and recurring revenue sources all continue as objectives to mitigate the effects of a volatile market environment on Merrill Lynch’s business as a whole.

14    Merrill Lynch 2002 Annual Report

Results of Operations

(dollars in millions, except per share amounts)

	2002	2001	2000

Net revenues
Commissions	$4,657	$5,266	$6,977
Principal transactions	2,340	3,930	5,964
Investment banking
Underwriting	1,710	2,438	2,699
Strategic advisory	703	1,101	1,381
Asset management and portfolio service fees	4,914	5,351	5,688
Other	751	528	967

Subtotal	15,075	18,614	23,676
Interest and dividend revenues	13,178	20,143	21,176
Less interest expense	9,645	16,877	18,086

Net interest profit	3,533	3,266	3,090

Total net revenues	18,608	21,880	26,766

Non-interest expenses:
Compensation and benefits	9,426	11,269	13,730
Communications and technology	1,741	2,232	2,320
Occupancy and related depreciation	909	1,077	1,006
Brokerage, clearing, and exchange fees	727	895	893
Advertising and market development	540	703	939
Professional fees	552	545	637
Office supplies and postage	258	349	404
Goodwill amortization	–	207	217
Other	611	902	903
Research and other settlement-related expenses	291	–	–
(Recoveries)/expenses related to Sept.11	(212)	131	–
Restructuring and other charges	8	2,193	–

Total non-interest expenses	14,851	20,503	21,049

Earnings before income taxes and dividends on preferred securities issued by subsidiaries	$3,757	$1,377	$5,717

Net earnings	$2,513	$573	$3,784

Earnings per common share:
Basic	$2.87	$0.64	$4.69
Diluted	2.63	0.57	4.11

Annualized return on average common stockholders’ equity	11.7%	2.7%	24.2%
Pre-tax profit margin	20.2	6.3	21.4
Compensation and benefits as a percentage of net revenues	50.7	51.5	51.3
Total full-time employees(1)	50,900	57,100	71,600

(1)	Excludes full-time employees on salary continuation severance.

Consolidated Results of Operations

Merrill Lynch’s net earnings were $2.5 billion in 2002, up from $573 million in 2001. Earnings per diluted share were $2.63, compared with $0.57 in 2001. Net earnings in 2001 included after-tax restructuring and other charges of $1.7 billion ($2.2 billion pre-tax) and $83 million of after-tax September 11-related expenses ($131 million pre-tax). Full year 2002 results included $126 million of September 11-related net insurance recoveries ($212 million pre-tax), research and other settlement-related expenses of $207 million ($291 million pre-tax) and $42 million of after-tax net restructuring and other charges benefits ($8 million expense pre-tax). Net earnings in 2000 were $3.8 billion, or $4.11 per diluted share.

     In 2002, the return on average common stockholders’ equity was 11.7% and the pre-tax profit margin was 20.2%. The 2001 return on average common stockholders’ equity was 2.7% (11.7% excluding the restructuring and other charges and expenses related to September 11) and the pre-tax profit margin was 6.3% (16.9% excluding the restructuring and other charges and expenses related to September 11). Return on average common stockholders’ equity for 2000 was 24.2% and the pre-tax profit margin was 21.4%.

     The following chart illustrates the composition of net revenues by category in 2002.

     Net revenues in 2002 were $18.6 billion, 15% lower than in 2001. Commission revenues in 2002 were $4.7 billion, down 12% due primarily to a global decline in client transaction volumes, particularly in listed equities and mutual funds. Principal transactions revenues in 2002 decreased 40%, to $2.3 billion, due to lower revenues from equities and equity derivatives trading, reduced client transaction flows, and the conversion of the Nasdaq business to a commission-based structure over the past year, partially offset by higher debt trading revenues. Net interest profit in 2002 was $3.5 billion, up 8% due primarily to a steeper yield curve environment and the widening of credit spreads. Underwriting revenues in 2002 decreased 30% to $1.7 billion and Strategic advisory revenues in 2002 declined 36% to $703 million, reflecting reduced investment banking activity. Asset management and portfolio service fees in 2002 were $4.9 billion, down 8% due primarily to the market-driven decline in equity assets under management. Other revenues in 2002 increased 42%, to $751 million, due in part to increased realized gains related to sales of mortgages originated by Merrill Lynch Credit Corporation, as well as investment losses incurred in 2001.

     Net revenues in 2001 were $21.9 billion, 18% lower than in 2000. Commission revenues in 2001 were $5.3 billion, down 25% due primarily to a global decline in client transaction volumes, particularly in listed equities and mutual funds. Principal transactions revenues in 2001 decreased 34%, to $3.9 billion, due principally to lower revenues from equities and equity derivatives, resulting from reduced global transaction volumes, and lower volatility throughout much of the year, partially offset by improved debt trading results. Net interest profit in 2001 was $3.3 billion, up 6% from 2000. Underwriting revenues in 2001 decreased 10% to $2.4 billion due to a decline in global origination activity. Strategic advisory revenues in 2001 declined 20% to $1.1 billion, due to a reduced volume of completed merger and acquisition transactions. Asset management and portfolio service fees in 2001 were $5.4 billion, down 6%

Merrill Lynch 2002 Annual Report    15

due primarily to the market-driven decline in assets under management and assets in asset-priced accounts. Other revenues in 2001 decreased 45%, to $528 million, principally reflecting investment losses incurred in 2001.

     Compensation and benefits expenses were $9.4 billion in 2002, a decrease of $1.8 billion, or 16%, from 2001. The decrease was due primarily to lower incentive compensation expenses and lower Financial Advisor compensation, as well as reduced staffing levels. Compensation and benefits expenses were 50.7% of net revenues in 2002, compared to 51.5% in 2001. Non-compensation expenses were $5.4 billion in 2002, compared to $9.2 billion in 2001. Excluding the impact of recoveries/expenses related to September 11, research and other settlement-related expenses, and restructuring and other charges, non-compensation expenses were $5.3 billion in 2002, a reduction of $1.6 billion, or 23% from the 2001 level. This decrease included the absence of amortization expense on goodwill related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Goodwill amortization totaled $207 million in 2001.

     Communications and technology costs were $1.7 billion, down 22% from 2001 due to lower technology equipment depreciation, communications costs, and systems consulting costs. Occupancy and related depreciation was $909 million, a decline of 16% from 2001 due primarily to lower rent expense resulting from the fourth quarter 2001 restructuring initiatives. Brokerage, clearing, and exchange fees were $727 million, down 19% from 2001. Advertising and market development expenses were $540 million, down 23% from 2001 due primarily to reduced spending on travel and advertising. Professional fees remained essentially unchanged at $552 million. Office supplies and postage decreased 26% from 2001, to $258 million, due to lower levels of business activity and to efficiency initiatives. Other expenses were $611 million in 2002, down 32% due to lower provisions for losses, including litigation. Research and other settlement-related expenses reflect the $100 million settlement with the New York Attorney General and related costs of $11 million, which were recorded in the second quarter of 2002, Merrill Lynch’s $100 million portion of the global settlement accrued in the fourth quarter of 2002 for the funding of independent research and investor education, as well as $80 million related to a February 2003 settlement with the Securities and Exchange Commission regarding Merrill Lynch’s transactions with Enron Corporation. For additional information regarding this subsequent event see Note 2 to the Consolidated Financial Statements.

     Net recoveries related to September 11 were $212 million in 2002 compared with net expenses of $131 million in 2001. Restructuring and other charges were $8 million in 2002 and $2.2 billion in 2001. See Note 3 to the Consolidated Financial Statements for additional information.

     In the fourth quarter of 2001, Merrill Lynch recorded a pre-tax charge of $2.2 billion ($1.7 billion after-tax) related to the resizing of selected businesses and other structural changes. This charge was recorded as Restructuring and other charges on the Consolidated Statements of Earnings. The charge was the result of a detailed review of all businesses, with a focus on improving profit margins and aligning capacity with the current business environment and opportunities for future growth. These actions were expected to result in pre-tax annual expense savings of approximately $1.4 billion. Merrill Lynch achieved these savings in the first nine months of 2002. Opportunities exist to reduce non-compensation expenses further, although many of the savings realized going forward will be reinvested into priority growth initiatives and necessary incremental expenses such as compliance with the Patriot Act and contingency planning. During 2002, Merrill Lynch recorded pre-tax restructuring and other charges of $8 million. This amount represents a charge of $17 million related to current year reductions in excess office space, which were not part of the 2001 restructuring charge, offset by a net credit of $9 million, which represents a change in estimate, related to facilities, severance, and other charges. The primary components of this change in estimate were a net increase in facilities costs, principally in the United States and a net decrease in severance and other costs principally in Japan. On an after-tax basis, restructuring and other charges resulted in a $42 million increase in earnings in 2002, which primarily reflects a tax benefit related to a reduction in the original estimate for the Global Private Client (“GPC”) restructuring in Japan. For further information regarding the details of restructuring and other charges, see Note 3 to the Consolidated Financial Statements.

     Non-interest expenses were $20.5 billion in 2001, compared with $21.0 billion in 2000. Excluding September 11-related expenses and restructuring and other charges, non-interest expenses were $18.2 billion in 2001. Compensation and benefits were down 18% from 2000 due to a decrease in incentive and production-related compensation resulting from lower revenues and fewer employees. Compensation and benefits were 51.5% of net revenues for 2001, relatively unchanged from 2000.

     Communications and technology expense declined 4% in 2001 to $2.2 billion due to reduced systems consulting costs. Occupancy and related depreciation increased 7% in 2001, due primarily to a new London headquarters building. Brokerage, clearing, and exchange fees were $895 million in 2001, essentially unchanged from 2000. Advertising and market development expense was $703 million in 2001, down 25% from 2000 due to reduced spending on travel, advertising, and recognition programs. Professional fees decreased 14% in 2001, to $545 million, as a result of a reduction in spending on employment fees and non-technology consulting services. Office supplies and postage expense decreased 14% to $349 million due primarily to lower levels of business activity and efficiency initiatives. Other expenses were $902 million, essentially unchanged from 2000. Also included in 2001 non-compensation expenses were $2.2 billion of restructuring and other charges and $131 million of net September 11-related expenses.

Operating Earnings

Net operating earnings, which are net earnings excluding the impact of restructuring charges, research and other settlement-related expenses, and September 11-related recoveries/ expenses, were $2.6 billion in 2002, up 7% from 2001, despite

16    Merrill Lynch 2002 Annual Report

a 15% decline in net revenues, to $18.6 billion. Net operating earnings per diluted share were $2.67 in 2002 compared with $2.50 in 2001. Net operating earnings should not be considered an alternative to net earnings (as determined in accordance with generally accepted accounting principles (“GAAP”) in the United States), but rather as a non-GAAP measure considered relevant by management in comparing current year results with prior year results. Management believes this measure is a valuable tool for investors to judge the quality of Merrill Lynch’s financial performance as it allows investors to more readily gauge earnings and identify trends.

Income Taxes

Merrill Lynch’s 2002 income tax provision was $1.1 billion, representing a 28.0% effective tax rate compared with 44.2% in 2001 and 30.4% in 2000. The 2002 effective tax rate declined from the prior year as the 2001 tax provision included non-deductible losses associated with the refocusing of the Japan Private Client business, which were included in the fourth-quarter 2001 charge, including a write-off of previously recognized deferred tax assets of approximately $135 million. In addition, 2002 net earnings reflected the tax benefits associated with the wind-down of the Merrill Lynch HSBC joint venture, as well as the lower tax rate associated with certain European, Asian and other international activities and a net benefit of $77 million related to prior years and settlements with various tax authorities. Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Financial Statements. Merrill Lynch assesses its ability to realize deferred tax assets within each jurisdiction, primarily based on a strong earnings history and the absence of negative evidence as discussed in SFAS No. 109, “Accounting for Income Taxes.” During the last 10 years, average pre-tax earnings were $2.9 billion. Accordingly, management believes that it is more likely than not that remaining deferred tax assets, net of the related valuation allowance, will be realized. See Note 17 to the Consolidated Financial Statements for further information.

Business Segments

The following discussion provides details of the operating performance for each Merrill Lynch business segment, as well as details of products and services offered. The discussion also includes details of net revenues by segment. Certain prior year amounts have been restated to conform with the current year presentation.

     Merrill Lynch reports its results in three business segments: The Global Markets and Investment Banking group (“GMI”), Global Private Client (“GPC”), and Merrill Lynch Investment Managers (“MLIM”). GMI provides capital markets and investment banking services to corporate, institutional, and governmental clients around the world. GPC provides global wealth management products and services to individuals, small- to mid-size businesses, and employee benefit plans. MLIM provides asset management services to individual, institutional and corporate clients.

     Certain MLIM and GMI products are distributed through GPC distribution channels, and, to a lesser extent, certain MLIM products are distributed through GMI. Revenues and expenses associated with these inter-segment activities are recognized in each segment and eliminated at the corporate level. In addition, revenue and expense sharing agreements for shared activities between segments are in place, and the results of each segment reflect the agreed-upon portion of these activities. The following segment results represent the information that is relied upon by management in its decision-making processes. These results exclude items reported at the corporate level. Business segment results are restated to reflect reallocations of revenues and expenses that result from changes in Merrill Lynch’s business strategy and structure. Management views non-interest expenses before recoveries related to September 11 and restructuring and other charges in evaluating operating performance. Included in GMI’s and GPC’s 2002 results are September 11-related partial business interruption insurance recoveries for forgone pre-tax profits of $90 million and $25 million, respectively. September 11-related expenses and research and other settlement-related expenses were recorded in the Corporate segment. Restructuring and other charges have been recorded in each of the business segments. See Note 4 to the Consolidated Financial Statements for further information.

Global Markets and Investment Banking

GMI provides equity and debt trading, capital markets services, investment banking and strategic merger and acquisition advisory services to its clients around the world. GMI raises capital for its clients through securities underwritings, private placements, and loan syndications. GMI makes a market in securities, derivatives, currencies, and other financial instruments to satisfy client demand for these instruments, and for proprietary trading. Merrill Lynch has one of the largest equity trading and underwriting operations of any firm in the world and is a leader in the origination and distribution of equity products. GMI is also a leader in the global origination and distribution of debt market products. GMI’s client-focused strategy provides investors with opportunities to diversify their portfolios, manage risk, and enhance returns. GMI also provides clients with financing, securities clearing, settlement, and custody services.

     GMI faced a 2002 environment marked by economic and geopolitical uncertainty, weaker corporate earnings and decreased investor confidence, which led to a significant deterioration in market conditions. Global equity indices posted their third consecutive year of declines, and capital markets

Merrill Lynch 2002 Annual Report    17

origination and merger and acquisition activity were severely depressed. For GMI, these factors were partially offset by strength in fixed income markets due to a favorable yield curve environment and proprietary trading.

     During 2002, GMI improved its pre-tax profit margin despite the deteriorating market environment through its continued focus on reducing expenses, efficiency, and strategic reallocation of resources to businesses such as debt trading, which posted record revenues and profits for the year. While maintaining expense discipline, GMI invested in profitable growth opportunities that leverage its scale and complement its business mix and client reach. These growth opportunities included derivatives, mortgages, foreign exchange, and prime brokerage. The combination of discipline in managing expenses together with investing selectively has been integral to further enhancing GMI’s competitive positioning and profitability across market cycles.

     In 2001, equity origination and trading activity declined and global completed merger and acquisition volumes decreased throughout the year due to the challenging market environment. Offsetting these factors were strong debt markets, as 11 interest rate cuts by the U.S. Federal Reserve were a catalyst for significant trading and origination activity for most of the year.

     In 2002, Merrill Lynch formed the Merrill Lynch Global Bank Group, through which the lending and deposit-taking businesses were brought under one common management team, improving consistency and efficiency. The Global Bank Group allows Merrill Lynch to leverage the expertise developed through the creation and growth of its U.S. banks, create uniformity in its approach to lending, and apply stable bank deposit funding in pursuit of key lending business initiatives across both GPC and GMI. GMI is responsible for managing the investment portfolio of Merrill Lynch’s U.S. banks, and earns a spread on these activities which is recorded in principal transactions and net interest profit.

     During 2002, GMI’s Securities Services Division was merged into the equity division. In early 2001, Merrill Lynch sold essentially all of its energy trading assets, effectively exiting the business.

     In 2001, as part of Merrill Lynch’s overall business review process, GMI completed in-depth reviews of its businesses with the goal of improving overall efficiency and operating flexibility. As a result of these reviews, GMI streamlined its management and reorganized the investment banking division by reducing the number of global industry teams, realigning sector coverage, and broadening responsibilities. In addition, GMI consolidated trading operations outside the United States to enhance client service and realize efficiencies. The completion of these reviews led to a fourth quarter 2001 pre-tax charge of $833 million, primarily related to severance. During 2002, GMI’s costs related to the 2001 restructuring were adjusted to reflect a change in estimate, primarily related to facilities, resulting in an additional net pre-tax charge of $51 million.

GMI’s Results of Operations

(dollars in millions)

	2002	2001	2000

Commissions	$2,080	$2,111	$2,398
Principal transactions and net interest profit	3,714	4,562	6,133
Investment banking	2,148	3,135	3,449
Other revenues	488	467	809

Total net revenues	8,430	10,275	12,789
Non-interest expenses before recoveries related to September 11 and restructuring and other charges	6,054	7,465	8,698

Pre-tax earnings before recoveries related to September 11 and restructuring and other charges	2,376	2,810	4,091
Recoveries related to September 11	90	–	–
Restructuring and other charges	(51)	(833)	–

Pre-tax earnings	$2,415	$1,977	$4,091

Pre-tax profit margin before recoveries related to September 11 and restructuring and other charges	28.2%	27.3%	32.0%
Pre-tax profit margin	28.6	19.2	32.0
Total full-time employees	10,900	11,900	14,300

     In 2002, GMI’s pre-tax earnings were $2.4 billion, 22% higher than in 2001, with a pre-tax profit margin of 28.6%. Excluding the September 11 recoveries and restructuring and other charges, GMI’s pre-tax earnings declined 15% from 2001 to $2.4 billion. GMI’s net revenues declined 18% in 2002, to $8.4 billion, driven primarily by reduced equity and investment banking revenues, partially offset by a strong increase in debt markets revenues. Included in GMI’s results are net revenues related to investments, including dividend income and realized and unrealized gains and losses. Investment-related net revenues were $162 million in 2002, $291 million in 2001 and $611 million in 2000. Excluding the restructuring and other charges, GMI’s 2001 net revenues and pre-tax earnings decreased 20% and 31%, respectively, from 2000 due principally to reduced equity and equity-linked trading and origination. Additionally, lower strategic advisory revenues as well as write-downs of certain credit and private equity positions contributed to the decline. These declines were partially offset by increased debt trading and origination revenues in 2001.

     The September 11 terrorist attacks on the World Trade Center had a negative impact on GMI’s 2001 results, as the temporary closure of markets, loss of communication with key clients, and business disruption caused by the relocation of GMI employees led to lower than normal market shares and reduced business activity in the period immediately following the attacks. During 2002, GMI recognized $90 million in business interruption insurance recoveries for forgone pre-tax profits related to September 11. For further information regarding September 11, see Note 3 to the Consolidated Financial Statements.

18    Merrill Lynch 2002 Annual Report

     A detailed discussion of GMI’s revenues follows:

Client Facilitation and Trading

Commissions Commissions revenues primarily arise from agency transactions in listed and over-the-counter (“OTC”) equity securities, money market instruments, options and commodities. In late 2001, Merrill Lynch instituted a program for providing enhanced brokerage services to its customers with large-size Nasdaq orders in exchange for an agreed-upon per share commission in lieu of the traditional spread. Nearly all Nasdaq institutional client trades are now executed on an agency, rather than a principal, basis.

     In 2002, commissions revenues were essentially unchanged from 2001 at $2.1 billion. In 2001, commissions revenues declined 12% from 2000. This decrease resulted from a global decline in client transaction volumes. The impact of lower transaction volumes in 2002 was mitigated by over $225 million of commissions generated by large-size Nasdaq orders.

Principal transactions and net interest profit

(dollars in millions)

	2002	2001	2000

Equities and equity derivatives	$714	$1,813	$3,807
Debt and debt derivatives	3,000	2,749	2,326

Total	$3,714	$4,562	$6,133

     Principal transactions revenues include realized gains and losses from the purchase and sale of securities in which Merrill Lynch acts as principal, and unrealized gains and losses on trading assets and liabilities. In addition, principal transactions revenues include unrealized gains related to equity investments held by Merrill Lynch’s broker-dealers, which amounted to $117 million, $213 million and $212 million in 2002, 2001, and 2000, respectively.

     Net interest profit is a function of the level and mix of total assets and liabilities, including trading assets owned, financing and lending transactions, trading strategies associated with GMI’s institutional securities business, and the prevailing level, term structure, and volatility of interest rates. Net interest profit is an integral component of trading activity. Beginning in 2002, GMI’s net interest profit includes income generated by the investment portfolio of Merrill Lynch’s U.S. banks, all of which was previously recorded in GPC. This change follows a transfer in responsibility for this activity, which was made to better align functional and management responsibilities. The prior year segment results have been restated to reflect this change.

     In assessing the profitability of its client facilitation and trading activities, Merrill Lynch views principal transactions and net interest profit in the aggregate as net trading revenues. Changes in the composition of trading inventories and hedge positions can cause the mix of principal transactions and net interest profit to fluctuate. Net trading revenues were $3.7 billion in 2002, down 19% from 2001. Debt and debt derivatives net trading revenues were $3.0 billion, up 9% from 2001, reflecting increased trading of interest rate and other products due to a favorable yield curve environment and proprietary trading. Equities and equity derivatives net trading revenues decreased 61% from 2001 to $714 million, primarily due to reduced customer flows, lower volatility during much of the year, and the conversion of the Nasdaq business to a commission-based structure over the past year.

     In 2001, net trading revenues declined 26% from 2000. Equities and equity derivatives net trading revenues decreased 52% from 2000, to $1.8 billion, due to reduced global transaction volumes and lower volatility throughout much of 2001. Debt and debt derivatives net trading revenues were $2.7 billion in 2001, up 18% from 2000, as improvements in interest rate trading results were partially offset by provisions and write-downs of certain credit positions of approximately $470 million. Included in debt and debt derivatives trading revenues in 2001 are net revenues from the energy-trading business of $53 million. The 2001 energy-trading net revenues include a first quarter gain on the sale of essentially all of the assets of this business.

Investment banking

(dollars in millions)

	2002	2001	2000

Debt underwriting	$622	$693	$439
Equity underwriting	824	1,343	1,632

Total underwriting	1,446	2,036	2,071
Strategic advisory services	702	1,099	1,378

Total	$2,148	$3,135	$3,449

Underwriting Underwriting revenues represent fees earned from the underwriting of debt and equity and equity-linked securities as well as loan syndication and commitment fees.

     Total underwriting revenues were $1.4 billion in 2002, down 29% from 2001, as equity and equity-linked underwriting revenues declined 39% and debt underwriting revenues declined 10%. These decreases resulted from a reduced volume of transactions as well as lower market share. Merrill Lynch’s debt underwriting focus has shifted toward higher margin businesses and away from the achievement of aggregate market share goals; however, debt transactions remain highly competitive and not all transactions are profitable. In 2001, total underwriting revenues were essentially unchanged from 2000, as a 58% increase in debt underwriting revenues was more than offset by an 18% decline in equity and equity-linked underwriting.

Merrill Lynch 2002 Annual Report    19

     Merrill Lynch’s underwriting market share information based on transaction value is as follows:

	2002		2001		2000

	Market		Market		Market
	Share	Rank	Share	Rank	Share	Rank

Global proceeds
Equity and equity-linked	11.0%	3	13.8%	2	10.6%	2
Debt	7.9	3	10.3	2	11.6	1
Debt and equity	8.1	2	10.6	2	11.4	1
U.S. proceeds
Equity and equity-linked	15.6%	3	18.0%	2	12.7%	4
Debt	9.4	2	11.8	2	14.2	1
Debt and equity	9.7	2	12.3	2	14.0	1

Source: Thomson Financial Securities Data statistics based on full credit to book managers.

Strategic Advisory Services Strategic advisory services revenues, which include merger and acquisition and other advisory fees, decreased 36% in 2002, to $702 million, as deteriorating market conditions continued to have a negative impact on global merger and acquisition activity and on client demand for strategic advisory services.

     Merrill Lynch’s merger and acquisition market share information based on transaction values is as follows:

	2002		2001		2000

	Market		Market		Market
	Share	Rank	Share	Rank	Share	Rank

Announced transactions
Global	14.0%	6	25.2%	3	21.4%	4
U.S	13.5	8	31.4	3	27.1	4
Completed transactions
Global	24.5%	3	27.5%	3	31.6%	3
U.S	32.7	4	33.2	3	29.4	3

Source: Thomson Financial Securities Data statistics based on full credit to both target and acquiring companies’ advisors.

Other Revenues Other revenues, which include realized investment gains and losses and distributions on equity investments, increased 5% to $488 million in 2002. Other revenues in 2002 reflected increased realized gains on the investment portfolios of Merrill Lynch’s U.S. banks and a $45 million pre-tax gain on the sale of the Securities Pricing Services business. In 2001, Other revenues decreased 42% compared to 2000 and included a pre-tax gain of $50 million related to the sale of the Canadian securities clearing business, which was more than offset by write-downs of equity investments of $126 million.

Global Private Client

At the end of 2002, Merrill Lynch created GPC, formerly known as the Private Client Group (“PCG”). While encompassing the same businesses as PCG, GPC will more fully integrate the U.S. and non-U.S. businesses into a global organization to bring the full resources of GPC together as Merrill Lynch continues to enhance its services to clients. The formation of the GPC group will also provide more efficient leverage of technology platforms and reduced costs as the management structure is streamlined.

     GPC provides wealth management products and services to assist clients in building financial assets, and maximizing returns relative to risk tolerance and investment objectives. GPC offers a wide range of products and services, including retail brokerage, asset and liability management, banking, trust and generational planning, consumer and small business loans and insurance products. GPC serves individual investors, and middle market corporations and institutions through approximately 14,000 Financial Advisors (“FAs”) in approximately 670 offices around the world as of year-end 2002.

     To align asset account structure with each client’s specific investment requirements and goals, GPC offers a choice of traditional commission-based investment accounts, a variety of asset-priced investment services, and self-directed online accounts. Assets in GPC accounts totaled $1.1 trillion at December 27, 2002, down from $1.3 trillion at December 28, 2001, due primarily to market depreciation. In a difficult operating environment, GPC attracted net new assets from clients of $18 billion during 2002.

     There was also continued progress in diversifying revenues as sales of annuity products and the volume of mortgage originations reached record levels in 2002. Mortgage origination volume more than doubled in 2002, to $21 billion.

     In May 2002, Merrill Lynch and HSBC Holdings plc (“HSBC”) agreed to exit their joint venture, Merrill Lynch HSBC (“MLHSBC”), and integrate it into the HSBC Group. MLHSBC was a 50/50 joint venture formed by Merrill Lynch and HSBC in April 2000 to create a global online investment and banking services company, serving individual self-directed customers outside the United States. As the decline in worldwide equity markets reduced the demand for online trading, MLHSBC did not achieve the growth that was forecast when the venture was formed and never achieved profitability. Although Merrill Lynch exited the joint venture in 2002, MLHSBC will continue to operate using Merrill Lynch as part of its name through 2004 and clients will have access to Merrill Lynch research during that time.

     GPC has faced a difficult market environment as equity securities prices continued to drop and investor confidence declined. As the markets have declined, Merrill Lynch has become involved in an increased number of client claims, which is likely to result in higher professional fees and litigation expenses than those incurred in the past.

     In 2001, Merrill Lynch adopted a multi-channel service model in the United States, more closely aligning FAs with clients based on levels of investable assets. This segmentation repositioned the business to provide a more comprehensive suite of financial products and services. In the United States, ultra-high-net-worth clients are aligned with Private Wealth Advisors (“PWAs”). PWAs are FAs who have completed a rigorous accreditation program and focus on clients with more than $10 million of investable assets. For clients in the United States with less than $100,000 of investable assets, Merrill Lynch developed the telephone-based Financial Advisory Center (“FAC”) to more effectively serve these clients in a cost efficient manner.

     During 2001, GPC conducted a detailed business review to reallocate and focus the use of resources in its businesses. In the United States, this process began in 2000 and resulted in the

20    Merrill Lynch 2002 Annual Report

completion of several actions in 2001, including: a long-term outsourcing arrangement for certain mortgage origination and servicing operations of Merrill Lynch Credit Corporation; outsourcing the administrative services for smaller U.S. 401(k) plans; and the sale of the health and welfare division of Merrill Lynch’s Howard Johnson and Company. In addition, in 2001, GPC consolidated certain offices and announced the closing of one of three operations centers in the United States. These initiatives were completed in 2002. Outside the United States, GPC narrowed its focus to serving high-net-worth and ultra-high-net-worth clients, GPC’s traditional strength. This resulted in several strategic actions, including: the sale of the Canadian Private Client business in 2001; the consolidation of branch offices in Europe, the Middle East, and Asia Pacific; and the refocusing of GPC’s Japan business in 2002. These strategic changes were made with the goal of retaining and growing the elements of the business where GPC can make the best returns on its investments. GPC continuously looks for opportunities to reallocate resources and achieve greater efficiencies while making strategic investments and continues to scale its infrastructure to the business environment.

GPC’s Results of Operations

(dollars in millions)

	2002	2001	2000

Commissions	$2,469	$3,045	$4,468
Principal transactions and new issue revenues	1,165	1,576	2,024
Asset management and portfolio service fees	3,532	3,676	3,911
Net interest profit	1,336	1,518	1,534
Other revenues	279	102	160

Total net revenues	8,781	9,917	12,097
Non-interest expenses before recoveries related to September 11 and restructuring and other charges	7,576	8,999	10,597

Pre-tax earnings before recoveries related to September 11 and restructuring and other charges	1,205	918	1,500
Recoveries related to September 11	25	–	–
Restructuring and other charges	66	(1,077)	–

Pre-tax earnings (loss)	$1,296	$(159)	$1,500

Pre-tax profit margin before recoveries related to September 11 and restructuring and other charges	13.7%	9.3%	12.4%
Pre-tax profit margin	14.8	N/M	12.4
Total full-time employees	31,900	36,400	46,100
Total Financial Advisors	14,000	16,400	20,200

N/M-not meaningful.

     GPC’s 2002 pre-tax earnings were $1.3 billion as compared to a pre-tax loss of $159 million in 2001. Excluding the September 11 recoveries and restructuring and other charges, GPC’s pre-tax earnings increased 31% from 2001 to $1.2 billion as a 16% decline in non-interest expenses more than offset an 11% reduction in net revenues. On the same basis, the pre-tax operating margin was 13.7%, up more than four percentage points from 9.3% in 2001, reflecting substantially improved performance both inside and outside the United States. The growing percentage of fee-based and recurring revenues helped stabilize overall revenues in 2002 as transaction volumes fell.

     Excluding restructuring and other charges in 2001, GPC’s pre-tax earnings decreased 39% and net revenues decreased 18% from 2000. The pre-tax profit margin declined to 9.3% in 2001 from 12.4% in 2000. These declines resulted from lower transaction volumes and reduced demand for mutual fund and equity products. In addition, as a result of the completion of a detailed business review, GPC recorded $1.1 billion of pre-tax restructuring and other charges in the fourth quarter of 2001, primarily related to severance and the write-down of real estate and technology assets. These charges included costs associated with a decision to focus the non-U.S. business, principally in Japan, more exclusively on high-net-worth individuals and institutional middle markets clients. During 2002, GPC’s costs related to the 2001 restructuring were adjusted to reflect a change in estimate, related to facilities, severance and other costs resulting in a net pre-tax credit of $83 million, primarily related to Japan. This credit was partially offset by a $17 million real estate-related 2002 other charge. See Note 3 to the Consolidated Financial Statements for further information.

Commissions Commissions revenues primarily arise from agency transactions in listed and OTC equity securities, as well as sales of mutual funds, insurance products, and options.

     Commissions revenues decreased 19% to $2.5 billion in 2002 as a result of a global decline in client transaction volumes, particularly in equity securities and mutual funds. Commissions have also been negatively affected by the ongoing transition of GPC assets to asset-priced accounts. Commissions revenues also declined in 2001 to $3.0 billion from $4.5 billion in 2000, or 32%, due to a decline in client transaction volume.

     Principal transactions and new issue revenues GPC’s Principal transactions and new issue revenues primarily represent bid-offer revenues in OTC equity securities, government bonds and municipal securities as well as selling concessions on underwriting of debt and equity products. GPC does not take any significant principal trading risk positions.

     Principal transactions and new issue revenues declined 26% to $1.2 billion in 2002 as trading and new issue volume declined in a less favorable market environment. In 2001, Principal transactions and new issue revenues similarly declined 22% from 2000, to $1.6 billion.

Asset management and portfolio service fees Asset management and portfolio service fees include asset management fees from taxable and tax-exempt money market funds as well as portfolio fees from fee-based accounts such as Unlimited AdvantageSM and Merrill Lynch Consults® . Also included are servicing fees related to these accounts, as well as certain other account-related fees.

     In 2002, Asset management and portfolio service fees totaled $3.5 billion, 4% lower than in 2001. In 2001, Asset management and portfolio service fees totaled $3.7 billion, down from $3.9 billion in 2000. These decreases resulted primarily from market-driven declines in asset levels.

Merrill Lynch 2002 Annual Report    21

     The value of assets in GPC accounts at year-end 2002, 2001, and 2000 is summarized as follows:

(dollars in billions)

	2002	2001	2000

Assets in GPC accounts
U.S	$1,053	$1,185	$1,337
Non-U.S	89	101	140

Total	$1,142	$1,286	$1,477

Assets in asset-priced accounts	$182	$199	$209
As a percentage of total assets in GPC accounts	16%	15%	14%

     The changes in assets in GPC accounts from year-end 2001 to year-end 2002 are detailed below:

(dollars in billions)

		Net Changes Due To

	Year-end	New	Asset		Year-end
	2001	Money	Depreciation	Other(1)	2002

Assets in GPC accounts:
U.S	$1,185	$19	$(151)	$–	$1,053
Non-U.S	101	(1)	(9)	(2)	89

Total	$1,286	$18	$(160)	$(2)	$1,142

(1)	Represents business divestitures.

     The decline in asset levels in 2002 was due primarily to market depreciation.

Net interest profit Net interest profit for GPC includes an allocation of the interest spread earned in Merrill Lynch’s banks for deposits as well as interest earned on margin and other loans. Prior to 2002, GPC’s net interest profit included all revenues and expenses associated with managing the investment portfolio of Merrill Lynch’s U.S. banks. The revenues and expenses associated with managing this portfolio are now included in GMI’s results. Prior year segment results have been restated for this change.

     Net interest profit was $1.3 billion, down 12% from $1.5 billion in 2001. This decrease is primarily due to lower margin balances and a reduction in the related interest rates. In 2001, net interest profit was essentially unchanged from 2000 levels.

Other revenues Other revenues increased $177 million, from $102 million in 2001 to $279 million in 2002. Other revenues in 2002 reflect increased realized gains related to the sales of mortgages originated by Merrill Lynch Credit Corporation. Investment-related net revenues were a gain (loss) of $(11) million, $(52) million, and $18 million in 2002, 2001, and 2000, respectively. Investment-related net revenues in 2002 included a pre-tax gain of $39 million related to the release of provisions subsequent to the conclusion of the sale of the Canadian GPC business, which was partially offset by losses related to MLHSBC of $34 million. Investment-related net revenues in 2001 included a pre-tax gain on the sale of the Canadian GPC business of $108 million, which was more than offset by losses on various e-commerce investments, including losses related to MLHSBC of $150 million.

Merrill Lynch Investment Managers

MLIM is among the world’s largest asset managers with $462 billion of assets under management at the end of 2002. MLIM offers a wide array of taxable and tax-exempt fixed-income, equity and balanced mutual funds and segregated accounts to a diverse global clientele. MLIM also offers a wide assortment of index-based equity and alternative investment products. MLIM’s clients include institutions, high-net-worth individuals, mutual funds, and other investment vehicles. MLIM-branded mutual fund products are available through third-party distribution networks and the GPC distribution channel. MLIM also distributes its products through GMI. MLIM maintains a significant sales and marketing presence in both the United States and overseas that is focused on acquiring and maintaining institutional investment management relationships. MLIM markets its services both directly to these investors and through pension consultants.

     During 2002, MLIM continued to review all of its businesses. As a consequence of these reviews, certain overlap of investment management activities between the U.S. and London offices of MLIM were eliminated. Also during 2002, MLIM merged its three separate international mutual fund families into a single mutual fund family, Merrill Lynch International Investment Funds (“MLIIF”). This merger resulted in the elimination of nine funds separately marketed under the Mercury and MLAM brands. The MLIIF merger also permitted MLIM to rationalize its various fee structures and introduce a wider range of share classes aligned to investor requirements. In addition, in January 2002, MLIM sold its Cana-dian retail asset management operations.

     These measures along with the impact of similar actions undertaken in 2001 contributed to MLIM’s improved pre-tax profit margin in 2002. This improvement took place in a very challenging business environment for investment management in general and MLIM in particular. The equity market downturn from 2000 through 2002 has had a significant effect in the marketplace for investment management products. There has been a broad shift away from higher fee-yielding equity products towards lower fee-yielding short-duration fixed-income products. This has been observable behavior for both retail and institutional clients. Furthermore, the operating environment both inside and outside of the United States has been further constrained by the impact of media attention related to a number of corporate accounting, disclosure, governance, and litigation issues. In Europe, MLIM’s sales efforts were also constrained by media attention related to several events that occurred during the latter part of 2001 and continuing into 2002. These matters included the retirement or termination of several senior executives or portfolio managers, the public trial in the United Kingdom related to claims made by a large institutional MLIM client and the possibility of similar litigation in the future.

22    Merrill Lynch 2002 Annual Report

     During 2001, MLIM reviewed all of its business activities to further enhance future profit potential and target selected growth opportunities. As a result of these in-depth reviews, MLIM consolidated the management of its Japan, Asia Pacific and European activities into a single management structure. MLIM significantly reduced its global real estate footprint by selling, closing or down-sizing offices in Los Angeles, Korea, and Singapore and consolidating its New York metropolitan area-based operations. MLIM also undertook strategic outsourcing opportunities, consolidated real estate in Tokyo and London, reduced technology spending, and exited its Defined Asset Funds business. See Note 3 to the Consolidated Financial Statements for additional information.

MLIM’s Results of Operations

(dollars in millions)

	2002	2001	2000

Commissions	$177	$249	$335
Asset management fees	1,368	1,639	1,761
Other revenues	8	44	113

Total net revenues	1,553	1,932	2,209
Non-interest expenses	1,209	1,630	1,754
Pre-tax earnings before restructuring and other charges	344	302	455
Restructuring and other charges	(23)	(283)	–

Pre-tax earnings	$321	$19	$455

Pre-tax profit margin before restructuring and other charges	22.2%	15.6%	20.6%
Pre-tax profit margin	20.7	1.0	20.6
Total full-time employees	2,800	3,100	4,000

     Pre-tax earnings for MLIM were $321 million in 2002, up from $19 million in 2001. Excluding restructuring and other charges, pre-tax earnings were $344 million in 2002, up 14% from $302 million in 2001. On this basis, MLIM’s pre-tax operating margin was 22.2%, up from 15.6% in 2001. The integration of MLIM’s global investment platform and re-alignment of resources resulted in reduced expenses and improved productivity which more than offset a 20% decline in net revenues, to $1.6 billion in 2002. MLIM continued to generate strong investment performance with approximately 70% of global assets under management above benchmark or median for the 1-, 3-, and 5-year periods ending December 2002. In 2001, net revenues decreased 13%, to $1.9 billion from $2.2 billion in 2000 and pre-tax earnings, excluding restructuring and other charges, declined 34% to $302 million from $455 million in 2000. The reduction in net revenues and pre-tax earnings was primarily the result of a market-driven decline in assets under management. Pre-tax earnings in 2001 also reflected higher costs related to litigation. In 2001, as a result of the completion of the previously mentioned detailed business review, MLIM recorded $283 million of pre-tax restructuring and other charges, primarily related to severance and costs associated with the closing of certain mutual funds, including investment write-downs of $32 million principally related to mutual fund seed capital. During 2002, MLIM’s costs related to the 2001 restructuring were adjusted to reflect a change in estimate, primarily related to severance and facilities, resulting in an additional net pre-tax charge of $23 million.

Commissions Commissions for MLIM principally consist of distribution fees and redemption fees related to mutual funds. The distribution fees represent revenues earned for promoting and distributing mutual funds (“12b-1 fees”). As a result of lower transaction volumes and the impact of lower market values, commissions decreased 29% to $177 million in 2002. Commissions in 2001 declined 26% from 2000 to $249 million as a result of lower transaction volumes.

Asset management fees Asset management fees primarily consist of fees earned from the management and administration of funds as well as performance fees earned by MLIM on separately managed accounts. Asset management fees declined 17% to $1.4 billion from $1.6 billion in 2001. These fees were $1.8 billion in 2000. These reductions are due to market-driven declines in the value of equity assets under management as well as the shift of assets by clients from higher yielding equity funds to lower yielding fixed income and money market funds.

     MLIM’s assets under management for each of the last three years were comprised of the following:

(dollars in billions)

	2002	2001	2000

Assets Under Management Retail(1)	$189	$220	$250
Institutional	235	266	262
Private investors(2)	38	43	45

Total	$462	$529	$557

(1)	Net of outflows of $8 billion, $10 billion and $36 billion of retail money market funds.
(2)	Represents segregated portfolios for individuals, small corporations, and institutions.

At year-end 2002, assets under management totaled $462 billion, a 13% decline from 2001. This decrease is primarily due to market-driven declines, $19 billion of global net outflows primarily from equity funds during the year, and $8 billion of outflows from retail money market funds. The outflows from retail money market funds continue to be negatively impacted by the change in the cash sweep options for certain CMA® and other types of Merrill Lynch accounts. Beginning in mid-2000, these accounts were modified to sweep most cash into interest-bearing bank deposits at Merrill Lynch’s U.S. banks rather than into MLIM-managed retail money market funds.

Merrill Lynch 2002 Annual Report    23

     An analysis of changes in assets under management from year-end 2001 to year-end 2002 is as follows:

(dollars in billions)

		Net Changes Due To

	Year-end	New	Asset		Year-end
	2001	Money	Depreciation	Other(1)	2002

Assets under management	$529	$(19)	$(52)	$4	$462

(1)	Includes reinvested dividends of $4 billion, $17 billion related to foreign exchange movements, net outflows of $(8) billion of retail money market funds, and other changes of $(9) billion.

Other Revenues Other revenues, which primarily include net interest profit and investment gains and losses, decreased from $44 million in 2001 to $8 million in 2002. The 2002 Other revenues reflect investment losses and also include a $17 million pre-tax gain on the sale of the Canadian retail asset management business. Other revenues in 2001 declined $69 million from 2000 due to losses on investments.

Global Operations

Merrill Lynch’s operations outside the United States are organized into five geographic regions:

•	Europe, Middle East, and Africa

•	Japan

•	Asia Pacific

•	Canada, and

•	Latin America

     The following chart illustrates the 2002 regional operating results excluding all items included in the corporate segment. For further geographic information, see Note 4 to the Consolidated Financial Statements.

Europe, Middle East, and Africa

(dollars in millions)

	2002	2001	2000

Net revenues	$2,641	$3,462	$4,953
Pre-tax earnings before restructuring and other charges(1)	93	261	1,261
Pre-tax earnings (loss)	69	(32)	1,261
Total full-time employees	6,400	7,200	8,600

(1)	Before $24 million and $293 million of pre-tax restructuring and other charges in 2002 and 2001, respectively.

     Merrill Lynch operates in Europe, the Middle East, and Africa as a broker-dealer in a wide array of equity and debt products, and also provides investment banking, asset management and private banking services. Additionally, Merrill Lynch offers its clients a broad range of equity, fixed income and economic research. Since opening its first European office in Geneva in 1952, Merrill Lynch has extended its presence across the region, with 33 offices in 16 countries.

     In 2002, Merrill Lynch adjusted its resource capacity in the region to be more in line with market conditions and to achieve greater efficiencies. In May 2002, Merrill Lynch and HSBC agreed to exit their joint venture Merrill Lynch HSBC, and integrate MLHSBC into the HSBC Group. MLHSBC was a 50/50 joint venture between Merrill Lynch and HSBC that provided online financial services. The decision to exit this joint venture resulted from a review of Merrill Lynch’s international retail operations in light of changed market conditions and a view that the online brokerage would not achieve a profit in the foreseeable future.

     As a result of a detailed business review in the fourth quarter of 2001, GPC consolidated offices in Europe and the Middle East, MLIM consolidated its Japan, Asia Pacific and European activities into a single management structure and GMI streamlined its management and reorganized its investment banking division. These actions resulted in a fourth quarter 2001 pre-tax charge of $293 million in the region, primarily related to severance. In 2002, costs related to the 2001 restructuring were adjusted to reflect a change in estimate, primarily related to severance, resulting in a pre-tax charge of $7 million. In addition, the region recorded an other charge of $17 million in 2002 related to certain real estate leases associated with its GPC businesses.

     In 2002, net revenues for the region decreased 24% from 2001. Pre-tax earnings before restructuring and other charges decreased 64% from 2001 to $93 million due primarily to decreased equity trading and origination revenues. In 2001, net revenues for the region decreased 30% from 2000. Pre-tax earnings before restructuring and other charges decreased 79% from 2000 to $261 million also due primarily to decreased equity trading and origination revenues.

24    Merrill Lynch 2002 Annual Report

Japan

(dollars in millions)

	2002	2001	2000

Net revenues	$761	$997	$1,531
Pre-tax earnings (loss) before restructuring and other charges (credits)(1)	97	(14)	237
Pre-tax earnings (loss)	217	(394)	237
Total full-time employees	1,400	2,900	3,500

(1)	Before $(120) million and $380 million of pre-tax restructuring and other charges (credits) in 2002 and 2001, respectively.

     In 2002, Japan’s GMI business focused on high-value added, high-margin activities and adding new businesses, especially in the areas of balance sheet restructuring and capital reinforcement.

     In 2002, GPC completed its restructuring program in Japan, closing 25 branch offices; outsourcing data center and technology services; and launching a direct-client Financial Service Center to serve clients with limited investable assets. These actions resulted in a significant reduction in the number of full-time employees in the region and an annual expense savings of over $200 million. GPC is now focused on small- to medium-sized business clients and high-net-worth individual investors. The restructuring program resulted in a fourth quarter 2001 pre-tax charge of $380 million and additional wind-down expenses in 2002. In 2002, costs related to the 2001 restructuring were adjusted to reflect a change in estimate, primarily related to severance, facilities and other expenses, resulting in a net pre-tax credit of $120 million. The facilities-related change in estimate is primarily related to the decision to maintain an existing data center as a back-up facility in the region.

     Net revenues in the Japan region in 2002 decreased 24% from 2001 to $761 million, primarily reflecting continued weak market conditions which negatively impacted the region’s GMI businesses. In addition, the downsizing of the GPC business resulted in lower revenues in the region. Pre-tax earnings before restructuring and other charges (credits) were $97 million in 2002 compared to a loss of $14 million in 2001 reflecting continued disciplined cost management and the impact of restructuring actions taken. Net revenues in the Japan region in 2001 were down 35% from 2000 to $997 million, reflecting weak market conditions, except in the GMI debt business. The corresponding decrease in pre-tax earnings before restructuring and other charges (credits) was partially alleviated by a reduction in expenses as a result of cost reduction initiatives in 2001.

Asia Pacific

(dollars in millions)

	2002	2001	2000

Net revenues	$612	$802	$1,193
Pre-tax earnings before restructuring and other charges (credits)(1)	50	59	233
Pre-tax earnings (loss)	57	(30)	233
Total full-time employees	1,900	2,100	2,700

(1)	Before $(7) million and $89 million of pre-tax restructuring and other charges (credits) in 2002 and 2001, respectively.

     Merrill Lynch serves a broad retail and institutional client base throughout the Asia Pacific region, offering a full range of GMI, GPC, and MLIM products. Merrill Lynch has an established trading presence and exchange memberships in all major financial markets in the region. The GPC business operates 11 offices serving the region, including four on the west coast of the United States, offering asset management services and wealth management products to its clients. MLIM operates offices offering a diverse mix of investment management products and services to institutional and private clients in the region.

     As part of an ongoing review, in 2002, Merrill Lynch sold the Malaysian brokerage business of Smith Zain Securities, a joint venture. In addition, GMI migrated its debt trading business from Australia to Japan, completing the final stage of centralizing all Asian debt trading desks in Tokyo. GPC is in the process of closing its office in Kaohsiung, Taiwan while continuing to maintain a presence in Taipei. As part of Merrill Lynch’s detailed business review in 2001, GPC restructured its operations in Australia by narrowing its focus to high-net-worth investors and consolidating offices. MLIM restructured its operations by consolidating the asset management activities for the region into its London location, and GMI sold its equity brokerage operation in the Philippines to a local management team. As a result of the completion of these detailed business reviews, a pre-tax charge of $89 million was recorded in the fourth quarter of 2001. In 2002, costs related to the 2001 restructuring were adjusted to reflect a change in estimate, primarily related to severance, resulting in a net pre-tax credit of $7 million.

     Opportunities for growth in 2003 are concentrated in the North Asian markets due to ongoing financial market deregulation. Merrill Lynch is reviewing opportunities in China and planning an expansion of its debt business in Korea.

     Net revenues in the Asia Pacific region in 2002 decreased 24% from 2001 to $612 million. Pre-tax earnings before restructuring and other charges were $50 million in 2002, a decline of only 15% from 2001, due primarily to strong expense management. Net revenues in the region declined 33% in 2001 to $802 million. Pre-tax earnings before restructuring and other charges declined 75% in 2001 to $59 million. These declines were due to the deterioration in business volumes resulting from the slowdown in the regional economy.

Merrill Lynch 2002 Annual Report    25

Canada

(dollars in millions)

	2002	2001	2000

Net revenues	$262	$858	$845
Pre-tax earnings before restructuring and other charges(1)	125	246	169
Pre-tax earnings	124	216	169
Total full-time employees	300	500	3,900

(1)	Before $1 million and $30 million of pre-tax restructuring and other charges in 2002 and 2001, respectively.

     During 2002, Merrill Lynch operated as a broker-dealer providing an integrated range of GMI products and services. As a result of the completion of a detailed business review, in the fourth quarter of 2001 Merrill Lynch sold its Canadian GPC and securities clearing businesses and in early 2002 sold its MLIM retail asset management business.

     All GMI businesses maintained competitive margins in 2002, despite a difficult operating environment. The fixed income markets continued to perform strongly, resulting in increased debt underwriting and strong trading revenues. In 2002, Merrill Lynch continued to make significant progress in expanding its advisory business and has built a premier organization in this market. In the Brendan Woods International Survey, Merrill Lynch continued to show market share gains in the institutional equity commission business in Canada, and within the key market segment of the large institutions Merrill Lynch was ranked second.

     Net revenues in the Canada region in 2002 decreased 69% from 2001 to $262 million reflecting the sales of the GPC, securities clearing, and MLIM businesses and lower revenues from GMI. Pre-tax earnings before restructuring and other charges were $125 million in 2002, down 49% from 2001, largely due to the 2001 pre-tax gain of $158 million on the sale of the GPC and securities clearing businesses. Pre-tax earnings in 2002 included a pre-tax gain of $39 million related to the release of provisions subsequent to the conclusion of the sale of the GPC business and a pre-tax gain of $17 million related to the sale of the MLIM retail asset management business. In 2001, net revenues in the region were essentially unchanged from 2000 as the gains on the sale of businesses essentially offset decreases in the net revenues of GMI and GPC. Pre-tax earnings before restructuring and other charges increased to $246 million in 2001 due to record earnings in investment banking and the pre-tax gain on the sale of businesses. The sales of businesses in 2001 and early 2002 resulted in a significant reduction in the number of full-time employees in the region.

Latin America

(dollars in millions)

	2002	2001	2000

Net revenues	$527	$526	$748
Pre-tax earnings before restructuring and other charges(1)	87	24	152
Pre-tax earnings	87	10	152
Total full-time employees	900	1,000	1,200

(1)	Before $14 million of pre-tax restructuring and other charges in 2001.

     Merrill Lynch provides various brokerage and investment services, including financial planning, investment banking, research, and asset management to Latin American clients.

     The economies of Latin America continued to decline in 2002; in January 2002, Argentina abandoned peso convertibility to the U.S. dollar, causing a 70% devaluation of the peso. Subsequently, Argentina defaulted on $141 billion of debt, the largest sovereign default in history. Political uncertainty during 2002 caused Brazil’s currency to depreciate 38% and capital inflows to slow. These and other factors have had a negative impact on the overall Latin American economy.

     In 2002, Merrill Lynch’s Latin American businesses completed their restructuring program initiated in 2001. GPC narrowed its focus to high-net-worth investors and, as a result, a Financial Advisory Center was established in Uruguay for clients with accounts with limited investable assets.

     Net revenues for the region in 2002 of $527 million were essentially unchanged from 2001. Pre-tax earnings before restructuring and other charges were $87 million, up $63 million from 2001. These results reflect an improved performance in GMI’s businesses in Latin America. Net revenues for the region in 2001 decreased 30% from 2000. Pre-tax earnings before restructuring and other charges in 2001 of $24 million decreased $128 million from 2000 primarily due to the volatility of the Latin American economy. Despite this economic environment, GPC’s business in Latin America was strong in 2001. Pre-tax earnings in 2000 included a gain on the sale of the Puerto Rico retail brokerage business.

26    Merrill Lynch 2002 Annual Report

Consolidated Balance Sheets

Overview

Management continually monitors and evaluates the size and composition of the Consolidated Balance Sheet. The following chart illustrates the composition of the balance sheet at December 27, 2002.

     In 2002, average total assets were $452 billion, up 4% from $436 billion in 2001. Average total liabilities in 2002 increased 4% to $428 billion from $413 billion in 2001, and average equity capital increased 5% to $24 billion during 2002. The major components of the increase in average total assets and liabilities are summarized as follows:

(dollars in millions)

	2002 vs. 2001

	Increase
	(Decrease)	Change

Average Assets
Receivables under securities borrowed transactions	$13,352	25%
Loans, notes and mortgages (net)	8,964	46
Customer receivables (net)	(7,607)	(17)

Average Liabilities
Payables under repurchase agreements	$8,591	9%
Interest and other payables	7,613	39
Deposits	3,877	5
Payables under securities loaned transactions	(3,216)	(36)

     The increase in average deposits, as well as interest and other payables, was primarily used by Merrill Lynch Bank USA and its subsidiaries to make loans, which increased significantly due to GPC mortgage and small business loan originations. Additionally, securities financing transactions rose due to increased matched-book activity. Merrill Lynch enters into matched-book transactions to accommodate clients, obtain securities for settlement and to earn residual interest rate spreads.

     The discussion that follows analyzes the changes in year-end financial statement balances of the major asset and liability categories.

Trading-Related Assets and Liabilities

Trading-related balances primarily consist of trading assets (including securities pledged as collateral) and liabilities, receivables under resale agreements and securities borrowed transactions, payables under repurchase agreements and securities loaned transactions, and certain receivable/payable balances that result from trading activities. At December 27, 2002, total trading-related assets and liabilities were $245.1 billion and $191.9 billion, respectively.

     Although trading-related balances comprise a significant portion of the Consolidated Balance Sheet, the magnitude of these balances does not necessarily convey a sense of the risk profile assumed by Merrill Lynch. The market and credit risks associated with trading-related balances are mitigated through various hedging strategies, as discussed in the following section. See Note 7 to the Consolidated Financial Statements for descriptions of market and credit risks.

     Merrill Lynch reduces a significant portion of the credit risk associated with trading-related assets by requiring counterparties to post cash or securities as collateral in accordance with collateral maintenance policies. Conversely, Merrill Lynch may be required to post cash or securities to counterparties in accordance with similar policies.

Trading Assets and Liabilities

Trading inventory principally represents securities purchased (“long” positions), securities sold but not yet purchased (“short” positions), and the fair value of derivative contracts. See Note 1 to the Consolidated Financial Statements for related accounting policies. These positions are primarily the result of market-making, hedging, and proprietary activities.

     Merrill Lynch acts as a market-maker in a wide range of securities, resulting in a significant amount of trading inventory that is required to facilitate client transaction flow. To a lesser degree, Merrill Lynch also maintains proprietary trading inventory in seeking to profit from existing or projected market opportunities.

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

     Trading assets, including securities pledged and received as collateral, at year-end 2002 were $113.6 billion, up 5% from year-end 2001, and trading liabilities increased 3% to $81.2 billion.

Merrill Lynch 2002 Annual Report    27

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

     Merrill Lynch also enters into these transactions to meet clients’ needs. These “matched-book” repurchase and resale agreements or securities borrowed and loaned transactions are entered into with different clients using the same underlying securities, generating a spread between the interest revenue on the resale agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions. Exposures on these transactions are limited by the typically short-term nature of the transactions and collateral maintenance policies.

     Receivables under resale agreements and securities borrowed transactions at year-end 2002 decreased 3% from 2001 to $120.8 billion, and payables under repurchase agreements and securities loaned transactions increased 7% from year-end 2001 to $93.0 billion.

Other Trading-Related Receivables and Payables

Securities trading may lead to various customer or broker-dealer receivable and payable balances. Broker-dealer receivable and payable balances may also result from recording trading inventory on a trade date basis. Certain receivable and payable balances also arise when customers or broker-dealers fail to pay for securities purchased or fail to deliver securities sold, respectively. These receivables are generally fully collateralized by the securities that the customer or broker-dealer purchased but did not receive. Customer receivables also include margin loans collateralized by customer-owned securities held by Merrill Lynch. Collateral policies significantly limit Merrill Lynch’s credit exposure to customers and broker-dealers. Merrill Lynch, in accordance with regulatory requirements, will sell securities that have not been paid for, or purchase securities sold but not delivered, after a relatively short period of time, or will require additional margin collateral, as necessary. These measures reduce market risk exposure related to these balances.

     Interest receivable and payable balances related to trading inventory are principally short-term in nature. Interest balances for resale and repurchase agreements, securities borrowed and loaned transactions, and customer margin loans are generally considered when determining the collateral requirements related to these transactions.

     Trading-related receivables at year-end 2002 were $10.7 billion, up 15% from 2001, and trading-related payables were $17.7 billion, up 32% from December 28, 2001.

Non-Trading Assets

Investment Securities

Investment securities consist of highly liquid debt securities, including those held for liquidity management purposes, and equity securities. Investment securities decreased to $81.8 billion at December 27, 2002 from $87.7 billion at December 28, 2001. Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Other investments consist of equity and debt securities, including those acquired in connection with merchant banking activities, and venture capital investments, including investments in technology companies, and investments that economically hedge employee deferred compensation liabilities. See Note 6 to the Consolidated Financial Statements for further information.

Loans, Notes, and Mortgages

Merrill Lynch’s portfolio of loans, notes, and mortgages consists of residential mortgages, home equity loans, syndicated loans, small business loans and other loans to individuals, corporations, or other businesses. Merrill Lynch maintains collateral on some of these extensions of credit in the form of securities, liens on real estate, perfected security interests in other assets of the borrower or other loan parties, and guarantees. Loans, notes, and mortgages increased 80% in 2002 to $34.7 billion due to increased consumer and commercial lending activities as a result of record levels of mortgage originations. Merrill Lynch maintains collateral to mitigate risk of loss in the event of default. Merrill Lynch periodically sells mortgage loans originated by GPC into the secondary market. See Note 9 to the Consolidated Financial Statements for additional information.

Other

Other non-trading assets, which include cash and cash equivalents, goodwill, equipment and facilities, separate accounts assets, and other assets, decreased $0.3 billion from year-end 2001 levels. Separate account assets are related to Merrill Lynch’s insurance businesses and represent segregated funds which are invested for certain policy holders and other customers. The assets of each account are legally segregated and are generally not subject to claims that arise out of any other business of Merrill Lynch.

Non-Trading Liabilities

Borrowings

Portions of trading and non-trading assets are funded through deposits, long-term borrowings, and commercial paper (see the Capital Adequacy and Funding section for further information on funding sources).

     Commercial paper remained low at $4.0 billion at year-end 2002 compared to $2.9 billion at year-end 2001. Deposits decreased $4.0 billion to $81.8 billion in 2002 as a result of lower customer deposits in U.S. banking subsidiaries. Outstanding long-term borrowings were $78.5 billion at year-end 2002, up 2% from December 28, 2001.

28    Merrill Lynch 2002 Annual Report

     Major components of the changes in long-term borrowings for 2002 and 2001 are as follows:

(dollars in billions)

	2002	2001

Beginning of year	$76.6	$70.2
Issuances	25.5	38.5
Maturities	(27.2)	(32.8)
Other(1)	3.6	0.7

End of year(2)	$78.5	$76.6

Average maturity in years of long-term borrowings, when measured to:
Maturity	4.9	4.1
Put date	4.8	4.2

(1)	Primarily foreign exchange movements.
(2)	At year-end 2002 and 2001, $56.4 billion and $54.1 billion of long-term borrowings had maturity dates beyond one year, respectively.

Other

Other non-trading liabilities, which include liabilities of insurance subsidiaries, separate accounts liabilities, and other payables, remained essentially unchanged from year-end 2001 levels. Separate accounts liabilities represent Merrill Lynch’s obligation to its customers related to separate accounts assets. See preceding Non-Trading Assets — Other section for additional information.

Preferred Securities Issued by Subsidiaries

Preferred securities issued by subsidiaries consist primarily of Trust Originated Preferred SecuritiesSM (“TOPrS”SM) (see Note 12 to the Consolidated Financial Statements for further information). TOPrSSM proceeds are utilized as part of general balance sheet funding (see Capital Adequacy and Funding section for more information).

Stockholders’ Equity

Stockholders’ equity at December 27, 2002 increased 14% to $22.9 billion from $20.0 billion at year-end 2001. This increase primarily resulted from net earnings and the net effect of employee stock transactions, partially offset by dividends.

     At December 27, 2002, total common shares outstanding, excluding shares exchangeable into common stock, were 867.3 million, 3% higher than the 843.5 million shares outstanding at December 28, 2001. The increase was attributable principally to employee stock grants and option exercises. There were no common stock repurchases during 2002 or 2001.

     Total shares exchangeable into common stock at year-end 2002, issued in connection with the 1998 merger with Midland Walwyn Inc., were 3.9 million, compared with 4.2 million at year-end 2001. For additional information, see Note 13 to the Consolidated Financial Statements.

Off Balance Sheet Arrangements, Contractual Obligations and Contingent Liabilities and Commitments

As a part of its normal operating strategy, Merrill Lynch enters into various contractual obligations, contingent liabilities and commitments which may require future payments. The table below outlines the significant contractual obligations, contingent liabilities, and commitments, as well as the future expiration as of December 27, 2002:

(dollars in millions)

	Commitment Expiration

		Less
		than	1–3	4–5	Over 5
	Total	1 Year	Years	Years	Years

Total commitments	$53,384	$37,269	$4,862	$6,084	$5,169
Long-term borrowings	78,524	22,112	21,564	15,654	19,194
Short-term borrowings	5,353	5,353	–	–	–
Contractual agreements(1)	45,202	10,002	11,321	6,049	17,830
Liquidity and credit facilities with SPEs(2)(3)	13,721	13,591	25	–	105
Residual value guarantees	1,807	88	157	275	1,287
Standby letters of credit	820	674	121	7	18

(1)	Represents the liability balance of contractual agreements at December 27, 2002.
(2)	Amounts relate primarily to facilities provided to municipal bond securitization SPEs.
(3)	Includes $2.3 billion of guarantees provided to SPEs by third party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if losses occur, and has up to one year to fund losses.

     In February 2003, Merrill Lynch entered into an investors’ agreement with UFJ Holdings (one of the four largest Japanese banks) which provides that, in exchange for Merrill Lynch’s investment of 120 billion Japanese yen (approximately $960 million) into UFJ Strategic Partner Co., Ltd., a UFJ Holding’s subsidiary created to hold, manage, and resolve various non-performing and sub-performing UFJ loans, Merrill Lynch will receive 100% of UFJ Strategic Partner Co.’s preferred shares. The timing of the funding of this commitment is anticipated to be in the first quarter of 2003.

     Refer to Note 9 and Note 14 to the Consolidated Financial Statements for a complete discussion of commitments, contingencies and guarantees and to Note 10 to the Consolidated Financial Statements for short-term and long-term borrowings.

Merrill Lynch 2002 Annual Report    29

Capital Adequacy and Funding

The primary objectives of Merrill Lynch’s capital structure and funding policies are to support the successful execution of the firm’s business strategies while ensuring:

•	sufficient equity capital to absorb losses and

•	liquidity at all times, across market cycles, and through periods of financial stress.

Capital Adequacy

At December 27, 2002, Merrill Lynch’s equity capital was comprised of $22.5 billion in common equity, $425 million in preferred stock, and $2.7 billion of TOPrS.SM Merrill Lynch continually reviews overall equity capital needs to ensure that its equity capital base can support the estimated risks and needs of its businesses, as well as the regulatory and legal capital requirements of its subsidiaries. Merrill Lynch determines the appropriateness of its equity capital composition taking into account the perpetual nature of its preferred stock and TOPrS.SM

     Merrill Lynch uses statistically based risk models, developed in conjunction with its risk management practices, to estimate potential losses arising from market and credit risks. Models and other tools used to estimate risks are continually enhanced as data and risk analytics are refined. The assumptions and data used in analytical models are reviewed regularly to ensure that they provide a reasonable and conservative assessment of risks to the firm across a stress market cycle.

     Merrill Lynch also assesses the need for equity capital to support business risks that may not be adequately measured through these risk models, such as process, legal and other operating risks. When deemed prudent or when required by regulations, Merrill Lynch also purchases insurance to protect against some risks. When assessing capital adequacy, Merrill Lynch does not view insurance as a complete substitute for capital because of uncertainty and timing of insurance recovery proceeds and the need to periodically renew coverage.

     Merrill Lynch also considers equity capital that may be required to support normal business growth and strategic initiatives. Merrill Lynch increasingly has opportunities to serve individual and institutional clients through the use of its own equity capital. Merrill Lynch continued to grow its equity capital base in 2002 primarily through net earnings and the net effect of employee stock transactions. Equity capital of $25.5 billion at December 27, 2002 (including common equity, preferred equity and TOPrSSM) was 12% higher than at the beginning of the year.

     Merrill Lynch’s capital adequacy planning also takes into account the regulatory environment in which the company operates. Many regulated businesses require various minimum levels of capital (see Note 18 to the Consolidated Financial Statements for further information). Merrill Lynch’s broker-dealer, banking, insurance, and futures commission merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels and making affiliated investments.

     Based on the risks and equity needs of its businesses, Merrill Lynch believes that its equity capital base of $25.5 billion is adequate.

     Merrill Lynch’s leverage ratios were as follows:

Adjusted
	Leverage	Leverage
	Ratio(1)	Ratio(2)

Year-end
December 27, 2002	17.5x	12.7x
December 28, 2001	19.2x	13.6x
Average(3)
Year ended December 27, 2002	19.0x	13.2x
Year ended December 28, 2001	19.3x	13.7x

(1)	Total assets to Total stockholders’ equity and Preferred securities issued by subsidiaries.
(2)	Total assets less (a) Receivables under resale agreements (b) Receivables under securities borrowed transactions and (c) Securities received as collateral to Total stockholders’ equity and Preferred securities issued by subsidiaries.
(3)	Computed using month-end balances.

     An asset-to-equity leverage ratio does not reflect the risk profile of assets, hedging strategies, or off-balance sheet exposures. Thus, Merrill Lynch does not rely on overall leverage ratios to assess risk-based capital adequacy.

Funding

Liquidity Risk Management

Merrill Lynch manages funding globally to assure liquidity at all times, across market cycles and through periods of financial stress. Merrill Lynch’s primary liquidity objective is to ensure that all unsecured debt obligations maturing within one year can be repaid without issuing new unsecured debt or requiring liquidation of business assets. In order to accomplish this objective, Merrill Lynch has established a set of liquidity practices which are outlined below:

Maintain appropriate mix of short- and long-term capital:

Merrill Lynch regularly reviews its mix of assets, liabilities and commitments to ensure the maintenance of adequate long-term capital, which includes portions of deposits, the non-current portion of long-term debt and equity capital. The following items are generally financed with long-term capital:

•	The portion of trading and other current assets that cannot be self-funded in the secured financing market, considering stressed market conditions

•	Long-term, less liquid assets such as goodwill, fixed assets and loans

•	Regulatory capital requirements

•	Collateral on derivative contracts that may be required in the event of changes in ratings or movements in underlying commodity prices

•	Portions of commitments to extend credit based on the probability of drawdown

     During 2002, adequate long-term capital was maintained in order to finance these and other items.

     In assessing the appropriate tenor of its financing liabilities, Merrill Lynch seeks to (1) ensure sufficient matching of its assets based on factors such as holding period, contractual

30    Merrill Lynch 2002 Annual Report

maturity and regulatory restrictions and (2) limit the amount of liabilities maturing in any particular period. Merrill Lynch also considers circumstances that might cause contingent funding obligations, including early repayment of debt.

     The vast majority of indebtedness at December 27, 2002 is considered senior debt as defined under various indentures (see Note 10 to the Consolidated Financial Statements for further information). Merrill Lynch’s senior debt obligations do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation.

     Included in its debt obligations are structured notes issued by Merrill Lynch with returns linked to other debt or equity securities, indices, or currencies. Merrill Lynch could be required to immediately settle a structured note obligation for cash or other securities under some circumstances. Merrill Lynch typically hedges these notes with positions in the underlying instrument.

Maintain sufficient alternative funding sources: Merrill Lynch seeks to ensure availability of sufficient alternative funding sources to enable the repayment of all unsecured debt obligations maturing within one year without issuing new unsecured debt or requiring liquidation of business assets. The main alternative funding sources to unsecured borrowings are repurchase agreements, securities loaned, and other secured borrowings, which require pledging unencumbered securities held for trading or investment purposes.

     Merrill Lynch also maintains a separate liquidity portfolio of U.S. Government and agency obligations and asset-backed securities of high credit quality that is funded with debt with an average maturity greater than one year. The carrying value of this portfolio, net of related hedges, was $12.6 billion and $8.4 billion at December 27, 2002 and December 28, 2001, respectively. These assets may be sold or pledged to provide immediate liquidity to ML & Co. to repay maturing debt obligations. In addition to this portfolio, the firm monitors the extent to which other unencumbered assets are available as a source of funds during a liquidity event.

     Merrill Lynch also maintains a committed, multi-currency, unsecured bank credit facility. The facility totaled $3.5 billion at December 27, 2002 and $5.0 billion at December 28, 2001. Merrill Lynch elected to reduce the amount of its credit facility in 2002 and offset this reduction by an increase in the liquidity portfolio of unencumbered securities. The facility, which expires in May 2003, is expected to be renewed although Merrill Lynch may elect to further reduce the amount of the facility. At December 27, 2002 and December 28, 2001, there were no borrowings outstanding under this credit facility. Merrill Lynch’s credit facility contains covenants, including a minimum net worth requirement, with which Merrill Lynch has maintained compliance at all times. The credit facility does not, however, require Merrill Lynch to maintain specified credit ratings.

Concentrate unsecured financing at ML & Co.: ML & Co. is the primary issuer of all unsecured, non-deposit financing instruments that are used primarily to fund assets in subsidiaries, some of which are regulated. The benefits of this strategy are enhanced control, reduced financing costs, wider name recognition by creditors, and greater flexibility to meet variable funding requirements of subsidiaries. Where regulations, time zone differences, or other business considerations make this impractical, some subsidiaries enter into their own financing arrangements.

     Merrill Lynch recognizes that regulatory restrictions may limit the free flow of funds from subsidiaries, where assets are held, to ML & Co. and also between subsidiaries. For example, a portion of deposits held by Merrill Lynch bank subsidiaries fund securities that can be sold or pledged to provide immediate liquidity for the banks. However, there are regulatory restrictions on the use of this liquidity for non-bank affiliates of Merrill Lynch. Merrill Lynch takes these and other restrictions into consideration when evaluating the liquidity of individual legal entities and ML & Co.

Diversify unsecured funding sources: Merrill Lynch strives to continually expand and globally diversify its funding programs, markets, and investor and creditor base to minimize reliance on any one investor base or region. Merrill Lynch diversifies its borrowings by maintaining various limits, including a limit on the amount of commercial paper held by a single investor. Merrill Lynch benefits by distributing a significant portion of its debt issuances through its own sales force to a large, diversified global client base. Merrill Lynch also makes markets buying and selling its debt instruments.

Adhere to prudent governance processes: In order to ensure that both daily and strategic funding activities are appropriate and subject to senior management review and control, Merrill Lynch reviews its liquidity management in Asset/Liability Committee meetings with senior Treasury management and presents a financing plan to the Finance Committee of the Board of Directors. Merrill Lynch also closely manages the growth and composition of its assets and sets limits on the availability of unsecured funding at any time. Merrill Lynch also maintains a contingency funding plan that outlines actions that would be taken in the event of a funding disruption.

Asset and Liability Management

Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve low cost financing and an appropriate liability maturity profile. The cost and availability of unsecured funding may also be impacted by general market conditions or by matters specific to the financial services industry or Merrill Lynch. In 2002, corporate credit spreads widened considerably with the potential to significantly impact the cost and availability of funding for financial institutions, including Merrill Lynch. Throughout the year, Merrill Lynch adhered to its established liquidity practices and had sufficient financial flexibility to avoid significant changes in the cost and availability of funding.

Merrill Lynch 2002 Annual Report    31

     Merrill Lynch uses derivative transactions to more closely match the duration of borrowings to the duration of the assets being funded to enable interest rate risk to be managed within limits set by the Corporate Risk Management Group. Interest rate swaps also serve to adjust Merrill Lynch’s interest expense and effective borrowing rate principally to floating rate. Merrill Lynch also enters into currency swaps to hedge non-local-currency denominated assets that are not financed through debt issuance in the same currency. Investments in subsidiaries in non-U.S. dollar currencies are also hedged to a level that minimizes translation adjustments in the Cumulative Translation Account (see Notes 1 and 7 to the Consolidated Financial Statements for further information).

Credit Ratings

The cost and availability of unsecured funding are also impacted by credit ratings. In addition, credit ratings are important when competing in certain markets and when seeking to engage in long-term transactions including over-the-counter derivatives. Factors that influence Merrill Lynch’s credit ratings include the credit rating agencies’ assessment of the general operating environment, relative positions in the markets in which Merrill Lynch competes, reputation, level and volatility of earnings, risk management policies, liquidity and capital management.

     Merrill Lynch’s senior long-term debt, preferred stock, and TOPrSSM were rated by several recognized credit rating agencies at February 24, 2003 as indicated below. These ratings do not reflect outlooks that may be expressed by the rating agencies from time to time, which are currently stable or negative.

	Senior Debt	Preferred Stock	TOPrSSM
Rating Agency	Ratings	Ratings	Ratings

Dominion Bond Rating Service Ltd.	AA (low)	Not Rated	Not Rated
Fitch Ratings	AA–	A+	A+
Moody’s Investors Service, Inc.	Aa3	A2	A1
Rating & Investment Information, Inc. (Japan)	AA	A+	A+
Standard & Poor’s Ratings Services	A+	A–	A–

     On May 17, 2002, Fitch Ratings lowered its long-term debt ratings for ML & Co. (senior to “AA–” from “AA” and preferred stock and TOPrSSM to “A+” from “AA–”). On October 17, 2002, Standard and Poor’s Ratings Services lowered its long-term debt ratings for ML & Co. (senior to “A+” from “AA–” and preferred stock and TOPrSSM to “A–” from “A”) and the short-term debt rating for ML & Co. (senior to “A-1” from “A-1+”). Several other securities firms were downgraded on the same days as ML & Co.

Capital Projects and Expenditures

Merrill Lynch continually looks for opportunities to enhance client service and improve efficiency by investing in new technology to improve service to clients. During the fourth quarter of 2002, Merrill Lynch and Thomson Financial announced their intention to develop and implement the Wealth Management Workstation (“WMW”), which will be designed to enhance the capabilities currently available through GPC’s Trusted Global Advisor system. The WMW will be designed to provide a new standard of desktop technology to more than 25,000 users including Financial Advisors, Client Associates, the Financial Advisory Center and call centers. Total expenditures related to this project, which are expected to approximate $300 million, will commence in 2003 and continue through 2009.

Risk Management

Risk Management Philosophy

Risk-taking is an integral part of Merrill Lynch’s core business activities. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks including market, credit, liquidity, operational, and other risks that are material and require comprehensive controls and ongoing management. The responsibility and accountability for these risks remain primarily with the businesses. The Corporate Risk Management (“CRM”) group, along with other control units, works to ensure that these risks are properly identified, monitored, and managed throughout Merrill Lynch. To accomplish this, CRM has established a risk management process, which includes:

•	a formal risk governance organization that defines the oversight process and its components;

•	a regular review of the entire risk management process by the Audit Committee of the Board of Directors;

•	clearly defined risk management policies and procedures supported by a rigorous analytical framework;

•	communication and coordination between the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight; and

•	clearly articulated risk tolerance levels as defined by a group composed of executive management (“the Management Group”) which are regularly reviewed to ensure that Merrill Lynch’s risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

     The risk management process, combined with CRM’s personnel and analytic infrastructure, work to ensure that Merrill Lynch’s risk tolerance is well-defined and understood by the firm’s businesses as well as by its executive management. Other groups, including Corporate Audit, Finance, Legal and Treasury, work with CRM to establish and maintain this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of CRM is to make certain that risk-related losses occur within acceptable, predefined levels.

Risk Governance Structure

Merrill Lynch’s risk governance structure is comprised of the Audit Committee, the Management Group, the Risk Oversight Committee (“ROC”), the business units, CRM, and various corporate governance committees. The roles of these respective groups are as follows:

     The Audit Committee is comprised entirely of external directors and has authorized the ROC to establish Merrill Lynch’s risk management policies.

32    Merrill Lynch 2002 Annual Report

     The Management Group establishes risk tolerance levels for the firm and authorizes material changes in Merrill Lynch’s risk profile. This Group also ensures that the risks assumed by Merrill Lynch are managed within these tolerance levels and verifies that Merrill Lynch has implemented appropriate policies for the effective management of risks. The Management Group must approve all substantive changes to risk policies, including those proposed by the ROC. The Management Group pays particular attention to risk concentrations and liquidity concerns.

     The ROC, comprised of senior business and control managers and currently chaired by the Chief Financial Officer, oversees Merrill Lynch’s risks and ensures that the business units create and implement processes to identify, measure, and monitor their risks. The ROC also assists the Management Group in determining risk tolerance levels for the firm’s business units and monitors the activities of Merrill Lynch’s corporate governance committees, reporting significant issues and transactions to the Management Group and the Audit Committee.

     Various other governance committees exist to create policy, review activity, and ensure that new and existing business initiatives remain within established risk tolerance levels. These committees include the New Product Review Committee, the Debt and Equity Capital Commitment Committees, the Real Estate Capital Commitment Committee, the Credit Policy Committee, the Special Transaction Review Committee, the Special and Structured Product Committee, the Corporate Transaction Review Committee, and the Reserve Committee. Representatives of the principal independent control functions participate as voting members of these committees.

Corporate Risk Management

CRM is an independent control function responsible for Merrill Lynch’s market and credit risk management processes both within and across the firm’s business units. The co-heads of CRM report directly to the Chief Financial Officer who chairs the ROC and is a member of the Management Group. Market risk is defined to be the potential change in value of financial instruments caused by fluctuations in interest rates, exchange rates, equity and commodity prices, credit spreads, and/or other risks. Credit risks are defined to be the potential for loss that can occur as a result of impairment in the creditworthiness of an issuer or counterparty or a default by an issuer or counterparty on its contractual obligations. CRM also provides Merrill Lynch with an overview of its risk for various aggregate portfolios and develops and maintains the analytics, systems, and policies to conduct all risk management functions.

     CRM’s chief monitoring and risk measurement tool is Merrill Lynch’s Risk Framework. The Risk Framework defines and communicates Merrill Lynch’s risk tolerance and establishes aggregate and broad risk limits for the firm. Market risk limits are intended to constrain exposure to specific asset classes, market risk factors, and Value-at-Risk (“VaR”). VaR is a statistical measure of the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Credit risk limits are intended to constrain the magnitude and tenor of exposure to individual counterparties and issuers, types of counterparties and issuers, countries, and types of financing collateral. Risk Framework exceptions and violations are reported and investigated at pre-defined and appropriate levels of management. The Risk Framework and its limits have been approved by the Management Group and the risk parameters that define the Risk Framework have been reviewed by the Audit Committee. The Management Group reviews the Risk Framework annually and approves any material changes. The ROC reports all substantive Risk Framework changes to the Audit Committee.

     The overall effectiveness of Merrill Lynch’s risk processes and policies can be seen on a broader level when analyzing weekly net trading revenues over time. CRM policies and procedures of monitoring and controlling risk combined with the businesses’ focus on customer order-flow driven revenues and selective proprietary positioning have helped Merrill Lynch to reduce earnings volatility within its trading portfolios. While no guarantee can be given regarding future earnings volatility, Merrill Lynch will continue to pursue policies and procedures that assist the firm in measuring and monitoring its risks. A graph of Merrill Lynch’s weekly revenues from trading-related activities for 2002 follows:

Market Risk

CRM’s Market Risk Group is responsible for approving the products and markets in which Merrill Lynch’s major business units and functions will transact and take risk. Moreover, it is responsible for identifying the risks to which these businesses and units will be exposed in these approved products and markets. The Market Risk Group uses a variety of quantitative methods to assess the risk of Merrill Lynch’s positions and portfolios. In particular, the Market Risk Group quantifies the sensitivities of Merrill Lynch’s current portfolios to changes in market variables. These sensitivities are then utilized in the context of historical data to estimate earnings and loss distributions that Merrill Lynch’s current portfolios would have incurred throughout the historical period. From these distributions, CRM derives a number of useful risk statistics including VaR. The disclosed VaR is an estimate of the amount that Merrill Lynch’s current portfolios could lose with a specified degree of confidence, over a given time interval. The VaR for Merrill Lynch’s overall portfolios is less than the sum of the VaRs for individual risk categories because movements in different risk categories occur at different times and, historically, extreme movements have not occurred in all risk categories simultaneously. The difference between the sum of the VaRs for individual risk categories and the VaR calculated for all risk categories is shown in the following tables and may

Merrill Lynch 2002 Annual Report    33

be viewed as a measure of the diversification within Merrill Lynch’s portfolios. CRM believes that the tabulated risk measures provide broad guidance as to the amount Merrill Lynch could lose in future periods, and CRM works continuously to improve its measurement and the methodology of the firm’s VaR. However, the calculation of VaR requires numerous assumptions and thus VaR should not be viewed as a precise measure of risk.

     In the Merrill Lynch VaR system, CRM uses a historical simulation approach to estimate VaR using a 95% confidence level and a one-week holding period for trading and non-trading instruments. Sensitivities to market risk factors are aggregated and combined with a database of historical market factor movements to simulate a series of profits and losses. The level of loss that is exceeded in that series 5% of the time is used as the estimate for the 95% confidence level VaR. The overall total VaR amounts are presented across major risk categories, including exposure to volatility risk found in certain products, e.g., options.

     VaR associated with Merrill Lynch’s U.S. banks, which previously had been reported separately, has been integrated into the firm’s trading and non-trading VaR tables below. Virtually all of the U.S. bank VaR is related to non-trading assets from their investment portfolio and has been reallocated to the non-trading VaR table with only a small portion reallocated to the trading-related VaR table.

     The non-trading VaR table includes the interest rate risk associated with Merrill Lynch’s $4.7 billion of outstanding LYONs.® At year-end 2002, the decline in price of ML & Co. stock gives LYONs® the characteristics of a fixed-income security. The December 28, 2001 VaR amounts have been restated to conform with the current presentation.

     The table that follows presents Merrill Lynch’s VaR for trading instruments at year-end 2002 and 2001 and the 2002 average VaR. Additionally, high and low VaR is presented independently for each risk category and overall. Because high and low VaR numbers for these risk categories may have occurred on different days, high and low numbers for diversification benefit would not be meaningful.

(dollars in millions)

	Year-end	Year-end	Daily Average	High	Low
	2002	2001	2002	2002	2002

Trading value-at-risk(1)
Interest rate and credit spread	$42	$46	$45	$75	$26
Equity	36	32	35	52	24
Commodity	–	1	–	2	–
Currency	3	2	3	17	1
Volatility	19	23	18	27	7

	100	104	101
Diversification benefit	(48)	(44)	(43)

Overall(2)	$52	$60	$58	$76	$39

(1)	Based on a 95% confidence level and a one-week holding period.
(2)	Overall VaR using a 95% confidence level and a one-day holding period was $25 million and $22 million at year-end 2002 and 2001, respectively.

     Due to the mix of the trading portfolio, overall VaR decreased in 2002 due to decreases in interest rate and credit spread VaR, volatility related VaR, and increased diversification benefits.

     The following table presents Merrill Lynch’s VaR for non-trading instruments (including Merrill Lynch’s U.S. banks and Merrill Lynch’s LYONs®):

(dollars in millions)

			Quarterly
	Year-end	Year-end	Average
	2002	2001	2002

Non-trading value-at-risk(1)
Interest rate and credit spread	$89	$74	$90
Equity	27	31	29
Currency	3	7	4
Volatility	13	11	11

	132	123	134
Diversification benefit	(42)	(44)	(39)

Overall	$90	$79	$95

(1)	Based on a 95% confidence level and a one-week holding period.

     As mentioned above, the year-end 2001 non-trading VaR amounts have been restated to reflect the integration of the U.S. banks and LYONs.® On a comparable basis, as reflected in the table above, non-trading VaR increased modestly in 2002 due primarily to an increase in the interest rate and credit spread VaR.

Credit Risk

CRM’s Credit Risk Group assesses the creditworthiness of existing and potential individual clients, institutional counterparties and issuers, and determines firm-wide credit risk levels within the Risk Framework limits. The Group reviews and monitors specific transactions as well as portfolio and other credit risk concentrations both within and across businesses. The Group is also responsible for ongoing monitoring of credit quality and limit compliance and the Group actively works with all the business units of Merrill Lynch to manage and mitigate credit risk.

     The Credit Risk Group uses a variety of methodologies to set limits on exposure resulting from a counterparty or issuer failing to perform on its contractual obligations. The Group performs analysis in the context of industrial, regional, and global economic trends and incorporates portfolio and concentration effects when determining tolerance levels. Credit risk limits take into account measures of both current and potential exposure and are set and monitored by broad risk type, product type, and tenor to maturity. Credit risk mitigation techniques include, where appropriate, the right to require initial collateral or margin, the right to terminate transactions or obtain collateral should unfavorable events occur, the right to call for collateral when certain exposure thresholds are exceeded, and the purchase of credit default protection. With senior management involvement, Merrill Lynch conducts regular portfolio reviews, monitors counterparty creditworthiness, and evaluates transaction risk with a view toward early problem identification and protection against unacceptable credit-related losses. In 2002, the Credit Risk Group invested additional resources to enhance its methods and policies to assist in the management of Merrill Lynch’s credit risk.

34    Merrill Lynch 2002 Annual Report

     Credit risk and exposure that originates from Merrill Lynch’s Global Private Client business is monitored constantly by CRM. Exposures include credit risks for mortgages, home equity lines of credit, margin accounts, loans to individuals and working capital lines and other loans that Merrill Lynch maintains with certain small business clients. When required, these exposures are collateralized in accordance with regulatory requirements governing such activities. Credit risk in Merrill Lynch’s U.S. banks’ investment portfolios is monitored within CRM and by credit risk management analysts. In addition, Merrill Lynch’s U.S. banks have independent credit approval and monitoring processes in place.

     Merrill Lynch enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent (“master netting agreements”) with substantially all of its derivative counterparties as soon as possible. The agreements are negotiated with each counterparty and are complex in nature. While every effort is taken to execute such agreements, it is possible that a counterparty may be unwilling to sign such an agreement, and as a result, would subject Merrill Lynch to additional credit risk. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure. However, the enforceability of master netting agreements under bankruptcy laws in certain countries or in certain industries is not free from doubt and receivables and payables with counterparties in these countries or industries are accordingly recorded on a gross basis.

     In addition, to reduce default risk, Merrill Lynch requires collateral, principally cash and U.S. Government and agency securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. The following is a summary of counterparty credit ratings for the replacement cost (net of $11.6 billion of collateral) of trading derivatives in a gain position by maturity at December 27, 2002. (Please note that the following table is inclusive of credit exposure from derivative transactions only and does not include other material credit exposures).

(dollars in millions)

	Years to Maturity				Cross-
Credit					Maturity
Rating(1)	0–3	3–5	5–7	Over 7	Netting(2)	Total

AAA	$4,055	$1,263	$1,020	$1,604	$(566)	$7,376
AA	3,613	2,414	1,155	3,939	(2,030)	9,091
A	2,555	1,588	904	1,489	(1,273)	5,263
BBB	1,368	753	388	879	(495)	2,893
Other	1,387	540	204	454	(150)	2,435

Total	$12,978	$6,558	$3,671	$8,365	$(4,514)	$27,058

(1)	Represents credit rating agency equivalent of internal credit ratings.
(2)	Represents netting of payable balances with receivable balances for the same counterparty across maturity band categories. Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.

     In addition to obtaining collateral, Merrill Lynch attempts to mitigate its default risk on derivatives whenever possible by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of its derivative contracts.

Operational Risk

Operational Risk Management is an evolving discipline. Merrill Lynch defines operational risk as the risk of loss resulting from inadequate controls or business disruption relating to employees, internal processes, systems, or external events. Examples of operational risks faced by the firm include systems failure, human error, fraud, acts of terrorism, and major fire or other disasters. Merrill Lynch manages operational risks in a variety of ways including maintaining a comprehensive system of internal controls, using technology to automate processes and reduce manual errors, monitoring risk events, employing experienced personnel, monitoring business activities by compliance professionals, maintaining fully operational, off-site backup facilities, conducting internal audits, requiring education and training of employees, and emphasizing the importance of management oversight. In light of the terrorist attacks of September 11, 2001, Merrill Lynch has further strengthened its contingency and recovery resources throughout 2002 and will continue to do so where necessary.

Other Risks

Liquidity risks arise in the course of Merrill Lynch’s general funding activities and in the management of its balance sheet. These risks include both being unable to raise funding with appropriate maturity and interest rate characteristics or being unable to liquidate an asset in a timely manner at a reasonable price. For more information on how Merrill Lynch manages liquidity risk, see the Capital Adequacy and Funding section.

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

     During 2002, the research function at integrated broker-dealers was the subject of substantial regulatory and media attention. As a result of regulatory mandates and firm initiatives, Merrill Lynch enacted a number of new policies to enhance the quality of its research product including: modifying the compensation system for research analysts; forming a new Research Recommendations Committee; appointing a Research Compliance Monitor; adopting a new simplified securities ratings system; and adding disclosure on research reports regarding potential conflicts of interest. The modification to the compensation system for research analysts provides that an analyst’s pay will be based on an evaluation of how the analyst’s insights and recommendations benefit investors. Merrill Lynch’s Investment Banking group does not have input into research

Merrill Lynch 2002 Annual Report    35

analyst compensation. In mid-2001, in an effort to ensure the independence and objectivity of its research, Merrill Lynch announced a policy which prohibited equity analysts and their staff members from buying equity shares of the companies they cover.

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

     In addition to the amounts included in the following table, derivatives may also expose Merrill Lynch to credit risk related to the underlying security where a derivative contract can either replicate ownership of the underlying security (e.g., long total return swaps) or potentially force ownership of the underlying security (e.g., short put options). Derivatives may also subject Merrill Lynch to credit spread or issuer default risk, in that changes in credit spreads or in the credit quality of the underlying securities may adversely affect the derivatives’ fair values. Merrill Lynch seeks to manage these risks by engaging in various hedging strategies to reduce its exposure associated with non-investment grade positions, such as purchasing an option to sell the related security or entering into other offsetting derivative contracts.

     Merrill Lynch provides financing and advisory services to, and invests in, companies entering into leveraged transactions, which may include leveraged buyouts, recapitalizations, and mergers and acquisitions. On a selected basis, Merrill Lynch provides extensions of credit to leveraged companies, in the form of senior and subordinated debt, as well as bridge financing on a select basis. In addition, Merrill Lynch syndicates loans for non-investment grade companies or in connection with highly leveraged transactions and may retain a portion of these loans.

     Merrill Lynch holds direct equity investments in leveraged companies and interests in partnerships that invest in leveraged transactions. Merrill Lynch has also committed to participate in limited partnerships that invest in leveraged transactions. Future commitments to participate in limited partnerships and other direct equity investments will continue to be made on a select basis.

Trading Exposures

The following table summarizes trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2002 and 2001:

(dollars in millions)

	2002	2001

Trading assets:
Cash instruments	$4,825	$4,597
Derivatives	5,016	4,478
Trading liabilities — cash instruments	(1,352)	(1,535)
Collateral on derivative assets	(2,581)	(2,934)

Net trading asset exposure	$5,908	$4,606

     Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 27, 2002, the carrying value of such debt and equity securities totaled $140 million, of which 29% resulted from Merrill Lynch’s market-making activities in such securities. This compared with $58 million at December 28, 2001, of which 18% related to market-making activities. Also included are distressed bank loans totaling $203 million and $245 million at year-end 2002 and 2001, respectively.

Non-Trading Exposures

The following table summarizes non-trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2002 and 2001:

(dollars in millions)

	2002	2001

Investment securities	$300	$448
Commercial loans (net of allowance for loan losses):
Bridge loans(1)	131	130
Other loans(1)	2,740	2,697
Other investments:
Partnership interests(2)	1,749	1,594
Other equity investments(3)	583	323

(1)	Includes accrued interest.
(2)	Includes $877 million and $761 million in investments at year-end 2002 and 2001, respectively, related to deferred compensation plans, for which a portion of the default risk of the investments rests with the participating employees.
(3)	Includes investments in 158 and 87 enterprises at year-end 2002 and 2001, respectively.

     On March 3, 2003, Merrill Lynch and the other senior lenders to Mobilcom S.A., closed on the assignment of their loans to France Telecom S.A. Per this agreement Merrill Lynch received a subordinated perpetual convertible security of France Telecom approximating Euro 500 million. This amount represents 100% of Merrill Lynch’s loan to Mobilcom, accrued and unpaid interest, and certain accrued expenses.

36    Merrill Lynch 2002 Annual Report

     The following table summarizes Merrill Lynch’s commitments with exposure to non-investment grade or highly leveraged counterparties at year-end 2002 and 2001:

(dollars in millions)

	2002	2001

Additional commitments to invest in partnerships(1)	$500	$858
Lending and other commitments	1,594	1,853

(1)	Includes $123 million and $369 million, at year-end 2002 and 2001, respectively, related to deferred compensation plans.

     At December 27, 2002, the largest industry exposure was to the financial services sector, which accounted for 29% of total non-investment grade positions and highly leveraged transactions.

     Merrill Lynch sponsors deferred compensation plans in which employees who meet certain minimum compensation requirements may participate. Contributions to the plans are made on a tax-deferred basis by the participants. Participants’ returns on these contributions may be indexed to various Merrill Lynch mutual funds and other funds, including certain company-sponsored investment vehicles that qualify as employee securities companies. Prior to 2002, eligible participants whose deferred amounts were indexed to those company-sponsored investment vehicles could make one-time elections to augment their returns through “leverage” provided by Merrill Lynch, generally on a two-for-one basis. This leverage bears interest and is repaid as distributions are made by the investment vehicles.

     Merrill Lynch also sponsors several cash-based employee award programs, under which certain employees are eligible to receive future cash compensation, generally upon fulfillment of the vesting criteria for the particular program.

Litigation

Certain actions have been filed against Merrill Lynch in connection with Merrill Lynch’s business activities. Although the ultimate outcome of legal actions, arbitration proceedings, and claims pending against ML & Co. or its subsidiaries cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings. Refer to Note 14 to the Consolidated Financial Statements for additional information.

Critical Accounting Policies and Estimates

The following is a summary of Merrill Lynch’s critical accounting policies. For a full description of these and other accounting policies see Note 1 to the Consolidated Financial Statements.

Use of Estimates

In presenting the Consolidated Financial Statements, Management makes estimates regarding certain trading inventory valuations, the outcome of litigation, the carrying amount of goodwill, the allowance for loan losses, the realization of deferred tax assets, tax reserves, insurance reserves, recovery of insurance deferred acquisition costs, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Consolidated Financial Statements, and it is possible that such changes could occur in the near term. For more information regarding the specific methodologies used in determining estimates, refer to Use of Estimates in Note 1 to the Consolidated Financial Statements.

Valuation of Financial Instruments

Fair values for exchange traded securities and certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for OTC derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows, and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services. Obtaining the fair value for OTC derivative contracts requires the use of management judgment and estimates.

     New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for non-exchange-traded derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments. Unrealized gains for these instruments are not recognized unless the valuation model incorporates significant observable market inputs.

     Merrill Lynch holds investments that may have quoted market prices but that are subject to restrictions (e.g., consent of other investor to sell) that may limit Merrill Lynch’s ability to realize the quoted market price. Accordingly, Merrill Lynch estimates the fair value of these securities based on management’s best estimate which incorporates pricing models based on projected cash flows, earnings multiples, comparisons based on similar market transactions and/or review of underlying financial conditions and other market factors.

     Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions

Merrill Lynch 2002 Annual Report    37

where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality, concentration or market liquidity) requires more than the simple application of the pricing models.

     Assets recorded on the balance sheet can therefore be broadly categorized as follows:

1.	highly liquid cash and derivative instruments for which quoted market prices are readily available (for example, exchange-traded equity securities and derivatives such as listed options)

2.	liquid instruments, including a) cash instruments for which quoted prices are available but which may trade less frequently such that there is not complete pricing transparency for these instruments across all market cycles (for example, corporate and municipal bonds) b) derivative instruments that are valued using a model, where inputs to the model are directly observable in the market (for example, U.S. dollar interest rate swaps); and c) instruments that are priced with reference to comparable financial instruments whose parameters can be directly observed

3.	less liquid instruments that are priced using management’s best estimate of fair value, and instruments which are valued using a model, where either the inputs to the model and/or the models themselves require significant judgement by management (for example, private equity investments, long dated or complex derivatives such as certain foreign exchange options and credit default swaps, distressed debt, and aged inventory positions).

     At December 27, 2002, assets on the Consolidated Balance Sheets can be categorized as follows:

(dollars in millions)

	Category 1	Category 2	Category 3	Total

Trading assets, excluding contractual agreements	$42,752	$28,153	$1,927	$72,832
Contractual agreements	3,845	31,756	3,127	38,728
Loans, notes, and mortgages (net)	–	33,620	1,115	34,735
Investment securities	17,404	61,216	3,167	81,787

     In addition, other trading-related assets recorded in the Consolidated Balance Sheet at December 27, 2002 include $120.8 billion of securities financing transactions (receivables under resale agreements and receivables under securities borrowed transactions) which are recorded at their contractual amounts plus accrued interest and for which little or no estimation is required by management.

Transactions Involving Special Purpose Entities (“SPEs”)

SPEs are trusts, partnerships, or corporations established for a particular limited purpose. Merrill Lynch engages in transactions with SPEs for a variety of reasons. Many of these SPEs are used to facilitate the securitization of client assets whereby mortgages, loans or other assets owned by clients are transformed into securities (“securitized”). SPEs are also used to create securities with a specific risk profile desired by investors. In the normal course of business, Merrill Lynch establishes SPEs; sells assets to SPEs; provides loans to SPEs; underwrites, distributes, and makes markets in securities issued by SPEs; engages in derivative transactions with SPEs; owns notes or certificates issued by SPEs; and provides liquidity facilities or other guarantees to SPEs.

     Many of the SPEs with which Merrill Lynch enters into transactions with, meet the requirements of qualifying special purpose entities (“QSPEs”) as defined by SFAS No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SPEs that are considered QSPEs by Merrill Lynch include: SPEs that convert pools of commercial and residential loans into securities; SPEs that convert pools of municipal bonds into floating rate securities; and SPEs that transform the cash flows of transferred assets in some specified manner for clients. As an example of this last type of SPE, an SPE may transform the interest rate on securities from a fixed to a floating rate for investors by entering into a derivative such as an interest rate swap. Another example is an SPE that provides an investor with exposure to a particular credit risk that does not arise from assets held by the SPE, by entering into a derivative transaction such as a credit default swap to hedge the return provided to the investor. Based on the requirements of SFAS No. 140, QSPEs are not consolidated by Merrill Lynch.

     Many SPEs do not qualify as QSPEs either because the SPEs’ permitted activities are not sufficiently limited, or because the SPE owns assets that are not financial instruments, or otherwise does not meet all of the conditions of a QSPE. In situations where Merrill Lynch is either the sponsor of the SPE or where it transfers assets to the SPE, Merrill Lynch relies on the guidance provided by Emerging Issues Task Force (“EITF”) Topic D-14, Transactions Involving Special-Purpose Entities, to determine whether consolidation of these SPEs is required. Under this guidance, an SPE is not required to be consolidated by a transferor or sponsor if the SPE issues equity in legal form to unaffiliated third parties that is at least 3% of the value of the assets held by the SPE, the transferor or sponsor has not retained the substantive risks and rewards of ownership of the SPE and does not have control over the activities of the SPE. Merrill Lynch considers a number of both qualitative and quantitative factors in determining whether it is the sponsor of an SPE for purposes of applying the guidance in EITF Topic D-14, and judgment is required in making this determination.

     Merrill Lynch also acts as a liquidity provider to investors in securities issued by certain SPEs and enters into other guarantees related to SPEs. Additional information regarding liquidity facilities and guarantees to SPEs is provided in Note 14 to the Consolidated Financial Statements. Merrill Lynch also retains interests in assets securitized by an SPE, and enters into derivative transactions with SPEs. These transactions are recorded at estimated fair value in the Consolidated Financial Statements. Therefore, material economic exposures to SPEs created in these transactions are recorded or disclosed in the Consolidated Financial Statements. Refer to Note 8 to the Consolidated Financial Statements for more information on interests retained in securitization transactions.

38    Merrill Lynch 2002 Annual Report

     In addition to the SPEs described above, Merrill Lynch has entered into transactions with SPEs to facilitate the financing of physical property (facilities and aircraft) for its own use. The physical property is purchased or constructed by the SPE and leased to Merrill Lynch. For these structures, Merrill Lynch follows the guidance in EITF Issue No. 90-15, Impact of Nonsubstantive Lessors, Residual Value Guarantees, and other Provisions in Leasing Transactions and EITF Issue No. 97-10, The Effect of Lessee Involvement in Asset Construction, to determine whether or not consolidation of the SPE is required. Under this guidance, a company that leases property from an SPE is not required to consolidate that SPE if, among other conditions, a third-party investor has made a substantive residual equity capital investment in the SPE that is at risk during the entire term of the lease. Substantive residual equity capital is currently defined as amounting to at least 3% of the value of the assets held by the SPE. Merrill Lynch has met the requirements of EITF Issues No. 90-15 and 97-10 for these SPEs and accordingly, these SPEs are not consolidated in the Consolidated Financial Statements. See Note 8 and Note 14 to the Consolidated Financial Statements for additional detail regarding these transactions.

     Merrill Lynch’s U.S. banking subsidiaries have also entered into transactions with SPEs in order to improve the liquidity of their mortgage portfolios and reduce the credit risk of their investment portfolios, which resulted in reduced regulatory capital requirements. See Note 18 to the Consolidated Financial Statements for additional information about these transactions.

     In January 2003, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding consolidation of SPEs which will supercede EITF Topic D-14 and Issue 90-15. FASB Interpretation No. (“FIN”) 46, Consolidations of Variable Interest Entities — an Interpretation of ARB No. 51, is effective for newly created SPEs beginning February 1, 2003 and for existing SPEs as of the third quarter of 2003. See New Accounting Pronouncements below for additional information and Note 8 to the Consolidated Financial Statements for disclosures.

Recent Developments

New Accounting Pronouncements

On July 31, 2002, the American Institute of Certified Public Accountants (“AICPA”) issued a Proposed Statement of Position (“SOP”) “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.” The proposed SOP provides guidance on accounting and reporting by insurance companies for certain nontraditional long-duration contracts and for separate accounts. A final SOP would be effective for financial statements for Merrill Lynch beginning in 2004. The SOP would require the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that Merrill Lynch employs. Depending on market conditions at the time of adoption, the impact of implementing this reserve methodology may have a material impact on the Consolidated Statement of Earnings.

     On January 17, 2003, the FASB issued FIN 46, which clarifies when an entity should consolidate another entity known as a Variable Interest Entity (“VIE”), more commonly referred to as an SPE. A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of SPEs. FIN 46 requires that an entity consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. FIN 46 does not apply to QSPEs, the accounting for which is governed by SFAS No. 140. FIN 46 is effective for VIEs created on or after February 1, 2003 and for existing VIEs as of the third quarter of 2003. See Note 8 to the Consolidated Financial Statements for disclosures regarding the expected impact of adoption of FIN 46 on Merrill Lynch’s Consolidated Balance Sheet.

     On December 31, 2002 the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 permits three alternative methods of transition for a voluntary change to the fair value based method of accounting for employee stock-based compensation. SFAS No. 148 continues to permit prospective application for companies that adopt prior to the beginning of fiscal year 2004. SFAS No. 148 also allows for a modified prospective application, which requires the fair value of all unvested awards to be amortized over the remaining service period, as well as restatement of prior years’ expense. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances.

     On November 25, 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 requires guarantors to disclose their obligations under certain guarantees. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosures are effective for financial statements of interim or annual periods ending after December 15, 2002. See Note 14 to the Consolidated Financial Statements for these disclosures.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces the guidance provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 is to be applied

Merrill Lynch 2002 Annual Report    39

prospectively to exit or disposal activities initiated after December 31, 2002.

     In August 2001, the FASB released SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets which superceded both SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 provides guidance on the financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on Merrill Lynch’s Consolidated Financial Statements.

     In July 2001, the FASB issued SFAS No. 142. Under SFAS No. 142, intangible assets with indefinite lives and goodwill are no longer amortized. Instead, these assets are tested annually for impairment. Merrill Lynch adopted the provisions of SFAS No. 142 at the beginning of fiscal year 2002. See Note 1 to the Consolidated Financial Statements for further discussion.

     In July 2001, the FASB released SFAS No. 141, Business Combinations. SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Merrill Lynch adopted the provisions of SFAS No. 141 on July 1, 2001.

40    Merrill Lynch 2002 Annual Report

MERRILL LYNCH 2002 ANNUAL REPORT

Management’s Discussion of Financial Responsibility

Management of Merrill Lynch & Co., Inc. (“ML & Co.” and, together with its subsidiaries and affiliates, “Merrill Lynch”) is responsible for preparing the consolidated financial statements and related notes contained in this Annual Report. The consolidated financial statements and related notes are prepared in accordance with generally accepted accounting principles in the United States of America. Other financial data included in the Annual Report are consistent with those in the financial statements and related notes.

     Management recognizes the importance of safeguarding Merrill Lynch’s assets and integrity. Therefore, Management devotes considerable attention to understanding the risks of its businesses, promoting the highest standards of ethical conduct, exercising responsible stewardship over Merrill Lynch’s assets, and presenting fair financial statements.

     Merrill Lynch regularly reviews its framework of internal controls which includes policies, procedures and organizational structures, taking into account changing circumstances. Corrective actions are taken to address control deficiencies, and other opportunities for improvement are implemented as appropriate.

     Oversight is provided by independent units within Merrill Lynch, working together to maintain Merrill Lynch’s internal control standards. Corporate Audit reports directly to the Audit Committee, providing independent appraisals of Merrill Lynch’s internal controls and compliance with established policies and procedures. The Finance Division establishes accounting policies and procedures, measures and monitors financial risk, and prepares financial statements that fairly present the underlying transactions and events of Merrill Lynch. Treasury monitors capital adequacy and liquidity management. Corporate Risk Management is both independent from business line management and has oversight responsibility for Merrill Lynch’s market and credit risks. This group has clear authority to enforce trading and credit limits using various systems and procedures to monitor positions and risks. The Office of the General Counsel serves in a counseling and advisory role to Management and the business groups. In this role, the group develops policies; monitors compliance with internal policies, external rules, and industry regulations; and provides legal advice, representation, execution, and transaction support to the businesses.

     ML & Co. has established a Disclosure Committee to assist the Chief Executive Officer and Chief Financial Officer in fulfilling their responsibilities for overseeing the accuracy and timeliness of disclosures made by ML & Co. The Disclosure Committee is made up of senior representatives of Merrill Lynch’s Finance, Investor Relations, Corporate Reporting, Corporate Law, Treasury and Risk Management groups and is responsible for implementing and evaluating disclosure controls and procedures on an ongoing basis. Meetings of the Disclosure Committee are held as needed throughout each fiscal quarter to review key events and disclosures impacting the period and prior to the filing of the 10-K and 10-Q reports and proxy statement with the SEC.

     The independent auditors, Deloitte & Touche LLP, perform annual audits of Merrill Lynch’s financial statements in accordance with generally accepted auditing standards. The independent auditors openly discuss with the Audit Committee their views on the quality of the financial statements and related disclosures and the adequacy of Merrill Lynch’s internal accounting controls. Quarterly review reports on the interim financial statements are also issued by Deloitte & Touche LLP. The Audit Committee appoints the independent auditors each year. The independent auditors are given unrestricted access to all financial records and related data, including minutes of meetings of stockholders, the Board of Directors, and committees of the Board.

     Several committees of the Board actively participate in setting corporate policies and procedures and overseeing controls. The Audit Committee, which consists of five independent directors, oversees Merrill Lynch’s system of internal accounting controls and the internal audit function. In addition, the Audit Committee oversees adherence to risk management and compliance policies, procedures, and functions. It also reviews the annual Consolidated Financial Statements with Management and Merrill Lynch’s independent auditors, and evaluates the performance, independence and fees of our independent auditors and the professional services they provide. The Audit Committee also has the sole authority to appoint or replace the independent auditors.

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

E. Stanley O’Neal Chief Executive Officer	Thomas H. Patrick Executive Vice President and Executive Vice Chairman	Ahmass L. Fakahany Executive Vice President and Chief Financial Officer

Merrill Lynch 2002 Annual Report    41

Independent Auditors’ Report

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 27, 2002 and December 28, 2001 and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 27, 2002. These financial statements are the responsibility of Merrill Lynch’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch at December 27, 2002 and December 28, 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 27, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, in 2002 Merrill Lynch changed its method of accounting for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Deloitte & Touche LLP
New York, New York
February 24, 2003

42    Merrill Lynch 2002 Annual Report

Consolidated Statements of Earnings
(dollars in millions, except per share amounts)

	Year Ended Last Friday in December

	2002	2001	2000

Net Revenues
Commissions	$4,657	$5,266	$6,977
Principal transactions	2,340	3,930	5,964
Investment banking
Underwriting	1,710	2,438	2,699
Strategic advisory	703	1,101	1,381
Asset management and portfolio service fees	4,914	5,351	5,688
Other	751	528	967

	15,075	18,614	23,676
Interest and dividend revenues	13,178	20,143	21,176
Less interest expense	9,645	16,877	18,086

Net interest profit	3,533	3,266	3,090

Total Net Revenues	18,608	21,880	26,766

Non-Interest Expenses
Compensation and benefits	9,426	11,269	13,730
Communications and technology	1,741	2,232	2,320
Occupancy and related depreciation	909	1,077	1,006
Brokerage, clearing, and exchange fees	727	895	893
Advertising and market development	540	703	939
Professional fees	552	545	637
Office supplies and postage	258	349	404
Goodwill amortization	–	207	217
Other	611	902	903
Research and other settlement-related expenses	291	–	–
(Recoveries)/expenses related to September 11	(212)	131	–
Restructuring and other charges	8	2,193	–

Total Non-Interest Expenses	14,851	20,503	21,049

Earnings Before Income Taxes and Dividends on Preferred Securities Issued by Subsidiaries	3,757	1,377	5,717
Income Tax Expense	1,053	609	1,738
Dividends on Preferred Securities Issued by Subsidiaries	191	195	195

Net Earnings	$2,513	$573	$3,784

Net Earnings Applicable to Common Stockholders	$2,475	$535	$3,745

Earnings Per Common Share
Basic	$2.87	$0.64	$4.69

Diluted	$2.63	$0.57	$4.11

See Notes to Consolidated Financial Statements.

Merrill Lynch 2002 Annual Report    43

Consolidated Balance Sheets

(dollars in millions, except per share amounts)
	December 27, 2002	December 28, 2001

Assets
Cash and cash equivalents	$10,211	$11,070

Cash and securities segregated for regulatory purposes or deposited with clearing organizations	7,375	4,467

Securities financing transactions Receivables under resale agreements	75,292	69,707
Receivables under securities borrowed transactions	45,543	54,930

	120,835	124,637

Trading assets, at fair value (includes securities pledged as collateral of $11,344 in 2002 and $12,084 in 2001) Contractual agreements	38,728	31,040
Corporate debt and preferred stock	18,569	19,147
Mortgages, mortgage-backed, and asset-backed securities	14,987	11,526
Equities and convertible debentures	13,530	18,487
U.S. Government and agencies	10,116	12,999
Non-U.S. governments and agencies	10,095	6,207
Municipals and money markets	5,535	5,561

	111,560	104,967

Investment securities	81,787	87,672

Securities received as collateral	2,020	3,234

Other receivables Customers (net of allowance for doubtful accounts of $79 in 2002 and $81 in 2001)	35,317	39,856
Brokers and dealers	8,485	6,868
Interest and other	10,581	8,221

	54,383	54,945

Loans, notes, and mortgages (net of allowance for loan losses of $265 in 2002 and $201 in 2001)	34,735	19,313

Separate accounts assets	13,042	15,965

Equipment and facilities (net of accumulated depreciation and amortization of $4,671 in 2002 and $4,910 in 2001)	3,080	2,873

Goodwill (net of accumulated amortization of $984 in 2002 and $924 in 2001)	4,446	4,071

Other assets	4,454	2,478

Total Assets	$447,928	$435,692

44    Merrill Lynch 2002 Annual Report

	December 27, 2002	December 28, 2001

Liabilities
Securities financing transactions
Payables under repurchase agreements	$85,378	$74,903
Payables under securities loaned transactions	7,640	12,291

	93,018	87,194

Commercial paper and other short-term borrowings	5,353	5,141

Deposits	81,842	85,819

Trading liabilities, at fair value
Contractual agreements	45,202	36,679
U.S. Government and agencies	14,678	18,674
Non-U.S. governments and agencies	7,952	5,857
Corporate debt, municipals and preferred stock	6,500	4,796
Equities and convertible debentures	4,864	9,911

	79,196	75,917

Obligation to return securities received as collateral	2,020	3,234

Other payables
Customers	28,569	28,704
Brokers and dealers	16,541	11,932
Interest and other	20,724	18,773

	65,834	59,409

Liabilities of insurance subsidiaries	3,566	3,738

Separate accounts liabilities	13,042	15,965

Long-term borrowings	78,524	76,572

Total Liabilities	422,395	412,989

Preferred Securities Issued by Subsidiaries	2,658	2,695

Stockholders’ Equity
Preferred Stockholders’ Equity (42,500 shares issued and outstanding, liquidation preference $10,000 per share)	425	425

Common Stockholders’ Equity
Shares exchangeable into common stock	58	62
Common stock (par value $1.33 1/3 per share; authorized:
3,000,000,000 shares; issued: 2002 — 983,502,078 shares and 2001 — 962,533,498 shares)	1,311	1,283
Paid-in capital	5,315	4,209
Accumulated other comprehensive loss (net of tax)	(570)	(368)
Retained earnings	18,072	16,150

	24,186	21,336

Less: Treasury stock, at cost (2002 — 116,211,158 shares; 2001 — 119,059,651 shares)	961	977
Unamortized employee stock grants	775	776

Total Common Stockholders’ Equity	22,450	19,583

Total Stockholders’ Equity	22,875	20,008

Total Liabilities, Preferred Securities Issued by Subsidiaries, and Stockholders’ Equity	$447,928	$435,692

See Notes to Consolidated Financial Statements.

Merrill Lynch 2002 Annual Report    45

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in millions)

	Year Ended Last Friday in December

	Amounts			Shares

	2002	2001	2000	2002	2001	2000

Preferred Stock, Balance, beginning and end of year	$425	$425	$425	42,500	42,500	42,500

Common Stockholders’ Equity
Shares Exchangeable into Common Stock
Balance, beginning of year	62	68	118	4,195,407	4,654,378	8,018,698
Exchanges	(4)	(6)	(50)	(284,366)	(458,971)	(3,364,320)

Balance, end of year	58	62	68	3,911,041	4,195,407	4,654,378

Common Stock
Balance, beginning of year	1,283	1,283	1,286	962,533,498	962,533,498	964,779,105
Shares issued to employees	28	—	—	20,968,580	—	203,483
Shares retired	—	—	(3)	—	—	(2,449,090)

Balance, end of year	1,311	1,283	1,283	983,502,078	962,533,498	962,533,498

Paid-in Capital
Balance, beginning of year	4,209	2,843	1,156
Shares issued to employees	1,106	1,366	1,686
Other	—	—	16
Shares retired	—	—	(15)

Balance, end of year	5,315	4,209	2,843

Accumulated Other Comprehensive Loss
Foreign Currency Translation Adjustment (net of tax)
Balance, beginning of year	(302)	(309)	(302)
Translation adjustment	(18)	7	(7)

Balance, end of year	(320)	(302)	(309)

Net Unrealized Gains (Losses) on Available-for-Sale Securities (net of tax)
Balance, beginning of year	(92)	(36)	(88)
Net unrealized gains (losses) on available-for-sale	(58)	(70)	110
Other adjustments(a)	5	14	(58)

Balance, end of year	(145)	(92)	(36)

Deferred Gains on Cash Flow Hedges (net of tax)
Balance, beginning of year	36	—	—
Net deferred gains on cash flow hedges	104	41	—
Reclassification adjustment to earnings	(120)	(5)	—

Balance, end of year	20	36	—

Minimum Pension Liability (net of tax)
Balance, beginning of year	(10)	—	—
Net minimum pension liability adjustment	(115)	(10)	—

Balance, end of year	(125)	(10)	—

Balance, end of year	(570)	(368)	(345)

Retained Earnings
Balance, beginning of year	16,150	16,156	12,887
Net earnings	2,513	573	3,784
9% Cumulative Preferred stock dividends declared	(38)	(38)	(39)
Common stock dividends declared	(553)	(541)	(476)

Balance, end of year	18,072	16,150	16,156

Treasury Stock, at cost
Balance, beginning of year	(977)	(1,273)	(1,835)	(119,059,651)	(154,578,945)	(212,278,192)
Shares issued to employees(b)	(12)	291	488	2,564,127	35,060,323	51,885,837
Other	28	5	56	284,366	458,971	3,364,320
Shares retired	—	—	18	—	—	2,449,090

Balance, end of year	(961)	(977)	(1,273)	(116,211,158)	(119,059,651)	(154,578,945)

Unamortized Employee Stock Grants
Balance, beginning of year	(776)	(853)	(643)
Net issuance of employee stock grants	(697)	(720)	(709)
Amortization of employee stock grants	697	797	510
Other	1	—	(11)

Balance, end of year	(775)	(776)	(853)

Total Common Stockholders’ Equity	22,450	19,583	17,879

Total Stockholders’ Equity	$22,875	$20,008	$18,304

(a)	Other adjustments relate to policyholder liabilities, deferred policy acquisition costs, and income taxes.
(b)	Share amounts are net of reacquisitions from employees of 2,664,083; 4,756,694; and 1,139,116 in 2002, 2001, and 2000, respectively.

See Notes to Consolidated Financial Statements.

46    Merrill Lynch 2002 Annual Report

Consolidated Statements of Comprehensive Income
(dollars in millions)

	Year Ended Last Friday in December

	2002	2001	2000

Net Earnings	$2,513	$573	$3,784
Other Comprehensive Income (Loss)
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	(263)	127	127
Income tax (expense) benefit	245	(120)	(134)

Total	(18)	7	(7)

Net unrealized gains (losses) on investment securities available-for-sale:
Net unrealized holding gains (losses) arising during the period	213	(51)	236
Reclassification adjustment for realized gains included in net earnings	(271)	(19)	(126)

Net unrealized gains (losses) on investment securities available-for-sale	(58)	(70)	110

Adjustments for:
Policyholder liabilities	(16)	(10)	(15)
Deferred policy acquisition costs	1	(13)	(20)
Income tax (expense) benefit	20	37	(23)

Total	(53)	(56)	52

Deferred gain (loss) on cash flow hedges
Deferred gain (loss) on cash flow hedges	94	65	–
Income tax (expense) benefit	10	(24)	–
Reclassification adjustment to earnings	(120)	(5)	–

Total	(16)	36	–

Minimum pension liability
Minimum pension liability adjustment	(168)	(10)	–
Income tax (expense) benefit	53	–	–

Total	(115)	(10)	–

Total Other Comprehensive Income (Loss)	(202)	(23)	45

Comprehensive Income	$2,311	$550	$3,829

See Notes to Consolidated Financial Statements.

Merrill Lynch 2002 Annual Report    47

Consolidated Statements of Cash Flows
(dollars in millions)

	Year Ended Last Friday in December

	2002	2001	2000

Cash Flows from Operating Activities Net Earnings	$2,513	$573	$3,784
Noncash items included in earnings:
Depreciation and amortization	652	888	846
Amortization of stock-based compensation	697	797	510
Deferred taxes	74	(783)	202
Policyholder reserves	168	183	193
Goodwill amortization	–	207	217
Restructuring and other charges	8	491	–
Other	125	(38)	299
Changes in operating assets and liabilities(a):
Trading assets	(7,280)	(4,378)	(4,236)
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	(2,908)	1,625	(14)
Receivables under resale agreements	(5,570)	9,538	(22,399)
Receivables under securities borrowed transactions	9,387	(19,589)	7,098
Customer receivables	4,533	1,741	(1,607)
Brokers and dealers receivables	(1,617)	19,553	(17,217)
Trading liabilities	3,279	7,060	1,581
Payables under repurchase agreements	10,475	(15,006)	24,947
Payables under securities loaned transactions	(4,651)	(1,691)	6,725
Customer payables	(135)	3,942	1,596
Brokers and dealers payables	4,609	2,418	(1,925)
Other, net	5,083	(1,129)	1,227

Cash Provided by Operating Activities	19,442	6,402	1,827

Cash Flows from Investing Activities Proceeds from (payments for):
Maturities of available-for-sale securities	37,891	33,135	10,643
Sales of available-for-sale securities	36,697	14,138	7,036
Purchases of available-for-sale securities	(71,183)	(76,201)	(57,822)
Maturities of held-to-maturity securities	206	811	822
Purchases of held-to-maturity securities	(303)	(757)	(634)
Loans, notes, and mortgages	(15,242)	(2,190)	(6,303)
Proceeds from sale of business	–	344	–
Other investments and other assets	(1,653)	(801)	(1,262)
Equipment and facilities	(860)	(663)	(1,150)

Cash Used for Investing Activities	(14,447)	(32,184)	(48,670)

Cash Flows from Financing Activities
Proceeds from (payments for):
Commercial paper and other short-term borrowings	212	(10,042)	(10,413)
Deposits	(3,977)	18,171	50,046
Issuance and resale of long-term borrowings	25,493	38,781	33,839
Settlement and repurchase of long-term borrowings	(27,232)	(32,827)	(15,719)
Issuance of common stock	289	–	–
Issuance of treasury stock	6	515	658
Other common stock transactions	(54)	(372)	(3)
Dividends	(591)	(579)	(515)

Cash Provided by (used for) Financing Activities	(5,854)	13,647	57,893

Increase (Decrease) in Cash and Cash Equivalents	(859)	(12,135)	11,050
Cash and Cash Equivalents, beginning of year	11,070	23,205	12,155

Cash and Cash Equivalents, end of year	$10,211	$11,070	$23,205

(a) Net of effects of acquisitions and divestitures.

Supplemental Disclosures Cash paid for:
Income taxes	$861	$887	$641
Interest	9,922	18,042	17,311

See Notes to Consolidated Financial Statements.

48    Merrill Lynch 2002 Annual Report

MERRILL LYNCH 2002 ANNUAL REPORT

Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements Table of Contents

49	Note 1.	Summary of Significant Accounting Policies
59	Note 2.	Subsequent Event
59	Note 3.	Other Significant Events
61	Note 4.	Segment and Geographic Information
63	Note 5.	Securities Financing Transactions
63	Note 6.	Investment Securities
64	Note 7.	Trading Assets and Liabilities
67	Note 8.	Securitization Transactions and Consolidation of Special Purpose Entities (SPEs)
70	Note 9.	Loans, Notes, and Mortgages and Related Commitments to Extend Credit
70	Note 10.	Commercial Paper and Short- and Long-Term Borrowings
72	Note 11.	Deposits
72	Note 12.	Preferred Securities Issued by Subsidiaries
73	Note 13.	Stockholders’ Equity and Earnings Per Share
74	Note 14.	Commitments, Contingencies and Guarantees
77	Note 15.	Employee Benefit Plans
80	Note 16.	Employee Incentive Plans
82	Note 17.	Income Taxes
83	Note 18.	Regulatory Requirements and Dividend Restrictions

Note 1. Summary of Significant Accounting Policies

Description of Business

Merrill Lynch & Co., Inc. (“ML & Co.”) and subsidiaries (“Merrill Lynch”) provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance, and other financial services subsidiaries. Its principal subsidiaries include:

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a U.S.-based broker-dealer in securities and futures commission merchant;

•	Merrill Lynch International (“MLI”), a U.K.-based broker-dealer in securities and dealer in equity and credit derivatives;

•	Merrill Lynch Government Securities Inc. (“MLGSI”), a U.S.-based dealer in U.S. Government securities;

•	Merrill Lynch Capital Services, Inc., a U.S.-based dealer in interest rate, currency, and credit derivatives;

•	Merrill Lynch Investment Managers, LP, a U.S.-based asset management company;

•	Merrill Lynch Investment Managers Limited, a U.K.-based asset management company;

•	Merrill Lynch Bank USA (“MLBUSA”), a U.S.-based FDIC-insured depository;

•	Merrill Lynch Bank & Trust Co. (“MLB&T”), a U.S.-based FDIC-insured depository;

•	Merrill Lynch International Bank Limited, a U.K.-based bank;

•	Merrill Lynch Capital Markets Bank Limited, an Ireland-based bank and a dealer in currency;

•	Merrill Lynch Japan Securities Co., Ltd., a Japan-based broker dealer;

•	Merrill Lynch Canada, Inc., a Canada-based broker-dealer; and

•	Merrill Lynch Insurance Group, Inc., a U.S.-based provider of life insurance and annuity products.

Services provided to clients by Merrill Lynch include:

•	securities brokerage, trading, and underwriting;

•	investment banking, strategic services (including mergers and acquisitions), and other corporate finance advisory activities;

•	wealth management products and services;

•	asset management;

•	origination, brokerage, dealer, and related activities in swaps, options, forwards, exchange-traded futures, other derivatives, and foreign exchange products;

•	securities clearance and settlement services;

•	equity, debt, foreign exchange, and economic research;

•	private equity and other principal investing activities;

•	banking, trust, and lending services, including deposit taking, commercial and mortgage lending and related services;

•	insurance underwriting and sales; and

•	investment advisory and related recordkeeping services.

Basis of Presentation

The Consolidated Financial Statements include the accounts of Merrill Lynch, whose subsidiaries are generally controlled through a majority voting interest but may be controlled by means of a significant minority ownership, by contract, lease or otherwise. Investments in entities in which Merrill Lynch does not have control, but has the ability to exercise significant influence (generally defined as 20%–50% of voting interest) are accounted for under the equity method. Investments in which Merrill Lynch has neither control nor significant influence are accounted for under the cost method, except investments held by a regulated broker-dealer which are carried at fair value.

     The Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in

Merrill Lynch 2002 Annual Report   49

the United States of America, which include industry practices. All material intercompany transactions and balances have been eliminated.

     Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation.

     The Consolidated Financial Statements are presented in U.S. dollars. Many non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar, often the currency of the country in which a subsidiary is domiciled. Subsidiaries’ assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts in a subsidiary’s functional currency and related hedging, net of related tax effects, are reported in stockholders’ equity as a component of Accumulated other comprehensive loss. All other translation adjustments are included in earnings. Merrill Lynch uses derivatives to manage the currency exposure arising from investments in non-U.S. subsidiaries. (See the Derivatives section for additional information on accounting for derivatives.)

Use of Estimates

In presenting the Consolidated Financial Statements, management makes estimates regarding certain trading inventory valuations, the outcome of litigation, the carrying amount of goodwill, the allowance for loan losses, the realization of deferred tax assets, tax reserves, insurance reserves, and recovery of insurance deferred acquisition costs and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Consolidated Financial Statements, and it is possible that such changes could occur in the near term. A discussion of the areas in which estimates are a significant component of the amounts reported in the Consolidated Financial Statements follows:

Trading Assets and Liabilities

Fair values of trading securities are based on quoted market prices, pricing models (utilizing indicators of general market conditions and other economic measurements), or management’s estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time. Estimating the fair value of certain illiquid securities requires significant management judgment. Merrill Lynch values trading security assets at the institutional bid price and recognizes bid-offer revenues when assets are sold. Trading security liabilities are valued at the institutional offer price and bid-offer revenues are recognized when the positions are closed.

     Fair values for over-the-counter (“OTC”) derivative financial instruments, principally forwards, options, and swaps, represent the present value of amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services. Obtaining the fair value for OTC derivatives contracts requires the use of management judgment and estimates.

     New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for non-exchange-traded derivatives are verified using observed information about the costs of hedging the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments. Unrealized gains for these instruments are not recognized unless the valuation model incorporates significant observable market inputs.

     Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires the valuation to be based on more than simple application of the pricing models.

Restricted Investments

Merrill Lynch holds investments that may have quoted market prices but that are subject to restrictions (e.g., requires consent of other investors to sell) that may limit Merrill Lynch’s ability to realize the quoted market price. Merrill Lynch estimates the fair value of these securities taking into account the restrictions using pricing models based on projected cash flows, earnings multiples, comparisons based on similar transactions, and/or review of underlying financial conditions and other market factors. Such estimation may result in a fair value for a security that is less than its quoted market price.

Valuation Allowance for Deferred Tax Assets

Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assesses its ability to realize deferred tax assets primarily based on the earnings history of the legal entities to which the deferred tax assets are attributable and the absence of negative evidence as discussed in Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, such as circumstances that if unfavorably resolved would adversely affect future operations or profit levels or a history of tax credit carryforwards expiring unused. See Note 17 to the Consolidated Financial Statments for further discussion of Income Taxes.

50   Merrill Lynch 2002 Annual Report

Valuation of Loans and Allowance for Loan Losses

The fair value for loans made in connection with merchant banking activities, consisting primarily of senior debt, is estimated using discounted cash flows. Merrill Lynch’s estimate of fair value for other loans, notes, and mortgages is determined based on the individual loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch’s variable-rate loan receivables, carrying value approximates fair value.

     The provision for loan losses is based on management’s estimate of the amount necessary to maintain the allowance at a level adequate to absorb probable incurred loan losses. Management’s estimate of loan losses is influenced by many factors, including adverse situations that may affect the borrower’s ability to repay, current economic conditions, prior loan loss experience, and the estimated fair value of any underlying collateral. The fair value of collateral is generally determined by third party appraisals in the case of residential mortgages, quoted market prices for securities, and estimates of fair value for other assets. Management’s estimates of loan losses include considerable judgment about collectibility based on available facts and evidence at the balance sheet date, and the uncertainties inherent in those assumptions. While management uses the best information available on which to base its estimates, future adjustments to the allowance may be necessary based on changes in the economic environment or variances between actual results and the original assumptions used by management.

Deferred Acquisition Costs Relating to Insurance Policies

Deferred insurance policy acquisition costs are amortized in proportion to the estimated future gross profits for each group of contracts over the anticipated life of the insurance contracts utilizing an effective yield methodology. These future gross profit estimates are subject to periodic evaluation by Merrill Lynch, with necessary revisions applied against amortization to date.

Legal and Other Reserves

Merrill Lynch is a party in various actions, some of which involve claims for substantial amounts. Amounts are accrued for the financial resolution of claims that have either been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability has been incurred and the amount of the liability can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate amount of that liability until years after the litigation has been commenced, in which case no accrual is made until that time. Accruals are subject to significant estimation by management with input from outside counsel.

Consolidation and Transactions Involving Special Purpose Entities (“SPEs”)

SPEs are trusts, partnerships, or corporations established for a particular limited purpose. Merrill Lynch engages in transactions with SPEs for a variety of reasons. Many of these SPEs are used to facilitate the securitization of client assets whereby mortgages, loans, or other assets owned by clients are transformed into securities (“securitized”). SPEs are also used to create securities with a specific risk profile desired by investors. In the normal course of business, Merrill Lynch establishes SPEs; sells assets to SPEs; provides loans to SPEs; underwrites, distributes, and makes markets in securities issued by SPEs; engages in derivative transactions with SPEs; owns notes or certificates issued by SPEs; and provides liquidity facilities or other guarantees to SPEs.

     Many of the SPEs with which Merrill Lynch enters into transactions meet the requirements of qualifying special purpose entities (“QSPEs”) as defined by SFAS No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SPEs that are considered QSPEs by Merrill Lynch include: SPEs that convert pools of commercial and residential loans into securities; SPEs that convert pools of municipal bonds into floating rate securities; and SPEs that transform the cash flows of transferred assets in some specified manner for clients. As an example of this last type of SPE, an SPE may transform the interest rate on securities from a fixed to a floating rate for investors by entering into a derivative such as an interest rate swap. Another example is an SPE that provides an investor with exposure to a particular credit risk that does not arise from assets held by the SPE, by entering into a derivative transaction such as a credit default swap to hedge the return provided to the investor. Based on the requirements of SFAS No. 140, QSPEs are not consolidated by Merrill Lynch.

     Many SPEs do not qualify as QSPEs either because the SPEs’ permitted activities are not sufficiently limited, or because the SPE owns assets that are not financial instruments, or otherwise does not meet all of the conditions of a QSPE. In situations where Merrill Lynch is either the sponsor of the SPE or where it transfers assets to the SPE, Merrill Lynch relies on the guidance provided by Emerging Issues Task Force (“EITF”) Topic D-14, Transactions Involving Special-Purpose Entities, to determine whether consolidation of these SPEs is required. Under this guidance, an SPE is not required to be consolidated by a transferor or sponsor if the SPE issues equity in legal form to unaffiliated third parties that is at least 3% of the value of the assets held by the SPE, the transferor or sponsor has not retained the substantive risks and rewards of ownership of the SPE and does not have control over the activities of the SPE. Merrill Lynch considers a number of both qualitative and quantitative factors in determining whether it is the sponsor of an SPE for purposes of applying the guidance in EITF Topic D-14, and judgment is required in making this determination.

     Merrill Lynch also acts as a liquidity provider to investors in securities issued by certain SPEs and enters into other guarantees related to SPEs. Additional information regarding liquidity facilities and guarantees to SPEs is provided in Note 14 to the Consolidated Financial Statements. Merrill Lynch also retains

Merrill Lynch 2002 Annual Report   51

interests in assets securitized by an SPE, and enters into derivative transactions with SPEs. These transactions are recorded at estimated fair value in the Consolidated Financial Statements. Therefore, material economic exposures to SPEs created in these transactions are recorded or disclosed in the Consolidated Financial Statements. Refer to Note 8 to the Consolidated Financial Statements for more information on interests retained in securitization transactions.

     In addition to the SPEs described above, Merrill Lynch has entered into transactions with SPEs to facilitate the financing of physical property (facilities and aircraft) for its own use. The physical property is purchased or constructed by the SPE and leased to Merrill Lynch. For these structures, Merrill Lynch follows the guidance in EITF Issue No. 90-15, Impact of Nonsubstantive Lessors, Residual Value Guarantees, and other Provisions in Leasing Transactions and EITF Issue No. 97-10, The Effect of Lessee Involvement in Asset Construction, to determine whether or not consolidation of the SPE is required. Under this guidance, a company that leases property from an SPE is not required to consolidate that SPE if, among other conditions, a third-party investor has made a substantive residual equity capital investment in the SPE that is at risk during the entire term of the lease. Substantive residual equity capital is currently defined as amounting to at least 3% of the value of the assets held by the SPE. Merrill Lynch has met the requirements of EITF Issues No. 90-15 and 97-10 for these SPEs and accordingly, these SPEs are not consolidated in the Consolidated Financial Statements. See Note 8 and Note 14 to the Consolidated Financial Statements for additional detail regarding these transactions.

     Merrill Lynch’s U.S. banking subsidiaries have also entered into transactions with SPEs in order to improve the liquidity of their mortgage portfolios and reduce the credit risk of their investment portfolios, which resulted in reduced regulatory capital requirements. See Note 18 to the Consolidated Financial Statements for additional information about these transactions.

     In January 2003, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding consolidation of SPEs, which will supercede EITF Topic D-14 and Issue 90-15. FASB Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51 is effective for newly created SPEs beginning February 1, 2003 and for existing SPEs as of the third quarter of 2003. See New Accounting Pronouncements below for additional information and Note 8 to the Consolidated Financial Statements for disclosures.

Fair Value

At December 27, 2002, $400 billion, or 89%, of Merrill Lynch’s total assets and $407 billion, or 96%, of Merrill Lynch’s total liabilities were carried at fair value or at amounts that approximate fair value. At December 28, 2001, $403 billion, or 92%, of Merrill Lynch’s total assets and $397 billion, or 96%, of Merrill Lynch’s total liabilities were carried at fair value or at amounts that approximate such values. Financial instruments that are carried at fair value include cash and cash equivalents, cash and securities segregated for regulatory purposes or deposited with clearing organizations, trading assets and liabilities, available-for-sale and trading securities included in Investment securities, certain investments of insurance subsidiaries and certain other investments.

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

Securities Accounting

Merrill Lynch’s non-broker-dealer subsidiaries follow the guidance prescribed by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, when accounting for investments in debt and publicly traded equity securities. Merrill Lynch classifies those debt securities that it has the intent and ability to hold to maturity as held-to-maturity securities, which are carried at cost unless a decline in value is deemed other than temporary, in which case the carrying value is reduced. Those securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading and marked to fair value through earnings. All other qualifying securities are classified as available-for-sale with unrealized gains and losses reported in Accumulated other comprehensive loss. Securities held by a broker-dealer subsidiary are subject to specialized industry guidance as prescribed by the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide, Brokers and Dealers in Securities. Merrill Lynch accounts for substantially all securities held by broker-dealer subsidiaries at fair value with realized and unrealized gains and losses reported in earnings.

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

52   Merrill Lynch 2002 Annual Report

Cash and Securities Segregated for Regulatory Purposes or Deposited with Clearing Organizations

Cash and securities segregated for regulatory purposes or deposited with clearing organizations include cash and securities segregated in compliance with federal and other regulations and represent funds deposited by customers and funds accruing to customers as a result of trades or contracts. Also included are funds segregated in a special reserve account for the benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission as well as funds segregated and held in separate accounts in accordance with Section 4d(2) and Regulation 30.7 of the Commodity Exchange Act.

Securities Financing Transactions

Merrill Lynch enters into repurchase and resale agreements and securities borrowed and loaned transactions to accommodate customers (also referred to as “matched-book transactions”), finance firm inventory positions, obtain securities for settlement and earn residual interest rate spreads. Merrill Lynch also engages in securities financing for customers through margin lending (see Customer Receivables and Payables section).

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

     All firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are disclosed parenthetically in Trading Assets on the Consolidated Balance Sheets.

     In transactions where Merrill Lynch acts as the lender in a securities lending agreement and receives securities that can be pledged or sold as collateral, it recognizes on the Consolidated Balance Sheets the securities received and an obligation to return those securities. The Consolidated Balance Sheets separately reflect these assets and liabilities as Securities received as collateral and Obligation to return securities received as collateral, respectively.

Trading Assets and Liabilities

Merrill Lynch’s trading activities consist primarily of securities brokerage, trading, and underwriting; derivatives dealing and brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (such as securities) and derivative instruments used for trading purposes or for managing risk exposures in other trading inventory. See the Derivatives section for additional information on accounting policy for derivatives.

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

     Fair values of trading securities are based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management’s best estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time. As previously noted, estimating the fair value of long-dated derivative contracts and illiquid securities requires significant management judgment.

Derivatives

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies).

     The fair value of all derivatives is recorded on a net-by-counterparty basis on the Consolidated Balance Sheets where management believes a legal right of setoff exists under an enforceable netting agreement. For purposes of the Consolidated Statements of Cash Flows, cash flows from trading derivatives are classified in operating activities.

Merrill Lynch 2002 Annual Report   53

     In the ordinary course of trading activities, Merrill Lynch enters into certain transactions that are documented as derivatives where a significant cash investment is made by one party. These transactions can be in the form of simple interest rate swaps where the fixed leg is prepaid or may be in the form of equity-linked or credit-linked transactions where the initial investment equals the notional amount of the derivative. As these transactions are entered into by Merrill Lynch’s broker-dealers as part of their normal trading operations, cash outflows from these assets and cash inflows from these liabilities are included in operating activities in the Consolidated Statements of Cash Flows.

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

     New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for non-exchange-traded derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. Unrealized gains for these instruments are not recognized unless the valuation model incorporates significant observable market inputs. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

     Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires the valuation to be based on more than the simple application of the pricing models.

Use of Derivatives

Merrill Lynch enters into derivatives in a dealing capacity, providing them to clients, and enters into them for proprietary trading and financing strategies and to manage its risk exposures arising from trading assets and liabilities. As a result of these hedging techniques, a significant portion of trading assets and liabilities represents hedges of other trading positions.

     Merrill Lynch also enters into derivatives in a non-dealing capacity, to manage its risk exposures arising from non-trading assets and liabilities. Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible. Merrill Lynch uses derivative transactions to more closely match the duration of these borrowings to the duration of the assets being funded to minimize interest rate risk. Merrill Lynch also enters into currency swaps to ensure that non-U.S. dollar-denominated assets are funded with like-currency-denominated liabilities (to the extent that the currency cannot be sourced more efficiently through a direct debt issuance). Derivatives used most frequently include swap agreements that:

•	Convert fixed rate interest payments into variable payments

•	Change the underlying interest rate basis or reset frequency

•	Convert non-U.S. dollar payments into U.S. dollars.

     In addition, Merrill Lynch enters into hedges on marketable investment securities to manage the interest rate risk and net duration of its investment portfolio.

     Merrill Lynch also uses forward-exchange contracts, currency swaps, and foreign-currency-denominated debt to hedge its net investments in foreign operations. These derivatives and cash instruments are used to mitigate the impact of changes in exchange rates.

Risk Management of Derivatives

Derivative activity is subject to Merrill Lynch’s overall risk management policies and procedures. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks. These risks include market, credit, liquidity, operational, and other risks that are material and require comprehensive controls and management. (See Note 7, Market Risk and Credit Risk sections). The Corporate Risk Management (“CRM”) group, along with other control units, ensures that these risks are properly identified, monitored, and managed throughout Merrill Lynch. To accomplish this, CRM has established a risk management process which includes:

•	A formal risk governance organization that defines the oversight process and its components.

•	A regular review of the entire risk management process by the Audit Committee of the Board of Directors.

•	Clearly defined risk management policies and procedures supported by a rigorous analytic framework.

•	Close communication and coordination between the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight.

•	Clearly articulated risk tolerance levels as defined by a group composed of executive management that are regularly reviewed to ensure that Merrill Lynch’s risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

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

54   Merrill Lynch 2002 Annual Report

Accounting for Derivatives and Hedging Activities

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the Consolidated Balance Sheets and measure those instruments at fair value. The accounting for changes in fair value of a derivative instrument depends on its intended use and the resulting designation.

     Derivatives entered into in a dealing capacity are recognized at fair value on the Consolidated Balance Sheets as trading assets and liabilities in Contractual agreements and the change in fair value is reported in current period earnings as Principal transactions revenues.

     Derivatives entered into in a non-dealing capacity are designated, on the date they are entered into, as either (1) a hedge of the fair value of a recognized asset or liability (“fair value” hedge), (2) a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge), or (3) a hedge of a net investment in a foreign operation.

•	Changes in the fair value of derivatives that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings as interest revenue or expense.

•	Changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recorded in Accumulated other comprehensive loss until earnings are affected by the variability of cash flows of the hedged asset or liability (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

•	Changes in the fair value of derivatives that are designated and qualify as hedges of a net investment in a foreign operation are recorded in the Foreign currency translation adjustment account within Accumulated other comprehensive loss.

•	Changes in the fair value of derivatives that are economically used to hedge non-trading assets and liabilities, but that do not meet the criteria in SFAS No. 133 to qualify as an accounting hedge are reported in current period earnings as either Principal transactions revenues, Other revenue or expense or Interest expense depending on the nature of the transaction.

     Derivatives entered into by Merrill Lynch in a non-dealing capacity used to hedge its funding and its net investments in foreign subsidiaries are reported at fair value in Other assets or Interest and other payables in the Consolidated Balance Sheets at December 27, 2002 and December 28, 2001. Derivatives are also used to hedge Merrill Lynch’s marketable investment securities portfolio.

     Merrill Lynch documents its risk management objectives and strategies for undertaking various hedge transactions. The risk management objectives and strategies are monitored and managed by CRM in accordance with established risk management policies and procedures that include risk tolerance levels. Merrill Lynch also formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, Merrill Lynch discontinues hedge accounting. Under the provisions of SFAS No. 133, hedge effectiveness is assumed for those derivatives whose terms match the terms of the asset or liability being hedged and that otherwise meet the conditions of SFAS No. 133.

     Merrill Lynch issues debt whose coupons or repayment terms are linked to the performance of equity or other indices (e.g., S&P 500) or baskets of securities. The contingent payment components of these debt obligations meet the definition of an “embedded derivative.” The debt instruments are assessed to determine if the embedded derivative requires separate reporting and accounting, and if so, the embedded derivative is separated and reported in Long-term borrowings on the Consolidated Balance Sheets with the debt obligation; changes in the fair value of the embedded derivative and related hedges are reported in Interest expense. The risk exposures in embedded derivatives are economically hedged with cash instruments and/or other non-trading derivatives reported at fair value.

     Merrill Lynch may also purchase financial instruments that contain embedded derivatives. These instruments may be part of either trading inventory or trading marketable investment securities. These instruments are generally accounted for at fair value in their entirety; the embedded derivative is not separately accounted for, and all changes in fair value are reported in earnings.

     Merrill Lynch also enters into interest rate swaps to hedge the interest rate exposure of certain investment securities. Hedge effectiveness testing is required for some of these hedging relationships and the component of each derivative’s change in fair value not attributable to the change in interest rates is excluded and reported in earnings. For 2002 and 2001, the amounts excluded from hedge effectiveness not attributed to the change in interest rates was not material. In addition, the amount of hedge ineffectiveness on fair value hedges was not material in 2002 or 2001.

     For the years ended 2002 and 2001, respectively, $362 million of net losses and $317 million of net gains related to non-U.S. dollar hedges of investments in non-U.S. dollar subsidiaries were included in Accumulated other comprehensive loss on the Consolidated Balance Sheets. These amounts were substantially offset by net gains and losses on the hedged investments.

     The majority of deferred net gains (losses) on derivative instruments designated as cash flow hedges that were in Accumulated other comprehensive loss at December 27, 2002 are expected to be reclassified into earnings as interest income during the next twelve months and the remaining amounts will be reclassified during the following three years. The amount of ineffectiveness related to these hedges reported in earnings was not material.

Merrill Lynch 2002 Annual Report 55

Investment Securities

Investment securities consist of marketable investment securities, investments of Merrill Lynch insurance subsidiaries, and other investments.

Marketable Investment Securities

Merrill Lynch’s non-broker-dealer subsidiaries hold debt and equity investments, which are primarily classified as available-for-sale.

     Debt and marketable equity securities classified as available-for-sale are reported at fair value. Unrealized gains or losses on these securities are reported in stockholders’ equity as a component of Accumulated other comprehensive loss, net of income taxes and other related items. Any unrealized losses deemed other than temporary are included in current period earnings.

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

     Realized gains and losses on all investment securities are included in current period earnings. The cost basis of each investment sold is specifically identified for purposes of computing realized gains and losses.

Investments of Insurance Subsidiaries and Related Liabilities

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

     Other Investments

     Other investments primarily consist of:

•	Investments held by a regulated broker-dealer carried at fair value with gains and losses reported in Principal transactions revenues. Certain of these investments are subject to restrictions that may limit Merrill Lynch’s ability to realize currently the estimated fair value of its investment until such restrictions expire. Accordingly, Merrill Lynch estimates the fair value of these securities taking into account the restrictions using pricing models based on projected cash flows, earnings multiples, comparisons based on similar transactions, and/or review of underlying financial conditions and other market factors.

•	Merchant banking investments held by non-broker-dealer subsidiaries carried at the lower of cost or net realizable value, or under the equity method depending on Merrill Lynch’s ability to exercise significant influence over the investee. Gains and losses on these investments are reported in Other revenues.

•	Investments economically hedging deferred compensation liabilities carried at fair value, with gains and losses reported in earnings.

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

     Commissions charged for executing customer transactions are accrued on a trade date basis and are included in current period earnings. Financial Advisors’ compensation and benefits expense is accrued in the same period as revenue is recognized.

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

Brokers and Dealers Receivables and Payables

Receivables from brokers and dealers include amounts receivable for securities not delivered by Merrill Lynch to a purchaser by the settlement date (“fails to deliver”), deposits for securities borrowed, margin deposits, commissions, and net receiv-

56 Merrill Lynch 2002 Annual Report

ables arising from unsettled trades. Payables to brokers and dealers include amounts payable for securities not received by Merrill Lynch from a seller by the settlement date (“fails to receive”), deposits received for securities loaned, and net payables arising from unsettled trades.

Interest and Other Receivables and Payables

Interest and other receivables include interest receivable on corporate and governmental obligations, customer or other receivables, stock borrowed transactions, receivables from commissions and fees, and income taxes. Interest and other payables include interest payable for stock loaned transactions, long-term borrowings, and amounts payable for employee compensation and benefits, restructuring reserves, and income taxes.

Loans, Notes, and Mortgages

Merrill Lynch’s lending and related activities include loan originations, syndications, and securitizations. Loan originations include commercial and residential mortgages, loans to small and middle markets businesses, and credit extended to individuals. Merrill Lynch also engages in secondary market loan trading and margin lending (see Trading assets and liabilities and Customer receivables and payables sections, respectively).

     Loans held for investment purposes, including some commercial loans that are syndicated and some consumer and small business loans, are carried at their principal amount outstanding. The allowance for loan losses is established through provisions that are based on management’s estimate of probable incurred losses. Loans are charged off against the allowance for loan losses when management determines that the loan is uncollectible.

Loans held for sale, which include commercial loans that are syndicated and certain residential mortgage loans, are reported at the lower of cost or estimated fair value. The impact of the loan loss provision, for syndicated loans not held by Merrill Lynch’s U.S. banks, is included in Principal transactions revenues in the Consolidated Statements of Earnings. The loan loss provision related to other loans is included in Interest revenue in the Consolidated Statements of Earnings. The gain or loss on the sale of mortgages into the secondary market is reflected in Other revenues.

Nonrefundable loan origination fees, loan commitment fees, and “draw down” fees received in conjunction with financing arrangements are generally deferred and recognized over the contractual life of the loan as an adjustment to the yield. If, at the outset, or any time during the term of the loan it becomes highly probable that the repayment period will be extended, the amortization is recalculated using the expected remaining life of the loan. When the loan contract does not provide for a specific maturity date, management’s best estimate of the repayment period is used. At repayment of the loan, any unrecognized deferred fee is immediately recognized in earnings.

Separate Accounts Assets and Liabilities

Merrill Lynch maintains separate accounts representing segregated funds held for purposes of funding variable life and annuity contracts. These accounts and the related liabilities are recorded as Separate accounts assets and Separate accounts liabilities on the Consolidated Balance Sheets.

Equipment and Facilities

Equipment and facilities primarily consist of technology hardware and software, leasehold improvements, and owned facilities. Equipment and facilities are reported at historical cost, net of accumulated depreciation and amortization, except for land, which is reported at historical cost.

     Depreciation and amortization are computed using the straight-line method. Equipment is depreciated over its estimated useful life, while leasehold improvements are amortized over the lesser of the improvement’s estimated economic useful life or the term of the lease. Maintenance and repair costs are expensed as incurred.

     Included in the Occupancy and related depreciation expense category was depreciation and amortization of $204 million, $245 million, and $235 million in 2002, 2001, and 2000, respectively. Depreciation and amortization recognized in the Communications and technology expense category was $448 million, $643 million, and $611 million for 2002, 2001, and 2000, respectively.

     Qualifying costs incurred in the development of internal-use software are capitalized when costs exceed $5 million and are amortized over the useful life of the developed software, generally not exceeding three years.

Goodwill

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, intangible assets with indefinite lives and goodwill will no longer be amortized. Instead, these assets are tested annually for impairment. Merrill Lynch adopted the provisions of SFAS No. 142 at the beginning of fiscal year 2002. Prior years’ pre-tax amortization expense related to goodwill totaled $207 million and $217 million for 2001 and 2000, respectively.

     During the second quarter of 2002, Merrill Lynch completed its review of goodwill in accordance with SFAS No. 142 and determined that the fair value of the reporting units to which goodwill relates exceeded the carrying value of such reporting units. Accordingly, no goodwill impairment loss was recognized. The majority of the goodwill, and related accumulated amortization, is denominated in sterling, and as a result has changed from 2001 due to exchange rate changes. This goodwill is related to the 1997 purchase of the Mercury Asset Management Group and was tested for impairment at the Merrill Lynch Investment Managers (“MLIM”) segment level since this business has been fully integrated into MLIM.

     The following table presents a reconciliation of reported net earnings and earnings per share to the amounts adjusted for the exclusion of goodwill amortization, net of related income tax effects.

Merrill Lynch 2002 Annual Report 57

(dollars in millions, except per share amounts)

	For the Twelve Months Ended

	Dec. 27,	Dec. 28,	Dec. 29,
	2002	2001	2000

Net earnings:
Reported amount	$2,513	$573	$3,784
Goodwill amortization, net of taxes	–	139	145

Adjusted	$2,513	$712	$3,929

Basic earnings per share:
Reported amount	$2.87	$0.64	$4.69
Goodwill amortization, net of taxes	–	0.16	0.18

Adjusted	$2.87	$0.80	$4.87

Diluted earnings per share:
Reported amount	$2.63	$0.57	$4.11
Goodwill amortization, net of taxes	–	0.15	0.16

Adjusted	$2.63	$0.72	$4.27

Other Assets

Other assets consists of unrealized gains on derivatives used to hedge Merrill Lynch’s borrowing and investing activities. All of these derivatives are recorded at fair value with changes reflected in earnings and Accumulated other comprehensive loss (refer to the Derivatives section for more information). Other assets also include prepaid pension expense related to plan contributions in excess of obligations, other prepaid expenses, and other deferred charges. Refer to Note 15 to the Consolidated Financial Statements for further information.

Commercial Paper and Short- and Long-Term Borrowings

Merrill Lynch’s unsecured general-purpose funding is principally obtained from medium-term and long-term borrowings. Commercial paper, when issued at a discount, is recorded at the proceeds received and accreted to its par value. Long-term borrowings are carried at the principal amount borrowed, net of unamortized discounts or premiums, adjusted for the effects of fair value hedges.

     Merrill Lynch uses derivatives to manage the interest rate, currency, equity, and other risk exposures of its borrowings. See the Derivatives section for additional information on accounting policy for derivatives.

Deposits

     Savings deposits are interest-bearing accounts that have no maturity or expiration date, whereby the depositor is not required by the deposit contract, but may at any time be required by the depository institution, to give written notice of an intended withdrawal not less than seven days before withdrawal is made. Time deposits are accounts that have a stipulated maturity and interest rate. Depositors holding time deposits may recover their funds prior to the stated maturity but may pay a penalty to do so.

Stock-Based Compensation

Merrill Lynch accounts for stock-based compensation in accordance with the intrinsic value-based method in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, rather than the fair value-based method in SFAS No. 123, Accounting for Stock-Based Compensation. For the years ended 2002, 2001, and 2000, $821 million ($509 million after-tax), $732 million ($454 million after-tax), and $633 million ($392 million after-tax), respectively, of pre-tax compensation expense related to employee stock compensation awards was recorded in earnings. Compensation expense for stock options is not recognized since Merrill Lynch grants stock options that have no intrinsic value. Had Merrill Lynch adopted the provisions of SFAS No. 123 and accounted for all employee stock awards at fair value, Merrill Lynch would have recognized additional pre-tax compensation expense related to employee stock awards of $1,212 million ($752 million after-tax), $1,378 million ($854 million after-tax), and $500 million ($310 million after-tax), respectively, for the years ended December 27, 2002, December 28, 2001, and December 29, 2000. See New Accounting Pronouncements section for further information on accounting for employee stock awards and Note 16 to the Consolidated Financial Statements for pro forma net income and earnings per share, as if Merrill Lynch had accounted for all stock-based awards in accordance with SFAS No. 123.

     Employee stock-based awards, excluding stock options, are amortized over the vesting period. The unamortized portion of the grant value for certain of these plans is reflected as a reduction of Stockholders’ Equity in Unamortized employee stock grants on the Consolidated Balance Sheets.

Income Taxes

ML & Co. and certain of its wholly-owned subsidiaries file a consolidated U.S. federal income tax return. Certain other Merrill Lynch entities file tax returns in their local jurisdictions.

     Merrill Lynch uses the asset and liability method in providing income taxes on all transactions that have been recognized in the Consolidated Financial Statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will likely be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. See Note 17 to the Consolidated Financial Statements for further information.

     Merrill Lynch follows APB Opinion No. 28, Interim Financial Reporting, in accounting for interim period taxes. Pursuant to APB No. 28, the interim period is considered as an integral part of an annual reporting period. Interim period tax rates are based on the best estimate of the full year tax rate, taking into account a variety of factors, including the mix of U.S. and non-U.S. results of operations, tax contingencies, and tax audit settlements.

New Accounting Pronouncements

     On July 31, 2002, the AICPA issued a Proposed Statement of Position (“SOP”) Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The proposed Statement

58 Merrill Lynch 2002 Annual Report

provides guidance on accounting and reporting by insurance companies for certain nontraditional long-duration contracts and for separate accounts. A final SOP would be effective for financial statements for Merrill Lynch beginning in 2004. The SOP would require the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that Merrill Lynch currently employs. Depending on market conditions at the time of adoption, the impact of implementing this reserve methodology may have a material impact on the Consolidated Statement of Earnings.

     On January 17, 2003, the FASB issued FIN 46 which clarifies when an entity should consolidate another entity known as a Variable Interest Entity (“VIE”), more commonly referred to as an SPE. A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of SPEs. FIN 46 requires that an entity consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. FIN 46 does not apply to QSPEs, the accounting for which is governed by SFAS No. 140. FIN 46 is effective for VIEs created on or after February 1, 2003 and for existing VIEs as of the third quarter of 2003. See Note 8 to the Consolidated Financial Statements for disclosures regarding the expected impact of adoption of FIN 46 on Merrill Lynch’s Consolidated Balance Sheets.

     On December 31, 2002 the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123. SFAS No. 148 permits three alternative methods of transition for a voluntary change to the fair value-based method of accounting for employee stock-based compensation. SFAS No. 148 continues to permit prospective application for companies that adopt prior to the beginning of fiscal year 2004. SFAS No. 148 also allows for a modified prospective application, which requires the fair value of all unvested awards to be amortized over the remaining service period, as well as a restatement of prior years’ expense. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances.

     On November 25, 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 requires guarantors to disclose their obligations under certain guarantees. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosures are effective for financial statements of interim or annual periods ending after December 15, 2002. See Note 14 to the Consolidated Financial Statements for these disclosures.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard requires companies to recognize certain costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 will replace the existing guidance provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

     In August 2001, the FASB released SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supercedes both SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 provides guidance on the financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on Merrill Lynch’s Consolidated Financial Statements.

     In July 2001, the FASB issued SFAS No. 142. Under SFAS No. 142, intangible assets with indefinite lives and goodwill are no longer amortized. Instead, these assets are tested annually for impairment. Merrill Lynch adopted the provisions of SFAS No. 142 at the beginning of fiscal year 2002. See preceding Goodwill section for further discussion.

     In July 2001, the FASB released SFAS No. 141. SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Merrill Lynch adopted the provisions of SFAS No. 141 on July 1, 2001.

Note 2. Subsequent Event

On February 20, 2003, Merrill Lynch announced that it had reached a settlement-in-principle with the staff of the Securities and Exchange Commission regarding an investigation into two 1999 transactions between Merrill Lynch and Enron Corporation. As a result, a pre-tax charge of $80 million ($64 million after-tax, and $.06 per diluted share) has been included in the Consolidated Statements of Earnings in Research and other settlement-related expenses. See Note 14 for information regarding litigation matters.

Note 3. Other Significant Events

Research-related settlements

On May 21, 2002, Merrill Lynch executed an agreement with the New York Attorney General regarding alleged conflicts of interest between Merrill Lynch’s Research and Investment Banking groups. As part of the agreement, the Attorney General terminated his investigation and Merrill Lynch agreed to

Merrill Lynch 2002 Annual Report 59

implement changes to further insulate the Research Department from Investment Banking. In addition, in order to reach a resolution and settlement of the matter, Merrill Lynch agreed to make a civil payment of $48 million to New York State and an additional $52 million to the other 49 states and to Puerto Rico and the District of Columbia. Merrill Lynch admitted no wrongdoing or liability as part of this agreement. The payments were contingent on acceptance of the agreement by the appropriate state agencies in these states and in Puerto Rico and the District of Columbia. With the exception of one state, with which it is still in discussions, Merrill Lynch has concluded agreements and made the payments to every state, Puerto Rico, and the District of Columbia. The majority of these payments were made in the fourth quarter of 2002. In addition, $11 million of related legal fees were incurred.

     In December 2002, Merrill Lynch joined with nine other major financial services institutions in a settlement-in-principle with the U.S. Securities and Exchange Commission, the National Association of Securities Dealers, and the New York Stock Exchange to resolve matters arising from their research-related inquiries, including inquiries into potential conflicts that may arise from the relationship between research and investment banking within securities firms. This settlement-in-principle calls for Merrill Lynch, among other things, to contribute $100 million for the funding of independent research and investor education over the next five years, but does not require Merrill Lynch to pay any fines or make any additional civil payments. The full amount of the settlement-in-principle was accrued for in 2002 as it is not possible to quantify the future benefits of this payment.

Restructuring and Other Charges

During the fourth quarter of 2001, Merrill Lynch’s management formally committed to a restructuring plan designed to position Merrill Lynch for improved profitability and growth, which included the resizing of selected businesses and other structural changes. As a result, Merrill Lynch incurred a fourth quarter pre-tax charge to earnings of $2.2 billion, which included restructuring costs of $1.8 billion and other charges of $396 million. These other charges primarily related to asset write-offs, which were recorded in 2001. In addition, a charge of approximately $135 million of deferred tax expense was recorded related to losses of the Global Private Client (“GPC”) operations in Japan that are not expected to be utilized during the carryforward period.

In addition, a charge of $17 million was recorded in 2002. This charge, which was approved by management in 2002, relates to location closings related to GPC from the consolidation of office space arising from workforce reductions in Europe. This charge, in combination with the $9 million net reduction in the 2001 restructuring reserve, was recorded as a net $8 million Restructuring and other charge in the Consolidated Statements of Earnings in 2002.

Restructuring Charge

     The 2001 restructuring charges related primarily to severance costs of $1.1 billion, facilities costs of $299 million, technology and fixed asset write-offs of $187 million, and legal, technology, and other costs of $178 million. Structural changes included workforce reductions of 6,205 through a combination of involuntary and voluntary separations across all business groups. At December 28, 2001, the majority of employee separations were completed or announced, and all had been identified. The $1.1 billion of severance costs included non-cash charges related to accelerated amortization for stock grants associated with employee separations totaling $135 million. Facilities-related costs included the closure or subletting of excess space, and the consolidation of GPC offices in the United States, Europe, Asia Pacific, and Japan. Substantially all employee separations were completed in 2002. Management expects the remaining employee separations to be completed in 2003. Office consolidations have been completed as employees have vacated the facilities. However, additional reserves remain at December 27, 2002, as remaining lease payments extend to future periods. Any unused portion of the original restructuring reserve will be reversed. Substantially all of the remaining cash payments related to real estate and severance will be funded by cash from operations. Asset write-offs primarily reflected the write-off of technology assets and furniture and equipment which resulted from management’s decision to close Private Client branch offices. Utilization of the restructuring reserve and a rollforward of staff reductions at December 27, 2002 is as follows:

(dollars in millions)

					Net
		Utilized	Balance	Utilized	Change	Balance
	Initial	In	Dec. 28,	In	In	Dec. 27,
	Balance	2001	2001	2002	Estimate	2002

Category:
Severance costs	$1,133	$(214)	$919	$(842)	$(32)	$45
Facilities costs	299	—	299	(66)	51	284
Technology and fixed asset write-offs	187	(187)	—	(9)	9	—
Other costs	178	—	178	(82)	(37)	59

	$1,797	$(401)	$1,396	$(999)	$(9)	$388

Staff reductions	6,205	(749)	5,456	(5,211)	(22)	223

60 Merrill Lynch 2002 Annual Report

     The changes in estimate during 2002 are attributable to differences in actual costs from initial estimates in implementing the original restructuring plan. As a result of changes in estimates, severance-related reserves of $32 million and other reserves of $37 million, principally related to the Japan GPC business, were reversed and recorded to the Consolidated Statements of Earnings as Restructuring credits. The estimates for facilities costs was adjusted in 2002 to reflect increased costs relating primarily to unutilized space in the World Financial Center of $70 million and certain other location closings in the United States of $22 million. These changes in estimates were partially offset by lower than anticipated costs in Japan of $41 million. Technology and fixed assets write-offs was also adjusted in 2002 to reflect increased fixed asset write-offs in various other U.S. corporate locations totaling $9 million. These additional costs have been recorded as Restructuring and other charges in the Consolidated Statements of Earnings.

September 11-related Recoveries/Expenses

On September 11, 2001, terrorists attacked the World Trade Center complex, which subsequently collapsed and damaged surrounding buildings, some of which were occupied by Merrill Lynch. These events caused the temporary relocation of approximately 9,000 employees from Merrill Lynch’s global headquarters in the North and South Towers of the World Financial Center, and from offices at 222 Broadway to back-up facilities. Merrill Lynch maintains insurance for losses caused by physical damage to property. This coverage includes repair or replacement of property and lost profits due to business interruption, including costs related to lack of access to facilities. In 2002, Merrill Lynch recorded September 11-related net insurance recoveries of $212 million. In 2001, Merrill Lynch recorded net September 11-related expenses of $131 million. Expenses related to September 11 were $113 million and $346 million in 2002 and 2001, respectively.

     Merrill Lynch has received a total of $540 million of insurance recoveries, $440 million in 2002 and $100 million in 2001. These recoveries include $425 million for replacement and recovery costs and $115 million for partial business interruption payments for lost profits. For a variety of reasons, the expense recognition and insurance reimbursements will not be equal. Merrill Lynch continues to pursue reimbursements for replacement and recovery costs as well as for business interruption losses. Additional reimbursements will be recognized once agreed to by the insurance company.

Mergers, Acquisitions, and Divestitures

In the first quarter of 2002, Merrill Lynch sold its Securities Pricing Services business and its Canadian retail asset management business. Merrill Lynch recorded pre-tax gains of $45 million and $17 million, respectively, related to these sales, which were included in Other revenues on the Consolidated Statements of Earnings.

     In May 2002, Merrill Lynch and HSBC agreed in principle to integrate their joint venture company, Merrill Lynch HSBC (“MLHSBC”), into the HSBC Group. MLHSBC was a 50/50 joint venture formed by Merrill Lynch and HSBC in April 2000 to create a global online investment and banking services company, serving individual self-directed customers outside the United States. Merrill Lynch recognized losses related to MLHSBC of $34 million and $150 million in 2002 and 2001, respectively, which have been recorded in Other revenues on the Consolidated Statements of Earnings.

     On December 28, 2001, Merrill Lynch sold its Canadian Private Client and securities clearing businesses for $344 million in cash in connection with its overall global business resizing. The sale resulted in a pre-tax gain of $158 million, which was included in Other revenues on the Consolidated Statements of Earnings, and accounted for a reduction of approximately 3,200 full-time employees in the 2001 fourth quarter. In 2002, Merrill Lynch recorded a pre-tax gain of $39 million related to the release of provisions subsequent to the conclusion of the sale of the Canadian Private Client and securities clearing businesses.

Note 4. Segment and Geographic Information

Segment Information

In reporting to management during 2002, Merrill Lynch’s operating results were categorized into three business segments: Global Markets and Investment Banking (“GMI”), GPC, and MLIM. Prior period amounts have been restated to conform to the 2002 presentation.

     The principal methodology used in preparing the segment results in the table that follows is:

•	Revenues and expenses are assigned to segments where directly attributable.

•	Principal transactions, net interest and investment banking revenues and related costs resulting from the client activities of GPC are allocated among GMI and GPC based on production credits, share counts, trade counts, and other measures which estimate relative value.

•	During 2002 and 2001, MLIM received a subadvisory fee from GPC related to certain retail money market funds, which comprised $75 billion and $81 billion in average assets under management in 2002 and 2001, respectively. During 2000, revenues and expenses related to these retail money market funds comprising an average of $105 billion in assets under management were assigned to GPC.

•	MLIM receives a net advisory fee from GPC relating to certain MLIM branded products offered through GPC’s 401(k) product offering.

•	Revenues and expenses related to mutual fund shares bearing a contingent deferred sales charge are reflected in segment results as if MLIM and GPC were unrelated entities.

•	Interest (cost of carry) is allocated based on management’s assessment of the relative liquidity of segment assets and liabilities.

Merrill Lynch 2002 Annual Report     61

•	Acquisition financing costs, September 11-related expenses, research and other settlement-related expenses and goodwill amortization are not attributed to segments because management excludes these items from segment operating results in evaluating segment performance. The elimination of intersegment revenues and expenses is also included in Corporate items.

•	Residual expenses (i.e., those related to overhead and support units) are attributed to segments based on specific methodologies (e.g., headcount, square footage, intersegment agreements etc.).

     Management believes that the following information by business segment provides a reasonable representation of each segment’s contribution to the consolidated net revenues and pre-tax earnings:

(dollars in millions)

				Corporate Items
				(including
				intersegment
	GMI	GPC	MLIM	eliminations)		Total

2002
Non-interest revenues	$6,171	$7,445	$1,529	$(70	)(1)	$15,075
Net interest income(2)	2,259	1,336	24	(86	)(3)	3,533

Net revenues	8,430	8,781	1,553	(156)		18,608
Non-interest expenses	6,015	7,485	1,232	119	(4)	14,851

Pre-tax earnings (loss)	$2,415	$1,296	$321	$(275)		$3,757

Pre-tax earnings (loss) before research and other settlement-related, September 11, and restructuring-related items	$2,376	$1,205	$344	$(81)		$3,844

Year-end total assets	$378,836	$59,333	$5,313	$4,446		$447,928

2001
Non-interest revenues	$8,466	$8,399	$1,912	$(163	)(1)	$18,614
Net interest income(2)	1,809	1,518	20	(81	)(3)	3,266

Net revenues	10,275	9,917	1,932	(244)		21,880
Non-interest expenses	8,298	10,076	1,913	216	(4)	20,503

Pre-tax earnings (loss)	$1,977	$(159)	$19	$(460)		$1,377

Pre-tax earnings (loss) before September 11 and restructuring-related items	$2,810	$918	$302	$(329)		$3,701

Year-end total assets	$360,977	$64,912	$5,732	$4,071		$435,692

2000
Non-interest revenues	$11,208	$10,563	$2,140	$(235	)(1)	$23,676
Net interest income(2)	1,581	1,534	69	(94	)(3)	3,090

Net revenues	12,789	12,097	2,209	(329)		26,766
Non-interest expenses	8,698	10,597	1,754	–	(4)	21,049

Pre-tax earnings (loss)	$4,091	$1,500	$455	$(329)		$5,717

Year-end total assets	$332,942	$80,283	$6,199	$4,407		$423,831

(1)	Primarily represents the elimination of intersegment revenues and expenses.
(2)	Management views interest income net of interest expense in evaluating results.
(3)	Represents acquisition financing costs.
(4)	In 2002, represents research and other settlement-related expenses of $291 million, offset by net September 11-related insurance recoveries of $97 million, and elimination of intersegment expenses of $75 million. In 2001, represents goodwill amortization of $207 million, net September 11-related expenses of $131 million, partially offset by the elimination of intersegment expenses of $122 million. In 2000, represents goodwill amortization of $217 million, fully offset by the elimination of intersegment expenses of $217 million.

Geographic Information

Merrill Lynch operates in both U.S. and non-U.S. markets. Merrill Lynch’s non-U.S. business activities are conducted through offices in five regions:

•	Europe, Middle East, and Africa

•	Japan

•	Asia Pacific

•	Canada, and

•	Latin America

     The principal methodology used in preparing the geographic data in the table that follows is:

•	Revenue and expenses are generally recorded based on the location of the employee generating the revenue or incurring the expense.

•	Earnings before income taxes include the allocation of certain shared expenses among regions, and

•	Intercompany transfers are based primarily on service agreements.

62    Merrill Lynch 2002 Annual Report

     The information that follows, in management’s judgment, provides a reasonable representation of each region’s contribution to the consolidated net revenues and pre-tax earnings:

(dollars in millions)

	2002	2001	2000

Net revenues
Europe, Middle East, and Africa	$2,641	$3,462	$4,953
Japan	761	997	1,531
Asia Pacific	612	802	1,193
Canada	262	858	845
Latin America	527	526	748

Total Non-U.S	4,803	6,645	9,270
United States	13,961	15,455	17,825
Corporate	(156)	(220)	(329)

Total	$18,608	$21,880	$26,766

Earnings (loss) before income taxes
Europe, Middle East, and Africa	$69	$(32)	$1,261
Japan	217	(394)	237
Asia Pacific	57	(30)	233
Canada	124	216	169
Latin America	87	10	152

Total Non-U.S	554	(230)	2,052
United States	3,281	1,922	3,994
Corporate	(78)	(315)	(329)

Total	$3,757	$1,377	$5,717

Note 5. Securities Financing Transactions

Merrill Lynch enters into secured borrowing and lending transactions to finance trading inventory positions, obtain securities for settlement, meet customers’ needs and to earn residual interest rate spreads.

     Under these transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. Merrill Lynch receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans, and other loans. Under many agreements, Merrill Lynch is permitted to sell or repledge these securities held as collateral (e.g., use the securities to secure repurchase agreements, enter into securities lending transactions, or deliver to counterparties to cover short positions). At December 27, 2002 and December 28, 2001, the fair value of securities received as collateral where Merrill Lynch is permitted to sell or repledge the securities was $270 billion and $246 billion, respectively, and the fair value of the portion that has been sold or repledged was $228 billion and $221 billion, respectively.

     Merrill Lynch pledges firm-owned assets to collateralize repurchase agreements and other secured financings. Pledged securities that can be sold or repledged by the secured party are parenthetically disclosed in Trading Assets on the Consolidated Balance Sheets. The carrying value and classification of securities owned by Merrill Lynch that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge at year-end 2002 and 2001 are as follows:

(dollars in millions)

	2002	2001

Trading asset category
Corporate debt and preferred stock	$7,843	$6,135
Equities and convertible debentures	256	157
Mortgages, mortgage-backed, and asset-backed	11,530	7,998
U.S. Government and agencies	5,112	10,634
Municipals and money markets	337	1,074
Non-U.S. governments and agencies	812	1,073

Total	$25,890	$27,071

Note 6. Investment Securities

Investment securities on the Consolidated Balance Sheets includes highly liquid debt securities including those held for liquidity management purposes, equity securities, the investment portfolio for Merrill Lynch’s U.S. banks, and investments of insurance subsidiaries. Investments of insurance subsidiaries are primarily debt securities, which are used to fund policyholder liabilities. Also included in investment securities are non-qualifying investments under SFAS No. 115, which include merchant banking investments, private equity investments, including partnership interests, and insurance policy loans. Investment securities reported on the Consolidated Balance Sheets at December 27, 2002 and December 28, 2001 are as follows:

(dollars in millions)

	2002	2001

Investment securities
Available-for-sale	$72,229	$74,356
Trading	3,337	7,842
Held-to-maturity	638	434
Non-qualifying(1)
Deferred compensation hedges(2)	1,927	1,666
Other(3)	3,656	3,374

Total	$81,787	$87,672

(1)	Non-qualifying for SFAS No. 115 purposes.
(2)	Represents investments economically hedging deferred compensation liabilities.
(3)	Includes insurance policy loans and merchant banking investments.

     Investment-related net revenues which include dividend income and realized and unrealized gains and losses from private equity investments that resulted from Merrill Lynch’s merchant banking and other activities were $168 million, $229 million, and $618 million in 2002, 2001, and 2000, respectively. These revenues include net gains related to investments held by broker-dealer entities of $117 million, $213 million, and $212 million, which are included in Principal transactions revenues in 2002, 2001, and 2000, respectively. The remaining investment-related net revenues are included in Other revenues in the accompanying Consolidated Statements of Earnings, and in 2002, include a $39 million residual pre-tax gain from the 2001 sale of the GPC businesses in Canada, a $17 million pre-tax gain from the sale of the MLIM retail asset management business in Canada, and a $45 million pre-tax gain from the sale of the Securities Pricing Services business in GMI. Other

Merrill Lynch 2002 Annual Report     63

revenues in 2001 included a $158 million pre-tax gain from the sale of the GPC and securities clearing businesses in Canada.

     The fair value of non-qualifying investment securities approximated the carrying amounts at year-end 2002 and 2001, respectively. Fair value for non-qualifying investments is estimated using a number of methods, including earnings multiples, discounted cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., sale requires consent of other investors to sell) that may limit Merrill Lynch’s ability to realize currently the estimated fair value. Accordingly, Merrill Lynch’s current estimate of fair value and the ultimate realization for these instruments may differ.

     Investment securities are classified as available-for-sale, held-to-maturity, or trading as described in Note 1 to the Consolidated Financial Statements.

     Information regarding investment securities subject to SFAS No. 115 follows:

(dollars in millions)

	December 27, 2002				December 28, 2001

	Cost/	Gross	Gross	Estimated	Cost/	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Available-for-Sale
Mortgage- and asset-backed securities	$49,078	$1,085	$(140)	$50,023	$58,880	$611	$(665)	$58,826
Corporate debt	4,720	173	(57)	4,836	5,382	78	(77)	5,383
U.S. Government and agencies	13,629	686	(14)	14,301	5,130	237	(231)	5,136
Municipals	13	–	–	13	16	1	–	17
Other debt securities	1,698	1	(18)	1,681	3,149	4	(1)	3,152

Total debt securities	69,138	1,945	(229)	70,854	72,557	931	(974)	72,514
Equity securities	1,418	2	(45)	1,375	1,854	6	(18)	1,842

Total	$70,556	$1,947	$(274)	$72,229	$74,411	$937	$(992)	$74,356
Held-to-Maturity
U.S. Government and agencies	$254	$–	$–	$254	$215	$–	$–	$215
Municipals	–	–	–	–	–	–	–	–
Mortgage- and asset-backed securities	26	–	–	26	34	–	–	34
Other debt securities	358	–	–	358	185	–	–	185

Total	$638	$–	$–	$638	$434	$–	$–	$434

     The amortized cost and estimated fair value of debt securities at December 27, 2002 by contractual maturity, for available-for-sale and held-to-maturity investments follow:

(dollars in millions)

	Available-for-Sale		Held-to-Maturity

		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$2,198	$2,199	$342	$342
Due after one year through five years	10,563	10,880	16	16
Due after five years through ten years	5,994	6,338	–	–
Due after ten years	1,305	1,414	254	254

	20,060	20,831	612	612
Mortgage- and asset- backed securities	49,078	50,023	26	26

Total(1)	$69,138	$70,854	$638	$638

(1)	Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

(dollars in millions)

	2002	2001	2000

Proceeds	$36,697	$14,138	$7,036
Gross realized gains	331	85	247
Gross realized losses	(60)	(66)	(121)

     Net unrealized gains (losses) from investment securities classified as trading included in the 2002, 2001, and 2000 Consolidated Statements of Earnings were $70 million, $47 million, and $(22) million, respectively.

Note 7. Trading Assets and Liabilities

As part of its trading activities, Merrill Lynch provides its clients, brokerage, dealing, financing, and underwriting services for a broad range of products. While trading activities are primarily generated by client order flow, Merrill Lynch also takes selective proprietary positions based on expectations of future market movements and conditions. Merrill Lynch’s trading strategies rely on the integrated management of its client-driven and proprietary positions, along with related hedging and financing.

     Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, Merrill Lynch views net interest and principal transactions revenues in the aggregate.

     Certain trading activities expose Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures. Refer to Note 1 to the Consolidated Financial Statements for additional information on risk management.

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

64    Merrill Lynch 2002 Annual Report

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

     Interest rate agreements used by Merrill Lynch include caps, collars, floors, basis swaps, leveraged swaps, and options. Interest rate caps and floors provide the purchaser protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where variable rates are received and paid, but are based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered Rate). Merrill Lynch’s exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.

Currency Risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Merrill Lynch’s trading assets and liabilities include both cash instruments denominated in and derivatives linked to more than 50 currencies, including the Euro, Japanese yen, Swiss franc, and British pound. Currency forwards and options are commonly used to manage currency risk associated with these instruments. Currency swaps may also be used in situations where a long-dated forward market is not available or where the client needs a customized instrument to hedge a foreign currency cash flow stream. Typically, parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and exchange rate.

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

Credit Risk

Merrill Lynch is exposed to risk of loss if an issuer or a counterparty fails to perform its obligations under contractual terms (“default risk”). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads was previously discussed in the Market Risk section.

     Merrill Lynch has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties.

     In the normal course of business, Merrill Lynch executes, settles, and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by Merrill Lynch. These activities may expose Merrill Lynch to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, Merrill Lynch may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. Additional information about these obligations is provided in Note 14 to the Consolidated Financial Statements. In addition, Merrill Lynch seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

     Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were purchased, and are

Merrill Lynch 2002 Annual Report     65

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

     At December 27, 2002, Merrill Lynch’s most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure, which primarily results from trading asset and investment security positions in instruments issued by the U.S. Government and its agencies, amounted to $24.2 billion and $18.5 billion at December 27, 2002 and December 28, 2001, respectively. Merrill Lynch’s indirect exposure results from maintaining U.S. Government and agencies securities as collateral for resale agreements and securities borrowed transactions. Merrill Lynch’s direct credit exposure on these transactions is with the counterparty; thus Merrill Lynch has credit exposure to the U.S. Government and its agencies only in the event of the counter-party’s default. Securities issued by the U.S. Government or its agencies held as collateral for resale agreements and securities borrowed transactions at December 27, 2002 and December 28, 2001 totaled $113.9 billion and $102.9 billion, respectively.

     At December 27, 2002, Merrill Lynch had concentrations of credit risk with other counterparties, the largest of which was a government-sponsored agency rated AAA by recognized credit rating agencies. Total unsecured exposure to this counterparty was approximately $5.4 billion, or 1.2% of total assets.

     Merrill Lynch’s most significant industry credit concentration is with financial institutions. Financial institutions include other brokers and dealers, commercial banks, finance companies, insurance companies, and investment companies. This concentration arises in the normal course of Merrill Lynch’s brokerage, trading, hedging, financing, and underwriting activities. Merrill Lynch also monitors credit exposures worldwide by region. Outside the United States, sovereign governments and financial institutions represent the most significant concentrations.

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

     The notional or contractual amounts of derivatives by type of risk follow:

(dollars in billions)

	Risk

	Interest		Equity	Commodity
	Rate(1)(2)	Currency(3)	Price	and other

December 27, 2002

Swap agreements	$4,643	$300	$18	$84
Forward contracts	153	232	7	1
Futures contracts	282	1	6	–
Options purchased	36	86	98	1
Options written	53	84	81	1

December 28, 2001

Swap agreements	$3,512	$235	$20	$38
Forward contracts	120	184	1	2
Futures contracts	617	2	38	1
Options purchased	35	61	143	2
Options written	42	73	41	3

(1)	Certain derivatives subject to interest rate risk are also exposed to the credit-spread risk of the underlying financial instrument.
(2)	Forward contracts subject to interest rate risk principally represent “To Be Announced” mortgage pools that bear interest rate as well as principal prepayment risk.
(3)	Included in the currency risk category are certain contracts that are also subject to interest rate risk.

     For derivatives outstanding at December 27, 2002, the following table presents the notional or contractual amounts of derivatives expiring in future years based on contractual expiration:

(dollars in billions)

					After
	2003	2004	2005	2006	2006	Total

Swap agreements	$1,157	$705	$558	$512	$2,113	$5,045
Forward contracts	378	11	2	1	1	393
Futures contracts	70	62	51	29	77	289
Options purchased	133	30	12	10	36	221
Options written	118	36	18	14	33	219

Total	$1,856	$844	$641	$566	$2,260	$6,167

     The notional or contractual values of derivatives do not represent default risk exposure. Default risk is primarily limited to the current cost of replacing derivative contracts in a gain position. Default risk can also occur for the full notional amount of the trade where a final exchange of principal takes place, as may be the case for currency swaps. Default risk exposure varies by type of derivative. Swap agreements and forward contracts are generally OTC-transacted and thus are exposed to default risk to the extent of their replacement cost. Since futures contracts are exchange-traded and usually require daily cash settlement, the related risk of loss is generally limited to a one-day net positive change in market value. Such receivables and

66    Merrill Lynch 2002 Annual Report

payables are recorded in Customers receivables and payables on the Consolidated Balance Sheets. Option contracts can be exchange-traded or OTC-transacted. Purchased options have default risk to the extent of their replacement cost. Written options represent a potential obligation to counterparties and, accordingly, do not subject Merrill Lynch to default risk. Additional information about derivatives that meet the definition of a guarantee for accounting purposes is included in Note 14 to the Consolidated Financial Statements.

     Merrill Lynch generally enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent (“master netting agreements”) with each of its counterparties, as soon as possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure. However, the enforceability of master netting agreements under bankruptcy laws in certain countries, or in certain industries is not free from doubt and receivables and payables with counterparties in these countries or industries are accordingly recorded on a gross basis.

     To reduce default risk, Merrill Lynch requires collateral, principally cash and U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. At December 27, 2002, such collateral amounted to $11.6 billion. In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract.

     Many of Merrill Lynch’s derivative contracts contain provisions that could, upon an adverse change in ML & Co.’s credit rating, trigger a requirement for an early payment or additional collateral support.

Note 8. Securitization Transactions and Consolidation of Special Purpose Entities (SPEs)

Securitizations

In the normal course of business, Merrill Lynch securitizes commercial and residential mortgage and home equity loans; municipal, government, and corporate bonds; and other types of financial assets. SPEs are often used when entering into or facilitating securitization transactions. Merrill Lynch’s involvement with SPEs used to securitize financial assets includes: establishing SPEs; selling assets to SPEs; underwriting, distributing, making loans to SPEs; making markets in securities issued by SPEs; engaging in derivative transactions with SPEs; owning notes or certificates issued by SPEs; and/or providing liquidity facilities and other guarantees to SPEs.

     Merrill Lynch securitized assets of $42.8 billion for the year ended December 27, 2002. For the years ended December 27, 2002 and December 28, 2001, Merrill Lynch received $43.6 billion and $36.2 billion, respectively, of proceeds, and other cash inflows, from new securitization transactions, and recognized net securitization gains, excluding gains on related derivative transactions, of $34.0 million and $63.6 million, respectively in Merrill Lynch’s Consolidated Statements of Earnings. Merrill Lynch generally records assets prior to securitization at fair value.

     In 2002 and 2001, cash inflows from securitizations related to the following asset types:

(dollars in millions)

	2002	2001

Asset category
Residential mortgage loans	$26,079	$24,234
Municipal bonds	7,961	7,402
Corporate and government bonds	5,754	1,262
Commercial loans and other	3,823	3,283

	$43,617	$36,181

     In certain instances, Merrill Lynch retains interests in the senior tranche, subordinated tranche, and/or residual tranche of securities issued by certain SPEs created to securitize assets. The gain or loss on sale of the assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, if any, based on their relative fair value at the date of transfer.

     Retained interests are recorded in the Consolidated Financial Statements at fair value. To obtain fair values, observable market prices are used if available. Where observable market prices are unavailable, Merrill Lynch generally estimates fair value initially and on an on-going basis based on the present value of expected future cash flows using management’s best estimates of credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. Retained interests are either held as Trading assets, with changes in fair value recorded in the Consolidated Statements of Earnings, or as securities available-for-sale, with changes in fair value included in Accumulated other comprehensive loss. Retained interests held as available-for-sale are reviewed periodically for impairment.

     Retained interests in SPEs were approximately $3.3 billion at December 27, 2002, which related primarily to residential mortgage loan and municipal bond securitization transactions. The majority of the retained interest balance consists of mortgage-backed securities that have observable market prices. These retained interests include mortgage-backed securities that Merrill Lynch has committed to purchase and expects to sell to investors in the normal course of its underwriting activity. Approximately 77% of residential mortgage loan retained interests consist of interests in U.S. Government agency sponsored securitizations, which are guaranteed with respect to principal and interest. In addition, $851 million of the retained interest balance relates to municipal bond transactions where observable market prices are available for the underlying assets, which provide the inputs and parameters used to calculate the fair value of the retained interest.

Merrill Lynch 2002 Annual Report    67

     The following table presents information on retained interests held by Merrill Lynch as of December 27, 2002 arising from Merrill Lynch’s residential mortgage loan, commercial mortgage loan, and municipal bond securitization transactions. As noted above, most retained interests are priced based on observable market values or derive their value directly from the observable value of the underlying securities. Key economic assumptions and parameters shown in the table below represent inputs derived from these observable market values. These assumptions and parameters are as of December 27, 2002. The sensitivity of the current fair value of the retained interests to immediate 10% and 20% adverse changes in those assumptions and parameters is also shown.

(dollars in millions)

	Residential
	Mortgage	Municipal
	Loans	Bonds	Other

Retained interest amount	$2,227	$851	$239
Weighted average life (in years)	2.9	3.9	N/A
Range	0.1 - 21.0	0.0 - 8.0	N/A
Weighted average credit losses (rate per annum)	0.6%	0%	4.2%
Range	0.0 - 13.3%	0%	0 - 20.0%
Impact on fair value of 10% adverse change	$(4)	$—	$(2)
Impact on fair value of 20% adverse change	$(7)	$—	$(3)
Weighted average discount rate	4.7%	2.4%	4.3%
Range	0.3 - 30.4%	1.4 - 6.9%	1.3 - 25.0%
Impact on fair value of 10% adverse change	$(22)	$(50)	$(2)
Impact on fair value of 20% adverse change	$(43)	$(98)	$(4)
Weighted average prepayment speed (CPR)	30%	12%	N/A
Range	20 - 51%	6 - 30%	N/A
Impact on fair value of 10% adverse change	$(3)	$(2)	N/A
Impact on fair value of 20% adverse change	$(4)	$(4)	N/A

N/A=Not Applicable
CPR=Constant Prepayment Rate

     The preceding table does not include the offsetting benefit of financial instruments that Merrill Lynch utilizes to hedge risks including credit, interest rate, and prepayment risk that are inherent in the retained interests. Merrill Lynch employs hedging strategies that are structured to take into consideration the hypothetical stress scenarios above such that they would be effective in principally offsetting Merrill Lynch’s exposure to loss in the event these scenarios occur. In addition, the sensitivity analysis is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Further, changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not consider any hedging activity that Merrill Lynch may take to mitigate the impact of any adverse changes in the key assumptions.

     The assumptions and parameters used initially to value retained interests relating to securitizations effected in 2002 that were still held by Merrill Lynch as of December 27, 2002 are as follows:

Residential
	Mortgage	Municipal
	Loans	Bonds	Other

Weighted average life (in years)	2.0 - 4.8	0.0 - 8.0	N/A
Credit losses (rate per annum)	0.1 - 0.4%	0%	0.0 - 2.3%
Weighted average discount rate	4.6 - 10.0%	2.4 - 6.8%	0.1 - 25.0%
Prepayment speed assumption	16.8 - 55.0%	6.0 - 18.0%	N/A

N/A=Not Applicable

     For residential mortgage loan and other securitizations, the investors and the securitization trust have no recourse to Merrill Lynch’s other assets for failure of mortgage holders to pay when due.

     For municipal bond securitization SPEs, in the normal course of dealer market-making activities, Merrill Lynch acts as liquidity provider. Specifically, the holders of beneficial interests issued by municipal bond securitization SPEs have the right to tender their interests for purchase by Merrill Lynch on specified dates at a specified price. Beneficial interests that are tendered are then sold by Merrill Lynch to investors through a best efforts remarketing where Merrill Lynch is remarketing agent. If the beneficial interests are not successfully remarketed, the holders of beneficial interests are paid from funds drawn under a standby liquidity letter of credit issued by Merrill Lynch.

     Merrill Lynch also provides default protection or credit enhancement to investors in securities issued by certain municipal bond securitization SPEs. Interest and principal payments on beneficial interests issued by these SPEs are secured by a guarantee issued by Merrill Lynch. In the event that the issuer of the underlying municipal bond defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch.

     The maximum commitment under these liquidity and credit guarantees totaled $13.6 billion at December 27, 2002. The fair value of the commitments approximate $69 million which is reflected in the 2002 Consolidated Financial Statements. Of these arrangements, $2.3 billion represent agreements where the guarantee is provided to the SPE by a third party financial intermediary and Merrill Lynch enters into a reimbursement agreement with the financial intermediary. In these arrangements, if the financial intermediary incurs losses, Merrill Lynch has up to one year to fund those losses. Additional information regarding these commitments is provided in Note 14 to the Consolidated Financial Statements.

68    Merrill Lynch 2002 Annual Report

     The following table summarizes principal amounts outstanding, delinquencies, and net credit losses of securitized financial assets as of December 27, 2002.

(dollars in millions)

	Residential
	Mortgage	Municipal
	Loans	Bonds	Other

Principal Amount Outstanding	$23,107	$18,379	$2,476
Delinquencies	90	—	3
Net Credit Losses	5	—	44

Consolidation of Special Purpose Entities

In January 2003, the FASB released FIN 46, which clarifies when an entity should consolidate another entity that meets the definition of a VIE. A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of SPEs. FIN 46 requires that an entity shall consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses; receive a majority of the VIE’s expected residual returns; or both. FIN 46 is effective for newly created VIEs beginning February 1, 2003 and for existing VIEs as of the third quarter of 2003.

     Merrill Lynch is currently assessing the impact of adopting FIN 46. SPEs in which Merrill Lynch has a significant variable interest, such that Merrill Lynch may be required to consolidate the SPEs or disclose additional information regarding the SPEs, include the following:

•	Merrill Lynch has entered into transactions with two SPEs to facilitate the financing of physical property (facilities and an aircraft) for its own use. The physical property was purchased or constructed by the SPEs and leased to Merrill Lynch. As of December 27, 2002, these SPEs own assets of approximately $383 million. If Merrill Lynch does not renew the leases or purchase the assets held by the SPEs, the underlying assets will be sold to a third party and the proceeds used to repay the notes and equity issued by the SPE. Merrill Lynch has guaranteed the note holders that the proceeds of such sale will amount to at least 85% of the acquisition cost of the assets. The maximum exposure to Merrill Lynch as a result of this transaction is approximately $325 million as of December 27, 2002. See Note 14 to the Consolidated Financial Statements for further information regarding these guarantees.

•	In connection with Merrill Lynch’s employee compensation programs, Merrill Lynch sponsors certain deferred compensation arrangements in which eligible employees, as defined in each prospectus, may participate on a tax-deferred basis. Merrill Lynch invests contributions in Merrill Lynch mutual funds and other funds including company-sponsored investment vehicles. The assets in these investment vehicles total $1.3 billion at December 27, 2002. Merrill Lynch invested $1.1 billion in these investment vehicles, which is included in Merrill Lynch’s Consolidated Financial Statements. Of this amount, $885 million represents Merrill Lynch’s maximum exposure to these vehicles and the remaining amount, $208 million, represents employee tax deferred contributions.

•	Merrill Lynch also structures and enters into a variety of transactions with SPEs that hold financial assets, such as fixed income securities; equity securities; derivatives; and/or private equity investments. These SPEs are formed in order to isolate all or part of the benefits and risks associated with specified assets and are utilized by investors to acquire an indirect interest in certain assets, to transform the characteristics of those assets in some specified manner, and/or in connection with foreign tax planning. Merrill Lynch may enter into derivative transactions with SPEs, manage the assets of SPEs in return for management fees, and may invest in the SPE. SPEs in which Merrill Lynch has a significant variable interest hold cumulative assets of $3.5 billion at December 27, 2002. Merrill Lynch’s maximum exposure to loss as a result of its involvement in these SPEs is $239 million at December 27, 2002 of which $131 million is included in the Consolidated Financial Statements. The remainder is not reflected in the Consolidated Financial Statements as Merrill Lynch believes that the potential for losses is remote. In addition, Merrill Lynch has committed to fund an additional $89 million, which will be reflected in the Consolidated Financial Statements when funded.

•	Merrill Lynch also provides mezzanine financing loans to SPEs which are established to fund third party construction projects. The current cumulative asset balance held by these SPEs is $164 million; the expected size of the SPEs upon completion of all projects in this program is $262 million. Merrill Lynch’s maximum exposure to loss, including irrevocable unfunded commitments, is $44 million, of which $37 million has been funded and is included in the Consolidated Financial Statements.

     Merrill Lynch also structures and enters into a variety of transactions with QSPEs. Merrill Lynch is not required to consolidate these QSPEs based on the requirements of SFAS 140 but may have a significant variable interest in these QSPEs. Such QSPEs include transactions where Merrill Lynch is a derivative counterparty to an SPE that serves to synthetically expose investors to a specific credit risk. These QSPEs hold cumulative assets of approximately $4.2 billion at December 27, 2002. Merrill Lynch’s maximum exposure to loss as a result of this activity is approximately $247 million which is fully reflected on the Consolidated Financial Statements. In addition, Merrill Lynch has a significant variable interest in municipal bond securitization QSPEs to which it provides liquidity facilities and credit enhancement facilities. Municipal bond securitization QSPEs hold cumulative assets of approximately $18.4 billion at December 27, 2002. Merrill Lynch’s maximum exposure to loss as a result of its involvement with these SPEs is approximately $13.6 billion at December 27, 2002, and of this amount approximately $851 million, representing the fair value of Merrill Lynch’s exposure to the QSPEs, is reflected on the Consolidated Financial Statements. See Note 14 to the Consolidated Financial Statements for further information on municipal bond securitization QSPEs.

Merril Lynch 2002 Annual Report    69

Note 9. Loans, Notes, and Mortgages and Related Commitments to Extend Credit

Loans, Notes, and Mortgages and related commitments to extend credit at December 27, 2002 and December 28, 2001, are presented below:

(dollars in millions)

	Loans		Commitments

	2002	2001	2002	2001

Consumer and small business — secured	$23,749	$13,684	$8,318	$5,751
Commercial:
Secured	6,679	3,293	4,540	2,259
Unsecured investment grade	3,628	1,378	10,947	6,742
Unsecured non-investment grade	679	958	302	304

Total	$34,735	$19,313	$24,107	$15,056

     The loan amounts are net of an allowance for loan losses of $265 million and $201 million as of December 27, 2002 and December 28, 2001, respectively.

     Consumer and small business loans, which at year-end 2002 consisted of approximately 100,000 individual loans, include residential mortgages, home equity loans, small business loans, and other loans to individuals for household, family, or other personal expenditures. Commercial loans, which at year-end 2002 consisted of approximately 6,000 individual loans, include syndicated loans and other loans to corporations and other businesses. Secured loans and commitments include lending activities made in the normal course of Merrill Lynch’s securities and financing businesses. The investment grade and non-investment grade categorization is determined using the credit rating agency equivalent of internal credit ratings. Non-investment grade counterparties are those rated lower than BBB. Merrill Lynch enters into credit default swaps to mitigate credit exposure related to funded and unfunded unsecured commercial loans. The notional value of these swaps increased to $3.8 billion at December 27, 2002 from $1.2 billion at December 28, 2001. This increase partially offsets the growth in unsecured lending activity. For information on credit risk management see Note 7 to the Consolidated Financial Statements.

     The above amounts include $6.5 billion and $2.8 billion of loans held for sale at December 27, 2002 and December 28, 2001, respectively. Loans held for sale are loans which management expects to sell prior to maturity. At December 27, 2002, such loans consisted of $3.2 billion of consumer loans, primarily residential mortgages, and $3.3 billion of commercial loans, approximately 45% of which are to investment grade counterparties. At December 28, 2001, such loans consisted of $319 million of consumer loans, primarily residential mortgages, and $2.5 billion of commercial loans, approximately 25% of which were to investment grade counterparties. For information on the accounting policy related to loans, notes and mortgages, see Note 1 to the Consolidated Financial Statements.

     The fair values of Loans, Notes, and Mortgages were approximately $34.8 billion and $19.2 billion at December 27, 2002 and December 28, 2001, respectively. Fair value for loans made in connection with merchant banking activities, consisting primarily of senior debt, is estimated using discounted cash flows. Merrill Lynch’s estimate of fair value for other loans, notes, and mortgages is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch’s variable-rate loan receivables, carrying value approximates fair value.

     Merrill Lynch generally maintains collateral on secured loans in the form of securities, liens on real estate, perfected security interests in other assets of the borrower, and guarantees.

     Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with corporate finance and loan syndication transactions. Customers may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. These commitments usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon, Merrill Lynch may require the counterparty to post collateral depending upon its creditworthiness and general market conditions.

     The contractual amounts of these commitments represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments may not represent future cash requirements, as commitments may expire without being drawn upon. For a maturity profile of these and other commitments see Note 14 to the Consolidated Financial Statements.

Note 10. Commercial Paper and Short-and Long-Term Borrowings

ML & Co. is the primary issuer of all debt instruments. For local tax or regulatory reasons, debt is also issued by certain subsidiaries and is generally guaranteed by ML & Co.

     Total borrowings at December 27, 2002 and December 28, 2001 consisted of the following:

(dollars in millions)

	2002	2001

Senior debt issued by ML & Co.	$76,822	$71,819
Senior debt issued by subsidiaries, guaranteed by ML & Co.	5,833	8,894
Other subsidiary financing	1,222	1,000

Total	$83,877	$81,713

     Merrill Lynch issues U.S. and non-U.S. dollar-denominated debt instruments with both variable and fixed interest rates. ML & Co. also issues non-dollar denominated debt which is used to fund non-dollar business activities. These borrowing activities may create exposure to market risk, most notably interest rate, equity, and currency risk. Refer to Note 1 to the Consolidated Financial Statements, Derivatives section for additional information on the accounting policy for derivatives.

70 Merrill Lynch 2002 Annual Report

     Borrowings at December 27, 2002 and December 28, 2001 are presented below:

(dollars in millions)

	2002	2001

Commercial paper and other short-term borrowings
Commercial paper	$3,966	$2,950
Other	1,387	2,191

Total	$5,353	$5,141

Long-term borrowings
Fixed-rate obligations:(1)(2)
U.S. dollar-denominated	$10,843	$11,797
Non-U.S. dollar-denominated	1,344	1,671
Variable-rate obligations:(3)(4)
U.S. dollar-denominated	5,313	3,720
Non-U.S. dollar-denominated	1,034	4,014
Zero-coupon contingent convertible debt:
Fixed-rate obligations	2,437	2,383
Variable-rate obligations	2,300	—
Medium-term notes:(4)(5)(6)
U.S. dollar-denominated	38,658	37,600
Non-U.S. dollar-denominated	16,595	15,387

Total	$78,524	$76,572

(1)	At December 27, 2002, U.S. dollar-denominated fixed-rate obligations were due between 2003 and 2028 at interest rates ranging from 2.2% to 8.4%; non-U.S. dollar-denominated fixed-rate obligations were due 2003 to 2019 at interest rates ranging from 1.0% to 10.13%.
(2)	All fixed rate obligations are swapped to floating rates with qualifying SFAS No. 133 hedges and are reported at fair value for interest rate risk.
(3)	Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(4)	Included are various equity-linked or other indexed instruments.
(5)	The medium-term note program provides for issuances that may bear fixed or variable interest rates and may have maturities that range up to 30 years from the date of issue.
(6)	Embedded derivatives separated from hybrid securities under SFAS No. 133 are included at fair value.

     Long-term borrowings at December 27, 2002, based on their contractual terms, mature as follows:

(dollars in millions)

2003	$22,112
2004	14,899
2005	6,665
2006	7,003
2007	8,651
2008 and thereafter	19,194

Total	$78,524

     In March 2002, Merrill Lynch issued $2.3 billion aggregate original principal amount of floating rate zero-coupon contingently convertible debt (Liquid Yield Option™ notes or LYONs®) at an issue price of $1,000.00 per note, which resulted in gross proceeds of $2.3 billion. The LYONs® are unsecured and unsubordinated indebtedness of Merrill Lynch with a maturity date of 30 years. Merrill Lynch will pay no interest prior to maturity unless, during any six-month period commencing June 1, 2007, the average market price of the LYONs® for a certain period exceeds 120% or more of the accreted value of the LYONs.® In the case that payment is required, contingent interest will be equal to the greater of the common stock dividend for that period or $0.16 multiplied by the initial amount of shares into which the LYONs® are convertible. At maturity on March 13, 2032, holders will receive, for each note, a contingent principal amount equal to $1,000 increased daily by a yield of 3-month LIBOR minus 2.0% per annum, reset quarterly. Regardless of the level of 3-month LIBOR, however, the yield will never be less than 0% and, after March 13, 2007, the yield will not exceed 5.5%. For the year ending December 27, 2002, the weighted average yield of the notes was 0%. Merrill Lynch is recognizing any contingent principal amount as it is accrued over the term of the LYONs.® Each LYONs® is convertible into 13.8213 shares of common stock if certain conditions are met. Holders may require Merrill Lynch to purchase all or a portion of their LYONs® on March 13, 2005, 2007, 2012, 2017, 2022, and 2027 at the then contingent principal amount. Holders may also require Merrill Lynch to repurchase all or a portion of the LYONs® upon a change in control occurring on or before March 13, 2007 at a price equal to the then contingent principal amount. Merrill Lynch may elect to pay the purchase price in cash, shares of common stock or any combination thereof. Merrill Lynch may redeem all or a portion of the LYONs® at any time after March 13, 2007.

     In May 2001, Merrill Lynch issued $4.6 billion of LYONs® at an issue price of $511.08 per note, which resulted in gross proceeds of approximately $2.4 billion. The LYONs® are unsecured and unsubordinated indebtedness of Merrill Lynch with a maturity date of 30 years. Merrill Lynch will pay no interest prior to maturity unless, during any six-month period commencing June 1, 2006, the average market price of the LYONs® for a certain period exceeds 120% or more of the accreted value of the LYONs.® In the case that payment is required, contingent interest will be equal to the greater of the common stock dividend for that period or $0.16 multiplied by the initial amount of shares into which the LYONs® are convertible. Each note has a yield to maturity of 2.25% with a maturity value of $1,000 on May 23, 2031. Merrill Lynch is amortizing the issue discount using the effective interest method over the term of the LYONs.® Each LYONs® is convertible into 5.6787 shares of common stock if certain conditions are met. Holders may require Merrill Lynch to purchase all or a portion of their LYONs® on May 23, 2004, 2005, 2006, 2011, 2016, 2021 and 2026 at the then accreted value. Holders may also require Merrill Lynch to repurchase all or a portion of the LYONs® upon a change in control occurring on or before May 23, 2006 at a price equal to the then accreted value. Merrill Lynch may elect to pay the purchase price in cash, shares of common stock or any combination thereof. Merrill Lynch may redeem all or a portion of the LYONs® at any time after May 23, 2006.

     Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Management believes, however, that a significant portion of such borrowings will remain outstanding beyond their earliest redemption date.

     Merrill Lynch’s debt obligations do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation. Merrill Lynch may issue

Merrill Lynch 2002 Annual Report    71

structured notes that, under certain circumstances, require Merrill Lynch to immediately settle the obligation for cash or other securities. A limited number of structured notes may be accelerated based on the value of the underlying securities. Merrill Lynch typically hedges these notes with positions in the underlying securities.

     The effective weighted-average interest rates for borrowings, at December 27, 2002 and December 28, 2001 were:

	2002	2001

Commercial paper and other short-term borrowings	2.27%	2.54%
Long-term borrowings, contractual rate	3.26	3.82
Long-term borrowings, including the impact of hedges	1.74	2.26

     The fair values of long-term borrowings and related hedges approximated the carrying amounts at year-end 2002 and 2001.

Borrowing Facilities

Merrill Lynch has a committed, senior, unsecured bank credit facility aggregating $3.5 billion under an agreement with a syndicate of banks. The agreement contains covenants requiring, among other things, that Merrill Lynch maintain specified levels of net worth, as defined in the agreement, on the date of an advance. At December 27, 2002, this credit facility was not drawn upon.

     The credit quality, amounts, and terms of this credit facility are continually monitored and modified as warranted by business conditions. Under the existing agreement, the credit facility will mature in May 2003.

Note 11. Deposits

Deposits at December 27, 2002 and December 28, 2001 are presented below:

(dollars in millions)

	2002	2001

U.S.
Savings Deposits	$67,528	$72,200
Time Deposits	1,022	1,355

Total U.S. Deposits	68,550	73,555

Non-U.S.
Non-interest bearing	237	234
Interest bearing	13,055	12,030

Total Non-U.S. Deposits	13,292	12,264

Total Deposits	$81,842	$85,819

     The effective weighted-average interest rates for deposits, which include the impact of hedges, at December 27, 2002 and December 28, 2001 were 1.32% and 1.74%, respectively. The fair values of deposits approximated carrying values at December 27, 2002 and December 28, 2001.

Note 12. Preferred Securities Issued by Subsidiaries

Preferred securities issued by subsidiaries, which represent preferred minority interests in consolidated subsidiaries, consist of perpetual trust-issued preferred securities.

     Trust Originated Preferred SecuritiesSM (“TOPrSSM”) were issued to investors by trusts created by Merrill Lynch and are registered with the Securities and Exchange Commission. Using the issuance proceeds, the trusts purchased Partnership Preferred Securities, representing limited partnership interests. Using the purchase proceeds, the limited partnerships extended loans to ML & Co. and one or more subsidiaries of ML & Co. The trusts and partnerships are consolidated subsidiaries of Merrill Lynch. ML & Co. has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the TOPrSSM to the extent that the trusts have funds legally available. This guarantee and a similar partnership distribution guarantee are subordinated to all other liabilities of ML & Co. and rank equally with preferred stock of ML & Co.

     The following table presents data related to the issuance of TOPrSSM by Merrill Lynch Capital Trust I, II, III, IV, and V. All TOPrSSM issued have a liquidation value of $25 per security, have a perpetual life, and can be redeemed at the option of the trusts, in whole or in part, at the liquidation value on or after their respective optional redemption dates (see following chart). The holders of the TOPrSSM do not have the right to redeem the securities. Distributions, which are deductible for U.S. federal tax purposes, are payable from the date of original issuance and are payable quarterly if, as, and when the trusts have funds available for payment.

(dollars in millions)

TOPrSSM	Annual Distribution Rate	Issue Date	Optional Redemption Date	Liquidation Value

I	7.75%	Dec. 1996	Dec. 2006	$275
II	8.00	Feb. 1997	Mar. 2007	300
III	7.00	Jan. 1998	Mar. 2008	750
IV	7.12	Jun. 1998	Jun. 2008	400
V	7.28	Nov. 1998	Sep. 2008	850
Other(1)	2.70	Jul. 1999	Jun. 2004	83

				$2,658

(1)	Represents Yen-denominated TOPrSSM issued by Merrill Lynch Yen TOPrS Trust I.

72    Merrill Lynch 2002 Annual Report

Note 13. Stockholders’ Equity and Earnings Per Share

Preferred Equity

ML & Co. is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class that have equal rank and priority over common stockholders as to dividends and in the event of liquidation.

9% Cumulative Preferred Stock, Series A

ML & Co. has issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, liquidation preference value of $10,000 per share (“9% Preferred Stock”). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425 million, all of which was outstanding at year-end 2002, 2001, and 2000.

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

Common Stock

In 2001, stockholders approved the proposal to amend ML & Co.’s certificate of incorporation to increase the authorized number of shares of common stock from 1 billion to 3 billion.

     Dividends paid on common stock were $0.64 per share in 2002 and 2001, and $0.61 per share in 2000.

Shares Exchangeable into Common Stock

In 1998, Merrill Lynch & Co., Canada Ltd. issued 9,662,448 Exchangeable Shares in connection with Merrill Lynch’s merger with Midland Walwyn Inc. Holders of Exchangeable Shares have dividend, voting, and other rights equivalent to those of ML & Co. common stockholders. Exchangeable Shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for ML & Co. common stock. Merrill Lynch may redeem all outstanding Exchangeable Shares for ML & Co. common stock after January 31, 2011, or earlier under certain circumstances.

     During 2002 and 2001, 284,366 and 458,971 Exchangeable Shares, respectively, were converted to ML & Co. common stock. At year-end 2002, 3,911,041 Exchangeable Shares were outstanding, compared with 4,195,407 at year-end 2001.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss represents cumulative gains and losses on items that are not reflected in earnings. The balances at December 27, 2002 and December 28, 2001 are as follows:

(dollars in millions)

	2002	2001

Foreign currency translation adjustment
Unrealized (losses), net of gains	$(366)	$(103)
Income taxes	46	(199)

Total	(320)	(302)

Unrealized gains (losses) on investment securities available-for-sale
Unrealized (losses), net of gains	(185)	(127)
Adjustments for:
Policyholder liabilities	(44)	(28)
Deferred policy acquisition costs	3	2
Income taxes	81	61

Total	(145)	(92)

Deferred gains on cash flow hedges	20	36

Minimum pension liability	(125)	(10)

Total accumulated other comprehensive loss	$(570)	$(368)

Stockholder Rights Plan

In 1997, the Board of Directors approved and adopted the amended and restated Stockholder Rights Plan. The amended and restated Stockholder Rights Plan provides for the distribution of preferred purchase rights (“Rights”) to common stockholders. The Rights separate from the common stock 10 days following the earlier of: (a) an announcement of an acquisition by a person or group (“acquiring party”) of 15% or more of the outstanding common shares of ML & Co., or (b) the commencement of a tender or exchange offer for 15% or more of the common shares outstanding. One Right is attached to each outstanding share of common stock and will attach to all subsequently issued shares. Each Right entitles the holder to purchase 1/100 of a share (a “Unit”) of Series A Junior Preferred Stock, par value $1.00 per share, at an exercise price of $300 per Unit at any time after the distribution of the Rights. The Units are nonredeemable and have voting privileges and certain preferential dividend rights. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

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

Merrill Lynch 2002 Annual Report    73

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

(dollars in millions, except per share amounts)

	2002	2001	2000

Net earnings	$2,513	$573	$3,784
Preferred stock dividends	38	38	39

Net earnings applicable to common stockholders	$2,475	$535	$3,745

(shares in thousands)
Weighted-average basic shares outstanding(1)	862,318	838,683	798,273

Effect of dilutive instruments(2)
Employee stock options	30,702	53,336	68,190
FACAAP shares	23,990	27,305	29,637
Restricted shares and units	25,141	19,173	15,251
ESPP shares	71	58	65

Dilutive potential common shares	79,904	99,872	113,143

Diluted shares(3)	942,222	938,555	911,416

Basic EPS	$2.87	$0.64	$4.69
Diluted EPS	2.63	0.57	4.11

(1)	Includes shares exchangeable into common stock.
(2)	See Note 16 to the Consolidated Financial Statements for a description of these instruments and issuances subsequent to December 27, 2002.
(3)	At year-end 2002, 2001, and 2000, there were 118,070; 38,174; and 1,456 instruments, respectively, that were considered antidilutive and thus were not included in the above calculations.

Note 14. Commitments, Contingencies and Guarantees

Litigation

Merrill Lynch has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities as a global diversified financial services institution. The general decline of equity securities prices that began in 2000 has resulted in increased legal actions against many firms, including Merrill Lynch and will likely result in higher professional fees and litigation expenses than those incurred in the past.

     Some of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers who would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress. Merrill Lynch is also involved, from time to time, in investigations and proceedings by governmental and self-regulatory agencies. The number of these investigations has also increased in recent years with regard to many firms, including Merrill Lynch.

     Some of these legal actions, investigations and proceedings are likely to result in adverse judgments, penalties, injunctions or fines. Merrill Lynch believes it has strong defenses to, and where appropriate, will vigorously contest, any of these actions. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, Merrill Lynch often cannot predict what the eventual loss or range of loss related to such matters will be. Merrill Lynch believes, based on information available to us, that the resolution of these actions will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings.

Commitments

At December 27, 2002, Merrill Lynch commitments had the following expirations:

(dollars in millions)	Commitment expiration

		Less
		than	1 - 3	4 - 5	Over 5
	Total	1 year	years	years	years

Commitments to extend credit(1)	$24,107	$12,479	$3,577	$5,046	$3,005
Binding margin commitments	5,450	5,450	—	—	—
Partnership interests	544	211	40	142	151
Other commitments	2,075	1,634	235	19	187
Operating leases	4,224	511	1,010	877	1,826
Resale agreements	11,197	11,197	—	—	—
Repurchase agreements	5,787	5,787	—	—	—

Total	$53,384	$37,269	$4,862	$6,084	$5,169

(1)	See Note 9 to the Consolidated Financial Statements for additional details.

Lending Commitments

Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with certain merchant banking, corporate finance, and loan syndication transactions. Clients may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. These commitments usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon, Merrill Lynch may require the counterparty to post collateral depending upon creditworthiness and general market conditions.

     In the normal course of business, Merrill Lynch enters into institutional and margin lending transactions, some of which is on a committed basis, but most of which is not. Margin lending on a committed basis only includes amounts where Merrill Lynch has a binding commitment. These binding margin lending commitments totaled $5.5 billion at December 27, 2002.

     The contractual amounts of these commitments represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments may not represent future cash requirements, as commitments may expire without being drawn upon.

74    Merrill Lynch 2002 Annual Report

Other Commitments

In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of December 27, 2002 would not have a material effect on the consolidated financial condition of Merrill Lynch.

     In connection with trading activities, Merrill Lynch enters into commitments related to resale and repurchase agreements.

     Merrill Lynch also obtains commercial letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing cash or securities collateral. Commercial letters of credit aggregated $434 million and $1,687 million at December 27, 2002 and December 28, 2001, respectively.

     Merrill Lynch has commitments to purchase partnership interests, primarily related to merchant banking activities, of $544 million and $990 million at December 27, 2002 and December 28, 2001, respectively. Merrill Lynch also has entered into agreements with providers of market data, communications, and systems consulting services. At December 27, 2002 minimum fee commitments over the remaining life of these agreements aggregated $527 million. Merrill Lynch has entered into other purchasing commitments totaling $1.4 billion and $108 million at December 27, 2002 and December 28, 2001, respectively.

Leases

Merrill Lynch has entered into various noncancellable long-term lease agreements for premises that expire through 2024. Merrill Lynch has also entered into various noncancellable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

     Merrill Lynch established two SPEs to finance its Hopewell, New Jersey campus and an aircraft. Merrill Lynch leases the facilities and the aircraft from the SPEs. The assets and liabilities of these SPEs are not consolidated in the financial statements of Merrill Lynch as they meet the accounting requirements of EITF Issue No. 90-15. More specifically, in addition to the other requirements of EITF No. 90-15, both of these SPEs have third-party investors who have made a substantive capital investment in the SPEs in the amount of 3% that is at risk during the entire term of the lease. The total amount of funds raised by the SPEs to finance these transactions was $325 million at December 27, 2002 and $321 million at December 28, 2001. See Note 8 to the Consolidated Financial Statements for more information.

     Merrill Lynch entered into a five-year lease with two five-year renewal options with each of these SPEs. The minimum rental commitments for these transactions are included in the table that follows. Merrill Lynch also has an option to purchase the assets owned by the SPEs for the acquisition cost, upon thirty days’ notice.

     If Merrill Lynch does not renew the leases or purchase the assets held by the SPEs, the underlying assets will be sold to a third party. The proceeds of such sale will be used to repay the notes and equity issued by the SPEs. Merrill Lynch has guaranteed that the proceeds of such sale will amount to at least 85% of the acquisition cost of the assets. The maximum cash flow of this guarantee is reflected in the guarantees section that follows.

     At December 27, 2002, future noncancellable minimum rental commitments under leases with remaining terms exceeding one year, including lease payments to the SPEs discussed above are as follows:

(dollars in millions)

	WFC(1)	Other	Total

2003	$158	$353	$511
2004	179	336	515
2005	179	316	495
2006	179	281	460
2007	179	238	417
2008 and thereafter	1,028	798	1,826

Total	$1,902	$2,322	$4,224

(1) World Financial Center Headquarters.

     The minimum rental commitments shown above have not been reduced by $664 million of minimum sublease rentals to be received in the future under noncancellable subleases. Certain leases contain renewal or purchase options or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

     Net rent expense for each of the last three years is presented below:

(dollars in millions)

	2002	2001	2000

Rent expense	$538	$651	$636
Sublease revenue	(92)	(106)	(108)

Net rent expense	$446	$545	$528

Guarantees

Merrill Lynch issues various guarantees to counterparties in connection with certain leasing, securitization and other transactions. In addition, Merrill Lynch enters into certain derivative contracts that meet the accounting definition of a guarantee under FIN 45. FIN 45 defines guarantees to include derivative contracts that contingently require a guarantor to make payment to a guaranteed party based on changes in an underlying (such as changes in the value of interest rates, security prices, currency rates, commodity prices, indices, etc.) that relate to an asset, liability or equity security of a guaranteed party. Derivatives that meet the FIN 45 definition of guarantees include certain written options and credit default swaps (contracts that require Merrill Lynch to pay the counterparty the par value of a referenced security if that referenced security defaults). Merrill Lynch does not track, for accounting purposes, whether its clients enter into these derivative contracts for speculative or hedging purposes. Accordingly, Merrill Lynch has disclosed information about all credit default swaps and certain types of written options that can potentially be used by clients to protect against changes in an underlying, regardless of how the contracts are used by the client.

     For certain derivative contracts such as written interest rate caps and written currency options, the maximum payout is not quantifiable, because, for example, the rise in interest or foreign exchange rates could theoretically be unlimited. In addition,

Merrill Lynch 2002 Annual Report    75

Merrill Lynch does not monitor its exposure to derivatives in this manner. As such, rather than including the maximum payout, the notional value of these contracts has been included to provide information about the magnitude of involvement with these types of contracts. However, it should be noted that the notional value generally overstates Merrill Lynch’s exposure to these contracts.

     Merrill Lynch records all derivative transactions at fair value on its Consolidated Balance Sheets. As previously noted, Merrill Lynch does not monitor its exposure to derivative contracts in terms of maximum payout. Instead, a risk framework is used to define risk tolerances and establish limits to ensure that certain risk-related losses occur within acceptable, predefined limits. Merrill Lynch economically hedges its exposure to these contracts by entering into a variety of offsetting derivative contracts and security positions. See Note 1 to the Consolidated Financial Statements, Derivatives section for further discussion of risk management of derivatives.

     Merrill Lynch also provides guarantees to SPEs in the form of liquidity facilities, default protection and residual value guarantees for equipment leasing entities. These guarantees are often collateralized via claims to assets held by the SPEs.

Merrill Lynch also enters into reimbursement agreements in conjunction with sales of loans originated under its Mortgage 100SM program. Under this program, borrowers can pledge marketable securities in lieu of making a cash down payment. Upon sale of these mortgage loans, purchasers may require a surety bond that reimburses for certain shortfalls in the borrowers’ securities accounts. Merrill Lynch provides this reimbursement through a financial intermediary. Merrill Lynch requires borrowers to meet daily collateral calls to ensure that the securities pledged as down payment are sufficient at all times. Merrill Lynch believes that its potential for loss under these arrangements is remote. Accordingly, no liability is recorded in the Consolidated Financial Statements.

     In addition, Merrill Lynch makes guarantees to counterparties in the form of standby letters of credit.

These guarantees are summarized at December 27, 2002 as follows:

(dollars in millions)

	Maximum
Type of	Payout/	Carrying	Value of
Guarantee	Notional	Value	Collateral

Derivative contracts(1)	$518,814	$18,095	$11
Liquidity and credit facilities with SPEs(2)(4)	13,721	69	8,895
Residual value guarantees(3)(4)(5)	1,807	—	729
Standby letters of credit and other performance guarantees(6)(7)	820	—	200

(1)	As noted above, the notional value of derivative contracts is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.
(2)	Amounts relate primarily to facilities provided to municipal bond securitization SPEs. Includes $2.3 billion of guarantees provided to SPEs by third party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if losses occur, and has up to one year to fund losses.
(3)	Includes residual value guarantees associated with the Hopewell campus and aircraft SPEs of $325 million.
(4)	Collateral provided by claim on assets held by the SPE.
(5)	Includes $754 million of reimbursement agreements with the Mortgage 100SM program.
(6)	Marketable securities are posted as collateral.
(7)	Standby letters of credit include $600 million of financial guarantees for which Merrill Lynch has recourse to the guaranteed party upon draw down.

     Expiration information for these contracts is as follows:

(dollars in millions)

	Maximum	Less
	Payout/	than	1 - 3	4 - 5	Over
	Notional	1 year	years	years	5 years

Derivative contracts(1)	$518,814	$153,404	$152,379	$131,527	$81,504
Liquidity and credit facilities with SPEs(2)	13,721	13,591	25	—	105
Residual value guarantees(3)(4)	1,807	88	157	275	1,287
Standby letters of credit and other performance guarantees	820	674	121	7	18

(1)	As noted above, the notional value of derivative contracts is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.
(2)	Amounts relate primarily to facilities provided to municipal bond securitization SPEs. Includes $2.3 billion of guarantees provided to SPEs by third party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if losses occur, and has up to one year to fund losses.
(3)	Includes residual value guarantees associated with the Hopewell campus and aircraft SPEs of $325 million.
(4)	Includes $754 million of reimbursement agreements with the Mortgage 100SM program.

     In addition to the guarantees described above, Merrill Lynch also provides guarantees to securities clearinghouses and exchanges. Under the standard membership agreement, members are required to guarantee the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. Merrill Lynch’s liability under these arrangements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, the potential for Merrill Lynch to be required to make payments under these arrangements is remote. Accordingly, no

76    Merrill Lynch 2002 Annual Report

contingent liability is carried in the Consolidated Financial Statements for these arrangements.

     In connection with its prime brokerage business, Merrill Lynch provides to counterparties guarantees of the performance of its prime brokerage clients. Under these arrangements, Merrill Lynch stands ready to meet the obligations of its customers with respect to securities transactions. If the customer fails to fulfill its obligation, Merrill Lynch must fulfill the customer’s obligation with the counterparty. Merrill Lynch is secured by the assets in the customer’s account as well as any proceeds received from the securities transaction entered into by Merrill Lynch on behalf of the customer. No contingent liability is carried in the Consolidated Financial Statements for these transactions as the potential for Merrill Lynch to be required to make payments under these arrangements is remote.

     In connection with its securities clearing business, Merrill Lynch performs securities execution, clearance and settlement services on behalf of other broker-dealer clients for whom it commits to settle, with the applicable clearinghouse, trades submitted for or by such clients; trades are submitted either individually, in groups or series or, if specific arrangements are made with a particular clearinghouse and client, all transactions with such clearing entity by such client. Merrill Lynch’s liability under these arrangements is not quantifiable and could exceed any cash deposit made by a client. However, the potential for Merrill Lynch to be required to make unreimbursed payments under these arrangements is remote due to the contractual capital requirements associated with clients’ activity and the regular review of clients’ capital. Accordingly, no contingent liability is carried in the Consolidated Financial Statements for these transactions.

     In connection with certain European mergers and acquisition transactions, Merrill Lynch, in its capacity as financial adviser, in some cases may be required by law to provide a guarantee that the acquiring entity has or can obtain or issue sufficient funds or securities to complete the transaction. These arrangements are short-term in nature, extending from the commencement of the offer through the termination or closing. Where guarantees are required or implied by law, Merrill Lynch engages in a credit review of the acquirer, obtains indemnification and requests other contractual protections where appropriate. Merrill Lynch’s maximum liability cannot be quantified. Based on the review procedures performed, management believes the likelihood of being required to pay under these arrangements is remote. Accordingly, no contingent liability is recorded in the Consolidated Financial Statements for these transactions.

     In the course of its business, Merrill Lynch routinely indemnifies investors for certain taxes, including U.S. and foreign withholding taxes on interest and other payments made on securities, swaps and other derivatives. These additional payments would be required upon a change in law or interpretation thereof. Merrill Lynch’s maximum exposure under these indemnifications is not quantifiable. Merrill Lynch believes that the potential for such an adverse change is remote. As such, no contingent liability is recorded in the Consolidated Financial Statements.

     In connection with certain asset sales and securitization transactions, Merrill Lynch typically makes representations and warranties about the underlying assets conforming to specified guidelines. If the underlying assets do not conform to the specifications, Merrill Lynch may have an obligation to repurchase the assets or indemnify the purchaser against any loss. To the extent these assets were originated by others and purchased by Merrill Lynch, Merrill Lynch seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets. Merrill Lynch believes that the potential for loss under these arrangements is remote. Accordingly, no contingent liability is carried in the Consolidated Financial Statements for these arrangements.

     In connection with divestiture transactions, for example, the integration of MLHSBC into HSBC and the sale of the GPC business in Canada, Merrill Lynch provides an indemnity to the purchaser, which will fully compensate the purchaser for any unknown liens or liabilities (e.g., tax liabilities) that relate to prior periods but are not discovered until after the transaction is closed. Merrill Lynch’s maximum liability under these indemnifications cannot be quantified. However, Merrill Lynch believes that the likelihood of being required to pay is remote given the level of due diligence performed prior to the close of the transactions. Accordingly, no liability is recorded in the Consolidated Financial Statements for these indemnifications.

Note 15. Employee Benefit Plans

Merrill Lynch provides retirement and other postemployment benefits to its employees worldwide through defined contribution and defined benefit pension plans and other postretirement benefit plans. Merrill Lynch reserves the right to amend or terminate these plans at any time.

     Merrill Lynch’s measurement date for both its defined benefit pension and other postretirement benefit plans is September quarter-end.

Defined Contribution Pension Plans

The U.S. defined contribution plans consist of the Retirement Accumulation Plan (“RAP”), the Employee Stock Ownership Plan (“ESOP”), and the 401(k) Savings & Investment Plan (“401K”). The RAP, ESOP, and 401K cover substantially all U.S. employees who have met service requirements.

     Merrill Lynch established the RAP and the ESOP, collectively known as the “Retirement Program,” for the benefit of employees with a minimum of one year of service. A separate retirement account is maintained for each participant. The RAP contributions are employer funded based on compensation and years of service. Under the RAP, employees are given the opportunity to invest their retirement savings in a number of different investment alternatives. Under the ESOP, all retirement savings are in ML & Co. common stock, until employees reach the age of 55 and have five years in the plan, after which they have the ability to diversify.

     In 1989, the ESOP trust purchased from Merrill Lynch 95.7 million shares of ML & Co. common stock with residual funds from a terminated defined benefit pension plan (“Reversion

Merrill Lynch 2002 Annual Report    77

Shares”) and loan proceeds from a subsidiary of Merrill Lynch (“Leveraged Shares”).

     Merrill Lynch credited each participant’s account and recorded pension expense under the Retirement Program based on years of service and eligible compensation. This expense was funded by quarterly allocations of Leveraged and Reversion Shares and, when necessary, cash, to participants’ accounts based on a specified formula. Leveraged and Reversion Shares were released in accordance with the terms of the ESOP. Reversion Shares were allocated to participants’ accounts over a period of eight years, ending in 1997. Leveraged Shares were allocated to participants’ accounts as principal was repaid on the loan to the ESOP, which matured in 1999. Principal and interest on the loan were payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions. At December 31, 1999, all Leveraged and Reversion Shares had been allocated.

     On July 17, 2001 Merrill Lynch merged the assets of the Herzog ESOP with the Merrill Lynch ESOP. Merrill Lynch will allocate ESOP shares of Merrill Lynch stock to all participants of the ESOP as principal and interest are repaid. ESOP shares are considered to be either allocated (contributed to participants’ accounts), committed (scheduled to be contributed at a specified future date but not yet released), or unallocated (not committed or allocated). Share information at December 27, 2002 is as follows:

Unallocated shares as of December 28, 2001	1,124,260
Release of escrow shares	27,597
Shares allocated/committed(1)	(223,183)

Unallocated shares as of December 27, 2002	928,674

(1) Excluding forfeited shares.

     Additional information on ESOP activity follows:

(dollars in millions)

	2002	2001	2000

Compensation costs funded with ESOP shares	$17	$8	$11
Dividends used for debt service	1	—	—

     Employees can participate in the 401K by contributing, on a tax-deferred basis, up to 15% of their eligible compensation, but not more than the maximum annual amount allowed by law. Employees are given the opportunity to invest their 401K contributions in a number of different investment alternatives including ML & Co. common stock. Merrill Lynch’s contributions are made in cash, and are equal to one-half of the first 6% of each participant’s eligible compensation contributed to the 401K, up to a maximum of two thousand dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants (see Note 16 to the Consolidated Financial Statements).

     Merrill Lynch also sponsors various non-U.S. defined contribution plans. The costs of benefits under the RAP, 401K, and non-U.S. plans are expensed during the related service period.

Defined Benefit Pension Plans

Merrill Lynch has purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). At year-end 2002 and 2001, a substantial portion of the assets supporting the annuity contract was invested in U.S. Government and agencies securities. Merrill Lynch, under a supplemental agreement, may be responsible for, or benefit from, actual experience and investment performance of the annuity assets. Merrill Lynch also maintains supplemental defined benefit plans for certain U.S. employees.

     Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee’s eligible compensation during the final years of employment. Merrill Lynch’s funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

     The following table provides a summary of the changes in the plans’ benefit obligations, assets, and funded status for the twelve-month periods ended September 27, 2002 and September 28, 2001 and the amounts recognized in the Consolidated Balance Sheets at year-end 2002 and 2001:

(dollars in millions)

	2002	2001

Projected benefit obligations
Balance, beginning of year	$2,014	$1,870
Service cost	45	43
Interest cost	140	129
Net actuarial loss	282	108
Benefits paid	(127)	(120)
Other	71	(16)

Balance, end of period	2,425	2,014

Fair value of plan assets
Balance, beginning of year	2,500	2,379
Actual return on plan assets	273	188
Contributions	51	69
Benefits paid	(127)	(120)
Other	44	(16)

Balance, end of period	2,741	2,500

Funded status	316	486
Unrecognized net actuarial (gains)	(77)	(255)
Unrecognized prior service benefit	—	(1)
Unrecognized net transition obligation	—	1
Fourth-quarter activity, net	16	11

Net amount recognized	$255	$242

Assets	$290	$282
Liabilities	(213)	(50)
Accumulated other comprehensive loss ($125 million, net of tax in 2002)	178	10

Net amount recognized	$255	$242

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $838 million, $711 million, and $488 million, respectively, as of September 27, 2002, and $561 million, $461 million, and $416 million, respectively, as of September 28, 2001. These plans pri-

78    Merrill Lynch 2002 Annual Report

marily represent U.S. supplemental plans not subject to ERISA or non-U.S. plans where funding strategies vary due to legal requirements and local practices.

     The increase in Accumulated other comprehensive loss in 2002 resulted from the recognition of an additional minimum pension liability in 2002 of $168 million ($115 million, net of tax), primarily related to the U.K. pension plan. The funded assets of this plan have decreased in value due to a decline in the market value of equity securities. This decline in asset value, combined with a reduction of the interest rate used for discounting the liability, resulted in an unfunded accumulated benefit obligation.

     The actuarial assumptions used in calculating the projected benefit obligation at September 27, 2002 and September 28, 2001 are as follows:

	2002	2001

Discount rate	6.2%	6.7%
Rate of compensation increase	4.3	4.3
Expected rate of return on plan assets	6.0	6.6

     Pension cost for the years ended 2002, 2001, and 2000 included the following components:

(dollars in millions)

	2002	2001	2000

Defined contribution plan cost	$222	$256	$244

Defined benefit plans
Service cost for benefits earned during the year	45	43	45
Interest cost on projected benefit obligations	140	129	127
Expected return on plan assets	(152)	(157)	(150)
Amortization of unrecognized items and other	6	(9)	(14)

Total defined benefit plan cost	39	6	8

Total pension cost	$261	$262	$252

Postretirement Benefits Other Than Pensions

Merrill Lynch provides health and life insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care component is contributory, with certain retiree contributions adjusted periodically; the life insurance component of the plan is noncontributory. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. As of December 27, 2002, none of these plans had been funded.

     The following table provides a summary of the changes in the plans’ benefit obligations, assets, and funded status for the twelve-month periods ended September 27, 2002 and September 28, 2001, and the amounts recognized in the Consolidated Balance Sheets at year-end 2002 and 2001:

(dollars in millions)

	2002	2001

Accumulated benefit obligations
Balance, beginning of year	$260	$199
Service cost	10	8
Interest cost	23	16
Net actuarial loss	116	44
Benefits paid	(17)	(12)
Other	6	5

Balance, end of period	398	260

Fair value of plan assets
Balance, beginning of year	—	—
Contributions	17	12
Benefits paid	(17)	(12)

Balance, end of period	—	—

Funded status	(398)	(260)
Unrecognized net actuarial (gains)/losses	110	(4)
Unrecognized prior service cost	3	3
Fourth-quarter activity, net	4	3

Accrued benefit liabilities	$(281)	$(258)

     The actuarial assumptions used in calculating the postretirement accumulated benefit obligations at September 27, 2002 and September 28, 2001 are as follows:

	2002	2001

Discount rate	6.5%	7.0%
Health care cost trend rates(1)
Initial	10.8	8.9
2011 and thereafter	5.0	5.0

(1)	Assumed to decrease gradually until 2011 and remain constant thereafter.

     Other postretirement benefits cost included the following components:

(dollars in millions)

	2002	2001	2000

Service cost	$10	$8	$7
Interest cost	23	16	14
Other	7	8	—

Total other postretirement benefits cost	$40	$32	$21

     The assumed health care cost trend rate has a significant effect on the amounts reported for the postretirement health care plans. A one percent change in the assumed health care cost trend rate would have the following effects:

(dollars in millions)

	1% Increase		1% Decrease

	2002	2001	2002	2001

Effect on:
Other postretirement benefits cost	$6	$5	$(5)	$(4)
Accumulated benefit obligation	68	45	(55)	(36)

Merrill Lynch 2002 Annual Report    79

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

     Merrill Lynch recognized $358 million, $298 million, and $117 million in 2002, 2001, and 2000, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $323 million, $281 million, and $70 million in 2002, 2001, and 2000, respectively. The 2001 severance costs exclude costs related to the restructuring and other charges recorded in the fourth quarter of 2001. See Note 3 to the Consolidated Financial Statements for additional information. Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 27, 2002 since future severance costs are not estimable.

Note 16. Employee Incentive Plans

To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase shares. The total pre-tax compensation cost recognized in earnings for stock-based compensation plans for 2002, 2001, and 2000 was $821 million, $732 million, and $633 million, respectively. The 2001 costs exclude restructuring-related costs discussed in Note 3 to the Consolidated Financial Statements. Merrill Lynch also sponsors deferred cash compensation plans for eligible employees.

Long-Term Incentive Compensation Plans (“LTIC Plans”) and Equity Capital Accumulation Plan (“ECAP”)

LTIC Plans and ECAP provide for grants of equity and equity-related instruments to certain employees. LTIC Plans consist of the Long-Term Incentive Compensation Plan, a shareholder approved plan used for grants to executive officers and the Long-Term Incentive Compensation Plan for Managers and Producers, a broad-based plan which was approved by the Board of Directors, but has not been shareholder approved. LTIC Plans provide for the issuance of Restricted Shares, Restricted Units, and Non-qualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Performance Options, Stock Appreciation Rights, and other securities of Merrill Lynch. ECAP, a shareholder approved plan, provides for the issuance of Restricted Shares, as well as Performance Shares. All plans under both LTIC and ECAP may be satisfied using either treasury or newly issued shares. As of December 27, 2002, no instruments other than Restricted Shares, Restricted Units, Non-qualified Stock Options, and Performance Options had been granted.

Restricted Shares and Units

Restricted Shares are shares of ML & Co. common stock carrying voting and dividend rights. A Restricted Unit is deemed equivalent in fair market value to one share of common stock. Substantially all awards are settled in shares of common stock. Recipients of Restricted Unit awards receive cash payments equivalent to dividends. Under these plans, such shares and units are restricted from sale, transfer, or assignment until the end of the restricted period, and such shares and units are subject to forfeiture during the vesting period, generally three years, for grants under LTIC Plans or the restricted period for grants under ECAP. Restricted share grants made in 2003 will generally vest over a four year period.

     The activity for Restricted Shares and Units under these plans during 2002 and 2001 follows:

	LTIC Plans		ECAP

	Restricted	Restricted	Restricted
	Shares	Units	Shares

Authorized for issuance at:
December 27, 2002	660,000,000	N/A	104,800,000
December 28, 2001	660,000,000	N/A	104,800,000

Available for issuance at:(1)
December 27, 2002	109,612,528	N/A	10,827,789
December 28, 2001	163,316,331	N/A	10,738,237

Outstanding, end of 2000	18,711,693	35,158,489	373,301
Granted — 2001	1,254,182	9,129,715	11,759
Paid, forfeited, or released from contingencies	(7,508,504)	(9,340,931)	(8,982)

Outstanding, end of 2001	12,457,371	34,947,273	376,078
Granted — 2002	1,805,409	13,518,586	8,065
Paid, forfeited, or released from contingencies	(6,634,632)	(5,664,532)	(254,493)

Outstanding, end of 2002(2)	7,628,148	42,801,327	129,650

(1)	Includes shares reserved for issuance upon the exercise of stock options.
(2)	In January 2003, 13,961,189 and 1,551,734 Restricted Shares and Restricted Units under LTIC Plans, respectively, were granted to eligible employees. In addition, 18,656,866 Restricted Units were converted to Restricted Shares and remain outstanding; no change was made to the remaining vesting periods and the restricted periods were removed. Further, in January 2003, and continuing through February 24, 2003, 16,049,636 Restricted Units were released as a result of the early removal of the restricted period.

     The weighted-average fair value per share or unit for 2002, 2001, and 2000 grants follows:

	2002	2001	2000

LTIC Plans
Restricted Shares	$50.31	$75.76	$45.09
Restricted Units	52.98	74.52	46.52
ECAP Restricted Shares	48.81	60.51	52.67

     Merrill Lynch sponsors other plans similar to LTIC Plans in which restricted shares are granted to employees and non-employee directors. At year-end 2002 and 2001, 3,800,000 restricted shares were authorized for issuance under these plans. A total of 127,195 and 99,567 shares were outstanding under these plans at year-end 2002 and 2001, respectively.

80 Merrill Lynch 2002 Annual Report

Non-qualified Stock Options

Non-qualified Stock Options granted under LTIC Plans in 1993 through 1995 generally became exercisable over four years in equal installments commencing one year after the date of grant. Options granted in 1996 through 2000 generally are exercisable over five years; options granted in 2001 and 2002 become exercisable after approximately six months. New option grants made in 2003 generally become exercisable over four years. The exercise price of these options is equal to 100% of the fair market value (as defined in LTIC Plans) of a share of ML & Co. common stock on the date of grant. Non-qualified Stock Options expire ten years after their grant date.

     The activity for Non-qualified Stock Options under LTIC Plans for 2002, 2001, and 2000 follows:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price

Outstanding, beginning of 2000	188,004,506	$27.99
Granted — 2000	39,839,546	43.83
Exercised	(35,672,581)	15.47
Forfeited	(5,116,248)	34.47

Outstanding, end of 2000	187,055,223	27.48
Granted — 2001	35,136,631	76.49
Exercised	(23,558,452)	17.19
Forfeited	(4,182,983)	38.69

Outstanding, end of 2001	194,450,419	37.36
Granted — 2002	45,373,396	53.76
Exercised	(14,874,865)	14.78
Forfeited	(3,060,806)	49.26

Outstanding, end of 2002(1)	221,888,144	42.07

(1)	In January 2003, 20,259,584 Non-qualified Stock Options were granted to eligible employees.

     At year-end 2002, 2001, and 2000, options exercisable under LTIC Plans were 190,264,151, 126,979,165, and 92,776,119, respectively.

     The table below summarizes information related to outstanding and exercisable options at year-end 2002:

	Options Outstanding			Options Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Exercise	Number	Exercise	Remaining	Number	Exercise
Price	Outstanding	Price	Life (Years)(1)	Exercisable	Price

$8.00 – $20.99	47,100,448	$14.41	2.85	47,100,448	$14.41
$21.00 – $40.99	61,073,396	34.60	5.80	51,085,964	34.64
$41.00 – $49.99	36,262,715	43.80	7.09	14,732,894	43.82
$50.00 – $60.99	44,076,255	53.76	9.11	43,969,515	53.76
$61.00 – $77.99	33,375,330	77.51	8.10	33,375,330	77.51

(1)	Based on original contractual life of ten years.

     The weighted-average fair value of options granted in 2002, 2001, and 2000 was $22.44, $31.80, and $18.05 per option, respectively. Fair value is estimated as of the grant date based on a Black-Scholes option pricing model using the following weighted-average assumptions:

	2002	2001	2000

Risk-free interest rate	4.61%	5.05%	6.73%
Expected life	5 yrs.	5 yrs.	5 yrs.
Expected volatility	45.88%	42.84%	40.64%
Dividend yield	1.19%	0.84%	1.23%

     See the following Pro Forma Compensation Expense section for additional information.

Employee Stock Purchase Plans (“ESPP”)

ESPP plans, which are shareholder approved, allow eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co. common stock at a price generally equal to 85% of its fair market value. These purchases are made on four quarterly investment dates through payroll deductions. Up to 100,600,000 shares of common stock have been authorized for issuance under ESPP. The activity in ESPP during 2002, 2001, and 2000 follows:

	2002	2001	2000

Available, beginning of year	29,425,067	6,518,168	8,949,796
Authorized during year	–	25,000,000	–
Purchased through plan	(2,506,105)	(2,093,101)	(2,431,628)

Available, end of year	26,918,962	29,425,067	6,518,168

     The weighted-average fair value of ESPP stock purchase rights exercised by employees in 2002, 2001, and 2000 was $6.35, $8.78, and $7.30 per right, respectively.

Pro Forma Compensation Expense

No compensation expense has been recognized for Merrill Lynch’s grants of stock options under LTIC Plans or ESPP purchase rights (see Note 1 to the Consolidated Financial Statements for accounting policy). Pro forma compensation expense associated with option grants is recognized over the vesting period. Based on the fair value of stock options and purchase rights, Merrill Lynch would have recognized compensation

Merrill Lynch 2002 Annual Report 81

expense, net of taxes, of $752 million, $854 million, and $310 million for 2002, 2001, and 2000, respectively, resulting in pro forma net earnings (loss) and earnings (loss) per share as follows:

(dollars in millions, except per share amounts)

	2002	2001	2000

Net Earnings, as reported	$2,513	$573	$3,784
Less: stock-based compensation determined under Black-Scholes method, net of taxes	(752)	(854)	(310)

Pro forma net earnings (loss)	$1,761	$(281)	$3,474

Earnings (loss) per share
As reported:
Basic	$2.87	$0.64	$4.69
Diluted	2.63	0.57	4.11
Pro forma:
Basic	2.00	(0.38)	4.30
Diluted	1.83	(0.38)	3.77

Financial Advisor Capital Accumulation Award Plans (“FACAAP”)

Under FACAAP, eligible employees in GPC are granted awards generally based upon their prior year’s performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. The awards are generally payable ten years from the date of grant in a fixed number of shares of ML & Co. common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value plus interest is paid in cash. Awards made in 2003 are generally payable eight years from the date of grant. Eligible participants may defer awards beyond the scheduled payment date. Only shares of common stock held as treasury stock may be issued under FACAAP. FACAAP, which was approved by the Board of Directors, has not been shareholder approved.

     At December 27, 2002, shares subject to outstanding awards totaled 47,253,412, while 24,948,409 shares were available for issuance through future awards. The weighted-average fair value of awards granted under FACAAP during 2002, 2001, and 2000 was $52.67, $64.70 and $44.29 per award, respectively.

Incentive Equity Purchase Plan (“IEPP”)

IEPP allowed selected employees to purchase shares of ML & Co. common stock (“Book Value Shares”) at a price equal to book value per common share. Book Value Shares, which otherwise may not be resold, may be sold back to Merrill Lynch at book value or exchanged at any time for a specified number of freely transferable common shares. Book Value Shares outstanding under IEPP were 2,190,500 at December 27, 2002. In 1995, IEPP was amended to reduce the authorized shares to zero and prohibit the reuse of any surrendered shares. No further offerings will be made under this plan.

Other Compensation Arrangements

To give employees flexibility in meeting their future income needs, Merrill Lynch sponsors deferred compensation plans in which employees who meet certain minimum compensation requirements may participate. Contributions to the plans are made on a tax-deferred basis by participants. Participants’ returns on these contributions may be indexed to various Merrill Lynch mutual funds and other funds, including certain company-sponsored investment vehicles that qualify as employee securities companies. Prior to 2002, eligible participants whose deferred amounts were indexed to these company-sponsored investment vehicles could make one-time elections to augment their returns through “leverage” provided by Merrill Lynch, generally on a two-for-one basis. This leverage bears interest and is repaid as distributions are made by the investment vehicles.

     Merrill Lynch also sponsors several cash-based employee award programs, under which certain employees are eligible to receive future cash compensation, generally upon fulfillment of the vesting criteria for the particular program.

     Merrill Lynch maintains various investments as an economic hedge of its liabilities to participants under the deferred compensation plans and, when appropriate, for its award programs also. These investments and the payables accrued by Merrill Lynch under the various plans and grants are included on the Consolidated Balance Sheets. See Note 8 for more information regarding certain of these investments. Merrill Lynch’s investments totaled $1.9 billion and $1.7 billion, respectively, at December 27, 2002 and December 28, 2001. Accrued liabilities at year-end 2002 and 2001 were $1.2 billion and $1.3 billion, respectively.

Note 17. Income Taxes

Income tax provisions (benefits) on earnings consisted of:

(dollars in millions)

	2002	2001	2000

U.S. federal
Current	$502	$950	$861
Deferred	147	(573)	41
U.S. state and local
Current	70	38	101
Deferred	17	(103)	29
Non-U.S.
Current	407	404	574
Deferred	(90)	(107)	132

Total	$1,053	$609	$1,738

82 Merrill Lynch 2002 Annual Report

     The corporate statutory U.S. federal tax rate was 35% for the three years presented. A reconciliation of statutory U.S. federal income taxes to Merrill Lynch’s income tax provisions for earnings follows:

(dollars in millions)

	2002	2001	2000

U.S. federal income tax at statutory rate	$1,315	$482	$2,001
U.S. state and local income taxes, net	57	(43)	85
Non-U.S. operations	(9)	8	(178)
Tax-exempt interest	(127)	(90)	(62)
Dividends received deduction	(13)	(29)	(37)
Valuation allowance	(64)	334	–
MLHSBC joint venture exit(1)	(81)	–	–
TOPrSSM	(67)	(68)	(68)
Other	42	15	(3)

Income tax expense	$1,053	$609	$1,738

(1)	Refer to Note 3 for information on MLHSBC joint venture.

     The 2002 effective tax rate reflects a net benefit of $77 million related to prior years and settlements with various tax authorities.

     Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductible amounts in future years. Details of Merrill Lynch’s deferred tax assets and liabilities follow:

(dollars in millions)

	2002	2001	2000

Deferred tax assets
Deferred compensation	$1,592	$1,268	$1,078
Valuation and other reserves	595	843	546
Employee benefits	148	124	187
Restructuring related	188	616	–
Other	877	790	578

Gross deferred tax assets	3,400	3,641	2,389
Valuation allowances	(330)	(394)	(60)

Total deferred tax assets	3,070	3,247	2,329

Deferred tax liabilities
Lease transactions	93	178	202
Employee benefits	107	90	81
Other	409	467	364

Total deferred tax liabilities	609	735	647

Net deferred tax assets	$2,461	$2,512	$1,682

     At December 27, 2002, Merrill Lynch had U.S. net operating loss carryforwards of approximately $840 million and non-U.S. net operating loss carryforwards of $660 million. The U.S. amounts are primarily state carryforwards expiring in various years after 2005. The non-U.S. amounts are primarily Japan carryforwards expiring in various years after 2003. Merrill Lynch also had approximately $36 million of state tax credit carryforwards expiring in various years after 2003.

     The valuation allowance in 2002 decreased primarily due to utilization against earnings in Japan. The valuation allowance in 2001 increased primarily due to non-deductible prior and current year losses associated with the refocusing of the Japan Private Client business in connection with the restructuring. Refer to Note 3 to the Consolidated Financial Statements for additional information.

     Income tax benefits of $196 million, $790 million, and $800 million were allocated to stockholders’ equity related to employee stock compensation transactions for 2002, 2001, and 2000, respectively.

     Earnings before income taxes included approximately $1,226 million, $755 million, and $2,293 million of earnings attributable to non-U.S. subsidiaries for 2002, 2001, and 2000, respectively. Cumulative undistributed earnings of non-U.S. subsidiaries were approximately $4.3 billion at December 27, 2002. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they are permanently reinvested in Merrill Lynch’s non-U.S. operations. It is not practicable to determine the amount of additional tax that may be payable in the event these earnings are repatriated.

Note 18. Regulatory Requirements and Dividend Restrictions

Certain U.S. and non-U.S. subsidiaries are subject to various securities, banking, and insurance regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. Merrill Lynch’s principal regulated subsidiaries are discussed below.

Securities Regulation

MLPF&S, a U.S. registered broker-dealer and futures commission merchant, is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 and capital requirements of the Commodities Futures Trading Commission (“CFTC”). Under the alternative method permitted by Rule 15c3-1, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items (“ADI”) arising from customer transactions. The CFTC also requires that minimum net capital should not be less than 4% of segregated and secured requirements. At December 27, 2002, MLPF&S’s regulatory net capital of $2,660 million was approximately 18% of ADI, and its regulatory net capital in excess of the minimum required was $2,366 million at 2% of ADI. At December 27, 2002, MLPF&S’s regulatory net capital of $2,660 million exceeded the CFTC minimum requirement of $186 million by $2,474 million.

     MLI, a U.K. registered broker-dealer, is subject to capital requirements of the Financial Services Authority (“FSA”). Financial resources, as defined, must exceed the total financial resources requirement of the FSA. At December 27, 2002, MLI’s financial resources were $5,414 million, exceeding the minimum requirement by $1,206 million.

     MLGSI, a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 27, 2002, MLGSI’s liquid capital of $2,436 million was 283% of its total market and credit risk, and liquid capital in excess of the minimum required was $1,402 million.

Merrill Lynch 2002 Annual Report 83

Banking Regulation

Two subsidiaries of ML & Co., MLBUSA and MLB&T are subject to certain minimum aggregate capital requirements under applicable federal banking laws. Among other things, Part 325 of the FDIC Regulations establishes levels of Risk-Based Capital (“RBC”) each institution must maintain and identifies the possible actions the federal supervisory agency may take if a bank does not maintain certain capital levels. RBC is defined as the ratios of (i) Tier 1 Capital or Total Capital to (ii) average assets or risk-weighted assets. The following table presents the actual capital ratios and amounts for MLBUSA and MLB&T at December 27, 2002 and December 28, 2001.

     As shown below, MLBUSA and MLB&T each exceed the minimum bank regulatory requirement for classification as a well-capitalized bank for Tier 1 leverage — 5%, Tier 1 capital — 6% and Total capital — 10%:

(dollars in millions)

	2002		2001

	Actual		Actual
	Ratio	Amount	Ratio	Amount

Tier 1 leverage
(to average assets)
MLBUSA	5.35%	$3,740	5.61%	$3,576
MLB&T	5.42	848	6.90	1,047
Tier 1 capital
(to risk-weighted assets)
MLBUSA	11.48	3,740	14.30	3,576
MLB&T	20.53	848	20.47	1,047
Total capital
(to risk-weighted assets)
MLBUSA	12.04	3,924	15.44	3,860
MLB&T	20.54	848	20.48	1,048

     In April 2001, MLBUSA entered into a synthetic securitization of specified reference portfolios of asset-backed securities (“ABS”) owned by MLBUSA totaling in aggregate up to $20 billion. All of the ABS in the reference portfolios were rated AAA and all were insured as to principal and interest payments by an insurer rated AAA. This synthetic securitization allowed MLBUSA to reduce the credit risk on the respective reference portfolios by means of credit default swaps with a bankruptcy remote SPE. In turn, the SPE issued a $20 million credit linked note to unaffiliated buyers. MLBUSA retained a first risk of loss equity tranche of $1 million in the transaction.

     As a result of the April 2001 transaction, MLBUSA was able to reduce risk-weighted assets by $211 million at December 28, 2001, thereby increasing its Tier 1 and Total RBC ratios by 12 basis points and 13 basis points, respectively. This structure did not result in a material change in the distribution or concentration risk in the retained portfolio. This synthetic securitization was terminated on May 15, 2002.

Insurance Regulation

Merrill Lynch’s insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. At December 27, 2002, $609 million, representing 85% of the insurance subsidiaries’ net assets, was unavailable for distribution to Merrill Lynch.

Other

Approximately 60 other subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate. These regulatory restrictions may impose regulatory capital requirements and limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. At December 27, 2002, restricted net assets of these subsidiaries were $3.8 billion.

     In addition, to satisfy rating agency standards, a credit intermediary subsidiary of Merrill Lynch must also meet certain minimum capital requirements. At December 27, 2002, this minimum capital requirement was $258 million.

     With the exception of regulatory restrictions on subsidiaries’ abilities to pay dividends, there are no restrictions on ML & Co.’s present ability to pay dividends on common stock, other than (1) ML & Co.’s obligation to make payments on its preferred stock and TOPrSSM, and (2) the governing provisions of the Delaware General Corporation Law.

84 Merrill Lynch 2002 Annual Report

MERRILL LYNCH 2002 ANNUAL REPORT

Supplemental Financial Information (unaudited)

Quarterly Information

The unaudited quarterly results of operations of Merrill Lynch for 2002 and 2001 are prepared in conformity with U.S. generally accepted accounting principles, which include industry practices, and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.

(dollars in millions, except per share amounts)

	For the Quarter Ended

	Dec. 27,	Sept. 27,	June 28,	Mar. 29,	Dec. 28,	Sept. 28,	June 29,	Mar. 30,
	2002(a)	2002(b)	2002(c)	2002	2001(d)	2001(e)	2001	2001

Total Revenues	$6,478	$6,860	$7,352	$7,563	$7,574	$8,929	$10,320	$11,934
Interest Expense	2,273	2,498	2,401	2,473	2,822	3,784	4,747	5,524

Net Revenues	4,205	4,362	4,951	5,090	4,752	5,145	5,573	6,410
Non-Interest Expenses	3,462	3,308	4,003	4,078	6,264	4,459	4,721	5,059

Earnings (Loss) Before Income Taxes and Dividends on Preferred Securities
Issued by Subsidiaries	743	1,054	948	1,012	(1,512)	686	852	1,351
Income Tax Expense (Benefit)	157	313	267	316	(297)	216	262	428
Dividends on Preferred Securities Issued by Subsidiaries	47	48	47	49	49	48	49	49

Net Earnings (Loss)	$539	$693	$634	$647	$(1,264)	$422	$541	$874

Earnings (Loss) Per Common Share:
Basic	$0.61	$0.79	$0.72	$0.75	$(1.51)	$0.49	$0.63	$1.04
Diluted	0.56	0.73	0.66	0.67	(1.51)	0.44	0.56	0.92

(a)	Includes after-tax research and other settlement-related expenses of $129 million, net recoveries related to September 11 of $12 million, and net restructuring benefits of $41 million.
(b)	Includes after-tax net recoveries related to September 11 of $114 million and restructuring benefits of $1 million.
(c)	Includes after-tax research settlement-related expenses of $78 million.
(d)	Includes after-tax restructuring and other charges of $1.7 billion, and expenses related to September 11 of $30 million.
(e)	Includes after-tax expenses related to September 11 of $53 million.

Dividends Per Common Share

(declared and paid)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2002	$.16	$.16	$.16	$.16
2001	.16	.16	.16	.16

     With the exception of regulatory restrictions on subsidiaries’ abilities to pay dividends, there are no restrictions on ML & Co.’s present ability to pay dividends on common stock, other than (a) ML & Co.’s obligation to make payments on its preferred stock and TOPrSSM, and (b) the governing provisions of the Delaware General Corporation Law. Certain subsidiaries’ ability to declare dividends may also be limited (see Note 18 to the Consolidated Financial Statements).

Stockholder Information

Consolidated Transaction Reporting System prices for ML & Co. common stock for the specified calendar quarters are noted below.

(at calendar period-end)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter

	High	Low	High	Low	High	Low	High	Low

2002	$59.32	$44.15	$55.20	$36.50	$40.71	$30.99	$44.91	$28.21
2001	80.00	50.31	71.50	51.15	59.85	33.50	54.65	38.49

     The approximate number of holders of record of ML & Co. common stock as of February 27, 2003 was 19,720. As of February 27, 2003, the closing price of ML & Co. common stock as reported on the Consolidated Transaction Reporting System was $33.89.

Merrill Lynch 2002 Annual Report 85

MERRILL LYNCH 2002 ANNUAL REPORT

Board of Directors

W. H. Clark

Corporate Director; former Chairman of the Board and Chief Executive Officer of Nalco Chemical Company, a producer of specialty chemicals; 70 years old; elected a Director of Merrill Lynch in 1995.

Jill K. Conway

Visiting Scholar, Massachusetts Institute of Technology; President of Smith College from 1975 to 1985; 68 years old; elected a Director of Merrill Lynch in 1978.

George B. Harvey

Corporate Director; former Chairman of the Board, President and Chief Executive Officer of Pitney Bowes Inc., a provider of mailing, office and logistics systems and management and financial services; 71 years old; elected a Director of Merrill Lynch in 1993.

David H. Komansky*

Chairman of the Board of Merrill Lynch; 63 years old; joined Merrill Lynch in 1968.

Robert P. Luciano

Corporate Director; Chairman Emeritus and former Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation, a health and personal care products company; 69 years old; elected a Director of Merrill Lynch in 1989.

Heinz-Joachim Neubürger

Executive Vice President and Chief Financial Officer of Siemens AG; Member of the Executive Committee of the Managing Board of Siemens AG; 50 years old; elected a Director of Merrill Lynch in 2001.

David K. Newbigging

Chairman of the Board of Friends’ Provident plc, a United Kingdom-based life assurance company; former Chairman of the Board of Equitas Holdings Limited; former Chairman of the Board of Rentokil Group plc; former Chairman of the Board and Senior Managing Director of Jardine, Matheson & Co. Limited; 69 years old; elected a Director of Merrill Lynch in 1996.

E. Stanley O’Neal*

Chairman of the Board-elect, Chief Executive Officer and President of Merrill Lynch; 51 years old; joined Merrill Lynch in 1986.

Aulana L. Peters

Corporate Director; Retired Partner in the law firm of Gibson, Dunn & Crutcher LLP; former Member, Public Oversight Board of AICPA; former Commissioner of the U.S. Securities and Exchange Commission; 61 years old; elected a Director of Merrill Lynch in 1994.

John J. Phelan, Jr.

Corporate Director; Member of the Council on Foreign Relations; former Senior Advisor, Boston Consulting Group; former Chairman and Chief Executive Officer of the New York Stock Exchange, Inc.; former President of the International Federation of Stock Exchanges; 71 years old; elected a Director of Merrill Lynch in 1991.

Joseph W. Prueher

Corporate Director; U.S. Ambassador to the People’s Republic of China from 1999 to 2001; Consulting Professor to the Stanford-Harvard Preventive Defense Project; U.S. Navy Admiral (Ret.), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999; 60 years old; elected a Director of Merrill Lynch in 2001.

*     Mr. Komansky will retire from the Board of Directors immediately following the 2003 Annual Meeting of Shareholders on Monday, April 28, at which time Mr. O’Neal will become Chairman of the Board.

86 Merrill Lynch 2002 Annual Report

MERRILL LYNCH 2002 ANNUAL REPORT

Executive Management

David H. Komansky*
Chairman of the Board

E. Stanley O’Neal*
Chairman of the Board-elect
Chief Executive Officer
President

Rosemary T. Berkery
Executive Vice President
General Counsel

Candace Browning
Senior Vice President
Global Securities Research & Economics

Samuel R. Chapin
Senior Vice President
Global Investment Banking
Global Markets & Investment Banking

John W. Cummings
Senior Vice President
Global Technology & Services

Kevin Dolan
Senior Vice President
Public Policy

Robert C. Doll
Senior Vice President
President and Chief Investment Officer
Merrill Lynch Investment Managers

Jeffrey N. Edwards
Senior Vice President
Co-Head, Global Equity Markets
Global Markets & Investment Banking

Sergio Ermotti
Senior Vice President
Co-Head, Global Equity Markets
Global Markets & Investment Banking

Ahmass L. Fakahany
Executive Vice President
Chief Financial Officer

H. McIntyre Gardner
Senior Vice President
Chief Operating Officer
Global Private Client

James P. Gorman
Executive Vice President
President, Global Private Client

Todd Kaplan
Senior Vice President
Chief Operating Officer
Global Markets & Investment Banking

Terry Kassel
Senior Vice President
Human Resources

Dow Kim
Senior Vice President
Global Debt Markets
Global Markets & Investment Banking

Robert E. Mulholland
Senior Vice President
Head, Americas Region
Global Private Client

Thomas H. Patrick
Executive Vice Chairman
Finance and Administration

John Qua
Senior Vice President
Merrill Lynch Global Bank Group

Kevan V. Watts
Senior Vice President
Chairman, Europe, Middle East & Africa
and Pacific Regions

Raymundo A. Yu
Senior Vice President
Chairman, Asia Pacific Region
Head, Europe, Middle East & Africa
and Pacific Regions
Global Private Client

Arshad R. Zakaria
Executive Vice President
President, Global Markets & Investment Banking

International Executives

Dr. Jacob A. Frenkel
Senior Vice President
Chairman, Merrill Lynch International
Incorporated

Yoshiyuki Fujisawa
Senior Vice President
Chairman, Merrill Lynch Japan Securities
Company, Ltd.
Vice Chairman, Merrill Lynch International
Incorporated

James B. Quigley
Senior Vice President
Global Markets & Investment Banking
President, Merrill Lynch International
Incorporated

*     Mr. Komansky will retire from the Board of Directors immediately following the 2003 Annual Meeting of Shareholders on Monday, April 28, at which time Mr. O’Neal will become Chairman of the Board.

Merrill Lynch 2002 Annual Report 87

Merrill Lynch & Co., Inc.

Executive Offices
Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080

Common Stock

Exchange Listings

The common stock of Merrill Lynch (trading symbol MER) is listed on the New York Stock Exchange, Chicago Stock Exchange, Pacific Exchange, Paris Stock Exchange, London Stock Exchange and Tokyo Stock Exchange.

Transfer Agent and Registrar

Merrill Lynch & Co., Inc. is the principal recordkeeping transfer agent for its own common stock. Questions from registered share- holders on dividends, lost or stolen certificates, changes of legal or dividend addresses (submitted in writing only) and other matters relating to registered shareholder status should be directed to:

Merrill Lynch & Co., Inc. Shareholder Services 101 Hudson Street, 9th Floor, Jersey City, NJ 07302 Phone: 201-557-1798, Fax: 201-557-2093 E-mail: corporatesecretary@exchange.ml.com

Registered shareholders wishing to transfer their physical stock certificates may also contact our co-transfer agent and registrar:

Mellon Investor Services P.O. Box 3310, South Hackensack, NJ 07606-1910 1-800-851-9677

Preferred Stock

Exchange Listing

Depositary Shares representing 1/400 of a share of 9% Cumulative Preferred Stock, Series A, are listed on the New York Stock Exchange.

Transfer Agent and Registrar

Citibank, N.A.
111 Wall Street, Fifth Floor, New York, NY 10043
Attn: Corporate Trust Department

Form 10-K Annual Report for 2002

This Annual Report of Merrill Lynch & Co., Inc. contains much of the financial information that will be included in the 2002 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. For a copy of Merrill Lynch’s 2002 Annual Report on Form 10-K (including financial statements and financial schedules but excluding other exhibits), visit our Investor Relations website at www.ir.ml.com or write to Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, NY 10038.

Equal Employment Opportunity

Merrill Lynch is committed to Equal Employment Opportunity and to attracting and retaining the most qualified employees, regardless of race, national origin, religion, gender, age, disability, sexual orientation or veteran status. For more information, write to Roseanna DeMaria, First Vice President, Corporate Human Resources, 4 World Financial Center, 31st Floor, New York, NY 10080.

Charitable Contributions

A summary of Merrill Lynch’s charitable contributions is available on our Global Philanthropy website at www.ml.com or upon written request to Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, NY 10038.

Annual Meeting

The 2003 Annual Meeting of Merrill Lynch & Co., Inc. shareholders will take place at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey. The meeting is scheduled for Monday, April 28, 2003, beginning at 10:00 a.m. (local time).

Corporate Governance

Merrill Lynch has long adhered to best practices in corporate governance in fulfillment of its responsibilities to shareholders. Its policies and practices align management and shareholder interests. Highlights of our corporate governance practices include:

•	A Board of Directors composed of eleven directors—nine of whom are independent—and Board Committees composed solely of independent directors

•	Written Corporate Governance Guidelines that set forth specific criteria for director qualifications, Board and Committee composition, director responsibilities, orientation and education requirements and annual Board self-evaluation

•	Guidelines for Business Conduct adopted by the Board of Directors on the recommendation of management as our Code of Ethics for our directors, officers and employees in conformity with announced NYSE rules and applicable law

•	Specific procedures that encourage reporting of ethical concerns, misconduct or violations in a confidential manner without retribution, including concerns regarding internal accounting controls or questionable accounting or auditing matters

•	Procedures for contacting one or more members of the Board of Directors by confidential or anonymous means

•	A formal disclosure committee composed of senior officers for the purpose of implementing, monitoring and evaluating our disclosure controls and procedures

•	Updated charters for our Board Committees reflecting current best governance practices.

Merrill Lynch’s Guidelines for Business Conduct, Corporate Governance Guidelines and charters for our Board Committees are filed as exhibits to Merrill Lynch & Co.’s Annual Report on Form 10-K for the fiscal year ended December 27, 2002 and are also available on our website at www.ml.com. Shareholders may obtain copies of these materials, free of charge, upon written request to Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, NY 10038.

www.ml.com

Designed by DeSola Group, Inc.
Photography by Juliana Thomas.

88 Merrill Lynch 2002 Annual Report