Form 10-K, Exhibit 13
period 2004-12-31
MERRILL LYNCH & CO INC
filed 2005-03-15
CIK 65100

Exhibit 13

FINANCIAL MANAGEMENT

MERRILL LYNCH 2004 ANNUAL REPORT : 15

FINANCIAL TABLE OF CONTENTS

16 : MERRILL LYNCH 2004 ANNUAL REPORT

SELECTED FINANCIAL DATA

(dollars in millions, except per share amounts)

	Year Ended Last Friday in December
	2004	2003	2002	2001	2000
	(53 weeks)	(52 weeks)	(52 weeks)	(52 weeks)	(52 weeks)

Results of Operations
Total Revenues	$32,467	$27,708	$28,186	$38,627	$44,690
Less Interest Expense	10,444	7,840	9,871	17,104	18,311

Net Revenues	22,023	19,868	18,315	21,523	26,379
Non-Interest Expenses	16,187	14,648	16,003	21,764	21,388

Earnings (Loss) Before Income Taxes	5,836	5,220	2,312	(241)	4,991
Income Tax Expense	1,400	1,384	604	99	1,548

Net Earnings (Loss)	$4,436	$3,836	$1,708	$(340)	$3,443

Net Earnings (Loss) Applicable to Common Stockholders[1]	$4,395	$3,797	$1,670	$(378)	$3,404

Financial Position
Total Assets	$648,059	$496,143	$451,419	$437,083	$424,760
Short-Term Borrowings[2]	$260,757	$191,544	$180,213	$178,155	$187,176
Long-Term Borrowings	$116,484	$83,299	$78,524	$76,572	$70,223
Long-Term debt issued to TOPrSSMpartnerships	$3,092	$3,203	$3,189	$3,181	$3,193
Total Stockholders’ Equity	$31,370	$28,884	$24,081	$20,787	$18,619

Common Share Data
(in thousands, except per share amounts)
Earnings (Loss) Per Share:
Basic	$4.81	$4.22	$1.94	$(0.45)	$4.26

Diluted	$4.38	$3.87	$1.77	$(0.45)	$3.74

Weighted-Average Shares Outstanding:
Basic	912,935	900,711	862,318	838,683	798,273
Diluted	1,003,779	980,947	947,282	838,683	909,124
Shares Outstanding at Year End[3]	928,037	945,911	867,291	843,474	807,955
Book Value Per Share	$32.99	$29.96	$27.07	$23.95	$22.34
Dividends Paid Per Share	$0.64	$0.64	$0.64	$0.64	$0.61

Financial Ratios
Pre-Tax Profit Margin[4]	26.5%	26.3%	12.6%	N/M	18.9%
Common Dividend Payout Ratio	13.3%	15.2%	33.0%	N/M	14.3%
Return on Average Assets	0.8%	0.8%	0.4%	N/M	1.0%
Return on Average Common Stockholders’ Equity	14.9%	14.8%	7.5%	N/M	21.7%

Other Statistics
Full-Time Employees:
U.S.	40,200	38,200	40,000	43,400	51,700
Non-U.S.	10,400	9,900	10,900	13,700	19,900

Total[5]	50,600	48,100	50,900	57,100	71,600

Private Client Financial Advisors	14,100	13,500	14,000	16,400	20,200
Client Assets (dollars in billions)	$1,574	$1,486	$1,311	$1,556	$1,681

1	Net earnings (loss) less preferred stock dividends.

2	Consists of Payables under repurchase agreements and securities loaned transactions, Commercial paper and other short-term borrowings, and Deposits.

3	Does not include 2,783; 2,900; 3,911; 4,195; and 4,654 shares exchangeable into common stock at year-end 2004, 2003, 2002, 2001, and 2000, respectively. See Note 10 to the Consolidated Financial Statements.

4	Earnings before income taxes to Net revenues.

5	Excludes 100; 200; 1,500; and 3,500 full-time employees on salary continuation severance at year-end 2004, 2003, 2002 and 2001, respectively.

MERRILL LYNCH 2004 ANNUAL REPORT : 17

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis Table of Contents

Contractual Obligations and Commitments	33

Capital and Funding	34

Risk Management	37

Non-Investment Grade Holdings and Highly Leveraged Transactions	42

Litigation	43

Recent Developments	43

Management’s Discussion of Financial Responsibility and Report on Internal Control Over Financial Reporting	45

Forward Looking Statements

Certain statements in this report may be considered forward-looking, including those about management expectations, strategic objectives, growth opportunities, business prospects, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements represent only Merrill Lynch & Co., Inc.’s (“ML & Co.” and, together with its subsidiaries, “Merrill Lynch”) beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, actions and initiatives taken by both current and potential competitors, general economic conditions, the effects of current, pending and future legislation, regulation and regulatory actions, and the other risks and uncertainties detailed in Merrill Lynch’s Form 10-K and in the following sections. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. The reader should, however, consult further disclosures Merrill Lynch may make in future filings of its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

OVERVIEW

Introduction
Merrill Lynch is a holding company that, through its subsidiaries, provides broker-dealer, investment banking, financing, wealth management, advisory, asset management, insurance, lending, and related products and services on a global basis. In addition, Merrill Lynch engages in market-making activities on behalf of its clients and for its own account, as well as in private equity and other principal investment activities. The financial services industry, in which Merrill Lynch is a leading participant, is extremely competitive and highly regulated. This industry and the global financial markets are influenced by numerous unpredictable factors. These factors include economic conditions, monetary and fiscal policies, the liquidity of global markets, international and regional political events, acts of war or terrorism, changes in applicable laws and regulations, the competitive environment and investor sentiment. In addition to these factors, Merrill Lynch may be affected by regulatory and legislative initiatives that may affect the conduct of their business, including increased regulation, and by the outcome of legal and regulatory investigations and proceedings. These factors can significantly affect the volatility of the financial markets. As a result, volumes, revenues and net earnings may vary significantly from period to period in our industry, particularly affecting businesses such as brokerage, trading, investment banking, commercial banking, wealth management and asset management.

Regulatory Environment

The financial services industry is also impacted by the regulatory and legislative environment. In 2004, additional aspects of the Sarbanes-Oxley Act of 2002 were implemented as rules relating to internal control over financial reporting and current reporting requirements became effective and/or were adopted in their final form. The Securities and Exchange Commission (“SEC”) also adopted rules and/or rule amendments that establish a voluntary, alternative method of computing deductions to net capital for certain broker-dealers, and registration requirements for advisors to certain private investment pools, and it proposed rules that would modify the offering process for securities. Various federal and state securities regulators, self-regulatory organizations (including the New York Stock Exchange and the National Association of Securities Dealers) and industry participants also continued to review and, in many cases, adopt changes to their established rules and policies in areas such as corporate governance, research analyst conflicts of interest and qualifications, practices related to the initial public offering (“IPO”) of equity securities, mutual fund trading, disclosure practices and auditor independence.

18 : MERRILL LYNCH 2004 ANNUAL REPORT

On June 8, 2004, the SEC adopted rule amendments under the Securities Exchange Act of 1934 that establish a voluntary, alternative method of computing deductions to net capital for certain broker-dealers. These amendments are intended to reduce regulatory capital costs for broker-dealers by allowing very highly capitalized firms that have comprehensive internal controls and risk management practices in place to use their mathematical risk models to calculate certain regulatory capital charges. Further, these amendments establish consolidated supervision of the broker-dealer’s holding company on a group-wide basis. The rule amendments respond in part to the European Union (“EU”) Financial Conglomerates (or “Financial Groups”) Directive effective from January 1, 2005. Under that directive, financial groups that conduct business through regulated financial entities in the EU must demonstrate that they are subject to equivalent consolidated supervision at the ultimate holding company level. In respect of the EU Financial Groups Directive, the U.K. Financial Services Authority (“FSA”) has determined that the SEC undertakes equivalent consolidated supervision for Merrill Lynch.
The application filed with the SEC by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), the firm’s principal U.S. broker-dealer, under the net capital rule amendments was approved on December 23, 2004. As a result, effective January 1, 2005 MLPF&S is able to use the alternative methods of computing market and credit risk capital charges, and, as a condition of using these methods, Merrill Lynch has consented to group-wide supervision by the SEC. As such, Merrill Lynch will compute allowable capital and allowances thereto; permit the SEC to examine the books and records of the holding company and any affiliate that does not have a principal regulator; and adopt various additional SEC reporting, record-keeping, and notification requirements. Merrill Lynch is now referred to as a Consolidated Supervised Entity (“CSE”). Merrill Lynch expects that being a CSE will likely impose additional costs and impact decisions relative to monitoring capital adequacy.
Merrill Lynch continues to work closely with regulators to assess the impact of compliance with the new Basel II capital standards, which the Basel Committee on Banking Supervision adopted in June 2004. Merrill Lynch, like all other large financial services firms, is actively analyzing the Basel II framework and related implementation costs. As rules governing implementation of Basel II are released, Merrill Lynch expects to begin the process of complying with the new framework.

Business Environment

Global financial markets improved in 2004, with increased momentum in the latter part of the year despite continued concerns about rising interest rates, oil prices and geopolitical uncertainties. Equity markets, which declined in the first half of the year, increased pace after the summer period, carrying the major equity indices to new post-2000 highs. Fixed income markets also remained active despite rising short-term interest rates and a flattening yield curve during the second half of the year.
The yield on the 10-year U.S. Treasury bond, used as a benchmark for long-term interest rates, commenced 2004 at 4.25% and moved as high as 4.87% in June. During the second half of the year, the yield fell to 3.97% in October before rebounding slightly in the last two months, to finish the year at 4.22%. Increased foreign demand for U.S. debt securities contributed to yields remaining low, despite the U.S. Federal Reserve raising the federal funds rate five times during the year to 2.25% from 1.0%.
U.S. equity indices finished 2004 with moderate gains, despite concerns regarding rising interest rates and oil prices, inflation, the weakening dollar, the presidential election and geopolitical concerns. The Nasdaq Composite Index, dominated by large-capitalization technology stocks, rose 8.6% for the year. The Standard and Poor’s 500 stock index, which through mid-October had a year-to-date decline, finished with a 9.0% increase for the year and the Dow Jones Industrial Average ended the year with a 3.1% gain.
Global equity indices experienced favorable results, primarily due to strong economic growth, rising corporate profits and a weak dollar. The Dow Jones World Index, excluding the United States, rose 19.2% in U.S. dollars during the year. Despite slow economic growth, European stock markets posted moderate returns as evidenced by the 18.0% gain, in U.S. dollars, for the Dow Jones Stoxx 600 index. These returns were bolstered by the strengthening of the euro against the U.S. dollar during 2004 of approximately 7%. The best performances in Europe came from secondary markets, as Austria, Norway and Belgium posted gains of 57.4%, 39.1% and 30.7%, respectively. Asian stock markets performed well, supported by foreign-capital inflows and positive economic growth. The greatest returns among the major Asia-Pacific stock markets were produced by Australia, Singapore, and Hong Kong, with gains of 22.8%, 17.1% and 13.2%, respectively. Benefiting from strong commodity prices, emerging markets throughout Latin America outperformed the developed world.
Global debt and equity underwriting volumes increased to $5.7 trillion, up 6% for the year, according to Thomson Financial Securities Data. Debt issuances increased only 4%, to $5.2 trillion, as compared to a 26% increase in 2003, reflecting the five interest-rate increases by the Federal Reserve during the year. Underwriting fees for both stocks and bonds increased 7% to $15.4 billion due in part to increased higher-fee IPO activity. According to Thomson Financial Securities Data, both the 249 IPOs and the $48.1 billion raised in the United States in IPOs were the highest since 2000.
Merger and acquisition activity increased significantly in 2004 with particular momentum in the fourth quarter as December was the busiest month since August 2000. According to Thomson Financial Securities Data, the global value of announced deals rose 42% to $2 trillion for the year, the highest level since 2000. In the United States, the value of announced deals increased 47% to $834 billion for the year according to Thomson Financial Securities Data. The value of completed deals rose 26%, to $1.5 trillion, for the year on

MERRILL LYNCH 2004 ANNUAL REPORT : 19

a global basis, and 61%, to $748 billion, for the year in the United States, according to Thomson Financial Securities Data.
Merrill Lynch continually evaluates its businesses for profitability, performance, and client service and for alignment with its long-term strategic objectives under varying market and competitive conditions. The strategy of maintaining long-term client relationships, closely monitoring costs and risks, diversifying revenue sources, and growing fee-based revenues all continue as objectives to mitigate the effects of a volatile market environment on Merrill Lynch’s business as a whole.

Business Drivers

During 2004, Merrill Lynch continued to make investments to grow revenues and earnings, and further diversify revenue sources across and within asset classes, and across regions. In Global Markets and Investment Banking (“GMI”), investments were targeted at building capabilities in asset classes where Merrill Lynch previously had little or no presence, as well as hiring selectively in investment banking. These investments are now largely complete. In Global Private Client (“GPC”), 600 Financial Advisors (“FAs”) were hired, increasing the FA force by 5%. At the same time, Merrill Lynch maintained a disciplined focus on strong operating leverage. Despite a year of uncertainty in the markets that made conditions difficult at times, Merrill Lynch achieved strong financial performance and, more importantly, executed on operating plans to invest in key growth opportunities.
In GMI, there has been a continued emphasis on diversifying revenue sources in both fixed income and equity trading, and selectively increasing proprietary trading in certain asset classes. GMI acquired a commodities trading business, which positions the firm as a leader in natural gas, electricity and weather contracts. GMI is also initiating steps to enter additional commodity markets such as refined products and coal trading, as well as expand the platform into Asia and further build out its presence in Europe. The global principal investing and secured finance business (“GPISF”) was also an area of substantial investment in 2004. GMI continued to build out its presence in mortgage-backed trading and securitization, accelerating growth in this area through the acquisition of a U.S.-based sub-prime mortgage servicer and a U.K.-based residential mortgage servicer. In the equities business, GMI continued to achieve market leadership in full-service cash trading, and is making significant technology investments to build out its electronic order execution and prime brokerage capabilities. In addition, GMI acquired a clearing business in 2004 and strengthened its electronic client interface capability through the acquisition of two electronic trading platforms. In 2005, GMI’s plans include growth in certain businesses, including commodities, equities, GPISF, prime brokerage, foreign exchange, and leveraged finance.
In Investment Banking, GMI globally targeted hiring to strengthen its leading presence in industry groups including financial institutions, real estate and energy and power, as well as building out coverage of consumer retail and industrial companies.
GMI also expanded its investment banking presence covering middle-market companies, and filled gaps in areas where it was underrepresented, such as leveraged finance and corporate derivatives. Outside of the United States, GMI will continue to strengthen its investment banking capability in Europe and the Pacific Rim.
GPC continued to demonstrate the benefits of its focus on revenue diversification, asset annuitization and growth in FAs in a year with uncertain market conditions. GPC has established itself as a market leader in terms of revenues and pre-tax earnings, FA productivity, and client service. Investment in training and retention of FAs remains a priority.
Merrill Lynch Investment Managers (“MLIM”) continued to generate strong investment performance while focusing on broadening the distribution of its products and maintaining operating discipline. Third-party retail mutual fund sales in Europe and Asia continue to be a strong area of growth for MLIM. Revenues from these products grew substantially during 2004 and equaled revenues from institutional products in those regions for the first time during the 2004 fourth quarter. MLIM also launched a joint venture in China during 2004. Key growth areas for MLIM for 2005 and beyond are further expansion of the U.S. non-proprietary and U.S. institutional long-term channels, as well as the European and Asian third-party retail distribution channel. These areas have generated annual revenue growth for MLIM of 15% since 2002, and now represent 25% of MLIM’s revenues, up from 20% in 2002.

CRITICAL ACCOUNTING POLICIES
AND ESTIMATES

The following is a summary of Merrill Lynch’s critical accounting policies.

Use of Estimates

In presenting the Consolidated Financial Statements, management makes estimates regarding:
•	Valuations of certain trading inventory and investment securities;

•	The outcome of litigation;

•	Cash flow projections used in determining whether variable interest entities (“VIEs”) should be consolidated;

•	Tax reserves;

•	The realization of deferred tax assets;

•	The allowance for loan losses;

•	The carrying amount of goodwill;

•	Valuation of employee stock options;

•	Insurance reserves and recovery of insurance deferred acquisition costs; and

•	Other matters that affect the reported amounts and disclosure of contingencies in the financial statements.
Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those

20 : MERRILL LYNCH 2004 ANNUAL REPORT

estimates and could have a material impact on the Consolidated Financial Statements, and it is possible that such changes could occur in the near term. For more information regarding the specific methodologies used in determining estimates, refer to Use of Estimates in Note 1 to the Consolidated Financial Statements.

Valuation of Financial Instruments

Proper valuation of financial instruments is a critical component of Merrill Lynch’s financial statement preparation. Fair values for exchange-traded securities and certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter (“OTC”) derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows, and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services, while taking into account the counterparty’s credit ratings, or Merrill Lynch’s own credit ratings as appropriate.
New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the Consolidated Financial Statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark-to-market all positions consistently when only a subset of prices is directly observable. Values for OTC derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments. Obtaining the fair value for OTC derivative contracts requires the use of management judgment and estimates. Unrealized gains at the inception of the derivative are not recognized at the inception of the contract unless significant inputs to the valuation model are observable in the market.
Merrill Lynch holds investments that may have quoted market prices but that are subject to restrictions (e.g., consent of the issuer or other investors to sell) that may limit Merrill Lynch’s ability to realize the quoted market price. Accordingly, Merrill Lynch estimates the fair value of these securities based on management’s best estimate, which incorporates pricing models based on projected cash flows, earnings multiples, comparisons based on similar market transactions and/or review of underlying financial conditions and other market factors.
Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality, concentration or market liquidity) requires adjustment to the values derived by the pricing models.
Because valuation may involve significant estimation where readily observable prices are not available, a categorization of Merrill Lynch’s financial instruments based on liquidity of the instrument and the amount of estimation required in determining its value as recorded in the Consolidated Financial Statements is provided below.
Assets and liabilities recorded on the balance sheet can be broadly categorized as follows:
1.	Highly liquid cash and derivative instruments, primarily carried at fair value, for which quoted market prices are readily available (for example, exchange-traded equity securities, listed options, and U.S. Government securities).

2.	Liquid instruments, primarily carried at fair value, including:
a)	Cash instruments for which quoted prices are available but which trade less frequently such that there may not be complete pricing transparency for these instruments across all market cycles (for example, corporate and municipal bonds and certain physical commodities);

b)	Derivative instruments that are valued using a model, where inputs to the model are directly observable in the market (for example, U.S. dollar interest rate swaps); and

c)	Instruments that are priced with reference to financial instruments whose parameters can be directly observed (for example, certain trading loans).
3.	Less liquid instruments that are valued using management’s best estimate of fair value, and instruments which are valued using a model, where either the inputs to the model and/or the models themselves require significant judgment by management (for example, private equity investments, long-dated or complex derivatives such as certain foreign exchange options and credit default swaps, distressed debt and aged inventory positions and commodity derivatives, such as long-dated options on gas and power and weather derivatives).
At December 31, 2004 and December 26, 2003, certain assets and liabilities on the Consolidated Balance Sheets can be categorized using the above classification scheme as follows:

(dollars in millions)
2004	Category 1	Category 2	Category 3	Total

Assets
Trading assets, excluding contractual agreements	$74,767	$62,488	$2,716	$139,971
Contractual agreements	5,240	32,329	4,410	41,979
Investment securities	8,820	63,010	6,020	77,850

Liabilities
Trading liabilities, excluding contractual agreements	$51,763	$11,039	$1,269	$64,071
Contractual agreements	9,081	36,334	5,743	51,158

MERRILL LYNCH 2004 ANNUAL REPORT : 21

(dollars in millions)
2003	Category 1	Category 2	Category 3	Total

Assets
Trading assets, excluding contractual agreements	$49,072	$46,390	$1,593	$97,055
Contractual agreements	4,969	28,548	3,672	37,189
Investment securities	10,478	59,603	4,714	74,795

Liabilities
Trading liabilities, excluding contractual agreements	$36,276	$8,485	$1,205	$45,966
Contractual agreements	6,938	32,605	3,806	43,349

In addition, other trading-related assets recorded in the Consolidated Balance Sheets at year-end 2004 and 2003, include $173.4 billion and $117.1 billion of securities financing transactions (receivables under resale agreements and receivables under securities borrowed transactions), which are recorded at their contractual amounts, which approximate fair value, and for which little or no estimation is required by management.
Merrill Lynch also has investments in certain non-U.S. GAAP entities, which are accounted for under the equity method of accounting. Merrill Lynch makes certain estimates in converting these entities to a U.S. GAAP basis of accounting. Merrill Lynch recorded approximately $400 million and $179 million of net revenues related to equity method investments during 2004 and 2003, respectively.

Litigation

Merrill Lynch is involved in a significant number of lawsuits, arbitrations, investigations and/or proceedings by governmental and self-regulatory agencies. Given the number of these matters, some are likely to result in adverse judgments, settlements, penalties, injunctions, fines, or other relief. Merrill Lynch believes it has strong defenses to, and where appropriate, will vigorously contest many of these matters. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, when resolution of cases is both probable and estimable, Merrill Lynch will accrue a liability. In many lawsuits and arbitrations, including class action lawsuits, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, Merrill Lynch cannot predict what the eventual loss or range of loss related to such matters will be. Merrill Lynch continues to assess these matters and believes, based on information available to it, that the resolution of these matters will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings. See Note 11 to the Consolidated Financial Statements for additional information on litigation.

Variable Interest Entities (“VIEs”)

In the normal course of business, Merrill Lynch enters into a variety of transactions with VIEs. The applicable accounting guidance requires Merrill Lynch to perform a qualitative and quantitative analysis of a VIE to determine whether it is the primary beneficiary of the VIE and therefore must consolidate the VIE. In performing this analysis, Merrill Lynch makes assumptions regarding future performance of assets held by the VIE, taking into account estimates of credit risk, estimates of the fair value of assets, timing of cash flows, and other significant factors. It should also be noted that, although a VIE’s actual results may differ from projected outcomes, a revised consolidation analysis is not required.

Changes in Estimates

Trading Inventory Valuations
During 2004, Merrill Lynch refined its credit valuation adjustment methodology relating to certain debt and equity derivatives, which increased GMI’s net revenues by $22 million. Merrill Lynch also modified certain volatility assumptions within its equity derivatives valuation models, which resulted in a $56 million decrease in GMI’s 2004 net revenues.

Income Taxes

A valuation allowance for deferred taxes was established in 2001 related to net operating losses and other temporary differences in Japan. Merrill Lynch’s 2004 review of the valuation allowance resulted in the reversal of the remaining valuation allowance of $215 million. In addition, Merrill Lynch utilized $66 million of this allowance in 2004. Income tax expense in 2004 was reduced by these amounts.
Merrill Lynch is under examination by the Internal Revenue Service (“IRS”) and other tax authorities in major countries such as Japan and the United Kingdom, and states in which Merrill Lynch has significant business operations, such as New York. The tax years under examination vary by jurisdiction; for example, the current IRS examination covers 2001-2003, while the current examination by the Tokyo Regional Tax Bureau covers 1998-2002. Merrill Lynch expects to receive a tax assessment from the Tokyo Regional Tax Bureau in 2005. At issue is the Japanese tax authority’s view that certain income Merrill Lynch previously paid tax on to other international jurisdictions, primarily the United States, should have been allocated to Japan. Merrill Lynch intends to take steps to prevent duplication of taxes, including obtaining clarification from international authorities on the appropriate allocation of income among multiple jurisdictions. Merrill Lynch regularly assesses the likelihood of additional assessments in each of the tax jurisdictions resulting from these examinations. Tax reserves have been established, which Merrill Lynch believes to be adequate in relation to the potential for additional assessments. However, there is a reasonable possibility that additional amounts may be incurred. Management believes

22 : MERRILL LYNCH 2004 ANNUAL REPORT

that the estimated range of the additional possible amount is between $0 and $150 million. This range and the level of reserves are adjusted when there is more information available, or when an event occurs requiring a change to the reserves. The reassessment of tax reserves could have a material impact on Merrill Lynch’s effective tax rate.

RESULTS OF OPERATIONS

(dollars in millions, except per share amounts)
	2004	2003	2002

Net revenues
Asset management and portfolio service fees	$5,440	$4,698	$4,911
Commissions	4,877	4,299	4,529
Principal transactions	2,300	3,233	2,331
Investment banking	3,261	2,628	2,413
Revenues from consolidated investments	346	70	(26)
Other	1,270	1,111	818

Subtotal	17,494	16,039	14,976
Interest and dividend revenues	14,973	11,669	13,210
Less interest expense	10,444	7,840	9,871

Net interest profit	4,529	3,829	3,339

Total net revenues	22,023	19,868	18,315

Non-interest expenses
Compensation and benefits	10,596	9,810	10,677
Communications and technology	1,461	1,457	1,741
Occupancy and related depreciation	893	889	909
Brokerage, clearing, and exchange fees	773	676	688
Professional fees	705	580	551
Advertising and market development	533	429	540
Expenses of consolidated investments	231	68	(8)
Office supplies and postage	203	197	258
Other	792	689	568
Net recoveries related to September 11	–	(147)	(212)
Research and other settlement-related expenses	–	–	291

Total non-interest expenses	16,187	14,648	16,003

Earnings before income taxes	$5,836	$5,220	$2,312

Net earnings	$4,436	$3,836	$1,708

Earnings per common share
Basic	$4.81	$4.22	$1.94
Diluted	4.38	3.87	1.77

Annualized return on average common stockholders’ equity	14.9%	14.8%	7.5%
Pre-tax profit margin	26.5	26.3	12.6

Compensation and benefits as a percentage of net revenues	48.1%	49.4%	58.3%
Non-compensation expenses as a percentage of net revenues	25.4%	24.4%	29.1%

Consolidated Results of Operations

Merrill Lynch’s net earnings were $4.4 billion in 2004, up 16% from $3.8 billion in 2003. Earnings per diluted share were $4.38, compared with $3.87 in 2003. Net earnings in 2003 included $91 million of after-tax September 11-related net insurance recoveries ($147 million pre-tax) and after-tax net benefits from restructuring and other charges of $3 million ($20 million of pre-tax expense). Net earnings in 2002 included $126 million of September 11-related net insurance recoveries ($212 million pre-tax), research and other settlement-related expenses of $207 million ($291 million pre-tax), and $42 million of after-tax net benefits from restructuring and other charges ($8 million of pre-tax expense).
In 2004, the return on average common stockholders’ equity was 14.9% and the pre-tax profit margin was 26.5%. The 2003 return on average common stockholders’ equity was 14.8% and the pre-tax profit margin was 26.3%.
The following chart illustrates the composition of net revenues by category in 2004:

Net revenues in 2004 were $22.0 billion, 11% higher than in 2003. Asset management and portfolio service fees in 2004 were $5.4 billion, up 16%, due primarily to higher portfolio servicing fees arising from higher average equity market values in 2004, as well as increased investment and fund management fees. The majority of these fees are calculated on beginning-of-period asset values and lag market movements by three to six months. Asset management and portfolio service fees in 2004 also reflect an increased proportion of higher yielding assets. Commission revenues in 2004 were $4.9 billion, up 13% due primarily to a global increase in client transaction volumes, particularly in listed equities and mutual funds. Principal transactions revenues in 2004 decreased 29%, to $2.3 billion, due to significantly lower debt and debt derivatives trading revenues as compared to 2003, which benefited from a more favorable interest rate and credit environment. Net interest profit in 2004 was $4.5 billion, up 18% due primarily to increased secured lending activity and increases in short-term interest rates, partially offset by increased credit provisions related to small- and middle-market lending in GPC. Due to the nature of Merrill Lynch’s businesses, principal transactions revenues and net interest profit are better analyzed on an aggregate basis. On this basis, these revenues were $6.8 billion in 2004, compared with $7.1 billion in 2003. Investment banking revenues were $3.3 billion in 2004, an increase of 24% from 2003.

MERRILL LYNCH 2004 ANNUAL REPORT : 23

These revenues included underwriting revenues of $2.6 billion and strategic advisory revenues of $683 million, both of which were 24% higher than in 2003, due to increased transaction volume as market conditions improved. Revenues from consolidated investments were $346 million, up from $70 million in 2003 reflecting the full-year impact of entities consolidated in late 2003, as well as the impact of entities consolidated in 2004. Other revenues in 2004 increased 14%, to $1.3 billion, due primarily to increased revenues from equity method investments and lower write-downs of available-for-sale securities, partially offset by lower gains on sales of mortgages.
Net revenues in 2003 were $19.9 billion, 8% higher than in 2002. Asset management and portfolio service fees in 2003 were $4.7 billion, down 4% due primarily to lower portfolio servicing fees arising from lower average equity market values in 2003. Commission revenues in 2003 were $4.3 billion, down 5% due primarily to a global decline in client transaction volumes, particularly in listed equities and mutual funds. Principal transactions revenues in 2003 increased 39%, to $3.2 billion, due to increased debt and debt derivatives trading revenues resulting from a favorable interest rate and credit environment for most of the year. Net interest profit in 2003 was $3.8 billion, up 15% due primarily to a more favorable yield curve environment. On an aggregate basis, principal transactions revenues and net interest profit were $7.1 billion in 2003, an increase of 25% from 2002. Investment banking revenues were $2.6 billion in 2003, an increase of 9% from 2002 due to higher debt underwriting revenues, partially offset by lower equity underwriting and strategic advisory revenues. Underwriting revenues were $2.1 billion in 2003, a 21% increase from 2002; strategic advisory revenues were $551 million in 2003, 22% lower than the prior year as the volume of global completed mergers and acquisitions declined. Other revenues in 2003 increased 36%, to $1.1 billion, due primarily to increased revenue from equity method investments and increased realized gains on sales of mortgages. These increases were partially offset by write-downs of certain available-for-sale securities that were considered impaired on an other-than-temporary basis.
Compensation and benefits expenses were $10.6 billion in 2004, an increase of 8% from 2003. The increase was due primarily to higher incentive compensation expenses resulting from increased net revenues, higher financial advisor compensation, and increased staffing levels. The compensation ratio depends on the absolute level of net revenues, the business mix underlying those revenues and industry compensation trends. Compensation and benefits expenses were 48.1% of net revenues in 2004, compared to 49.4% of net revenues in 2003. Non-compensation expenses, including expenses of consolidated investments, were $5.6 billion in 2004, compared to $4.8 billion in 2003 ($5.0 billion excluding net recoveries related to September 11 and net restructuring and other charges).
Brokerage, clearing and exchange (“BC&E”) fees were $773 million, up 14% from 2003 due in part to the acquisition of a clearing business. Certain BC&E fees were reclassified and are now netted against related fee income in other revenues. Prior periods have been reclassified and the impact for 2003 and 2002 was $46 million and $39 million, respectively. Professional fees were $705 million in 2004, up 22% from 2003 due principally to higher legal, consulting and recruiting fees. Advertising and market development expenses were $533 million, up 24% from 2003 due primarily to increased travel expenses, sales promotion costs and deal-related expenses. Expenses of consolidated investments were $231 million, up from $68 million in 2003, reflecting the full-year impact of entities consolidated in late 2003 and entities consolidated in 2004. Other expenses were $792 million in 2004, up 15% from 2003 principally due to higher litigation provisions.
Net recoveries related to September 11 were $147 million in 2003 and $212 million in 2002. Merrill Lynch concluded its insurance recovery efforts in 2003, after collecting a total of $725 million since 2001. Also included in 2002 non-interest expenses were $291 million of research and other settlement-related expenses. See Note 16 to the Consolidated Financial Statements for additional information regarding these items.
Compensation and benefits expenses of $9.8 billion in 2003 decreased 8% from 2002 as the impact of a change in the vesting period for employee stock option awards and the impact of reductions resulting from lower staffing levels more than offset higher incentive compensation expenses, a function of increased net revenues. In 2003, Merrill Lynch changed its vesting policy for employee stock option awards from six months to four years. Compensation and benefits expenses were 49.4% of net revenues in 2003, compared to 58.3% in 2002. Non-compensation expenses were $4.8 billion in 2003, compared to $5.3 billion in 2002. Excluding the impact of net recoveries related to September 11, research and other settlement-related expenses, and net restructuring and other charges, non-compensation expenses were $5.0 billion in 2003, a reduction of $274 million, or 5% from the 2002 level.
Communications and technology costs were $1.5 billion in 2003, down 16% from 2002 due to reduced technology equipment depreciation, telephone expenses, maintenance costs, and system consulting costs. Advertising and market development expenses were $429 million, down 21% from 2002 due primarily to reduced spending on advertising and sales promotion. Office supplies and postage decreased 24% from 2002, to $197 million, due to efficiency initiatives and lower staffing levels. Other expenses were $689 million in 2003, up 21% from 2002 due primarily to higher litigation provisions.

Income Taxes

Merrill Lynch’s 2004 income tax provision was $1.4 billion, representing a 24.0% effective tax rate compared with 26.5% in 2003. The 2004 effective tax rate decreased from the prior year, reflecting the mix of U.S. and foreign-sourced income, and utilization and the reversal of the $281 million Japanese valuation allowance, primarily related to the Japan private client business,

24 : MERRILL LYNCH 2004 ANNUAL REPORT

which was restructured in 2001. The 2003 effective tax rate increased slightly from the 2002 rate of 26.1% and reflected a net benefit related to changes in estimates for prior years and settlements with various tax authorities of $220 million. Net earnings in 2002 reflected the tax benefits associated with the wind-down of the Merrill Lynch HSBC joint venture, as well as the lower tax rate associated with certain European, Asian and other non-U.S. operations and a net benefit of $77 million related to prior years and settlements with various tax authorities. Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Financial Statements. Merrill Lynch assesses its ability to realize deferred tax assets within each jurisdiction, primarily based on a strong earnings history and other factors as discussed in SFAS No. 109, Accounting for Income Taxes. During the last 10 years, average annual pre-tax earnings were $3.1 billion. Accordingly, management believes that it is more likely than not that remaining deferred tax assets, net of the remaining related valuation allowance will be realized. See Note 14 to the Consolidated Financial Statements for further information.

Business Segments

The following discussion provides details of the operating performance for each Merrill Lynch business segment, as well as details of products and services offered. The discussion also includes details of net revenues by segment. Certain prior year amounts have been restated to conform to the current year presentation.
Merrill Lynch reports its results in three business segments: GMI, GPC, and MLIM. GMI provides full service global markets and origination capabilities, products and services to corporate, institutional, and government clients around the world. GPC provides wealth management products and services globally to individuals, small- to mid-size businesses, and employee benefit plans. MLIM manages financial assets for individual, institutional and corporate clients.

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

Global Markets and Investment Banking

GMI provides equity, debt and commodities trading, capital markets services, investment banking and strategic merger and acquisition advisory services to issuer and investor clients around the world. GMI raises capital for its clients through securities underwritings, private placements, and loan syndications. GMI also makes a market in securities, derivatives, currencies, and other financial instruments to satisfy client demands, and in connection with proprietary trading activities. Merrill Lynch has one of the largest equity trading and underwriting operations in the world and is a leader in the origination and distribution of equity products. GMI is also a leader in the global origination and distribution of fixed income products. GMI’s client-focused strategy provides investors with opportunities to diversify their portfolios, manage risk, and enhance returns. GMI also provides clients with financing, securities clearing, settlement, and custody services. GMI also engages in principal investments and secured finance as well as private equity investing.
GMI capitalized on its more diversified portfolio of revenue sources and strong client relationships to generate increased revenue and pre-tax earnings growth in 2004, despite an environment where economic and geopolitical uncertainty affected the markets to varying degrees throughout the year. Both Global Markets and Investment Banking increased net revenues over 2003, by 5% and 30%, respectively.
In 2004, GMI invested in profitable growth opportunities and improved client alignment and product capabilities, while becoming more focused on providing superior execution and service. During 2004, key investments were made in commodities, electronic trading, and in the principal investing and secured financing business. This has resulted in growth in the number of GMI employees in 2004, principally due to strategic acquisitions. GMI’s target strategic growth areas for 2005 include commodities, equity derivatives, portfolio trading, prime brokerage, principal investing and secured financing, private equity and foreign exchange.
During 2004, GMI acquired an energy trading business from Entergy-Koch, L.P., helping to further diversify GMI’s revenue profile. This transaction expanded GMI’s product array to include natural gas, electricity and weather contracts, and will help GMI to expand its business into additional energy commodities, such as refined products and coal. In addition, GMI also acquired two electronic trading platforms in 2004, which strengthened GMI’s electronic interfacing capabilities.

MERRILL LYNCH 2004 ANNUAL REPORT : 25

As part of its efforts to further develop business in Japan and deepen client relationships in the region, in March 2003 GMI entered into a joint venture with UFJ Holdings. UFJ Holdings is Japan’s fourth-largest financial group. The joint venture focuses on managing problem loans to small and medium-size companies in Japan. Through the third quarter of 2004, Merrill Lynch accounted for this investment using the equity method of accounting. After adoption of Emerging Issues Task Force (“EITF”) 02-14 in the fourth quarter of 2004, Merrill Lynch now accounts for this investment under the cost method. Had Merrill Lynch continued to apply the equity method of accounting, other revenues would have been $23 million higher in the fourth quarter of 2004.

GMI’s Results of Operations

(dollars in millions)
	2004	2003	2002

Global Markets
Debt	$5,125	$5,049	$3,549
Equity	3,086	2,775	2,636

Total Global Markets net revenues	8,211	7,824	6,185

Investment banking
Origination
Debt	1,138	853	631
Equity	994	762	821
Strategic Advisory Services	679	554	702

Total Investment Banking net revenues	2,811	2,169	2,154

Total net revenues	11,022	9,993	8,339

Non-interest expenses	7,153	6,218	6,872

Pre-tax earnings	$3,869	$3,775	$1,467

Pre-tax profit margin	35.1%	37.8%	17.6%
Total full-time employees	12,000	10,300	10,900

In 2004, GMI’s pre-tax earnings were $3.9 billion, 2% higher than in 2003, on net revenues that increased 10%, to $11.0 billion. GMI’s 2004 pre-tax profit margin was 35.1%. During 2003 and 2002, respectively, GMI recognized $155 million and $90 million in September 11-related business interruption insurance recoveries for forgone pre-tax profits. These insurance reimbursements were recorded as reductions of non-interest expenses. GMI also recognized net restructuring and other charges of $18 million and $51 million in 2003 and 2002, respectively, due primarily to a change in estimate associated with the 2001 facilities-related restructuring charges and expenses related to additional real estate rationalization. Refer to Note 16 to the Consolidated Financial Statements for further information. Excluding the September 11-related recoveries and net restructuring and other charges from GMI’s 2003 results, 2004 pre-tax earnings increased by 6% from 2003.
GMI’s increased net revenues and pre-tax earnings in 2004 were due principally to strong revenue growth in investment banking, improved cash equity trading results, and growth in the global principal investments and secured financing business. Geographically, the Pacific Rim contributed strongly to the net revenues and pre-tax earnings increases. Included in GMI’s results are net revenues related to equity investments, including dividend income and realized and unrealized gains and losses.
GMI’s 2003 net revenues increased 20% from 2002, to $10.0 billion. Excluding the recoveries related to September 11 and net restructuring and other charges from both the 2003 and 2002 results, GMI’s 2003 pre-tax earnings increased 155% from 2002. This strong growth in net revenues and pre-tax earnings was due principally to improved debt trading results, driven by strong growth in credit products, principal investments, secured financing and foreign exchange, as well as a solid increase in interest rate trading. The improvement in pre-tax earnings also reflected lower stock option expenses in 2003 resulting from the change in vesting period for options. Increased profitability in Investment Banking was also a factor in the pre-tax earnings improvement. Geographically, Europe and the Pacific Rim contributed strongly to the net revenues and pre-tax earnings increases.
A detailed discussion of GMI’s net revenues follows:

Debt Markets

Debt markets net revenues, which include principal transactions and net interest profit, commissions, revenues from consolidated investments, and other revenues, were $5.1 billion in 2004, 2% higher than 2003, driven primarily by increased revenues from the global principal investments and secured financing business, which was a significant area of investment for GMI in 2004. The newly acquired commodities trading business also contributed to the increased net revenues in 2004. These increases were partially offset by lower revenues from credit products and interest rate trading compared to the strong 2003 results. During 2004 and 2003, Debt markets net revenues included $220 million and $185 million, respectively, of net revenues related to equity method investments. Net revenues related to equity method investments are included in other revenues on the Consolidated Statements of Earnings.
In 2003, Debt markets net revenues increased 42% from 2002, to $5.0 billion, reflecting increased trading of credit, interest rate and other products due to a favorable yield curve environment, increased revenues from principal investing and secured financing activities and proprietary positioning. In addition, Debt markets revenues for 2003 included a write-down of $114 million for certain available-for-sale securities considered to be impaired on an other-than-temporary basis.

Equity Markets

Equity markets net revenues, which include commissions, principal transactions and net interest profit, revenues from consolidated investments, and other revenues, increased 11% from 2003 to $3.1 billion. This increase was due principally to higher revenues from the cash equity trading business, as trading volumes increased in 2004. The equity financing and services business,

26 : MERRILL LYNCH 2004 ANNUAL REPORT

which includes prime brokerage and clearing, also contributed to the growth in equity markets net revenues and reflected the acquisition of a clearing business. Equity markets net revenues for 2004 included $182 million of net revenues related to equity method investments.
In 2003, equity markets net revenues increased 5% from 2002, to $2.8 billion, attributable primarily to increased equity-linked and equity financing and services revenues, and reflected improved equity markets conditions as well as increased demand for derivatives. These increases were partially offset by lower revenues in the cash secondary trading business in 2003. Equity markets net revenues for 2003 and 2002 included $71 million and $117 million of net revenues related to a privately-held equity investment, which was held by a Merrill Lynch broker-dealer and adjusted to fair market value by utilizing a discounted cash flow method. Such revenues were reflected in principal transactions revenues on the Consolidated Statements of Earnings.

Investment Banking

Total investment banking revenues increased 30% in 2004 to $2.8 billion, reflecting a more favorable environment and investments made to better position the origination effort in key industry sectors and countries. Total investment banking revenues in 2003 were essentially unchanged from 2002 levels as increased debt origination revenues were offset by lower equity origination and advisory revenues.

Underwriting

Underwriting revenues represent fees earned from the underwriting of debt and equity and equity-linked securities as well as loan syndication and commitment fees.
Total underwriting revenues were $2.1 billion in 2004, up 32% from 2003, reflecting increased debt and equity underwriting revenues. Debt underwriting revenues increased 33% from 2003, reflecting higher margin transactions and a continued favorable market environment for debt origination with narrowing credit spreads and low interest rates. Equity underwriting revenues increased 30% from 2003 due primarily to an increased volume of IPOs and a significant improvement in the market environment for equity origination. In 2003, total underwriting revenues were $1.6 billion, up 11% from 2002. Debt underwriting revenues increased 35% from 2002 due to a favorable interest rate environment and a narrowing of credit spreads through much of the year. This increase was partially offset by a 7% year-over-year decline in equity and equity-linked underwriting revenues.

Merrill Lynch’s underwriting market shares based on transaction value are as follows:

	2004		2003		2002
	Market		Market		Market
	Share	Rank	Share	Rank	Share	Rank

Global proceeds
Equity and equity-linked	8.6%	4	7.9%	5	10.5%	3
Debt	6.4	6	7.2	4	7.7	3
Debt and equity	6.6	4	7.2	4	8.0	2
U.S. proceeds
Equity and equity-linked	9.6%	4	9.3%	5	15.8%	3
Debt	8.4	4	9.0	4	9.8	2
Debt and equity	8.4	4	9.1	4	10.1	2

Source: Thomson Financial Securities Data statistics based on full credit to book managers.

Strategic Advisory Services

Strategic advisory services revenues, which include merger and acquisition and other advisory fees, increased 23% in 2004, to $679 million, as global completed mergers and acquisitions volume increased substantially and Merrill Lynch’s market share of completed transactions increased. In 2003, strategic advisory services revenues decreased 21% from 2002, to $554 million, as completed mergers and acquisition volume declined globally and Merrill Lynch’s market share of completed transactions declined.
Merrill Lynch’s merger and acquisition market share information based on transaction values is as follows:

	2004		2003		2002
	Market		Market		Market
	Share	Rank	Share	Rank	Share	Rank

Announced transactions
Global	18.9%	5	15.1%	5	14.0%	6
U.S.	16.2	6	16.0	7	13.4	8
Completed transactions
Global	20.9%	4	16.6%	5	23.9%	3
U.S.	21.6	4	17.8	4	32.5	4

Source: Thomson Financial Securities Data statistics based on full credit to both target and acquiring companies’ advisors.

Global Private Client

GPC provides a full range of advice-based wealth management products and services to assist clients in managing all aspects of their financial profile through the Total MerrillSM platform. GPC’s offerings include commission and fee-based investment accounts, credit products, banking services, cash management and credit cards, trust and generational planning, consumer and small business lending, retirement services and insurance products. GPC serves individual investors and small- and middle-market corporations and institutions through approximately 14,100 FAs in approximately 630 offices around the world as of year-end 2004.

MERRILL LYNCH 2004 ANNUAL REPORT : 27

To align asset account structure with each client’s specific investment requirements and goals, GPC offers a choice of traditional commission-based investment accounts, a variety of asset-priced investment services and self-directed online accounts. Assets in GPC accounts totaled $1.4 trillion at December 31, 2004, a 7% increase from December 26, 2003 due primarily to market appreciation and, to a lesser extent, net new money.
The integration of the U.S. and non-U.S. private client businesses as well as a continued emphasis on segmentation, revenue diversification and operating leverage enabled GPC globally to achieve record pre-tax earnings and pre-tax profit margin in 2004, even as market conditions and investor sentiment were mixed. Outside the United States, GPC achieved its second consecutive year of strong profitability and posted pre-tax margins comparable to its U.S. business.
GPC also continued to make progress in diversifying revenues by increasing fee-based and recurring revenue sources. Fee-based revenue and net interest profit as a percentage of total revenue rose to 62% despite a year-over-year increase in transactional and origination revenues. GPC fee-based revenues from asset-priced and managed account products, including Merrill Lynch Consults® and Unlimited AdvantageSM, rose 19% in 2004. New products launched in 2004 included the Merrill+SM VISA card and the Loan Management AccountSM, both of which generated incremental revenues. In addition, GPC earns revenue from providing small business services, including lending and origination of mortgages.
GPC has established itself as a market leader in terms of earnings, productivity, service, client focus and segmentation. GPC increased its FA force by 5%, to 14,100 in 2004. Investment in training and retention of FAs remains a priority for GPC.
Rollout of the Wealth Management Technology Platform (“WMTP”) commenced in 2004 and continues in 2005, targeting a full deployment to more than 23,000 users, including FAs, Client Associates, the Financial Advisory Center and call centers. WMTP is a fully integrated workstation that incorporates a comprehensive suite of market data and financial planning tools. This deployment resulted in higher infrastructure expense in 2004 and is expected to similarly impact future periods.

GPC’s Results of Operations

(dollars in millions)
	2004	2003	2002

Fee-based revenues	$4,800	$4,046	$4,244
Transactional and origination revenues	3,270	3,030	2,922
Net interest profit	1,324	1,357	1,332
Other revenues	437	460	289

Total net revenues	9,831	8,893	8,787
Non-interest expenses	7,958	7,367	7,721

Pre-tax earnings	$1,873	$1,526	$1,066

Pre-tax profit margin	19.1%	17.2%	12.1%
Total full-time employees	31,000	30,200	31,900
Total Financial Advisors	14,100	13,500	14,000

GPC’s 2004 pre-tax earnings were $1.9 billion, up 23% compared to 2003, on net revenues that increased 11% to $9.8 billion. GPC’s 2004 pre-tax profit margin was 19.1%, up nearly two percentage points from 17.2% in 2003, driven by increased revenues and continued expense discipline. Higher asset values and annuitized asset flows have driven a 19% increase in fee-based revenues and a more active market environment has led to growth in GPC’s transactional and origination revenues.
In 2003, GPC’s pre-tax earnings increased 43% from 2002 to $1.5 billion, on net revenues that increased 1% to $8.9 billion. GPC’s pre-tax profit margin was 17.2% in 2003, up from 12.1% in 2002, reflecting substantially improved performance and continued operating discipline both inside and outside the United States, and a 5% reduction in non-interest expenses. Non-interest expenses benefited from a 9% decrease in non-compensation expenses and lower stock option expenses resulting from the change in vesting period for options. GPC’s non-interest expenses in 2003 and 2002 included reductions of $15 million and $25 million, respectively, related to September 11-related net business interruption recoveries. Net restructuring credits of $2 million and $66 million were recorded in 2003 and 2002, respectively. Refer to Note 16 to the Consolidated Financial Statements for further information.

Fee-based Revenues

Fee-based revenues are comprised of asset management and portfolio service fees, including portfolio fees from fee-based accounts such as Unlimited AdvantageSM and Merrill Lynch Consults®, as well as fees from taxable and tax-exempt money market funds. Also included in fee-based revenues are servicing fees related to these accounts, commissions related to distribution fees on mutual fund sales and certain other account-related fees.
In 2004, fee-based revenues totaled $4.8 billion, up 19% from 2003, reflecting market-driven increases in asset levels. Fee-based revenues in 2004 reflected higher portfolio service fees, a large portion of which are calculated on beginning-of-period asset values, and increased distribution fees related to mutual fund sales. In 2003, fee-based revenues totaled $4.0 billion, down 5% from $4.2 billion recorded in 2002 due primarily to lower portfolio service fees resulting from market-driven declines in asset levels.
The value of assets in GPC accounts and assets in asset-priced accounts at year-end 2004, 2003, and 2002 is as follows:

(dollars in billions)
	2004	2003	2002

Assets in GPC accounts
U.S.	$1,244	$1,164	$1,021
Non-U.S.	115	103	89

Total	$1,359	$1,267	$1,110

Assets in asset-priced accounts	$257	$226	$188
As a percentage of total assets in GPC accounts	19%	18%	17%

28 : MERRILL LYNCH 2004 ANNUAL REPORT

Transactional and Origination Revenues

Transactional and origination revenues include certain commissions revenues, such as those that arise from agency transactions in listed and OTC equity securities, insurance products, and options. Also included are principal transactions and new issue revenues, which primarily represent bid-offer revenues in OTC equity securities, government bonds and municipal securities, as well as selling concessions on underwriting of debt and equity products.
In 2004, transactional and origination revenues totaled $3.3 billion, up 8% from 2003, primarily reflecting increased transactions resulting from more active markets. Increased commissions revenues on equity securities and insurance products and higher equity new issue revenues were the largest contributors. Transactional and origination revenues for 2003 were $3.0 billion, 4% higher than in 2002 due primarily to increased trading and new issue volume in a more favorable market environment.

Net Interest Profit

Net interest profit for GPC includes GPC’s allocation of the interest spread earned in Merrill Lynch’s banks for deposits as well as interest earned on margin and other loans.
GPC’s net interest profit was $1.3 billion in 2004, down 2% from 2003. Higher interest revenue resulting from increases in short-term interest rates was more than offset by increased credit provisions, including provisions of approximately $180 million associated with secured business loans extended to small- and middle-market businesses, which were $123 million higher than in 2003. These loans are primarily in the portfolio of Merrill Lynch Business Financial Services, Inc., a subsidiary of Merrill Lynch Bank USA. At December 31, 2004, this $5.5 billion portfolio included $144 million of non-accrual loans, net of applicable credit reserves. The additional credit provisions in 2004 were due primarily to a decline in credit quality in a small portion of this $5.5 billion portfolio. The underwriting and portfolio management practices related to this portfolio were strengthened in the second quarter of 2004, and an enhanced process was put in place to review the credit quality of this portfolio on an ongoing basis. Based on management’s evaluation of the credit quality of the portfolio at December 31, 2004, the reserve for credit losses is deemed adequate. Future credit provisions for this portfolio will be taken as necessary as part of the ongoing portfolio management process. The level of such provisions declined during the fourth quarter of 2004, as compared to second and third quarter 2004 levels.

Other Revenues

Other revenues totaled $437 million in 2004, down 5% from 2003, principally reflecting lower mortgage lending-related revenue. Other revenues were $460 million in 2003 compared to $289 million in 2002, reflecting increased realized gains related to the sales of residential mortgages, in a favorable mortgage origination environment.

Merrill Lynch Investment Managers

Merrill Lynch is among the world’s largest asset managers with $501 billion of assets under management at the end of 2004, with $496 billion managed by MLIM and $5 billion managed by GPC. MLIM offers a wide array of taxable and tax-exempt fixed-income, equity and balanced mutual funds and segregated accounts to a diverse global clientele, as well as a wide assortment of index-based equity and alternative investment products. Its clients include institutions, high-net-worth individuals and retail investors. MLIM-branded products are distributed through third-party distribution networks and the GPC distribution channel, and certain products are distributed through GMI. MLIM maintains a significant sales and marketing presence both inside and outside the United States that is focused on acquiring and maintaining institutional investment management relationships by marketing its services to institutional investors both directly and through pension consultants, and establishing third-party distribution relationships.
In 2004, major global equity markets had positive returns despite continued concerns about rising interest rates, oil prices and geopolitical uncertainties. The weakness of the U.S. dollar further enhanced gains for U.S. investors investing in overseas markets. This rise in equity indices, which positively impacted MLIM’s revenues, combined with a continued disciplined control over expenses, led to a ten-percentage-point increase in MLIM’s pre-tax profit margin in 2004 to 29.1%. Over the last two years, sales in MLIM’s non-proprietary retail and U.S. long-term institutional channels were solid. MLIM has been successful in distributing its retail mutual funds through third-parties in Europe and Asia. Open-ended mutual fund sales continued to be under pressure within the proprietary retail channel; however, substantial growth in MLIM’s Consults®, WealthSM, and Funds Diversified PortfoliosSM products have been a large contributor to MLIM’s results. MLIM’s proprietary channel mutual fund redemption rate in 2004 was the lowest it had been in seven years. Overall, the share of net revenue contributed by MLIM’s growth segments has grown over the past few years and this trend is expected to continue.

MLIM’s Results of Operations

(dollars in millions)
	2004	2003	2002
Asset management fees	$1,413	$1,234	$1,320
Commissions	115	131	179
Other revenues	53	(6)	12

Total net revenues	1,581	1,359	1,511

Non-interest expenses	1,121	1,099	1,293

Pre-tax earnings	$460	$260	$218

Pre-tax profit margin	29.1%	19.1%	14.4%
Total full-time employees	2,500	2,600	2,800

Pre-tax earnings for MLIM were $460 million in 2004, up 77% from 2003. Net revenues grew 16%, to $1.6 billion, due primarily to increased asset values related to the rise in equity indices, as well as the positive impact of currency translation. As short-term

MERRILL LYNCH 2004 ANNUAL REPORT : 29

interest rates increased, investors moved assets out of retail money market funds to higher-yielding products. MLIM’s pre-tax profit margin was 29.1% in 2004, up from 19.1% in 2003, reflecting continued expense discipline, as non-interest expenses increased only 2% from 2003, to $1.1 billion. MLIM continued to demonstrate strong relative investment performance results with more than 70% of global assets under management above benchmark or category median for the 1-, 3-, and 5-year periods ended December 2004.
Pre-tax earnings for MLIM were $260 million in 2003, up 19% from 2002 as net revenues decreased 10% to $1.4 billion. This decrease was more than offset by lower non-interest expenses, as expense discipline, lower litigation expenses and lower stock option expenses, resulting from the change in vesting period for options, led to a decline in non-interest expenses of 15% from 2002, to $1.1 billion. MLIM recognized restructuring and other charges of $4 million and $23 million in 2003 and 2002, respectively. Refer to Note 16 to the Consolidated Financial Statements for further information.

Asset Management Fees

Asset management fees primarily consist of fees earned from the management and administration of funds and separately managed accounts. In some cases, funds and separately managed accounts also generate performance fees. Asset management fees were $1.4 billion, up 15% from 2003, due primarily to higher average asset values and an increased proportion of higher-yielding assets. Asset management fees in 2003 declined 7% from 2002, to $1.2 billion, due to market-driven declines in the value of equity assets under management as well as the shift of assets by clients from higher-yielding equity funds to lower-yielding fixed income and money market products.
Firmwide assets under management for each of the last three years were comprised of the following:

(dollars in billions)
	2004	2003	2002

Assets Under Management
Retail	$218	$207	$189
Institutional	240	253	235
Retail Separate Accounts[1]	43	40	38

Total	$501	$500	$462

1	Represents segregated portfolios for individuals, small corporations, and institutions and includes $5 billion of accounts managed by GPC.

At the end of 2004, firmwide assets under management totaled $501 billion, essentially unchanged from the end of 2003, as market-driven appreciation and the positive impact of foreign exchange were offset by net new money outflows of $30 billion. The net new money outflows were principally in short-term institutional liquidity products and retail money market funds, as investors moved assets out of retail money market funds to higher-yielding products as short-term interest rates increased.
An analysis of changes in firmwide assets under management from year-end 2003 to year-end 2004 is as follows:

(dollars in billions)
		Net Changes Due To
	Year-end	New	Asset		Year-end
	2003	Money	Appreciation	Other[1]	2004

Assets Under Management	$500	$(30)	$23	$8	$501

1	Includes reinvested dividends, the impact of foreign exchange movements and other changes.

Commissions

Commissions for MLIM principally consist of distribution fees and contingent deferred sales charges (“CDSC”) related to mutual funds. The distribution fees represent revenues earned for promoting and distributing mutual funds (“12b-1 fees”). The CDSC represents fees earned when a shareholder redeems shares prior to the end of the required holding period. Commissions revenues declined to $115 million in 2004, down 12% from a year ago. In 2003, commissions revenue decreased 27% from the previous year to $131 million. These reductions reflect the declining popularity of rear-load shares.

30 : MERRILL LYNCH 2004 ANNUAL REPORT

Other Revenues

Other revenues, which primarily include net interest profit and revenues from consolidated investments, totaled $53 million and $(6) million in 2004 and 2003, respectively. Other revenues in 2003 included investment losses.

CONSOLIDATED BALANCE SHEETS

Overview
Management continually monitors and evaluates the size and composition of the Consolidated Balance Sheets. The following table summarizes the year-end and average balance sheets for 2004 and 2003:

(dollars in billions)
	Dec. 31,	2004	Dec. 26,	2003
	2004	Average[1]	2003	Average[1]

Assets
Trading-Related
Securities financing assets	$185.3	$181.1	$126.2	$145.0
Trading assets	182.0	163.9	134.2	135.9
Other trading-related receivables	59.3	53.0	46.5	50.5

	426.6	398.0	306.9	331.4

Non-Trading-Related
Cash	44.3	28.4	25.3	24.6
Investment securities	77.9	82.5	74.8	78.5
Loans, notes, and mortgages	53.3	54.8	51.0	44.8
Other non-trading assets	46.0	43.3	38.1	41.4

	221.5	209.0	189.2	189.3

Total assets	$648.1	$607.0	$496.1	$520.7

Liabilities
Trading-Related
Securities financing liabilities	$188.9	$186.5	$116.2	$137.7
Trading liabilities	115.2	103.4	89.3	93.7
Other trading-related payables	62.3	58.2	49.3	55.5

	366.4	348.1	254.8	286.9

Non-Trading-Related
Commercial paper and other short-term borrowings	4.0	5.8	5.0	4.9
Deposits	79.7	77.8	79.5	81.2
Long-term borrowings	116.5	100.4	83.3	80.3
Long-term debt issued to TOPrSSM partnerships	3.1	3.1	3.2	3.2
Other non-trading liabilities	47.0	41.8	41.4	38.0

	250.3	228.9	212.4	207.6

Total liabilities	616.7	577.0	467.2	494.5
Total stockholders’ equity	31.4	30.0	28.9	26.2

Total liabilities and stockholders’ equity	$648.1	$607.0	$496.1	$520.7

1	Averages represent management’s daily balance sheet estimates, which may not fully reflect netting and other adjustments included in period-end balances. Balances for certain assets and liabilities are not revised on a daily basis.
The discussion that follows analyzes the changes in year-end financial statement balances and yearly average balances of the major asset and liability categories.

Trading-Related Assets and Liabilities

Trading-related balances primarily consist of securities financing transactions, trading assets and liabilities, and certain interest receivable/payable balances that result from trading activities. At December 31, 2004, total trading-related assets and liabilities were $426.6 billion and $366.4 billion, respectively. Average trading-related assets for 2004 were $398.0 billion and average trading-related liabilities were $348.1 billion.
Increases in trading-related assets in 2004 primarily reflect higher levels of securities financing assets, which includes increased client matched-book activity. Trading assets, particularly non-U.S. governments and agencies, corporate debt and preferred stock and mortgages, mortgage-backed and asset-backed securities, were also higher. The increase in trading assets results from investments made to grow and diversify revenues across and within asset classes. Trading assets also grew due to increased proprietary and client trading opportunities during the year, and are consistent with Merrill Lynch’s strategy to be responsive to such opportunities when they arise, provided that the expected return is commensurate with the inherent risk. The increase in trading-related assets in 2004 is also attributable in part to the rally in U.S. equities and the decline in the valuation of the U.S. dollar during the year, which resulted in higher values for non-U.S. dollar denominated trading assets. During 2004, Merrill Lynch continued to expand its prime brokerage businesses, which resulted in increases in securities financing transactions and other trading-related receivables.
Although trading-related balances comprise a significant portion of the Consolidated Balance Sheets, the magnitude of these balances does not necessarily correlate with the risk profile assumed by Merrill Lynch. The market and credit risks associated with trading-related balances are mitigated through various hedging strategies, as discussed in the following section. See Note 5 to the Consolidated Financial Statements for descriptions of market and credit risks.
Merrill Lynch reduces a significant portion of the credit risk associated with trading-related assets by requiring counterparties to post cash or securities as collateral in accordance with collateral maintenance policies. Conversely, Merrill Lynch may be required to post cash or securities to counterparties in accordance with similar policies.

Securities Financing Transactions

Securities financing transactions include resale and repurchase agreements, securities borrowed and loaned transactions, securities received as collateral, and obligations to return securities received as collateral. Repurchase agreements and, to a lesser extent, securities loaned transactions are used to fund a significant portion of trading assets. Likewise, Merrill Lynch uses resale agreements and securities borrowed transactions to obtain the securities needed for delivery on short positions. These transactions are typically short-term in nature, with a significant portion entered into on an overnight or open basis.

MERRILL LYNCH 2004 ANNUAL REPORT : 31

Merrill Lynch also enters into these transactions to meet clients’ needs, which are known as matched-book transactions. These matched-book repurchase and resale agreements or securities borrowed and loaned transactions are entered into with different clients using the same underlying securities, generating a spread between the interest revenue on the resale agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions. Exposures on these transactions are limited by collateral maintenance policies and the typically short-term nature of the transactions.
Securities financing assets at 2004 year-end were $185.3 billion, up 47% from 2003 year-end, and securities financing liabilities were $188.9 billion at 2004 year-end, up 63% from year-end 2003. Average securities financing assets in 2004 were $181.1 billion, up 25% from the 2003 average. Average securities financing liabilities in 2004 were $186.5 billion, up 35% from the 2003 average.

Trading Assets and Liabilities

Trading inventory principally represents securities purchased (“long positions”), securities sold but not yet purchased (“short positions”), and the fair value of derivative contracts. See Note 1 to the Consolidated Financial Statements for related accounting policies. These positions are primarily the result of market-making, hedging, and proprietary activities.
Merrill Lynch acts as a market maker in a wide range of securities, resulting in a significant amount of trading inventory that is required to facilitate client transaction flow. Merrill Lynch also maintains proprietary trading inventory in seeking to profit from existing or projected market opportunities.
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
Trading assets at 2004 year-end were $182.0 billion, up 36% from 2003 year-end, and trading liabilities at 2004 year-end were $115.2 billion, up 29% from 2003 year-end. Average trading assets in 2004 were $163.9 billion, up 21% from the 2003 average. Average trading liabilities in 2004 were $103.4 billion, up 10% from the 2003 average.

Other Trading-Related Receivables and Payables

Securities trading may lead to various customer or broker-dealer receivable and payable balances. Broker-dealer receivable and payable balances may also result from recording trading inventory on a trade date basis. Certain receivable and payable balances also arise when customers or broker-dealers fail to pay for securities purchased or fail to deliver securities sold, respectively. These receivables are generally fully collateralized by the securities that the customer or broker-dealer purchased but did not receive. Customer receivables also include certain commodities transactions and margin loans collateralized by customer-owned securities held by Merrill Lynch. Collateral policies significantly limit Merrill Lynch’s credit exposure to customers and broker-dealers. Merrill Lynch, in accordance with regulatory requirements, will sell securities that have not been paid for, or purchase securities sold but not delivered, after a relatively short period of time, or will require additional margin collateral, as necessary. These measures reduce market risk exposure related to these balances.
Interest receivable and payable balances related to trading inventory are principally short-term in nature. Interest balances for resale and repurchase agreements, securities borrowed and loaned transactions, and customer margin loans are considered when determining the collateral requirements related to these transactions.
Other trading-related receivables at 2004 year-end were $59.3 billion, up 28% from 2003 year-end, and other trading-related payables were $62.3 billion at 2004 year-end, up 26% from 2003 year-end. Average other trading-related receivables in 2004 were $53.0 billion, up 5% from the 2003 average. Average other trading-related payables were $58.2 billion in 2004, up 5% from the 2003 average.

Non-Trading-Related Assets and Liabilities

Non-trading-related balances primarily consist of cash, investment securities, loans, notes, and mortgages, short and long-term borrowings and other non-trading assets and liabilities. At December 31, 2004, total non-trading-related assets and liabilities were $221.5 billion and $250.3 billion, respectively. Average non-trading-related assets for 2004 were $209.0 billion and average non-trading-related liabilities were $228.9 billion.

Cash

Cash includes cash, cash equivalents and securities segregated for regulatory purposes or deposited with clearing organizations. Cash at 2004 year-end was $44.3 billion, up 75% from 2003 year-end. Average cash in 2004 was $28.4 billion, up 15% from the 2003 average. These increases principally result from higher levels of interest-earning cash equivalents and cash segregated for regulatory purposes.

Investment Securities

Investment securities consist of debt securities, including those held for liquidity and collateral management purposes, and equity securities. Investments of insurance subsidiaries, primarily debt securities, are funded by policyholder liabilities. Other investments include securities acquired in connection with private equity investments, including investments that economically hedge employee deferred compensation liabilities. Investment securities were $77.9 billion in 2004, up 4% from 2003 year-end. Average

32 : MERRILL LYNCH 2004 ANNUAL REPORT

investment securities were $82.5 billion in 2004, up 5% from the 2003 average. See Note 4 to the Consolidated Financial Statements for further information.

Loans, Notes, and Mortgages

Merrill Lynch’s portfolio of loans, notes, and mortgages consists of residential mortgages, syndicated commercial mortgages, asset-based loans, small business loans and other loans to individuals, corporations, or other businesses. Merrill Lynch maintains collateral to mitigate risk of loss in the event of default on some of these extensions of credit in the form of securities, liens on real estate, perfected security interests in other assets of the borrower or other loan parties, and guarantees. Loans, notes, and mortgages were $53.3 billion at 2004 year-end, up 4% from 2003 year-end. Average loans, notes, and mortgages in 2004 were $54.8 billion, up 22% from the 2003 average. These amounts do not include loans held for trading purposes, which are included in trading assets and trading liabilities. Merrill Lynch periodically sells residential mortgage loans originated by GPC into the secondary market. See Note 7 to the Consolidated Financial Statements for additional information.

Short- and Long-Term Borrowings

Portions of trading and non-trading assets are funded through deposits, long-term borrowings, and commercial paper (see the Capital and Funding section for further information on funding sources).
Commercial paper and other short-term borrowings were $4.0 billion at 2004 year-end, down 20% from 2003 year-end. The average commercial paper and other short-term borrowings balance in 2004 was $5.8 billion, up 18% from the 2003 average. Deposits were $79.7 billion at 2004 year-end, essentially unchanged from 2003 year-end. Average deposits in 2004 were $77.8 billion, down 4% from the 2003 average. Long-term borrowings, including long-term debt issued to TOPrSSM partnerships, were $119.6 billion at year-end 2004, up 38% from 2003 year-end. Average long-term borrowings, including long-term debt issued to TOPrSSM partnerships, in 2004 were $103.5 billion, up 24% from the 2003 average. For capital management purposes, Merrill Lynch view TOPrSSM as a component of equity capital although the long-term debt issued to TOPrSSM partnerships is recorded as a liability for accounting purposes.
Major components of the changes in long-term borrowings, including long-term debt issued to TOPrSSM partnerships, for 2004 and 2003 are as follows:

(dollars in billions)
	2004	2003

Beginning of year	$86.5	$81.7
Issuances	48.9	29.1
Maturities	(22.8)	(26.5)
Other[1]	7.0	2.2

End of year[2]	$119.6	$86.5

1	Primarily foreign exchange movements and the impact of consolidated investments.

2	See Note 8 to the Consolidated Financial Statements for the long-term borrowings maturity schedule.
Total borrowings outstanding at year-end 2004 and 2003 were issued in the following currencies:

(USD equivalent in millions)
	2004		2003

USD	$77,039	62%	$65,319	71%
EUR	22,446	18	12,072	13
JPY	11,542	9	8,891	10
GBP	6,970	6	1,781	2
CAD	1,717	1	1,288	2
AUD	1,906	2	1,235	1
Other	1,935	2	916	1

Total	$123,555	100%	$91,502	100%

Other Non-Trading Assets and Liabilities

Other non-trading assets, which include separate accounts assets, equipment and facilities, goodwill and other intangible assets, other non-interest receivables ($12.5 billion in 2004 and $9.0 billion in 2003) and other assets, were $46.0 billion at 2004 year-end, up 21% from 2003 year-end. Average other non-trading assets in 2004 were $43.3 billion, up 5% from the 2003 average. Separate accounts assets are related to Merrill Lynch’s insurance businesses and represent segregated funds that are invested for certain policy-holders and other customers. The assets of each account are legally segregated and are generally not subject to claims that arise out of any other business of Merrill Lynch.
Other non-trading liabilities, which include liabilities of insurance subsidiaries, separate accounts liabilities, and other non-interest payables ($25.2 billion in 2004 and $21.1 billion in 2003), were $47.0 billion at 2004 year-end, up 14% from 2003 year-end. Average other non-trading liabilities were $41.8 billion in 2004, up 10% from the 2003 average. Separate accounts liabilities represent Merrill Lynch’s obligations to its customers related to separate accounts assets.

Stockholders’ Equity

Stockholders’ equity at December 31, 2004 was $31.4 billion, up 9% from 2003 year-end. This increase primarily resulted from net earnings and the net effect of employee stock transactions, partially offset by common stock repurchases and dividends.
At December 31, 2004, total common shares outstanding, excluding shares exchangeable into common stock, were 928.0 million, 2% lower than the 945.9 million shares outstanding at December 26, 2003. The decrease was attributable principally to common stock repurchases during 2004.
Total shares exchangeable into common stock at 2004 year-end issued in connection with the 1998 merger with Midland Walwyn Inc., were 2.8 million, compared with 2.9 million at 2003 year-end. For additional information, see Note 10 to the Consolidated Financial Statements.

MERRILL LYNCH 2004 ANNUAL REPORT : 33

OFF BALANCE SHEET ARRANGEMENTS

As a part of its normal operations, Merrill Lynch enters into various off balance sheet arrangements that may require future payments. The table below outlines the significant off balance sheet arrangements, as well as the future expiration as of December 31, 2004:

(dollars in millions)
	Expiration
		Less than	1-3	3+ -5	Over 5
	Total	1 Year	Years	Years	Years

Liquidity facilities with SPEs[1]	$17,988	$17,354	$634	$–	$–
Liquidity and default facilities with SPEs[1]	3,289	2,481	563	–	245
Residual value guarantees[2]	1,078	50	3	487	538
Standby letters of credit and other guarantees[3,4,5]	3,091	1,185	399	133	1,374

1	Amounts relate primarily to facilities provided to municipal bond securitization SPEs.

2	Includes residual value guarantees associated with the Hopewell campus and aircraft leases of $322 million.

3	Includes $570 million of reimbursement agreements with the Mortgage 100SM program.

4	Includes guarantees related to principal-protected mutual funds.

5	Includes certain indemnifications related to foreign tax planning strategies.
Merrill Lynch provides guarantees to Special Purpose Entities (“SPEs”) in the form of liquidity facilities, credit default protection and residual value guarantees for equipment leasing entities. The liquidity facilities and credit default protection relate primarily to municipal bond securitization SPEs. Merrill Lynch also acts as liquidity provider to municipal bond securitization SPEs. To protect against declines in value of the assets held by the SPEs for which Merrill Lynch provides either liquidity facilities or default protection, Merrill Lynch economically hedges its exposure through derivative positions that principally offset the risk of loss of these guarantees. The residual value guarantees are related to leasing SPEs where either Merrill Lynch or a third-party is the lessee and reimbursement agreements issued in conjunction with sales of loans originated under its Mortgage 100SM program. Merrill Lynch also makes guarantees to counterparties in the form of standby letters of credit and, at December 31, 2004, held $567 million of marketable securities as collateral to secure these guarantees. In conjunction with certain principal-protected mutual funds and managed mutual funds, Merrill Lynch guarantees the return of the initial principal investment at the termination date of the fund. Merrill Lynch also provides indemnifications related to the U.S. tax treatment of certain foreign tax planning transactions. The maximum exposure to loss associated with these transactions is $157 million; however, Merrill Lynch believes that the likelihood of loss with respect to these arrangements is remote.
The amounts in the preceding table do not necessarily represent expected future cash flow requirements. Refer to Note 6 and Note 11 to the Consolidated Financial Statements for a further discussion of these arrangements.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Contractual Obligations
In the normal course of business, Merrill Lynch enters into various contractual obligations that may require future cash payments. The accompanying table summarizes Merrill Lynch’s contractual obligations by remaining maturity at December 31, 2004. Excluded from this table are obligations recorded on the Consolidated Balance Sheet that are generally short-term in nature, including securities financing transactions, trading liabilities, deposits, commercial paper and other short-term borrowings and other payables. Also excluded are obligations that are related to our insurance subsidiaries, including liabilities of insurance subsidiaries, which are subject to significant variability and separate accounts liabilities, which fund separate accounts assets.

(dollars in millions)
	Expiration
		Less than	1-3	3+ -5	Over 5
	Total	1 Year	Years	Years	Years

Long-term borrowings[1]	$119,576	$20,163	$30,173	$32,931	$36,309
Operating lease commitments	3,667	547	1,028	845	1,247
Purchasing and other commitments	3,808	2,805	498	371	134

1	Includes long-term debt issued to TOPrSSM partnerships.

Merrill Lynch issues U.S. and non-U.S. dollar-denominated long-term borrowings with both variable and fixed interest rates as part of its overall funding strategy. For further information on funding and long-term borrowings, see the Capital and Funding section and Note 8 to the Consolidated Financial Statements. In the normal course of business, Merrill Lynch enters into various noncancellable long-term operating lease agreements, various purchasing commitments, commitments to extend credit and other commitments. For detailed information regarding these commitments, see Note 11 to the Consolidated Financial Statements.

Commitments

At December 31, 2004, Merrill Lynch commitments had the following expirations:

(dollars in millions)
	Expiration
		Less than	1-3	3+ -5	Over 5
	Total	1 Year	Years	Years	Years

Commitments to extend credit	$51,839	$24,178	$9,700	$12,809	$5,152
Commitments to enter into resale agreements	2,415	2,415	–	–	–

In April 2004, Merrill Lynch entered into a commitment to extend a €5.3 billion loan to Sanofi-Synthelabo, a large French

34 : MERRILL LYNCH 2004 ANNUAL REPORT

pharmaceutical company, in connection with its acquisition of Aventis. This commitment replaced the previously reported €4.0 billion commitment entered into in January 2004. As of December 31, 2004, Merrill Lynch had syndicated out €4.8 billion of this commitment.

CAPITAL AND FUNDING

The primary objectives of Merrill Lynch’s capital structure and funding policies are to support the successful execution of Merrill Lynch’s business strategies while ensuring:
•	sufficient equity capital to support existing businesses and future growth plans and

•	liquidity across market cycles and through periods of financial stress.

Capital

At December 31, 2004, equity capital, as defined by Merrill Lynch, was comprised of $30.7 billion of common equity, $630 million of preferred stock, and $2.5 billion of long-term debt issued to TOPrSSM partnerships (net of related investments). Merrill Lynch regularly reviews overall equity capital needs to ensure that its equity capital base can support the estimated risks and needs of its businesses, the regulatory and legal capital requirements of its subsidiaries, and requirements pursuant to the new CSE rules. Merrill Lynch determines the appropriateness of its equity capital composition, taking into account that its preferred stock and TOPrSSM are perpetual. In the event that capital is generated beyond estimated needs, Merrill Lynch returns capital to shareholders through share repurchases and dividends.
To determine equity capital needs to cover potential losses arising from market and credit risks, Merrill Lynch uses statistically based risk models, developed in conjunction with its risk management practices. Models and other tools used to estimate risks are continually modified as risk analytics are refined. The assumptions used in analytical models are reviewed regularly to ensure that they provide a reasonable and conservative assessment of risks to Merrill Lynch across a stress market cycle.
Merrill Lynch also assesses the need for equity capital to support business risks that may not be adequately measured through these risk models, such as legal and other operational risks. When deemed prudent or when required by regulations, Merrill Lynch also purchases insurance to protect against some risks. Merrill Lynch also considers equity capital that may be required to support normal business growth and strategic initiatives.
Merrill Lynch’s capital adequacy planning also takes into account the regulatory environment in which the company operates. Many regulated businesses require various minimum levels of capital. See Note 15 to the Consolidated Financial Statements for further information. Merrill Lynch’s broker-dealer, banking, and insurance activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval may be required for paying dividends in excess of certain established levels and making affiliated investments.
Merrill Lynch continued to grow its equity capital base in 2004 primarily through net earnings and the net effect of employee stock transactions, partially offset by common stock repurchases and dividends. Equity capital of $33.9 billion at December 31, 2004 was 8% higher than at the beginning of the year.
In 2004, Merrill Lynch authorized two share repurchase programs to provide greater flexibility to return capital to shareholders. For the year ended December 31, 2004, Merrill Lynch repurchased a cumulative total of 54.0 million shares of common stock at a cost of $2,968 million, completing the $2 billion repurchase authorized in February 2004 and utilizing $968 million of the additional $2 billion repurchase authorized in July 2004.
On June 30, 2004, Merrill Lynch redeemed its Yen TOPrSSM debentures, which were due on June 30, 2019, pursuant to the optional redemption provisions stated in the terms and conditions of the debentures. Such redemption resulted in a cash payment of $107.1 million. No gain or loss was recognized on the transaction. On November 1, 2004, Merrill Lynch issued $630 million of floating rate, non-cumulative, perpetual preferred stock. On December 30, 2004, Merrill Lynch redeemed all of its outstanding shares of fixed rate, cumulative, perpetual preferred stock totaling $425 million. No gain or loss was recognized on the transaction. Refer to Note 10 to the Consolidated Financial Statements for additional information.
Major components of the changes in equity capital for 2004 and 2003 are as follows:

(dollars in millions)
	2004	2003

Beginning of year	$31,523	$26,707
Net earnings	4,436	3,836
Issuance of preferred stock, net of redemptions	205	–
Common and preferred stock dividends	(643)	(635)
Common stock repurchases	(2,968)	–
Net effect of employee stock transactions and other[1]	1,361	1,615

End of year	$33,914	$31,523

1	Includes effect of Accumulated other comprehensive loss and other items.

Balance Sheet Leverage

Asset-to-equity leverage ratios are commonly used to assess a company’s capital adequacy. When assessing its capital adequacy, Merrill Lynch considers the risk profile of assets, the impact of hedging, off balance sheet exposures, operational risk and other considerations. As leverage ratios are not risk sensitive, Merrill Lynch does not rely on them as a measure of capital adequacy. Merrill Lynch believes that a leverage ratio adjusted to exclude securities financing related assets considered to have a low risk profile provides a more meaningful measure of balance sheet leverage in the securities industry than an unadjusted ratio.

MERRILL LYNCH 2004 ANNUAL REPORT : 35

The following table provides calculations of Merrill Lynch’s leverage ratios at December 31, 2004 and December 26, 2003:

(dollars in millions)
	December 31,	December 26,
	2004	2003

Total assets	$648,059	$496,143
Less:
Receivables under resale agreements	78,853	61,006
Receivables under securities borrowed transactions	94,498	56,072
Securities received as collateral	11,903	9,156

Adjusted assets	462,805	369,909

Less:
Goodwill and other intangible assets	6,162	4,814

Adjusted tangible assets	$456,643	$365,095

Stockholders’ equity	$31,370	$28,884
Long-term debt issued to TOPrSSM partnerships, net of related investments[1]	2,544	2,639

Equity capital	33,914	31,523

Less:
Goodwill and other intangible assets	6,162	4,814

Tangible equity capital	$27,752	$26,709

Leverage ratio[2]	19.1x	15.7x
Adjusted leverage ratio[3]	13.6x	11.7x
Adjusted tangible leverage ratio[4]	16.5x	13.7x

1	Due to the perpetual nature of TOPrSSM and other considerations, Merrill Lynch views the long-term debt issued to TOPrSSM partnerships (net of related investments) as a component of equity capital. However, the Long-term debt issued to TOPrSSM partnerships is reported as a liability for accounting purposes. TOPrSSM related investments were $548 million and $564 million at December 31, 2004 and December 26, 2003, respectively.

2	Total assets divided by equity capital.

3	Adjusted assets divided by equity capital.

4	Adjusted tangible assets divided by tangible equity capital.

Funding

Liquidity Risk Management
Merrill Lynch seeks to assure liquidity across market cycles and through periods of financial stress. Merrill Lynch’s primary liquidity objective is to ensure that all unsecured debt obligations maturing within one year can be repaid without issuing new unsecured debt or requiring liquidation of business assets. In order to accomplish this objective, Merrill Lynch has established a set of liquidity practices that are outlined below. In addition, Merrill Lynch maintains a contingency funding plan that outlines actions that would be taken in the event of a funding disruption.
Maintain sufficient long-term capital: Merrill Lynch regularly reviews its mix of assets, liabilities and commitments to ensure the maintenance of adequate long-term capital sources to meet long-term capital requirements. Merrill Lynch’s long-term capital sources include equity capital, long-term debt obligations and certain deposit liabilities in banking subsidiaries which are considered by management to be long-term or stable in nature.
At December 31, 2004 and December 26, 2003, Merrill Lynch had long-term capital of $199.0 billion and $168.6 billion, respectively.

(dollars in billions)
	December 31,	December 26,
	2004	2003

Equity capital	$33.9	$31.5
Long-term debt obligations[1]	87.0	61.4
Deposit liabilities[2]	78.1	75.7

Total long-term capital	$199.0	$168.6

1	Total long-term borrowings less (i) the current portion and (ii) other subsidiary financing — non-recourse.

2	Includes $65.4 billion and $12.7 billion in U.S. and non-U.S. banking subsidiaries, respectively, in 2004, and $64.6 billion and $11.1 billion, respectively, in 2003.
The following items are generally financed with long-term capital:
•	The portion of assets that cannot be self-funded in the secured financing markets, including long-term, illiquid assets such as certain loans, goodwill and fixed assets, considering stressed market conditions;

•	Subsidiaries’ regulatory capital;

•	Collateral on derivative contracts that may be required in the event of changes in Merrill Lynch’s ratings or movements in underlying instruments;

•	Portions of commitments to extend credit based on the probability of drawdown.
At December 31, 2004, Merrill Lynch’s long-term capital sources of $199.0 billion substantially exceeded Merrill Lynch’s estimated long-term capital requirements.
In assessing the appropriateness of its long-term capital, Merrill Lynch seeks to: (1) ensure sufficient matching of its assets based on factors such as holding period, contractual maturity and regulatory restrictions and (2) limit the amount of liabilities maturing in any particular period. Merrill Lynch also considers circumstances that might cause contingent funding obligations, including early repayment of debt.
At December 31, 2004, senior debt issued by ML & Co. or by subsidiaries and guaranteed by ML & Co. totaled $109.9 billion. Except for the $2.5 billion of zero-coupon contingent convertible debt (LYONs®) that were outstanding at December 31, 2004, senior debt obligations issued by ML & Co. and senior debt issued by subsidiaries and guaranteed by ML & Co. do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation. Refer to Note 8 to the Consolidated Financial Statements for additional information.
Included in its debt obligations are structured notes issued by Merrill Lynch with returns linked to other debt or equity securities, indices, or currencies. Merrill Lynch could be required to immediately settle a structured note obligation for cash or other securities under certain circumstances, which is taken into account for liquidity

36 : MERRILL LYNCH 2004 ANNUAL REPORT

planning purposes. Merrill Lynch typically hedges these notes with positions in derivatives and/or in the underlying instruments.
Merrill Lynch’s bank subsidiaries that take deposits have liquidity policies, guidelines and practices in place aimed at ensuring sufficient liquidity is available at each bank to meet deposit obligations under stressed market conditions.
Prior to 2004, for regulatory reporting purposes, Merrill Lynch classified the majority of its deposits as brokered deposits, as defined by regulators. Merrill Lynch considers those deposits to provide a stable, long-term source of liquidity, based on Merrill Lynch’s analysis of depositor behavior and other factors. Merrill Lynch has reviewed the characteristics of these deposits with its primary federal bank regulator and that regulator concurred in early 2005 that, based on these characteristics, the deposits are not brokered deposits. Merrill Lynch accordingly classifies these deposits as core deposits.
Maintain sufficient funding to repay short-term obligations: The main alternative funding sources to unsecured borrowings are repurchase agreements, securities loaned, other secured borrowings, which require pledging unencumbered securities held for trading or investment purposes, or collateral and proceeds from maturing loans and other assets. Nonetheless, a key funding assumption is accessibility to a repurchase market for highly rated government, agency and certain other securities.
Merrill Lynch maintains a liquidity portfolio of U.S. Government and agency obligations and other instruments of high credit quality that is funded with debt with a maturity greater than one year. The carrying value of this portfolio, net of related hedges, was $14.9 billion and $14.6 billion at December 31, 2004 and December 26, 2003, respectively. ML & Co. also maintained cash and cash equivalents and investments in short-term money market mutual funds of $6.9 billion at December 31, 2004.
In addition to its liquidity portfolio and cash balances, Merrill Lynch monitors the extent to which other unencumbered assets are available to ML & Co. as a source of funds, considering that some subsidiaries are restricted in their ability to upstream unencumbered assets to ML & Co. At December 31, 2004, unencumbered assets, including amounts that may be restricted, were in excess of $125 billion, including the carrying value of the liquidity portfolio and cash balances.
For liquidity planning purposes, Merrill Lynch considers as short-term debt obligations: (i) commercial paper and other short-term borrowings and (ii) the current portion of long-term borrowings. At December 31, 2004 and December 26, 2003, these short-term obligations totaled $24.2 billion and $25.7 billion, respectively.

(dollars in billions)
	December 31,	December 26,
	2004	2003

Commercial paper and other short-term borrowings	$4.0	$5.0
Current portion of long-term borrowings	20.2	20.7

Total short-term obligations	$24.2	$25.7

Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Maturities of such borrowings are reported based on their put dates, rather than their contractual maturities. Management believes, however, that a portion of such borrowings will remain outstanding beyond their earliest redemption date.
At December 31, 2004, Merrill Lynch’s separate liquidity portfolio, cash balances, maturing short-term assets and other unencumbered assets, some of which may be held in regulated entities but which management believes may be reasonably upstreamed to ML & Co., were more than the amount that would be required to repay Merrill Lynch’s short-term obligations and other contingent cash outflows.
In addition to the aforementioned sources of funding available to meet short-term obligations, Merrill Lynch maintains credit facilities that are available to cover immediate funding needs. Merrill Lynch maintains a committed, multi-currency, unsecured bank credit facility that totaled $3.0 billion at December 31, 2004 and December 26, 2003. The facility, which expires in May 2005, is expected to be renewed. At December 31, 2004 and December 26, 2003, there were no borrowings outstanding under this credit facility, although Merrill Lynch borrows regularly from this facility.
Merrill Lynch also maintains a committed, secured credit facility with a financial institution that totaled $6.25 billion at December 31, 2004. The secured facility may be collateralized by government obligations eligible for pledging. The facility expires in 2014, but may be terminated with at least nine months notice by either party. At December 31, 2004, there were no borrowings outstanding under this facility. Refer to the discussion on VIEs in Note 6 to the Consolidated Financial Statements for additional information.
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
While Merrill Lynch concentrates excess funds at ML & Co., Merrill Lynch recognizes that regulatory restrictions may limit the free flow of funds from subsidiaries where assets are held to ML & Co. and also between subsidiaries. For example, a portion of deposits held by Merrill Lynch bank subsidiaries funds securities that can be sold or pledged to provide immediate liquidity for the banks. In addition, a portion of deposits are utilized to fund the long-term capital requirements of the banks. However, there are regulatory restrictions on the use of this liquidity for ML & Co. and non-bank affiliates of Merrill Lynch. Merrill Lynch takes these and other restrictions into consideration when evaluating the liquidity of individual legal entities and

MERRILL LYNCH 2004 ANNUAL REPORT : 37

ML & Co. See Note 8 to the Consolidated Financial Statements for more information on borrowings.
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
Adhere to prudent governance processes: In order to ensure that both daily and strategic funding activities are appropriate and subject to senior management review and control, liquidity management is reviewed in Asset/Liability Committee meetings with Treasury management and is presented to Merrill Lynch’s Risk Oversight Committee (“ROC”), ML & Co. executive management and the Finance Committee of the Board of Directors. Merrill Lynch also manages the growth and composition of its assets and sets limits on the level of unsecured funding at any time.

Asset and Liability Management

Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve low cost financing and an appropriate liability maturity profile. The cost and availability of unsecured funding may also be impacted by general market conditions or by matters specific to the financial services industry or Merrill Lynch. In 2004, corporate credit spreads narrowed considerably, which reduced the cost of funding for financial institutions, including Merrill Lynch.
Merrill Lynch uses derivative transactions to more closely match the duration of borrowings to the duration of the assets being funded, thereby enabling interest rate risk to be managed within limits set by the Corporate Risk Management Group (“CRM”). Interest rate swaps also serve to adjust Merrill Lynch’s interest expense and effective borrowing rate principally to floating rate. Merrill Lynch also enters into currency swaps to hedge assets that are not financed through debt issuance in the same currency. Investments in subsidiaries in non-U.S. dollar currencies are also hedged in whole or in part to mitigate translation adjustments in the accumulated other comprehensive loss. See Notes 1 and 5 to the Consolidated Financial Statements for further information.

Credit Ratings

The cost and availability of unsecured funding are also impacted by credit ratings. In addition, credit ratings are important when competing in certain markets and when seeking to engage in long-term transactions including OTC derivatives. Factors that influence Merrill Lynch’s credit ratings include the credit rating agencies’ assessment of the general operating environment, relative positions in the markets in which Merrill Lynch competes, reputation, level and volatility of earnings, corporate governance, risk management policies, liquidity and capital management.
The senior debt and preferred stock ratings of ML & Co. and the ratings of preferred securities issued by subsidiaries on March 2, 2005 were as follows. Rating agencies express outlooks from time to time on these ratings. Each of these agencies describes its current outlook as stable.

Preferred
	Senior Debt	Stock
Rating Agency	Ratings	Ratings

Dominion Bond Rating Service Ltd.	AA (low)	Not Rated
Fitch Ratings	AA-	A+
Moody’s Investors Service, Inc.	Aa3	A2
Rating & Investment Information, Inc. (Japan)	AA	A+
Standard & Poor’s Ratings Services	A+	A-

RISK MANAGEMENT

Risk Management Philosophy
Risk-taking is an integral part of Merrill Lynch’s core business activities. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks including market, credit, liquidity, operational and other risks that are material and require comprehensive controls and ongoing oversight. Senior managers of Merrill Lynch’s core businesses are responsible and accountable for management of the risks associated with their business activities. The Global Liquidity and Risk Management Group (“GLRM”), falls under the management responsibility of the Deputy Chief Financial Officer and ultimately the Chief Financial Officer. This group includes the independent control groups which manage credit risk and market risk, liquidity risk and operational risk, among other functions. Along with other control units these disciplines work to ensure risks are properly identified, monitored, and managed throughout Merrill Lynch. To accomplish this, Merrill Lynch has established a risk management process, which includes:
•	A formal risk governance organization that defines the oversight process and its components;

•	A regular review of the entire risk management process by the Audit Committee of the Board of Directors (“the Audit Committee”);

•	Clearly defined risk management policies and procedures supported by a rigorous analytical framework;

•	Communication and coordination among the business, executive management, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight; and

•	Clearly articulated risk tolerance levels as defined by the ROC, which are regularly reviewed to ensure that Merrill Lynch’s risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.
The risk management and control process ensures that Merrill Lynch’s risk tolerance is well-defined and understood by the firm’s businesses as well as by its executive management. Other groups,

38 : MERRILL LYNCH 2004 ANNUAL REPORT

including Corporate Audit, Finance, and the Office of General Counsel (“OGC”), interact with GLRM to establish and maintain this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of these control groups is to make certain that risk-related losses occur within acceptable, predefined levels.

Risk Governance Structure

Merrill Lynch’s risk governance structure is comprised of the Audit Committee, a group composed of Merrill Lynch executive management (the “Executive Committee”), the ROC, the business units, GLRM, and various corporate governance committees.
The Audit Committee, which is comprised entirely of independent directors, has authorized the ROC to establish Merrill Lynch’s risk management policies and approves the ROC charter. The ROC reports to the Executive Committee and provides the Audit Committee with regular credit and market risk updates.
The ROC establishes risk tolerance levels for the firm and authorizes material changes in Merrill Lynch’s risk profile. This Committee also ensures that the risks assumed by Merrill Lynch are managed within these tolerance levels and verifies that Merrill Lynch has implemented appropriate policies for the effective management of risks. The Executive Committee must approve risk levels and all substantive changes to risk policies proposed by the ROC. The Executive Committee pays particular attention to risk concentrations and liquidity concerns.
The ROC is comprised of the heads of the key business segments and senior business and control managers and is chaired by the Chief Financial Officer. It oversees Merrill Lynch’s risks and ensures that the business units create and implement processes to identify, measure, and monitor their risks. The ROC also assists the Executive Committee in determining risk tolerance levels for the firm’s business units and monitors the activities of Merrill Lynch’s corporate governance committees, reporting significant issues and transactions to the Executive Committee and the Audit Committee.
Various other governance committees exist to create policy, review activity, and ensure that new and existing business initiatives remain within established risk tolerance levels. Representatives of the principal independent control functions participate as voting members of these committees.

Corporate Risk Management

CRM is an independent control function responsible for Merrill Lynch’s global market and credit risk management processes both within and across the firm’s business units. The heads of the Market Risk and the Credit and Commitments Groups report directly to the Deputy Chief Financial Officer. Market risk is defined to be the potential change in value of financial instruments caused by fluctuations in interest rates, exchange rates, equity and commodity prices, credit spreads, and/or other risks. Credit risks are defined to be the potential for loss that can occur as a result of impairment in the creditworthiness of an issuer or counterparty or a default by an issuer or counterparty on its contractual obligations. CRM also provides Merrill Lynch with an overview of its risk for various aggregate portfolios and develops and maintains the analytics, systems, and policies to conduct all risk management functions.
CRM’s chief monitoring and risk measurement tools are the Merrill Lynch Risk Frameworks. The Risk Frameworks define and communicate Merrill Lynch’s risk tolerance and establish aggregate and broad overall risk limits for the firm. Market risk limits are intended to constrain exposure to specific asset classes, market risk factors, and Value-at-Risk (“VaR”). VaR is a statistical measure of the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Credit risk limits are intended to constrain the magnitude and tenor of exposure to individual counterparties and issuers, types of counterparties and issuers and countries. Risk Framework exceptions and violations are reported and investigated at pre-defined and appropriate levels of management. The Risk Framework limits have been approved by the Executive Committee and the risk parameters that define the Risk Frameworks have been reviewed by the Audit Committee. The Executive Committee reviews the Risk Frameworks annually and approves any material changes. The ROC reports all substantive Risk Framework changes to the Audit Committee.
The overall effectiveness of Merrill Lynch’s risk processes and policies can be seen on a broader level when analyzing daily net trading revenues over time. CRM’s policies and procedures of monitoring and controlling risk, combined with the businesses’ focus on customer order-flow-driven revenues and selective proprietary positioning, have helped Merrill Lynch to reduce earnings volatility within its trading portfolios. While no guarantee can be given regarding future earnings volatility, Merrill Lynch will continue to pursue policies and procedures that assist the firm in measuring and monitoring its risks. The histogram below shows the distribution of daily net revenues from Merrill Lynch’s trading businesses (principal transactions and net interest profit) for 2004.

MERRILL LYNCH 2004 ANNUAL REPORT : 39

Market Risk

CRM’s Market Risk Group is responsible for approving the products and markets in which Merrill Lynch’s major business units and functions will transact and take risk. Moreover, it is responsible for identifying the risks to which these business units will be exposed in these approved products and markets. The Market Risk Group uses a variety of quantitative methods to assess the risk of Merrill Lynch’s positions and portfolios. In particular, the Market Risk Group quantifies the sensitivities of Merrill Lynch’s current portfolios to changes in market variables. These sensitivities are then utilized in the context of historical data to estimate earnings and loss distributions that Merrill Lynch’s current portfolios would have incurred throughout the historical period. From these distributions, CRM derives a number of useful risk statistics, including VaR.
The VaR disclosed in the accompanying tables is an estimate of the amount that Merrill Lynch’s current portfolios could lose with a specified degree of confidence, over a given time interval. The VaR for Merrill Lynch’s overall portfolios is less than the sum of the VaRs for individual risk categories because movements in different risk categories occur at different times and, historically, extreme movements have not occurred in all risk categories simultaneously. The difference between the sum of the VaRs for individual risk categories and the VaR calculated for all risk categories is shown in the following tables and may be viewed as a measure of the diversification within Merrill Lynch’s portfolios. CRM believes that the tabulated risk measures provide broad guidance as to the amount Merrill Lynch could lose in future periods, and CRM works continually to improve its measurement and the methodology of the firm’s VaR. However, the calculation of VaR requires numerous assumptions and thus VaR should not be viewed as a precise measure of risk. In addition, VaR is not intended to capture worst case scenario losses.
To complement VaR and recognizing its inherent limitations, Merrill Lynch uses a number of additional risk measurement methods and tools as part of its overall market risk management process. These include stress testing and event risk analysis, which examine portfolio behavior under significant adverse market conditions, including scenarios that would result in material losses for the firm.
In the Merrill Lynch VaR system, CRM uses historical simulation to estimate VaR. Note that the VaR measure reported in the tables below for the trading and non-trading portfolios is for a 95% confidence level and one-day holding period, in contrast with prior reporting periods when a one-week holding period was used. The one-day VaR facilitates comparability with other global financial services firms. Prior periods have been restated to reflect this change.
To calculate VaR, CRM aggregates sensitivities to market risk factors and combines them with a database of historical market factor movements to simulate a series of profits and losses. The level of loss that is exceeded in that series 5% of the time is used as the estimate for the 95% confidence level VaR. The overall total VaR amounts are presented across major risk categories, including exposure to volatility risk found in certain products (e.g., options).
VaR associated with Merrill Lynch’s U.S. banks is included in the trading and non-trading VaR tables that follow. Virtually all of the U.S. bank VaR is related to lending activities and the non-trading investment portfolio assets, and is reflected in the non-trading VaR table, with a small portion included in the trading-related VaR table. The non-trading VaR also includes the interest rate risk associated with Merrill Lynch’s LYONs® and TOPrSSM. Non-trading VaR also includes certain investments in debt and equity securities, including private equity securities, and real estate and non-performing loan investments. See Note 8 to the Consolidated Financial Statements for further information on LYONs® and TOPrSSM.
As part of the risk disclosure process, the Market Risk Group continues to refine the alignment of certain asset classes across the trading and non-trading VaR tables while balancing accounting treatments and internal risk management processes.
The table that follows presents Merrill Lynch’s average and year-end VaR for trading instruments for 2004 and 2003. Additionally, high and low VaR for 2004 is presented independently for each risk category and overall. Because high and low VaR numbers for these risk categories may have occurred on different days, high and low numbers for diversification benefit would not be meaningful.

(dollars in millions)
	Year-	Daily			Year-	Daily
	end	Average	High	Low	end	Average
	2004	2004	2004	2004	2003	2003

Trading
Value-at-Risk[1]
Interest rate and credit spread	$32	$28	$43	$18	$29	$26
Equity	23	18	52	10	15	19
Commodity	9	2	10	–	–	–
Currency	1	1	7	–	1	1
Volatility	9	13	23	8	16	12

	74	62			61	58
Diversification benefit	(33)	(27)			(24)	(25)

Overall[2]	$41	$35	$65	$23	$37	$33

1	Based on a 95% confidence level and a one-day holding period.

2	Overall trading VaR using a 95% confidence level and a one-week holding period was $74 million and $79 million at year-end 2004 and 2003, respectively.
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

40 : MERRILL LYNCH 2004 ANNUAL REPORT

Overall one-day trading VaR increased in 2004 due to increases in interest rate and credit spread exposures as well as increases in equity exposures. These were due to proprietary positioning and client-servicing activities. In contrast to the one-day trading VaR, the one-week trading VaR showed a decrease from the prior year, as indicated in the footnote to the table above. The difference between the two measures is due to greater gains on long option positions on the one-week VaR than on the one-day VaR. In addition, it should be noted that the risk exposures of Merrill Lynch’s newly acquired commodities business were integrated with the firmwide VaRs during the period and are shown on the commodity line in the preceding table.
The following table presents Merrill Lynch’s VaR for non-trading instruments.

(dollars in millions)
		Quarterly		Quarterly
	Year-end	Average	Year-end	Average
	2004	2004	2003	2003

Non-trading Value-at-Risk[1]
Interest rate and credit spread	$44	$43	$44	$35
Equity	40	29	25	23
Currency	4	7	6	2
Volatility	18	12	14	11

	106	91	89	71
Diversification benefit	(25)	(24)	(29)	(25)

Overall[2]	$81	$67	$60	$46

1	Based on a 95% confidence level and a one-day holding period.

2	Overall non-trading VaR using a 95% confidence level and a one-week holding period was $180 million and $118 million at year-end 2004 and 2003, respectively.
Overall non-trading VaR increased in 2004 due primarily to an increase in private equity exposure.

Credit Risk

CRM’s Credit and Commitments Group assesses the creditworthiness of existing and potential individual clients, institutional counterparties and issuers, and determines firmwide credit risk levels within the Credit Risk Framework Counterparty and Country limits. The group reviews and monitors specific transactions as well as portfolio and other credit risk concentrations both within and across businesses. The group is also responsible for ongoing monitoring of credit quality and limit compliance and actively works with all the business units of Merrill Lynch to manage and mitigate credit risk.
The Credit and Commitments Group uses a variety of methodologies to set limits on exposure resulting from a counterparty, issuer or country failing to fulfill its contractual obligations. The group performs analysis in the context of industrial, regional, and global economic trends and incorporates portfolio and concentration effects when determining tolerance levels. Credit risk limits take into account measures of both current and potential exposure and are set and monitored by broad risk type, product type, and maturity. Credit risk mitigation techniques include, where appropriate, the right to require initial collateral or margin, the right to terminate transactions or to obtain collateral should unfavorable events occur, the right to call for collateral when certain exposure thresholds are exceeded, and the purchase of credit default protection. With senior management involvement, Merrill Lynch conducts regular portfolio reviews, monitors counterparty creditworthiness, and evaluates transaction risk with a view toward early problem identification and protection against unacceptable credit-related losses. In 2004, the Credit and Commitments Group continued investing additional resources to enhance its methods and policies in order to assist in the management of Merrill Lynch’s credit risk.
Senior members of the Credit and Commitments Group chair various commitment committees with membership across business and support units. These committees review and approve commitments, underwritings and syndication strategies related to Global Debt and Syndicated Loans, Equity, Real Estate Finance and Asset Based Finance among other activities.
Credit risk and exposure that originates from Merrill Lynch’s GPC business is monitored by CRM. Exposures include credit risks for mortgages, home equity lines of credit, margin accounts, loans to individuals and working capital lines and other loans that Merrill Lynch maintains with certain small business clients. When required, these exposures are collateralized in accordance with regulatory requirements governing such activities. Credit risk in Merrill Lynch’s U.S. banks’ investment and loan portfolios is also monitored within CRM. Merrill Lynch’s U.S. banks have additional credit approval and monitoring processes in place.
Merrill Lynch enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent (“master netting agreements”) with substantially all of its derivative counterparties as soon as possible. The agreements are negotiated with each counterparty and can be complex in nature. While every effort is taken to execute such agreements, it is possible that a counterparty may be unwilling to sign such an agreement and, as a result, would subject Merrill Lynch to additional credit risk. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure. However, the enforceability of master netting agreements under bankruptcy laws in certain countries or in certain industries is not free from doubt, and receivables and payables with counterparties in these countries or industries are accordingly recorded on a gross basis.
In addition, to reduce the risk of loss, Merrill Lynch requires collateral, principally cash and U.S. Government and agency securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates risk exposures net of related collateral. The following is a summary of counterparty credit ratings for the replacement cost (net of $11.1 billion of collateral) of OTC trading derivatives in a gain position by maturity at December 31, 2004. (Note that the following table is inclusive of

MERRILL LYNCH 2004 ANNUAL REPORT : 41

credit exposure from OTC derivative transactions only and does not include other material credit exposures).

(dollars in millions)
	Years to Maturity				Cross-
Credit					Maturity
Rating[1]	0-3	3+ -5	5+ -7	Over 7	Netting[2]	Total

AAA	$3,032	$617	$668	$2,819	$(1,813)	$5,323
AA	4,808	1,225	1,026	2,557	(1,852)	7,764
A	2,293	612	993	1,771	(1,170)	4,499
BBB	1,658	565	658	3,324	(901)	5,304
Other	1,491	296	308	474	(326)	2,243

Total	$13,282	$3,315	$3,653	$10,945	$(6,062)	$25,133

1	Represents credit rating agency equivalent of internal credit ratings.

2	Represents netting of payable balances with receivable balances for the same counterparty across maturity band categories. Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.

In addition to obtaining collateral, Merrill Lynch attempts to mitigate its default risk on derivatives whenever possible by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of its derivative contracts.

Operational Risk

Merrill Lynch defines operational risk as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Some of these risks cannot be avoided, for example, the exposure to natural or man-made disasters, but can be mitigated by management actions, recovery plans and insurance. Merrill Lynch manages operational risks in a variety of ways. These include maintaining a comprehensive system of internal controls, using technology to automate processes and reduce manual errors, monitoring and analyzing risk events and trends, employing experienced staff, monitoring business activities by compliance and audit professionals, maintaining fully operational, off-site backup facilities, requiring education and training of employees, and emphasizing the importance of management oversight.
Operational Risk management is an important discipline in which Merrill Lynch continues to invest. The primary responsibility for managing operational risk on a day-to-day basis lies with Merrill Lynch’s businesses and support groups. While each business and support group has processes and systems in place to address operational risks within their unit, the Operational Risk Management Group (“ORM”) has overall responsibility to provide policies, tools, and the education necessary to ensure widespread effective practices within Merrill Lynch. ORM is part of Merrill Lynch’s overall risk governance structure and is an independent group similar to the CRM function, which manages market and credit risks. ORM’s responsibilities include development and implementation of operational risk assessment tools; monitoring and reporting, including tracking operational losses; and education and training materials. The group partners with Corporate Audit, OGC, Compliance, Technology, Finance, Human Resources, Treasury, and the business and regional areas to evaluate risks, take actions to mitigate risks, and adhere to regulatory requirements.

Liquidity Risk

Liquidity relates to the ability of a company to repay short-term borrowings with new borrowings or assets that can be quickly converted into cash while meeting other obligations and continuing to operate as a going concern. Liquidity risk is particularly important for financial services firms and includes both the potential inability to raise funding with appropriate maturity and interest rate characteristics as well as the inability to liquidate an asset in a timely manner at a reasonable price. For more information on how Merrill Lynch manages liquidity risk, see the Capital and Funding section.

Other Risks

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
Over the previous three years, the research function at integrated broker-dealers has been the subject of substantial regulatory and media attention. As a result of regulatory and legal mandates as well as firm initiatives, Merrill Lynch has enacted a number of new policies to enhance the quality of its research product including: modifying the compensation system for research analysts; forming a Research Recommendations Committee to review equity analysts’ investment recommendations; adopting a new simplified securities rating system; implementing new policies and procedures to comply with all legal requirements, including those limiting communications between equity research analysts and investment banking and other origination personnel; and adding additional disclosures on research reports regarding potential conflicts of interest. Merrill Lynch has also appointed an independent consultant to identify independent third-party research providers who will provide fundamental research on certain companies covered by Merrill Lynch. This research has been made available to Merrill Lynch private clients in the United States and, upon request, to institutional clients in the United States in accordance with legal requirements.
The compensation system for research analysts includes an evaluation of the performance of analysts’ recommendations, including the extent to which the analyst’s insights and recommendations have benefited investors. The compensation of all analysts responsible for the substance of an equity research report is required to be reviewed and approved by a committee reporting to the Board of Directors of MLPF&S. The Management Development and Compensation Committee of the ML & Co. Board of Directors, a Committee consisting entirely of independent directors, is also

42 : MERRILL LYNCH 2004 ANNUAL REPORT

required to review this compensation process for consistency with certain legal requirements. Merrill Lynch’s Investment Banking Group has no input into research analyst compensation.

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

Trading Exposures

The following table summarizes trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2004 and 2003:

(dollars in millions)
	2004	2003

Trading assets:
Cash instruments	$11,929	$8,331
Derivatives	4,884	4,124
Trading liabilities — cash instruments	(2,721)	(2,024)
Collateral on derivative assets	(2,641)	(2,335)

Net trading asset exposure	$11,451	$8,096

Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 31, 2004, the carrying value of such debt and equity securities totaled $539 million, of which 58% resulted from Merrill Lynch’s market-making activities in such securities. This compared with $259 million at December 26, 2003, of which 18% related to market-making activities. Also included are distressed bank loans totaling $176 million and $143 million at year-end 2004 and 2003, respectively.

Non-Trading Exposures

The following table summarizes Merrill Lynch’s non-trading exposures to non-investment grade or highly leveraged corporate issuers or counterparties at year-end 2004 and 2003:

(dollars in millions)
	2004	2003

Investment securities	$455	$183
Loans, notes, and mortgages — commercial[1,2]	10,278	8,892
Other investments[3] :
Partnership interests	1,534	902
Other equity investments[4]	691	716

1	Includes accrued interest.

2	Includes $9.3 billion and $8.2 billion of secured loans at year-end 2004 and 2003, respectively.

3	Includes a total of $491 million and $508 million in investments held by employee partnerships at year-end 2004 and 2003, respectively, for which a portion of the market risk of the investments rests with the participating employees.

4	Includes investments in 191 and 204 enterprises at year-end 2004 and 2003, respectively.
The following table summarizes Merrill Lynch’s commitments with exposure to non-investment grade or highly leveraged counterparties at year-end 2004 and 2003:

(dollars in millions)
	2004	2003

Unutilized revolving lines of credit and other lending commitments	$14,883	$4,423
Additional commitments to invest in partnerships[1]	973	426

1	Includes $102 million and $150 million, at year-end 2004 and 2003, respectively, related to deferred compensation plans.
At December 31, 2004, Merrill Lynch’s largest non-investment grade industry exposure was to the telecommunications sector.

MERRILL LYNCH 2004 ANNUAL REPORT : 43

LITIGATION

Certain actions have been filed against Merrill Lynch in connection with Merrill Lynch’s business activities. Although the ultimate outcome of legal actions, arbitration proceedings, and claims pending against ML & Co. or its subsidiaries cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material, adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings. Refer to Critical Accounting Policies and Estimates section and Note 11 to the Consolidated Financial Statements for additional information.

RECENT DEVELOPMENTS

New Accounting Pronouncements
On December 21, 2004, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position (“FSP”), 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. The FSP provides guidance on the impact of the new tax law’s one-time deduction for qualifying repatriations of foreign earnings. The deduction can result in a lower tax rate on repatriation of certain foreign earnings. To the extent that the cumulative undistributed earnings of non-U.S. subsidiaries were permanently reinvested, no deferred U.S. federal income taxes have been provided. Merrill Lynch may elect to apply this provision to qualifying earnings repatriations in 2005. Merrill Lynch has begun an assessment of the impact of the repatriation provision, but does not expect to complete the assessment until after Congress or the Treasury Department provides additional clarifying language on key elements of the provision. The range of possible amounts of unremitted foreign earnings that are being considered for possible repatriation is from $0 to $4.3 billion. The related potential range of income tax effects is between $0 and $226 million.
On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation. Merrill Lynch expects to adopt the provisions of revised SFAS No. 123 in the third quarter of 2005. The approach to accounting for share-based payments under revised SFAS No. 123 is substantially unchanged from that allowed under SFAS No. 123. Because Merrill Lynch adopted the provisions of SFAS No. 123 in the first quarter of 2004, the impact of adopting the revised SFAS No. 123 is not expected to be significant. See Note 13 to the Consolidated Financial Statements for further information on share-based compensation arrangements.
On September 30, 2004, the EITF finalized its previous consensus regarding Issue 04-8 (“EITF 04-8”), The Effect of Contingently Convertible Debt on Diluted Earnings Per Share. The guidance in this Issue requires that contingently convertible instruments that are, upon conversion, settleable in shares of the issuer’s common stock be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger has been met.
In December of 2004, Merrill Lynch initiated an exchange offer of one of its contingent convertible issuances (“floating-rate LYONs®”) for a new convertible instrument, which will settle partly in cash and partly in stock. More specifically, the accreted principal amount will settle in cash and the “in the money” amount of the conversion option will settle in stock. Additionally, in December 2004, Merrill Lynch repurchased $2.9 billion face amount of its fixed-rate LYONs®. Only those shares associated with floating-rate LYONs® that were not exchanged, and the fixed-rate LYONs® that were not repurchased, which each continue to be settled exclusively in shares upon conversion, have been included in current and prior periods’ diluted earnings per share.
Merrill Lynch adopted the provisions of EITF 04-8 during the fourth quarter of 2004, which required restatement of prior periods’ diluted earnings per share. As a result of the adoption of EITF 04-8, diluted shares outstanding increased by approximately 3.2 million shares in 2004 and 2003. Diluted earnings per share was reduced by $.01 in 2004 and 2003. See Note 8 to the Consolidated Financial Statements for additional information on LYONs®.
On June 30, 2004, the EITF reached a consensus on Issue 02-14, Whether the Equity Method of Accounting Applies When an Investor Does Not Have an Investment in Voting Stock of an Investee but Exercises Significant Influence through Other Means. The consensus reached indicates that in situations where an investor has the ability to exercise significant influence over the investee, an investor should apply the equity method of accounting only when it has either common stock or “in-substance” common stock of a corporation. The guidance prohibits the application of the equity method in instances where an investment is neither common stock nor “in-substance” common stock. Merrill Lynch adopted the new guidance in the fourth quarter of 2004 on a prospective basis, and as a result, has adopted the cost method of accounting for an investment to which the equity method of accounting had previously been applied. Under the equity method of accounting, Merrill Lynch recognized cumulative $320 million in other revenues related to this investment over the period from the third quarter of 2003 to the third quarter of 2004. Had Merrill Lynch continued to apply the equity method of accounting, other revenues would have been $23 million higher, or $.01 per diluted share, in the fourth quarter of 2004.
On May 19, 2004, the FASB issued FSP 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which supersedes FSP 106-1 of the same title issued in January 2004. FSP 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) that was signed into law on December 8, 2003. The Act allows for a tax-free government subsidy to employers providing “actuarially equivalent” prescription drug benefits to its

44 : MERRILL LYNCH 2004 ANNUAL REPORT

Medicare eligible retirees. Management concluded that the benefits provided under Merrill Lynch’s plan are “actuarially equivalent” to Medicare Part D and qualify for the subsidy provided by the Act. Effective for the third quarter of 2004, Merrill Lynch adopted FSP 106-2 using the prospective application method. As a result, Merrill Lynch’s accumulated postretirement benefit obligation has been reduced by approximately $45 million and the net periodic postretirement benefit cost for the third and fourth quarters of 2004 decreased by $2.6 million.
In March 2004, the EITF reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which the determination must be made as to whether the impairment is other-than-temporary. The EITF 03-1 impairment model applies to all investment securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and to investment securities accounted for under the cost method to the extent an impairment indicator exists. Under the guidance, the determination of whether an impairment is other-than-temporary and therefore would result in a recognized loss depends on market conditions and management’s intent and ability to hold the securities with unrealized losses. In September 2004, the FASB approved FSP EITF 03-1, which defers the effective date for recognition and measurement guidance contained in EITF 03-1 until certain issues are resolved. Merrill Lynch will adopt the guidance at the time it is issued. Merrill Lynch previously implemented the disclosure requirements of EITF 03-1 in its December 26, 2003 Consolidated Financial Statements. See Note 4 to the Consolidated Financial Statements for additional information.
On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised SFAS No. 132 retains the disclosure requirements in the original statement and requires additional disclosures about pension plan assets, benefit obligations, cash flows, benefit costs and other relevant information. Merrill Lynch adopted the provisions of SFAS No. 132 as of December 26, 2003. See Note 12 to the Consolidated Financial Statements for these disclosures.
In December of 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 addresses revenue recognition and impairment assessments for certain loans and debt securities that were purchased at a discount that was at least in part due to credit quality. SOP 03-3 states that where expected cash flows from the loan or debt security can be reasonably estimated, the difference between the purchase price and the expected cash flows (i.e., the “accretable yield”) should be accreted into income. In addition, the SOP prohibits the recognition of an allowance for loan losses on the purchase date. Further, the SOP requires that any subsequent allowance for loan losses be supported through a cash flow analysis, on either an individual or on a pooled basis, for all loans that fall within the scope of the guidance. Merrill Lynch will adopt SOP 03-3 as of the beginning of fiscal year 2005. The adoption of the guidance will not have a material impact on the Consolidated Financial Statements.
On July 7, 2003, the AICPA issued SOP 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The SOP was effective for financial statements for Merrill Lynch beginning in 2004. The SOP required the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that Merrill Lynch previously employed. The adoption of SOP 03-1 resulted in additional pre-tax expense of approximately $40 million in 2004. This resulted in a reduction in diluted earnings per share of $.03.
On January 17, 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), which clarifies when an entity should consolidate entities that are considered VIEs, and, on December 24, 2003, the FASB issued a revised standard (“FIN 46R”). A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of Special Purpose Entities (“SPEs”). FIN 46R requires that an entity consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. FIN 46R does not apply to qualifying special purpose entities (“QSPEs”), the accounting for which is governed by SFAS No. 140. As permitted by the transition guidance in FIN 46R, Merrill Lynch adopted the revised standard on an entity-by-entity basis. At December 26, 2003, Merrill Lynch applied FIN 46R to all VIEs with which it is involved, with the exception of those VIEs that issue Merrill Lynch TOPrSSM. The adoption of FIN 46R at December 26, 2003 did not have a material effect on the Consolidated Financial Statements. As of March 26, 2004, Merrill Lynch applied FIN 46R to those VIEs that issue TOPrSSM. As a result, these VIEs were deconsolidated. The deconsolidation of TOPrSSM did not have a material impact on the Consolidated Financial Statements of Merrill Lynch. See Note 6 to the Consolidated Financial Statements for additional FIN 46R disclosure.

MERRILL LYNCH 2004 ANNUAL REPORT : 45

MANAGEMENT’S DISCUSSION OF FINANCIAL RESPONSIBILITY AND REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

FINANCIAL RESPONSIBILITY

Oversight is provided by independent units within Merrill Lynch, working together to maintain Merrill Lynch’s internal control standards. Corporate Audit reports directly to the Audit Committee of the Board of Directors, providing independent appraisals of Merrill Lynch’s internal controls and compliance with established policies and procedures. Finance management establishes accounting policies and procedures, measures and monitors financial risk, and independently from the businesses prepares financial statements that fairly present the underlying transactions and events of Merrill Lynch. Treasury monitors capital adequacy and liquidity management. Corporate Risk Management is both independent from business line management and has oversight responsibility for Merrill Lynch’s market and credit risks. This group has clear authority to enforce trading and credit limits using various systems and procedures to monitor positions and risks. The Office of the General Counsel serves in a counseling and advisory role to Management and the business groups. In this role, the group develops policies; monitors compliance with internal policies, external rules, and industry regulations; and provides legal advice, representation, execution, and transaction support to the businesses.
ML & Co. has established a Disclosure Committee to assist the Chief Executive Officer and Chief Financial Officer in fulfilling their responsibilities for overseeing the accuracy and timeliness of disclosures made by ML & Co. The Disclosure Committee is made up of senior representatives of Merrill Lynch’s Finance, Investor Relations, Office of the General Counsel, Treasury, Tax and Corporate Risk Management groups and is responsible for implementing and evaluating disclosure controls and procedures on an ongoing basis. The Disclosure Committee meets at least eight times a year as meetings are held as needed to review key events and disclosures impacting the period throughout each fiscal quarter and prior to the filing of the 10-K and 10-Q reports and proxy statement with the SEC.
The Board of Directors designated Merrill Lynch’s Guidelines for Business Conduct as the Company’s code of ethics for directors, officers and employees in performing their duties. The Guidelines set forth written standards for employee conduct with respect to conflicts of interest, disclosure obligations, compliance with applicable laws and rules and other matters. The Guidelines also set forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the
Guidelines in a confidential manner. The Board of Directors adopted Merrill Lynch’s Code of Ethics for Financial Professionals in 2003. The Code, which applies to all Merrill Lynch professionals who participate in the Company’s public disclosure process, supplements our Guidelines for Business Conduct and is designed to promote honest and ethical conduct, full, fair and accurate disclosure and compliance with applicable laws.
The independent registered public accounting firm, Deloitte & Touche LLP, performs annual audits of Merrill Lynch’s financial statements in accordance with generally accepted auditing standards. They openly discuss with the Audit Committee their views on the quality of the financial statements and related disclosures and the adequacy of Merrill Lynch’s internal accounting controls. Quarterly review reports on the interim financial statements are also issued by Deloitte & Touche LLP. The Audit Committee appoints the independent registered public accounting firm. The independent registered public accounting firm is given unrestricted access to all financial records and related data, including minutes of meetings of stockholders, the Board of Directors, and committees of the Board.
As part of their oversight role, committees of the Board supervise management in the formulation of corporate policies, procedures and controls. The Audit Committee, which consists of six independent directors, oversees Merrill Lynch’s system of internal accounting controls and the internal audit function. In addition, the Audit Committee oversees adherence to risk management and compliance policies, procedures, and functions. It also reviews the annual Consolidated Financial Statements with Management and Merrill Lynch’s independent registered public accounting firm, and evaluates the performance, independence and fees of our independent registered public accounting firm and the professional services it provides. The Audit Committee also has the sole authority to appoint or replace the independent registered public accounting firm.
The Finance Committee, which consists of six independent directors, reviews, recommends, and approves policies regarding financial commitments and other expenditures. It also reviews and approves certain financial commitments, acquisitions, divestitures, and proprietary investments. In addition, the Finance Committee oversees corporate funding policies and financing plans and also reviews procedures for implementing and adhering to such policies.

46 : MERRILL LYNCH 2004 ANNUAL REPORT

REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

During 2003, Merrill Lynch formed a Project Management Office to facilitate ongoing internal control reviews, coordinate the documentation process for these reviews, provide direction to its business and control groups involved in this initiative and assist in the assessment and remediation of any identified weaknesses in internal controls over financial reporting. Merrill Lynch also formed a Steering Committee comprised of senior management from Merrill Lynch’s Finance, Corporate Audit, Corporate Risk Management, Operations, Technology and Legal functions. This Committee has been responsible for reviewing the progress of the Sarbanes-Oxley Section 404 compliance initiative and directing the efforts of the Project Management Office. During 2004, the Project Management Office and Steering Committee completed their review of documentation evidencing key controls, performed walkthroughs, and conducted tests of controls and operating effectiveness in order to be in a position to express a view to management on the effectiveness of our internal control over financial reporting.
Management recognizes its responsibility for establishing and maintaining adequate internal control over financial reporting and has designed internal controls and procedures to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements and related notes in accordance with generally accepted accounting principles in the United States of America. Management assessed the effectiveness of Merrill Lynch’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of
Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment, management believes that Merrill Lynch maintained effective internal control over financial reporting as of December 31, 2004.
The audited consolidated financial statements of Merrill Lynch include the results of the following entities, but management’s assessment does not include an assessment of the internal control over financial reporting of these entities because they were acquired during the fourth quarter of 2004. This approach is consistent with published SEC guidance on the permissible scope of management’s internal control report.
•	The commodities trading businesses of Entergy-Koch, LP, a venture of Entergy Corporation and privately-owned Koch Energy, Inc., a subsidiary of Koch Industries, Inc. (acquired on November 1, 2004).

•	Mortgages plc, a U.K. non-conforming mortgage lender and servicer (acquired on October 29, 2004).
The financial statements for these entities reflect total assets and revenues constituting less than one percent of the related consolidated financial statement amounts as of and for the year ended December 31, 2004. See Note 16 to the Consolidated Financial Statements for additional information regarding these acquisitions.
Deloitte & Touche LLP, Merrill Lynch’s independent registered public accounting firm, has issued an attestation report on management’s assessment of Merrill Lynch’s internal control over financial reporting and on the effectiveness of Merrill Lynch’s internal control over financial reporting. This report appears under “Report of Independent Registered Public Accounting Firm” on the following page.

New York, New York
February 25, 2005

MERRILL LYNCH 2004 ANNUAL REPORT : 47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited management’s assessment, included in the accompanying Report on Internal Control Over Financial Reporting, that Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in the Report on Internal Control Over Financial Reporting, management excluded from their assessment the internal control over financial reporting at Entergy-Koch, LP and Mortgages plc, which were acquired on November 1, 2004 and October 29, 2004, respectively, and whose financial statements reflect total assets and revenues constituting less than one percent of the related consolidated financial statement amounts as of and for the year ended December 31, 2004. Accordingly, our audit did not include the internal control over financial reporting at Entergy-Koch, LP and Mortgages plc. Merrill Lynch’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of Merrill Lynch’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Merrill Lynch maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, Merrill Lynch maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2004 of Merrill Lynch and our report dated March 2, 2005 expressed an unqualified opinion on those financial statements.

New York, New York
March 2, 2005

48 : MERRILL LYNCH 2004 ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 31, 2004 and December 26, 2003, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of Merrill Lynch’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch as of December 31, 2004 and December 26, 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Merrill Lynch’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of Merrill Lynch’s internal control over financial reporting and an unqualified opinion on the effectiveness of Merrill Lynch’s internal control over financial reporting.

New York, New York
March 2, 2005

MERRILL LYNCH 2004 ANNUAL REPORT : 49

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in millions, except per share amounts)

	Year Ended Last Friday in December
	2004	2003	2002
	(53 weeks)	(52 weeks)	(52 weeks)

Net Revenues
Asset management and portfolio service fees	$5,440	$4,698	$4,911
Commissions	4,877	4,299	4,529
Principal transactions	2,300	3,233	2,331
Investment banking	3,261	2,628	2,413
Revenues from consolidated investments	346	70	(26)
Other	1,270	1,111	818

	17,494	16,039	14,976

Interest and dividend revenues	14,973	11,669	13,210
Less interest expense	10,444	7,840	9,871

Net interest profit	4,529	3,829	3,339

Total Net Revenues	22,023	19,868	18,315

Non-Interest Expenses
Compensation and benefits	10,596	9,810	10,677
Communications and technology	1,461	1,457	1,741
Occupancy and related depreciation	893	889	909
Brokerage, clearing, and exchange fees	773	676	688
Professional fees	705	580	551
Advertising and market development	533	429	540
Expenses of consolidated investments	231	68	(8)
Office supplies and postage	203	197	258
Other	792	689	568
Net recoveries related to September 11	–	(147)	(212)
Research and other settlement-related expenses	–	–	291

Total Non-Interest Expenses	16,187	14,648	16,003

Earnings Before Income Taxes	5,836	5,220	2,312
Income Tax Expense	1,400	1,384	604

Net Earnings	$4,436	$3,836	$1,708
Preferred Stock Dividends	41	39	38

Net Earnings Applicable to Common Stockholders	$4,395	$3,797	$1,670

Earnings Per Common Share
Basic	$4.81	$4.22	$1.94

Diluted	$4.38	$3.87	$1.77

See Notes to Consolidated Financial Statements.

50 : MERRILL LYNCH 2004 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

(dollars in millions, except per share amounts)

	Dec. 31, 2004	Dec. 26, 2003

Assets

Cash and cash equivalents	$21,220	$10,150

Cash and securities segregated for regulatory purposes or deposited with clearing organizations	23,082	15,171

Securities financing transactions
Receivables under resale agreements	78,853	61,006
Receivables under securities borrowed transactions	94,498	56,072

	173,351	117,078

Trading assets, at fair value (includes securities pledged as collateral that can be sold or repledged of $44,487 in 2004 and $26,220 in 2003)
Contractual agreements	41,979	37,189
Corporate debt and preferred stock	32,793	22,394
Non-U.S. governments and agencies	29,887	15,991
Mortgages, mortgage-backed, and asset-backed securities	28,010	20,508
Equities and convertible debentures	27,644	23,170
U.S. Government and agencies	13,861	10,408
Municipals and money markets	6,538	4,577
Commodities and related contracts	1,238	7

	181,950	134,244

Investment securities (includes securities pledged as collateral of $3,806 in 2004 and $8,724 in 2003)	77,850	74,795

Securities received as collateral	11,903	9,156

Other receivables
Customers (net of allowance for doubtful accounts of $51 in 2004 and $60 in 2003)	45,663	36,955
Brokers and dealers	12,109	7,346
Interest and other	13,954	11,187

	71,726	55,488

Loans, notes, and mortgages (net of allowance for loan losses of $283 in 2004 and $318 in 2003)	53,262	50,993

Separate accounts assets	18,641	17,034

Equipment and facilities (net of accumulated depreciation and amortization of $5,259 in 2004 and $5,054 in 2003)	2,508	2,612

Goodwill and other intangible assets	6,162	4,814

Other assets	6,404	4,608

Total Assets	$648,059	$496,143

MERRILL LYNCH 2004 ANNUAL REPORT : 51

CONSOLIDATED BALANCE SHEETS

(dollars in millions, except per share amounts)

	Dec. 31, 2004	Dec. 26, 2003

Liabilities
Securities financing transactions
Payables under repurchase agreements	$154,796	$96,006
Payables under securities loaned transactions	22,236	11,081

	177,032	107,087

Commercial paper and other short-term borrowings	3,979	5,000
Deposits	79,746	79,457
Trading liabilities, at fair value
Contractual agreements	51,158	43,349
Non-U.S. governments and agencies	22,271	12,066
U.S. Government and agencies	16,496	15,305
Equities and convertible debentures	15,131	10,793
Corporate debt, municipals and preferred stock	9,194	7,798
Commodities and related contracts	979	4

	115,229	89,315

Obligation to return securities received as collateral	11,903	9,156
Other payables
Customers	40,617	28,859
Brokers and dealers	20,133	19,109
Interest and other	26,675	22,387

	87,425	70,355

Liabilities of insurance subsidiaries	3,158	3,353
Separate accounts liabilities	18,641	17,034
Long-term borrowings	116,484	83,299
Long-term debt issued to TOPrSSM partnerships	3,092	3,203

Total Liabilities	616,689	467,259

Commitments and Contingencies

Stockholders’ Equity
Preferred Stockholders’ Equity (2004 — 21,000 shares issued and outstanding with liquidation preference of $30,000 per share; 2003 — 42,500 shares issued and outstanding with liquidation preference of $10,000 per share)	630	425

Common Stockholders’ Equity
Shares exchangeable into common stock	41	43
Common stock (par value $1.33 1/3 per share; authorized: 3,000,000,000 shares; issued: 2004 — 1,098,991,806 shares and 2003 — 1,063,205,274 shares)	1,465	1,417
Paid-in capital	12,332	10,676
Accumulated other comprehensive loss (net of tax)	(481)	(551)
Retained earnings	22,485	18,692

	35,842	30,277

Less: Treasury stock, at cost (2004 — 170,955,057 shares; 2003 — 117,294,392 shares)	4,230	1,195
Unamortized employee stock grants	872	623

Total Common Stockholders’ Equity	30,740	28,459

Total Stockholders’ Equity	31,370	28,884

Total Liabilities and Stockholders’ Equity	$648,059	$496,143

See Notes to Consolidated Financial Statements.

52 : MERRILL LYNCH 2004 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(dollars in millions)

	Year Ended Last Friday in December
	Amounts			Shares
	2004	2003	2002	2004	2003	2002

Preferred Stock
Balance, beginning of year	$425	$425	$425	42,500	42,500	42,500
Issuances	630	–	–	21,000	–	–
Redemptions	(425)	–	–	(42,500)	–	–

Balance, end of year	630	425	425	21,000	42,500	42,500

Common Stockholders’ Equity
Shares Exchangeable into Common Stock
Balance, beginning of year	43	58	62	2,899,923	3,911,041	4,195,407
Exchanges	(2)	(15)	(4)	(117,211)	(1,011,118)	(284,366)

Balance, end of year	41	43	58	2,782,712	2,899,923	3,911,041

Common Stock
Balance, beginning of year	1,417	1,311	1,283	1,063,205,274	983,502,078	962,533,498
Shares issued to employees	48	106	28	35,786,532	79,703,196	20,968,580

Balance, end of year	1,465	1,417	1,311	1,098,991,806	1,063,205,274	983,502,078

Paid-in Capital
Balance, beginning of year	10,676	9,102	6,764
Employee stock plan activity	1,656	1,574	2,338

Balance, end of year	12,332	10,676	9,102

Accumulated Other Comprehensive Loss
Foreign Currency Translation Adjustment (net of tax)
Balance, beginning of year	(301)	(320)	(302)
Translation adjustment	12	19	(18)

Balance, end of year	(289)	(301)	(320)

Net Unrealized Gains (Losses) on Available-for-Sale Securities (net of tax)
Balance, beginning of year	(111)	(145)	(92)
Net unrealized gains (losses) on available-for-sale	30	27	(58)
Other adjustments[1]	(10)	7	5

Balance, end of year	(91)	(111)	(145)

Deferred Gains on Cash Flow Hedges (net of tax)
Balance, beginning of year	11	20	36
Net deferred gains on cash flow hedges	–	43	104
Reclassification adjustment to earnings	10	(52)	(120)

Balance, end of year	21	11	20

Minimum Pension Liability (net of tax)
Balance, beginning of year	(150)	(125)	(10)
Net minimum pension liability adjustment	28	(25)	(115)

Balance, end of year	(122)	(150)	(125)

Balance, end of year	(481)	(551)	(570)

Retained Earnings
Balance, beginning of year	18,692	15,491	14,374
Net earnings	4,436	3,836	1,708
Preferred stock dividends declared	(41)	(39)	(38)
Common stock dividends declared	(602)	(596)	(553)

Balance, end of year	22,485	18,692	15,491

Treasury Stock, at cost
Balance, beginning of year	(1,195)	(961)	(977)	(117,294,392)	(116,211,158)	(119,059,651)
Shares repurchased	(2,968)	–	–	(54,029,600)	–	–
Shares issued to (reacquired from) employees[2]	(74)	(273)	(12)	251,724	(2,094,352)	2,564,127
Share exchanges	7	39	28	117,211	1,011,118	284,366

Balance, end of year	(4,230)	(1,195)	(961)	(170,955,057)	(117,294,392)	(116,211,158)

Unamortized Employee Stock Grants
Balance, beginning of year	(623)	(775)	(776)
Net issuance of employee stock grants	(765)	(440)	(697)
Amortization of employee stock grants	516	592	697
Other	–	–	1

Balance, end of year	(872)	(623)	(775)

Total Common Stockholders’ Equity	30,740	28,459	23,656

Total Stockholders’ Equity	$31,370	$28,884	$24,081

1	Other adjustments relate to policyholder liabilities, deferred policy acquisition costs, and income taxes.

2	Share amounts are net of reacquisitions from employees of 4,982,481 shares, 8,355,168 shares and 2,664,083 shares in 2004, 2003 and 2002, respectively.
See Notes to Consolidated Financial Statements.

MERRILL LYNCH 2004 ANNUAL REPORT : 53

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in millions)

	Year Ended Last Friday in December
	2004	2003	2002

Net Earnings	$4,436	$3,836	$1,708
Other Comprehensive Income (Loss)
Foreign currency translation adjustment:
Foreign currency translation losses	(359)	(392)	(263)
Income tax benefit	371	411	245

Total	12	19	(18)

Net unrealized gains (losses) on investment securities available-for-sale:
Net unrealized holding gains arising during the period	365	598	213
Reclassification adjustment for realized gains included in net earnings	(335)	(571)	(271)

Net unrealized gains (losses) on investment securities available-for-sale	30	27	(58)

Adjustments for:
Policyholder liabilities	19	8	(16)
Deferred policy acquisition costs	–	(1)	1
Income tax (expense) benefit	(29)	–	20

Total	20	34	(53)

Deferred gains (losses) on cash flow hedges
Deferred gains (losses) on cash flow hedges	(7)	37	94
Income tax benefit	7	6	10
Reclassification adjustment to earnings	10	(52)	(120)

Total	10	(9)	(16)

Minimum pension liability
Minimum pension liability adjustment	38	(38)	(168)
Income tax (expense) benefit	(10)	13	53

Total	28	(25)	(115)

Total Other Comprehensive Income (Loss)	70	19	(202)

Comprehensive Income	$4,506	$3,855	$1,506

See Notes to Consolidated Financial Statements.

54 : MERRILL LYNCH 2004 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Year Ended Last Friday in December
	2004	2003	2002

Cash Flows from Operating Activities
Net Earnings	$4,436	$3,836	$1,708
Noncash items included in earnings:
Depreciation and amortization	506	570	652
Stock compensation expense	876	998	2,042
Deferred taxes	2	361	(351)
Policyholder reserves	144	156	168
Undistributed (earnings) loss from equity investments	(400)	(179)	31
Other	(48)	(30)	112
Changes in operating assets and liabilities[1] :
Trading assets	(47,672)	(22,890)	(7,280)
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	(7,615)	(1,217)	(2,908)
Receivables under resale agreements	(17,835)	(406)	(5,100)
Receivables under securities borrowed transactions	(38,426)	71	9,387
Customer receivables	(8,697)	(1,619)	4,533
Brokers and dealers receivables	(4,768)	1,139	(1,617)
Trading liabilities	19,272	9,553	3,279
Payables under repurchase agreements	58,790	10,760	10,474
Payables under securities loaned transactions	11,155	3,441	(4,651)
Customer payables	11,758	290	(135)
Brokers and dealers payables	1,024	2,568	4,609
Other, net	4,228	2,082	4,994

Cash Provided by (used for) Operating Activities	(13,270)	9,484	19,947

Cash Flows from Investing Activities
Proceeds from (payments for):
Maturities of available-for-sale securities	26,602	31,345	37,891
Sales of available-for-sale securities	27,983	56,448	36,697
Purchases of available-for-sale securities	(54,498)	(81,639)	(71,183)
Maturities of held-to-maturity securities	278	1,541	206
Purchases of held-to-maturity securities	(763)	(1,479)	(303)
Loans, notes, and mortgages	(2,234)	(12,625)	(15,716)
Other investments and other assets	(1,914)	(3,623)	(1,684)
Equipment and facilities	(402)	(102)	(860)

Cash Used for Investing Activities	(4,948)	(10,134)	(14,952)

Cash Flows from Financing Activities
Proceeds from (payments for):
Commercial paper and other short-term borrowings	(1,021)	(353)	212
Deposits	289	(2,385)	(3,977)
Issuance and resale of long-term borrowings	48,950	29,139	25,493
Settlement and repurchase of long-term borrowings	(22,796)	(26,454)	(27,232)
Derivative financing transactions	6,642	584	–
Issuance of common stock	589	624	295
Issuance of preferred stock (net of redemptions)	205	–	–
Treasury stock repurchases	(2,968)	–	–
Other common stock transactions	41	69	(54)
Dividends	(643)	(635)	(591)

Cash Provided by (used for) Financing Activities	29,288	589	(5,854)

Increase (Decrease) in Cash and Cash Equivalents	11,070	(61)	(859)
Cash and Cash Equivalents, beginning of year	10,150	10,211	11,070

Cash and Cash Equivalents, end of year	$21,220	$10,150	$10,211

1 Net of effects of acquisitions and divestitures.

Supplemental Disclosures
Cash paid for:
Income taxes	$661	$205	$861
Interest	10,229	7,691	10,116

See Notes to Consolidated Financial Statements.

MERRILL LYNCH 2004 ANNUAL REPORT : 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Merrill Lynch & Co., Inc. (“ML & Co.”) and subsidiaries (“Merrill Lynch”) provide investment, financing, insurance, and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance, and other financial services subsidiaries. Its principal subsidiaries include:
•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a U.S.-based broker-dealer in securities and futures commission merchant;

•	Merrill Lynch International (“MLI”), a U.K.-based broker-dealer in securities and dealer in equity and credit derivatives;

•	Merrill Lynch Government Securities Inc. (“MLGSI”), a U.S.-based dealer in U.S. Government securities;

•	Merrill Lynch Capital Services, Inc., a U.S.-based dealer in interest rate, currency, credit derivatives and commodities;

•	Merrill Lynch Investment Managers, LP, a U.S.-based asset management company;

•	Merrill Lynch Investment Managers Limited, a U.K.-based asset management company;

•	Merrill Lynch Bank USA (“MLBUSA”), a U.S.-based FDIC-insured depository;

•	Merrill Lynch Bank & Trust Co. (“MLB&T”), a U.S.-based FDIC-insured depository;

•	Merrill Lynch International Bank Limited (“MLIB”), a U.K.-based bank;

•	Merrill Lynch Capital Markets Bank Limited (“MLCMB”), an Ireland-based bank;

•	Merrill Lynch Mortgage Capital, Inc., a U.S.-based dealer in mortgage securities;

•	Merrill Lynch Japan Securities Co., Ltd. (“MLJS”), a Japan-based broker-dealer;

•	Merrill Lynch Life Insurance Company, a U.S.-based provider of life insurance and annuity products;

•	ML Life Insurance Company of New York, a U.S.-based provider of life insurance and annuity products;
•	Merrill Lynch Derivative Products, AG, a Switzerland-based derivatives dealer; and

•	ML IBK Positions Inc., a U.S.-based entity involved in private equity and principal investing.
Services provided to clients by Merrill Lynch include:
•	Securities brokerage, trading and underwriting;

•	Investment banking, strategic advisory services (including mergers and acquisitions) and other corporate finance activities;

•	Wealth management products and services, including financial, retirement and generational planning;

•	Asset management and investment advisory and related record-keeping services;

•	Origination, brokerage, dealer, and related activities in swaps, options, forwards, exchange-traded futures, other derivatives, commodities and foreign exchange products;

•	Securities clearance, settlement financing services and prime brokerage;

•	Equity, debt, foreign exchange and economic research;

•	Private equity and other principal investing activities;

•	Banking, trust, and lending services, including deposit-taking, consumer and commercial lending, including mortgage loans, and related services; and

•	Insurance and annuities sales and annuity underwriting services.

Basis of Presentation

The Consolidated Financial Statements include the accounts of Merrill Lynch, whose subsidiaries are generally controlled through a majority voting interest but may be controlled by means of a significant minority ownership, by contract, lease or otherwise. In certain cases, Merrill Lynch subsidiaries (i.e., Variable Interest Entities (“VIEs”)) may also be consolidated based on a risks and rewards approach as required by Financial Accounting Standards Board (“FASB”) revised Interpretation No. 46 (“FIN 46R”). See Note 6 to the Consolidated Financial Statements for further discussion regarding the consolidation of VIEs.

56 : MERRILL LYNCH 2004 ANNUAL REPORT

The Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America, which include industry practices. Intercompany transactions and balances have been eliminated.
Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation. Certain brokerage, clearing and exchange fees were reclassified and are now netted against related fee income in other revenues. Prior periods have been reclassified and the impact for 2003 and 2002 was $46 million and $39 million, respectively. Certain charges related to trading errors, that were previously recorded in other expenses, were reclassified, and are now netted against revenues. Prior periods have been reclassified and the impact for 2003 and 2002 was $50 million and $80 million, respectively.
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

Use of Estimates

In presenting the Consolidated Financial Statements, management makes estimates regarding:
•	Valuations of certain trading inventory and investment securities

•	The outcome of litigation

•	Cash flow projections used in determining whether variable interest entities should be consolidated

•	Tax reserves

•	The realization of deferred tax assets

•	The allowance for loan losses

•	The carrying amount of goodwill

•	Valuation of employee stock options

•	Insurance reserves and recovery of insurance deferred acquisition costs; and

•	Other matters that affect the reported amounts and disclosure of contingencies in the financial statements.
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
Trading Assets and Liabilities
Securities held by a broker-dealer subsidiary are subject to specialized industry guidance as prescribed by the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide, Brokers and Dealers in Securities. Securities held by broker-dealer subsidiaries are accounted for at fair value with realized and unrealized gains and losses reported in earnings.
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
Fair values for over-the-counter (“OTC”) derivative financial instruments, principally forwards, options, and swaps, represent the present value of amounts estimated to be received from or paid to a third-party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services, while taking into account the counter-party’s credit ratings, or Merrill Lynch’s own credit ratings, as appropriate. Obtaining the fair value for OTC derivatives contracts requires the use of management judgment and estimates.
New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the results of operations reported in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark-to-market all positions consistently when only a subset of prices are directly observable. Values for OTC derivatives are verified using observed information about the costs of hedging the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments. Unrealized gains at the inception of the derivative contract are not recognized unless the valuation model incorporates significant observable market inputs.
Valuation adjustments are an integral component of the fair valuation process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires the valuation to be based on more than simple application of the pricing models.

MERRILL LYNCH 2004 ANNUAL REPORT : 57

Valuation of Investment Securities
Merrill Lynch’s non-broker-dealer subsidiaries follow the guidance prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, when accounting for investments in debt and publicly traded equity securities. Merrill Lynch classifies those debt securities that it has the intent and ability to hold to maturity as held-to-maturity securities, which are carried at cost unless a decline in value is deemed other than temporary, in which case the carrying value is reduced. Those securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and marked to fair value through earnings. All other qualifying securities are classified as available-for-sale with unrealized gains and losses reported in accumulated other comprehensive loss. Any unrealized losses deemed other than temporary are included in current period earnings and removed from accumulated other comprehensive loss.
Investment securities are reviewed for other-than-temporary impairment on a quarterly basis. The determination of other-than-temporary impairment will often depend on the severity and duration of the decline in value of the investment securities, and requires judgment. To the extent that Merrill Lynch has the ability and intent to hold the investments for a period of time sufficient for a forecasted market price recovery up to or beyond the cost of the investment, no impairment charge will be recognized.

Restricted Investments

Merrill Lynch holds investments that may have quoted market prices but that are subject to restrictions (e.g., requires consent of the issuer or other investors to sell) that may limit Merrill Lynch’s ability to realize the quoted market price. Restricted investments may be recorded in either trading assets or investment securities. Merrill Lynch estimates the fair value of these securities taking into account the restrictions using pricing models based on projected cash flows, earnings multiples, comparisons based on similar transactions, and/or review of underlying financial conditions and other market factors. Such estimation may result in a fair value for a security that is less than its quoted market price.

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

Income Taxes

Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assesses its ability to realize deferred tax assets primarily based on the earnings history and future earnings potential of the legal entities to which the deferred tax assets are attributable as discussed in SFAS No. 109, Accounting for Income Taxes. See Note 14 to the Consolidated Financial Statements for further discussion of income taxes.

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
The provision for loan losses is based on management’s estimate of the amount necessary to maintain the allowance at a level adequate to absorb probable incurred loan losses. Management’s estimate of loan losses is influenced by many factors, including adverse situations that may affect the borrower’s ability to repay, current economic conditions, prior loan loss experience, and the estimated fair value of any underlying collateral. The fair value of collateral is generally determined by third-party appraisals in the case of residential mortgages or quoted market prices for securities, or estimates of fair value for other assets. Management’s estimates of loan losses include considerable judgment about collectibility based on available facts and evidence at the balance sheet date, and the uncertainties inherent in those assumptions. While management uses the best information available on which to base its estimates, future adjustments to the allowance may be

58 : MERRILL LYNCH 2004 ANNUAL REPORT

necessary based on changes in the economic environment or variances between actual results and the original assumptions used by management.

Impairment of Goodwill

SFAS No. 142, Goodwill and Other Intangible Assets, requires Merrill Lynch to make certain subjective and complex judgments, including assumptions and estimates used to determine the fair value of its reporting units. The majority of Merrill Lynch’s goodwill is related to the 1997 purchase of the Mercury Asset Management Group and resides in the Merrill Lynch Investment Managers (“MLIM”) segment. The fair value of the MLIM segment is measured based on a discounted expected future cash flows approach. The estimates used in preparing these cash flows are based upon historical experience, current knowledge, and available external information about future trends.

Valuation of Employee Stock Options

The fair value of stock options is estimated as of the grant date based on a Black-Scholes option pricing model. The Black-Scholes model takes into account the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends, and the risk-free interest rate for the expected term of the option. Judgment is required in determining certain of the inputs to the model. The expected life of the option is based on an analysis of historical employee exercise behavior. The expected volatility is based on Merrill Lynch’s monthly stock price volatility for the past five years, which coincides with the expected life. The fair value of the option estimated at grant date is not adjusted for subsequent changes in assumptions.

Insurance Reserves and Deferred Acquisition Costs Relating to Insurance Policies

Merrill Lynch records reserves related to life insurance and annuity contracts. Included in these reserves is a mortality reserve that is determined by projecting expected guaranteed benefits under multiple scenarios. Merrill Lynch uses estimates for mortality and surrender assumptions based on actual and projected experience for each contract type. These estimates are consistent with the estimates used in the calculation of deferred policy acquisition expenses.
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

Fair Value

At December 31, 2004, $587 billion, or 91%, of Merrill Lynch’s total assets and $594 billion, or 96%, of Merrill Lynch’s total liabilities were carried at fair value or at amounts that approximate fair value. At December 26, 2003, $440 billion, or 89%, of Merrill Lynch’s total assets and $449 billion, or 96%, of Merrill Lynch’s total liabilities were carried at fair value or at amounts that approximate such values. Financial instruments that are carried at fair value include cash and cash equivalents, cash and securities segregated for regulatory purposes or deposited with clearing organizations, trading assets and liabilities, securities received as collateral and obligation to return securities received as collateral, available-for-sale and trading securities included in investment securities, certain investments of insurance subsidiaries and certain other investments.
Financial instruments recorded at amounts that approximate fair value include receivables under resale agreements, receivables under securities borrowed transactions, other receivables, payables under repurchase agreements, payables under securities loaned transactions, commercial paper and other short-term borrowings, deposits, and other payables. The fair value of these items is not materially sensitive to shifts in market interest rates because of the short-term nature of many of these instruments and/or their variable interest rates.
The fair value amounts for financial instruments are disclosed in each respective footnote.

Revenue Recognition

Asset management and portfolio service fees consist of:
•	Management fees, which represent a percentage of client assets under management, and are accrued ratably over the service period;
•	Account fees, which generally represent a fixed annual charge and are recognized ratably over the period in which services are provided; and
•	Performance fees, which are earned if investment performance exceeds predetermined levels, and are generally accrued based on performance to date.
Commissions revenue includes commissions, mutual fund distribution fees and contingent deferred sale charge revenue, which are all accrued as earned. Commissions revenue also includes mutual fund redemption fees, which are recognized at the time of redemption. Certain compensations costs related to sales of rear-load open-end mutual funds are deferred to match revenue recognition. Amortization of deferred amounts is accelerated when it is determined that deferred expenses cannot be recovered.
Principal transactions revenues includes both realized and unrealized gains and losses on trading assets and trading liabilities. Realized gains and losses are recognized on a trade date basis.
Investment banking revenues includes underwriting revenues and fees for merger and acquisition advisory services, which are accrued when services for the transactions are substantially completed. Transaction-related expenses are deferred to match revenue recognition. Investment banking and advisory services revenues are presented net of transaction-related expenses.
Revenues from consolidated investments and expenses of consolidated investments are related to investments that are consolidated under SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, and FASB Interpretation No. 46, Consolidation of

MERRILL LYNCH 2004 ANNUAL REPORT : 59

Variable Interest Entities. Expenses of consolidated investments primarily consist of cost of goods sold related to manufacturing entities that are consolidated and are part of Merrill Lynch’s private equity and principal investment activities, as well as minority interest expense.

Balance Sheet Captions

The following are policies related to specific balance sheet captions. Refer to the related footnotes for additional information.

Cash and Cash Equivalents

Merrill Lynch defines cash equivalents as short-term, highly liquid securities, federal funds sold, and interest-earning deposits with original maturities of 90 days or less, that are not used for trading purposes.

Cash and Securities Segregated for Regulatory Purposes or Deposited with Clearing Organizations

Cash and securities segregated for regulatory purposes or deposited with clearing organizations include cash and securities segregated in compliance with federal and other regulations and represent funds deposited by customers and funds accruing to customers as a result of trades or contracts. Also included are funds segregated in a special reserve account for the benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission (“SEC”), as well as funds segregated and held in separate accounts in accordance with Section 4d(2) and Regulation 30.7 of the Commodity Exchange Act.

Securities Financing Transactions

Merrill Lynch enters into repurchase and resale agreements and securities borrowed and loaned transactions to accommodate customers (also referred to as “matched-book transactions”), finance firm inventory positions, obtain securities for settlement and earn residual interest rate spreads. Merrill Lynch also engages in securities financing for customers through margin lending (see the customer receivables and payables section).
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
Merrill Lynch may use securities received as collateral for resale agreements to satisfy regulatory requirements such as Rule 15c3-3 of the SEC.
Interest rate swaps may be used to modify the interest rate characteristics of long-term resale and repurchase agreements. (See the Derivatives section for additional information on accounting policy for derivatives.)
Securities borrowed and loaned transactions are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require Merrill Lynch to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. Merrill Lynch receives collateral in the form of cash or other securities for securities loaned transactions. For these transactions, the fees received or paid by Merrill Lynch are recorded as interest revenue or expense. On a daily basis, Merrill Lynch monitors the market value of securities borrowed or loaned against the collateral value, and Merrill Lynch may require counterparties to deposit additional collateral or return collateral pledged, when appropriate. Although substantially all securities borrowing and lending activities are transacted under master netting agreements, such receivables and payables with the same counterparty are not offset on the Consolidated Balance Sheets.
All firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are disclosed parenthetically in trading assets and investment securities on the Consolidated Balance Sheets.
In transactions where Merrill Lynch acts as the lender in a securities lending agreement and receives securities that can be pledged or sold as collateral, it recognizes on the Consolidated Balance Sheets an asset, representing the securities received (securities received as collateral), and a liability for the same amount, representing the obligation to return those securities (obligation to return securities received as collateral).

Trading Assets and Liabilities

Merrill Lynch’s trading activities consist primarily of securities brokerage, trading, and underwriting; derivatives dealing and brokerage; commodities trading and brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (such as securities) and derivative instruments used for trading purposes or for managing risk exposures in other trading inventory. See the Derivatives section for additional information on accounting policy for derivatives.
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

60 : MERRILL LYNCH 2004 ANNUAL REPORT

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

Accounting for Derivatives and Hedging Activities

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the Consolidated Balance Sheets and measure those instruments at fair value. (See section below for additional information regarding the valuation of derivatives.) The fair value of all derivatives is recorded on a net-by-counterparty basis on the Consolidated Balance Sheets where management believes a legal right of setoff exists under an enforceable netting agreement.
The accounting for changes in fair value of a derivative instrument depends on its intended use and if it is designated and qualifies as an accounting hedging instrument.

Derivatives Entered into in a Dealing Capacity

Merrill Lynch enters into derivatives in a dealing capacity to provide them to clients, and enters into them for proprietary trading and financing strategies to manage its risk exposures arising from trading assets and liabilities. As a result of these hedging techniques, a significant portion of trading assets and liabilities represents hedges of other trading positions. Derivatives entered into in a dealing capacity are recognized at fair value on the Consolidated Balance Sheets as trading assets and liabilities in contractual agreements and the change in fair value is reported in current period earnings as principal transactions revenues.

Derivatives Entered into in a Non-Dealing Capacity

Merrill Lynch also enters into derivatives in a non-dealing capacity, in order to manage its risk exposures arising from non-trading assets and liabilities as follows:
1.	Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible. Merrill Lynch uses derivative transactions to more closely match the duration of these borrowings to the duration of the assets being funded to minimize interest rate risk. Merrill Lynch also enters into currency swaps to ensure that non-U.S. dollar-denominated assets are funded with like-currency-denominated liabilities (to the extent that the currency cannot be sourced more efficiently through a direct debt issuance). Derivatives used most frequently include swap agreements that:
•	Convert fixed-rate interest payments into variable payments

•	Change the underlying interest rate basis or reset frequency

•	Convert non-U.S. dollar payments into U.S. dollars.
2.	Merrill Lynch enters into hedges on marketable investment securities to manage the interest rate risk, currency risk, and net duration of its investment portfolio.

3.	Merrill Lynch enters into fair value hedges of fixed rate resale and repurchase agreements to manage the interest rate risk of these assets and liabilities.

4.	Merrill Lynch uses foreign-exchange forward contracts, foreign-exchange options, currency swaps, and foreign-currency-denominated debt to hedge its net investments in foreign operations. These derivatives and cash instruments are used to mitigate the impact of changes in exchange rates.
Derivatives entered into by Merrill Lynch in a non-dealing capacity used to hedge its funding, marketable investment securities and net investments in foreign subsidiaries are reported at fair value in other assets or interest and other payables in the Consolidated Balance Sheets at December 31, 2004 and December 26, 2003.
Derivatives entered into in a non-dealing capacity that qualify as accounting hedges under the guidance in SFAS No. 133 are designated, on the date they are entered into, as either:
1.	A hedge of the fair value of a recognized asset or liability (“fair value” hedge). Changes in the fair value of derivatives that are designated and qualify as fair value hedges of interest rate risk, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings as interest revenue or expense.

2.	A hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge). Changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recorded in accumulated other comprehensive loss until earnings are affected by the variability of cash flows of the hedged asset or liability (e.g., when periodic interest accruals on a variable-rate asset or liability are recorded in earnings).

MERRILL LYNCH 2004 ANNUAL REPORT : 61

3.	A hedge of a net investment in a foreign operation. Changes in the fair value of derivatives that are designated and qualify as hedges of a net investment in a foreign operation are recorded in the foreign currency translation adjustment account within accumulated other comprehensive loss. Changes in the fair value of the hedge instruments that are associated with the difference between the spot translation rate and the forward translation rate are recorded in current period earnings.
Merrill Lynch formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, Merrill Lynch discontinues hedge accounting. Under the provisions of SFAS No. 133, 100% hedge effectiveness is assumed for those derivatives whose terms match the terms of the asset or liability being hedged and that otherwise meet the conditions of SFAS No. 133 “short-cut method.”
As noted above, Merrill Lynch enters into fair value hedges of interest rate exposure associated with certain investment securities and debt issuances. Merrill Lynch uses interest rate swaps to hedge this exposure. Hedge effectiveness testing is required for certain of these hedging relationships. When assessing hedge effectiveness, there are no attributes of the derivatives used to hedge the fair value exposure that are excluded from the assessment. In addition, the amount of hedge ineffectiveness on fair value hedges reported in earnings was not material for all periods presented.
The majority of deferred net gains (losses) on derivative instruments designated as cash flow hedges that were in accumulated other comprehensive loss at December 31, 2004 are expected to be reclassified into earnings over the next three years. The amount of ineffectiveness related to these hedges reported in earnings was not material for all periods presented.
For the years ended 2004 and 2003, respectively, $458 million and $527 million of net losses related to non-U.S. dollar hedges of investments in non-U.S. dollar subsidiaries were included in accumulated other comprehensive loss on the Consolidated Balance Sheets. These amounts were substantially offset by net gains on the hedged investments.
Changes in the fair value of derivatives that are economically used to hedge non-trading assets and liabilities, but that do not meet the criteria in SFAS No. 133 to qualify as an accounting hedge, are reported in current period earnings as either principal transactions revenues, other revenues or expenses, or interest revenues or expenses, depending on the nature of the transaction. In certain instances foreign exchange contracts are used to economically hedge foreign-denominated assets or liabilities that are translated at the spot rate. For these hedges, the fair value associated with the difference between the spot translation rate and the contracted forward translation rate relates to the time value of money and is therefore reflected in interest expense. The revaluation of the contract related to changes in the spot rate is recorded in other expenses.

Embedded Derivatives

Merrill Lynch issues debt and certificates of deposit whose coupons or repayment terms are linked to the performance of equity or other indices (e.g., S&P 500) or baskets of securities. The contingent payment components of these obligations may meet the definition in SFAS No. 133 of an “embedded derivative.” These debt instruments are assessed to determine if the embedded derivative requires separate reporting and accounting, and if so, the embedded derivative is accounted for at fair value and reported in long-term borrowings or deposits on the Consolidated Balance Sheets along with the debt obligation. Changes in the fair value of the embedded derivative and related economic hedges are reported in interest expense. Beginning in 2004, in accordance with SEC guidance, Merrill Lynch amortizes any upfront profit associated with the embedded derivative into income as a yield adjustment over the life of the related debt instrument or certificate of deposit. Separating an embedded derivative from its host contract requires careful analysis, judgment, and an understanding of the terms and conditions of the instrument. The risk exposures in embedded derivatives are economically hedged with cash instruments and/or other non-trading derivatives reported at fair value.
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

Derivatives that Contain a Significant Financing Element

In the ordinary course of trading activities, Merrill Lynch enters into certain transactions that are documented as derivatives where a significant cash investment is made by one party. These transactions can be in the form of simple interest rate swaps where the fixed leg is prepaid or may be in the form of equity-linked or credit-linked transactions where the initial investment equals the notional amount of the derivative. In accordance with SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, certain derivative instruments entered into or modified after June 30, 2003 that contain a significant financing element at inception and where Merrill Lynch is deemed to be the borrower, are included in financing activities in the Consolidated Statements of Cash Flows. Prior to July 1, 2003, the activity associated with such derivative instruments is included

62 : MERRILL LYNCH 2004 ANNUAL REPORT

in operating activities in the Consolidated Statements of Cash Flows. In addition, the cash flows from all other derivative transactions that do not contain a significant financing element at inception are included in operating activities.

Valuation of Derivatives

Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for OTC derivative financial instruments, principally forwards, options and commodity options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services, while taking into account the counterparty’s credit ratings, or Merrill Lynch’s own credit ratings, as appropriate.
New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for OTC derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. Unrealized gains for these instruments at the inception of the contract are not recognized unless significant inputs to the valuation model are observable in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.
Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires the valuation to be based on more than the simple application of the pricing models.

Risk Management of Derivatives

Derivative activity is subject to Merrill Lynch’s overall risk management policies and procedures. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks. These risks include market, credit, liquidity, operational, and other risks that are material and require comprehensive controls and oversight. (See Note 5, Market Risk and Credit Risk sections.) The Global Liquidity and Risk Management Group (“GLRM”), along with other control units, ensures that these risks are properly identified, monitored, and managed throughout Merrill Lynch. To accomplish this, GLRM has established a risk management process that includes:
•	A formal risk governance organization that defines the oversight process and its components;

•	A regular review of the entire risk management process by the Audit Committee of the Board of Directors;

•	Clearly defined risk management policies and procedures supported by a rigorous analytic framework;

•	Close communication and coordination between the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight;

•	Clearly articulated risk tolerance levels as defined by a group composed of executive management that are regularly reviewed to ensure that Merrill Lynch’s risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.
The risk management process, combined with GLRM’s personnel and analytic infrastructure, works to ensure that Merrill Lynch’s risk tolerance is well-defined and understood by the firm’s risk-takers as well as by its executive management. Other groups, including Corporate Audit, Finance, and the Office of the General Counsel, partner with GLRM to establish this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of GLRM is to make certain that risk-related losses occur within acceptable, predefined levels.
Merrill Lynch documents its risk management objectives and strategies for undertaking various hedge transactions. The risk management objectives and strategies are monitored and managed by GLRM in accordance with established risk management policies and procedures that include risk tolerance levels.

Investment Securities

Investment securities consist of marketable investment securities, investments of Merrill Lynch insurance subsidiaries, and other investments.

Marketable Investment Securities

Merrill Lynch’s non-broker-dealer subsidiaries hold debt and equity investments, which are primarily classified as available-for-sale.
Debt and marketable equity securities classified as available-for-sale are reported at fair value. Unrealized gains or losses on these securities are reported in stockholders’ equity as a component of accumulated other comprehensive loss, net of income taxes and other related items. However, to the extent that Merrill Lynch enters into interest rate swaps to hedge the interest rate exposure of certain available-for-sale investment securities, the gain or loss on the derivative instrument, as well as the offsetting loss or gain on the investment security, are recorded in current period earnings as interest revenue or expense. (Refer to the Derivatives section for additional information.) Any unrealized losses deemed other than temporary are included in current period earnings.
Debt securities that Merrill Lynch has the positive intent and ability to hold to maturity are classified as held-to-maturity. These investments are recorded at amortized cost unless a decline in value is deemed other than temporary, in which case the carrying

MERRILL LYNCH 2004 ANNUAL REPORT : 63

value is reduced. The amortization of premiums or accretion of discounts and any unrealized losses deemed other than temporary are included in current period earnings.
Debt and marketable equity securities purchased principally for the purpose of resale in the near term are classified as trading investments and are reported at fair value. Unrealized gains or losses on these investments are included in current period earnings.
Realized gains and losses on all investment securities are included in current period earnings. For purposes of computing realized gains and losses, the cost basis of each investment sold is generally based on the average cost method.

Investments of Insurance Subsidiaries and Related Liabilities

Insurance liabilities are future benefits payable under annuity and life insurance contracts and include deposits received plus interest credited during the contract accumulation period, the present value of future payments for contracts that have annuitized, and a mortality provision for certain products. Certain policyholder liabilities are also adjusted for those investments classified as available-for-sale. Liabilities for unpaid claims consist of the mortality benefit for reported claims and an estimate of unreported claims based upon actual and projected experience for each contract type.
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

Other Investments

Other investments primarily consist of:
•	Private equity investments held by non-broker-dealer subsidiaries, which are carried at the lower of cost or net realizable value, or under the equity method depending on Merrill Lynch’s ability to exercise significant influence over the investee.

•	Investments economically hedging deferred compensation liabilities, which are carried at fair value, with gains and losses reported in earnings.

•	Partnership investments made by Trust Originated Preferred Securities (“TOPrSSM”) trusts, which are deconsolidated trusts of Merrill Lynch used as part of general purpose funding. See Notes 4, 6 and 8 for further information on TOPrSSM.

Other Receivables and Payables

Customer Receivables and Payables
Customer securities transactions are recorded on a settlement date basis. Receivables from and payables to customers include amounts due on cash and margin transactions, including futures contracts transacted on behalf of Merrill Lynch customers. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Consolidated Balance Sheets.

Brokers and Dealers Receivables and Payables

Receivables from brokers and dealers include amounts receivable for securities not delivered by Merrill Lynch to a purchaser by the settlement date (“fails to deliver”), deposits for securities borrowed, margin deposits, commissions, and net receivables arising from unsettled trades. Payables to brokers and dealers include amounts payable for securities not received by Merrill Lynch from a seller by the settlement date (“fails to receive”), deposits received for securities loaned, and net payables arising from unsettled trades. Brokers and dealers receivables and payables also include amounts related to futures contracts transacted on behalf of Merrill Lynch customers.

Interest and Other Receivables and Payables

Interest and other receivables include interest receivable on corporate and governmental obligations, customer or other receivables, and stock borrowed transactions. Also included are receivables from income taxes, underwriting and advisory fees, commissions and fees, and other receivables. Interest and other payables include interest payable for stock-loaned transactions, and short-term and long-term borrowings. Also included are amounts payable for employee compensation and benefits, income taxes, minority interest, non-trading derivatives, dividends, restructuring and other reserves, and other payables.

Loans, Notes, and Mortgages

Merrill Lynch’s lending and related activities include loan originations, syndications, and securitizations. Loan originations include commercial and residential mortgages, loans to small- and middle-market businesses, and credit extended to individuals. Merrill Lynch also engages in secondary market loan trading and margin lending (see Trading assets and liabilities and Customer receivables and payables sections, respectively). Loans are classified for accounting purposes as loans held for investment, loans held for sale and trading loans (see Trading assets and liabilities section).
Loans held for investment purposes include some commercial loans that are syndicated and some consumer and small business loans. These loans are carried at their principal amount outstanding. An allowance for loan losses is established through provisions that are based on management’s estimate of probable incurred losses. Loans are charged off against the allowance for loan losses when management determines that the loan is uncollectible. The loan loss provision related to loans held for investment is included

64 : MERRILL LYNCH 2004 ANNUAL REPORT

in interest revenue in the Consolidated Statements of Earnings. In general, loans are evaluated for impairment when they are greater than 90 days past due or exhibit credit quality weakness. Loans are considered impaired when it is probable that Merrill Lynch will not be able to collect all principal and interest due from the borrower. All payments received on impaired loans are applied to principal until the principal balance has been reduced to a level where collection of the remaining recorded investment is not in doubt. Typically, when collection of principal is not in doubt, contractual interest will be credited to interest income when received.
Loans held for sale include some commercial loans that are syndicated, certain purchased automobile loans and residential mortgage loans. These loans are reported at the lower of cost or estimated fair value. For all loans held for sale held by Merrill Lynch’s U.S. banks, declines in the carrying value are included in other revenues in the Consolidated Statements of Earnings. For syndicated loans, other than those held by Merrill Lynch’s U.S. banks, declines in the carrying value are included in principal transactions revenues in the Consolidated Statements of Earnings.
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

Separate Accounts Assets and Liabilities

Merrill Lynch maintains separate accounts representing segregated funds held for purposes of funding variable life and annuity contracts. The separate accounts assets are not subject to general claims of Merrill Lynch. These accounts and the related liabilities are recorded as separate accounts assets and separate accounts liabilities on the Consolidated Balance Sheets.
Absent any contract provision wherein Merrill Lynch guarantees either a minimum return or account value upon death or annuitization, the net investment income and net realized and unrealized gains and losses attributable to separate accounts assets supporting variable life and annuity contracts accrue directly to the contract owner and are not reported as revenue in the Consolidated Statements of Earnings. Mortality, policy administration and withdrawal charges associated with separate accounts products are included in revenues in the Consolidated Statements of Earnings.

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
Included in the occupancy and related depreciation expense category was depreciation and amortization of $198 million, $209 million, and $204 million in 2004, 2003, and 2002, respectively. Depreciation and amortization recognized in the communications and technology expense category was $308 million, $361 million, and $448 million, for 2004, 2003, and 2002, respectively.
Qualifying costs incurred in the development of internal-use software are capitalized when costs exceed $5 million and are amortized over the useful life of the developed software, generally not exceeding three years.

Goodwill and Other Intangibles

In 2002, Merrill Lynch adopted SFAS No. 142. Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized. Instead, these assets are tested annually (or more frequently under certain conditions) for impairment. Other intangible assets are amortized over their useful lives.
As of December 31, 2004, goodwill and other intangible assets of $6,162 million was comprised of net goodwill of $6,035 million and net intangible assets of $127 million. There were no intangible assets that were considered to be indefinite-lived at December 31, 2004. As of December 26, 2003, goodwill and other intangible assets of $4,814 million consisted entirely of net goodwill. The increase in goodwill and other intangible assets is primarily due to the acquisition of the energy trading businesses of Entergy-Koch, LP (see Note 16 for additional information). The majority of the goodwill, and related accumulated amortization, is denominated in sterling, and as a result has changed from 2003 due to exchange rate changes. The remainder of the increase is due to additional goodwill and other intangible assets recorded for smaller acquisitions.
Accumulated amortization of goodwill and other intangible assets amounted to $1,124 million and $1,039 million at year-end 2004 and 2003, respectively. The increase is primarily due to changes in exchange rates.
Merrill Lynch has reviewed its goodwill in accordance with SFAS No. 142 and determined that the fair value of the reporting units to which goodwill relates exceeded the carrying value of such reporting units. Accordingly, no goodwill impairment loss has been recognized. The majority of the goodwill is related to the 1997 purchase of the Mercury Asset Management Group and was tested for impairment at the MLIM segment level since this business has been fully integrated into MLIM.

MERRILL LYNCH 2004 ANNUAL REPORT : 65

Other Assets

Other assets includes unrealized gains on derivatives used to hedge Merrill Lynch’s non-trading borrowing and investing activities. All of these derivatives are recorded at fair value with changes reflected in earnings or accumulated other comprehensive loss (refer to the Derivatives section for more information). Other assets also includes prepaid pension expense related to plan contributions in excess of obligations, other prepaid expenses, and other deferred charges. Refer to Note 12 to the Consolidated Financial Statements for further information.
In addition, real estate purchased for investment purposes is also included in this category. Real estate held in this category may be classified as either held and used or held for sale depending on the facts and circumstances. Real estate held and used is valued at cost, less depreciation, and real estate held for sale is valued at the lower of cost or fair value, less estimated cost to sell.

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
Merrill Lynch is an issuer of debt whose coupons or repayment terms are linked to the performance of equity or other indices, or a basket of securities. These debt instruments must be separated into a debt host and an embedded derivative if the derivative is not considered clearly and closely related under the criteria established in SFAS No. 133. Embedded derivatives are recorded at fair value and changes in fair value are reflected in earnings. Beginning in 2004, in accordance with SEC guidance, Merrill Lynch amortizes any upfront profit associated with the embedded derivative into income as a yield adjustment over the life of the related debt instrument or certificate of deposit. This resulted in deferred revenue, net of related amortization, of $181 million for the year ended December 31, 2004. See the Embedded Derivatives section above for additional information.
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

Stock-Based Compensation

Merrill Lynch accounts for stock-based compensation in accordance with the fair value method in SFAS No. 123, Accounting for Stock-Based Compensation. Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. See Note 13 to the Consolidated Financial Statements for additional disclosures related to stock-based compensation.
Employee stock-based awards are amortized over the vesting period. The unamortized portion of the grant value for certain of these plans is reflected as a reduction of stockholders’ equity in unamortized employee stock grants on the Consolidated Balance Sheets.

Income Taxes

ML & Co. and certain of its wholly owned subsidiaries file a consolidated U.S. federal income tax return. Certain other Merrill Lynch entities file tax returns in their local jurisdictions.
Merrill Lynch provides for income taxes on all transactions that have been recognized in the Consolidated Financial Statements in accordance with SFAS No. 109. Accordingly, deferred taxes are adjusted to reflect the tax rates at which future taxable amounts will likely be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period during which such changes are enacted. Deferred tax assets and liabilities are included in interest and other receivables and interest and other payables, respectively, on the Consolidated Balance Sheets. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. See Note 14 to the Consolidated Financial Statements for further information.

New Accounting Pronouncements

On December 21, 2004, the FASB issued a FASB Staff Position (“FSP”), 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. The FSP provides guidance on the impact of the new tax law’s one-time deduction for qualifying repatriations of foreign earnings. The deduction can result in a lower tax rate on repatriation of certain foreign earnings. To the extent that the cumulative undistributed earnings of non-U.S. subsidiaries were permanently reinvested, no deferred U.S. federal income taxes have been provided. Merrill Lynch may elect to apply this provision to qualifying earnings repatriations in 2005. Merrill Lynch has begun an assessment of the impact of the repatriation provision, but does not

66 : MERRILL LYNCH 2004 ANNUAL REPORT

expect to complete the assessment until after Congress or the Treasury Department provides additional clarifying language on key elements of the provision. The range of possible amounts of unremitted foreign earnings that are being considered for possible repatriation is from $0 to $4.3 billion. The related potential range of income tax effects is between $0 and $226 million.
On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation. Merrill Lynch expects to adopt the provisions of revised SFAS No. 123 in the third quarter of 2005. The approach to accounting for share-based payments under revised SFAS No. 123 is substantially unchanged from that allowed under SFAS No. 123. Because Merrill Lynch adopted the provisions of SFAS No. 123 in the first quarter of 2004, the impact of adopting the revised SFAS No. 123 is not expected to be significant. See Note 13 to the Consolidated Financial Statements for further information on share-based compensation arrangements.
On September 30, 2004, the Emerging Issues Task Force (“EITF”) finalized its previous consensus regarding Issue 04-8 (“EITF 04-8”), The Effect of Contingently Convertible Debt on Diluted Earnings Per Share. The guidance in this Issue requires that contingently convertible instruments that are, upon conversion, settleable in shares of the issuer’s common stock be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger has been met.
In December of 2004, Merrill Lynch initiated an exchange offer of one of its contingent convertible issuances (“floating-rate LYONs®”) for a new convertible instrument, which will settle partly in cash and partly in stock. More specifically, the accreted principal amount will settle in cash and the “in the money” amount of the conversion option will settle in stock. Additionally, in December 2004, Merrill Lynch repurchased $2.9 billion face amount of its fixed-rate LYONs®. Only those shares associated with floating-rate LYONs® that were not exchanged, and the fixed-rate LYONs® that were not repurchased, which each continue to be settled exclusively in shares upon conversion, have been included in current and prior periods’ diluted earnings per share.
Merrill Lynch adopted the provisions of EITF 04-8 during the fourth quarter of 2004, which required restatement of prior periods’ diluted earnings per share. As a result of the adoption of EITF 04-8, diluted shares outstanding increased by approximately 3.2 million shares in 2004 and 2003. Diluted earnings per share was reduced by $.01 in 2004 and 2003. See Note 8 to the Consolidated Financial Statements for additional information on LYONs®.
On June 30, 2004, the EITF reached a consensus on Issue 02-14, Whether the Equity Method of Accounting Applies When an Investor Does Not Have an Investment in Voting Stock of an Investee but Exercises Significant Influence through Other Means. The consensus reached indicates that in situations where an investor has the ability to exercise significant influence over the investee, an investor should apply the equity method of accounting only when it has either common stock or “in-substance” common stock of a corporation. The guidance prohibits the application of the equity method in instances where an investment is neither common stock nor “in-substance” common stock. Merrill Lynch adopted the new guidance in the fourth quarter of 2004 on a prospective basis, and as a result, has adopted the cost method of accounting for an investment to which the equity method of accounting had previously been applied. Under the equity method of accounting, Merrill Lynch recognized cumulative $320 million in other revenues related to this investment over the period from the third quarter of 2003 to the third quarter of 2004. Had Merrill Lynch continued to apply the equity method of accounting, other revenues would have been $23 million higher, or $.01 per diluted share, in the fourth quarter of 2004.
On May 19, 2004, the FASB issued FSP 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which supersedes FSP 106-1 of the same title issued in January 2004. FSP 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) that was signed into law on December 8, 2003. The Act allows for a tax-free government subsidy to employers providing “actuarially equivalent” prescription drug benefits to its Medicare eligible retirees. Management concluded that the benefits provided under Merrill Lynch’s plan are “actuarially equivalent” to Medicare Part D and qualify for the subsidy provided by the Act. Effective for the third quarter of 2004, Merrill Lynch adopted FSP 106-2 using the prospective application method. As a result, Merrill Lynch’s accumulated postretirement benefit obligation has been reduced by approximately $45 million and the net periodic postretirement benefit cost for the third and fourth quarters of 2004 decreased by $2.6 million.
In March 2004, the EITF reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which the determination must be made as to whether the impairment is other-than-temporary. The EITF 03-1 impairment model applies to all investment securities accounted for under SFAS No. 115 and to investment securities accounted for under the cost method to the extent an impairment indicator exists. Under the guidance, the determination of whether an impairment is other-than-temporary and therefore would result in a recognized loss depends on market conditions and management’s intent and ability to hold the securities with unrealized losses. In September 2004, the FASB approved FSP EITF 03-1, which defers the effective date for recognition and measurement guidance contained in EITF 03-1 until certain issues are resolved. Merrill Lynch will adopt the guidance at the time it is issued. Merrill Lynch previously implemented the disclosure requirements of EITF 03-1 in its December 26, 2003 Consolidated Financial Statements. See Note 4 to the Consolidated Financial Statements for additional information.

MERRILL LYNCH 2004 ANNUAL REPORT : 67

On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised SFAS No. 132 retains the disclosure requirements in the original statement and requires additional disclosures about pension plan assets, benefit obligations, cash flows, benefit costs and other relevant information. Merrill Lynch adopted the provisions of SFAS No. 132 as of December 26, 2003. See Note 12 to the Consolidated Financial Statements for these disclosures.
In December of 2003, the AICPA issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 addresses revenue recognition and impairment assessments for certain loans and debt securities that were purchased at a discount that was at least in part due to credit quality. SOP 03-3 states that where expected cash flows from the loan or debt security can be reasonably estimated, the difference between the purchase price and the expected cash flows (i.e., the “accretable yield”) should be accreted into income. In addition, the SOP prohibits the recognition of an allowance for loan losses on the purchase date. Further, the SOP requires that any subsequent allowance for loan losses be supported through a cash flow analysis, on either an individual or on a pooled basis, for all loans that fall within the scope of the guidance. Merrill Lynch will adopt SOP 03-3 as of the beginning of fiscal year 2005. The adoption of the guidance will not have a material impact on the Consolidated Financial Statements.
On July 7, 2003, the AICPA issued SOP 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The SOP was effective for financial statements for Merrill Lynch beginning in 2004. The SOP required the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that Merrill Lynch previously employed. The adoption of SOP 03-1 resulted in additional pre-tax expense of approximately $40 million in 2004. This resulted in a reduction in diluted earnings per share of $.03.
On January 17, 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), which clarifies when an entity should consolidate entities that are considered VIEs, and, on December 24, 2003, the FASB issued a revised standard FIN 46R. A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of Special Purpose Entities (“SPEs”). FIN 46R requires that an entity consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. FIN 46R does not apply to qualifying special purpose entities (“QSPEs”), the accounting for which is governed by SFAS No. 140. As permitted by the transition guidance in FIN 46R, Merrill Lynch adopted the revised standard on an entity-by-entity basis. At December 26, 2003, Merrill Lynch applied FIN 46R to all VIEs with which it is involved, with the exception of those VIEs that issue Merrill Lynch TOPrSSM. The adoption of FIN 46R at December 26, 2003 did not have a material effect on the Consolidated Financial Statements. As of March 26, 2004, Merrill Lynch applied FIN 46R to those VIEs that issue TOPrSSM. As a result, these VIEs were deconsolidated. The deconsolidation of TOPrSSM did not have a material impact on the Consolidated Financial Statements of Merrill Lynch. See Note 6 to the Consolidated Financial Statements for additional FIN 46R disclosure.

SEGMENT AND GEOGRAPHIC INFORMATION

Segment Information

In reporting to management during 2004, Merrill Lynch’s operating results were categorized into three business segments: Global Markets and Investment Banking (“GMI”), Global Private Client (“GPC”), and MLIM. Prior period amounts have been restated to conform to the 2004 presentation.
The principal methodology used in preparing the segment results in the table that follows is:
•	Revenues and expenses are assigned to segments where directly attributable.

•	Principal transactions, net interest and investment banking revenues and related costs resulting from the client activities of GPC are allocated among GMI and GPC based on production credits, share counts, trade counts, and other measures which estimate relative value.

•	MLIM receives a net advisory fee from GPC relating to certain MLIM-branded products offered through GPC’s 401(k) product offering.

•	Revenues and expenses related to mutual fund shares bearing a contingent deferred sales charge are reflected in segment results as if MLIM and GPC were unrelated entities.

•	Interest (cost of carry) is allocated based on management’s assessment of the relative liquidity of segment assets and liabilities.

•	Acquisition financing costs and other corporate interest, September 11-related expenses and research and other settlement-related expenses are not attributed to segments because management excludes these items from segment operating results in evaluating segment performance. The elimination of intersegment revenues and expenses is also included in Corporate items.

•	Residual expenses (i.e., those related to overhead and support units) are attributed to segments based on specific methodologies (e.g., headcount, square footage, intersegment agreements, etc.).

68 : MERRILL LYNCH 2004 ANNUAL REPORT

Management believes that the following information by business segment provides a reasonable representation of each segment’s contribution to the consolidated net revenues and pre-tax earnings:

(dollars in millions)

				Corporate Items
				(including
				intersegment
	GMI	GPC	MLIM	eliminations)	Total

2004
Non-interest revenues	$7,432	$8,507	$1,558	$(3) [1]	$17,494
Net interest profit[2]	3,590	1,324	23	(408) [3]	4,529

Net revenues	11,022	9,831	1,581	(411)	22,023
Non-interest expenses	7,153	7,958	1,121	(45) [4]	16,187

Pre-tax earnings (loss)	$3,869	$1,873	$460	$(366)	$5,836

Year-end total assets	$559,329	$72,995	$9,025	$6,710	$648,059

2003
Non-interest revenues	$7,176	$7,536	$1,335	$(8)[1]	$16,039
Net interest profit[2]	2,817	1,357	24	(369)[3]	3,829

Net revenues	9,993	8,893	1,359	(377)	19,868
Non-interest expenses	6,218	7,367	1,099	(36)[4]	14,648

Pre-tax earnings (loss)	$3,775	$1,526	$260	$(341)	$5,220

Year-end total assets	$420,917	$64,387	$5,461	$5,378	$496,143

2002
Non-interest revenues	$6,076	$7,455	$1,487	$(42)[1]	$14,976
Net interest profit[2]	2,263	1,332	24	(280)[3]	3,339

Net revenues	8,339	8,787	1,511	(322)	18,315
Non-interest expenses	6,872	7,721	1,293	117 [4]	16,003

Pre-tax earnings (loss)	$1,467	$1,066	$218	$(439)	$2,312

Year-end total assets	$380,755	$60,138	$5,517	$5,009	$451,419

1	Primarily represents the elimination of intersegment revenues and expenses.

2	Management views interest income net of interest expense in evaluating results.

3	Represents acquisition financing costs, the impact of TOPrSSM and other corporate interest.

4	Represents elimination of intersegment revenues and expenses, September 11-related net expenses in 2003 and 2002, and research and other settlement-related expenses in 2002.

Geographic Information

Merrill Lynch operates in both U.S. and non-U.S. markets. Merrill Lynch’s non-U.S. business activities are conducted through offices in four regions:
•	Europe, Middle East, and Africa;

•	Pacific Rim;

•	Canada; and

•	Latin America.
The principal methodology used in preparing the geographic data in the table that follows is:
•	Revenue and expenses are generally recorded based on the location of the employee generating the revenue or incurring the expense;

•	Earnings before income taxes include the allocation of certain shared expenses among regions; and

•	Intercompany transfers are based primarily on service agreements.
The information that follows, in management’s judgment, provides a reasonable representation of each region’s contribution to the consolidated net revenues and pre-tax earnings:

(dollars in millions)

	2004	2003	2002

Net revenues
Europe, Middle East, and Africa	$3,390	$3,345	$2,543
Pacific Rim	2,278	2,002	1,449
Canada	246	223	248
Latin America	642	562	503

Total Non-U.S.	6,556	6,132	4,743
United States	15,878	14,113	13,894
Corporate	(411)	(377)	(322)

Total	$22,023	$19,868	$18,315

Earnings (loss) before income taxes
Europe, Middle East, and Africa	$645	$839	$(201)
Pacific Rim	899	801	197
Canada	74	64	87
Latin America	238	195	103

Total Non-U.S.	1,856	1,899	186
United States	4,346	3,662	2,565
Corporate	(366)	(341)	(439)

Total	$5,836	$5,220	$2,312

MERRILL LYNCH 2004 ANNUAL REPORT : 69

SECURITIES FINANCING TRANSACTIONS

Merrill Lynch enters into secured borrowing and lending transactions in order to finance trading inventory positions, obtain securities for settlement, meet customers’ needs and earn residual interest rate spreads.
Under these transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. Merrill Lynch receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans, and other loans. Under many agreements, Merrill Lynch is permitted to sell or repledge these securities held as collateral (e.g., use the securities to secure repurchase agreements, enter into securities lending transactions, or deliver to counterparties to cover short positions). At December 31, 2004 and December 26, 2003, the fair value of securities received as collateral where Merrill Lynch is permitted to sell or repledge the securities was $375 billion and $275 billion, respectively, and the fair value of the portion that has been sold or repledged was $300 billion and $240 billion, respectively. Merrill Lynch may use securities received as collateral for resale agreements to satisfy regulatory requirements such as Rule 15c3-3 of the SEC. At December 31, 2004, the fair value of collateral used for this purpose was $4.2 billion.
Merrill Lynch pledges firm-owned assets to collateralize repurchase agreements and other secured financings. Pledged securities that can be sold or repledged by the secured party are parenthetically disclosed in trading assets and investment securities on the Consolidated Balance Sheets. The carrying value and classification of securities owned by Merrill Lynch that have been pledged to counterparties where those counterparties do not have the right to sell or repledge at year-end 2004 and 2003 are as follows:

(dollars in millions)

	2004	2003

Trading asset category
Corporate debt and preferred stock	$11,248	$6,766
Mortgages, mortgage-backed, and asset-backed securities	10,302	10,855
U.S. Government and agencies	9,199	9,293
Equities and convertible debentures	6,754	2,215
Non-U.S. governments and agencies	2,031	910
Municipals and money markets	1,544	82

Total	$41,078	$30,121

INVESTMENT SECURITIES

Investment securities on the Consolidated Balance Sheets includes liquid debt securities including those held for liquidity management purposes, equity securities, the investment portfolio for Merrill Lynch’s U.S. banks, and investments of insurance subsidiaries. Investments of insurance subsidiaries are primarily debt securities, which are used to fund policyholder liabilities. Also included in investment securities are non-qualifying investments under SFAS No. 115, which include private equity investments, including partnership interests, and insurance policy loans. Investment securities reported on the Consolidated Balance Sheets at December 31, 2004 and December 26, 2003 are as follows:

(dollars in millions)

	2004	2003

Investment securities
Available-for-sale[1]	$66,224	$66,121
Trading	6,603	4,798
Held-to-maturity	1,231	636
Non-qualifying[2]
Investments in and advances to cost and equity method investees	7,958	7,177
Investments of insurance subsidiaries[3]	1,354	1,442
Deferred compensation hedges[4]	807	636
Investments in TOPrSSM partnerships	548	564

Total	$84,725	$81,374

1	At December 31, 2004, and December 26, 2003, includes $6.9 billion and $6.6 billion, respectively, of investment securities reported in cash and securities segregated for regulatory purposes or deposited with clearing organizations.

2	Non-qualifying for SFAS No. 115 purposes.

3	Primarily represents insurance policy loans.

4	Represents investments economically hedging deferred compensation liabilities.
The fair value of non-qualifying investment securities approximated the carrying amounts at year-end 2004 and 2003, respectively. Fair value for non-qualifying investments is estimated using a number of methods, including earnings multiples, discounted cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., sale requires consent of other investors to sell) that may limit Merrill Lynch’s ability to realize currently the estimated fair value. Accordingly, Merrill Lynch’s current estimate of fair value and the ultimate realization for these instruments may differ.
Investment securities accounted for under SFAS No. 115 are classified as available-for-sale, held-to-maturity, or trading as described in Note 1 to the Consolidated Financial Statements.

70 : MERRILL LYNCH 2004 ANNUAL REPORT

Information regarding investment securities subject to SFAS No. 115 follows:

(dollars in millions)

	December 31, 2004				December 26, 2003
	Cost/	Gross	Gross	Estimated	Cost/	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Available-for-Sale
Mortgage- and asset-backed	$52,719	$306	$(209)	$52,816	$45,950	$636	$(155)	$46,431
Corporate debt	5,708	61	(17)	5,752	3,490	84	(13)	3,561
U.S. Government and agencies	4,315	57	(20)	4,352	11,442	210	(77)	11,575
Non-U.S. Governments and agencies	1,088	41	(1)	1,128	822	1	(14)	809
Other	263	9	(4)	268	1,979	12	–	1,991

Total debt securities	64,093	474	(251)	64,316	63,683	943	(259)	64,367
Equity securities	1,895	20	(7)	1,908	1,747	11	(4)	1,754

Total	$65,988	$494	$(258)	$66,224	$65,430	$954	$(263)	$66,121

Held-to-Maturity
Non-U.S. Governments and agencies	$952	$–	$(7)	$945	$360	$–	$–	$360
Municipals	246	–	–	246	254	–	–	254
Mortgage- and asset-backed	20	–	–	20	20	–	–	20
Corporate debt	12	–	–	12	–	–	–	–
U.S. Government and agencies	1	–	–	1	2	–	–	2

Total	$1,231	$–	$(7)	$1,224	$636	$–	$–	$636

The following table presents fair value and unrealized losses, after hedges, for available-for-sale securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2004.

(dollars in millions)

	Less than 1 Year		More than 1 Year		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Asset category
Mortgage- and asset-backed	$23,758	$(105)	$7,408	$(109)	$31,166	$(214)
U.S. Government and agencies	2,745	(4)	1,461	(24)	4,206	(28)
Corporate debt	2,529	(13)	177	(4)	2,706	(17)
Non-U.S. Governments and agencies	77	(1)	899	(21)	976	(22)
Other	–	–	193	(3)	193	(3)

Total debt securities	29,109	(123)	10,138	(161)	39,247	(284)
Equity securities	9	(2)	19	(4)	28	(6)

Total temporarily impaired securities	$29,118	$(125)	$10,157	$(165)	$39,275	$(290)

The majority of the unrealized losses relate to mortgage- and asset-backed securities and U.S. Government and agencies securities. The majority of the investments are AAA-rated debentures and mortgage-backed securities issued by U.S. agencies. These investments are not considered other-than-temporarily impaired because Merrill Lynch has the ability and intent to hold the investments for a period of time sufficient for a forecasted market price recovery up to or beyond the cost of the investment.
During 2003, other revenues included a write-down of $114 million related to certain available-for-sale securities that were considered to be impaired on an other-than-temporary basis. Unrealized losses on these securities were previously included in accumulated other comprehensive loss. During 2003, the write-down was charged to earnings and removed from accumulated other comprehensive loss.

MERRILL LYNCH 2004 ANNUAL REPORT : 71

The amortized cost and estimated fair value of debt securities at December 31, 2004 by contractual maturity, for available-for-sale and held-to-maturity investments follow:

(dollars in millions)

	Available-for-Sale		Held-to-Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$5,991	$5,992	$110	$109
Due after one year through five years	2,295	2,315	627	626
Due after five years through ten years	2,522	2,544	451	446
Due after ten years	566	649	23	23

	11,374	11,500	1,211	1,204
Mortgage- and asset-backed securities	52,719	52,816	20	20

Total[1]	$64,093	$64,316	$1,231	$1,224

1	Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.
The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

(dollars in millions)

	2004	2003	2002

Proceeds	$27,983	$56,448	$36,697
Gross realized gains	389	709	331
Gross realized losses	(54)	(138)	(60)

Net unrealized gains (losses) from investment securities classified as trading included in the 2004, 2003, and 2002 Consolidated Statements of Earnings were $(279) million, $(93) million, and $70 million, respectively.

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
Interest rate agreements used by Merrill Lynch include caps, collars, floors, basis swaps, leveraged swaps, and options. Interest rate caps and floors provide the purchaser with protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where variable rates are received and paid, but are based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month London Interbank Offered Rate (“LIBOR”). Merrill Lynch’s exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.

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

72 : MERRILL LYNCH 2004 ANNUAL REPORT

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

Commodity Price and Other Risks

Through its commodities business, Merrill Lynch enters into exchange-traded contracts, financially settled OTC derivatives, contracts for physical delivery and contracts providing for the transportation and/or storage rights on pipelines, power lines or storage facilities. Financially settled contracts expose Merrill Lynch to the possibility that the price of the underlying commodity may rise or fall. In addition, contracts resulting in physical delivery can expose Merrill Lynch to settlement risk for the full value of the contract. Commodity and commodity-related contracts held by Merrill Lynch principally relate to natural gas and power.

Credit Risk

Merrill Lynch is exposed to risk of loss if an issuer, counterparty or country fails to perform its obligations under contractual terms (“default risk”). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads was previously discussed in the Market Risk section.
Merrill Lynch has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties.
In the normal course of business, Merrill Lynch executes, settles, and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by Merrill Lynch. These activities may expose Merrill Lynch to default risk arising from the potential that customers or counter-parties may fail to satisfy their obligations. In these situations, Merrill Lynch may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. Additional information about these obligations is provided in Note 11 to the Consolidated Financial Statements. In addition, Merrill Lynch seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.
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
At December 31, 2004, Merrill Lynch’s most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure, which primarily results from trading asset and investment security positions in instruments issued by the U.S. Government and its agencies, amounted to $18.3 billion and $22.1 billion at December 31, 2004 and December 26, 2003, respectively. Merrill Lynch’s indirect exposure results from maintaining U.S. Government and agencies securities as collateral for resale agreements and securities borrowed transactions. Merrill Lynch’s direct credit exposure on these transactions is with the counterparty; thus Merrill Lynch has credit exposure to the U.S. Government and its agencies only in the event of the counterparty’s default. Securities issued by the U.S. Government or its agencies held as collateral for resale agreements and securities borrowed transactions at December 31, 2004 and December 26, 2003 totaled $79.3 billion and $98.2 billion, respectively.
At December 31, 2004, Merrill Lynch had concentrations of credit risk with other counterparties, the largest of which was a sovereign government rated AAA by recognized credit-rating agencies. Total unsecured exposure to this counterparty was approximately $3.5 billion, or 0.5% of total assets.

MERRILL LYNCH 2004 ANNUAL REPORT : 73

Merrill Lynch’s most significant industry credit concentration is with financial institutions. Financial institutions include other brokers and dealers, commercial banks, finance companies, insurance companies, and investment companies. This concentration arises in the normal course of Merrill Lynch’s brokerage, trading, hedging, financing, and underwriting activities. Merrill Lynch also monitors credit exposures worldwide by region. Outside the United States, financial institutions and sovereign governments represent the most significant concentrations.
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
Default risk on derivatives can also occur for the full notional amount of the trade where a final exchange of principal takes place, as may be the case for currency swaps. Default risk exposure varies by type of derivative. Swap agreements and forward contracts are generally OTC-transacted and thus are exposed to default risk to the extent of their replacement cost. Since futures contracts are exchange-traded and usually require daily cash settlement, the related risk of loss is generally limited to a one-day net positive change in market value. Generally such receivables and payables are recorded in customers receivables and payables on the Consolidated Balance Sheets. Option contracts can be exchange-traded or OTC-transacted. Purchased options have default risk to the extent of their replacement cost. Written options represent a potential obligation to counterparties and typically do not subject Merrill Lynch to default risk except under circumstances such as where the option premium is being financed or in cases where Merrill Lynch is required to post collateral. Additional information about derivatives that meet the definition of a guarantee for accounting purposes is included in Note 11 to the Consolidated Financial Statements.
Merrill Lynch generally enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent (“master netting agreements”) with each of its counterparties, as soon as possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure. However, the enforceability of master netting agreements under bankruptcy laws in certain countries, or in certain industries, is not free from doubt and receivables and payables with counterparties in these countries or industries are accordingly recorded on a gross basis.
To reduce the risk of loss, Merrill Lynch requires collateral, principally cash and U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. At December 31, 2004, such collateral amounted to $11.1 billion. In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract.
Many of Merrill Lynch’s derivative contracts contain provisions that could, upon an adverse change in ML & Co.’s credit rating, trigger a requirement for an early payment or additional collateral support.

SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH SPECIAL PURPOSE ENTITIES (SPEs)

Securitizations

In the normal course of business, Merrill Lynch securitizes: commercial and residential mortgage and home equity loans; municipal, government, and corporate bonds; and other types of financial assets. SPEs, often referred to as Variable Interest Entities, or VIEs, are often used when entering into or facilitating securitization transactions. Merrill Lynch’s involvement with SPEs used to securitize financial assets includes: establishing SPEs; selling assets to SPEs; structuring SPEs; underwriting, distributing, and making loans to SPEs; making markets in securities issued by SPEs; engaging in derivative transactions with SPEs; owning notes or certificates issued by SPEs; and/or providing liquidity facilities and other guarantees to SPEs.
Merrill Lynch securitized assets of approximately $65.1 billion and $61.9 billion for the years ended December 31, 2004 and December 26, 2003, respectively. For the years ended December 31, 2004 and December 26, 2003, Merrill Lynch received $65.9 billion and $62.7 billion, respectively, of proceeds, and other cash inflows, from securitization transactions, and recognized net securitization gains of $456.5 million and $270.2 million, respectively, in Merrill Lynch’s Consolidated Statements of Earnings. Merrill Lynch generally records assets prior to securitization at fair value.

74 : MERRILL LYNCH 2004 ANNUAL REPORT

In 2004 and 2003, cash inflows from securitizations related to the following asset types:

(dollars in millions)

	2004	2003

Asset category
Residential mortgage loans	$45,944	$43,717
Municipal bonds	9,982	11,301
Corporate and government bonds	1,486	1,721
Commercial loans and other	8,462	6,002

	$65,874	$62,741

In certain instances, Merrill Lynch retains interests in the senior tranche, subordinated tranche, and/or residual tranche of securities issued by certain SPEs created to securitize assets. The gain or loss on the sale of the assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, if any, based on their relative fair value at the date of transfer.
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
Retained interests in securitized assets were approximately $2.0 billion and $2.7 billion at December 31, 2004 and December 26, 2003, respectively, which related primarily to residential mortgage loan and municipal bond securitization transactions. The majority of the retained interest balance consists of mortgage-backed securities that have observable market prices. These retained interests include mortgage-backed securities that Merrill Lynch has committed to purchase and expects to sell to investors in the normal course of its underwriting activity.
The following table presents information on retained interests, excluding the offsetting benefit of financial instruments used to hedge risks, held by Merrill Lynch as of December 31, 2004, arising from Merrill Lynch’s residential mortgage loan, municipal bond and other securitization transactions. The sensitivities of the current fair value of the retained interests to immediate 10% and 20% adverse changes in assumptions and parameters are also shown.

(dollars in millions)

	Residential	Municipal
	Mortgage Loans	Bonds	Other

Retained interest amount	$1,288	$673	$75
Weighted average credit losses (rate per annum)	0.8%	0.0%	0.4%
Range	0.0-8.0%	0.0%	0.0-8.0%
Impact on fair value of 10% adverse change	$(10)	$–	$–
Impact on fair value of 20% adverse change	$(20)	$–	$(1)
Weighted average discount rate	5.8%	3.1%	10.6%
Range	2.4 – 50.0%	1.8 – 10.0%	4.7 – 25.0%
Impact on fair value of 10% adverse change	$(19)	$(76)	$(3)
Impact on fair value of 20% adverse change	$(36)	$(143)	$(7)
Weighted average life (in years)	3.7	2.4	6.1
Range	0.0 – 11.4	0.1 – 6.0	0.8 – 9.3
Weighted average prepayment speed (CPR)	23.7%	16.7%[1]	7.6%
Range	0.0 – 55.0%	2.0 – 23.9%[1]	0.0 – 15.0%
Impact on fair value of 10% adverse change	$(8)	$–	$–
Impact on fair value of 20% adverse change	$(16)	$(1)	$(1)

CPR=Constant Prepayment Rate
1	Relates to select securitization transactions where assets are prepayable.
The preceding table does not include the offsetting benefit of financial instruments that Merrill Lynch utilizes to hedge risks, including credit, interest rate, and prepayment risk, that are inherent in the retained interests. Merrill Lynch employs hedging strategies that are structured to take into consideration the hypothetical stress scenarios above such that they would be effective in principally offsetting Merrill Lynch’s exposure to loss in the event these scenarios occur. In addition, the sensitivity analysis is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Further, changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not consider any hedging activity that Merrill Lynch may take to mitigate the impact of any adverse changes in the key assumptions.

MERRILL LYNCH 2004 ANNUAL REPORT : 75

The weighted average assumptions and parameters used initially to value retained interests relating to securitizations effected in 2004 that were still held by Merrill Lynch as of December 31, 2004 are as follows:

	Residential	Municipal
	Mortgage Loans	Bonds	Other

Credit losses (rate per annum)	0.3%	0.0%	0.0%
Weighted average discount rate	4.6%	3.6%	3.7%
Weighted average life (in years)	3.3	–	–
Prepayment speed assumption (CPR)	17.0%	–	–

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
In addition to standby letters of credit, in certain municipal bond securitizations, Merrill Lynch also provides default protection or credit enhancement to investors in securities issued by certain municipal bond securitization SPEs. Interest and principal payments on beneficial interests issued by these SPEs are secured by a guarantee issued by Merrill Lynch. In the event that the issuer of the underlying municipal bond defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch.
The maximum commitment under these liquidity and default guarantees totaled $21.3 billion and $17.0 billion at December 31, 2004 and December 26, 2003, respectively. The fair value of the commitments approximate $74 million and $126 million at December 31, 2004 and December 26, 2003, respectively, which is reflected in the Consolidated Financial Statements. Of these arrangements, $4.7 billion and $2.8 billion at December 31, 2004 and December 26, 2003, respectively, represent agreements where the guarantee is provided to the SPE by a third-party financial intermediary and Merrill Lynch enters into a reimbursement agreement with the financial intermediary. In these arrangements, if the financial intermediary incurs losses, Merrill Lynch has up to one year to fund those losses. Additional information regarding these commitments is provided in Note 11 to the Consolidated Financial Statements.
The following table summarizes principal amounts outstanding and delinquencies of securitized financial assets as of December 31, 2004 and December 26, 2003, and net credit losses for the years then ended:

(dollars in millions)

	Residential	Municipal
	Mortgage Loans	Bonds	Other

December 31, 2004
Principal Amount Outstanding	$31,541	$14,510	$3,866
Delinquencies	40	–	–
Net Credit Losses	2	–	9

December 26, 2003
Principal Amount Outstanding	$43,777	$14,890	$4,527
Delinquencies	54	–	–
Net Credit Losses	3	–	8

Variable Interest Entities

In January 2003, the FASB issued FIN 46, which provides additional guidance on the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for enterprises that have interests in entities that meet the definition of a VIE, and on December 24, 2003, the FASB issued FIN 46R. FIN 46R requires that an entity shall consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both.
As permitted under the transition guidance, Merrill Lynch adopted the provisions of FIN 46R on an entity-by-entity basis. At December 26, 2003, Merrill Lynch applied FIN 46R for purposes of determining those VIEs that must be consolidated or disclosed as giving rise to a significant variable interest, with the exception of those VIEs that issue TOPrSSM, in which case Merrill Lynch applied FIN 46R beginning in the first quarter of 2004. Those VIEs that were consolidated under FIN 46R at year-end 2003 did not have a material effect on the year-end 2003 consolidated financial statements.
During the first quarter of 2004, in accordance with FIN 46R, Merrill Lynch deconsolidated the partnerships and trusts that issue TOPrSSM, since Merrill Lynch does not bear the majority of the risks and rewards of those entities. As a result, quarterly payments, of approximately $48 million per quarter, related to the TOPrSSM, are recorded in net revenues (primarily interest expense), and the debt, of approximately $3.1 billion, and partnership interests, of $548 million, related to the entities as of December 31, 2004, have been included in the Consolidated Balance Sheets as long-term debt issued to TOPrSSM partnerships and investment securities, respectively.
For the purpose of determining whether Merrill Lynch has a variable interest in a VIE, Merrill Lynch generally employs a cash flow approach. Under a cash flow approach, the determination as to whether an interest is a variable interest is based on whether the interest absorbs variability in the cash flows of the VIE.

76 : MERRILL LYNCH 2004 ANNUAL REPORT

Merrill Lynch has entered into transactions with a number of VIEs in which it is the primary beneficiary and therefore must consolidate the VIE; or is a significant variable interest holder in the VIE. These VIEs are as follows:
•	Merrill Lynch is the sponsor, guarantor and/or derivative counterparty of certain mutual funds, closed-end funds and other investment entities that provide a guaranteed return to certain investors at the maturity of the VIE. This guarantee may include a guarantee of the return of an initial investment or of the initial investment plus an agreed upon return depending on the terms of the VIE. The guarantee may be provided to investors in the form of an option contract between Merrill Lynch and the VIE via a stated minimum return, or otherwise. Investors in certain of these VIEs have recourse to Merrill Lynch to the extent that the value of the assets held by the VIEs at maturity is less than the guaranteed amount. In some instances, Merrill Lynch is the primary beneficiary and must consolidate the fund. In instances where Merrill Lynch is not the primary beneficiary, the guarantees related to these funds are further discussed in Note 11 to the Consolidated Financial Statements.

•	Merrill Lynch has made loans to, and/or investments in, VIEs that hold loan receivable assets and real estate, and as a result of these loans and investments, Merrill Lynch may be either the primary beneficiary of and consolidate the VIE, or may be a significant variable interest holder. These VIEs are primarily designed to provide temporary on- or off-balance sheet financing to clients and/or to invest in real estate. Assets held by VIEs where Merrill Lynch has provided financing and is the primary beneficiary are recorded in other assets and/or loans, notes, and mortgages in the Consolidated Balance Sheet. Assets held by VIEs where Merrill Lynch has invested in real estate partnerships are classified as investment securities, where Merrill Lynch holds a significant variable interest, and in other assets, where Merrill Lynch is the primary beneficiary. The beneficial interest holders in these VIEs have no recourse to the general credit of Merrill Lynch; their investments are paid exclusively from the assets in the VIE.

•	Merrill Lynch has a significant variable interest in municipal bond securitization QSPEs to which it provides liquidity and/or default facilities. Additional information on these programs is provided in the retained interest securitization disclosures above and in Note 11 to the Consolidated Financial Statements.

•	Merrill Lynch has entered into transactions with VIEs that are used, in part, to provide tax planning strategies to investors and/or Merrill Lynch through an enhanced yield investment security. These structures typically provide financing to Merrill Lynch and/or the investor at enhanced rates. Merrill Lynch may be either the primary beneficiary of and consolidate the VIE, or may be a significant variable interest holder in the VIE.
In 2004, Merrill Lynch entered into a transaction with an international financial institution involving VIEs that provided to Merrill Lynch a $6.25 billion secured credit facility and $500 million unsecured financing. These VIEs are also used as part of Merrill Lynch’s overall tax-planning strategies and enable Merrill Lynch to borrow at more favorable rates. Merrill Lynch consolidates the VIEs as it is deemed to be the primary beneficiary of these VIEs.

•	Merrill Lynch has a significant variable interest in a residential mortgage securitization entered into by one of its banking subsidiaries. Specifically, Merrill Lynch retains a 97% interest in the VIE. In accordance with the previous accounting guidance of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, this entity qualifies as a QSPE, and therefore Merrill Lynch does not consolidate the VIE. The interest is reported in investment securities on Merrill Lynch’s Consolidated Balance Sheets.

•	In 2004, Merrill Lynch entered into a transaction with a VIE whereby Merrill Lynch arranged for additional protection for directors and employees to indemnify them against certain losses they may incur as a result of claims against them. Merrill Lynch is the primary beneficiary and consolidates the VIE because its employees benefit from the indemnification arrangement. As of December 31, 2004 the assets of the VIE totaled approximately $16 million representing the fair value of a purchased credit default agreement, which is recorded in other assets on the Consolidated Balance Sheets. In the event of a Merrill Lynch insolvency, proceeds of $140 million will be received by the VIE to fund any claims. Neither Merrill Lynch nor its creditors have any recourse to the assets of the VIE.

Other Involvement with VIEs

Merrill Lynch is involved with other VIEs in which it is neither the primary beneficiary or a significant variable interest holder, rather its involvement relates to a significant program sponsored by Merrill Lynch. Significant programs sponsored by Merrill Lynch, which are disclosed in the table below, include the following:
•	Merrill Lynch has entered into transactions with VIEs where Merrill Lynch typically purchases credit protection from the VIE in the form of a derivative in order to synthetically expose investors to a specific credit risk. These are commonly known as credit linked note VIEs.

•	Merrill Lynch has entered into transactions with VIEs in which Merrill Lynch transfers convertible bonds to the VIE and retains a call option on the underlying bonds. The purpose of these VIEs is to market convertible bonds to a broad investor base by separating the bonds into callable debt and a conversion call option.
The following tables summarize Merrill Lynch’s involvement with the VIEs listed above as of December 31, 2004 and December 26, 2003, respectively. Where an entity is a significant variable interest holder, FIN 46R requires that entity to disclose its maximum exposure to loss as a result of its interest in the VIE. It should be noted that this measure does not reflect Merrill Lynch’s estimate of the actual losses that could result from adverse changes because it does not reflect the economic hedges Merrill Lynch enters into to reduce its exposure.

MERRILL LYNCH 2004 ANNUAL REPORT : 77

(dollars in millions)	Primary		Significant Variable		Other Involvement
	Beneficiary		Interest Holder		with VIEs
December 31, 2004		Recourse
	Asset	to Merrill	Asset	Maximum	Asset	Maximum
Description	Size[4]	Lynch[5]	Size[4]	Exposure	Size[4]	Exposure

Guaranteed and Other Funds	$1,062	$256	$–	$–	$–	$-
Loan and Real Estate VIEs	756	–	1,054	930	–	-
Municipal Bond Securitizations[1]	–	–	21,251	21,251	–	-
Tax Planning VIEs[2,6]	9,875	5,086	7,061	2,328	–	-
Mortgage Securitizations	–	–	284	276	–	-
Credit Linked Note VIEs[3]	16	–	–	–	8,415	506
Convertible Bond Stripping VIEs[3]	–	–	–	–	646	30

December 26, 2003
Guaranteed and Other Funds	$706	$440	$–	$–	$–	$–
Loan and Real Estate VIEs	775	–	636	567	–	–
Municipal Bond Securitizations[1]	–	–	16,927	16,927	–	–
Tax Planning VIEs[2,6]	5,882	1,130	2,811	114	–	–
Mortgage Securitizations	–	–	345	334	–	–
Credit Linked Note VIEs[3]	–	–	–	–	6,402	474
Convertible Bond Stripping VIEs[3]	–	–	–	–	1,864	13

1	The maximum exposure for Municipal Bond Securitizations reflects Merrill Lynch’s potential liability as a result of the liquidity and default facilities entered into with the VIEs. It significantly overestimates Merrill Lynch’s probability weighted exposure to these VIEs because it does not reflect either the likelihood of the event occurring or the economic hedges that are designed to be effective in principally offsetting Merrill Lynch’s exposure to loss.

2	The maximum exposure for Tax Planning VIEs reflects the fair value of investments in the VIEs and derivatives entered into with the VIEs, as well as the maximum exposure to loss associated with indemnifications made to investors in the VIEs.

3	The maximum exposure for Credit Linked Note VIEs and Convertible Bond Stripping VIEs is the asset fair value of the derivatives entered into with the VIEs as of December 31, 2004 and December 26, 2003, respectively.

4	This column reflects the asset size of the assets held in the VIE after taking into account intercompany eliminations and any balance sheet netting of assets and liabilities as permitted by FIN 39, Offsetting of Assets and Liabilities.

5	This column reflects the extent, if any, to which investors have recourse to Merrill Lynch beyond the assets held in the VIE.

6	Recourse to Merrill Lynch associated with Consolidated Tax Planning VIEs primarily relates to transactions where the investors in the debt issued by the VIEs have recourse to both the assets of the VIEs and to Merrill Lynch, as well as certain indemnifications made to the investors in the VIEs.

LOANS, NOTES, AND MORTGAGES RELATED COMMITMENTS TO EXTEND CREDIT

Loans, notes, and mortgages and related commitments to extend credit at December 31, 2004 and December 26, 2003, are presented below:

(dollars in millions)

	Loans		Commitments
	2004	2003	2004[1]	2003

Consumer and small- and middle-market business:
Mortgages	$17,439	$16,699	$4,735	$4,842
Small- and middle-market business	6,450	6,840	3,780	3,411
Other	3,545	3,646	396	603
Commercial:
Secured	23,675	21,679	26,046	12,425
Unsecured investment grade	1,444	1,786	15,333	15,028
Unsecured non-investment grade	992	661	1,549	562

	53,545	51,311	51,839	36,871
Allowance for loan losses	(283)	(318)	–	–
Reserve for lending-related commitments	–	–	(188)	(169)

Total, net	$53,262	$50,993	$51,651	$36,702

1	See Note 11 for a maturity profile of these commitments.
Activity in the allowance for loan losses is presented below:

(dollars in millions)

	2004	2003	2002

Allowance for loan losses at beginning of year	$318	$285	$220
Provision for loan losses	174	76	190
Charge-offs	(209)	(46)	(123)
Recoveries	4	3	–

Net charge-offs	(205)	(43)	(123)
Other	(4)	–	(2)

Allowance for loan losses at end of year	$283	$318	$285

Consumer and small- and middle-market business loans, which are substantially secured, consisted of approximately 328,600 individual loans at December 31, 2004, and included residential mortgages, home equity loans, small- and middle-market business loans, and other loans to individuals for household, family, or other personal expenditures. Commercial loans, which at year-end 2004 consisted of approximately 7,300 separate loans, include syndicated loans and other loans to corporations and other businesses. Secured loans and commitments include lending activities made in the normal course of Merrill Lynch’s securities and financing businesses. The

78 : MERRILL LYNCH 2004 ANNUAL REPORT

principal balance of nonaccrual loans was $202 million at December 31, 2004. The investment grade and non-investment grade categorization is determined using the credit rating agency equivalent of internal credit ratings. Non-investment grade counterparties are those rated lower than BBB. Merrill Lynch enters into credit default swaps to mitigate credit exposure related to funded and unfunded unsecured commercial loans. The notional value of these swaps totaled $6.0 billion and $4.9 billion at December 31, 2004 and December 26, 2003, respectively. For information on credit risk management see Note 5 to the Consolidated Financial Statements.
The above amounts include $7.7 billion and $7.1 billion of loans held for sale at December 31, 2004 and December 26, 2003, respectively. Loans held for sale are loans that management expects to sell prior to maturity. At December 31, 2004, such loans consisted of $4.7 billion of consumer loans, primarily automobile loans and residential mortgages, and $3.0 billion of commercial loans, approximately 63% of which are to investment grade counterparties. At December 26, 2003, such loans consisted of $4.6 billion of consumer loans, primarily residential mortgages, and $2.5 billion of commercial loans, approximately 59% of which were to investment grade counterparties. For information on the accounting policy related to loans, notes and mortgages, see Note 1 to the Consolidated Financial Statements.
The fair values of loans, notes, and mortgages were approximately $53.6 billion and $51.1 billion at December 31, 2004 and December 26, 2003, respectively. Fair value for loans made in connection with private equity investing activities, consisting primarily of senior debt, is estimated using discounted cash flows. Merrill Lynch’s estimate of fair value for other loans, notes, and mortgages is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch’s variable-rate loan receivables, carrying value approximates fair value.
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
The contractual amounts of these commitments represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments may not represent future cash requirements, as commitments may expire without being drawn upon. For a maturity profile of these and other commitments see Note 11 to the Consolidated Financial Statements.

COMMERCIAL PAPER AND SHORT- AND LONG-TERM BORROWINGS

ML & Co. is the primary issuer of all debt instruments. For local tax or regulatory reasons, debt is also issued by certain subsidiaries.
Total borrowings at December 31, 2004 and December 26, 2003, which is comprised of commercial paper and other short-term borrowings, long-term borrowings and long-term debt issued to TOPrSSM partnerships, consisted of the following:

(dollars in millions)

	2004	2003

Senior debt issued by ML & Co.	$102,892	$80,159
Senior debt issued by subsidiaries — guaranteed by ML & Co.	6,965	5,441
Subordinated debt issued to TOPrSSM partnerships	3,092	3,203
Other subsidiary financing — not guaranteed by ML & Co.	1,309	1,455
Other subsidiary financing — non-recourse	9,297	1,244

Total	$123,555	$91,502

These borrowing activities may create exposure to market risk, most notably interest rate, equity, and currency risk. Refer to Note 1 to the Consolidated Financial Statements, Derivatives section, for additional information on the use of derivatives to hedge these risks and the accounting for derivatives embedded in these instruments. Other subsidiary financing – non-recourse is primarily attributable to consolidated entities that are VIEs. Additional information regarding VIEs is provided in Note 6 to the Consolidated Financial Statements.

MERRILL LYNCH 2004 ANNUAL REPORT : 79

Borrowings at December 31, 2004 and December 26, 2003, are presented below:

(dollars in millions)

	2004	2003

Commercial paper and other short-term borrowings
Commercial paper	$3,736	$4,568
Other	243	432

Total	$3,979	$5,000

Long-term borrowings[1]
Fixed-rate obligations[2,4]	$52,379	$40,413
Variable-rate obligations[3,4]	64,680	41,297
Zero-coupon contingent convertible debt (LYONs®)	2,517	4,792

Total	$119,576	$86,502

1	Includes long-term debt issued to TOPrSSM partnerships.

2	Fixed-rate obligations are generally swapped to floating rates.

3	Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.

4	Included are various equity-linked or other indexed instruments.
Long-term borrowings, including adjustments related to fair value hedges and various equity-linked or other indexed instruments, and long-term debt issued to TOPrSSM partnerships at December 31, 2004, mature as follows:

(dollars in millions)

2005	$20,163	17%
2006	16,125	13
2007	14,048	12
2008	9,055	8
2009	23,876	20
2010 and thereafter	36,309	30

Total	$119,576	100%

Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. These borrowings are reflected in the above table as maturing at their put dates, rather than their contractual maturities. Management believes, however, that a portion of such borrowings will remain outstanding beyond their earliest redemption date.
A limited number of notes whose coupon or repayment terms are linked to the performance of equity, other indices, or baskets of securities, may be accelerated based on the value of a referenced index or security, in which case Merrill Lynch may be required to immediately settle the obligation for cash or other securities. Merrill Lynch typically economically hedges these notes with positions in derivatives and/or in the underlying securities.
Except for the $2.5 billion of zero-coupon contingent convertible debt (LYONs®) that were outstanding at December 31, 2004 (which is described below), senior debt obligations issued by ML & Co. and senior debt issued by subsidiaries and guaranteed by ML & Co. do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation.
The fair values of long-term borrowings and related hedges approximated the carrying amounts at year-end 2004 and 2003.
The effective weighted-average interest rates for borrowings, at December 31, 2004 and December 26, 2003 were:

	2004	2003

Commercial paper and other short-term borrowings	2.38%	2.10%
Long-term borrowings, contractual rate	3.14	2.99
Long-term debt issued to TOPrSSM partnerships	7.31	7.15

Merrill Lynch issues debt and certificates of deposit whose coupons or repayment terms are linked to the performance of individual equity securities, or baskets of securities, or equity or other indices (e.g., S&P 500). These instruments are assessed to determine if there is an embedded derivative that requires separate reporting and accounting.
On June 30, 2004, Merrill Lynch redeemed its Yen TOPrSSM debentures, which were due on June 30, 2019, pursuant to the optional redemption provisions stated in the terms and conditions of the debentures. Such redemption resulted in a cash payment of $107.1 million. No gain or loss was recognized on the transaction.

Long-Term Borrowings/LYONs®

Fixed Rate LYONs®
In May 2001, Merrill Lynch issued $4.6 billion of aggregate principal amount at maturity of fixed rate contingently convertible debt (Liquid Yield OptionTM notes or LYONs®) at an issue price of $511.08 per note, which resulted in gross proceeds of approximately $2.4 billion. Each LYON® has a yield to maturity of 2.25% with a maturity value of $1,000 on May 23, 2031. Merrill Lynch is amortizing the issue discount using the effective interest method over the term of the LYONs®. The LYONs® are unsecured unsubordinated indebtedness of Merrill Lynch with a maturity of 30 years. Merrill Lynch will pay no interest prior to maturity unless, during any six-month period beginning June 1, 2006, the average market price of LYONs® for a certain period equals or exceeds 120% of the accreted value of the LYONs® (“contingent interest”). Holders of LYONs® may convert each security into 5.6787 shares (i.e., the “conversion rate”) of common stock based on the conditions described in the Floating Rate LYONs® section below. The conversion trigger price for the fixed-rate LYONs® at December 31, 2004 was $116.00.
In May 2004, holders put back to Merrill Lynch fixed-rate LYONs® with an aggregate principal amount at maturity of approximately $300 million. Merrill Lynch elected to pay the repurchase price for LYONs® in cash, and no gain or loss was recognized on the transaction. Pursuant to a supplemental indenture dated November 1, 2004, Merrill Lynch surrendered the right to elect to pay the repurchase price payable upon exercise of put rights in cash or common stock, or a combination thereof, and

80 : MERRILL LYNCH 2004 ANNUAL REPORT

will be obligated to pay such amounts, when and if required, only in cash. In October 2004, Merrill Lynch repurchased outstanding fixed-rate LYONs® with an aggregate principal amount at maturity of $1.0 billion. In November 2004, Merrill Lynch amended the terms of the outstanding fixed-rate LYONs® to add December 10, 2004 as an additional date on which holders of fixed-rate LYONs® could require Merrill Lynch to repurchase the security for accreted value plus a premium of $1.00 per LYON®. As a result of the amendment, Merrill Lynch repurchased fixed-rate LYONs® with an aggregate principal amount at maturity of $2.9 billion and recognized $3 million of expense in the fourth quarter related to the put premium.
The supplemental indenture and amendment do not affect Merrill Lynch’s obligation to deliver common stock upon conversion of the LYONs® that remain outstanding should they become convertible. At December 31, 2004, $391 million of aggregate principal amount at maturity fixed-rate LYONs® remain outstanding and, as a result, approximately 2.2 million shares have been included in 2004 and 2003 diluted earnings per share (“EPS”) in accordance with the adoption of EITF Issue 04-8.
Floating Rate LYONs®
In March 2002, Merrill Lynch issued $2.3 billion of aggregate original principal amount of floating rate zero-coupon contingently convertible LYONs® at an issue price of $1,000 per note. At maturity, the LYONs® holder will receive the original principal amount of $1,000 increased daily by a variable rate. The LYONs® are unsecured and unsubordinated indebtedness of Merrill Lynch and mature in March 2032. Merrill Lynch will pay no interest prior to maturity unless, during any six-month period beginning June 1, 2007, the average market price of a LYONs® for a certain period equals or exceeds 120% of the accreted value of the LYONs® (“contingent interest”). Holders of LYONs® may convert each security into 13.8213 shares of Merrill Lynch common stock based on the conditions described below. Pursuant to a supplemental indenture dated November 1, 2004, Merrill Lynch surrendered the right to elect to pay the purchase price payable upon exercise of put rights in cash or common stock, or a combination thereof, and will be obligated to pay such amounts, when and if required, only in cash.
In November 2004, Merrill Lynch initiated an exchange offer of its outstanding floating-rate LYONs® for an equal amount of new LYONs®. The exchange offer was commenced as a result of the issuance of EITF Issue No. 04-8, as discussed more fully in Note 1 to the Consolidated Financial Statements, New Accounting Pronouncements. At the expiration of the exchange offer, approximately $2,232 million aggregate principal amount of old floating rate LYONs®, representing approximately 97% of the total principal amount outstanding, were tendered in exchange for an equal principal amount of new floating rate LYONs®. Upon conversion, holders of new floating rate LYONs® will receive the value of 13.8213 shares of Merrill Lynch common stock based on the conditions described below. This value will be paid in cash in an amount equal to the contingent principal amount of the new floating rate LYONs® on the conversion date and the remainder, at Merrill Lynch’s election, will be paid in cash, common stock or a combination thereof. At December 31, 2004, $68 million aggregate principal amount of the original floating-rate LYONs® remained outstanding.
In addition, under the terms of the new floating rate LYONs®:
•	The yield on the LYONs® will not exceed 5.5% per annum after March 13, 2008. The yield on the old LYONs® will not exceed 5.5% per annum after March 13, 2007.

•	Merrill Lynch may redeem the LYONs® at any time on or after March 13, 2008. The old LYONs® are redeemable by Merrill Lynch anytime on or after March 13, 2007.

•	Holders may require Merrill Lynch to repurchase the LYONs® on March 13, 2006 and 2008, in addition to March 13, 2005, 2007, 2012, 2017, 2022 and 2027 as permitted under the old LYONs®.

•	Merrill Lynch will not pay contingent interest (as defined above) prior to June 1, 2008. The old LYONs® may pay contingent interest beginning June 1, 2007.

•	In periods when contingent interest is payable, contingent interest each quarter will equal an annualized rate of .88% of the contingent principal amount. Under the terms of the old LYONs®, contingent interest is based on dividends paid on Merrill Lynch common stock.

•	Until March 13, 2008, the conversion rate will be adjusted upon the issuance of a cash dividend to holders of Merrill Lynch common stock to the extent that such dividend exceeds $.16 per share per quarter. The old LYONs® have a conversion ratio that adjusts for extraordinary cash dividends.
All outstanding LYONs® convert under identical conditions as follows:
•	If the closing price of Merrill Lynch common stock for at least 20 of the last 30 consecutive trading days ending on the last day of the calendar quarter is more than the conversion trigger price. The conversion trigger price for the floating-rate LYONs® at December 31, 2004 was $86.84. (That is, on and after January 1, 2005, a holder could have converted a floating-rate LYONs® into the value of 13.8213 shares of Merrill Lynch stock if the Merrill Lynch stock price had been greater than $86.84 for at least 20 of the last 30 consecutive trading days ending December 31, 2004).

•	During any period in which the credit rating of LYONs® is Baa1 or lower by Moody’s Investor Services, Inc., BBB+ or lower by Standard & Poor’s Credit Market Services, or BBB+ or lower by Fitch, Inc.

•	If the LYONs® are called for redemption.

•	If Merrill Lynch is party to a consolidation, merger or binding share exchange, or

•	If Merrill Lynch makes certain significant distributions, including a distribution that has a per share value equal to more than 15% of the sale price of its shares on the day preceding the declaration date for such distribution.

MERRILL LYNCH 2004 ANNUAL REPORT : 81

Excluding the modification to the conversion rate adjustment feature mentioned above, the conditions under which both the old and new LYONs® conversion rate adjusts are identical. The conversion rate on both the old and new LYONs® adjusts upon:
•	Dividends or distributions payable in Merrill Lynch common stock;

•	Subdivisions, combinations or certain reclassifications of Merrill Lynch common stock;

•	Distributions to all holders of Merrill Lynch common stock of certain rights to purchase the stock, for a period expiring within 60 days after the record date for such distribution, at less than the sale price of Merrill Lynch stock at that time; or

•	Distribution to holders of Merrill Lynch common stock of Merrill Lynch assets, debt securities or certain rights to purchase Merrill Lynch securities (excluding cash dividends that are not extraordinary dividends).
As of December 31, 2004, and December 26, 2003 the value of the conversion option in the new floating-rate LYONs® was not in the money and, as a result, no shares have been included in the computation of diluted EPS. However, 1.0 million shares related to the old LYONs® that remain outstanding have been included in 2004 and 2003 diluted EPS, in accordance with the adoption of EITF Issue 04-8, as discussed more fully in Note 1 to the Consolidated Financial Statements, New Accounting Pronouncements.

Long-Term Debt Issued to TOPrSSM Partnerships

Long-term debt issued to TOPrSSM partnerships represents long-term debt payable to the partnerships that issued TOPrSSM. TOPrSSM were issued to investors by trusts created by Merrill Lynch and are registered with the Securities and Exchange Commission. Using the issuance proceeds, the trusts purchased Partnership Preferred Securities, representing limited partnership interests. Using the purchase proceeds, the limited partnerships extended loans to ML & Co. and one or more subsidiaries of ML & Co. ML & Co. has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the TOPrSSM to the extent that the trusts have funds legally available. This guarantee and a similar partnership distribution guarantee are subordinated to all other liabilities of ML & Co. and rank equally with preferred stock of ML & Co. Merrill Lynch has accounted for its issuance of TOPrSSM in accordance with the provisions of FIN 46R and, as a result, the partnerships and trusts that issue these securities have been deconsolidated in Merrill Lynch’s financial statements.

Borrowing Facilities

Merrill Lynch has a committed, senior, unsecured bank credit facility aggregating $3.0 billion under an agreement with a syndicate of banks. The agreement contains covenants requiring, among other things, that Merrill Lynch maintain specified levels of net worth, as defined in the agreement, on the date of an advance. At December 31, 2004, this credit facility was not drawn upon. The credit quality, amounts, and terms of this credit facility are continually monitored and modified as warranted by business conditions. The credit facility will mature in May 2005.
Merrill Lynch also maintains a committed, secured credit facility with a financial institution that totaled $6.25 billion at December 31, 2004. The secured facility may be collateralized by government obligations eligible for pledging. The facility expires in 2014, but may be terminated with at least nine months notice by either party. At December 31, 2004, there were no borrowings outstanding under this facility. Refer to the discussion on variable interest entities in Note 6 to the Consolidated Financial Statements for additional information.

DEPOSITS

Deposits at December 31, 2004 and December 26, 2003, are presented below:

(dollars in millions)

	2004	2003

U.S.
Savings Deposits	$65,019	$64,197
Time Deposits	688	1,212

Total U.S. Deposits	65,707	65,409

Non-U.S.
Non-interest bearing	687	359
Interest bearing	13,352	13,689

Total Non-U.S. Deposits	14,039	14,048

Total Deposits	$79,746	$79,457

The effective weighted-average interest rates for deposits, which include the impact of hedges, at December 31, 2004 and December 26, 2003, were 0.96% and 0.78%, respectively. The fair values of deposits approximated carrying values at December 31, 2004 and December 26, 2003.

STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE

Preferred Equity

ML & Co. is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class that have equal rank and priority over common stockholders as to dividends and in the event of liquidation.

Floating Rate Non-Cumulative Preferred Stock, Series 1

On November 1, 2004 ML & Co. issued 25,200,000 Depository Shares, each representing a one-twelve-hundredth interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series 1, liquidation preference value of $30,000 per share (“Preferred Stock, Series 1”). The Preferred Stock, Series 1 consists of 21,000 shares with an aggregate liquidation preference of $630 million.

82 : MERRILL LYNCH 2004 ANNUAL REPORT

Dividends on the Preferred Stock, Series 1 are non-cumulative and are payable quarterly when, and if, declared by the Board of Directors. The Preferred Stock, Series 1 is perpetual and redeemable on or after November 28, 2009, at the option of ML & Co., in whole or in part, at a redemption price of $30,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

9% Cumulative Preferred Stock, Series A

In 1994, ML & Co. issued 17,000,000 Depository Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, liquidation preference value of $10,000 per share (“9% Preferred Stock”). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425 million, all of which was outstanding at year-end 2003 and 2002. Dividends on the 9% Preferred Stock were cumulative from the date of original issue and payable quarterly when declared by the authority of the Board of Directors. On December 30, 2004, ML & Co. redeemed all of its outstanding 9% Cumulative Preferred Stock at a redemption price equal to $10,000 per share, plus accrued and unpaid dividends. No gain or loss was recognized on redemption.

Common Stock

Dividends paid on common stock were $0.64 per share in 2004, 2003 and 2002.
In 2004, Merrill Lynch authorized two share repurchase programs to provide greater flexibility to return capital to shareholders. For the year ended December 31, 2004, Merrill Lynch repurchased a cumulative total of 54.0 million shares of common stock at a cost of $2,968 million, completing the $2 billion repurchase authorized in February 2004 and utilizing $968 million of the additional $2 billion repurchase authorized in July 2004.

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

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss represents cumulative gains and losses on items that are not reflected in earnings. The balances at December 31, 2004 and December 26, 2003 are as follows:

(dollars in millions)

	2004	2003

Foreign currency translation adjustment
Unrealized (losses), net of gains	$(1,117)	$(758)
Income taxes	828	457

Total	(289)	(301)

Unrealized gains (losses) on investment securities available-for-sale
Unrealized (losses), net of gains	(128)	(158)
Adjustments for:
Policyholder liabilities	(17)	(36)
Deferred policy acquisition costs	2	2
Income taxes	52	81

Total	(91)	(111)

Deferred gains on cash flow hedges
Deferred gains	22	19
Income taxes	(1)	(8)

Total	21	11

Minimum pension liability
Minimum pension liability	(178)	(216)
Income taxes	56	66

Total	(122)	(150)

Total accumulated other comprehensive loss	$(481)	$(551)

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

MERRILL LYNCH 2004 ANNUAL REPORT : 83

Earnings Per Share

Basic EPS is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

(dollars in millions, except per share amounts)

	2004	2003	2002

Net earnings	$4,436	$3,836	$1,708
Preferred stock dividends	(41)	(39)	(38)

Net earnings applicable to common shareholders — for basic EPS	$4,395	$3,797	$1,670
Interest expense on LYONs®1	3	3	3

Net earnings applicable to common shareholders — for diluted EPS	$4,398	$3,800	$1,673

(shares in thousands)

Weighted-average basic shares outstanding[2]	912,935	900,711	862,318

Effect of dilutive instruments[3]
Employee stock options	42,178	32,807	32,779
FACAAP shares	23,591	22,995	23,990
Restricted shares and units	21,917	21,215	25,141
Convertible LYONs®1	3,158	3,158	2,983
ESPP shares	–	61	71

Dilutive potential common shares	90,844	80,236	84,964

Diluted shares[4]	1,003,779	980,947	947,282

Basic EPS	$4.81	$4.22	$1.94
Diluted EPS	4.38	3.87	1.77

1	See Note 8 to the Consolidated Financial Statements for further information on LYONs®.

2	Includes shares exchangeable into common stock.

3	See Note 13 to the Consolidated Financial Statements for a description of these instruments and issuances subsequent to December 31, 2004.

4	At year-end 2004, 2003, and 2002, there were 52,875, 103,857 and 140,841 instruments, respectively, that were considered antidilutive and thus were not included in the above calculations. In addition, the value of the conversion option in the new floating rate LYONs® was not in the money and, as a result, no shares have been included in the computation of diluted EPS in any period. See Note 8 to the Consolidated Financial Statements for further information on LYONs®.

COMMITMENTS, CONTINGENCIES AND GUARANTEES

Litigation

Merrill Lynch has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising from its activities as a global diversified financial services institution. The general decline of equity securities prices between 2000 and 2003 has resulted in increased legal actions against many firms, including Merrill Lynch, and has resulted in higher professional fees and litigation expenses than those incurred in the past.
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
Given the number of these matters, some are likely to result in adverse judgments, settlements, penalties, injunctions, fines, or other relief. Merrill Lynch believes it has strong defenses to, and where appropriate, will vigorously contest many of these matters. In accordance with SFAS No. 5, Accounting for Contingencies, when resolution of cases is both probable and estimable, Merrill Lynch will accrue a liability. In many lawsuits and arbitrations, including class actions, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, Merrill Lynch cannot predict what the eventual loss or range of loss related to such matters will be. Merrill Lynch continues to assess these matters and believes, based on information available to it, that the resolution of these matters will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings.
The most significant lawsuits against Merrill Lynch are the following:

IPO Allocation Litigation

In re Initial Public Offering Securities Litigation: Merrill Lynch has been named as one of the defendants in approximately 110 securities class action complaints alleging that dozens of underwriting defendants, including Merrill Lynch, artificially inflated and maintained the stock prices of the relevant securities by creating an artificially high aftermarket demand for shares. On October 13, 2004, the district court issued an order allowing certain of these cases to proceed against the underwriters as class actions. The underwriters, including Merrill Lynch, are appealing this decision to the Court of Appeals. On February 15, 2005, the court approved a settlement between plaintiffs and issuer defendants under which insurers of the issuers have guaranteed recovery of at least $1 billion by class members, and the settling issuer defendants have assigned to the class members certain claims they may have against the underwriters.

Enron Litigation

Newby v. Enron Corp. et. al.: On April 8, 2002, Merrill Lynch was added as a defendant in a consolidated class action filed in the United States District Court for the Southern District of Texas against 69 defendants purportedly on behalf of the purchasers of

84 : MERRILL LYNCH 2004 ANNUAL REPORT

Enron’s publicly traded equity and debt securities during the period October 19, 1998 through November 27, 2001. The complaint alleges, among other things, that Merrill Lynch engaged in improper transactions in the fourth quarter of 1999 that helped Enron misrepresent its earnings and revenues in the fourth quarter of 1999. The complaint also alleges that Merrill Lynch violated the securities laws in connection with its role as an underwriter of Enron stock, its research analyst coverage of Enron stock, and its role as placement agent for and limited partner in an Enron-controlled partnership called LJM2. On December 19, 2002 and March 29, 2004, the court denied Merrill Lynch’s motions to dismiss. The defendants, including Merrill Lynch, are awaiting a decision on plaintiffs’ motion for class certification, which the defendants have opposed.
In re Enron Corp.: On September 24, 2003, Enron Corporation filed an adversary proceeding in the United States Bankruptcy Court for the Southern District of New York against a large collection of financial institutions, including Merrill Lynch. An amended complaint was filed on December 5, 2003. The complaint alleges that the conduct of Merrill Lynch and other bank defendants contributed to Enron’s bankruptcy.
Other Litigation: Dozens of other actions have been brought against Merrill Lynch and other investment firms in connection with their Enron-related activities, including actions by state pension plans and other state investment entities that purchased Enron securities and actions by other purchasers of Enron securities. There has been no adjudication of the merits of these claims.
Government Actions: On November 3, 2004, a jury in Houston, Texas convicted four former Merrill Lynch employees of criminal misconduct in connection with a Nigerian barge transaction that the government alleged helped Enron inflate its 1999 earnings by $12 million. The jury also found that the transaction led to investor losses of $13.7 million. In 2003, Merrill Lynch agreed to pay $80 million to settle SEC charges that it aided and abetted Enron’s fraud by engaging in two improper year-end transactions in 1999. The $80 million paid in connection with the settlement with the SEC will be made available to settle investor claims. In September 2003, the United States Department of Justice agreed not to prosecute Merrill Lynch for crimes that may have been committed by its former employees related to certain transactions with Enron, subject to certain understandings, including Merrill Lynch’s continued cooperation with the Department, its acceptance of responsibility for conduct of its former employees, and its agreement to adopt and implement new policies and procedures related to the integrity of client and counterparty financial statements, complex structured finance transactions and year-end transactions.

Research Litigation

In re Merrill Lynch & Co., Inc. Research Reports Securities Litigation: Merrill Lynch has been named in over 30 research-related class actions brought in or transferred to the United States District Court for the Southern District of New York. These actions challenge the independence and objectivity of Merrill Lynch’s research recommendations and related disclosures.
On June 30, 2003, the district court granted Merrill Lynch’s motion to dismiss the claims related to 24/7 Real Media, Inc. and Interliant, Inc. On January 20, 2005, the Court of Appeals upheld the dismissals of the 24/7 Real Media and Interliant complaints on the ground that plaintiffs had failed to plead facts showing that the losses they incurred were caused by the conduct they alleged.
On July 2, 2003, the district court granted Merrill Lynch’s motion to dismiss the claims related to the Global Technology Fund. On October 22, 2003, the court granted Merrill Lynch’s motion to dismiss the claims related to the Focus Twenty Fund. Plaintiffs have appealed the dismissals to the United States Court of Appeals for the Second Circuit. On October 29, 2003, the court granted Merrill Lynch’s motion to dismiss the claims related to eToys, Inc., Homestore.com, Internet Strategies Fund, iVillage Inc., Lifeminders, LookSmart Ltd., Openwave Systems, Inc., Pets.com, Inc., and Quokka Sports. Merrill Lynch has moved or expects to move to dismiss the remaining research class actions.

Commitments

At December 31, 2004, Merrill Lynch commitments had the following expirations:

(dollars in millions)	Commitment expiration
		Less than	1 - 3	3+ - 5	Over 5
	Total	1 year	years	years	years

Commitments to extend credit[1]	$51,839	$24,178	$9,700	$12,809	$5,152
Purchasing and other commitments	3,808	2,805	498	371	134
Operating leases	3,667	547	1,028	845	1,247
Commitments to enter into resale agreements	2,415	2,415	–	–	–

Total	$61,729	$29,945	$11,226	$14,025	$6,533

1	See Note 7 to the Consolidated Financial Statements for additional details.

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

MERRILL LYNCH 2004 ANNUAL REPORT : 85

Purchasing and Other Commitments

In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of December 31, 2004 would not have a material effect on the consolidated financial condition of Merrill Lynch.
In connection with trading activities, Merrill Lynch enters into commitments to enter into resale agreements.
In the normal course of business, Merrill Lynch enters into institutional and margin-lending transactions, some of which is on a committed basis, but most of which is not. Margin lending on a committed basis only includes amounts where Merrill Lynch has a binding commitment. These binding margin lending commitments totaled $303 million at December 31, 2004 and $459 million at December 26, 2003.
Merrill Lynch has commitments to purchase partnership interests, primarily related to private equity investing activities, of $973 million and $426 million at December 31, 2004 and December 26, 2003, respectively. Merrill Lynch also has entered into agreements with providers of market data, communications, and systems consulting services. At December 31, 2004 and December 26, 2003, minimum fee commitments over the remaining life of these agreements aggregated $457 million and $503 million, respectively. Merrill Lynch has entered into other purchasing commitments totaling $2.1 billion and $7.0 billion at December 31, 2004 and December 26, 2003, respectively.

Leases

Merrill Lynch has entered into various noncancellable long-term lease agreements for premises that expire through 2024. Merrill Lynch has also entered into various noncancellable lease agreements, which are primarily commitments of less than one year under equipment leases.
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
The leases with the limited partnership were renewed in 2004 and mature in 2009. Each lease has a renewal term to 2014. In addition, Merrill Lynch has entered into guarantees with the limited partnership, whereby if Merrill Lynch does not renew the lease or purchase the assets under its lease at the end of either the initial or the renewal lease term, the underlying assets will be sold to a third party, and Merrill Lynch has guaranteed that the proceeds of such sale will amount to at least 84% of the acquisition cost of the assets. The maximum exposure to Merrill Lynch as a result of this residual value guarantee is approximately $322 million as of December 31, 2004. As of December 31, 2004, the carrying value of the liability on the Consolidated Financial Statements is $23 million. Merrill Lynch’s residual value guarantee does not comprise more than half of the limited partnership’s assets. Merrill Lynch had entered into a similar residual value guarantee under the prior lease agreements; the maximum exposure under the previous guarantee was approximately $325 million as of December 26, 2003.
The limited partnership does not meet the definition of a VIE as defined in FIN 46R. Merrill Lynch does not have a partnership or other interest in the limited partnership. Accordingly, Merrill Lynch is not required to consolidate the limited partnership in its financial statements. The leases with the limited partnership are accounted for as operating leases.
At December 31, 2004, future noncancellable minimum rental commitments under leases with remaining terms exceeding one year, including lease payments to the limited partnerships discussed above are as follows:

(dollars in millions)

	WFC[1]	Other	Total

2005	$179	$368	$547
2006	179	357	536
2007	179	313	492
2008	179	267	446
2009	179	220	399
2010 and thereafter	669	578	1,247

Total	$1,564	$2,103	$3,667

1	World Financial Center Headquarters.
The minimum rental commitments shown above have not been reduced by $795 million of minimum sublease rentals to be received in the future under noncancellable subleases. Certain leases contain renewal or purchase options or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.
Net rent expense for each of the last three years is presented below:

(dollars in millions)

	2004	2003	2002

Rent expense	$582	$531	$538
Sublease revenue	(137)	(93)	(92)

Net rent expense	$445	$438	$446

Merrill Lynch also obtains commercial letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing cash or securities collateral. Commercial letters of credit aggregated $580 million and $507 million at December 31, 2004 and December 26, 2003, respectively.

86 : MERRILL LYNCH 2004 ANNUAL REPORT

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
For certain derivative contracts, such as written interest rate caps and written currency options, the maximum payout could theoretically be unlimited, because, for example, the rise in interest rates or changes in foreign exchange rates could theoretically be unlimited. In addition, Merrill Lynch does not monitor its exposure to derivatives based on the theoretical maximum payout because that measure does not take into consideration the probability of the occurrence. As such, rather than including the maximum payout, the notional value of these contracts has been included to provide information about the magnitude of involvement with these types of contracts. However, it should be noted that the notional value is not a reliable indicator of Merrill Lynch’s exposure to these contracts.
Merrill Lynch records all derivative transactions at fair value on its Consolidated Balance Sheets. As previously noted, Merrill Lynch does not monitor its exposure to derivative contracts in terms of maximum payout. Instead, a risk framework is used to define risk tolerances and establish limits to ensure that certain risk-related losses occur within acceptable, predefined limits. Merrill Lynch economically hedges its exposure to these contracts by entering into a variety of offsetting derivative contracts and security positions. See the Derivatives section of Note 1 to the Consolidated Financial Statements for further discussion of risk management of derivatives.
Merrill Lynch also provides guarantees to SPEs in the form of liquidity facilities, credit default protection and residual value guarantees for equipment leasing entities.
The liquidity facilities and credit default protection relate primarily to municipal bond securitization SPEs. Merrill Lynch acts as liquidity provider to municipal bond securitization SPEs.
Specifically, the holders of beneficial interests issued by these SPEs have the right to tender their interests for purchase by Merrill Lynch on specified dates at a specified price. If the beneficial interests are not successfully remarketed, the holders of beneficial interests are paid from funds drawn under a standby facility issued by Merrill Lynch (or by third-party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if a draw occurs). If the standby facility is drawn, Merrill Lynch may claim the underlying assets held by the SPEs. In general, standby facilities that are not coupled with default protection are not exercisable in the event of a downgrade below investment grade or default of the assets held by the SPEs. In addition, as of December 31, 2004, the value of the assets held by the SPE plus any additional collateral pledged to Merrill Lynch exceeds the amount of beneficial interests issued, which provides additional support to Merrill Lynch in the event that the standby facility is drawn. As of December 31, 2004, the maximum payout if the standby facilities are drawn was $18.0 billion and the value of the municipal bond assets to which Merrill Lynch has recourse in the event of a draw was $21.8 billion. However, it should be noted that these two amounts are not directly comparable, as the assets to which Merrill Lynch has recourse are on a deal-by-deal basis and are not part of a cross-collateralized pool.
In certain instances, Merrill Lynch also provides default protection in addition to liquidity facilities. Specifically, in the event that an issuer of a municipal bond held by the SPE defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch (or by third-party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if losses occur). If the default protection is drawn, Merrill Lynch may claim the underlying assets held by the SPEs. As of December 31, 2004, the maximum payout if an issuer defaults was $3.3 billion, and the value of the assets to which Merrill Lynch has recourse, in the event that an issuer of a municipal bond held by the SPE defaults on any payment of principal and/or interest when due, was $4.3 billion; however, as described in the preceding paragraph, these two amounts are not directly comparable as the assets to which Merrill Lynch has recourse are not part of a cross-collateralized pool.
Further, to protect against declines in the value of the assets held by SPEs, for which Merrill Lynch provides either liquidity facilities or default protection, Merrill Lynch economically hedges its exposure through derivative positions that principally offset the risk of loss arising from these guarantees.
Merrill Lynch also provides residual value guarantees to leasing SPEs where either Merrill Lynch or a third-party is the lessee. For transactions where Merrill Lynch is not the lessee, the guarantee provides loss coverage for any shortfalls in the proceeds from asset sales greater than 75-90% of the adjusted acquisition price, as defined. As of December 31, 2004, the value of the assets for which Merrill Lynch provides residual value guarantees

MERRILL LYNCH 2004 ANNUAL REPORT : 87

and is not the lessee was $713 million. Where Merrill Lynch is the lessee, it provides a guarantee that any proceeds from the sale of the assets will amount to at least 84% of the adjusted acquisition cost, as defined.
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
In addition, Merrill Lynch makes guarantees to counterparties in the form of standby letters of credit. Merrill Lynch holds marketable securities of $567 million as collateral to secure these guarantees. In addition, standby letters of credit include $532 million of financial guarantees for which Merrill Lynch has recourse to the guaranteed party upon draw down.
Further, in conjunction with certain principal-protected mutual funds, Merrill Lynch guarantees the return of the initial principal investment at the termination date of the fund. These funds are generally managed based on a formula that requires the fund to hold a combination of general investments and highly liquid risk-free assets that, when combined, will result in the return of principal at the maturity date unless there is a significant market event. At December 31, 2004, Merrill Lynch’s maximum potential exposure to loss with respect to these guarantees is $634 million assuming that the funds are invested exclusively in other general investments (i.e., the funds hold no risk-free assets), and that those other general investments suffer a total loss. As such, this measure significantly overstates Merrill Lynch’s exposure or expected loss at December 31, 2004. These transactions met the SFAS No. 149 definition of derivatives and, as such, were carried as a liability with a fair value of $15 million at December 31, 2004.
Merrill Lynch also provides indemnifications related to the U.S. tax treatment of certain foreign tax planning transactions. The maximum exposure to loss associated with these transactions is $157 million; however, Merrill Lynch believes that the likelihood of loss with respect to these arrangements is remote.

These guarantees and their expiration are summarized at December 31, 2004 as follows:

(dollars in millions)

	Maximum	Less
	Payout/	than	1 - 3	3+- 5	Over 5	Carrying
	Notional	1 year	years	years	years	Value

Derivative contracts[1]	$1,254,870	$362,416	$339,704	$228,542	$324,208	$26,534
Liquidity facilities with SPEs[2]	17,988	17,354	634	–	–	32
Liquidity and default facilities with SPEs[2]	3,289	2,481	563	–	245	42
Residual value guarantees[3]	1,078	50	3	487	538	30
Standby letters of credit and other guarantees[4,5,6]	3,091	1,185	399	133	1,374	19

1	As noted above, the notional value of derivative contracts is provided rather than the maximum payout amount, although the notional value should not be considered as a reliable indicator of Merrill Lynch’s exposure to these contracts.

2	Amounts relate primarily to facilities provided to municipal bond securitization SPEs. Includes $4.7 billion of guarantees provided to SPEs by third-party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if losses occur, and has up to one year to fund losses.

3	Includes residual value guarantees associated with the Hopewell campus and aircraft leases of $322 million.

4	Includes $570 million of reimbursement agreements with the Mortgage 100SM program.

5	Includes guarantees related to principal-protected mutual funds.

6	Includes certain indemnifications related to foreign tax planning strategies.

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

88 : MERRILL LYNCH 2004 ANNUAL REPORT

In connection with providing supplementary protection to its customers, MLPF&S holds insurance in excess of that furnished by the Securities Investor Protection Corporation (“SIPC”). The policy provides coverage up to $600 million in the aggregate (including up to $1.9 million per customer for cash) for losses incurred by customers in excess of the SIPC limits. ML & Co. provides full indemnity to the policy provider syndicate against any losses as a result of this agreement. No contingent liability is carried in the Consolidated Financial Statements for this indemnification as the potential for Merrill Lynch to be required to make payments under this agreement is remote.
In connection with its securities clearing business, Merrill Lynch performs securities execution, clearance and settlement services on behalf of other broker-dealer clients for whom it commits to settle trades submitted for or by such clients, with the applicable clearinghouse; trades are submitted either individually, in groups or series or, if specific arrangements are made with a particular clearinghouse and client, all transactions with such clearing entity by such client. Merrill Lynch’s liability under these arrangements is not quantifiable and could exceed any cash deposit made by a client. However, the potential for Merrill Lynch to be required to make unreimbursed payments under these arrangements is remote due to the contractual capital requirements associated with clients’ activity and the regular review of clients’ capital. Accordingly, no liability is carried in the Consolidated Financial Statements for these transactions.
In connection with certain European mergers and acquisition transactions, Merrill Lynch, in its capacity as financial advisor, in some cases may be required by law to provide a guarantee that the acquiring entity has or can obtain or issue sufficient funds or securities to complete the transaction. These arrangements are short-term in nature, extending from the commencement of the offer through the termination or closing. Where guarantees are required or implied by law, Merrill Lynch engages in a credit review of the acquirer, obtains indemnification and requests other contractual protections where appropriate. Merrill Lynch’s maximum liability equals the required funding for each transaction and varies throughout the year depending upon the size and number of open transactions. Based on the review procedures performed, management believes the likelihood of being required to pay under these arrangements is remote. Accordingly, no liability is recorded in the Consolidated Financial Statements for these transactions.
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
In connection with divestiture transactions, (for example, the integration of Merrill Lynch HSBC (“MLHSBC”) into the HSBC Group and the sale of the GPC business in Canada), Merrill Lynch provides an indemnity to the purchaser, which will fully compensate the purchaser for any unknown liens or liabilities (e.g., tax liabilities) that relate to prior periods but are not discovered until after the transaction is closed. Merrill Lynch’s maximum liability under these indemnifications cannot be quantified. However, Merrill Lynch believes that the likelihood of being required to pay is remote given the level of due diligence performed prior to the close of the transactions. Accordingly, no liability is recorded in the Consolidated Financial Statements for these indemnifications.

EMPLOYEE BENEFIT PLANS

Merrill Lynch provides pension and other postretirement benefits to its employees worldwide through defined contribution pension, defined benefit pension and other postretirement plans. These plans vary based on the country and local practices. Merrill Lynch reserves the right to amend or terminate these plans at any time.
Merrill Lynch accounts for its defined benefit pension plans in accordance with SFAS No. 87, Employers’ Accounting for Pensions and SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. Its postretirement benefit plans are accounted for in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and postemployment benefits are accounted for in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits.
Merrill Lynch’s measurement date for both its defined benefit pension and other postretirement benefit plans is September 30th.

Defined Contribution Pension Plans

The U.S. defined contribution pension plans consist of the Retirement Accumulation Plan (“RAP”), the Employee Stock Ownership Plan (“ESOP”), and the 401(k) Savings & Investment Plan (“401(k)”). The RAP and ESOP cover substantially all U.S.

MERRILL LYNCH 2004 ANNUAL REPORT : 89

employees who have met the service requirement. There is no service requirement for employee deferrals in the 401(k). However, there is a service requirement for an employee to receive corporate contributions in the 401(k).
Merrill Lynch established the RAP and the ESOP, collectively known as the “Retirement Program,” for the benefit of employees with a minimum of one year of service. A notional retirement account is maintained for each participant. The RAP contributions are employer-funded based on compensation and years of service. The firm made a contribution of approximately $140 million to the Retirement Program in January 2005 to satisfy the 2004 contribution requirement. Under the RAP, employees are given the opportunity to invest their retirement savings in a number of different investment alternatives, including ML & Co. common stock. Under the ESOP, all retirement savings are invested in ML & Co. common stock, until employees have five years of service, after which they have the ability to diversify.
Merrill Lynch allocates ESOP shares of Merrill Lynch stock to all participants of the ESOP as principal from the ESOP loan is repaid. Beginning in 2004, these allocations are made on an annual basis. ESOP shares are considered to be either allocated (contributed to participants’ accounts), committed (scheduled to be contributed at a specified future date but not yet released), or unallocated (not committed or allocated). Share information at December 31, 2004 is as follows:

Unallocated shares as of December 26, 2003	768,111
Release of escrow shares	3,981
Shares allocated/committed[1]	(173,711)

Unallocated shares as of December 31, 2004	598,381

1	Excluding forfeited shares.
Additional information on ESOP activity follows:

(dollars in millions)

	2004	2003	2002

Compensation costs funded with ESOP shares	$11	$9	$17
Dividends used for debt service	–	1	1

Merrill Lynch guarantees the debt of the ESOP. The note bears an interest rate of 6.75%, has an outstanding balance of $3 million as of December 31, 2004, and matures on December 31, 2007. All dividends received by the Plan on unallocated ESOP shares are used to pay down the note.
Employees can participate in the 401(k) by contributing, on a tax-deferred basis, a certain percentage of their eligible compensation, up to 25% since 2003, but not more than the maximum annual amount allowed by law. Employees are given the opportunity to invest their 401(k) contributions in a number of different investment alternatives, including ML & Co. common stock. Merrill Lynch’s contributions are made in cash, and are equal to one-half of the first 6% of each participant’s eligible compensation contributed to the 401(k), up to a maximum of two thousand dollars annually. Prior to 2004, no corporate contributions were made for participants who were also Employee Stock Purchase Plan participants (see Note 13 to the Consolidated Financial Statements). This restriction was removed, effective January 1, 2004. Merrill Lynch makes contributions to the 401(k) on a pay period basis and expects to make contributions of approximately $59 million in 2005.
Merrill Lynch also sponsors various non-U.S. defined contribution pension plans. The costs of benefits under the RAP, 401(k), and non-U.S. plans are expensed during the related service period.

Defined Benefit Pension Plans

In 1988 Merrill Lynch purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). At year-end 2004 and 2003, a substantial portion of the assets supporting the annuity contract were invested in U.S. Government and agencies securities. Merrill Lynch, under a supplemental agreement, may be responsible for, or benefit from, actual experience and investment performance of the annuity assets. The firm does not expect to make contributions under this agreement in 2005. Merrill Lynch also maintains supplemental defined benefit plans (i.e., plans not subject to Title IV of ERISA) for certain U.S. participants. Merrill Lynch expects to pay $1 million of benefit payments to participants in the U.S. non-qualified pension plan in 2005.
Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee’s eligible compensation during the final years of employment. Merrill Lynch’s funding policy has been to contribute annually the amount necessary to satisfy local funding standards. The firm currently expects to contribute $26 million to its non-U.S. pension plans in 2005.

Postretirement Benefits Other Than Pensions

Merrill Lynch provides health insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care coverage is contributory, with certain retiree contributions adjusted periodically. Non-contributory life insurance was offered to employees who had retired prior to February 1, 2000. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays premiums and claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. As of December 31, 2004, none of these plans had been funded.

90 : MERRILL LYNCH 2004 ANNUAL REPORT

The following table provides a summary of the changes in the plans’ benefit obligations, assets, and funded status, for the twelve-month periods ended September 30, 2004 and September 30, 2003, and the amounts recognized in the Consolidated Balance Sheets at year-end 2004 and 2003 for Merrill Lynch’s U.S. and non-U.S. defined benefit pension and postretirement benefit plans:

(dollars in millions)

	U.S. Defined Benefit		non-U.S. Defined		Total Defined		Postretirement
	Pension Plans		Benefit Pension Plans[1]		Benefit Pension Plans		Plans[2]
	2004	2003	2004	2003	2004	2003	2004	2003

Benefit obligations
Balance, beginning of year	$1,728	$1,587	$1,022	$838	$2,750	$2,425	$525	$398
Service cost	–	–	35	43	35	43	17	15
Interest cost	97	100	54	43	151	143	30	32
Net actuarial loss	52	131	24	49	76	180	(4)	96
Employee contributions	–	–	2	1	2	1	–	–
Benefits paid	(95)	(90)	(38)	(38)	(133)	(128)	(18)	(18)
Curtailment and settlements	–	–	(5)	(10)	(5)	(10)	–	–
Foreign exchange and other	–	–	92	96	92	96	2	2

Balance, end of period	1,782	1,728	1,186	1,022	2,968	2,750	552	525

Fair value of plan assets
Balance, beginning of year	2,220	2,245	625	496	2,845	2,741	–	–
Actual return on plan assets	123	59	78	75	201	134	–	–
Settlements	–	–	(1)	(10)	(1)	(10)	–	–
Contributions	(5)[3]	6	58	47	53	53	18	18
Benefits paid	(95)	(90)	(38)	(38)	(133)	(128)	(18)	(18)
Foreign exchange and other	–	–	63	55	63	55	–	–

Balance, end of period	2,243	2,220	785	625	3,028	2,845	–	–

Funded status	461	492	(401)	(397)	60	95	(552)	(525)
Unrecognized net actuarial losses (gains) [4]	(168)	(192)	322	328	154	136	183	195
Unrecognized prior service cost	–	–	–	–	–	–	2	2
Fourth-quarter activity, net	(1)	–	10	29	9	29	5	5

Net amount recognized	$292	$300	$(69)	$(40)	$223	$260	$(362)	$(323)

Assets	$297	$305	$14	$8	$311	$313	$–	$–
Liabilities	(10)	(8)	(256)	(261)	(266)	(269)	(362)	(323)
Accumulated other comprehensive loss ($122 million and $150 million, net of tax in 2004 and 2003)	5	3	173	213	178	216	–	–

Net amount recognized	$292	$300	$(69)	$(40)	$223	$260	$(362)	$(323)

1	Primarily represents the U.K. and Swiss pension plans, which account for 74% and 8% of the benefit obligation for the non-U.S. plans and 76% and 11% of the fair value of non-U.S. plan assets at the end of the period.

2	Approximately 95% of the postretirement benefit obligation at the end of the period relates to the U.S. postretirement plan.

3	Represents a change to the U.S. terminated pension plan annuity contract due to adjustments to the benefit amounts.

4	The unrecognized gain for the U.S. defined benefit pension plan relates to the U.S. terminated plan. The unrecognized loss for the U.K. pension plan represents approximately 84% of the total unrecognized net actuarial loss for the non-U.S. pension plans. The U.S. postretirement plan accounts for approximately all of the net unrecognized losses relating to the postretirement plans.

The unrecognized net actuarial losses (gains) represent changes in the amount of either the projected benefit obligation or plan assets resulting from actual experience being different than that assumed and from changes in assumptions. Merrill Lynch amortizes unrecognized net actuarial losses (gains) over the average future service periods of active participants to the extent that the loss or gain exceeds 10% of the greater of the projected benefit obligation or the fair value of plan assets. This amount is recorded within net periodic benefit cost. The average future service periods for the U.K. defined benefit pension plan and U.S. postretirement plan were 13 years and 16 years, respectively. Accordingly, the expense to be recorded in fiscal year ending 2005 related to the U.K. defined benefit pension plan and the U.S.
postretirement plan unrecognized losses is $14 million and $8 million, respectively. The U.S. defined benefit pension plan unrecognized gain does not exceed 10% of the greater of the projected benefit obligation or the fair value of the plan assets; therefore, the gain will not be amortized to expense in 2005.
The accumulated benefit obligation for all defined benefit pension plans was $2,842 million and $2,646 million at September 30, 2004 and September 30, 2003, respectively.
The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $1,052 million, $952 million, and $641 million, respectively, as

MERRILL LYNCH 2004 ANNUAL REPORT : 91

of September 30, 2004, and $937 million, $856 million, and $540 million, respectively, as of September 30, 2003. These plans primarily represent U.S. supplemental plans not subject to ERISA or non-U.S. plans where funding strategies vary due to legal requirements and local practices.
The decrease in accumulated other comprehensive loss in 2004 resulted from a reduction in the additional minimum pension liability in 2004 of $38 million ($28 million, net of tax), primarily related to the U.K. pension plan. The unfunded accumulated benefit obligation of this plan decreased in value due to an increase in the market value of the plan assets.
The weighted average assumptions used in calculating the benefit obligation at September 30, 2004 and September 30, 2003 are as follows:

	U.S. Defined		non-U.S. Defined		Total Defined
	Benefit Pension Plans		Benefit Pension Plans		Benefit Pension Plans		Postretirement Plans
	2004	2003	2004	2003	2004	2003	2004	2003

Discount rate	5.5%	5.8%	5.3%	5.2%	5.4%	5.6%	5.7%	6.0%
Rate of compensation increase	N/A	N/A	4.2%	4.1%	4.2%	4.1%	N/A	N/A
Healthcare cost trend rates[1]
Initial	N/A	N/A	N/A	N/A	N/A	N/A	11.9%	12.9%
Long-term	N/A	N/A	N/A	N/A	N/A	N/A	4.9%	5.0%

N/A=Not Applicable

1	The healthcare cost trend rate is assumed to decrease gradually through 2015 and remain constant thereafter.
Total net periodic benefit cost for the years ended 2004, 2003, and 2002 included the following components:

(dollars in millions)

	U.S.			non-U.S.			Total
	Pension Plans			Pension Plans			Pension Plans			Postretirement Plans
	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002

Defined contribution pension plan cost	$190	$165	$199	$46	$36	$23	$236	$201	$222	N/A	N/A	N/A

Defined benefit and postretirement plans Service cost [1,2]	–	–	–	35	43	45	35	43	45	17	15	10
Interest cost	97	100	101	54	43	39	151	143	140	30	32	23
Expected return on plan assets	(96)	(98)	(112)	(46)	(39)	(40)	(142)	(137)	(152)	–	–	–
Amortization of unrecognized items and other	–	(14)	(4)	19	17	10	19	3	6	8	11	7

Total defined benefit and postretirement plan costs	1	(12)	(15)	62	64	54	63	52	39	55	58	40

Total net periodic benefit cost	$191	$153	$184	$108	$100	$77	$299	$253	$261	$55	$58	$40

1	The U.S. plan was terminated in 1988 and thus does not incur service costs.

2	The U.K. defined benefit pension plan was frozen at the end of the second quarter of 2004, which reduced service cost in 2004.
The weighted average assumptions used in calculating the net periodic benefit cost for the years ended September 30, 2004, 2003, and 2002 are as follows:

	U.S. Defined			non-U.S. Defined			Total Defined
	Benefit Pension Plans			Benefit Pension Plans			Benefit Pension Plans			Postretirement Plans
	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002

Discount rate	5.8%	6.5%	7.0%	5.2%	5.5%	6.0%	5.6%	6.2%	6.7%	6.0%	6.5%	7.0%
Expected long-term return on pension plan assets	4.4%	4.5%	5.7%	6.9%	7.6%	7.7%	5.0%	5.0%	6.1%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	4.1%	4.1%	4.3%	4.1%	4.1%	4.3%	N/A	N/A	N/A
Healthcare cost trend rates[1]
Initial	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	12.9%	12.8%	10.8%
Long-term	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	5.0%	5.0%	5.0%

N/A=Not Applicable

1	For 2004 and 2003, the healthcare cost trend rate is assumed to decrease gradually through 2015 and remain constant thereafter. For 2002 the healthcare cost trend rate is assumed to decrease gradually through 2012 and remain constant thereafter.

92 : MERRILL LYNCH 2004 ANNUAL REPORT

Plan Assumptions

The discount rate used in determining the benefit obligation for the U.S. defined benefit pension and postretirement plans was developed by selecting the appropriate U.S. Treasury yield and the related swap spread, consistent with the duration of the plan’s obligation. This yield was further adjusted to reference a Merrill Lynch specific Moody’s Corporate Aa rate. The discount rate for the U.K. pension plan was selected by reference to the September 30 IBoxx index of U.K. AA-rated corporate bonds with duration greater than 15 years, consistent with the duration of the plan’s obligation.
The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The U.S. tax-qualified pension plan, which represents approximately 74% of Merrill Lynch’s total pension plan assets as of September 30, 2004, is 100% invested in a group annuity contract, which is currently 100% invested in fixed income securities. The expected long-term rate of return on plan assets for the U.S. tax-qualified pension plan is based on the portfolio yield at the beginning of each fiscal year. The U.K. pension plan, which represents approximately 20% of Merrill Lynch’s total pension plan assets as of September 30, 2004, is currently invested in 79% equity securities, 15% debt securities and 6% real estate. The expected long-term rate of return on the U.K. pension plan assets was determined by Merrill Lynch and reflects estimates by the plan investment advisors of the expected returns on different asset classes held by the plan in light of prevailing economic conditions at the beginning of the fiscal year.
At September 30, 2004, Merrill Lynch reduced the discount rate used to determine the U.S. pension plan and postretirement plan obligations to 5.5% and 5.8%, respectively. The expected rate of return for the U.S. pension plan assets was not changed. The impact of the discount rate reduction for the U.S. pension and postretirement plan expense for 2005 is not expected to be material. The discount rate for the U.K. pension plan was not changed. The expected rate of return for the U.K. plan was reduced from 8.5% to 7.5%, which increased expense in 2004 by approximately $5 million.
Although Merrill Lynch’s pension and postretirement benefit plans can be sensitive to changes in the discount rate, it is expected that a 25 basis point rate reduction would not have a material impact on the U.S. and non-U.S. plan expenses. This change would increase the U.S. and U.K. plan obligations by $71 million and $47 million, respectively. In addition, a 25 basis point decline in the expected rate of return for the U.S. pension plan would result in an expense increase of approximately $6 million. It is expected that a similar change to the U.K. and other non-U.S. plans would not be material.
The assumed health care cost trend rate has a significant effect on the amounts reported for the postretirement health care plans. A one-percent change in the assumed health care cost trend rate would have the following effects:

(dollars in millions)

	1% Increase		1% Decrease
	2004	2003	2004	2003

Effect on:
Other postretirement benefits cost	$8	$8	$(7)	$(7)
Accumulated benefit obligation	94	90	(75)	(70)

Investment Strategy and Asset Allocation

The U.S. tax qualified pension plan asset portfolio is structured such that the asset maturities match the duration of the plan’s obligations. Consistent with the plan termination in 1988, the annuity contract and the supplemental agreement, the asset portfolio’s investment objective calls for a concentration in fixed income securities, the majority of which have an investment grade rating.
The assets of the U.K. pension plan are invested prudently so that the benefits promised to members are provided, having regard to the nature and the duration of the plan’s liabilities. The current planned investment strategy was set following an asset-liability study and advice from the Trustees’ investment advisors. The asset allocation strategy selected is designed to achieve a higher return than the lowest risk strategy while maintaining a prudent approach to meeting the plan’s liabilities. For the U.K. pension plan, the target asset allocation is 80% equity, 15% debt securities and 5% real estate.
The pension plan weighted-average asset allocations at September 30, 2004 and September 30, 2003, by asset category are presented in the table below. The actual asset allocations are consistent with their respective targets. The Merrill Lynch postretirement benefit plans are not funded and do not hold assets for investment.

	Defined Benefit Pension Plans
	U.S. Plans		non-U.S. Plans
	2004	2003	2004	2003

Debt securities	100%	100%	23%	24%
Equity securities	–	–	70	70
Real estate	–	–	4	4
Other	–	–	3	2

Total	100%	100%	100%	100%

MERRILL LYNCH 2004 ANNUAL REPORT : 93

Estimated Future Benefit Payments

Expected benefit payments associated with Merrill Lynch’s defined benefit pension and postretirement plans for the next five years, and in aggregate, for the five years thereafter are as follows:

(dollars in millions)

	Defined Benefit Pension Plans			Postretirement Plans[3]
				Gross	Medicare	Net
	U.S.[1]	non-U.S.[2]	Total	Payments	Subsidy	Payments

2005	$96	$38	$134	$21	$–	$21
2006	100	40	140	23	2	21
2007	104	41	145	26	3	23
2008	107	44	151	28	3	25
2009	110	45	155	31	4	27
2010 through 2014	589	257	846	191	27	164

1	The U.S. defined benefit pension plan payments are funded under the terminated plan annuity contract.

2	The U.K., Japan and Swiss pension plan payments represent about 60%, 13% and 12%, respectively, of the non-U.S. expected defined benefit pension payments.

3	The U.S. postretirement plan payments, including the Medicare subsidy, represent approximately 95% of the total expected postretirement benefit payments.

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
Merrill Lynch recognized $165 million, $343 million, and $464 million in 2004, 2003, and 2002, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $134 million, $311 million, and $429 million in 2004, 2003, and 2002, respectively. See Note 16 to the Consolidated Financial Statements for additional information.

EMPLOYEE INCENTIVE PLANS

To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase stock. The total pre-tax compensation cost recognized in earnings for stock-based compensation plans for 2004, 2003, and 2002 was $883 million, $1,004 million, and $2,071 million, respectively, which includes the impact of accelerated amortization for terminated employees. Merrill Lynch also sponsors deferred cash compensation plans and award programs for eligible employees.

Long-Term Incentive Compensation Plans (“LTIC Plans”), Employee Stock Compensation Plan (“ESCP”) and Equity Capital Accumulation Plan (“ECAP”)

LTIC Plans, ESCP and ECAP provide for grants of equity and equity-related instruments to certain employees. LTIC Plans consist of the Long-Term Incentive Compensation Plan, a shareholder approved plan used for grants to executive officers, and the Long-Term Incentive Compensation Plan for Managers and Producers, a broad-based plan which was approved by the Board of Directors, but has not been shareholder approved. LTIC Plans provide for the issuance of Restricted Shares, Restricted Units, and Non-qualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Performance Options, Stock Appreciation Rights, and other securities of Merrill Lynch. ESCP, a broad-based plan approved by shareholders in 2003, provides for the issuance of Restricted Shares, Restricted Units, Non-qualified Stock Options and Stock Appreciation Rights. ECAP, a shareholder-approved plan, provides for the issuance of Restricted Shares, as well as Performance Shares. All plans under LTIC, ESCP and ECAP may be satisfied using either treasury or newly issued shares. As of December 31, 2004, no instruments other than Restricted Shares, Restricted Units, Non-qualified Stock Options, Performance Options and Stock Appreciation Rights had been granted. Stock-settled Stock Appreciation Rights, which were first granted in 2004, were substantially all converted to Non-qualified stock options as of December 31, 2004.

Restricted Shares and Units

Restricted Shares are shares of ML & Co. common stock carrying voting and dividend rights. A Restricted Unit is deemed equivalent in fair market value to one share of common stock.

94 : MERRILL LYNCH 2004 ANNUAL REPORT

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
Restricted share and unit grants made in 2003 and 2004 generally cliff vest in four years.
In January 2003, 18,656,866 Restricted Units were converted to Restricted Shares; no change was made to the remaining vesting periods and the restricted periods were removed. Further, in 2003, 16,049,636 Restricted Units were released as a result of the early removal of the restricted period. The activity for Restricted Shares and Units under these plans during 2004 and 2003 follows:

	LTIC Plans		ECAP	ESCP
	Restricted Shares	Restricted Units	Restricted Shares	Restricted Shares

Authorized for issuance at:
December 31, 2004	660,000,000	N/A	104,800,000	75,000,000
December 26, 2003	660,000,000	N/A	104,800,000	75,000,000

Available for issuance at:[1]
December 31, 2004	63,887,054	N/A	10,835,952	75,000,000
December 26, 2003	81,044,822	N/A	10,843,278	75,000,000

Outstanding, end of 2002	7,628,148	42,801,327	129,650	–
Granted — 2003	14,752,807	1,901,446	8,946	–
Unit to share conversion	18,656,866	(18,656,866)	–	–
Paid, forfeited, or released from contingencies	(7,209,193)	(18,825,452)	(99,537)	–

Outstanding, end of 2003	33,828,628	7,220,455	39,059	–
Granted — 2004	12,280,362	2,664,393	7,851	–
Paid, forfeited, or released from contingencies	(10,735,085)	(3,152,272)	(14,622)	–

Outstanding, end of 2004[2]	35,373,905	6,732,576	32,288	–

N/A=Not Applicable
1	Includes shares reserved for issuance upon the exercise of stock options.

2	In January 2005, 18,245,657 Restricted Shares and 2,922,413 Restricted Units under LTIC and ESCP plans were granted to eligible employees.

The weighted-average fair value per share or unit for 2004, 2003, and 2002 grants follows:

	2004	2003	2002

LTIC Plans
Restricted Shares	$59.10	$36.69	$50.31
Restricted Units	54.38	37.18	52.98
ECAP Restricted Shares	58.30	53.65	48.81
Merrill Lynch sponsors other plans similar to LTIC Plans in which restricted shares are granted to employees and non-employee directors. At year-end 2004 and 2003, 3,800,000 restricted shares were authorized for issuance under these plans. There were no shares outstanding under these plans at year-end 2004. At year-end 2003, 88,657 shares were outstanding under these plans.

Non-Qualified Stock Options

Non-qualified Stock Options granted under LTIC Plans in 1994 and 1995 generally became exercisable over four years in equal installments commencing one year after the date of grant. Options granted in 1996 through 2000 generally are exercisable over five years; options granted in 2001 and 2002 became exercisable after approximately six months. Option and Stock Appreciation Right grants made after 2002 generally become exercisable over four years. The exercise price of these grants is equal to 100% of the fair market value (as defined in LTIC Plans) of a share of ML & Co. common stock on the date of grant. Options and Stock Appreciation Rights expire ten years after their grant date.
In December 2004, 8,141,369 Stock Appreciation Rights which were granted in January 2004 were converted to Non-Qualified Stock Options; no change was made to the remaining vesting periods or exercise price. A total of 362,948 Stock Appreciation Rights remained outstanding at December 31, 2004.

MERRILL LYNCH 2004 ANNUAL REPORT : 95

The activity for Non-qualified Stock Options under LTIC Plans for 2004, 2003, and 2002 follows:

		Weighted-
	Options	Average
	Outstanding	Exercise Price

Outstanding, beginning of 2002	194,450,419	$37.36
Granted — 2002	45,373,396	53.76
Exercised	(14,874,865)	14.78
Forfeited	(3,060,806)	49.26

Outstanding, end of 2002	221,888,144	42.07
Granted — 2003	23,188,910	36.15
Exercised	(26,988,687)	20.41
Forfeited	(1,943,844)	36.70

Outstanding, end of 2003	216,144,523	44.20
Granted — 2004	9,842,371	59.85
Exercised	(20,429,175)	27.10
Forfeited	(1,434,287)	46.88

Outstanding, end of 2004[1]	204,123,432	46.64

1	In January 2005, 489,843 Non-qualified Stock Options were granted to eligible employees.
At year-end 2004, 2003, and 2002, options exercisable under LTIC Plans were 169,975,049; 176,168,602, and 190,264,151, respectively. The weighted-average exercise price of exercisable options was $47.05, $45.35, and $42.28, per option, at year-end 2004, 2003, and 2002, respectively.
The table below summarizes information related to outstanding and exercisable options at year-end 2004:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Exercise	Number	Exercise	Remaining	Number	Exercise
Price	Outstanding	Price	Life (Years)[1]	Exercisable	Price

$8.00 – $31.99	32,196,792	$22.11	2.07	32,196,792	$22.11
$32.00 – $37.99	53,986,866	36.14	5.62	37,183,762	36.14
$38.00 – $50.99	32,876,256	43.69	5.11	25,375,445	43.73
$51.00 – $60.99	51,701,710	54.85	7.43	42,118,571	53.75
$61.00 – $77.99	33,361,808	77.51	6.07	33,100,479	77.56

1	Based on original contractual life of ten years.

The weighted-average fair value of options granted in 2004, 2003, and 2002 was $20.46, $13.55, and $22.44, per option, respectively. Fair value is estimated as of the grant date based on a Black-Scholes option pricing model using the following weighted-average assumptions:

	2004	2003	2002

Risk-free interest rate	3.27%	2.86%	4.61%
Expected life	5 yrs.	5 yrs.	5 yrs.
Expected volatility	37.36%	46.41%	45.88%
Dividend yield	1.07%	1.77%	1.19%

Employee Stock Purchase Plans (“ESPP”)
The ESPP, which is shareholder approved, allows eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co. common stock, subject to legal limits. Prior to 2005, the maximum annual purchase was $21,250. For 2005, the maximum annual purchase will be $23,750. Prior to 2004, purchases were made at a discount generally equal to 15% of the average of the high and low market price on the relevant investment date. Effective January 10, 2004, the discount was eliminated. Beginning January 15, 2005, purchases will be made at a discount equal to 5% of the average high and low market

96 : MERRILL LYNCH 2004 ANNUAL REPORT

price on the relevant investment date. Up to 125,000,000 shares of common stock have been authorized for issuance under ESPP. The activity in ESPP during 2004, 2003, and 2002 follows:

	2004	2003	2002

Available, beginning of year	24,931,909	26,918,962	29,425,067
Authorized during year	–	–	–
Purchased through plan	(574,957)	(1,987,053)	(2,506,105)

Available, end of year	24,356,952	24,931,909	26,918,962

The weighted-average fair value of ESPP stock purchase rights exercised by employees in 2004, 2003, and 2002 was $3.95, $6.69, and $6.35 per right, respectively.

Financial Advisor Capital Accumulation
Award Plans (“FACAAP”)

Under FACAAP, eligible employees in GPC are granted awards generally based upon their prior year’s performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. Awards granted in 2004 and 2003 are generally payable eight years from the date of grant in a fixed number of shares of ML & Co. common stock. For outstanding awards granted prior to 2003, payment is generally made ten years from the date of grant in a fixed number of shares of ML & Co. common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value plus interest is paid in cash. Eligible participants may defer awards beyond the scheduled payment date. Only shares of common stock held as treasury stock may be issued under FACAAP. FACAAP, which was approved by the Board of Directors, has not been shareholder approved.
At December 31, 2004, shares subject to outstanding awards totaled 41,472,047 while 20,219,356 shares were available for issuance through future awards. The weighted-average fair value of awards granted under FACAAP during 2004, 2003, and 2002 was $57.73, $38.78, and $52.67 per award, respectively.

Other Compensation Arrangements

Merrill Lynch sponsors deferred compensation plans in which employees who meet certain minimum compensation requirements may participate on either a voluntary or mandatory basis. Contributions to the plans are made on a tax-deferred basis by participants. Participants’ returns on these contributions may be indexed to various Merrill Lynch mutual funds and other funds, including certain company-sponsored investment vehicles that qualify as employee securities companies.
Merrill Lynch also sponsors several cash-based employee award programs, under which certain employees are eligible to receive future cash compensation, generally upon fulfillment of the vesting criteria for the particular program.
When appropriate, Merrill Lynch maintains various assets as an economic hedge of its liabilities to participants under the deferred compensation plans and award programs. These assets and the payables accrued by Merrill Lynch under the various plans and grants are included on the Consolidated Balance Sheets. Such assets totaled $2.1 billion and $1.8 billion, at December 31, 2004 and December 26, 2003, respectively. Accrued liabilities at year-end 2004 and 2003 were $1.7 billion and $1.3 billion, respectively.

INCOME TAXES

Income tax provisions (benefits) on earnings consisted of:

(dollars in millions)

	2004	2003	2002

U.S. federal
Current	$861	$821	$485
Deferred	152	285	(129)
U.S. state and local
Current	73	5	68
Deferred	(39)	48	(19)
Non-U.S.
Current	464	197	402
Deferred	(111)	28	(203)

Total	$1,400	$1,384	$604

The corporate statutory U.S. federal tax rate was 35% for the three years presented. A reconciliation of statutory U.S. federal income taxes to Merrill Lynch’s income tax provisions for earnings follows:

(dollars in millions)

	2004	2003	2002

U.S. federal income tax at statutory rate	$2,043	$1,826	$810
U.S. state and local income taxes, net	22	34	32
Non-U.S. operations	(204)	(232)	6
Tax-exempt interest	(160)	(148)	(127)
Dividends received deduction	(42)	(17)	(13)
Valuation allowance[1]	(281)	(66)	(64)
MLHSBC joint venture exit[2]	–	–	(81)
Other	22	(13)	41

Income tax expense	$1,400	$1,384	$604

1	2004 amount reflects the reversal and utilization of the Japan valuation allowance.

2	Refer to Note 16 for information on MLHSBC joint venture.

MERRILL LYNCH 2004 ANNUAL REPORT : 97

The 2004, 2003 and 2002 effective tax rates reflect net benefits (expenses) of $(33) million, $220 million and $77 million, respectively, related to changes in estimates for prior years, and settlements with various tax authorities.
Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductible amounts in future years. Details of Merrill Lynch’s deferred tax assets and liabilities follow:

(dollars in millions)

	2004	2003	2002

Deferred tax assets
Deferred compensation	$1,360	$1,412	$1,592
Stock options	1,298	1,255	1,234
Valuation and other reserves	986	769	525
Employee benefits and pension	477	163	41
Net operating loss carryforwards	292	431	403
Foreign exchange translation	285	113	85
Deferred interest	250	318	392
Partnership activity	166	123	3
Restructuring related	79	140	188
Depreciation and amortization	–	–	113
Deferred losses	–	–	86
Other	450	836	340

Gross deferred tax assets	5,643	5,560	5,002
Valuation allowances	(66)	(315)	(330)

Total deferred tax assets	5,577	5,245	4,672

Deferred tax liabilities
Goodwill	613	423	265
Deferred income	331	294	–
Deferred acquisition costs	181	171	65
Depreciation and amortization	161	99	–
Interest and dividends	85	269	149
Other	380	243	496

Total deferred tax liabilities	1,751	1,499	975

Net deferred tax assets	$3,826	$3,746	$3,697

At December 31, 2004, Merrill Lynch had U.S. net operating loss carryforwards of approximately $1,585 million and non-U.S. net operating loss carryforwards of $619 million. The U.S. amounts are primarily state carryforwards expiring in various years after
2005. The non-U.S. amounts are primarily United Kingdom and Japan carryforwards, with the Japan carryforwards expiring in various years after 2005. Merrill Lynch also had approximately $68 million of state tax credit carryforwards expiring in various years after 2005.
The valuation allowance in 2004 decreased primarily due to both the utilization of net operating losses against earnings in Japan and the reversal of the remaining Japan valuation allowance in the fourth quarter.
Merrill Lynch is under examination by the Internal Revenue Service (“IRS”) and other tax authorities in major countries such as Japan and the United Kingdom, and states in which Merrill Lynch has significant business operations, such as New York. The tax years under examination vary by jurisdiction; for example, the current IRS examination covers 2001–2003, while the current examination by the Tokyo Regional Tax Bureau covers 1998–2002. Merrill Lynch expects to receive a tax assessment from the Tokyo Regional Tax Bureau in 2005. At issue is the Japanese tax authority’s view that certain income Merrill Lynch previously paid tax on to other international jurisdictions, primarily the United States, should have been allocated to Japan. Merrill Lynch intends to take steps to prevent duplication of taxes, including obtaining clarification from international authorities on the appropriate allocation of income among multiple jurisdictions. Merrill Lynch regularly assesses the likelihood of additional assessments in each of the tax jurisdictions resulting from these examinations. Tax reserves have been established, which Merrill Lynch believes to be adequate in relation to the potential for additional assessments. However, there is a reasonable possibility that additional amounts may be incurred. Management believes that the estimated range of the additional possible amount is between $0 and $150 million. This range and the level of reserves are adjusted when there is more information available, or when an event occurs requiring a change to the reserves. The reassessment of tax reserves could have a material impact on Merrill Lynch’s effective tax rate.
Income tax benefits of $248 million, $370 million, and $178 million were allocated to stockholders’ equity related to employee stock compensation transactions for 2004, 2003, and 2002, respectively.
Cumulative undistributed earnings of non-U.S. subsidiaries were approximately $8.1 billion at December 31, 2004. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they are permanently reinvested

98 : MERRILL LYNCH 2004 ANNUAL REPORT

in Merrill Lynch’s non-U.S. operations. It is not practical to determine the amount of additional tax that may be payable in the event these earnings are repatriated. See Note 1 to the Consolidated Financial Statements, New Accounting Pronouncements, for further information.

REGULATORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

On December 23, 2004, the SEC approved Merrill Lynch’s application to become a consolidated supervised entity (“CSE”). As a CSE, Merrill Lynch has consented to group-wide supervision which, effective January 1, 2005, requires Merrill Lynch to compute allowable capital on a consolidated basis.
Certain U.S. and non-U.S. subsidiaries are subject to various securities, banking, and insurance regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. Merrill Lynch’s principal regulated subsidiaries are discussed below.

Securities Regulation

MLPF&S, a U.S. registered broker-dealer and futures commission merchant, is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 and capital requirements of the Commodities Futures Trading Commission (“CFTC”). Under the alternative method permitted by Rule 15c3-1, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items (“ADI”) arising from customer transactions. The CFTC also requires that minimum net capital should not be less than 4% of segregated and secured requirements. At December 31, 2004, MLPF&S’s regulatory net capital of $3,050 million was approximately 19% of ADI, and its regulatory net capital in excess of the minimum required was $2,683 million at 2% of ADI.
MLI, a U.K. regulated investment firm, is subject to capital requirements of the Financial Services Authority (“FSA”). Financial resources, as defined, must exceed the total financial resources requirement of the FSA. At December 31, 2004, MLI’s financial resources were $7,922 million, exceeding the minimum requirement by $1,242 million.
MLGSI, a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 31, 2004, MLGSI’s liquid capital of $1,610 million was 204% of its total market and credit risk, and liquid capital in excess of the minimum required was $662 million.
MLJS, a Japan-based regulated broker-dealer, is subject to capital requirements of the Japanese Financial Services Agency (“JFSA”). Net capital, as defined, must exceed 120% of the total risk equivalents requirement of the JFSA. At December 31, 2004, MLJS’s net capital was $1,109 million, exceeding the minimum requirement by $653 million.

Banking Regulation

Two subsidiaries of ML & Co., MLBUSA and MLB&T are required to maintain capital levels that at least equal minimum capital levels specified in U.S. federal banking laws and regulations. Failure to meet the minimum levels will result in certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the banks. The capital levels, defined as the Tier 1 leverage ratio, the Tier 1 risk-based capital ratio, and the Total risk-based capital ratio, are calculated as (i) Tier 1 Capital or Total Capital to (ii) average assets or risk-weighted assets. MLBUSA and MLB&T each exceed the minimum bank regulatory requirement for classification as a well-capitalized bank for the Tier 1 leverage ratio — 5%, the Tier 1 risk-based capital ratio — 6% and the Total risk-based capital ratio — 10%. The following table represents the actual capital ratios and amounts for MLBUSA and MLB&T at December 31, 2004 and December 26, 2003.

(dollars in millions)

	2004		2003
	Actual		Actual
	Ratio	Amount	Ratio	Amount

Tier 1 leverage (to average assets)
MLBUSA	7.58%	$5,171	6.47%	$4,480
MLB&T	6.17	815	6.00	857
Tier 1 capital (to risk-weighted assets)
MLBUSA	10.28	5,171	10.73	4,480
MLB&T	17.35	815	19.18	857
Total capital (to risk-weighted assets)
MLBUSA	10.81	5,438	11.28	4,706
MLB&T	17.39	817	19.20	858

MLCMB, an Ireland-based regulated bank, is subject to the capital requirements of the Irish Financial Services Regulatory Authority (“IFSRA”), as well as to those of the State of New York Banking Department (“NYSBD”), as the consolidated supervisor of its indirect parent, Merrill Lynch International Finance Corporation (“MLIFC”). MLCMB is required to meet minimum regulatory capital requirements under EU banking law as implemented in Ireland by IFSRA. At December 31, 2004, MLCMB’s capital ratio was above the minimum requirement at 8.83% and its financial resources, as defined, were $2,654 million.

MERRILL LYNCH 2004 ANNUAL REPORT : 99

MLIB, a U.K.-based regulated bank, is subject to the capital requirements of the FSA as well as those of the NYSBD as part of the MLIFC group. MLIB is required to meet minimum regulatory capital requirements under EU banking law as implemented in the U.K. MLIB’s consolidated capital ratio (including its subsidiary Merrill Lynch Bank (Suisse) S.A.), is above the minimum capital requirements established by the FSA. At December 31, 2004, MLIB’s consolidated capital ratio was 13.73% and its consolidated financial resources were $2,366 million.

Insurance Regulation

Merrill Lynch’s insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. At December 31, 2004, $693 million, representing 77% of the insurance subsidiaries’ net assets, was unavailable for distribution to Merrill Lynch.

Other

Approximately 60 other subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate. These regulatory restrictions may impose regulatory capital requirements and limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. At December 31, 2004, restricted net assets of these subsidiaries were $1.8 billion.
With the exception of regulatory restrictions on subsidiaries’ abilities to pay dividends, there are no restrictions on ML & Co.’s present ability to pay dividends on common stock, other than ML & Co.’s obligation to make payments on its preferred stock and TOPrSSM, and the governing provisions of the Delaware General Corporation Law.

OTHER EVENTS

Acquisitions

On November 1, 2004, Merrill Lynch completed its acquisition of the energy trading businesses of Entergy-Koch, LP. Total consideration for the acquisition amounted to $800 million, plus an amount equal to net working capital and net assets/liabilities from trading activities. Approximately $670 million of goodwill and $120 million of intangible assets were recorded as a result of this transaction. Intangible assets consist primarily of customer and technology related intangible assets. The wholly-owned energy trading business operates as the Global Commodities group, within Merrill Lynch’s GMI segment.
On October 29, 2004, Merrill Lynch completed its acquisition of the U.K. non-conforming mortgage lender, Mortgages plc. Mortgages plc engages in a range of mortgage-related businesses, including origination, servicing, packaging and securitization.

Divestitures

In the first quarter of 2002, Merrill Lynch sold its Securities Pricing Services business and its Canadian retail asset management business. Merrill Lynch recorded pre-tax gains of $45 million and $17 million, respectively, related to these sales, which were included in other revenues on the Consolidated Statements of Earnings.
In 2002, Merrill Lynch and HSBC integrated their joint venture company, MLHSBC, into the HSBC Group. MLHSBC was a 50/50 joint venture formed by Merrill Lynch and HSBC Group in April 2000 to create a global online investment and banking services company, serving individual self-directed customers outside the United States. Merrill Lynch recognized losses related to MLHSBC of $34 million and $150 million in 2002 and 2001, respectively, which have been recorded in other revenues on the Consolidated Statements of Earnings.

September 11-related Recoveries/Expenses

On September 11, 2001, terrorists attacked the World Trade Center complex, which subsequently collapsed and damaged surrounding buildings, some of which were occupied by Merrill Lynch. These events caused the temporary relocation of approximately 9,000 employees from Merrill Lynch’s global headquarters in the North and South Towers of the World Financial Center, and from offices at 222 Broadway to backup facilities. Merrill Lynch maintains insurance for losses caused by physical damage to property. This coverage includes repair or replacement of property and lost profits due to business interruption, including costs related to lack of access to facilities. Merrill Lynch recorded September 11-related net insurance recoveries of $147 million and $212 million in 2003 and 2002, respectively. Expenses related to September 11 were $38 million and $113 million in 2003 and 2002, respectively.
During 2003, Merrill Lynch concluded its insurance recovery efforts related to the events of September 11th. In aggregate, Merrill Lynch was reimbursed $725 million for repair and replacement of physical damage, recovery expenses, and losses due to business interruption.

100 : MERRILL LYNCH 2004 ANNUAL REPORT

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
During 2003, a charge of $56 million was recorded related to lease write-offs as well as technology and other fixed asset write-offs relating to GMI, GPC, and MLIM following a real estate rationalization effort. This charge, in combination with the $36 million net reduction in the 2001 restructuring reserve, was recorded as a net $20 million restructuring and other charge in the Consolidated Statements of Earnings in 2003. During 2002, a charge of $17 million was recorded related to location closings in GPC from the consolidation of office space arising from workforce reductions in Europe. This charge, in combination with the $9 million net reduction in the 2001 restructuring reserve, was recorded as a net $8 million restructuring and other charge in the Consolidated Statements of Earnings in 2002.

Restructuring Charge

The 2001 restructuring charges related primarily to initial severance costs of $1.1 billion, facilities costs of $299 million, technology and fixed asset write-offs of $187 million, and legal, technology, and other costs of $178 million. Structural changes included workforce reductions of 6,205 through a combination of involuntary and voluntary separations across all business groups. The initial $1.1 billion of severance costs included non-cash charges related to accelerated amortization for stock grants associated with employee separations totaling $135 million. Facilities-related costs included the closure or subletting of excess space, and the consolidation of GPC offices in the United States, Europe and Asia Pacific. Office consolidations have been completed as employees have vacated the facilities. However, additional reserves remain at December 31, 2004, as remaining lease payments extend to future periods. Any unused portion of the original restructuring reserve will be reversed. Substantially all of the remaining cash payments related to real estate and severance will be funded by cash from operations. Asset write-offs primarily reflected the write-off of technology assets and furniture and equipment that resulted from management’s decision to close GPC branch offices. Utilization of the restructuring reserve and a rollforward of staff reductions at December 31, 2004 is as follows:

(dollars in millions)

			Net			Net
	Balance	Utilized	Change	Balance	Utilized	Change	Balance
	Dec. 27,	in	in	Dec. 26,	in	in	Dec. 31,
	2002	2003	Estimate	2003	2004	Estimate	2004

Category:
Severance costs	$45	$(32)	$(8)	$5	$(3)	$–	$2
Facilities costs	284	(91)	13	206	(46)	–	160
Other costs	59	2	(41)	20	(5)	(13)	2

	$388	$(121)	$(36)	$231	$(54)	$(13)	$164

Staff reductions	223	(102)	(121)	–	–	–	–

The changes in estimate during 2003 and 2002 are attributable to differences in actual costs from initial estimates in implementing the original restructuring plan. As a result of changes in estimates during 2003, severance-related reserves of $8 million and other reserves of $41 million were reversed and recorded to the Consolidated Statements of Earnings in other expenses. These amounts resulted from lower than anticipated costs, principally in the Japan GPC business. The estimates for facilities costs were increased by $13 million in 2003, reflecting increased facilities closure costs for locations in the United States and Europe. The charges and credits above are included in other expenses in the Consolidated Statements of Earnings.
As a result of changes in estimates during 2002, severance-related reserves of $32 million and other reserves of $37 million, principally related to the Japan GPC business, were reversed and recorded to the Consolidated Statements of Earnings as other expenses. The estimates for facilities costs were adjusted in 2002 to reflect increased costs relating primarily to unutilized space in the World Financial Center of $70 million and certain other location closings in the United States of $22 million. These changes in estimates were partially offset by lower than anticipated costs in Japan of $41 million. Technology and fixed assets write-offs was also adjusted in 2002 to reflect increased fixed asset write-offs in various other U.S. corporate locations totaling $9 million. The charges and credits above are included in other expenses in the Consolidated Statements of Earnings.

MERRILL LYNCH 2004 ANNUAL REPORT : 101

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
In April 2003, the SEC, New York Stock Exchange, National Association of Securities Dealers, and state securities regulators announced that the settlements-in-principle that the regulators had disclosed on December 20, 2002 had been reduced to final settlements with regard to ten securities firms, including Merrill Lynch. Merrill Lynch disclosed the settlements-in-principle on December 24, 2002. The final settlements pertaining to Merrill Lynch, which involve both monetary and non-monetary relief set forth in the regulators’ announcements, concluded the regulatory actions against Merrill Lynch related to those alleged conflicts of interest affecting research analysts. The settlement became final on October 31, 2003 when the Court entered the order approving the related agreement. Merrill Lynch entered into these settlements without admitting or denying the allegations and findings by the regulators, and the settlements do not establish wrongdoing or liability for purposes of any other proceedings. Pursuant to this settlement, Merrill Lynch, among other things, contributed $100 million for the funding of independent research and investor education over five years, but did not pay any fines or make any additional civil payments. The full amount of the settlement-in-principle was accrued for in 2002.
In March 2003, Merrill Lynch entered into a final settlement agreement with the SEC, in which it neither admitted nor denied any wrongdoing, regarding an investigation into two 1999 transactions between Merrill Lynch and Enron Corporation. This final settlement concluded the SEC’s investigation of all Enron-related matters with respect to Merrill Lynch. As a result, a pre-tax charge of $80 million ($64 million after-tax), which includes disgorgement, penalties and interest, was included in the 2002 Consolidated Statements of Earnings in research and other settlement-related expenses.
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

102 : MERRILL LYNCH 2004 ANNUAL REPORT

SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)

Quarterly Information

The unaudited quarterly results of operations of Merrill Lynch for 2004 and 2003 are prepared in conformity with U.S. generally accepted accounting principles, which include industry practices, and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.

(dollars in millions, except per share amounts)

	For the Quarter Ended
	Dec. 31,	Sept. 24,	June 25,	Mar. 26,	Dec. 26,	Sept. 26,	June 27,	Mar. 28,
	2004	2004	2004	2004	2003[1]	2003[2]	2003[3]	2003

Total Revenues	$9,617	$7,553	$7,334	$7,963	$6,666	$6,843	$7,296	$6,903
Interest Expense	3,728	2,730	2,084	1,902	1,813	1,855	2,044	2,128

Net Revenues	5,889	4,823	5,250	6,061	4,853	4,988	5,252	4,775
Non-Interest Expenses	4,337	3,615	3,864	4,371	3,292	3,579	3,908	3,869

Earnings Before Income Taxes	1,552	1,208	1,386	1,690	1,561	1,409	1,344	906
Income Tax Expense	359	286	316	439	346	404	370	264

Net Earnings	$1,193	$922	$1,070	$1,251	$1,215	$1,005	$974	$642

Earnings Per Common Share:
Basic	$1.31	$1.01	$1.15	$1.33	$1.32	$1.10	$1.08	$0.71
Diluted	$1.19	$0.93	$1.05	$1.21	$1.19	$1.00	$0.99	$0.67

1	Includes after-tax net recoveries related to September 11 of $42 million and net benefits from restructuring and other charges of $3 million.

2	Includes after-tax net recoveries related to September 11 of $13 million.

3	Includes after-tax net recoveries related to September 11 of $36 million.

Dividends Per Common Share

(declared and paid)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2004	$.16	$.16	$.16	$.16
2003	$.16	$.16	$.16	$.16

With the exception of regulatory restrictions on subsidiaries’ abilities to pay dividends, there are no restrictions on ML & Co.’s present ability to pay dividends on common stock, other than ML & Co.’s obligation to make payments on its preferred stock and TOPrSSM, and the governing provisions of the Delaware General Corporation Law. Certain subsidiaries’ ability to declare dividends may also be limited. See Note 15 to the Consolidated Financial Statements.

Stockholder Information

Consolidated Transaction Reporting System prices for ML & Co. common stock for the specified calendar quarters are noted below.

(at calendar period-end)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	High	Low	High	Low	High	Low	High	Low

2004	$64.89	$56.97	$60.74	$51.35	$54.32	$47.35	$61.16	$50.01
2003	$43.75	$30.75	$49.20	$35.30	$57.50	$45.83	$60.47	$53.85

The approximate number of holders of record of ML & Co. common stock as of February 28, 2005 was 19,065. As of February 28, 2005, the closing price of ML & Co. common stock as reported on the New York Stock Exchange was $58.58.

MERRILL LYNCH 2004 ANNUAL REPORT : 103

MERRILL LYNCH & CO., INC.

Executive Offices

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080

Common Stock

Exchange Listings
The common stock of Merrill Lynch (trading symbol MER) is listed on the New York Stock Exchange, Chicago Stock Exchange, Pacific Exchange, Euronex Paris S.A., London Stock Exchange and Tokyo Stock Exchange.

Transfer Agent and Registrar

Wells Fargo Bank, N.A. is the recordkeeping transfer agent for Merrill Lynch & Co., Inc. common stock. Questions from registered shareholders on dividends, lost or stolen certificates, the transfer of their physical stock certificates, changes of legal or dividend addresses and other matters relating to registered shareholder status should be directed to:
Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075
1-888-460-7641

Preferred Stock

Exchange Listing
Depositary Shares representing 1/1200 of a share of Floating Rate Non-Cumulative Preferred Stock, Series 1, are listed on the New York Stock Exchange.

Transfer Agent and Registrar

JP Morgan Chase Bank
4 New York Plaza, 15th Floor
New York, NY 10004
Attn: Institutional Trust Services

Form 10-K Annual Report for 2004

This Annual Report of Merrill Lynch & Co., Inc. contains much of the financial information that will be included in the 2004 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. For a copy of Merrill Lynch’s 2004 Annual Report on Form 10-K (including financial statements and financial schedules but excluding other exhibits), visit our Investor Relations website at www.ir.ml.com or write to Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, NY 10038-2510.

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

Annual Meeting

The 2005 Annual Meeting of Merrill Lynch & Co., Inc. shareholders will take place at the Harrison Conference Center & Hotel-Princeton Forrestal Center, 900 Scudders Mill Road, Plainsboro, New Jersey. The meeting is scheduled for Friday, April 22, 2005, at 9:30 a.m.

Corporate Governance

Merrill Lynch has long adhered to best practices in corporate governance in fulfillment of its responsibilities to shareholders. Its practices align management and shareholder interests. Highlights of our corporate governance practices include:
•	A Board of Directors composed of eleven directors—ten of whom are independent—and Board Committees composed solely of independent directors

•	Corporate Governance Guidelines that set forth specific criteria for director qualifications, Board and Board Committee composition, director responsibilities, orientation and education requirements and annual Board self-evaluation

•	Director Independence Standards adopted by the Board of Directors to form the basis of director independence determinations required by NYSE rules

•	Charters for each of our Board Committees reflecting current best corporate governance practices

•	Guidelines for Business Conduct adopted by the Board of Directors as our code of ethics for our directors, officers and employees and supplemented by our Code of Ethics for Financial Professionals

•	Designation of four Audit Committee members as audit committee financial experts in accordance with SEC regulations

•	A formal disclosure committee composed of senior officers for the purpose of implementing, monitoring and evaluating our disclosure controls and procedures
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
Merrill Lynch has included as exhibits to its Annual Report on Form 10-K for the 2004 fiscal year filed with the Securities and Exchange Commission certificates of its Chief Executive Officer and Chief Financial Officer certifying the quality of Merrill Lynch’s public disclosure. Merrill Lynch has submitted to each of the New York Stock Exchange and the Pacific Stock Exchange a certificate of its Chief Executive Officer certifying that he is not aware of any violation by Merrill Lynch of their corporate governance listing standards.

www.ml.com

Design: Sequel Studio, New York Principal Photography: Peter Ross Additional Photography: Dan Borris, Peter Freed

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080
www.ml.com

10691-05